Form 10-K405, Exhibit 13
period 1997-12-31
SUN BANCORP INC /NJ/
filed 1998-03-31
CIK 1017793

Table of Contents

     Page

      1           Mission Statement
      2           Selected Financial Data
      3           Letter to Shareholders
      5           Board of Directors
      6           The Sun Story
      8           Management's Discussion and Analysis
                    of Financial Condition and Results of Operations
     25           Independent Auditors' Report
     26           Consolidated Financial Statements
     31           Notes to Consolidated Financial Statements
     51           Corporate Directory
     54           Advisory Boards
     56           Financial Service Centers
     58           Products and Services

                                Mission Statement

 .     People are the source of our success.  We will provide superior  financial products and a dedicated working environment that creates long-term value for our customers, our employees, our shareholders and our communities.


 .     We have a  "Customer-First"  attitude.  We will  deliver  our  products in anticipation of, and in response to, the needs of our customers and the communities that we serve.


 .     Our employees are our most valued asset.  We will offer a challenging  and rewarding work environment that provides career advancement opportunities to attract and retain quality personnel.


 .     Effective  use  of  current  technology  will  help  deliver  high-quality services that are important to our customers. We will focus on the implementation and efficient use of the most recent technology to provide high levels of personalized service and products that are competitive with any financial service provider in our market area.


 .     We respect the industry we serve.  We will be diligent in compliance  with
      the  letter  and  spirit  of  all  federal,   state  and  local  laws  and
      regulations.


 .     Our  shareholders  provide  us the  capital  we  need  to  exist.  We will consistently achieve above-average financial results to provide value to the our shareholders.

Selected Financial Data

                                                          At or for the Years Ended December 31,
                                      -------------------------------------------------------------------------------
                                             1997            1996            1995            1994            1993
                                             ----            ----            ----            ----            ----
                                                     (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
  Assets                                 $ 1,099,973    $    436,795    $    369,895    $    217,351    $    112,015
  Cash and investments                       610,339         117,388         164,251          70,809          24,134
  Loans receivable (net)                     427,761         295,501         183,634         134,861          83,387
  Deposits                                   695,388         385,987         335,248         196,019          99,099
  Borrowings and securities sold
   under agreements to repurchase            316,314          21,253           8,000
  Shareholders' equity                        54,632          27,415          24,671          20,571          12,306

Selected Results of Operations:
  Interest income                        $    47,185    $     29,270    $     20,850    $     12,194    $      8,164
  Net interest income                         22,778          16,736          13,163           8,256           5,327
  Provision for loan losses                    1,665             900             808             383               2
  Net interest income after
    provision for loan losses                 21,113          15,836          12,355           7,873           5,325
  Non-interest income                          2,236           1,746           1,651             732             472
  Non-interest expense                        17,445          13,207          10,047           5,991           4,198
  Net income                                   4,171           3,013           2,819           1,840           1,128

Per Share Data:
  Net income
    Basic                                $      0.91    $       0.71    $       0.69    $       0.65    $       0.45
    Diluted                              $      0.82    $       0.66    $       0.65    $       0.60    $       0.43
  Book Value                             $      9.07    $       6.28    $       6.02    $       5.33    $       4.88

To Our Shareholders and Friends:


The pages of this report chronicle the most dynamic year in our Company's history. It was a year in which Sun took many great strides; a year in which our mission statement continued to serve as our guide and our focus.

Sun's  mission  has  been  to  create  enhanced  value  for its  customers,  its
communities,   its   employees  and  its   shareholders.   Each  of  these  four
constituencies were well-served during the past year.

     Customers were a priority in 1997. In March, Sun National Bank converted its data systems to an in-house system licensed from Kirchman Corporation. As a result of the conversion, Sun has more flexibility in the types of products and services it offers its customers. Products such as "Sun-Dial," our automated information system, allows customers the ability to call, toll-free, 24-hours a day to inquire about the status of their accounts as well as access rate and financial service center information.

In November, Sun initiated a comprehensive menu of cash management products and services to offer its customers. PC banking, lock-box and wire transfer services, among others, have become available to the Bank's customers.

Community impact was a priority in 1997. During the course of the year, Sun successfully completed three separate acquisitions that resulted in the purchase of eighteen branches. Sun acquired four branches from First Union National Bank, three branches from Oritani Savings Bank, and eleven branches from The Bank of New York, in the aggregate, totaled about $257 million in deposits, $20 million in loans and $12 million in real estate and equipment.

In addition, the Bank opened new branches in Cape May, Toms River and Long Beach Island. In total, Sun had thirty-eight financial service centers in nine central and southern New Jersey counties at year-end.

We also established new advisory boards in Mercer and Salem Counties during the year. Along with our seven other advisory boards, they have been an excellent source of community information and customer referrals which have contributed to our dynamic growth.

Employees were a priority in 1997. Sun made a significant commitment to training its employees. This was especially important in a year that included a computer system conversion, a sharp increase in the number and complexity of products and services available to our customers and a continually changing regulatory environment. The company initiated a new incentive pay system in which excellence is measured and rewards are possible at every job level. Additionally, an employee stock purchase plan was implemented allowing employees to become owners by purchasing Sun Bancorp, Inc. common stock at a discount through payroll deduction.

Capital and shareholder value was a priority in 1997. Beginning in March, Sun raised a total of $28.8 million through the sale of trust preferred securities. Sun was one of the first community banks in the country to issue trust preferred securities on a retail and unrated basis. Trust preferred securities are an innovative way to raise capital that allows dividends to be tax-deductible. In November, Sun raised an additional $23 million through the sale of common stock in a public offering underwritten by Advest, Inc. As a result, at December 31, 1997, Sun had approximately 975 shareholders of record. Advest has since named our stock the "1998 Bank Stock of the Year." During 1997, the stock was moved from the Nasdaq SmallCap market to the Nasdaq National Market under the same symbol, "SNBC." We are pleased with the substantial increase in the market value of your investment in Sun during 1997.

Our financial statements show that 1997 was another record-setting year. Total assets at December 31, 1997 were $1.1 billion, up from $436.8 million at December 31, 1996. This was an increase of $663.2 million, or 152%. Net loans grew from $295.5 million at December 31, 1996 to $427.8 million at December 31, 1997, an increase of $132.3 million, or 45%. Total deposits at December 31, 1997 were $695.4 million, an increase of $309.4 million, or 80%, from the December 31, 1996 total of $386.0 million. Total common equity grew $27.2 million, or 99%, from $27.4 million at December 31, 1996 to $54.6 million at December 31, 1997.

Net interest income for the year ended December 31, 1997 was $22.8 million compared to $16.7 million for the same period in 1996, an increase of $6.0 million or 36%. Net income for the year ended December 31, 1997 amounted to $4.2 million compared to $3.0 million for the same period in 1996, an increase of $1.2 million, or 38%.

As we begin 1998, we have extended our presence into Monmouth County by successfully completing the acquisition of the Eatontown branch, with deposits of $25.2 million, from First Savings Bank. A natural extension of Sun's market area, Monmouth County has been a strategic target of ours because of its significant growth opportunities.

Our systems, our products and services, our people and our philosophy of an "Attitude of Excellence" have prepared us well for future growth. With mergers and consolidations of large banks occurring in our marketplace, we feel that 1998 will continue to provide Sun with numerous opportunities to take advantage of the customer disruption created by those transactions.

On behalf of the Board of Directors and officers, we appreciate your continued support. Our successes could not have been possible without the untiring effort of a staff of professional bankers dedicated to achieving excellence. We thank them and we thank you.


Sincerely,




/s/Bernard A. Brown         /s/Adolph F. Calovi    /s/Philip W. Koebig, III
Bernard A. Brown            Adolph F. Calovi       Philip W. Koebig, III
Chairman                    President and Chief    Executive Vice President
                            Executive Officer

Board of Directors



     [Photo]                    [Photo]                   [Photo]

Bernard A. Brown         Adolph F. Calovi          Philip W. Koebig, III
Chairman of the Board    President and CEO         Executive Vice President






     [Photo]                    [Photo]                   [Photo]
Sidney R. Brown          Peter Galetto, Jr.        Anne E. Koons

The Sun Story



The numbers tell the story. As recently as 1992, with approximately $100 million in assets, Sun National Bank, a subsidiary of Sun Bancorp, Inc., was a successful community bank serving a defined community headquartered in Vineland, New Jersey.

At the close of 1997, Sun's asset base exceeded $1 billion and its community presently extends in a circle encompassing much of central and southern New
Jersey. From Cape May to Toms River, from Trenton to the suburbs of Camden County, Sun is in the process of establishing a market presence as the community bank of choice.

But numbers alone do not tell the full story of Sun. In an era of industry consolidation, the idea that a customer-friendly, community-based bank could prosper and grow seemed to run counter to prevailing conventional wisdom.

By pursuing a strategy of continuing growth within well defined parameters, Sun has succeeded in building a viable, contiguous network of offices. That system, now in place, is positioned to begin playing what is certain to be a major role in the financial life of the region.

Implementation of the Sun growth strategy has been built upon a rigorous analysis of the opportunities within the regional marketplace. The criteria for those areas chose for expansion has included: growth potential, deposit base, competition, types of businesses, income levels and of course, location. An added dimension in Sun's continuing success is that it is perhaps the only institution of its size with a full-time Director of Corporate Development, devoted exclusively to pursuing merger and acquisition opportunities.

The Sun philosophy of always seeking opportunity can be seen in its ability to capitalize upon some otherwise unnoticed effects of the larger changes in the banking industry. In addition to the obvious opportunities created by customer displacements resulting from the ongoing mega-bank mergers, Sun has been able to increasingly draw upon the availability of a wider and deeper talent pool of banking professionals, quickly and efficiently raising capability levels throughout the organization. Through timely applications of appropriate technologies, Sun has also been able to significantly level the combative playing field. Sun's new technical capacities mean the Bank now offers many of the services that were once the prerogative of only the largest financial institutions -- cash management and merchant services, to not just a few.

By remaining true to the fundamental principles of its mission, Sun continues to succeed. Integrating new employees, new customers and new communities into the Sun family represents an ongoing challenge that is being met in part with intensive training programs, and superior standards of service reflected in a uniform set of "Best Practices" that are being applied across the entire organization. A consistent theme of internal communications is the creation of a vital, entrepreneurial, sales culture aimed at continuous improvements in profitability and an ever-increasing share of the market.

Sun's "Customer First" attitude remains the benchmark for every initiative taken. To better anticipate and satisfy the real needs of the Bank's customers, regional advisory boards have been established throughout the market to listen and learn what is really expected from Sun in each of the communities served by the Bank. The people of Sun live, work and take an active leadership role in their communities, assuring that the Bank's visible presence in the marketplace continues to increase.

In 1997, Sun Bancorp, Inc. successfully raised over $50 million in new capital, and in January of this year was named by Advest, Inc. as the "top bank stock pick for 1998."

Sun now has the organizational infrastructure, the seasoned expertise, the regional awareness and, most importantly, the enterprising vision to become the region's super community bank. With a dynamic, but still conservative, eye on growth and new opportunities, Sun Bancorp, Inc. looks with confidence on a future of expanded services, increased commercial business and it emergence as a truly complete banking financial services institution.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
General

The primary activity of the Company is the oversight of the Bank. Through the Bank, the Company engages in community banking activities by accepting deposit accounts from the general public and investing such funds in a variety of loans. These community banking activities primarily include providing home equity loans, mortgage loans, a variety of commercial business and commercial real estate loans and, to a much lesser extent, installment loans. The Company also maintains an investment securities portfolio. The Company's lending and investing activities are funded by retail deposits. The largest component of the Company's net income is net interest income. Consequently, the Company's earnings are primarily dependent on its net interest income, which is determined by (i) the difference between rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's net income is also affected by its provision for loan losses, as well as the amount of non-interest income and non-interest expenses, such as salaries and employee benefits, professional fees and services, deposit insurance premiums, occupancy and equipment costs and income taxes.

Overview

Beginning in 1993, the Company embarked upon a strategy to expand its operations and retail market throughout southern New Jersey through internal growth and mergers and acquisitions. The Board and management perceived opportunities to expand the Company as a result of a lack of competitive commercial banking services being provided to local businesses and the need for a locally based and managed community bank. Continued consolidation of the banking industry and a regionalization of decision authority by larger banking institutions left many businesses and individuals in the Bank's market area underserved.

In mid-1994, the Company acquired the First National Bank of Tuckahoe which operated three branch offices in Cape May County, and Southern Ocean State Bank, which operated four branches in Ocean County. The two transactions, combined, resulted in the acquisition of $49 million of loans and $105 million of deposits and an increase in assets of $117 million. These banks and their operations were merged into the Bank in 1994.

In 1995, as the result of further consolidation of banks and their restructuring of operations in New Jersey, the Bank acquired $52 million of deposits and four branches located in the southern New Jersey counties of Cumberland, Atlantic and Ocean from NatWest Bank and $70 million of deposits and four branches located in Cumberland and Burlington counties from New Jersey National Bank. As a result of these two branch purchase transactions, the Bank acquired $122 million of deposits; the corresponding amount of cash received to fund the deposit transfer was initially used to purchase investment securities. In addition, the Bank opened a new banking office in Pleasantville in 1995 and an office in Cape May Court House in 1996.

During 1997, the Bank completed three separate transactions involving eighteen branch locations. On June 5, 1997, the Bank acquired $66.7 million in deposit liabilities, $2.3 million of loans and four branch offices located in the southern New Jersey counties of Salem and Burlington from First Union National Bank, Avondale, Pennsylvania ("First Union"). On July 24 1997, the Bank acquired approximately $34 million in deposit liabilities in three branch offices located in Camden County, New Jersey from Oritani Savings Bank, SLA, Hackensack, New Jersey ("Oritani"). On November 25, 1997, the Bank acquired $156 million in deposit liabilities and $18 million of loans and eleven branch offices located in Atlantic, Mercer, Middlesex and Somerset Counties, New Jersey from The Bank of New York ("BNY"). Simultaneous with the completion of the BNY branch purchase, a branch located in Trenton, New Jersey was consolidated into a branch acquired with the BNY transaction. During the first six months of 1997, the Bank opened three new banking offices in the communities of Cape May, Toms River and Ship Bottom, New Jersey.

In recent years, the Bank also has experienced a significant level of loan growth. The Bank's loan portfolio increased from $83.4 million at December 31, 1993 to $427.8 million at December 31, 1997. Much of this loan growth is attributable to the Bank's hiring of a number of experienced loan officers previously employed by money center and multi-state regional banking organizations. In most cases, these loan officers brought with them established contacts and relationships with individuals or entities throughout the Bank's primary market area and have been able thereby to increase the Bank's customer base and the number of loan originations. The Bank also has established a number of regional advisory boards that have continued to refer loans to the Bank.

In addition, the Bank has made significant efforts to increase its share of seasonal lending, which has contributed to the Bank's loan growth. As noted previously, a significant portion of the Bank's total loan portfolio may be considered unseasoned and, therefore, specific payment experience for this portion of the portfolio has not yet been established.

The growth and expansion of operations through mergers and acquisitions and internal growth has resulted in a significant increase in assets, loans and deposits since December 31, 1993, and a concomitant increase in net interest income, non-interest income and non-interest expenses.

To support and manage the expanded operations of the Bank and to provide adequate management resources to support the further expansion and growth, the Bank recruited and hired additional experienced commercial loan officers (which itself has contributed to much of the rapid growth in the Bank's total loan portfolio), credit, compliance, loan review and internal audit personnel, operations personnel and senior level executives. In addition, the Bank has enhanced and expanded its operational and management information system and its oversight of third-party vendors. While the Bank continues to monitor its rapid growth, and the adequacy of the management and resources available to support such growth, there can be no assurance that the Bank will be successful in managing all elements relating to its rapid growth.

In 1997, the Company began the process of preparing its computer systems and applications to properly recognize the year 2000. The inability of computers, software and other equipment to recognize and properly process data fields containing a two-digit year is commonly referred to as the Year 2000 Compliance issue. The compliance process has involved modifying certain software, testing hardware and software and communicating with external service providers and customers to ensure they are also taking the appropriate action to remedy any Year 2000 Compliance issues. Management expects to have substantially all of its system and application changes completed and tested by the end of 1998. Management believes that its level of preparedness is appropriate.

The total cost to the Company of the Year 2000 compliance activities has not been, nor is anticipated to be, material to its financial position or results of operations. The costs and the date on which the Company plans to complete the Year 2000 Compliance modifications and testing processes are based on management's best estimates.


RESULTS OF OPERATIONS

Net income for the year ended December 31, 1997 was $4.2 million, or $0.82 per share, in comparison to $3.0 million, or $0.66 per share, for the year ended December 31, 1996. The increase in net income was generally attributable to a significant increase in net interest income of $6.0 million and an increase of $490,000 in non-interest income. These increases were partially offset by an increase in non-interest expenses of $4.2 million, an increase in the provision for loan losses of $765,000 and an increase in income tax expense of $411,000 in comparison to the results of operations for 1996.

Net income for the year ended December 31, 1996 was $3.0 million or $0.66 per share in comparison to $2.8 million or $0.65 per share for the year ended December 31, 1995. The increase in net income was primarily due to an increase in net interest income of $3.6 million which was substantially offset by an increase in non-interest expenses of $3.2 million, an increase in the provision for loan losses of $92,000 and an increase in income tax expense of $222,000 in comparison to the results of operations for 1995.


Net Interest Income. Net interest income is the most significant component of the Company's income from operations. Net interest income is the difference between interest received on interest-earning assets (primarily loans and investment securities) and interest paid on interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume and rate earned on interest-earning assets and the volume and interest rate paid on interest-bearing liabilities.

         The following table sets forth a summary of average balances with corresponding interest income and interest expense as well as average yield and cost information for the periods presented. Average balances are derived from daily balances. Dollar amounts are in thousands.

                                                               Years Ended December 31,
                                 --------------------------------------------------------------------------------------
                                            1997                          1996                         1995
                                 ---------------------------   --------------------------   --------------------------
                                                     Average                       Average                     Average
                                 Average              Yield/    Average            Yield/    Average            Yield/
                                 Balance   Interest    Cost     Balance  Interest   Cost     Balance  Interest   Cost
                                 -------   --------    ----     -------  --------   ----     -------  --------   ----
Interest-earning assets:
  Loans receivable (1)           $355,540   $33,130    9.32 %  $235,744  $22,084    9.36 %   $155,139 $15,101    9.73 %
  Investment securities           218,645    13,410    6.13     129,164    7,127    5.52       85,445   5,286    6.19
  Federal funds sold               11,618       645    5.55       1,323       68    5.14        7,756     463    5.97
                                 --------   -------            --------  -------             -------- --------
    Total interest-earning
     assets                       585,803    47,185    8.05     366,231   29,269    7.99      248,340  20,850    8.40

Non-interest-earning assets        49,645                        40,316                        24,409
                                 --------                      --------                      --------
  Total assets                   $635,448                      $406,547                       272,749
                                 ========                      ========                       =======
Interest-bearing liabilities

  Interest-bearing deposit
   accounts                      $391,374    16,458    4.21 %  $298,538   11,954    4.00 %   $202,276   7,640    3.78 %

  Borrowed money                   98,702     5,673    5.75      10,397      580    5.58          775      47    6.06
  Interest on guaranteed
    preferred beneficial
    interest in subordinated
    debt                           22,571     2,276    10.08
                                 --------   -------
    Total interest-bearing
     liabilities                  512,647    24,407    4.76     308,935   12,534    4.06      203,051   7,687    3.79

Non-interest-bearing liabilities   90,440                        72,486                        47,004
                                 --------                      --------                      --------
  Total liabilities               603,087                       381,421                       250,055

Shareholders' equity (2)           32,361                        25,126                        22,694
                                 --------                      --------                      --------
  Total liabilities and
  shareholders' equity           $635,448                      $406,547                      $272,749
                                 ========                      ========                      ========

Net interest income                         $22,778                      $16,735                       13,163
                                            =======                      =======                       ======

Interest rate spread (3)                               3.29 %                       3.93 %                       4.61 %
                                                     ======                       ======                       ======
Net yield on interest earning
  assets (4)                                           3.89 %                       4.57 %                       5.30 %
                                                     ======                       ======                       ======
Ratio of average
  interest-earning assets
  to average interest-bearing
  liabilities                                        114.27 %                     118.55 %                     122.30 %
                                                     ======                       ======                       ======

-------------
(1)  Average balances include non-accrual loans.
(2)  Averages were computed using month-end balances.
(3)  Interest rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

                                                                Years ended December 31,
                                    --------------------------------------------------------------------------------------
                                               1997  vs.  1996                            1996  vs.  1995
                                    -------------------------------------     --------------------------------------------
                                              Increase (Decrease)                          Increase (Decrease)
                                                       Due to                                        Due to
                                                        Rate /                                        Rate /
                                     Volume     Rate    Volume       Net       Volume       Rate      Volume        Net
                                     ------     ----    ------       ---       ------       ----      ------        ---
Interest income:                                                   (In thousands)
  Loans receivable                  $ 11,218   $ (107) $   (55)   $ 11,056    $ 7,847     $   (575)   $   (299)   $  6,973
  Investment securities                4,939      794       550      6,283       2,707        (573)       (293)      1,841
  Federal funds sold                     530      794       550        577        (382)        (65)         53        (394)
                                    --------   ------  -------    --------    -------     --------    --------    --------
    Total interest-earning assets   $ 16,687   $  692  $    537   $ 17,916    $ 10,172    $ (1,213)   $   (539)   $  8,420
                                    ========   ======  ========   ========    ========    ========    ========    ========

Interest expense:
  Deposit accounts                  $  3,718   $  600  $    186   $  4,504    $ 3,658     $    445    $    211    $  4,314
  Borrowings                           4,927       17       149      5,093        584           (4)        (47)        533
  Guaranteed preferred beneficial
   interest in subordinated debt                          2,276      2,276
                                                       --------   --------
    Total interest-bearing
     liabilities                    $  8,645   $  617  $  2,611   $ 11,873    $  4,242    $    441    $    164    $  4,847
                                    ========   ======  ========   ========    ========    ========    ========    ========

Net change in interest income       $  8,042   $   75  $ (2,074)  $  6,043    $  5,930    $ (1,654)   $   (703)   $  3,573
                                    ========   ======  ========   ========    ========    ========    ========    ========

Net interest income increased $6.0 million or 36% to $22.8 million in 1997 compared to $16.7 million in 1996. The increase is due primarily to the growth of average interest-earning assets from $366.2 million in 1996 to $585.8 million in 1997, partially offset by a decline in the interest rate spread from 3.93% in 1996 to 3.29% in 1997. The decline in the interest rate spread had a corresponding impact on the net interest margin which declined 68 basis points to 3.89% in 1997.

The increase in average interest-earning assets of $219.6 million reflects an increase of $119.8 million in average loans and $89.5 million in average investment securities and $10.3 million of federal funds sold which were funded by an increase of $203.7 million of average interest-bearing liabilities and an increase of $18.0 million of average non-interest bearing liabilities. This increase in interest-bearing liabilities reflects the 1997 acquisition of branches and deposits, the growth of deposits at existing offices, the opening of three new branches and an increase in borrowings.

The interest rate spread declined as of December 31, 1997, compared to December 31, 1996, due to higher costs on borrowed money as well as interest on guaranteed preferred beneficial interest in subordinated debt. The interest rate spread and net interest margin declined in 1997 compared to 1996 due to an increase in the interest cost of average interest-bearing liabilities from 4.06% in 1996 to 4.76% in 1997.

The yield on average interest-earning assets increased in 1997 primarily to an increase in the yield on investment securities and federal funds sold, offset by a slight decline in the yield on loans. As general market interest rates were relatively stable during 1996 and 1997, the decline in the yield of loans in 1997 reflects the continued impact of competition for new loan originations The increase in the yield on investment securities was due primarily to the investment in U.S. government agency securities made during 1997.

The increase in the interest cost of average interest-bearing liabilities is due principally to an increase in the interest cost of interest-bearing deposits from 4.00% in 1996 to 4.21% in 1997. The higher interest cost of deposits in 1997 resulted primarily from a slight increase in rates on certificates of deposit, an increase in the cost of borrowed money and the interest cost of the Company's trust preferred securities described below. The higher rates paid on certificates of deposit were consistent with those paid by competing financial institutions. The higher level of borrowed funds was primarily a result of LIBOR-based repurchase agreements acquired from the Federal Home Loan Bank of New York. The proceeds from those borrowings were used to purchase U.S. Government agency securities yielding a spread over LIBOR.

On March 17, 1997, Sun Capital Trust (the "Trust") issued $25 million of 9.85% Preferred Securities with a stated value and liquidation preference of $25 per share. The proceeds from the sale of the Preferred Securities of the Trust were utilized by the Trust to invest in $25 million of 9.85% Junior Subordinated Debentures (the "Debentures") of the Company due in March, 2027. On April 9, 1997, the underwriters for the Preferred Securities exercised their right to cover over-allotments. The proceeds from the sale of the Preferred Securities were utilized by the Trust to invest in $3,750,000 of the Debentures of the Company. In view of these transactions, the Company may incur increased interest expense in future periods.

Net interest income increased $3.6 million or 27% to $16.7 million in 1996 compared to $13.2 million in 1995. The increase is due primarily to the growth of average interest-earning assets from $248.3 million in 1995 to $366.2 million in 1996, partially offset by a decline in the interest rate spread from 4.61% in 1995 to 3.93% in 1996. The decline in the interest rate spread had a corresponding impact on the net interest margin which declined 73 basis points to 4.57% in 1996.

The 1996 increase in average interest-earning assets of $117.9 million reflects an increase of $80.6 million in average loans and $43.7 million in average investment securities which were funded by an increase of $105.9 million of average interest-bearing liabilities and an increase of $25.5 million of average non-interest bearing liabilities. This increase in interest-bearing liabilities reflects the acquisition of the branches and deposits in 1995, the growth of deposits at existing offices in 1996, the opening of two new branches in 1995 and 1996 and an increase in borrowings in 1996.

The yield on average interest-earning assets declined in 1996 due to a decline in the yield of loans and investment securities. As general market interest rates were relatively stable during 1995 and 1996, the decline in the yield of loans in 1996 reflects the impact of increased competition for new loan originations The decline in the yield of investment securities was due primarily to a restructuring of the available for sale investment securities portfolio during 1996.

The increase in the interest cost of average interest-bearing liabilities is due principally to an increase in the interest cost of interest-bearing deposits from 3.78% in 1995 to 4.00% in 1996. The higher interest cost of deposits in 1996 reflects primarily the increase in certificates of deposit, as a percentage of total deposits and premium interest rates offered by the Bank on certificates of deposit, during 1996. The premium rates were offered on selected maturities of certificates of deposit to generate deposit growth to fund the significant loan demand experienced by the Bank.

Provision for Loan Losses. For the year ended December 31, 1997, the provision for loan losses amounted to $1.7 million, an increase of $765,000, or 85.0%, compared to $900,000 for the same period in 1996. The increase was primarily the result of the increase in the Company's loan portfolio of approximately $133.9 million at December 31, 1997 compared with December 31, 1996, primarily from commercial loans. The Company recorded a provision for loan losses of $900,000 in 1996 compared with a provision of $808,000 in 1995. The increase in the provision for loan losses in 1996 was attributable to an increase in the size of the loan portfolio due to internal loan growth. Management regularly performs an analysis to identify the inherent risk of loss in its loan portfolio. This analysis includes evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other factors.

The Bank will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Although the Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Bank's determination as to the amount of its allowance for loan losses is subject to review by the OCC, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OCC after a review of the information available at the time of the OCC examination.

Non-Interest Income. Other income increased $490,000 for the twelve month period ended December 31, 1997 compared to the twelve month period ended December 31, 1996. The increase was a primarily a result of higher levels of service charges on deposit accounts resulting from a larger deposit base caused by the Bank's acquisitions and internal growth; increased fees from safe deposit box rentals in acquired branches; and partially offset by a loss on sale of fixed assets during 1997. The amount of service charges on deposit accounts increased to $1.5 million in 1997 compared to $1.1 million in 1996. Safe deposit box rental income amounted to $181,000 during 1997 compared with $85,000 during 1996. The loss on sale of fixed assets was $53,000 in 1997 compared to a gain in 1996 of $45,000.

Other operating income increased $95,000, or 5.7%, from $1.7 million for the year ended December 31, 1995 to $1.8 million for the year ended December 31, 1996. The increase was primarily a result of an increase in service charges on deposit accounts and other service charges, partially offset by a reduction of gains on asset sales. Gains on sales of investment securities declined by $170,000, from $377,000 in 1995 to $207,000 in 1996. During 1995, the Company
recognized $208,000 as gains on the sales of loans. During 1996, there were no sales of loans in which gains or losses were recorded. Service charges on deposit accounts increased $397,000, from $660,000 for the year ended December 31, 1995 to $1.1 million in 1996. The increase was due to a larger customer base in 1996 as a result of the branch acquisitions in 1995 and the growth of the Bank's business and higher fees on deposit accounts. Other service charges increased $88,000, from $28,000 in 1995 to $116,000 in 1996. The increase was also a result of a larger customer base.


Non-Interest Expenses. Other expenses increased approximately $4.2 million, to $17.4 million for the year ended December 31, 1997 as compared to $13.2 million for the same period in 1996. The increase was a result of operating a larger organization. Of the increase, $1.8 million was in salaries and employee benefits, $327,000 in occupancy expense, $483,000 in equipment expense, $388,000 in data processing expense, $408,000 in miscellaneous expenses, $78,000 in insurance expense and $678,000 in amortization of excess of cost over fair value of assets acquired. The increase in other expenses reflects the Company's strategy to support planned expansion. Salaries and benefits increased due to additional staff positions resulting from the acquisitions as well as in lending, loan review, compliance and audit departments. The increase in data processing expense and equipment expense was the result of operating a larger institution than in the previous year. The increase in insurance expense resulted from higher premium payments to the Federal Deposit Insurance Corporation ("FDIC") in 1997. The higher amount was a result of the Bank being assessed a premium based on a capital level of "adequately capitalized" for a portion of the year. As a result of the Company's increased capital, the Bank is now considered "well-capitalized" and the FDIC premium is expected to be reduced in future periods. The increase in amortization of excess of cost over fair value of assets acquired resulted from the acquisitions completed in 1997.

Other operating expenses increased $3.2 million, from $10.0 million for the year ended December 31, 1995 to $13.2 million for the year ended December 31, 1996. The increase reflects the Company's strategy to build an infrastructure to support planned expansion. Non-interest expense was directly impacted by increased salaries and employee benefits, equipment expense, data processing and amortization of intangibles, partially offset by a reduction of insurance expense. Salaries and employee benefits increased $1.8 million, from $4.7 million for the year ended December 31, 1995 to $6.5 million during 1996. The increase was a result of a higher number of officers and other employees during 1996. In addition, during 1996 the Company began a 401(k) benefits plan. As a result of the Company match, as well as administrative costs, the Company incurred approximately $91,000 in expenses during 1996. Equipment costs increased $359,000, from $459,000 for the year ended December 31, 1995 to $818,000 in 1996. Equipment costs (such as maintenance, repairs and rentals) increased as a result of the need for more equipment to operate a larger organization, as well as upgrades to the Company's telephone system and establishment of a computer network. Data processing fees increased $451,000, from $635,000 for the year ended December 31, 1995 to $1.1 million for 1996. The increase was a result of maintaining a larger deposit and loan base during 1996. The amortization of the excess cost over fair value of assets acquired increased $484,000, from $343,000 for the year ended December 31, 1995 to $827,000 in
1996. The increase was a result of a full year of amortizing the intangibles associated with the 1995 acquisitions. Insurance expenses declined $187,000, from $383,000 for the year ended December 31, 1995, to $196,000 for 1996. The reduction of insurance expense was a result of lower insurance premiums assessed by the FDIC amounting to $181,000.

Income Tax Expense. Income taxes increased $371,000, from $1.4 million to $1.7 million for the years ended December 31, 1996 and December 31, 1997, respectively. Income taxes increased $222,000, or 19%, from $1.1 million for the year ended December 31, 1995 to $1.4 million for 1996. The increase was due to increased pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

A major source of the Company's funding is its retail deposit branch network, which management believes will be sufficient to meet its long-term liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans as well as sales and maturities of investment securities, while additional funds can be obtained from a variety of sources including loans sales, securities sold under agreements to repurchase, Federal Home Loan Bank ("FHLB") advances, and other secured and unsecured borrowings. It is anticipated that FHLB advances and securities sold under agreements to repurchase will be secondary sources of funding, and
management   expects   there  to  be  adequate   collateral   for  such  funding
requirements.

The Company's primary uses of funds are the origination of loans, the funding of the Company's maturing certificates of deposit, deposit withdrawals, and the repayment of borrowings. Certificates of deposit scheduled to mature during the twelve months ending December 31, 1998 total $284.4 million. The Company may renew these certificates, attract new replacement deposits, or replace such funds with borrowed funds. As noted above, the Company has paid premium rates on certain certificates of deposit, accordingly, certain of these actions may require the continued payment of premium rates with an adverse impact on net interest income.

The Company anticipates that cash and cash equivalents on hand, the cash flow from assets as well as other sources of funds will provide adequate liquidity for the Company's future operating, investing and financing needs. In addition to cash and cash equivalents of $34.1 million at December 31, 1997, the Company has substantial additional secured borrowing capacity with the FHLB and other sources. The substantial increase in liquidity resulting from the recent branch acquisitions has a negative impact on earnings resulting from lower yields on short-term assets. However, such net cash received will be invested in loans over time, which will have the effect of decreasing the Company's liquidity. Management will continue to monitor its liquidity in order to maintain it at a level which is adequate but not excessive.

Net cash provided by operating activities for the year ended December 31, 1997 totaled $703,000, as compared to $3.8 million for the year ended December 31, 1996. Net cash provided by operating activities for the year ended December 31, 1996 totaled $3.8 million a decrease of $261,000 from the year ended December 31, 1995.

Net cash used in investing activities for the year ended December 31, 1997 totaled $618.6 million, an increase from the year ended December 31, 1996 of $64.4 million. The increase was primarily due to an increase in the purchase of investment securities of $270.5 million, an increase in the purchase of mortgage-backed securities of $307.6 million, an increase of $113.8 million in loans, a $22.6 million increase in bank properties and equipment and an increase of $22.3 million of the excess of cost over fair value of branch assets acquired, offset by $8.7 million from maturities of investment securities, $67.1 million from sales of investment securities, $19.3 million from sales of mortgage-backed securities, and $28.8 million in proceeds from the issuance of Trust Preferred Securities.

Net cash used in investing activities for the year ended December 31, 1996, totaled $64.4 million, a decrease from the year ended December 31, 1995, of $80.7 million. The decrease was primarily attributable to the 1995 branch acquisitions which resulted in an increase in investment securities of $97.6 million, offset by an increase, in 1996, in cash used for loan originations of approximately $62.0 million, and net proceeds from sale of investment securities and mortgage-backed securities of approximately $50.0 million.

Net cash provided by financing activities for the year ended December 31, 1997 totaled $626.4 million. This amount was a result of a net increase in deposits of $309.4 million, of which $256.5 million was from branch acquisitions; an increase of $301.0 million from net borrowings under line of credit and repurchase agreements; proceeds from the issuance of common stock of $21.9 million, partially offset by principal repayments on borrowed funds of $6 million.

Net cash provided by financing activities for the year ended December 31, 1996 totaled $65.1 million. This is a result of a net increase in deposits of $50.7 million, an increase in net borrowings of $13.3 million, and a $1.1 million increase resulting from the proceeds of the exercise of stock options. The increase in deposits and net borrowings were used primarily to fund the increase in loan originations and investment securities.

Net cash provided by financing activities for the year ended December 31, 1995 totaled $148.1 million. This is a result of an increase in deposits resulting from the 1995 branch acquisitions of $122.5 million, a net increase in customers deposits of $16.7 million, and an increase in net borrowings of $8 million. The increase in deposits and net borrowings were used primarily to fund the increase in loan originations and investment securities.

The Company monitors its capital levels relative to its business operations and growth. It has sought to maintain the Bank's and its capital at levels consistent with, or in excess of, regulatory requirements. During 1997, the Company raised approximately $21.9 million of additional capital through a public offering of its common shares.

The increase in commercial loans has had the effect of lowering the Company's risk-based capital ratios. In general, commercial loans are categorized as having a 100% risk-weighting using the calculations required by the Company's regulators. Until its recent issuance of Trust Preferred Securities and additional issuance of common shares, the rate at which commercial loans have grown has outpaced the growth rate of the Company's capital.

The Company's Guaranteed Preferred Beneficial Interest in Subordinated Debt qualifies as Tier 1 or core capital of the Company, subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary, capital of the Company.

It is the Company's intent to maintain adequate risk-based capital levels. Management monitors capital levels and, when appropriate, will recommend a capital-raising effort to the Company's Board of Directors. The Company has the ability to raise capital through a private placement or a public offering, as may be appropriate. The following table sets forth the Bank's risk-based capital levels at December 31, 1997:

                                                                                    To Be Well
                                                                                    Capitalized
                                                        Required for                Under Prompt
                                                      Capital Adequacy           Corrective Action
                                 Actual                    Purposes                  Provisions
                                 Amount     Ratio           Amount       Ratio         Amount         Ratio
                                 ------     -----           ------       -----         ------         -----
  Tier 1 Risk-Based Capital    $55,445,443   9.76%      $ 22,723,542      4.00%    $ 34,085,313     $  6.00%
  Total Risk-Based Capital      59,639,244  10.50%        45,439,424      8.00%      56,799,280       10.00%
  Leverage                      55,445,443   6.42%        34,545,447      4.00%      43,181,809        5.00%

The following table sets forth the Company's risk-based capital levels at December 31, 1997:

                                                        Required for
                                                      Capital Adequacy
                                 Actual                   Purposes
                                 Amount     Ratio          Amount       Ratio
                                 ------     -----          ------       -----

  Tier 1 Risk-Based Capital     46,516,411   8.17%      $ 22,774,253     4.00%
  Total Risk-Based Capital      61,249,446  10.75%        45,580,983     8.00%
  Leverage                      46,516,411   6.42%        28,982,188     4.00%

Asset and Liability Management

The Company's exposure to interest rate risk results from the difference in maturities on interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Because the Company's assets have a longer maturity than its liabilities, the Company's earnings will tend to be negatively affected during periods of rising interest rates. Conversely, this mismatch should benefit the Company during periods of declining interest rates. Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities. In this regard, the Company emphasizes the origination of short-term commercial loans and revolving home equity loans and de-emphasizes the origination of long-term mortgage loans.

Gap Analysis

Banks have become increasingly concerned with the extent to which they are able to match maturities of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring a bank's interest rate sensitivity gap. An asset or liability is considered to be interest-rate sensitive if it will mature or reprice within a specific time period. The interest rate sensitivity gap is defined as the excess of interest-earning assets maturing or repricing within a specific time period over interest-bearing liabilities maturing or repricing within that time period. On a quarterly basis, the Bank monitors its gap, primarily its six-month and one-year maturities and works to maintain its gap within a range that does not exceed a negative 15% of total assets. The Company attempts to maintain its ratio of rate-sensitive assets to rate-sensitive liabilities between 75% to 125%.

Management and the Board of Directors monitors its gap position at quarterly meetings. The Asset/Liability Committee of the Bank's Board of Directors meets to discuss the Bank's interest rate risk. The Bank uses simulation models to measure the impact of potential changes of up to 200 basis points in interest rates on the net interest income of the Company. As described below, sudden changes to interest rates should not have a material impact to the Bank's results of operations. Should the Bank experience a positive or negative mismatch in excess of the approved range, it has a number of remedial options. It has the ability to reposition its investment portfolio to include securities with more advantageous repricing and/or maturity characteristics. It can attract variable- or fixed-rate loan products as appropriate. It can also price deposit products to attract deposits with maturity characteristics that can lower its exposure to interest rate risk.

At December 31, 1997, the Bank had a negative position with respect to its exposure to interest rate risk: total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing during the same time period by $43.0 million, representing a negative cumulative one-year gap ratio of 3.91%. As a result, the yield on interest-earning assets of the Bank should adjust to changes in interest rates at a slower rate than the cost of the Bank's interest-bearing liabilities. Because the Bank had negligible negative gap characteristics in its shorter maturity periods, the Bank's one-year gap mismatch would have little effect on the Bank's net interest margin during periods of rising or declining market interest rates.

The following table summarizes the maturity and repricing characteristics of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1997. All amounts are categorized by their actual maturity or repricing date with the exception of interest-bearing demand deposits and savings deposits. The Bank's historical experience with both interest-bearing demand deposits and savings deposits reflects an insignificant change in deposit levels for these core deposits. As a result, the Bank allocates approximately 35% to the 0-3 month category and 65% to the 1-5 year category.

                                                  Maturity/Repricing Time Periods
                                                       (Dollars in Thousands)
                                     0-3 Months 4-12 Months   1-5 Years    Over 5 Years    Total
                                     ---------- -----------   ---------    ------------ ----------
Loans Receivable                     $ 149,163  $   52,032   $  164,327    $   66,432   $  431,954
Investment Securities                  284,409    130,479       102,977        58,414      576,279
                                     ---------  ----------   ----------    ----------   ----------
  Total interest-earning assets        433,572    182,511       267,304       124,846    1,008,233
                                     ---------  ----------   ----------    ----------   ----------
Interest-bearing demand deposits        46,012           -       73,387             -      119,399
Savings deposits                        11,731           -      105,578             -      117,309
Time certificates under $100,000        43,202     178,967       21,687             -      243,856
Time certificates $100,000 or
  more                                  27,415      35,426        2,754             -       65,595
Federal Home Loan Bank advances         75,000           -            -             -       75,500
Federal funds purchased                  5,500           -            -             -        5,500
Securities sold under agreements
  to repurchase                        235,814           -            -             -      235,814
                                     ---------  ----------   ----------    ----------   ----------
  Total interest-bearing
   liabilities                         444,674     214,393      203,406             -      862,473
                                     ---------  ----------   ----------    ----------   ----------
Periodic Gap                         $ (11,102) $  (31,882)  $   63,898    $  124,846   $  145,760
                                     =========  ==========   ==========    ==========   ==========


Cumulative Gap                       $ (11,102) $  (42,984)  $   20,914    $  145,760
                                     =========  ==========   ==========    ==========
Cumulative Gap Ratio                    (1.01%)     (3.91%)      (1.90%)        13.27%
                                     =========  ==========   ==========    ==========

Impact of Inflation and Changing Prices

         The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

FINANCIAL CONDITION

General - The Company has experienced significant growth as a result of acquisitions and internal growth. Increases were most prevalent in loans, generally commercial loans, investments, deposits and borrowed funds. The Company's assets increased by $663.2 million, or 152%, from $436.8 million at December 31, 1996 to $1.1 billion at December 31, 1997; and by $66.9 million, or 18%, from $369.9 at December 31, 1995 to $436.8 million at December 31, 1996. These increases in assets primarily reflects the Company's deployment of proceeds into the loan portfolio and investment securities portfolio from increased deposit levels resulting from its 1997 acquisitions and internal growth. Comparing balances from December 31, 1997 to December 31, 1996, the Company's cash and cash equivalents increased $12.3 million, net loans receivable increased $132.3 million, investment securities increased $480.7 million, bank properties and equipment increased $12.3 million and excess of cost over fair value of assets acquired increased $20.8 million. Total liabilities increased $607.2 million, or 148%, to $1.0 billion from December 31, 1996 to December 31, 1997. Deposits increased $309.4 million, borrowed funds increased $295.1 million from December 31, 1996 to December 31, 1997. As a result of the issuance of Trust Preferred Securities in 1997, the guaranteed preferred beneficial interest in subordinated debt amounted to $28.8 million at December 31, 1997. There were no such securities or subordinated debt at December 31, 1996. Before the effect of unrealized gains or losses on securities held for sale, shareholders' equity increased $26.1 million, or 92%, to $54.5 million at December 31, 1997, from December 31, 1996.

Loans - Net loans receivable increased $132.3 million, or 45%, from December 31, 1996 to December 31, 1997, due primarily to internally-generated commercial loan growth and approximately $18 million in loans acquired with the acquisition of branches from BNY. Approximately $123.4 million of this increase was in commercial loans -- predominately commercial real estate loans. This significant increase was a result of a wider market area and the efforts from a large commercial lending staff

(many with long-established customer relationships) available to offer competitively priced loans. Installment loans increased $14.2 million, mostly due to a more active consumer lending department and an increase in financing of mobile homes. Residential real estate loans decreased $3.7 million as a result of scheduled principal repayments. During 1996 and 1997, the Bank used outside loan correspondents to originate residential mortgages. These loans were originated using the Bank's underwriting standards, rates and terms, and were approved according to the Bank's lending policy prior to origination. Prior to closing, the Bank normally had commitments to sell these loans with servicing released, at par and without recourse, in the secondary market. Secondary market sales were generally scheduled to close shortly after the origination of the loan. Set forth below is selected data relating to the composition of the Bank's loan portfolio by type of loan on the dates indicated.

ANALYSIS OF LOAN PORTFOLIO

                                                                       At December 31,
                             -------------------------------------------------------------------------------------------------------
                                      1997                1996               1995                  1994                    1993
                             -------------------  ------------------- -----------------     -------------------    -----------------
                                 $           %        $          %        $         %           $          %           $          %
                                 -           -        -          -        -         -           -          -           -          -
Type of Loan:                                                         (Dollars in Thousands)
------------
  Commercial and industrial   $346,475     81.00   $223,116     75.51 $118,874    64.73     $ 69,249     51.35     $ 41,642    49.94
  Home equity                   20,725      4.84     22,070      7.47   25,129    13.68       26,799     19.87       23,510    28.19
  Residential real estate       29,454      6.89     31,777     10.75   29,287    15.95       29,633     21.97       19,151    22.97
  Installment                   35,301      8.25     21,133      7.51   12,409     6.76       10,787      8.00          151     0.18
Less:  Loan loss allowance       4,194      0.98      2,595      0.88    2,065     1.12        1,607      1.19        1,067     1.28
                              --------    ------   --------    ------ --------   ------     --------    ------    ---------   ------
  Net loans                   $426,761    100.00   $295,501    100.00 $183,634   100.00     $134,861    100.00     $ 83,387   100.00
                              ========    ======   ========    ====== ========   ======     ========    ======     ========   ======

Type of Security:
----------------
  Residential real estate:
    1-4 family                $ 83,169     19.44   $ 84,036     28.44   68,904    37.52     $ 72,466     53.72     $ 49,777    59.68
     Other                       11,098      2.59     11,115     3.76    6,295     3.43          839      0.62          757     0.91
  Commercial real estate       204,053     47.70    166,893     56.48   85,239    46.40       48,845     36.22       28,682    34.40
  Commercial business loans    107,963     25.25     20,455      6.93   13,822     7.54        6,621      4.92        5,031     6.04
  Consumer                      22,240      5.20     15,229      5.15   11,214     6.11        6,511      4.83          151     0.18
  Other                          3,432      0.80        368      0.12      225     0.12        1,186      0.88           56     0.07
Less:  Loan loss allowance       4,194      0.98      2,595      0.88    2,065     1.12        1,607      1.19        1,067     1.28
                              --------    ------   --------    ------ --------   ------     --------    ------    ---------   ------
   Net loans                  $427,761    100.00   $295,501    100.00 $183,634   100.00     $134,861    100.00    $  83,387   100.00
                              ========    ======   ========    ====== ========   ======     ========    ======    =========   ======

         The following table sets forth the estimated maturity of the Bank's loan portfolio at December 31, 1997. The table does not include prepayments or scheduled principal prepayments. Adjustable rate mortgage loans are shown as maturing based on contractual maturities.

                                Due       Due after               Allowance
                               within     1 through   Due after      for
                               1 year      5 years     5 years    Loan Loss          Total
                               ------      -------     -------    ---------          -----
                                                     (In thousands)
Commercial and industrial      $  66,050    $ 46,554   $ 233,871   $  (2,278)     $  344,197
Home equity                                      190      20,535        (752)         19,973
Residential real estate            1,989         743      26,722        (129)         29,325
Installment                          876       2,512      31,913        (391)         34,910
Unassigned reserve                                                      (644)           (644)
                                                                   ---------       ---------
                               $  68,915    $ 49,999   $ 313,041   $  (4,194)      $ 427,761
                               =========    ========   =========   =========       =========

         The following table sets forth the dollar amount of all loans due after December 31, 1997, which have pre-determined interest rates and which have floating or adjustable interest rates.

                                               Floating or
                                               Adjustable
                                 Fixed Rates      Rates         Total
                                 -----------      -----         -----
                                             (In thousands)
Commercial and industrial        $  207,489     $ 138,986     $  346,475
Home equity                           1,104        19,621         20,725
Residential real estate              24,226         5,228         29,454
Installment                          35,186           115         35,301
                                  ---------     ---------     ----------
                                  $ 268,005     $ 163,950     $  431,955
                                  =========     =========     ==========

Non-Performing and Problem Assets

Loan Delinquencies - The Bank's collection procedures provide that after a commercial loan is ten days past due, or a residential mortgage loan is fifteen days past due, a late charge is assessed. The borrower is contacted by mail or telephone and payment is requested. If the delinquency continues, subsequent efforts are made to contact the borrower. If the loan continues to be delinquent for ninety days or more, the Bank usually initiates foreclosure proceedings unless other repayment arrangements are made. Delinquent loans are reviewed on a case by case basis in accordance with the Bank's lending policy.

Commercial loans and commercial real estate loans are placed on nonaccrual at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Generally, commercial loans are charged off no later than 120 days delinquent unless the loan is well secured and in the process of collection or other extenuating circumstances support collection. Residential real estate loans are typically charged off at 90 days delinquent. In all cases, loans must be placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

Non-Performing Assets - During 1997, the Company continued to experience a decline in the amount of loans that were on non-accrual. Total non-performing assets declined by $696,000, or 22%, from $3.2 million at December 31, 1996 to $2.5 million at December 31, 1997. The ratio of non-performing assets to net loans was .58% at December 31, 1997, compared to 1.07% at December 31, 1996. In 1996, non-performing assets decreased by $903,000, from $4.1 million at December 31, 1995 to $3.2 million at December 31, 1996. The following table sets forth information regarding loans that are delinquent ninety days or more. Management of the Bank believes that all loans accruing interest are adequately secured and in the process of collection. At the dates shown, the Bank had no restructured loans within the definition of SFAS No. 15.

Non-Performing Assets

                                                                             At December 31,
                                                          ----------------------------------------------------
                                                           1997        1996        1995       1994       1993
                                                           ----        ----        ----       ----       ----
                                                                              (Dollars in Thousands)
Loans accounted for on a non-accrual basis:
  Commercial and industrial                               $   116     $   354    $ 1,721   $  1,178    $ 1,074
  Home equity                                                 466         337        295        341        204
  Residential real estate                                     253         586        607        342        265
  Installment                                                  62           -         35         40          -
                                                          -------     -------    -------   --------    -------
Total                                                     $   897     $ 1,277    $ 2,658   $  1,901    $ 1,543
                                                          =======     =======    =======   ========    =======

Accruing loans that are contractually past
 due 90 days or more:
  Commercial and industrial                               $   642     $   404    $   135   $    525
  Home equity                                                 168          62        279         30
  Residential real estate                                     355         572         64         20    $     2
  Installment                                                 168         105         67          7          -
                                                          -------     -------    -------   --------    -------
Total                                                     $ 1,313     $ 1,143    $   545   $    582    $     2
                                                          =======     =======    =======   ========    =======

Total non-accrual and 90-day past due loans               $ 2,210     $ 2,420    $ 3,203   $  2,483      1,545
Real estate owned                                             270         756        876       1,033       359
                                                          -------     -------    -------   --------    -------
Total non-performing assets                               $ 2,480     $ 3,176    $ 4,079   $   3,506   $ 1,904
                                                          =======     =======    =======   =========   =======

Total non-accrual and 90-day past due loans to net
 loans                                                       0.52%       0.82%      1.74%      1.84%      1.85%
Total non-accrual and 90-day past due loans to total
 assets                                                      0.20%       0.55%      0.87%      1.14%      1.38%
Total non-performing assets to net loans                     0.58%       1.07%      2.22%      2.61%      2.28%
Total non-performing assets to total assets                  0.23%       0.73%      1.10%      1.62%      1.70%
Total allowance for loan losses to total
 non-performing loans                                      189.77%     107.23%     64.47%     64.72%     69.06%


Interest income that would have been recorded on loans on non-accrual status, under the original terms of such loans, would have totaled $115,144 for the year ended December 31, 1997.

Foreclosed Real Estate - Real estate acquired by the Bank as a result of foreclosure is classified as Real Estate Owned until such time as it is sold. When Real Estate Owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less estimated disposal costs. Any subsequent write-down of Real Estate Owned is charged to operations. At December 31, 1997, the Bank had a net amount of $270,000 classified as Real Estate Owned.

Allowances for Losses on Loans and Real Estate Owned - It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans. A provision for loan losses is charged to operations based on management's evaluation of the estimated losses that may be incurred in the Bank's loan portfolio. Management also periodically performs valuations of Real Estate Owned and establishes allowances to reduce book values of the properties to their net realizable values when necessary.

The following table sets forth information with respect to the Bank's allowance for losses on loans at the dates indicated:

                                                                       At December 31,
                                                          -------------------------------------------
                                                              1997          1996          1995
                                                              ----          ----          ----
                                                                   (Dollars in thousands)
Allowance for losses on loans, beginning of period        $       2,595      $  2,065      $  1,607
Charge-offs:
  Commercial                                                                      307           286
  Mortgage                                                           37             9            73
  Installment                                                        65            85            67
                                                          -------------      --------      --------
    Total charge-offs                                               102           401           426
                                                          -------------      --------      --------
Recoveries
  Commercial                                                         22             6            33
  Mortgage                                                                          4            28
  Installment                                                        14            21            15
                                                          -------------      --------      --------
    Total recoveries                                                 36            31            76
                                                          -------------      --------      --------
Net charge-offs                                                      66           370           350
Provision for loan losses                                         1,665           900           808
                                                          -------------      --------      --------
Allowance for losses on loans, end of period              $       4,194      $  2,595      $  2,065
                                                          =============      ========      ========

Net loans charged off as a percent of average loans
  outstanding                                                      0.02%         0.16%         0.23%

The following table sets forth the allocation of the Bank's allowance for loan losses by loan category and the percent of loans in each category to total loans receivable at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses that may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.

                                                           At December 31,
                                    --------------------------------------------------------------------
                                         1997                   1996                   1995
                                         ----                   ----                   ----
                                             Percent of              Percent of             Percent of
                                              Loans to                Loans to               Loans to
                                                Total                   Total                 Total
                                     Amount     Loans       Amount      Loans      Amount     Loans
                                                           (Dollars in thousands)
Balance at end of period
applicable to:
  Commercial and industrial         $  2,278      80.21 %  $  1,301      74.98 %  $  1,094      64.02 %
  Residential real estate                129       6.82         139      10.65         403      15.96
  Home equity                            752       4.80         490       7.40         319      13.34
  Installment                            391       8.17         167       6.97          54       6.68
  Unallocated                            644        -           498        -           195        -
                                    -------- ----------    -------- ----------    -------- --------
    Total allowance                 $  4,194     100.00 %  $  2,595     100.00 %  $  2,065     100.00 %
                                    ========     ======    ========     ======    ========     ======

Investment Securities - Most of the Company's investment portfolio is held at the Bank's wholly-owned subsidiary, Med-Vine, Inc. ("Med-Vine"). Total investment securities increased $480.7 million, or 502.9%, from $95.6 million at December 31, 1996 to $576.3 million at December 31, 1997. During 1997, the growth in the investment portfolio was the result of a number of factors. The Bank used repurchase agreements from the FHLB, which totaled approximately $210.8 million at December 31, 1997, to match fund or partially match fund short-term investment securities for an incremental profit in a structured transaction. The purpose of the structured transactions is to increase net interest income and partially offset the increase in interest expense resulting from the issuance of Trust Preferred Securities. The Company also received approximately $200 million in cash from the branch acquisitions completed during 1997 and approximately $42.1 million in net proceeds from the sales of common stock and Trust Preferred Securities. The internal growth of the Bank's deposit base also contributed a source of funds for deployment into the investment portfolio.

The investment policy of the Bank is established by senior management and approved by the Board of Directors. Med-Vine's investment policy is identical to that of the Bank. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that optimizes interest income and provides acceptable limits of safety and liquidity. The Bank has classified its entire portfolio of investment securities as available for sale. As a result, the investment securities are carried at their estimated fair value which is based on quoted market prices.

The following table sets forth the carrying value of the Bank's investment securities portfolio at the dates indicated:

                                                                         At December 31,
                           ---------------------------------------------------------------------------------------------------------
                                        1997                                  1996                                1995
                           --------------------------------     ----------------------------------   -------------------------------
                                         Net
                                      Unrealized  Estimated                    Net       Estimated                 Net     Estimated
                           Amortized    Gains       Fair        Amortized    Unrealized    Fair      Amortized  Unrealized    Fair
                             Cost     (Losses)      Value         Cost        Losses       Value       Cost        Gains      Value
                             ----     --------      -----         ----        ------       -----       ----        -----      -----
Available for sale                                              (Dollars in thousands)
  U.S. Treasury securities $  53,113    $ (106)    $ 53,007     $ 51,955      $  (921)  $ 51,034     $ 41,674     $  230    $ 41,904
  Government agency and
    mortgage-backed
    securities               449,771       390      450,161           63            -         63       41,734        264      41,998
  State and political
    subdivision securities    41,738      ( 16)      41,722       20,168        (329)     19,839       16,667         75      16,742
  Other securities            31,424      ( 36)      31,388       24,877        (232)     24,645       46,304         61      46,365
                           ---------    ------     --------     --------     -------    --------     --------    -------    --------
    Total securities
     available for sale    $ 576,046    $  232     $576,278     $ 97,063     $ 1,482    $ 95,581     $146,379    $   630    $147,009
                           =========    ======     ========     ========     =======    ========     ========    =======    ========

         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Bank's investment portfolio at December 31, 1997. All securities are classified as being available for sale, therefore the carrying value is the estimated fair value.

                             One Year or Less   One to Five Years   Five to Ten Years More than Ten Years        Total
                            ------------------ ------------------   ----------------- -------------------   -----------------
                            Carrying   Average Carrying  Average    Carrying  Average Carrying    Average   Carrying  Average
                               Value    Yield     Value    Yield      Value    Yield    Value      Yield      Value    Yield
                               -----    -----     -----    -----      -----    -----    -----      -----      -----    -----
                                                                (Dollars in thousands)
U.S. Government Obligations  $  5,092   5.27 %   $47,915    5.49 %                                           $ 53,007    5.47 %
Government agency and
  mortgage-backed securities    1,198   5.33      29,408    6.17     $ 64,091    6.95 % $ 355,464    6.80 %   450,161    6.78
Municipal obligations               -      -           -       -        2,676    4.78      39,046    5.43      41,722    5.38
Other securities                3,077   5.02       3,196    5.86            5    6.00      25,110    6.45      31,388    6.25
                              -------   ----     -------    ----     --------    ----   ---------    ----    --------    ----
    Total                     $ 9,367   5.19 %   $80,519    5.76 %   $ 66,772    6.87 % $ 419,620    6.65 %  $ 95,581    6.53 %
                              =======   ====     =======    ====     ========    ====   =========    ====    ========    ====

         Deposits - Consumer and commercial deposits are attracted principally from within the Bank's primary market area through the offering of a broad selection of deposit instruments including checking, regular savings, money market, certificates of deposit and individual retirement accounts. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The Bank regularly evaluates the internal cost of funds, surveys rates offered by competing institutions, reviews the Bank's cash flow requirements for lending and liquidity, and executes rate changes when deemed appropriate. The Bank does not obtain funds through brokers, nor does it solicit funds outside the State of New Jersey.

         Deposits at December 31, 1997, totaled $695.4 million, an increase of $309.4 million, or 80%, over the December 31, 1996 balance of $386.0 million. Demand deposits, including NOW accounts and money market accounts, increased $135.0 million, or 101%, at December 31, 1997, to $268.7 million, compared with December 31, 1996. Savings deposits increased $54.4 million to $117.9 million at December 31, 1997, from $63.5 million at December 31, 1996.

Certificates of deposit under $100,000 increased $91.6 million from December 31, 1996, to $243.3 million at December 31, 1997. Certificates of deposit of $100,000 or more increased $28.4 million to $65.6 million at December 31, 1997. The increase in all categories of deposits during 1997 was due in large part to the acquisition of deposits in connection with the branch office purchases, as well as promotional rates offered on certain certificates of deposit during the year in response to rates offered by other financial institutions in the Bank's market areas.

The following table sets forth average deposits by various types of demand and time deposits:

                                                       For the Years Ended December 31,
                                 -----------------------------------------------------------------------
                                     1997     Avg. Yield     1996    Avg. Yield     1995     Avg. Yield
                                     ----     ----------     ----    ----------     ----     ----------
                                                     (Dollars in thousands)

Non-interest bearing demand       $  85,985               $  65,556              $  45,562
Interest bearing demand deposits     78,383       1.95 %     62,270     1.78  %     48,609     2.19 %
Savings deposits                     72,927       2.13       65,393     2.23        57,470     2.28
Time deposits                       240,064       5.57      170,875     5.49        96,256     5.48
                                  ---------       ----    ---------     ----     ---------     ----
    Total                         $ 477,359       3.45 %  $ 364,094     3.28 %   $ 247,897     3.09 %
                                  =========       ====    =========     ====     =========     ====

         The following table indicates the amount of certificates of deposit of $100,000 or more by remaining maturity at December 31, 1997. Dollar amounts are shown in thousands.


Remaining maturity:
  Three months or less                     $  27,415
  Over three through six months               14,138
  Over six through twelve months              21,288
  Over twelve months                           2,754
                                           ---------
                                           $  65,595
                                           =========

Borrowings - Borrowed funds increased $295.1 million at December 31, 1997, to $316.3 million, from $ 21.3 million at December 31, 1996. The increase was a result of an increase of $65.0 million in advances from the FHLB, an increase of $5.5 million in federal funds purchased, an increase of $210.8 million in securities sold under agreements to repurchase with the FHLB and an increase of $19.8 million in securities sold under agreements to repurchase with customers. This was partially offset by a loan repayment of $6.0 million. For the years ended December 31, 1997 and 1996 the maximum month-end amount of advances borrowed from the FHLB was $75.0 million and $10.0 million, respectively. The Company sold U.S. Treasury securities to customers under agreements to repurchase them, at par, on the next business day. For the years ended December 31, 1997 and 1996 the maximum month-end amount of securities sold under agreements to repurchase with customers was $29.8 million and $5.3 million, respectively. The Company purchased federal funds from correspondent banks, on an overnight basis. For the years ended December 31, 1997 and 1996, the maximum month-end amount of federal funds purchased from correspondents was $10.0. During 1997, the Company engaged in structured transactions designed to offset the interest expense incurred in connection with the issuance of the Trust Preferred Securities (See -- Investment Securities). For the year ended December 31, 1997, the maximum month-end amount of securities sold under agreements to repurchase with the FHLB was $210.8 million.

At December 30, 1996, the Company obtained a $6 million revolving line of credit from a correspondent bank with a term of 36 months. The floating rate of interest was the prime rate plus fifty basis points. For the years ended December 31, 1997 and 1996 the maximum month-end amount outstanding from the line of credit was $6.0 million.


                                                       December 31,
                                                 ----------------------------
                                                    1997           1996
                                                    ----           ----
                                                  (Dollars in thousands)
  FHLB advances outstanding at end of period     $    75,000     $    10,000
  Interest rate                                         6.93%           7.38%
  Approximate average amount outstanding         $     7,726     $     5,265
  Approximate weighted average rate                    5.67%           5.44%

  FHLB repurchase agreements outstanding
    at end of period                             $   210,751
  Interest rate                                        6.01%
  Approximate average amount outstanding         $    75,101
  Approximate weighted average rate                    5.71%


Deposits are the primary source of funds for the Bank's lending activities, investment activities and general business purposes. Should the need arise, the Bank has the ability to access lines of credit from various sources including the Federal Reserve Bank, the FHLB and various other correspondent banks. In addition, on an overnight basis, the Bank has the ability to offer securities sold under agreements to repurchase.


Guaranteed Preferred Beneficial Interest in Subordinated Debt

On March 17, 1997, the Company's subsidiary, Sun Capital Trust (the "Trust") issued $25 million of 9.85% Preferred Securities with a stated liquidation preference of $25 per share. The proceeds from the sale of the Preferred Securities were utilized by the Trust to invest in $25 million of 9.85% Junior Subordinated Debentures (the "Debentures") of the Company, due in March, 2027. On April 9, 1997, the underwriters for the Preferred Securities exercised their right to purchase an additional $3.75 million of the Preferred Securities on the same terms as the original issuance to cover over-allotments. The proceeds from the sale of the Preferred Securities were utilized by the Trust to invest in $3.75 million of the Debentures of the Company.

The Preferred Securities represent preferred undivided beneficial interests in the Trust's assets which consists solely of the Debentures. The distributions payable on each Preferred Security is fixed at a rate per annum of 9.85% of the stated liquidation amount per Preferred Security, is cumulative and is payable quarterly. The Company has fully, irrevocably and unconditionally guaranteed the Trust's obligations under the Preferred Securities (including the payment of distributions and certain other payments relating to the Preferred Securities). The Debentures mature on March 31, 2027. The Preferred Securities are subject to mandatory redemption (I) in whole, but not in part, at the maturity upon repayment of the Debentures, (ii) in whole, but not in part, contemporaneously with the optional redemption at any time by the Company of the Debentures upon the occurrence of certain events and (iii) in whole or in part at any time on or after March 31, 2002, contemporaneously with the optional redemption by the Company of the Debentures in whole or in part.

                          INDEPENDENT AUDITORS' REPORT





To the Shareholders and Board of Directors of Sun Bancorp, Inc.



We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 1997, and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.





/s/Deloitte & Touche, LLP
-------------------------
DELOITTE & TOUCHE, LLP
Philadelphia, Pennsylvania

February 1, 1998

SUN BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996

                                                                                                    1997               1996
                                                                                                    ----               ----

ASSETS

Cash and due from banks                                                                         $    34,060,747     $   17,006,758
Federal funds sold                                                                                            -          4,800,000
                                                                                                ---------------     --------------
  Cash and cash equivalents                                                                          34,060,747         21,806,758
Investment securities available for sale (amortized cost -
  $576,045,766; 1997 and $97,063,398; 1996)                                                         576,278,353         95,581,384
Loans receivable (net of allowance for loan losses -
  $4,193,801; 1997 and $2,595,312; 1996)                                                            427,761,049        295,500,668
Bank properties and equipment, net                                                                   24,479,854         12,222,507
Real estate owned, net                                                                                  270,114            755,628
Accrued interest receivable                                                                           6,752,163          2,850,399
Excess of cost over fair value of assets acquired                                                    26,174,146          5,365,218
Deferred taxes                                                                                        1,314,043          1,070,535
Other assets                                                                                          2,882,356          1,641,959
                                                                                                ---------------     --------------

TOTAL                                                                                           $ 1,099,972,825     $  436,795,056
                                                                                                ===============     ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                                                                        $   695,387,536     $  385,986,905
Advances from the Federal Home Loan Bank                                                             75,000,000         10,000,000
Loan payable                                                                                                  -          6,000,000
Federal funds purchased                                                                               5,500,000                  -
Securities sold under agreements to repurchase                                                      235,813,503          5,253,048
Other liabilities                                                                                     4,889,487          2,140,527
                                                                                                ---------------     --------------
  Total liabilities                                                                               1,016,590,526        409,380,480
                                                                                                ---------------     --------------

Guaranteed preferred beneficial interest in subordinated debt                                        28,750,000                  -

COMMITMENTS AND CONTINGENT LIABILITIES (Note 16)

SHAREHOLDERS' EQUITY
Preferred stock, none issued                                                                                  -                  -
Common stock, $1 par value, 10,000,000 shares authorized, issued and
  outstanding: 4,013,791 in 1997 and 1,848,929 in 1996                                                4,013,791          1,848,929
Surplus                                                                                              38,850,245         18,124,359
Retained earnings                                                                                    11,614,755          8,419,417
Net unrealized gain (loss) on securities available for sale, net of income taxes                        153,508           (978,129)
                                                                                                ---------------     --------------
  Total shareholders' equity                                                                         54,632,299         27,414,576
                                                                                                ---------------     --------------

TOTAL                                                                                           $ 1,099,972,825     $  436,795,056
                                                                                                ===============     ==============


-----------------------------------------------
See notes to consolidated financial statements

SUN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                  1997          1996           1995
                                                                  ----          ----           ----

INTEREST INCOME:
  Interest and fees on loans                                 $ 33,129,946   $22,073,767    $15,100,885
  Interest on investment securities                            13,409,947     7,127,393      5,285,877
  Interest on federal funds sold                                  645,602        68,366        463,001
                                                             ------------   -----------    -----------
    Total interest income                                      47,185,496    29,269,526     20,849,763
                                                             ------------   -----------    -----------

INTEREST EXPENSE:
  Interest on deposits                                         16,458,025    11,953,591      7,639,933
  Interest on short-term funds borrowed                         5,673,562       580,412         47,158
  Interest on guaranteed preferred beneficial interest in
   subordinated debt                                            2,275,795            -              -
                                                             ------------   -----------    -----------
    Total interest expense                                     24,407,382    12,534,003      7,687,091
                                                             ------------   -----------    -----------

    Net interest income                                        22,778,114    16,735,523     13,162,672

PROVISION FOR LOAN  LOSSES                                      1,665,000       900,000        807,660
                                                             ------------   -----------    -----------
    Net interest income after provision for loan losses        21,113,114    15,835,523     12,355,012
                                                             ------------   -----------    -----------

OTHER INCOME:
  Service charges on deposit accounts                           1,549,021     1,057,139        659,811
  Other service charges                                            49,057       115,999         28,068
  (Loss) Gain on sale of fixed assets                             (53,136)        45,207         46,487
  Gain on sale of loans                                               990                      207,984
  Gain on sale of investment securities                           207,037       206,538        377,126
  Other                                                           483,202       320,890        331,513
                                                             ------------   -----------    -----------
    Total other income                                          2,236,171     1,745,773      1,650,989
                                                             ------------   -----------    -----------

OTHER EXPENSES:
  Salaries and employee benefits                                8,349,048     6,525,903      4,689,269
  Occupancy expense                                             1,735,137     1,407,875      1,269,514
  Equipment expense                                             1,300,234       817,696        459,460
  Provision for losses on real estate owned                        14,963                       78,000
  Professional fees and services                                  328,349       352,970        249,760
  Data processing expense                                       1,474,247     1,085,874        634,753
  Amortization of excess of cost over fair value of assets
    acquired                                                    1,504,713       826,701        342,562
  Postage and supplies                                            483,496       420,120        335,055
  Insurance                                                       273,732       196,110        382,554
  Other                                                         1,981,017     1,573,404      1,606,404
                                                             ------------   -----------    -----------
    Total other expenses                                       17,444,936    13,206,653     10,047,331
                                                             ------------   -----------    -----------

INCOME BEFORE INCOME TAXES                                      5,904,349     4,374,643      3,958,670

INCOME TAXES                                                    1,733,000     1,362,000      1,140,000
                                                             ------------   -----------    -----------

NET INCOME                                                   $  4,171,349   $ 3,012,643    $ 2,818,670
                                                             ============   ===========    ===========

Basic earnings per share                                     $       0.91   $      0.71    $      0.69
                                                             ============   ===========    ===========

Diluted earnings per share                                   $       0.82   $      0.66    $      0.65
                                                             ============   ===========    ===========

Weighted average shares                                         4,607,534     4,247,540      4,064,196
                                                             ============   ===========    ===========

------------------------------------------------------
     See notes to consolidated financial statements

SUN BANCORP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                                        Net
                                                                                                     Unrealized
                                                                                                    Gain (Loss)
                                                                                                   on Securities
                                                                                       Retained      Available for
                                                     Common Stock       Surplus         Earnings        Sale             Total
                                                     ------------       -------         --------        ----             -----
BALANCE, JANUARY 1, 1995                             $  1,556,434    $ 16,426,648   $   2,588,104   $               $  20,571,186
  Exercise of stock options                                74,741         530,627                                         605,368
  Sale of common stock                                     20,000         240,000                                         260,000
  Unrealized gain on securities
    available for sale, net of income taxes                                                         $      415,572        415,572
  Net income                                                    -               -        2,818,670              -       2,818,670
                                                     ------------    ------------   -------------   -------------   -------------

BALANCE, DECEMBER 31, 1995                              1,651,175      17,197,275       5,406,774         415,572      24,670,796
  Stock dividend                                           87,892         (87,892)
  Cash paid for fractional interest
    resulting from stock dividend                                          (2,146)                                         (2,146)
  Exercise of stock options                               109,862       1,017,122                                       1,126,984
  Net unrealized loss on securities
    available for sale, net of income taxes                                                            (1,393,701)     (1,393,701)
  Net income                                                    -               -       3,012,643               -       3,012,643
                                                     ------------    ------------   -------------   -------------   -------------

BALANCE, DECEMBER 31, 1996                              1,848,929      18,124,359       8,419,417        (978,129)     27,414,576
  Exercise of stock options                                 3,531          34,237                                          37,768
  Sale of common stock                                  1,094,428      20,787,283                                      21,881,711
  Stock dividend                                        1,066,903         (92,511)       (974,392)                              -
  Cash paid for fractional interest
    resulting from stock dividends                                         (3,123)         (1,619)                         (4,742)
  Net unrealized gain on securities
    available for sale, net of income taxes                                                             1,131,637       1,131,637
  Net income                                                    -              -        4,171,349               -       4,171,349
                                                     ------------    ------------   -------------   -------------   -------------

BALANCE, DECEMBER 31, 1997                           $  4,013,791    $ 38,850,245   $  11,614,755   $     153,508   $  54,632,299
                                                     ============    ============   =============   =============   =============

SUN BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                           For the Years Ended
                                                                                               December 31,
                                                                             ---------------------------------------------
                                                                                   1997             1996          1995
                                                                                   ----             ----          ----
OPERATING ACTIVITIES:
  Net income                                                                  $   4,171,349    $   3,012,643  $   2,818,670
  Adjustments  to  reconcile  net  income  to net  cash  provided by  operating activities:
    Provision for loan losses
                                                                                  1,665,000          900,000        807,660
    Provision for losses on real estate owned                                        14,963                          78,000
    Depreciation and amortization
                                                                                    529,734          484,059        325,913
    Amortization of excess cost over fair value of assets acquired                1,504,713          826,701        342,562
    Gain on sale of loans                                                              (990)                       (207,984)
    Gain on sale of investment securities available for sale                       (207,037)        (206,538)      (246,129)
    Gain on sale of mortgage-backed securities available for sale                                                  (130,997)
    (Loss) Gain on sale of bank properties and equipment                             53,136          (29,298)       (46,487)
    Deferred income taxes                                                          (826,472)        (147,401)       (27,398)
    Change in assets and liabilities which (used) provided cash:
      Accrued interest and other assets                                          (5,142,161)      (1,175,180)      (838,246)
     Accounts payable and accrued expenses                                        2,748,960          164,483      1,215,343
                                                                              -------------    -------------  -------------
        Net cash provided by operating activities                                   702,741        3,829,469      4,090,907
                                                                              -------------    -------------  -------------
INVESTING ACTIVITIES:
  Purchases of investment securities held to maturity                                                           (30,094,922)
  Purchases of investment securities available for sale                        (270,543,543)     (27,823,745)
  Purchases of mortgage-backed securities held to maturity                                                      (45,544,706)
  Purchases of mortgage-backed securities available for sale                   (307,630,314)      (4,074,088)
  Increase in investment securities resulting from branch acquisitions                                          (97,600,000)
  Proceeds from maturities of investment securities held to maturity                                             65,280,038
  Proceeds from maturities of investment securities available for sale            8,716,550       99,213,685     10,344,666
  Proceeds from maturities of mortgage-backed securities held to maturity                                        19,908,185
  Proceeds from maturities of mortgage-backed securities available for sale       4,354,398          125,716
  Proceeds from sale of investment securities available for sale
                                                                                 67,133,964       93,679,375     16,880,505
  Proceeds from sale of mortgage-backed securities available for sale
                                                                                 19,346,213       50,782,881      7,359,934
  Proceeds from sale of loans                                                       220,000                       1,870,608
  Net increase in loans
                                                                               (113,795,707)    (112,767,037)   (50,605,944)
  Increase in loans resulting from branch acquisitions                          (20,348,684)                       (636,714)
  Purchase of bank properties and equipment
                                                                                 (1,241,818)      (1,359,295)      (825,912)
  Increase in bank properties and equipment resulting from branch               (11,786,574)                     (5,430,744)
   acquisitions
  Proceeds from sale of bank properties and equipment                                35,576           42,606        250,824
  Proceeds from issuance of guaranteed preferred beneficial interest in
   subordinated debt                                                             28,750,000
  Excess of cost over fair value of branch assets acquired                      (22,313,641)                     (4,450,145)
  Decrease in real estate owned, net                                                470,551          120,674         78,578
                                                                              -------------    -------------  -------------
        Net cash used in investing activities                                  (618,633,029)     (64,382,072)  (145,113,582)
                                                                              -------------    -------------  -------------

FINANCING ACTIVITIES:


  Net increase in deposits                                             52,877,747       50,739,109       16,685,101
  Increase in deposits resulting from branch acquisitions             256,522,884                       122,543,875
  Net borrowings under line of credit and repurchase agreements       301,060,455       21,253,048       12,500,000
  Principal payments on borrowed funds                                 (6,000,000)      (8,000,000)      (4,500,000)
  Proceeds from exercise of stock options                                  37,768        1,126,984          605,368
  Payments for fractional interests resulting from stock dividend          (4,742)          (2,146)
  Proceeds from issuance of common stock
                                                                       21,881,711               --          260,000
                                                                    -------------    -------------    -------------
        Net cash provided by financing activities                     626,375,823       65,116,995      148,094,344
                                                                    -------------    -------------    -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                              12,253,989        4,564,392        7,071,669
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           21,806,758       17,242,366       10,170,697
                                                                    -------------    -------------    -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                              $  34,060,747    $  21,806,758    $  17,242,336
                                                                    =============    =============    =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid                                                     $  23,323,935    $  12,743,696    $   6,100,954
  Income taxes paid                                                     1,450,000    $   1,577,757    $     944,516
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS:
  Transfer of loans to real estate owned                            $     389,867    $     424,644    $     196,181

----------------------------------------------------------------------------
    See notes to consolidated financial statements

SUN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1.    NATURE OF OPERATIONS

      Sun Bancorp, Inc. (the "Company") is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Sun Capital Trust (the "Trust"), Sun National Bank (the "Bank") and the Bank's wholly owned subsidiary, Med-Vine, Inc. All significant inter-company balances and transactions have been eliminated.

      The Company and the Bank have their administrative offices in Vineland, New Jersey. At December 31, 1997, the Bank had thirty-eight financial service centers located throughout central and southern New Jersey. The Company's principal business is to serve as a holding company for the Bank. The Company's outstanding common stock is traded on the Nasdaq National Market under the symbol "SNBC." The Company is subject to reporting requirements of the Securities and Exchange Commission. The Trust is a Delaware business trust which holds the Debentures issued by the Company. The Bank is in the business of attracting customer deposits through its financial service centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate and non-real estate loans, as well as mortgage-backed and investment securities. The Bank's primary regulatory agency is the Office of the Comptroller of the Currency ("OCC"). Med-Vine, Inc. is a Delaware holding company which holds the majority of the Bank's investment portfolio. The principal business of Med-Vine, Inc. is investing.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant estimates include: allowance for loan losses, real estate owned and excess of cost over fair value of net assets acquired. Actual results could differ from those estimates.

      Investment Securities - The Company accounts for debt and equity securities as follows:
                  Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

             Available for Sale - Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of shareholders' equity until realized. Realized gains and losses on the sale of investment securities are reported in the consolidated statement of income and determined using the adjusted cost of the specific security sold.

      Loans Purchased - The discounts and premiums resulting from the purchase of loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

      Interest Income on Loans - Interest on commercial, real estate and installment loans is credited to operations based upon the principal amount outstanding. Interest accruals are generally discontinued when a loan becomes 90 days past due or when principal or interest is considered doubtful of collection. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the allowance for loan losses.

      Allowance for Loan Losses - The allowance for loan losses is determined by management based upon past experience, evaluation of estimated loss and impairment in the loan portfolio, current economic conditions and other pertinent factors. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral. Any reserves required based on this evaluation are included in the allowance for loan losses. Allowances for loan losses are based on estimated net realizable value unless it is probable that loans will be foreclosed, in which case allowances for loan losses are based on the fair value of the underlying collateral. Management's periodic evaluation is based upon evaluation of the portfolio, past loss experience, current economic conditions and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

      Bank Properties and Equipment - Bank properties and equipment are stated at cost, less allowances for depreciation. The provision for depreciation is computed by the straight-line method based on the estimated useful lives of the assets.

      Deferred Loan Fees - Loan fees net of certain direct loan origination costs are deferred and the balance is recognized into income as a yield adjustment over the life of the loan using the interest method.

      Real Estate Owned - Real estate owned is comprised of property acquired through foreclosure and is carried at the lower of the related loan balance or fair value of the acquired property based on an annual appraisal less estimated cost to dispose. Losses arising from foreclosure transactions are charged against the allowance for loan losses. Losses subsequent to foreclosure are charged against operations.

      Excess of Cost Over Fair Value of Net Assets Acquired - The excess of cost over fair value of net assets acquired is net of accumulated amortization of $3,542,579 and $2,037,866 at December 31, 1997 and 1996, respectively, and is amortized by the straight-line method over 15 years for bank acquisitions and over 7 years for branch acquisitions.

      Long-Lived Assets - Management evaluates the carrying amount of long-lived assets and intangibles for impairment based on the fair value of the asset. At December 31, 1997 and 1996, the Company had not recognized an impairment loss based on this evaluation.

      Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include amounts due from banks and federal funds sold.

      Income Taxes - Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

      Earnings Per Share - In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share , which is effective for periods ending after December 15, 1997. This statement establishes standards for computing and presenting earnings per share (EPS) and supersedes APB Opinion No. 15, Earnings Per Share. The Company adopted SFAS No. 128 effective December 31, 1997 and all EPS for periods presented have been retroactively restated in accordance with the Statement. The adoption of this statement did not have a material effect on the Company's reported earnings per share

      Stock dividend - On May 20, 1997 and September 17, 1996, the Company's Board of Directors declared special 5% stock dividends which were paid on June 25, 1997 and October 30, 1996, respectively, to stockholders of record on June 2, 1997 and October 15, 1996, respectively. Accordingly, earnings per share for the years ended December 31, 1996 and 1995 have been restated to reflect the increased number of shares outstanding.

      Stock split - On February 17, 1998, the Company's Board of Directors declared a three-for-two stock split effected in the form of a 50% stock dividend payable on March 18, 1998 to shareholders of record on March 4, 1998. On August 28, 1997 the Company's Board of Directors declared a three-for-two stock split effected in the form of a 50% stock dividend which was paid on September 25, 1997 to shareholders of record on September 11, 1997. Accordingly, earnings per share for the years ended December 31, 1997, 1996 and 1995 have been restated to reflect the increased number of shares outstanding.

      Accounting for Stock Options - The Company accounts for stock-based compensation using the intrinsic value method which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company has not recognized any compensation expense under this method. In the year ended December 31, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation which permits the use of the intrinsic value method of accounting for stock-based compensation but also requires the Company to disclose the pro forma effects of accounting for stock-based compensation using the fair value method as described in SFAS No. 123.

      Accounting Principles Issued But Not Adopted - In June, 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which requires disclosure, as a component of comprehensive income, amounts from transactions and other events which are currently excluded from the statement of income and are recorded directly to shareholders' equity. Also in June, 1997, SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information was issued. This statement requires an entity to disclose financial information in a manner consistent with internally used information and requires more detailed disclosures of operating and reporting segments than are currently in practice. These statements are effective for fiscal years beginning after December 15, 1997 and early adoption is permitted. Management of the Company does not believe the Statements will have a material impact on the Company's results of operations or financial position when adopted. The Company will adopt both standards effective January 1, 1998.

      Reclassifications - Certain reclassifications have been made in the 1996 and 1995 consolidated financial statements to conform to those classifications used in 1997.

3.    ACQUISITIONS

      On November 20, 1997, the Bank purchased eleven branches from The Bank of New York. The Bank acquired approximately $156,049,000 of deposit liabilities plus $240,000 of accrued interest, $9,485,000 of real estate and equipment, $18,035,000 of loans plus related accrued interest and $2,277,000 in cash. The Bank paid a premium of approximately $15,501,000, which will be amortized primarily over seven years.

      On July 24, 1997, the Bank purchased three branches from Oritani Savings Bank. The Bank acquired approximately $33,922,000 of deposit liabilities plus $144,000 of accrued interest, $547,000 of real estate and equipment and $180,000 in cash. The Bank paid a premium of $2,151,000, which is being amortized over seven years.

      On June 5, 1997, the Bank purchased four branches from First Union National Bank. The Bank acquired approximately $66,552,000 of deposit liabilities plus $222,000 of accrued interest, $1,755,000 of real estate and equipment, $2,313,000 of loans plus related accrued interest and $1,203,000 in cash. The Bank paid a premium of approximately $4,661,000, which is being amortized over seven years.

      On November 24, 1995,  the Bank  purchased  four  branches from New Jersey
National Bank. The Bank acquired approximately $70,227,000 of deposit liabilities plus $492,000 of accrued interest, $3,675,000 of real estate and equipment, $48,000 of loans plus related accrued interest and $1,009,000 in cash. The Bank paid a premium of approximately $2,368,000, which is being amortized over seven years.

      On July 14, 1995, the Bank purchased four branches from NatWest Bank. The Bank acquired approximately $52,317,000 of deposit liabilities plus $479,000 of accrued interest, $1,755,000 of real estate and equipment, $588,000 of loans plus related accrued interest and $610,000 in cash. The Bank paid a premium of approximately $2,082,000, which is being amortized over seven years.

4.    INVESTMENT SECURITIES
      The amortized costs of investment securities and the approximate fair values at December 31, 1997 and 1996 were as follows:

                                                             December 31, 1997
                                        -----------------------------------------------------------
                                                          Gross            Gross       Estimated
                                          Amortized     Unrealized      Unrealized        Fair
Available for Sale:                         Cost           Gains           Losses         Value
Debt Securities
  U. S. Treasury Obligations            $ 53,112,961   $     22,245   $   (128,487)   $ 53,006,719
  State and Municipal Obligations         41,738,042        115,920       (131,695)     41,722,267
  Other bonds                              6,313,495             --        (35,849)      6,277,646
  Mortgage-backed securities             449,770,918        629,512       (239,059)    450,161,371
                                        ------------   ------------   ------------    ------------
    Total debt securities                550,935,416        767,677       (535,090)    551,168,003
                                        ------------   ------------   ------------    ------------
Equity Securities
  Federal Reserve Bank stock               1,367,100      1,367,100
  Federal Home Loan Bank stock            23,660,000     23,660,000
  Atlantic Central Bankers Bank stock         83,250             --             --          83,250
                                        ------------   ------------   ------------    ------------
    Total equity securities               25,110,350             --             --      25,110,350
                                        ------------   ------------   ------------    ------------
      Total                             $576,045,766   $    767,677   $   (535,090)   $576,278,353
                                        ============   ============   ============    ============

                                                           December 31, 1996
                                       --------------------------------------------------------
                                                          Gross         Gross       Estimated
                                        Amortized       Unrealized    Unrealized      Fair
Available for Sale:                        Cost           Gains         Losses        Value
Debt Securities
  U. S. Treasury Obligations            $51,954,682   $    12,086   $  (932,957)   $51,033,811
  State and Municipal Obligations        20,168,222        28,006      (356,822)    19,839,406
  Other bonds                            10,075,483         7,635      (239,962)    19,843,156
  Mortgage-backed securities                 63,061            --            --         63,061
                                        -----------   -----------   -----------    -----------
    Total debt securities                92,261,448        47,727    (1,529,741)    90,779,434
                                        -----------   -----------   -----------    -----------
Equity Securities
  Federal Reserve Bank stock                617,800                                    617,800
  Federal Home Loan Bank stock            4,100,900                                  4,100,900
  Atlantic Central Bankers Bank stock        83,250                                     83,250
                                        -----------   -----------   -----------    -----------
    Total equity securities               4,801,950            --            --      4,801,950
                                        -----------   -----------   -----------    -----------
      Total                             $97,063,398   $    47,727   $(1,529,741)   $95,581,384
                                        ===========   ===========   ===========    ===========


During 1997, the Company sold $86,480,177 of securities available for sale resulting in a gross gain of $225,959. During 1996, the Company sold
$144,529,374 of securities available for sale resulting in a gross gain of $206,538. During 1995, the Company sold $24,240,439 of securities available for sale resulting in a gross gain of $377,126.

At December 31, 1997 and 1996 the Bank was required to maintain an average reserve balance with the Federal Reserve Bank of $100,000 and $3,579,000 respectively.

The maturity schedule of the investment in debt securities available for sale at December 31, 1997 is as follows:

                                                    Amortized      Estimated
                                                       Cost       Market Value
Due in one year or less                           $  9,370,575   $  9,366,919
Due after one year through five years               80,691,171     80,518,151
Due after five years through ten years              66,650,723     66,762,117
Due after ten years                                110,229,882    110,207,604
                                                   266,942,351    266,854,791
Mortgage-backed securities                         283,993,065    284,313,212
                                                  ------------   ------------
                                                  $550,935,416   $551,168,003
                                                  ============   ============

      At December 31, 1997, $4,000,000 of U.S. Treasury Notes were pledged to secure public deposits.


5.    LOANS
      The components of loans as of December 31, 1997 and 1996 were as follows:

                                             December 31,
                                    --------------------------------
                                        1997             1996
Commercial and industrial           $ 346,475,157    $ 223,116,474
Real estate-residential mortgages      50,178,260       53,846,436
Installment                            35,301,433       21,133,070
                                    -------------    -------------
  Total gross loans                   431,954,850      298,095,980
Allowance for loan losses              (4,193,801)      (2,595,312)
                                    -------------    -------------
Net loans                           $ 427,761,049    $ 295,500,668
                                    =============    =============

Nonaccrual loans                    $     896,902    $   1,277,208
                                    =============    =============

      There were no irrevocable commitments to lend additional funds on nonaccrual loans at December 31, 1997. The reduction in interest income resulting from nonaccrual loans was $115,144, $151,614 and $276,955 for the years ended December 31, 1997, 1996 and 1995, respectively. Interest income recognized on these loans for the years ended December 31, 1997, 1996 and 1995 was $40,334, $15,414 and $24,989, respectively.

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other nonrelated party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 1997 and 1996, along with an analysis of the activity for the years ended December 31, 1997 and 1996, is summarized as follows:

                                   For the Years Ended
                                      December 31,
                             ----------------------------
                                 1997             1996
Balance, beginning of year   $ 11,437,134    $  8,621,460
Additions                      10,954,834       7,306,997
Repayments                     (2,954,727)     (4,491,323)
                             ------------    ------------
Balance, end of year         $ 19,437,241    $ 11,437,134
                             ============    ============

      Under approved lending decisions, the Company has commitments to lend additional funds totaling approximately $84,302,101 and $58,635,413 at December 31, 1997 and 1996, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

      Most of the Bank's business activity is with customers located within its local market area. Generally, loans granted are secured by commercial real estate, residential real estate and other assets. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market.

6.    ALLOWANCE FOR LOAN LOSSES

      An analysis of the change in the allowance for loan losses is as follows:


                                          For the Years Ended
                                              December 31,
                               -------------------------------------------
                                   1997           1996           1995
Balance, beginning of period   $ 2,595,312    $ 2,064,640    $ 1,607,375
Charge-offs                       (102,408)      (400,387)      (426,289)
Recoveries                          35,897         31,059         75,894
                               -----------    -----------    -----------
   Net  charge-offs                (66,511)      (369,328)      (350,395)
Provision for loan losses        1,665,000        900,000        807,660
                               -----------    -----------    -----------
Balance, end of period         $ 4,193,801    $ 2,595,312    $ 2,064,640
                               ===========    ===========    ===========

     The provision for loan losses charged to expense is based upon past loan and loss experience and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans. A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan.

     An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant.

     Impairment losses are included in the provision for loan losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans, and are not included in the data that follows:

                                                                    December 31, 1997     December 31, 1996
                                                                    -----------------     -----------------
Impaired loans with related reserve for loan losses calculated
    under SFAS No. 114                                                  $       --             $       --
Impaired loans with no related reserve for loan losses calculated
    under SFAS No. 114                                                  $1,157,838             $  584,114
                                                                        ----------             ----------
    Total impaired loans                                                $1,157,838             $  584,114
                                                                        ==========             ==========

                                                               Year Ended                Year Ended
                                                            December 31, 1997        December 31, 1996
                                                            -----------------        -----------------

Average impaired loans                                          $1,244,522               $  596,519
                                                                ==========               ==========
Interest income recognized on impaired loans                    $  106,715               $   18,284
                                                                ==========               ==========
Cash basis interest income recognized on impaired loans         $   82,544               $   15,414
                                                                ==========               ==========

Interest payments on impaired loans are typically applied to principa l unless the ability to collect the principal amount is fully assured, in which case interest is recognized on the cash basis.

Commercial loans and commercial real estate loans are placed on nonaccrual at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Generally, commercial loans are charged off no later than 120 days delinquent unless the loan is well secured and in the process of collection, or other extenuating circumstances support collection. Residential real estate loans are typically placed on nonaccrual at the time the loan is 90 days delinquent. Other consumer loans are typically charged off at 90 days delinquent. In all cases, loans must be placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

7.    BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment at December 31, 1997 and 1996 consist of the following major classifications:

                                                    December 31,
                                            -----------------------------
                                                1997             1996
Land                                        $  5,923,238    $  3,084,395
Buildings                                     13,520,232       6,982,449
Leasehold improvements and equipment           7,485,262       3,991,723
                                            ------------    ------------
                                              26,928,732      14,058,567
Accumulated depreciation and amortization     (2,448,878)     (1,836,060)
                                            ------------    ------------
Total                                       $ 24,479,854    $ 12,222,507
                                            ============    ============

8.   REAL ESTATE OWNED

Real estate owned consisted of the following:

                              December 31,
                         -----------------------
                           1997        1996
Commercial properties    $ 128,031   $ 435,765
Residential properties     142,083     360,863
                         ---------   ---------
                           270,114     796,628
Allowance                       --     (41,000)
                         ---------   ---------
Total                    $ 270,114   $ 755,628
                         =========   =========

During 1997 and 1995, approximately $15,000 and $78,000, respectively, was charged against operations to adjust real estate owned for declines in value. There was no charge in 1996.

9.     DEPOSITS

Deposits consist of the following major classifications:
                                             December 31,
                                     ----------------------------
                                        1997           1996
Demand Deposits                      $268,655,067   $133,624,391
Savings Deposits                      117,879,048     63,506,894
Time Certificates under $100,000      243,257,829    151,615,202
Time Certificates $100,000 or more     65,595,592     37,240,418
                                     ------------   ------------
Total                                $695,387,536   $385,986,905
                                     ============   ============

Of the total demand deposits, approximately $149,499,000 and $76,500,000 are non-interest bearing at December 31, 1997 and 1996, respectively.

A summary of certificates by year of maturity is as follows:

               Year Ended December 31,
               1998                                        $284,412,949
               1999                                          14,495,629
               2000                                           5,800,887
               Thereafter                                     4,143,956
                                                           ------------
               Total                                       $308,853,421
                                                           ============

A summary of interest expense on deposits is as follows:

                                            Year Ended December 31,
                                   ----------------------------------------
                                      1997           1996          1995
Savings Deposits                   $ 1,555,491   $ 1,455,043   $ 1,394,849
Time Certificates                   13,370,984     9,382,920     5,274,045
Interest-Bearing Demand Deposits     1,531,550     1,115,628       971,039
                                   -----------   -----------   -----------
Total                              $16,458,025   $11,953,591   $ 7,639,933
                                   ===========   ===========   ===========

10.     ADVANCES FROM THE FEDERAL HOME LOAN BANK

Federal Home Loan Bank ("FHLB") advances at December 31, 1997 and 1996 were $75,000,000 and $10,000,000, respectively. Advances are collateralized under a blanket collateral lien agreement. At December 31, 1997 and 1996, $17,000,000 and $10,000,000, respectively were borrowed under overnight lines of credit at interest rates of 7.125% and 7.35%, respectively. At December 31, 1997, $58,000,000 was borrowed under a one-month advance maturing in January, 1998 at a rate of interest of 6.875%. Interest expense on advances was $438,268, $286,316 and $6,733 for the years ended December 31, 1997, 1996 and 1995, respectively.

11.     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

In 1997, the Company entered into repurchase agreements with the FHLB. At December 31, 1997, the amount outstanding was $210,751,000, maturing in January, 1998 and bearing an average interest rate of 6.01%. Interest expense on FHLB repurchase agreements was $4,285,478 for the year ended December 31, 1997. There were no such repurchase agreements during 1996 or 1995. Collateral for the repurchase agreements were U.S. Government Agency Collateralized Mortgage Obligations. The market value of the collateral at December 31, 1997 was approximately $220,118,000.

During 1997 and 1996, the Company entered into overnight repurchase agreements with customers. At December 31, 1997 and 1996, the amounts outstanding were $25,062,502 and $5,253,048, respectively. At December 31, 1997, the amounts were borrowed at interest rates ranging from 4.75% to 6.275%. At December 31, 1996, the amounts were borrowed at interest rates ranging from 4.75% to 5.11%. Collateral for customer repurchase agreements were U.S. Treasury Notes. The market value of the collateral was equal to the amounts outstanding.



12.     OTHER BORROWED FUNDS

At December 31, 1997, the Company purchased federal funds in the amount of $5,500,000 from correspondent banks on an unsecured overnight line of credit at an interest rate of 6.00%. There were no such purchases at December 31, 1996.

On December 30, 1996, the Company obtained a $6,000,000 revolving line of credit from a correspondant bank with a term of 36 months. The floating rate of interest was the prime rate plus fifty basis points. At December 31, 1996, there was $6,000,000 outstanding at an interest rate of 8.75%. At December 31, 1997 there was no balance outstanding.


13.     STOCK OPTION PLAN

On April 18, 1995, the Company adopted a Stock Option Plan (the "1995 Plan"). Options granted under the 1995 Plan may be either qualified incentive stock options or nonqualified options as determined by the Executive Compensation Committee. Options granted under the 1995 Plan are at the estimated fair value at the date of grant. There were 744,187 shares of stock reserved for issuance under the 1995 Plan.

On May 31, 1985, the Company adopted a Stock Option Plan (the "1985 Plan"). During 1995, options were no longer eligible to be granted under the 1985 Plan. Options granted under the 1985 Plan were either qualified incentive stock options or nonqualified options as determined by the Executive Compensation Committee. Options granted under the 1985 Plan were at the estimated fair value at the date of grant. At December 31, 1997, there were 309,730 shares of stock remaining for issuance under the 1985 Plan.

Under the 1995 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. Under the 1985 Plan, all options expire in the year 2001. The vesting provision of the 1995 Plan allows for 50% of options to vest one year after the date of grant, and 50% two years after the date of grant, subject to employment and other conditions. All shares granted under the 1985 Plan are fully vested.

Options granted under the 1995 and 1985 Plans, adjusted for the 5% stock dividends granted in 1996 and 1997 and the three-for-two stock splits granted in 1997 and 1998, are as follows:

                                                                          Incentive       Nonqualified
Options granted and outstanding:
December 31, 1997 at prices ranging from $3.04 to $16.67 per share         444,680           609,193
                                                                           =======           =======

December 31, 1996 at prices ranging from $3.04 to $7.77 per share          351,647           454,900
                                                                           =======           =======

December 31, 1995 at prices ranging from $3.04 to $6.53 per share          439,785           371,118
                                                                           =======           =======

Activity in the stock option plans for the period beginning January 1, 1995 and ending December 31, 1997 was as follows:

                                                                         Weighted
                                                                         Average
                                                   Exercise              Exercise
                                       Number        Price                 Price
                                     of Shares     Per Share             Per Share
                                     ---------     ---------             ---------
Outstanding at January 1, 1995         692,585                           $   3.58
1995:
  Granted                              310,080    $5.24 - $ 5.77         $   5.50
  Exercised                           (185,405)   $3.04 - $ 4.22         $   3.26
  Expired                               (6,357)   $3.04 - $ 6.53         $   5.85
                                     ---------
Outstanding at December 31, 1995       810,903                           $   4.29
1996:
  Granted                              269,148    $7.06 - $ 7.77         $   7.06
  Exercised                           (272,403)   $3.04 - $ 3.84         $   3.73
  Expired                               (1,101)           $ 6.53         $   6.53
                                     ---------
Outstanding at December 31, 1996       806,546                           $   5.39
1997:
  Granted                              257,997    $8.89 - $16.67         $  10.00
  Exercised                             (8,205)   $5.24 - $ 6.53         $   4.60
  Expired                               (2,466)           $ 7.06         $   7.06
                                     ---------
 Outstanding at December 31, 1997    1,053,873    $3.04 - $16.67         $   6.56
                                     =========                           ========

The following table summarizes stock options outstanding at December 31, 1997.

                                Number of Options       Weighted Average Remaining        Weighted Average Exercise
Range of Exercise Price            Outstanding               Contractual Life                       Price
-------------------------------------------------------------------------------------------------------------------
$   3.04  -  $   3.34                  177,945                 4                                  $   3.79
$   5.24  -  $   6.53                  351,265                 6                                  $   5.33
$   7.06  -  $   8.89                  295,016                 8                                  $   7.27
$  10.00  -  $  11.00                  224,997                 9                                  $  10.04
$  16.67  -  $  16.67                    4,650                10                                  $  16.67
                               ------------------------------------------------------------------------------------
                                     1,053,873                 7                                  $   6.56

The Company accounts for stock-based compensation using the intrinsic value method. Had compensation cost for the Company's two stock option plans been determined based on the fair value method of accounting described in SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                               For the Years Ended
                                                                                                   December 31,
                                                                                 ---------------------------------------------
                                                                                       1997            1996           1995
                                                                                       ----            ----           ----
Net income:                                          As reported                 $   4,171,349   $   3,012,643   $   2,818,670
                                                     Pro forma                   $   3,736,190   $   2,461,089   $   2,370,020
Earnings per share on net income:
  Basic                                              As reported                 $        0.91   $        0.71   $        0.69
                                                     Pro forma                   $        0.81   $        0.58   $        0.58

  Diluted                                            As reported                 $        0.82   $        0.66   $        0.65
                                                     Pro forma                   $        0.74   $        0.54   $        0.54

Weighted average fair value of options
granted during the year                                                          $        1.69   $        3.42   $        2.39

Significant assumptions used to calculate the above fair value of the awards are as follows:

                                         1997         1996           1995
                                         ----         ----           ----
Risk free rate of return                   6.16 %        6.44 %         5.65 %
Expected option life                  60 months     60 months      60 months
Expected volatility                          24 %          14 %           15 %
Expected dividends                        0             0             0


14.     EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

On July 15, 1997 the Company adopted an Employee Stock Purchase Plan ("ESPP") and a Directors Stock Purchase Plan ("DSPP") (collectively, the "Purchase Plans") wherein 218,812 shares were reserved for issuance pursuant to the plan. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the year ended December 31, 1997, there were 1,191 shares and 3,896 shares granted and issued through the ESPP and DSPP, respectively.

15.     BENEFITS

During 1996, the Company established a 401(k) Savings Plan (the 401(k) Plan) for all qualified employees. Substantially all employees are eligible to participate in the 401(k) Plan following completion of one year of service and attaining age
21. Vesting in the Company's contribution accrues over four years at 25% each year. Pursuant to the 401(k) Plan, employees could contribute up to 15% of their compensation to a maximum of $9,500 in 1997 and 1996. The Company contributes Company common stock, at market value, at 50% of the employee contribution, up to 6% of compensation. The Company's contribution to the 401(k) Plan was $90,619 and $85,722 for the years ended December 31, 1997 and 1996, respectively. The Company paid $9,705 and $4,861 during 1997 and 1996, repectively, to administer the 401(k) Plan.

16.     COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

In the normal course of business, the Bank has various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $12,335,011 and $9,663,853 at December 31, 1997 and 1996, respectively), which are not reflected in the accompanying financial statements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial position of the Company will not be affected materially by the final outcome of any contingent liabilities and commitments.

Office space and branch facilities are leased from a company affiliated with the chairman under separate agreements with the Company. The leases, which expire in the year 2012, provide for a combined annual rental of $344,592 with annual increases based on increases in the Consumer Price Index.

In February 1985, the Bank entered into an agreement with a partnership comprised of directors of the Bank and shareholders of the Company to lease an office building for an initial term of ten years with three renewal options of five years each, requiring annual rentals of $96,000 in addition to real estate taxes during the extension periods. The Bank has exercised its first five-year renewal option. The Bank subleases a portion of the office building.

Future minimum payments under noncancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1997:

1998                                     $   867,339
1999                                         797,011
2000                                         690,504
2001                                         672,104
2002                                         647,695
Thereafter                                 5,471,888
                                         -----------
                                         $ 9,146,541
                                         ===========

Rental expense included in occupancy expense for all operating leases was $609,161, $516,526 and $510,285 for the years ended December 31, 1997, 1996 and
1995, respectively.

17.     INCOME TAXES

The income tax provision consists of the following:

                                                December 31,
                                ------------------------------------------
                                    1997           1996          1995
Current                         $ 2,559,473    $ 1,504,874    $ 1,167,398
Deferred                           (826,473)      (142,874)       (27,398)
                                -----------    -----------    -----------
Total                           $ 1,733,000    $ 1,362,000    $ 1,140,000
                                ===========    ===========    ===========


Items that gave rise to significant portions of the deferred tax accounts at December 31, 1997 and 1996 are as follows:

                                                                December 31,
                                                         ----------------------------
                                                             1997             1996
Deferred tax asset:
  Allowance for loan losses                              $ 1,219,106      $   590,257
  Deferred loan fees                                           83,541          63,900
  Other real estate                                                -           73,344
  Goodwill amortization                                      373,016           72,150
  Unrealized loss on investment securities                         -          503,885
  Other                                                      225,042           51,274
                                                         -----------      -----------
Total deferred tax asset                                   1,900,705        1,354,810
Deferred tax liability:
  Property                                                  (450,126)        (284,275)
  Unrealized gain on investment securities                   (79,080)
  Other real estate                                          (57,456)
                                                         -----------      -----------
Total deferred tax liability                                (586,662)        (284,275)
                                                         -----------      -----------

Net deferred tax asset                                   $ 1,314,043      $ 1,070,535
                                                         ===========      ===========

The provision for federal income taxes for the years ended December 31, 1997, 1996 and 1995, differs from that completed at the statutory rate as follows:

                                               Years Ended December 31,
                                     ------------------------------------------
                                        1997            1996           1995
Tax computed at the statutory rate   $ 2,007,479    $ 1,487,379    $ 1,345,948
Increase in charge resulting from:
  Goodwill amortization                   57,321         57,327         57,160
  Tax exempt interest (net)             (258,994)      (340,896)      (157,940)
  Other, net                             (72,806)       158,190
                                     -----------    -----------    -----------
                                     $ 1,733,000    $ 1,362,000    $ 1,140,000
                                     ===========    ===========    ===========

18.     EARNINGS PER SHARE

Basic earnings per share is computed by dividing income available to shareholders (net income), by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of the options (treasury stock method). These purchases were assumed to have been made at the average market price of the common stock, which is based on the average price received on common shares sold. Retroactive recognition has been given to market values, common stock outstanding and potential common shares for periods prior to the date of the Company's stock dividends and stock splits, as well as for the adoption of SFAS No. 128.

                                                                           For the Years Ended
                                                                               December 31,
                                                                  -------------------------------------
                                                                     1997         1996          1995
                                                                     ----         ----          ----
Net income                                                        $4,171,349   $3,012,643   $2,818,670

Average dilutive stock options outstanding                         1,053,873      806,548      810,906
Average exercise price per share                                  $     6.56   $     5.39   $     4.28
Average market price - diluted basis                              $    11.87   $     8.89   $     6.85

Average common shares outstanding                                  4,607,533    4,247,540    4,064,196
Increase in shares due to exercise of options - diluted basis        471,736      317,549      304,281
                                                                  ----------   ----------   ----------
Adjusted shares outstanding - diluted                              5,079,269    4,565,089    4,368,477

Net income per share - basic                                      $     0.91   $     0.71   $     0.69
Net income per share - diluted                                    $     0.82   $     0.66   $     0.65


19.     REGULATORY MATTERS

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Permission from the OCC is required if the total of dividends declared in a calendar year exceeds the total of the Bank's net profits, as defined by the OCC, for that year, combined with its retained net profits of the two preceding years.

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory --and possibly additional discretionary -- actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1997 that the Bank meets all applicable capital adequacy requirements.

During 1997 regulatory capital was increased through the issuance of Trust Preferred Securities and common stock. As a result, at December 31, 1997, the Company's Tier 1 Capital and Total Risk-Based Capital increased by $40.1 million and $50.1 million, respectively.

As of December 31, 1997, the most recent notification from the OCC (dated May 5,
1997) categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Tier 1 Capital, Total Risk-Based Capital and Leverage Ratios as set forth in the table.

                                                                                    To Be Well-Capitalized
                                                                Required for             Under Prompt
                                                              Capital Adequacy         Corrective Action
                                            Actual                 Purposes                Procedures
                                            ------                 --------                ----------
                                      Amount       Ratio       Amount       Ratio      Amount       Ratio
                                      ------       -----       ------       -----      ------       ------
At December 31, 1997
  Tier 1 Risk-Based Capital        $ 55,445,443     9.76%   $22,723,542     4.00%   $34,085,313     6.00%
  Total Risk-Based Capital           59,639,244    10.50%    45,439,424     8.00%    56,799,280    10.00%
  Leverage                           55,445,443     6.42%    34,545,447     4.00%    43,181,809     5.00%

At December 31, 1996
  Tier 1 Risk-Based Capital        $ 28,907,862     9.34%   $12,380,480     4.00%    18,570,720     6.00%
  Total Risk-Based Capital           31,503,174    10.18%    24,760,960     8.00%    30,951,200    10.00%
  Leverage                           28,907,862     6.81%    16,974,791     4.00%    21,218,489     5.00%

The Company's tier 1 risk-based capital, total risk-based capital and leverage capital are 8.17%, 10.75% and 5.38%, respectively, at December 31, 1997 and 7.44%, 8.28% and 5.43%, respectively, at December 31, 1996.

20.     FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                       December 31, 1997                  December 31, 1996
                                                ------------------------------------------------------------------
                                                                    Estimated                          Estimated
                                                   Carrying            Fair           Carrying           Fair
                                                    Amount            Value            Amount            Value
                                                    ------            -----            ------            -----
Assets:
  Cash and cash equivalents                     $  34,060,747    $  34,060,747    $  21,806,758     $  21,806,758
  Investment securities                           576,278,353      576,278,353       95,581,384        95,581,384
  Loans receivable, net                           427,761,049      424,641,330      295,500,668       293,777,592
Liabilities:
  Demand deposits                                 268,655,067      268,655,067      133,624,391       133,624,391
  Savings deposits                                117,879,048      117,879,048       63,506,894        63,506,894
  Certificates of deposit                         308,853,421      308,605,531      188,855,620       191,448,487
  Advances from the Federal Home Loan Bank         75,000,000       75,000,000       10,000,000        10,000,000
  Loan payable                                              -                -        6,000,000         6,000,000
  Federal funds purchased                           5,500,000        5,500,000
  Securities sold under agreements to
   repurchase                                     213,813,503      213,813,503        5,253,048         5,253,048


Cash and cash equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment securities - For investment securities, fair values are based on quoted market prices.

Loans receivable - The fair value was estimated by discounting approximate cash flows of the portfolio to achieve a current market yield.

Demand deposits, savings deposits and certificates of deposit - The fair value of demand deposits and savings deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank, federal funds purchased, securities sold under agreements to repurchase and loan payable The fair value is estimated to be the amount payable at the reporting date.

Commitments to extend credit and letters of credit - The majority of the Bank's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower.

No adjustment was made to the entry-value interest rates for changes in credit performing commercial loans and real estate loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates along with the general reserves applicable to the performing commercial and real estate loan portfolios for which there are no known credit concerns result in a fair valuation of such loans on an entry-value basis.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 1997 and 1996, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

21.     INTEREST RATE RISK

The Company's exposure to interest rate risk results from the difference in maturities on interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Because the Company's assets have a shorter maturity than its liabilities, the Company's earnings will tend to be negatively affected during periods of declining interest rates. Conversely, this mismatch should benefit the Company during periods of rising interest rates. Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities.

22.     GUARANTEED PREFERRED BENEFICIAL INTEREST IN SUBORDINATED DEBT

On March 17, 1997, the Trust, a statutory business trust created under Delaware law that is a subsidiary of the Company, issued $25 million, 9.85% Preferred
Securities ("Preferred Securities") with a stated value and liquidation preference of $25 per share. This Trust's obligations under the Preferred Securities issued are fully and unconditionally guaranteed by the Company. The proceeds from the sale of the Preferred Securities of the Trust were utilized by the Trust to invest in $25 million of 9.85% Junior Subordinated Debentures (the "Debentures") of the Company. The Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debentures represent the sole assets of the Trust. Interest on the Preferred Securities is cumulative and payable quarterly in arrears. The Company has the right to optionally redeem the Debentures prior to the maturity date of March 31, 2027, on or after March 31, 2002, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, the Company may redeem in whole, but not in part, the Debentures prior to March 31, 2002. Proceeds from any redemption of the Debentures would cause a mandatory redemption of the

Preferred Securities having an aggregate liquidation amount equal to the principal amount of the Debentures redeemed.

         On April 9, 1997, the underwriters for the Preferred Securities exercised their right to purchase an additional $3,750,000 of the Preferred Securities on the same terms as the original issuance to cover over-allotments. The proceeds from the sale of the Preferred Securities were utilized by the Trust to invest in $3,750,000 of Debentures of the Company.

         The  Trust  is  a  wholly-owned  subsidiary  of  the  Company,  has  no
independent   operations  and  issued  securities  that  contained  a  full  and unconditional guarantee of its parent, the Company.

23.     ACQUISITIONS (UNAUDITED)

On February 26, 1998, the Bank purchased one branch from First Savings Bank, Woodbridge, N.J. The Bank acquired approximately $25,228,000 of deposit liabilities, $118,000 in equipment, $34,000 in loans and $119,000 in cash. The Bank paid a premium of $1,085,000, which will be amortized over seven years.

24.     CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

Condensed Statements of Financial Condition                                    December 31,
                                                                    ----------------------------------
                                                                          1997                1996
Assets
  Cash                                                               $     269,709       $     27,187
  Investments in subsidiaries                                           81,619,589         33,294,851
  Prepaid expense                                                        1,466,298             95,417
  Accrued interest and other assets                                         28,889                  -
                                                                     -------------       ------------
    Total                                                            $  83,384,485       $ 33,417,455
                                                                     =============       ============

Liabilities and Shareholders' Equity
  Loan payable                                                                           $   6,000,000
  Other liabilities                                                  $       2,186              2,879
                                                                     -------------       ------------
    Total liabilities                                                        2,186          6,002,879
  Guaranteed preferred beneficial interest in subordinated debt         28,750,000
  Shareholders' Equity
                                                                        54,632,299         27,414,576
                                                                     -------------       ------------
    Total                                                            $  83,384,485       $ 33,417,455
                                                                     =============       ============

Condensed Statements of Income

                                                             Years ended December 31,
                                                  ------------------------------------------
                                                      1997            1996           1995
Net interest expense                              $(2,387,201)   $    (1,888)
Other income                                           48,750         15,909         12,278
Expenses                                             (133,238)       (16,271)       (27,025)
                                                  -----------    -----------    -----------

Loss before equity in undistributed
  income of subsidiaries and income tax expense    (2,471,689)        (2,250)       (14,747)
Equity in undistributed income of subsidiaries      6,643,038      3,014,893      2,833,417
Income tax expense                                       --             --             --
                                                  -----------    -----------    -----------
Net income                                        $ 4,171,349    $ 3,012,643    $ 2,818,670
                                                  ===========    ===========    ===========

Condensed Statements of Cash Flows

                                                                                           Years ended December 31,
                                                                                   -----------------------------------------
                                                                                       1997         1996          1995
Operating activities:
  Net income                                                                       $ 4,171,349   $  3,012,643  $  2,818,670
  Adjustments to reconcile net income to
    net cash (used in) provided by operating activities:
    Depreciation and amortization                                                                       9,756         8,360
    Undistributed income of subsidiaries                                            (6,643,038)    (3,014,893)   (2,833,417)
    Gain on sale of  investment  securities  available  for  sale                      (48,750)
    Tax benefit from exercise of non-qualified stock options (net)                                   (110,000)
    Changes in assets and liabilities which (used) provided cash:
      Accrued interest and other assets                                             (1,399,770)       (57,241)        9,665
                                                                                   -----------   ------------  ------------
      Accounts payable and accrued expenses                                               (693)         2,879             -
                                                                                    -----------   ------------  ------------
            Net cash (used in) provided by operating activities                     (3,920,902)      (156,856)        3,278
                                                                                   -----------   ------------  ------------
Investing activities:
  Purchases of investment securities available for sale                             (1,200,000)
  Proceeds from sale of investment securities available for sale                      1,248,750
  Dividend from subsidiary                                                            1,565,937
  Advances to subsidiary                                                           (42,116,000)    (7,100,000)   (1,700,000)
                                                                                   -----------   ------------  ------------
           Net cash used in investing activities                                   (40,501,313)    (7,100,000)   (1,700,000)
                                                                                   -----------   ------------  ------------
Financing activities:
  Net borrowings under line of credit agreement                                                     6,000,000
  Repayments of short-term borrowings                                               (6,000,000)
  Exercise of stock options                                                             37,768      1,126,984       605,358
  Proceeds from issuance of guaranteed preferred beneficial interest in
    subordinated debt                                                                28,750,000
  Proceeds from issuance of commons stock                                            21,881,711
  Payment for fractional interest resulting from stock split                             (1,619)
  Payments for fractional interests resulting from stock dividend                        (3,123)       (2,146)            -
                                                                                   -----------   ------------  ------------
           Net cash provided by financing activities                                44,664,737      7,124,838       865,358
                                                                                   -----------   ------------  ------------
Increase (decrease) in cash                                                            242,522       (132,018)     (831,364)
Cash, beginning of year                                                                 27,187        159,205       990,569
                                                                                   -----------   ------------  ------------
Cash, end of year                                                                  $   269,709   $     27,187  $    159,205
                                                                                   ===========   ============  ============

25.     SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following table presents summarized quarterly data for each of the last two years restated for stock dividends and stock splits paid (dollars are in thousands):

                                                                   Three Months Ended
                             -----------------------------------------------------------------------------------------------------
                             December 31, September 30  June 30,   March 31, December 31,  September 30,  June 30,    March 31
                                 1997         1997        1997       1997      1996            1996         1996       1996
                                 ----         ----        ----       ----      ----            ----         ----       ----

Interest income               $ 16,288     $  12,751    $ 9,893   $   8,252   $  7,982     $ 7,917        $  6,917     $  6,454
Interest expense                 8,898         6,817      4,969       3,723      3,507       3,429           3,001        2,597
                              --------     ---------   --------   ---------   --------     -------        -------      --------

Net interest income              7,390         5,934      4,924       4,529      4,475       4,488           3,916        3,857
Provision for loan losses          420           420        405         420        225         225             225          225
Other operating income             864           597        369         408        449         453             356          502
Other expenses                   5,687         4,427      3,760       3,573      3,492       3,608           2,991        3,129
                              --------     ---------   --------   ---------   --------     -------        -------      --------

Income before income taxes       2,147         1,684      1,128         944      1,207       1,108           1,056        1,005
Income taxes                       654           489        325         265        361         333             332          336
                              --------     ---------   --------   ---------   --------     -------        -------      --------

Net income                    $  1,493     $   1,195   $    803   $     679   $    846     $   775        $   724      $    669
                              ========     =========   ========   =========   ========     =======        =======      ========

Basic earnings per share      $   0.26     $    0.27   $   0.19   $    0.15   $   0.19     $  0.18        $  0.17      $   0.17
                              ========     =========   ========   =========   ========     =======        =======      ========

Diluted earnings per share    $   0.26     $    0.24   $   0.17   $    0.15   $   0.17     $  0.17        $  0.17      $   0.16
                              ========     =========   ========   =========   ========     =======        =======      ========


Basic and diluted earnings per share is computed independently for each of the quarters presented. Consequently, the sum of the quarters may not equal the earnings per share. The Company's common stock began public trading on August 29,1996.



Prices of common stock:

High                 $  22.66      $  14.67   $  10.45    $   9.84       $   9.42      $   9.07       N/A          N/A
Low                     14.33          9.89       9.10        8.67           8.47          8.47       N/A          N/A

CORPORATE DIRECTORY

SUN BANCORP, INC.                           SUN NATIONAL BANK

DIRECTORS                                   DIRECTORS
Bernard A. Brown                            Bernard A. Brown
Adolph F. Calovi                            Adolph F. Calovi
Sidney R. Brown                             Linwood C. Gerber
Philip W. Koebig, III                       Douglas J. Heun, CPA
Peter Galetto, Jr.                          Philip W. Koebig, III
Anne E. Koons                               Vito J. Marseglia.
                                            Joel B. Martin, CPA
                                            Anthony Russo, III
                                            Edward H. Salmon, PhD
                                            William H. Thompson, DDS
                                            Kevin K. Walsh, PhD

OFFICERS                                    Executive Management
Bernard A. Brown                            Bernard A. Brown
Chairman of the Board                       Chairman of the Board

Adolph F. Calovi                            Philip W. Koebig, III
President and CEO                           President and CEO

Philip W. Koebig, III                       James S. Killough
Executive Vice President                    Executive Vice President

Sidney R. Brown                             Robert F. Mack
Vice Chairman, Secretary and Treasurer      Executive Vice President and Cashier

Robert F. Mack                              Harry G. Miller
Controller                                  Executive Vice President

Carol A. Pringle                            Bart A. Speziali
Assistant Secretary                         Executive Vice President

Catherine Romeo                             Edward F. Madden
Auditor                                     Senior Vice President

                                    Officers

Dorothy  Antrim
 Vice President

Darlene Beamsderfer
Assistant Vice President

Patricia M. Bianca
 Assistant Cashier

Erika O. Bonsanto
 Assistant Cashier

Roxanne C. Booker
 Assistant Cashier

William J. Bugdon
 Assistant Vice President

Devon C. Callan
 Assistant Vice President

Douglas Conover
 Vice President

Catherine M. Crosby
 Assistant Vice President

Ernest Current
Administrative Services Officer

Darla A. D'Antonio
 Assistant Cashier

Robert E. Davis, Jr.
 Regional Vice President

Roland J. Dey
 Vice President

Fern K. Dirkes
 Assistant Vice President

Sharon A. Draine
 Assistant Vice President

Darlene V. Driscoll
 Assistant Cashier

Vicki L. Duffield
 Assistant Vice President

Ronald J. Durborow
 Vice President and Regional Manager

Arlene H. Elrod
 Assistant Vice President

Bruce E. Engle
 Vice President

James G. Erickson
 Regional Vice President

Duncan H. Farquhar
Vice President

Sandra Ferrarie
 Vice President

Elizabeth Hackney
 Assistant Vice President

John A. Hall
 Vice President

Marjorie H. Hall
 Vice President

Mark A. Hall
 Vice President

John Hancq
 Vice President

Marjorie H. Hart
 Director, Human Resources

Barbara L. Hawryliw
 Audit Officer

Daniel F. Hires
 Regional Vice President

Susan Hoffman
 Assistant Vice President

Candace L. Johnson
 Assistant Vice President

Hugh E. Keefe
 Vice President

D. Gail Knight
 Assistant Vice President

Allison K. Kruse
 Marketing Officer

Adriana B. Lindner
 Assistant Vice President

Michael W. Lloyd
 Vice President and Regional Manager

Anthony Lombardo
 Assistant Controller

Kevin M. Loughlin
 Assistant Vice President

William J. MacDonald
 Vice President

Bernard J. Maloney
 Assistant Cashier

Anthony O. Marinaccio
 Vice President

William B. McDowell
 Assistant Vice President

Mariluz McVey
 Vice President, and Regional Manager

Holly L. Milita
 Assistant Vice President

Priscilla A. Miller
 Assistant Vice President

Yvette M. Miller
 Assistant Vice President

William T. Moyer
 Controller

Nancy H. Muldowney
 Vice President and Regional Manager

Patricia A. Munson
 Assistant Vice President

Louis F. Nell
 Vice President

Bette L. Nuss
 Vice President and Regional Manager

Henry J. Obergfell
 Regional Vice President

Salvatore Panzino
 Assistant Vice President

Margarida R. Pereira
 Assistant Cashier

Mary Alice Petzinger
 Assistant Cashier

Donna M. Plunkett
 Assistant Vice President

Robert E. Pollard
 Assistant Controller

Roy S. Probst
 Vice President

David A. Repici
 Vice President

Gary J. Riordan
  Assistant Vice President

James D. Robson
 Vice President

Catherine R. Romeo
 Vice President/Auditor

Steven A. Ryan
 Vice President

Jan M. Sanger
 Assistant Vice President

Harry B. Sauers
 Vice President/Loan Review Officer

Ronald A. Seagraves
Director of Corporate Development

Richard J. Simone
 Vice President

John Skoglund
 Vice President

Kimberlee J. Studzinski
Assistant Vice President

Richard P. Tocci
 Vice President

Lisa Varesio
 Assistant Cashier

Cynthia L. Volk
 Assistant Cashier

Edward W. Wahl
 Regional Vice President

John G. Watkins
 Vice President

Ann O. Wigglesworth
 Vice President

Charlotte Wigglesworth
 Assistant Cashier

David A. White
 Assistant Vice President

Beverly  A. Wright
 Assistant Cashier

                         ADVISORY BOARD MEMBER DIRECTORY

                                                     ATLANTIC COUNTY



--------------------------------------------------------------------

Robert J. Bray                    Orthodontist

Paula R. Hetzel, Esq.             Attorney

Thomas J. Kuhar                   Ole Hansen & Sons, Inc.

Richard S. Mairone, Esq.          Perskie Nehmad & Perillo, PA

James J. McCullough               S.J. Transportation Authority

Robert Nichols                    Admiral Nissan, Inc.

Frank Rich, Jr.                   Rich Fire Protection

Frank  J. Siracusa                Frank J. Siracusa & Son

Richard Traa                      Traa Corp.

Mike Turner                       Turner Electrical Inc.

Donald B. Vass


                                BURLINGTON COUNTY
-----------------------------------------------------------------------

Ronald L. Allen                   Allen's Oil & Propane, Inc.

Arthur Brooks                     Fort & Hargrove

Thomas Budd                       T.H. Budd & Sons, Inc.

Leonard V. Fox, Jr.               Janney Montgomery Scott, Inc.

Philip E. Haines, Esq.            Attorney

Eric Johnson                      Johnson's Corner Farm

Robert Meyer                      Bob Meyer Communities, Inc.

Thomas A. Paparone                Paparone Housing Co., Inc.

Frederick Pond                    Pond & Spitz Building Corp.

Mike Quick                        Quick-Wright Electrical

Joseph P. Schooley                Schooley Electric, Inc.


                                BURLINGTON COUNTY
-----------------------------------------------------------------------

Marcel Schulmann, MD              Physician

Stephen Spitz                     Pond & Spitz Building Corp.

James C. Wagner                   Wagner Sharer Murtaugh &


                                  CAMDEN COUNTY
-----------------------------------------------------------------------

Fred S. Berlinsky                 Markeim-Chalmers, Inc.

Richard B. Charny, Esq.           Weiner & Charny, P.A.

Reynold P. Cicalese, CPA          Alloy Silverstein Shapiro Adams

Leon D. Dembo, Esq.               Dembo & Saldutti

Michael P. Edmondson              Wheat First Union

William Green                     Wilmar Industries, Inc.

Jerome C. Pontillo, Esq.          The Fentell Corp.

Jo Surpin                         Mediq Consulting Group

Bud Tresch                        Redy-Mixt Konkrete



                                                               HAMMONTON



------------------------------------------------------------------------

Arthur R. Brown, Jr.              Secretary of Agriculture
                                  State of New Jersey

Joseph Continisio, Jr.            Joseph Continisio Builders, Inc.

Carmen T. Grasso                  C.T. Grasso, Inc.

Russell Lucca                     Lucca's Freezer & Cold

Ralph Morano, Sr.                 J. Morano & Sons, Inc.

Anthony M. Mortellite, Sr.        Mortellite Enterprises

                                                        CAPE MAY COUNTY



-----------------------------------------------------------------------

Curtis Bashaw                     The Virginia Hotel

Joseph M. Brennan, CPA            Tracey Heun Brennan & Co.

Bill Brown                        William J. Brown Agency

Michael J. Caruso, DO             Atlantic Eye Center

Albert Donzanti                   Aldon Homes & Development

Joseph S. Franco                  Ocean Front Hotels

Bill Kindle                       Kindle Auto Plaza

Vincent L. LaManna, Jr., Esq      Attorney

Vince Orlando                     Engineering Design Assoc, PA

Jeff Reichle                      Lund's Fisheries

Malcolm Robertson                 Driftwood Camping Resort, Inc.

Robert I. Salasin, MD             Cape Associates in Surgery, PA


Charles Sansone

Robert Smeltzer                   Smeltzer & Sons Feed &

Lewis J. Tozour                   Coldwell Banker Township Realty

Ernie Utsch                       Utsch's Marina


                                  MERCER COUNTY

-----------------------------------------------------------------------

Michael D. Briehler

Harold R. Levenson, CPA           Oring, Levenson, Burness, P.A.

Paul N. Watter                    Szaferman, Lakind, Blumstein,
                                  Watter & Blader, P.C.


                                  OCEAN COUNTY
------------------------------------------------------------------------

Stephen M. Cors                   Superior Mortgage Company

Steven Eisenberg                  Terrace Tavern

John Ferringo                     Tucker and Owl Tree Restuarants

Anthony T. Godfrey                S.T. Associates

M. Dean Haines                    Ocean County Clerk

T. Brian Holloway                 Mystic Shores, Inc.

Robert Lange

Kenneth B. Maxwell                Kenneth B. Maxwell, Inc.

Joseph T. Mezzina                 Mezzina Real Estate

George F. Murphy, Esq.            Dasti, Murhpy & Wellerson

John M. Parsons                   Retired

James N. Rutter                   Former Ocean Co. Sheriff

John Szymanski                    Tupper Lake Homes



                                  SALEM COUNTY
------------------------------------------------------------------------

Herb Devonshire                   Budd Division, Liberty Plastics, Inc.


Michael S. Warner, CPA            Warner & company



                                    VINELAND
------------------------------------------------------------------------

Ralph A. Acevedo                  Educator

Catherine J. Arpino               Newcomb Foundation

Dominick P. Baruffi, II           Jersey Panel Corp./
                                  Baruffi Associates

Fred J. Bernardini, Sr.           Bernal Mechanical Contractors

Ginger L. Chase                   Sir Speedy Printing

Mark I. Fisher                    B&B Poultry

Harry E. Hearing, CPA             Romano, Hearing & Testa, CPA

David G. Manders                  Manders-Merighi Associates

Ronald G. Rossi                   Joseph Pontiac-Isuzu

Rocco J. Tedesco, Esq.            Kavesh, Pancari, Tedesco
                                  & Pancari

Gerard Velazquez, III             Community Builders

Scott J. Zucca                    L.J. Zucca, Inc.

Administrative Offices
226 Landis Avenue
Vineland, NJ 08360
(609) 691-7700

Subsidiaries
Med-Vine, Inc.
1105 North Market Street
Wilmington, DE  19801

Sun Capital Trust
226 Landis Avenue
Vineland, NJ  08360

Financial Service Center Locations

Atlantic County

Atlantic City
2028 Atlantic Avenue
Atlantic City, NJ 08401
345-8272

Brigantine
3900 Atlantic Avenue
Brigantine, NJ 08203
266-2100

Hammonton
12th Street and First Avenue
Hammonton, NJ 08037
567-5880

Egg Harbor Township
3100 Hingston Avenue
Egg Harbor, NJ 08234
272-8200

Linwood
599 New Road
Linwood, NJ 08221
924-9191

Northfield
Mainland Plaza
501 Tilton Road
Northfield, NJ 08225
645-3200

Somers Point
521 New Road
Somers Point, NJ 08244
653-8200

Weymouth
903 Blvd., Route 50
Mays Landing, NJ 08330
625-9152


Burlington County

Florence
220 West Front Street
Florence, NJ 08518
499-4960

Maple Shade
380 S. Lenola Road
Maple Shade, NJ 08052
222-0200

Medford
99 Hartford Road
Medford, NJ 08055
654-7600

Riverside
15-17 Scott Street
Riverside, NJ 080575
461-0461


Camden County

Clementon
1468 Blackwood-Clementon Road
Clementon, NJ 08021
784-4242

Lindenwold
430 Gibbsboro Road
Lindenwold, NJ 08021
346-3800

Merchantville
47 South Centre Street
Merchantville, NJ 08109
622-3800

Cape May County

Cape May
941 Columbia Avenue
Cape May, NJ 08204
898-2120

Cape May Court House
1011 B Route 9 South
CMCH, NJ 08210
465-7197

Greenfield
71 Route 50
Greenfield, NJ 08230
390-3418

Marmora
108 Roosevelt Blvd.
Marmora, NJ 08223
390-3529

Tuckahoe
2201 Route 50
Tuckahoe, NJ 08250
628-2662


Cumberland County

Millville
1026 North High Street
Millville, NJ 08332
293-0800

Vineland
401 Landis Avenue
Vineland, NJ 08360
205-0700

Vineland - East Landis
1180 E. Landis Avenue
Vineland, NJ 08360
205-0900

Mercer County

Trenton
226 South Broad Street
Trenton, NJ 08608
392-3300

Chambersburg
695 Chambers Street
Trenton, NJ 08611
396-1900

Ewing
1660 North Olden Ave.
Trenton, NJ 08638
530-9653

Hamilton Square
411 Route 33
Trenton, NJ 08619
890-7447


Middlesex County

Forrestal Village
2 Village Boulevard
Princeton, NJ 08540
987-8809







Monmouth County

Eatontown
158 Wycoff Road
Eatontown, NJ 07724
(732) 542-4800


Ocean County

Barnegat
311 South Main Street
Barnegat, NJ 08005
698-4300

Long Beach Island
1211 Long Beach Blvd.
Ship Bottom, NJ 08008
361-8011

Manahawkin
Route 72 East
Manahawkin, NJ 08050
597-1800

Mystic Island
800 Radio Road
Little Egg Harbor, NJ 08087
296-1773

Toms River
601 Route 37 West
Toms River, NJ 08753
(732) 240-2922

Tuckerton
540 Route 9
Tuckerton, NJ 08087
296-1700


Salem County

Carney's Point
270 Georgetown Road
Carney's Point, NJ 08069
299-5770

Salem
175 West Broadway
Salem, NJ 08079
935-6560

Woodstown
8 North Main Street
Woodstown, NJ 08098
769-2466


Somerset County

Rocky Hill
1185 Route 206
Montgomery Twp, NJ 08540
497-0500


Additional Information

For financial information, including the annual report, quarterly reports and reports to the Securities and Exchange Commission on Form 10-K, contact Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.

Products and Services


                     Deposit Products
                        Commercial                                                  Consumer
                   Commercial Checking                                      Super Interest Checking
                 Small Business Checking                                        Regular Checking
             Sun Preferred Business Checking                                  NJ Consumer Checking
                  Business Money Market                                           Money Market
                   Non-Profit Checking                                   Sun Gold Relationship Account
                      Super Interest                                      Sun Ray Relationship Account
               Sole Proprietorship Checking                                       Young Savers
                    Master Accounting                                           Sunshine Savings
                      Attorney Trust                                          Sun Premium Savings
                     Business Savings                                       Certificates of Deposit
                 Certificates of Deposit                                 Jumbo Certificates of Deposit
            Simplified Employee Pension (SEP)                           Sun Rise Certificates of Deposit
               Microlink Electronic Banking                            Sun Power Certificates of Deposit
             Cash Control Investment Account                             Individual Retirement Account
                         Lock Box                                                Sun Growth IRA
                 Controlled Disbursement                                         Holiday Clubs
                  Account Reconciliation
                     Account Analysis

                                  Loan Products
                        Commercial                                                  Consumer
                  Commercial Term Loans                                        Home Equity Loans
                     Lines of Credit                                         Residential Mortgages
               Commercial Real Estate Loans                                      Personal Loans
                     Equipment Loans                                            Automobile Loans
           Small Business Administration Loans                                Small Business Loans
                                                                                 Cash to Spare

                                    Services
                                   ATM Access
                          Sun National Bank Check Card
                               Automatic Transfers
                                  Bank by Mail
                           Coin and Currency Services
                              Repurchase Agreements
                         Federal Tax Depository Services
                          Merchant Credit Card Services
                               Safe Deposit Boxes
                               Telephone Transfers
                             Wire Transfer Services
                                Night Depository
                        SunDial 24-Hour Telephone Banking

                                       58