Form 10-K405, Exhibit 13
period 1998-12-31
SUN BANCORP INC /NJ/
filed 1999-03-30
CIK 1017793

Sun Bancorp, Inc.
                               Annual Report 1998

                                Mission Statement

o People are the source of our success. We will provide superior financial products and a dedicated working environment that creates long-term value for our customers, our employees, our shareholders and our communities.


o We have a "Customer-First" attitude. We will deliver our products in anticipation of, and in response to, the needs of our customers and the communities that we serve.


o Our employees are our most valued assets. We will offer a challenging and rewarding work environment that provides career advancement opportunities to attract and retain quality personnel.


o Effective use of current technology will help deliver high-quality services that are important to our customers. We will focus on the implementation and efficient use of the most recent technology to provide high levels of personalized service and products that are competitive with any financial service provider in our market area.


o We respect the industry we serve. We will be diligent in compliance with the letter and spirit of all federal, state and local laws and regulations.


o Our shareholders provide us the capital we need to exist. We will consistently achieve above-average financial results to provide value to our shareholders.

Selected Financial Data

                                                           At or for the Years Ended December 31,
                                       -------------------------------------------------------------------------------
                                            1998            1997            1996            1995            1994
                                                      (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
  Assets                                  $ 1,515,403     $ 1,099,973       $ 436,795       $ 369,895       $ 217,351
  Cash and investments                        739,274         610,339         117,388         164,251          70,809
  Loans receivable (net)                      689,852         427,761         295,501         183,634         134,861
  Deposits                                  1,025,397         695,388         385,987         335,248         196,019
  Borrowings and securities sold
   under agreements to repurchase             337,665         316,314          21,253           8,000
  Guaranteed preferred beneficial
    interest in Company's
    Subordinated debt                          58,650          28,750
  Shareholders' equity                         78,333          54,632          27,415          24,671          20,571

Selected Results of Operations:
  Interest income                           $  84,673       $  46,699       $  28,981       $  20,698       $  12,194
  Net interest income                          39,579          22,291          16,447          13,011           8,256
  Provision for loan losses                     2,213           1,665             900             808             383
  Net interest income after
    provision for loan losses                  37,365          20,626          15,547          12,203           7,873
  Non-interest income                           5,517           2,236           1,746           1,651             732
  Non-interest expense                         30,368          16,958          12,918           9,895           5,991
  Net income                                    8,784           4,171           3,013           2,819           1,840

Per Share Data:
  Net income
    Basic                                    $   1.36        $   0.86        $   0.68        $   0.66        $   0.57
    Diluted                                  $   1.20        $   0.78        $   0.63        $   0.61        $   0.57
  Book Value                                 $  10.96        $   8.64        $   5.98        $   5.74        $   5.07

Selected Ratios:
  Return on average assets                       0.75 %          0.66 %          0.74 %          1.03 %          1.09 %
  Return on average equity                      14.29 %         12.89 %         11.99 %         12.42 %         11.74 %
  Ratio of equity to assets                      5.17 %          4.97 %          6.28 %          6.67 %          9.46 %

To Our Shareholders and Friends:


We are very pleased to report another record performance by Sun Bancorp. As you will read in these pages, we have grown in size, expanded our geographic boundaries, broadened our products and services and deepened our commitment to the communities we serve. In short, it was a year of Excellence.

The people of Sun Bancorp live by its mission statement each day of the year. It is so important to our success that we have it posted in each of our offices and every employee has their own personal copy. It serves to remind us of our business values, as well as the commitment we have to our employees, our customers, our communities and our shareholders.

During the past year, Sun Bancorp continued its expansion strategy that included the consummation of transactions that will help broaden the Company's core business. Eight of the nine branch offices acquired during the year were in the State of Delaware. In February 1998, the first acquisition of the year was an office located in Eatontown, New Jersey with about $25 million in deposits. It marked the first entry of Sun Bancorp into Monmouth County which, we feel, has the characteristics to be a very strong market. Then in December, Sun National Bank, Delaware, headquartered in Wilmington, was created as a subsidiary of Sun Bancorp. All eight offices of the former Beneficial National Bank were acquired in mid-December and merged into Sun Delaware. The offices are all located in New Castle County and had total deposits of about $168 million and total loans of about $128 million. We are very excited about the expansion of Sun Bancorp into Delaware. Its demographics are remarkably similar to the communities we serve in southern and central New Jersey. Moreover, we feel there are significant opportunities for a community bank to be successful in that market.

In July, Sun National Bank made a significant commitment to the origination of mortgage loans by acquiring Allegiance Mortgage Company located in Cherry Hill, New Jersey. It was merged into Sun Mortgage Company, a wholly owned subsidiary of Sun National Bank, and provides a wide variety of mortgage related products to the southern New Jersey marketplace. With a further expansion of Sun Mortgage Company's activities, we expect it to increase Sun Bancorp's level of fee income.

In New Jersey, two de novo offices were created during the year to help fill out our franchise. In April, we opened an office in Marlton, Burlington County; and in June we opened an office in Lanoka Harbor, Ocean County. Each office is already doing quite well in meeting the needs of its customers.

As a result of the Beneficial acquisition in Delaware, and other corporate activities, it was necessary to raise additional capital. This was accomplished through the sale of a combination of common stock and trust preferred securities. By early November, we had raised $29.9 million of 8.875% Trust Preferred securities through a new statutory business trust, Sun Capital Trust
II. By mid-November, we had raised about $15.5 million of common stock through an underwritten public offering. The offerings were successfully completed despite significant market turbulence. We were pleased to have such a strong story to tell our new investors.

While all this was happening, Sun Bancorp was also strengthening its core business: providing superior products and services delivered by well-trained and motivated employees. Of particular note was our significant expansion of cash management products introduced in late 1997. This new line of business was initially created for customers using many of those services resulting from The Bank of New York branch acquisition. The availability of cash management products was expanded to other medium-sized business customers of Sun National Bank and has met with a high level of success.

The twelve months ended December 31, 1998 marked another record financial performance. During that period of time total assets grew 38% to $1.5 billion. Net loans increased 61% to $690 million while total deposits grew 47% to just over $1 billion and total capital increased 43% to $78 million.

Net interest income for the year ended December 31, 1998 was $39.6 million compared to $22.3 million for the same period in 1997, an increase of $17.3 million or 78%. Net income for the year ended December 31, 1998 amounted to $8.8 million compared to $4.2 million for the same period in 1997, an increase of $4.6 million, or an astounding 111%.

The first few months of 1999 have seen a continuation of our growth activities. In January, Sun National Bank acquired two offices from Summit Bank. One is in Port Norris, Cumberland County and the other is in Beckett, representing our entry into Gloucester County, New Jersey. These branches had combined deposits of about $16 million. Also in January, Sun National Bank successfully opened its first New Jersey supermarket office inside a 90,000 square-foot state-of-the-art Shop-Rite Supermarket located in Cherry Hill.

In February, Sun Bancorp acquired another full service mortgage banking company, Eastern Financial, Inc. located in Northfield, New Jersey. It is now operating as the Eastern Financial Division of Sun Mortgage Company serving the southern New Jersey counties of Atlantic, Cape May, Cumberland, and Ocean.

In addition to its mortgage company operations, Sun Bancorp now operates commercial banks in two states with a total of fifty-two financial service centers. During the second quarter of 1999, Sun Bancorp plans to open several more financial service centers in central and southern New Jersey to complement the current network of financial service centers.

It has been our strategy to take consistent advantage of opportunities in our marketplace. With the continuing consolidation and customer disruption caused by large bank mergers, Sun Bancorp is well positioned to increase its market share for customers who are accustomed to, and deserve, personalized service. This will be the focus of our marketing campaign this spring.

Lastly, we would like to acknowledge, with deep appreciation, the contribution made by Adolph F. "Randy" Calovi who recently retired after fourteen years as President and Chief Executive Officer of Sun Bancorp, Inc. With the help of Randy's leadership, Sun Bancorp was guided from a fledgling, newly-chartered bank in 1985 to a vibrant $1.5 billion financial institution serving thirteen counties in southern and central New Jersey and northern Delaware.

These are exciting times at Sun Bancorp. The successes we have achieved are the direct result of a wonderfully dedicated and talented staff of people who have not only worked hard as a team...but have genuinely enjoyed what they have created. We are grateful for their commitment to excellence. As always, we are also appreciative of the continued support of our shareholders and friends.

Sincerely,

/s/ Bernard Brown           /s/ Philip W. Koebig, III   /s/ Sidney Brown
--------------------------  -------------------------   ------------------------
Bernard A. Brown            Philip W. Koebig, III       Sidney R. Brown
Chairman                    President and Chief         Vice Chairman
                            Executive Officer

The People

Sun's  achievements  have been due to the people  that are  associated  with it:
Sun's Boards of Directors, its officers and employees, its customers and its shareholders. Each has made a direct contribution to what Sun has become.

The company's success can be directly attributed to the strategies developed in Sun's board room, the leadership shown by Sun's officers, the dedication to a solid work ethic demonstrated by Sun's employees, the capital commitment made by Sun's shareholders, and the loyal support shown by Sun's customers.

The growth of Sun continues at a quick pace. As other banks struggle at achieving any meaningful growth, Sun's solid internal growth, enhanced by common-sense acquisitions have increased the asset base of $112 million at year-end 1993 to over $1.5 billion at year-end 1998.

In the relatively short time Sun has been in existence, it is proud of the impact the company has made on the communities it serves. One reason for Sun's success is that its lending officers live in the communities in which they work. They understand the local economy and the competitive forces that work within it. Businesses have been able to grow because Sun understands their financial needs and has the ability to respond quickly. In a small way, that growth has resulted in more jobs, better working conditions and improved local economies.

Sun's network of regional advisory boards has provided referrals and introduced key individuals that have helped fuel its growth. They are viewed as Sun's eyes and ears in each of the communities it serves...telling us about those things being done right, and helping us understand those things which need improvement.


The Places (and Things)

Along the way, Sun has filled-in its financial service center footprint to include all twelve contiguous counties of central and southern New Jersey, as well as New Castle County, Delaware. This has made Sun's locations significantly more convenient to its customers and has made its marketing efforts much more efficient. Sun has emerged from an unknown bank, to a vibrant community financial institution possessing a strong, competitive and entrepreneurial presence.

Sun's infrastructure has been developed to enjoy considerable future growth. Its computer systems, data networks, management team and wide array of products and services are each poised to meet the competitive demands of a rapidly growing company. Sun has paid considerable attention to addressing computer issues related to the year 2000. Because of its successful year 2000 tests of software and equipment, Sun's management is confident that it has appropriately prepared itself for the next millennium.

The Future

Integrating new employees and new companies into Sun is always a challenge. By continuing its philosophy of maintaining a "Customer First" attitude and a commitment to the ideals contained in its mission statement, Sun has been able to apply a consistent standard of excellence.

This year's annual report shows you the people, the places and the ideals that make the Sun family what it is today. Sun Bancorp, Inc. is genuinely excited about the possibilities of what it can become. But in the end, the difference will be...the people.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
General

The primary activity of the Company is the oversight of Sun National Bank ("Sun") and Sun National Bank, Delaware ("Sun Delaware") (collectively the "Banks"). Through the Banks, the Company engages in community banking activities by accepting deposit accounts from the general public and investing such funds in a variety of loans. These community banking activities primarily include providing home equity loans, mortgage loans, a variety of commercial business and commercial real estate loans and, to a lesser extent, installment loans. The Company also maintains an investment securities portfolio. Retail deposits fund the Company's lending and investing activities. The largest component of the Company's net income is net interest income. Consequently, the Company's earnings are primarily dependent on its net interest income, which is determined by (i) the difference between rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's net income is also affected by its provision for loan losses, as well as the amount of non-interest income and non-interest expenses, such as salaries and employee benefits, professional fees and services, deposit insurance premiums, occupancy and equipment costs and income taxes.

Overview

Beginning in 1993, the Company embarked upon a strategy to expand its operations and retail market throughout southern New Jersey through internal growth and mergers and acquisitions. The Board and management perceived opportunities to expand the Company as a result of a lack of competitive commercial banking services being provided to local businesses and the need for a locally based and managed community bank. In the opinion of management, continued consolidation of the banking industry and a regionalization of decision authority by larger banking institutions left many businesses and individuals in the Banks' market area under-served.

In 1998, the Company completed three transactions. In February, Sun acquired approximately $25 million in deposits and one branch office in Eatontown, New Jersey from First Savings Bank, Woodbridge, New Jersey. In July, Sun acquired Allegiance Mortgage Company (subsequently renamed Sun Mortgage Company), a company that provides a variety of residential mortgage products. In December, the Company formed Sun Delaware, a de novo commercial bank headquartered in Wilmington, Delaware. On December 17, 1998, the Company acquired approximately $169 million in deposits, $128 million in loans and eight branch offices located in New Castle County, Delaware from Household Bank, f.s.b. ("Household"). This acquisition marked the Company's first entry into the State of Delaware and established itself as a multi-bank holding company.

In recent years, the Company has also has experienced a significant level of loan growth. The loan portfolio has increased from $83.4 million at December 31, 1993 to $689.9 million at December 31, 1998. Much of this loan growth is attributable to the hiring of a number of experienced loan officers previously employed by money-center and multi-state regional banking organizations. In most cases, these loan officers brought with them established contacts and relationships with individuals or entities throughout the Company's primary market area and have been able thereby to increase its customer base and the number of loan originations. Sun also has established a number of regional advisory boards that have continued to refer loans to it. In addition, Sun has made significant efforts to increase its share of seasonal lending, which has contributed to its loan growth. As noted previously, portions of the Company's total loan portfolio may be considered unseasoned and, therefore, specific payment experiences for portions of the portfolio have not yet been established.

The growth and expansion of operations through mergers and acquisitions and internal growth has resulted in a significant increase in assets, loans and deposits since December 31, 1993, and a concomitant increase in net interest income, non-interest income and non-interest expenses.

To support and manage its expanded operations, and to provide adequate management resources to support the further expansion and growth, the Company recruited and hired additional experienced commercial loan officers (which itself has contributed to much of the rapid growth in the total loan portfolio), credit, compliance, loan review and internal audit personnel, operations personnel and senior level executives. In addition, the Company enhanced and expanded its operational and management information system and its oversight of third-party vendors. While it continues to monitor its rapid growth, and the adequacy of the management and resources available to support such growth, there can be no assurance that the Company will be successful in managing all elements relating to its rapid growth.

Year 2000 Compliance

The inability of computers, software and other equipment to recognize and properly process data fields containing a two-digit year is commonly referred to as the Year 2000 Compliance issue. The Company's Board of Directors has approved a Year 2000 compliance plan designed to address the concerns raised by this issue.

The areas covered by the plan are hardware, software, customers and service providers. The Company has identified specific issues related to each area. At December 31, 1998, the Company had completed the assessment and initial testing phases of the plan. During 1998 management successfully tested substantially all of its systems and applications. It intends to continue such testing, as well as completing its customer awareness phase, during 1999.

The Company's primary system software is licensed from Kirchman Corporation. Kirchman Corporation has represented to the company that it is Year 2000 compliant. During 1998, the Company received the results of an independent testing group that verified such compliance.

It is expected that the Year 2000 compliance will cost approximately $180,000, of which about $100,000 has been spent at December 31, 1998. The primary expenditure of funds will be for the upgrade of equipment, testing, and to a much lesser extent, computer software, employee salaries and related employee benefits. The source of funds for Year 2000 compliance costs is expected to be derived from current earnings. Management believes the cost of non-information technology expenses related to Year 2000 compliance will not have a material adverse effect on the Company's financial statements.

The company will be reliant upon the software of Kirchman Corporation for data processing. Rapid and accurate data processing is essential to the operations of the Company. If Kirchman Corporation software malfunctions in the year 2000, these malfunctions could adversely effect the operations of the Company. To a much lesser extent, the Company risks the effects of a malfunction by telecommunication service providers. The Company could experience a slowing of operations if the telecommunication service providers suffer malfunctions. In addition, the inability of loan customers to adequately address Year 2000 issues or borrowers who experience Year 2000 disruptions and are unable to repay their loans on time may adversely affect the Company.

In the event that the Kirchman Corporation is not Year 2000 compliant, the Company will attempt to locate an alternative service bureau. A disruption of this type in the Company's data processing ability may have a material adverse effect on the Company. If very few financial institution service bureaus are operating in the year 2000, replacement costs, assuming the Company could negotiate an agreement, could be material to the Company.


RESULTS OF OPERATIONS

Net income for the year ended December 31, 1998 was $8.8 million, or $1.20 per share, in comparison to $4.2 million, or $0.78 per share for the year ended December 31, 1997. The increase in net income was attributable to a significant increase in net interest income of $17.3 million and an increase in non-interest income of $3.3 million. These increases were partially offset by increases in non-interest expense of $13.4 million, provision for loan losses of $548,000 and income tax expense of $2.0 million compared to the previous year.

Net income for the year ended December 31, 1997 was $4.2 million, or $0.78 per share, in comparison to $3.0 million, or $0.63 per share, for the year ended December 31, 1996. The increase in net income was generally attributable to a significant increase in net interest income of $5.8 million and an increase of $490,000 in non-interest income. These increases were partially offset by an increase in non-interest expenses of $4.0 million, an increase in the provision for loan losses of $765,000 and an increase in income tax expense of $371,000 in comparison to the results of operations for 1996.

Net Interest Income. Net interest income is the most significant component of the Company's income from operations. Net interest income is the difference between interest received on interest earning assets (primarily loans and investment securities) and interest paid on interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume and rate earned on interest-earning assets and the volume and interest rate paid on interest-bearing liabilities.

The following table sets forth a summary of average balances with corresponding interest income and interest expense as well as average yield and cost information for the periods presented. Average balances are derived from daily balances. Dollar amounts are in thousands.

                                                                        Years Ended December 31,
                                         ----------------------------------------------------------------------------------------
                                                      1998                           1997                          1996
                                         ----------------------------    ---------------------------   --------------------------
                                                             Average                        Average                       Average
                                          Average            Yield/       Average           Yield/      Average           Yield/
                                          Balance   Interest  Cost        Balance  Interest  Cost       Balance  Interest  Cost
Interest-earning assets:
  Loans receivable (1)                    $ 494,856 $ 47,019    9.50  %  $ 355,540 $ 32,643    9.18 %  $ 235,744 $ 21,785   9.24 %
  Investment securities  (2)                575,191   38,311    6.66       218,645   13,917    6.37      129,164    7,755   6.00
  Federal funds sold                          7,996      339    4.24        11,618      645    5.55        1,323       68   5.14
                                          ---------   ------             ---------   ------             --------   ------
    Total interest-earning assets         1,078,043   85,669    7.95       585,803   47,205    8.06      366,231   29,608   8.08

Non-interest-earning assets                  94,746                         49,645                        40,316
                                         ----------                      ---------                       -------
  Total assets                           $1,172,789                      $ 635,448                      $406,547
                                         ==========                      =========                      ========
Interest-bearing liabilities

  Interest-bearing deposit accounts       $ 614,993   25,322    4.12  %  $ 391,374   16,458    4.21 %   $298,538   11,954   4.00 %
  Borrowed money                            301,345   16,431    5.45        98,702    5,673    5.75       10,397      580   5.58
  Interest on guaranteed preferred
    beneficial interest in Company's
    subordinated debt                        33,911    3,342    9.86        22,571    2,276   10.08           --       --
                                          ---------   ------             ---------   ------            --------- --------
    Total interest-bearing liabilities      950,249   45,095    4.75       512,647   24,407    4.76      308,935   12,534   4.06
                                                      ------                         ------                      --------
Non-interest-bearing liabilities            161,080                         90,440                       72,486
                                          ---------                      ---------                     --------
    Total liabilities                     1,111,329                        603,087                      381,421
Shareholders' equity                         61,460                         32,361                       25,126
                                          ---------                      ---------                     --------
  Total liabilities and shareholders'
    equity                               $1,172,789                      $ 635,448                     $406,547
                                          =========                      =========                     ========
Net interest income                                  $40,574                        $22,798                      $17,074
                                                     =======                        =======                      =======
Interest rate spread (3)                                        3.20  %                        3.30 %                       4.02 %
                                                                ====                           ====                         ====
Net yield on interest earning assets (4)                        3.76  %                        3.89 %                       4.66 %
                                                                ====                           ====                         ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities                     113.45  %                      114.27 %                     118.55 %
                                                              ======                         ======                       ======

----------------------
(1) Average balances and interest include non-accrual loans (see "Non-Performing and Problem Assets").
(2) Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 34% marginal federal tax rate for all periods.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

                                                                          Years ended December 31,
                                           -----------------------------------------------------------------------------------
                                                         1998 vs. 1997                            1997  vs.  1996
                                           ------------------------------------------   --------------------------------------
                                                      Increase (Decrease)                        Increase (Decrease)
                                                            Due to                                     Due to
                                           ------------------------------------------   --------------------------------------
                                                                 Rate /                                     Rate /
                                             Volume     Rate     Volume      Net         Volume     Rate    Volume     Net
Interest income:                                                             (In thousands)
  Loans receivable                           $ 12,798   $ 1,133     $ 444   $ 14,375      $11,071  $  (141)   $ (72) $ 10,858
  Investment securities                        21,853       780     1,272     23,905        4,938      794      550     6,282
  Federal funds sold                             (200)     (153)       47       (306)         530        5       42       577
                                             --------   -------   -------    -------      -------   ------   ------   -------
    Total interest-earning assets            $ 34,451   $ 1,760   $ 1,763   $ 37,974      $16,539   $  658    $ 520  $ 17,717
                                            =========   =======   =======    =======     ========    =====    =====  ========
Interest expense:
  Deposit accounts                            $ 9,389     $(334)    $(191)   $ 8,864      $ 3,718    $ 600    $ 186   $ 4,504
  Borrowings                                   11,655      (294)     (604)    10,757        4,927       17      149     5,093
  Guaranteed preferred beneficial
   interest in Company's subordinated debt      1,143       (51)      (26)     1,066           --       --    2,276     2,276
                                            ---------    ------    ------   --------      -------   ------  -------  --------
    Total interest-bearing liabilities       $ 22,187     $(679)    $(821)  $ 20,687      $ 8,645    $ 617   $2,611  $ 11,873
                                            =========    ======    ======   ========      =======   ======  =======  ========

Net change in interest income                $ 12,264   $ 2,439    $2,584   $ 17,287      $ 7,894     $ 41  $(2,091) $  5,844
                                            =========   =======   =======  =========     ========   ====== ========= ========

Net interest income increased $17.3 million or 78% to $39.6 million in 1998 compared to $22.3 million in 1997. The increase is due primarily to the growth of average interest-earning assets from $585.8 million in 1997 to $1,078.0 million in 1998, partially offset by a decline in the interest rate spread from 3.30% in 1997 to 3.20% in 1998. The decline in the interest rate spread had a corresponding impact on the net interest margin, which declined 13 basis points to 3.76% in 1998.

The increase in average interest-earning assets of $492.2 million reflects an increase of $139.3 million in average loans and $356.5 million in average investment securities, slightly offset by a decrease of $3.6 million of federal funds sold. These assets were funded by an increase of $437.6 million of average interest-bearing liabilities and an increase of $70.6 million of average non-interest bearing liabilities. The increase in interest-bearing liabilities reflects the 1998 acquisition of branches and deposits, the growth of deposits at existing offices, the opening of two new financial service centers and increases in borrowings and guaranteed preferred beneficial interests in Company's subordinated debt.

The interest rate spread decreased as of December 31, 1998, compared to December 31, 1997, due to a higher percentage of investments to average interest-earning assets. Investment securities comprised 53.4% of average interest-earning assets in 1998 compared with 37.3% in 1997. The interest rate spread and net interest margin decreased in 1998 compared to 1997 due to a decrease in the yield on average interest-earning assets from 8.06% in 1997 to 7.95% in 1998.

As general market interest rates were relatively stable during 1997, the increase in the yield on loans in 1998 reflects an increase in loan fees offset somewhat by a decrease in interest on loans resulting from the lowering of the prime rate during the fourth quarter of 1998. The increase in the yield on investment securities was due primarily to the investment in U.S. government agency securities made during 1998.

The slight decrease in the interest cost of average interest-bearing liabilities is due principally to a decrease in the interest cost of interest-bearing deposits from 4.21% in 1997 to 4.12% in 1998. The lower cost of interest-bearing liabilities in 1998 is the result of a reduction in the interest cost of deposits due to a slight decrease in interest rates on core deposits, a decrease in the cost of borrowed money and the interest cost of the Company's trust preferred securities described below. While interest expense on deposit accounts and borrowed money was lower, the mix of these liabilities was weighted more to the higher cost borrowings. The higher level of borrowed funds was primarily a result of LIBOR-based repurchase agreements acquired from the Federal Home Loan Bank of New York. The proceeds from those borrowings were used to purchase U.S. Government agency securities yielding a spread over LIBOR.

On October 26, 1998, Sun Capital Trust II ("Sun Trust II") issued $29.9 million of 8.875% Preferred Securities with a stated value and liquidation preference of $10 per share. The proceeds from the sale of the Preferred Securities of Sun Trust II were utilized by Sun Trust II to invest in $29.9 million of 8.875% Junior Subordinated Debentures ("Sun Trust II Debentures") of the Company due in December 2028. In view of this transaction, the Company may incur increased interest expense in future periods.

In 1997, Sun Capital Trust ("Sun Trust I") issued $28.8 million of 9.85% Preferred Securities with a stated value and liquidation preference of $25 per share. The proceeds from the sale of the Preferred Securities of Sun Trust I were utilized by Sun Trust I to invest in $28.8 million of 9.85% Junior Subordinated Debentures ("Sun Trust I Debentures") of the Company due in March 2027.

Net interest income increased $5.8 million or 36% to $22.3 million in 1997 compared to $16.5 million in 1996. The increase is due primarily to the growth of average interest-earning assets from $366.2 million in 1996 to $585.8 million in 1997, partially offset by a decline in the interest rate spread from 4.03% in 1996 to 3.30% in 1997. The decline in the interest rate spread had a corresponding impact on the net interest margin, which declined 77 basis points to 3.89% in 1997.

The 1997 increase in average interest-earning assets of $219.6 million reflects an increase of $119.8 million in average loans, $89.5 million in average investment securities and $10.3 million in federal funds sold which were funded by an increase of $203.7 million of average interest-bearing liabilities and an increase of $18.0 million of average non-interest bearing liabilities. This increase in interest-bearing liabilities reflects the 1997 acquisition of branches and deposits, the growth of deposits at existing offices, the opening of three new financial service centers, and increases in borrowings and guaranteed preferred interests in Company's subordinated debt.

The interest rate spread declined as of December 31, 1997, compared to December 31, 1996 due to higher costs on borrowed money as well as interest on guaranteed preferred beneficial interest in Company's subordinated debt. The interest rate spread and net interest margin declined in 1997 compared to 1996 due to an increase in the interest cost of average interest bearing liabilities from 4.06% in 1996 to 4.76% in 1997.

The yield on average interest-earning assets declined in 1997 primarily to an increase in the yield on investment securities and federal funds sold. As general market interest rates were relatively stable during 1996 and 1997, the decline in the yield of loans in 1997 reflects the continued impact of competition for loan originations. The increase in the yield on investment securities was due primarily to the investment in U.S. government agency securities during 1997.

The increase in the interest cost of average interest-bearing liabilities is due principally to an increase in the interest cost of interest-bearing deposits from 4.00% in 1996 to 4.21% in 1997. The higher interest cost of deposits in 1997 resulted primarily from a slight increase in rates on certificates of deposit, an increase in the cost of borrowed money and the interest cost of the Company's Trust Preferred Securities. The higher rates paid on certificates of deposit were consistent with those paid by competing financial institutions. The higher level of borrowed funds was primarily a result of LIBOR-based repurchase agreements acquired from the Federal Home Loan Bank of New York. The proceeds from those borrowings were used to purchase U.S. government agency securities yielding a spread over LIBOR.

Provision for Loan Losses. For the year ended December 31, 1998, the provision for loan losses amounted to $2.2 million, an increase of $548,000, or 32.9%, compared to $1.7 million for the same period in 1997. The increase was primarily the result of the increase in the Company's loan portfolio of approximately $265.0 million at December 31, 1998 compared with December 31, 1997, resulting primarily from growth in commercial loans and the result of loans acquired from Household. The Company recorded a provision for loan losses of $1.7 million in 1997 compared with a provision of $900,000 in 1996. The increase in the provision for loan losses in 1997 was attributable to an increase in the size of the loan portfolio due to internal loan growth, and to a lesser extent, loans acquired from BNY. Management regularly performs an analysis to identify the inherent risk of loss in its loan portfolio. This analysis includes evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other factors.

The Banks will continue to monitor their allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Although the Banks maintain their allowance for loan losses at levels considered adequate to provide for the inherent risk of loss in their loan portfolios, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, each Bank's determination as to the amount of its allowance for loan losses is subject to review by its primary regulator, the Office of the Comptroller of the Currency (the "OCC"), as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OCC after a review of the information available at the time of the OCC examination.

Non-Interest Income. Other income increased $3.3 million for the year ended December 31, 1998 compared to the year ended December 31, 1997. The increase was a primarily a result of higher service charges on deposit accounts and a larger deposit base augmented by gains on the sale of fixed assets, loans and investment securities during 1998. The amount of service charges on deposit accounts increased to $3.3 million in 1998 compared to $1.5 million in 1997. The gain on sale of fixed assets was $18,000 in 1998 compared to a $53,000 loss in 1997. The gain on sale of loans was $112,000 in 1998 compared to $1,000 in 1997. The gain on sale of investment securities was $1.0 million in 1998 compared to $207,000 in 1997.

Other income increased $490,000 for the year ended December 31, 1997 compared to the year ended December 31, 1996. The increase was a primarily a result of higher levels of service charges on deposit accounts resulting from a larger deposit base caused by the Company's acquisitions and internal growth; increased fees from safe deposit box rentals in acquired branches; and partially offset by a loss on sale of fixed assets during 1997. The amount of service charges on deposit accounts increased to $1.5 million in 1997 compared to $1.1 million in 1996. Safe deposit box rental income amounted to $181,000 during 1997 compared with $85,000 during 1996. The loss on sale of fixed assets was $53,000 in 1997 compared to a gain in 1996 of $45,000.


Non-Interest Expenses. Other expenses increased approximately $13.4 million, to $30.4 million for the year ended December 31, 1998 as compared to $17.0 million for the same period in 1997. The increase was a result of operating a larger organization. Of the increase, $6.1 million was in salaries and employee benefits, $1.5 million in occupancy expense, $933,000 in equipment expense, $677,000 in data processing expense, $1.2 million in miscellaneous expenses and $2.4 million in amortization of excess of cost over fair value of assets acquired. The increase in other expenses reflects the Company's strategy to support its continued expansion. Salaries and benefits increased due to additional staff positions resulting from the acquisitions and increased staffing in lending and support departments. The increase in data processing expense and equipment expense was the result of operating a larger institution than in the previous year. The increase in amortization of excess of cost over fair value of assets acquired resulted from the acquisitions completed in 1997 and 1998.

Other expenses increased approximately $4.0 million, to $16.9 million for the year ended December 31, 1997 as compared to $12.9 million for the same period in 1996. The increase was a result of operating a larger organization. Of the increase, $1.6 million was in salaries and employee benefits, $327,000 in occupancy expense, $483,000 in equipment expense, $388,000 in data processing expense, $408,000 in miscellaneous expenses, $78,000 in insurance expense and $678,000 in amortization of excess of cost over fair value of assets acquired. The increase in other expenses reflects the Company's strategy to support planned expansion. Salaries and benefits increased due to additional staff positions resulting from the acquisitions as well as in lending, loan review, compliance and audit departments. The increase in data processing expense and equipment expense was the result of operating a larger institution than in the previous year. The increase in insurance expense resulted from higher premium payments to the Federal Deposit Insurance Corporation ("FDIC") in 1997. The higher amount was a result of Sun being assessed a premium based on a capital level of "adequately capitalized" for a portion of the year. The increase in amortization of excess of cost over fair value of assets acquired resulted from the acquisitions completed in 1997.

Income Tax Expense. Income taxes increased $2.0 million, from $1.7 million to $3.7 million for the years ended December 31, 1997 and December 31, 1998, respectively. Income taxes increased $371,000, from $1.4 million to $1.7 million for the years ended December 31, 1996 and December 31, 1997, respectively. The increase was due to increased pre-tax income.


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

The Company's primary uses of funds are the origination of loans, the funding of the Company's maturing certificates of deposit, deposit withdrawals, and the repayment of borrowings. Certificates of deposit scheduled to mature during the twelve months ending December 31, 1999 total $401.7 million. The Company may renew these certificates, attract new replacement deposits, or replace such funds with borrowed funds. As noted above, the Company has paid premium rates on certain certificates of deposit, accordingly, certain of these actions may require the continued payment of premium rates with an adverse impact on net interest income.

The Company anticipates that cash and cash equivalents on hand, the cash flow from assets as well as other sources of funds will provide adequate liquidity for the Company's future operating, investing and financing needs. In addition to cash and cash equivalents of $89.5 million at December 31, 1998, the Company has substantial additional secured borrowing capacity with the FHLB and other sources.

The substantial increase in liquidity resulting from recent branch acquisitions has a negative impact on earnings resulting from lower yields on short-term assets. However, such net cash received will be invested in loans over time, which will have the effect of decreasing the Company's liquidity. Management will continue to monitor its liquidity in order to maintain it at a level that is adequate but not excessive.

Net cash provided by operating activities for the year ended December 31, 1998 totaled $19.3 million, as compared to $4.5 million for the year ended December 31, 1997. Net cash provided by operating activities for the year ended December 31, 1997 totaled $4.5 million an increase of $682,000 from the year ended December 31, 1996.

Net cash used in investing activities for the year ended December 31, 1998 totaled $360.7 million, a decrease of $286.7 million, compared to the year ended December 31, 1997 of $647.4 million. The decrease was primarily due to a decrease in the purchase of investment securities of $7.6 million, a decrease in the purchase of mortgage-backed securities of $99.4 million, an increase in maturities of investment securities of $82.2 million, an increase in the maturity of mortgage-backed securities of $79.8 million, an increase in the sale of investment securities of $97.4, an increase in the sale of mortgage-backed securities of $39.1 million and a decease in bank properties and equipment resulting from branch acquisitions of $11.3 million. These were partially offset by an increase of $134.5 million in loans.

Net cash used in investing activities for the year ended December 31, 1997 totaled $647.4 million, an increase of $583.0 million, compared to the year ended December 31, 1996 of $64.4 million. The increase was primarily due to an increase in the purchase of investment securities of $76.3 million, an increase in the purchase of mortgage-backed securities of $307.6 million, a decrease in the maturity of investment securities of $90.5 million, a decrease in the sale of investment securities of $26.5 million, a decrease in the sale of mortgage-backed securities of $31.4 million, an increase of $21.7 million in loans, an $11.7 million increase in bank properties and equipment and an increase of $22.3 million of the excess of cost over fair value of branch assets acquired.

Net cash provided by financing activities for the year ended December 31, 1998 totaled $396.8 million, a decrease of $258.3 million, compared to the year ended December 31, 1997 of $655.1 million. The decrease was a result of a decrease of $280.9 million of net borrowings under lines of credit and repurchase agreements and a decrease of $6.1 million from the issuance of common stock. This was slightly offset by an increase in deposits of $20.6 million, a decrease of $1.2 million of proceeds from the issuance of Trust Preferred securities and the purchase of treasury stock of $281,000.

Net cash provided by financing activities for the year ended December 31, 1997 totaled $655.1 million, an increase of $590.0 million, compared to the $65.1 million for the year ended December 31, 1996. The increase was a result of an increase in deposits of $258.7 million, of which $256.5 million was from branch acquisitions; an increase of $279.8 million of net borrowings under line of credit and repurchase agreements; proceeds from the issuance of common stock of $21.9 million and proceeds from the issuance of Trust Preferred securities of $28.8 million.

The Company monitors its capital levels relative to its business operations and growth. It has sought to maintain the Banks' and its own capital at levels consistent with, or in excess of, regulatory requirements. During 1998, the Company raised approximately $15.0 million of additional capital through a public offering of its common shares.

The increase in commercial loans has had the effect of lowering the Company's risk-based capital ratios. In general, commercial loans are categorized as having a 100% risk weighting using the calculations required by the Company's regulators. Until its issuance of Trust Preferred securities and additional issuance of common shares, the rate at which commercial loans have grown has outpaced the growth rate of the Company's capital.

The Guaranteed Preferred Beneficial Interest in Company's Subordinated Debt qualifies as Tier 1 or core capital of the Company, subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary, capital of the Company.

It is the Company's intent to maintain adequate risk-based capital levels. Management monitors capital levels and, when appropriate, will recommend a capital-raising effort to the Company's Board of Directors. The Company has the ability to raise capital through a private placement or a public offering, as may be appropriate. The following table sets forth the risk-based capital levels at December 31, 1998 for the Company, Sun and Sun Delaware.


                                                                                  To Be Well-Capitalized
                                                               Required for            Under Prompt
                                                             Capital Adequacy        Corrective Action
                                          Actual                 Purposes               Provisions
                                  ------------------------------------------------------------------------
                                     Amount       Ratio      Amount       Ratio      Amount       Ratio
At December 31, 1998
  Total Capital (to Risk Weighted Assets):
    Company                        $ 99,367,578   11.45 %  $ 69,427,129     8.00%           N/A
    Sun                            $ 73,349,198   10.06 %  $ 58,329,382     8.00%  $ 72,911,728    10.00%
    Sun Delaware                   $ 14,937,116   12.01 %  $  9,949,786     8.00%  $ 12,437,232    10.00%
  Tier I Capital (to Risk Weighted Assets):
    Company                        $ 61,483,161    7.08 %  $ 34,736,249     4.00%           N/A
    Sun                            $ 67,206,360    9.22 %  $ 29,156,772     4.00%  $ 43,735,158     6.00%
    Sun Delaware                   $ 13,937,116   11.21 %  $  4,973,101     4.00%  $  7,459,652     6.00%
  Leverage Ratio:
    Company                        $ 61,483,161    4.83 %  $ 50,917,732     4.00%           N/A
    Sun                            $ 67,206,360    5.36 %  $ 50,154,000     4.00%  $ 62,692,500     5.00%
    Sun Delaware                   $ 13,937,116    6.82 %  $  8,174,262     4.00%  $ 10,217,827     5.00%



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

Gap Analysis

Banks have become increasingly concerned with the extent to which they are able to match maturities of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring a bank's interest rate sensitivity gap. An asset or liability is considered to be interest-rate sensitive if it will mature or reprice within a specific time period. The interest rate sensitivity gap is defined as the excess of interest-earning assets maturing or repricing within a specific time period over interest-bearing liabilities maturing or repricing within that time period. On a quarterly basis, the Banks monitor their gap, primarily their six-month and one-year maturities and work to maintain their gap within a range that does not exceed a negative 15% of total assets. The Company attempts to maintain its ratio of rate-sensitive assets to rate-sensitive liabilities between 75% to 125%.

Management and the Board of Directors monitors its gap position at quarterly meetings. The Asset/Liability Committees of the Banks' Board of Directors discuss, among other things, interest rate risk. The Company uses simulation models to measure the impact of potential changes of up to 200 basis points in interest rates on net interest income. As described below, sudden changes to interest rates should not have a material impact to the Company's results of operations. Should Sun or Sun Delaware experience a positive or negative mismatch in excess of the approved range, it has a number of remedial options. It has the ability to reposition its investment portfolio to include securities with more advantageous repricing and/or maturity characteristics. It can attract variable- or fixed-rate loan products as appropriate. It can also price deposit products to attract deposits with maturity characteristics that can lower its exposure to interest rate risk.

At December 31, 1998, the Company had a negative position with respect to its exposure to interest rate risk. Total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing during the same time period by $42.2 million, representing a negative cumulative one-year gap ratio of 2.78%. As a result, the yield on interest-earning assets of the Company should adjust to changes in interest rates at a slower rate than the cost of the Company's interest-bearing liabilities. Because the Company had negligible positive gap characteristics in its shorter maturity periods, its one-year gap mismatch would have little effect on its net interest margin during periods of rising or declining market interest rates.

The following table summarizes the maturity and repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1998. All amounts are categorized by their actual maturity or repricing date with the exception of interest-bearing demand deposits and savings deposits. As a result of prior experience during periods of rate volatility resulting in insignificant changes to levels of core deposits and management's estimate of future rate sensitivities, the Company allocates approximately 35% of interest-bearing demand deposits and 10% of savings deposits to categories 12 months and under, approximately 35% of interest-bearing demand deposits and 40% of savings deposits to the 1-5 year category and approximately 30% of interest-bearing demand deposits and 50% of savings deposits to the over 5 year category.

                                                                        Maturity/Repricing Time Periods
                                                                            (Dollars in Thousands)
                                                       0-3 Months   4-12 Months   1-5 Years    Over 5 Years       Total
                                                       ----------   -----------   ---------    ------------     ---------
Loans receivable                                         $ 304,037      $ 83,110     $253,612       $ 56,236    $ 696,995
Investment securities                                      311,543        50,455       70,609        217,916      650,523
Federal funds sold                                          34,700            --           --             --       34,700
                                                         ---------     ---------    ---------      ---------    ---------
  Total interest-earning assets                            650,280       133,565      324,221        274,152    1,382,218
                                                         ---------     ---------    ---------      ---------    ---------
Interest-bearing demand deposits                            65,971        12,687       70,690         62,938      212,286
Savings deposits                                             3,159         9,577       53,692         73,740      140,168
Time certificates under $100,000                            61,591       202,609       49,182          3,810      317,192
Time certificates $100,000 or more                          79,779        57,742        6,579             --      144,100
Federal Home Loan Bank advances                                192           595        3,599             --        4,386
Other borrowed funds                                            --            --        1,160             --        1,160
Securities sold under agreements to repurchase             332,119            --           --             --      332,119
                                                         ---------     ---------    ---------      ---------    ---------
  Total interest-bearing liabilities                       542,811       283,210      184,902        140,488    1,151,411
                                                         ---------     ---------    ---------      ---------    ---------
Periodic Gap                                             $ 107,469   $  (149,645)   $ 139,319      $ 133,664    $ 230,807
                                                         =========     =========    =========      =========    =========
Cumulative Gap                                           $ 107,469    $ (42,176)      $97,143      $ 230,807
                                                         =========     =========    =========      =========
Cumulative Gap Ratio                                          7.09%       (2.78%)        6.41%         15.23%
                                                         =========     =========    =========      =========

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

FINANCIAL CONDITION

General - The Company has experienced significant growth as a result of acquisitions and internal growth. Increases were most prevalent in loans, generally commercial loans, investments, deposits and borrowed funds. The Company's assets increased by $415.4 million, or 38%, from $1.1 billion at December 31, 1997 to $1.5 billion at December 31, 1998; and by $663.2 million, or 152%, from $436.8 at December 31, 1996 to $1.1 billion at December 31, 1997. These increases in assets primarily reflect the Company's deployment of proceeds into the loan portfolio and investment securities portfolio from increased deposit levels resulting from its 1997 and 1998 acquisitions and internal growth. Comparing balances from December 31, 1998 to December 31, 1997, the Company's cash and cash equivalents increased $55.5 million, net loans receivable increased $262.1 million, investment securities increased $73.5 million, bank properties and equipment increased $1.5 million and excess of cost over fair value of assets acquired increased $16.8 million. Total liabilities increased $361.8 million, or 36%, to $1.4 billion from December 31, 1997 to December 31, 1998. Deposits increased $330.0 million, advances from the Federal Home Loan Bank decreased $70.6 million, securities sold under agreements to repurchase increased $96.3 million from December 31, 1997 to December 31, 1998. As a result of an additional issuance of Trust Preferred Securities in 1998, the guaranteed preferred beneficial interest in Company's subordinated debt amounted to $58.7 million at December 31, 1998 compared to $28.8 million at December 31, 1997. Shareholders' equity increased $23.7 million, or 43%, to $78.3 million at December 31, 1998, from December 31, 1997. The increase was due to the Company's earnings during 1998 as well as the sale of additional common shares during the year.

Loans - Net loans receivable increased $262.1 million, or 61%, from December 31, 1997 to December 31, 1998, due primarily to internally generated commercial loan growth and approximately $130 million in loans purchased with the acquisition of branches from Household. Approximately $204.3 million of this increase was in commercial loans, primarily commercial real estate loans. This significant increase was a result of a wider market area and the efforts from a larger commercial lending staff available to offer competitively priced loans. Installment loans increased $33.9 million and residential real estate loans increased $18.7 million mostly due to the Household acquisition. During 1997 and 1998, the Company used outside loan correspondents as well as Sun Mortgage Company to originate residential mortgages. These loans were originated using the Company's underwriting standards, rates and terms, and were approved according to the Company's lending policy prior to origination. Prior to closing, the Company generally had commitments to sell these loans with servicing released, at par and without recourse, in the secondary market.
Secondary market sales were generally scheduled to close shortly after the origination of the loan. Set forth below is selected data relating to the composition of the Company's loan portfolio by type of loan on the dates indicated.

ANALYSIS OF LOAN PORTFOLIO

                                                               At December 31,
                             -------------------------------------------------------------------------------------------------------
                                     1998                 1997                 1996                1995                 1994
                             -------------------  -------------------  -----------------  ---------------------  -------------------
                                 $         %          $         %         $        %           $          %         $          %
                             ---------  --------  ---------  --------  -------  --------  ----------  ---------  ---------  --------
Type of Loan:                                                         (Dollars in Thousands)
-------------
  Commercial and industrial   $548,646     79.53   $346,475     81.00 $223,116     75.51     $118,874     64.73   $ 69,249    51.35
  Home equity                   31,068      4.50     20,725      4.84   22,070      7.47       25,129     13.68     26,799    19.87
  Residential real estate       48,119      6.98     29,454      6.89   31,777     10.75       29,287     15.95     29,633    21.97
  Installment                   69,162     10.03     35,301      8.25   21,133      7.15       12,409      6.76     10,787     8.00
Less:  Loan loss allowance       7,143      1.04      4,194      0.98    2,595      0.88        2,065      1.12      1,607     1.19
                             ---------   -------  ---------   ------- --------    ------     --------    ------   --------   ------
  Net loans                   $689,852    100.00   $427,761    100.00 $295,501    100.00     $183,634    100.00   $134,861   100.00
                             =========   =======  =========   =======  =======   =======     ========    =======  ========   ======
Type of Security:
-----------------
  Residential real estate:
    1-4 family                $123,263     17.87   $ 83,169     19.44 $ 84,036     28.44     $ 68,904     37.52   $ 72,466    53.72
    Other                        9,726      1.41     11,098      2.59   11,115      3.76        6,295      3.43        839     0.62
  Commercial real estate       242,700     35.18    204,053     47.70  166,893      3.76       85,239     46.40     48,845    36.22
  Commercial business loans    269,406     39.06    107,963     25.25   20,455      6.93       13,822      7.54      6,621     4.92
  Consumer                      40,362      5.85     22,240      5.20   15,229      5.15       11,214      6.11      6,511     4.83
  Other                         11,538      1.67      3,432      0.80      368      0.12          225      0.12      1,186     0.88
Less:  Loan loss allowance       7,143      1.04      4,194      0.98    2,595      0.88        2,065      1.12      1,607     1.19
                              --------    ------   --------    ------  -------    ------     --------    ------   --------   ------
  Net loans                   $689,852    100.00   $427,761    100.00 $295,501    100.00     $183,634    100.00   $134,861   100.00
                              ========    ======   ========    ====== ========    ======     ========    ======   ========   ======

The following table sets forth the estimated maturity of the Company's loan portfolio at December 31, 1998. The table does not include prepayments or scheduled principal prepayments. Adjustable rate mortgage loans are shown as maturing based on contractual maturities.

                                Due       Due after               Allowance
                               Within     1 through   Due after      for
                               1 year      5 years     5 years    Loan Loss       Total
                               ------      -------     -------    ---------       -----
                                                     (In thousands)
Commercial and industrial      $ 137,035   $ 267,525   $ 144,086     $(4,929)       $543,717
Home equity                          587         273      30,208        (164)         30,904
Residential real estate            3,694       1,136      43,289        (382)         47,737
Installment                        3,870      22,535      42,757        (466)         68,696
Unassigned reserve                    --          --          --      (1,202)         (1,202)
                               ---------   ---------   ---------     -------       ---------
                               $ 145,186   $ 291,469   $ 260,340     $(7,143)      $ 689,852
                               =========   =========   =========     =======       =========

The following table sets forth the dollar amount of all loans due after December 31, 1999, which have pre-determined interest rates and which have floating or adjustable interest rates.

                                             Floating or
                                             Adjustable
                                Fixed Rates     Rates         Total
                                -----------  -------------  ------------
                                             (In thousands)
Commercial and industrial          $322,445      $ 89,166       $411,611
Home equity                           9,612        20,869         30,481
Residential real estate              34,766         9,459         44,225
Installment                          55,015       10,277          65,292
                                  ---------     ---------      ---------
                                  $ 421,838     $ 129,771      $ 551,609
                                  =========     =========      =========


Non-Performing and Problem Assets

Loan Delinquencies - The Company's collection procedures provide that after a commercial loan is ten days past due, or a residential mortgage loan is fifteen days past due, a late charge is added. The Company contacts the borrower by mail or telephone and payment is requested. If the delinquency continues, subsequent efforts are made to contact the borrower. If the loan continues to be delinquent for ninety days or more, the Company usually initiates foreclosure proceedings unless other repayment arrangements are made. Delinquent loans are reviewed on a case by case basis in accordance with lending policy.

Commercial loans and commercial real estate loans are placed on non-accrual at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Generally, commercial loans are charged off no later than 120 days delinquent unless the loan is well secured and in the process of collection or other extenuating circumstances support collection. Residential real estate loans are typically charged off at 90 days delinquent. In all cases, loans must be placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

Non-Performing Assets - During 1998, the Company continued to experience low levels of non-performing assets. Total non-performing assets increased $306,000, or 12%, from $2.5 million at December 31, 1997 to $2.8 million at December 31, 1998. The ratio of non-performing assets to net loans decreased to .40% at December 31, 1998 compared to .58% at December 31, 1997, primarily due to the growth of the loan portfolio. In 1997, non-performing assets decreased by $696,000, from $3.2 million at December 31, 1996 to $2.5 million at December 31, 1997. The following table sets forth information regarding loans that are delinquent ninety days or more. Management of the Company believes that all loans accruing interest are adequately secured and in the process of collection. At the dates shown, the Company had no restructured loans within the definition of SFAS No. 15.


Non-Performing Assets
                                                                              At December 31,
                                                         ----------------------------------------------------------
                                                             1998        1997       1996        1995       1994
                                                             ----        ----       ----        ----       ----
                                                                          (Dollars in Thousands)
Loans accounted for on a non-accrual basis:
  Commercial and industrial                                    $  979     $  116      $  354    $ 1,721    $ 1,178
  Home equity                                                     241        466         337        295        341
  Residential real estate                                         182        253         586        607        342
  Installment                                                     206         62          --         35         40
                                                              -------     ------     -------    -------    -------
Total                                                         $ 1,608     $  897     $ 1,277    $ 2,658    $ 1,901
                                                              =======     ======     =======    =======    =======
Accruing loans that are contractually past
 due 90 days or more:
  Commercial and industrial                                    $  202     $  642      $  404     $  135     $  525
  Home equity                                                     252        168          62        279         30
  Residential real estate                                         230        335         572         64         20
  Installment                                                     202        168         105         67          7
                                                              -------    -------     -------     ------     ------
Total                                                          $  886    $ 1,313     $ 1,143     $  545     $  582
                                                              =======    =======     =======     ======     ======

Total non-accrual and 90-day past due loans                   $ 2,494    $ 2,210     $ 2,420    $ 3,203    $ 2,483
Real estate owned                                                 292        270         756        876      1,033
                                                              -------    -------     -------   --------    -------
Total non-performing assets                                   $ 2,786    $ 2,480     $ 3,176   $ 4,079     $ 3,516
                                                              =======    =======     =======   ========    =======

Total non-accrual and 90-day past due loans to net loans         0.36%      0.52%       0.82%      1.74%      1.84%
Total non-accrual and 90-day past due loans to total assets      0.16%      0.20%       0.55%      0.87%      1.14%
Total non-performing assets to net loans                         0.40%      0.58%       1.07%      2.22%      2.61%
Total non-performing assets to total assets                      0.18%      0.23%       0.73%      1.10%      1.62%
Total allowance for loan losses to total non-performing loans  286.41%    189.77%     107.23%     64.47%     64.72%


Interest income that would have been recorded on loans on non-accrual status, under the original terms of such loans, would have totaled $142,709 for the year ended December 31, 1998.


Foreclosed Real Estate - Real estate acquired by the Company as a result of foreclosure is classified as Real Estate Owned until such time as it is sold. When Real Estate Owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less estimated disposal costs. Any subsequent write-down of Real Estate Owned is charged to operations. At December 31, 1998, the Company had a net amount of $292,000 classified as Real Estate Owned.


Allowances for Losses on Loans and Real Estate Owned - It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans. A provision for loan losses is charged to operations based on management's evaluation of the estimated losses that may be incurred in the Company's loan portfolio. Management also periodically performs valuations of Real Estate Owned and establishes allowances to reduce book values of the properties to their net realizable values when necessary.

The following table sets forth information with respect to the Company's allowance for losses on loans at the dates indicated:

                                                                      At December 31,
                                                         -------------------------------------------
                                                                 1998          1997          1996
                                                                 ----          ----          ----
                                                                   (Dollars in thousands)
Allowance for losses on loans, beginning of year               $  4,194      $  2,595      $  2,065
Charge-offs:
  Commercial                                                         26                         307
  Mortgage                                                          203            37             9
  Installment                                                        68            65            85
                                                                -------       -------       -------
    Total charge-offs                                               297           102           401
Recoveries                                                      -------       -------       -------
  Commercial                                                         18            22             6
  Mortgage                                                                                        4
  Installment                                                        15            14            21
                                                                -------       -------       -------
    Total recoveries                                                 33            36            31
                                                                -------       -------       -------
Net charge-offs                                                     264            66           370
Allowance acquired with branch purchase                           1,000
Provision for loan losses                                         2,213         1,665           900
                                                                -------       -------       -------
Allowance for losses on loans, end of year                     $  7,143      $  4,194      $  2,595
                                                                =======       =======       =======

Net loans charged off as a percent of average loans                0.05%         0.02%         0.16%
outstanding                                                     =======       =======       =======

The following table sets forth the allocation of the Company's allowance for loan losses by loan category and the percent of loans in each category to total loans receivable at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses that may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.

                                                           At December 31,
                                  ---------------------------------------------------------------------
                                         1998                   1997                   1996
                                         ----                   ----                   ----
                                              Percent of             Percent of             Percent of
                                               Loans to               Loans to               Loans to
                                     Amount   Total Loans   Amount   Total Loans   Amount   Total Loans
                                     ------   -----------   ------   -----------   ------   -----------
                                                         (Dollars in thousands)
Balance at end of year
applicable to:
  Commercial and industrial            $4,929      78.72 %    $2,278      80.21 %    $1,301      74.98 %
  Residential real estate                 164       6.90         129       6.82         139      10.65
  Home equity                             382       4.46         752       4.80         490       7.40
  Installment                             466       9.92         391       8.17         167       6.97
  Unallocated                           1,202        -           644        -           498        -
                                       ------     ------      ------     ------      ------     ------
    Total allowance                    $7,143     100.00 %    $4,194     100.00 %    $2,595     100.00 %
                                       ======     ======      ======     ======      ======     ======

Investment Securities - Most of the Company's investment portfolio is held at the Sun's wholly owned subsidiary, Med-Vine, Inc. ("Med-Vine"). Total investment securities increased $73.5 million, or 13%, from $576.3 million at December 31, 1997 to $649.8 million at December 31, 1998. During 1997, the net change in the investment portfolio was due in most part to an increase in the amount of structured transactions. The Company used repurchase agreements from the FHLB, which totaled approximately $291.8 million at December 31, 1998, to match fund or partially match fund investment securities for an incremental profit in a structured transaction. The purpose of the structured transaction is to increase net interest income and partially offset the increase in interest expense resulting from the issuance of Trust Preferred Securities.

The Company's investment policy is established by senior management and approved by the Board of Directors. Med-Vine's investment policy is identical to that of the Company. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that optimizes interest income and provides acceptable limits of safety and liquidity. The Company has classified its entire portfolio of debt investment securities as available for sale. As a result, these securities are carried at their estimated fair value based on quoted market prices.

The following table sets forth the carrying value of the Company's portfolio of investment securities available for sale at the dates indicated:

                                                                       At December 31,
                              ----------------------------------------------------------------------------------------------
                                           1998                            1997                              1996
                              ------------------------------- ----------------------------- --------------------------------
                                            Net                             Net
                                         Unrealized Estimated          Unrealized Estimated                Net     Estimated
                              Amortized    Gains      Fair    Amortized   Gains    Fair      Amortized  Unrealized    Fair
                                Cost     (Losses)    Value      Cost     (Losses)   Value       Cost      Losses     Value
                              ---------  --------  --------  ---------  ---------  --------  ---------  ----------  --------
                                                                 (Dollars in thousands)
Available for sale
  U.S. Treasury securities     $ 48,997    $ 551   $49,548    $53,113   $ (106)   $53,007    $ 51,955    $(921)    $ 51,034
  Government agency and
    mortgage-backed
    securities                  532,269   (1,585)  530,684    449,771      390    450,161          63        -           63
  State and political
    subdivision securities       39,770      270    40,040     41,738     ( 16)    41,722      20,168     (329)      19,839
  Other securities                1,149        -     1,149      6,313     ( 35)     6,278      20,075     (232)      19,843
                               --------    ------  -------   --------    -----   --------     -------     -----     -------
    Total securities
      available for sale      $ 622,185   $ (764) $621,421  $ 550,935    $ 233  $ 551,168    $ 92,261    $1,482    $ 90,779
                               ========    ======  =======   ========    =====   ========     =======     =====     =======


The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Company's portfolio of investment securities available for sale at December 31, 1998. All debt securities are classified as being available for sale; therefore the carrying value is the estimated fair value.

                            One Year or Less       One to Five      Five to Ten Years     More than Ten           Total
                            ----------------       ------------     -----------------     --------------          -----
                                                      Years                                   Years
                                                      -----                                   -----
                                      Weighted           Weighted             Weighted            Weighted            Weighted
                            Carrying  Average    CarryingAverage    Carrying  Average   Carrying  Average   Carrying  Average
                              Value    Yield      Value   Yield       Value    Yield      Value    Yield      Value    Yield
                                                                (Dollars in thousands)
U.S. Government Obligations   $17,072    5.55 %  $32,476     5.43 %                                           $49,548    5.47 %
Government agency and
  mortgage-backed Securitites                     11,966     5.71    $ 60,286    6.34 % $ 458,432    6.42 %   530,684    6.40
Municipal obligations             718    4.14                             620    4.43      38,702    5.18      40,040    5.15
Other securities                  944    5.17        150     5.34           5    5.25           -               1,149    5.19
                              -------             ------             --------            --------            --------
    Total                    $ 18,784    5.48 %  $44,592     5.51 %  $ 60,911    6.32 % $ 497,134    6.33 % $ 621,421    6.25 %
                              =======             ======             ========            ========            ========

         Deposits - Consumer and commercial deposits are attracted principally from within the Company's primary market area through the offering of a broad selection of deposit instruments including checking, regular savings, money market, certificates of deposit and individual retirement accounts. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The Company regularly evaluates the internal cost of funds, surveys rates offered by competing institutions, reviews the Company's cash flow requirements for lending and liquidity, and executes rate changes when deemed appropriate. The Company does not obtain funds through brokers, nor does it solicit funds outside the States of New Jersey or Delaware.

Deposits at December 31, 1998 totaled $1.0 billion, an increase of $330.0 million, or 47%, over the December 31, 1997 balance of $695.4 million. Demand deposits, including NOW accounts and money market accounts, increased $155.3 million, or 58%, at December 31, 1998, to $423.9 million, compared with December 31, 1997. Savings deposits increased $22.3 million to $140.2 million at December 31, 1998, from $117.9 million at December 31, 1997. Certificates of deposit under $100,000 increased $73.9 million from December 31, 1997, to $317.2 million at December 31, 1998. Certificates of deposit of $100,000 or more increased $78.5 million to $144.1 million at December 31, 1998. The increase in all categories of deposits during 1998 was due in large part to the acquisition of deposits in connection with the branch office purchases. They were also affected by promotional rates offered on certain certificates of deposit during the year in response to rates offered by other financial institutions in the Company's market areas.

The following table sets forth average deposits by various types of demand and time deposits:

                                                    For the Years Ended December 31,
                                 -------------------------------------------------------------------------
                                    1998      Avg. Cost     1997     Avg. Cost     1996     Avg. Cost
                                    ----      ---------     ----     ---------     ----     ---------
                                                     (Dollars in thousands)
Non-interest-bearing demand
deposits                           $ 152,875              $  85,985              $  65,556
Interest-bearing demand deposits     139,617      2.35%      78,383     1.95%       62,270      1.78%
Savings deposits                     117,017      2.16       72,927     2.13        65,393      2.23
Time deposits                        358,359      5.45      240,064     5.57       170,875      5.49
                                   ---------               --------               --------
    Total                          $ 767,868      3.30%   $ 477,359     3.45%    $ 364,094      3.28%
                                   =========               ========               ========

The following table indicates the amount of certificates of deposit of $100,000 or more by remaining maturity at December 31, 1998. Dollar amounts are shown in thousands.

 Three months   Over three through  Over six through     Over
    or less         six months        twelve months  twelve months    Total
    -------         ----------        -------------  -------------    -----
   $ 79,779          $ 12,583           $ 45,159        $ 6,579     $ 144,100


Borrowings - Borrowed funds increased $21.4 million at December 31, 1998, to $337.7 million, from $316.3 million at December 31, 1997. The increase was a result of an increase of $15.3 million in securities sold under agreements to repurchase with customers and an increase of $81.0 million in securities sold under agreements to repurchase with the FHLB. The Company also had a market advance with the FHLB of $4.4 million and other borrowings of $1.2 million. This was partially offset by the repayment of an overnight line of credit with the FHLB of $17.0 million, repayment of advances with the FHLB of $58.0 million and the repayment of federal funds purchased from correspondents of $5.5 million. For the years ended December 31, 1998 and 1997 the maximum month-end amount of advances borrowed from the FHLB was $70.5 million and $75.0 million, respectively. The Company sold U.S. Treasury securities to customers under agreements to repurchase them, at par, on the next business day. For the years ended December 31, 1998 and 1997 the maximum month-end amount of securities sold under agreements to repurchase with customers was $52.6 million and $29.8 million, respectively. The Company purchased federal funds from correspondent banks, on an overnight basis. For the years ended December 31, 1998 and 1997, the maximum month-end amount of federal funds purchased from correspondents was $18.4 million and $10.0 million, respectively. The Company engaged in structured transactions designed to offset the interest expense incurred in connection with the issuance of the Trust Preferred Securities. For the years ended December 31, 1998 and 1997, the maximum month-end amount of securities sold under agreements to repurchase with the FHLB was $291.8 million and $210.8 million, respectively.

The following table sets forth certain information regarding FHLB advances, interest rates, approximate average amounts outstanding and their approximate weighted average rates at the dates indicated.
                                                        December 31,
                                             -----------------------------------
                                              1998         1997        1996
                                              ----         ----        ----
                                                 (Dollars in thousands)
  FHLB advances outstanding at end of year               $ 75,000   $ 10,000
  Interest rate                                              6.93%      7.38%
  Approximate average amount outstanding    $ 20,205     $  7,726   $  5,265
  Approximate weighted average rate             5.87%        5.67%      5.44%

  FHLB repurchase agreements outstanding
    at end of year                          $291,756     $210,751
  Interest rate                                 5.33%        6.01%
  Approximate average amount outstanding    $240,806     $ 75,101
  Approximate weighted average rate             5.57%        5.71%

  FHLB amortizing advances outstanding at
     end of year                            $  4,386
  Interest rate                                 5.68%
  Approximate average amount outstanding    $    682
  Approximate weighted average rate             5.52%

Deposits are the primary source of funds for the Company's lending activities, investment activities and general business purposes. Should the need arise, the Company has the ability to access lines of credit from various sources including the Federal Reserve Bank, the FHLB and various other correspondent banks. In addition, on an overnight basis, the Company has the ability to offer securities sold under agreements to repurchase.

Guaranteed Preferred Beneficial Interest in Company's Subordinated Debt

On March 17, 1997, the Company's subsidiary, Sun Capital Trust ("Sun Trust I") issued $25 million of 9.85% Preferred Securities ("Sun Trust I Preferred Securities") with a stated value and liquidation preference of $25 per share. The proceeds from the sale of the Sun Trust I Preferred Securities were utilized by Sun Trust I to invest in $25 million of 9.85% Junior Subordinated Debentures (the "Sun Trust I Debentures") of the Company, due in March, 2027. On April 9, 1997, the underwriters for the Sun Trust I Preferred Securities exercised their right to purchase an additional $3.75 million of the Sun Trust I Preferred Securities on the same terms as the original issuance to cover over-allotments. The proceeds from the sale of the Sun Trust I Preferred Securities were utilized by Sun Trust I to invest in $3.75 million of the Sun Trust I Debentures of the Company.

The Sun Trust I Preferred Securities represent preferred undivided beneficial interests in the assets of Sun Trust I which consist solely of the Sun Trust I Debentures. The distributions payable on each Sun Trust I Preferred Security are fixed at a rate per annum of 9.85% of the stated liquidation amount per Preferred Security, is cumulative and is payable quarterly. The Company has fully, irrevocably and unconditionally guaranteed the obligations of Sun Trust I under the Sun Trust I Preferred Securities (including the payment of distributions and certain other payments relating to the Preferred Securities). The Sun Trust I Debentures mature on March 31, 2027. The Preferred Securities are subject to mandatory redemption (I) in whole, but not in part, at the maturity upon repayment of the Debentures, (ii) in whole, but not in part, contemporaneously with the optional redemption at any time by the Company of the Sun Trust I Debentures upon the occurrence of certain events and (iii) in whole or in part at any time on or after March 31, 2002, contemporaneously with the optional redemption by the Company of the Sun Trust I Debentures in whole or in part.

On November 3, 1998, the Company's subsidiary, Sun Capital Trust II ("Sun Trust II") issued $29.9 million of 8.875% Preferred Securities ("Sun Trust II Preferred Securities") with a stated value and liquidation preference of $10 per share. The proceeds of the sale of the Sun Trust II Preferred Securities were utilized by Sun Trust II to invest in $29.9 million of 8.875% Junior
Subordinated Debentures (the "Sun Trust II Debentures") of the Company, due December 2028.

The Sun Trust II Preferred Securities represent preferred undivided beneficial interests in the assets of Sun Trust II which consist solely of the Sun Trust II Debentures. The distributions payable on each Sun Trust II Preferred Security are fixed at a rate per annum of 8.875% of the stated liquidation amount per Sun Trust II Preferred Security, is cumulative and is payable quarterly. The Company has fully, irrevocably and unconditionally guaranteed the obligations of Sun Trust II under the Sun Trust II Preferred Securities (including the payment of distributions and certain other payments relating to the Preferred Securities). The Sun Trust II Debentures mature on December 31, 2028. The Preferred Securities are subject to mandatory redemption (I) in whole, but not in part, at the maturity upon repayment of the Debentures, (ii) in whole, but not in part, contemporaneously with the optional redemption at any time by the Company of the Sun Trust II Debentures upon the occurrence of certain events and (iii) in whole or in part at any time on or after December 31, 2003, contemporaneously with the optional redemption by the Company of the Sun Trust II Debentures in whole or in part.

The obligations of the Company under the guarantees issued by the Company for the benefit of the holders of Sun Trust I and Sun Trust II Preferred Securities and under the Sun Trust I and Sun Trust II Debentures are subordinate and junior in right of payment to all senior indebtedness and rank pari passu with each other.

                          INDEPENDENT AUDITORS' REPORT







To the Shareholders and Board of Directors of Sun Bancorp, Inc.



We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 1998, and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.




/s/ Deloitte & Touche, LLP
-----------------------------------
DELOITTE & TOUCHE, LLP
Philadelphia, Pennsylvania

February 1, 1999

SUN BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997

                                                                               1998               1997
                                                                               ----               ----

ASSETS
Cash and due from banks                                                    $    54,815,533    $    34,060,747
Federal funds sold                                                              34,700,000                  -
                                                                            --------------     --------------
  Cash and cash equivalents                                                     89,515,533         34,060,747
Investment securities available for sale (amortized cost -
  $622,185,201; 1998 and $550,935,416; 1997)                                   621,421,370        551,168,003
Loans receivable (net of allowance for loan losses -
  $7,142,838; 1998 and $4,193,801; 1997)                                       689,852,210        427,761,049
Restricted equity investments                                                   28,337,450         25,110,350
Bank properties and equipment, net                                              26,006,645         24,479,854
Real estate owned, net                                                             292,300            270,114
Accrued interest receivable                                                     10,500,529          6,752,163
Excess of cost over fair value of assets acquired, net                          42,960,603         26,174,146
Deferred taxes                                                                   2,384,826          1,314,043
Other assets                                                                     4,131,597          2,882,356
                                                                            --------------     --------------
TOTAL                                                                       $1,515,403,063     $1,099,972,825
                                                                            ==============     ==============
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                                                    $1,025,397,734      $ 695,387,536
Advances from the Federal Home Loan Bank                                         4,385,908         75,000,000
Loan payable                                                                     1,160,000
Federal funds purchased                                                                             5,500,000
Securities sold under agreements to repurchase                                 332,118,594        235,813,503
Other liabilities                                                               15,358,004          4,889,487
                                                                            --------------     --------------
  Total liabilities                                                          1,378,420,240      1,016,590,526
                                                                            --------------     --------------

Guaranteed preferred beneficial interest in company's subordinated debt         58,650,000         28,750,000

COMMITMENTS AND CONTINGENT LIABILITIES (Note 17)

SHAREHOLDERS' EQUITY
Preferred stock, none issued                                                             -                  -
Common stock, $1 par value, 25,000,000 shares authorized, issued and
  outstanding: 7,165,360 in 1998 and 4,013,791 in 1997                           7,165,360          4,013,791
Surplus                                                                         61,710,207         38,850,245
Retained earnings                                                               10,242,636         11,614,755
Accumulated other comprehensive income                                            (504,128)           153,508
Treasury stock at cost, 15,000 shares                                             (281,252)                 -
                                                                            --------------     --------------
  Total shareholders' equity                                                    78,332,823         54,632,299
                                                                            --------------     --------------

TOTAL                                                                      $ 1,515,403,063    $ 1,099,972,825
                                                                            ==============     ==============

------------------------------------------------------------------------
    See notes to consolidated financial statements

SUN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                       1998          1997          1996
                                                                       ----          ----          ----
INTEREST INCOME:
  Interest and fees on loans                                        $47,018,743    $33,643,097  $21,784,982
  Interest on taxable investment securities                          33,422,143     11,777,885    5,732,949
  Interest on non-taxable investment securities                       1,990,679      1,015,662    1,242,657
  Dividends on restricted equity investments                          1,902,482        616,400      151,787
  Interest on federal funds sold                                        339,225        645,602       68,366
                                                                    -----------    -----------  -----------
    Total interest income                                            84,673,272     46,698,646   28,980,741
                                                                    -----------    -----------  -----------
INTEREST EXPENSE:
  Interest on deposits                                               25,322,262     16,458,025   11,953,591
  Interest on short-term funds borrowed                              16,430,412      5,673,562      580,412
  Interest on guaranteed preferred beneficial interest
    in company's subordinated debt                                    3,341,923      2,275,795            -
                                                                    -----------   ------------  -----------
    Total interest expense                                           45,094,597     24,407,382   12,534,003
                                                                    -----------   ------------  -----------

    Net interest income                                              39,578,675     22,291,264   16,446,738

PROVISION FOR LOAN  LOSSES                                            2,213,302      1,665,000      900,000
                                                                    -----------    -----------   ----------
    Net interest income after provision for loan losses              37,365,373     20,626,264   15,546,738
                                                                    -----------    -----------   ----------
OTHER INCOME:
  Service charges on deposit accounts                                 3,278,040      1,549,021    1,057,139
  Other service charges                                                  87,256         49,057      115,999
  Gain (loss) on sale of fixed assets                                    18,300       (53,136)       45,207
  Gain on sale of loans                                                 112,361            990
  Gain on sale of investment securities                               1,037,134        207,037      206,538
  Other                                                                 984,272        483,202      320,890
                                                                    -----------   ------------  -----------
    Total other income                                                5,517,363      2,236,171    1,745,773
                                                                    -----------   ------------  -----------
OTHER EXPENSES:
  Salaries and employee benefits                                     13,932,029      7,862,198    6,237,118
  Occupancy expense                                                   3,274,688      1,735,137    1,407,875
  Equipment expense                                                   2,233,540      1,300,234      817,696
  Professional fees and services                                        526,378        328,349      352,970
  Data processing expense                                             2,151,439      1,474,247    1,085,874
  Amortization of excess of cost over fair value of assets acquired   3,909,856      1,504,713      826,701
  Postage and supplies                                                  820,332        483,496      420,120
  Insurance                                                             315,683        273,732      196,110
  Provision for losses on real estate owned                                             14,963
  Other                                                               3,204,457      1,981,017    1,573,404
                                                                   ------------   ------------  -----------
    Total other expenses                                             30,368,402     16,958,086   12,917,868
                                                                   ------------   ------------  -----------

INCOME BEFORE INCOME TAXES                                           12,514,334      5,904,349    4,374,643

INCOME TAXES                                                          3,730,800      1,733,000    1,362,000
                                                                   ------------   ------------  -----------

NET INCOME                                                          $ 8,783,534    $ 4,171,349  $ 3,012,643
                                                                   ============    ===========  ===========

Basic earnings per share                                                $  1.36        $  0.86      $  0.68
                                                                        =======        =======      =======

Diluted earnings per share                                              $  1.20        $  0.78      $  0.63
                                                                        =======        =======      =======

Weighted average shares                                               6,442,541      4,837,910    4,459,916
                                                                   ============    ===========   ==========

-------------------------------------------------------------------
     See notes to consolidated financial statements

SUN BANCORP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                            Accumulated
                                                                                               Other
                                                 Common                   Retained       Comprehensive   Treasury
                                                  Stock       Surplus     Earnings         Income        Shares         Total
                                                  -----       -------     --------         ------        ------         -----
BALANCE, JANUARY 1, 1996                       $1,651,175   $ 17,197,275  $ 5,406,774    $  415,572                 $ 24,670,796
Comprehensive income:
  Net income                                                                3,012,643
  Net change in unrealized loss on securities
    available for sale, net of taxes of
    ($717,967)                                                                           (1,393,701)
      Comprehensive income                                                                                             1,618,942
Stock dividend                                     87,892       (87,892)
Cash paid for fractional interest resulting
  from Stock dividend                                            (2,146)                                                  (2,146)
Exercise of stock options                         109,862     1,017,122             -             -                    1,126,984
                                                ---------    -----------   ----------    ----------                   ----------

BALANCE, DECEMBER 31, 1996                      1,848,929     18,124,359    8,419,417      (978,129)                  24,414,576
Comprehensive income:
  Net income                                                                4,171,349
  Net change in unrealized loss on securities
    available for sale, net of taxes of
    $582,965                                                                             1,131,637
      Comprehensive income                                                                                             5,302,986
Exercise of stock options                           3,531         34,237                                                  37,768
Issuance of common stock                        1,094,428     20,787,283                                              21,881,711
Stock dividends                                 1,066,903        (92,511)    (974,392)
Cash paid for fractional interest
  resulting from stock dividend                         -         (3,123)      (1,619)            -                       (4,742)
                                               ----------     ----------   ----------    ----------                   ----------

BALANCE, DECEMBER 31, 1997                      4,013,791     38,850,245   11,614,755       153,508                   54,632,299
Comprehensive income:
  Net income                                                                8,783,534
  Net change in unrealized loss on securities
    available for sale, net of taxes of
    ($338,782)                                                                             (657,636)
      Comprehensive income                                                                                             8,125,898
Exercise of stock options                           6,328         28,339                                                  34,667
Issuance of common stock                          836,287     14,992,175                                              15,828,462
Stock dividends                                 2,308,954      7,844,005  (10,152,959)                                         -
Cash paid for fractional interest
  resulting from stock dividends                                 (4,557)      (2,694)                                     (7,251)
Purchase of treasury stock                            -              -              -            -    $ (281,252)       (281,252)
                                               ----------    -----------   ----------   ----------    ----------      ----------

BALANCE, DECEMBER 31, 1998                     $7,165,360   $ 61,710,207  $10,242,636   $ (504,128)   $ (281,252)    $78,332,823
                                               ==========   ============  ===========   ===========   ===========    ===========

-------------------------------------------------
   See notes to consolidated financial statements

SUN BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                                   For the Years Ended
                                                                                                       December 31,
                                                                                         ------------------------------------------
                                                                                               1998          1997          1996
                                                                                               ----          ----          ----
OPERATING ACTIVITIES:
  Net income                                                                                $8,783,534    $4,171,349    $3,012,643
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                                2,213,302     1,665,000       900,000
    Provision for losses on real estate owned                                                                 14,963
    Depreciation and amortization                                                              847,097       529,734       484,059
    Amortization of excess cost over fair value of assets acquired                           3,909,856     1,504,713       826,701
    Gain on sale of loans                                                                     (112,361)         (990)
    Gain on sale of investment securities available for sale                                (1,037,134)     (207,037)     (206,538)
    (Gain) loss on sale of bank properties and equipment                                       (18,300)       53,136       (29,298)
    Deferred income taxes                                                                     (732,001)     (826,472)     (147,401)
    Change in assets and liabilities which (used) provided cash:
      Accrued interest and other assets                                                     (4,997,607)   (5,142,161)   (1,175,180)
      Accounts payable and accrued expenses                                                 10,468,517     2,748,960       164,483
                                                                                           -----------    ----------    ----------
        Net cash provided by operating activities                                           19,324,903     4,511,195     3,829,469
                                                                                           -----------    ----------    ----------
INVESTING ACTIVITIES:
  Purchases of investment securities available for sale                                   (259,702,232) (250,235,143) (190,820,977)
  Purchases of mortgage-backed securities available for sale                              (208,192,867) (307,630,314)
  Purchases of restricted equity securities                                                 (3,227,100)  (20,308,400)   (3,399,700)
  Proceeds from maturities of investment securities available for sale                      90,960,062     8,716,550    99,213,685
  Proceeds from maturities of mortgage-backed securities available for sale                 84,168,079     4,354,398       125,716
  Proceeds from sale of investment securities available for sale                           164,508,606    67,133,964    93,679,375
  Proceeds from sale of mortgage-backed securities available for sale                       58,413,047    19,346,213    50,782,881
  Proceeds from sale of loans                                                                3,446,878       220,000
  Net increase in loans                                                                   (138,312,933) (113,795,707) (112,767,037)
  Increase in loans resulting from branch acquisitions                                    (129,326,047)  (20,348,684)
  Purchase of bank properties and equipment                                                 (2,348,807)   (1,241,818)   (1,359,295)
  Increase in bank properties and equipment resulting from branch acquisitions                (523,405)  (11,786,574)
  Proceeds from sale of bank properties and equipment                                          149,278        35,576        42,606
  Excess of cost over fair value of branch assets acquired                                 (20,696,313)  (22,313,641)
  (Increase) decrease in real estate owned, net                                                (22,186)      470,551       120,674
                                                                                          ------------   -----------    ----------
        Net cash used in investing activities                                             (360,705,940) (647,383,029)  (64,382,072)
                                                                                          ------------   -----------    ----------


FINANCING ACTIVITIES:
  Net increase in deposits                                                                 135,459,013    52,877,747   50,739,109
  Increase in deposits resulting from branch acquisitions                                  194,551,185   256,522,884
  Net borrowings under line of credit and repurchase agreements                             20,190,999   301,060,455   21,253,048
  Increase in borrowings resulting from branch acquisition                                   1,160,000
  Principal payments on borrowed funds                                                                    (6,000,000)  (8,000,000)
  Proceeds from exercise of stock options                                                       34,667        37,768    1,126,984
  Payments for fractional interests resulting from stock dividend                               (7,251)       (4,742)      (2,146)
  Treasury stock purchased                                                                    (281,252)
  Proceeds from issuance of guaranteed preferred beneficial interest in Company's
    subordinated debt                                                                       29,900,000    28,750,000
  Proceeds from issuance of common stock                                                    15,828,462    21,881,711             -
                                                                                          ------------   -----------   -----------
        Net cash provided by financing activities                                          396,835,823   655,125,823    65,116,995
                                                                                          ------------   -----------   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                   55,454,786    12,253,989     4,564,392
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                34,060,747    21,806,758    17,242,366
                                                                                          ------------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                     $89,515,533   $34,060,747   $21,806,758
                                                                                          ============   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid                                                                           $ 42,826,631  $ 23,323,935  $ 12,743,696
  Income taxes paid                                                                        $ 5,471,287   $ 1,450,000   $ 1,577,757
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS:
  Transfer of loans to real estate owned                                                    $  242,787    $  389,867    $  424,644


--------------------------------------------------
    See notes to consolidated financial statements

SUN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


1. NATURE OF OPERATIONS

         Sun Bancorp, Inc. (the "Company") is registered as a multi-bank holding company under the Bank Holding Company Act of 1956, as amended. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Sun Capital Trust ("Sun Trust I"), Sun Capital Trust II ("Sun Trust II"), Sun National Bank, Delaware ("Sun Delaware"), Sun National Bank
("Sun") and Sun's wholly owned subsidiaries, Med-Vine, Inc. and Sun Mortgage Company. All significant inter-company balances and transactions have been eliminated.

         The Company and Sun have their administrative offices in Vineland, New Jersey. Sun Delaware has its administrative office in Wilmington, Delaware. At December 31, 1998, the Company had fifty financial service centers located throughout central and southern New Jersey and New Castle County, Delaware. The Company's principal business is to serve as a holding company for Sun and Sun Delaware (collectively, the "Banks"). The Company's outstanding common stock is traded on the Nasdaq National Market under the symbol "SNBC." The Company is subject to reporting requirements of the Securities and Exchange Commission. Sun Trust I and Sun Trust II are Delaware business trusts which hold the Junior Subordinated Debentures issued by the Company. The Banks are in the business of attracting customer deposits through their financial service centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate and non-real estate loans, as well as mortgage-backed and investment securities. The Banks' primary regulatory agency is the Office of the Comptroller of the Currency ("OCC"). Med-Vine, Inc. is a Delaware holding company that holds the majority of Sun's investment portfolio. The principal business of Med-Vine, Inc. is investing. Sun Mortgage Company is a Cherry Hill, New Jersey-based company that provides mortgage-banking services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant estimates include the allowance for loan losses, real estate owned and excess of cost over fair value of net assets acquired. Actual results could differ from those estimates.

         Investment Securities - The Company accounts for debt securities as follows:

         Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security. The Company had no investment securities classified as held to maturity at December 31, 1998 and 1997.

         Available for Sale - Debt securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of shareholders' equity until realized. Realized gains and losses on the sale of investment securities are reported in the consolidated statement of income and determined using the adjusted cost of the specific security sold.

         Loans Purchased - The discounts and premiums resulting from the purchase of loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

         Restricted Equity Securities - Equity securities of bankers' banks are classified as restricted equity securities because ownership is restricted and there is not an established market for their resale. These securities are carried at cost and are periodically evaluated for impairment.

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

         Bank Properties and Equipment - Bank properties and equipment are stated at cost, less allowances for depreciation. The provision for depreciation is computed by the straight-line method based on the estimated useful lives of the assets. For leasehold improvements, depreciation is computed by the straight-line method based on the estimated useful lives of the assets or the term of the lease, whichever is shorter.

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

         Excess of Cost Over Fair Value of Net Assets Acquired - The excess of cost over fair value of net assets acquired is net of accumulated amortization of $7,452,435 and $3,542,579 at December 31, 1998 and 1997, respectively. It is amortized by the straight-line method over 15 years for bank acquisitions and over 7 to 10 years for branch acquisitions.

         Long-Lived Assets - Management evaluates the carrying amount of long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. Measurement of an impaired loss for long-lived assets and intangibles would be based on the fair value of the asset. At December 31, 1998 and 1997, the Company had not recognized an impairment loss based on this evaluation.

         Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include amounts due from banks and federal funds sold.

         Treasury Stock - Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders' equity.

         Other Comprehensive Income - In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. This Statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company implemented SFAS No. 130 effective January 1, 1998. The implementation did not have an effect on the Company's financial position, operations or cash flow. As required, the Company has reclassified their 1997 financial statements. Amounts categorized as other comprehensive income represent net unrealized gains or losses on investment securities available for sale, net of income taxes.

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

         Earnings Per Share - In February 1997, the FASB issued SFAS No. 128, Earnings Per Share, which was effective for periods ended after December 15, 1997. This statement establishes standards for computing and presenting earnings per share (EPS) and superseded APB Opinion No. 15, Earnings Per Share. The Company adopted SFAS No. 128 effective December 31, 1997 and all EPS for periods presented have been retroactively restated in accordance with the Statement. The adoption of this statement did not have a material effect on the Company's reported earnings per share

         Stock dividend - On April 21, 1998, May 20, 1997 and September 17, 1996 the Company's Board of Directors declared special 5% stock dividends, which were paid on May 26, 1998, June 25, 1997 and October 30, 1996, respectively, to shareholders of record on May 5, 1998, June 2, 1997 and October 15, 1996, respectively. Accordingly, earnings per share for the years ended December 31, 1997 and 1996 have been restated to reflect the increased number of shares outstanding.

         Stock split - On February 17, 1998 and August 28, 1997, the Company's Board of Directors declared a three-for-two stock split effected in the form of a 50% stock dividend payable on March 18, 1998 and September 25, 1997, respectively, to shareholders of record on March 4, 1998 and September 11, 1997, respectively. Accordingly, earnings per share for the years ended December 31, 1997 and 1996 have been restated to reflect the increased number of shares outstanding.

         Accounting for Stock Options - The Company accounts for stock-based compensation using the intrinsic value method that recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company has not recognized any compensation expense under this method. The Company discloses the pro forma effects of accounting for stock-based compensation using the fair value method as described in SFAS No. 123.

         Accounting Principles Issued But Not Adopted - In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, and should not be applied retroactively to financial statements of prior periods. Management of the Company does not believe this statement will have a material impact on the Company's results of operations or financial condition when adopted.

         In October 1998, SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, was issued. This statement requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold that investment. This statement is effective for the first fiscal quarter beginning after December 15, 1998. Management of the Company does not believe this statement will have a material impact on the Company's results of operations or financial condition when adopted.

         Reclassifications  -  Certain  reclassifications  have been made in the
1997  and  1996   consolidated   financial   statements   to  conform  to  those
classifications used in 1998.

3.       ACQUISITIONS

         On December  17, 1998,  the Company  acquired  eight branch  offices of
Beneficial Bank from Household Bank f.s.b., Prospect Heights, Illinois. The offices were simultaneously merged into Sun Delaware. Sun Delaware acquired approximately $169,402,000 of deposit liabilities plus accrued interest, $406,000 in equipment, $125,191,000 in net loans and $1,687,000 in cash. Sun Delaware paid a premium of $24,000,000, including $4,100,000 of loan premium. The loan premium is being amortized over the lives of the loans and the remaining premium is being amortized over ten years.

         On July 29, 1998, Sun purchased Allegiance Mortgage Company, Cherry Hill, N.J. in exchange for 28,302 shares of the Company's common stock. The transaction was accounted for as a pooling of interests.

         On February 26, 1998, Sun purchased the Eatontown branch from First Savings Bank, Woodbridge, NJ. Sun acquired approximately $25,228,000 of deposit liabilities plus accrued interest, $118,000 in equipment, $34,000 in loans and $119,000 in cash. Sun paid a premium of $1,085,000, which is being amortized over seven years.

         On November 20, 1997, Sun purchased eleven branches from The Bank of New York. Sun acquired approximately $156,049,000 of deposit liabilities plus $240,000 of accrued interest, $9,485,000 of real estate and equipment, $18,035,000 of loans plus related accrued interest and $2,277,000 in cash. Sun paid a premium of approximately $15,501,000, which is being amortized primarily over seven years.

         On July 24, 1997, Sun purchased three branches from Oritani Savings Bank. Sun acquired approximately $33,922,000 of deposit liabilities plus $144,000 of accrued interest, $547,000 of real estate and equipment and $180,000 in cash. Sun paid a premium of $2,151,000, which is being amortized over seven years.

         On June 5, 1997, Sun purchased four branches from First Union National Bank. Sun acquired approximately $66,552,000 of deposit liabilities plus $222,000 of accrued interest, $1,755,000 of real estate and equipment, $2,313,000 of loans plus related accrued interest and $1,203,000 in cash. Sun paid a premium of approximately $4,661,000, which is being amortized over seven years.

4. INVESTMENT SECURITIES AVAILABLE FOR SALE

         The amortized costs of investment securities available for sale and the approximate fair values at December 31, 1998 and 1997 were as follows:

                                                                    December 31, 1998
                                         ------------------------------------------------------------------------
                                                           Gross            Gross           Estimated
                                         Amortized        Unrealized      Unrealized            Fair
                                           Cost             Gains           Losses             Value
                                           ----             -----           ------             -----
  U. S. Treasury Obligations               $ 48,997,186     $  551,250                        $  49,548,436
  State and Municipal Obligations            39,770,114        441,233      $  (171,624)         40,039,723
  Other bonds                                 1,149,109              -                            1,149,109
  U.S. Government agencies and
    mortgage-backed securities              532,268,792        854,368       (2,439,058)        530,684,102
                                           ------------     ----------       ----------       -------------
    Total                                 $ 622,185,201    $ 1,846,851      $(2,610,682)      $ 621,421,370
                                           ============     ==========       ==========       =============

                                                               December 31, 1997
                                         -------------------------------------------------------------------
                                                            Gross            Gross           Estimated
                                         Amortized        Unrealized      Unrealized            Fair
                                           Cost             Gains           Losses             Value
                                           ----             -----           ------             -----

  U. S. Treasury Obligations               $ 53,112,961      $  22,245      $  (128,487)      $  53,006,719
  State and Municipal Obligations            41,738,042        115,920         (131,695)         41,722,267
  Other bonds                                 6,313,495              -         ( 35,849)          6,277,646
  US. Government agencies and
    mortgage-backed securities              449,770,918        629,512         (239,059)        450,161,371
                                           ------------     ----------       ----------        ------------
    Total                                 $ 550,935,416     $  767,677      $  (535,090)      $ 551,168,003
                                           ============     ==========       ==========        ============


During 1998, the Company sold $222,921,653 of securities available for sale resulting in a gross gain of $1,133,383. During 1997, the Company sold $86,480,177 of securities available for sale resulting in a gross gain of $225,959. During 1996, the Company sold $144,529,374 of securities available for sale resulting in a gross gain of $206,538

The maturity schedule of the investment in debt securities available for sale at December 31, 1998 is as follows:

                                              Amortized         Estimated
                                                Cost          Market Value
                                           ---------------   --------------
Due in one year or less                    $  18,719,051      $ 18,784,108
Due after one year through five years         44,136,680        44,591,874
Due after five years through ten years        59,142,467        59,606,450
Due after ten years                          150,470,852       149,441,904
                                            ------------       -----------
                                             272,469,050       272,424,336
Mortgage-backed securities                   349,716,151       348,997,034
                                            ------------       -----------
                                           $ 622,185,201      $621,421,370
                                            ============       ===========

         At December 31, 1998, $61,742,001 of U.S. Treasury Notes and U.S. Government Agency securities were pledged to secure public deposits.


5.   LOANS

      The components of loans as of December 31, 1998 and 1997 were as follows:

                                                  December 31,
                                      ---------------------------------------
                                              1998                 1997

Commercial and industrial                $  548,645,189       $  346,475,157
Real estate-residential mortgages            79,187,565           50,178,260
Installment                                  69,162,294           35,301,433
                                          -------------        -------------
  Total gross loans                         696,995,048          431,954,850
Allowance for loan losses                    (7,142,838)          (4,193,801)
                                          -------------        -------------
Net loans                                $  689,852,210       $  427,761,049
                                          =============        =============
Non-accrual loans                        $    1,607,961       $      896,902
                                          =============        =============

      There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 1998. The reduction in interest income resulting from non-accrual loans was $142,709, $115,144 and $151,614 for the years ended December 31, 1998, 1997 and 1996, respectively. Interest income recognized on these loans for the years ended December 31, 1998, 1997 and 1996 was $32,976, $40,334 and $15,414, respectively.

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 1998 and 1997, along with an analysis of the activity for the years ended December 31, 1998 and 1997, is summarized as follows:


                                     For the Years Ended
                                         December 31,
                              -----------------------------------
                                    1998                  1997
Balance, beginning of year         $ 19,799,609     $ 11,437,134
Additions                             6,291,984       11,317,202
Repayments                           (6,954,801)      (2,954,727)
                                   ------------     ------------
Balance, end of year               $ 19,136,792     $ 19,799,609
                                   ============     ============

      Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $119,626,628 and $84,302,101 at December 31, 1998 and 1997, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

      Most of the Company's business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market.

6.  ALLOWANCE FOR LOAN LOSSES

      An analysis of the change in the allowance for loan losses is as follows:

                                                  For the Years Ended
                                                      December 31,
                                    ------------------------------------------
                                     1998           1997           1996
Balance, beginning of year          $  4,193,801   $  2,595,312  $  2,064,640
Charge-offs                             (297,496)      (102,408)     (400,387)
Recoveries                                33,231         35,897        31,059
                                     -----------    -----------   -----------
   Net  charge-offs                     (264,265)       (66,511)     (369,328)
Increase due to branch acquisition     1,000,000
Provision for loan losses              2,213,302      1,665,000       900,000
                                     -----------    -----------   -----------
Balance, end of year                $  7,142,838   $  4,193,801  $  2,595,312
                                     ===========    ===========   ===========

The provision for loan losses charged to expense is based upon past loan and loss experience and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans under SFAS Nos. 114 and 118 issued by the FASB. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan.

An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant.

Impairment losses are included in the provision for loan losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans, and are not included in the data that follow:

                                             December 31, 1998 December 31, 1997
                                             ----------------- -----------------
Impaired loans with related reserve for
  loan losses calculated under SFAS No. 114 $                  $
                                                          -                  -
Impaired loans with no related reserve for
  loan losses calculated under SFAS No. 114 $     1,251,004    $     1,158,800
                                            -----------------  ---------------
    Total impaired loans                    $     1,251,004    $     1,158,800
                                            =================  ===============


                                                                  Year Ended             Year Ended              Year Ended
                                                               December 31, 1998      December 31, 1997      December 31, 1996
                                                               -----------------      -----------------      -----------------

Average impaired loans                                          $    1,114,803          $    1,244,522          $     596,519
                                                                ================        ================        =============
Interest income recognized on impaired loans                    $       61,044          $      106,715          $      18,284
                                                                ================        ================        =============
Cash basis interest income recognized on impaired loans         $       33,849          $      82,544           $      15,414
                                                                ================        ================        =============

Interest payments on impaired loans are typically applied to principal unless the ability to collect the principal amount is fully assured, in which case interest is recognized on the cash basis.

Commercial loans and commercial real estate loans are placed on non-accrual at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Generally, commercial loans are charged off no later than 120 days delinquent unless the loan is well secured and in the process of collection, or other extenuating circumstances support collection. Residential real estate loans are typically placed on non-accrual at the time the loan is 90 days delinquent. Other consumer loans are typically charged off at 90 days delinquent. In all cases, loans must be placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

7.  RESTRICTED EQUITY INVESTMENTS

The cost of restricted equity investments at December 31, 1998 and 1997 was as follows:

                                             December 31,
                                     ---------------------------------
                                          1998               1997
Federal Reserve Bank stock             $  3,075,600      $  1,367,100
Federal Home Loan Bank stock             25,178,600        23,660,000
Atlantic Central Bankers Bank stock          83,250            83,250
                                        -----------       -----------
  Total                                $ 28,337,450      $ 25,110,350
                                        ===========       ===========



8.  BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment at December 31, 1998 and 1997 consist of the following major classifications:

                                                       December 31,
                                              ----------------------------------
                                                    1998              1997
Land                                           $   6,054,045     $   5,923,238
Buildings                                         13,924,579        13,520,232
Leasehold improvements and equipment               9,620,815         7,485,262
                                                ------------      ------------
                                                  29,599,439        26,928,732
Accumulated depreciation and amortization         (3,592,794)       (2,448,878)
                                                ------------      ------------
Total                                          $  26,006,645     $  24,479,854
                                                ============      ============


9.  REAL ESTATE OWNED

Real estate owned consisted of the following:
                                            December 31,
                                 -----------------------------------
                                         1998              1997
Commercial properties                $   218,085        $   128,031
Residential properties                    74,215            142,083
                                      ----------         ----------
                                         292,300            270,114
Allowance                                      -                  -
                                      ----------         ----------
Total                                $   292,300        $   270,114
                                      ==========         ==========

During 1997 approximately $15,000 was charged against operations to adjust real estate owned for declines in value. There was no charge in 1998 and 1996.

10.  DEPOSITS

Deposits consist of the following major classifications:
                                                 December 31,
                                     ---------------------------------------
                                          1998                 1997
Demand Deposits                         $  423,937,652       $  268,655,067
Savings Deposits                           140,168,487          117,879,048
Time Certificates under $100,000           317,191,505          243,257,829
Time Certificates $100,000 or more         144,100,090           65,595,592
                                         -------------        -------------
Total                                  $ 1,025,397,734       $  695,387,536
                                         =============        =============

Of the total demand deposits, approximately $211,652,000 and $149,499,000 are non-interest bearing at December 31, 1998 and 1997, respectively.

A summary of certificates by year of maturity is as follows:


      Year Ended December 31,
      1999                      $  401,720,865
      2000                          38,538,602
      2001                           8,526,076
      Thereafter                    12,506,052
                                --------------
      Total                     $  461,291,595
                                ==============


A summary of interest expense on deposits is as follows:


                                              Year Ended December 31,
                                   --------------------------------------------
                                   1998             1997            1996
Savings Deposits                  $ 2,529,822      $ 1,555,491     $ 1,455,043
Time Certificates                  19,517,519       13,370,984       9,382,920
Interest-Bearing Demand Deposits    3,274,921        1,531,550       1,115,628
                                  -----------      -----------     -----------
Total                            $ 25,322,262     $ 16,458,025    $ 11,953,591
                                  ===========      ===========    ============


11.  ADVANCES FROM THE FEDERAL HOME LOAN BANK

Federal Home Loan Bank ("FHLB") advances at December 31, 1998 and 1997 were $4,385,908 and $75,000,000, respectively. Advances are collateralized under a blanket collateral lien agreement. The amount outstanding at December 31, 1998 represents two amortizing advances: a balance of $1,791,624 at 5.404% due October 8, 2008 with a monthly payment of $12,285 and a balance of $2,594,284 at 5.867% due November 26, 2018 with a monthly payment of $18,428. At December 31, 1997, $17,000,000 was borrowed under an overnight line of credit at an interest rate of 7.125% and $58,000,000 was borrowed under a one-month advance that matured in January 1998 at an interest rate of 6.875%. Interest expense on advances was $1,224,122, $438,268 and $286,316 for the years ended December 31, 1998, 1997 and 1996, respectively.


12.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

During 1998 and 1997 the Company entered into repurchase agreements with the FHLB. At December 31, 1998, the amount outstanding was $291,756,000, maturing in January 1999 and bearing an average interest rate of 5.33%. At December 31, 1997, the amount outstanding was $210,751,000, maturing in January, 1998 and bearing an average interest rate of 6.01%. Interest expense on FHLB repurchase agreements was $13,417,861 and $4,285,478 for the years ended December 31, 1998 and 1997, respectively. Collateral for the repurchase agreements were U.S. Government Agency Collateralized Mortgage Obligations. The market value of the collateral at December 31, 1998 was approximately $301,596,000.

During 1998 and 1997, the Company entered into overnight repurchase agreements with customers. At December 31, 1998 and 1997, the amounts outstanding were $40,362,594 and $25,062,502, respectively. At December 31, 1998, the amounts were borrowed at interest rates ranging from 4.56% to 5.50%. At December 31, 1997, the amounts were borrowed at interest rates ranging from 4.75% to 6.275%. Collateral for customer repurchase agreements were U.S. Treasury Notes. The market value of the collateral was equal to the amounts outstanding.

13.  OTHER BORROWED FUNDS

In connection with the Household acquisition, Sun Delaware assumed a loan payable in the amount of $1,160,000. The borrowing consists of a single loan from the City of Wilmington, Delaware (the "City") in accordance with the City's "Loans-to-Lenders" program that provides low-cost financing to qualified participants. The loan with the City is a variable rate, interest-only note adjusted weekly and maturing January 1, 2003. Under the provisions of the borrowing agreement, the City may elect to convert the loan to a fixed interest rate at any time. Upon conversion, Sun Delaware would be required to make payments of principal and interest using an amortization schedule. At December 31, 1998 the interest rate on the loan was 4.30%.

At December 31, 1997, the Company purchased federal funds in the amount of $5,500,000 from correspondent banks on an unsecured overnight line of credit at an interest rate of 6.00%.

14.  STOCK OPTION PLANS

On December 17, 1997, the Company adopted a Stock Option Plan (the "1997 Plan"). Options granted under the 1997 Plan may be either qualified incentive stock options or nonqualified options as determined by the Executive Compensation Committee. Options granted under the 1997 Plan are at the estimated fair value at the date of grant. There were 315,000 shares of stock reserved for issuance under the 1997 Plan. In 1998, the Company's Board of Directors adopted an amendment to the 1997 Plan. In accordance with such amendment, the total number of shares of common stock authorized for issuance under the 1997 Plan has been increased from 315,000 to 605,115. In addition, the grant of "reload" options has been authorized by the amendment. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an "original option") by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the "reload" feature will reduce the total number of shares eligible for award under the 1997 Plan.

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

Under the 1995 and 1997 Plans, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. Under the 1985 Plan, all options expire in the year 2001. The vesting provision of the 1995 and 1997 Plans allow for 50% of options to vest one year after the date of grant, and 50% two years after the date of grant, subject to employment and other conditions. All shares granted under the 1985 Plan are fully vested.

Options granted under the 1985, 1995 and 1997 Plans, adjusted for the 5% stock dividends granted in 1996, 1997 and 1998 and the three-for-two stock splits granted in 1997 and 1998, are as follows:

                                           Incentive    Nonqualified
Options granted and outstanding:
  December 31, 1998 at prices ranging
    from $2.90 to $22.86 per share          478,283         931,661
                                            =======         =======
  December 31, 1997 at prices ranging
    from $2.90 to $15.88 per share          466,914         639,650
                                            =======         =======
  December 31, 1996 at prices ranging
    from $2.90 to $7.40 per share           369,229         477,645
                                            =======         =======


Activity in the stock option plans for the period beginning January 1, 1996 and ending December 31, 1998 was as follows:

                                                                      Weighted
                                                                       Average
                                                      Exercise        Exercise
                                       Number           Price           Price
                                     of Shares        Per Share       Per Share
                                     ---------        ---------       ---------
Outstanding at January 1, 1996            851,448                       $ 4.08
1996:
  Granted                                 282,605  $ 6.72 - $ 7.40      $ 6.72
  Exercised                              (286,023) $ 2.90 - $ 3.66      $ 3.56
  Expired                                  (1,156)          $ 6.22      $ 6.22
                                      -----------
Outstanding at December 31, 1996          846,874                       $ 5.13
1997:
  Granted                                 270,896  $ 8.47 - $15.88      $ 9.52
  Exercised                               (8,616)  $ 4.99 - $ 6.22      $ 4.38
  Expired                                 (2,590)           $ 6.72      $ 6.72
                                      -----------
Outstanding at December 31, 1997        1,106,564                       $ 6.25
1998:
  Granted                                 309,885  $15.88 - $22.86     $ 19.83
  Exercised                                (6,505) $ 2.90 - $ 9.52     $  4.50
                                       ----------
 Outstanding at December 31, 1998       1,409,944  $ 2.90 - $22.86     $  9.23
                                        =========

The following table summarizes stock options outstanding at December 31, 1998.


                         Number of Options  Weighted Average Remaining  Weighted Average Exercise
Range of Exercise Price     Outstanding          Contractual Life                 Price
-----------------------  -----------------  --------------------------  -------------------------
$  2.90  -  $  3.18           183,827               3                      $   2.97
$  4.99  -  $  6.22           368,828               5                      $   5.08
$  6.72  -  $  8.47           307,160               7                      $   6.92
$  9.52  -  $ 10.48           235,361               8                      $   9.56
$ 15.88  -  $ 15.88            20,633               9                      $  15.88
$ 20.00  -  $ 22.86           294,135              10                      $  20.04
                         ---------------
                            1,409,944               7                      $   9.23


The Company accounts for stock-based compensation using the intrinsic value method. Had compensation cost for the Company's two stock option plans been determined based on the fair value method of accounting (using the Black-Scholes model) described in SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                       For the Years Ended
                                                          December 31,
                                                ------------------------------------
                                                  1998         1997        1996
                                                  ----         ----        ----
Net income:                        As reported  $ 8,783,534  $4,171,349  $3,012,643
                                   Pro forma    $ 8,341,974  $3,736,190  $2,461,089
Earnings per share on net income:
  Basic                            As reported     $   1.36    $   0.86    $   0.68
                                   Pro forma       $   1.29    $   0.77    $   0.55

  Diluted                          As reported     $   1.20    $   0.78    $   0.63
                                   Pro forma       $   1.14    $   0.70    $   0.51
Weighted average fair value of
  options granted during the year                  $   1.50    $   1.69    $   3.42


Significant assumptions used to calculate the above fair value of the awards are as follows:

                                        1998         1997        1996
                                        ----         ----        ----
Risk free rate of return                 4.40 %      6.16 %      6.44 %
Expected option life                  60 months    60 months   60 months
Expected volatility                        81 %        24 %        14 %
Expected dividends                          0            0           0




15.  EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997 the Company adopted an Employee Stock Purchase Plan ("ESPP") and a Directors Stock Purchase Plan ("DSPP") (collectively, the "Purchase Plans") wherein 229,753 shares were reserved for issuance pursuant to the plan. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 1998 and 1997, there were 2,558 shares and 1,191 shares, respectively, granted and issued through the ESPP. For the years ended December 31, 1998 and 1997, there were 4,988 shares and 3,896 shares, respectively, granted and issued through the DSPP.

16.  BENEFITS

The Company has established a 401(k) Savings Plan (the "401(k) Plan") for all qualified employees. Substantially all employees are eligible to participate in the 401(k) Plan following completion of one year of service and attaining age
21. Vesting in the Company's contribution accrues over four years at 25% each year. Pursuant to the 401(k) Plan, employees could contribute up to 15% of their compensation to a maximum of $10,000 in 1998 and $9,500 in 1997 and 1996, respectively. The Company matches 50% of the employee contribution, up to 6% of compensation. Beginning in 1998, the Company match consisted of a contribution of Company common stock, at market value. The Company's contribution to the 401(k) Plan was $149,167, $90,619 and $85,722 for the years ended December 31, 1998, 1997 and 1996, respectively. The 1998 contribution is included in shareholders equity as an issuance of common stock. The Company paid $30,601, $9,705 and $4,861 during 1998, 1997 and 1996, respectively, to administer the 401(k) Plan.

17.  COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

In the normal course of business, the Banks have various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $20,851,843 and $12,335,011 at December 31, 1998 and 1997,
respectively), which are not reflected in the accompanying financial statements. Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial position of the Company will not be affected materially by the final outcome of any contingent liabilities and commitments.

Certain office space of the Company and Sun is leased from a company affiliated with the chairman under separate agreements with the Company. The leases, which expire in the year 2012, provide for a combined annual rental of $494,833 with annual increases based on increases in the Consumer Price Index.

In February 1985, Sun entered into an agreement with a partnership comprised of directors of Sun and shareholders of the Company to lease an office building for an initial term of ten years with three renewal options of five years each, requiring annual rentals of $96,000 in addition to real estate taxes during the extension periods. Sun has exercised its first five-year renewal option. Sun subleases a portion of the office building.

The following table shows future minimum payments under non-cancelable operating leases with initial terms of one year or more at December 31, 1998. Future minimum receipts under sub-lease agreements are not material.


        1999                            $   2,011,679
        2000                                2,011,362
        2001                                2,026,034
        2002                                1,995,725
        2003                                1,868,213
        Thereafter                         14,873,223
                                         ------------
                                        $  24,786,236
                                         ============

Rental expense included in occupancy expense for all operating leases was $1,162,650, $609,161 and $516,526 for the years ended December 31, 1998, 1997 and 1996, respectively.

18.  INCOME TAXES

The income tax provision consists of the following:

                              December 31,
              ----------------------------------------------
                  1998           1997            1996
Current         $ 4,462,801    $  2,559,473    $  1,509,401
Deferred           (732,001)       (826,473)       (147,401)
                 ----------      ----------      ----------
Total           $ 3,730,800    $  1,733,000    $  1,362,000
                 ==========      ==========      ==========

Items that gave rise to significant portions of the deferred tax accounts at December 31, 1998 and 1997 are as follows:

                                                   December 31,
                                            ------------------------------
                                                  1998            1997
Deferred tax asset:
  Allowance for loan losses                   $ 1,954,643    $  1,219,106
  Deferred loan fees                               74,818          83,541
  Goodwill amortization                           922,915         373,016
  Unrealized loss on investment securities        259,703
  Other                                                 -         225,042
                                               ----------      ----------
Total deferred tax asset                        3,212,079       1,900,705
Deferred tax liability:
  Property                                       (580,114)       (450,126)
  Unrealized gain on investment securities                        (79,080)
  Other real estate                               (57,456)        (57,456)
  Other                                          (189,683)              -
                                               ----------      ----------
Total deferred tax liability                     (827,253)       (586,662)
                                               ----------      ----------

Net deferred tax asset                        $ 2,384,826     $ 1,314,043
                                               ==========      ==========


The provision for federal income taxes for the years ended December 31, 1998, 1997 and 1996, differs from that completed at the statutory rate as follows:

                                                   December 31,
                                   --------------------------------------------
                                         1998            1997          1996
Tax computed at the statutory rate   $ 4,254,870     $ 2,007,479   $ 1,487,379
Increase in charge resulting from:
  Goodwill amortization                   57,263          57,321        57,327
  Tax exempt interest (net)             (462,320)       (258,994)     (340,896)
  Other, net                            (119,013)        (72,806)      158,190
                                      ----------      ----------    ----------
                                     $ 3,730,800     $ 1,733,000   $ 1,362,000
                                      ==========      ==========    ==========

19.  EARNINGS PER SHARE

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

                                                 For the Years Ended
                                                     December 31,
                                         --------------------------------------
                                           1998         1997          1996
                                           ----         ----          ----
Net income                               $8,783,534    $4,171,349   $3,012,643

Dilutive stock options outstanding        1,409,944     1,106,567      846,875
Average exercise price per share             $ 9.23        $ 6.24       $ 5.13
Average market price - diluted basis         $24.20        $11.30       $ 8.47

Average common shares outstanding         6,442,541     4,837,911    4,459,917
Increase in shares due to exercise
of options - diluted basis                  872,135       495,323      333,427
                                          ---------     ---------    ---------
Adjusted shares outstanding - diluted     7,314,676     5,333,234    4,793,344

Net income per share - basic                  $1.36         $0.86        $0.68
Net income per share - diluted                $1.20         $0.78        $0.63


20.  REGULATORY MATTERS

The ability of the Banks to pay dividends to the Company is controlled by certain regulatory restrictions. Permission from the OCC is required if the total of dividends declared in a calendar year exceeds the total of the Banks' net profits, as defined by the OCC, for that year, combined with its retained net profits of the two preceding years.

The Company and the Banks are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory --and possibly additional discretionary -- actions by regulators, that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1998 that the Banks meet all applicable capital adequacy requirements.

As of December 31, 1998, the most recent notification from the OCC categorized Sun as well capitalized under the regulatory framework for prompt corrective action. Sun Delaware was required to be well capitalized as a condition for the approval of its charter. To be categorized as well capitalized, the Company and the Banks must maintain minimum Total Capital, Tier 1 Capital and Leverage Ratios as set forth in the table below.


                                                                                  To Be Well-Capitalized
                                                               Required for            Under Prompt
                                                             Capital Adequacy        Corrective Action
                                          Actual                 Purposes               Provisions
                                  ------------------------------------------------------------------------
                                     Amount       Ratio      Amount       Ratio      Amount       Ratio
                                     ------       -----      ------       -----      ------       -----
At December 31, 1998
  Total Capital (to Risk Weighted Assets):
    Sun Bancorp, Inc.              $ 99,367,578   11.45 %  $ 69,427,129     8.00%           N/A
    Sun National Bank              $ 73,349,198   10.06 %  $ 58,329,382     8.00%  $ 72,911,728    10.00%
    Sun National Bank, Delaware    $ 14,937,116   12.01 %  $  9,949,786     8.00%  $ 12,437,232    10.00%
  Tier I Capital (to Risk Weighted Assets):
    Sun Bancorp, Inc.              $ 61,483,161    7.08 %  $ 34,736,249     4.00%           N/A
    Sun National Bank              $ 67,206,360    9.22 %  $ 29,156,772     4.00%  $ 43,735,158     6.00%
    Sun National Bank, Delaware    $ 13,937,116   11.21 %  $  4,973,101     4.00%  $  7,459,652     6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.              $ 61,483,161    4.83 %  $ 50,917,732     4.00%           N/A
    Sun National Bank              $ 67,206,360    5.36 %  $ 50,154,000     4.00%  $ 62,692,500     5.00%
    Sun National Bank, Delaware    $ 13,937,116    6.82 %  $  8,174,262     4.00%  $ 10,217,827     5.00%

At December 31, 1997
  Total Capital (to Risk Weighted Assets):
    Sun Bancorp, Inc.              $ 61,249,446   10.75 %  $ 45,580,983     8.00%           N/A
    Sun National Bank              $ 59,639,244   10.50 %  $ 45,439,424     8.00%  $ 56,799,280    10.00%
  Tier I Capital (to Risk Weighted Assets):
    Sun Bancorp, Inc.              $ 46,516,411    8.17 %  $ 22,774,253     4.00%           N/A
    Sun National Bank              $ 55,445,443    9.76 %  $ 22,723,542     4.00%  $ 34,085,313     6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.              $ 46,516,411    5.38 %  $ 34,584,692     4.00%           N/A
    Sun National Bank              $ 55,445,443    6.42 %  $ 34,545,447     4.00%  $ 43,181,809     5.00%

21.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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



                                                December 31, 1998                December 31, 1997
                                                -----------------                -----------------
                                                         Estimated                        Estimated
                                                Carrying            Fair           Carrying           Fair
                                                 Amount            Value            Amount            Value
                                                 ------            -----            ------            -----
Assets:
  Cash and cash equivalents                      $ 89,515,533     $ 89,515,533     $ 34,060,747      $ 34,060,747
  Investment securities available for sale        621,421,370      621,421,370      551,168,003       551,168,003
  Loans receivable, net                           689,852,210      713,307,185      427,761,049       424,641,330
  Restricted equity investments                    28,337,450       28,337,450       25,110,350        25,110,350
Liabilities:
  Demand deposits                                 423,937,652      423,937,652      268,655,067       268,655,067
  Savings deposits                                140,168,487      140,168,487      117,879,048       117,879,048
  Certificates of deposit                         461,291,595      457,139,970      308,853,421       308,603,531
  Advances from the Federal Home Loan Bank          4,385,908        4,385,908       75,000,000        75,000,000
  Loan payable                                      1,160,000        1,160,000                -                 -
  Federal funds purchased                                   -                -        5,500,000         5,500,000
  Securities sold under agreements to             332,118,594      332,118,594      213,813,503       213,813,503
repurchase


Cash and cash equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment securities - For investment securities, fair values are based on quoted market prices.

Loans receivable - The fair value was estimated by discounting approximate cash flows of the portfolio to achieve a current market yield.

Restricted equity securities - Ownership in equity securities of bankers' banks is restricted and there is no established market for their resale. The carrying amount is a reasonable estimate of fair value.

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

Commitments to extend credit and letters of credit - The majority of the Banks' commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally not assignable by either the Banks or the borrowers, they only have value to the Banks and the borrowers.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 1998 and 1997, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

22.  INTEREST RATE RISK

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

23.  GUARANTEED PREFERRED BENEFICIAL INTEREST IN COMPANY'S SUBORDINATED DEBT

On November 3, 1998, Sun Capital Trust II ("Sun Trust II"), a statutory business trust created under Delaware law that is a subsidiary of the Company, issued $29.9 million, 8.875% Preferred Securities (the "Sun Trust II Preferred Securities") with a stated value and liquidation preference of $10 per share. The obligation of Sun Trust II under the Sun Trust II Preferred Securities issued are fully and unconditionally guaranteed by the Company. The proceeds from the sale of the Sun Trust II Preferred Securities were utilized by Sun Trust II to invest in $29.9 million of 8.875% Junior Subordinated Debentures (the "Sun Trust II Debentures") of the Company. Sun Trust II Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company, except that they rank pari passu with the Sun Trust I Debentures described below. The Sun Trust II Debentures represent the sole assets of Sun Trust II. Interest on Sun Trust II Preferred Securities is cumulative and payable quarterly in arrears. The Company has the right to optionally redeem the Sun Trust II Debentures prior to the maturity date of December 31, 2028, on or after December 31, 2003, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, the Company may redeem in whole, but not in part, the Sun Trust II Debentures prior to December 31, 2003. Proceeds from any redemption of the Sun Trust II Debentures would cause a mandatory redemption of the Sun Trust II Preferred Securities having an aggregate liquidation amount equal to the principal amount of the Sun Trust II Debentures redeemed.

In 1997, Sun Capital Trust ("Sun Trust I"), a statutory business trust created under Delaware law that is a subsidiary of the Company, issued $28.8 million, 9.85% Preferred Securities ("Sun Trust I Preferred Securities") with a stated value and liquidation preference of $25 per share. The obligations of Sun Trust I under the Sun Trust I Preferred Securities issued are fully and unconditionally guaranteed by the Company. The proceeds from the sale of Sun Trust I Preferred Securities were utilized by Sun Trust I to invest in $25 million of 9.85% Junior Subordinated Debentures (the "Sun Trust I Debentures") of the Company. The Sun Trust I Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company, except that they rank pari passu with the Sun Trust II
Debentures. Sun Trust I Debentures represent the sole assets of Sun Trust I. Interest on Sun Trust I Preferred Securities is cumulative and payable quarterly in arrears. The Company has the right to optionally redeem Sun Trust I Debentures prior to the maturity date of March 31, 2027, on or after March 31, 2002, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, the Company may redeem in whole, but not in part, the Sun Trust I Debentures prior to March 31, 2002. Proceeds from any redemption of the Sun Trust I Debentures would cause a mandatory redemption of the Sun Trust I Preferred Securities having an aggregate liquidation amount equal to the principal amount of the Sun Trust I Debentures redeemed.

         Under  the  terms  of the Sun  Trust I  Debentures  and  Sun  Trust  II
Debentures (the "Debentures"), the Company has the right, with certain limitations, to defer the payment of interest on the Debentures at any time for a period not exceeding twenty consecutive quarterly periods. Consequently, distributions to the holders of the Preferred Securities would be deferred and accumulate at 9.85% per annum and at 8.875% per annum, compounded quarterly, with respect to Sun Trust I Preferred Securities and Sun Trust II Preferred Securities, respectively.

         Sun Trust I and Sun Trust II are wholly owned subsidiaries of the Company, have no independent operations and issued securities that contained a full and unconditional guarantee of their parent, the Company.

24.  ACQUISITIONS (UNAUDITED)

On January 15, 1999, Sun purchased two branch officers from Summit Bank, Hackensack, N.J. Sun acquired approximately $15,845,000 of deposit liabilities, $177,000 in real estate and equipment, $20,000 in loans and $229,000 in cash. Sun paid a premium of $660,000, which will be amortized over seven years.

 On January 22, 1999, Sun acquired Eastern Financial Inc., a full-service mortgage company located in Northfield, N.J. in exchange for 60,294 shares of the Company's common stock. The transaction was accounted for as a pooling of interests.


25.  CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

Condensed Statements of Financial Condition                December 31,
                                               --------------------------------
                                                     1998             1997
Assets
  Cash                                           $  10,991,024    $    269,709
  Investments in subsidiaries                      123,627,585      81,619,589
  Prepaid expense                                    2,634,711       1,466,298
  Accrued interest and other assets                     20,311          28,889
                                                 -------------   -------------
    Total                                        $ 137,273,631   $  83,384,485
                                                 =============   =============

Liabilities and Shareholders' Equity
  Other liabilities                              $     290,808   $       2,186
                                                 -------------   -------------
    Total liabilities                                  290,808           2,186
  Guaranteed preferred beneficial interest in
    subordinated debt                               58,650,000      28,750,000
  Shareholders' Equity                              78,332,823      54,632,299
                                                 -------------   -------------
    Total                                        $ 137,273,631   $  83,384,485
                                                 =============   =============


Condensed Statements of Income


                                                           Years ended December 31,
                                                   --------------------------------------
                                                     1998          1997            1996
Net interest expense                             $(3,294,405)  $ (2,387,201)  $    (1,888)
Other income                                                         48,750        15,909
Expenses                                            (243,987)      (133,238)      (16,271)
                                                  ----------    -----------    ----------
Loss before equity in undistributed
  Income of subsidiaries and income tax expense   (3,538,392)    (2,471,689)       (2,250)
Equity in undistributed income of subsidiaries    12,321,926      6,643,038     3,014,893
Income tax expense                                         -              -             -
                                                 -----------   ------------   -----------
Net income                                       $ 8,783,534    $ 4,171,349   $ 3,012,643
                                                 ===========   ============   ===========


Condensed Statements of Cash Flows


                                                                                          Years ended December 31,
                                                                                  ------------------------------------------
                                                                                      1998          1997          1996
Operating activities:
  Net income                                                                       $  8,783,534  $  4,171,349  $  3,012,643

  Adjustments  to  reconcile  net  income  to net cash  (used  in)  provided  by operating activities:
    Depreciation and amortization                                                                                     9,756
    Undistributed income of subsidiaries                                            (12,321,926)   (6,643,038)   (3,014,893)
    Gain on sale of investment securities available for sale                                          (48,750)
    Changes in assets and liabilities which (used) provided cash:
      Accrued interest and other assets                                              (1,159,835)   (1,399,770)     (167,241)
      Accounts payable and accrued expenses                                             288,622          (693)        2,879
                                                                                   ------------  ------------   -----------
             Net cash used in operating activities                                   (4,409,605)   (3,920,902)     (156,856)
                                                                                   ------------  ------------   -----------
Investing activities:
  Purchases of investment securities available for sale                                            (1,200,000)
  Proceeds from sale of investment securities available for sale                                    1,248,750
  Dividends from subsidiary                                                           3,397,521     1,565,937
  Advances to subsidiary                                                            (33,741,228)  (42,116,000)   (7,100,000)
                                                                                   ------------  ------------   -----------
           Net cash used in investing activities                                    (30,343,707)  (40,501,313)   (7,100,000)
                                                                                   ------------  ------------   -----------

Financing activities:
  Net borrowings under line of credit agreement                                                                   6,000,000
  Repayments of short-term borrowings                                                              (6,000,000)
  Exercise of stock options                                                              34,667        37,768     1,126,984
  Proceeds from issuance of guaranteed preferred beneficial interest
    in Company's subordinated debt                                                   29,900,000    28,750,000
  Proceeds from issuance of common stock                                             15,828,462    21,881,711
  Purchase of treasury stock                                                           (281,251)
  Payment for fractional interest resulting from stock split                             (2,694)       (1,619)
  Payments for fractional interests resulting from stock dividend                        (4,557)       (3,123)       (2,146)
                                                                                   ------------  ------------   -----------
           Net cash provided by financing activities                                 45,474,627    44,664,737     7,124,838
                                                                                   ------------  ------------   -----------
Increase (decrease) in cash                                                          10,721,315       242,522      (132,018)
Cash, beginning of year                                                                 269,709        27,187       159,205
                                                                                   ------------  ------------   -----------
Cash, end of year                                                                   $10,991,024    $  269,709     $  27,187
                                                                                   ============  ============   ===========

26.  SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following table presents summarized quarterly data for each of the last two years restated for stock dividends and stock splits paid (dollars are in thousands):

                                               Three Months Ended
                              ------------------------------------------------------
                              December 31,  September 30,   June 30,     March 31,
                              ------------  -------------   --------     ---------
1998
Interest income                    $23,093        $22,763      $19,758      $19,059
Interest expense                    12,250         11,870       10,653       10,322
                                    ------         ------       ------       ------
Net interest income                 10,843         10,893        9,105        8,737
Provision for loan losses              626            577          527          483
Other operating income               1,392          1,421        1,434        1,271
Other expenses                       7,867          8,356        7,171        6,974
                                    ------         ------       ------       ------
Income before income taxes           3,742          3,381        2,841        2,551
Income taxes                         1,117          1,029          839          746
                                    ------         ------       ------       ------

Net income                         $ 2,625        $ 2,352      $ 2,002      $ 1,805
                                    ======         ======       ======       ======

Basic earnings per share           $  0.39        $  0.37      $  0.32      $  0.30
                                    ======         ======       ======       ======

Diluted earnings per share         $  0.35        $  0.33      $  0.28      $  0.27
                                    ======         ======       ======       ======

1997
Interest income                    $16,107        $12,611      $ 9,733      $ 8,247
Interest expense                     8,898          6,817        4,969        3,723
                                    ------         ------       ------       ------
Net interest income                  7,209          5,794        4,764        4,524
Provision for loan losses              420            420          405          420
Other operating income                 862            597          369          408
Other expenses                       5,503          4,287        3,600        3,568
                                    ------         ------       ------       ------
Income before income taxes           2,148          1,684        1,128          944
Income taxes                           654            489          325          265
                                    ------         ------       ------       ------

Net income                         $ 1,494        $ 1,195      $   803      $   679
                                    ======         ======       ======       ======

Basic earnings per share           $  0.26        $  0.26      $  0.17      $  0.15
                                    ======         ======       ======       ======

Diluted earnings per share         $  0.23        $  0.23      $  0.16      $  0.14
                                    ======         ======       ======       ======



Basic and diluted earnings per share are computed independently for each of the quarters presented. Consequently, the sum of the quarters may not equal the annual earnings per share.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS



Shares of the Company's common stock have been quoted on the Nasdaq National Market under the symbol "SNBC" since November 1997. From August 29, 1996, until November 1997, the Company's common shares were quoted on the Nasdaq SmallCap Market, with limited and infrequent trading in the common shares during this period. The following table sets forth the high and low closing sale prices (adjusted for stock splits and dividends) for the common stock for the calendar quarters indicated, as published by the Nasdaq SmallCap and National Markets. The prices reflect inter-dealer prices, with retail markup, markdown, or commission, and may not represent actual transactions.

                                      High          Low
                                      ----          ---
1997
First Quarter                        $ 9.37        $ 8.26
Second Quarter                        10.06          8.67
Third Quarter                         13.97          9.42
Fourth Quarter                        21.59         13.65
1998
First Quarter                         30.71         19.68
Second Quarter                        31.00         25.25
Third Quarter                         29.50         19.25
Fourth Quarter                        21.63         16.50

There were 351 holders of record of the Company's common stock as of March 19, 1999. This number does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 19, 1999, there were 7,228,768 shares of the Company's common stock outstanding.

To date, the Company has not paid cash dividends on its common stock. The Company paid 5% stock dividends on October 30, 1996, June 25, 1997 and May 26, 1998. The Company declared three for two common share stock splits effected by means of 50% stock dividends paid in September 1997 and March 1998. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including the Company's and the Banks' financial condition and results of operations, investment opportunities available to the Company or the Banks, capital requirements, regulatory limitations, tax considerations, the amount of net proceeds retained by the Company and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if payment is made, will continue to be paid.

The ability of the Company to pay dividends is dependent upon the ability of the Banks to pay dividends to the Company. Because the Banks are depository institutions insured by the Federal Deposit Insurance Corporation ("FDIC"), they may not pay dividends or distribute capital assets if either one is in default on any assessment due the FDIC. In addition, the Office of the Comptroller of the Currency regulations also imposes certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the Banks. Under Federal Reserve policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to the Banks and to commit resources to support the Banks in circumstances where it might not do so absent such a policy. This policy could have the effect of reducing the amount of dividends declarable by the Company.

Additional information: For financial information, including the annual report, quarterly reports and reports to the Securities and Exchange Commission on Form 10-K, contact Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.

CORPORATE DIRECTORY

SUN BANCORP, INC.          SUN NATIONAL BANK          SUN NATIONAL BANK,
                                                      DELAWARE

DIRECTORS                  DIRECTORS                  DIRECTORS

Bernard A. Brown           Bernard A. Brown           Bernard A. Brown
Shirley G. Brown           Adolph F. Calovi           Sidney R. Brown
Sidney R. Brown            Linwood C. Gerber          Adolph F. Calovi
Ike Brown                  Douglas J. Heun, CPA       Philip W. Koebig, III
Adolph F. Calovi           Philip W. Koebig, III      Anne E. Koons
Peter Galetto, Jr.         Vito J. Marseglia.
Philip W. Koebig, III      Joel B. Martin, CPA
Anne E. Koons              Anthony Russo, III
                           Edward H. Salmon, Ph.D.
                           William H. Thompson, DDS
                           Kevin K. Walsh, Ph.D.

Executive Management       Executive Management       Executive Management

Bernard A. Brown           Bernard A. Brown           Bernard A. Brown
Chairman of the Board      Chairman of the Board      Chairman of the Board

Sidney R. Brown            Philip W. Koebig, III      Philip W. Koebig, III
Vice Chairman of the Board President and CEO          Vice Chairman of the Board

Philip W. Koebig, III      James S. Killough          James S. Killough
President and CEO          Executive Vice President   Executive Vice President

Robert F. Mack             Robert F. Mack             Robert F. Mack
Executive Vice President   Executive Vice President   Executive Vice President
 and CFO                    and Cashier                 and Cashier

James S. Killough          Harry G. Miller            Charles H. Ready
Executive Vice President   Executive Vice President   Executive Vice President

                           Bart A. Speziali
                           Executive Vice President

                           Edward F. Madden
                           Senior Vice President





Sr. Vice President         Vice Presidents (cont.)   Assistant Vice Presidents (cont.)
Walter Fillmore            Carol A. Pringle          Salvatore Panzino
                           Roy S. Probst             Jeannette Piracci
Director of Corporate      Gary J. Riordan           Jodi Russo
  Development              James D. Robson           Jan M. Sanger
Ronald A. Seagraves        Steven A. Ryan            John Semple
                           Harry B. Sauers           Kimberlee J. Studzinski
Regional Vice Presidents   Richard J. Simone         Pauline Vitola
Daniel F. Hires            John Skoglund             David A. White
James G. Erickson          Joseph Walsh              Diane E. Wood
Robert E. Davis, Jr.       Gary G. Washington
Edward W. Wahl             John G. Watkins           Assistant Controllers
B. Knoll Bowman            Ann O. Wigglesworth       Anthony Lombardo
Henry J. Obergfell                                   Cynthia L. Volk
Robert J. LaPalomento      Director, Human Resources
                           Marjorie H. Hart          Assistant Cashiers
Vice President and Auditor                           Patsy M. Bianca
Catherine Romeo            Controllers               Erika O. Bonsanto
                           Michael T. LaPlante       Grace M. Boyd
Vice Presidents            William T. Moyer          Darla A. D'Antonio
Diana Ahern                                          Darlene V. Driscoll
Dorothy Antrim             Assistant Vice Presidents Nancy Hagan
George Banks               Scott Agostini            Jesse L. Irvin
Al Bard                    Kathy Barrella            Bernard J. Maloney
Harry Bassford             Nancy Baumgartner         Ana Manzano-Cruz
James Biggs                William J. Bugdon         Donna M. McGray
Frank J. Birchler          Ronald Burnett            Marcia Park
Graham L. Bowers           Devon Callan              Margarida R. Pereira
Charles F. Brown           Judith Coleman            Mary Alice Petzinger
Rosemarie C. Carrafiello   Linda Convey              Michelle Powelczyk
Dennis DeVito              Catherine M. Crosby       Cecelia M. Rawheiser
Roland J. Dey              Mary E. Davis             Patricia K Renzi
Ronald J. Durborow         Fern K. Dirkes            Catherine Shellem
Bruce E. Engle             Sharon A. Draine          Ronald C. Tennant
Duncan H. Farquhar         Bessie M. Evans           Lisa Varesio
Sandra Ferrarie            Elizabeth Hackney         Kathy Watt
Joseph Gleason             Etta Hart                 Charlotte Wigglesworth
John A. Hall               Barbara L. Hawryliw       Shawn P. Williams
Marjorie H. Hall           Bruce Hiller              Beverly Wright
John Hancq                 Susan Hoffman             Jean Young
Steve Hoffman              J. Philip Hough
Jerry Kanefsky             Nina Ingemi               Administrative Services Officer
Michael W. Lloyd           Candace L. Johnson        Ernest Current
William J. MacDonald       D. Gail Knight
Mariluz McVey              Adriana B. Lindner        Marketing Officer
Holly L. Milita            Kevin M. Loughlin         Allison K. Kruse
Nancy H. Muldowney         Larry A. Makela
Carol D. Neff              Priscilla A. Miller
Bette L. Nuss              Darren Mitchel
Reid Nylander              Sally Niece
Kevin O'Donnell            Nicoletta A. Paloni
Francis Pontillo



                             ADVISORY BOARD MEMBERS

ATLANTIC COUNTY           BURLINGTON COUNTY          CAMDEN COUNTY              CAPE MAY COUNTY
---------------           -----------------          -------------              ---------------

Robert J. Bray            Ronald L. Allen            Fred S. Berlinsky          Curtis Bashaw

Richard T. Gerber         Arthur Brooks              Richard B. Charny, Esq.    Joseph M. Brennan, CPA

Howard Green              Thomas Budd                Reynold P. Cicalese, CPA   William J. Brown

Paula R. Hetzel, Esq.     Leonard V. Fox, Jr.        Leon D. Dembo, Esq.        Michael J. Caruso, DO

Thomas J. Kuhar           Philip E. Haines, Esq.     Ron Dubrow, CPA            Albert Donzanti

Richard S. Mairone, Esq.  Eric Johnson               Michael P. Edmondson       Joseph S. Franco

James J. McCullough       Robert Meyer               William Green              William Kindle

Robert Nichols            Frederick Pond             Edward Hutchinson          Vincent L. LaManna, Jr., Esq

Frank Rich, Jr.           Mike Quick                 Jerome C. Pontillo, Esq.   Vincent Orlando

Leo B. Schoffer           Joseph P. Schooley         William T. Riskie          Malcolm Robertson

Frank  J. Siracusa        Stephen Spitz              Dolores White              Robert I. Salasin, MD

Richard Traa              James C. Wagner                                       Charlie Sansone

Mike Turner               HAMMONTON                  SALEM COUNTY               Robert Smeltzer
                          ---------                  ------------
Donald B. Vass            Arthur R. Brown, Jr.       James D. Donnelly, Esq.    Thomas L. Scott

                          Joseph Continisio, Jr.     Carl R. Gaskill            William Thawley

CUMBERLAND COUNTY         Carmen T. Grasso           John A. Kugler             Lewis J. Tozour
-----------------
Catherine J. Arpino       Russell Lucca              Michael S. Warner, CPA     Ernie Utsch

Dominick P. Baruffi, II

Fred J. Bernardini, Sr.   MERCER COUNTY              MONMOUTH COUNTY            OCEAN COUNTY
                          -------------              ---------------            ------------
Ginger L. Chase           Elizabeth A. Allen         Robert W. Allison, CPA     James D. Caldwell

Harry E. Hearing, CPA     Michael D. Briehler        James Bourke, CPA          Stephen M. Cors

David G. Manders          James T. Harveson          Michael Bruno, Esq.        Steven Eisenberg

Ronald G. Rossi           Paul N. Watter             John Callahan, CPA         Robert Lange

Michael L. Testa, Esq.                               Carl Cappadona, CPA        Richard Larsen, CPA

Scott J. Zucca                                       Joseph Gunteski, CPA       Kenneth B. Maxwell

                                                     Stephen Kelleher, CPA      Joseph T. Mezzina

                                                                                John Szymanski

                           SUN BANCORP, INC. LOCATIONS


Sun National Bank
Financial Service Centers


Atlantic County                        Burlington County
2028 Atlantic & Arkansas Avenue        220 West Front Street
Atlantic City, New Jersey 08401        Florence, New Jersey 08518
(609)345-8272                          (609)499-4960

3900 Atlantic Avenue                   380 South Lenola Road
Brigantine, New Jersey 08203           Maple Shade, New Jersey 08052
(609)266-2100                          (856)222-0200

3100 Hingston Avenue                   Route 73 and Brick Road
Egg Harbor Twp., New Jersey 08234      Marlton, New Jersey 08053
(609)272-8200                          (856)489-3140

12th Street & First Road               99 Hartford Road
Hammonton, New Jersey 08037            Medford, New Jersey 08055
(609)567-5880                          (609)654-7600

599 New Road & Maple Avenue            15-17 Scott Street
Linwood, New Jersey 08221              Riverside, New Jersey 08075
(609)927-9191                          (856)461-0461

903 Boulevard, Route 50
Mays Landing, New Jersey 08330         Camden County
(609)625-9152                          Route 70 & Cornell Ave.
                                       Cherry Hill, New Jersey 08002
Mainland Plaza                         (856)910-2424
501 Tilton Road
Northfield, New Jersey 08225           1468 Blackwood Clementon Road
(609)645-3200                          Clementon, New Jersey 08021
                                       (856)784-4242
521 New Road & Rhode Island Ave.
Somers Point, New Jersey 08244         430 Gibbsboro Road
(609)653-8200                          Lindenwold, New Jersey 08021
                                       (856)346-3800
2201 Route 50
Tuckahoe, New Jersey 08250             47 Centre Street
(609)628-2662                          Merchantville, New Jersey 08109
                                       (856)662-3800

Cape May County                          Mercer County
941 Columbia Avenue                      226 South Broad Street
Cape May, New Jersey 08204               Trenton, New Jersey 08608
(609)898-2120                            (609)392-3300

1011B Route 9 South                      Chambers Street & Forest Avenue
Cape May Court House, New Jersey 08210   Trenton, New Jersey 08611
(609)465-7197                            (609)396-1900

71 Route 50                              1660 North Olden Avenue (Ewing)
Greenfield, New Jersey 08230             Trenton, New Jersey 08638
(609)390-3418                            (609)530-9653

108 Roosevelt Boulevard                  411 Route 33
Marmora, New Jersey 08223                Hamilton Square
(609)390-3529                            Trenton, New Jersey 08619
                                         (609)890-7447
Cumberland County
1026 High Street
Millville, New Jersey 08332              Middlesex County
(856)293-0800                            2 Village Boulevard (Forrestal Village)
                                         Princeton, New Jersey 08540
1736 Main Street                         (609)987-8809
Port Norris, New Jersey 08349
(856)785-1565
                                         Monmouth County
401 Landis Avenue                        158 Wyckoff Road
Vineland, New Jersey 08360               Eatontown, New Jersey 07724
(856)205-0700                            (732)542-4800

1180 East Landis Avenue
Vineland, New Jersey 08360
(856)205-0900


Gloucester County
#6 Village Center Drive
Swedesboro, New Jersey 08085
(856)467-2111

Ocean County                            Sun National Bank, Delaware
311 South Main Street                   Financial Service Centers
Barnegat, New Jersey 08005
(609)698-4300                           1101 Governor's Place
                                        Bear, Delaware 19701
504 Route 9                             (302)392-4221
Lanoka Harbor, New Jersey 08734
(609)242-8044                           2080 New Castle Avenue
                                        New Castle, Delaware 19720
525 Route 72 East                       (302)254-3569
Manahawkin, New Jersey 08050
(609)597-1800                           Liberty Plaza - Possum Park Mall
                                        700 Kirkwood Highway
Radio & Mathistown Road                 Newark, Delaware 19711
Mystic Island, New Jersey 08087         (302)224-3382
(609)296-1773
                                        One Christina Centre, 17th Floor
1211 Long Beach Boulevard               301 North Walnut St.
Ship Bottom, New Jersey 08008           Wilmington, Delaware 19801
(609)361-8011                           (302)254-3560

601 Route 37 West, Suite 300            1300 Market Street
Toms River, New Jersey 08757            Wilmington, Delaware 19801
(732)240-2922                           (302)254-3563

540 Route 9                             4401 Concord Pike
Tuckerton, New Jersey 08087             Wilmington, Delaware 19803
(609)296-1700                           (302)334-4091

                                        1800 W. 4th Street
Salem County                            Wilmington, Delaware 19805
270 Georgetown Road                     (302)254-3566
Carney's Point, New Jersey 08069
(856)299-5770                           1300 Rocky Run Parkway
                                        Brandywine Commons Shopping Ctr.
175 West Broadway                       Wilmington, Delaware 19803
Salem, New Jersey 08079                 (302)334-4038
(856)935-6560

8 North Main Street                     Sun Mortgage Company Offices
Woodstown, New Jersey 08098             209 Barclay Pavilion
(856)769-2466                           Rt. 70
                                        Cherry Hill, New Jersey 08034
                                        (856)428-5577
Somerset County
1185 Route 206 (Rocky Hill)             Eastern Financial Division
Montgomery Twp., New Jersey 08540       1337 Tilton Road
(609)497-0500                           Northfield, New Jersey 08225
                                        (609)646-0100