Form 10-K405, Exhibit 13
period 1999-12-31
SUN BANCORP INC /NJ/
filed 2000-03-30
CIK 1017793

EXHIBIT 13

                               Sun Bancorp, Inc.

                               1999 ANNUAL REPORT

                              [PHOTOGRAPH OMITTED]

Sun has all the big-bank services, but a small-bank attitude.
They understand my business and it makes a big difference...

The big banks just don't get it - how important it is to businesses in unique industries to have a banker who understands that industry. Sun has local lenders who know the area and what it takes to do business here. I can pick up the phone and have someone to talk to who knows what I'm talking about. Sun is really willing to work with a customer. It's hard to find that anymore!

Jeffrey Reichle
President, Lunds Fisheries
Cape May, NJ

                                                                          ANOTHER RECORD YEAR

                                                                        SELECTED FINANCIAL DATA

                                                                 At or for the Years Ended December 31,
                                          --------------------------------------------------------------------------------
                                                  1999            1998            1997             1996            1995
                                                  ----            ----            ----             ----            ----
                                                             (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
  Assets                                      $ 1,980,861     $ 1,515,404      $ 1,099,973       $ 436,795       $ 369,895
  Cash and investments                            948,898         739,274          610,339         117,388         164,251
  Loans receivable (net)                          900,671         689,852          427,761         295,501         183,634
  Deposits                                      1,291,326       1,025,398          695,388         385,987         335,248
  Borrowings and securities sold
   under agreements to repurchase                 528,752         337,665          316,314          21,253           8,000
  Guaranteed preferred beneficial
    interest in Company's
    subordinated debt                              57,838          58,650           28,750
  Shareholders' equity                             91,104          78,333           54,632          27,415          24,671

Selected Results of Operations:
  Interest income                               $ 114,254       $  82,789        $  46,699       $  28,981       $  20,698
  Net interest income                              53,174          37,695           22,291          16,447          13,011
  Provision for loan losses                         2,089           2,213            1,665             900             808
  Net interest income after
    provision for loan losses                      51,085          35,482           20,626          15,547          12,203
  Non-interest income                               9,751           7,400            2,236           1,746           1,651
  Non-interest expense                             46,855          30,367           16,958          12,918           9,895
  Net income                                        9,714           8,784            4,171           3,013           2,819

Per Share Data:
  Net income
    Basic                                        $   1.14        $   1.30         $   0.82        $   0.64        $   0.63
    Diluted                                      $   1.06        $   1.14         $   0.74        $   0.60        $   0.59
  Book Value                                     $   9.93        $  10.43         $   8.23        $   5.69        $   5.46

Selected Ratios:
  Return on average assets                           0.58 %          0.75 %           0.66 %          0.74 %          1.03 %
  Return on average equity                          11.08 %         14.29 %          12.89 %         11.99 %         12.42 %
  Ratio of equity to assets                          3.57 %          5.17 %           4.97 %          6.28 %          6.67 %

Other Data and Ratios(1):
Cash basis earnings per share:
  Basic                                          $   1.63        $   1.68         $   0.93        $   0.69        $   0.65
  Diluted                                        $   1.52        $   1.48         $   0.84        $   0.64        $   0.60

Cash basis:
  Return on average assets                           0.84 %          0.94 %           0.74 %          0.80 %          1.07 %
  Return on average equity                          15.89 %         19.71 %          14.58 %         12.89 %         12.81 %

(1) - The Company's cash basis data and ratios are determined by adding back to reported net income the non-cash amortization of intangibles, net of associated tax benefits.

To Our Shareholders and Friends:


         Just six short years ago, Sun Bancorp developed a growth strategy that, when fully implemented, will position Sun as one of the predominant community banks in central and southern New Jersey and expand its presence into the neighboring states of Delaware and Pennsylvania. We are very pleased to report that Sun continued to carry out that strategy in 1999...by seizing opportunities and producing another year of growth. As you read this annual report, you will see that our geographic boundaries have expanded, our products and services have been tailored to the needs of our customers and the commitments we have made to the communities we serve have never been stronger.

Another year of growth opportunities...

         Sun completed two acquisitions of branch offices from other financial institutions in 1999. In January, Sun acquired two offices from Summit Bank, and in September, it acquired 14 branches from First Union National Bank. Both of these purchases strengthened Sun's presence in central and southern New Jersey.

         In April, Sun opened a loan production office in Philadelphia, signaling our entrance into the Pennsylvania marketplace. By December this office had moved to a prominent location in center-city Philadelphia, expanding into a full-service financial service center. Our well-publicized grand opening was attended by the newly elected Philadelphia Mayor John Street. We have been gratified by the acceptance we have received from the Philadelphia business community. The Philadelphia office, staffed by an experienced team of banking professionals, has, in short order, exceeded all of our expectations.

         Also during 1999, 14 de novo financial service centers were opened in New Jersey that were former offices considered "excess" from the merger of First Union and CoreStates Banks. Normally, it takes a few years of growth before new offices reach profitability. We are pleased to report that nearly all of these new financial service centers are ahead of our original levels of expectation and a few are already profitable.

         In connection with our acquisition of branches from First Union, Sun raised $37 million in capital through a public offering of common stock in July.

         In December, we were pleased to open our newest financial service center in Bridgeton, New Jersey. Our renovation of an historic landmark in the city was a source of real community pride. As a result, we have received wonderful support from the leaders of the city and from many new customers in the Bridgeton community.

         By year-end, Sun Bancorp operated 73 financial service centers in three states.

Strengthening our core business...

         Continuing the momentum it had gained over the last few years, Sun continued to advance its core business during 1999. Commercial loan demand, strong in past years, has grown even stronger due to Sun's staff of seasoned lending professionals. Sun's cash management division, introduced a few years ago, has developed an extremely successful package of services to the business community and has grown significantly.

         In addition, we have added "Everything Under the Sun for Small Business," a unique package of products and services designed to meet the needs of smaller businesses in our market area. It has been a huge success in the short time it has been offered.

         As Sun becomes more focused on its retail business, more frequent advertising campaigns through the various media have made Sun more visible...and have effectively communicated our message to the individuals and the businesses located in the communities we serve. We intend to continue the development of our name recognition throughout 2000...building a brand that is a recognized leader in providing all the services of a large bank without sacrificing community-bank relationships.

         While not all of our expectations were attained during 1999, management and the board of directors have closely monitored Sun's progress and have made decisions based on achieving the greatest benefit for Sun and its shareholders. As part of this ongoing effort, our mortgage banking subsidiary was recently consolidated into Sun National Bank and, beginning in 2000, the origination of residential mortgage loans will be coordinated through our consumer lending division.


Improving our communication...

         As the size and geographic breadth of our market grew in 1999, we implemented programs to increase and strengthen internal communications. Sun began a quarterly newsletter, filled with photographs and facts, that is distributed to all employees. It informs them of new products and services, corporate events and interesting information about the people who work here.

Record financial performance...

         The twelve months ended December 31, 1999 marked a record financial performance for Sun. During the past year, total assets grew almost 31% to $1.98 billion. Net loans increased almost 31% to $901 million, while total deposits grew almost 26% to $1.3 billion and total capital increased more than 16% to $91 million.

         Net interest income for the year ended December 31, 1999 totaled $53.2 million compared to $37.7 million for 1998, an increase of $15.5 million or 41%. Net income for the year ended December 31, 1999 amounted to $9.7 million compared to $8.8 million for 1998, an increase of $931,000, or 10.6%.

Positioned for a bright future...

         We believe community banking will face many challenges as we begin the new millennium. These challenges present an extraordinary opportunity for us to meet the increasingly complex needs of the individuals and businesses in the communities we serve.

         We continue to be a customer-focused, community-oriented, grass-roots organization, while also being able to develop sophisticated products and services that serve a broad spectrum of the marketplace. We are steadfastly determined to deliver our distinct brand of personalized, professional service to each of our customers.

           Our past achievements have been accomplished by a staff of hard-working and professional bankers. We sincerely appreciate their contribution to Sun's success. As always, we are also appreciative of the continued support of our shareholders and friends.

Sincerely,


/s/Bernard A. Brown        /s/Philip W. Koebig, III         /s/Sidney R. Brown
----------------------     -------------------------        --------------------
Bernard A. Brown           Philip W. Koebig, III            Sidney R. Brown
Chairman                   President and Chief              Vice Chairman
                           Executive Officer

                                 [MAP OMITTED]
                              [PHOTOGRAPH OMITTED]
  From left to right:
Philip W. Koebig, III
  President and Chief
   Executive Officer;
    Bernard A. Brown,
            Chairman;
     Sidney R. Brown,
       Vice President

GROWTH IS ABOUT SERVING CUSTOMERS BETTER...

1999 was a year of record growth as Sun expanded its financial service center network into 30 communities with the opening of 14 new offices, 16 acquired offices and consolidating 6 locations within our market area. By year's end, the Sun network had grown to 73 financial service centers in three states.

While growth provides the scale needed to be a competitive force in the new century, the true core of Sun's present future success is an uncompromising focus on people. Your board of directors and management team strongly believe that the future big winners in banking will be those who can deliver what customers want faster, more conveniently and with a level of value-added personal service that builds enduring relationships.

Increasing consumer dissatisfaction with big-bank depersonalization and inflexibility is opportunity calling for a bank well-positioned to attract those customers. It requires an energy and commitment that must resonate throughout the bank. Directors, advisory board, management and staff must mobilize as a team to deliver a level of service that separates Sun from any competition.

It requires innovative products to meet the complex, changing needs of both small and large customers. It requires a staff that is more knowledgeable, more highly-trained, more committed to the vision than any competitor's staff. It requires passion for excellence and innovation in every department, at every level, every day.

Your board of directors and management team are committed to foster and nourish this passion. Throughout these pages, listen to our staff who live this commitment every day... and to the customers who feel its impact. This is the future we're building - one exceptionally satisfied customer at a time.

"People in Delaware like to do business with people they know, and they know me..." "Sun's senior staff in Delaware is locally trained... and so accessible, it surprises customers. Many Delaware banks have lost touch with serving the day-to-day needs of commercial customers...and that's Sun's greatest strength. We're the ideal business bank for small and mid-size commercial clients."

[PHOTOGRAPH OMITTED]

Charles F. Brown,
Regional Vice President,
Commercial Lending
Sun National Bank, Delaware


[PHOTOGRAPH OMITTED]

"Philadelphia
is a BIG market
hungering for a more flexible,
customer-sensitive bank
with great products and service..."

The potential of the market is reflected in our closing $42 million in loans there before even opening our full-service office...achieving profitability within only a few months of opening.

Kevin J. Gallagher, President & CEO
Sun National Bank in PA

[PHOTOGRAPH OMITTED]                                          Restored
                                                              lobby of our
                                                              historic
                                                              "new"
                                                              Bridgeton
                                                              Financial
                                                              Service
                                                              Center



[PHOTOGRAPH OMITTED]

"Sun has the big-bank products customers want...With the hometown bank atmosphere customers love..."

"Before joining Sun I checked out the product line at every bank in this region. Sun's products were definitely the best in meeting the real needs of customers. Sun is about building relationships with customers - and no bank, including the megabanks, has more tools to make the relationship valuable to customers - personal or business. Plus it's all delivered in an atmosphere where the staff knows you by name!

Jody Hirata, Vice President
Business Development
Cumberland and Salem
Counties, NJ

                                                 At Sun, We're About Business...



During 1999 Sun National Bank expanded its market position as a premier business bank - focusing on serving the needs of small to medium-size business and local governments. At the core of that positioning is a five-prong strategy that differentiates Sun from its competitors:

1. A network of regional advisory boards comprised of local business leaders who provide referrals and keep Sun's management attuned to the unique needs of each region.

2. A focus on Building an elite tem of regional lenders, the best in the field, who live in the communities they serve.

3. Development of sophisticated cash management and PC banking capabilities that are so valuable to business and government customers, they secure relationships.

4. "Everything Under The Sun For Small Business" - providing capabilities usually reserved for large corporate customers.

5. Exceptional customer service at every level of contact - from branch personnel, lenders, officers, accounting and administrative staff.

The success of this strategy can be found in the intensity of the words expressed by staff and customers alike:

--------------------------------------------------------------------------------

"The big bank we switched from didn't
take small business very seriously. Sun made us feel important..."


[PHOTOGRAPH OMITTED]

" `Everything Under The Sun For Small Business' is an incredible package of services for small business. Our Overnight Sweep Account is just like the large corporate clients have...and we especially love the PC Banking. We move money between our two companies so easily now - even after hours. Sun's rates are also very competitive and the service is just outstanding. Everyone treats us like a VIP customer."


East Coast
Hockey League
Princeton, NJ


"Our cash management package is,
without question, the best out there -
bar none..."

"We help our government, corporate and small business customers manage their cash more effectively than any other bank in our market. Customers are amazed at the convenience of 24/7 PC banking and surprised that even small business can have an Overnight Sweep Account. We love to compete with the big banks. We match their technology, beat their prices and, when it comes to service, there's no contest. 80% of our business comes from customers transferring from other banks where the service was simply unacceptable> Sun is about great customer service."

John Hancq, Vice President,                          [PHOTOGRAPH OMITTED]
Cash Management, Corporate
Vineland, NJ

"When Judi Tyndall
moved to Sun, she told
us Sun has the best
small business services
of any bank.  She was
100% correct..."

"Judi Tyndall, the branch manager in Ventnor, convinced us to switch all our accounts to Sun. It was a smart move. Sun's PC Banking and Cash Management services make life so much easier while they make money for us. It's wonderful to be able to do payroll and make deposits at 7am or midnight. It saves a lot of time plus Judi is always there when we need her. We're extremely pleased."

Dr. Kenneth Berger, Owner
Angie Arhontoulis, Comptroller,
Family Vision Care
Atlantic City, NJ

[PHOTOGRAPH OMITTED]

"After a nine month  search
for a new bank,  Sun was
clearly the best choice and
that choice has proven to
be right on target..."

"Sun's Cash Management and PC Banking services were clearly superior - in technology, cost effectiveness and operationally. We don't have a large staff and Sun provides a level of service that makes our internal processes efficient even at our low staffing level. Sun is a throwback to that old style of banking. We're not a number. We talk to live people one-on-one and everyone we deal with treats us the same way.
We made a good choice."

Mayor Gregory J. Pulitit, (R)                        [PHOTOGRAPH OMITTED]
Richard Krawczn, CMFO (L)
Director of Finance
Lawrence Township, NJ

                                          People Are Our Most Important Asset...

During 1999 Sun intensified its programs to help staff members grow, to encourage and reward excellence and to provide a workplace that is both enjoyable and energizing.

Training programs at every level are helping to build a knowledgeable staff who can deliver Sun's increasingly more sophisticated services. A program of communication was formalized during 1999 - including biweekly "Flash Reports" distributed to all staff members to keep everyone up-to-date on important bank news... and a quarterly newsletter that enables the staff to share news and experiences. These bright, motivated professionals, found throughout our staff, are the future of Sun and that future is in strong hands.

"This is an exciting bank and an
exciting time to be a part of it..."

                              [PHOTOGRAPH OMITTED]

"Sun is so much more customer friendly, innovative and forward-looking than any other bank I've seen. All the growth is wonderful...but what excites me the most about Sun is its attitude toward customers. We're about personal service you just don't find anymore. Plus we're extremely creative in lending to meet community needs...including earning a reputation of being very minority-friendly, looking for ways to make loans and working with new businesses."

Darren Mitchell, Assistant Vice President and
FSC Manager, Atlantic City, NJ

--------------------------------------------------------------------------------

"Great customer service is about attitude...
listening...caring...following through...
working as a team..."

"We handle over 5,000 customer service calls a month and every call is a change to "sell" Sun as the right bank for that customer. We listen to each customer and respond in a positive, timely manner and do everything we say we're going to do. Our customer service staff is carefully selected and highly trained because they represent the bank on the front line every day...and they do a terrific job!"

Ana Manzano-Cruz Assistant Cashier - Customer Service
Vineland, NJ - Corporate

[PHOTOGRAPH OMITTED]


"Commercial lending at Sun is about
finding a way to make the deal..."

"I worked for a lot of banks over the years. The megabanks are just too rigid, too slow, too isolated to meet the fast-changing needs of small to medium-sized businesses. Commercial lending at Sun is about flexibility, access to the decision makers, quickness and creativity. It's an exciting environment for lenders. Sun is absolutely the most business-friendly bank I've seen."

Cathy Carothers,
Vice President,
Government
Guaranteed
Loans

[PHOTOGRAPH OMITTED]

                              [PHOTOGRAPH OMITTED]

"In 18 years of business, I've tried to work with other banks, but they just didn't understand construction.
Sun's the first bank that  really got to know us..."

"I like Sun's flexibility and the favorable rates on borrowing, but I especially like the personal contact with an officer whenever I need it. You can get something accomplished quickly. It's sure not like that in the big banks. Sun's people are much more knowledgeable, more qualified and more pleasant than at nay other bank I've experienced. What a difference the right bank can make."

Clyde Lattimer
Clyde Lattimer & Sons
Berlin, NJ

[PHOTOGRAPH OMITTED]

"A growing business like ours needs a banker who understands the business.
We need allies...
and Sun's been there..."

"I was a banker myself for many years so I'm not impressed easily. Sun does it the right way - getting to know a business so well so the loan officer understands why financing is needed... and also providing the business with powerful tools to effectively manage the business with powerful tools to effectively manage the business. Sun's PC Banking is `whiz-bang' technology, it makes it possible for a small business owner like me to stay on top of all my financial activity instantly whenever I want. Sun's definitely my bank."

Bob Johnson
Kaffe Magnum Opus
Vineland, NJ

                           FORWARD-LOOKING STATEMENTS

THE  COMPANY  MAY  FROM  TIME  TO TIME  MAKE  WRITTEN  OR ORAL  "FORWARD-LOOKING
STATEMENTS" INCLUDING STATEMENTS CONTAINED IN THIS REPORT AND IN OTHER COMMUNICATIONS BY THE COMPANY WHICH ARE MADE IN GOOD FAITH PURSUANT TO THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS, ESTIMATES AND INTENTIONS, INVOLVE RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE BASED ON VARIOUS IMPORTANT FACTORS (SOME OF WHICH ARE BEYOND THE COMPANY'S CONTROL). THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE THE COMPANY'S FINANCIAL PERFORMANCE TO DIFFER MATERIALLY FROM THE PLANS, OBJECTIVES, EXPECTATIONS, ESTIMATES AND INTENTIONS EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS: THE STRENGTH OF THE UNITED STATES ECONOMY IN GENERAL AND THE STRENGTH OF THE LOCAL ECONOMIES IN WHICH THE COMPANY CONDUCTS OPERATIONS; THE EFFECTS OF, AND CHANGES IN, TRADE, MONETARY AND FISCAL POLICIES AND LAWS, INCLUDING INTEREST RATE POLICIES OF THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, INFLATION, INTEREST RATE, MARKET AND MONETARY FLUCTUATIONS; THE TIMELY DEVELOPMENT OF AND ACCEPTANCE OF NEW PRODUCTS AND SERVICES OF THE COMPANY AND THE PERCEIVED OVERALL VALUE OF THESE PRODUCTS AND SERVICES BY USERS, INCLUDING THE FEATURES, PRICING AND QUALITY COMPARED TO COMPETITORS' PRODUCTS AND SERVICES; THE WILLINGNESS OF USERS TO SUBSTITUTE COMPETITORS' PRODUCTS AND SERVICES FOR THE COMPANY'S PRODUCTS AND SERVICES; THE SUCCESS OF THE COMPANY IN GAINING REGULATORY APPROVAL OF ITS PRODUCTS AND SERVICES, WHEN REQUIRED; THE IMPACT OF CHANGES IN FINANCIAL SERVICES' LAWS AND REGULATIONS (INCLUDING LAWS CONCERNING TAXES, BANKING, SECURITIES AND INSURANCE); TECHNOLOGICAL CHANGES; ACQUISITIONS; CHANGES IN CONSUMER SPENDING AND SAVING HABITS; AND THE SUCCESS OF THE COMPANY AT MANAGING THE RISKS INVOLVED IN THE FOREGOING.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                  (All dollar amounts presented in the tables,
                  except per share amounts, are in thousands)

General

The primary activity of the Company is the oversight of Sun National Bank ("Sun") and Sun National Bank, Delaware ("Sun Delaware") (collectively the "Banks"). Through the Banks, the Company engages in community banking activities by accepting deposits from the general public and investing such funds in a variety of loans, including home equity loans, mortgage loans, a variety of commercial business and commercial real estate loans and, to a lesser extent, installment loans. The Company also maintains an investment securities portfolio. Retail deposits fund the Company's lending and investing activities. The largest component of the Company's net income is net interest income. Consequently, the Company's earnings are primarily dependent on its net interest income, which is determined by (i) the difference between rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's net income is also affected by its provision for loan losses, as well as the amount of non-interest income and non-interest expenses, such as salaries and employee benefits, professional fees and services, insurance premiums, occupancy and equipment costs and income taxes.

Overview

Beginning in 1993, the Company embarked upon a strategy to expand its operations and retail market throughout central and southern New Jersey through internal growth and mergers and acquisitions. The Board of Directors and management perceived opportunities to expand the Company as a result of a lack of competitive commercial banking services being provided to local businesses and the need for a locally based and managed community bank. In the opinion of management, consolidation of the banking industry and a regionalization of decision authority by larger banking institutions left many businesses and individuals in the Banks' market area under-served.

In 1999, the Company completed three transactions. In January, Sun acquired approximately $16 million in deposits and two branch offices in southern New Jersey from Summit Bank, Hackensack, New Jersey. Also in January, Sun acquired Eastern Financial, a residential mortgage lender located in Northfield, New Jersey. Eastern was subsequently merged into Sun Mortgage Company. In September, Sun acquired approximately $230 million in deposits, $51,000 in account loans and 14 branches from First Union National Bank. These branches are located in central and southern New Jersey. Simultaneous with the acquisition, six of the branches were consolidated. To provide capital support for this branch purchase transaction, in July the Company raised approximately $37 million in equity from the sale of common stock.

In April, Sun opened a loan production office in Philadelphia, Pennsylvania that was subsequently made a full-service financial service center. In addition to the Philadelphia office, Sun opened 14 de novo offices in central and southern New Jersey throughout 1999.



RESULTS OF OPERATIONS

Net income for the year ended December 31, 1999 was $9.7 million, or $1.06 per share, in comparison to $8.8 million, or $1.14 per share for the year ended December 31, 1998. The increase in net income was attributable to an increase in net interest income of $15.6 million and an increase in non-interest income of $2.3 million. These increases were partially offset by increases in non-interest expense of $16.5 million, provision for loan losses of $124,000 and income tax expense of $536,000 compared to the previous year.

Net income for the year ended December 31, 1998 was $8.8 million, or $1.14 per share, in comparison to $4.2 million, or $0.74 per share, for the year ended December 31, 1997. The increase in net income was generally attributable to a significant increase in net interest income of $14.9 million and an increase of $5.2 million in non-interest income. These increases were partially offset by an increase in non-interest expenses of $13.4 million, an increase in the provision for loan losses of $548,000 and an increase in income tax expense of $2.0 million in comparison to the results of operations for 1997.

Net Interest Income. Net interest income is the most significant component of the Company's income from operations. Net interest income is the difference between interest received on interest-earning assets (primarily loans and investment securities) and interest paid on interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume and interest rate earned on interest-earning assets and the volume and interest rate paid on interest-bearing liabilities.

The following table sets forth a summary of average balances with corresponding interest income and interest expense as well as average yield and cost information for the periods presented. Average balances are derived from daily balances.

                                                                       Years Ended December 31,
                                    -----------------------------------------------------------------------------------------------
                                                 1999                             1998                              1997
                                    ----------------------------    -------------------------------     ---------------------------
                                                          Average                           Average                          Average
                                     Average              Yield/        Average              Yield/        Average           Yield/
                                     Balance   Interest    Cost         Balance   Interest    Cost         Balance  Interest  Cost
                                     -------   --------    ----         -------   --------    ----         -------  --------  ----
Interest-earning assets:
  Loans receivable (1)              $  786,237 $ 67,611    8.60  %    $ 494,856  $ 45,135     9.12  %   $ 355,540 $ 32,643    9.18 %

  Investment securities  (2)           730,170   47,572    6.52         575,191    38,311     6.66        218,645   13,917    6.37

  Federal funds sold                     6,174      293    4.75           7,996       339     4.24         11,618      646    5.55
                                     ---------   ------                 -------    ------                 -------   ------
    Total interest-earning assets    1,522,581  115,476    7.58       1,078,043    83,785     7.77        585,803   47,206    8.06

Non-interest-earning assets            145,896                           94,746                            49,645
                                    ----------                       ----------                         ---------
  Total assets                      $1,668,477                      $ 1,172,789                         $ 635,448
                                    ==========                      ===========                         =========
Interest-bearing liabilities:

  Interest-bearing deposit
    accounts                        $  882,011   34,487    3.91  %    $ 614,993    25,322     4.12  %   $ 391,374   16,458    4.21 %

  Borrowed money                       410,389   21,043    5.13         301,345    16,430     5.45         98,702    5,674    5.75
  Interest on guaranteed preferred
     beneficial interest in
     Company's subordinated debt        58,558    5,550    9.48          33,911     3,342     9.85         22,571    2,276   10.08
                                     ---------   ------                 -------    ------                 -------   ------
    Total interest-bearing
      liabilities                    1,350,958   61,080    4.52         950,249    45,094     4.75        512,647   24,408    4.76
                                                 ------                            ------                           ------

Non-interest-bearing liabilities       229,814                          161,080                            90,440
                                    ----------                       ----------                         ---------
  Total liabilities                  1,580,772                        1,111,329                           603,087

Shareholders' equity                    87,705                           61,460                            32,361
                                    ----------                       ----------                         ---------
  Total liabilities and
    shareholders' equity            $1,668,477                       $1,172,789                         $ 635,448
                                    ==========                       ==========                         =========
Net interest income                             $54,396                           $38,691                          $22,798
                                                =======                           =======                          =======
Interest rate spread (3)                                   3.06  %                            3.03  %                         3.30 %
                                                           ====                               ====                            ====
Net yield on interest
  earning assets (4)                                       3.57  %                            3.59  %                         3.89 %
                                                           ====                               ====                            ====
Ratio of average
  interest-earning assets
  to average interest-
  bearing liabilities                                    112.70  %                          113.45  %                       114.27 %
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

                                                                          Years ended December 31,
                                           -----------------------------------------------------------------------------------
                                                         1999 vs. 1998                              1998 vs. 1997
                                           ------------------------------------------   --------------------------------------
                                                      Increase (Decrease)                        Increase (Decrease)
                                                            Due to                                     Due to
                                           ------------------------------------------   --------------------------------------
                                                                 Rate/                                     Rate /
                                               Volume    Rate    Volume       Net        Volume    Rate    Volume     Net
                                               ------    ----    ------       ---        ------    ----    ------     ---
Interest income:
  Loans receivable                           $ 26,572  $(2,578)  $(1,518)   $22,476     $12,796  $ (218) $   (86)  $ 12,492
  Investment securities                        10,288     (809)     (218)     9,261      22,699     644    1,051     24,394
  Federal funds sold                              (76)      40       (10)       (46)       (200)   (154)      47       (307)
                                             --------  -------   -------    -------     -------  ------   -------  --------
    Total interest-earning assets            $ 36,784  $(3,347)  $(1,746)   $31,691     $35,295  $  272  $ 1,012   $ 36,579
                                             ========  =======   =======    =======     =======  ======  =======   ========

Interest expense:
  Deposit accounts                            $10,581  $(1,277)  $  (136)   $ 9,165     $ 9,446  $ (334) $  (248)  $  8,864
  Borrowings                                    5,649     (972)      (64)     4,613      11,715    (295)    (664)    10,756
  Guaranteed preferred beneficial
   interest in Company's subordinated debt      2,394     (128)      (58)     2,208       1,177     (51)     (60)     1,066
                                             --------  -------   -------    -------     -------  ------   -------  --------
    Total interest-bearing liabilities       $ 18,624  $(2,377)  $  (261)   $15,986     $22,338  $ (680) $  (972)  $ 20,686
                                             ========  =======   =======    =======     =======  ======   ======   ========
Net change in interest income                $ 18,160  $  (970)  $(1,485)   $15,705     $12,957  $  952  $ 1,984   $ 15,893
                                             ========  =======   =======    =======     =======  ======   =======  ========

Net interest income (on a tax-equivalent basis) increased $15.7 million or 41% to $54.4 million for 1999 compared to $38.7million for 1998. The increase is due primarily to the growth of average interest-earning assets from $1.1 billion for 1998 to $1.5 billion for 1999, augmented slightly by an increase in the interest rate spread from 3.03% for 1998 to 3.06% for 1999. A change in the mix of interest-earning assets and interest-bearing liabilities had a slightly negative impact on the net interest margin, which declined two basis points to 3.57% for 1999.

The increase in average interest-earning assets of $444.5 million reflects an increase of $291.4 million in average loans and $155.0 million in average investment securities, slightly offset by a decrease of $1.8 million in average federal funds sold. These assets were funded by an increase of $400.7 million of average interest-bearing liabilities and an increase of $68.7 million of average non-interest bearing liabilities. The increase in interest-bearing liabilities reflects the 1999 acquisition of branches and deposits, the growth of deposits at existing offices, the opening of new financial service centers and increases in borrowings and guaranteed preferred beneficial interests in the Company's subordinated debt.

The slight increase in interest rate spread as of December 31, 1999, compared to December 31, 1998, was due to a higher percentage of average loans receivable to average interest-earning assets. Average loans receivable comprised 51.6% of average interest-earning assets for 1999 compared to 45.9% for 1998.

The decrease in the average yield on loans for 1999 reflects a decrease in interest on loans resulting from the lowering of the prime rate during the fourth quarter of 1998 and continuing through the middle of the third quarter of 1999. The prime rate did not increase until mid-November, 1999. The decrease in the average yield on investment securities was due primarily to the investment in U.S. government agency securities made during 1999.

The decrease in the average cost of interest-bearing liabilities is due principally to a decrease in the average cost of interest-bearing deposits from 4.12% for 1998 to 3.91% for 1999 as a result of a decrease in interest rates on core deposits. The lower average cost of interest-bearing liabilities in 1999 is also due to a decrease in the cost of borrowed money and a decrease in the average cost of the Company's trust preferred securities described below.

In 1998, Sun Capital Trust II ("Sun Trust II") issued $29.9 million of 8.875% Preferred Securities with a stated value and liquidation preference of $10 per share. The proceeds from the sale of the Preferred Securities of Sun Trust II were utilized by Sun Trust II to invest for $29.9 million of 8.875% Junior Subordinated Debentures of the Company due in December 2028. During 1999, the Company repurchased approximately $310,000 of these securities.

Net interest income increased $15.9 million or 70% to $38.7 million for 1998 compared to $22.8 million for 1997. The increase is due primarily to the growth of average interest-earning assets from $585.8 million for 1997 to $1,078.0 million for 1998, partially offset by a decline in the interest rate spread from 3.30% for 1997 to 3.03% for 1998. The decline in the interest rate spread had a corresponding impact on the net interest margin, which declined 30 basis points to 3.59% for 1998.

The increase in average interest-earning assets of $492.2 million reflects an increase of $139.3 million in average loans and $356.5 million in average investment securities, slightly offset by a decrease of $3.6 million in average federal funds sold. These assets were funded by an increase of $437.6 million of average interest-bearing liabilities and an increase of $70.6 million of average non-interest bearing liabilities. The increase in interest-bearing liabilities reflects the 1998 acquisition of branches and deposits, the growth of deposits at existing offices, the opening of two new financial service centers and increases in borrowings and guaranteed preferred beneficial interests in Company's subordinated debt.

The interest rate spread decreased as of December 31, 1998, compared to December 31, 1997, due to a higher percentage of investments to average interest-earning assets. Investment securities comprised 53.4% of average interest-earning assets for 1998 compared with 37.3% for 1997. The interest rate spread and net interest margin decreased for 1998 compared to 1997 due to a decrease in the yield on average interest-earning assets from 8.06% for 1997 to 7.77% for 1998.

As general market interest rates were relatively stable during 1997, the increase in the yield on loans for 1998 reflects an increase in loan fees offset somewhat by a decrease in interest on loans resulting from the lowering of the prime rate during the fourth quarter of 1998. The increase in the yield on investment securities was due primarily to the investment in U.S. government agency securities made during 1998.

The slight decrease in the interest cost of average interest-bearing liabilities is due principally to a decrease in the interest cost of interest-bearing deposits from 4.21% for 1997 to 4.12% for 1998. The lower cost of interest-bearing liabilities for 1998 is the result of a reduction in the interest cost of deposits due to a slight decrease in interest rates on core deposits, a decrease in the cost of borrowed money and the interest cost of the Company's trust preferred securities described below. While interest expense on deposit accounts and borrowed money was lower, the mix of these liabilities was weighted more toward the higher cost borrowings. The higher level of borrowed funds was primarily a result of LIBOR-based repurchase agreements acquired from the Federal Home Loan Bank of New York. The proceeds from those borrowings were used to purchase U.S. Government agency securities yielding a spread over LIBOR.

Provision for Loan Losses. For the year ended December 31, 1999, the provision for loan losses amounted to $2.1 million, a decrease of $124,000 compared to $2.2 million for 1998. The continued level of this provision is the result of increase in the Company's loan portfolio of approximately $210.8 million to $900.7 million at December 31, 1999 compared with $689.9 million at December 31, 1998, resulting primarily from growth in commercial loans. The Company recorded a provision for loan losses of $2.2 million for 1998 compared with a provision of $1.7 million for 1997. The increase in the provision for loan losses for 1998 compared to 1997 was attributable to an increase in the size of the loan portfolio due to internal loan growth and loans acquired from Household Bank, f.s.b. Management regularly performs an analysis to identify the inherent risk of loss in its loan portfolio. This analysis includes evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other factors.

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

Non-Interest Income. Other income increased $2.4 million for the year ended December 31, 1999 compared to the year ended December 31, 1998. The increase was primarily a result of higher service charges on deposit accounts and a larger deposit base, augmented by an increase in income from mortgage banking operations, and slightly offset by lower gains on the sale of investment securities during 1999. The amount of service charges on deposit accounts increased to $4.6 million for 1999 compared to $3.3 million for 1998. The income from mortgage banking operations was $2.7 million for 1999 compared to $1.9 million for 1998. The gain on sale of investment securities was $79,000 for 1999 compared to $1.0 million for 1998.

Other income increased $5.2 million for the year ended December 31, 1998 compared to the year ended December 31, 1997. The increase was primarily a result of higher service charges on deposit accounts and a larger deposit base and income from mortgage banking operations augmented by gains on the sale of fixed assets, loans and investment securities during 1998. The amount of service charges on deposit accounts increased to $3.3 million for 1998 compared to $1.5 million for 1997. Income from mortgage banking operations amounted to $1.9 million for 1998 compared to none for 1997. The gain on sale of fixed assets was $18,000 for 1998 compared to a $53,000 loss for 1997. The gain on sale of loans was $112,000 for 1998 compared to $1,000 for 1997. The gain on sale of investment securities was $1.0 million for 1998 compared to $207,000 for 1997.


Non-Interest Expenses. Other expenses increased approximately $16.5 million, to $46.9 million for the year ended December 31, 1999 as compared to $30.4 million for the same period for 1998. The increase was a result of operating a larger organization resulting from internal growth and acquisitions. Of the increase, $6.4 million was in salaries and employee benefits, $2.1 million in occupancy expense, $1.9 million in equipment expense, $1 million in data processing expense, $2.5 million in amortization of excess of cost over fair value of assets acquired and $1.6 million in miscellaneous expenses. The increase in other expenses reflects the Company's support of its continued expansion during 1999. Salaries and benefits increased due to additional staff positions resulting from the acquisitions and increased staffing in lending and support departments. The increase in data processing expense and equipment expense was the result of operating a larger institution than in the previous year. The increase in amortization of excess of cost over fair value of assets acquired resulted from the acquisitions completed for 1998 and 1999.

Other expenses increased approximately $13.4 million, to $30.4 million for the year ended December 31, 1998 as compared to $17.0 million for the same period for 1997. The increase was a result of operating a larger organization. Of the increase, $6.1 million was in salaries and employee benefits, $1.5 million in occupancy expense, $933,000 in equipment expense, $677,000 in data processing expense, $1.2 million in miscellaneous expenses and $2.4 million in amortization of excess of cost over fair value of assets acquired. The increase in other expenses reflects the Company's support of its expanded operations. Salaries and benefits increased due to additional staff positions resulting from acquisitions and increased staffing in lending and support departments. The increase in data processing expense and equipment expense was the result of operating a larger institution than in the previous year. The increase in amortization of excess of cost over fair value of assets acquired resulted from the acquisitions completed for 1997 and 1998.

Income Tax Expense. Income taxes increased $536,000, from $3.7 million to $4.3 million for the years ended December 31, 1998 and December 31, 1999, respectively. Income taxes increased $2.0 million, from $1.7 million to $3.7 million for the years ended December 31, 1997 and December 31, 1998, respectively. The increases were due to increased pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

A major source of the Company's funding is its retail deposit branch network, which management believes will be sufficient to meet the Company's long-term liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans as well as sales and maturities of investment securities, while additional funds can be obtained from a variety of sources including loans sales, securities sold under agreements to repurchase, Federal Home Loan Bank ("FHLB") advances, and other secured and unsecured borrowings. It is anticipated that FHLB advances and securities sold under agreements to repurchase will be secondary sources of funding, and management expects there to be adequate collateral for such funding requirements.

The Company's primary uses of funds are the origination of loans, the funding of the Company's maturing certificates of deposit, deposit withdrawals, and the repayment of borrowings. Certificates of deposit scheduled to mature during the twelve months ending December 31, 2000 total $558.2 million. The Company may renew these certificates, attract new replacement deposits, or replace such funds with borrowed funds. The Company has paid premium rates on certain certificates of deposit, accordingly, certain of these actions may require the continued payment of premium rates with an adverse impact on net interest income.

The Company anticipates that cash and cash equivalents on hand, the cash flow from assets as well as other sources of funds will provide adequate liquidity for the Company's future operating, investing and financing needs. In addition to cash and cash equivalents of $69.4 million at December 31, 1999, the Company has additional secured borrowing capacity with the FHLB and other sources. The substantial increase in liquidity resulting from recent branch acquisitions has a negative impact on earnings resulting from lower yields on short-term assets. However, such net cash received will be invested in loans over time, which will have the effect of decreasing the Company's liquidity. Management will continue to monitor the Company's liquidity in order to maintain it at a level that is adequate but not excessive.

Net cash provided by operating activities for the year ended December 31, 1999 totaled $2.7 million compared to $19.3 million for the year ended December 31, 1998. Net cash provided by operating activities for the year ended December 31, 1998 totaled $19.3 million, an increase of $14.8 million compared to the year ended December 31, 1997.

Net cash used in investing activities for the year ended December 31, 1999 totaled $514.8 million, an increase of $154.1 million compared to the year ended December 31, 1998 of $360.7 million. The increase was primarily due to an increase in the purchase of investment securities and restricted equity investments of $135.8 million, a decrease in maturities of investment securities of $64.2 million, a decrease in the sale of investment securities of $158.4 million, a decrease in the sale of mortgage-backed securities of $58.4 million, an increase in loans of $76.1 million. These were partially offset by a decrease in the purchase of mortgage-backed securities of $195.7 million, an increase in the maturity of mortgage-backed securities of $24.3 million and decrease in loans acquired in branch acquisitions of $129.3 million.

Net cash used in investing activities for the year ended December 31, 1998 totaled $360.7 million, a decrease of $286.7 million compared to the year ended December 31, 1997 of $647.4 million. The decrease was primarily due to a decrease in the purchase of investment securities of $7.6 million, a decrease in the purchase of mortgage-backed securities of $99.4 million, an increase in maturities of investment securities of $82.2 million, an increase in the maturity of mortgage-backed securities of $79.8 million, an increase in the sale of investment securities of $97.4 million, an increase in the sale of mortgage-backed securities of $39.1 million and a decrease in bank properties and equipment resulting from branch acquisitions of $11.3 million. These were partially offset by an increase of $134.5 million in loans.

Net cash provided by financing activities for the year ended December 31, 1999 totaled $492.0 million, an increase of $95.1 million compared to $396.8 million for the year ended December 31, 1998. The increase was a result of an increase of deposits assumed in branch acquisitions of $52.1 million, an increase of $176.7 million in net advances under line of credit and repurchase agreements and $24.3 million of net proceeds from the issuance of common stock. This was partially offset by a decrease in net deposits of $116.2 million and an increase of $9.9 million in treasury stock purchased.

Net cash provided by financing activities for the year ended December 31, 1998 totaled $396.8 million, a decrease of $258.3 million, compared to $655.1 million for the year ended December 31, 1997. The decrease was a result of a decrease of $280.9 million of net borrowings under lines of credit and repurchase agreements and a decrease of $6.1 million from the issuance of common stock. This was slightly offset by an increase in deposits of $20.6 million, a decrease of $1.2 million of proceeds from the issuance of trust preferred securities and the purchase of treasury stock of $281,000.

The Company monitors its capital levels relative to its business operations and growth. It has sought to maintain the Banks' and its own capital at levels consistent with, or in excess of, regulatory requirements. During 1999, the Company raised approximately $37.0 million of additional equity capital through a public offering of shares of its common stock.

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

The trust preferred securities qualify as Tier 1 or core capital of the Company, subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary, capital of the Company.

It is the Company's intention to maintain adequate risk-based capital levels. Management monitors capital levels and, when appropriate, will recommend a capital-raising effort to the Company's Board of Directors. Subject to market conditions and other factors, the Company may have the ability to raise capital through a private placement or a public offering, as may be appropriate. The following table sets forth the risk-based capital levels at December 31, 1999 for the Company, Sun and Sun Delaware.

                                                                                     To Be Well-Capitalized
                                                                     Required for          Under Prompt
                                                                   Capital Adequacy     Corrective Action
At December 31, 1999                              Actual               Purposes             Provisions
                                           ------------------------------------------------------------------
                                              Amount      Ratio     Amount     Ratio      Amount      Ratio
                                              ------      -----     ------     -----      ------      -----
  Total Capital (to Risk Weighted Assets):
    Company                                   $124,463    10.95%     $ 90,932   8.00%          N/A
    Sun                                       $103,506    10.02%     $ 82,640   8.00%     $103,299    10.00%
    Sun Delaware                              $ 16,988    15.73%     $  8,640   8.00%     $ 10,800    10.00%
  Tier I Capital (to Risk Weighted Assets):
    Company                                   $ 97,443     8.57%     $ 45,481   4.00%          N/A
    Sun                                       $ 95,655     9.26%     $ 41,324   4.00%     $ 61,986     6.00%
    Sun Delaware                              $ 16,106    14.91%     $  4,321   4.00%     $  6,481     6.00%
  Leverage Ratio:
    Company                                   $ 97,443     5.18%     $ 75,246   4.00%          N/A
    Sun                                       $ 95,665     5.67%     $ 67,489   4.00%     $ 84,361     5.00%
    Sun Delaware                              $ 16,106    10.20%     $  6,316   4.00%     $  7,895     5.00%


Asset and Liability Management

The Company's exposure to interest rate risk results from the difference in maturities on interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Because the Company's assets have longer maturities than its liabilities, the Company's earnings will tend to be negatively affected during periods of rising interest rates. Conversely, this mismatch should benefit the Company during periods of declining interest rates. Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities. In this regard, the Company emphasizes the origination of short-term commercial loans and revolving home equity loans and de-emphasizes the origination of long-term mortgage loans.

Gap Analysis

Banks have become increasingly concerned with the extent to which they are able to match maturities of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring a bank's interest rate sensitivity gap. An asset or liability is considered to be interest-rate sensitive if it will mature or reprice within a specific time period. The interest rate sensitivity gap is defined as the excess of interest-earning assets maturing or repricing within a specific time period over interest-bearing liabilities maturing or repricing within that time period. On a quarterly basis, the Banks monitor their gap, primarily their six-month and one-year maturities, and work to maintain their gap within a range that does not exceed a negative 25% of total assets. The Company attempts to maintain its ratio of rate-sensitive assets to rate-sensitive liabilities between 75% to 125%.

Management and the Board of Directors monitor the Company's gap position at quarterly meetings. The Asset/Liability Committees of the Banks' Board of Directors discuss, among other things, interest rate risk. The Company uses simulation models to measure the impact of potential changes of up to 300 basis points in interest rates on net interest income. As described below, sudden changes to interest rates should not have a material impact to the Company's results of operations. Should Sun or Sun Delaware experience a positive or negative mismatch in excess of the approved range, it has a number of remedial options. It has the ability to reposition its investment portfolio to include securities with more advantageous repricing and/or maturity characteristics. It can attract variable- or fixed-rate loan products as appropriate. It can also price deposit products to attract deposits with maturity characteristics that can lower its exposure to interest rate risk.

At December 31, 1999, the Company had a negative position with respect to its exposure to interest rate risk. Total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing during the same time period by $367.5 million, representing a negative cumulative one-year gap ratio of 18.55%. As a result, the yield on interest-earning assets of the Company should adjust to changes in interest rates at a slower rate than the cost of the Company's interest-bearing liabilities.

The following table summarizes the maturity and repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1999. All amounts are categorized by their actual maturity or repricing date with the exception of interest-bearing demand deposits and savings deposits. As a result of prior experience during periods of rate volatility resulting in insignificant changes to levels of core deposits and management's estimate of future rate sensitivities, the Company allocates approximately 40% of interest-bearing demand deposits and 10% of savings deposits to categories 12 months and under, approximately 35% of interest-bearing demand deposits and 40% of savings deposits to the 1-5 year category and approximately 25% of interest-bearing demand deposits and 50% of savings deposits to the over 5 year category.

                                                                  Maturity/Repricing Time Periods
                                                 0-3 Months    4-12 Months      1-5 Years    Over 5 Years      Total
                                                 ----------    -----------      ---------    ------------      -----
Loans receivable                                 $  334,254     $   66,384     $  342,844     $  165,911    $  909,393
Investment securities                               425,356         24,500         95,542        378,766       921,164
Federal funds sold                                       --             --             --             --            --
                                                 ----------     ----------     ----------     ----------    ----------
  Total interest-earning assets                     759,610         90,884        435,386        544,677     1,830,557
                                                 ----------     ----------     ----------     ----------    ----------
Interest-bearing demand deposits                     96,363         19,490        110,290         68,979       295,122
Savings deposits                                      3,654         11,061         61,582         77,544       153,841
Time certificates under $100,000                    101,304        279,118         37,048          4,005       421,475
Time certificates $100,000 or more                   87,968         89,850         11,281            101       189,200
Federal Home Loan Bank advances                     115,510             98            772          3,361       119,741
Federal funds purchased                               5,700                                                      5,700
Other borrowed funds                                     --             --          1,160             --         1,160
Securities sold under agreements to repurchase      407,851             --             --             --       407,851
                                                 ----------     ----------     ----------     ----------    ----------
  Total interest-bearing liabilities                818,350        399,617        222,133        153,990     1,594,090
                                                 ----------     ----------     ----------     ----------    ----------
Periodic Gap                                     $  (58,740)    $ (308,733)    $  213,253     $  390,687    $  236,467
                                                 ==========     ==========     ==========     ==========    ==========
Cumulative Gap                                   $  (58,740)    $ (367,473)    $ (154,220)    $  236,467
                                                 ==========     ==========     ==========     ==========
Cumulative Gap Ratio                                  (2.97)%       (18.55)%        (7.79)%        11.94%
                                                 ==========     ==========     ==========     ==========



Impact of Inflation and Changing Prices

The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.


FINANCIAL CONDITION

General - The Company has experienced significant growth as a result of acquisitions and internal growth. Increases were most prevalent in loans, generally commercial loans, investments, deposits and borrowed funds. The Company's assets increased by $465.5 million, or 31%, from $1.52 billion at December 31, 1998 to $1.98 billion at December 31, 1999; and by $415.4 million, or 38%, from $1.10 billion at December 31, 1997 to $1.52 billion at December 31, 1998. These increases in assets primarily reflect the Company's deployment of proceeds into the loan portfolio and investment securities portfolio from increased deposit levels resulting from its 1998 and 1999 acquisitions and internal growth during the year. Comparing balances from December 31, 1999 to December 31, 1998, the Company's cash and cash equivalents decreased $20.1 million, investment securities increased $213.3 million, net loans receivable increased $210.8 million, restricted equity investments increased $16.5 million, bank properties and equipment increased $5.8 million, accrued interest receivable increased $4.5 million, the excess of cost over fair value of assets acquired increased $17.8 million and deferred taxes increased $15.4 million. Total liabilities increased $453.5 million, or 33%, to $1.83 billion from December 31, 1998 to December 31, 1999. Deposits increased $265.9 million, advances from the FHLB increased $115.4 million, federal funds purchased increased $5.7 million and securities sold under agreements to repurchase increased $75.7 million from December 31, 1998 to December 31, 1999. As a result of repurchases of trust preferred securities in 1999, the guaranteed preferred beneficial interest in the Company's subordinated debt declined slightly to $57.8 million at December 31, 1999 compared to $58.7 million at December 31, 1998. Shareholders' equity increased $12.8 million, or 16%, to $91.1 million at December 31, 1999, from December 31, 1998. The increase was due to the Company's earnings during 1999 and the sale of additional shares of common stock, offset by an increase in accumulated other comprehensive loss and an increase in treasury stock.

Loans - Net loans receivable increased $210.8 million, or 31%, from December 31, 1998 to December 31, 1999, due primarily to internally generated commercial loan growth. Approximately $202.1 million of this increase was in commercial loans, primarily commercial real estate loans. This significant increase was a result of a wider market area, the efforts from a larger commercial lending staff and competitive pricing of loans. Installment loans increased $9.9 million and residential real estate loans increased $417,000 million. During 1998 and 1999, the Company used outside loan correspondents as well as Sun Mortgage Company to originate residential mortgages. These loans were originated using the Company's underwriting standards, rates and terms, and were approved according to the Company's lending policy prior to origination. Prior to closing, the Company generally had commitments to sell these loans with servicing released, at par and without recourse, in the secondary market. Secondary market sales were generally scheduled to close shortly after the origination of those loans. Beginning in 2000, the origination of residential mortgage loans will be conducted through the Banks' consumer lending divisions. Set forth below is selected data relating to the composition of the Company's loan portfolio by type of loan on the dates indicated.

ANALYSIS OF LOAN PORTFOLIO
                                                                       At December 31,
                             ------------------------------------------------------------------------------------------------------
                                     1999                 1998                 1997                    1996               1995
                             -------------------  -------------------  -----------------  ---------    -----     -------------
                              Amount        %       Amount       %      Amount      %        Amount        %        Amount      %
                              ------      ------    ------     ------  --------   ------     ------       -----    --------   -----
Type of Loan:
  Commercial and industrial   $750,707     83.35   $548,646     79.53 $346,475     81.00     $223,116     75.51     $118,874  64.73
  Home equity                   26,619      2.96     31,068      4.50   20,725      4.84       22,070      7.47       25,129  13.68
  Residential real estate       52,986      5.88     48,119      6.98   29,454      6.89       31,777     10.75       29,287  15.95
  Installment                   79,081      8.78     69,162     10.03   35,301      8.25       21,133      7.15       12,409   6.76
Less:  Loan loss allowance       8,722      0.97      7,143      1.04    4,194      0.98        2,595      0.88        2,065   1.12
                              --------    ------   --------    ------ --------    ------     --------    ------     -------- ------
  Net loans                   $900,671    100.00   $689,852    100.00 $427,761    100.00     $295,501    100.00     $183,634 100.00
                              ========    ======   ========    ====== ========    ======     ========    ======     ======== ======
Type of Security:
  Residential real estate:
    1-4 family                $118,837     13.20   $123,263     17.87 $ 83,169     19.44     $ 84,036     28.44     $ 68,904  37.52
    Other                        8,954      0.99      9,726      1.41   11,098      2.59       11,115      3.76        6,295   3.43
  Commercial real estate       199,437     22.14    242,700     35.18  204,053     47.70      166,893     56.48       85,239  46.40
  Commercial business loans    528,513     58.68    269,406     39.06  107,963     25.25       20,455      6.93       13,822   7.54
  Consumer                      38,817      4.31     40,362      5.85   22,240      5.20       15,229      5.15       11,214   6.11
  Other                         14,835      1.65     11,538      1.67    3,432      0.80          368      0.12          225   0.12
Less:  Loan loss allowance       8,722      0.97      7,143      1.04    4,194      0.98        2,595      0.88        2,065   1.12
                              --------    ------   --------    ------ --------    ------     --------    ------     -------- ------
  Net loans                   $900,671    100.00   $689,852    100.00 $427,761    100.00     $295,501    100.00     $183,634 100.00
                              ========    ======   ========    ====== ========    ======     ========    ======     ======== ======

The following table sets forth the estimated maturity of the Company's loan portfolio at December 31, 1999. The table does not include prepayments or scheduled principal prepayments. Adjustable rate mortgage loans are shown as maturing based on contractual maturities.

                                     Due   Due after                Allowance
                                  Within   1 through   Due after          for
                                  1 year     5 years     5 years    Loan Loss          Total
                            ------------ ----------- -----------    --------- -------  -----
Commercial and industrial      $ 176,409   $ 359,221   $ 215,077    $ (7,244)      $ 743,463
Home equity                       21,505          25       5,089        (327)         26,292
Residential real estate            4,876       1,199      46,911        (254)         52,732
Installment                       14,255      23,052      41,774        (897)         78,184
                               ---------   ---------   ---------    --------       ---------
                               $ 217,045   $ 383,497   $ 308,851    $ (8,722)      $ 900,671
                               =========   =========   =========    ========       =========

The following table sets forth the dollar amount of all loans due after December 31, 2000, which have pre-determined interest rates and which have floating or adjustable interest rates.

                                               Floating or
                                               Adjustable
                                  Fixed Rates     Rates          Total
                                  -----------     -----          -----
Commercial and industrial          $463,426      $114,872       $578,298
Home equity                                         5,114          5,114
Residential real estate              35,530         8,580         44,110
Installment                          63,529         1,297         64,826
                                   --------      --------       --------
                                   $562,485      $129,863       $692,348
                                   ========      ========       ========

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

Non-Performing Assets - During 1999, the Company continued to experience low levels of non-performing assets. Total non-performing assets increased $2.1 million from $2.8 million at December 31, 1998 to $4.9 million at December 31, 1999. The ratio of non-performing assets to net loans increased to .55% at December 31, 1999 compared to .40% at December 31, 1998. For 1998, non-performing assets increased by $306,000, from $2.5 million at December 31, 1997 to $2.8 million at December 31, 1998. The following table sets forth information regarding loans that are delinquent ninety days or more. Management of the Company believes that all loans accruing interest are adequately secured and in the process of collection. At the dates shown, the Company had no restructured loans within the definition of SFAS No. 15.

Non-Performing Assets

                                                                                 At December 31,
                                                                  ----------------------------------------------
                                                                   1999      1998      1997      1996      1995
                                                                  ------    ------    ------    ------    ------
Loans accounted for on a non-accrual basis:

  Commercial and industrial                                       $2,085    $  979    $  116    $  354    $1,721
  Home equity                                                          8       241       466       337       295
  Residential real estate                                            250       182       253       586       607
  Installment                                                        237       206        62      --          35
                                                                  ------    ------    ------    ------    ------
Total                                                             $2,580    $1,608    $  897    $1,277    $2,658
                                                                  ======    ======    ======    ======    ======
Accruing loans that are contractually past due 90 days or more:

  Commercial and industrial                                       $  880    $  202    $  642    $  404    $  135
  Home equity                                                        339       252       168        62       279
  Residential real estate                                            303       230       335       572        64
  Installment                                                        280       202       168       105        67
                                                                  ------    ------    ------    ------    ------
Total                                                             $1,802    $  886    $1,313    $1,143    $  545
                                                                  ======    ======    ======    ======    ======

Total non-accrual and 90-day past due loans                       $4,382    $2,494    $2,210    $2,420    $3,203
Real estate owned                                                    535       292       270       756       876
                                                                  ------    ------    ------    ------    ------
Total non-performing assets                                       $4,917    $2,786    $2,480    $3,176    $4,079
                                                                  ======    ======    ======    ======    ======

Total non-accrual and 90-day past due loans to net loans            0.49%     0.36%     0.52%     0.82%     1.74%
Total non-accrual and 90-day past due loans to total assets         0.22%     0.16%     0.20%     0.55%     0.87%
Total non-performing assets to net loans                            0.55%     0.40%     0.58%     1.07%     2.22%
Total non-performing assets to total assets                         0.25%     0.18%     0.23%     0.73%     1.10%
Total allowance for loan losses to total non-performing loans     199.05%   286.41%   189.77%   107.23%    64.47%

Interest income that would have been recorded on loans on non-accrual status, under the original terms of such loans, would have totaled $283,000 for the year ended December 31, 1999.

Foreclosed Real Estate - Real estate acquired by the Company as a result of foreclosure is classified as real estate owned until such time as it is sold. When Real Estate is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less estimated disposal costs. Any subsequent write-down of real estate owned is charged to operations. At December 31, 1999, the Company had a net amount of $535,000 classified as real estate owned.

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

The following table sets forth information with respect to the Company's allowance for losses on loans at the dates indicated:

                                                                                 At December 31,
                                                                  ----------------------------------------------
                                                                   1999      1998      1997      1996      1995
                                                                  ------    ------    ------    ------    ------
Allowance for losses on loans, beginning of year                  $7,143    $4,194    $2,595    $2,065    $1,607
Charge-offs:
  Commercial                                                          15        26                 307       286
  Mortgage                                                           210       203        37         9        73
  Installment                                                        311        68        65        85        67
                                                                  ------    ------    ------    ------    ------
    Total charge-offs                                                536       297       102       401       426
                                                                  ------    ------    ------    ------    ------
Recoveries
  Commercial                                                                    18        22         6        33
  Mortgage                                                            10                             4        28
  Installment                                                         16        15        14        21        15
                                                                  ------    ------    ------    ------    ------
    Total recoveries                                                  26        33        36        31        76
                                                                  ------    ------    ------    ------    ------
Net charge-offs                                                      510       264        66       370       350
Allowance acquired with branch purchase                                      1,000
Provision for loan losses                                          2,089     2,213     1,665       900       808
                                                                  ------    ------    ------    ------    ------
Allowance for losses on loans, end of year                        $8,722    $7,143    $4,194    $2,595    $2,065
                                                                  ======    ======    ======    ======    ======
Net loans charged off as a percent of average loans outstanding     0.06%     0.05%     0.02%     0.23%     0.23%
                                                                  ======    ======    ======    ======    ======


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


                                                                               At December 31,
                                          ------------------------------------------------------------------------------------------
                                               1999               1998              1997               1996              1995
                                          ----------------   ---------------   ---------------   -----------------  ----------------
                                                   Percent           Percent            Percent            Percent          Percent
                                                     of                of                of                  of                of
                                                   Loans to          Loans to           Loans to           Loans to         Loans to
                                                    Total             Total              Total              Total            Total
                                          Amount    Loans    Amount   Loans    Amount    Loans    Amount    Loans   Amount   Loans
                                          ------    -----    ------   -----    ------    -----    ------    -----   ------   -----
Balance at end of year applicable to:
  Commercial and industrial               $7,244    82.55 %  $6,131   78.72 %  $2,922   80.21 %  $ 1,799    74.98 % $1,289   64.02 %
  Residential real estate                    327     2.93       164    6.90       129    6.82        139    10.65      403   15.96
  Home equity                                254     5.83       382    4.46       752    4.80        490     7.40      319   13.34
  Installment                                897     8.69       466    9.92       391    8.17        167     6.97       54    6.68
                                          ------   ------    ------  ------    ------  ------    -------   ------   ------  ------
    Total allowance                       $8,722   100.00 %  $7,143  100.00 %  $4,194  100.00 %  $ 2,595   100.00 % $2,065  100.00 %
                                          ======   ======    ======  ======    ======  ======    =======   ======   ======  ======

Investment Securities - Most of the Company's investment portfolio is held at Sun's wholly owned subsidiary, Med-Vine, Inc. ("Med-Vine"). Total investment securities increased $213.3 million, or 34%, from $621.4 million at December 31, 1998 to $834.7 million at December 31, 1999. The Company used repurchase agreements from the FHLB, which totaled approximately $350.7 million and $291.8 million at December 31, 1999 and 1998, respectively, to match fund or partially match fund investment securities for an incremental profit in a structured transaction. The purpose of the structured transaction is to increase net interest income and partially offset the increase in interest expense resulting from the issuance of trust preferred securities.

The Company's investment policy is established by senior management and approved by the Board of Directors. Med-Vine's investment policy is identical to that of the Company. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that optimizes interest income and provides acceptable limits of safety and liquidity. The Company has classified its entire portfolio of debt investment securities as available for sale. As a result, these securities are carried at their estimated fair value based on quoted market prices. As a result of the increase in interest rates on a substantially fixed-rate investment portfolio, the estimated fair value of investment securities showed a significant decline from previous periods.

The following table sets forth the carrying value of the Company's portfolio of investment securities available for sale at the dates indicated:

                                                                       At December 31,
                              ------------------------------------------------------------------------------------------------------
                                           1999                            1998                              1997
                              ------------------------------- -------------------------------- -------------------------------------
                                            Net                                Net                               Net
                                         Unrealized    Estimated            Unrealized Estimated              Unrealized  Estimated
                              Amortized    Gains         Fair    Amortized    Gains      Fair     Amortized     Gains       Fair
                                Cost     (Losses)       Value      Cost     (Losses)     Value       Cost      (Losses)     Value
                                ----     --------       -----      ----     --------     -----       ----      --------     -----
U.S. Treasury Obligations      $ 63,730   $ (1,200)   $ 62,530   $ 48,997   $    551    $ 49,548   $ 53,113   $   (106)   $ 53,007
Government agency and
  mortgage-backed securities    748,022    (35,727)    712,295    532,269     (1,585)    530,684    449,771        390     450,161
Municipal obligations            59,520     (4,764)     54,756     39,770        270      40,040     41,738        (16)     41,722
Other securities                  5,096       --         5,096      1,149       --         1,149      6,313        (35)      6,278
                               --------   --------    --------   --------   --------    --------   --------   --------    --------
    Total                      $876,368   $(41,691)   $834,677   $622,185   $   (764)   $621,421   $550,935   $    233    $551,168
                               ========   ========    ========   ========   ========    ========   ========   ========    ========

The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Company's portfolio of investment securities available for sale at December 31, 1999. All debt securities are classified as being available for sale; therefore, the carrying value is the estimated fair value.

                                                    One to Five         Five to Ten        More than Ten
                              One Year or Less         Years               Years               Years               Total
                              -----------------   -----------------   -----------------   ------------------- ----------------------
                                       Weighted            Weighted            Weighted             Weighted          Weighted
                              Carrying Average    Carrying Average    Carrying Average    Carrying  Average   Carrying Average
                               Value    Yield      Value    Yield      Value    Yield       Value    Yield     Value    Yield
                               -----    -----      -----    -----      -----    -----       -----    -----     -----    -----
U.S. Treasury Obligations      $18,912     5.55 %  $38,915    5.16 %   $ 4,703    5.44 %                      $62,530     5.30 %
Government agency and
  mortgage-backed securities                        38,333    6.86     126,237    7.21     $547,725   7.13 %  712,295     7.13
Municipal obligations            5,498     3.71      1,165    4.59                           48,093   5.10     54,756     4.96
Other securities                 5,021     5.29         75    5.17           -                    -             5,096     5.28
                               -------             -------            --------             --------           -------
    Total                      $29,431     5.16 %  $78,488    5.99 %  $130,940    7.15 %   $595,818   6.96 % $834,677     6.84 %
                               =======             =======            ========             ========          ========

Deposits - Consumer and commercial deposits are attracted principally from within the Company's primary market area through the offering of a broad selection of deposit instruments including checking, regular savings, money market, certificates of deposit and individual retirement accounts. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. Management regularly evaluates the internal cost of funds, surveys rates offered by competing institutions, reviews the Company's cash flow requirements for lending and liquidity, and executes rate changes when appropriate. The Company does not obtain funds through brokers, nor does it solicit funds outside the States of New Jersey, Delaware or Pennsylvania.

Deposits at December 31, 1999 totaled $1.29 billion, an increase of $265.9 million, or 26%, over the December 31, 1998 balance of $1.03 billion. Demand deposits, including NOW accounts and money market accounts, increased $102.9 million, or 24%, at December 31, 1999, to $526.8 million, compared with December 31, 1998. Savings deposits increased $13.7 million to $153.8 million at December 31, 1999, from $140.2 million at December 31, 1998. Certificates of deposit under $100,000 increased $104.3 million from December 31, 1998, to $421.5 million at December 31, 1999. Certificates of deposit of $100,000 or more increased $45.1 million to $189.2 million at December 31, 1999. The increase in all categories of deposits during 1999 was due in large part to the acquisition of deposits in connection with the branch office purchases. They were also affected by promotional rates offered on certain certificates of deposit during the year in response to rates offered by other financial institutions in the Company's market areas.

The following table sets forth average deposits by various types of demand and time deposits:

                                                        For the Years Ended December 31,
                                 -------------------------------------------------------------------------
                                          1999                    1998                   1997
                                          ----                    ----                   ----
                                   Amount     Avg. Cost    Amount    Avg. Cost    Amount    Avg. Cost
                                   ------     ---------    ------    ---------    ------    ---------
Non-interest-bearing demand       $  221,316               $152,875                $85,985
deposits
Interest-bearing demand deposits     229,353      2.63 %    139,617     2.35 %                  1.95 %
                                                                                    78,383
Savings deposits                     143,522      1.86      117,017     2.16                    2.13
                                                                                    72,927
Time deposits                        509,136      5.07      358,359     5.45       240,064      5.57
                                   ---------               --------               --------
    Total                         $1,103,327      3.13%    $767,868     3.30 %    $477,359      3.45 %
                                  ==========               ========              =========


The following table indicates the amount of certificates of deposit of $100,000 or more by remaining maturity at December 31, 1999.



        Three months or less                                    $ 87,966
        Over three through six months                             40,119
        Over six through twelve months                            49,732
        Over twelve months                                        11,383
                                                                --------
        Total                                                   $189,200
                                                                ========

Borrowings - Borrowed funds increased $196.8 million in 1999, to $534.5 million at December 31, 1999, from $337.7 million at December 31, 1998. The increase was a result of an increase of $115.4 million in advances from the FHLB, an increase of $16.9 million in securities sold under agreements to repurchase with customers and an increase of $54.6 million in securities sold under agreements to repurchase with the FHLB. Included in the FHLB advances, is a market rate advance of $15.5 million. It also had other borrowings of $1.2 million and federal funds purchased of $5.7 million. For the years ended December 31, 1999 and 1998, the maximum month-end amount of advances borrowed from the FHLB was $119.7 million and $70.5 million, respectively. The Company sold U.S. Treasury securities to customers under agreements to repurchase them, at par, on the next business day. For the years ended December 31, 1999 and 1998, the maximum month-end amount of securities sold under agreements to repurchase with customers was $68.9 million and $52.6 million, respectively. The Company purchased federal funds from correspondent banks, on an overnight basis. For the years ended December 31, 1999 and 1998, the maximum month-end amount of federal funds purchased from correspondents was $22.9 million and $18.4 million, respectively. The Company engaged in structured transactions designed to offset the interest expense incurred in connection with the issuance of the trust preferred securities. For the years ended December 31, 1999 and 1998, the maximum month-end amount of securities sold under agreements to repurchase with the FHLB was $369.6 million and $291.8 million, respectively.

The following table sets forth certain information regarding FHLB advances, interest rates, approximate average amounts outstanding and their approximate weighted average rates at the dates indicated.

                                                                         December 31,
                                                            -----------------------------------------
                                                                  1999         1998           1997
                                                                 -----         -----          ----
  FHLB advances outstanding at end of year                   $115,478                     $ 75,000
  Interest rate                                                  5.10%                        6.93%
  Approximate average amount outstanding                     $ 33,512        $20,205       $ 7,726
  Approximate weighted average rate                              5.32%          5.87%         5.67%

  FHLB repurchase agreements outstanding at end of year      $350,662       $291,756      $210,751
  Interest rate                                                  5.93%          5.33%         6.01%
  Approximate average amount outstanding                     $304,051       $240,806       $75,101
  Approximate weighted average rate                              5.21%          5.57%         5.71%

  FHLB amortizing advances outstanding at end of year        $ 4,263         $ 4,386
  Interest rate                                                 5.68%           5.68%
  Approximate average amount outstanding                     $ 4,325          $  682
  Approximate weighted average rate                             5.68%           5.52%


                                       22

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



Guaranteed Preferred Beneficial Interest in Company's Subordinated Debt

In 1997, the Company's subsidiary, Sun Capital Trust ("Sun Trust I") issued $28.75 million of 9.85% Preferred Securities ("Sun Trust I Preferred Securities") with a stated value and liquidation preference of $25 per share. The proceeds from the sale of the Sun Trust I Preferred Securities were utilized by Sun Trust I to invest in $25 million of 9.85% Junior Subordinated Debentures (the "Sun Trust I Debentures") of the Company, due in March, 2027.

In 1998, the Company's subsidiary, Sun Capital Trust II ("Sun Trust II") issued $29.9 million of 8.875% Preferred Securities ("Sun Trust II Preferred Securities") with a stated value and liquidation preference of $10 per share. The proceeds of the sale of the Sun Trust II Preferred Securities were utilized by Sun Trust II to invest in $29.9 million of 8.875% Junior Subordinated Debentures (the "Sun Trust II Debentures") of the Company, due December 2028.

During  1999,  the Company  repurchased  17,100  shares of Sun Trust I preferred
securities  and  38,500  shares  of  Sun  Trust  II  preferred   securities  for
approximately $812,000.

For more information regarding guaranteed preferred beneficial interest in Company's subordinated debt, refer to Note 24 of the Notes to Consolidated Financial Statements contained herein.

Year 2000

Like many financial institutions, the Company relies on computers to conduct its business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers might not be able to interpret the new year properly, causing computer malfunctions. Some banking industry experts remain concerned that some computers may not be able to interpret additional dates in the year 2000 properly. The Company has operated and evaluated its computer operating systems following January 1, 2000 and has not identified any errors or experienced any computer system malfunctions. The Company will continue to monitor its information systems to assess whether its systems are at risk of misinterpreting any future dates and has developed appropriate contingency plans to prevent any potential system malfunction or correct any system failures. The Company has not been informed of any such problem experienced by its vendors or its customers, nor by any of the municipal agencies that provide services to the Company.

Nevertheless, it is too soon to conclude that there will not be any problems arising from the Year 2000 problem, particularly at some of the Company's vendors. The Company will continue to monitor its significant vendors of goods and services with respect to Year 2000 problems they may encounter as those issues may effect the Company's ability to continue operations, or might adversely affect the Company's financial position, results of operations and cash flows. The Company does not believe at this time that these potential problems will materially impact the ability of the Company to continue its operations, however, no assurance can be given that this will be the case.

                          INDEPENDENT AUDITORS' REPORT







To the Board of Directors and Shareholders of Sun Bancorp, Inc.
Vineland, New Jersey



We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United State of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted the United State of America.




/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania

February 17, 2000

SUN BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 AND 1998
(Dollars in thousands)

                                                                                                  1999           1998
                                                                                            ------------    ------------
ASSETS

Cash and due from banks                                                                       $   69,425     $   54,816
Federal funds sold                                                                                     -         34,700
                                                                                              ----------     ----------
  Cash and cash equivalents                                                                       69,425         89,516
Investment securities available for sale (amortized cost -
  $876,368; 1999 and $622,185; 1998)                                                             834,677        621,421
Loans receivable (net of allowance for loan losses -
  $8,722; 1999 and $7,143; 1998)                                                                 900,671        689,852
Restricted equity investments                                                                     44,796         28,337
Bank properties and equipment, net                                                                31,845         26,007
Real estate owned, net                                                                               535            292
Accrued interest receivable                                                                       14,977         10,501
Excess of cost over fair value of assets acquired, net                                            60,718         42,961
Deferred taxes                                                                                    17,768          2,385
Other assets                                                                                       5,449          4,132
                                                                                              ----------     ----------
TOTAL                                                                                         $1,980,861     $1,515,404
                                                                                              ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                                                                      $1,291,326     $1,025,398
Advances from the Federal Home Loan Bank                                                         119,741          4,386
Loan payable                                                                                       1,160          1,160
Federal funds purchased                                                                            5,700
Securities sold under agreements to repurchase                                                   407,851        332,119
Other liabilities                                                                                  6,141         15,358
                                                                                             -----------      ---------
  Total liabilities                                                                            1,831,919      1,378,421
                                                                                             -----------      ---------

Guaranteed preferred beneficial interest in Company's subordinated debt                           57,838         58,650

COMMITMENTS AND CONTINGENT LIABILITIES (Notes 5 and 18)

SHAREHOLDERS' EQUITY
Preferred stock, none issued
                                                                                                       -              -
Common stock, $1 par value, 25,000,000 shares authorized, issued and
  outstanding: 10,080,202 in 1999 and 7,165,360 in 1998                                           10,080          7,165
Surplus                                                                                          105,798         61,710
Retained earnings                                                                                 13,170         10,243
Accumulated other comprehensive loss                                                             (27,516)          (504)
Treasury stock at cost, 901,951 shares in 1999 and 15,000 shares in 1998                         (10,428)          (281)
                                                                                              ----------     ----------
  Total shareholders' equity                                                                      91,104         78,333
                                                                                              ----------     ----------
TOTAL                                                                                         $1,980,861     $1,515,404
                                                                                              ==========     ==========

--------------------------------------------------------------------------------
    See notes to consolidated financial statements

SUN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(Dollars in thousands, except share amounts)

                                                                           1999          1998          1997
                                                                        ---------     ---------     ---------
INTEREST INCOME:
  Interest and fees on loans                                          $    67,611   $    45,135   $    32,643
  Interest on taxable investment securities                                41,670        33,422        11,778
  Interest on non-taxable investment securities                             2,463         1,991         1,016
  Dividends on restricted equity investments                                2,217         1,902           616
  Interest on federal funds sold                                              293           339           646
                                                                        ---------     ---------     ---------
    Total interest income                                                 114,254        82,789        46,699
                                                                        ---------     ---------     ---------
INTEREST EXPENSE:
  Interest on deposits                                                     34,487        25,322        16,458
  Interest on short-term funds borrowed                                    21,043        16,430         5,674
  Interest on guaranteed preferred beneficial interest
    in Company's subordinated debt                                          5,550         3,342         2,276
                                                                        ---------     ---------     ---------
    Total interest expense                                                 61,080        45,094        24,408
                                                                        ---------     ---------     ---------
    Net interest income                                                    53,174        37,695        22,291

PROVISION FOR LOAN  LOSSES                                                  2,089         2,213         1,665
                                                                        ---------     ---------     ---------
    Net interest income after provision for loan losses                    51,085        35,482        20,626
                                                                        ---------     ---------     ---------
OTHER INCOME:
  Service charges on deposit accounts                                       4,601         3,278         1,549
  Other service charges                                                       119            87            49
  Gain (loss) on sale of fixed assets                                         148            18           (53)
  Gain on sale of loans held for sale                                          18           112             1
  Gain on sale of investment securities                                        79         1,037           207
  Income from mortgage banking operations                                   2,695         1,884
  Other                                                                     2,091           984           483
                                                                        ---------     ---------     ---------
    Total other income                                                      9,751         7,400         2,236
                                                                        ---------     ---------     ---------
OTHER EXPENSES:
  Salaries and employee benefits                                           20,326        13,932         7,862
  Occupancy expense                                                         5,409         3,274         1,735
  Equipment expense                                                         4,093         2,234         1,300
  Professional fees and services                                              541           526           328
  Data processing expense                                                   3,175         2,151         1,474
  Amortization of excess of cost over fair value of assets acquired         6,402         3,910         1,505
  Postage and supplies                                                      1,525           820           483
  Insurance                                                                   519           316           274
  Provision for losses on real estate owned                                    23                          15
  Other                                                                     4,842         3,204         1,982
                                                                        ---------     ---------     ---------
    Total other expenses                                                   46,855        30,367        16,958
                                                                        ---------     ---------     ---------
INCOME BEFORE INCOME TAXES                                                 13,981        12,515         5,904

INCOME TAXES                                                                4,267         3,731         1,733
                                                                        ---------     ---------     ---------
NET INCOME                                                            $     9,714   $     8,784   $     4,171
                                                                        =========     =========     =========
Basic earnings per share                                              $      1.14   $      1.30   $      0.82
                                                                        =========     =========     =========
Diluted earnings per share                                            $      1.06   $      1.14   $      0.74
                                                                        =========     =========     =========
Weighted average shares - basic                                         8,538,809     6,764,668     5,079,807
                                                                        =========     =========     =========

Weighted average shares - diluted                                       9,186,225     7,680,410     5,599,896
                                                                        =========     =========     =========

----------------------------------------------------------------------------
   See notes to consolidated financial statements

SUN BANCORP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(In thousands)

                                                                                                 Accumulated
                                                                                                    Other
                                                             Common                 Retained     Comprehensive    Treasury
                                                             Stock       Surplus    Earnings        Loss          Stock       Total
                                                             -----       -------    --------        ----          -----       -----

BALANCE, JANUARY 1, 1997                                      $1,849    $ 18,125      $8,419        $   (978)               $27,415
Comprehensive income:
  Net income                                                                           4,171
  Net change in unrealized loss on securities
    available for sale, net of taxes of $583                                                           1,132
      Comprehensive income                                                                                                    5,303
Exercise of stock options                                          4          34                                                 38
Issuance of common stock                                       1,094      20,787                                             21,881
Stock dividends                                                1,067         (93)       (974)
Cash paid for fractional interest
  resulting from stock dividend                                    -          (3)         (2)              -                     (5)
                                                             -------     -------     -------        --------                -------
BALANCE, DECEMBER 31, 1997                                     4,014      38,850      11,614             154                 54,632
Comprehensive income:
  Net income                                                                           8,784
  Net change in unrealized loss on securities
    available for sale, net of taxes of ($339)                                                          (658)
      Comprehensive income                                                                                                    8,126
Exercise of stock options                                          6          29                                                 35
Issuance of common stock                                         836      14,992                                             15,828
Stock dividends                                                2,309       7,844     (10,153)                                     -
Cash paid for fractional interest
  resulting from stock dividends                                              (5)         (2)                                    (7)
Purchase of treasury stock                                         -           -           -               -       $(281)      (281)
                                                             -------     -------    --------        --------    --------    --------
BALANCE, DECEMBER 31, 1998                                     7,165      61,710      10,243            (504)       (281)    78,333
Comprehensive loss:
  Net income                                                                           9,714
  Net change in unrealized loss on securities
    Available for sale, net of taxes of ($13,915)                                                    (27,012)
      Comprehensive loss                                                                                                    (17,298)
Exercise of stock options                                          4          18                                                 22
Issuance of common stock                                       2,549      37,612          36                                 40,197
Stock dividends                                                  362       6,461      (6,823)                                     -
Cash paid for fractional interest
  resulting from stock dividends                                              (3)                                                (3)
Purchase of treasury stock                                         -           -           -               -     (10,147)   (10,147)
                                                             -------     -------     -------        --------    --------    -------
BALANCE, DECEMBER 31, 1999                                   $10,080    $105,798    $ 13,170        $(27,516)   $(10,428)  $ 91,104
                                                             =======    ========    ========        ========    ========    =======

------------------------------------------------
    See notes to consolidated financial statements

SUN BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(In thousands)

                                                                                                         For the Years Ended
                                                                                                             December 31,
                                                                                                ------------------------------------
                                                                                                    1999         1998         1997
                                                                                                ---------    ---------    ---------
OPERATING ACTIVITIES:
  Net income                                                                                    $   9,714    $   8,784    $   4,171
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                                       2,089        2,213        1,665
    Provision for losses on real estate owned                                                          23                        15
    Depreciation and amortization                                                                   1,225          847          530
    Amortization of excess of cost over fair value of assets acquired                               6,402        3,910        1,505
    Gain on sale of loans held for sale                                                               (17)        (112)          (1)
    Proceeds from sale of loans held for sale                                                       1,074        3,447          220
    Gain on sale of investment securities available for sale                                          (79)      (1,037)        (207)
    (Gain) loss on sale of bank properties and equipment                                             (148)         (19)          53
    Deferred income taxes                                                                          (1,468)        (732)        (827)
    Change in assets and liabilities which (used) provided cash:
      Accrued interest receivable                                                                  (4,477)      (3,748)      (3,901)
      Other assets                                                                                 (1,317)      (1,249)      (1,241)
      Other liabilities                                                                            (9,218)      10,468        2,749
                                                                                                ---------    ---------    ---------
        Net cash provided by operating activities                                                   3,803       22,772        4,731
                                                                                                ---------    ---------    ---------
INVESTING ACTIVITIES:
  Purchases of investment securities available for sale                                          (382,306)    (259,702)    (250,235)
  Purchases of mortgage-backed securities available for sale                                      (12,457)    (208,193)    (307,630)
  Purchases of restricted equity securities                                                       (16,458)      (3,227)     (20,308)
  Proceeds from maturities of investment securities available for sale                             26,718       90,960        8,717
  Proceeds from maturities of mortgage-backed securities available for sale                       108,499       84,168        4,354
  Proceeds from sale of investment securities available for sale                                    6,080      164,509       67,134
  Proceeds from sale of mortgage-backed securities available for sale                                           58,413       19,346
  Net increase in loans                                                                          (214,468)    (138,351)     113,796)
  Increase in loans resulting from branch acquisitions                                                (71)    (129,326)     (20,349)
  Purchase of bank properties and equipment                                                        (3,637)      (2,349)      (1,242)
  Increase in bank properties and equipment resulting from branch acquisitions                     (4,962)        (524)     (11,787)
  Proceeds from sale of bank properties and equipment                                               1,045          149           36
  Excess of cost over fair value of branch assets acquired                                        (24,230)     (20,696)     (22,314)
  Purchase price adjustment of branch assets acquired                                                  71
  Proceeds from sale of real estate owned                                                             308           16          471
                                                                                                ---------    ---------    ---------
        Net cash used in investing activities                                                    (512,065)    (364,153)    (642,872)
                                                                                                ---------    ---------    ---------
FINANCING ACTIVITIES:
  Net increase in deposits                                                                         19,263      135,459       52,878
  Increase in deposits resulting from branch acquisitions                                         246,666      194,551      256,524
  Net borrowings under line of credit and repurchase agreements                                   196,788       20,191      301,060
  Increase in borrowings resulting from branch acquisition                                                       1,160
  Principal payments on borrowed funds                                                                                       (6,000)
  Proceeds from exercise of stock options                                                              22           35           38
  Payments for fractional interests resulting from stock dividend                                      (3)          (7)          (5)
  Proceeds from issuance of guaranteed preferred beneficial interest in Company's
    subordinated debt                                                                                           29,900       28,750
  Repurchase of guaranteed preferred beneficial interest in Company's subordinated debt              (812)
  Proceeds from issuance of common stock                                                           40,197       15,828       21,881
  Treasury stock purchased                                                                        (10,147)        (281)          -
                                                                                                ---------    ---------    ---------
        Net cash provided by financing activities                                                 491,974      396,836      655,126
                                                                                                ---------    ---------    ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                              (20,091)      55,455       12,254
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                       89,516       34,061       21,807
                                                                                                ---------    ---------    ---------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                          $  69,425    $  89,516    $  34,061
                                                                                                =========    =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid                                                                                 $  61,212    $  42,827    $  23,324
  Income taxes paid                                                                             $   5,724    $   5,471    $   1,450
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS:
  Transfer of loans to real estate owned                                                        $     574    $     243    $     389

----------------------------------------------------------------------------
    See notes to consolidated financial statements

SUN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(All dollar amounts presented in the tables, except per share amounts, are in thousands)

1.   NATURE OF OPERATIONS

      Sun Bancorp, Inc. (the "Company") is registered as a multi-bank holding company under the Bank Holding Company Act of 1956, as amended. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Sun Capital Trust ("Sun Trust I"), Sun Capital Trust II ("Sun Trust II"), Sun National Bank, Delaware ("Sun Delaware"), Sun National Bank
("Sun") and Sun's wholly owned subsidiaries, Med-Vine, Inc. and Sun Mortgage Company. All significant intercompany balances and transactions have been eliminated.

      The Company and Sun have their administrative offices in Vineland, New Jersey. Sun Delaware has its administrative office in Wilmington, Delaware. At December 31, 1999, the Company had 73 financial service centers located throughout central and southern New Jersey, New Castle County, Delaware and in Philadelphia, Pennsylvania. The Company's principal business is to serve as a holding company for Sun and Sun Delaware (collectively, the "Banks"). The Company's outstanding common stock is traded on the Nasdaq National Market under the symbol "SNBC." The Company is subject to reporting requirements of the
Securities and Exchange Commission. Sun Trust I and Sun Trust II are Delaware business trusts which hold the Junior Subordinated Debentures issued by the
Company. The Banks are in the business of attracting customer deposits through their financial service centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate and non-real estate loans, as well as mortgage-backed and investment securities. The Banks' primary regulatory agency is the Office of the Comptroller of the Currency ("OCC"). Med-Vine, Inc. is a Delaware holding company that holds the majority of Sun's investment portfolio. The principal business of Med-Vine, Inc. is investing. Sun Mortgage Company is New Jersey based company that provides mortgage banking services.

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

      Investment Securities - The Company accounts for debt securities as follows:
                  Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security. The Company had no investment securities classified as held to maturity at December 31, 1999 and 1998.
             Available for Sale - Debt securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of shareholders' equity until realized. Realized gains and losses on the sale of investment securities are reported in the consolidated statement of income and determined using the adjusted cost of the specific security sold.

      Loans Purchased - The discounts and premiums resulting from the purchase of loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

      Loans Held for Sale - Included in loans receivable is approximately $5,000,000 of loans held for sale at December 31, 1999 and 1998. These loans were carried at the lower of cost or fair value, on an aggregate basis.

      Deferred Loan Fees - Loan fees net of certain direct loan origination costs are deferred and the balance is recognized into income as a yield adjustment over the life of the loan using the interest method.

      Interest Income on Loans - Interest on commercial, real estate and installment loans is credited to operations based upon the principal amount outstanding. Interest accruals are generally discontinued when a loan becomes 90 days past due or when principal or interest is considered doubtful of collection. When interest accruals are discontinued, interest credited to income in the current year is reversed and interest accrued in the prior year is charged to the allowance for loan losses.

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

      Excess of Cost Over Fair Value of Net Assets Acquired - The excess of cost over fair value of net assets acquired is net of accumulated amortization of $13,854,000 and $7,452,000 at December 31, 1999 and 1998, respectively. It is amortized by the straight-line method over fifteen years for bank acquisitions and over seven to fifteen years for branch acquisitions.

      Long-Lived Assets - Management evaluates the carrying amount of long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. Measurement of an impaired loss for long-lived assets and intangibles would be based on the fair value of the asset. At December 31, 1999 and 1998, the Company had not recognized an impairment loss based on this evaluation.

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

      Earnings Per Share - Basic earnings per share is computed by dividing income available to shareholders (net income), by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of the options (treasury stock method). These purchases were assumed to have been made at the average market price of the common stock, which is based on the average price received on common shares sold. Retroactive recognition has been given to market values, common stock outstanding and potential common shares for periods prior to the date of the Company's stock dividends and stock splits.

      Stock dividend - On May 20, 1999, April 21, 1998 and May 20, 1997, the Company's Board of Directors declared special 5% stock dividends, which were paid on June 21, 1999, May 26, 1998 and June 25, 1997, respectively, to shareholders of record on June 7, 1999, May 5, 1998 and June 2, 1997, respectively. Accordingly, per share information for the years ended December 31, 1998 and 1997 have been restated to reflect the increased number of shares outstanding.

      Stock split - On February 17, 1998 and August 28, 1997, the Company's Board of Directors declared a three-for-two stock split effected in the form of a 50% stock dividend payable on March 18, 1998 and September 25, 1997, respectively, to shareholders of record on March 4, 1998 and September 11, 1997, respectively. Accordingly, per share information for the year ended December 31, 1997 have been restated to reflect the increased number of shares outstanding.

      Other Comprehensive Income - The Company classifies items of other comprehensive income by their nature and displays the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Amounts categorized as other comprehensive income represent net unrealized gains or losses on investment securities available for sale, net of income taxes. Reclassifications are made to avoid double counting in comprehensive income items which are displayed as part of net income for the period. These reclassifications are as follows:

Disclosure of reclassification amounts, net of taxes, for the year ended              1999       1998      1997
                                                                                      ----       ----      ----
Net (depreciation) appreciation on securities available for sale arising           $(27,064)   $(1,342)    $  995
Less: Reclassification adjustment for net gains included in net income                   52        684        137
                                                                                   --------    -------     ------
Net unrealized (loss) gain on securities available for sale                        $(27,012)   $  (658)    $1,132
                                                                                   ========    =======     ======


      Accounting for Stock Options - The Company accounts for stock-based compensation using the intrinsic value method that recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company has not recognized any compensation expense under this method. The Company discloses the pro forma effects of accounting for stock-based compensation using the fair value method as described in Statement of Financial Accounting Standards (SFAS) No. 123.

      Accounting Principles Issued But Not Adopted - In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. In June 1999, SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133 was issued. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, and will not be applied retroactively to financial statements of prior periods. Management of the Company is currently evaluating the impact, if any, the adoption of this statement might have on the Company's results of operations or financial condition when adopted on January 1, 2001.

      Reclassifications - Certain reclassifications have been made in the 1998 and 1997 consolidated financial statements to conform to those classifications used in 1999.


3.   ACQUISITIONS

     On September 9, 1999, Sun purchased fourteen New Jersey branch offices from First Union National Bank. Sun acquired approximately $230,000,000 of deposit liabilities, approximately $4,700,000 in real estate, equipment and other assets, $51,000 in loans and approximately $2,633,000 in branch cash. Sun paid a premium of approximately $23,700,000, which is being amortized over twelve years.

     On January 22, 1999, Sun acquired Eastern Financial Inc., a full-service mortgage company located in Northfield, N.J., in exchange for 60,294 shares of the Company's common stock. The transaction was accounted for as a pooling of interests.

     On January 15, 1999, Sun purchased two branch offices from Summit Bank, Hackensack, N.J. Sun acquired approximately $15,845,000 of deposit liabilities, $177,000 in real estate and equipment, $20,000 in loans and $229,000 in branch cash. Sun paid a premium of $660,000, which is being amortized over seven years.

     On December 17, 1998, the Company acquired eight branch offices of Beneficial Bank from Household Bank, f.s.b., Prospect Heights, Illinois ("Household"). The offices were simultaneously merged into Sun Delaware. Sun Delaware acquired approximately $169,402,000 of deposit liabilities plus accrued interest, $406,000 in equipment, $125,191,000 in net loans and $1,687,000 in branch cash. Sun Delaware paid a premium of $24,000,000, including $4,100,000 of loan premium. The loan premium is being amortized over the lives of the loans and the remaining premium is being amortized over ten years.

     On July 29, 1998, Sun purchased Allegiance Mortgage Company, Cherry Hill, N.J. in exchange for 28,302 shares of the Company's common stock. The transaction was accounted for as a pooling of interests.

     On February 26, 1998, Sun purchased the Eatontown branch from First Savings Bank, Woodbridge, NJ. Sun acquired approximately $25,228,000 of deposit liabilities plus accrued interest, $118,000 in equipment, $34,000 in loans and $119,000 in branch cash. Sun paid a premium of $1,085,000, which is being amortized over seven years.


4.   INVESTMENT SECURITIES AVAILABLE FOR SALE

      The amortized costs of investment securities available for sale and the approximate fair values were as follows:

                                                                December 31, 1999
                                             --------------------------------------------------------
                                                               Gross       Gross       Estimated
                                               Amortized     Unrealized   Unrealized     Fair
                                                  Cost         Gains       Losses        Value
                                                  ----         -----       ------        -----

  U. S. Treasury Obligations                   $ 63,730         $  2      $ (1,202)     $ 62,530
  U.S. Government agencies and
    mortgage-backed securities                  748,022           31       (35,758)      712,295
  State and Municipal Obligations                59,520                     (4,764)       54,756
  Other                                           5,096            -             -         5,096
                                               --------         ----      --------      --------
    Total                                      $876,368         $ 33      $(41,724)     $834,677
                                               ========         ====      ========      ========

                                                                December 31, 1999
                                             --------------------------------------------------------
                                                               Gross       Gross       Estimated
                                               Amortized     Unrealized   Unrealized     Fair
                                                  Cost         Gains       Losses        Value
                                                  ----         -----       ------        -----
  U. S. Treasury Obligations                   $ 48,997       $  551                    $ 49,548
  US.  Government agencies and
    mortgage-backed securities                  532,269          854       $(2,439)      530,684
  State and Municipal Obligations                39,770          442          (172)       40,040
  Other                                           1,149            -             -         1,149
                                               --------       ------       -------      --------
    Total                                      $622,185       $1,847       $(2,611)     $621,421
                                               ========       ======       =======      ========

During 1999, the Company sold $6,001,000 of securities available for sale resulting in a gross gain of $79,000. During 1998, the Company sold $222,922,000 of securities available for sale resulting in a gross gain and gross loss of $1,133,000 and $96,000, respectively. During 1997, the Company sold $86,480,000 of securities available for sale resulting in a gross gain and gross loss of $226,000 and $19,000, respectively.

The maturity schedule of the investment in debt securities available for sale is as follows:
                                            December 31, 1999
                                         -----------------------
                                         Amortized   Estimated
                                            Cost    Market Value
                                         ---------  ------------
Due in one year or less                  $ 24,598   $ 24,510
Due after one year through five years      78,630     77,323
Due after five years through ten years    135,963    131,018
Due after ten years                       214,572    194,365
                                         --------   --------
                                          453,763    427,216
Mortgage-backed securities                422,605    407,461
                                         --------   --------
                                         $876,368   $834,677
                                         ========   ========

      At December 31, 1999, $93,845,000 of U.S. Treasury Notes and U.S. Government Agency securities were pledged to secure public deposits.

5.   LOANS

      The components of loans were as follows:

                                         December 31,
                                    ----------------------
                                       1999         1998

Commercial and industrial           $ 750,707    $ 548,645
Real estate-residential mortgages      79,605       79,188
Installment                            79,081       69,162
                                    ---------    ---------
  Total gross loans                   909,393      696,995
Allowance for loan losses              (8,722)      (7,143)
                                    ---------    ---------
Net loans                           $ 900,671    $ 689,852
                                    =========    =========
Non-accrual loans                   $   2,580    $   1,608
                                    =========    =========

      There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 1999. The reduction in interest income resulting from non-accrual loans was $283,000, $143,000 and $115,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Interest income recognized on these loans for the years ended December 31, 1999, 1998 and 1997 was $145,000, $33,000 and $40,000, respectively.

      Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 1999 and 1998, along with an analysis of the activity for the years ended December 31, 1999 and 1998, is summarized as follows:

                             For the Years Ended
                                December 31,
                             --------------------
                               1999        1998
                             ---------   --------
Balance, beginning of year   $ 19,137    $ 19,800
Additions                      18,033
                                            6,292
Repayments                     (6,420)     (6,955)
                             --------    --------
Balance, end of year         $ 30,750    $ 19,137
                             ========    ========

      Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $214,972,000 and $119,627,000 at December 31, 1999 and 1998, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

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

6.   ALLOWANCE FOR LOAN LOSSES

      An analysis of the change in the allowance for loan losses is as follows:

                                            For the Years Ended
                                               December 31,
                                     ------------------------------
                                        1999       1998       1997

Balance, beginning of year           $ 7,143    $ 4,194    $ 2,595
Charge-offs                             (536)      (297)      (102)
Recoveries                                26         33         36
                                     -------    -------    -------
   Net  charge-offs                     (510)      (264)       (66)
Increase due to branch acquisition                1,000
Provision for loan losses              2,089      2,213      1,665
                                     -------    -------    -------
Balance, end of year                 $ 8,722    $ 7,143    $ 4,194
                                     =======    =======    =======

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

Impairment losses are included in the provision for loan losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans, and are not included in the data that follow:

                                                                            December 31,
                                                                      ------------------------
                                                                       1999              1998
                                                                      ------            ------
Impaired loans with related reserve for loan losses calculated
  under SFAS No. 144                                                  $    -            $    -
Impaired loans with no related reserve for loan losses calculated
    under SFAS No. 114                                                $1,251            $1,251
                                                                      ------            ------
    Total impaired loans                                              $1,251            $1,251
                                                                      ======            ======

                                                                    Year Ended December 31,
                                                               ------------------------------
                                                                  1999       1998       1997
                                                                  ----       ----       ----

Average impaired loans                                           $1,025    $1,115     $1,245
                                                                 ======    ======     ======
Interest income recognized on impaired loans                     $   32    $   61     $  107
                                                                 ======    ======     ======
Cash basis interest income recognized on impaired loans          $   32    $   34     $   83
                                                                 ======    ======     ======

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


7.   RESTRICTED EQUITY INVESTMENTS

The cost of restricted equity investments was as follows:

                                         December 31,
                                     -------------------
                                         1999      1998

Federal Reserve Bank stock            $ 3,076   $ 3,076
Federal Home Loan Bank stock           41,637    25,178
Atlantic Central Bankers Bank stock        83        83
                                      -------   -------
  Total                               $44,796   $28,337
                                      =======   =======



8.   BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment consist of the following major classifications:

                                                December 31,
                                            --------------------
                                                1999        1998

Land                                        $  7,411    $  6,054
Buildings                                     16,474      13,925
Leasehold improvements and equipment          13,295       9,621
                                            --------    --------
                                              37,180      29,600
Accumulated depreciation and amortization     (5,335)     (3,593)
                                            --------    --------
Total                                       $ 31,845    $ 26,007
                                            ========    ========


9.   REAL ESTATE OWNED

Real estate owned consisted of the following:

                                                       December 31,
                                                      --------------
                                                       1999     1998

Commercial properties                                 $ 463    $ 218
Residential properties                                   86       74
                                                      -----    -----
                                                        549      292
Allowance                                               (14)      --
                                                      -----    -----
Total                                                 $ 535    $ 292
                                                      =====    =====

During 1999 and 1997, approximately $23,000 and $15,000, respectively, was charged against operations to adjust real estate owned for declines in value. There was no charge in 1998.

10.  DEPOSITS

Deposits consist of the following major classifications:

                                            December 31,
                                     -----------------------
                                         1999         1998

Demand Deposits                      $  526,810   $  423,938
Savings Deposits                        153,841      140,168
Time Certificates under $100,000        421,475      317,192
Time Certificates $100,000 or more      189,200      144,100
                                     ----------   ----------
Total                                $1,291,326   $1,025,398
                                     ==========   ==========

Of the total demand deposits, approximately $231,688,000 and $211,652,000 are non-interest bearing at December 31, 1999 and 1998, respectively.

A summary of certificates by year of maturity is as follows:


      Year Ended December 31,
      2000                         $  558,241
      2001                             31,681
      2002                              6,692
      Thereafter                       14,061
                                   ----------
      Total                        $  610,675
                                   ==========


A summary of interest expense on deposits is as follows:


                                     Year Ended December 31,
                                   ---------------------------
                                    1999      1998      1997

Savings Deposits                   $ 2,674   $ 2,530   $ 1,555
Time Certificates
                                    25,786    19,518    13,371
Interest-Bearing Demand Deposits     6,027     3,274     1,532
                                   -------   -------   -------
Total                              $34,487   $25,322   $16,458
                                   =======   =======   =======


11.  ADVANCES FROM THE FEDERAL HOME LOAN BANK

Federal Home Loan Bank ("FHLB") advances are collateralized under a blanket collateral lien agreement. Advances were as follows:

                               December 31,
                           -------------------
                             1999       1998

Overnight line of credit   $100,000
Market rate advance          15,478
Term amortizing advances      4,263   $  4,386
                           --------   --------
  Total                    $119,741   $  4,386
                           ========   ========


At December 31, 1999 the interest rate on the overnight line of credit was 5.10%. The market rate advance matured February 1, 2000. The interest rate, which is adjusted daily, was 5.10% at December 31, 1999.

Term amortizing advances represents two advances as follows:

                                                        December 31,
                                                     --------------------
                                                      1999         1998

Original principal                   $1,800
Interest rate                        5.404%
Monthly payment                         $12
Maturity date               October 8, 2008
     Balance                                         $1,740        $1,792
Original principal                   $2,600
Interest rate                        5.867%
Monthly payment                         $18
Maturity date             November 26, 2018
     Balance                                          2,523         2,594
                                                      -----         -----
Total                                                $4,263        $4,386
                                                     ======        ======

Interest expense on FHLB advances was $2,009,000, $1,224,000 and $438,000 for the years ended December 31, 1999, 1998 and 1997, respectively.


12.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

During 1999 and 1998, the Company entered into repurchase agreements with the FHLB. At December 31, 1999, the amount outstanding was $350,662,000, maturing in February 2000 and bearing an average interest rate of 5.12%. At December 31, 1998, the amount outstanding was $291,756,000, maturing in January 1999 and bearing an average interest rate of 5.33%. Interest expense on FHLB repurchase agreements was $15,883,000, $13,418,000 and $4,285,000 for the years ended
December 31, 1999, 1998 and 1997 respectively. Collateral for the repurchase agreements were U.S. Government Agency Collateralized Mortgage Obligations. The market value of the collateral at December 31, 1999 was approximately $356,788,000.

During 1999 and 1998, the Company entered into overnight repurchase agreements with customers. At December 31, 1999 and 1998, the amounts outstanding were $57,189,000 and $40,362,000, respectively. At December 31, 1999, the amounts were borrowed at interest rates ranging from 2.00% to 4.75%. At December 31, 1998, the amounts were borrowed at interest rates ranging from 4.56% to 5.50%. Collateral for customer repurchase agreements were U.S. Treasury Notes. The market value of the collateral was equal to the amounts outstanding.


13.  OTHER BORROWED FUNDS

In connection with the Household acquisition in 1998, Sun Delaware assumed a loan payable in the amount of $1,160,000. The borrowing consists of a single loan from the City of Wilmington, Delaware (the "City") in accordance with the City's "Loans-to-Lenders" program that provides low-cost financing to qualified participants. The loan with the City is a variable rate, interest-only note adjusted weekly and maturing January 1, 2003. Under the provisions of the borrowing agreement, the City may elect to convert the loan to a fixed interest rate at any time. Upon conversion, Sun Delaware would be required to make payments of principal and interest using an amortization schedule. At December 31, 1999 and 1998, the interest rate on the loan was 5.65% and 4.60%, respectively.

At December 31, 1999, the Company purchased federal funds in the amount of $5,700,000 from correspondent banks on an unsecured overnight line of credit at an interest rate of 3.00% to 4.00%. The Company had no federal funds purchased at December 31, 1998.

14.  STOCK REPURCHASE PLAN

In October 1999, the Board of Directors of the Company authorized the initiation of a stock repurchase plan covering up to 9%, or 906,000 shares of the Company's outstanding common stock. The repurchases were made from time to time in open-market transactions, subject to the availability of the stock. As of December 31, 1999, the Company had repurchased 901,951 shares for an aggregate price of approximately $10,429,000.


15.  STOCK OPTION PLANS

In 1997, the Company adopted a Stock Option Plan (the "1997 Plan"). Options granted under the 1997 Plan may be either qualified incentive stock options or nonqualified options as determined by the Executive Compensation Committee. Options granted under the 1997 Plan are at the estimated fair value at the date of grant. There were 635,370 shares of stock reserved for issuance under the 1997 Plan. In 1999, the Company's Boar of Directors adopted an amendment to the 1997 Plan. In accordance with such amendment, the total number of shares of common stock authorized for issuance under the 1997 Plan has been increased from 635,370 to 1,035,370. In addition, the grant of "reload" options is authorized under the 1997 Plan. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an "original option") by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the "reload" feature will reduce the total number of shares eligible for award under the 1997 Plan. At December 31, 1999, there were 411,572 options granted with the "reload" feature. There were no additional option issued in accordance with the "reload" feature.

On April 18, 1995, the Company adopted a Stock Option Plan (the "1995 Plan"). Options granted under the 1995 Plan may be either qualified incentive stock options or nonqualified options as determined by the Executive Compensation Committee. Options granted under the 1995 Plan are at the estimated fair value at the date of grant. At December 31, 1999, there were 814,744 shares of stock reserved for issuance under the 1995 Plan.

On May 31, 1985, the Company adopted a Stock Option Plan (the "1985 Plan"). During 1995, options were no longer eligible to be granted under the 1985 Plan. Options granted under the 1985 Plan were either qualified incentive stock options or nonqualified options as determined by the Executive Compensation Committee. Options granted under the 1985 Plan were at the estimated fair value at the date of grant. At December 31, 1999, there were 336,209 shares of stock reserved for issuance under the 1985 Plan.

Under the 1995 and 1997 Plans, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. Under the 1985 Plan, all options expire in the year 2001. The vesting provision of the 1997 Plan allows for 50% of options to vest one year after the date of grant, and 50% two years after the date of grant, subject to employment and other conditions. All shares granted under the 1985 and 1995 Plans are fully vested.

Options granted under the 1985, 1995 and 1997 Plans, adjusted for the 5% stock dividends granted in 1997, 1998 and 1999 and the three-for-two stock splits granted in 1997 and 1998, are as follows:

                                                                            Incentive    Nonqualified         Total
Options granted and outstanding:
  December 31, 1999 at prices ranging from $2.76 to $21.77 per share          565,330       1,345,056       1,910,386
                                                                              =======       =========       =========

  December 31, 1998 at prices ranging from $2.76 to $21.77 per share          502,197         978,241       1,480,438
                                                                              =======         =======       =========

  December 31, 1997 at prices ranging from $2.76 to $15.12 per share          490,260         671,633       1,161,893
                                                                              =======         =======       =========


Activity in the stock option plans for the period beginning January 1, 1997 and ending December 31, 1999 was as follows:

                                                                       Weighted              Average
                                                                        Exercise             Exercise
                                                    Number               Price                 Price
                                                   of Shares           Per Share             Per Share
                                                   ---------           ---------             ---------
Outstanding at January 1, 1997                        889,218                                  $ 4.89
1997:
  Granted                                             284,441        $  8.06 - $15.12          $ 9.07
  Exercised                                            (9,047)       $  4.75 - $ 5.92          $ 4.92
  Expired                                              (2,719)                 $ 6.40          $ 6.40
                                                    ---------
Outstanding at December 31, 1997                    1,161,893                                  $ 5.95
1998:
  Granted                                             325,375        $ 15.12 - $21.77          $18.89
  Exercised                                            (6,830)       $  2.76 - $ 9.07          $ 4.29
                                                    ---------
 Outstanding at December 31, 1998                   1,480,438                                  $ 8.79
1999:
  Granted                                             448,670        $ 14.25 - $19.65          $15.23
  Exercised                                            (4,153)       $  2.76 - $15.12          $ 5.43
  Expired                                             (14,569)       $ 15.12 - $18.12          $16.36
                                                    ---------
 Outstanding at December 31, 1999                   1,910,386        $  2.76 - $21.77         $ 10.25
                                                    =========

The following table summarizes stock options outstanding at December 31, 1999.

                             Number of Options    Weighted Average Remaining   Weighted Average Exercise
Range of Exercise Price         Outstanding            Contractual Life                  Price
------------------------ --------------------- ----------------------------- ------------------------------
$   2.76 -  $   7.05              867,805                 4.07 years                    $ 4.93
$   8.07 -  $   9.98              278,386                 7.33 years                    $ 8.99
$  14.25 -  $  17.98              431,454                 9.62 years                    $14.97
$  18.57 -  $  21.77              332,741                 8.66 years                    $19.09
                                ---------
                                1,910,386                 6.63 years                    $10.25
                                =========

The Company accounts for stock-based compensation using the intrinsic value method. Had compensation cost for the Company's two stock option plans been determined based on the fair value method of accounting (using the Black-Scholes model) described in SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                    For the Years Ended
                                                        December 31,
                                           ------------------------------------
                                             1999           1998         1997
                                            ------        -------       ------
Net income:                As reported      $9,714         $8,784       $4,171
                           Pro forma        $6,914         $7,937       $3,736
Earnings per share:
  Basic                    As reported       $1.14         $ 1.30        $0.82
                           Pro forma         $0.81         $ 1.17        $0.74

  Diluted                  As reported       $1.06         $ 1.14        $0.74
                           Pro forma         $0.75         $ 1.03        $0.67

Weighted average fair value of options
granted during the year                      $9.05         $ 7.42        $3.10

Significant assumptions used to calculate the above fair value of the awards are as follows:

                                     1999            1998           1997
                                     ----            ----           ----
Risk free rate of return            5.80 %          4.40 %         6.16 %
Expected option life in months        96              60             60
Expected volatility                   46 %            81 %           24 %
Expected dividends                     0               0              0



16.  EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan ("ESPP") and a Directors Stock Purchase Plan ("DSPP") (collectively, the "Purchase Plans") wherein 229,753 shares were reserved for issuance pursuant to the Purchase Plans. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 1999 and 1998, there were 5,833 shares and 2,558 shares, respectively, granted and issued through the ESPP. For the years ended December 31, 1999 and 1998, there were 7,588 shares and 4,988 shares, respectively, granted and issued through the DSPP.


17.  BENEFITS

The Company has established a 401(k) Savings Plan (the "401(k) Plan") for all qualified employees. Substantially all employees are eligible to participate in the 401(k) Plan following completion of one year of service and attaining age
21. Vesting in the Company's contribution accrues over four years at 25% each year. Pursuant to the 401(k) Plan, employees could contribute up to 15% of their compensation to a maximum of $10,000 in 1999 and 1998, respectively and $9,500 in 1997. The Company matches 50% of the employee contribution, up to 6% of compensation. Beginning in 1998, the Company match consisted of a contribution of Company common stock, at market value. The Company's contribution to the 401(k) Plan was $229,000, $149,000 and $91,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The 1999 and 1998 contributions are included in shareholders' equity as an issuance of common stock. The Company paid $35,000, $31,000 and $10,000 during 1999, 1998 and 1997, respectively, to administer the 401(k) Plan.


18.  COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

In the normal course of business, the Banks have various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $19,326,000 and $20,852,000 at December 31, 1999 and 1998,
respectively), which are not reflected in the accompanying financial statements. Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial position of the Company will not be affected materially by the final outcome of any contingent liabilities and commitments.

Certain office space of the Company and Sun is leased from a company affiliated with the chairman under separate agreements with the Company. The leases, which expire in the year 2017, provide for a combined annual rental of $525,000 with annual increases based on increases in the Consumer Price Index.

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

The following table shows future minimum payments under non-cancelable operating leases with initial terms of one year or more at December 31, 1999. Future minimum receipts under sub-lease agreements are not material.


        2000                                         $2,678
        2001                                          2,567
        2002                                          2,513
        2003                                          2,394
        2004                                          2,306
        Thereafter                                   15,162
                                                     ------
             Total                                  $27,620
                                                    =======

Rental expense included in occupancy expense for all operating leases was $2,466,000, $1,163,000 and $609,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

19.   INCOME TAXES

The income tax provision consists of the following:

                                         December 31,
                               ---------------------------------
                                  1999        1998       1997

Current                        $ 5,735     $ 4,463      $ 2,559
Deferred                        (1,468)       (732)        (826)
                               -------     -------      -------
Total                          $ 4,267     $ 3,731      $ 1,733
                               =======     =======      =======


Items that gave rise to significant portions of the deferred tax accounts are as follows:

                                                 December 31,
                                             --------------------
                                               1999        1998

Deferred tax asset:
  Allowance for loan losses                  $  2,717    $  1,954
  Deferred loan fees                               83          75
  Goodwill amortization                         1,753         923
  Unrealized loss on investment securities     14,175         260
                                             --------    --------
Total deferred tax asset                       18,728       3,212
Deferred tax liability:
  Property                                       (698)       (580)
  Other real estate                               (58)        (57)
  Other                                          (204)       (190)
                                             --------    --------
Total deferred tax liability                     (960)       (827)
                                             --------    --------
Net deferred tax asset                       $ 17,768    $  2,385
                                             ========    ========

The provision for federal income taxes differs from that completed at the statutory rate as follows:

                                                         December 31,
                                                -----------------------------
                                                  1999       1998       1997

Tax computed at the statutory rate              $ 4,893    $ 4,380    $ 2,067
Surtax exemption                                    (86)      (125)       (59)
Increase (decrease) in charge resulting from:
  Goodwill amortization                              58         57         57
  Tax exempt interest (net)                        (739)      (462)      (259)
  Other, net                                        141       (119)       (73)
                                                -------    -------    -------
Total                                           $ 4,267    $ 3,731    $ 1,733
                                                =======    =======    =======


20.  EARNINGS PER SHARE

Earnings per share was calculated as follows:

                                                                  For the Years Ended
                                                                      December 31,
                                                          ------------------------------------
                                                              1999         1998         1997
                                                           ---------    ---------    ---------
Net income                                                $    9,714   $    8,784   $    4,171

Dilutive stock options outstanding                         1,159,174    1,480,441    1,161,895
Average exercise price per share                          $     6.02   $     8.79   $     5.94
Average market price - diluted                            $    16.30   $    23.05   $    10.76
Average common shares outstanding                          8,538,809    6,764,668    5,079,807
Increase in shares due to exercise of options - diluted      647,416      915,742      520,089
                                                           ---------    ---------    ---------
Adjusted shares outstanding - diluted                      9,186,225    7,680,410    5,599,896

Net income per share - basic                              $     1.14   $     1.30   $     0.82
Net income per share - diluted                            $     1.06   $     1.14   $     0.74



21.  REGULATORY MATTERS

The ability of the Banks to pay dividends to the Company is controlled by certain regulatory restrictions. Permission from the OCC is required if the total of dividends declared in a calendar year exceeds the total of the Banks' net profits, as defined by the OCC, for that year, combined with its retained net profits of the two preceding years.

The Company and the Banks are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory --and possibly additional discretionary -- actions by regulators, that, if undertaken, could have a direct material effect on the Company's and Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1999, that the Banks meet all applicable capital adequacy requirements.

As of December 31, 1999, the most recent notification from the OCC categorized the Banks' as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Banks must maintain minimum Total Capital, Tier 1 Capital and Leverage Ratios as set forth in the table below.

                                                                                              To Be Well-Capitalized
                                                                         Required for              Under Prompt
                                                                         Capital Adequacy          Corrective Action
                                                   Actual                    Purposes                 Provisions
                                        -----------------------------------------------------------------------------
                                              Amount     Ratio          Amount      Ratio       Amount        Ratio
                                              ------     -----          ------      -----       ------        -----
At December 31, 1999
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                       $ 124,463    10.95 %        $ 90,932     8.00%          N/A
    Sun National Bank                       $ 103,506    10.02 %        $ 82,640     8.00%     $103,299       10.00%
    Sun National Bank, Delaware              $ 16,988    15.73 %          $8,640     8.00%     $ 10,800       10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                         $97,443     8.57 %        $ 45,481     4.00%          N/A
    Sun National Bank                         $95,655     9.26 %        $ 41,324     4.00%     $ 61,986        6.00%
    Sun National Bank, Delaware               $16,106    14.91 %         $ 4,321     4.00%      $ 6,481        6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                         $97,443     5.18 %        $ 75,246    4.00%           N/A
    Sun National Bank                         $95,655     5.67 %        $ 67,489    4.00%      $ 84,361       5.00%
    Sun National Bank, Delaware               $16,106    10.20 %         $ 6,316    4.00%        $7,895       5.00%

At December 31, 1998
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                        $ 99,368    11.45 %        $ 69,427    8.00%           N/A
    Sun National Bank                        $ 73,349    10.06 %        $ 58,329    8.00%      $ 72,912      10.00%
    Sun National Bank, Delaware              $ 14,937    12.01 %         $ 9,950    8.00%      $ 12,437      10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                        $ 61,483     7.08 %        $ 34,736    4.00%           N/A
    Sun National Bank                        $ 67,206     9.22 %        $ 29,157    4.00%      $ 43,735       6.00%
    Sun National Bank, Delaware              $ 13,937    11.21 %         $ 4,973    4.00%       $ 7,460       6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                        $ 61,483     4.83 %        $ 50,918    4.00%           N/A
    Sun National Bank                        $ 67,206     5.36 %        $ 50,154    4.00%      $ 62,693       5.00%
    Sun National Bank, Delaware              $ 13,937     6.82 %         $ 8,174    4.00%      $ 10,218       5.00%

22.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                                                 December 31, 1999              December 31, 1998
                                                           ----------------------------     --------------------------
                                                                           Estimated                        Estimated
                                                            Carrying         Fair            Carrying          Fair
                                                             Amount          Value            Amount           Value
                                                             ------          -----            ------           -----
Assets:
  Cash and cash equivalents                                 $ 69,425        $ 69,425         $ 89,516        $ 89,516
  Investment securities available for sale                   834,677         834,677          621,421         621,421
  Loans receivable, net                                      900,671         903,274          689,852         713,307
  Restricted equity investments                               44,796          44,796           28,337          28,337
Liabilities:
  Demand deposits                                            526,810         526,810          423,938         423,938
  Savings deposits                                           153,841         153,841          140,168         140,168
  Certificates of deposit                                    610,675         607,917          461,292         457,140
  Advances from the Federal Home Loan Bank                   115,455         115,455
  FHLB term amortizing advances                                4,263           5,076            4,386           4,421
  Loan payable                                                 1,160           1,160            1,160           1,160
  Federal funds purchased                                      5,700           5,700
  Securities sold under agreements to repurchase             407,851         407,851          332,119         332,119


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

Advances from the Federal Home Loan Bank, federal funds purchased, securities sold under agreements to repurchase and loan payable - The fair value is estimated to be the amount payable at the reporting date.

FHLB term amortizing advances - The fair value was estimated by discounting approximate cash flows of the borrowings to achieve a current market yield.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 1999 and 1998, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.


23.  INTEREST RATE RISK

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

24.  GUARANTEED PREFERRED BENEFICIAL INTEREST IN COMPANY'S SUBORDINATED DEBT

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

During  1999,  the Company  repurchased  17,100  shares of Sun Trust I preferred
securities  and  38,500  shares  of  Sun  Trust  II  preferred   securities  for
approximately $812,000.

25.  CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

Condensed Statements of Financial Condition

                                                                             December 31,
                                                                          -------------------
                                                                           1999       1998
                                                                          --------   --------
Assets
Cash                                                                      $  1,485   $ 10,991
Investments in subsidiaries                                                145,000    123,628
Accrued interest and other assets                                            2,593      2,655
                                                                          --------   --------
    Total                                                                 $149,078   $137,274
                                                                          ========   ========
Liabilities and Shareholders' Equity
Other liabilities                                                         $    136   $    291
                                                                          --------   --------
    Total liabilities                                                          136        291
Guaranteed preferred beneficial interest in Company's subordinated debt     57,838     58,650
Shareholders' Equity                                                        91,104     78,333
                                                                          --------   --------
    Total                                                                 $149,078   $137,274
                                                                          ========   ========


Condensed Statements of Income

                                                                  Years ended December 31,
                                                            --------------------------------------
                                                                1999            1998         1997
                                                              ------         -------       -------
Net interest expense                                        $ (5,486)        $(3,294)      $(2,387)
Management fee                                                 2,455
Other income                                                                                    48
Expenses                                                      (2,504)           (244)         (133)
                                                              ------         -------       -------
Loss before equity in undistributed
  income of subsidiaries and income tax expense              (19,414)         (3,538)       (2,472)
Equity in undistributed income of subsidiaries                 9,700          12,322         6,643
Income tax expense                                                 -               -             -
                                                              ------         -------       -------
                                                              $9,714         $ 8,784       $ 4,171
                                                              ======         =======       =======

Condensed Statements of Cash Flows

                                                                                      Years ended December 31,
                                                                                     --------------------------
                                                                                      1999    1998      1997

Operating activities:
  Net income                                                                         $4,165  $ 8,784   $ 4,171

  Adjustments  to  reconcile  net  income  to Net cash  (used  in)  provided  by operating activities:
    Undistributed income of subsidiaries                                             (9,700) (12,322)   (6,643)
    Gain on sale of  investment  securities  available  for sale                                           (48)
    Changes in assets and liabilities which (used) provided cash:
      Accrued interest and other assets                                                  62   (1,160)   (1,400)
      Accounts payable and accrued expenses                                            (155)     288        (1)
                                                                                     ------  -------   -------
             Net cash used in operating activities                                   (5,628)  (4,410)   (3,921)
                                                                                     ------  -------   -------
Investing activities:
  Purchases of investment securities available for sale                                                 (1,200)
  Proceeds from sale of investment securities available for sale                                         1,249
  Dividends from subsidiary                                                           5,550    3,397     1,566
  Advances to subsidiary                                                            (38,685) (33,741)  (42,117)
                                                                                     ------  -------   -------
           Net cash used in investing activities                                    (33,135) (30,344)  (40,502)
                                                                                     ------  -------   -------
Financing activities:
  Repayments of short-term borrowings                                                                   (6,000)
  Exercise of stock options                                                              22       35        38
  Proceeds from issuance of guaranteed preferred beneficial interest
    in Company's subordinated debt                                                            29,900    28,750
  Proceeds from issuance of common stock                                             40,197   15,828    21,881
  Repurchase of guaranteed preferred beneficial interest in Company's
    subordinated debt                                                                  (812)
  Purchase of treasury stock                                                        (10,147)    (281)
  Payments for fractional interests resulting from stock dividend                        (3)      (7)       (5)
                                                                                     ------  -------   -------
           Net cash provided by financing activities                                 29,257   45,475    44,664
                                                                                     ------  -------   -------
(Decrease) increase in cash                                                          (9,506)  10,721       243
Cash, beginning of year                                                              10,991      270        27
                                                                                     ------  -------   -------
Cash, end of year                                                                    $1,485  $10,991   $   270
                                                                                     ======  =======   =======

26.  SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following table presents summarized quarterly data for each of the last two years restated for stock dividends and stock splits paid (amounts are in thousands, except per share amounts):

                                                Three Months Ended
                            -------------------------------------------------------------
                            December 31,   September 30,      June 30,         March 31,
                            ------------   -------------      --------         ---------
1999
Interest income              $33,859          $26,608          $25,653          $25,268
Interest expense              18,412           15,829           13,505           13,469
                             -------          -------          -------          -------
Net interest income           15,447           13,779           12,148           11,799
Provision for loan losses        432              470              519              667
Other operating income         2,398            2,456            2,571            2,326
Other expenses                13,919           12,159           10,680           10,097
                             -------          -------          -------          -------
Income before income taxes     3,494            3,606            3,519            3,361
Income taxes                   1,087            1,147            1,068              965
                             -------          -------          -------          -------

Net income                   $ 2,407          $ 2,459          $ 2,451          $ 2,396
                             =======          =======          =======          =======

Basic earnings per share     $  0.25          $  0.26          $  0.32          $  0.32
                             =======          =======          =======          =======

Diluted earnings per share   $  0.24          $  0.25          $  0.30          $  0.29
                             =======          =======          =======          =======

1998
Interest income              $23,093          $22,763          $19,758          $19,059
Interest expense              12,250           11,870           10,653           10,322
                             -------          -------          -------          -------
Net interest income           10,843           10,893            9,105            8,737
Provision for loan losses        626              577              527              483
Other operating income         1,392            1,421            1,434            1,271
Other expenses                 7,867            8,356            7,171            6,974
                             -------          -------          -------          -------
Income before income taxes     3,742            3,381            2,841            2,551
Income taxes                   1,117            1,029              839              746
                             -------          -------          -------          -------

Net income                   $ 2,625          $ 2,352          $ 2,002          $ 1,805
                             =======          =======          =======          =======

Basic earnings per share     $  0.37          $  0.35          $  0.30          $  0.29
                             =======          =======          =======          =======

Diluted earnings per share   $  0.33          $  0.31          $  0.26          $  0.25
                             =======          =======          =======          =======

Basic and diluted earnings per share are computed independently for each of the quarters presented. Consequently, the sum of the quarters may not equal the annual earnings per share.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Shares of the Company's common stock have been quoted on the Nasdaq National Market under the symbol "SNBC" since November 1997. The following table sets forth the high and low closing sale prices (adjusted for stock splits and dividends) for the common stock for the calendar quarters indicated, as published by the Nasdaq National Market. The prices reflect inter-dealer prices, with retail markup, markdown, or commission, and may not represent actual transactions.

                                       High          Low
                                       ----          ---
1999
First Quarter                       $ 19.05       $ 16.31
Second Quarter                        20.12         17.02
Third Quarter                         17.75         15.25
Fourth Quarter                        16.25          9.50

1998
First Quarter                         29.25         18.75
Second Quarter                        29.52         24.05
Third Quarter                         28.10         18.33
Fourth Quarter                        20.60         15.71

There were 387 holders of record of the Company's common stock as of March 25, 2000. This number does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 25, 2000, there were 10,086,635 shares of the Company's common stock outstanding.

To date, the Company has not paid cash dividends on its common stock. The Company paid 5% stock dividends on June 25, 1997, May 26, 1998 and June 1, 1999. The Company declared three for two common share stock splits effected by means of 50% stock dividends paid in September 1997 and March 1998. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including the Company's and the Banks' financial condition and results of operations, investment opportunities available to the Company or the Banks, capital requirements, regulatory limitations, tax considerations, the amount of net proceeds retained by the Company and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if payment is made, will continue to be paid.

The ability of the Company to pay dividends is dependent upon the ability of the Banks to pay dividends to the Company. Because the Banks are depository institutions insured by the Federal Deposit Insurance Corporation ("FDIC"), they may not pay dividends or distribute capital assets if either one is in default on any assessment due the FDIC. In addition, the Office of the Comptroller of the Currency regulations impose certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the Banks. Under Federal Reserve policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to the Banks and to commit resources to support the Banks in circumstances where it might not do so absent such a policy. This policy could have the effect of reducing the amount of dividends declarable by the Company.

Additional information: The Company's Annual report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 1999 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.

                                         CORPORATE DIRECTORY
SUN BANCORP, INC.                         SUN NATIONAL BANK                         SUN NATIONAL BANK,
                                                                                    DELAWARE

DIRECTORS                                 DIRECTORS                                 DIRECTORS

Bernard A. Brown                          Bernard A. Brown                          Bernard A. Brown
Ike Brown                                 Adolph F. Calovi                          Sidney R. Brown
Jeffrey S. Brown                          Linwood C. Gerber                         Adolph F. Calovi
Sidney R. Brown                           Douglas J. Heun, CPA                      Warren C. Engle
Adolph F. Calovi                          Philip W. Koebig, III                     Philip W. Koebig, III
Peter Galetto, Jr.                        Vito J. Marseglia                         Anne E. Koons
Philip W. Koebig, III                     Joel B. Martin, CPA
Anne E. Koons                             Anthony Russo, III
                                          Edward H. Salmon, Ph.D.
                                          Kevin K. Walsh, Ph.D.


Executive Management                      Executive Management                      Executive Management

Bernard A. Brown                          Bernard A. Brown                          Bernard A. Brown
Chairman of the Board                     Chairman of the Board                     Chairman of the Board

Sidney R. Brown                           Philip W. Koebig, III                     Philip W. Koebig, III
Vice Chairman of the Board                President and CEO                         Vice Chairman of the Board

Philip W. Koebig, III                     James S. Killough                         Warren C. Engle
President and CEO                         Executive Vice President                  President and CEO

Robert F. Mack                            Robert F. Mack                            James S. Killough
Executive Vice President                  Executive Vice President                  Executive Vice President
 and CFO                                   and Cashier
                                                                                    Robert F. Mack
James S. Killough                         Bart A. Speziali                          Executive Vice President
Executive Vice President                  Executive Vice President                    and Cashier

Bart A. Speziali                          Edward F. Madden                          William McDonald
Executive Vice President                  Senior Vice President                     Executive Vice President



President & CEO, Philadelphia
Kevin J. Gallagher

Vice Chairman, Philadelphia
Rolf A. Stensrud

Senior Vice Presidents
Stephen H. Brolly, CPA
Walter Fillmore

Director of Corporate
  Development
Ronald A. Seagraves

Regional Vice Presidents
B. Knoll Bowman
Charles F. Brown
Robert E. Davis, Jr.
James G. Erickson
Daniel F. Hires
Robert J. LaPalomento
Henry J. Obergfell
William J. Orsi
Edward W. Wahl

Vice Presidents
Dorothy Antrim
George Banks
Alan Bard
Frank J. Birchler
Graham L. Bowers
Rosemarie C. Carrafiello
Catherine Carothers
Alice Jean Cotter
J. Kevin Danna
Diana DeRocco
Roland J. Dey
Ronald J. Durborow
Bruce E. Engle
Bessie M. Evans
Duncan H. Farquhar
Sandra Ferrarie
Richard Galludet
Paul F. Glanville
Joseph Gleason
John A. Hall
Marjorie H. Hall
John Hancq
Jodi Hirata
Steven Hoffman
Paul Lombard
Michael W. Lloyd
William J. MacDonald
Mariluz McVey
Veronica Morey
Nancy H. Muldowney
Bette L. Nuss
Reid Nylander
Peter Ogden
Carol A. Pringle
Gary J. Riordan
James D. Robson
Holly L. Ryan
Steven A. Ryan
Thomas Simon
Richard J. Simone
John Skoglund
Richard Stoudt
John R. Tordini
John G. Watkins
Ann O. Wigglesworth
Lorraine Williams
Arthur Zirbser

Director, Human Resources
Marjorie H. Hart

Controller
William T. Moyer

Assistant Vice Presidents
Pauline Baker
Vincent Blasi
Erika O. Bonsanto
Mary Jane Brietske
William J. Bugdon
Ronald Burnett
Devon Callan
Charles Check
Richard Clarke
Linda Convey
Catherine M. Crosby
Denise DePula
Fern K. Dirkes
Kathy Ditschman
Theodore Dorn
Sharon A. Draine
Nathan Edmunds
Paul Ekstrom
Nicol Bell-Fidler
Dennis Flannery
Ileana Garcia
Bernadette Grygielko
Elizabeth Hackney
Etta Hart
Bruce Hiller
Susan Hoffman
Nina Ingemi
Candace L. Johnson
Cheryl Kaine
JoAnn Krueger
Dolores Lanza
Terri Lloyd
Kevin M. Loughlin
Larry A. Makela
Bernard J. Maloney
Susan McGowan
Anthony Mignone
Priscilla A. Miller
Darren Mitchell
Sally Niece
Nicoletta A. Paloni
Edward Pastorius
Jeannette Piracci
Alexander Priest
Jodi Russo
Jan M. Sanger
Patricia Sciulli
Elizabeth Tamasi
Eva Teller
Maryann Tillett
Joseph Turturo
Judith Tyndall
Susan A. Vinchiarello
Pauline Vitola

Assistant Controllers
Barbara L. Hawryliw
Anthony Lombardo

Assistant Cashiers
Anthony Albence
Peggy Battaglia
Patsy M. Bianca
Sharon Biondi
Dawn Budd
Shirley Cione
Michael Clark
Ana Manzano-Cruz
Ann Davis
Darlene V. Driscoll
Frank Ellison
Kimberly Evans
Sandra Golaszewski
Darlene Harris
Jesse L. Irvin
Ganesh Kalacharan
Barbara Klecz
Anthony Leva
Nadine McGonigle
Donna M. McGray
Nancy Hagan-Nardy
Denise O'Donnell
Marcia Park
Margarida R. Pereira
Mary Alice Petzinger
Michelle Powelczyk
Cheryl Roberts
Mary Robertson
Carol Scotti
Catherine Shellem
Ronald C. Tennant
Theresa Tucker
Lisa Varesio
Charlotte Wigglesworth
Beverly Wright
Jean Young

Administrative Services Officer
Ernest Current

Marketing Officer
Allison K. Kruse

Security Officer
James Brown

                             ADVISORY BOARD MEMBERS

ATLANTIC COUNTY
---------------                       Eric Johnson                        Albert Donzanti                Bonnie Spector
Robert J. Bray                        Harold R. Levenson, CPA             James M. Dwyer                 Michael L. Testa, Esq.
Arthur R. Brown, Jr.                  Robert Meyer                        Joseph S. Franco               Lewis Thompson, RMC, CMC
Joseph Continisio, Jr.                Mike Quick                          William Kindle                 Michael S. Warner, CPA
Richard T. Gerber                     Joseph P. Schooley                  Vincent L. LaManna, Jr., Esq   Scott J. Zucca
Carmen T. Grasso                      James C. Wagner                     Vincent Orlando
Howard Green                          Paul N. Watter, Esq.                Malcolm Robertson
Paula R. Hetzel, Esq.                                                     Robert I. Salasin, MD          MONMOUTH/OCEAN COUNTY
Thomas J. Kuhar                                                           Walter Shoczolek               ---------------------
Russell Lucca                         CAMDEN COUNTY                       Robert Smeltzer                Robert W. Allison, CPA
Richard S. Mairone, Esq.              -------------                       Thomas L. Scott                James Bourke, CPA
James J. McCullough                   Fred S. Berlinsky                   William Thawley                Michael Bruno, Esq.
Robert Nichols                        Reynold P. Cicalese, CPA            Lewis J. Tozour                James D. Caldwell
Robert Polisano                       Leon D. Dembo, Esq.                 Ernie Utsch                    John Callahan, CPA
Frank Rich, Jr.                       Ronald L. Dubrow, CPA                                              Carl Cappadona, CPA
Leo B. Schoffer                       Michael P. Edmondson                                               Stephen M. Cors
Richard Traa                          William Green                       CUMBERLAND/SALEM COUNTY        Steven Eisenberg
Donald B. Vass                        Edward Hutchinson                   -----------------------        Peter Falvo, Esq.
                                      Vicki McCall, PC                    Catherine J. Arpino            John Ferringo
                                      Jerome C. Pontillo, Esq.            Dominick P. Baruffi, II        Dan Harris, CPA
BURLINGTON/MERCER COUNTY              Ron Venuto                          Fred J. Bernardini, Sr.        Stephen Kelleher, CPA
------------------------              Delores White                       Ginger L. Chase                Alan M. Klatsky, Esq.
Elizabeth A. Allen                                                        James D. Donnelly, Esq.        Robert Lange
Michael D. Briehler                   CAPE MAY                            Crl R. Gaskill                 Richard Larsen, CPA
Arthur Brooks                         --------                            Thomas C. Gogle                James E. Madden, Esq.
Thomas Budd                           Curtis Bashaw                       Harry E. Hearing, CPA          Kenneth B. Maxwell
Thomas A. DiMartin                    Joseph M. Brennan, CPA              John A. Kugler                 Joseph T. Mezzina
Leonard V. Fox, Jr.                   Joseph Bogle                        David G. Manders               Stephen Reed, CPA
Philip E. Haines, Esq.                William J. Brown                    Ronald G. Rossi                Martin Steinweiss, MD
James T. Harveson                     Michael J. Caruso, DO               Martin Spector                 John Szymanski



                           FINANCIAL SERVICE CENTER LOCATIONS

Sun National Bank

Atlantic County
2028 Atlantic & Arkansas Avenue
Atlantic City, New Jersey 08401
(609)345-8272

3900 Atlantic Avenue
Brigantine, New Jersey 08203
(609)266-2100

3100 Hingston Avenue
Egg Harbor Twp., New Jersey 08234
(609)272-8200

12th Street & First Road
Hammonton, New Jersey 08037
(609)567-5880

599 New Road & Maple Avenue
Linwood, New Jersey 08221
(609)927-9191

903 Boulevard, Route 50
Mays Landing, New Jersey 08330
(609)625-9152

Mainland Plaza
501 Tilton Road
Northfield, New Jersey 08225
(609)645-3200

521 New Road & Rhode Island Ave.
Somers Point, New Jersey 08244
(609)653-8200

5312 Atlantic & Surrey Ave.
Ventnor, New Jersey 08406
(609)487-3680

Burlington County
1 Lakehurst & Clubhouse Rds.
Browns Mills, New Jersey 08015
(609)735-2801

220 West Front Street
Florence, New Jersey 08518
(609)499-4960

380 South Lenola Road
Maple Shade, New Jersey 08052
(856)222-0200

491 Route 73
Marlton, New Jersey 08053
(856)489-3140

99 Hartford Road
Medford, New Jersey 08055
(609)654-7600

15-17 Scott Street
Riverside, New Jersey 08075
(856)461-0461

Camden County
2260 Route 70 West
Cherry Hill, New Jersey 08002
(856)910-2424

1402 Brace Road
Cherry Hill, New Jersey 08034
(856)616-9882

1280 Blackwood Clementon Road
Clementon, New Jersey 08021
(856)784-4242

430 Gibbsboro Road
Lindenwold, New Jersey 08021
(856)346-3800

47 Centre Street
Merchantville, New Jersey 08109
(856)662-3800

2 South White Horse Pike
Somerdale, New Jersey 08083
(856)782-6533

Cape May County
941 Columbia Avenue
Cape May, New Jersey 08204
(609)898-2120

103 North Main Street
Cape May Court House, New Jersey 08210
(609)463-1341

71 Route 50
Greenfield, New Jersey 08230
(609)390-3418
108 Roosevelt Boulevard
Marmora, New Jersey 08223
(609)390-3529

1900 New Jersey Avenue
North Wildwood, New Jersey 08260
(609)729-3981

4415 Landis Avenue
Sea Isle City, New Jersey 08243
(609)263-4400

2201 Route 50
Tuckahoe, New Jersey 08250
(609)628-2662

1010 Bayshore Avenue
Villas, NJ 08452
(609)886-7945

5611 New Jersey Avenue
Wildwood Crest, NJ 08260
(609)523-2420

Cumberland County
15 South Laurel
Bridgeton, New Jersey 08302
(856)455-8305

1026 High Street
Millville, New Jersey 08332
(856)293-0800

904 West Main Street
Millville, New Jersey 08332
(856)293-9330

1736 Main Street
Port Norris, New Jersey 08349
(856)785-1565

401 Landis Avenue
Vineland, New Jersey 08360
(856)205-0700

1164 East Landis Avenue
Vineland, New Jersey 08360
(856)507-8911

Gloucester County
#6 Village Center Drive (Beckett)
Swedesboro, New Jersey 08085
(856)467-2111

Hunterdon County
616 Milford-Warren Glen Road (Holland)
Milford, New Jersey 08848
(908)995-0460

 Mercer County
140 Mercer Street
Hightstown, New Jersey 08520
(609)918-1283

64 East Broad Street
Hopewell, New Jersey 08525
(609)333-0890

2673 Main Street
Lawrenceville, New Jersey 08648
(609)620-9770

226 South Broad Street
Trenton, New Jersey 08608
(609)392-3300

Chambers Street & Forest Avenue
Trenton, New Jersey 08611
(609)396-1900

1660 North Olden Avenue (Ewing)
Trenton, New Jersey 08638
(609)530-9653

411 Route 33 (Hamilton Square)
Trenton, New Jersey 08619
(609)890-7447

Middlesex County
2 Village Boulevard (Forrestal Village)
Princeton, New Jersey 08540
(609)987-8809

Monmouth County
158 Wyckoff Road
Eatontown, New Jersey 07724
(732)542-4800

68 East Main Street
Freehold, New Jersey 07728
(732)683-9060

4074 Route 9
Howell, New Jersey 07731
(732)961-0544


240 Parker Road
Manasquan, New Jersey 08736
(732)292-0881

170 Broad Street
Red Bank, New Jersey 07701
(732)224-8998

Ocean County
311 South Main Street
Barnegat, New Jersey 08005
(609)698-4300

2064 West County Line Road
Jackson, New Jersey 08527
(732)961-1535

504 Route 9
Lanoka Harbor, New Jersey 08734
(609)242-8044

525 Route 72 East
Manahawkin, New Jersey 08050
(609)597-1800

800 Radio Road
Mystic Island, New Jersey 08087
(609)296-1773

1211 Long Beach Boulevard
Ship Bottom, New Jersey 08008
(609)361-8011

601 Route 37 West, Suite 300
Toms River, New Jersey 08757
(732)240-2922

540 Route 9
Tuckerton, New Jersey 08087
(609)296-1700

200 Lacey Road
Whiting, New Jersey 08759
(732)716-1393

Salem County
270 Georgetown Road
Carney's Point, New Jersey 08069
(856)299-5770

175 West Broadway
Salem, New Jersey 08079
(856)935-6560

8 North Main Street
Woodstown, New Jersey 08098
(856)769-2466

Somerset County
1185 Route 206 (Rocky Hill)
Montgomery Twp., New Jersey 08540
(609)497-0500

Philadelphia County, Pennsylvania
1701 Market Street
Philadelphia, Pennsylvania 19103
(215)814-9060

Sun National Bank, Delaware

New Castle County
1101 Governor's Place
Bear, Delaware 19701
(302)392-4221

2080 New Castle Avenue
New Castle, Delaware 19720
(302)254-3569

Liberty Plaza - Possum Park Mall
700 Kirkwood Highway
Newark, Delaware 19711
(302)224-3382

One Christina Centre, 17th Floor
301 North Walnut St.
Wilmington, Delaware 19801
(302)254-3560

1300 Market Street
Wilmington, Delaware 19801
(302)254-3563

4401 Concord Pike
Wilmington, Delaware 19803
(302)334-4091

1800 W. 4th Street
Wilmington, Delaware 19805
(302)254-3566

1300 Rocky Run Parkway
Brandywine Commons Shopping Ctr.
Wilmington, Delaware 19803
(302)334-4038

                                       55