Form 10-K405, Exhibit 13
period 2000-12-31
SUN BANCORP INC /NJ/
filed 2001-04-02
CIK 1017793

EXHIBIT 13

Selected Financial Data

                                                                    At or for the Years Ended December 31,
                                            --------------------------------------------------------------------------------
                                                   2000            1999            1998             1997            1996
                                                              (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
  Assets                                      $ 2,002,529     $ 1,980,861      $ 1,515,404     $ 1,099,973       $ 436,795
  Cash and investments                            848,421         948,898          739,274         610,339         117,388
  Loans receivable (net)                        1,031,694         900,671          689,852         427,761         295,501
  Deposits                                      1,410,867       1,291,326        1,025,398         695,388         385,987
  Borrowings and securities sold
   under agreements to repurchase                 407,279         528,752          337,665         316,314          21,253
  Guaranteed preferred beneficial
    interest in Company's
    subordinated debt                              57,327          57,838           58,650          28,750
  Shareholders' equity                            117,634          91,104           78,333          54,632          27,415

Selected Results of Operations:
  Interest income                               $ 150,656       $ 114,254        $  82,789       $  46,699       $  28,981
  Net interest income                              61,248          53,174           37,695          22,291          16,447
  Provision for loan losses                         2,480           2,089            2,213           1,665             900
  Net interest income after
    Provision for loan losses                      58,768          51,085           35,482          20,626          15,547
  Non-interest income                               8,183           9,751            7,400           2,236           1,746
  Non-interest expense                             54,547          46,855           30,367          16,958          12,918
  Net income                                        8,780           9,714            8,784           4,171           3,013

Per Share Data:
  Net income
    Basic                                        $   0.90        $   1.08         $   1.24        $   0.78        $   0.61
    Diluted                                      $   0.89        $   1.01         $   1.09        $   0.71        $   0.57
  Book Value                                     $  12.03        $   9.45         $   9.94        $   7.84        $   5.42

Selected Ratios:
  Return on average assets                         0.43 %          0.58 %           0.75 %          0.66 %          0.74 %
  Return on average equity                         8.85 %         11.08 %          14.29 %         12.89 %         11.99 %
  Ratio of equity to assets                        5.87 %          4.60 %           5.17 %          4.97 %          6.28 %


Other Data and Ratios (1):
 Cash basis earnings per share:
   Basic                                          $   1.44         $   1.55        $   1.60        $   0.88        $   0.66
   Diluted                                        $   1.41         $   1.45        $   1.41        $   0.80        $   0.61

Cash basis:
  Return on average assets                          0.69%           0.84%            0.94%          0.74 %          0.80 %
  Return on average equity                         14.10%          15.89%           19.71%         14.58 %         12.89 %



(1) - The Company's cash basis data and ratios are determined by adding back to reported net income the non-cash amortization of intangible assets, net of associated tax benefits.

--------------------------------------------------------------------------------
        Management's Discussion and Analysis of Financial Condition and
                             Results of Operations
         (All dollar amounts presented in the tables, except per share amounts, are in thousands)

General
         The primary activity of the Company is the oversight of Sun National Bank ("Sun") and Sun National Bank, Delaware ("Sun Delaware") (collectively, the "Banks"). Through the Banks, the Company engages in community banking activities by accepting deposits from the general public and investing such funds in a variety of loans, including home equity loans, mortgage loans, a variety of commercial business and commercial real estate loans and, to a lesser extent, installment loans. The Company also maintains an investment securities portfolio. Retail deposits and repurchase agreements with customers and other borrowed money fund the Company's lending and investing activities. The largest component of the Company's net income is net interest income. Consequently, the Company's earnings are primarily dependent on its net interest income, which is determined by (i) the difference between rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's net income is also affected by its provision for loan losses, as well as the amount of non-interest income and non-interest expenses, such as salaries and employee benefits, professional fees and services, insurance premiums, occupancy and equipment costs and income taxes.

Forward-Looking Statements
         The Company may from time to time make written or oral "forward-looking statements" including statements contained in this annual report and in other communications by the Company which are made in good faith pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, such as statements of the Company's plans, objectives, expectations, estimates and intentions, involve risks and uncertainties and are subject to various important factors, some of which are beyond the Company's control, including interest rate fluctuations, changes in financial services' laws and regulations and competition, and which could cause the Company's actual results to differ materially from the forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Overview
         Beginning in 1993, the Company has grown significantly as it embarked upon an expansion of market share in central and southern New Jersey through branch and whole bank acquisitions, de novo branching and overall expansion of facilities and financial products and services.
         Total assets at December 31, 2000 totaled $2.00 billion compared to $1.98 billion at December 31, 1999. During the year 2000, the Company focused on managing its internal growth and the continued assimilation of the significant growth of the past several years.
         Management expects there will be continued consolidation of the banking industry, and the convergence in other financial industries such as insurance and brokerage. Market disruption and displaced customers will provide significant opportunities for well positioned community banks. It is the Company's plan to continue to take advantage of strategic opportunities in the market place.
         The Company and the Banks have recently entered into informal agreements with their primary regulators, the Federal Reserve Board (the "FRB") and the Office of the Comptroller of the Currency (the "OCC") relating to, among other things, implementing and/or revising certain policies, plans and procedures of the Company and the Banks with respect to, among other things, interest rate risk and other risk management, strategic and capital planning, oversight and compliance management by the Board of Directors, lending and underwriting standards and internal auditing. The Company has also agreed to notify the FRB at least 30 days prior to the (i) proposed declaration date of any dividend by the Company, (ii) incurrence of any debt or (iii) repurchase or redemption of any of the Company's stock. The Banks have also agreed to notify the OCC prior to declaration of a dividend. The informal agreements require compliance by the Company and the Banks within certain time frames set forth in the agreements. The Company and the Banks have made substantial progress in complying with the agreements and intend to fulfill their obligations thereunder within the time frames set forth in the agreements, although there can be no assurance that the Company and the Banks will be able to do so or that the FRB and the OCC will not require further compliance. The agreements do not impose any limitations on the operations of the Company or the Banks or limit in any way their businesses. The agreements are therefore not expected to have a material adverse effect on the Company's results of operations or financial condition taken as a whole. The informal agreements have no expiration date but are expected be reviewed by the FRB and the OCC for compliance at the next regularly scheduled examinations of the Company and the Banks in 2001. Assuming full compliance with the agreements, the Company and the Banks will request that the agreements be terminated by the FRB and the OCC.

                                       5
                               SUN BANCORP, INC.

RESULTS OF OPERATIONS
         Net income for the year ended December 31, 2000 was $8.8 million, or $0.89 per share, in comparison to $9.7 million, or $1.01 per share for the year ended December 31, 1999. The decrease in net income was attributable to an increase in non-interest expense of $7.7 million, a decrease in non-interest income of $1.6 million and an increase in provision for loan losses of $391,000. These decreases to net income were partially offset by an increase in net interest income of $8.1 million and a decrease in income tax expense of $643,000 compared to the results of operations for 1999.
         Net income for the year ended December 31, 1999 was $9.7 million, or $1.01 per share, in comparison to $8.8 million, or $1.09 per share for the year ended December 31, 1998. The increase in net income was attributable to an increase in net interest income of $15.6 million and in non-interest income of $2.3 million, and a decrease in provision for loan losses of $124,000. These increases to net income were partially offset by increases in non-interest expense of $16.5 million and income tax expense of $536,000 compared to the previous year.
         Net Interest Income. Net interest income is the most significant component of the Company's income from operations. Net interest income is the difference between interest received on interest-earning assets (primarily loans and investment securities) and interest paid on interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume and interest rate earned on interest-earning assets and the volume and interest rate paid on interest-bearing liabilities.
         The following table sets forth a summary of average balances with corresponding interest income and interest expense as well as average yield and cost information for the periods presented. Average balances are derived from daily balances.

Years Ended December 31,                          2000                            1999                            1998
                                   ------------------------------- -------------------------------   ------------------------------
                                                            Avg.                            Avg.                            Avg.
                                      Average              Yield/     Average              Yield/     Average              Yield/
                                      Balance   Interest    Cost      Balance   Interest    Cost      Balance   Interest    Cost
                                      -------   --------    ----      -------   --------    ----      -------   --------    ----
Interest-earning assets:
  Loans receivable (1),(2)         $  990,357   $ 88,353    8.92%  $  786,237   $ 67,611    8.60%  $  494,856    $45,135     9.12%
  Investment securities (3)           897,644     63,078    7.03      730,170     47,572    6.52      575,191     38,311     6.66
  Federal funds sold                    8,779        595    6.78        6,174        293    4.75        7,996        339     4.24
                                   ----------   --------           ----------   --------           ----------    -------
       Total interest-
         earning assets             1,896,780    152,026    8.01    1,522,581    115,476    7.58    1,078,043     83,785     7.77
Non-interest-earning assets           142,991                         145,896                          94,746
                                   ----------                      ----------                      ----------
       Total assets                $2,039,771                      $1,668,477                      $1,172,789
                                   ==========                      ==========                      ==========
Interest-bearing liabilities:
  Interest-bearing deposit
    accounts                       $1,134,836     53,049    4.67%  $  882,011     34,487    3.91%  $  614,993     25,322     4.12%
  Borrowed money:
    Repurchase agreements
      with customers                   79,224      4,446    5.61       56,730      2,472    4.36       32,858        987     3.00
    Other borrowed money              414,058     26,476    6.39      353,659     18,571    5.25      268,487     15,443     5.75
                                   ----------   --------           ----------   --------           ----------    -------
       Total borrowed money           493,282     30,922    6.27      410,389     21,043    5.13      301,345     16,430     5.45
Guaranteed preferred
  beneficial interest in
  Company's subordinated debt          57,344      5,437    9.48       58,558      5,550    9.48       33,911      3,342     9.85
                                   ----------   --------           ----------   --------           ----------    -------
       Total interest-bearing
         liabilities                1,685,462     89,408    5.30    1,350,958     61,080    4.52      950,249     45,094     4.75
                                                --------                        --------                         -------
Non-interest-bearing liabilities      255,142                         229,814                         161,080
                                   ----------                      ----------                      ----------
       Total liabilities            1,940,604                       1,580,772                       1,111,329
Shareholders' equity                   99,167                          87,705                          61,460
                                   ----------                      ----------                      ----------
       Total liabilities and
         shareholders' equity      $2,039,771                      $1,668,477                      $1,172,789
                                   ==========                      ==========                      ==========
Net interest income                             $ 62,618                        $ 54,396                         $38,691
                                                ========                        ========                         =======
Interest rate spread (4)                                    2.71%                           3.06%                            3.03%
                                                          ======                          ======                           ======
Net yield on interest-
  earning assets (5)                                        3.30%                           3.57%                            3.59%
                                                          ======                          ======                           ======
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                            112.54%                         112.70%                          113.45%
                                                          ======                          ======                           ======

(1) Average balances include non-accrual loans (see "Non-Performing and Problem Assets").
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3) Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 34% marginal federal tax rate for all periods.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

                                       6
                               SUN BANCORP, INC.

         The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate), (ii) changes in rate
(changes in rate multiplied by old average volume) and (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

Years Ended December 31,                                2000 vs. 1999                               1999 vs. 1998
--------------------------------------------------------------------------------------    ------------------------------------------
                                                  Increase (Decrease) Due to                   Increase (Decrease) Due to
                                            ------------------------------------------    ------------------------------------------
                                                                      Rate/                                          Rate/
                                             Volume       Rate       Volume      Net       Volume        Rate       Volume     Net
                                            ------------------------------------------    ------------------------------------------
Interest income:
  Loans receivable                          $17,567     $ 2,521     $   654    $20,742    $ 26,572    $ (2,578)   $ (1,518) $22,476
  Investment securities                      10,886       3,758         862     15,506      10,288        (809)       (218)   9,261
  Federal funds sold                            125         125          52        302         (76)         40         (10)     (46)
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-earning assets        $28,578     $ 6,404     $ 1,568    $36,550    $ 36,784    $ (3,347)   $ (1,746) $31,691
------------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Deposit accounts                          $ 9,939     $ 6,702     $ 1,921    $18,562    $ 10,581    $ (1,277)   $   (139) $ 9,165
  Borrowings:
    Repurchase agreements with customers        983         710         281      1,974         717         445         323    1,485
    Other borrowed money                      3,191       4,027         687      7,905       4,904      (1,348)       (428)   3,128
------------------------------------------------------------------------------------------------------------------------------------
       Total borrowed money                   4,174       4,737         968      9,879       5,621        (903)       (105)   4,613
  Guaranteed preferred beneficial interest
    in Company's subordinated debt             (113)                              (113)      2,394        (128)        (58)   2,208
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities   $14,000    $ 11,439     $ 2,889    $28,328    $ 18,596    $ (2,308)   $   (302) $15,986
------------------------------------------------------------------------------------------------------------------------------------
Net change in interest income               $14,578    $ (5,035)    $(1,321)   $ 8,222    $ 18,188    $ (1,039)   $ (1,444) $15,705
====================================================================================================================================

         Net interest income (on a tax-equivalent basis) increased $8.2 million or 15% to $62.6 million for 2000 compared to $54.4 million for 1999. The increase is due primarily to the growth of average interest-earning assets from $1.5 billion for 1999 to $1.9 billion for 2000, offset by a decrease in the interest rate spread from 3.06% for 1999 to 2.71% for 2000. A change in the mix of interest-earning assets and interest-bearing liabilities had a negative impact on the net yield on interest-earning assets, which declined 27 basis points to 3.30% for 2000.
         The increase in average interest-earning assets of $374.2 million reflects an increase of $204.1 million in average loans, $167.5 million in average investment securities and a slight increase of $2.6 million in average federal funds sold. These assets were funded by an increase of $334.5 million of average interest-bearing liabilities and an increase of $25.3 million of average non-interest-bearing liabilities. The increase in average interest-bearing liabilities reflects the full year of operations of the 1999 acquisition of branches and deposits and de novo financial service centers opened in 1999, the growth of deposits at existing offices and increases in borrowings.
         The decrease in interest rate spread as of December 31, 2000 compared to December 31, 1999 was due to the effect of interest rate increases. For most of the year ended December 31, 2000, the Company's overall balance sheet was liability sensitive to changes in interest rates; that is, the Company had a higher percentage of floating rate liabilities than floating rate assets. The average cost of interest-bearing liabilities therefore grew faster than the average yield on interest-earning assets.
         The increase in the average yield on loans and investments for 2000 reflects the increase in interest rates on these assets resulting from the increase of the prime rate during mid-November, 1999. This trend continued in 2000 as the prime rate was increased three times, for a total increase of 100 basis points during the first and second quarters of 2000.
         The increase in the average cost of interest-bearing liabilities is due to an increase in the average cost of interest-bearing deposits from 3.91% for 1999 to 4.67% for 2000 as a result of an increase in interest rates on core deposits and competitive higher rate "special" time deposit programs that were instituted during 2000. The higher average cost of interest-bearing liabilities in 2000 is also due to the increase in the cost of borrowed money as a result of the increases in interest rates.
         Net interest income (on a tax-equivalent basis) increased $15.7 million or 41% to $54.4 million for 1999 compared to $38.7 million for 1998. The increase was due primarily to the growth of average interest-earning assets from $1.1 billion for 1998 to $1.5 billion for 1999, augmented slightly by an increase in the interest rate spread from 3.03% for 1998 to 3.06% for 1999. A change in the mix of interest-earning assets and interest-bearing liabilities had a slightly negative impact on the net yield on interest-earning assets, which declined two basis points to 3.57% for 1999.
         The increase in average interest-earning assets of $444.5 million from 1998 to 1999 reflects an increase of $291.4 million in average loans and $155.0 million in average investment securities, slightly offset by a decrease of $1.8 million in average federal funds sold. These assets were funded by an increase of $400.7 million of average interest-bearing liabilities and an increase of $68.7 million of average non-interest-bearing liabilities. The increase in interest-bearing liabilities reflects the 1999 acquisition of branches and deposits, the growth of deposits at existing offices, the opening of de novo financial service centers and increases in borrowings and guaranteed preferred beneficial interests in the Company's subordinated debt.

                                       7
                               SUN BANCORP, INC.

         The slight increase in interest rate spread as of December 31, 1999 compared to December 31, 1998 was due to a higher percentage of average loans as a component of average interest-earning assets. Average loans comprised 51.6% of average interest-earning assets for 1999 compared to 45.9% for 1998.
         The decrease in the average yield on loans for 1999 reflects a decrease in interest on loans resulting from the lowering of the prime rate during the fourth quarter of 1998 and continuing through the middle of the third quarter of 1999. The prime rate did not increase until mid-November, 1999. The decrease in the average yield on investment securities was due primarily to the investment in U.S. government agency securities made during 1999.
         The decrease in the average cost of interest-bearing liabilities was due principally to a decrease in the average cost of interest-bearing deposits from 4.12% for 1998 to 3.91% for 1999 as a result of a decrease in interest rates on core deposits. The lower average cost of interest-bearing liabilities in 1999 was also due to a decrease in the cost of borrowed money and a decrease in the average cost of the Company's trust preferred securities described below.
         In 1998, Sun Capital Trust II ("Sun Trust II") issued $29.9 million of 8.875% Preferred Securities with a stated value and liquidation preference of $10 per share. The proceeds from the sale of the Preferred Securities of Sun Trust II were utilized by Sun Trust II to invest in $29.9 million of 8.875% Junior Subordinated Debentures of the Company due in December 2028. During 1999, the Company repurchased approximately $310,000 of these securities.
         Provision for Loan Losses. The Company recorded a provision for loan losses of $2.5 million for 2000 compared to a provision of $2.1 million for 1999. The increase in the provision for loan losses during 2000 compared to 1999 was attributable to an increase in the size of the loan portfolio due to internal loan growth of approximately $131.0 million to $1,031.7 million at December 31, 2000 compared to $900.7 million at December 31, 1999. For the year ended December 31, 1999, the provision for loan losses amounted to $2.1 million, a decrease of $124,000 compared to $2.2 million for 1998. Management regularly performs an analysis to identify the inherent risk of loss in its loan portfolio. This analysis includes evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other factors.
         The Banks will continue to monitor their allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Although the Banks maintain their allowance for loan losses at levels considered adequate to provide for the inherent risk of loss in their loan portfolios, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, each Bank's determination as to the amount of its allowance for loan losses is subject to review by its primary regulator, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OCC after a review of the information available at the time of the OCC examination.
         Non-Interest Income. Non-interest income decreased $1.6 million for the year ended December 31, 2000 compared to the year ended December 31, 1999. The decrease was primarily due to a $2.4 million decrease in income from mortgage banking operations resulting from a strategic decision to scale back on the mortgage banking operations due to the rise in interest rates. During 2000, Sun Mortgage Company was merged into Sun. The decrease was also attributable to losses on sales of securities. During 2000, the Company took advantage of declining interest rates to reduce its interest rate risk and improve its capital and liquidity positions by selling $52 million of primarily below market yield investment securities at a loss of approximately $311,000. The proceeds were used, in part, to reduce the Company's borrowings. The decrease in income from mortgage banking operations and the loss on sales of securities were partially offset by a $574,000 increase in service charges on deposit accounts and a $273,000 increase in other service charges, due mostly to a larger deposit base and increased fees.
         Non-interest income increased $2.4 million for the year ended December 31, 1999 compared to the year ended December 31, 1998. The increase was primarily a result of higher service charges on deposit accounts and a larger deposit base, augmented by an increase in income from mortgage banking operations, and slightly offset by lower gains on the sale of investment securities during 1999. The amount of service charges on deposit accounts increased to $4.6 million for 1999 compared to $3.3 million for 1998. The income from mortgage banking operations was $2.7 million for 1999 compared to $1.9 million for 1998. The gain on sale of investment securities was $79,000 for 1999 compared to $1.0 million for 1998.
         Non-Interest Expenses. Non-interest expenses increased approximately $7.7 million to $54.5 million for the year ended December 31, 2000 as compared to $46.9 million for the same period for 1999. The increase was a result of a full year of operations of the 1999 branch acquisitions as well as the new Philadelphia financial service center and additional 14 de novo financial service centers opened in 1999. Of the increase, $2.7 million was in salaries and employee benefits, $1.3 million in occupancy expense, $923,000 in equipment expense, $1.5 million in amortization of excess of cost over fair value of assets acquired and $1.3 million in other expenses. Salaries and benefits increased due to additional staff positions resulting from acquisitions and de novo financial service centers opened. The increase in amortization of excess of cost over fair value of assets acquired resulted from the acquisitions completed for 1999. The increase in other expenses reflects the Company's support of its expanded operations.

                                       8
                               SUN BANCORP, INC.

         Non-interest expenses increased approximately $16.5 million, to $46.9 million for the year ended December 31, 1999 as compared to $30.4 million for the same period for 1998. The increase was a result of operating a larger organization resulting from internal growth and from acquisitions. Of the increase, $6.4 million was in salaries and employee benefits, $2.1 million in occupancy expense, $1.9 million in equipment expense, $1.0 million in data processing expense, $2.5 million in amortization of excess of cost over fair value of assets acquired and $2.6 million in other expenses. The increase in other expenses reflected the Company's support of its expansion during 1999. Salaries and benefits increased due to additional staff positions resulting from the acquisitions and increased staffing in lending and support departments. The increase in data processing expense and equipment expense was the result of operating a larger institution than in the previous year. The increase in amortization of excess of cost over fair value of assets acquired resulted from the acquisitions completed for 1998 and 1999.
         Income Tax Expense. Income taxes decreased $643,000, from $4.3 million to $3.6 million for the years ended December 31, 1999 and December 31, 2000, respectively. Income taxes increased $536,000, from $3.7 million to $4.3 million for the years ended December 31, 1998 and December 31, 1999, respectively. The changes were due to changes in pretax income.

LIQUIDITY AND CAPITAL RESOURCES
         A major source of the Company's funding is its retail deposit branch network, which management believes will be sufficient to meet the Company's long-term liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans as well as sales and maturities of investment securities, while additional funds can be obtained from a variety of sources including loans sales or participations, securities sold under agreements to repurchase, Federal Home Loan Bank ("FHLB") advances, and other secured and unsecured borrowings. Pursuant to an informal agreement with its primary regulator, the FRB, the Company has agreed to provide 30 days prior notification to the FRB of any plans to incur additional debt at the Company level. See "Overview" above. It is anticipated that FHLB advances and securities sold under agreements to repurchase will be secondary sources of funding, and management expects there to be adequate collateral for such funding requirements.
         The Company's primary uses of funds are the origination of loans, the funding of the Company's maturing certificates of deposit, deposit withdrawals, and the repayment of borrowings. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2001 total $453.5 million. The Company may renew these certificates, attract new replacement deposits or replace such funds with borrowed funds, subject to notification to the FRB, as discussed above. The Company has paid premium rates on certain certificates of deposit, accordingly, certain of these actions may require the continued payment of premium rates with an adverse impact on net interest income.
         The Company anticipates that cash and cash equivalents on hand, the cash flow from assets as well as other sources of funds will provide adequate liquidity for the Company's future operating, investing and financing needs. In addition to cash and cash equivalents of $69.6 million at December 31, 2000, the Company has additional secured borrowing capacity with the FHLB and other sources. The substantial increase in liquidity resulting from recent investment securities calls and sales has a negative impact on earnings resulting from lower interest rate spread. Management will continue to monitor the Company's liquidity in order to maintain it at a level that is adequate but not excessive.
         Net cash provided by operating activities for the year ended December 31, 2000 totaled $16.3 million compared to $3.8 million for the year ended December 31, 1999. Net cash provided by operating activities for the year ended December 31, 1999 totaled $3.8 million, a decrease of $19.0 million compared to the year ended December 31, 1998.
         Net cash used in investing activities for the year ended December 31, 2000 totaled $8.9 million, a decrease of $507.0 million compared to net cash used for the year ended December 31, 1999 of $515.9 million. The decrease was primarily due to a decrease in the purchase of investment securities of $277.0 million, a decrease in net increase in loans of $79.8 million, an increase in the maturity of mortgage-backed securities of $74.2 million, a decrease in purchase of investment securities of $12.5 million, an increase in the sale of investment securities of $69.9 million and an increase in the proceeds from security calls of $40.0 million. These were partially offset by a decrease in the maturity of mortgage-backed securities of $108.5 million.
         Net cash used in investing activities for the year ended December 31, 1999 totaled $515.9 million, an increase of $151.7 million compared to net cash used for the year ended December 31, 1998 of $364.2 million. The increase was primarily due to an increase in the purchase of investment securities and restricted equity investments of $135.8 million, a decrease in maturities of investment securities of $64.2 million, a decrease in the sale of investment securities of $158.4 million, a decrease in the sale of mortgage-backed securities of $58.4 million and an increase in loans of $76.1 million. These were partially offset by a decrease in the purchase of mortgage-backed securities of $195.7 million, an increase in the maturity of mortgage-backed securities of $24.3 million and a decrease in loans acquired in branch acquisitions of $129.3 million.

                                       9
                               SUN BANCORP, INC.

         Net cash used by financing activities for the year ended December 31, 2000 totaled $7.2 million, compared to net cash provided by financing activities of $492.0 million for the year ended December 31, 1999. The decrease was a result of an increase of $324.0 million of net repayments under lines of credit and repurchase agreements, a decrease of $246.7 million of deposits resulting from branch acquisitions and a decrease of $40.1 million from the issuance of common stock. This was partially offset by an increase in deposits of $100.3 million and a decrease of $10.1 million of treasury stock purchases.
         Net cash provided by financing activities for the year ended December 31, 1999 totaled $492.0 million, an increase of $95.1 million compared to $396.8 million for the year ended December 31, 1998. The increase was a result of an increase of deposits assumed in branch acquisitions of $52.1 million, an increase of $176.7 million in net advances under line of credit and repurchase agreements and $24.3 million of net proceeds from the issuance of common stock. This was partially offset by a decrease in net deposits of $116.2 million and an increase of $9.9 million in treasury stock purchased.
         The Company monitors its capital levels relative to its business operations and growth. It has sought to maintain the Banks' and its own capital at levels consistent with, or in excess of, regulatory requirements. During 1999, the Company raised approximately $37.0 million of additional equity capital through a public offering of shares of its common stock.
         Prior to the year 2000, the rate of asset growth of the Company, primarily in commercial loans, outpaced the internal growth of the Company's capital. Prior to 2000, capital was supplemented through the issuance of trust preferred securities and common stock. During 2000, the Company implemented new strategies in an attempt to manage its asset growth rate relative to its internal capital generation.
         The trust preferred securities qualify as Tier 1 or core capital of the Company, subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary, capital of the Company.
         Management has developed a capital plan for the Company and the Banks that should allow the Company and the Banks to grow capital internally at levels sufficient for achieving its growth projections and operating and financial risks. It is the Company's intention to maintain "well-capitalized" risk-based capital levels. The Company has also considered a plan for contingency capital needs, and when appropriate, the Company's Board of Directors may consider various capital-raising alternatives. The following table sets forth the risk-based capital levels at December 31, 2000 for the Company, Sun and Sun Delaware.

                                                                                   To Be Well-Capitalized
                                                                 Required for            Under Prompt
                                                               Capital Adequacy      Corrective Action
                                                Actual              Purposes              Provisions
                                         ------------------    -----------------    --------------------
At December 31, 2000                      Amount      Ratio     Amount    Ratio       Amount      Ratio
-----------------------------------------------------------    -----------------    --------------------
Total Capital (to Risk-Weighted Assets):
  Company                                $143,419     11.37%   $100,912    8.00%          N/A
  Sun                                    $124,290     10.61%   $ 93,743    8.00%    $ 117,179     10.00%
  Sun Delaware                           $ 14,112     13.23%   $  8,530    8.00%    $  10,633     10.00%
Tier I Capital (to Risk-Weighted Assets):
  Company                                $118,221      9.37%   $ 50,456    4.00%          N/A
  Sun                                    $114,683      9.79%   $ 46,871    4.00%    $  70,307      6.00%
  Sun Delaware                           $ 13,084     12.27%   $  4,265    4.00%    $   6,398      6.00%
Leverage Ratio:
  Company                                $118,221      5.88%   $ 80,427    4.00%          N/A
  Sun                                    $114,683      6.07%   $ 75,515    4.00%    $  94,393      5.00%
  Sun Delaware                           $ 13,084      7.84%   $  6,677    4.00%    $   8,347      5.00%

Asset and Liability Management
         The Company's exposure to interest rate risk results from the difference in maturities and repricing characteristics of the interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Because the Company's assets have shorter maturity or repricing terms than its liabilities, the Company's earnings will tend to be negatively affected during periods of declining interest rates. Conversely, this mismatch should benefit the Company during periods of increasing interest rates. Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities.

                                       10
                               SUN BANCORP, INC.

Gap Analysis
         Banks have become increasingly concerned with the extent to which they are able to match maturities or repricing characteristics of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring a bank's interest rate sensitivity gap. An asset or liability is considered to be interest-rate sensitive if it will mature or reprice within a specific time period. The interest rate sensitivity gap is defined as the excess of interest-earning assets maturing or repricing within a specific time period over interest-bearing liabilities maturing or repricing within that time period. On at least a quarterly basis, the Banks monitor their gap, primarily their six-month and one-year maturities, and work to maintain their gap within a range that does not exceed a negative 25% of total assets.
         Management and the Board of Directors monitor the Company's gap position quarterly. The Asset/Liability Committees of the Banks' Boards of Directors discuss, among other things, interest rate risk. The Banks also use simulation models to measure the impact of potential changes of up to 300 basis points in interest rates on net interest income. Sudden changes to interest rates should not have a material impact to results of operations. Should Sun or Sun Delaware experience a positive or negative mismatch in excess of the approved range, they have a number of remedial options. They have the ability to reposition its investment portfolio to include securities with more advantageous repricing and/or maturity characteristics. They can attract variable- or fixed-rate loan products as appropriate. The Banks can also price deposit products to attract deposits with maturity characteristics that can lower their exposure to interest rate risk.
         At December 31, 2000, the Company had a positive position with respect to its exposure to interest rate risk. Total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing during the same time period by $121.3 million, representing a positive cumulative one-year gap ratio of 6.06%. As a result, the cost of interest-bearing liabilities of the Company should adjust to changes in interest rates at a slower rate than yield on interest-earning assets of the Company.
         The following table summarizes the maturity and repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2000. All amounts are categorized by their actual maturity or repricing date with the exception of interest-bearing demand deposits and savings deposits. As a result of prior experience during periods of rate volatility resulting in insignificant changes to levels of core deposits and management's estimate of future rate sensitivities, the Company allocates interest-bearing demand deposits and savings deposits ratably among the Maturity/Repricing Time categories. The estimated effective duration of interest-bearing demand deposits and savings deposits, excluding money market demand accounts, is approximately 3.1 years. The estimated effective duration of money market demand accounts is approximately 1.6 years.

                                                                    Maturity/Repricing Time Periods
                                                 -------------------------------------------------------------------
                                                 0-3 Months   4-12 Months     1-5 Years  Over 5 Years         Total
--------------------------------------------------------------------------------------------------------------------
Loans receivable                                   $358,107     $ 131,579      $505,508     $  47,136    $1,042,330
Investment securities                               552,158        35,557        47,268       159,973       794,956
Federal funds sold                                    3,200                                                   3,200
--------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets                     913,465       167,136       552,776       207,109     1,840,486
--------------------------------------------------------------------------------------------------------------------
Interest-bearing demand deposits                    117,166        24,718       143,006        68,913       353,803
Savings deposits                                      3,965        12,004        66,910        90,904       173,783
Time certificates                                   184,402       258,784       183,129         2,632       628,947
Federal Home Loan Bank advances                          34           104        45,634         3,361        49,133
Other borrowed funds                                  1,160                                                   1,160
Securities sold under agreements to repurchase      356,986                                                 356,986
--------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities                663,713       295,610       438,679       165,810     1,563,812
--------------------------------------------------------------------------------------------------------------------
Periodic Gap                                       $249,752     $(128,474)     $114,097      $ 41,299       276,674
====================================================================================================================
Cumulative Gap                                     $249,752     $ 121,278      $235,375      $276,674
======================================================================================================
Cumulative Gap Ratio                                  12.47%         6.06%        11.75%        13.82%
======================================================================================================

Impact of Inflation and Changing Prices
         The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                                       11
                               SUN BANCORP, INC.

FINANCIAL CONDITION
         The Company's assets increased by $21.7 million, or 1.1% from $1.98 billion at December 31, 1999 to $2.00 billion at December 31, 2000. This relatively flat growth in 2000 reflects the Company's focus on overall balance sheet management and the assimilation of the significant growth of the past several years. During 2000, the Company concentrated on growth of its core businesses, with emphasis on commercial lending and retail banking, while also deleveraging the balance sheet through a reduction in investments and borrowings.
         Comparing balances from December 31, 2000 to December 31, 1999, the Company's investment securities decreased $86.1 million, net loans receivable increased $131.0 million, restricted equity investments decreased $14.6 million and the excess of cost over fair value of assets acquired decreased $7.9 million. Total liabilities decreased $3.8 million. Deposits increased $120.0 million, advances from the FHLB decreased $70.6 million, federal funds purchased decreased $5.7 million and securities sold under agreements to repurchase decreased $50.8 million from December 31, 1999 to December 31, 2000. Shareholders' equity increased $26.5 million, or 29%, to $117.6 million at December 31, 2000, from December 31, 1999. The increase was due to the Company's earnings during 2000 and a decrease in accumulated other comprehensive loss of $16.9 million.
         Loans. Net loans receivable increased $131.0 million, or 15%, from December 31, 1999 to December 31, 2000, due primarily to internally generated commercial loan growth. Approximately $118.4 million of this increase was in commercial loans, primarily commercial real estate loans. This significant increase was a result of a broader market area, the efforts from a larger commercial lending staff and competitive pricing and servicing of loans. Installment loans increased $15.4 million and residential real estate loans increased $1.2 million. During 2000 and 1999, the Company used outside loan correspondents as well as Sun Mortgage Company in 1999 to originate residential mortgages. These loans were originated using the Company's underwriting standards, rates and terms, and were approved according to the Company's lending policy prior to origination. Prior to closing, the Company generally had commitments to sell these loans with servicing released, at par and without recourse, in the secondary market. Secondary market sales were generally scheduled to close shortly after the origination of those loans. During the first quarter of the year 2000, Sun Mortgage Company was merged into Sun and the origination of residential mortgage loans has since been conducted through the Banks' consumer lending divisions. Set forth below is selected data relating to the composition of the Company's loan portfolio by type of loan on the dates indicated.

ANALYSIS OF LOAN PORTFOLIO

At December 31,                         2000                  1999               1998                  1997              1996
--------------------------------------------------    -----------------   -----------------   -----------------   ------------------
                                  Amount       %        Amount      %       Amount      %        Amount     %       Amount     %
--------------------------------------------------    -----------------   -----------------   -----------------   ------------------
Type of Loan:
  Commercial and industrial   $  869,088     84.24    $750,707    83.35   $548,646    79.53   $346,475    81.00   $223,116   75.51
  Home equity                     24,613      2.38      26,619     2.96     31,068     4.50     20,725     4.84     22,070    7.47
  Residential real estate         54,140      5.25      52,986     5.88     48,119     6.98     29,454     6.89     31,777   10.75
  Installment                     94,489      9.16      79,081     8.78     69,162    10.03     35,301     8.25     21,133    7.15
  Less: Loan loss allowance       10,636      1.03       8,722     0.97      7,143     1.04      4,194     0.98      2,595    0.88
------------------------------------------------------------------------------------------------------------------------------------
  Net loans                   $1,031,694    100.00    $900,671   100.00   $689,852   100.00   $427,761   100.00   $295,501  100.00
====================================================================================================================================

Type of Security:
  Residential real estate:
    1-4 family                $  143,973     13.96    $118,837    13.20   $123,263    17.87   $ 83,169    19.44   $ 84,036   28.44
    Other                         83,615      8.10       8,954     0.99      9,726     1.41     11,098     2.59     11,115    3.76
  Commercial real estate         576,365     55.87     199,437    22.14    242,700    35.18    204,053    47.70    166,893   56.48
  Commercial business loans      183,130     17.75     528,513    58.68    269,406    39.06    107,963    25.25     20,455    6.93
  Consumer                        40,879      3.96      38,817     4.31     40,362     5.85     22,240     5.20     15,229    5.15
  Other                           14,368      1.39      14,835     1.65     11,538     1.67      3,432     0.80        368    0.12
  Less: Loan loss allowance       10,636      1.03       8,722     0.97      7,143     1.04      4,194     0.98      2,595    0.88
------------------------------------------------------------------------------------------------------------------------------------
  Net loans                   $1,031,694    100.00     $900,671  100.00   $689,852   100.00   $427,761   100.00   $295,501  100.00
====================================================================================================================================

                                       12
                               SUN BANCORP, INC.

         The following table sets forth the estimated maturity of the Company's loan portfolio at December 31, 2000. The table does not include prepayments or scheduled principal prepayments. Adjustable rate mortgage loans are shown as maturing based on contractual maturities.

                                    Due     Due after                    Allowance
                                 Within     1 through     Due after            for
                                 1 year       5 years       5 years      Loan Loss          Total
--------------------------------------------------------------------------------------------------
Commercial and industrial   $   228,582   $   384,230   $   256,276    $    (8,826)   $   860,262
Home equity                      17,004                       7,609           (343)        24,270
Residential real estate             691         8,670        44,779           (391)        53,749
Installment                      13,280        30,185        51,024         (1,076)        93,413
--------------------------------------------------------------------------------------------------
                            $   259,557   $   423,085   $   359,688    $   (10,636)   $ 1,031,694
==================================================================================================

         The following table sets forth the dollar amount of all loans due after December 31, 2001, which have pre-determined interest rates and which have floating or adjustable interest rates.

                                              Floating or
                                               Adjustable
                              Fixed Rates           Rates           Total
--------------------------------------------------------------------------
Commercial and industrial        $535,603        $104,903        $640,506
Home equity                                         7,609           7,609
Residential real estate            44,105           9,344          53,449
Installment                        79,710           1,499          81,209
--------------------------------------------------------------------------
                                 $659,418        $123,355        $782,773
==========================================================================

Non-Performing and Problem Assets
         Loan Delinquencies. The Company's collection procedures provide that after a commercial loan is 10 days past due, or a residential mortgage loan is 15 days past due, a late charge is added. The Company contacts the borrower by mail or telephone and payment is requested. If the delinquency continues, subsequent efforts are made to contact the borrower. If the loan continues to be delinquent for 90 days or more, the Company usually initiates foreclosure proceedings unless other repayment arrangements are made. Delinquent loans are reviewed on a case by case basis in accordance with the lending policy.
         Interest accruals are generally discontinued when a loan becomes 90 days past due or when collection of principal or interest is considered doubtful. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the allowance for loan losses. Generally, commercial loans are charged off no later than 120 days delinquent unless the loan is well secured and in the process of collection or other extenuating circumstances support collection. Residential real estate loans are typically charged off at 90 days delinquent. In all cases, loans must be placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
         Non-Performing Assets. During 2000, the Company continued to experience low levels of non-performing assets. Total non-performing assets increased $1.2 million from $4.9 million at December 31, 1999 to $6.1 million at December 31, 2000. The ratio of non-performing assets to net loans increased to .59% at December 31, 2000 compared to .55% at December 31, 1999. During 2000, the Company transferred $919 million of bank properties and equipment that were no longer used in its operations to real estate owned. For 1999, non-performing assets increased by $2.1 million, from $2.8 million at December 31, 1998 to $4.9 million at December 31, 1999. The following table sets forth information regarding loans that are delinquent 90 days or more. Management of the Company believes that all loans accruing interest are adequately secured and in the process of collection. At the dates shown, the Company had no restructured loans within the definition of Statement of Financial Accounting Standards No. 15.

                                       13
                               SUN BANCORP, INC.

Non-Performing Assets

At December 31,                                                           2000      1999      1998      1997      1996
-----------------------------------------------------------------------------------------------------------------------
Loans accounted for on a non-accrual basis:
  Commercial and industrial                                             $2,933    $2,085    $  979    $  116    $  354
  Home equity                                                               65         8       241       466       337
  Residential real estate                                                  430       250       182       253       586
  Installment                                                              278       237       206        62
-----------------------------------------------------------------------------------------------------------------------
       Total                                                            $3,706    $2,580    $1,608    $  897    $1,277
=======================================================================================================================

Accruing loans that are contractually past due 90 days or more:
  Commercial and industrial $                                              114    $  880    $  202    $  642    $  404
  Home equity                                                               36       339       252       168        62
  Residential real estate                                                  540       303       230       335       572
  Installment                                                              485       280       202       168       105
-----------------------------------------------------------------------------------------------------------------------
       Total                                                            $1,175    $1,802    $  886    $1,313    $1,143
=======================================================================================================================

       Total non-accrual and 90-day past due loans                      $4,881    $4,382    $2,494    $2,210    $2,420
Real estate owned                                                        1,179       535       292       270       756
-----------------------------------------------------------------------------------------------------------------------
       Total non-performing assets                                      $6,060    $4,917    $2,786    $2,480    $3,176
=======================================================================================================================

Total non-accrual and 90-day past due loans to net loans                  0.47%     0.49%     0.36%     0.52%     0.82%
Total non-accrual and 90-day past due loans to total assets               0.24%     0.22%     0.16%     0.20%     0.55%
Total non-performing assets to net loans                                  0.59%     0.55%     0.40%     0.58%     1.07%
Total non-performing assets to total assets 0.30%                                   0.25%     0.18%     0.23%     0.73%
Total allowance for loan losses to total non-performing loans           217.92%   199.05%   286.41%   189.77%   107.23%

         Interest income that would have been recorded on loans on non-accrual status, under the original terms of such loans, would have totaled $352,000 for the year ended December 31, 2000.
         Foreclosed Real Estate. Real estate acquired by the Company as a result of foreclosure and bank properties and equipment that the Company is holding for sale is classified as real estate owned until such time as it is sold. When real estate is acquired or transferred, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less estimated disposal costs. Any subsequent write-down of real estate owned is charged to operations. At December 31, 2000, the Company had a net amount of $1,179,000 classified as real estate owned, including $919 million of bank properties and equipment that were no longer used in the Company's operations.
         Allowances for Losses on Loans and Real Estate Owned. It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans. A provision for loan losses is charged to operations based on management's evaluation of the estimated losses that may be incurred in the Company's loan portfolio. Management also periodically performs valuations of real estate owned and establishes allowances to reduce book values of the properties to their net realizable values when necessary.
         The following table sets forth information with respect to the Company's allowance for losses on loans at the dates indicated:

At December 31,                                       2000       1999       1998       1997       1996
-------------------------------------------------------------------------------------------------------
Allowance for losses on loans, beginning of year   $ 8,722    $ 7,143    $ 4,194    $ 2,595    $ 2,065
Charge-offs:
  Commercial                                           209         15         26                   307
  Mortgage                                               8        210        203         37          9
  Installment                                          384        311         68         65         85
-------------------------------------------------------------------------------------------------------
       Total charge-offs                               601        536        297        102        401
-------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial                                                                  18         22          6
  Mortgage                                              25         10                                4
  Installment                                           10         16         15         14         21
-------------------------------------------------------------------------------------------------------
       Total recoveries                                 35         26         33         36         31
-------------------------------------------------------------------------------------------------------
Net charge-offs                                        566        510        264         66        370
Allowance acquired with branch purchase                                    1,000
Provision for loan losses                            2,480      2,089      2,213      1,665        900
-------------------------------------------------------------------------------------------------------
Allowance for losses on loans, end of year         $10,636    $ 8,722    $ 7,143    $ 4,194    $ 2,595
=======================================================================================================
Net loans charged off as a percent
         of average loans outstanding                 0.06%      0.06%      0.05%      0.02%      0.16%
=======================================================================================================

                                       14
                               SUN BANCORP, INC.

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

At December 31,                               2000              1999               1998              1997              1996
----------------------------------------------------------  ----------------   ----------------  ----------------- -----------------
                                                 Percent of        Percent of         Percent of        Percent of        Percent of
                                                  Loans to          Loans to           Loans to          Loans to          Loans to
                                                   Total             Total              Total             Total              Total
                                          Amount   Loans    Amount   Loans     Amount   Loans    Amount   Loans     Amount   Loans
----------------------------------------------------------  ----------------   ----------------  ----------------- -----------------
Balance at end of year applicable to:
  Commercial and industrial             $ 8,826    83.38%   $7,244    82.55%   $6,131    78.72%   $2,922    80.21%   $1,799   74.98%
  Residential real estate                   391     2.36       327     2.93       164     6.90       129     6.82       139   10.65
  Home equity                               343     5.19       254     5.83       382     4.46       752     4.80       490    7.40
  Installment                             1,076     9.07       897     8.69       466     9.92       391     8.17       167    6.97
------------------------------------------------------------------------------------------------------------------------------------
       Total allowance                  $10,636   100.00%   $8,722   100.00%   $7,143   100.00%   $4,194   100.00%   $2,595  100.00%
====================================================================================================================================

         Investment Securities. Most of the Company's investment portfolio is held at Sun's wholly owned subsidiary, Med-Vine, Inc. ("Med-Vine"). Total investment securities decreased $86.1 million, or 10.3% from $834.7 million at December 31, 1999 to $748.6 million at December 31, 2000. During 2000, to reduce its interest rate risk and improve its capital and liquidity positions the Company sold $52 million of primarily below market yield investment securities. In addition, $40.0 million of investment securities were called during December 2000. The Company used the proceeds from the security sales and calls to reduce borrowings, principally FHLB repurchase agreements. Securities sold under agreements to repurchase with FHLB, which totaled approximately $255.1 million and $350.7 million at December 31, 2000 and 1999, respectively, were used to match fund or partially match fund investment securities for an incremental net interest spread in a structured transaction. The original purpose of the structured transaction was to increase net interest income and partially offset the increase in interest expense resulting from the issuance of trust preferred securities. If the Company continues to liquidate its portfolio, it is anticipated that the repurchase agreements from the FHLB will continue to be reduced.
         The Company's investment policy is established by senior management and approved by the Board of Directors. Med-Vine's investment policy is identical to that of the Company. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that optimizes interest income within acceptable limits of safety and liquidity. The Company has classified its entire portfolio of debt investment securities as available for sale. As a result, these securities are carried at their estimated fair value based on quoted market prices.
         The following table sets forth the carrying value of the Company's portfolio of investment securities available for sale at the dates indicated:

At December 31,                               2000                              1999                              1998
----------------------------------------------------------------  --------------------------------  --------------------------------
                                                 Net                               Net                               Net
                                          Unrealized   Estimated            Unrealized   Estimated            Unrealized   Estimated
                                Amortized      Gains        Fair  Amortized      Gains        Fair  Amortized      Gains        Fair
                                     Cost    (Losses)      Value       Cost    (Losses)      Value       Cost    (Losses)      Value
----------------------------------------------------------------  --------------------------------  --------------------------------
U.S. Treasury obligations        $ 69,406   $     53    $ 69,459   $ 63,730   $ (1,200)   $ 62,530   $ 48,997   $    551    $ 49,548
Government agency and
  mortgage-backed securities      645,090    (15,738)    629,352    748,022    (35,727)    712,295    532,269     (1,585)    530,684
Municipal obligations              49,267       (467)     48,800     59,520     (4,764)     54,756     39,770        270      40,040
Other securities                      948                    948      5,096                  5,096      1,149                  1,149
------------------------------------------------------------------------------------------------------------------------------------
       Total                     $764,711   $(16,152)   $748,559   $876,368   $(41,691)   $834,677   $622,185   $   (764)   $621,421
====================================================================================================================================

         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Company's portfolio of investment securities available for sale at December 31, 2000. All debt securities are classified as available for sale; therefore, the carrying value is the estimated fair value. Yields on tax exempt obligations have been calculated on a tax-equivalent basis.

                              One Year or Less  One to Five Years    Five to Ten Years   More than Ten Years       Total
                              -----------------  -----------------   -----------------   ------------------  -----------------
                                           Wtd.               Wtd.                Wtd.                Wtd.               Wtd.
                              Carrying     Avg.  Carrying     Avg.    Carrying    Avg.   Carrying     Avg.    Carrying   Avg.
                                 Value    Yield     Value    Yield       Value   Yield      Value    Yield       Value  Yield
                              -----------------  -----------------   -----------------   ------------------  -----------------
U.S. Treasury obligations      $52,612    5.58%   $11,711    5.36%    $  5,136   4.98%                       $  69,459   5.50%
Government agency and
  mortgage-backed securities     9,869    6.30      7,422     6.04      96,619   7.24    $515,442    7.58%     629,352   7.49
Municipal obligations            1,236    7.55                           1,956   6.83      45,608    7.75       48,800   7.70
Other securities                   873    6.18         75     5.04                                                 948   6.10
--------------------------------------            -------             --------           --------             --------
       Total                   $64,590    5.73%   $19,208     5.62%   $103,711   7.12%   $561,050    7.59%    $748,559   7.32%
======================================            =======             ========           ========             ========

                                       15
                               SUN BANCORP, INC.

         Deposits. Consumer and commercial deposits are attracted principally from within the Company's primary market area through the offering of a broad selection of deposit instruments including checking, regular savings, money market, certificates of deposit and individual retirement accounts. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. Management regularly evaluates the internal cost of funds, surveys rates offered by competing institutions, reviews the Company's cash flow requirements for lending and liquidity, and executes rate changes when appropriate. The Company does not obtain funds through brokers, nor does it solicit funds outside the States of New Jersey, Delaware or Pennsylvania.
         Deposits at December 31, 2000 totaled $1.41 billion, an increase of $119.5 million, or 9%, over the December 31, 1999 balance of $1.29 billion. Demand deposits, including NOW accounts and money market accounts, increased $81.3 million, or 15%, at December 31, 2000, to $608.1 million, compared with December 31, 1999. Savings deposits increased $20.0 million to $173.8 million at December 31, 2000, from $153.8 million at December 31, 1999. Certificates of deposit under $100,000 increased $13.7 million from December 31, 1999, to $435.1 million at December 31, 2000. Certificates of deposit of $100,000 or more increased $4.6 million to $193.8 million at December 31, 2000. The increase in all categories of deposits during 2000 was due to internal growth, especially from de novo financial service centers, as well as promotional rates offered on certain money market accounts during the year in response to rates offered by other financial institutions in the Company's market areas.
         The following table sets forth average deposits by various types of demand and time deposits:

For the Years Ended December 31,                 2000                    1999                   1998
--------------------------------------------------------------  ----------------------   --------------------
                                            Amount   Avg. Cost      Amount   Avg. Cost     Amount   Avg. Cost
                                        ----------------------  ----------------------   --------------------
Non-interest-bearing demand deposits    $  245,989              $  221,316               $152,875
Interest-bearing demand deposits           336,772     3.66%       229,353     2.63%      139,617     2.35%
Savings deposits                           154,091     2.22        143,522     1.86       117,017     2.16
Time deposits                              643,972     5.79        509,136     5.07       358,359     5.45
--------------------------------------------------              ----------               --------
       Total                            $1,380,824     3.84%    $1,103,327     3.13%     $767,868     3.30%
==================================================              ==========               ========

         The following table indicates the amount of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2000.

Three months or less                      $111,136
Over three through six months               21,625
Over six through twelve months              37,294
Over twelve months                          23,764
--------------------------------------------------
Total                                     $193,819
==================================================

         Borrowings. Borrowed funds decreased $127.2 million in 2000, to $407.3 million at December 31, 2000, from $534.5 million at December 31, 1999. The decrease was a result of a decrease of $70.1 million in advances from the FHLB, a decrease of $95.5 million in securities sold under agreements to repurchase with the FHLB and a decrease of $5.7 million in federal funds purchased, partially offset by an increase of $44.7 million in securities sold under agreements to repurchase with customers. The Company also had other borrowings of $1.2 million.
         For the years ended December 31, 2000 and 1999, the maximum month-end amount of advances borrowed from the FHLB was $119.2 million and $119.7 million, respectively. The Company sold U.S. Treasury securities to customers under agreements to repurchase them, at par, on the next business day. For the years ended December 31, 2000 and 1999, the maximum month-end amount of securities sold under agreements to repurchase with customers was $110.5 million and $68.9 million, respectively. The Company purchased federal funds from correspondent banks, on an overnight basis. For the years ended December 31, 2000 and 1999, the maximum month-end amount of federal funds purchased from correspondents was $23.3 million and $22.9 million, respectively. The Company engaged in structured transactions, including FHLB repurchase agreements used to match fund investment securities in an effort to offset the interest expense incurred in connection with the issuance of the trust preferred securities. For the years ended December 31, 2000 and 1999, the maximum month-end amount of securities sold under agreements to repurchase with the FHLB was $350.7 million and $369.6 million, respectively.

                                       16
                               SUN BANCORP, INC.

         The following table sets forth certain information regarding FHLB advances, interest rates, approximate average amounts outstanding and their approximate weighted average rates at the dates indicated.

December 31,                                                      2000         1999         1998
-----------------------------------------------------------------------   ------------   ------------
FHLB convertible rate advances outstanding at end of year     $  45,000
Interest rate                                                      6.67%
Approximate average amount outstanding                        $  41,138
Approximate weighted average rate                                  6.85%

FHLB advances outstanding at end of year                                   $ 115,478
Interest rate                                                                   5.10%
Approximate average amount outstanding                        $  27,759    $  33,512     $  20,205
Approximate weighted average rate                                  6.67%        5.32%         5.87%

FHLB repurchase agreements outstanding at end of year         $ 255,145    $ 350,662     $ 291,756
Interest rate                                                      6.45%        5.93%         5.33%
Approximate average amount outstanding                        $ 332,981    $ 304,051     $ 240,806
Approximate weighted average rate                                  6.43%        5.21%         5.57%

FHLB amortizing advances outstanding at end of year           $   4,133    $   4,263     $   4,386
Interest rate                                                      5.68%        5.68%         5.68%
Approximate average amount outstanding                        $   4,192    $   4,325     $     682
Approximate weighted average rate                                  5.68%        5.68%         5.52%

         Deposits are the primary source of funds for the Company's lending activities, investment activities and general business purposes. Should the need arise, the Company has the ability to access lines of credit from various sources including the Federal Reserve Bank, the FHLB and various other correspondent banks, subject to prior notification to the FRB of the occurrence of additional debt. See "Overview" above. In addition, on an overnight basis, the Company has the ability to sell securities under agreements to repurchase.

Guaranteed Preferred Beneficial Interest in Company's Subordinated Debt
         In 1997, the Company's subsidiary, Sun Capital Trust ("Sun Trust I") issued $28.75 million of 9.85% Preferred Securities ("Sun Trust I Preferred Securities") with a stated value and liquidation preference of $25 per share. The proceeds from the sale of the Sun Trust I Preferred Securities were utilized by Sun Trust I to invest in $25 million of 9.85% Junior Subordinated Debentures (the "Sun Trust I Debentures") of the Company, due in March 2027.
         In 1998, the Company's subsidiary, Sun Capital Trust II ("Sun Trust II") issued $29.9 million of 8.875% Preferred Securities ("Sun Trust II Preferred Securities") with a stated value and liquidation preference of $10 per share. The proceeds of the sale of the Sun Trust II Preferred Securities were utilized by Sun Trust II to invest in $29.9 million of 8.875% Junior
Subordinated Debentures (the "Sun Trust II Debentures") of the Company, due December 2028.
         During 2000, the Company repurchased 11,300 shares of Sun Trust I preferred securities and 22,800 shares of Sun Trust II preferred securities for approximately $511,000. During 1999, the Company repurchased 17,100 shares of Sun Trust I preferred securities and 38,500 shares of Sun Trust II preferred securities for approximately $812,000.
         For more information regarding guaranteed preferred beneficial interest in Company's subordinated debt, refer to Note 24 of the Notes to Consolidated Financial Statements contained herein.

                                       17
                               SUN BANCORP, INC.

                          ----------------------------
                          Independent Auditors' Report


To the Board of Directors and Shareholders of Sun Bancorp, Inc.
Vineland, New Jersey

         We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania

March 22, 2001


                                       18
                               SUN BANCORP, INC.

                               Sun Bancorp, Inc.
                 ----------------------------------------------
                 Consolidated Statements of Financial Condition
                           December 31, 2000 and 1999

(Dollars in thousands)                                                             2000                   1999
---------------------------------------------------------------------------------------     ------------------
ASSETS
Cash and due from banks                                                     $    66,417            $    69,425
Federal funds sold                                                                3,200
--------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents                                                      69,617                 69,425
Investment securities available for sale (amortized cost--
  $764,711; 2000 and $876,368; 1999)                                            748,559                834,677
Loans receivable (net of allowance for loan losses--
  $10,636; 2000 and $8,722; 1999)                                             1,031,694                900,671
Restricted equity investments                                                    30,245                 44,796
Bank properties and equipment, net                                               29,124                 31,845
Real estate owned, net                                                            1,179                    535
Accrued interest receivable                                                      16,614                 14,977
Excess of cost over fair value of assets acquired, net                           52,839                 60,718
Deferred taxes                                                                   10,635                 17,768
Other assets                                                                     12,023                  5,449
--------------------------------------------------------------------------------------------------------------
       TOTAL                                                                $ 2,002,529            $ 1,980,861
==============================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits                                                                    $ 1,410,867            $ 1,291,326
Advances from the Federal Home Loan Bank                                         49,133                119,741
Loan payable                                                                      1,160                  1,160
Federal funds purchased                                                                                  5,700
Securities sold under agreements to repurchase                                  356,986                407,851
Other liabilities                                                                 9,422                  6,141
--------------------------------------------------------------------------------------------------------------
       Total liabilities                                                      1,827,568              1,831,919
--------------------------------------------------------------------------------------------------------------

Guaranteed preferred beneficial interest in Company's subordinated debt          57,327                 57,838

COMMITMENTS AND CONTINGENT LIABILITIES (Notes 5 and 18)

SHAREHOLDERS' EQUITY
Preferred stock, none issued
Common stock, $1 par value, 25,000,000 shares authorized, issued and
  outstanding: 10,086,537 in 2000 and 10,080,202 in 1999                         10,087                 10,080
Surplus                                                                         105,841                105,798
Retained earnings                                                                15,839                 13,170
Accumulated other comprehensive loss                                            (10,661)               (27,516)
Treasury stock at cost, 306,343 shares in 2000 and 901,951 shares in 1999        (3,472)               (10,428)
--------------------------------------------------------------------------------------------------------------
       Total shareholders' equity                                               117,634                 91,104
--------------------------------------------------------------------------------------------------------------
       TOTAL                                                                $ 2,002,529            $ 1,980,861
==============================================================================================================

                 See notes to consolidated financial statements

                                       19
                               SUN BANCORP, INC.

Sun Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2000, 1999 and 1998

(Dollars in thousands, except share amounts)                                 2000           1999          1998
---------------------------------------------------------------------------------    -----------   -----------
INTEREST INCOME:
  Interest and fees on loans                                           $   88,353    $    67,611   $    45,135
  Interest on taxable investment securities                                55,672         41,670        33,422
  Interest on non-taxable investment securities                             2,704          2,463         1,991
  Dividends on restricted equity investments                                3,332          2,217         1,902
  Interest on federal funds sold                                              595            293           339
--------------------------------------------------------------------------------------------------------------
       Total interest income                                              150,656        114,254        82,789
--------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
  Interest on deposits                                                     53,049         34,487        25,322
  Interest on short-term funds borrowed                                    30,922         21,043        16,430
  Interest on guaranteed preferred beneficial
    interest in Company's subordinated debt                                 5,437          5,550         3,342
--------------------------------------------------------------------------------------------------------------
       Total interest expense                                              89,408         61,080        45,094
--------------------------------------------------------------------------------------------------------------
       Net interest income                                                 61,248         53,174        37,695

PROVISION FOR LOAN LOSSES                                                   2,480          2,089         2,213
--------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                      58,768         51,085        35,482
--------------------------------------------------------------------------------------------------------------

OTHER INCOME:
  Service charges on deposit accounts                                       5,175          4,601         3,278
  Other service charges                                                       392            119            87
  Gain on sale of fixed assets                                                  9            148            18
  Gain on sale of loans held for sale                                          24             18           112
  (Loss) gain on sale of investment securities                               (311)            79         1,037
  Income from mortgage banking operations                                     280          2,695         1,884
  Other                                                                     2,614          2,091           984
--------------------------------------------------------------------------------------------------------------
       Total other income                                                   8,183          9,751         7,400
--------------------------------------------------------------------------------------------------------------

OTHER EXPENSES:
  Salaries and employee benefits                                           23,049         20,326        13,932
  Occupancy expense                                                         6,660          5,409         3,274
  Equipment expense                                                         5,016          4,093         2,234
  Data processing expense                                                   3,223          3,175         2,151
  Amortization of excess of cost over fair value of assets acquired         7,879          6,402         3,910
  Other                                                                     8,720          7,450         4,866
--------------------------------------------------------------------------------------------------------------
       Total other expenses                                                54,547         46,855        30,367
--------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                 12,404         13,981        12,515

INCOME TAXES                                                                3,624          4,267         3,731
--------------------------------------------------------------------------------------------------------------
NET INCOME                                                            $     8,780    $     9,714   $     8,784
==============================================================================================================
Basic earnings per share                                              $      0.90    $      1.08   $      1.24
==============================================================================================================
Diluted earnings per share                                            $      0.89    $      1.01   $      1.09
==============================================================================================================
Weighted average shares--basic                                          9,707,962      8,965,794     7,102,901
==============================================================================================================
Weighted average shares--diluted                                        9,890,870      9,645,536     8,064,430
==============================================================================================================

                 See notes to consolidated financial statements

                                       20
                               SUN BANCORP, INC.

Sun Bancorp, Inc.
Consolidated Statements of Shareholders' Equity
Years Ended December 31, 2000, 1999 and 1998

                                                                      Accumulated
                                                                            Other
                                       Common              Retained Comprehensive    Treasury
(In thousands)                         Stock    Surplus    Earnings          Loss     Stock       Total
-----------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1998            $   4,014  $ 38,850    $ 11,614   $      154                 $ 54,632
Comprehensive income:
  Net income                                                  8,784
  Net change in unrealized loss
    on securities available for sale,
    net of taxes of ($339)                                                  (658)
      Comprehensive income                                                                         8,126
Exercise of stock options                   6        29                                               35
Issuance of common stock                  836    14,992                                           15,828
Stock dividends                         2,309     7,844     (10,153)
Cash paid for fractional interest
  resulting from stock dividends                     (5)         (2)                                  (7)
Purchase of treasury stock                                                           $  (281)       (281)
-----------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998              7,165    61,710      10,243         (504)       (281)     78,333
Comprehensive loss:
  Net income                                                  9,714
  Net change in unrealized loss
    on securities available for sale,
    net of taxes of ($13,915)                                            (27,012)
      Comprehensive loss                                                                         (17,298)
Exercise of stock options                   4        18                                               22
Issuance of common stock                2,549    37,612          36                               40,197
Stock dividends                           362     6,461      (6,823)
Cash paid for fractional interest
  resulting from stock dividends                     (3)                                              (3)
Purchase of treasury stock                                                           (10,147)    (10,147)
-----------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999             10,080   105,798      13,170      (27,516)    (10,428)     91,104
Comprehensive income:
  Net income                                                  8,780
  Net change in unrealized loss
    on securities available for sale,
    net of taxes of $8,683                                                16,855
      Comprehensive income                                                                        25,635
Exercise of stock options                                       270                      628         898
Issuance of common stock                    7        43      (1,176)                   1,140          14
Stock dividends                                              (5,188)                   5,188
Cash paid for fractional interest
  resulting from stock dividend                                 (17)                                 (17)
-----------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000            $10,087  $105,841     $15,839     $(10,661)    $(3,472)   $117,634
===========================================================================================================

                 See notes to consolidated financial statements

                                       21
                               SUN BANCORP, INC.

Sun Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2000, 1999 and 1998

(In thousands)                                                                             2000             1999           1998
-----------------------------------------------------------------------------------------------        ---------      ---------
OPERATING ACTIVITIES:
  Net income                                                                          $   8,780        $   9,714      $   8,784
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                             2,480            2,089          2,213
    Provision for losses on real estate owned                                                56               23
    Depreciation and amortization                                                         2,041            1,225            846
    Amortization of excess of cost over fair value of assets acquired                     7,879            6,402          3,910
    Gain on sale of loans                                                                   (24)             (17)          (112)
    Proceeds from sale of loans held for sale                                               925            1,074          3,447
    Loss (gain) on sale of investment securities available for sale                         311              (79)        (1,037)
    Gain on sale of bank properties and equipment                                            (9)            (148)           (18)
    Writedown  of book  value  of  properties  and  equipment                               369
    Deferred  income taxes                                                               (1,550)          (1,468)          (732)
    Change in assets and liabilities which (used) provided cash:
      Accrued interest receivable                                                        (1,637)          (4,477)        (3,748)
      Other assets                                                                       (6,574)          (1,317)        (1,249)
      Other liabilities                                                                   3,281           (9,218)        10,468
--------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                                       16,328            3,803         22,772
--------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
  Purchases  of  investment securities available                                       (105,286)        (382,306)      (259,702)
  Purchases of mortgage-backed  securities  available for sale                                           (12,457)      (208,193)
  Redemption (purchases) of restricted equity securities                                 14,551          (16,458)        (3,227)
  Proceeds from  maturities of  investment  securities  available for sale              100,911           26,718         90,960
  Proceeds from  maturities  of  mortgage-backed  securities  available for sale                         108,499         84,168
  Proceeds from calls of investment  securities  available for sale                      40,000
  Proceeds from sale of investment  securities  available for sale                       75,963            6,080        164,509
  Proceeds  from sale of  mortgage-backed securities  available  for sale                                                58,413
         Net increase in loans                                                         (134,633)        (214,468)      (138,351)
  Increase in loans  resulting from branch acquisitions                                                      (71)      (129,326)
  Purchase of bank properties and equipment                                              (1,596)          (3,637)        (2,349)
  Increase in bank  properties  and  equipment resulting from branch acquisitions                         (4,962)          (524)
  Proceeds from sale of bank  properties  and  equipment                                    754            1,045            149
  Excess of cost over fair value  of  branch  assets  acquired                                           (24,230)       (20,696)
  Purchase  price adjustment  of branch  assets  acquired                                                     71
  Proceeds  from sale of real estate owned                                                  448              308             16
--------------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                                           (8,888)        (515,868)      (364,153)
--------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
  Net increase in deposits                                                              119,541           19,263        135,459
  Increase in deposits resulting from branch acquisitions                                                246,666        194,551
  Net (repayments) borrowings under line of credit and repurchase agreements           (127,173)         196,788         20,191
  Increase in borrowings resulting from branch acquisition                                                                1,160
  Proceeds from exercise of stock options                                                   898               22             35
  Payments for fractional interests resulting from stock dividend                           (17)              (3)            (7)
  Proceeds from issuance of guaranteed preferred
    beneficial interest in Company's subordinated debt                                                                   29,900
  Repurchase of guaranteed preferred beneficial interest
    in Company's subordinated debt                                                         (511)            (812)
  Proceeds from issuance of common stock                                                     14           40,197         15,828
  Treasury stock purchased                                                                               (10,147)          (281)
--------------------------------------------------------------------------------------------------------------------------------
         Net cash (used in) provided by financing activities                             (7,248)         491,974        396,836
--------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        192          (20,091)        55,455
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                             69,425           89,516         34,061
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                $  69,617        $  69,425      $  89,516
================================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
         Interest paid                                                                $  87,615        $  61,212      $  42,827
         Income taxes paid $                                                              5,609        $   5,724      $   5,471
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS:
         Transfer of loans and bank properties and equipment to real estate owned     $   1,148        $     574      $     243

                 See notes to consolidated financial statements

                                       22
                               SUN BANCORP, INC.

                               Sun Bancorp, Inc.
                   ------------------------------------------
                   Notes to Consolidated Financial Statements
              For the Years Ended December 31, 2000, 1999 and 1998
     (All dollar amounts presented in the tables, except per share amounts, are in thousands)

1. NATURE OF OPERATIONS
         Sun Bancorp, Inc. (the "Company") is registered as a multi-bank holding company under the Bank Holding Company Act of 1956, as amended. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Sun Capital Trust ("Sun Trust I"), Sun Capital Trust II ("Sun Trust II"), Sun National Bank, Delaware ("Sun Delaware"), Sun National Bank ("Sun") and Sun's wholly owned subsidiary, Med-Vine, Inc. All significant intercompany balances and transactions have been eliminated.
         The Company and Sun have their administrative offices in Vineland, New Jersey. Sun Delaware has its administrative office in Wilmington, Delaware. At December 31, 2000, the Company had 70 financial service centers located throughout central and southern New Jersey, New Castle County, Delaware and in Philadelphia, Pennsylvania. The Company's principal business is to serve as a holding company for Sun and Sun Delaware (collectively, the "Banks"). The Company's outstanding common stock is traded on the Nasdaq National Market under the symbol "SNBC." The Company is subject to reporting requirements of the
Securities and Exchange Commission. Sun Trust I and Sun Trust II are Delaware business trusts which hold the Junior Subordinated Debentures issued by the
Company. The Banks are in the business of attracting customer deposits through their financial service centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate and non-real estate loans, as well as mortgage-backed and investment securities. The Banks' primary regulatory agency is the Office of the Comptroller of the Currency (the "OCC"). Med-Vine, Inc. is a Delaware holding company that holds the majority of Sun's investment portfolio. The principal business of Med-Vine, Inc. is investing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant estimates include the allowance for loan losses, real estate owned and excess of cost over fair value of net assets acquired. Actual results could differ from those estimates.
         Investment Securities--The Company accounts for debt securities as follows:
         Held to Maturity--Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security. The Company had no investment securities classified as held to maturity at December 31, 2000 and 1999.
         Available for Sale--Debt securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of shareholders' equity until realized. Realized gains and losses on the sale of investment securities are reported in the consolidated statement of income and determined using the adjusted cost of the specific security sold.
         Loans Purchased--The discounts and premiums resulting from the purchase of loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.
         Loans Held for Sale--Included in loans receivable is approximately $741,000 and $5,000,000 of loans held for sale at December 31, 2000 and 1999, respectively. These loans were carried at the lower of cost or fair value, on an aggregate basis.
         Deferred Loan Fees--Loan fees net of certain direct loan origination costs are deferred and the balance is amortized to income as a yield adjustment over the life of the loan using the interest method.
         Interest Income on Loans--Interest on commercial, real estate and installment loans is credited to operations based upon the principal amount outstanding. Interest accruals are generally discontinued when a loan becomes 90 days past due or when principal or interest is considered doubtful of collection. When interest accruals are discontinued, interest credited to income in the current year is reversed and interest accrued in the prior year is charged to the allowance for loan losses.
         Allowance for Loan Losses--The allowance for loan losses is determined by management based upon past experience, evaluation of estimated loss and impairment in the loan portfolio, current economic conditions and other pertinent factors. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is

                                       23
                               SUN BANCORP, INC.

evaluated based on the fair value of collateral or estimated net realizable value. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.
         Restricted Equity Securities--Equity securities of bankers' banks are classified as restricted equity securities because ownership is restricted and there is not an established market for their resale. These securities are carried at cost and are periodically evaluated for impairment.
         Bank Properties and Equipment--Bank properties and equipment are stated at cost, less allowances for depreciation. The provision for depreciation is computed by the straight-line method based on the estimated useful lives of the assets. For leasehold improvements, depreciation is computed by the straight-line method based on the estimated useful lives of the assets or the term of the lease, whichever is shorter.
         Real Estate Owned--Real estate owned is comprised of property acquired through foreclosure and bank property and equipment that is not in use. It is carried at the lower of the related loan balance or fair value of the property based on an annual appraisal less estimated cost to dispose. Losses arising from foreclosure transactions are charged against the allowance for loan losses. Gains or losses subsequent to foreclosure are included in operations.
         Excess of Cost Over Fair Value of Net Assets Acquired--The excess of cost over fair value of net assets acquired is net of accumulated amortization of $21,733,000 and $13,854,000 at December 31, 2000 and 1999, respectively. It is amortized by the straight-line method over 15 years for bank acquisitions and over 7 to 15 years for branch acquisitions.
         Long-Lived Assets--Management evaluates the carrying amount of long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. Measurement of an impaired loss for long-lived assets and intangibles would be based on the fair value of the asset. At December 31, 2000, the Company recognized a $369,000 impairment loss based on this evaluation. At December 31, 1999, the Company had not recognized an impairment loss based on this evaluation.
         Income Taxes--Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.
         Treasury Stock--Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders' equity.
         Cash and Cash Equivalents--For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks and federal funds sold.
         Earnings Per Share--Basic earnings per share is computed by dividing income available to shareholders (net income), by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of the options (treasury stock method). These purchases were assumed to have been made at the average market price of the common stock, which is based on the average price received on common shares sold. Retroactive recognition has been given to market values, common stock outstanding and potential common shares for periods prior to the date of the Company's stock dividends.
         Stock Dividend--On June 2, 2000, May 20, 1999 and April 21, 1998, the Company's Board of Directors declared special 5% stock dividends, which were paid on June 21, 2000, June 21, 1999 and May 26, 1998, respectively, to shareholders of record on June 7, 2000, June 7, 1999 and May 5, 1998, respectively. Accordingly, per share information for the years ended December 31, 1999 and 1998 have been restated to reflect the increased number of shares outstanding. The 2000 stock dividend was paid by reissuing treasury stock.
         Stock Split--On February 17, 1998, the Company's Board of Directors declared a three-for-two stock split effected in the form of a 50% stock dividend payable on March 18, 1998 to shareholders of record on March 4, 1998.
         Other Comprehensive Income--The Company classifies items of other comprehensive income by their nature and displays the accumulated balance of other comprehensive income separately from retained earnings and surplus in the equity section of a statement of financial position. Amounts categorized as other comprehensive income represent net unrealized gains or losses on investment securities available for sale, net of income taxes. Reclassifications are made to avoid double counting in comprehensive income items which are displayed as part of net income for the period. These reclassifications are as follows:

Disclosure of reclassification amounts, net of taxes, for the years ended,                   2000        1999       1998
-------------------------------------------------------------------------------------------------    --------    -------
Net appreciation (depreciation) on securities available for sale arising during the year  $15,841    $(27,064)   $(1,342)
Less: Reclassification adjustment for net (losses) gains included in net income            (1,014)         52        684
------------------------------------------------------------------------------------------------------------------------
Net change in unrealized loss on securities available for sale                            $16,855    $(27,012)   $  (658)
------------------------------------------------------------------------------------------------------------------------

                                       24
                               SUN BANCORP, INC.

         Accounting for Stock Options--The Company accounts for stock-based compensation using the intrinsic value method that recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company has not recognized any compensation expense under this method. The Company discloses the pro forma effects of accounting for stock-based compensation using the fair value method as described in Statement of Financial Accounting Standards (SFAS) No. 123.
         Accounting Principles Adopted--SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS 133 effective January 1, 2001. The adoption of SFAS 133 did not have a significant impact on the financial position, results of operations, or cash flows of the Company.
         In March 2000, the Financial Accounting Standards Board (the "FASB") Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation ("FIN 44"), was issued. FIN 44 clarifies the application of Accounting Principles Board Opinion No. 25 for certain issues. The Company adopted the provisions of FIN 44 in 2000. The adoption of the interpretation did not have a material effect on the consolidated financial statements.
         In September 2000, SFAS No 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued. This statement revises standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. The statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of the provisions will not have a material impact on the Company's consolidated financial statements.
         Reclassifications--Certain reclassifications have been made in the 1999 and 1998 consolidated financial statements to conform to those classifications used in 2000.

3. ACQUISITIONS
         On September 9, 1999, Sun purchased 14 New Jersey branch offices from First Union National Bank. Sun acquired approximately $230,000,000 of deposit liabilities, approximately $4,700,000 in real estate, equipment and other assets, $51,000 in loans and approximately $2,633,000 in branch cash. Sun paid a premium of approximately $23,700,000, which is being amortized over 12 years.
         On January 15, 1999, Sun purchased two branch offices from Summit Bank, Hackensack, N.J. Sun acquired approximately $15,845,000 of deposit liabilities, $177,000 in real estate and equipment, $20,000 in loans and $229,000 in cash. Sun paid a premium of $660,000, which is being amortized over 7 years.

4. INVESTMENT SECURITIES AVAILABLE FOR SALE
         The amortized costs of investment securities available for sale and the approximate fair values were as follows:

                                                            Gross       Gross   Estimated
                                          Amortized    Unrealized  Unrealized        Fair
December 31, 2000                              Cost         Gains      Losses       Value
------------------------------------------------------------------------------------------
U.S. Treasury obligations                 $  69,406    $     133   $     (80)   $  69,459
U.S. Government agencies and
  mortgage-backed securities                645,090           62     (15,800)     629,352
State and municipal obligations              49,267          188        (655)      48,800
Other                                           948                                   948
------------------------------------------------------------------------------------------
       Total                              $ 764,711    $     383   $ (16,535)   $ 748,559
==========================================================================================

                                                            Gross       Gross   Estimated
                                          Amortized    Unrealized  Unrealized        Fair
December 31, 1999                              Cost         Gains      Losses       Value
------------------------------------------------------------------------------------------
U.S. Treasury obligations                 $  63,730    $       2    $  (1,202)   $  62,530
U.S. Government agencies and
  mortgage-backed securities                748,022           31      (35,758)     712,295
State and municipal obligations              59,520                    (4,764)      54,756
Other                                         5,096                                  5,096
------------------------------------------------------------------------------------------
       Total                              $ 876,368    $      33    $ (41,724)   $ 834,677
==========================================================================================

                                       25
                               SUN BANCORP, INC.

         During 2000, the Company sold $116,274,000 of securities available for sale resulting in a gross gain and gross loss of $7,568 and $318,496, respectively. During 1999, the Company sold $6,001,000 of securities available for sale resulting in a gross gain of $79,000. During 1998, the Company sold $222,922,000 of securities available for sale resulting in a gross gain and gross loss of $1,133,000 and $96,000, respectively.
         The maturity schedule of the investment in debt securities available for sale is as follows:

                                                                     Estimated
                                                    Amortized             Fair
December 31, 2000                                        Cost            Value
--------------------------------------------------------------------------------
Due in one year or less                              $ 64,583         $ 64,585
Due after one year through five years                  18,386           18,382
Due after five years through ten years                104,105          103,711
Due after ten years                                   181,307          175,456
--------------------------------------------------------------------------------
                                                      368,381          362,134
Mortgage-backed securities                            396,330          386,425
--------------------------------------------------------------------------------
         Total                                       $764,711         $748,559
================================================================================

         At December 31, 2000, $178,045,000 of U.S. Treasury Notes and U.S. Government Agency securities were pledged to secure public deposits.

5. LOANS
         The components of loans were as follows:

December 31,                                                    2000      1999
--------------------------------------------------------------------------------
Commercial and industrial                                 $  869,088  $750,707
Real estate--residential mortgages                            78,753    79,605
Installment                                                   94,489    79,081
--------------------------------------------------------------------------------
         Total gross loans                                 1,042,330   909,393
Allowance for loan losses                                    (10,636)   (8,722)
--------------------------------------------------------------------------------
         Net loans                                        $1,031,694  $900,671
--------------------------------------------------------------------------------
Non-accrual loans                                         $    3,706  $  2,580
================================================================================

         There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 2000. The reduction in interest income resulting from non-accrual loans was $352,000, $346,000 and $143,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Interest income recognized on these loans for the years ended December 31, 2000, 1999 and 1998 was $192,000, $165,000 and $33,000, respectively.
         Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 2000 and 1999, along with an analysis of the activity for the years ended December 31, 2000 and 1999, is summarized as follows:

For the Years Ended December 31,                            2000        1999
--------------------------------------------------------------------------------
Balance, beginning of year                              $ 30,750    $ 19,137
Additions                                                  4,696      18,033
Repayments                                                (8,875)     (6,420)
--------------------------------------------------------------------------------
Balance, end of year                                    $ 26,571    $ 30,750
================================================================================

         Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $253,371,000 and $214,972,000 at December 31, 2000 and 1999, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.
         Most of the Company's business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market.

                                       26
                               SUN BANCORP, INC.

6. ALLOWANCE FOR LOAN LOSSES
         An analysis of the change in the allowance for loan losses is as follows:

For the Years Ended December 31,                     2000       1999       1998
--------------------------------------------------------------------------------
Balance, beginning of year                       $  8,722     $7,143   $  4,194
Charge-offs                                          (601)      (536)      (297)
Recoveries                                             35         26         33
--------------------------------------------------------------------------------
         Net charge-offs                             (566)      (510)      (264)
Allowance acquired through branch acquisition                             1,000
Provision for loan losses                           2,480      2,089      2,213
--------------------------------------------------------------------------------
Balance, end of year                             $ 10,636   $  8,722   $  7,143
================================================================================

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

December 31,                                                2000     1999
-------------------------------------------------------------------------
Impaired loans with related reserve for loan
         losses calculated under SFAS No. 114             $  808
Impaired loans with no related reserve for
         loan losses calculated under SFAS No. 114           155   $  633
-------------------------------------------------------------------------
                  Total impaired loans                    $  963   $  633
=========================================================================

For the Years Ended December 31,                            2000     1999     1998
----------------------------------------------------------------------------------
Average impaired loans                                    $  672   $1,025   $1,115
==================================================================================
Interest income recognized on impaired loans              $   33   $   32   $   61
==================================================================================
Cash basis interest income recognized on impaired loans   $   33   $   32   $   34
==================================================================================

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

7. RESTRICTED EQUITY INVESTMENTS
         The cost of restricted equity investments was as follows:

December 31,                                           2000            1999
--------------------------------------------------------------------------------
Federal Reserve Bank stock                         $  4,130         $ 3,076
Federal Home Loan Bank stock                         26,032          41,637
Atlantic Central Bankers Bank stock                      83              83
--------------------------------------------------------------------------------
         Total                                      $30,245         $44,796
================================================================================

                                       27
                               SUN BANCORP, INC.

8. BANK PROPERTIES AND EQUIPMENT
         Bank   properties  and  equipment   consist  of  the  following   major
classifications:

December 31,                                           2000               1999
--------------------------------------------------------------------------------
Land                                               $  6,576           $  7,411
Buildings                                            15,616             16,474
Leasehold improvements and equipment                 13,952             13,295
--------------------------------------------------------------------------------
                                                     36,144             37,180
Accumulated depreciation and amortization            (7,020)            (5,335)
--------------------------------------------------------------------------------
         Total                                     $ 29,124           $ 31,845
================================================================================

9. REAL ESTATE OWNED
         Real estate owned consisted of the following:

December 31,                                           2000               1999
--------------------------------------------------------------------------------
Commercial properties                                $   70               $463
Residential properties                                  190                 72
Bank properties                                         919
--------------------------------------------------------------------------------
         Total                                       $1,179               $535
================================================================================

         Expenses applicable to real estate owned include the following:

For the Years Ended December 31,                2000        1999        1998
--------------------------------------------------------------------------------
Net loss on sales of real estate                $  8        $  1        $ 22
Provision for losses                              56          23
Operating expenses, net of rental income         114          98         144
--------------------------------------------------------------------------------
         Total                                  $178        $122        $166
================================================================================

10. DEPOSITS
         Deposits consist of the following major classifications:

December 31,                                      2000                1999
--------------------------------------------------------------------------------
Demand deposits                             $  608,137          $  526,810
Savings deposits                               173,783             153,841
Time certificates under $100,000               435,128             421,475
Time certificates $100,000 or more             193,819             189,200
--------------------------------------------------------------------------------
         Total                              $1,410,867          $1,291,326
================================================================================

         Of  the  total  demand   deposits,   approximately   $254,334,000   and
$231,688,000   are   non-interest   bearing  at  December  31,  2000  and  1999,
respectively.
         A summary of certificates by year of maturity is as follows:

Years Ending December 31,
-----------------------------------------------------------
2001                                               $453,533
2002                                                118,220
2003                                                 45,304
Thereafter                                           11,890
-----------------------------------------------------------
         Total                                     $628,947
===========================================================

                                       28
                               SUN BANCORP, INC.

         A summary of interest expense on deposits is as follows:

For the Years Ended December 31,           2000           1999           1998
--------------------------------------------------------------------------------
Savings deposits                        $ 3,417        $ 2,674        $ 2,530
Time certificates                        37,312         25,786         19,518
Interest-bearing demand deposits         12,320          6,027          3,274
--------------------------------------------------------------------------------
         Total                          $53,049        $34,487        $25,322
================================================================================

11. ADVANCES FROM THE FEDERAL HOME LOAN BANK
         Federal Home Loan Bank ("FHLB") advances are collateralized under a blanket collateral lien agreement. Advances were as follows:

December 31,                                                2000          1999
--------------------------------------------------------------------------------
Convertible rate advances                               $ 45,000
Overnight line of credit                                              $100,000
Market rate advance                                                     15,478
Term amortizing advances                                   4,133         4,263
--------------------------------------------------------------------------------
         Total                                          $ 49,133      $119,741
================================================================================

         Convertible rate advances represents three advances as follows:

December 31,                                         2000
---------------------------------------------------------
Original principal                  $10,000
Fixed interest rate                    6.93%
Funding date                  June 27, 2000
Maturity date                 June 27, 2003
Convertible date              June 27, 2002
         Balance                                  $10,000
Original principal                  $10,000
Fixed interest rate                    6.87%
Funding date                  June 29, 2000
Maturity date                 June 29, 2003
Convertible date              June 29, 2002
         Balance                                   10,000
Original principal                  $25,000
Fixed interest rate                    6.49%
Funding date               October 12, 2000
Maturity date              October 12, 2007
Convertible date           October 12, 2005
         Balance                                   25,000
---------------------------------------------------------
                  Total                           $45,000
=========================================================

         Payments are interest only and are made quarterly. On the convertible date and each quarter thereafter, the FHLB has the option to convert these advances at then current market rates. The Company has the option of replacing the funding or repaying the advance.
         Term amortizing advances represents two advances as follows:

December 31,                                            2000            1999
--------------------------------------------------------------------------------
Original principal                       $1,800
Interest rate                             5.404%
Monthly payment                             $12
Maturity date                   October 8, 2008
         Balance                                      $1,685          $1,740
Original principal                       $2,600
Interest rate                             5.867%
Monthly payment                             $18
Maturity date                 November 26, 2018
         Balance                                       2,448           2,523
--------------------------------------------------------------------------------
                  Total                               $4,133          $4,263
================================================================================

                                       29
                               SUN BANCORP, INC.

         Interest expense on FHLB advances was $4,628,000, $2,009,000 and $1,224,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

12. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
         During 2000 and 1999, the Company entered into repurchase agreements with the FHLB. At December 31, 2000, the amount outstanding was $255,145,000, maturing in January 2001 and bearing an average interest rate of 6.45%. At December 31, 1999, the amount outstanding was $350,662,000, maturing in February 2000 bearing an average interest rate of 5.12%. Interest expense on FHLB repurchase agreements was $21,410,000, $15,883,000 and $13,418,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Collateral for the repurchase agreements were U.S. Government agency collateralized mortgage obligations. The market value of the collateral at December 31, 2000 was approximately $261,826,000.
         During 2000 and 1999, the Company entered into overnight repurchase agreements with customers. At December 31, 2000 and 1999, the amounts outstanding were $101,841,000 and $57,189,000, respectively. At December 31, 2000, the amounts were borrowed at interest rates ranging from 2.00% to 6.19%. At December 31, 1999, the amounts were borrowed at interest rates ranging from 2.00% to 4.75%. Interest expense on customer repurchase agreements was $4,446,000, $2,472,000 and $984,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Collateral for customer repurchase agreements were U.S. Treasury notes. The market value of the collateral was approximately equal to the amounts outstanding.

13. OTHER BORROWED FUNDS
         In connection with an acquisition in 1998, Sun Delaware assumed a loan payable in the amount of $1,160,000. The borrowing consists of a single loan from the City of Wilmington, Delaware (the "City") in accordance with the City's "Loans-to-Lenders" program that provides low-cost financing to qualified participants. The loan with the City is a variable rate, interest-only note adjusted weekly and maturing January 1, 2003. Under the provisions of the borrowing agreement, the City may elect to convert the loan to a fixed interest rate at any time. Upon conversion, Sun Delaware would be required to make payments of principal and interest using an amortization schedule. At December 31, 2000 and 1999, the interest rate on the loan was 5.05% and 5.65%, respectively.
         At December 31, 1999, the Company purchased federal funds in the amount of $5,700,000 from correspondent banks on unsecured overnight lines of credit at an interest rate of 3.00% to 4.00%. The Company had no federal funds purchased at December 31, 2000.

14. STOCK REPURCHASE PLAN
         In October 1999, the Board of Directors of the Company authorized the initiation of a stock repurchase plan covering up to 9%, or 906,000 shares of the Company's outstanding common stock. The repurchases were made from time to time in open-market transactions, subject to the availability of the stock. This treasury stock is reissued primarily for options granted under the stock option plans, the Company's 401(k) Savings Plan match and the issuance of common stock under the Employee Stock Purchase Plan and the Directors Stock Purchase Plan. As of December 31, 2000 and 1999, the Company had net shares repurchased of 306,343 and 901,951, respectively, for an aggregate price of approximately $3,472,000 and $10,428,000, respectively.

15. STOCK OPTION PLANS
         In 1997, the Company adopted a Stock Option Plan (the "1997 Plan"). Options granted under the 1997 Plan may be either qualified incentive stock options or nonqualified options as determined by the Executive Compensation Committee. Options granted under the 1997 Plan are at the estimated fair value at the date of grant. There were 667,139 shares authorized for grants of options under the 1997 Plan. In 1999, the Company's Board of Directors adopted an amendment to the 1997 Plan. In accordance with such amendment, the total number of shares of common stock authorized for issuance under the 1997 Plan has been increased from 667,139 to 1,087,139. In addition, the grant of "reload" options is authorized under the 1997 Plan. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an "original option") by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the "reload" feature will reduce the total number of shares eligible for award under the 1997 Plan. At December 31, 1999, there were 432,151 options granted with a "reload" feature. During 2000, there were 93,212 additional options issued in accordance with the "reload" feature.
         On April 18, 1995, the Company adopted a Stock Option Plan (the "1995 Plan"). There are 808,217 shares authorized for grants of options under the 1995 Plan. Options granted under the 1995 Plan were either qualified incentive stock options or nonqualified options as determined by the Executive Compensation Committee. Options granted under the 1995 Plan were at the estimated fair value at the date of grant.
         On May 31, 1985, the Company adopted a Stock Option Plan (the "1985 Plan"). There are 335,789 shares authorized for grants of options under the 1985 Plan. Options granted under the 1985 Plan were either qualified incentive stock options or nonqualified options as determined by the Executive Compensation Committee. Options granted under the 1985 Plan were at the estimated fair value at the date of grant.

                                       30
                               SUN BANCORP, INC.

         Under the 1995 and 1997 Plans, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. Under the 1985 Plan, all options expire in the year 2001. The vesting provision of the 1997 Plan allows for 50% of options to vest one year after the date of grant, and 50% two years after the date of grant, subject to employment and other conditions. All shares granted under the 1985 and 1995 Plans are fully vested.
         Options granted under the 1985, 1995 and 1997 Plans, adjusted for the 5% stock dividends granted in 1998, 1999 and 2000 and the three-for-two stock splits granted in 1997 and 1998, are as follows:

Options granted and outstanding:                                     Incentive   Nonqualified        Total
----------------------------------------------------------------------------------------------------------
December 31, 2000 at prices ranging from $2.63 to $20.73 per share     501,477      1,480,202    1,981,679
==========================================================================================================
December 31, 1999 at prices ranging from $2.63 to $20.73 per share     593,597      1,412,308    2,005,905
==========================================================================================================
December 31, 1998 at prices ranging from $2.63 to $20.73 per share     527,307      1,027,153    1,554,460
==========================================================================================================

         Activity in the stock option plans for the period beginning January 1, 1998 and ending December 31, 2000 was as follows:

                                                      Weighted
                                             Number   Exercise
                                          of Shares      Price           Options
                                        Outstanding   Per Share      Exercisable
--------------------------------------------------------------------------------
January 1, 1998                          1,219,988     $  4.66
  Granted                                  341,644     $ 17.99
  Exercised                                 (7,172)    $  4.09
--------------------------------------------------------------
December 31, 1998                        1,554,460     $  8.37         1,070,008
                                                                       =========
  Granted                                  471,104     $ 14.50
  Exercised                                 (4,361)    $  5.17
  Expired                                  (15,298)    $ 15.58
--------------------------------------------------------------
December 31, 1999                        2,005,905     $  9.76         1,385,371
                                                                       =========
  Granted                                   93,212     $  7.16
  Exercised                                (64,496)    $  4.99
  Expired                                  (52,942)    $ 12.78
--------------------------------------------------------------
December 31, 2000                        1,981,679     $  9.72         1,560,253
==================================================                     =========


         The following table summarizes stock options outstanding at December 31, 2000.

                               Options Outstanding                         Options Exercisable
                 ---------------------------------------------------   -------------------------------
                    Number of   Weighted Average
Range of              Options          Remaining   Weighted Average        Options    Weighted Average
Exercise Price    Outstanding   Contractual Life     Exercise Price    Exercisable      Exercise Price
------------------------------------------------------------------------------------------------------
$ 2.63-$ 6.88       881,631        3.51 years                $ 4.75        863,011              $ 4.71
$ 7.50-$ 9.50       327,711        6.83 years                $ 8.43        304,311              $ 8.49
$13.57-$18.14       752,057        8.33 years                $15.86        378,786              $15.85
$18.48-$20.73        20,280        4.90 years                $19.01         14,145              $19.14
---------------------------                                              ---------
                  1,981,679        5.91 years                $ 9.72      1,560,253              $ 8.23
===========================                                              =========

         The Company accounts for stock-based compensation using the intrinsic value method. Had compensation cost for the Company's 3 stock option plans been determined based on the fair value method of accounting (using the Black-Scholes model) described in SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


For the Years Ended December 31,                                       2000    1999     1998
--------------------------------------------------------------------------------------------
Net income:                As reported                               $8,780  $9,714   $8,784
                           Pro forma                                 $6,195  $6,914   $7,937
Earnings per share:
         Basic             As reported                               $ 0.90  $ 1.08   $ 1.24
                           Pro forma                                 $ 0.64  $ 0.77   $ 1.12

         Diluted           As reported                               $ 0.89  $ 1.01   $ 1.09
                           Pro forma                                 $ 0.63  $ 0.72   $ 0.98

Weighted average fair value of options  granted  during the year     $ 5.22  $ 9.05   $ 7.42

                                       31
                               SUN BANCORP, INC.

Significant assumptions used to calculate the above fair value of the awards are as follows:

                                            2000     1999     1998
-------------------------------------------------------------------
Risk free rate of return                    5.29%    5.80%    4.40%
Expected option life in months               120       96       60
Expected volatility                           71%      46%      81%
Expected dividends                             0        0        0

16. EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS
         In 1997, the Company adopted an Employee Stock Purchase Plan ("ESPP") and a Directors Stock Purchase Plan ("DSPP") (collectively, the "Purchase
Plans") wherein 229,753 shares were reserved for issuance pursuant to the Purchase Plans. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2000 and 1999, there were 13,724 shares and 5,833 shares, respectively, granted and issued through the ESPP. For the years ended December 31, 2000 and 1999, there were 9,386 shares and 7,588 shares, respectively, granted and issued through the DSPP.

17. BENEFITS
         The Company has established a 401(k) Savings Plan (the "401(k) Plan") for all qualified employees. Substantially all employees are eligible to participate in the 401(k) Plan following completion of one year of service and attaining age 21. Vesting in the Company's contribution accrues over four years at 25% each year. Pursuant to the 401(k) Plan, employees could contribute up to 15% of their compensation to a maximum of $10,500 in 2000 and $10,000 in 1999 and 1998. The Company matches 50% of the employee contribution, up to 6% of compensation. Beginning in 1998, the Company match consisted of a contribution of Company common stock, at market value. The Company's contribution to the 401(k) Plan was $272,000, $229,000 and $149,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Contributions are included in shareholders' equity as an issuance of common stock or the reissuance of common stock held as treasury shares. The Company paid $32,000, $35,000 and $31,000 during 2000, 1999 and 1998, respectively, to administer the 401(k) Plan.

18. COMMITMENTS AND CONTINGENT LIABILITIES
         The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.
         In the normal course of business, the Banks have various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $21,602,000 and $19,326,000 at December 31, 2000 and 1999, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial position of the Company will not be affected materially by the final outcome of any contingent liabilities and commitments.
         Certain office space of the Company and Sun is leased from companies affiliated with the chairman under separate agreements with the Company. Terms at December 31, 2000 are as follows.

Expiration Date         October 2017            March 2005            March 2005
Annual Rental                   $759                   $40                   $48
Renewal Option                   N/A      1 five-year term     3 five-year terms
Annual Rental Increases          CPI                 Fixed                 Fixed

Certain office space of Sun is leased from companies affiliated with certain Directors under separate agreements with Sun. Terms at December 31, 2000 are as follows.

Expiration Date                               October 2004         February 2004
Annual Rental                                          $96                   $41
Renewal Option                            1 five-year term                   N/A
Annual Rental Increases                              Fixed                 Fixed

         The Company believes that each of the related party transactions described above were on terms as fair to the Company as could have been obtained from unaffiliated third parties.

                                       32
                               SUN BANCORP, INC.

         The following table shows future minimum payments under non-cancelable operating leases with initial terms of one year or more at December 31, 2000. Future minimum receipts under sub-lease agreements are not material.

2001                                    $ 3,067
2002                                      3,082
2003                                      2,970
2004                                      2,872
2005                                      2,719
Thereafter                               15,545
-----------------------------------------------
         Total                          $30,255
===============================================

         Rental expense included in occupancy expense for all operating leases was $3,105,000, $2,466,000 and $1,163,000 for the years ended December 31, 2000,
1999 and 1998, respectively.

19. INCOME TAXES
         The income tax provision consists of the following:

For the Years Ended December 31,           2000            1999            1998
--------------------------------------------------------------------------------
Current                                 $ 5,174         $ 5,735         $ 4,463
Deferred                                 (1,550)         (1,468)           (732)
--------------------------------------------------------------------------------
         Total                          $ 3,624         $ 4,267          $3,731
================================================================================

         Items that gave rise to significant portions of the deferred tax accounts are as follows:

December 31,                                            2000        1999
-------------------------------------------------------------------------
Deferred tax asset:
         Allowance for loan losses                   $ 3,524     $ 2,717
         Deferred loan fees                               34          83
         Goodwill amortization                         2,385       1,753
         Other real estate                                66
         Unrealized loss on investment securities      5,492      14,175
-------------------------------------------------------------------------
                  Total deferred tax asset            11,501      18,728

Deferred tax liability:
         Property                                       (708)       (698)
         Other real estate                                           (58)
         Other                                          (158)       (204)
-------------------------------------------------------------------------
                  Total deferred tax liability          (866)       (960)
-------------------------------------------------------------------------
Net deferred tax asset                              $ 10,635    $ 17,768
=========================================================================

         The provision for federal income taxes differs from that completed at the statutory rate as follows:

For the Years Ended December 31,                         2000              1999               1998
------------------------------------------------------------------ ------------------ ------------------
                                                 Amount         %   Amount         %   Amount         %
------------------------------------------------------------------ ------------------ ------------------
Tax computed at the statutory rate              $ 4,342      35.0  $ 4,893      35.0  $ 4,380      35.0
Surtax exemption                                    (76)     (0.6)     (86)     (0.6)    (125)     (1.0)
Increase (decrease) in charge resulting from:
         Goodwill amortization                       58       0.5       58       0.4       57       0.5
         Tax exempt interest (net)                 (777)     (6.3)    (739)     (5.3)    (462)     (3.7)
         Other, net                                  77       0.6      141       1.0     (119)     (1.0)
--------------------------------------------------------------------------------------------------------
                  Total                         $ 3,624      29.2  $ 4,267      30.5  $ 3,731      29.8
========================================================================================================

                                       33
                               SUN BANCORP, INC.

20. EARNINGS PER SHARE
         Earnings per share was calculated as follows:

For the Years Ended December 31,                                         2000         1999            1998
----------------------------------------------------------------------------------------------------------
Net income                                                         $    8,780   $    9,714      $    8,784

Dilutive stock options outstanding                                    872,796    1,217,133       1,554,463
Average exercise price per share                                   $     4.80   $     5.73      $     8.37
Average market price--diluted                                      $     7.40   $    15.52      $    21.95

Average common shares outstanding                                   9,707,962    8,965,749       7,102,901
Increase in shares due to exercise of options--diluted                182,908      679,787         961,529
----------------------------------------------------------------------------------------------------------
Adjusted shares outstanding--diluted                                9,890,870    9,645,536       8,064,430
==========================================================================================================
Net income per share--basic                                        $     0.90   $     1.08      $     1.24
Net income per share--diluted                                      $     0.89   $     1.01      $     1.09

21. REGULATORY MATTERS
         The Company and the Banks are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators, that, if undertaken, could have a direct material effect on the Company's and Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. The Company and the Banks have recently entered into informal agreements with their primary regulators, the FRB and the OCC relating to, among other things, implementing and/or revising certain policies, plans and procedures of the Company and the Banks. The Company has also agreed to notify the FRB at least 30 days prior to the (i) proposed declaration date of any dividend by the Company, (ii) incurrence of any debt or (iii) repurchase or redemption of any of the Company's stock. The Banks have also agreed to notify the OCC prior to declaration of a dividend. The agreements do not impose any limitations on the operations of the Company or the Banks or limit in any way their businesses. The agreements are therefore not expected to have a material adverse effect on the Company's results of operations or financial condition taken as a whole.
         The ability of the Banks to pay dividends to the Company is controlled by certain regulatory restrictions. Permission from the OCC is required if the total of dividends declared in a calendar year exceeds the total of the Banks' net profits, as defined by the OCC, for that year, combined with its retained net profits of the two preceding years.
         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2000, that the Banks meet all applicable capital adequacy requirements.
         As of December 31, 2000, the most recent notification from the OCC categorized the Banks' as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Banks must maintain minimum Total Capital, Tier 1 Capital and Leverage Ratios as set forth in the table below.

                                                                                             To Be Well-Capitalized
                                                                             Required for         Under Prompt
                                                                           Capital Adequacy     Corrective Action
                                                           Actual              Purposes             Provisions
At December 31, 2000                                    Amount   Ratio     Amount    Ratio       Amount     Ratio
-----------------------------------------------------------------------  -------------------   -------------------
Total Capital (to Risk-Weighted Assets):
  Sun Bancorp, Inc.                                   $143,419   11.37%  $100,912     8.00%         N/A
  Sun National Bank                                   $124,290   10.61%  $ 93,743     8.00%    $117,179     10.00%
  Sun National Bank, Delaware                         $ 14,112   13.23%  $  8,530     8.00%    $ 10,633     10.00%
Tier I Capital (to Risk-Weighted Assets):
  Sun Bancorp, Inc.                                   $118,221    9.37%  $ 50,456     4.00%         N/A
  Sun National Bank                                   $114,683    9.79%  $ 46,871     4.00%    $ 70,307      6.00%
  Sun National Bank, Delaware                         $ 13,084   12.27%  $  4,265     4.00%    $  6,398      6.00%
Leverage Ratio:
  Sun Bancorp, Inc.                                   $118,221    5.88%  $ 80,427     4.00%         N/A
  Sun National Bank                                   $114,683    6.07%  $ 75,515     4.00%    $ 94,393      5.00%
  Sun National Bank, Delaware                         $ 13,084    7.84%  $  6,677     4.00%    $  8,347      5.00%
At December 31, 1999
Total Capital (to Risk-Weighted Assets):
  Sun Bancorp, Inc.                                   $ 124,463  10.95%  $ 90,932     8.00%         N/A
  Sun National Bank                                   $ 103,506  10.02%  $ 82,640     8.00%    $103,299     10.00%
  Sun National Bank, Delaware                         $  16,988  15.73%  $  8,640     8.00%    $ 10,800     10.00%
Tier I Capital (to Risk-Weighted Assets):
  Sun Bancorp, Inc.                                   $  97,443   8.57%  $ 45,481     4.00%         N/A
  Sun National Bank                                   $  95,655   9.26%  $ 41,324     4.00%    $ 61,986      6.00%
  Sun National Bank, Delaware                         $  16,106  14.91%  $  4,321     4.00%    $  6,481      6.00%
Leverage Ratio:
  Sun Bancorp, Inc.                                   $  97,443   5.18%  $ 75,246     4.00%         N/A
  Sun National Bank                                   $  95,655   5.67%  $ 67,489     4.00%    $ 84,361      5.00%
  Sun National Bank, Delaware                         $  16,106  10.20%  $  6,316     4.00%    $  7,895      5.00%

                                       34
                               SUN BANCORP, INC.

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

                                                      December 31, 2000         December 31, 1999
                                                   -----------------------     --------------------
                                                                 Estimated                Estimated
                                                     Carrying         Fair     Carrying        Fair
                                                       Amount        Value       Amount       Value
                                                   -----------------------     --------------------
Assets:
  Cash and cash equivalents                        $   69,617   $   69,617     $ 69,425     $ 69,425
  Investment securities available for sale            748,559      748,559      834,677      834,677
  Loans receivable, net                             1,031,694    1,044,926      900,671      903,274
  Restricted equity investments                        30,245       30,245       44,796       44,796
Liabilities:
  Demand deposits                                     608,137      608,137      526,810      526,810
  Savings deposits                                    173,783      173,783      153,841      153,841
  Certificates of deposit                             628,947      631,305      610,675      607,917
  Advances from the Federal Home Loan Bank                                      115,455      115,455
  FHLB convertible rate advances                       45,000       46,689
  FHLB term amortizing advances                         4,133        4,133        4,263        5,076
  Loan payable                                          1,160        1,196        1,160        1,160
  Federal funds purchased                               5,700        5,700
  Securities sold under agreements to repurchase      356,986      356,986      407,851      407,851

         Cash and cash equivalents--For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.
         Investment securities--For investment securities, fair values are based on quoted market prices.
         Loans receivable--The fair value was estimated by discounting approximate cash flows of the portfolio to achieve a current market yield.
         Restricted equity securities--Ownership in equity securities of bankers' banks is restricted and there is no established market for their resale. The carrying amount is a reasonable estimate of fair value.
         Demand deposits, savings deposits and certificates of deposit--The fair value of demand deposits and savings deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.
         Advances from the Federal Home Loan Bank, federal funds purchased, securities sold under agreements to repurchase and loan payable--The fair value is estimated to be the amount payable at the reporting date.
         FHLB convertible rate and term amortizing advances--The fair value was estimated by discounting approximate cash flows of the borrowings to achieve a current market yield.
         Commitments to extend credit and letters of credit--The majority of the Banks' commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally not assignable by either the Banks or the borrowers, they only have value to the Banks and the borrowers.
         No adjustment was made to the entry-value interest rates for changes in credit performing commercial loans and real estate loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates along with the general reserves applicable to the performing commercial and real estate loan portfolios for which there are no known credit concerns result in a fair valuation of such loans on an entry-value basis.
         The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 2000 and 1999, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                       35
                               SUN BANCORP, INC.

23. INTEREST RATE RISK
         The Company's exposure to interest rate risk results from the difference in maturities and repricing characteristics of the interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Because the Company's assets have shorter maturity or repricing terms than its liabilities, the Company's earnings will tend to be negatively affected during periods of declining interest rates. Conversely, this mismatch should benefit the Company during periods of increasing interest rates. Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities.

24. GUARANTEED PREFERRED BENEFICIAL INTEREST IN COMPANY'S SUBORDINATED DEBT
         On November 3, 1998, Sun Capital Trust II ("Sun Trust II"), a statutory business trust created under Delaware law that is a subsidiary of the Company, issued $29.9 million, 8.875% Preferred Securities (the "Sun Trust II Preferred Securities") with a stated value and liquidation preference of $10 per share. The obligation of Sun Trust II under the Sun Trust II Preferred Securities issued are fully and unconditionally guaranteed by the Company. The proceeds from the sale of the Sun Trust II Preferred Securities were utilized by Sun Trust II to invest in $29.9 million of 8.875% Junior Subordinated Debentures (the "Sun Trust II Debentures") of the Company. Sun Trust II Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company, except that they rank pari passu with the Sun Trust I Debentures described below. The Sun Trust II Debentures represent the sole assets of Sun Trust II. Interest on Sun Trust II Preferred Securities is cumulative and payable quarterly in arrears. The Company has the right to optionally redeem the Sun Trust II Debentures prior to the maturity date of December 31, 2028, on or after December 31, 2003, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, the Company may redeem in whole, but not in part, the Sun Trust II Debentures prior to December 31, 2003. Proceeds from any redemption of the Sun Trust II Debentures would cause a mandatory redemption of the Sun Trust II Preferred Securities having an aggregate liquidation amount equal to the principal amount of the Sun Trust II Debentures redeemed.
         In 1997, Sun Capital Trust ("Sun Trust I"), a statutory business trust created under Delaware law that is a subsidiary of the Company, issued $28.8 million, 9.85% Preferred Securities ("Sun Trust I Preferred Securities") with a stated value and liquidation preference of $25 per share. The obligations of Sun Trust I under the Sun Trust I Preferred Securities issued are fully and unconditionally guaranteed by the Company. The proceeds from the sale of Sun Trust I Preferred Securities were utilized by Sun Trust I to invest in $25 million of 9.85% Junior Subordinated Debentures (the "Sun Trust I Debentures") of the Company. The Sun Trust I Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company, except that they rank pari passu with the Sun Trust II
Debentures. Sun Trust I Debentures represent the sole assets of Sun Trust I. Interest on Sun Trust I Preferred Securities is cumulative and payable quarterly in arrears. The Company has the right to optionally redeem Sun Trust I Debentures prior to the maturity date of March 31, 2027, on or after March 31, 2002, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, the Company may redeem in whole, but not in part, the Sun Trust I Debentures prior to March 31, 2002. Proceeds from any redemption of the Sun Trust I Debentures would cause a mandatory redemption of the Sun Trust I Preferred Securities having an aggregate liquidation amount equal to the principal amount of the Sun Trust I Debentures redeemed.
         Under  the  terms  of the Sun  Trust I  Debentures  and  Sun  Trust  II
Debentures (the "Debentures"), the Company has the right, with certain limitations, to defer the payment of interest on the Debentures at any time for a period not exceeding 20 consecutive quarterly periods. Consequently, distributions to the holders of the Preferred Securities would be deferred and accumulate at 9.85% per annum and at 8.875% per annum, compounded quarterly, with respect to Sun Trust I Preferred Securities and Sun Trust II Preferred Securities, respectively.
         Sun Trust I and Sun Trust II are wholly owned subsidiaries of the Company, have no independent operations and issued securities that contained a full and unconditional guarantee of their parent, the Company.
         During 2000, the Company repurchased 11,300 shares of Sun Trust I preferred securities and 22,800 shares of Sun Trust II preferred securities for approximately $511,000. During 1999, the Company repurchased 17,100 shares of Sun Trust I preferred securities and 38,500 shares of Sun Trust II preferred securities for approximately $812,000.

                                       36
                               SUN BANCORP, INC.

25. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

Condensed Statements of Financial Condition

December 31,                                                                 2000                 1999
------------------------------------------------------------------------------------------------------
Assets
Cash                                                                    $   1,540            $   1,485
Investments in subsidiaries                                               170,503              145,000
Accrued interest and other assets                                           3,197                2,593
------------------------------------------------------------------------------------------------------
       Total                                                            $ 175,240            $ 149,078
======================================================================================================

Liabilities and Shareholders' Equity
Other liabilities                                                       $     279            $     136
------------------------------------------------------------------------------------------------------
       Total liabilities                                                      279                  136

Guaranteed preferred beneficial interest
  in Company's subordinated debt                                           57,327               57,838
Shareholders' Equity                                                      117,634               91,104
------------------------------------------------------------------------------------------------------
       Total                                                            $ 175,240            $ 149,078
======================================================================================================

Condensed Statements of Income

For the Years Ended December 31,                                             2000                 1999         1998
-------------------------------------------------------------------------------------------------------------------
Net interest expense                                                    $  (5,437)           $  (5,486)   $  (3,294)
Management fee                                                              3,452                2,455
Other income
Other expenses                                                             (3,369)              (2,504)        (244)
-------------------------------------------------------------------------------------------------------------------

Loss before equity in undistributed income
  of subsidiaries and income tax expense                                   (5,354)              (5,535)      (3,538)
Equity in undistributed income of subsidiaries                             14,134               15,249       12,322
Income tax expense
-------------------------------------------------------------------------------------------------------------------
       Net income                                                       $   8,780            $   9,714    $   8,784
===================================================================================================================

Condensed Statements of Cash Flows

For the Years Ended December 31,                                             2000                 1999         1998
-------------------------------------------------------------------------------------------------------------------
Operating activities:
  Net income                                                            $   8,780            $   9,714    $   8,784
  Adjustments to reconcile net income to
    net cash used in operating activities--
      Undistributed income of subsidiaries                                (14,134)             (15,249)     (12,322)
  Changes  in  assets  and  liabilities  which  (used) provided cash:
    Accrued interest and other assets                                        (604)                  62       (1,160)
    Accounts payable and accrued expenses                                     143                 (155)         288
-------------------------------------------------------------------------------------------------------------------
       Net cash used in operating activities                               (5,815)              (5,628)      (4,410)
-------------------------------------------------------------------------------------------------------------------

Investing activities:
  Dividends from subsidiary                                                 5,486                5,550        3,397
  Advances to subsidiary                                                                       (38,685)     (33,741)
-------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) investing activities                  5,486              (33,135)     (30,344)
-------------------------------------------------------------------------------------------------------------------

Financing activities:
  Exercise of stock options                                                   898                   22           35
  Proceeds from issuance of guaranteed preferred
    beneficial interest in Company's subordinated debt                                                       29,900
  Proceeds from issuance of common stock                                       14               40,197       15,828
  Repurchase of guaranteed preferred beneficial
    interest in Company's subordinated debt                                  (511)                (812)
  Purchase of treasury stock                                                                   (10,147)        (281)
  Payments for fractional interests resulting from stock dividend             (17)                  (3)          (7)
-------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities                              384               29,257       45,475
-------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                                    55               (9,506)      10,721
Cash, beginning of year                                                     1,485               10,991          270
-------------------------------------------------------------------------------------------------------------------
Cash, end of year                                                        $  1,540            $   1,485    $  10,991
===================================================================================================================

                                       37
                               SUN BANCORP, INC.

26. SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)
         The following table presents summarized quarterly data for each of the last two years restated for stock dividends and stock splits paid (amounts are in thousands, except per share amounts):

Three Months Ended             December 31,  September 30,       June 30,     March 31,
---------------------------------------------------------------------------------------
2000
Interest income                    $39,025        $38,477        $37,363        $35,791
Interest expense                    23,726         22,979         22,025         20,678
---------------------------------------------------------------------------------------
Net interest income                 15,299         15,498         15,338         15,113
Provision for loan losses              585            525            585            785
Other operating income               1,812          2,246          1,854          2,271
Other expenses                      13,096         13,665         14,468         13,318
---------------------------------------------------------------------------------------
Income before income taxes           3,430          3,554          2,139          3,281
Income taxes                         1,024          1,067            564            969
---------------------------------------------------------------------------------------
Net income                         $ 2,406        $ 2,487        $ 1,575         $2,312
=======================================================================================
Basic earnings per share           $  0.25        $  0.26        $  0.16        $  0.24
=======================================================================================
Diluted earnings per share         $  0.24        $  0.25        $  0.16        $  0.23
=======================================================================================

1999
Interest income                    $33,859        $29,473        $25,653        $25,268
Interest expense                    18,412         15,694         13,505         13,469
---------------------------------------------------------------------------------------
Net interest income                 15,447         13,779         12,148         11,799
Provision for loan losses              432            470            519            667
Other operating income               2,398          2,456          2,571          2,326
Other expenses                      13,919         12,159         10,681         10,097
---------------------------------------------------------------------------------------
Income before income taxes           3,494          3,606          3,519          3,361
Income taxes                         1,087          1,147          1,068            965
---------------------------------------------------------------------------------------
Net income                         $ 2,407        $ 2,459        $ 2,451        $ 2,396
=======================================================================================
Basic earnings per share           $  0.24        $  0.25        $  0.31        $  0.30
=======================================================================================
Diluted earnings per share         $  0.23        $  0.23        $  0.28        $  0.28
=======================================================================================

         Basic and diluted earnings per share are computed independently for each of the quarters presented. Consequently, the sum of the quarters may not equal the annual earnings per share.

                                       38
                               SUN BANCORP, INC.

                   -----------------------------------------
                   Price Range of Common Stock and Dividends

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

                              High              Low
---------------------------------------------------
2000
First Quarter               $ 9.52           $ 6.13
Second Quarter                7.56             5.75
Third Quarter                10.00             6.75
Fourth Quarter               10.19             6.69

1999
First Quarter               $18.14           $15.53
Second Quarter               19.16            16.21
Third Quarter                16.90            14.52
Fourth Quarter               15.48            9.05

         There were 393 holders of record of the Company's common stock as of March 20, 2001. This number does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 20, 2001, there were 9,799,775 shares of the Company's common stock outstanding.

         The Company paid 5% stock dividends on May 26, 1998, June 21, 1999 and June 21, 2000. The Company declared a three-for-two common share stock split effected by means of a 50% stock dividend paid in March 1998. To date, the Company has not paid cash dividends on its common stock. Future declarations of dividends by the Board of Directors would depend upon a number of factors, including the Company's and the Banks' financial condition and results of operations, investment opportunities available to the Company or the Banks, capital requirements, regulatory limitations, tax considerations, the amount of net proceeds retained by the Company and general economic conditions. Pursuant to an informal agreement with its primary regulator, the FRB, the Company has agreed to provide 30 days prior notification of any planned dividend. No assurances can be given, however, that any dividends will be paid or, if payment is made, will continue to be paid.

         The ability of the Company to pay cash dividends is dependent upon the ability of the Banks to pay dividends to the Company. Because the Banks are depository institutions insured by the Federal Deposit Insurance Corporation ("FDIC"), they may not pay dividends or distribute capital assets if either one is in default on any assessment due the FDIC. In addition, the Office of the Comptroller of the Currency regulations impose certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the Banks. Under Federal Reserve policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to the Banks and to commit resources to support the Banks in circumstances where it might not do so absent such a policy. This policy could have the effect of reducing the amount of cash dividends declarable by the Company.



         Additional information: The Company's Annual report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2000 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.

                                       39
                               SUN BANCORP, INC.

                              -------------------
                              Corporate Directory

SUN BANCORP, INC.               SUN NATIONAL BANK          SUN NATIONAL BANK,
                                                           DELAWARE
DIRECTORS                       DIRECTORS                  DIRECTORS
Bernard A. Brown                Bernard A. Brown           Bernard A. Brown
Thomas A. Bracken               Thomas A. Bracken          Sidney R. Brown
Ike Brown                       Peter Galetto, Jr.         Thomas A. Bracken
Jeffrey S. Brown                Linwood C. Gerber          Douglas J. Cornforth
Sidney R. Brown                 Douglas J. Heun, CPA       Peter Galetto, Jr.
Peter Galetto, Jr.              Vito J. Marseglia          Anne E. Koons
Anne E. Koons                   Joel B. Martin, CPA
                                Anthony Russo, III
                                Edward H. Salmon, Ph.D.

Executive Management            Executive Management        Executive Management
Bernard A. Brown                Bernard A. Brown            Bernard A. Brown
Chairman of the Board           Chairman of the Board       Chairman of the Board

Sidney R. Brown                 Thomas A. Bracken           Thomas A. Bracken
Vice Chairman of the Board      President and CEO           Vice Chairman of the Board

Thomas A. Bracken               Dan A. Chila, CPA           Douglas J. Cornforth
President and CEO               Executive Vice President,   President and CEO
                                                            Cashier and CFO
Dan A. Chila, CPA               Dan A. Chila, CPA
Executive Vice President and    James S. Killough           Executive Vice President,
CFO                             Executive Vice President    Cashier and CFO

James S. Killough               Edward F. Madden            James S. Killough
Executive Vice President        Executive Vice President    Executive Vice President

Edward F. Madden                John P. Neary               William McDonald
Executive Vice President        Executive Vice President    Executive Vice President

John P. Neary                   Bart A. Speziali
Executive Vice President        Executive Vice President

Bart A. Speziali
Executive Vice President

                                       40
                               SUN BANCORP, INC.

President & CEO, Philadelphia           Vice Presidents (Cont.)            Assistant Vice Presidents (Cont.)
Kevin Gallagher                         James Senior                       Edward Pastorius
                                        Thomas Simon                       Robert Peltier
Senior Vice Presidents                  John Skoglund                      Jeannette Piracci
Stephen Brolly, CPA                     Craig Tisdel                       Michelle Powelczyk
Edward Stahl                            Robert Turkington                  Alexander Priest
Richard Stoudt                          John Watkins                       David Riippa
                                        Ann Wigglesworth                   Cheryl Roberts
Director, Corporate Development         Lorraine Williams                  Jodi Russo
Ronald Seagraves                        Arthur Zirbser                     Jan Sanger
                                                                           Patricia Sciulli
Director, Human Resources               Controller                         Catherine Shellem
Marjorie Hart                           William Moyer                      Elizabeth Tamasi
                                                                           Eva Teller
Regional Vice Presidents                Assistant Controllers              Maryann Tillett
Graham Bowers                           William Glass                      Joseph Turturo
Knoll Bowman                            Barbara Hawryliw                   Judith Tyndall
Robert Davis, Jr.                       James Pio                          Susan Vinchiarello
James Erickson                                                             Pauline Vitola
Robert LaPalomento                      Assistant Vice Presidents          Diane Wagner
Henry Obergfell                         Pauline Baker                      Linda Williams
Edward Wahl                             Nicole Bell                        Susan Williams
                                        Vincent Blasi                      Beverly Wright
Vice Presidents                         Erika Bonsanto
Dorothy Antrim                          Mary Jane Brietske                 Assistant Cashiers
Alan Bard                               Ronald Burnett                     Peggy Battaglia
Wilber Bennett, Jr.                     Devon Callan                       Patsy Bianca
James Brown                             Charles Check                      Sharon Biondi
William Bugdon                          Richard Clarke                     Dawn Budd
Rosemarie  Carrafiello                  Ruthanne Cox-Shumski               Jason Campani
Alice Jean Cotter                       Catherine Crosby                   Maria Carey
Mary Davis                              Ernest Current                     Aimee Cervini
Roland Dey                              Fern Dirkes                        Shirley Cione
Ronald  Durborow                        Kathy Ditschman                    Janet Clark
Nathan Edmunds                          Theodore Dorn                      Ana Manzano-Cruz
Bruce Engle                             Sharon Draine                      Kimberly Evans
Bessie Evans                            Darlene Driscoll                   Sandra Golaszewski
Duncan Farquhar                         Susan Dugan                        Jesse Irvin
Sandra Ferrarie                         Paul Ekstrom                       Ganesh Kalacharan
Dennis  Flannery                        Ileana Garcia                      Leon Kalicharan
Richard Galludet                        Elizabeth Giovacchini              Barbara Klecz
Paul Glanville                          Bernadette Grygielko               Angela Kowalski
Joseph Gleason                          Elizabeth Hackney                  Anthony Leva
John Hall                               Etta Hart                          Nadine McGonigle
Marjorie Hall                           Bruce Hiller                       Donna McGray
John Hancq                              Susan Hoffman                      Kay Ott
Jodi Hirata                             Barbara Hornman                    Theresa Paxton
Brent Howard                            Javier Hurtado                     Margarida Pereira
Michael LaPlante, CPA                   Louis Jermyn                       Mary Alice Petzinger
Paul Lombard                            Cheryl Kaine                       Mary Robertson
William MacDonald                       Philip Kinsey                      Lillian Rydzewski
Susan McGowan                           Edward Krisak                      Joe Salvatore
Mariluz McVey                           JoAnn Krueger                      Carol Scotti
Veronica Morey                          Michael Liebner                    Alison Seiler
Nancy Muldowney                         Kevin Loughlin                     Ronald Tennant
Sally Niece                             Larry Makela                       Lisa Varesio
Bette Nuss                              Bernard Maloney                    Christina Ventura
Reid Nylander                           Sheryl Matthias                    Charlotte Wigglesworth
Peter Ogden                             Nino Mevoli                        Jean Young
James Pappas                            Anthony Mignone
Carol Pringle                           Michael Millar                     Marketing Officer
Matthew Reilly                          Priscilla Miller                   Allison Kruse
James Robson                            Darren Mitchell
Richard Ruehle                          Nicoletta Paloni                   Residential Mortgage Officer
Holly Ryan                              Marcia Park                        Danette Stenton

                                       41
                               SUN BANCORP, INC.

                             ----------------------
                             Advisory Board Members

Atlantic County                Camden County                Cumberland/Salem County
Arthur R. Brown, Jr.           Fred S. Berlinsky            Catherine J. Arpino
Joseph Continisio, Jr.         Richard B. Charny, Esq.      Dominick P. Baruffi, II
Richard T. Gerber              Reynold P. Cicalese, CPA     Fred J. Bernardini, Sr.
Carmen T. Grasso               Leon D. Dembo, Esq.          Ginger L. Chase
Howard Green                   Ronald L. Dubrow, CPA        Joseph M. DiNicola, Esq.
Paula R. Hetzel, Esq.          Michael P. Edmondson         James D. Donnelly, Esq.
Thomas J. Kuhar                William Green                Carl R. Gaskill
Barbara Lang                   Edward Hutchinson            Thomas C. Gogle
Richard S. Mairone, Esq.       Clyde N. Lattimer            Harry E. Hearing, CPA
James J. McCullough            Vicki McCall, PC             John A. Kugler
Robert Nichols                 David Nolt                   Russell Lucca
Robert Polisano                Jerome C. Pontillo, Esq.     David G. Manders
Frank Rich, Jr.                Ron Venuto                   Kevin P. McCann, Esq.
Leo B. Schoffer                Dolores White                Ronald G. Rossi
Richard Traa                                                Bonnie Spector
Donald B. Vass                                              Martin Spector
                                                            Michael L. Testa, Esq.
                                                            Lewis Thompson, RMC, CMC
                                                            Scott J. Zucca

Burlington/Mercer County       Cape May County              Monmouth/Ocean County
Elizabeth A. Allen             Curtis Bashaw                Robert W. Allison, CPA
Michael D. Briehler            Joseph M. Brennan, CPA       James Bourke, CPA
Arthur Brooks                  Joseph Bogle                 Michael Bruno, Esq.
Thomas A. DiMartin             William J. Brown             James D. Caldwell
Leonard V. Fox, Jr.            Michael J. Caruso, DO        Jack Callahan, CPA
Philip E. Haines, Esq.         Albert Donzanti              Joseph Castelluci, Esq.
Eric Johnson                   James M. Dwyer               Stephen M. Cors
Harold R. Levenson, CPA        Joseph S. Franco             Steven Eisenberg
Robert Meyer                   Tim Kerr                     Peter S. Falvo, Jr., Esq
Joseph P. Schooley             William Kindle               H. Dan Harris, CPA
Paul N. Watter, Esq.           Vincent Orlando              Alan M. Klatsky, Esq.
                               Malcolm Robertson            Robert Lange
                               Robert I. Salasin, MD        Richard Larsen, CPA
                               Charlie Sansone              James E. Madden, Esq.
                               Thomas L. Scott              Kenneth B. Maxwell
                               Walter Shoczolek             Joseph T. Mezzina
                               Robert Smeltzer              Stephen Reed, CPA
                               Lewis J. Tozour              Martin Steinweiss, MD
                               Ernie Utsch                  John Szymanski

                                       42
                               SUN BANCORP, INC.

                   -----------------------------------------
                       Financial Service Center Locations

Sun National Bank                      491 Route 73                          1900 New Jersey Avenue
                                       Marlton, New Jersey 08053             North Wildwood, New Jersey 08260
                                       (856)489-3140                         (609)729-3981
Atlantic County
                                       99 Hartford Road                      4415 Landis Avenue
2028 Atlantic & Arkansas Avenue        Medford, New Jersey 08055             Sea Isle City, New Jersey 08243
Atlantic City, New Jersey 08401        (609)654-7600                         (609)263-4400
(609)345-8272
                                       15-17 Scott Street                    2201 Route 50
3900 Atlantic Avenue                   Riverside, New Jersey 08075           Tuckahoe, New Jersey 08250
Brigantine, New Jersey 08203           (856)461-0461                         (609)628-2662
(609)266-2100
                                       Camden County                         1010 Bayshore Avenue
3100 Hingston Avenue                                                         Villas, NJ 08452
Egg Harbor Twp., New Jersey 08234      2260 Route 70 West                    (609)886-7945
(609)272-8200                          Cherry Hill, New Jersey 08002
                                       (856)910-2424                         5611 New Jersey Avenue
12th Street & First Road                                                     Wildwood Crest, NJ 08260
Hammonton, New Jersey 08037            1402 Brace Road                       (609)523-2420
(609)567-5880                          Cherry Hill, New Jersey 08034
                                       (856)616-9882                         Cumberland County
599 New Road & Maple Avenue
Linwood, New Jersey 08221              1280 Blackwood Clementon Road         15 South Laurel
(609)927-9191                          Clementon, New Jersey 08021           Bridgeton, New Jersey 08302
                                       (856)784-4242                         (856)455-8305
903 Boulevard, Route 50
Mays Landing, New Jersey 08330         430 Gibbsboro Road                    1026 High Street
(609)625-9152                          Lindenwold, New Jersey 08021          Millville, New Jersey 08332
                                       (856)346-3800                         (856)293-0800
Mainland Plaza
501 Tilton Road                        47 Centre Street                      904 West Main Street
Northfield, New Jersey 08225           Merchantville, New Jersey 08109       Millville, New Jersey 08332
(609)645-3200                          (856)662-3800                         (856)293-9330

521 New Road & Rhode Island Ave.       2 South White Horse Pike              321 South High Street
Somers Point, New Jersey 08244         Somerdale, New Jersey 08083           Millville, New Jersey 08332
(609)653-8200                          (856)782-6533                         (856)293-0154

5312 Atlantic & Surrey Avenue          Cape May County                       1736 Main Street
Ventnor, New Jersey 08406                                                    Port Norris, New Jersey 08349
(609)487-3680                          941 Columbia Avenue                   (856)785-1565
                                       Cape May, New Jersey 08204
Burlington County                      (609)898-2120                         401 Landis Avenue
                                                                             Vineland, New Jersey 08360
1 Lakehurst & Clubhouse Roads          103 North Main Street                 (856)205-0700
Browns Mills, New Jersey 08015         Cape May Court House,
(609)735-2801                          New Jersey 08210                      1164 East Landis Avenue
                                       (609)463-1341                         Vineland, New Jersey 08360
220 West Front Street                                                        (856)507-8911
Florence, New Jersey 08518             71 Route 50
(609)499-4960                          Greenfield, New Jersey 08230          Gloucester County
                                       (609)390-3418
380 South Lenola Road                                                        #6 Village Center Drive (Beckett)
Maple Shade, New Jersey 08052          108 Roosevelt Boulevard               Swedesboro, New Jersey 08085
(856)222-0200                          Marmora, New Jersey 08223             (856)467-2111
                                       (609)390-3529

                                       43
                               SUN BANCORP, INC.

Hunterdon County                            4074 Route 9                       175 West Broadway
                                            Howell, New Jersey 07731           Salem, New Jersey 08079
616 Milford-Warren Glen Road                (732)961-0544                      (856)935-6560
(Holland)
Milford, New Jersey 08848                   240 Parker Road                    8 North Main Street
(908)995-0460                               Manasquan, New Jersey 08736        Woodstown, New Jersey 08098
                                            (732)292-0881                      (856)769-2466
Mercer County
                                            170 Broad Street                   Somerset County
140 Mercer Street                           Red Bank, New Jersey 07701
Hightstown, New Jersey 08520                (732)224-8998                      1185 Route 206 (Rocky Hill)
(609)918-1283                                                                  Montgomery Twp., New Jersey 08540
                                            Ocean County                       (609)497-0500
64 East Broad Street
Hopewell, New Jersey 08525                  311 South Main Street              Philadelphia County,
(609)333-0890                               Barnegat, New Jersey 08005         Pennsylvania
                                            (609)698-4300
2673 Main Street                                                               1701 Market Street
Lawrenceville, New Jersey 08648             2064 West County Line Road         Philadelphia, Pennsylvania 19103
(609)620-9770                               Jackson, New Jersey 08527          (215)814-9060
                                            (732)961-1535
226 South Broad Street                                                         Sun National Bank, Delaware
Trenton, New Jersey 08608                   504 Route 9
(609)392-3300                               Lanoka Harbor, New Jersey 08734
                                            (609)242-8044                      New Castle County
Chambers Street & Forest Avenue
Trenton, New Jersey 08611                   525 Route 72 East                  1101 Governor's Place
(609)396-1900                               Manahawkin, New Jersey 08050       Bear, Delaware 19701
                                            (609)597-1800                      (302)392-4221
1660 North Olden Avenue (Ewing)
Trenton, New Jersey 08638                   689 Radio Road                     2080 New Castle Avenue
(609)530-9653                               Mystic Island, New Jersey 08087    New Castle, Delaware 19720
                                            (609)296-1773                      (302)254-3569
411 Route 33 (Hamilton Square)
Trenton, New Jersey 08619                   1211 Long Beach Boulevard          Liberty Plaza--Possum Park Mall
(609)890-7447                               Ship Bottom, New Jersey 08008      700 Kirkwood Highway
                                            (609)361-8011                      Newark, Delaware 19711
Middlesex County                                                               (302)224-3382
                                            601 Route 37 West, Suite 300
3534 Route 27                               Toms River, New Jersey 08757       One Christina Centre, 17th Floor
Kendall Park, New Jersey 08824              (732)240-2922                      301 North Walnut Street
(732)297-1927                                                                  Wilmington, Delaware 19801
                                            540 Route 9                        (302)254-3560
2 Village Boulevard (Forrestal Village)     Tuckerton, New Jersey 08087
Princeton, New Jersey 08540                 (609)296-1700                      1300 Market Street
(609)987-8809                                                                  Wilmington, Delaware 19801
                                            200 Lacey Road                     (302)254-3563
Monmouth County                             Whiting, New Jersey 08759
                                            (732)716-1393                      4401 Concord Pike
158 Wyckoff Road                                                               Wilmington, Delaware 19803
Eatontown, New Jersey 07724                 Salem County                       (302)334-4091
(732)542-4800
                                            270 Georgetown Road                1800 W. 4th Street
68 East Main Street                         Carney's Point, New Jersey 08069   Wilmington, Delaware 19805
Freehold, New Jersey 07728                  (856)299-5770                      (302)254-3566
(732)683-9060

                                       44
                               SUN BANCORP, INC.