Form 10-K405, Exhibit 13
period 2001-12-31
SUN BANCORP INC /NJ/
filed 2002-03-28
CIK 1017793

2001
                             REPORT TO SHAREHOLDERS

To Our Shareholders and Friends...


Progress  in  2001  Has   Strengthened  Our  Commitment  To  Build  The  Premier
21st-Century Regional Community Bank

Sun Bancorp, Inc. had a challenging but focused year in 2001, culminating in the rescinding of the Memorandum of Understanding by the Federal Reserve Bank and Office of the Comptroller of the Currency. 2001 was a year of financial and organizational reengineering - building an infrastructure that can effectively support success, as well as an engine to drive it.

2001 - A Year of Dynamic Transition

2001 was a traumatic year for the Banking Industry with record low rates, the slowdown in the economy, and world events severely impacting and testing core businesses across the banking landscape.

We embarked on a number of initiatives during the year which impacted our 2001 financial performance, but these initiatives positioned the Company for renewed growth and profitability. Net income for the year ended December 31, 2001 was $1.3 million, or $.13 per share compared to $8.8 million or $.85 per share for 2000. The decrease was due to the decrease in net interest margin, an increase in the loan loss provision, and an overall increase in non-interest expenses attributed to an increase in staffing of key positions and one-time costs of consulting initiatives during the year.

Although 2001 was impacted by these factors, we significantly repositioned and controlled the growth of our balance sheet while, at the same time, growing our core businesses. These efforts have enhanced the Company's overall liquidity, interest rate risk profile and capital position.

Total assets at December 31, 2001 were $1.93 billion compared to $2.00 billion at December 31, 2000. Net loans increased 5.6% to $1.09 billion while deposits grew 11.4% to $1.57 billion. This growth in loans and deposits reflects our early success in the execution of our new business model. Credit quality and credit risk evaluation have been a major focus in 2001. Our allowance for loan losses has increased to $13.8 million or 1.25% of loans at December 31, 2001 compared to $10.6 million or 1.02% at December 31, 2000.

Our liquidity position improved significantly as total borrowings have declined by $247 million or 61% from prior year and the investment portfolio has declined $118.7 million year-to-year. Our capital ratios are strong and significantly improved over the prior year. Our goal is to continually enhance shareholder value. Book value per share increased 7.5% to $12.31 at December 31, 2001, from $11.45 at December 31, 2000. Tangible book value, likewise, grew to $8.18 at December 31, 2001 compared to $6.29 at December 31, 2000.

An Unprecedented Pace of Change

Action was the watchword for 2001. Change was embraced. New initiatives to move the Company forward created many significant milestones during the year, including:

o The addition of four new Directors - highly qualified leaders whose strong business and banking experience enhance the Board's oversight strength.

o    Major staffing additions and reorganization - including:

     o Creation of senior-level positions for a Corporate Enterprise Risk Manager, Chief Information and Operations Officer and Corporate Sales Manager.
     o Establishment of Credit Officer positions and a Loan Workout Department to enhance the Bank's loan portfolio management.
     o The addition of new officer-level professionals to effectively manage this growing $2 billion bank.
     o Solidifying Sun's senior staff with the addition of several prominent banking executives to the Sun team.
     o Streamlining operations and reorganizing into three Divisions aligned to the Bank's three primary lines of business - Commercial, Business and Community - each focused on developing business and servicing customers with specialized expertise and experience.
     o Restructuring the Bank into six Regional Banking Groups - each with its own local team of senior managers from the Bank's three Divisions... along with the resources and decision-making authority to serve local communities with enhanced levels of responsiveness.
     o Reorganization of the Company into a single bank holding company - providing Sun customers who travel throughout our tri-state market expanded access to Sun services - as well as providing administrative economies.
     o Engagement of Alex Sheshunoff Management Services, L.P., which included developing strategic plans for technology, risk management, branch optimization and profit improvement.
     o    Launch of a major branding/marketing campaign.

The challenge - and our dedication to the mission - continue

As we move forward, we are aggressively addressing the challenges that lie ahead:

o    Growing core deposits, loans and fee income.
o Refinement of our Community Banking delivery network to increase market coverage while developing prudent exit strategies for under-performing branches.
o Capitalizing on our investment in the newly-created Business Banking Division - building relationships and managing dramatic growth to increase net income.

o Continuing investment in technology and needed infrastructure to support Sun's growth objectives.

This is an exciting time for the Sun team. The herculean effort by our outstanding and highly motivated staff during 2001 is greatly appreciated and is an inspiration to our senior management team. We are evolving into a sales and service-driven organization well-positioned to compete fiercely across our entire marketplace, and to capitalize on a competitive environment which offers us innumerable opportunities for growth and profitability. As always, we value and welcome the continued support of our employees, our customers, the communities we serve, our shareholders and friends.

Sincerely,


/s/Bernard A. Brown
-------------------
Bernard A. Brown
Chairman of the Board


/s/Thomas A. Bracken
--------------------
Thomas A. Bracken
President and
Chief Executive Officer

Selected Financial Data

                                                           At or for the Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------------
                                                  2001            2000            1999             1998            1997
-----------------------------------------------------------------------------------------------------------------------
                                                          (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
  Total assets                                 $1,929,425      $2,002,529       $1,980,861      $1,515,404      $1,099,973
  Cash and investments                            739,201         848,421          948,898         739,274         610,339
  Loans receivable (net)                        1,089,155       1,031,694          900,671         689,852         427,761
  Deposits                                      1,572,338       1,410,867        1,291,326       1,025,398         695,388
  Borrowings and securities sold
   under agreements to repurchase                 160,096         407,279          528,752         337,665         316,314
  Guaranteed preferred beneficial
    interest in Company's
    subordinated debt                              57,327          57,327           57,838          58,650          28,750
  Shareholders' equity                            129,960         117,634           91,104          78,333          54,632

Selected Results of Operations:
  Interest income                              $  126,825      $  150,656       $  114,254      $   82,789      $   46,699
  Net interest income                              56,758          61,248           53,174          37,695          22,291
  Provision for loan losses                         8,095           2,480            2,089           2,213           1,665
  Net interest income after
    provision for loan losses                      48,663          58,768           51,085          35,482          20,626
  Non-interest income                              10,516           8,183            9,751           7,400           2,236
  Non-interest expense                             57,695          54,547           46,855          30,367          16,958
  Net income                                        1,328           8,780            9,714           8,784           4,171

Per Share Data:
  Net income
    Basic                                      $     0.13      $     0.86       $     1.03      $     1.18      $     0.74
    Diluted                                    $     0.13      $     0.85       $     0.96      $     1.04      $     0.68
  Book Value                                   $    12.31      $    11.45       $     9.00      $     9.46      $     7.47

Selected Ratios:
  Return on average assets                           0.07%           0.43%            0.58%           0.75%           0.66%
  Return on average equity                           1.05%           8.85%           11.08%          14.29%          12.89%
  Ratio of equity to assets                          6.74%           5.87%            4.60%           5.17%           4.97%


Other Data and Ratios (1):
 Cash basis earnings per share:
   Basic                                       $     0.63      $     1.37       $     1.48      $     1.52      $     0.84
   Diluted                                     $     0.62      $     1.35       $     1.38      $     1.34      $     0.76

Cash basis:
  Return on average assets                           0.33%           0.69%            0.84%           0.94%           0.74%
  Return on average equity                           5.14%          14.10%           15.89%          19.71%          14.58%



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

Overview


Sun Bancorp, Inc. (the "Company") is a multi-state Bank Holding Company headquartered in Vineland, New Jersey. The Company's principal subsidiary is Sun National Bank (the "Bank"). At December 31, 2001, the Company had total assets of $1.9 billion, total deposits of $1.6 billion and total shareholders' equity of $130.0 million. The Company's principal business is to serve as a holding company for the Bank. As a registered bank holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the "Federal Reserve").

In November 2001, the Company completed its reorganization from a multi-bank holding company to a single bank holding company with the merger of Sun National Bank, Delaware into the Bank. Sun National Bank, Delaware was merged into Delaware City Bank, a building and loan association located in Delaware City, Delaware, which was acquired by the Company in November, 2001 and immediately thereafter merged into the Bank. The Company undertook the merger of its two subsidiary banks to take advantage of numerous operating efficiencies resulting from consolidation to a single national bank charter.

Through the Bank, the Company engages in community banking services through 71 community banking centers located in 13 counties in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania. The Bank offers comprehensive lending, depository and financial services to its customers and marketplace. The Bank's lending services to businesses include commercial, commercial real estate, and small business loans. The Bank's commercial deposit services include business checking accounts, and cash management products such as electronic banking and sweep accounts. The Bank's lending services to retail customers include home equity loans, residential mortgage loans, and installment loans. The Bank also offers cash management services to a broad base of commercial and small business customers. The Bank funds these lending activities primarily through retail deposits, repurchase agreements with customers and advances from the Federal Home Loan Bank. The Bank's retail deposit services include checking accounts, savings accounts, money market deposits, certificates of deposit and individual retirement accounts. Through a third party arrangement, the Bank also offers mutual funds, securities brokerage, annuities and investment advisory services.

In December 2000 and March 2001, respectively, the Bank and the Company entered into memorandums of understanding ("MOUs") with their primary regulators, the Office of the Comptroller of the Currency (the "OCC') and the Federal Reserve Board (the "FRB") relating to, among other things, implementing and/or revising certain policies, plans and procedures of the Company and the Bank with respect to, among other things, interest rate risk and other risk management, strategic and capital planning, oversight and compliance management by the Board of Directors, lending and underwriting standards and internal auditing. The Company had also agreed to notify the FRB at least 30 days prior to the (i) proposed declaration date of any dividend by the Company, (ii) incurrence of any debt or
(iii) repurchase or redemption of any of the Company's stock. The Bank also agreed to notify the OCC prior to declaration of a dividend. The Company and the Bank were released from the MOUs and the MOUs were terminated following the regularly scheduled examinations of the Company and the Bank by the FRB and OCC, respectively, in January 2002. While they were in effect, the MOUs did not impose any limitations on the operations of the Company or the Bank or limit in any way their businesses.

This past year was an eventful year for the Company and the banking industry with the economy and world events severely impacting business performance. For the Company, 2001 was a year of redirection, reorganization and a focus on the basics of the Company's business. During 2001, management of the Company made many decisions that laid the foundation for long term growth by investing in the future of the organization. These decisions were driven by the need to reposition the organization while making needed investments in people, the credit process and loan portfolio, the fundamentals of the business and infrastructure. A multitude of initiatives were undertaken during the year to control the growth of the balance sheet, to enhance the Company's overall liquidity, interest rate risk profile and capital position, while at the same time growing core businesses.

The following discussion focuses on the major components of the Company's operations and presents an overview of the significant changes in the results of operations for the past three years and financial condition during the past two fiscal years. This discussion should be reviewed in conjunction with the Consolidated Financial Statements and notes thereto presented elsewhere in this Annual Report.

RESULTS OF OPERATIONS

Net income for the year ended December 31, 2001 was $1.3 million, or $0.13 per share, in comparison to $8.8 million, or $0.85 per share for the year ended December 31, 2000. As more fully described below, the decrease in net income was attributable to a decrease in net interest income of $4.5 million, an increase in provision for loan losses of $5.6 million and an increase in non-interest expense of $3.1 million. These decreases to net income were partially offset by an increase in non-interest income of $2.3 million and a decrease in income tax expense of $3.5 million compared to the results of operations for 2000. Net income for the year ended December 31, 2000 was $8.8 million, or $0.85 per share, in comparison to $9.7 million, or $0.96 per share for the year ended December 31, 1999.

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


                                                                    Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                   2001                          2000                         1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                            Avg.                           Avg.                             Avg.
                                        Average             Yield/     Average            Yield/    Average                Yield/
                                        Balance  Interest   Cost       Balance   Interest  Cost     Balance    Interest     Cost
Interest-earning assets:
-----------------------------------------------------------------------------------------------------------------------------------
  Loans receivable (1), (2)            $1,070,459 $86,600  8.09%    $  990,357 $ 88,353   8.92%   $  786,237   $  67,611    8.60%
  Investment securities (3)               704,941  39,746  5.64        897,644   63,078   7.03       730,170     47,572     6.52
  Federal funds sold                       39,388   1,468  3.73          8,779      595   6.78         6,174        293     4.75
                                       ---------- -------           ----------  -------           ----------    -------
    Total interest-earning assets       1,814,788 127,814  7.04      1,896,780  152,026   8.01     1,522,581    115,476     7.58
Non-interest-earning assets               149,907                      142,991                       145,896
                                       ----------                   ----------                    ----------
  Total assets                         $1,964,695                   $2,039,771                    $1,668,477
                                       ==========                   ==========                    ==========
Interest-bearing liabilities:
  Interest-bearing deposit accounts    $1,239,396  52,258  4.22     $1,134,836   53,049   4.67    $  882,011     34,487     3.91
  Borrowed money:
     Repurchase agreements with
        customers                          82,318   2,437  2.96         79,224    4,446   5.61        56,730      2,472     4.36
     Other borrowed money                 183,581   9,934  5.41        414,058   26,476   6.39       353,660     18,571     5.25
                                       ----------  ------           ----------   ------           ----------    -------
         Total borrowed money             265,899  12,371  4.65        493,282   30,922   6.27       410,389     21,043     5.13
 Guaranteed preferred beneficial
     interest in Company's
     subordinted debt                      57,327   5,438  9.49         57,344    5,437   9.48        58,558      5,550     9.48
                                       ----------  ------           ----------  -------           ----------    -------
    Total interest-bearing liabilities  1,562,622  70,067  4.48      1,685,462   89,408   5.30     1,350,958     61,080     4.52
                                                   ------                       -------                         -------

Non-interest-bearing liabilities          275,869                      255,142                       229,814
                                       ----------                   ----------                    ----------

  Total liabilities                     1,838,491                    1,940,604                     1,580,772

Shareholders' equity                      126,204                       99,167                        87,705
                                       ----------                   ----------                    ----------

  Total liabilities and shareholders'
     equity                            $1,964,695                   $2,039,771                    $1,668,447
                                       ==========                   ==========                    ==========
Net interest income                               $57,747                       $62,618                         $54,396
                                                  =======                       =======                         =======
Interest rate spread (4)                                   2.56%                          2.71%                             3.06%
                                                           ====                           ====                              ====
Net yield on interest-earning assets (5)                   3.18%                          3.30%                             3.57%
                                                           ====                           ====                              ====
Ratio of average interest-earning
assets to average interest-bearing
liabilities                                              116.14%                        112.54%                           112.70%
                                                         ======                         ======                            ======

----------------------

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

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate) and (ii) changes in rate (changes in rate multiplied by old average volume). The combined effect of changes in both volume and rate has been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.


                                                             Years Ended December 31,
----------------------------------------------------------------------------------------------------------------
                                                 2001 vs. 2000                           2000 vs. 1999
----------------------------------------------------------------------------------------------------------------
                                              Increase (Decrease)                     Increase (Decrease)
                                                     Due to                                  Due to
----------------------------------------------------------------------------------------------------------------
                                        Volume        Rate            Net         Volume     Rate         Net
----------------------------------------------------------------------------------------------------------------
Interest income:
  Loans receivable                     $   6,837     $( 8,590)     $ (1,753)    $ 18,139    $ 2,603     $ 20,742
  Investment securities                  (12,159)     (11,173)      (23,332)      11,527      3,979       15,506
  Federal funds sold                       1,247         (374)          873          151        151          302
----------------------------------------------------------------------------------------------------------------
    Total interest-earning assets      $  (4,075)    $(20,137)     $(24,212)    $ 29,817    $ 6,733     $ 36,550
----------------------------------------------------------------------------------------------------------------
Interest expense:
  Deposit accounts                     $   4,636     $ (5,427)     $   (791)    $ 11,086    $ 7,476     $ 18,562
  Borrowings:
     Repurchase agreements with
         customers                           165       (2,174)       (2,009)       1,146        828        1,974
     Other borrowed money                (12,958)      (3,584)      (16,542)       3,495      4,410        7,905
----------------------------------------------------------------------------------------------------------------
         Total borrowed money            (12,793)      (5,758)      (18,551)       4,641      5,238        9,879
  Guaranteed preferred beneficial
   interest in Company's
    subordinated debt                          1                          1         (113)                   (113)
----------------------------------------------------------------------------------------------------------------
    Total interest-bearing
    liabilities                        $  (8,156)    $(11,185)     $(19,341)    $ 15,614     12,714       28,328
----------------------------------------------------------------------------------------------------------------
Net change in interest income          $   4,081     $ (8,952)     $ (4,871)    $ 14,203     (5,981)    $  8,222
================================================================================================================


Net interest income (on a tax-equivalent basis) decreased $4.9 million or 7.8% to $57.7 million for 2001 compared to $62.6 million for 2000. This decrease is primarily due from the rate component that decreased $9.0 million due to the record setting market interest rate declines during 2001. From the volume component, a $4.1 million decrease was due to the decrease in average interest-earning assets from $1.9 billion for 2000 to $1.8 billion for 2001, a decrease of $4.6 million was due to the increase in average deposit accounts from $1.1 billion for 2000 to $1.2 billion for 2001 offset primarily by a $13.0 million decrease due to the decrease in average other borrowed money from $414.1 million for 2000 to $183.6 million for 2001.

The decrease in the net yield on interest-earning assets of 3.18% as of December 31, 2001 compared to 3.30% as of December 31, 2000 was due to the effect of market interest rate decreases and the mix of interest-earning assets and interest-bearing liabilities. For most of the year ended December 31, 2001, the Company's overall balance sheet was asset sensitive to changes in interest rates; that is, the Company had a higher percentage of floating rate assets than floating rate liabilities. As a result of the decreases in interest rates, the average yield on interest-earning assets declined 97 basis points compared to the decline on the average cost of interest-bearing liabilities of 82 basis points.

The decrease in average interest-earning assets of $82.0 million was primarily the result of the $192.7 million decrease in average investment securities, offset by an $80.1 million increase in average balance of loans receivable and a $30.6 million increase in average balance of federal funds sold. The funds provided by the decrease in investments and the increase in both interest-bearing and non-interest-bearing deposits of $125.3 million were used primarily to de-leverage the balance sheet by paying down high cost other borrowings, from an average balance of $414.1 million in 2000 to an average balance of $183.6 million in 2001.

For 2000, net interest income (on a tax-equivalent basis) increased $8.2 million or 15% to $62.6 million compared to $54.4 million for 1999. The increase is due primarily to the growth of average interest-earning assets from $1.5 billion for 1999 to $1.9 billion for 2000, offset by a decrease in the interest rate spread from 3.06% for 1999 to 2.71% for 2000. A change in the mix of interest-earning assets and interest-bearing liabilities had a negative impact on the net yield on interest-earning assets, which declined 27 basis points to 3.30% for 2000.

Provision for Loan Losses. The Company recorded a provision for loan losses of $8.1 million for 2001 compared to a provision of $2.5 million for 2000. The increase in the provision for loan losses during 2001 compared to 2000 was attributable to loan portfolio growth, portfolio maturation, a deterioration of several loans, enhancements to the credit review process and a more aggressive approach to troubled credits. The Company recorded a provision for loan losses of $2.5 million for 2000 compared to a provision of $2.1 million for 1999. The increase in the provision for loan losses during 2000 compared to 1999 was attributable to an increase in the size of the loan portfolio due to internal loan growth of approximately $131.0 million to $1,031.7 million at December 31, 2000 compared to $900.7 million at December 31, 1999.

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

The Bank will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Although the Bank maintains its allowance for loan losses at levels considered adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Bank's determination as to the amount of its allowance for loan losses is subject to review by its primary regulator, the OCC, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OCC after a review of the information available at the time of the OCC examination.

Non-Interest Income. Non-interest income increased $2.3 million, or 28.5% for the year ended December 31, 2001 compared to the year ended December 31, 2000. The increase was primarily due to a $1.7 million increase in service charges on deposit accounts resulting primarily from the 9.2% increase in average balance of deposits and increased fees. During 2001, the Company continued to focus on reducing borrowings and increasing liquidity and capital primarily through a reduction of its securities portfolio. The Company reported a $396,000 gain on sale of investment securities during 2001 and reported a $311,000 loss on sale of investment securities during 2000.

Non-interest income decreased $1.6 million for the year ended December 31, 2000 compared to the year ended December 31, 1999. The decrease was primarily due to a $2.4 million decrease in income from mortgage banking operations resulting from a strategic decision to scale back on the mortgage banking operations due to the rise in interest rates. During 2000, Sun Mortgage Company was merged into the Bank. The decrease was also attributable to losses on sales of securities. During 2000, the Company took advantage of declining interest rates to reduce its interest rate risk and improve its capital and liquidity positions by selling $52 million of primarily below market yield investment securities at a loss of approximately $311,000. The proceeds were used, in part, to reduce the Company's borrowings. The decrease in income from mortgage banking operations and the loss on sales of securities were partially offset by a $574,000 increase in service charges on deposit accounts and a $273,000 increase in other service charges, due mostly to a larger deposit base and increased fees.

Non-Interest Expenses. Non-interest expenses increased approximately $3.1 million, or 5.8% to $57.7 million for the year ended December 31, 2001 as compared to $54.5 million for the same period for 2000. This increase is primarily due to an increase in other expenses of $1.5 million, salaries and employee benefits of $1.2 million, and occupancy expense of $646,000. Included in other expenses is $1.0 million in consulting fees relating to 2001 management initiatives for technology, risk management, branch optimization and the Company's Process & Profit Improvement program. Salaries and benefits increased due to additional key positions hired during the year reflecting the Company's focus on building a business banking team to meet the needs of the small business market, expansion of the Commercial and Retail Banking Divisions, additional support within Credit Administration and other various operational and administrative support staff. The increase in occupancy expense is a result of a bank wide branch maintenance program initiated in 2001.

Non-interest expenses increased approximately $7.7 million to $54.5 million for the year ended December 31, 2000 as compared to $46.9 million for the same period for 1999. The increase was a result of a full year of operations of the 1999 branch acquisitions as well as the new Philadelphia financial service center and additional 14 de novo financial service centers opened in 1999. Of the increase, $2.7 million was in salaries and employee benefits, $1.3 million in occupancy expense, $923,000 in equipment expense, $1.5 million in amortization of excess of cost over fair value of assets acquired and $1.3 million in other expenses. Salaries and benefits increased due to additional staff positions resulting from acquisitions and de novo financial service centers opened. The increase in amortization of excess of cost over fair value of assets acquired resulted from the acquisitions completed in 1999. The increase in other expenses reflects the Company's support of its expanded operations.

Income Tax Expense. Income taxes decreased $3.5 million, from $3.6 million to $156,000 for the years ended December 31, 2000 and December 31, 2001, respectively. The decrease was due to lower 2001 pretax income. In addition, the Company's effective tax rate changed due the proportion of tax-free municipal income to income before taxes. Due to a decrease in pretax income in 2000, income taxes decreased $643,000, from $4.3 million to $3.6 million for the years ended December 31, 1999 and December 31, 2000, respectively.


LIQUIDITY AND CAPITAL RESOURCES

A major source of the Company's funding is its retail deposit branch network, which management believes will be sufficient to meet the Company's long-term liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans as well as sales and maturities of investment securities, while additional funds can be obtained from a variety of sources including loan sales or participations, securities sold under agreements to repurchase, Federal Home Loan Bank ("FHLB") advances, and other secured and unsecured borrowings. It is anticipated that FHLB advances and securities sold under agreements to repurchase will be secondary sources of funding, and management expects there to be adequate collateral for such funding requirements.

The Company's primary uses of funds are the origination of loans, the funding of the Company's maturing certificates of deposit, deposit withdrawals and the repayment of borrowings. Certificates of deposit scheduled to mature during the twelve months ending December 31, 2001 total $381.1 million. The Company has implemented a core deposit relationship strategy that places less reliance on certificates of deposit as a funding source. The Company will continue to price certificates of deposit for retention, however, based on market conditions and other liquidity considerations, it may avail itself of the secondary borrowings discussed above.

The Company anticipates that cash and cash equivalents on hand, the cash flow from assets as well as other sources of funds will provide adequate liquidity for the Company's future operating, investing and financing needs. In addition to cash and cash equivalents of $79.1 million at December 31, 2001, the Company has additional secured borrowing capacity with the FHLB and other sources. The Company's increase in its average liquidity position during 2001 resulted primarily from investment security calls and sales that had a negative impact on earnings due to higher yield run-off and lower reinvestment spread. Management will continue to monitor the Company's liquidity and maintain it at a level that is adequate but not excessive.

Net cash provided by operating activities for the year ended December 31, 2001 totaled $23.3 million, an increase of $7.0 million compared to the year ended December 31, 2000. Net cash provided by operating activities for the year ended December 31, 2000 totaled $16.3 million compared to $3.8 million for the year ended December 31, 1999.

Net cash provided by investing activities for the year ended December 31, 2001 totaled $71.0 million, an increase of $79.9 million compared to net cash used for the year ended December 31, 2000 of $8.9 million. This continues to reflect the Company's overall balance sheet and liquidity management process. The increase was primarily due to an increase in the maturities, prepayments and calls of investment securities of $519.7 million, an increase in the sale of investment securities of $40.4 million and a reduced net increase in loans of $69.1 million. These increases in cash provided were partially offset by a $552.9 million increase in the purchase of investment securities.

Net cash used in investing activities for the year ended December 31, 2000 totaled $8.9 million, a decrease of $507.0 million compared to net cash used for the year ended December 31, 1999 of $515.9 million. The decrease was primarily due to a decrease in the purchase of investment securities of $277.0 million, a reduced net increase in loans of $79.8 million, an increase in the maturity of mortgage-backed securities of $74.2 million, a decrease in purchase of investment securities of $12.5 million, an increase in the sale of investment securities of $69.9 million and an increase in the proceeds from security calls of $40.0 million. These were partially offset by a decrease in the maturity of mortgage-backed securities of $108.5 million.

Net cash used by financing activities for the year ended December 31, 2001 totaled $84.9 million, compared to net cash provided by financing activities of $7.2 million for the year ended December 31, 2000. The increase was primarily the result of an increase of $120.0 million of net repayments under lines of credit and repurchase agreements and a decrease in deposits resulting from a branch sale in the fourth quarter 2001 of $14.3 million. These were partially offset by an increase in deposits of $56.3 million. The increase in deposits reflects the Company's successful implementation of a customer relationship strategy for both loans and deposits.

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

Management has developed a capital plan for the Company and the Bank that should allow the Company and the Bank to grow capital internally at levels sufficient for achieving its growth projections and operating and financial risks. It is the Company's intention to maintain "well-capitalized" risk-based capital levels. The Company has also considered a plan for contingency capital needs, and when appropriate, the Company's Board of Directors may consider various capital raising alternatives. The following table sets forth the risk-based capital levels at December 31, 2001 for the Company and the Bank.

                                                                                      To Be Well-Capitalized
                                                                     Required for          Under Prompt
                                                                   Capital Adequacy     Corrective Action
                                                  Actual               Purposes             Provisions
-------------------------------------------------------------------------------------------------------------
At December 31, 2001                          Amount      Ratio     Amount     Ratio      Amount      Ratio
-------------------------------------------------------------------------------------------------------------
  Total Capital (to Risk Weighted Assets):
    Sun Bancorp, Inc                          $157,949    12.23%    $103,338    8.00%          N/A
    Sun National Bank                         $152,206    11.82%    $103,010    8.00%     $128,763    10.00%
  Tier I Capital (to Risk Weighted Assets):
    Sun Bancorp, Inc                          $130,332    10.09%    $ 51,669    4.00%          N/A
    Sun National Bank                         $138,424    10.75%    $ 51,505    4.00%     $ 77,258     6.00%
  Leverage Ratio:
    Sun Bancorp, Inc                          $130,332     6.90%    $ 75,546    4.00%          N/A
    Sun National Bank                         $138,424     7.34%    $ 75,443    4.00%     $ 94,304     5.00%


As part of its capital plan, the Company issued trust preferred securities that qualify as Tier 1 or core capital of the Company, subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company.

Asset and Liability Management

The Company's exposure to interest rate risk results from the difference in maturities and repricing characteristics of the interest-earning assets and interest-bearing liabilities and the volatility of interest rates. If the Company's assets have shorter maturity or repricing terms than its liabilities, the Company's earnings will tend to be negatively affected during periods of declining interest rates. Conversely, this mismatch would benefit the Company during periods of increasing interest rates. Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities.

Gap Analysis

Banks have become increasingly concerned with the extent to which they are able to match maturities or repricing characteristics of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring a bank's interest rate sensitivity gap. An asset or liability is considered to be interest-rate sensitive if it will mature or reprice within a specific time period. The interest rate sensitivity gap is defined as the excess of interest-earning assets maturing or repricing within a specific time period over interest-bearing liabilities maturing or repricing within that time period. On a monthly basis, the Bank monitors its gap, primarily its six-month and one-year maturities, and works to maintain its gap within a range that does not exceed a negative 25% of total assets. Management and the Board of Directors monitor the Company's gap position quarterly.

The Asset/Liability Committee of the Bank's Board of Directors discuss, among other things, interest rate risk. The Bank also uses simulation models to measure the impact of potential changes of up to 300 basis points in interest rates on net interest income. Sudden changes to interest rates should not have a material impact to results of operations. Should the Bank experience a positive or negative mismatch in excess of the approved range, it has a number of remedial options. The Bank has the ability to reposition its investment portfolio to include securities with more advantageous repricing and/or maturity characteristics. It can attract variable- or fixed-rate loan products as appropriate. The Bank can also price deposit products to attract deposits with maturity characteristics that can lower their exposure to interest rate risk.

At December 31, 2001, the Company had a positive position with respect to its exposure to interest rate risk. Total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing during the same time period by $117.2 million, representing a positive cumulative one-year gap ratio of 6.07%. As a result, the cost of interest-bearing liabilities of the Company should adjust to changes in interest rates at a slower rate than yield on interest-earning assets of the Company.

The following table summarizes the maturity and repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2001. All amounts are categorized by their actual maturity or repricing date with the exception of interest-bearing demand deposits and savings deposits. As a result of prior experience during periods of rate volatility resulting in insignificant changes to levels of core deposits and management's estimate of future rate sensitivities, the Company allocates interest-bearing demand deposits and savings deposits ratably among the Maturity/Repricing Time categories. The estimated effective duration of interest-bearing demand deposits is approximately 3.1 years. The estimated effective duration of savings deposits, excluding money market demand accounts, is approximately 3.5 years. The estimated effective duration of money market demand accounts is approximately 1.7 years.

                                                         Maturity/Repricing Time Periods
-----------------------------------------------------------------------------------------------------
                                             0-3 Months  4-12 Months 1-5 Years  Over 5 Years   Total
-----------------------------------------------------------------------------------------------------
Loans receivable                               $358,482    $159,624  $529,753   $   55,078 $1,102,937
Investment securities                           209,997      89,855   292,587       68,462    660,901
Federal funds sold                               11,525                                        11,525
-----------------------------------------------------------------------------------------------------
  Total interest-earning assets                 580,004     249,479   822,340      123,540  1,775,363
-----------------------------------------------------------------------------------------------------
Interest-bearing demand deposits                176,960      40,653   232,022       74,102    523,737
Savings deposits                                  5,979      18,192   103,764      147,211    275,146
Time certificates                               186,800     192,790   111,179        2,490    493,259
Federal Home Loan Bank advances                   1,195       3,655    40,963       28,195     74,008
Other borrowed funds                              1,160                                         1,160
Securities sold under agreements to repurchase   84,928                                        84,928
-----------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities            457,022     255,290   487,928      251,998  1,452,238
-----------------------------------------------------------------------------------------------------
Periodic Gap                                   $122,982    $ (5,811) $334,412   $ (128,458)$  323,125
=====================================================================================================
Cumulative Gap                                 $122,982    $117,171  $451,583   $  323,125
==========================================================================================
Cumulative Gap Ratio                               6.37%       6.07%    23.41%       16.75%
==========================================================================================


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


FINANCIAL CONDITION

The Company's assets decreased by $73.1 million, or 3.7% from $2.00 billion at December 31, 2000 to $1.93 billion at December 31, 2001. The decrease reflects the Company's continuing strategy of repositioning and controlling the growth of the balance sheet to enhance its overall liquidity, interest rate risk profile and capital position. The Company reduced its investment securities by $118.7 million, increased its net loans receivable by $57.5 million, increased deposits by $161.5 million, or 11.4% and decreased borrowings by $247.2 million, or 60.7%. Total capital increased by $12.4 million, or 10.5% from $117.6 million at December 31, 2000 to $130.0 million at December 31, 2001.

Loans. Net loans receivable increased $57.5 million, or 5.6%, from December 31, 2000 to December 31, 2001, due primarily to internally generated commercial loan, small business loan and second mortgage loan growth. Approximately $42.1 million of this increase was in commercial and small business loans, and $14.0 million was second mortgage loans. This increase in commercial and small business loans was a result of the efforts from the newly formed Small Business Banking Group and continued competitive pricing and servicing of all commercial loans. The increase in second mortgage loans resulted primarily from the lower interest rate environment. Installment loans increased $4.2 million and residential real estate loans increased $1.1 million.

The Company uses third party loan correspondents to originate residential mortgages that are subsequently sold into the secondary market. These loans are originated using the Company's underwriting standards, rates and terms, and are approved according to the Company's lending policy prior to origination. Prior to closing, the Company generally has commitments to sell these loans with servicing released, at par and without recourse, in the secondary market. Secondary market sales are generally scheduled to close shortly after origination. Set forth below is selected data relating to the composition of the Company's loan portfolio by type of loan on the dates indicated.

ANALYSIS OF LOAN PORTFOLIO

------------------------------------------------------------------------------------------------------------------------------------
At December 31,                        2001                   2000              1999                  1998                 1997
------------------------------------------------------------------------------------------------------------------------------------
                                Amount       %       Amount       %      Amount       %        Amount        %      Amount        %
------------------------------------------------------------------------------------------------------------------------------------
Type of Loan:
  Commercial and industrial $  911,145     83.66  $  869,088    84.24  $750,707     83.35     $548,646    79.53   $346,475    81.00
  Home equity                   23,854      2.19      24,613     2.38    26,619      2.96       31,068     4.50     20,725     4.84
  Second mortgage               49,047      4.50      35,056     3.40    27,448      3.05       21,803     3.16      9,713     2.27
  Residential real estate       55,282      5.08      54,140     5.25    52,986      5.88       48,119     6.98     29,454     6.89
  Installment                   63,609      5.84      59,433     5.76    51,633      5.73       47,359     6.87     25,588     5.98
Less:  Loan loss allowance     (13,782)    (1.27)    (10,636)   (1.03)   (8,722)    (0.97)      (7,143)   (1.04)    (4,194)   (0.98)
------------------------------------------------------------------------------------------------------------------------------------
  Net loans                 $1,089,155    100.00  $1,031,694   100.00  $900,671    100.00     $689,852   100.00   $427,761   100.00
====================================================================================================================================

Type of Security:
  Residential real estate:
    1-4 family              $  146,157     13.42  $  143,973    13.96   118,837     13.20     $123,263    17.87   $ 83,169    19.44
    Other                      108,437      9.96      83,615     8.10     8,954      0.99        9,726     1.41     11,098     2.59
  Commercial real estate       599,027     55.00     576,365    55.87   199,437     22.14      242,700    35.18    204,053    47.70
  Commercial business loans    199,103     18.28     183,130    17.75   528,513     58.68      269,406    39.06    107,963    25.25
  Consumer                      36,640      3.36      40,879     3.96    38,817      4.31       40,362     5.85     22,240     5.20
  Other                         13,573      1.25      14,368     1.39    14,835      1.65       11,538     1.67      3,432     0.80
Less:  Loan loss allowance     (13,782)    (1.27)    (10,636)   (1.03)   (8,722)    (0.97)      (7,143)   (1.04)    (4,194)   (0.98)
------------------------------------------------------------------------------------------------------------------------------------
  Net loans                 $1,089,155    100.00  $1,031,694   100.00  $900,671    100.00     $689,852   100.00   $427,761   100.00
====================================================================================================================================


The following table sets forth the estimated maturity of the Company's loan portfolio at December 31, 2001. The table does not include prepayments or scheduled principal payments. Adjustable rate mortgage loans are shown as maturing based on contractual maturities.

                                    Due    Due after                Allowance
                                  Within   1 through   Due after       for
                                  1 year    5 years    5 years      Loan Loss        Total
--------------------------------------------------------------------------------------------
Commercial and industrial       $213,912    $401,938    $295,245    $(11,907)       $899,188
Home equity                       13,157                  10,697        (268)         23,586
Second mortgage                      849      17,070      31,128        (422)         48,625
Residential real estate           10,157       1,226      43,899        (577)         54,705
Installment                       16,608      15,228      31,823        (608)         63,051
--------------------------------------------------------------------------------------------
                                $254,683    $435,462    $412,792    $(13,782)     $1,089,155
============================================================================================


The following table sets forth the dollar amount of all loans due after December 31, 2002 which have pre-determined interest rates and which have floating or adjustable interest rates.


                                                Floating or
                                                 Adjustable
                                 Fixed Rates       Rates          Total
--------------------------------------------------------------------------------
Commercial and industrial          $383,906      $310,868       $694,774
Home equity                                        10,697         10,697
Second mortgage                      51,744                       51,744
Residential real estate              37,561         6,555         44,116
Installment                          43,625           209         43,834
--------------------------------------------------------------------------------
                                   $516,836      $328,329       $845,165
================================================================================

Non-Performing and Problem Assets

During 2001, the Company focused on reinforcing its ongoing loan portfolio management, enhancing the credit review process to effectively address the current risk profile of the portfolio. This included the establishment of two Credit Officer positions and a formalized loan workout department.

Loan Delinquencies. The Company's collection procedures provide for a late charge assessment after a commercial loan is 10 days past due, or a residential mortgage loan is 15 days past due. The Company contacts the borrower by mail or telephone and payment is requested. If the delinquency continues, subsequent efforts are made to contact the borrower. If the loan continues to be delinquent for 90 days or more, the Company usually initiates foreclosure proceedings unless other repayment arrangements are made. Delinquent loans are reviewed on a case by case basis in accordance with the lending policy.

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

Non-Performing Assets. Total non-performing assets increased $5.0 million from $6.1 million at December 31, 2000 to $11.1 million at December 31, 2001. The ratio of non-performing assets to net loans increased to 1.02% at December 31, 2001 compared to .59% at December 31, 2000. The following table sets forth information regarding loans that are delinquent ninety days or more. Management of the Company believes that all loans accruing interest are adequately secured and in the process of collection. At the dates shown, the Company had no restructured loans within the definition of Statement of Financial Accounting Standards No. 15.

Non-Performing Assets

                                                                                 At December 31,
------------------------------------------------------------------------------------------------------------------
                                                                    2001       2000      1999      1998      1997
------------------------------------------------------------------------------------------------------------------
Loans accounted for on a non-accrual basis:
      Commercial and industrial                                   $ 8,007     $2,933    $2,085    $  979   $  116
      Home equity                                                     201         65         8       241      466
      Second mortgage                                                 130         38         5        81
      Residential real estate                                         735        430       250       182      253
      Installment                                                      50        240       232       125       62
------------------------------------------------------------------------------------------------------------------
    Total                                                         $ 9,123     $3,706    $2,580    $1,608   $  897
==================================================================================================================

Accruing loans that are contractually past due 90 days or more:
      Commercial and industrial                                   $   425     $  114    $  880    $  202   $  642
      Home equity                                                      42         36       339       252      168
      Second mortgage                                                 190        153        54       134       57
      Residential real estate                                         295        540       303       230      335
      Installment                                                     146        332       226        68      111
------------------------------------------------------------------------------------------------------------------
    Total                                                         $ 1,098     $1,175    $1,802    $  886   $1,313
==================================================================================================================

    Total non-accrual and 90-day past due loans                   $10,221     $4,881    $4,382    $2,494   $2,210
    Real estate owned                                                 898      1,179       535       292      270
-----------------------------------------------------------------------------------------------------------------
    Total non-performing assets                                   $11,119     $6,060    $4,917    $2,786   $2,480
==================================================================================================================

    Total non-accrual and 90-day past due loans to net loans         0.93%      0.47%     0.49%     0.36%    0.52%
    Total non-accrual and 90-day past due loans to total assets      0.53%      0.24%     0.22%     0.16%    0.20%
    Total non-performing assets to net loans                         1.02%      0.59%     0.55%     0.40%    0.58%
    Total non-performing assets to total assets                      0.58%      0.30%     0.25%     0.18%    0.23%
    Total allowance for loan losses to total non-performing loans  134.84%    217.92%   199.05%   286.41%  189.77%


Interest income that would have been recorded on loans on non-accrual status, under the original terms of such loans, would have totaled $728,000 for the year ended December 31, 2001.

Foreclosed Real Estate. Real estate acquired by the Company as a result of foreclosure and bank properties and equipment that the Company is holding for sale is classified as real estate owned until such time as it is sold. When real estate is acquired or transferred, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less estimated disposal costs. Any subsequent write-down of real estate owned is charged to operations. At December 31, 2001, the Company had a net amount of $898,000 classified as real estate owned, including $609 million of bank properties and equipment that were no longer used in the Company's operations. During 2001, the Company recorded a subsequent write down of a bank property that was classified as real estate owned in the amount of $300,000. At December 31, 2000, the Company had a net amount of $1,179,000 classified as real estate owned, including $919 million of bank properties and equipment that were no longer used in the Company's operations.

Allowances for Losses on Loans and Real Estate Owned. Due to loan portfolio growth, portfolio maturation, the deterioration of several loans and the impact on the Company of the national and local economies during 2001, the Company's allowance for losses on loans increased to $13.8 million or 1.25% of loans at December 31, 2001 compared to $10.6 million or 1.02% of loans at December 31, 2000. Provision for loan losses was $8.1 million in 2001 compared to $2.5 million in 2000, and net charge-offs for 2001 were $4.9 million compared to $566,000 in 2000.

It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans. A provision for loan losses is charged to operations based on management's evaluation of the estimated losses that have been incurred in the Company's loan portfolio. Management also periodically performs valuations of real estate owned and establishes allowances to reduce book values of the properties to their net realizable values when necessary.

The following table sets forth information with respect to the Company's allowance for losses on loans at the dates indicated:

At December 31,                                                             2001        2000        1999        1998        1997
--------------------------------------------------------------------------------------------------------------------------------
Allowance for losses on loans, beginning of year                         $10,636      $8,722      $7,143      $4,194      $2,595
Charge-offs:
  Commercial                                                               4,748         209          15          26
  Mortgage                                                                     4           8         210         203          37
  Installment                                                                665         384         311          68          65
--------------------------------------------------------------------------------------------------------------------------------
    Total charge-offs                                                      5,417         601         536         297         102
--------------------------------------------------------------------------------------------------------------------------------
Recoveries
  Commercial                                                                 423                                  18          22
  Mortgage                                                                                25          10
  Installment                                                                 45          10          16          15          14
--------------------------------------------------------------------------------------------------------------------------------
    Total recoveries                                                         468          35          26          33          36
--------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                                            4,949         566         510         264          66
Allowance acquired with branch purchase                                                                        1,000
Provision for loan losses                                                  8,095       2,480       2,089       2,213       1,665
--------------------------------------------------------------------------------------------------------------------------------
Allowance for losses on loans, end of year                               $13,782     $10,636      $8,722      $7,143      $4,194
================================================================================================================================
Net loans charged off as a percent of average loans outstanding             0.46%       0.06%       0.06%       0.05%       0.02%
================================================================================================================================


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


At December 31,                        2001               2000              1999               1998               1997
----------------------------------------------------------------------------------------------------------------------------
                                       Percent of         Percent of       Percent of         Percent of         Percent of
                                       Loans to           Loans to         Loans to           Loans to           Loans to
                                       Total              Total            Total              Total              Total
                               Amount  Loans     Amount   Loans    Amount  Loans      Amount  Loans     Amount   Loans
----------------------------------------------------------------------------------------------------------------------------

Balance at end of year
applicable to:
  Commercial and industrial    $11,907  86.40%  $ 8,826   83.38%%  $7,244   82.55%    $6,131    78.72%  $2,922   80.21%
  Residential real estate          577   4.19       391    2.36       327    2.93        164     6.90      129    6.82
  Home equity                      268   1.94       343    5.19       254    5.83        382     4.46      752    4.80
  Installment                    1,030   7.47     1,076    9.07       897    8.69        466     9.92      391    8.17
----------------------------------------------------------------------------------------------------------------------------
    Total allowance            $13,782 100.00%  $10,636  100.00%   $8,722  100.00%    $7,143   100.00%  $4,194  100.00%
============================================================================================================================

Investment Securities. Most of the Company's investment portfolio is held at the Bank's wholly owned subsidiary, Med-Vine, Inc. ("Med-Vine"). Total investment securities, excluding restricted equity securities, decreased $101.0 million, or 13.5% from $748.6 million at December 31, 2000 to $647.6 million at December 31, 2001. Beginning in 2000 and continuing during 2001, the Company de-leveraged its balance sheet by reducing its investment portfolio and borrowings. This de-leveraging reduced the Company's interest rate risk and improved its capital and liquidity positions. During 2001, the Company reduced its investment portfolio by $777.0 million through sales, maturities, prepayments and calls, partially offset by the reinvestment of $658.2 million of investment securities. The Company used the proceeds from the security sales and redemption of the calls to continue to reduce borrowings, principally FHLB repurchase agreements. Securities sold under agreements to repurchase with the FHLB, which were fully paid down at December 31, 2001 and were $255.1 million at December 31, 2000, were used to match fund or partially match fund investment securities for an incremental net interest income spread in a structured transaction.

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

The following table sets forth the carrying value of the Company's portfolio of investment securities available for sale at the dates indicated:

At December 31,                          2001                              2000                             1999
----------------------------------------------------------------------------------------------------------------------------
                                          Net                              Net                              Net
                                       Unrealized Estimated             Unrealized  Estimated            Unrealized Estimated
                            Amortized    Gains      Fair     Amortized    Gains      Fair     Amortized    Gains      Fair
                              Cost     (Losses)     Value      Cost      (Losses)    Value      Cost     (Losses)    Value
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury obligations    $ 51,809   $ 580    $ 52,389   $ 69,406   $     53    $ 69,459   $ 63,730  $ (1,200)   $ 62,530
Government agency and
  mortgage-backed securities  551,584    (481)    551,103    645,090    (15,738)    629,352    748,022   (35,727)    712,295
Municipal obligations          43,692    (881)     42,811     49,267       (467)     48,800     59,520    (4,764)     54,756
Other securities                1,255               1,255        948                    948      5,096                 5,096
----------------------------------------------------------------------------------------------------------------------------
    Total                    $648,340   $(782)   $647,558   $764,711   $(16,152)   $748,559   $876,368  $(41,691)   $834,677
============================================================================================================================

The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Company's portfolio of investment securities available for sale at December 31, 2001. All debt securities are classified as available for sale; therefore, the carrying value is the estimated fair value. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

                              One Year or Less   One to Five Years    Five to Ten Years   More than Ten Years      Total
-------------------------------------------------------------------------------------------------------------------------------
                                           Wtd.               Wtd.                 Wtd.                Wtd.              Wtd.
                              Carrying     Avg.     Carrying  Avg.      Carrying   Avg.     Carrying   Avg.    Carrying  Avg.
                               Value      Yield      Value   Yield       Value    Yield      Value    Yield     Value   Yield
-------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury obligations     $ 34,889     1.83%  $ 12,267    5.40%    $ 5,233    5.11%                       $ 52,289     2.99%
Government agency and
  mortgage-backed securities   166,177     2.52    279,702    4.79      50,116    4.56     $55,108    5.50%    551,103     4.16
Municipal obligations            5,804     3.22      2,791    4.22       3,464    4.81      30,752    4.97      42,811     4.67
Other securities                 1,814     1.75         71    2.66                                               1,255     1.80
--------------------------------------            --------             -------             -------            --------
    Total                     $208,405     2.42%  $294,831    4.81%    $58,813    4.62%    $85,860    5.31%   $647,558     4.09%
======================================            ========             =======             =======            ========


Deposits. Consumer and commercial deposits are attracted principally from within the Company's primary market area through offering a wide compliment of deposit products that include checking, savings, money market, certificates of deposits and individual retirement accounts. The deposit strategy stresses the importance of building a relationship with each and every customer. To help facilitate these relationships, the Bank has implemented a relationship pricing strategy that has helped to dramatically increase core deposit growth. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The relationship strategy has enabled the Bank to favorably increase the deposit mix with a higher concentration of core deposits. Management regularly meets to evaluate internal cost of funds, to analyze the competition, to review the Company's cash flow requirements for lending and liquidity and executes any appropriate pricing changes when necessary. The Company does not obtain funds through brokers, nor does it solicit funds outside the States of New Jersey, Delaware or Pennsylvania.

Deposits at December 31, 2001 totaled $1.57 billion, an increase of $161.5 million, or 11.4% over the December 31, 2000 balance of $1.41 billion. Demand deposits, including NOW accounts and money market accounts, increased $195.8 million, or 32.2%, at December 31, 2001, to $803.9 million, compared with December 31, 2000. Savings deposits increased $101.3 million to $275.1 million at December 31, 2001, from $173.8 million at December 31, 2000. Certificates of deposit under $100,000 decreased $71.9 million from December 31, 2000, to $363.2 million at December 31, 2001. Certificates of deposit of $100,000 or more decreased $63.8 million to $130.0 million at December 31, 2001. The increase in core deposits during 2001 was due to internal growth, which during the year included promotional rates on certain select money market accounts.

The following table sets forth average deposits by various types of demand and time deposits:

For the Years Ended December 31,           2001                    2000                   1999
-------------------------------------------------------------------------------------------------------
                                     Amount     Avg. Cost    Amount    Avg. Cost    Amount    Avg. Cost
-------------------------------------------------------------------------------------------------------
Non-interest-bearing demand deposits $265,510            $  245,989             $  221,316
Interest-bearing demand deposits      431,196     2.88%     336,772     3.66%      229,353        2.63%
Savings deposits                      214,849     2.76      154,091     2.22       143,522        1.86
Time deposits                         593,351     5.72      643,972     5.79       509,136        5.07
---------------------------------------------            ----------             ----------
    Total                          $1,504,906     3.47%  $1,380,824     3.84%   $1,103,327        3.13%
=============================================            ==========             ==========

The following table indicates the amount of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2001.

Three months or less                                     $71,746
Over three through six months                             17,856
Over six through twelve months                            23,845
Over twelve months                                        16,613
----------------------------------------------------------------
Total                                                   $130,060
================================================================




Borrowings. Borrowed funds decreased $247.2 million in 2001, to $160.1 million at December 31, 2001, from $407.3 million at December 31, 2000. The decrease was a result of a decrease of $255.1 million in securities sold under agreements to repurchase with the FHLB, a decrease of $16.9 million in securities sold under agreements to repurchase with customers, partially offset by an increase of $24.9 million advances from the FHLB. The Company also had other borrowings of $1.2 million.


For the years ended December 31, 2001 and 2000, the maximum month-end amount of advances borrowed from the FHLB was $30.0 million and $119.2 million, respectively. The Company sold U.S. Treasury securities to customers under agreements to repurchase them, at par, on the next business day. For the years ended December 31, 2001 and 2000, the maximum month-end amount of securities sold under agreements to repurchase with customers was $93.5 million and $110.5 million, respectively. The Company purchased federal funds from correspondent banks, on an overnight basis. For the years ended December 31, 2001 and 2000, the maximum month-end amount of federal funds purchased from correspondents was $0 and $23.3 million, respectively. The Company engaged in structured transactions, including FHLB repurchase agreements used to match fund investment securities in an effort to offset the interest expense incurred in connection with the issuance of the trust preferred securities. For the years ended December 31, 2001 and 2000, the maximum month-end amount of securities sold under agreements to repurchase with the FHLB was $253.4 million and $350.7 million, respectively.

The following table sets forth certain information regarding FHLB advances, interest rates, approximate average amounts outstanding and their approximate weighted average rates at the dates indicated.


  December 31,                                                              2001           2000           1999
  ---------------------------------------------------------------------------------------------------------------
  FHLB convertible rate advances outstanding at end of year                $ 45,000       $ 45,000
  Interest rate                                                                6.76%          6.76%
  Approximate average amount outstanding                                   $ 45,000       $ 41,138
  Approximate weighted average rate                                            6.76%          6.85%

  FHLB amortizing advances outstanding at end of year                      $ 29,008       $  4,133       $  4,263
  Interest rate                                                                4.19%          5.68%          5.68%
  Approximate average amount outstanding                                   $  7,285       $  4,192       $  4,325
  Approximate weighted average rate                                            4.88%          5.68%          5.68%

  FHLB repurchase agreements outstanding at end of year                                   $255,145       $350,662
  Interest rate                                                                              6.45%          5.93%
  Approximate average amount outstanding                                   $129,097       $332,981       $304,051
  Approximate weighted average rate                                            5.00%          6.43%          5.21%

  FHLB OLOC advances outstanding at end of year                                                           $115,478
  Interest rate                                                                                             5.10%
  Approximate average amount outstanding                                   $    504       $ 27,759       $ 33,512
  Approximate weighted average rate                                            2.29%          6.67%          5.32%


The following table sets forth certain information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at the dates indicated.



  December 31,                                                                  2001         2000       1999
-----------------------------------------------------------------------------------------------------------------
  Securities sold under agreements to
     repurchase with customers
     outstanding at end of year                                             $84,928       $101,841        $57,189
  Interest rate                                                                0.59%          5.68%          4.26%
  Approximate average amount outstanding                                    $82,318       $ 79,310        $56,730
  Approximate weighted average rate                                            2.96%          5.55%          4.36%


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

Guaranteed Preferred Beneficial Interest in Company's Subordinated Debt

In 1997, the Company's subsidiary, Sun Capital Trust ("Sun Trust I") issued $28.75 million of 9.85% Preferred Securities ("Sun Trust I Preferred Securities") with a stated value and liquidation preference of $25 per share. The proceeds from the sale of Sun Trust I Preferred Securities were utilized by Sun Trust I to invest in $28.75 million of 9.85% Junior Subordinated Debentures (the "Sun Trust I Debentures") of the Company, due March 2027.

In 1998, the Company's subsidiary, Sun Capital Trust II ("Sun Trust II") issued $29.9 million of 8.875% Preferred Securities ("Sun Trust II Preferred Securities") with a stated value and liquidation preference of $10 per share. The proceeds from the sale of Sun Trust II Preferred Securities were utilized by Sun Trust II to invest in $29.9 million of 8.875% Junior Subordinated Debentures (the "Sun Trust II Debentures") of the Company, due December 2028.

During 2000, the Company repurchased 11,300 shares of Sun Trust I preferred securities and 22,800 shares of Sun Trust II preferred securities for approximately $511,000. During 1999, the Company repurchased 17,100 shares of Sun Trust I preferred securities and 38,500 shares of Sun Trust II preferred securities for approximately $812,000.

During February 2002, the Company notified the holders of Sun Trust I Preferred Securities of its intention to call Sun Trust I Preferred Securities on April 1, 2002. The Company will recognize an extraordinary loss from the extinguishment of debt from the remaining debt issuance cost and miscellaneous cost of the call in the amount of $800,000, net of the tax effect of $400,000 (approximately $0.07 per diluted share). The Company intends to fund this call with the net proceeds to be received in late March 2002 or early April 2002 from the issuance of $20 million of Floating Rate Junior Subordinated Debentures ("Sun Trust III Debentures") of the Company, a $3 million dividend from the Bank and the issuance of an additional $5 million Floating Rate Junior Subordinated Debentures in the second quarter 2002.

In March 2002, the Company formed a subsidiary, Sun Capital Trust III ("SunTrust III"), which anticipates that in late March 2002 or early April 2002 it will issue $20.0 million of Pooled Floating Rate Capital Securities ("Sun Trust III Capital Securities") with a stated value and liquidation preference of $1,000 per share. The variable annual rate of interest is scheduled to reset semi-annually and is anticipated to equal to LIBOR plus 3.50% (the "Coupon Rate"), provided that the applicable Coupon Rate may not exceed an anticipated 11.000% through five years from its issuance. The proceeds from the sale of Sun Trust III Capital Securities will be utilized by Sun Trust III to invest in Sun Trust III Debentures, due March or April 2032.

For more information regarding guaranteed preferred beneficial interest in Company's subordinated debt, refer to Note 24 of the Notes to Consolidated Financial Statements contained herein.

Critical Accounting Policies

In management's opinion, the most critical accounting policy impacting the Company's consolidated financial statements is the evaluation of the allowance for loan losses. Management carefully monitors the credit quality of the loan portfolio and makes estimates about the amount of credit losses that have been incurred at each financial statement date. Management evaluates the fair value of collateral supporting the impaired loans using independent appraisals and other measures of fair value. This process involves subjective judgments and assumptions and is subject to change based on factors that may be outside the control of the Company.

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

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Sun Bancorp, Inc.
Vineland, New Jersey



We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/S/DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

February 1, 2002 (March 21, 2002 as to Note 24)

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2001 AND 2000


(Dollars in thousands, except share amounts)                                   2001           2000
----------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                     $   67,557     $   66,417
Federal funds sold                                                              11,525          3,200
-----------------------------------------------------------------------------------------------------
  Cash and cash equivalents                                                     79,082         69,617
Investment securities available for sale (amortized cost -
  $648,340; 2001 and $764,711; 2000)                                           647,558        748,559
Loans receivable (net of allowance for loan losses -
  $13,782; 2001 and $10,636; 2000)                                           1,089,155      1,031,694
Restricted equity investments                                                   12,561         30,245
Bank properties and equipment, net                                              28,180         29,124
Real estate owned, net                                                             898          1,179
Accrued interest receivable                                                     11,089         16,614
Excess of cost over fair value of assets acquired, net                          43,637         52,839
Deferred taxes                                                                   8,154         10,635
Other assets                                                                     9,111         12,023
-----------------------------------------------------------------------------------------------------
TOTAL                                                                       $1,929,425     $2,002,529
=====================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                                                    $1,572,338     $1,410,867
Advances from the Federal Home Loan Bank (FHLB)                                 74,008         49,133
Loan payable                                                                     1,160          1,160
Securities sold under agreements to repurchase - FHLB                                         255,145
Securities sold under agreements to repurchase - customers                      84,928        101,841
Other liabilities                                                                9,704          9,422
-----------------------------------------------------------------------------------------------------
  Total liabilities                                                          1,742,138      1,827,568
-----------------------------------------------------------------------------------------------------

Guaranteed preferred beneficial interest in Company's subordinated debt         57,327         57,327

COMMITMENTS AND CONTINGENT LIABILITIES (Notes 5 and 18)

SHAREHOLDERS' EQUITY
Preferred stock, none issued
Common stock, $1 par value, 25,000,000 shares authorized, issued and
  outstanding: 10,553,942 in 2001 and 10,086,537 in 2000                        10,554         10,087
Surplus                                                                        108,058        105,841
Retained earnings                                                               11,864         15,839
Accumulated other comprehensive loss                                              (516)       (10,661)
Treasury stock at cost, 306,343 shares in 2000                                                 (3,472)
-----------------------------------------------------------------------------------------------------
  Total shareholders' equity                                                   129,960        117,634
-----------------------------------------------------------------------------------------------------
  TOTAL                                                                     $1,929,425     $2,002,529
=====================================================================================================

    See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED  STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2001,  2000 AND 1999


(Dollars in thousands, except share amounts)                                   2001             2000            1999
-----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Interest and fees on loans                                                 $ 86,600         $ 88,353         $ 67,611
  Interest on taxable investment securities                                    35,523           55,672           41,670
  Interest on non-taxable investment securities                                 1,946            2,704            2,463
  Dividends on restricted equity investments                                    1,288            3,332            2,217
  Interest on federal funds sold                                                1,468              595              293
-----------------------------------------------------------------------------------------------------------------------
    Total interest income                                                     126,825          150,656          114,254
-----------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
  Interest on deposits                                                         52,258           53,049           34,487
  Interest on short-term funds borrowed                                        12,371           30,922           21,043
  Interest on guaranteed preferred beneficial interest
    in Company's subordinated debt                                              5,438            5,437            5,550
-----------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                     70,067           89,408           61,080
-----------------------------------------------------------------------------------------------------------------------

    Net interest income                                                        56,758           61,248           53,174

PROVISION FOR LOAN LOSSES                                                       8,095            2,480            2,089
-----------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                        48,663           58,768           51,085
-----------------------------------------------------------------------------------------------------------------------

OTHER INCOME:
  Service charges on deposit accounts                                           6,923            5,175            4,601
  Other service charges                                                           389              392              119
  Gain on sale of bank properties and equipment                                    33                9              148
  Gain on sale of loans held for sale                                                               24               17
  Gain (loss) on sale of investment securities                                    396             (311)              79
  Income from mortgage banking operations                                          34              280            2,695
  Other                                                                         2,741            2,614            2,092
-----------------------------------------------------------------------------------------------------------------------
    Total other income                                                         10,516            8,183            9,751
-----------------------------------------------------------------------------------------------------------------------

OTHER EXPENSES:
  Salaries and employee benefits                                               24,229           23,049           20,326
  Occupancy expense                                                             7,306            6,660            5,409
  Equipment expense                                                             5,009            5,016            4,093
  Data processing expense                                                       3,147            3,223            3,175
  Amortization of excess of cost over fair value of assets acquired             7,820            7,879            6,402
  Other                                                                        10,184            8,720            7,450
-----------------------------------------------------------------------------------------------------------------------
    Total other expenses                                                       57,695           54,547           46,855
-----------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                      1,484           12,404           13,981

INCOME TAXES                                                                      156            3,624            4,267
-----------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                     $1,328           $8,780           $9,714
=======================================================================================================================

Basic earnings per share                                                       $ 0.13           $ 0.86           $ 1.03
=======================================================================================================================

Diluted earnings per share                                                     $ 0.13           $ 0.85           $ 0.96
=======================================================================================================================

Weighted average shares - basic                                            10,364,618       10,193,360        9,414,037
=======================================================================================================================

Weighted average shares - diluted                                          10,546,979       10,385,414       10,127,813
=======================================================================================================================

See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                                             Accumulated
                                                                                               Other
                                                        Common                 Retained      Comprehensive      Treasury
(In thousands)                                          Stock      Surplus     Earnings          Loss            Stock       Total
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999                                  7,165     $61,710     $10,243          $(504)           $(281)    $78,333
Comprehensive loss:
  Net income                                                                      9,714
  Net change in unrealized loss on securities
    available for sale, net of taxes of ($13,915)                                              (27,012)
      Comprehensive loss                                                                                                    (17,298)
Exercise of stock options                                     4          18                                                      22
Issuance of common stock                                  2,549      37,612          36                                      40,197
Stock dividends                                             362       6,461      (6,823)
Cash paid for fractional interest
 resulting from stock dividends                                          (3)                                                     (3)
Purchase of treasury stock                                                                                      (10,147)    (10,147)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                               10,080     105,798      13,170        (27,516)         (10,428)     91,104
Comprehensive income:
  Net income                                                                      8,780
  Net change in unrealized loss on securities
    available for sale, net of taxes of $8,683                                                  16,855
      Comprehensive income                                                                                                   25,635
Exercise of stock options                                                           270                             628         898
Issuance of common stock                                      7          43      (1,176)                          1,140          14
Stock dividends                                                                  (5,188)                          5,188
Cash paid for fractional interest
 resulting from stock dividends                                                     (17)                                        (17)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                               10,087     105,841      15,839        (10,661)          (3,472)    117,634
Comprehensive income:
  Net income                                                                      1,328
  Net change in unrealized loss on securities
    available for sale, net of taxes of $5,224                                                  10,145
      Comprehensive income                                                                                                   11,473
Exercise of stock options                                   234         207         (96)                            325         670
Issuance of common stock                                      7          70         (40)                            150         187
Stock dividends                                             226       1,944      (5,167)                          2,997
Cash paid for fractional interest
   resulting from stock dividend                                         (4)                                                     (4)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                              $10,554    $108,058     $11,864          $(516)              $0    $129,960
====================================================================================================================================

---------------------------------------------------
See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                                                              2001         2000       1999
(In thousands)
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income                                                                                    $1,328     $8,780     $9,714
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                                    8,095      2,480      2,089
    Provision for losses on real estate owned                                                       73         56         23
    Depreciation and amortization                                                                2,463      2,284      1,863
    Net accretion of investment securities                                                      (2,098)      (243)      (638)
    Amortization of excess of cost over fair value of assets acquired                            7,820      7,879      6,402
    Gain on sale of loans                                                                                     (24)       (17)
    Proceeds from sale of loans held for sale                                                                 925      1,074
    (Gain) loss on sale of investment securities available for sale                               (396)       311        (79)
    Gain on sale of bank properties and equipment                                                  (33)        (9)      (148)
    Write down of book value of bank properties and equipment                                                 369
    Write down of book value of excess of cost over fair value of assets acquired                  100
    Deferred income taxes                                                                       (2,743)    (1,550)    (1,468)
    Change in assets and liabilities which provided (used) cash:
      Accrued interest receivable                                                                5,525     (1,637)    (4,477)
      Other assets                                                                               2,912     (6,574)    (1,317)
      Other liabilities                                                                            282      3,281     (9,218)
----------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                               23,328     16,328      3,803
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  Purchases of investment securities available for sale                                       (658,167)  (105,286)  (394,763)
  Redemption  (purchases) of restricted equity securities                                       17,684     14,551    (16,458)
  Proceeds from maturities, prepayments or calls of investment securities
    available for sale                                                                         660,659    140,911    135,217
  Proceeds from sale of investment securities available for sale                               116,372     75,963      6,080
  Net increase in loans                                                                        (65,583)  (134,633)  (214,468)
  Increase in loans resulting from branch acquisitions                                            (364)                  (71)
  Purchase of bank properties and equipment                                                     (1,810)    (1,596)    (3,637)
  Increase in bank properties and equipment resulting from branch acquisitions                     (63)               (4,962)
  Decrease in bank properties and equipment resulting from branch sale                             354
  Proceeds from sale of bank properties and equipment                                               33        754      1,045
  Excess of cost over fair value of branch assets acquired                                                           (24,230)
  Reduction of excess of cost over fair value of branch assets acquired
    resulting from branch sale                                                                   1,282
  Purchase price adjustment of branch assets acquired                                                                     71
  Proceeds from sale of real estate owned                                                          599        448        308
----------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) investing activities                                     70,996     (8,888)  (515,868)
----------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
  Net increase in deposits                                                                     175,815    119,541     19,263
  Increase in deposits resulting from branch acquisitions                                                            246,666
  Decrease in deposits resulting from branch sale                                              (14,344)
  Net (repayments) borrowings under line of credit and repurchase agreements                  (247,183)  (127,173)   196,788
  Proceeds from exercise of stock options                                                          670        898         22
  Payments for fractional interests resulting from stock dividend                                   (4)       (17)        (3)
  Repurchase of guaranteed preferred beneficial interest in Company's
    subordinated debt                                                                                        (511)      (812)
  Proceeds from issuance of common stock                                                           187         14     40,197
  Treasury stock purchased                                                                                           (10,147)
----------------------------------------------------------------------------------------------------------------------------
        Net cash (used in) provided by financing activities                                    (84,859)    (7,248)   491,974
----------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                             9,465        192    (20,091)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                    69,617     69,425     89,516
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                        $ 79,082    $69,617    $69,425
============================================================================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid                                                                               $ 72,434    $87,615    $61,212
  Income taxes paid                                                                           $  4,139    $ 5,609    $ 5,724
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS:
  Transfer of loans and bank properties and equipment to real estate owned                    $    391    $ 1,148    $   574

    See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(All dollar amounts presented in the tables, except per share amounts, are in thousands)

         1. NATURE OF OPERATIONS

     Sun Bancorp, Inc. (the "Company") is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Sun Capital Trust ("SunTrust I"), Sun Capital Trust II ("SunTrust II"), Sun Capital Trust III ("SunTrust III"), Sun National Bank (the "Bank") and the Bank's wholly owned subsidiaries, Med-Vine, Inc., Sun Financial Services, L.L.C. and 2020 Properties, L.L.C. All significant intercompany balances and transactions have been eliminated. (See also Note 3.)

     The Company and the Bank have their administrative offices in Vineland, New Jersey. At December 31, 2001, the Company had 71 financial service centers located throughout central and southern New Jersey, New Castle County, Delaware and in Philadelphia, Pennsylvania. The Company's principal business is to serve as a holding company for the Bank. The Company's outstanding common stock is traded on the Nasdaq National Market under the symbol "SNBC." The Company is subject to reporting requirements of the Securities and Exchange Commission. SunTrust I and Sun Trust II are Delaware business trusts which hold the Junior Subordinated Debentures issued by the Company. SunTrust III is Delaware business trusts that anticipates holding the Junior Subordinated Debentures to be issued by the Company in late March 2002 or early April 2002. The Bank is in the business of attracting customer deposits through their financial service centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate and non-real estate loans, as well as mortgage-backed and investment securities. The Bank's primary regulatory agency is the Office of the Comptroller of the Currency (the "OCC"). Med-Vine, Inc. is a Delaware holding company that holds the majority of the Bank's investment portfolio. The principal business of Med-Vine, Inc. is investing. The principal business of Sun Financial Services, L.L.C. is to provide annuities and insurance products in the Bank's branches through a contract with a third-party licensed insurance agent. The principal business of 2020 Properties, L.L.C. is to acquire certain loans, judgments, real estate and other assets in satisfaction of debts previously contracted the Bank.

     2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant estimates include the allowance for loan losses, real estate owned and excess of cost over fair value of net assets acquired. Actual results could differ from those estimates.

     Investment Securities - The Company accounts for debt securities as follows:

     Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security. The Company had no investment securities classified as held to maturity at December 31, 2001 or 2000.

     Available for Sale - Debt securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as other comprehensive income or loss until realized. Realized gains and losses on the sale of investment securities are reported in the consolidated statement of income and determined using the adjusted cost of the specific security sold.

     Loans Purchased - The discounts and premiums resulting from the purchase of loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

     Loans Held for Sale - Included in loans receivable is approximately $1,621,000 and $741,000 of loans held for sale at December 31, 2001 and 2000, respectively. These loans were carried at the lower of cost or fair value, on an aggregate basis.

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

     Allowance for Loan Losses - The allowance for loan losses is determined by management based upon past experience, evaluation of estimated loss and impairment in the loan portfolio, current economic conditions and other pertinent factors. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or estimated net realizable value. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

         In July 2001, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues. SAB No. 102 expresses the SEC staff's views on the development, documentation and application of a systematic methodology for determining the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. In addition, in July 2001, the federal banking agencies issued guidance on this topic through the Federal Financial Institutions Examination Council interagency guidance, Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions. In management's opinion, the Bank's methodology and documentation of the allowance for loan losses meets the guidance issued.

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

         Real Estate Owned - Real estate owned is comprised of property acquired through foreclosure and bank property and equipment that is not in use. It is carried at the lower of the related loan balance or fair value of the property based on an appraisal less estimated cost to dispose. Losses arising from foreclosure transactions are charged against the allowance for loan losses. Gains or losses subsequent to foreclosure are included in operations.

         Excess of Cost Over Fair Value of Assets Acquired - The excess of cost over fair value of assets acquired is net of accumulated amortization of $27,769,000 and $21,733,000 at December 31, 2001 and 2000, respectively. It is amortized by the straight-line method over 15 years for bank acquisitions and over 7 to 15 years for branch acquisitions.

         Long-Lived Assets - Management evaluates the carrying amount of long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. Measurement of an impaired loss for long-lived assets and intangibles would be based on the fair value of the asset. For the years ended December 31, 2001 and 2000, the Company recognized a $100,000 and a $369,000 impairment loss, respectively, based on this evaluation.

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

         Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks and federal funds sold.

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

         Stock dividend - On May 17, 2001, June 2, 2000 and May 20, 1999, the Company's Board of Directors declared special 5% stock dividends, which were paid on June 13, 2001, June 21, 2000 and June 21, 1999, respectively, to shareholders of record on May 31, 2001, June 7, 2000 and June 7, 1999, respectively. Accordingly, per share information for the years ended December 31, 2000 and 1999 have been restated to reflect the increased number of shares outstanding. The 2000 stock dividend and a portion of the 2001 stock dividend were paid by reissuing treasury stock.

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


Disclosure of reclassification amounts, net of taxes, for the years ended,            2001      2000        1999
-----------------------------------------------------------------------------------------------------------------


Net appreciation (depreciation) on securities
 available for sale arising during the year.                                         $10,406   $15,841   $(27,064)
Less: Reclassification adjustment for net gains (losses) included in net income          261    (1,014)        52
-----------------------------------------------------------------------------------------------------------------
Net change in unrealized loss on securities available for sale                       $10,145   $16,855   $(27,012)
=================================================================================================================

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

     Recent Accounting Principles - In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation ("FIN 44"), was issued. FIN 44 clarifies the application of APB No. 25 for certain issues. The Company adopted the provisions of FIN 44 in 2001. The adoption of the interpretation did not have a material effect on the consolidated financial statements. Since the issuance of FIN 44, the FASB staff has received a number of questions related to accounting for stock compensation under APB No. 25 and FIN 44. The Emerging Issues Task Force ("EITF") in EITF 00-23 has reached consensuses on a number of questions, although some issues and questions are still being considered. The Company monitors the status of EITF 00-23.

     In September 2000, SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued. This statement revises standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. The statement was effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and was effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 had no significant impact on the financial position, results of operations, or cash flows of the Company.

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal years beginning after June 15, 2001. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS No. 133 effective January 1, 2001. The adoption of SFAS No. 133 had no impact on the financial position, results of operations, or cash flows of the Company.

     In June 2001, the FASB issued two new pronouncements: SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS No. 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 to goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. As adopted, SFAS No. 142 excluded from its scope the unidentifiable intangible assets recognized in bank and thrift acquisitions in accordance with SFAS 72, Accounting for Certain Acquisitions of Banking and Thrift Institutions. The FASB has decided to undertake a limited-scope project to reconsider part of the guidance in SFAS No. 72, including treatment of identified core deposit intangibles and unidentifiable intangible assets. Issuance of a final Statement on this limited-scope project is expected in the fourth quarter 2002. The adoption of SFAS Nos. 141 and 142 had no impact on the financial position, results of operations, or cash flows of the Company.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of the Accounting Principles Board (APB) No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. This statement is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 had no impact on the financial position, results of operations, or cash flows of the Company.

     Reclassifications - Certain reclassifications have been made in the 2000 and 1999 consolidated financial statements to conform to those classifications used in 2001.


     3. ACQUISITIONS

     In November 2001, the Company completed its reorganization from a multi-bank holding company to a single bank holding company with the merger of Sun National Bank, Delaware into the Bank. Sun National Bank, Delaware was merged into Delaware City Bank, a building and loan association located in Delaware City, Delaware. The Company acquired all of the outstanding shares of Delaware City Bank for approximately $500,000, and immediately thereafter
Delaware City Bank was merged into the Bank. The transaction had no material impact on the financial position, results of operations, or cash flows of the Company and was accounted for as a purchase.

     On September 9, 1999, the Bank purchased 14 New Jersey branch offices from First Union National Bank. The Bank acquired approximately $230,000,000 of deposit liabilities, approximately $4,700,000 in real estate, equipment and other assets, $51,000 in loans and approximately $2,633,000 in branch cash. The Bank paid a premium of approximately $23,700,000, which is being amortized over 12 years.

     On January 15, 1999, the Bank purchased two branch offices from Summit Bank, Hackensack, N.J. The Bank acquired approximately $15,845,000 of deposit liabilities, $177,000 in real estate and equipment, $20,000 in loans and $229,000 in cash. The Bank paid a premium of $660,000, which is being amortized over 7 years.

         4. INVESTMENT SECURITIES AVAILABLE FOR SALE

         The amortized costs of investment securities available for sale and the approximate fair values were as follows:

                                                                 Gross         Gross       Estimated
                                                 Amortized     Unrealized    Unrealized       Fair
December 31, 2001                                   Cost         Gains         Losses        Value
----------------------------------------------------------------------------------------------------
  U.S. Treasury obligations                        $ 51,809       $  604       $   (24)     $ 52,389
  U.S. Government agencies and
    mortgage-backed securities                      551,584        2,135        (2,616)      551,103
  State and municipal obligations                    43,692          140        (1,021)       42,811
  Other                                               1,255                                    1,255
----------------------------------------------------------------------------------------------------
    Total                                          $648,340       $2,879       $(3,661)     $647,558
====================================================================================================


                                                                 Gross         Gross       Estimated
                                                 Amortized     Unrealized    Unrealized       Fair
December 31, 2000                                  Cost          Gains         Losses        Value
----------------------------------------------------------------------------------------------------
  U.S. Treasury obligations                        $ 69,406       $  133      $    (80)     $ 69,459
  U.S.  Government agencies and
    mortgage-backed securities                      645,090           62       (15,800)      629,352
  State and municipal obligations                    49,267          188          (655)       48,800
  Other                                                 948                                      948
----------------------------------------------------------------------------------------------------
    Total                                          $764,711       $  383      $(16,535)     $748,559
====================================================================================================

During 2001, the Company sold $115,976,000 of securities available for sale resulting in a gross gain and gross loss of $472,000 and $76,000, respectively. During 2000, the Company sold $75,274,000 of securities available for sale resulting in a gross gain and gross loss of $7,000 and $318,000, respectively. During 1999, the Company sold $6,001,000 of securities available for sale resulting in a gross gain of $79,000.


The maturity schedule of the investment in debt securities available for sale is as follows:


                                                                 Amortized       Estimated
December 31, 2001                                                  Cost         Fair Value
------------------------------------------------------------------------------------------
Due in one year or less                                           $121,566        $121,734
Due after one year through five years                               98,199          98,629
Due after five years through ten years                              27,349          27,442
Due after ten years                                                 82,519          80,906
------------------------------------------------------------------------------------------
                                                                   329,633         328,711
Mortgage-backed securities                                         318,707         318,847
------------------------------------------------------------------------------------------
  Total                                                           $648,340        $647,558
==========================================================================================

      At December 31, 2001, $111,256,000 of U.S. Treasury Notes and U.S. Government Agency securities was pledged to secure public deposits.


         5. LOANS

         The components of loans were as follows:

December 31,                                                         2001           2000
------------------------------------------------------------------------------------------
Commercial and industrial                                       $  911,145      $  869,088
Home equity                                                         23,854          24,613
Second mortgages                                                    49,047          35,056
Residential real estate                                             55,282          54,140
Installment                                                         63,609          59,433
------------------------------------------------------------------------------------------
  Total gross loans                                              1,102,937       1,042,330
Allowance for loan losses                                          (13,782)        (10,636)
------------------------------------------------------------------------------------------
   Net loans                                                    $1,089,155      $1,031,694
==========================================================================================
Non-accrual loans                                               $    9,123      $    3,706
==========================================================================================

There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 2001. The reduction in interest income resulting from non-accrual loans was $728,000, $352,000 and $346,000 for the years ended
December 31, 2001, 2000 and 1999, respectively. Interest income recognized on these loans for the years ended December 31, 2001, 2000 and 1999 was $589,000, $192,000 and $165,000, respectively.

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 2001 and 2000, along with an analysis of the activity for the years ended December 31, 2001 and 2000, is summarized as follows:


For the Years Ended December 31,                                                   2001        2000
------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                         $26,571     $30,750
Additions                                                                           10,004       4,696
Repayments                                                                          (9,531)     (8,875)
------------------------------------------------------------------------------------------------------
Balance, end of year                                                               $27,044     $26,571
======================================================================================================


Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $202,044,000 and $253,371,000 at December 31, 2001 and 2000, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

Most of the Company's business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market.


         6. ALLOWANCE FOR LOAN LOSSES

         An analysis of the change in the allowance for loan losses is as follows:

For the Years Ended December 31,                                     2001            2000        1999
------------------------------------------------------------------------------------------------------
Balance, beginning of year                                          $10,636        $ 8,722      $7,143
Charge-offs                                                          (5,416)          (601)       (536)
Recoveries                                                              467             35          26
------------------------------------------------------------------------------------------------------
   Net charge-offs                                                   (4,949)          (566)       (510)
Provision for loan losses                                             8,095          2,480       2,089
------------------------------------------------------------------------------------------------------
Balance, end of year                                                $13,782        $10,636      $8,722
======================================================================================================

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

Impairment losses are included in the provision for loan losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans, and are not included in the data that follow:

December 31,                                                                        2001       2000
------------------------------------------------------------------------------------------------------
Impaired loans with related reserve for loan losses calculated under
         SFAS No. 114                                                              $ 1,643      $  808
Impaired loans with no related reserve for loan losses calculated
         under SFAS No. 114                                                          6,101       2,358
------------------------------------------------------------------------------------------------------
    Total impaired loans                                                           $ 7,744      $3,166
======================================================================================================


For the Years Ended December 31,                                       2001        2000        1999
------------------------------------------------------------------------------------------------------
Average impaired loans                                               $6,787        $ 2,389      $2,268
======================================================================================================
Interest income recognized on impaired loans                         $  558        $   101      $   93
======================================================================================================
Cash basis interest income recognized on impaired loans              $  651        $   107      $   93
======================================================================================================

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

     7. RESTRICTED EQUITY INVESTMENTS

     The cost of restricted equity investments was as follows:

December 31,                                                               2001         2000
----------------------------------------------------------------------------------------------
Federal Reserve Bank stock                                               $ 3,344       $ 4,130
Federal Home Loan Bank stock                                               9,134        26,032
Atlantic Central Bankers Bank stock                                           83            83
----------------------------------------------------------------------------------------------
  Total                                                                  $12,561       $30,245
==============================================================================================

         8. BANK PROPERTIES AND EQUIPMENT

         Bank   properties  and  equipment   consist  of  the  following   major
classifications:

December 31,                                                             2001          2000
----------------------------------------------------------------------------------------------
Land                                                                     $ 6,578       $ 6,576
Buildings                                                                 15,601        15,616
Leasehold improvements and equipment                                      15,356        13,952
----------------------------------------------------------------------------------------------
                                                                          37,535        36,144
Accumulated depreciation and amortization                                 (9,355)       (7,020)
----------------------------------------------------------------------------------------------
Total                                                                    $28,180       $29,124
==============================================================================================

         9. REAL ESTATE OWNED

         Real estate owned consisted of the following:

December 31,                                                            2001         2000
----------------------------------------------------------------------------------------------
Commercial properties                                                       $254        $   70
Residential properties                                                        35           190
Bank properties                                                              609           919
----------------------------------------------------------------------------------------------
Total                                                                       $898        $1,179
==============================================================================================

         Expenses applicable to real estate owned include the following:

For the Years Ended December 31,                                2001          2000      1999
----------------------------------------------------------------------------------------------
Net (gain) loss on sales of real estate                         $(44)         $  8        $  1
Provision for losses                                              73            56          23
Operating expenses, net of rental income                         294           114          98
----------------------------------------------------------------------------------------------
Total                                                           $233          $178        $122
==============================================================================================

         10. DEPOSITS

         Deposits consist of the following major classifications:

December 31,                                                               2001         2000
----------------------------------------------------------------------------------------------
Demand deposits                                                       $  803,933    $  608,137
Savings deposits                                                         275,146       173,783
Time certificates under $100,000                                         363,199       435,128
Time certificates $100,000 or more                                       130,060       193,819
----------------------------------------------------------------------------------------------
Total                                                                 $1,572,338    $1,410,867
==============================================================================================

Of the total demand deposits, approximately $280,196,000 and $254,334,000 are non-interest bearing at December 31, 2001 and 2000, respectively.

A summary of certificates by year of maturity is as follows:

Years Ending December 31,
-----------------------------------------------------------------------------------------------
2001                                                                                   $381,102
2002                                                                                     14,160
2003                                                                                     78,761
Thereafter                                                                               19,236
-----------------------------------------------------------------------------------------------
Total                                                                                  $493,259
===============================================================================================

A summary of interest expense on deposits is as follows:

For the Years Ended December 31,                                             2001         2000       1999
-----------------------------------------------------------------------------------------------------------
Savings deposits                                                            $ 5,929     $ 3,417     $ 2,674
Time certificates                                                            33,917      37,312      25,786
Interest-bearing demand deposits                                             12,412      12,320       6,027
-----------------------------------------------------------------------------------------------------------
Total                                                                       $52,258     $53,049     $34,487
===========================================================================================================

     11. ADVANCES FROM THE FEDERAL HOME LOAN BANK

Federal Home Loan Bank ("FHLB") advances are collateralized under a blanket collateral lien agreement. Advances were as follows:


December 31,                                                                 2001         2000
-----------------------------------------------------------------------------------------------
Convertible rate advances                                                   $45,000     $45,000
Term amortizing advances                                                     29,008       4,133
-----------------------------------------------------------------------------------------------
Total                                                                       $74,008     $49,133
===============================================================================================


Convertible rate advances represents three advances as follows:

December 31,                                                           2001           2000
-----------------------------------------------------------------------------------------------
Original principal                                     $10,000
Fixed interest rate                                      6.93%
Funding date                                     June 27, 2000
Maturity date                                    June 27, 2003
Convertible date                                 June 27, 2002
     Balance                                                           $10,000     $10,000
Original principal                                     $10,000
Fixed interest rate                                      6.87%
Funding date                                     June 29, 2000
Maturity date                                    June 29, 2003
Convertible date                                 June 29, 2002
     Balance                                                            10,000      10,000
Original principal                                     $25,000
Fixed interest rate                                      6.49%
Funding date                                  October 12, 2000
Maturity date                                 October 12, 2007
Convertible date                              October 12, 2005
     Balance                                                            25,000      25,000
-----------------------------------------------------------------------------------------------
Total                                                                  $45,000     $45,000
===============================================================================================

Payments are interest only and are made quarterly. On the convertible date and each quarter thereafter, the FHLB has the option to convert these advances at then current market rates. The Company has the option of replacing the funding or repaying the advance.

Term amortizing advances are as follows:

December 31,                                                                 2001         2000
------------------------------------------------------------------------------------------------
Original principal                                           $1,800
Interest rate                                                5.404%
Monthly payment                                                 $12
Maturity date                                       October 8, 2008
     Balance                                                                $1,632        $1,685
Original principal                                           $2,600
Interest rate                                                5.867%
Monthly payment                                                 $18
Maturity date                                     November 26, 2018
     Balance                                                                 2,376         2,448
Original principal                                          $25,000
Interest rate                                                3.890%
Monthly payment                                                $459
Maturity date                                     November 15, 2006
     Balance                                                                25,000
------------------------------------------------------------------------------------------------
Total                                                                      $29,008        $4,133
================================================================================================

Interest expense on FHLB advances was $3,413,000, $4,628,000 and $2,009,000 for the years ended December 31, 2001, 2000 and 1999, respectively.


     12. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

During 2001 and 2000, the Company entered into repurchase agreements with the FHLB. At December 31, 2001, there was no amount outstanding. At December 31, 2000, the amount outstanding was $255,145,000, maturing in January 2001 and bearing an average interest rate of 6.45%. Interest expense on FHLB repurchase agreements was $6,456,000, $21,410,000 and $15,883,000 for the years ended
December 31, 2001, 2000 and 1999, respectively. Collateral for the repurchase agreements were U.S. Government agency collateralized mortgage obligations.

During 2001 and 2000, the Company entered into overnight repurchase agreements with customers. At December 31, 2001 and 2000, the amounts outstanding were $84,928,000 and $101,841,000, respectively. At December 31, 2001, the amounts were borrowed at interest rates ranging from 0.25% to 2.00%. At December 31, 2000, the amounts were borrowed at interest rates ranging from 2.00% to 6.19%. Interest expense on customer repurchase agreements was $2,437,000, $4,446,000 and $2,472,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Collateral for customer repurchase agreements were U.S. treasury notes. The market value of the collateral was approximately equal to the amounts outstanding.

     13. OTHER BORROWED FUNDS

In connection with an acquisition in 1998, the Bank assumed a loan payable in the amount of $1,160,000. The borrowing consists of a single loan from the City of Wilmington, Delaware (the "City") in accordance with the City's
"Loans-to-Lenders" program that provides low-cost financing to qualified participants. The loan with the City is a variable rate, interest-only note adjusted weekly and maturing January 1, 2003. Under the provisions of the borrowing agreement, the City may elect to convert the loan to a fixed interest rate at any time. Upon conversion, the Bank would be required to make payments of principal and interest using an amortization schedule. At December 31, 2001 and 2000, the interest rate on the loan was 1.75% and 5.05%, respectively.

     14. STOCK REPURCHASE PLAN

In February 2002, the Board of Directors of the Company authorized the initiation of a stock repurchase plan covering up to approximately 3%, or 320,000 shares of the Company's outstanding common stock.

In October 1999, the Board of Directors of the Company authorized the initiation of a stock repurchase plan covering up to 9%, or 906,000 shares of the Company's outstanding common stock. The repurchases were made from time to time in open-market transactions, subject to the availability of the stock. This treasury stock was reissued primarily for the 5% stock dividend paid in June 2001, options granted under the stock option plans, the Company's 401(k) Savings Plan match and the issuance of common stock under the Employee Stock Purchase Plan and the Directors Stock Purchase Plan. As of December 31, 2001, the Company had reissued all treasury stock shares. As of December 31, 2000, the Company had net shares repurchased of 306,343 for an aggregate price of approximately $3,472,000.

     15. STOCK OPTION PLANS

In 1997, the Company adopted a Stock Option Plan (the "1997 Plan"). Options granted under the 1997 Plan may be either qualified incentive stock options or nonqualified options as determined by the Executive Compensation Committee. Options granted under the 1997 Plan are at the estimated fair value at the date of grant. There were 700,496 shares authorized for grants of options under the 1997 Plan. In 1999, the Company's Board of Directors adopted an amendment to the 1997 Plan. In accordance with such amendment, the total number of shares of common stock authorized for issuance under the 1997 Plan has been increased from 700,496 to 1,141,495. In addition, the grant of "reload" options is authorized under the 1997 Plan. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an "original option") by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the "reload" feature will reduce the total number of shares eligible for award under the 1997 Plan. At December 31, 2001, there were 878,780 options outstanding with the "reload" feature.

On April 18, 1995, the Company adopted a Stock Option Plan (the "1995 Plan"). There are 848,628 shares authorized for grants of options under the 1995 Plan. Options granted under the 1995 Plan were either qualified incentive stock options or nonqualified options as determined by the Executive Compensation Committee. Options granted under the 1995 Plan were at the estimated fair value at the date of grant.

Under the 1995 and 1997 Plans, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 1997 Plan allows for 50% of options to vest one year after the date of grant, and 50% two years after the date of grant, subject to employment and other conditions. All shares granted under the 1995 Plan are fully vested.

Options granted under the 1995 and 1997 Plans, adjusted for the 5% stock dividends granted in 1999, 2000 and 2001 are as follows:

Options granted and outstanding:                                                      Incentive    Nonqualified           Total
-------------------------------------------------------------------------------------------------------------------------------
  December 31, 2001 at prices ranging from $4.30 to $19.74 per share                    396,321       1,370,013       1,766,334
===============================================================================================================================
  December 31, 2000 at prices ranging from $2.50 to $19.74 per share                    526,551       1,554,212       2,080,763
===============================================================================================================================
  December 31, 1999 at prices ranging from $2.50 to $19.74 per share                    623,277       1,482,923       2,106,200
===============================================================================================================================

Activity in the stock option plans for the period beginning January 1, 1999 and ending December 31, 2001 was as follows:


                                                                                      Weighted
                                                                       Number         Exercise
                                                                     of Shares          Price        Options
                                                                    Outstanding       Per Share    Exercisable
---------------------------------------------------------------------------------------------------------------
January 1, 1999                                                        1,632,183          $7.97       1,123,508
                                                                                                      =========
    Granted                                                              494,659         $13.81
    Exercised                                                             (4,579)         $4.92
    Expired                                                              (16,063)        $14.84
--------------------------------------------------------------------------------
December 31, 1999                                                      2,106,200          $9.30       1,454,640
                                                                                                      =========
    Granted                                                               97,873          $6.82
    Exercised                                                            (67,721)         $4.75
    Expired                                                              (55,589)        $12.17
--------------------------------------------------------------------------------
December 31, 2000                                                      2,080,763          $9.26       1,683,266
                                                                                                      =========
    Granted                                                              100,412          $8.46
    Exercised                                                           (391,043)         $3.96
    Expired                                                              (23,798)        $11.82
--------------------------------------------------------------------------------
December 31, 2001                                                      1,766,334        $ 10.43       1,630,871
================================================================================                      =========

The following table summarizes stock options outstanding at December 31, 2001.

                                          Options Outstanding                                    Options Exercisable
                   ------------------------------------------------------------------- ----------------------------------------
                         Number of         Weighted Average           Weighted                                   Weighted
     Range of       Options Outstanding        Remaining       Average Exercise Price  Options Exercisable   Average Exercise
  Exercise Price                           Contractual Life                                                        Price
-------------------------------------------------------------------------------------------------------------------------------
$ 4.30  -  $  6.55        534,790          3.75 years               $ 5.21                  517,589              $ 5.17
$ 7.14  -  $  9.96        432,168          5.82 years               $ 5.82                  313,906              $ 8.09
$12.92  -  $ 19.74        799,376          6.67 years               $15.01                  799,376              $15.08
---------------------------------                                                         ---------
                        1,766,334          5.58 years               $10.39                1,630,871              $10.59
=================================                                                         =========

The Company accounts for stock-based compensation using the intrinsic value method. Had compensation cost for the Company's stock option plans been determined based on the fair value method of accounting (using the Black-Scholes model) described in SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


For the Years Ended December 31,                                              2001           2000        1999
-----------------------------------------------------------------------------------------------------------------
Net income:                                              As reported          $1,328         $8,780       $9,714
                                                         Pro forma            $  484         $6,195       $6,914
Earnings per share:
  Basic                                                  As reported          $ 0.13         $ 0.86       $ 1.03
                                                         Pro forma            $ 0.05         $ 0.61       $ 0.73

  Diluted                                                As reported          $ 0.13         $ 0.85       $ 0.96
                                                         Pro forma            $ 0.05         $ 0.60       $ 0.68

Weighted average fair value of options granted during the year                $ 5.55         $ 5.22       $ 9.05


Significant assumptions used to calculate the above fair value of the awards are as follows:


                                                                                2001      2000       1999
-------------------------------------------------------------------------------------------------------------
Risk free rate of return                                                        5.03 %    5.29%     5.80%
Expected option life in months                                                   120       120       96
Expected volatility                                                               51%       71%      46%
Expected dividends                                                                 0         0        0


In January 2002, the Board of Directors Company adopted a Stock Option Plan (the "2002 Plan") that is subject to ratification by the Company's shareholders. Options granted under the 2002 Plan may be either qualified incentive stock options or nonqualified options as determined by the Stock Option Committee. Options granted under the 2002 Plan are at the estimated fair value at the date of grant. There are 750,000 shares authorized for grants of options under the 2002 Plan. The grant of "reload" options is authorized under the 2002 Plan. Under the 2002 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 2002 Plan allows 20% of options granted to employees to vest six months after the date of grant, and 20% for each of the next four anniversaries of the grant, subject to employment and other conditions. The vesting provision of the 2002 Plan generally allows options granted to directors to vest as of the date of grant.

     16. EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan ("ESPP") and a Directors Stock Purchase Plan ("DSPP") (collectively, the "Purchase Plans") wherein 598,427 shares were reserved for issuance pursuant to the Purchase Plans. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2001 and 2000, there were 9,044 shares and 13,724 shares, respectively, granted and issued through the ESPP. For the years ended December 31, 2001 and 2000, there were 7,945 shares and 9,386 shares, respectively, granted and issued through the DSPP.

     17. BENEFITS

The Company has established a 401(k) Retirement Plan (the "401(k) Plan") for all qualified employees. Substantially all employees are eligible to participate in the 401(k) Plan following completion of one year of service and attaining age
21. Vesting in the Company's contribution accrues over four years at 25% each year. Pursuant to the 401(k) Plan, employees could contribute up to 15% of their compensation to a maximum of $10,500 in 2001 and 2000 and $10,000 in 1999. The Company matches 50% of the employee contribution, up to 6% of compensation. Beginning in 1998, the Company match consisted of a contribution of Company common stock, at market value. Effective January 1, 2002, the Company amended the 401(k) Plan to adopt the provisions of GUST, a series of tax legislation, and to change the directed trustee. The Company's contribution to the 401(k) Plan was $291,000, $272,000 and $229,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Contributions are included in shareholders' equity as an issuance of common stock or the reissuance of common stock held as treasury shares. The Company paid $49,000, $32,000 and $35,000 during 2001, 2000 and 1999, respectively, to administer and audit the 401(k) Plan.

     18. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

In the normal course of business, the Bank has various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $28,133,000 and $21,602,000 at December 31, 2001 and 2000,
respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial position of the Company will not be affected materially by the final outcome of any contingent liabilities and commitments.

Certain office space of the Company and the Bank is leased from companies affiliated with the chairman under separate agreements with the Company. Terms of these three agreements at December 31, 2001 are as follows.


      Expiration date               October 2017           March 2005           March 2005
      Annual Rental                         $759                  $40                  $48
      Renewal Option                         N/A       five-year term    3 five-year terms
      Annual Rental Increases                CPI                Fixed                Fixed


Certain office space of the Bank is leased from companies affiliated with certain Directors under separate agreements with the Bank. Terms of these two agreements at December 31, 2001 are as follows.


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

The following table shows future minimum payments under non-cancelable operating leases with initial terms of one year or more at December 31, 2001. Future minimum receipts under sub-lease agreements are not material.


2002                                     $ 3,351
2003                                       3,230
2004                                       3,110
2005                                       2,918
2006                                       2,693
Thereafter                                15,018
------------------------------------------------
     Total                               $30,320
================================================


Rental expense included in occupancy expense for all operating leases was $3,195,000, $3,105,000 and $2,466,000 for the years ended December 31, 2001,
2000 and 1999, respectively.

19.   INCOME TAXES

The income tax provision consists of the following:


For the Years Ended December 31,           2001          2000          1999
--------------------------------------------------------------------------------
Current                                   $2,899        $5,174       $5,735
Deferred                                  (2,743)       (1,550)      (1,468)
--------------------------------------------------------------------------------
Total                                     $  156        $3,624       $4,267
================================================================================


Items that gave rise to significant portions of the deferred tax accounts are as follows:

December 31,                                                                                          2001     2000
---------------------------------------------------------------------------------------------------------------------
Deferred tax asset:
  Allowance for loan losses                                                                            $4,613 $ 3,524
  Deferred loan fees                                                                                       58      34
  Goodwill amortization                                                                                 3,766   2,385
  Other real estate                                                                                       346      66
  Unrealized loss on investment securities                                                                266   5,492
---------------------------------------------------------------------------------------------------------------------
    Total deferred tax asset                                                                            9,049  11,501
Deferred tax liability:
  Property                                                                                               (721)   (708)
  Other                                                                                                  (174)   (158)
---------------------------------------------------------------------------------------------------------------------
    Total defered tax liability                                                                          (895)   (866)
---------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                                                 $8,154   0,635
=====================================================================================================================

The provision for federal income taxes differs from that computed at the statutory rate as follows:


For they Years Ended December 31,                                        2001               2000             1999
----------------------------------------------------------------------------------------------------------------------
                                                                   Amount        %    Amount       %    Amount      %
----------------------------------------------------------------------------------------------------------------------
Tax computed at the statutory rate                                   $520     35.0    $4,342    35.0    $4,893    35.0
Surtax exemption                                                      (15)    (1.0)      (76)   (0.6)      (86)   (0.6)
Increase (decrease) in charge resulting from:
  Goodwill amortization                                                42      2.8        58     0.5        58     0.4
  Tax exempt interest (net)                                          (571)   (38.4)     (777)   (6.3)     (739)   (5.3)
  Other, net                                                          180     12.1        77     0.6       141     1.0
----------------------------------------------------------------------------------------------------------------------
Total                                                                $156     10.5    $3,624    29.2    $4,267    30.5
======================================================================================================================

     20. EARNINGS PER SHARE

      Earnings per share was calculated as follows:

For the Years Ended December 31,                                           2001           2000          1999
---------------------------------------------------------------------------------------------------------------------
Net income                                                                  $1,328        $8,780       $9,714

Dilutive stock options outstanding                                         931,086       916,436    1,277,990
Average exercise price per share                                             $6.51         $4.57       $ 5.46
Average market price - diluted                                               $9.89         $7.05       $14.78

Average common shares outstanding                                       10,364,618    10,193,360    9,414,037
Increase in shares due to exercise of options - diluted                    182,361       192,054      713,776
---------------------------------------------------------------------------------------------------------------------
Adjusted shares outstanding - diluted                                   10,546,979    10,385,414   10,127,813
=====================================================================================================================

Net income per share - basic                                                 $0.13         $0.86        $1.03
Net income per share - diluted                                               $0.13         $0.85        $0.96


     21. REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators, that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. In December 2000 and March 2001, respectively, the Bank and the Company entered into memorandums of understanding ("MOUs") with their primary regulators, the Office of the Comptroller of the Currency (the "OCC') and the Federal Reserve Board (the "FRB") relating to, among other things, implementing and/or revising certain policies, plans and procedures of the Company and the Bank with respect to, among other things, interest rate risk and other risk management, strategic and capital planning, oversight and compliance management by the Board of Directors, lending and underwriting standards and internal auditing. The Company had also agreed to notify the FRB at least 30 days prior to the (i) proposed declaration date of any dividend by the Company, (ii) incurrence of any debt or (iii) repurchase or redemption of any of the Company's stock. The Bank also agreed to notify the OCC prior to declaration of a dividend. The Company and the Bank were released from the MOUs and the MOUs were terminated following the regularly scheduled examinations of the Company and the Bank by the FRB and OCC, respectively, in January 2002. While they were in effect, the MOUs did not impose any limitations on the operations of the Company or the Bank or limit in any way their businesses. The agreements did not have a material adverse effect on the Company's results of operations or financial condition taken as a whole.

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Permission from the OCC is required if the total of dividends declared in a calendar year exceeds the total of the Bank's net profits, as defined by the OCC, for that year, combined with its retained net profits of the two preceding years.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2001, that the Company and the Bank meet all applicable capital adequacy requirements.


As of December 31, 2001, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total Capital, Tier 1 Capital and Leverage Ratios as set forth in the table below.

                                                                       Required for              Under Prompt
                                                                     Capital Adequacy          Corrective Action
                                                 Actual                  Purposes                 Provisions
---------------------------------------------------------------------------------------------------------------------
                                           Amount       Ratio         Amount      Ratio        Amount       Ratio
---------------------------------------------------------------------------------------------------------------------
At December 31, 2001
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                       $ 157,949    12.23%        $103,338    8.00%           N/A
    Sun National Bank                       $ 152,206    11.82%        $103,010    8.00%       $128,763      10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                       $ 130,332    10.09%        $ 51,669    4.00%            N/A
    Sun National Bank                       $ 138,424    10.75%        $ 51,505    4.00%       $ 77,258       6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                       $ 130,332     6.90%        $ 75,546    4.00%            N/A
    Sun National Bank                       $ 138,424     7.34%        $ 75,443    4.00%       $ 94,304       5.00%

At December 31, 2000
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                       $ 143,419    11.37%        $100,912    8.00%            N/A
    Sun National Bank                       $ 124,290    10.61%        $ 93,743    8.00%       $117,179      10.00%
    Sun National Bank, Delaware             $  14,112    13.23%        $  8,530    8.00%       $ 10,633      10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                       $ 118,221     9.37%        $ 50,456    4.00%            N/A
    Sun National Bank                       $ 114,683     9.79%        $ 46,871    4.00%       $ 70,307       6.00%
    Sun National Bank, Delaware             $  13,084    12.27%        $  4,265    4.00%       $  6,398       6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                       $ 118,221     5.88%        $ 80,427    4.00%            N/A
    Sun National Bank                       $ 114,683     6.07%        $ 75,515    4.00%       $ 94,393       5.00%
    Sun National Bank, Delaware             $  13,084     7.84%        $  6,677    4.00%       $  8,347       5.00%


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

                                                             December 31, 2001                 December 31, 2000
---------------------------------------------------------------------------------------------------------------------
                                                                             Estimated                       Estimated
                                                          Carrying           Fair           Carrying         Fair
                                                           Amount            Value           Amount          Value
---------------------------------------------------------------------------------------------------------------------
Assets:
  Cash and cash equivalents                               $   79,082      $   79,082       $   69,617      $   69,617
  Investment securities available for sale                   647,558         647,558          748,559         748,559
  Loans receivable, net                                    1,089,155       1,171,426        1,031,694       1,044,926
  Restricted equity investments                               12,561          12,561           30,245          30,245
Liabilities:
  Demand deposits                                            803,933         803,933          608,137         608,137
  Savings deposits                                           275,146         275,146          173,783         173,783
  Certificates of deposit                                    493,259         499,305          628,947         631,305
  FHLB convertible rate advances                              45,000          48,895           45,000          46,689
  FHLB term amortizing advances                               29,008          29,359            4,133           4,100
  Loan payable                                                 1,160           1,160            1,160           1,160
  Securities sold under agreements to repurchase              84,928          84,928          356,986         356,986


Cash and cash equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment securities - For investment securities, fair values are based on quoted market prices.

Loans receivable - The fair value was estimated by discounting approximate cash flows of the portfolio to achieve a current market yield.

Restricted equity securities - Ownership in equity securities of bankers' bank is restricted and there is no established market for their resale. The carrying amount is a reasonable estimate of fair value.

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

FHLB convertible rate and term amortizing advances - The fair value was estimated by discounting approximate cash flows of the borrowings to achieve a current market yield.

Commitments to extend credit and letters of credit - The majority of the Bank's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally not assignable by either the Bank or the borrowers, they only have value to the Bank and the borrowers.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 2001 and 2000, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

24.      GUARANTEED PREFERRED BENEFICIAL INTEREST IN COMPANY'S SUBORDINATED DEBT

In March 2002, the Company formed a subsidiary, Sun Capital Trust III ("SunTrust III"), which anticipates that in late March 2002 or early April 2002 it will issue $20.0 million of Pooled Floating Rate Capital Securities ("Sun Trust III Capital Securities") with a stated value and liquidation preference of $1,000 per share. The variable annual rate of interest is scheduled to reset semi-annually and is anticipated to equal to LIBOR plus 3.50% (the "Coupon Rate"), provided that the applicable Coupon Rate may not exceed an anticipated 11.000% through five years from its issuance. The obligation of Sun Trust III under Sun Trust III Capital Securities anticipated to be issued will be fully and unconditionally guaranteed by the Company. The proceeds from the sale of Sun Trust III Capital Securities will be utilized by Sun Trust III to invest in Sun Trust III Debentures, (the "Sun Trust III Debentures") of the Company. Sun Trust III Debentures will be unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company, except that they rank pari passu with Sun Trust II and Sun Trust I Debentures described below. Sun Trust III Debentures will represent the sole assets of Sun Trust III. Interest on Sun Trust III Preferred Securities will be cumulative and payable quarterly in arrears. The Company will have the right to optionally redeem Sun Trust III Debentures prior to the scheduled maturity date at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, the Company may redeem in whole, but not in part, Sun Trust III Debentures prior to December 31, 2007. Proceeds from any redemption of Sun Trust III Debentures would cause a mandatory redemption of Sun Trust III Capital Securities having an aggregate liquidation amount equal to the principal amount of Sun Trust III Debentures redeemed.

On November 3, 1998, Sun Capital Trust II ("Sun Trust II"), a statutory business trust created under Delaware law that is a subsidiary of the Company, issued $29.9 million, 8.875% Preferred Securities (the "Sun Trust II Preferred Securities") with a stated value and liquidation preference of $10 per share. The obligation of Sun Trust II under Sun Trust II Preferred Securities issued are fully and unconditionally guaranteed by the Company. The proceeds from the sale of Sun Trust II Preferred Securities were utilized by Sun Trust II to invest in $29.9 million of 8.875% Junior Subordinated Debentures (the "Sun Trust II Debentures") of the Company. Sun Trust II Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company, except that they rank pari passu with Sun Trust I Debentures described below and the Sun Trust III Debentures described above. Sun Trust II Debentures represent the sole assets of Sun Trust II. Interest on Sun Trust II Preferred Securities is cumulative and payable quarterly in arrears. The Company has the right to optionally redeem Sun Trust II Debentures prior to the maturity date of December 31, 2028, on or after December 31, 2003, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, the Company may redeem in whole, but not in part, Sun Trust II Debentures prior to December 31, 2003. Proceeds from any redemption of Sun Trust II Debentures would cause a mandatory redemption of Sun Trust II Preferred Securities having an aggregate liquidation amount equal to the principal amount of Sun Trust II Debentures redeemed.

In 1997, Sun Capital Trust ("Sun Trust I"), a statutory business trust created under Delaware law that is a subsidiary of the Company, issued $28.8 million, 9.85% Preferred Securities ("Sun Trust I Preferred Securities") with a stated value and liquidation preference of $25 per share. The obligations of Sun Trust I under Sun Trust I Preferred Securities issued are fully and unconditionally guaranteed by the Company. The proceeds from the sale of Sun Trust I Preferred Securities were utilized by Sun Trust I to invest in $28.8 million of 9.85% Junior Subordinated Debentures (the "Sun Trust I Debentures") of the Company. Sun Trust I Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company, except that they rank pari passu with Sun Trust II and Sun Trust III Debentures described above. Sun Trust I Debentures represent the sole assets of Sun Trust
I. Interest on Sun Trust I Preferred Securities is cumulative and payable quarterly in arrears. During February 2002, the Company notified the holders of Sun Trust I Preferred Securities of its intention to call Sun Trust I Preferred Securities on April 1, 2002. The Company will recognize an extraordinary loss from the extinguishment of debt from the remaining debt issuance cost and miscellaneous cost of the call in the amount of $800,000, net of the tax effect of $400,000 (approximately $0.07 per diluted share). The Company intends to fund this call with the net proceeds anticipated to be received in late March 2002 or early April 2002 from the issuance of $20 million of Floating Rate Junior Subordinated Debentures ("Sun Trust III Debentures") of the Company, a $3 million dividend from the Bank and the issuance of an additional $5 million Floating Rate Junior Subordinated Debentures in the second quarter 2002.

Under the terms of Sun Trust II Debentures and Sun Trust III Debentures (the "Debentures"), the Company has the right, with certain limitations, to defer the payment of interest on the Debentures at any time for a period not exceeding twenty and ten, respectively, consecutive quarterly periods. Consequently, distributions to the holders of the Sun Trust II Preferred Securities would be deferred and accumulate at 8.875% per annum. Distributions to the holders of the Sun Trust III Preferred Securities would be deferred and accumulate at a variable rate, anticipated not to exceed 11.000% per annum, compounded semi-annually.

Sun Trust II and Sun Trust III are wholly owned subsidiaries of the Company, have no independent operations and issued securities that contained a full and unconditional guarantee of their parent, the Company.

     25. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

     The condensed financial statements of Sun Bancorp, Inc. are as follows:

Condensed Statements of Financial Condition


December 31,                                                                       2001         2000
------------------------------------------------------------------------------------------------------
Assets
Cash                                                                             $  1,809     $  1,540
Investments in subsidiaries                                                       181,545      170,503
Accrued interest and other assets                                                   4,490        3,197
------------------------------------------------------------------------------------------------------
    Total                                                                        $187,844     $175,240
======================================================================================================

Liabilities and Shareholders' Equity
Other liabilities                                                                $    557     $    279
------------------------------------------------------------------------------------------------------
    Total liabilities                                                                 557          279
Guaranteed preferred beneficial interest in Company's subordinated debt            57,327       57,327
Shareholders' Equity                                                              129,960      117,634
------------------------------------------------------------------------------------------------------
    Total                                                                        $187,844     $175,240
======================================================================================================


Condensed Statements of Income

For the Years Ended December 31,                                                    2001         2000            1999
----------------------------------------------------------------------------------------------------------------------
Net interest expense                                                             $ (5,438)    $ (5,437)       $ (5,486)
Management fee                                                                      4,327        3,452           2,455
Other expenses                                                                     (4,374)      (3,369)         (2,504)
----------------------------------------------------------------------------------------------------------------------
Loss before equity in undistributed income of subsidiaries
     and income tax expense                                                        (5,485)      (5,354)         (5,535)
Equity in undistributed income of subsidiaries                                      6,813       14,134          15,249
Income tax expense
----------------------------------------------------------------------------------------------------------------------
Net income                                                                       $  1,328     $  8,780        $  9,714
======================================================================================================================

Condensed Statements of Cash Flows

For the Years Ended December 31,                                                     2001         2000          1999
----------------------------------------------------------------------------------------------------------------------
Operating activities:
  Net income                                                                     $  1,328     $  8,780        $  9,714
  Adjustments to reconcile net income to net cash used in operating activities -
    Undistributed income of subsidiaries                                           (6,813)     (14,134)        (15,249)
  Changes in assets and liabilities which  (used) provided cash:
    Accrued interest and other assets                                              (1,293)        (604)             62
    Accounts payable and accrued expenses                                             278          143            (155)
----------------------------------------------------------------------------------------------------------------------
           Net cash used in operating activities                                   (6,500)      (5,815)         (5,628)
----------------------------------------------------------------------------------------------------------------------
Investing activities:
  Dividends from subsidiary                                                         5,916        5,486           5,550
  Advances to subsidiary                                                                                       (38,685)
----------------------------------------------------------------------------------------------------------------------
           Net cash provided by  (used in) provided by investing activities         5,916        5,486         (33,135)
----------------------------------------------------------------------------------------------------------------------

Financing activities:
  Exercise of stock options                                                           670          898              22
  Proceeds from issuance of common stock                                              187           14          40,197
  Repurchase of guaranteed preferred beneficial interest in Company's
   subordinated debt                                                                              (511)           (812)
  Purchase of treasury stock                                                                                   (10,147)
  Payments for fractional interests resulting from stock dividend                      (4)         (17)             (3)
----------------------------------------------------------------------------------------------------------------------
           Net cash provided by financing activities                                  853          384          29,257
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                                           269           55          (9,506)
Cash, beginning of year                                                             1,540        1,485          10,991
----------------------------------------------------------------------------------------------------------------------
Cash, end of year                                                                $  1,809     $  1,540        $  1,485
======================================================================================================================

     26. SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following table presents summarized quarterly data for each of the last two years restated for stock dividends (amounts are in thousands, except per share amounts):

Three Months Ended                              December 31,       September 30,             June 30,          March 31,
------------------------------------------------------------------------------------------------------------------------
2001
Interest income                                    $28,046             $31,024              $32,828              $34,968
Interest expense                                    14,070              17,058               18,468               20,471
------------------------------------------------------------------------------------------------------------------------
Net interest income                                 13,976              13,966               14,360               14,497
Provision for loan losses                              475               2,640                3,684                1,296
Other operating income                               2,787               2,831                2,637                2,234
Other expenses                                      14,820              14,795               14,451               13,643
------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                    1,468                (638)              (1,138)               1,792
Income taxes (benefit)                                 423                (300)                (477)                 510
------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                  $ 1,045             $  (338)               $(661)             $ 1,282
========================================================================================================================

Basic earnings per share                           $  0.10             $ (0.03)             $ (0.06)             $  0.12
========================================================================================================================

Diluted earnings per share                         $  0.10             $ (0.03)             $ (0.06)             $  0.12
========================================================================================================================

2000
Interest income                                    $39,025             $38,477              $37,363              $35,791
Interest expense                                    23,726              22,979               22,025               20,678
------------------------------------------------------------------------------------------------------------------------
Net interest income                                 15,299              15,498               15,338               15,113
Provision for loan losses                              585                 525                  585                  785
Other operating income                               1,812               2,246                1,854                2,271
Other expenses                                      13,096              13,665               14,468               13,318
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                           3,430               3,554                2,139                3,281
Income taxes                                         1,024               1,067                  564                  969
------------------------------------------------------------------------------------------------------------------------

Net income                                         $ 2,406             $ 2,487              $ 1,575              $ 2,312
========================================================================================================================

Basic earnings per share                           $  0.23             $  0.26              $  0.20              $  0.24
========================================================================================================================

Diluted earnings per share                         $  0.23             $  0.25              $  0.18              $  0.23
========================================================================================================================


Basic and diluted earnings per share are computed independently for each of the quarters presented. Consequently, the sum of the quarters may not equal the annual earnings per share.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Shares of the Company's common stock have been quoted on the Nasdaq National Market under the symbol "SNBC" since November 1997. From August 1996 to November 1997, the Company's common stock was quoted on the Nasdaq Small Cap Market. The following table sets forth the high and low closing sale prices (adjusted for stock dividends) for the common stock for the calendar quarters indicated, as published by the Nasdaq National Market. The prices reflect inter-dealer prices, with retail markup, markdown, or commission, and may not represent actual transactions.

                                       High          Low
--------------------------------------------------------------------------------
2001
First Quarter                         $9.23         $7.14
Second Quarter                        10.50          7.47
Third Quarter                         14.00         10.24
Fourth Quarter                        11.40          9.45

2000
First Quarter                         $9.07         $5.84
Second Quarter                         7.20          5.48
Third Quarter                          9.52          6.43
Fourth Quarter                         9.70          6.37


There were 385 holders of record of the Company's common stock as of March 21, 2002. This number does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 21, 2002, there were 10,632,999 shares of the Company's common stock outstanding.

The Company paid 5% stock dividends on June 13, 2001, June 21, 2000 and June 21, 1999. To date, the Company has not paid cash dividends on its common stock. Future declarations of dividends by the Board of Directors would depend upon a number of factors, including the Company's and the Bank's financial condition and results of operations, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, tax considerations, the amount of net proceeds retained by the Company and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if payment is made, will continue to be paid.

The ability of the Company to pay cash dividends is dependent upon the ability of the Bank to pay dividends to the Company. Because the Bank is a depository institutions insured by the Federal Deposit Insurance Corporation ("FDIC"), it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. In addition, the Office of the Comptroller of the Currency regulations impose certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the Bank. Under Federal Reserve policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where it might not do so absent such a policy. This policy could have the effect of reducing the amount of cash dividends declarable by the Company.





Additional information: The Company's Annual report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2001 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.

                               CORPORATE DIRECTORY



SUN BANCORP, INC.                                             SUN NATIONAL BANK


DIRECTORS                                                     DIRECTORS

Bernard A. Brown                                              Bernard A. Brown
Thomas A. Bracken                                             Thomas A. Bracken
Ike Brown                                                     Peter Galetto, Jr.
Jeffrey S. Brown                                              Linwood C. Gerber
Sidney R. Brown                                               Douglas J. Heun, CPA
Peter Galetto, Jr.                                            Vito J. Marseglia
Anne E. Koons                                                 Dr. George A. Pruitt
Alfonse M. Mattia, CPA                                        Anthony Russo, III
John D. Wallace                                               Edward H. Salmon, Ph.D.
                                                              Timothy J. Wilmott


Executive Management                                          Executive Management

Bernard A. Brown                                              Bernard A. Brown
Chairman of the Board                                         Chairman of the Board

Sidney R. Brown                                               Thomas A. Bracken
Vice Chairman of the Board                                    President and CEO

Thomas A. Bracken                                             Dan A. Chila, CPA
President and CEO                                             Executive Vice President,
                                                               Cashier and CFO
Dan A. Chila, CPA
Executive Vice President and CFO                              A. Bruce Dansbury
                                                              Executive Vice President

                                                              Marjorie H. Hart
                                                              Senior Vice President

                                                              John P. Neary
                                                              Executive Vice President

                                                              Louis J. Pellicori
                                                              Executive Vice President

                                                              Bart A. Speziali
                                                              Executive Vice President

                                                              Thomas Townsend
                                                              Vice President and Risk Manager

Senior Vice Presidents

Stephen Brolly, CPA
Alice (Jean) Cotter
James Erickson
Duncan Farquhar
Thomas Holt
David Leney
Edward Madden
Edward Stahl
Richard Stoudt


Banking Groups

Mercer, Middlesex, Somerset, Hunterdon
Bradley Fouss - RVP / Commercial Banking Division
Diana DeRocco - RVP / Business Banking Division
Thomas Lanigan - RVP / Community Banking Division

Burlington, Camden, Gloucester
Robert LaPalomento - RVP / Commercial Banking Division
Diana DeRocco - RVP / Business Banking Division
Betty Shepard - RVP / Community Banking Division

Philadelphia, New Castle
James Flanders - RVP / Commercial Banking Division
William McDonald III - RVP / Community Banking Davison

Monmouth, Ocean
Robert Davis, Jr. - RVP / Commercial Banking Division
Reid Nylander - RVP / Business Banking Division
Nancy Muldowney - RVP / Community Banking Division

Atlantic, Cape May
B. Knoll Bowman - RVP / Commercial Banking Division
Reid Nylander - RVP / Business Banking Division
Mariluz McVey - RVP / Community Banking Division
Henry Obergfell - RVP / Sales

Cumberland, Salem
Steven  Prokop - RVP / Commercial  Banking  Division
Russell  Gillespie - RVP / Business  Banking  Division
Michelle Burman - RVP / Community  Banking Division


Vice  Presidents

Dale Adair
Dorothy  Antrim
Alan Bard
Robert  Bender  Wilber
Bennett, Jr.
William Betty
James Brown
William Bugdon
Rosemarie  Carrafiello
Brian Clarey
Mary Davis
Roland Dey
Ronald Durborow
Bruce Engle
Bessie Evans
Sandra  Ferrarie
Dennis Flannery
Sharon Giddes
Paul Glanville
James Glosson
John Hall
Marjorie Hall
John Hancq
Brent Howard
William  Johnson, III
Tina Kaufman
Thomas Kelly
Larry Kramli
Edward Krisak
Michael LaPlante,  CPA
Frank Leis
Paul Lombard
William  MacDonald
Edward  Malandro
Susan McGowan
John Monell
Veronica Morey
Sally Niece
Bette Nuss
Louise  O'Donnell
Peter Ogden
James Pappas
Edward Pastorius
Michele  Powelczyk
Matthew Reilly
James Robson
Richard Ruehle
Holly Ryan
Louis Sacco
Michael Segeren
John Skoglund,  Jr.
Dianne Talbot
Robert Turkington
Peter Villa
John Watkins
Ann Wigglesworth
Chris Wolf

Controller

William Moyer


Assistant Controllers

William Glass
James Pio
Barbara Hawryliw


Assistant Vice  Presidents

Roy Angus
Etta Barbera
Lucia Bellomia
Vincent Blasi
Erika Bonsanto
Ronald  Burnett
Charles  Check,  Jr.
Richard  Clarke
Ruthanne Cox-Shumski
Catherine  Crosby
Ernest  Current,  Jr.
Fern Dirkes
Kathy Ditschman
Danielle Doyle
Darlene  Driscoll
Susan Dugan
Paul Ekstrom
Elizabeth Empson
John Ferko, Jr.
Marie  Ghazarian
Elizabeth  Giovacchini
Bernadette  Grygielko
Bruce Hiller
Nichol Hoff
Susan Hoffman
Barbara Hornman
Javier Hurtado
Mark Iannarella
Louis (Steve) Jermyn
Cheryl Kaine
Philip Kinsey
Elizabeth Koliba
Angela Kowalski
JoAnn Krueger
Michael Liebner
Kevin Loughlin
Larry Makela
Bernard  Maloney,  Jr.
Nino Mevoli
Anthony  Mignone
Michael Millar
Priscilla  Miller
Darren  Mitchell
Nicki Paloni
Marcia Park
Robert Peacock,  Jr.
Robert Peltier
Jeannette  Piracci
Alexander  Priest
David Riippa
Cheryl  Roberts
Jodi Russo
Diane Sacco
Jan Sanger
Catherine  Shellem
Danette Stenton
Elizabeth  Tamasi
Eva Teller
Joseph Turturo
Judith  Tyndall
Lisa Varesio
Pauline Vitola
Diane Wagner
James Waters
Amy Wible
Linda Williams
Susan Williams


Assistant  Cashiers

Michelle  Andrej-Byrne
Margaret (Peggy) Battaglia
Patricia (Patsy)  Bianca
Sharon Biondi
Joanne Brown
Maria Carey
Alfred  Carignan
Aimee Cervini
Shirley  Cione
Janet  Clark
Colleen  Coia
Patricia  Fairhurst
Nadine Ferrante
Sandra  Golaszewski
Darlene  Harris
Leon  Kalicharan
Barbara  Kelly
Michelle Kennedy
Mara Leaty
Anthony Leva
Ana Manzano-Cruz
Donna McGray
Kimberly Nichols
Michelle  Orazi
Kay Ott
Theresa Paxton
Margarida  Pereira
Mary Pfirman
Vitalba Preziosi
Gary Reader
Judith Reynolds
Lillian  Rydzewski
oseph Salvatore
Carol Scotti
Alison  Seiler
Nancy  Shelton
Ronald  Tennant
Constance  Waszen
Jennifer Watson
Patricia Webb
Charlotte Wigglesworth
Jo Ellen Wlazlowski
Beverly Wright

                             ADVISORY BOARD MEMBERS

ATLANTIC COUNTY                       Robert Meyer                        Anthony D. Buonadonna, Esq.    P.K. Vasudevan, CPA
Lester M. Argus                       David Nolt                          Ginger L. Chase                Donald B. Veix, Jr., Esq.
Flora M. Castillo                     Jerome C. Pontillo, Esq.            Joseph Continisio, Jr.         Paul N. Watter, Esq.
F. Gordon Craig                       Tony Tolerico                       Joseph M.  DiNicola, Esq.
Richard T. Gerber                     Ron Venuto                          James D. Donnelly, Esq.        MONMOUTH/OCEAN
Michael Goloff, CPA                   Dolores White                       Carl R. Gaskill                COUNTY
Howard Green                                                              Carmen T. Grasso               Warren S. Beebe, Jr., CPA
Thomas J. Kuhar                       CAPE MAY COUNTY                     Harry E. Hearing, CPA          Donald L. Beekman, Esq.
Aldaberto Lopez                       Curtis Bashaw                       John A. Kugler                 James Bourke, CPA
Richard S. Mairone, Esq.              Albert Beers                        David Levitsky                 Michael Bruno, Esq.
James J. McCullough                   James Bennett                       Russell Lucca                  Joseph Castelluci, Esq.
Thomas Parente                        Michael J. Caruso, DO               David G. Manders               Raymond Ciccone, CPA
Robert Polisano                       Greg Coffey                         Kevin P. McCann, Esq.          Stephen M. Cors
Frank Rich, Jr.                       Daniel Cohen                        Andrew Miller                  Peter S. Falvo, Jr., Esq.
Leo B. Schoffer                       Curtis Corson                       Ronald G. Rossi                H. Dan Harris, CPA
Richard Traa                          Susan Delanzo                       Martin Spector                 Francis Kelly, MD
                                      Albert Donzanti                     Bonnie Spector                 Alan M. Klatsky, Esq.
BURLINGTON/CAMDEN/                    Joseph S. Franco                    Michael L. Testa, Esq.         Robert Lange
GLOUCESTER COUNTY                     William Kindle                      Lewis Thompson, RMC, CMC       James E. Madden, Esq.
Jonathan Abraham                      Carlo Melini                        Edward Viano                   Kenneth B. Maxwell
Fred S. Berlinsky                     Vincent Orlando                     Scott J. Zucca                 Joseph T. Mezzina
Richard B. Charny, Esq.               Malcolm Robertson                                                  Philip E. San Filippo,
Gene DiMedio                          Thomas L. Scott                     MERCER COUNTY                  John Szymanski
Ronald L. Dubrow, CPA                 Walter Shoczolek                    Elizabeth A. Allen             John Wauters, CPA
Michael P. Edmondson                  Ernie Utsch, III                    Michael D. Briehler
Gary S. Green, Esq.                                                       Donald Driggers, Esq.
William Green                         CUMBERLAND/SALEM COUNTY             Michael S. Feit
Philip E. Haines, Esq.                Catherine J. Arpino                 Sharon Harrington
Edward Hutchinson                     Dominick P. Baruffi, II             John A. Horvath, CPA
Eric Johnson                          Bruno Basile                        Harold R. Levenson, CPA
Clyde N. Lattimer                     Fred J. Bernardini, Sr.             Howard J. Mimnaugh, CPA
Joel B. Martin, CPA                   Arthur R. Brown, Jr.
Vicki McCall, PC



SUN COMMUNITY BANKING CENTER LOCATIONS

Atlantic County
2028 Atlantic Avenue
Atlantic City, New Jersey 08401
(609)345-8272

3900 Atlantic Avenue
Brigantine, New Jersey 08203
(609)266-2100

3100 Hingston Avenue
Egg Harbor Twp., New Jersey 08234
(609)272-8200

12th Street & First Road
Hammonton, New Jersey 08037
(609)567-5880

599 New Road
Linwood, New Jersey 08221
(609)927-9191

903 Boulevard, Route 50
Mays Landing, New Jersey 08330
(609)625-9152

Mainland Plaza
501 Tilton Road
Northfield, New Jersey 08225
(609)645-3200

521 New Road
Somers Point, New Jersey 08244
(609)653-8200

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

321 South High Street
Millville, New Jersey 08332
(856)293-0154

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

Middlesex County
3534 Route 27
Kendall Park, New Jersey 08824
(732)297-1927

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

689 Radio Road
Mystic Island, New Jersey 08087
(609)296-1773

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

175 West Broadway
Salem, New Jersey 08079
(856)935-6560

8 North Main Street
Woodstown, New Jersey 08098
(856)769-2466

Somerset County
1185 Route 206 (Rocky Hill)
Montgomery Twp., New Jersey 08540
(609)497-0500

Philadelphia County, Pennsylvania
1701 Market Street
Philadelphia, Pennsylvania 19103
(215)814-9060


New Castle County, Delaware
1101 Governor's Place
Bear, Delaware 19701
(302)392-4221

145 Clinton Avenue
Delaware City, Delaware 19706
(302)838-7840

2080 New Castle Avenue
New Castle, Delaware 19720
(302)254-3569

Liberty Plaza - Possum Park Mall
700 Kirkwood Highway
Newark, Delaware 19711
(302)224-3382

One Christina Centre
301 North Walnut Street
Wilmington, Delaware 19801
(302)254-3560

1300 Market Street
Wilmington, Delaware 19801
(302)254-3563

4401 Concord Pike
Wilmington, Delaware 19803
(302)334-4091

1800 W. 4th Street
Wilmington, Delaware 19805
(302)254-3566



                                       41