Form 10-K, Exhibit 13
period 2002-12-31
SUN BANCORP INC /NJ/
filed 2003-03-27
CIK 1017793

Selected Financial Data

                                                                  At or for the Years Ended December 31,
                                               ----------------------------------------------------------------------------
                                                  2002            2001            2000             1999            1998
                                                  ----            ----            ----             ----            ----
                                                          (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
  Assets                                       $2,112,172      $1,929,425       $2,002,529      $1,980,861      $1,515,404
  Cash and investments                            800,425         739,201          848,421         948,898         739,274
  Loans receivable (net)                        1,217,008       1,089,605        1,031,844         901,211         690,002
  Deposits                                      1,690,462       1,572,338        1,410,867       1,291,326       1,025,398
  Borrowings and securities sold
   under agreements to repurchase                 205,280         160,096          407,279         528,752         337,665
  Guaranteed preferred beneficial
    interest in Company's
    subordinated debt                              59,274          57,327           57,327          57,838          58,650
  Shareholders' equity                            145,623         129,960          117,634          91,104          78,333

Selected Results of Operations:
  Interest income                                $112,894        $126,825         $150,656        $114,254         $82,789
  Net interest income                              65,038          56,758           61,248          53,174          37,695
  Provision for loan losses                         4,175           7,795            2,580           1,989           2,133
  Net interest income after
    provision for loan losses                      60,863          48,963           58,668          51,185          35,562
  Non-interest income                              13,178          10,516            8,183           9,751           7,400
  Non-interest expense                             58,965          57,695           54,447          46,955          30,447
  Net income                                       10,378           1,328            8,780           9,714           8,784

Per Share Data:
  Net earnings
    Basic (1)                                      $ 0.86          $ 0.12           $ 0.82           $0.98           $1.12
    Diluted (1)                                    $ 0.83          $ 0.12           $ 0.81           $0.91           $0.99
  Book Value                                       $13.02          $11.73           $10.91           $8.57           $9.01

Selected Ratios:
  Return on average assets (1)                       0.50%           0.07%            0.43%           0.58%           0.75%
  Return on average equity (1)                       7.63%           1.05%            8.85%          11.08%          14.29%
  Ratio of equity to assets                          6.55%           6.42%            5.87%           4.60%           5.17%


Cash Basis Data and Ratios (1) (2):
 Cash basis earnings per share:
   Basic                                            $1.11            $0.60            $1.31           $1.41           $1.45
   Diluted                                          $1.07            $0.59            $1.28           $1.31           $1.28

Cash basis:
  Return on average assets                           0.63%            0.33%            0.69%           0.84%          0.97%
  Return on average equity                           9.65%            5.14%           14.10%          15.89%         18.49%



(1) - Beginning in 2002, new accounting standards eliminated the amortization of goodwill, which is included in previous years' net earnings and returns. See
Note 2 of the Notes to Consolidated Financial Statements contained herein for further discussion.

(2) - The Company's cash basis data and ratios are determined by adding back to reported GAAP net income the non-cash amortization of intangible assets, net of associated tax benefits. See Management's Discussion and Analysis of Financial Condition for the reconciliation from reported results to cash basis data and ratios.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                  (All dollar amounts presented in the tables, except per share amounts, are in thousands)

Overview

Sun Bancorp, Inc. (the "Company") is a bank holding company headquartered in Vineland, New Jersey. The Company's principal subsidiary is Sun National Bank (the "Bank"). At December 31, 2002, the Company had total assets of $2.1 billion, total deposits of $1.7 billion and total shareholders' equity of $145.6 million. The Company's principal business is to serve as a holding company for the Bank. As a registered bank holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the "Federal Reserve").

Through the Bank, the Company provides consumer and business banking services through five regional banking groups and 75 community banking centers located in 13 counties in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania. Through local management personnel with community knowledge, each regional banking group is comprised of three functional business lines, commercial, small business and community banking that are empowered with localized decision-making to better serve their communities.

The Bank offers comprehensive lending, depository and financial services to its customers and marketplace. The Bank's lending services to businesses include commercial, commercial real estate, and small business loans. The Bank's commercial  deposit  services  include  business  checking  accounts,  and  cash management services such as electronic banking, sweep accounts, lock box services, Internet banking, PC banking and controlled disbursement services. The Bank's lending services to retail customers include home equity loans, residential mortgage loans, and installment loans. The Bank funds these lending activities primarily through retail deposits, repurchase agreements with customers and advances from the Federal Home Loan Bank. The Bank's retail deposit services include checking accounts, savings accounts, money market deposits, certificates of deposit and individual retirement accounts. Through a third-party arrangement, the Bank also offers mutual funds, securities brokerage, annuities and investment advisory services. The Bank also offers equipment leasing and SBA loans and is a designated Preferred Lender with the New Jersey Economic Development Authority.

The Bank made significant progress in 2002 and management believes that the Bank is positioned to become a top performing regional community bank. Difficult economic times for the banking industry during 2002 were compounded by record low rates and shrinking margins that tested balance sheets and portfolios. The Bank not only weathered these challenges but also saw the success of its repositioning strategy improve performance across the Company. The Bank's regionalized and relationship banking approach combined with basic banking fundamentals are reflected by the improved performance in growth of loans, deposits and non-interest income.

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

RESULTS OF OPERATIONS

Net income for the year ended December 31, 2002 was $10.4 million, or $0.83 per share, in comparison to $1.3 million, or $0.12 per share for the year ended December 31, 2001. As more fully described below, the 681.5% increase in net income was attributable to an increase in net interest income of $8.3 million, a decrease in provision for loan losses of $3.6 million, an increase in non-interest income of $2.7 million and the elimination of goodwill amortization during 2002 of $3.6 million. These increases to net income were partially offset by an increase in non-interest expense of $970,000 and an increase in income tax expense of $4.5 million compared to the results of operations for 2001.

Net income for the year ended December 31, 2001 was $1.3 million, or $0.12 per share, in comparison to $8.8 million, or $0.81 per share for the year ended December 31, 2000. The decrease in net income was attributable to a decrease in net interest income of $4.5 million, an increase in provision for loan losses of $5.2 million and an increase in non-interest expense of $3.5 million. These decreases to net income were partially offset by an increase in non-interest income of $2.3 million and a decrease in income tax expense of $3.5 million.

Net Interest Income. Net interest income is the most significant component of the Company's income from operations. Net interest income is the difference between interest earned on interest-earning assets (primarily loans and investment securities) and interest paid on interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume and interest rate earned on interest-earning assets and the volume and interest rate paid on interest-bearing liabilities.

The following table sets forth a summary of average daily balances with corresponding interest income and interest expense as well as average yield and cost information for the periods presented.

                                                                       Years Ended December 31,
                                      ------------------------------------------------------------------------------------------
                                                   2002                          2001                           2000
                                      --------------------------    ----------------------------    ----------------------------
                                                           Avg.                           Avg.                            Avg.
                                        Average            Yield/      Average            Yield/      Average             Yield/
                                        Balance   Interest Cost        Balance   Interest Cost        Balance   Interest  Cost
                                        -------   ------- -----        -------   -------- ----        -------   --------  ----
Loans receivable (1), (2):
  Commercial and industrial             $991,715  $70,134  7.07%      $882,464  $71,866    8.14%     $824,669  $73,834   8.95%
  Home equity                             32,756    1,651  5.04         23,847    1,956    8.20        25,370    2,621  10.33
  Second mortgage                         51,751    3,874  7.49         41,847    3,392    8.11        31,054    2,553   8.22
  Residential real estate                 50,542    3,384  6.70         53,572    3,985    7.44        52,122    4,171   8.00
  Installment                             55,508    4,779  8.61         60,118    5,401    8.98        54,106    5,174   9.56
                                       ---------  -------           ----------  -------            ----------  -------
        Total loans receivable         1,182,272   83,822  7.09      1,061,848   86,600    8.16       987,321   88,353   8.95
  Investment securities (3)              682,433   29,346  4.30        692,927   39,423    5.69       893,268   62,661   7.01
  Interest-bearing deposit with banks     10,318       88  0.85         12,013      323    2.69         5,095      417   8.18
  Federal funds sold                      44,891      703  1.57         39,388    1,468    3.73         8,779      595   6.78
                                      ---------   -------           ----------  -------            ----------  -------
    Total interest-earning assets      1,919,914  113,959  5.94      1,806,176  127,814    7.08     1,894,463  152,026   8.02

Non-interest-earning assets:
  Cash and due from banks                 60,705                        62,837                         62,443
  Bank properties and equipment           28,634                        28,865                         30,570
  Goodwill and intangible assets          40,076                        49,071                         57,039
  Other assets, net                       28,366                        17,746                         (4,625)
                                      ----------                    ----------                     ----------
     Total non-interest-earning assets   157,781                       158,519                        145,427
                                      ----------                    ----------                     ----------
        Total assets                  $2,077,695                    $1,964,695                     $2,039,890
                                      ==========                    ==========                     ==========

Interest-bearing deposit accounts:
  Interest-bearing demand deposits    $  584,808   10,789  1.84     $  431,196   12,412    2.88    $  336,773   12,321   3.66
  Savings deposits                       314,208    6,821  2.17        214,849    5,929    2.76       154,091    3,418   2.22
  Time deposits                          449,438   17,493  3.89        593,352   33,917    5.72       643,971   37,310   5.79
                                      ----------  -------           ----------  -------            ----------  -------
         Total interest-bearing
           deposits                    1,348,454   35,103  2.60      1,239,397   52,258    4.22     1,134,835   53,049   4.67
                                      ----------  -------           ----------  -------            ----------  -------
Borrowed money:
  Repurchase agreements with
    customers                             74,602      739  0.99         82,318    2,436    2.96        79,224    4,446   5.61
  Repurchase agreements with FHLB              -        -     -        129,098    6,456    5.00       334,007   21,354   6.39
  FHLB advances                          147,130    7,347  4.99         52,789    3,413    6.47        73,101    4,629   6.33
  Federal funds purchased                    682       15  2.20            534       30    5.62         5,790      441   7.62
  Other borrowed money                     3,242      171  5.27          1,160       36    3.10         1,160       52   4.48
                                      ----------  -------           ----------  -------            ----------  -------
         Total borrowed money            225,656    8,272  3.67        265,899   12,371    4.65       493,282   30,922   6.27
Guaranteed preferred beneficial
  interest in Company's
  subordinated debt                       55,536    4,481  8.07         57,327    5,438    9.49        57,344    5,437   9.48
                                      ----------  -------           ----------  -------            ----------  -------
          Total interest-bearing
            liabilities                1,629,646   47,856  2.94      1,562,623   70,067    4.48     1,685,461   89,408   5.30
                                      ----------  -------           ----------  -------            ----------  -------

Non-interest-bearing demand deposits     287,164                       265,569                        245,989
Other liabilities                         24,788                        10,299                          9,273
                                      ----------                    ----------                     ----------
           Non-interest-bearing
             liabilities                 311,952                       275,868                        255,262
                                      ----------                    ----------                     ----------
                 Total liabilities     1,941,598                     1,838,491                      1,940,723
                                      ----------                    ----------                     ----------
Shareholders' equity                     136,097                       126,204                         99,167
                                      ----------                    ----------                     ----------
  Total liabilities and
    shareholders' equity              $2,077,695                    $1,964,695                     $2,039,890
                                      ==========                    ==========                     ==========
Net interest income                               $66,103                       $57,747                        $62,618
                                                  =======                       =======                        =======

Interest rate spread (4)                                   3.00%                           2.60%                         2.72%
                                                         ======                          ======                        ======
Net yield on interest-earning assets(5)                    3.44%                           3.20%                         3.31%
                                                         ======                          ======                        ======
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                            117.81%                         115.59%                       112.40%
                                                         ======                          ======                        ======

--------------------------------------------------------------------------------
(1) Average balances include non-accrual loans (see "Non-Performing and Problem Assets").
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3) Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 34% marginal federal tax rate for all periods.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

                                                               Years Ended December 31,
                                        -------------------------------------------------------------------------
                                                        2002 vs. 2001                    2001 vs. 2000
                                        -------------------------------------   ---------------------------------
                                                   Increase (Decrease)                 Increase (Decrease)
                                                          Due to                             Due to
                                        -------------------------------------   ---------------------------------
                                               Volume       Rate        Net        Volume      Rate        Net
                                             --------    --------    --------    --------    --------    --------
Interest income:
  Loans receivable:
     Commercial and industrial               $  8,330    $(10,062)   $ (1,732)   $  4,970    $ (6,938)   $ (1,968)
     Home equity                                  592        (897)       (305)       (150)       (515)       (665)
     Second mortgage                              756        (274)        482         876         (37)        839
     Residential real estate                     (217)       (384)       (601)        114        (300)       (186)
     Installment                                 (403)       (219)       (622)        553        (326)        227
                                             --------    --------    --------    --------    --------    --------
        Total loans receivable                  9,058     (11,836)     (2,778)      6,363      (8,116)     (1,753)
  Investment securities                          (589)     (9,488)    (10,077)    (12,613)    (10,625)    (23,238)
  Interest-bearing deposit with banks             (40)       (195)       (235)        311        (405)        (94)
  Federal funds sold                              182        (947)       (765)      1,248        (375)        873
                                             --------    --------    --------    --------    --------    --------
    Total interest-earning assets            $  8,611    $(22,466)   $(13,855)   $ (4,691)   $(19,521)   $(24,212)
                                             --------    --------    --------    --------    --------    --------
Interest expense:
  Deposit accounts:
     Demand deposits                         $    301    $ (1,924)   $ (1,623)   $  3,036    $ (2,945)   $     91
     Savings deposits                           1,043        (151)        892       1,551         960       2,511
     Time deposits                             (7,093)     (9,331)    (16,424)     (2,899)       (494)     (3,393)
                                             --------    --------    --------    --------    --------    --------
         Total deposits accounts               (5,749)    (11,406)    (17,155)      1,688      (2,479)       (791)
  Borrowings:
     Repurchase agreements with customers        (210)     (1,487)     (1,697)        167      (2,177)     (2,010)
     Repurchase agreements with FHLB           (6,456)       --        (6,456)    (10,994)     (3,904)    (14,898)
     FHLB advances                              3,834         100       3,934      (1,312)         96      (1,216)
     Federal funds purchased                       (2)        (13)        (15)       (316)        (95)       (411)
     Other borrowed money                          97          38         135        --           (16)        (16)
                                             --------    --------    --------    --------    --------    --------
         Total borrowed money                  (2,737)     (1,362)     (4,099)    (12,455)     (6,096)    (18,551)
  Guaranteed preferred beneficial
   interest in Company's subordinated debt       (166)       (791)       (957)          1        --             1
                                             --------    --------    --------    --------    --------    --------
    Total interest-bearing liabilities       $ (8,652)   $(13,559)   $(22,211)   $(10,766)   $ (8,575)   $(19,341)
                                             --------    --------    --------    --------    --------    --------
Net change in interest income                $ 17,263    $ (8,907)   $  8,356    $  6,075    $(10,946)   $ (4,871)
                                             ========    ========    ========    ========    ========    ========

The increase in net interest income (on a tax-equivalent basis) of $8.4 million from the year ended December 30, 2002 compared to the year ended December 30, 2001 was due to a $22.2 million decrease in interest expense partially offset by a $13.9 million decrease in interest income (on a tax-equivalent basis). Net yield on interest-earning assets increased to 3.44% in 2002 from 3.20% in 2001. Net interest spread increased 40 basis points in 2002 compared to 2001. In the lower interest rate environment which characterized 2002 compared to 2001, the Company achieved a decline in funding cost of 154 basis points which exceeded the decline in earning asset yields of 114 basis points.

Net interest income (on a tax-equivalent basis) increased $8.4 million or 14.5% to $66.1 million for 2002 compared to $57.7 million for 2001. This increase was due to a combination of decreased interest rates, increased average interest-earning assets and decreased average time deposits and total borrowed money. The decline in interest rates contributed to a decrease of $22.5 million of interest income on total interest-earning assets, offset by a decrease of $13.6 million of interest expense on total interest-bearing liabilities, for a net decrease in net interest income of $8.9 million. Of the total increase in net interest income, $17.3 million was from the volume component. An increase in average interest-earning assets from $1.8 billion for 2001 to $1.9 billion for 2002 increased net interest income by $8.6 million. An increase of $7.1 million was due to the decrease in average time deposits from $593.4 million for 2001 to $449.4 million for 2002 and a $2.7 million increase was due to the decrease in average total borrowed money from $265.9 million for 2001 to $225.7 million for 2002. These increases were partially offset by a decrease of $1.3 million due to an increase in average core deposit accounts from $646.0 million for 2001 to $899.0 million for 2002.

Interest income (on a tax-equivalent basis) decreased $13.9 million, or 10.8% to $114.0 million for the year ended December 31, 2002 compared to $127.8 million for the same period in 2001. The decrease in interest income was due to the continued decline in interest rates, which lowered the yield on average interest-earning assets by 114 basis points. Interest income (on a tax-equivalent basis) on investment securities decreased $10.1 million caused by a decrease in yield of 139 basis points and a decrease in the average balance from $692.9 million for 2001 to $682.4 million for 2002. The increase in average balance of loans receivable from $1.06 billion for 2001 to $1.20 billion for 2002 produced an increase in interest income of $9.1 million, which was offset by the decrease in yield of 107 basis points with a decrease in interest income of $11.8 million. In addition, interest income on interest-bearing deposits with banks and federal funds sold decreased an aggregate $1.0 million primarily due to a decrease in yield of 184 and 216 basis points, respectively.

Interest expense decreased $22.2 million, or 31.7% to $47.9 million for the year ended December 31, 2002 compared to $70.1 million for the same period in 2001. The decrease in interest expense was due primarily to the overall decrease in market interest rates, the change in the mix of deposits between core and time deposits, and the mix of borrowed money. The change in interest rates decreased overall cost of funds by 154 basis points, or $13.6 million. The change in the mix of deposits is the result of the Company's relationship pricing strategy that has favorably increased the deposit mix to a higher concentration of lower costing core deposits. The decrease in the average balance of time deposits from $593.4 million for 2001 to $449.4 million for 2002 resulted in the decrease in the volume component of interest expense of $7.1 million. The decrease in the average balance of time deposits was partially offset with an increase in the average balance of core deposits from $646.0 million for 2001 to $899.0 million for 2002, resulting in the increase in the volume component of interest expense of $1.3 million. A $4.1 million decrease in the borrowed money component of interest expense was the result of the change in interest rates that decreased the overall cost of funds by 98 basis points, or $1.4 million, and the planned lengthening of the aggregate terms of borrowed money, primarily FHLB advances, to match the longer-term assets added during the period. During 2001, the Company fully paid off repurchase agreements with the FHLB, resulting in a decrease of interest expense of $6.5 million.

For 2001, net interest income (on a tax-equivalent basis) decreased $4.9 million, or 7.8% to $57.7 million for 2001 compared to $62.6 million for 2000. This decrease was primarily due to the rate component that decreased net interest income by $10.9 million, due to the market interest rate declines during 2001. From the volume component, a $6.1 million increase was due primarily to the decrease in average interest-bearing liabilities from $1.7 billion for 2000 to $1.6 billion for 2001, partially offset by the decrease in average interest-earning assets from $1.9 billion for 2000 to $1.8 billion for 2001. Additionally, the net yield on interest-earning assets of 3.20% for 2001 decreased from 3.31% for 2000. This was due to the effect of market interest rate decreases and the mix of interest-earning assets and interest-bearing liabilities which reduced the interest rate spread to 260 basis points in 2001 from 272 basis points in 2000.

Provision for Loan Losses. The Company recorded a provision for loan losses of $4.2 million for 2002, a decrease of $3.6 million compared to a provision of $7.8 million for 2001. The larger 2001 provision was a result of loan portfolio growth, portfolio maturation, deterioration of several loans and the impact on the Company of the overall slowing trends of the national and regional economy. Net charge-offs were $4.9 million for the year ended December 31, 2001 compared to net charge-offs of $1.1 million for the year ended December 31, 2002. The ratio of allowance for loan losses to total loans increased to 1.33% at December 31, 2002 compared to 1.21% at December 31, 2001 and 1.01% at December 31, 2000. Management regularly performs an analysis to identify the inherent risk of loss in its loan portfolio. This analysis includes evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, delinquencies, and other factors.

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

Non-Interest Income. Non-interest income increased $2.7 million, or 25.3% for the year ended December 31, 2002 compared to the year ended December 31, 2001. The increase was primarily due to a $2.1 million increase in gain on sale of investment securities. The Company reported a $2.5 million gain on sale of investment securities during 2002 compared to a $396,000 gain on sale of investment securities during 2001.

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

Non-Interest Expenses. Non-interest expenses increased approximately $970,000, or 1.7% to $59.0 million for the year ended December 31, 2002 as compared to $58.0 million for the same period for 2001. Salaries and employee benefits increased $4.0 million, reflecting the effect of the increased staffing in 2001 and early 2002. This was partially offset by the reduction of amortization of goodwill of $3.6 million due to the Company adopting Statement of Financial Accounting Standards ("SFAS") No. 147 in the fourth quarter of 2002. The adoption of SFAS No. 147 results in the Company ceasing amortization on approximately $19.7 million of goodwill.

Non-interest expenses increased approximately $3.5 million, or 6.5% to $58.0 million for the year ended December 31, 2001 as compared to $54.4 million for the same period for 2000. This increase is primarily due to an increase in other expenses of $1.9 million, salaries and employee benefits of $1.2 million, and occupancy expense of $646,000. Included in other expenses is $1.0 million in consulting fees relating to 2001 management initiatives for technology, risk management, branch optimization and the Company's Process & Profit Improvement program. Salaries and benefits increased due to additional key positions hired during the year reflecting the Company's focus on building a business banking team to meet the needs of the small business market, expansion of the Commercial and Retail Banking Divisions, additional support within Credit Administration and other various operational and administrative support staff. The increase in occupancy expense is a result of a bank wide branch maintenance program initiated in 2001.

Income Tax Expense. Income taxes increased $4.5 million, from $156,000 for year ended December 31, 2001 to $4.7 million for the year ended December 31, 2002. The increase was due to a larger 2002 pretax income. In addition, the Company's effective tax rate increased due the proportion of tax-free municipal income to income before taxes. Due to a decrease in pretax income in 2001, income taxes decreased $3.5 million, from $3.6 million to $156,000 for the years ended December 31, 2000 and December 31, 2001, respectively.



LIQUIDITY AND CAPITAL RESOURCES

A major source of the Company's funding is its retail deposit branch network, which management believes will be sufficient to meet the Company's long-term liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans as well as sales and maturities of investment securities, while additional funds can be obtained from a variety of sources including federal funds purchased, securities sold under agreements to repurchase, Federal Home Loan Bank ("FHLB") advances, loan sales or participations and other secured and unsecured borrowings. It is anticipated that FHLB advances and securities sold under agreements to repurchase will be secondary sources of funding, and management expects there to be adequate collateral for such funding requirements.

The Company's primary uses of funds are the origination of loans, the funding of the Company's maturing certificates of deposit, deposit withdrawals and the repayment of borrowings. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2003 total $286.5 million. The Company has implemented a core deposit relationship strategy that places less reliance on certificates of deposits as a funding source. The Company will continue to price certificates of deposit for retention, however, based on market conditions and other liquidity considerations, it may avail itself of the secondary borrowings discussed above.

The Company anticipates that cash and cash equivalents on hand, the cash flow from assets as well as other sources of funds will provide adequate liquidity for the Company's future operating, investing and financing needs. In addition to cash and cash equivalents of $65.6 million at December 31, 2002, the Company has additional secured borrowing capacity with the FHLB and other sources. Management will continue to monitor the Company's liquidity and maintain it at a level that is adequate but not excessive.

Net cash provided by operating activities for the year ended December 31, 2002 totaled $23.2 million, compared to $23.3 million for the year ended December 31, 2001 and $16.3 million for the year ended December 31, 2000.

During 2002, the primary source of funds for the increase in lending activities of $132.7 million was an increase in deposits of $118.1 million and an increase in net borrowings of $45.2 million. Net cash used in investing activities for the year ended December 31, 2002 totaled $202.1 million, compared to net cash provided by investing activities for the year ended December 31, 2001 of $71.0 million. The change was primarily due to an increase in the purchase of
investment   securities  of  $113.0  million,  a  decrease  in  the  maturities, prepayments  and calls of  securities  of $131.7  million and a net  increase in loans of $67.1 million. These were partially offset by an increase in the proceeds from the sale of securities of $58.2 million. Net cash provided by financing activities for the year ended December 31, 2002 totaled $165.4 million, compared to net cash used by financing activities of $84.9 million for the year ended December 31, 2001. The change was primarily a result of an increase of $292.4 million of net repayments under lines of credit and repurchase agreements, partially offset by a reduced net increase in deposits of $57.7 million.

Net cash provided by investing activities for the year ended December 31, 2001 totaled $71.0 million, an increase of $79.9 million compared to net cash used for the year ended December 31, 2000 of $8.9 million. This continued to reflect the Company's overall balance sheet and liquidity management process. The increase was primarily due to an increase in the maturities, prepayments and calls of investment securities of $519.7 million, an increase in the sale of investment securities of $40.4 million and a reduced net increase in loans of $69.1 million. These increases in cash provided were partially offset by a $552.9 million increase in the purchase of investment securities.

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

Management has developed a capital plan for the Company and the Bank that should allow the Company and the Bank to grow capital internally at levels sufficient for achieving its growth projections and operating and financial risks. It is the Company's intention to maintain "well-capitalized" risk-based capital levels. The Company has also considered a plan for contingency capital needs, and when appropriate, the Company's Board of Directors may consider various capital raising alternatives. The following table sets forth the risk-based capital levels at December 31, 2002 for the Company and the Bank.

                                                                                      To Be Well-Capitalized
                                                                     Required for          Under Prompt
                                                                   Capital Adequacy     Corrective Action
At December 31, 2002                              Actual               Purposes             Provisions
                                           ------------------------------------------------------------------
                                               Amount    Ratio       Amount   Ratio        Amount    Ratio
                                               ------    -----       ------   -----        ------    -----
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc                         $176,688    12.15%    $116,224    8.00%          N/A
    Sun National Bank                        $165,322    11.39%    $116,021    8.00%     $145,026    10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc                         $147,459    10.14%    $ 58,112    4.00%          N/A
    Sun National Bank                        $148,639    10.24%    $ 58,010    4.00%     $ 87,016     6.00%
  Leverage Ratio:
    Sun Bancorp, Inc                         $147,459     6.84%    $ 86,291    4.00%          N/A
    Sun National Bank                        $148,639     6.97%    $ 85,244    4.00%     $106,556     5.00%


As part of its capital plan, the Company maintains trust preferred securities of $46.7 million at December 31, 2002 that qualify as Tier 1 or core capital of the Company, subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve. The portion that exceeds the 25% capital limitation amounting to $12.6 million at December 31, 2002 qualifies as Tier 2, or supplementary capital of the Company.

Asset and Liability Management

The Company's exposure to interest rate risk results from the difference in maturities and repricing characteristics of the interest-earning assets and interest-bearing liabilities and the volatility of interest rates. If the Company's assets have shorter maturity or repricing terms than its liabilities, the Company is asset sensitive and its earnings will tend to be negatively affected during periods of declining interest rates. Conversely, this mismatch would benefit the Company during periods of increasing interest rates. Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities. During 2002, while the Company was asset sensitive for the majority of the year and interest rates were declining, the interest rate component negatively affected net interest income by $8.9 million. This decrease in net interest income was exceeded by the increase in the volume component positively affecting net interest income by $17.2 million, resulting in a net increase of net interest income of $8.3 million.

Gap Analysis

Banks are concerned with the extent to which they are able to match maturities or repricing characteristics of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring a bank's interest rate sensitivity gap. An asset or liability is considered to be interest-rate sensitive if it will mature or reprice within a specific time period. The interest rate sensitivity gap is defined as the excess of interest-earning assets maturing or repricing within a specific time period over interest-bearing liabilities maturing or repricing within that time period. On a monthly basis, the Company and Bank monitor their gap, primarily their six-month and one-year maturities.

The Asset/Liability Committee of the Board of Directors discuss, among other things, interest rate risk of the Company and the Bank. Management uses simulation models to measure the impact of potential changes of up to 300 basis points in interest rates on net interest income. Sudden changes to interest rates should not have a material impact to results of operations. Should the Bank experience a positive or negative mismatch in excess of the approved range, it has a number of remedial options. The Bank has the ability to reposition its investment portfolio to include securities with more advantageous repricing and/or maturity characteristics. It can attract variable- or fixed-rate loan products as appropriate. The Bank can also price deposit products to attract deposits with maturity characteristics that can lower its exposure to interest rate risk.

During most of 2002, the Company was asset sensitive. At December 31, 2002, the Company had a negative position with respect to its exposure to interest rate risk maturing or repricing within one year. Total interest-bearing liabilities maturing or repricing within one year exceeded interest-earning assets maturing or repricing during the same time period by $33.4 million, representing a negative cumulative one-year gap ratio of 1.58%. As a result, the cost of interest-bearing liabilities of the Company should adjust to changes in interest rates at a faster rate than yield on interest-earning assets of the Company.

The following table the maturity and repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2002. All amounts are categorized by their actual maturity or repricing date with the exception of interest-bearing demand deposits and savings deposits. As a result of prior experience during periods of rate volatility and management's estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits into categories noted below, based on the estimated duration of those deposits.


                                                           Maturity/Repricing Time Periods
                                             0-3 Months  4-12 Months  1-5 Years  Over 5 Years    Total
                                             ----------  -----------  ---------  ------------    -----
Loans receivable                               $386,191     $187,385   $608,907     $ 50,933  $1,233,416
FHLB interest-bearing deposit                     2,435            -          -            -       2,435
Investment securities                           142,194      126,667    355,978      101,733     726,572
Federal funds sold                                  138            -          -            -         138
                                               --------     --------   --------     --------  ----------
  Total interest-earning assets                 530,958      314,052    964,885      152,666   1,962,561
                                               --------     --------   --------     --------  ----------
Interest-bearing demand deposits                234,220       91,014    273,407       28,753     627,394
Savings deposits                                 28,133       77,480    203,666       19,229     328,508
Time certificates                               111,217      176,337    123,248        1,325     412,127
Federal Home Loan Bank advances                   4,349       33,322     96,825        7,764     142,260
Other borrowed funds                              1,160            -          -            -       1,160
Securities sold under agreements to
     repurchase                                  61,860            -          -            -      61,860
Guaranteed preferred beneficial interest in
     Company's subordinated debt                      -       59,274          -            -      59,274
                                               --------     --------   --------     --------  ----------
  Total interest-bearing liabilities            440,939      437,427    697,146       57,071   1,632,583
                                               --------     --------   --------     --------  ----------
Periodic Gap                                   $ 90,019   $ (123,375)  $267,739     $ 95,595   $ 329,978
                                               ========   ==========   ========     ========   =========
Cumulative Gap                                 $ 90,019   $  (33,356)  $234,383     $329,978
                                               ========   ==========   ========     ========
Cumulative Gap Ratio                               4.26%       (1.58%)    11.10%       15.63%
                                               ========   ==========   ========     ========


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

FINANCIAL CONDITION

The Company's assets increased by $182.7 million, or 9.5% from $1.93 billion at December 31, 2001 to $2.11 billion at December 31, 2002. In 2002, the Company continued to reposition and control the growth of the balance sheet while enhancing its overall liquidity, interest rate risk profile and capital position, and continuing the growth of its core businesses through an increase in loans and deposits. The Company increased net loans receivable by $127.4 million, investment securities by $75.6 million, deposits by $118.1 million, and advances from the FHLB by $68.3 million, while decreasing federal funds sold by $11.4 million and repurchase agreements by $23.1 million. Total capital increased by $15.7 million, or 12.1% from $130.0 million at December 31, 2001 to $145.6 million at December 31, 2002.

Loans. Net loans receivable increased $127.4 million, or 11.7%, from December 31, 2001 to December 31, 2002, due primarily to internally generated growth in commercial loans, small business loans and home equity loans, offset by a decrease in mortgage loans and installment loans. Commercial and small business loans increased $132.7 million, or 14.6% and home equity loans increased $20.7 million. The increase in commercial and small business loans was a result of a total team effort from three major business lines across five regional community banking groups. These groups emphasize quick-response and local decision-making resulting in continued competitive pricing and servicing of all commercial loans. As interest rates continued to decline during 2002, the Bank's mostly fixed rate products, mortgages and installment loans, have decreased by $23.0 million, partially offset by floating or adjustable rate home equity products which increased $20.7 million.

The Company uses third-party loan correspondents to originate residential mortgages that are subsequently sold into the secondary market. These loans are originated using the investor's underwriting standards, rates and terms, and are approved according to the investor's lending policy prior to origination. Prior to closing, the Company generally has commitments to sell these loans with servicing released, at par and without recourse, in the secondary market. Secondary market sales are generally scheduled to close shortly after origination. Set forth below is selected data relating to the composition of the Company's loan portfolio by type of loan and type of security on the dates indicated.

ANALYSIS OF LOAN PORTFOLIO

                                                                         At December 31,
                            --------------------------------------------------------------------------------------------------------
                                    2002                  2001                 2000                    1999               1998
                            --------------------  -------------------  -----------------  ---------    -----     -------------------
                              Amount       %       Amount       %      Amount      %         Amount        %       Amount        %
                           ----------    ------  ----------    -----    --------  -----      --------   ------     --------   ------
Type of Loan:
  Commercial and
    industrial             $1,043,885     85.77  $  911,145    83.62  $  869,088  84.23      $750,707    83.32     $548,646   79.52
  Home equity                  44,603      3.67      23,854     2.19      24,613   2.38        26,619     2.96       31,068    4.50
  Second mortgage              47,458      3.90      49,047     4.50      35,056   3.40        27,448     3.05       21,803    3.16
  Residential real estate      43,375      3.56      55,282     5.07      54,140   5.25        52,986     5.88       48,119    6.97
  Installment                  54,095      4.45      63,609     5.84      59,433   5.76        51,633     5.73       47,359    6.86
Less:  Loan loss
         allowance            (16,408)    (1.35)    (13,332)   (1.22)    (10,486) (1.02)       (8,472)   (0.94)      (6,993)  (1.01)
                           ----------    ------  ----------    -----  ---------- ------      --------   ------     --------   ------
  Net loans                $1,217,008    100.00  $1,089,605   100.00  $1,031,844 100.00      $900,921   100.00     $690,002  100.00
                           ==========    ======  ==========   ======  ========== ======      ========   ======     ========  ======
Type of Security:
  Residential real estate:
    1-4 family             $  166,495     13.67  $  146,157    13.41  $  143,973  13.96      $118,837    13.19     $123,263   17.87
    Other                      88,465      7.27     108,437     9.95      83,615   8.10         8,954     0.99        9,726    1.41
  Commercial real estate      721,658     59.30     599,027    54.98     576,365  55.86       199,437    22.14      242,700   35.17
  Commercial business loans   210,374     17.29     199,103    18.27     183,130  17.75       528,513    58.66      269,406   39.06
  Consumer                     36,333      2.99      36,640     3.36      40,879   3.96        38,817     4.31       40,362    5.85
  Other                        10,091      0.83      13,573     1.25      14,368   1.39        14,835     1.65       11,538    1.67
Less:  Loan loss
         allowance            (16,408)    (1.35)    (13,332)   (1.22)    (10,648) (1.02)       (8,472)   (0.94)      (6,993)  (1.01)
                           ----------    ------  ----------   ------  ---------- ------      --------   ------     --------  ------
  Net loans                $1,217,008    100.00  $1,089,605   100.00  $1,031,844 100.00      $900,921   100.00     $690,002  100.00
                           ==========    ======  ==========   ======  ========== ======      ========   ======     ========  ======

The following table sets forth the estimated maturity of the Company's loan portfolio at December 31, 2002. The table does not include prepayments or scheduled principal payments. Adjustable rate mortgage loans are shown as maturing based on contractual maturities.

                                        Due       Due after                     Allowance
                                      Within      1 through     Due after          for
                                      1 year       5 years       5 years        Loan Loss        Total
                                   -----------    ----------   -----------      ---------     ----------
Commercial and industrial             $210,781      $452,716      $380,388       $(14,806)    $1,029,079
Home equity                                 79         1,044        43,480           (263)        44,340
Second mortgage                          1,272        18,514        27,672           (277)        47,181
Residential real estate                  5,534         1,100        36,741           (265)        43,110
Installment                             10,098        13,000        30,997           (797)        53,298
                                      --------      --------      --------       --------     ----------
                                      $227,764      $486,374      $519,278       $(16,408)    $1,217,008
                                      ========      ========      ========       ========     ==========

The following table sets forth the dollar amount of all loans due after December 31, 2003 which have pre-determined interest rates and which have floating or adjustable interest rates.


                                              Floating or
                                               Adjustable
                                Fixed Rates      Rates         Total
                                -----------   -----------    ----------
Commercial and industrial         $404,564      $428,540     $  833,104
Home equity                              -        44,524         44,524
Second mortgage                     46,186             -         46,186
Residential real estate             30,243         7,598         37,841
Installment                         39,512         4,485         43,997
                                  --------      --------     ----------
                                  $520,505      $485,147     $1,005,652
                                  ========      ========     ==========


Non-Performing and Problem Assets

Loan Delinquencies. The Company's collection procedures provide for a late charge assessment after a commercial loan is 10 days past due, or a residential mortgage loan is 15 days past due. The Company contacts the borrower by mail or telephone and payment is requested. If the delinquency continues, subsequent efforts are made to contact the borrower. If the loan continues to be delinquent for 90 days or more, the Company usually initiates foreclosure proceedings unless other repayment arrangements are made. Delinquent loans are reviewed on a case-by-case basis in accordance with the lending policy.

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

Problem Loans. During 2002, the Company classified two credits aggregating $13.5 million as restructured loans within the definition of SFAS No. 15. These loans have had a temporary modification of terms to provide near-term cash flow relief to the borrowers. At December 31, 2002, these loans, as restructured, were current, fully performing and well collateralized. These loans were not classified as non-accrual and were not considered non-performing.

At December 31, 2002, there were two commercial loan relationships aggregating $7.0 million for which payments are current, but where the borrowers were experiencing financial difficulties, that were not classified as non-accrual and were not considered non-performing. At December 31, 2002, these loans were current and well collateralized.

Non-Performing Assets. Total non-performing assets increased $2.4 million from $11.0 million at December 31, 2001 to $13.4 million at December 31, 2002. The ratio of non-performing assets to net loans increased to 1.10% at December 31, 2002 compared to 1.02% at December 31, 2001. The following table sets forth information regarding loans that are delinquent 90 days or more. Management of the Company believes that all loans accruing interest are adequately secured and in the process of collection.

Non-Performing Assets

                                                                                          At December 31,
                                                                -------------------------------------------------------
                                                                       2002       2001       2000       1999       1998
                                                                    -------    -------    -------    -------    -------
Loans accounted for on a non-accrual basis:
      Commercial and industrial                                     $ 8,879    $ 8,007    $ 2,933    $ 2,085    $   979
      Home equity                                                        14        201         65          8        241
      Second mortgage                                                   100        130         38          5         81
      Residential real estate                                           593        735        430        250        182
      Installment                                                       377         50        240        232        125
                                                                    -------    -------    -------    -------    -------
    Total                                                           $ 9,963    $ 9,123    $ 3,706    $ 2,580    $ 1,608
                                                                    =======    =======    =======    =======    =======

Accruing loans that are contractually past due 90 days or more:
      Commercial and industrial                                     $ 1,837    $   425    $   114    $   880    $   202
      Home equity                                                        30         42         36        339        252
      Second mortgage                                                   122        190        153         54        134
      Residential real estate                                           401        295        540        303        230
      Installment                                                       115        146        332        226         68
                                                                    -------    -------    -------    -------    -------
    Total                                                           $ 2,505    $ 1,098    $ 1,175    $ 1,802    $   886
                                                                    =======    =======    =======    =======    =======

    Total non-accrual and 90-day past due loans                     $12,468    $10,221    $ 4,881    $ 4,382    $ 2,494
    Real estate owned                                                   904        898      1,179        535        292
                                                                    -------    -------    -------    -------    -------
    Total non-performing assets                                     $13,372    $11,119    $ 6,060    $ 4,917    $ 2,786
                                                                    =======    =======    =======    =======    =======

    Total non-accrual and 90-day past due loans to net loans           1.02%      0.94%      0.47%      0.49%      0.36%
    Total non-accrual and 90-day past due loans to total assets        0.59%      0.53%      0.24%      0.22%      0.16%
    Total non-performing assets to net loans                           1.10%      1.02%      0.59%      0.55%      0.40%
    Total non-performing assets to total assets                        0.63%      0.58%      0.30%      0.25%      0.18%
    Total allowance for loan losses to total non-performing loans    131.60%    130.44%    214.83%    193.34%    280.39%


Interest income that would have been recorded on loans on non-accrual status, under the original terms of such loans, would have totaled $984,000 for the year ended December 31, 2002.

Foreclosed Real Estate. Real estate acquired by the Company as a result of foreclosure and bank properties and equipment that the Company is holding for sale is classified as real estate owned until such time as it is sold. When real estate is acquired or transferred, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less estimated disposal costs. Any subsequent write-down of real estate owned is charged to operations. At December 31, 2002, the Company had a net amount of $904,000 classified as real estate owned, including $309,000 of bank properties and equipment that were no longer used in the Company's operations. At December 31, 2001, the Company had a net amount of $898,000 classified as real estate owned, including $609,000 of bank properties and equipment that were no longer used in the Company's operations. During 2001, the Company recorded a write down of a bank property that was classified as real estate owned in the amount of $300,000.

Allowances for Losses on Loans and Real Estate Owned. The Company's allowance for losses on loans increased to $16.4 million or 1.33% of loans at December 31, 2002. Due to loan portfolio growth, portfolio maturation, the deterioration of several loans and the impact on the Company of the national and local economies during 2001, the Company's allowance for losses on loans increased to $13.3 million or 1.21% of loans at December 31, 2001 compared to $10.5 million or 1.01% of loans at December 31, 2000. Provision for loan losses was $4.2 million in 2002, $7.8 million in 2001 and $2.6 million in 2000. Net charge-offs were $1.1 million in 2002, $4.9 million in 2001 and $566,000 in 2000.

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

The following table sets forth information with respect to the Company's allowance for losses on loans at the dates indicated:

                                                                                   At December 31,
                                                                  ---------------------------------------------------
                                                                   2002       2001       2000       1999       1998
                                                                  -------    -------    -------    -------    -------
Allowance for losses on loans, beginning of year                  $13,332    $10,486    $ 8,472    $ 6,993    $ 4,124
Charge-offs:
  Commercial                                                        1,219      4,748        209         15         26
  Mortgage                                                             20          4          8        210        203
  Installment                                                         371        665        384        311         68
                                                                  -------    -------    -------    -------    -------
    Total charge-offs                                               1,610      5,417        601        536        297
                                                                  -------    -------    -------    -------    -------
Recoveries:
  Commercial                                                          457        423          -          -         18
  Mortgage                                                              -          -         25         10          -
  Installment                                                          54         45         10         16         15
                                                                  -------    -------    -------    -------    -------
    Total recoveries                                                  511        468         35         26         33
                                                                  -------    -------    -------    -------    -------
Net charge-offs                                                     1,099      4,949        566        510        264
Allowance acquired with branch purchase                                                                         1,000
Provision for loan losses                                           4,175      7,795      2,580      1,989      2,133
                                                                  -------    -------    -------    -------    -------
Allowance for losses on loans, end of year                        $16,408    $13,332    $10,486    $ 8,472    $ 6,993
                                                                  =======    =======    =======    =======    =======

Net loans charged off as a percent of average loans outstanding      0.09%      0.47%      0.06%      0.06%      0.05%
                                                                  =======    =======    =======    =======    =======

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

                                                                      At December 31,
                                 -------------------------------------------------------------------------------------------------
                                       2002               2001              2000              1999               1998
                                 -----------------   ----------------  ------------------ -------------------- -------------------
                                        Percent of         Percent of          Percent of          Percent of           Percent of
                                         Loans to           Loans to            Loans to            Loans to             Loans to
                                            Total             Total             Total               Total                Total
                                  Amount    Loans    Amount   Loans    Amount   Loans     Amount    Loans       Amount   Loans
                                  ------    -----    ------   -----    ------   -----     ------    -----       ------   -----
Balance at end of year
applicable to:
  Commercial and industrial      $14,806    84.63%  $11,457   82.62%  $ 8,676   83.38%   $6,994    82.55%        $5,981   78.72%
  Residential real estate            265     3.52       577    5.01       391    5.19       327     5.83            164    6.90
  Home equity                        263     3.62       268    2.16       343    2.36       254     2.93            382    4.46
  Installment                      1,074     8.23     1,030   10.21     1,076    9.07       897     8.69            466    9.92
                                 -------   ------   -------  ------   -------  ------    ------   ------         ------  ------
    Total allowance              $16,408   100.00%  $13,332  100.00%  $10,486  100.00%   $8,472   100.00%        $6,993  100.00%
                                 =======   ======   =======  ======   =======  ======    ======   ======         ======  ======


Investment Securities. A portion of the Company's investment portfolio is held at the Bank's wholly owned subsidiary, Med-Vine, Inc. ("Med-Vine"). Total investment securities, excluding restricted equity securities, increased $75.6 million or 11.7% from $647.6 million at December 31, 2001 to $723.2 million at December 31, 2002.

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

The following table sets forth the carrying value of the Company's portfolio of investment securities available for sale.

                                                                       At December 31,
                             ----------------------------------------------------------------------------------------------------
                                           2002                             2001                              2000
                                           ----                             ----                              ----
                                           Net                               Net                               Net
                                        Unrealized  Estimated             Unrealized Estimated              Unrealized Estimated
                             Amortized    Gains       Fair    Amortized    Gains      Fair     Amortized     Gains      Fair
                               Cost      (Losses)     Value      Cost     (Losses)    Value      Cost       (Losses)    Value
                            --------   --------    --------   --------   --------    --------   --------   --------    --------
U.S. Treasury obligations   $ 54,400     $1,144    $ 55,544   $ 51,809   $    580    $ 52,389   $ 69,406   $     53    $ 69,459
Government agency and
  mortgage-backed            567,200      6,111     573,311    551,584       (481)    551,103    645,090    (15,738)    629,352
securities
Municipal obligations         70,672        996      71,668     43,692       (881)     42,811     49,267       (467)     48,800
Other securities              22,690        (12)     22,678      1,255          -       1,255        948          -         948
                            --------     ------    --------   --------   --------    --------   --------   --------    --------
    Total                   $714,962     $8,239    $723,201   $648,340   $   (782)   $647,558   $764,711   $(16,152)   $748,559
                            ========     ======    ========   ========   ========    ========   ========   ========    ========

During 2002, the Company invested $19.7 million in a Pooled Floating Rate Capital Security, which were classified as other securities.

The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Company's portfolio of investment securities available for sale at December 31, 2002. All debt securities are classified as available for sale; therefore, the carrying value is the estimated fair value. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

                              One Year or Less  One to Five Years    Five to Ten Years  More than Ten Years        Total
                              ----------------  -----------------    -----------------  -------------------- -----------------
                                        Wtd.               Wtd.                 Wtd.                Wtd.                 Wtd.
                             Carrying   Avg.    Carrying   Avg.      Carrying   Avg.     Carrying   Avg.      Carrying   Avg.
                               Value   Yield     Value    Yield       Value    Yield      Value     Yield      Value    Yield
                               -----   -----     -----    -----       -----    -----      -----     -----      -----    -----
U.S. Treasury obligations    $ 27,506   3.09%   $ 22,406   2.90%     $ 5,632    5.11%          -       -      $ 55,544    3.20%
Government agency and
  mortgage-backed securities  186,006   2.82     349,748   4.00       32,663    4.83     $ 4,894    6.64%      573,311    3.69
Municipal obligations          15,818   1.95      14,646   4.01       25,328    3.97      15,877    5.07        71,668    3.78
Other securities                2,604   0.96      20,074   2.11            -       -           -       -        22,678    1.97
                             --------           --------             -------             -------              --------
    Total                    $231,934   2.77%   $406,873   3.65%     $63,623    4.51%    $20,771    5.44%     $723,201    3.62%
                             ========           ========             =======             =======              ========

Deposits. Consumer and commercial deposits are attracted principally from within the Company's primary market area through offering a wide compliment of deposit products that include checking, savings, money market, certificates of deposits and individual retirement accounts. The deposit strategy stresses the importance of building a relationship with each and every customer. To help facilitate these relationships, the Bank continued during 2002 its relationship pricing strategy that has helped to dramatically increase core deposit growth. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The relationship strategy has enabled the Bank to continue to favorably increase the deposit mix with a higher concentration of core deposits. Management regularly meets to evaluate internal cost of funds, to analyze the competition, to review the Company's cash flow requirements for lending and liquidity and executes any appropriate pricing changes when necessary. The Company does not obtain funds through brokers, nor does it solicit funds outside the states of New Jersey, Delaware or Pennsylvania.

Deposits at December 31, 2002 totaled $1.69 billion, an increase of $118.1 million, or 7.5% over the December 31, 2001 balance of $1.57 billion. Demand deposits, including NOW accounts and money market accounts, increased $145.9 million, or 18.1%, at December 31, 2002, to $949.8 million, compared with December 31, 2001. Savings deposits increased $53.4 million, or 19.4% to $328.5 million at December 31, 2002, from $275.1 million at December 31, 2001. Total certificates of deposit decreased $81.1 million, or 16.4% from December 31, 2001, to $412.1 million at December 31, 2002. The increase in core deposits during 2002 was due to internal growth from the Company's relationship strategy, which during the year included promotional rates on selected money market accounts, as represented in the following table.

                                              For the Years Ended December 31,
                         -------------------------------------------------------------------------
                                   2002                      2001                      2000
                                   ----                      ----                      ----
                            Amount        %           Amount         %           Amount       %
                         ----------    ------      ----------     ------      ----------   ------
Core deposits            $1,278,355      75.6 %    $1,079,079       68.6 %      $781,920     55.4 %
Time deposits               412,127      24.4 %       493,259       31.4 %       628,972     44.6 %
                         ----------    ------      ----------     ------      ----------   ------
    Total deposits       $1,690,462    100.00 %    $1,572,338     100.00 %    $1,410,867   100.00 %
                         ==========    ======      ==========     ======      ==========   ======


The following table sets forth average deposits by various types of demand and time deposits:

                                                             For the Years Ended December 31,
                                          ------------------------------------------------------------------------
                                                    2002                    2001                    2000
                                                    ----                    ----                    ----

                                             Amount     Avg. Cost     Amount    Avg. Cost     Amount    Avg. Cost
                                             ------     ---------     ------    ---------     ------    ---------
Non-interest-bearing demand deposits          $287,164              $265,510                $245,989
Interest-bearing demand deposits               584,808     1.84%     431,196      2.88%      336,772      3.66%
Savings deposits                               314,208     2.17      214,849      2.76       154,091      2.22
Time deposits                                  449,438     3.89      593,351      5.72       643,972
                                               -------               -------             -- --------
                                                                                                          5.79
    Total                                   $1,635,618     2.60%   $1,504,906     3.47%   $1,380,824      3.84%
                                            ==========             ==========             ==========

The following table indicates the amount of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2002.



Three months or less                                    $43,565
Over three through six months                            21,361
Over six through twelve months                           18,733
Over twelve months                                       21,846
                                                       --------
Total                                                  $105,505
                                                       ========


Borrowings. Borrowed funds increased $45.2 million in 2002, to $205.3 million at December 31, 2002, from $160.1 million at December 31, 2001. The increase was a result of a net increase of $68.3 million in advances from the FHLB offset by a decrease of $23.1 million in securities sold under agreements to repurchase with customers. The additional advances from the FHLB were used to match fund loans originated during 2002.

For the years ended December 31, 2002 and 2001, the maximum month-end amount of advances borrowed from the FHLB was $193.4 million and $30.0 million, respectively. The Company sells U.S. Treasury securities to customers under agreements to repurchase them, at par, on the next business day. For the years ended December 31, 2002 and 2001, the maximum month-end amount of securities sold under agreements to repurchase with customers was $86.2 million and $93.5 million, respectively. The Company also purchased overnight federal funds from correspondent banks. For the years ended December 31, 2002 and 2001, the maximum month-end amount of federal funds purchased from correspondent banks was $20.0 million and $0, respectively. During 2001, the Company paid off in full its FHLB repurchase agreements.

The following table sets forth certain information regarding FHLB advances, interest rates, approximate average amounts outstanding and their approximate weighted average rates at the dates indicated.

                                                                             December 31,
                                                                   ------------------------------------
                                                                     2002         2001        2000
                                                                     ----         ----        ----
  FHLB convertible rate advances outstanding at end of year          $45,000     $ 45,000    $ 45,000
  Interest rate                                                        6.76%        6.76%       6.76%
  Approximate average amount outstanding                             $45,000     $ 45,000    $ 41,138
  Approximate weighted average rate                                    6.76%        6.76%       6.85%

  FHLB term amortizing advances outstanding at end of year           $89,060     $ 29,008    $  4,133
  Interest rate                                                        4.33%        4.19%       5.68%
  Approximate average amount outstanding                             $92,191     $  7,285    $  4,192
  Approximate weighted average rate                                    4.31%        4.88%       5.68%

  FHLB term non-amortizing advances outstanding at end of year       $ 8,200            -           -
  Interest rate                                                        4.85%            -           -
  Approximate average amount outstanding                             $ 4,695            -           -
  Approximate weighted average rate                                    4.92%            -           -

  FHLB repurchase agreements outstanding at end of year                    -            -    $255,145
  Interest rate                                                            -            -       6.45%
  Approximate average amount outstanding                                   -     $129,097    $332,981
  Approximate weighted average rate                                        -        5.00%       6.43%

  FHLB overnight line of credit advances outstanding at end of year        -            -           -
  Interest rate                                                            -            -           -
  Approximate average amount outstanding                              $5,244     $    504    $ 27,759
  Approximate weighted average rate                                    1.88%        2.29%       6.67%

The following table sets forth certain information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at the dates indicated.

                                                                             December 31,
                                                                   ------------------------------------
                                                                     2002         2001        2000
                                                                     ----         ----        ----
  Securities sold under agreements to repurchase with customers
    outstanding at end of year                                       $61,860      $84,928    $101,841
  Interest rate                                                        0.61%        0.59%       5.68%
  Approximate average amount outstanding                             $74,602      $82,318     $79,310
  Approximate weighted average rate                                    0.99%        2.96%       5.55%

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

Guaranteed Preferred Beneficial Interest in Company's Subordinated Debt

Guaranteed preferred beneficial interest in Company's subordinated debt consists of the following:

                                           December 31, 2001
                                          -------------------
                                            2002        2001
                                          -------     -------
               Sun Trust I                      -     $28,040
               Sun Trust II               $29,274      29,287
               Sun Trust III               20,000           -
               Sun Trust IV                10,000           -
                                          -------     -------
                                          $59,274     $57,327
                                          =======     =======

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

During 2002, the Company notified the holders of the outstanding $28.0 million of 9.85% Sun Trust I Preferred Securities of its intention to call these securities contemporaneously with the redemption of the Sun Trust I 9.85% Junior Subordinated Debentures on April 1, 2002. As a result, the Company wrote down the unamortized debt issuance costs of the called securities in the amount of $777,000, net of income tax, through a charge to equity. The Company funded this call with short-term borrowings of $25.0 million and a $3.0 million dividend from Sun. On April 10, 2002, the Company issued $20.0 million Pooled Floating Rate Capital Securities ("Sun Trust III Capital Securities"). The interest rate resets every six months to LIBOR plus 3.70%, with an initial rate of 6.02%, and will not exceed 11.00% through five years from its issuance. The proceeds were used to pay down $20.0 million of short-term borrowings.

On July 11, 2002, the Company issued $10.0 million Pooled Floating Rate Capital Securities ("Sun Trust IV Capital Securities"). The interest rate resets every three months to LIBOR plus 3.65%, with an initial rate of 5.51%, and will not exceed 11.95% through five years from its issuance. The proceeds were used to pay down $5.0 million of short-term borrowings and for general corporate purposes.

During 2002, the Company repurchased 1,300 shares of Sun Trust II preferred securities for approximately $13,000. During 2000, the Company repurchased 22,800 shares of Sun Trust II preferred securities for approximately $228,000.

For more information regarding guaranteed preferred beneficial interest in Company's subordinated debt, refer to Note 25 of the Notes to Consolidated Financial Statements contained herein.


Disclosures about Contractual Obligations and Commercial Commitments

The Company's contractual cash obligations (see Notes 11 and 19) at December 31, 2002 were as follows:

                                                                   Payments Due by Period
                                         --------------------------------------------------------------------------
                                                              Less than       One to        Four to         After
Contractual Cash Obligations                      Total       One Year      Three Years    Five Years    Five Years
----------------------------                   --------       --------      -----------    ----------    ----------
Long-Term Debt                                 $159,894        $43,891        $46,003       $62,978         $7,022
Operating Leases                                 31,369          3,528          6,627         5,894         15,320
                                               --------        -------        -------       -------        -------
  Total Contractual Cash Obligations           $191,263        $47,419        $52,630       $68,872        $22,342
                                               ========        =======        =======       =======        =======

The Company's contractual commitments (see Note 19) at December 31, 2002 were as follows:

                                                   Amount of Commitment Expiration Per Period
                                             ----------------------------------------------------------
                                  Unfunded        Less than    One to Three     Four to         After
Commitments                     Commitments       One Year         Years       Five Years    Five Years
-----------                     -----------       --------         -----       ----------    ----------
Lines of Credit                    $196,775       $130,900        $15,798             -        $50,077
Commercial Letters of Credit         42,757         18,303         24,454             -              -
Construction Funding                 75,956         56,237         19,719             -              -
Other Commitments                     2,245             20            410           $19          1,796
                                   --------       --------        -------           ---        -------
    Total Commitments              $317,733       $205,460        $60,381           $19        $51,873
                                   ========       ========        =======           ===        =======

Reconciliation From Reported Results to Cash Basis Data and Ratios

The Company prepares its consolidated financial statements using U.S. generally accepted accounting principles ("GAAP") in this Annual Report. That presentation, which is referred to as "reported basis" provides the reader with an understanding of the Company's results that can be consistently tracked from year to year and enables a comparison of the Company's performance with other companies' GAAP financial statements.

In addition to analyzing the Company's results on a reported basis, management looks at results on a "cash basis" to measure overall Company results against targeted goals. The definition of cash basis starts with the reported GAAP results and then excludes the amortization of intangible assets, net of applicable income taxes. The amortization of intangible assets is viewed by management as transactions that are not part of the Company's normal daily business operations and therefore are not indicative of trends.

The following summary table provides a reconciliation of the Company's reported and cash basis results:

                                                                             For the Years Ended December 31,
                                                               2002          2001          2000          1999          1998
                                                               ----          ----          ----          ----          ----
Cash Basis Data and Ratios:
Reported Net income                                         $10,378        $1,328        $8,780        $9,714        $8,784
Less: Trust Preferred issuance costs write-off                  777             -             -             -             -
                                                            -------        ------       -------       -------       -------
Net income available to common shareholders                   9,601         1,328         8,780         9,714         8,784
Amortization of intangible assets, net of tax benefits        2,760         5,161         5,200         4,225         2,580
                                                            -------        ------       -------       -------       -------
Cash basis earnings                                         $12,361        $6,489       $13,980       $13,939       $11,364
                                                            =======        ======       =======       =======       =======

Reported basic earnings per share                             $0.86         $0.12         $0.82         $0.98         $1.12
Amortization of intangible assets, net of tax benefits         0.25          0.48          0.49          0.43          0.33
                                                            -------        ------       -------       -------       -------
Cash basis earnings per share                                 $1.11         $0.60         $1.31         $1.41         $1.45
                                                            =======        ======       =======       =======       =======

Reported diluted earnings per share                           $0.83         $0.12         $0.81         $0.91         $0.99
Amortization of intangible assets, net of tax benefits         0.24          0.47          0.47          0.40          0.29
                                                            -------        ------       -------       -------       -------
Cash basis diluted earnings per share                         $1.07         $0.59         $1.28         $1.31         $1.28
                                                            =======        ======       =======       =======       =======

Reported return on average assets                              0.50%         0.07%         0.43%         0.58%         0.75%
Amortization of intangible assets, net of tax benefits         0.13          0.26          0.26          0.26          0.22
                                                            -------        ------       -------       -------       -------
Cash basis return on average assets                            0.63%         0.33%         0.69%         0.84%         0.97%
                                                            =======        ======       =======       =======       =======

Reported return on average equity                              7.63%         1.05%        8.85%         11.08%        14.29%
Amortization of intangible assets, net of tax benefits         2.02          4.09         5.25           4.81          4.20
                                                            -------        ------       -------       -------       -------
Cash basis return on average equity                            9.65%         5.14%       14.10%         15.89%        18.49%
                                                            =======        ======       =======       =======       =======


Critical Accounting Policies

In management's opinion, the most critical accounting policies impacting the Company's consolidated financial statements are the following:

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

Accounting for income taxes. Deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax liabilities and the judgments and estimates required for the evaluation are periodically updated based upon changes in business factors and the tax laws.

Accounting for goodwill impairment. Goodwill must be tested annually for impairment and any resulting impairment must be charged to net income in the year of the impairment test. The test used to determine the existence of impairment requires estimates in the resulting calculation of impairment. Any resulting impairment based upon estimates used by management could have a significant impact on the Company's financial results.

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

                          INDEPENDENT AUDITORS' REPORT







To the Board of Directors and Shareholders of Sun Bancorp, Inc.
Vineland, New Jersey



We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 147.



/s/DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

February 3, 2003 (March 19, 2003 as to Note 27)

SUN BANCORP, INC. AND SUBSIDIARIES
----------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2002 AND 2001

(Dollars in thousands, except share amounts)                                    2002           2001
                                                                                ----           ----
ASSETS

Cash and due from banks                                                   $    65,476    $    67,557
Federal funds sold                                                                138         11,525
                                                                          -----------    -----------
  Cash and cash equivalents                                                    65,614         79,082
Investment securities available for sale (amortized cost -
  $714,962; 2002 and $648,340; 2001)                                          723,201        647,558
Loans receivable (net of allowance for loan losses -
  $16,408; 2002 and $13,332; 2001)                                          1,217,008      1,089,605
Restricted equity investments                                                  11,610         12,561
Bank properties and equipment, net                                             29,468         28,180
Real estate owned, net                                                            904            898
Accrued interest receivable                                                    11,012         11,089
Goodwill                                                                       19,672           --
Intangible assets, net                                                         19,783         43,637
Deferred taxes, net                                                             6,867          8,154
Other assets                                                                    7,033          8,661
                                                                          -----------    -----------
TOTAL                                                                     $ 2,112,172    $ 1,929,425
                                                                          ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                                                  $ 1,690,462    $ 1,572,338
Advances from the Federal Home Loan Bank (FHLB)                               142,260         74,008
Loan payable                                                                    1,160          1,160
Securities sold under agreements to repurchase                                 61,860         84,928
Other liabilities                                                              11,533          9,704
                                                                          -----------    -----------
  Total liabilities                                                         1,907,275      1,742,138
                                                                          -----------    -----------

Guaranteed preferred beneficial interest in Company's subordinated debt        59,274         57,327

COMMITMENTS AND CONTINGENT LIABILITIES (Notes 5 and 19)

SHAREHOLDERS' EQUITY
Preferred stock, none issued
Common stock, $1 par value, 25,000,000 shares authorized, issued and
  outstanding: 11,271,135 in 2002 and 10,553,942 in 2001                       11,271         10,554
Surplus                                                                       114,930        108,058
Retained earnings                                                              15,030         11,864
Accumulated other comprehensive income (loss)                                   5,438           (516)
Treasury stock at cost, 86,250 shares in 2002                                  (1,046)             -
                                                                          -----------    -----------
  Total shareholders' equity                                                  145,623        129,960
                                                                          -----------    -----------
TOTAL                                                                     $ 2,112,172    $ 1,929,425
                                                                          ===========    ===========

--------------------------------------------------------------------------------
    See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
----------------------------------
CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000 (Dollars in thousands, except share amounts)

                                                                2002            2001           2000
                                                            ----------      ----------     ----------
INTEREST INCOME:
  Interest and fees on loans                                $   83,822      $   86,600     $   88,353
  Interest on taxable investment securities                     25,693          35,523         55,672
  Interest on non-taxable investment securities                  2,085           1,946          2,704
  Dividends on restricted equity investments                       591           1,288          3,332
  Interest on federal funds sold                                   703           1,468            595
                                                            ----------      ----------     ----------
    Total interest income                                      112,894         126,825        150,656
                                                            ----------      ----------     ----------
INTEREST EXPENSE:
  Interest on deposits                                          35,104          52,258         53,049
  Interest on funds borrowed                                     8,271          12,371         30,922
  Interest on guaranteed preferred beneficial interest
    in Company's subordinated debt                               4,481           5,438          5,437
                                                            ----------      ----------     ----------
    Total interest expense                                      47,856          70,067         89,408
                                                            ----------      ----------     ----------
    Net interest income                                         65,038          56,758         61,248

PROVISION FOR LOAN LOSSES                                        4,175           7,795          2,580
                                                            ----------      ----------     ----------
    Net interest income after provision for loan losses         60,863          48,963         58,668
                                                            ----------      ----------     ----------
OTHER INCOME:
  Service charges on deposit accounts                            6,940           6,923          5,175
  Other service charges                                            441             389            392
  (Loss) gain on sale of bank properties and equipment              (4)             33              9
  Gain on sale of loans held for sale                                -               -             24
  Gain (loss) on sale of investment securities                   2,517             396           (311)
  Other                                                          3,284           2,775          2,894
                                                            ----------      ----------     ----------
    Total other income                                          13,178          10,516          8,183
                                                            ----------      ----------     ----------
OTHER EXPENSES:
  Salaries and employee benefits                                28,208          24,229         23,049
  Occupancy expense                                              7,893           7,306          6,660
  Equipment expense                                              5,041           5,009          5,016
  Data processing expense                                        3,428           3,147          3,223
  Amortization of intangible assets                              4,182           7,820          7,879
  Other                                                         10,213          10,484          8,620
                                                            ----------      ----------     ----------
    Total other expenses                                        58,965          57,995         54,447
                                                            ----------      ----------     ----------
INCOME BEFORE INCOME TAXES                                      15,076           1,484         12,404

INCOME TAXES                                                     4,698             156          3,624
                                                            ----------      ----------     ----------
NET INCOME                                                  $   10,378      $    1,328     $    8,780
                                                            ==========      ==========     ==========
Basic earnings per share                                    $     0.86      $     0.12     $     0.82
                                                            ==========      ==========     ==========
Diluted earnings per share                                  $     0.83      $     0.12     $     0.81
                                                            ==========      ==========     ==========
Weighted average shares - basic                             11,167,988      10,882,849     10,703,028
                                                            ==========      ==========     ==========
Weighted average shares - diluted                           11,596,874      11,074,328     10,904,684
                                                            ==========      ==========     ==========

--------------------------------------------------------------------
   See notes to consolidated financial statements

SUN BANCORP, INC AND SUBSIDIARIES
---------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(In thousands)

                                                                                              Accumulated
                                                                                                 Other
                                                        Common                 Retained      Comprehensive      Treasury
                                                         Stock      Surplus     Earnings     Income (Loss)       Stock       Total
                                                        -------    --------     -------      -------------     -------     --------
BALANCE, JANUARY 1, 2000                                $10,080    $105,798     $13,170        $(27,516)        $(10,428)  $ 91,104
Comprehensive income:
  Net income                                                  -           -       8,780               -                -          -
  Net change in unrealized loss on securities
    available for sale, net of taxes of $8,683                -           -           -          16,855                -          -
                                                                                                                           --------
      Comprehensive income                                    -           -           -               -                -     25,635
                                                                                                                           --------
Exercise of stock options                                     -           -         270               -              628        898
Issuance of common stock                                      7          43      (1,176)              -            1,140         14
Stock dividends                                               -           -      (5,188)              -            5,188          -
Cash paid for fractional interest
 resulting from stock dividends                               -           -         (17)              -                -        (17)
                                                        -------    --------     -------          ------         --------   --------
BALANCE, DECEMBER 31, 2000                               10,087     105,841      15,839         (10,661)          (3,472)   117,634
Comprehensive income:
  Net income                                                  -           -       1,328               -                -          -
  Net change in unrealized loss on securities
    available for sale, net of taxes of $5,224                -           -           -          10,145                -          -
                                                                                                                           --------
      Comprehensive income                                    -           -           -               -                -     11,473
                                                                                                                           --------
Exercise of stock options                                   234         207         (96)              -              325        670
Issuance of common stock                                      7          70         (40)              -              150        187
Stock dividends                                             226       1,940      (5,163)              -            2,997          -
Cash paid for fractional interest
   resulting from stock dividend                              -           -          (4)              -                -         (4)
                                                        -------    --------     -------          ------         --------   --------
BALANCE, DECEMBER 31, 2001                               10,554     108,058      11,864            (516)               0    129,960
Comprehensive income:
  Net income                                                  -           -      10,378               -                -          -
  Net change in unrealized loss on securities
    available for sale, net of taxes of $3,067                -           -           -           5,954                -          -
                                                                                                                            -------
      Comprehensive income                                    -           -           -               -                -     16,332
                                                                                                                            -------
Exercise of stock options                                   160         708           -               -                -        868
Issuance of common stock                                     24         268           -               -                -        292
Stock dividends                                             533       6,673      (7,206)              -                -          -
Cash paid for fractional interest
   resulting from stock dividend                              -           -          (6)              -                -         (6)
Trust preferred issuance costs write-off                      -        (777)          -               -                -       (777)
Treasury stock purchased                                      -           -           -               -           (1,046)    (1,046)
                                                        -------    --------     -------          ------         --------   --------
BALANCE, DECEMBER 31, 2002                              $11,271    $114,930     $15,030          $5,438         $ (1,046)  $145,623
                                                        =======    ========     =======          ======         ========   ========

---------------------------------------------------
   See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
----------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(In thousands)                                                                                Years Ended December 31,
                                                                                         ------------------------------------
                                                                                             2002         2001         2000
                                                                                          ---------    ---------    ---------
OPERATING ACTIVITIES:
  Net income                                                                              $  10,378    $   1,328    $   8,780
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                                 4,175        7,795        2,580
    Provision for losses on real estate owned                                                   117           73           56
    Depreciation and amortization                                                             2,387        2,463        2,284
    Net amortization (accretion) of investment securities                                     3,518       (2,098)        (243)
    Amortization of intangible assets                                                         4,182        7,820        7,879
    Gain on sale of loans                                                                         -            -          (24)
    Proceeds from sale of loans held for sale                                                     -            -          925
    (Gain) loss on sale of investment securities available for sale                          (2,517)        (396)         311
    Loss (gain) on sale of bank properties and equipment                                          4          (33)          (9)
    Write down of book value of bank properties and equipment                                     -            -          369
    Write down of book value of excess of cost over fair value of assets acquired                 -          100            -
    Deferred income taxes                                                                    (1,780)      (2,743)      (1,550)
    Change in assets and liabilities which provided (used) cash:
      Accrued interest receivable                                                                77        5,525       (1,637)
      Other assets                                                                              851        2,912       (6,574)
      Other liabilities                                                                       1,829          582        3,181
                                                                                          ---------    ---------    ---------
        Net cash provided by operating activities                                            23,221       23,328       16,328
                                                                                          ---------    ---------    ---------
INVESTING ACTIVITIES:
  Purchases of investment securities available for sale                                    (771,157)    (658,167)    (105,286)
  Redemption of restricted equity securities                                                    951       17,684       14,551
  Proceeds from maturities, prepayments or calls of investment
     securities available for sale                                                          528,918      660,659      140,911
  Proceeds from sale of investment securities available for sale                            174,616      116,372       75,963
  Net increase in loans                                                                    (132,689)     (65,583)    (134,633)
  Increase in loans resulting from branch acquisitions                                                      (364)           -
  Purchase of bank properties and equipment                                                  (3,689)      (1,810)      (1,596)
  Increase in bank properties and equipment resulting from branch acquisitions                    -          (63)           -
  Decrease in bank properties and equipment resulting from branch sale                            -          354            -
  Proceeds from sale of bank properties and equipment                                            10           33          754
  Reduction of excess of cost over fair value of branch assets acquired
    resulting from branch sale                                                                    -        1,282            -
  Proceeds from sale of real estate owned                                                       988          599          448
                                                                                          ---------    ---------    ---------
        Net cash (used in) provided by investing activities                                (202,052)      70,996       (8,888)
                                                                                          ---------    ---------    ---------
FINANCING ACTIVITIES:
  Net increase in deposits                                                                  118,124      175,815      119,541
  Decrease in deposits resulting from branch sale                                                        (14,344)
  Net borrowings (repayments) under line of credit and repurchase agreements                 45,184     (247,183)    (127,173)
  Proceeds from exercise of stock options                                                       784          670          898
  Proceeds from other borrowings                                                             25,000            -            -
  Repayment of other borrowings                                                             (25,000)           -            -
  Proceeds from issuance of guaranteed preferred beneficial interest in Company's
    subordinated debt                                                                        30,000            -            -
  Redemption of guaranteed preferred beneficial interest in Company's subordinated debt     (28,040)           -            -
  Payments for fractional interests resulting from stock dividend                                (6)          (4)         (17)
  Repurchase of guaranteed preferred beneficial interest in Company's subordinated debt         (13)           -         (511)
  Proceeds from issuance of common stock                                                        376          187           14
  Treasury stock purchased                                                                   (1,046)           -            -
                                                                                          ---------    ---------    ---------
        Net cash provided by (used in) financing activities                                 165,363      (84,859)      (7,248)
                                                                                          ---------    ---------    ---------
NET (DECREASE) INCREASE IN CASH AND CASH  EQUIVALENTS                                       (13,468)       9,465          192
CASH AND CASH  EQUIVALENTS, BEGINNING OF YEAR                                                79,082       69,617       69,425
                                                                                          ---------    ---------    ---------
CASH AND CASH  EQUIVALENTS, END OF YEAR                                                   $  65,614    $  79,082    $  69,617
                                                                                          =========    =========    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid                                                                           $  48,862    $  72,434    $  87,615
  Income taxes paid                                                                       $   2,770    $   4,139    $   5,609
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS:
  Transfer of loans and bank properties and equipment to real estate owned                $   1,111    $     391    $   1,148
  Trust preferred issuance costs write-off                                                $     777            -            -

--------------------------------------------------------------------------------
    See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(All dollar amounts presented in the tables, except per share amounts, are in thousands)

      1. NATURE OF OPERATIONS

Sun Bancorp, Inc. (the "Company") is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Sun Capital Trust ("SunTrust I") (liquidated in April 2002), Sun Capital Trust II ("SunTrust II"), Sun Capital Trust III ("SunTrust III"), Sun Capital Trust IV ("SunTrust IV"), Sun National Bank (the "Bank") and the Bank's wholly owned subsidiaries, Med-Vine, Inc., Sun Financial Services, L.L.C. and 2020 Properties, L.L.C. All significant intercompany balances and transactions have been eliminated. (See also Note 3.)

The Company and the Bank have their administrative offices in Vineland, New Jersey. At December 31, 2002, the Company had 75 financial service centers located throughout central and southern New Jersey, New Castle County, Delaware and in Philadelphia, Pennsylvania. The Company's principal business is to serve as a holding company for the Bank. The Company's outstanding common stock is traded on the Nasdaq National Market under the symbol "SNBC". The Company is subject to reporting requirements of the Securities and Exchange Commission. Sun Trust II, Sun Trust III and Sun Trust IV are Delaware business trusts which hold Junior Subordinated Debentures issued by the Company. The Bank is in the business of attracting customer deposits through their Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate, small business and non-real estate loans, as well as mortgage-backed and investment securities. The Bank's primary regulatory agency is the Office of the Comptroller of the Currency (the "OCC"). Med-Vine, Inc. is a Delaware holding company that holds a portion of the Bank's investment portfolio. The principal business of Med-Vine, Inc. is investing. The principal business of Sun Financial Services, L.L.C. is to provide annuities and insurance products in the Bank's Community Banking Centers through a contract with a third-party licensed insurance agent. The principal business of 2020 Properties, L.L.C. is to acquire certain loans, judgments, real estate and other assets in satisfaction of debts previously contracted by the Bank.


      2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant estimates include the allowance for loan losses, goodwill, core deposit and other intangible assets, and deferred tax asset valuation allowance. Actual results could differ from those estimates.

Investment Securities - The Company accounts for debt securities as follows:
      Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security. The Company had no investment securities classified as held to maturity at December 31, 2002 or 2001.
      Available for Sale - Debt securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as other comprehensive income or loss until realized. Realized gains and losses on the sale of investment securities are reported in the consolidated statement of income and determined using the adjusted cost of the specific security sold.

Loans Purchased - The discounts and premiums resulting from the purchase of loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Loans Held for Sale - Included in loans receivable is approximately $3,010,000 and $1,621,000 of loans held for sale at December 31, 2002 and 2001, respectively. These loans were carried at the lower of cost or fair value, on an aggregate basis.

Deferred Loan Fees - Loan fees net of certain direct loan origination costs are deferred and the balance is amortized to income as a yield adjustment over the life of the loan using the interest method.

Interest Income on Loans - Interest on commercial, small business, real estate and installment loans is credited to operations based upon the principal amount outstanding. Interest accruals are generally discontinued when a loan becomes 90 days past due or when principal or interest is considered doubtful of collection. When interest accruals are discontinued, interest credited to income in the current year is reversed and interest accrued in the prior year is charged to the allowance for loan losses.

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

Bank Properties and Equipment - Bank properties and equipment are stated at cost, less allowances for depreciation. The provision for depreciation is computed by the straight-line method based on the estimated useful lives of the assets. For leasehold improvements, depreciation is computed by the straight-line method based on the estimated useful lives of the assets or the term of the lease including renewals, whichever is shorter.

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

Goodwill and Other Intangible Assets - In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. However, SFAS No. 142 did not change the accounting prescribed for certain acquisitions by banking and thrift institutions, resulting in continued amortization of the excess of cost over fair value of net assets acquired under SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions.

 In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions, which allows financial institutions meeting certain criteria to reclassify their unidentifiable intangible asset balances to goodwill and retroactively cease amortization beginning as of January 1, 2002. The Company adopted SFAS No. 147 on October 1, 2002, and as required by the standard, the Company restated earnings for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002 (see Note 28).

Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. It is not amortized but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The Company uses a third-party appraisal to assist management in identifying impairment. The Company believes that its goodwill was not impaired during 2002 and 2001.

Other intangible assets consist of core deposit intangibles and Excess of Cost over Fair Value of Assets Acquired ("SFAS No. 72 Intangibles"), net of accumulated amortization. Core deposit intangibles are amortized by the straight-line method over 10 or 15 years. SFAS No. 72 Intangibles are amortized by the straight-line method over 15 years.

A reconciliation of previously reported net income and earnings per share to the amounts adjusted for the exclusion of goodwill amortization, net of tax, follows. The per share amounts have been restated to retroactively give effect to stock dividends.

                                                      Years Ended December 31,
                                                     ---------------------------
                                                        2001               2000
                                                        ----               ----

Net income:
     Reported net income                              $1,328            $ 8,780
     Add:  goodwill amortization, net of tax           5,161              5,200
                                                      ------            -------
     Adjusted net income                              $6,489            $13,980
                                                      ======            =======
Basic earnings per share:
     Reported basic earnings per share                 $0.12              $0.82
     Add:  goodwill amortization, net of tax            0.47               0.49
                                                       -----              -----
     Adjusted basic net income per share               $0.59              $1.31
                                                       =====              =====
Diluted earnings per share:
     Reported diluted earnings per share               $0.12              $0.81
     Add:  goodwill amortization, net of tax            0.47               0.48
                                                       -----              -----
     Adjusted diluted net income per share             $0.59              $1.29
                                                       =====              =====

Long-Lived Assets - Management evaluates the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impaired loss for long-lived assets and intangibles would be based on the fair value of the asset. For the years ended December 31, 2001 and 2000, the Company recognized a $100,000 and a $369,000 impairment loss, respectively, based on this evaluation. For the year ended December 31, 2002, the Company did not recognize an impairment loss based on this evaluation.

Income Taxes - Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A deferred tax liability is recognized for temporary differences that will result in taxable amounts in future years. A deferred tax asset is recognized for temporary differences that will result in deductible amounts in future years and for carryforwards. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Treasury Stock - Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders' equity.

Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks and federal funds sold.

Earnings Per Share - Basic earnings per share is computed by dividing income available to common shareholders (in 2002, net income less trust preferred issuance costs write-off), ("Income Available") by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is calculated by dividing Income Available by the weighted average number of shares of common stock and common stock equivalents outstanding decreased by the number of common shares that are assumed to have been repurchased with the proceeds from the exercise of the options (treasury stock method) along with the assumed tax benefit from the exercise of non-qualified options. These purchases were assumed to have been made at the average market price of the common stock, which is based on the average price on common shares sold. Retroactive recognition has been given to market values, common stock outstanding and potential common shares for periods prior to the date of the Company's stock dividends.

Stock Dividend - On April 25, 2002, May 17, 2001 and June 2, 2000, the Company's Board of Directors declared 5% stock dividends, which were paid on May 23, 2002, June 13, 2001 and June 21, 2000, respectively, to shareholders of record on May 2, 2002, May 31, 2001 and June 7, 2000, respectively. Accordingly, per share information for the years ended December 31, 2001 and 2000 have been restated to reflect the increased number of shares outstanding. The 2000 stock dividend and a portion of the 2001 stock dividend were paid by reissuing treasury stock. (See
Note 27.)

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

Disclosure of reclassification amounts, net of taxes, for the years ended,             2002      2001        2000
-------------------------------------------------------------------------------- ------------ --------- -----------

Disclosure of reclassification amounts, net of taxes, for the year ended
Net appreciation on securities available for sale arising during the year            $ 7,615   $10,406     $15,841
Less: Reclassification adjustment for net gains (losses) included in net income       (1,661)      261      (1,014)
                                                                                     -------  --------     -------
Net change in unrealized gain (loss) on securities available for sale                $ 5,954   $10,145     $16,855
                                                                                     =======   =======     =======


Accounting for Stock Options - The Company accounts for stock-based compensation using the intrinsic value method that recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Company has not recognized any compensation expense under this method. The Company discloses the pro forma effects of accounting for stock-based compensation using the fair value method (using the Black-Scholes model) as described in SFAS No. 123.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation --Transition and Disclosure, an amendment of FASB Statement No.
123. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for financial statements for fiscal years ending after December 15, 2002. The Company has provided the required disclosures in the tables below.

At December 31, 2002, the Company had three stock-based employee compensation plans, which are described more fully in Note 16. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

                                                                    For the Years Ended
                                                                        December 31,
                                                        ------------------------------------------
                                                           2002            2001          2000
                                                         -------         ------        -------
Net income, as reported                                  $10,378         $1,328        $ 8,780
Deduct: Total stock-based employee compensation expense
  determined under fair value method (net of tax)         (2,368)          (844)        (2,585)
                                                         -------          -----        -------
Pro forma net income                                     $ 8,010           $484        $ 6,195
                                                         =======           ====        =======

Earnings per share:
Basic - as reported                                        $0.86          $0.12          $0.82
Basic - pro forma                                          $0.65          $0.04          $0.58

Diluted - as reported                                      $0.83          $0.12          $0.81
Diluted - pro forma                                        $0.62          $0.04          $0.57

Significant assumptions used to calculate the above fair value of the awards are as follows:

                                                                    2002      2001      2000
                                                                    ----      ----      ----
Weighted average fair value of options granted during the year    $6.58      $5.29    $5.29
Risk free rate of return                                           4.30%      5.03%    5.29%
Expected option life in months                                      120        120      120
Expected volatility                                                  38%        51%      71%
Expected dividends                                                    0          0        0


Recent Accounting Principles - In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The provisions of this statement related to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002. Certain provisions of the statement relating to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of the statement are effective for financial statements issued on or after May 15, 2002. This statement had no impact on the Company's financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation also incorporates, without change, the guidance in FIN No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is being superseded. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company currently has no guarantees that would be required to be recognized, measured or disclosed under this Interpretation.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. The Interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company is not a party to any variable interest entities covered by the Interpretation.

Reclassifications - Certain reclassifications have been made in the 2001 and 2000 consolidated financial statements to conform to those classifications used in 2002.

3.       ACQUISITIONS

In November 2001, the Company completed its reorganization from a multi-bank holding company to a single bank holding company with the merger of Sun National Bank, Delaware into the Bank. Sun National Bank, Delaware was merged into Delaware City Bank, a building and loan association located in Delaware City, Delaware. The Company acquired all the outstanding shares of Delaware City Bank for approximately $500,000 and immediately thereafter Delaware City Bank merged into the Bank. The transaction had no material impact on the financial position, results of operations, or cash flows of the Company and was accounted for as a purchase.

4.       INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost of investment securities available for sale and the approximate fair value were as follows:

                                                                December 31, 2002
                                             --------------------------------------------------------
                                                                 Gross         Gross      Estimated
                                                 Amortized     Unrealized    Unrealized       Fair
                                                    Cost          Gains        Losses        Value
                                                  --------        ------        -----      --------

   U.S. Treasury obligations                      $ 54,400        $1,144            -      $ 55,544
   U.S. Government agencies and
     mortgage-backed securities                    567,200         6,362        $(251)      573,311
   State and municipal obligations                  70,672         1,106         (110)       71,668
   Other                                            22,690             -          (12)       22,678
                                                  --------        ------        -----      --------
     Total                                        $714,962        $8,612        $(373)     $723,201
                                                  ========        ======        =====      ========

                                                                December 31, 2001
                                             --------------------------------------------------------
                                                                 Gross         Gross      Estimated
                                                 Amortized     Unrealized    Unrealized       Fair
                                                    Cost          Gains        Losses        Value
                                                  --------        ------      -------      --------
   U.S. Treasury obligations                      $ 51,809         $ 604        $ (24)     $ 52,389
   U.S.  Government agencies and
     mortgage-backed securities                    551,584         2,135       (2,616)      551,103
   State and municipal obligations                  43,692           140       (1,021)       42,811
   Other                                             1,255             -            -         1,255
                                                  --------        ------      -------      --------
     Total                                        $648,340        $2,879      $(3,661)     $647,558
                                                  ========        ======      =======      ========

During 2002, the Company sold $171,391,000 of securities available for sale resulting in a gross gain and gross loss of $2,546,000 and $29,000, respectively. During 2001, the Company sold $115,976,000 of securities available for sale resulting in a gross gain and gross loss of $472,000 and $76,000, respectively. During 2000, the Company sold $75,274,000 of securities available for sale resulting in a gross gain and gross loss of $7,000 and $318,000, respectively.

The maturity schedule of the investment in debt securities available for sale is as follows:

                                          December 31, 2002
                                       -----------------------
                                       Amortized    Estimated
                                          Cost      Fair Value
                                          ----      ----------
Due in one year or less                  $137,744   $138,785
Due after one year through five years     152,861    153,991
Due after five years through ten years     29,935     30,959
Due after ten years                        15,724     15,876
                                         --------   --------
                                          336,264    339,611
Mortgage-backed securities                378,698    383,590
                                         --------   --------
   Total                                 $714,962   $723,201
                                         ========   ========

At December 31, 2002, $147,567,000 of U.S. Treasury Notes and U.S. Government Agency securities was pledged to secure public deposits.

5. LOANS

      The components of loans were as follows:

                                             December 31,
                                   ---------------------------------
                                       2002                  2001
                                   -----------           -----------
Commercial and industrial          $ 1,043,885           $   911,145
Home equity                             44,603                23,854
Second mortgages                        47,458                49,047
Residential real estate                 43,375                55,282
Installment                             54,095                63,609
                                   -----------           -----------
  Total gross loans                  1,233,416             1,102,937
Allowance for loan losses              (16,408)              (13,332)
                                   -----------           -----------
   Net loans                       $ 1,217,008           $ 1,089,605
                                   ===========           ===========

Non-accrual loans                  $     9,963           $     9,123
                                   ===========           ===========

There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 2002. The reduction in interest income resulting from non-accrual loans was $984,000, $728,000 and $352,000 for the years ended
December 31, 2002, 2001 and 2000, respectively. Interest income recognized on these loans for the years ended December 31, 2002, 2001 and 2000 was $442,000, $589,000 and $192,000, respectively.

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 2002 and 2001, along with an analysis of the activity for the years ended December 31, 2002 and 2001, is summarized as follows:

                                          For the Years Ended
                                             December 31,
                                     -------------------------------
                                          2002                 2001
                                          ----                 ----
Balance, beginning of year            $ 27,044             $ 26,571
Additions                               12,836               10,004
Repayments                              (7,550)              (9,531)
                                      --------             --------
Balance, end of year                  $ 32,330             $ 27,044
                                      ========             ========

Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $317,733,000 and $202,044,000 at December 31, 2002 and 2001, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

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

6.  ALLOWANCE FOR LOAN LOSSES

An analysis of the change in the allowance for loan losses is as follows:

                                             For the Years Ended
                                                  December 31,
                                  -------------------------------------------
                                    2002             2001             2000
                                  --------         --------         --------
Balance, beginning of year        $ 13,332         $ 10,486         $  8,472
Charge-offs                         (1,609)          (5,416)            (601)
Recoveries                             510              467               35
                                  --------         --------         --------
   Net charge-offs                  (1,099)          (4,949)            (566)
Provision for loan losses            4,175            7,795            2,580
                                  --------         --------         --------
Balance, end of year              $ 16,408         $ 13,332         $ 10,486
                                  ========         ========         ========

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

Impairment losses are included in the provision for loan losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans, and are not included in the data that follow:

                                                                                                December 31,
                                                                                          --------------------------
                                                                                               2002         2001
                                                                                              -------        ------
Impaired loans with related reserve for loan losses calculated under SFAS No. 114             $25,511        $1,643
Impaired loans with no related reserve for loan losses calculated under SFAS No. 114            4,051         6,101
                                                                                              -------        ------
    Total impaired loans                                                                      $29,562        $7,744
                                                                                              =======        ======


                                                                    For the Years Ended
                                                                        December 31,
                                                               -------------------------------
                                                                 2002       2001      2000
                                                                 ----       ----      ----
Average impaired loans                                          $13,471     $6,787     $2,389
                                                                =======     ======     ======
Interest income recognized on impaired loans                     $1,936       $558       $101
                                                                =======     ======     ======
Cash basis interest income recognized on impaired loans          $2,013       $651       $107
                                                                =======     ======     ======


During 2002, the Company classified two credits aggregating $13.5 million as restructured loans within the definition of SFAS No. 15. These loans have had a temporary modification of terms to provide near-term cash flow relief to the borrowers. At December 31, 2002, these loans, as restructured, were current, fully performing and well collateralized. These loans were not classified as non-accrual and were not considered non-performing.

At December 31, 2002, there were two commercial loan relationships aggregating $7.0 million for which payments are current, but where the borrowers were experiencing financial difficulties, that were not classified as non-accrual. At December 31, 2002, these loans were current, well collateralized, and were not considered non-performing.

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


7.    RESTRICTED EQUITY INVESTMENTS

The cost of restricted equity investments was as follows:

                                                   December 31,
                                             ------------------------
                                               2002             2001
                                             -------          -------
Federal Reserve Bank stock                   $ 4,270          $ 3,344
Federal Home Loan Bank stock                   7,257            9,134
Atlantic Central Bankers Bank stock               83               83
                                             -------          -------
  Total                                      $11,610          $12,561
                                             =======          =======

      8. BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment consist of the following major classifications:

                                                       December 31,
                                               -----------------------------
                                                   2002                2001
                                                   ----                ----
Land                                           $  6,578            $  6,578
Buildings                                        15,704              15,601
Leasehold improvements and equipment             18,881              15,356
                                               --------            --------
                                                 41,163              37,535
Accumulated depreciation                        (11,695)             (9,355)
                                               --------            --------
Total                                          $ 29,468            $ 28,180
                                               ========            ========

9.    REAL ESTATE OWNED

Real estate owned consisted of the following:

                                              December 31,
                                          -------------------
                                          2002           2001
                                          ----           ----
Commercial properties                     $447           $254
Residential properties                     148             35
Bank properties                            309            609
                                          ----           ----
Total                                     $904           $898
                                          ====           ====

Expenses applicable to real estate owned include the following:

                                                   For the Years Ended
                                                        December 31,
                                               2002        2001        2000
                                               ----        ----        ----
Net (gain) loss on sales of real estate       $ (87)      $ (44)      $   8
Provision for losses                            117          73          56
Operating expenses, net of rental income        145         294         114
                                              -----       -----       -----
Total                                         $ 175       $ 323       $ 178
                                              =====       =====       =====


10.   GOODWILL AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of goodwill are as follows:

                                                           For the Years Ended
                                                              December 31,
                                                          ---------------------
                                                             2002         2001
                                                             ----         ----
Balance, beginning of year                                $     0      $     0
Goodwill reclassified in accordance with SFAS No 147       19,672            -
                                                          -------      -------
Balance, end of year                                      $19,672      $     0
                                                          =======      =======


Information regarding the Company's intangible assets follows:

                                                                       December 31, 2002
                                                            -------------------------------------
                                                             Carrying     Accumulated
                                                              Amount      Amortization      Net
                                                             --------    --------        --------
Core Deposit Premium                                         $ 22,198    $ 11,957        $ 10,241
                                                             --------    --------        --------
Excess of cost over fair value of assets acquired              49,579      20,365          29,214
Goodwill reclassified in accordance with SFAS No 147          (31,881)    (12,209)        (19,672)
                                                             --------    --------        --------
   Net excess of cost over fair value of assets acquired       17,698       8,156           9,542
                                                             --------    --------        --------
     Total intangible assets                                 $ 39,896    $ 15,931        $ 19,783
                                                             ========    ========        ========

                                                                December 31, 2001
                                                   -------------------------------------------
                                                    Carrying     Accumulated
                                                     Amount      Amortization           Net
Core Deposit Premium                                $22,198          $ 9,265          $12,933
Excess of cost over fair value of assets acquired    49,579           18,875           30,704
                                                    -------          -------          -------
     Total intangible assets                        $71,777          $28,140          $43,637
                                                    =======          =======          =======

Information regarding the Company's amortization expense follows:


Actual for Year Ended December 31,
     2000                                                               $ 7,879
     2001                                                               $ 7,820
     2002                                                               $ 4,182
Expected for Year Ending December 31,
     2003                                                               $ 3,699
     2004                                                                 3,562
     2005                                                                 1,930
     2006                                                                 1,826
     2007                                                                 1,810
     Thereafter                                                           6,956
                                                                        -------
        Total                                                           $19,783
                                                                        =======

11.   DEPOSITS

Deposits consist of the following major classifications:

                                                         December 31,
                                                 ------------------------
                                                    2002         2001
                                                 ----------    ----------
 Demand deposits                                 $  949,827    $  803,933
 Savings deposits                                   328,508       275,146
 Time certificates under $100,000                   306,622       363,199
 Time certificates $100,000 or more                 105,505       130,060
                                                 ----------    ----------
 Total                                           $1,690,462    $1,572,338
                                                 ==========    ==========

Of the total demand deposits, approximately $322,433,000 and $280,196,000 are non-interest bearing at December 31, 2002 and 2001, respectively.

A summary of certificates by year of maturity is as follows:

Years Ending December 31,
2003                           $286,515
2004                             62,405
2005                             22,341
Thereafter                       41,866
                               --------
Total                          $412,127
                               ========

A summary of interest expense on deposits is as follows:

                                               For the Years Ended December 31,
                                               ---------------------------------
                                                2002         2001        2000
                                                ----         ----        ----
 Savings deposits                              $ 6,821     $ 5,929      $3,417
 Time certificates                              17,494      33,917      37,312
 Interest-bearing demand deposits               10,789      12,412      12,320
                                                ------      ------      ------
 Total                                         $35,104     $52,258     $53,049
                                               =======     =======     =======

12.   ADVANCES FROM THE FEDERAL HOME LOAN BANK

Federal Home Loan Bank ("FHLB") advances are collateralized under a blanket collateral lien agreement. Advances were as follows:

                                             December 31,
                                      -------------------------
                                          2002          2001
                                          ----          ----
Convertible rate advances               $45,000       $45,000
Term amortizing advances                 89,060        29,008
Term non-amortizing advances              8,200             -
                                       --------       -------
  Total                                $142,260       $74,008
                                       ========       =======

Convertible rate advances represents three advances as follows:

                                                            December 31,
                                                -------------------------------
                                                       2002              2001
                                                       ----              ----
Original principal                     $10,000
Fixed interest rate                      6.93%
Funding date                     June 27, 2000
Maturity date                    June 27, 2003
Convertible date                 June 27, 2002
     Balance                                          $10,000           $10,000
Original principal                     $10,000
Fixed interest rate                      6.87%
Funding date                     June 29, 2000
Maturity date                    June 29, 2003
Convertible date                 June 29, 2002
     Balance                                           10,000            10,000
Original principal                     $25,000
Fixed interest rate                      6.49%
Funding date                  October 12, 2000
Maturity date                 October 12, 2007
Convertible date              October 12, 2005
     Balance                                           25,000            25,000
                                                      -------           -------
Total                                                 $45,000           $45,000
                                                      =======           =======

Payments are interest only and are made quarterly. On the convertible date and each quarter thereafter, the FHLB has the option to convert these advances at then current market rates. The Company has the option of replacing the funding or repaying the advance.

Term amortizing advances are as follows:

                                                        December 31,
                                                 -----------------------------
                                                         2002          2001
                                                         ----          ----
Original principal                       $1,800
Interest rate                            5.404%
Monthly payment                             $12
Maturity date                   October 8, 2008
     Balance                                            $1,571        $1,632
Original principal                       $2,600
Interest rate                            5.867%
Monthly payment                             $18
Maturity date                 November 26, 2018
     Balance                                             2,291         2,376
Original principal                      $25,000
Interest rate                            3.890%
Monthly payment                            $459
Maturity date                 November 15, 2006
     Balance                                            20,381        25,000
 Original principal                      $25,000
 Interest rate                            4.200%
 Monthly payment                            $463
 Maturity date                  January 10, 2007
     Balance                                             21,189             -
 Original principal                      $25,000
 Interest rate                            4.200%
 Monthly payment                            $463
 Maturity date                  January 30, 2007
     Balance                                             21,189             -
 Original principal                      $25,000
 Interest rate                            4.740%
 Monthly payment                            $350
 Maturity date                  January 30, 2009
     Balance                                             22,439             -
                                                        -------       -------
Total                                                   $89,060       $29,008
                                                        =======       =======

Term non-amortizing advances - On June 6, 2002, the Company executed an $8.2 million Rural Development Commitment advance, at a rate of 4.854%, maturing on June 6, 2007. Monthly payments are interest only during the term of the advance. There is no convertible option.

Interest expense on FHLB advances was $7,347,000, $3,413,000 and $4,628,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

13.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

During 2002 and 2001, the Company entered into overnight repurchase agreements with customers. At December 31, 2002 and 2001, the amounts outstanding were $61,860,000 and $84,928,000, respectively. At December 31, 2002, the amounts were borrowed at interest rates ranging from 0.25% to 1.22%. At December 31, 2001, the amounts were borrowed at interest rates ranging from 0.25% to 2.00%. Interest expense on customer repurchase agreements was $739,000, $2,437,000 and $4,446,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Collateral for customer repurchase agreements were U.S. Treasury notes. The market value of the collateral was approximately equal to the amounts outstanding.

During 2001 and 2000, the Company entered into repurchase agreements with the FHLB. At December 31, 2002 and 2001, there was no amount outstanding. Interest expense on FHLB repurchase agreements was $6,456,000 and $21,410,000 for the years ended December 31, 2001 and 2000, respectively. Collateral for the repurchase agreements were U.S. Government agency collateralized mortgage obligations.

14.   OTHER BORROWED FUNDS

In connection with an acquisition in 1998, the Bank assumed a loan payable in the amount of $1,160,000. The borrowing consisted of a single loan from the City of Wilmington, Delaware (the "City") in accordance with the City's
"Loans-to-Lenders" program that provides low-cost financing to qualified participants. The loan with the City was a variable rate, interest-only note adjusted weekly and matured January 1, 2003. At December 31, 2002 and 2001, the interest rate on the loan was 1.70% and 1.75% respectively.

15.   STOCK REPURCHASE PLAN

In February 2002, the Board of Directors of the Company authorized the initiation of a stock repurchase plan covering up to approximately 3%, or 320,000 shares, adjusted for stock dividend, of the Company's outstanding common stock. The repurchases were made from time to time in open-market transactions, subject to the availability of the stock. As of December 31, 2002, the Company had 86,250 shares repurchased for an aggregate price of approximately $1,046,000.

16.  STOCK OPTION PLANS

In January  2002,  the Board of Directors of the Company  adopted a Stock Option
Plan (the "2002 Plan"). Options granted under the 2002 Plan may be either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. Options granted under the 2002 Plan are at the estimated fair value at the date of grant. There are 787,500 shares authorized for grants of options under the 2002 Plan. The grant of "reload" options is authorized under the 2002 Plan. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an "original option") by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the "reload" feature will reduce the total number of shares eligible for award under the Plan. Under the 2002 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 2002 Plan allows 20% of options granted to employees to vest six months after the date of grant, and 20% for each of the next four anniversaries of the grant, subject to employment and other conditions. The vesting provision of the 2002 Plan generally allows options granted to directors to vest as of the date of grant. At December 31, 2002, there were 772,800 options outstanding with the "reload" feature under the 2002 Plan.

In 1997, the Company adopted a Stock Option Plan (the "1997 Plan"). Options granted under the 1997 Plan may be either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. Options granted under the 1997 Plan are at the estimated fair value at the date of grant. There are 1,180,993 shares authorized for grants of options under the 1997 Plan. At December 31, 2002, there were 1,174,028 options outstanding with the "reload" feature under the 1997 Plan.

In 1995, the Company adopted a Stock Option Plan (the "1995 Plan"). There are 697,671 shares authorized for grants of options under the 1995 Plan. Options granted under the 1995 Plan were either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. Options granted under the 1995 Plan were at the estimated fair value at the date of grant.

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

There are no equity compensation plans issued by the corporation that were not approved by the shareholders.

Options granted and outstanding under the 1995, 1997 and 2002 Plans, adjusted for 5% stock dividends granted where appropriate, are as follows:


                                                                                    Incentive    Nonqualified        Total
                                                                                    ---------    ------------        -----
Options granted and outstanding:
  December 31, 2002 at prices ranging from $4.10 to $18.10 per share                   482,254       2,128,611       2,610,865
                                                                                       =======       =========       =========

  December 31, 2001 at prices ranging from $4.10 to $18.10 per share                   416,137       1,438,515       1,854,652
                                                                                       =======       =========       =========

  December 31, 2000 at prices ranging from $2.38 to $18.10 per share                   552,879       1,631,923       2,184,802
                                                                                       =======       =========       =========

Activity in the stock option plans for the period beginning January 1, 2000 and ending December 31, 2002 was as follows:


                                               Weighted
                             Number            Exercise        Options
                             of Shares          Price       Exercisable
                             Outstanding      Per Share      Exercisable
                             -----------      ---------      -----------

January 1, 2000                2,211,510          $ 8.86       1,527,372
                                                               =========
    Granted                      102,767          $ 6.50
    Exercised                    (71,107)         $ 4.52
    Expired                      (58,368)         $11.59
                              ----------
December 31, 2000              2,184,802          $ 8.82       1,767,429
                                                               =========
    Granted                      105,433          $ 8.06
    Exercised                   (410,595)         $ 3.77
    Expired                      (24,988)         $11.26
                              ----------
December 31, 2001              1,854,652          $ 9.93       1,712,415
                                                               =========
    Granted                    1,029,800          $11.71
    Exercised                   (189,754)         $ 6.04
    Expired                      (83,833)         $13.18
                              ----------
December 31, 2002              2,610,865          $10.69       1,757,909
                              ==========                       =========


The following table summarizes stock options outstanding at December 31, 2002.

                                         Options Outstanding                                Options Exercisable
                     ------------------------------------------------------------  ---------------------------------------
                         Number of       Weighted Average         Weighted                                  Weighted
      Range of            Options           Remaining         Average Exercise     Options Exercisable  Average Exercise
   Exercise Price       Outstanding      Contractual Life          Price                                     Price
--------------------------------------------------------------------------------------------------------------------------
$ 4.10  -  $ 6.97          495,794          3.56 years             $ 5.10                495,794             $ 5.10
$ 7.26  -  $ 9.49          320,929          5.74 years             $ 7.91                270,972             $ 7.88
$11.38  -  $18.10        1,794,142          7.89 years             $12.74                991,143             $13.75
                         ---------                                                     ---------
                         2,610,865          6.80 years             $10.69              1,757,909             $10.41
                         =========                                                     =========

17.  EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan ("ESPP") and a Directors Stock Purchase Plan ("DSPP") (collectively, the "Purchase Plans") wherein 379,267 shares were reserved for issuance pursuant to the Purchase Plans. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2002 and 2001, there were 7,222 shares and 9,496 shares, respectively, granted and issued through the ESPP. For the years ended December 31, 2002 and 2001, there were 4,855 shares and 8,342 shares, respectively, granted and issued through the DSPP. At December 31, 2002 there were 198,799 and 14,355 shares remaining in the ESPP and DSPP, respectively.


18.  BENEFITS

The Company has established a 401(k) Retirement Plan (the "401(k) Plan") for all qualified employees. Substantially all employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. The Company's match begins after one year of service. Vesting in the Company's contribution accrues over four years at 25% each year. Effective January 1, 2002, the Company changed the directed trustee and record keeper for the 401(k) Plan, adding more investment options for the participants, among other things. Pursuant to the 401(k) Plan, employees could contribute up to 15% of their compensation to a maximum of $11,000 in 2002 ($12,000 for certain eligible participants) and $10,500 in 2001 and 2000. Effective January 1, 2002, employees could contribute up to 50% of their compensation. The Company matches 50% of the employee contribution, up to 6% of compensation. Beginning in 1998, the Company match consisted of a contribution of Company common stock, at market value. Through December 31, 2001, the Company's contributions were included in shareholders' equity as an issuance of common stock or the reissuance of common stock held as treasury shares. Beginning January 1, 2002, the Company's contributions were purchased through a broker by the directed trustee. Effective January 1, 2002, the Company amended the 401(k) Plan to adopt the provisions of GUST and EGTRRA, a series of tax legislation, and to change the directed trustee. The Company's contribution to the 401(k) Plan was $320,000, $291,000 and $272,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The Company expensed $18,000, $49,000 and $32,000 during 2002, 2001 and 2000, respectively, to administer and audit the 401(k) Plan.

19. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

In the normal course of business, the Bank has various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $42,757,000 and $28,133,000 at December 31, 2002 and 2001,
respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial position of the Company will not be affected materially by the final outcome of any contingent liabilities and commitments.

Certain office space of the Company and the Bank is leased from companies affiliated with the chairman under separate agreements with the Company. The Bank is the sub-tenant of one of these leases. Terms of these three agreements at December 31, 2002 were as follows.


      Expiration date             October 2017          March 2005        January 2004
      Annual Rental                     $1,035                 $40                 $48
      Renewal Option Remaining             N/A    1 five-year term   3 five-year terms
      Annual Rental Increases              CPI               Fixed               Fixed


Certain office space of the Bank is leased from companies affiliated with certain Directors under separate agreements with the Bank. Terms of these two agreements at December 31, 2002 were as follows.


      Expiration date                  December 2011           February 2005
      Annual Rental                             $132                     $96
      Renewal Option Remaining                   N/A        1 five-year term
      Annual Rental Increases      Fixed for 5 years                   Fixed

The Company believes that each of the related party transactions described above were on terms as fair to the Company as could have been obtained from unaffiliated third parties.

The following table shows future minimum payments under non-cancelable operating leases with initial terms of one year or more at December 31, 2002. Future minimum receipts under sub-lease agreements are not material.


2003                                       $ 3,528
2004                                         3,413
2005                                         3,214
2006                                         2,988
2007                                         2,906
Thereafter                                  15,320
                                           -------
     Total                                 $31,369
                                           =======

Rental expense included in occupancy expense for all operating leases was $3,636,000, $3,195,000 and $3,105,000 for the years ended December 31, 2002,
2001 and 2000, respectively.

20.   INCOME TAXES

The income tax provision consists of the following:

                                    For the Years Ended
                                        December 31,
                               ---------------------------------
                                  2002        2001        2000
                                -------      ------    -------
Current                         $ 6,478      $2,899     $5,174
Deferred                         (1,780)     (2,743)    (1,550)
                                -------      ------     ------
     Total                      $ 4,698      $  156     $3,624
                                =======      ======     ======

Items that gave rise to significant portions of the deferred tax accounts are as follows:

                                                         December 31,
                                                   -------------------------
                                                      2002          2001
                                                      ----          ----
Deferred tax asset:
  Allowance for loan losses                          $ 6,663        $4,613
  Deferred loan fees                                       -            58
  Goodwill amortization                                4,105         3,766
  Compensation                                           413             -
  Other real estate                                        -           346
  Unrealized loss on investment securities                 -           266
  Other                                                  322             -
  Valuation allowance                                   (735)            -
                                                     -------        ------
          Total deferred tax asset                    10,768         9,049
Deferred tax liability:
  Property                                              (864)         (721)
  Deferred loan fees                                     (14)            -
  Unrealized gain on investment securities            (3,023)            -
  Other                                                    -          (174)
                                                     -------        ------
          Total deferred tax liability                (3,901)         (895)
                                                     -------        ------
                   Net deferred tax asset            $ 6,867        $8,154
                                                     =======        ======

The provision for federal income taxes differs from that computed at the statutory rate as follows:

                                                                  For the Years Ended
                                                                       December 31,
                                                  -----------------------------------------------------
                                                          2002              2001             2000
                                                          ----              ----             ----
                                                   Amount       %      Amount     %    Amount      %
                                                   ------     ----     ------   ----   ------    ----
Tax computed at the statutory rate                 $5,276     35.0      $520    35.0   $4,342    35.0
Surtax exemption                                     (150)    (1.0)      (15)   (1.0)     (76)   (0.6)
Increase (decrease) in charge resulting from:
  Goodwill amortization                                 -        -        42     2.8       58     0.5
  Tax exempt interest (net)                          (650)    (4.3)     (571)  (38.4)    (777)   (6.3)
  Other, net                                          222      1.5       180    12.1       77     0.6
                                                   ------     ----      ----    ----   ------    ----
       Total                                       $4,698     31.2      $156    10.5   $3,624    29.2
                                                   ======     ====      ====    ====   ======    ====

 21.  EARNINGS PER SHARE

      Earnings per share were calculated as follows:

                                                                                For the Years Ended
                                                                                   December 31,
                                                                      ----------------------------------------
                                                                          2002         2001          2000
                                                                          ----         ----          ----
Net income                                                                $10,378        $1,328       $8,780
Less: Trust Preferred issuance costs write-off                                777             -            -
                                                                       ----------    ----------   ----------
Net income available to common shareholders                               $ 9,601        $1,328       $8,780
                                                                       ==========    ==========   ==========

Dilutive stock options outstanding                                      2,153,823       977,086      953,356
Average exercise price per share                                           $ 9.45         $6.20        $4.35
Average market price - diluted                                             $12.97         $9.42        $6.71

Average common shares outstanding                                      11,167,988    10,882,849   10,703,028
Increase in shares due to exercise of options - diluted                   428,885       191,479      201,656
                                                                       ----------    ----------   ----------
Adjusted shares outstanding - diluted                                  11,596,873    11,074,328   10,904,684
                                                                       ==========    ==========   ==========

Net earnings per share - basic                                              $0.86         $0.12        $0.82
Net earnings per share - diluted                                            $0.83         $0.12        $0.81

Options  that could  potentially  dilute  basic EPS in the future that were not included in the computation of diluted EPS because
to do so would have been antidilutive for the period presented            475,042       877,566    1,231,466
                                                                       ==========    ==========   ==========

22.  REGULATORY MATTERS

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

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Permission from the Office of the Comptroller of the Currency (the "OCC') is required if the total of dividends declared in a calendar year exceeds the total of the Bank's net profits, as defined by the OCC, for that year, combined with its retained net profits of the two preceding years. Under such restrictions, the amount available for payment of dividends to the Company by the Bank totaled $14.7 million at December 31, 2002.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2002, that the Company and Bank meet all applicable capital adequacy requirements.



As of December 31, 2002, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total Capital, Tier 1 Capital and Leverage Ratios as set forth in the table below.

                                                                                            To Be Well-Capitalized
                                                                       Required for              Under Prompt
                                                                     Capital Adequacy          Corrective Action
                                                 Actual                  Purposes                 Provisions
                                        -----------------------------------------------------------------------------
                                              Amount     Ratio         Amount    Ratio         Amount      Ratio
                                              ------     -----         ------    -----         ------      -----
At December 31, 2002
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                       $176,688    12.15%        $116,224    8.00%           N/A
    Sun National Bank                       $165,322    11.39%        $116,021    8.00%      $145,026       10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                       $147,459    10.14%        $ 58,112    4.00%            N/A
    Sun National Bank                       $148,639    10.24%        $ 58,010    4.00%       $ 87,016       6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                       $147,459     6.84%        $ 86,291    4.00%            N/A
    Sun National Bank                       $148,639     6.97%        $ 85,244    4.00%       $106,556       5.00%

At December 31, 2001
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                       $157,949    12.23%        $103,338    8.00%            N/A
    Sun National Bank                       $152,206    11.82%        $103,010    8.00%       $128,763      10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                       $130,332    10.09%        $ 51,669    4.00%            N/A
    Sun National Bank                       $138,424    10.75%        $ 51,505    4.00%       $ 77,258       6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                       $130,332     6.90%        $ 75,546    4.00%            N/A
    Sun National Bank                       $138,424     7.34%        $ 75,443    4.00%       $ 94,304       5.00%


23. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                                           December 31, 2002           December 31, 2001
                                                      --------------------------------------------------------
                                                                        Estimated                   Estimated
                                                          Carrying        Fair        Carrying        Fair
                                                           Amount         Value        Amount         Value
                                                           ------         -----        ------         -----
 Assets:
   Cash and cash equivalents                            $   65,614    $   65,614    $   79,082    $   79,082
   Investment securities available for sale                723,201       723,201       647,558       647,558
   Loans receivable, net                                 1,217,008     1,263,396     1,089,155     1,171,426
   Restricted equity investments                            11,610        11,610        12,561        12,561
 Liabilities:
   Demand deposits                                         949,827       949,827       803,933       803,933
   Savings deposits                                        328,508       328,508       275,146       275,146
   Certificates of deposit                                 412,127       419,025       493,259       499,305
   FHLB advances                                           142,260       151,399        74,008        78,254
   Loan payable                                              1,160         1,160         1,160         1,160
   Securities sold under agreements to repurchase           61,860        61,860        84,928        84,928

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

FHLB advances - The fair value was estimated by discounting approximate cash flows of the borrowings to achieve a current market yield.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 2002 and 2001, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.


24.   INTEREST RATE RISK

The Company's exposure to interest rate risk results from the difference in maturities and repricing characteristics of the interest-bearing liabilities and interest-earning assets and the volatility of interest rates. For the majority of 2002, the Company was asset sensitive. At December 31, 2002, the Company's assets have shorter maturity or repricing terms than its liabilities, the Company's earnings will tend to be negatively affected during periods of declining interest rates. Conversely, this mismatch should benefit the Company during periods of increasing interest rates. Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities.


25.      GUARANTEED PREFERRED BENEFICIAL INTEREST IN COMPANY'S SUBORDINATED DEBT


Guaranteed preferred beneficial interest in Company's subordinated debt consists of the following:

                                                            December 31,
                                                        -------------------
                                                         2002         2001
                                                        -------     -------
               Sun Trust I                                    -     $28,040
               Sun Trust II                             $29,274      29,287
               Sun Trust III                             20,000           -
               Sun Trust IV                              10,000           -
                                                        -------     -------
                                                        $59,274     $57,327
                                                        =======     =======

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

In 1998, Sun Capital Trust II ("Sun Trust II"), a statutory business trust created under Delaware law that is a subsidiary of the Company, issued $29.9 million, 8.875% Preferred Securities (the "Sun Trust II Preferred Securities") with a stated value and liquidation preference of $10 per share. The obligations of Sun Trust II under Sun Trust II Preferred Securities issued are fully and unconditionally guaranteed by the Company. The proceeds from the sale of Sun Trust II Preferred Securities were utilized by Sun Trust II to invest in $29.9 million of 8.875% Junior Subordinated Debentures (the "Sun Trust II Debentures") of the Company. Sun Trust II Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company, except that they rank pari passu with the Sun Trust III and Sun Trust IV Debentures described below. Sun Trust II Debentures represent the sole assets of Sun Trust II. Interest on Sun Trust II Preferred Securities is cumulative and payable quarterly in arrears. The Company has the right to optionally redeem Sun Trust II Debentures prior to the maturity date of December 31, 2028, on or after December 31, 2003, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, the Company may redeem in whole, but not in part, Sun Trust II Debentures prior to December 31, 2003. Proceeds from any redemption of Sun Trust II Debentures would cause a mandatory redemption of Sun Trust II Preferred Securities having an aggregate liquidation amount equal to the principal amount of Sun Trust II Debentures redeemed.

In 2002, the Company notified the holders of the outstanding $28.0 million of 9.85% Sun Trust I Preferred Securities of its intention to call these securities contemporaneously with the redemption of the Sun Trust I Debentures on April 1, 2002. The Company wrote down the unamortized debt issuance costs of the called securities in the amount of $777,000, net of income tax, through a charge to equity. The Company funded this call with short-term borrowings of $25.0 million and a $3.0 million dividend from Sun.

In March 2002, the Company formed a subsidiary, Sun Capital Trust III ("SunTrust III"). During April 2002, SunTrust III issued $20.0 million of Pooled Floating Rate Capital Securities ("Sun Trust III Capital Securities") with a stated value and liquidation preference of $1,000 per share. The proceeds were used to pay down $20.0 million of short-term borrowings, used to partially fund the Sun Trust I security call described above. The variable annual rate of interest resets semi-annually and is equal to LIBOR plus 3.70% (the "Coupon Rate"), with an initial rate of 6.02%, and will not exceed 11.00% through five years from its issuance. The Coupon Rate at December 31, 2002 was 5.32%. The obligations of Sun Trust III under Sun Trust III Capital Securities are fully and unconditionally guaranteed by the Company. The proceeds from the sale of Sun Trust III Capital Securities were utilized by Sun Trust III to invest in Sun Trust III Debentures, (the "Sun Trust III Debentures") of the Company. Sun Trust III Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company, except that they rank pari passu with Sun Trust II and Sun Trust IV Debentures. Sun Trust III Debentures represent the sole assets of Sun Trust III. Interest on Sun Trust III Preferred Securities is cumulative and payable semi-annually in arrears. The Company has the right to optionally redeem Sun Trust III Debentures prior to the scheduled maturity date of April 22, 2032, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, the Company may redeem in whole, but not in part, Sun Trust III Debentures prior to April 22, 2007. Proceeds from any redemption of Sun Trust III Debentures would cause a mandatory redemption of Sun Trust III Capital Securities having an aggregate liquidation amount equal to the principal amount of Sun Trust III Debentures redeemed.

In June 2002, the Company formed a subsidiary, Sun Capital Trust IV ("SunTrust IV"). During July 2002, SunTrust IV issued $10.0 million of Pooled Floating Rate Capital Securities ("Sun Trust IV Capital Securities") with a stated value and liquidation preference of $1,000 per share. The proceeds were used to pay down $5.0 million of short-term borrowings used to partially fund the Sun Trust I security call described above, and for general corporate purposes. The variable annual rate of interest resets quarterly and is equal to LIBOR plus 3.65% (the "Coupon Rate"), with an initial rate of 5.51%, and will not exceed 11.95% through five years from its issuance. The Coupon Rate at December 31, 2002 was 5.43%. The obligations of Sun Trust IV under Sun Trust IV Capital Securities are fully and unconditionally guaranteed by the Company. The proceeds from the sale of Sun Trust IV Capital Securities were utilized by Sun Trust IV to invest in Sun Trust IV Debentures, (the "Sun Trust IV Debentures") of the Company. Sun Trust IV Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company, except that they rank pari passu with Sun Trust II and Sun Trust III Debentures described above. Sun Trust IV Debentures represent the sole assets of Sun Trust
IV. Interest on Sun Trust IV Preferred Securities is cumulative and payable quarterly in arrears. The Company has the right to optionally redeem Sun Trust IV Debentures prior to the scheduled maturity date of October 7, 2032, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, the Company may redeem in whole, but not in part, Sun Trust IV Debentures prior to July 7, 2007. Proceeds from any redemption of Sun Trust IV Debentures would cause a mandatory redemption of Sun Trust IV Capital Securities having an aggregate liquidation amount equal to the principal amount of Sun Trust IV Debentures redeemed.

Under the terms of the Sun Trust II Debentures, the Sun Trust III Debentures and the Sun Trust IV Debentures (the "Debentures"), the Company has the right, with certain limitations, to defer the payment of interest on the Debentures at any time for a period not exceeding twenty consecutive quarterly periods, ten consecutive semi-annual periods and twenty consecutive quarterly periods, respectively. Consequently, distributions to the holders of the Sun Trust II Preferred Securities would be deferred and accumulate at 8.875% per annum. Distributions to the holders of the Sun Trust III Preferred Securities would be deferred and accumulate at a variable rate, compounded semi-annually. Distributions to the holders of the Sun Trust IV Preferred Securities would be deferred and accumulate at a variable rate, compounded quarterly.

During 2002, the Company repurchased 1,300 shares of Sun Trust II preferred securities for approximately $13,000. During 2000, the Company repurchased 22,800 shares of Sun Trust II preferred securities for approximately $228,000.

Sun Trust II, Sun Trust III and Sun Trust IV are wholly owned subsidiaries of the Company, have no independent operations and issued securities that contained a full and unconditional guarantee of their parent, the Company.

26.   CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
The condensed financial statements of Sun Bancorp, Inc. are as follows:

 Condensed Statements of Financial Condition                                         December 31,
                                                                                ----------------------
                                                                                    2002         2001
 Assets
 Cash                                                                             $  6,382     $  1,809
 Investments in subsidiaries                                                       195,385      183,355
 Accrued interest and other assets                                                   5,848        4,490
                                                                                  --------     --------
     Total                                                                        $207,615     $189,658
                                                                                  ========     ========

 Liabilities and Shareholders' Equity
 Other liabilities                                                                $    864     $    557
                                                                                    ------       ------
     Total liabilities                                                                 864          557
 Guaranteed preferred beneficial interest in Company's subordinated debt            61,128       59,141
 Shareholders' Equity                                                              145,623      129,960
                                                                                  --------     --------
     Total                                                                        $207,615     $189,658
                                                                                  ========     ========

 Condensed Statements of Income
                                                             For the Years ended December 31,
                                                             --------------------------------
                                                                 2002        2001        2000
                                                             --------    --------    --------
Net interest expense                                         $ (4,633)   $ (5,438)   $ (5,437)
Management fee                                                  2,280       4,327       3,452
Other expenses                                                 (2,133)     (4,374)     (3,369)
                                                             --------    --------    --------
Loss before equity in undistributed income of subsidiaries
     and income tax expense                                    (4,486)     (5,485)     (5,354)
Equity in undistributed income of subsidiaries                 14,864       6,813      14,134
Income tax expense                                                  -           -           -
                                                             --------    --------    --------
Net income                                                   $ 10,378    $  1,328    $  8,780
                                                             ========    ========    ========

 Condensed Statements of Cash Flows
                                                                          For the Years ended December 31,
                                                                          --------------------------------
                                                                            2002        2001        2000
                                                                          --------    --------    --------
 Operating activities:
   Net income                                                             $ 10,378    $  1,328    $  8,780
   Adjustments to reconcile net income to net cash
     used in operating activities -
     Undistributed income of subsidiaries                                  (14,864)     (6,813)    (14,134)
   Changes in assets and liabilities which  (used) provided cash:
     Accrued interest and other assets                                      (1,358)     (1,293)       (604)
     Accounts payable and accrued expenses                                     307         278         143
                                                                          --------    --------    --------
              Net cash used in operating activities                         (5,537)     (6,500)     (5,815)
                                                                          --------    --------    --------
 Investing activities -
   Dividends from subsidiary                                                 8,015       5,916       5,486
                                                                                                  --------
            Net cash provided by investing activities                        8,015       5,916       5,486
                                                                                                  --------
 Financing activities:
   Proceeds from other borrowings                                           25,000           -           -
   Repayment of other borrowings                                           (25,000)          -           -
   Proceeds from issuance of Trust Preferred Securities                     30,000           -           -
   Redemption of Trust Preferred Securities                                (28,000)          -           -
   Exercise of stock options                                                   784         670         898
   Proceeds from issuance of common stock                                      376         187          14
   Repurchase of guaranteed preferred beneficial
     interest in Company's subordinated debt                                   (13)          -        (511)
   Purchase of treasury stock                                               (1,046)          -           -
   Payments for fractional interests resulting from
     stock dividend                                                             (6)         (4)        (17)
                                                                          --------    --------    --------
            Net cash provided by financing activities                        2,095         853         384
                                                                          --------    --------    --------
 Increase in cash                                                            4,753         269          55
 Cash, beginning of year                                                     1,809       1,540       1,485
                                                                          --------    --------    --------
 Cash, end of year                                                        $  6,382    $  1,809    $  1,540
                                                                          ========    ========    ========

27.   SUBSEQUENT EVENT

On March 19, 2003, the Company's Board of Directors declared 5% stock dividends, payable on April 21, 2003, to shareholders of record on April 7, 2003.

28.   SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for each of the last two years restated for stock dividends (amounts are in thousands, except per share amounts). As required by SFAS No. 147, the Company retroactively ceased amortization of goodwill beginning as of January 1, 2002 and restated earnings for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002.

                                                                                    Three Months Ended
                                                           ---------------------------------------------------------------
                                                           December 31,      September 30,       June 30,        March 31,
                                                           ------------      -------------       --------        ---------
2002
Interest income                                               $27,690           $28,971          $28,615          $27,618
Interest expense                                               10,962            12,124           12,167           12,603
                                                              -------           -------          -------          -------
Net interest income                                            16,728            16,847           16,448           15,015
Provision for loan losses                                         990             1,000            1,110            1,075
Other operating income                                          3,861             3,259            3,257            2,801
Other expenses                                                 15,371            15,062           14,851           13,681
                                                              -------           -------          -------          -------
Income before income taxes                                      4,228             4,044            3,744            3,060
Income taxes                                                    1,336             1,268            1,171              923
                                                              -------           -------          -------          -------

Net income, as reported                                         2,892             2,776            2,573            2,137
Goodwill amortization, net of tax                                   -               544              544              544
                                                              -------           -------          -------          -------
Adjusted net income                                             2,892             2,232            2,029            1,593
Less: Trust Preferred issuance costs write-off                      -                 -              777                -
                                                              -------           -------          -------          -------
Net income available to common shareholders                   $ 2,892           $ 2,232          $ 1,252          $ 1,593
                                                              =======           =======          =======          =======

Basic earnings per share                                       $ 0.26            $ 0.20           $ 0.11           $ 0.14
Goodwill amortization, net of tax                                   -              0.05             0.05             0.05
                                                              -------           -------          -------          -------
Adjusted basic earnings per share                             $  0.26           $  0.25          $  0.16           $ 0.19
                                                              =======           =======          =======          =======

Diluted earnings per share                                    $  0.25           $  0.19          $  0.10           $ 0.14
Goodwill amortization, net of tax                                   -              0.05             0.05             0.05
                                                              -------           -------          -------          -------
Adjusted diluted earnings per share                           $  0.25           $  0.24          $  0.15           $ 0.19
                                                              =======           =======          =======          =======

2001
Interest income                                               $28,005           $31,024          $32,828          $34,968
Interest expense                                               14,070            17,058           18,468           20,471
                                                              -------           -------          -------          -------
Net interest income                                            13,935            13,966           14,360           14,497
Provision for loan losses                                         410             2,345            3,744            1,296
Other operating income                                          2,814             2,831            2,637            2,234
Other expenses                                                 14,871            15,090           14,391           13,643
                                                              -------           -------          -------          -------
Income (loss) before income taxes                               1,468              (638)          (1,138)           1,792
Income taxes (benefit)                                            423              (300)            (477)             510
                                                              -------           -------          -------          -------

Net income (loss)                                             $ 1,045           $  (338)         $  (661)         $ 1,282
                                                              =======           =======          =======          =======

Basic earnings per share                                      $  0.09           $ (0.03)         $ (0.06)         $  0.12
                                                              =======           =======          =======          =======

Diluted earnings per share                                    $  0.09           $ (0.03)         $ (0.06)         $  0.12
                                                              =======           =======          =======          =======

Basic and diluted earnings per share are computed independently for each of the quarters presented. Consequently, the sum of the quarters may not equal the annual earnings per share.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS



Shares of the Company's common stock have been quoted on the Nasdaq National Market under the symbol "SNBC" since November 1997. From August 1996 to November 1997, the Company's common stock was quoted on the Nasdaq Small Cap Market. The following table sets forth the high and low closing sale prices (adjusted for stock dividends) for the common stock for the calendar quarters indicated, as published by the Nasdaq Stock Market. The prices reflect inter-dealer prices, with retail markup, markdown, or commission, and may not represent actual transactions.

                                    High          Low
                                    ----          ---
2002
Fourth Quarter                    $ 14.50       $ 12.73
Third Quarter                       14.00         10.01
Second Quarter                      14.70         12.57
First Quarter                       12.94          9.86

2001
Fourth Quarter                    $ 10.86         $9.00
Third Quarter                       13.33          9.75
Second Quarter                      10.00          7.11
First Quarter                        8.79          6.80


There were 373 holders of record of the Company's common stock as of March 21, 2003. This number does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 21, 2003, there were 11,186,561 shares of the Company's common stock outstanding.

The Company paid 5% stock dividends on May 23, 2002, June 13, 2001 and June 21, 2000. To date, the Company has not paid cash dividends on its common stock. Future declarations of dividends by the Board of Directors would depend upon a number of factors, including the Company's and the Bank's financial condition and results of operations, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, tax considerations, the amount of net proceeds retained by the Company and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if payment is made, will continue to be paid.

The ability of the Company to pay cash dividends is dependent upon the ability of the Bank to pay dividends to the Company. Because the Bank is a depository institution insured by the Federal Deposit Insurance Corporation ("FDIC"), it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. In addition, the Office of the Comptroller of the Currency regulations impose certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the Bank. Under Federal Reserve policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where it might not do so absent such a policy. This policy could have the effect of reducing the amount of cash dividends declarable by the Company.




Additional information: The Company's Annual report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2002 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.

                                                     CORPORATE DIRECTORY

SUN BANCORP, INC. and SUN NATIONAL BANK                SUN BANCORP, INC.                        SUN NATIONAL BANK

               DIRECTORS                              Executive Management                    Executive Management

           Bernard A. Brown                             Bernard A. Brown                        Bernard A. Brown
           Thomas A. Bracken                         Chairman of the Board                    Chairman of the Board
               Ike Brown
           Jeffrey S. Brown                             Sidney R. Brown                         Thomas A. Bracken
            Sidney R. Brown                        Vice Chairman of the Board                   President and CEO
          Peter Galetto, Jr.
           Linwood C. Gerber                           Thomas A. Bracken                        Dan A. Chila, CPA
         Douglas J. Heun, CPA                          President and CEO            Executive Vice President, Cashier and CFO
             Anne E. Koons
           Vito J. Marseglia                           Dan A. Chila, CPA                        A. Bruce Dansbury
        Alfonse M. Mattia, CPA                  Executive Vice President and CFO            Executive Vice President
        George A. Pruitt, Ph.D.
          Anthony Russo, III                                                                      John P. Neary
        Edward H. Salmon, Ph.D.                                                             Executive Vice President
            John D. Wallace
                                                                                               Louis J. Pellicori
                                                                                            Executive Vice President

                                                                                                Bart A. Speziali
                                                                                            Executive Vice President

                                                                                                 Thomas J. Holt
                                                                                              Senior Vice President

                                                                                               Thomas J. Townsend
                                                                                              Senior Vice President

                                                                                                  Sandy Wandelt
                                                                                              Senior Vice President

                                       52