Form 10-K, Exhibit 13
period 2003-12-31
SUN BANCORP INC /NJ/
filed 2004-03-15
CIK 1017793

Selected Financial Data

                                                                  At or for the Years Ended December 31,
                                                   ---------------------------------------------------------------------
                                                       2003          2002          2001          2000          1999
                                                     ----------    ----------    ----------    ----------    ----------
                                                             (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
  Assets                                             $2,599,487    $2,112,172    $1,929,425    $2,002,529    $1,980,861
  Cash and investments                                1,058,096       800,425       739,201       848,421       948,898
  Loans receivable (net)                              1,364,465     1,217,008     1,089,605     1,031,844       901,211
  Deposits                                            2,111,125     1,690,462     1,572,338     1,410,867     1,291,326
  Borrowings and securities sold
   under agreements to repurchase                       222,398       205,280       160,096       407,279       528,752
   Junior subordinated debentures (1)                    72,167             -             -             -             -
  Guaranteed preferred beneficial interest
    in Company's subordinated debt (1)                        -        59,274        57,327        57,327        57,838
  Shareholders' equity                                  185,718       145,623       129,960       117,634        91,104

Selected Results of Operations:
  Interest income                                      $108,062      $112,894      $126,825      $150,656      $114,254
  Net interest income                                    72,287        65,038        56,758        61,248        53,174
  Provision for loan losses                               4,825         4,175         7,795         2,580         1,989
  Net interest income after
    provision for loan losses                            67,462        60,863        48,963        58,668        51,185
  Non-interest income                                    17,356        13,178        10,516         8,183         9,751
  Non-interest expense                                   66,036        58,965        57,695        54,447        46,955
  Net income                                             13,336        10,378         1,328         8,780         9,714

Per Share Data:
  Earnings Per Share
    Basic                                               $  1.08       $  0.82       $  0.12      $   0.78      $   0.93
    Diluted                                             $  1.00       $  0.79       $  0.11      $   0.77      $   0.87
  Book Value                                            $ 13.97       $ 12.40       $ 11.17      $  10.39      $   8.16

Selected Ratios:
  Return on average assets                                0.59%         0.50%         0.07%        0.43 %        0.58 %
  Return on average equity                                8.71%         7.63%         1.05%        8.85 %       11.08 %
  Ratio of equity to assets                               6.79%         6.55%         6.42%        4.86 %        4.60 %

(1) Effective December 31, 2003, the Company adopted new accounting standards which required the deconsolidation of the Company's wholly-owned trust which issued capital securities. See Note 2 to Consolidated Financial Statements contained herein for further discussion.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                  (All dollar amounts presented in the tables,
                  except per share amounts, are in thousands)



ORGANIZATION OF INFORMATION

Management's Discussion and Analysis provides a narrative on the Company's financial condition and results of operations that should be read in conjunction with the accompanying consolidated financial statements. It includes the following sections:

o        OVERVIEW
o        CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES
o        RECENT ACCOUNTING PRINCIPLES
o        RESULTS OF OPERATIONS
o        LIQUIDITY AND CAPITAL RESOURCES
o        FINANCIAL CONDITION
o        FORWARD-LOOKING STATEMENTS


OVERVIEW

Sun Bancorp, Inc. (the "Company") is a multi-state Bank Holding Company headquartered in Vineland, New Jersey. The Company's principal subsidiary is Sun National Bank (the "Bank"). At December 31, 2003, the Company had total assets of $2.6 billion, total deposits of $2.1 billion and total shareholders' equity of $185.7 million. The Company's principal business is to serve as a holding company for the Bank. As a registered holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System.

Through the Bank, the Company provides consumer and business banking services through five regional banking groups and over 75 Community Banking Centers located in 12 counties in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania. Through local management personnel with community knowledge, each regional banking group is comprised of three functional business lines, commercial, small business and community banking that are empowered with localized decision-making to better serve their communities.

The Bank offers comprehensive lending, depository and financial services to its customers and marketplace. The Bank's lending services to businesses include commercial, commercial real estate, SBA loans and small business loans. The Bank's commercial deposit services include business checking accounts, and cash management services such as electronic banking, sweep accounts, lockbox services, Internet banking, PC banking and controlled disbursement services. The Bank's lending services to retail customers include home equity loans, residential mortgage loans, and other loans. The Bank funds these lending activities primarily through retail deposits, repurchase agreements with customers and advances from the Federal Home Loan Bank. The Bank's retail deposit services include checking accounts, savings accounts, money market deposits, certificates of deposit and individual retirement accounts. Through a third-party arrangement, the Bank also offers mutual funds, securities brokerage, annuities and investment advisory services. The Bank also offers equipment leasing and is a designated Preferred Lender with the New Jersey Economic Development Authority.

Our goal is to be the premier community bank in every community we serve. In early 2001, a new management team was assembled to direct the Company's strategic focus of building and growing the fundamental banking business. This leadership team is comprised of experienced bankers with proven track records in building commercial banking franchises in New Jersey and who have previously worked together to develop a successful banking franchise in New Jersey. As part of the new strategic focus, the Company has sought to manage the overall asset growth, reposition the balance sheet, improve capital ratios and profitability and rationalize the Bank's branch network.

The Company's financial performance over the past three years reflects the initiatives management has taken to achieve its goals. The Company experienced rapid growth from 1994 to 2000, expanding from 3 to 70 branches and from $112 million in assets to $2.0 billion at December 31, 2000. As a result, the Company's asset growth outpaced the growth of capital and infrastructure. During the past three years under the direction of this new management team, the Company has repositioned its balance sheet and rebuilt the infrastructure.

As a result of these efforts, total deposits have grown from $1.411 billion at December 31, 2000, to $2.111 billion at December 31, 2003, and core deposits (defined as all deposits less certificates of deposit) have grown from $781.9 million to $1.577 billion during that same time period, total loans have grown from $1.042 billion at December 31, 2000, to $1.382 billion at December 31, 2003 and our net interest margin has increased from 3.31% at December 31, 2000, to 3.57% at December 31, 2003. Additionally, we have completed the initial phase of our branch rationalization program. These objectives have been achieved while maintaining well capitalized ratios and managing credit risk and interest rate risk. The Company remains committed to its near-term initiatives for revenue growth and improved profitability by continuing to grow its relationship banking business, rationalizing and improving its branch network and increasing fee income.


Branch Franchise Strategy. Beginning in 2001, the Company began to implement a strategy to maximize our market coverage and improve branch profitability with the most efficient number of branches. Selling, consolidating or closing under performing branches and adding branches in more attractive markets are accomplishing the successful execution of this strategy. Through December 31, 2003, we have sold five branches and consolidated two branches into existing offices. These seven branches had an average deposit size of approximately $11.4 million. In addition, over that same period we opened five de novo branch offices. We have also had several recent acquisitions that have enhanced our franchise and strengthened our market position in four critical counties in New Jersey. In December 2003, the Bank acquired eight branches with approximately $340 million of deposits from New York Community Bancorp. In February 2004, the Company announced the acquisition of Community Bancorp of New Jersey which, subject to normal shareholder and regulatory approval, will add eight new branches with approximately $326 million of deposits. In conjunction with this planned acquisition, the Company has announced that it will accelerate its planned 2004 - 2005 branch rationalization program into 2004. The Company anticipates that it will sell, consolidate or close a total of 14 branches in 2004 and incur a pretax restructuring charge of approximately $2.3 million, or $0.11 per share. Going forward, we anticipate the branch consolidations/sales to be accretive by $0.10 per share annually.

As a result of this branch rationalization program over the past three years, as the table below demonstrates, the number of branch offices remains at 70 while pro forma deposits have grown 65.1% from $1.4 billion at December 31, 2000 to pro forma total deposits at December 31, 2003 of $2.3 billion. More importantly, the average deposit size per branch has grown from $20.2 million to a pro forma $33.3 million over this same period.

We will continue to take advantage of strategic opportunities in our marketplace to grow our core business. We expect that the continued consolidation of the banking industry and the customer disruption caused by larger regional bank mergers will provide opportunities to expand our operations and increase our market share through branch and whole bank acquisitions as well as from internal growth and de novo branching.

                                                        Total     Avg. Deposits
                                     No. of          Deposits           /Branch
                                   Branches       ($ Millions)      ($ Millions)
--------------------------------------------------------------------------------


Dec. 31, 2000                           70            $1,411            $20.2

Dec. 31, 2001 (+3 / -1)                 72             1,572             21.8

Dec. 31, 2002 (+2 / -1)                 73             1,690             23.2

Dec. 31, 2003 (+8(1) / -5)              76             2,111             27.8

--------------------------------------------------------------------------------

- Consolidation/Sale of Branches(2)    -14              -108              7.7

+ Acquisition of CBNJ                   +8              +326             40.8
--------------------------------------------------------------------------------
Pro Forma                               70             2,329             33.3
--------------------------------------------------------------------------------

(1)  Eight  branches were acquired from New York  Community  Bancorp in December
     2003
(2) Total deposits and average deposits per branch represent anticipated run-off as a result of consolidations and closings

Growth of Relationship Banking Business. As part of the implementation of our strategic plan, we have shifted our focus from transactional banking to providing our customers with value driven products and services designed to create long-term, profitable relationships. Our business is organized across three functional business lines which deliver our products and services on a coordinated basis through our five Regional Banking Groups. Each Regional Banking Group focuses on serving the specific needs of its market area and building lasting and profitable relationships with customers. In this way, we are able to deliver to customers the full range of our products and services through management and experienced loan origination and credit professionals who operate solely within that market and are responsive, flexible and highly customer focused.


Growth in Fee Income. We believe that we can better serve our customers, achieve our goal of becoming the lead bank for all of our customers' banking needs, increase our profitability and diversify our income stream by delivering a wider range of fee-based financial services products. We intend to increase both our customer base and our share of customers' financial services business by offering a diverse range of products and services. The fee income strategy is designed to provide a more diverse menu of products to our increasing customer base. To date, we have enhanced our existing fee-generating products and are exploring additional products and services as part of our ongoing process of innovation. In addition, we have hired new relationship managers with extensive experience in lending and cross-selling these products and services in our market area.


Building Our Infrastructure. We intend to upgrade our technology and existing facilities to create a platform that will allow us to better serve our customers. Since 2001, the Company has invested significant resources, including, capital for computer hardware and software and security systems, in upgrading our information technology across our business lines and throughout our Regional Banking Groups as well as building improvements and additional people in our lending, regional banking and corporate locations. Improvements to our technology platform and facilities will also create an infrastructure which will complement our branch franchise strategy and enable us to more efficiently deliver products and services. Significant infrastructure costs included:

                                                              2003           2002            2001         Total
                                                      ------------   ------------    ------------  ------------
Capitalized costs:
  Capitalized computer hardware, software             $1.5 million   $0.3 million    $0.4 million  $2.2 million
Current period operating expenses:
  Personnel, consulting services and other expenses    2.6 million    1.6 million     0.7 million   4.9 million
                                                      ------------   ------------    ------------  ------------
  Total                                               $4.1 million   $1.9 million    $1.1 million  $7.1 million
                                                      ============   ============    ============  ============



During 2004, in the continuing effort to upgrade our technology and existing facilities, the Company has committed to spend an additional $2.2 million on computer hardware and software for Teller and Platform branch automation in addition to a projected capital spending of approximately $2 million for new and existing branches.



Maintaining Our Capital Position. Prudent capital management is the most critical component to the successful execution of our strategic plan. It is our stated intention to maintain "well capitalized" risk-based capital levels. The Company has developed a capital plan that should allow the Company and the Bank to grow capital internally at levels sufficient for achieving its growth projections and operating and financial risks, or in the alternative, when appropriate, to consider various capital raising alternatives.

In December 2003, the Company completed the public offering of 1,495,000 shares of common stock, which increased capital by approximately $30 million. The proceeds of this offering were used primarily to provide the Bank with capital to support the branch acquisition in December 2003 and for general corporate purposes.

Also in December 2003, the Company completed the issuance of $40.0 million of Pooled Floating Rate Capital Securities. The proceeds were used to redeem approximately $30 million of 8.875% Sun Capital Trust II Preferred Securities and for general corporate purposes.

The following table sets forth the risk-based capital amount and ratios at December 31, 2003 for the Company and the Bank.

At December 31, 2003                                      Actual
                                                  ----------------------
                                                    Amount        Ratio
                                                    ------        -----

  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                              $195,197       11.35%
    Sun National Bank                              $172,500       10.06%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                              $168,576        9.80%
    Sun National Bank                              $154,536        9.02%
  Leverage Ratio:
    Sun Bancorp, Inc.                              $168,576        7.34%
    Sun National Bank                              $154,536        6.77%


CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The discussion and analysis of the financial condition and results of operations are based on the Consolidated Financial Statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenue and expenses. Management evaluates these estimates and assumptions on an ongoing basis, including those related to the allowance for loan losses, income taxes and goodwill. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the basis for making judgments on the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.


Allowance for Loan Losses. Through the Bank, the Company originates loans that it intends to hold for the foreseeable future or until maturity or repayment. The Bank may not be able to collect all principal and interest due on these loans. Allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio as of the balance sheet date. The determination of the allowance for loan losses requires management to make significant estimates with respect to the amounts and timing of losses and market and economic conditions. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or estimated net realizable value. A provision for loan losses is charged to operations based on management's evaluation of the estimated losses that have been incurred in the Company's loan portfolio. It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans.

Management monitors its allowance for loan losses and on a quarterly basis and makes adjustments to the allowance through the provision for loan losses as economic conditions and other pertinent factors indicate. In this context, a series of qualitative factors are used in a methodology as a measurement of how current circumstances are affecting the loan portfolio. Included in these qualitative factors are

o Levels of past due, classified and non-accrual loans, troubled debt restructurings and modifications
o    Nature and volume of loans
o Changes in lending policies and procedures, underwriting standards, collections, charge offs and recoveries
o National and local economic and business conditions, including various market segments
o    Concentrations of credit and changes in levels of such concentrations
o Effect of external factors on the level of estimated credit losses in the current portfolio.

Additionally, historic loss experience over the trailing eight quarters is taken into account. In determining the allowance for loan losses, management has established both specific and general pooled allowances. Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans without Statement of Financial Accounting Standards ("SFAS") No. 114 reserves (specific allowance). The amount of the specific allowance is determined through a loan-by-loan analysis of certain large dollar commercial loans. Loans not individually reviewed are evaluated as a group using expected loss ratios, which are based on our historical charge-off experience and current market and economic conditions. In determining the appropriate level of the general pooled allowance and projecting losses management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan to value ratios and cost and timing of collateral repossession and disposal. Estimates are periodically measured against actual loss experience. Adjustments are made to future projections as assumptions are revised.

As changes in the Company's operating environment occur and as recent loss experience ebbs and flows, the factors for each category of loan based on type and risk rating will change to reflect current circumstances and the quality of the loan portfolio.

Although the Company maintains its allowance for loan losses at levels considered adequate to provide for the inherent risk of loss in its loan portfolio, if economic conditions differ substantially from the assumptions used in making the evaluations there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. Accordingly, a decline in the national economy or the local economies of the areas in which the loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, the Company's determination as to the amount of its allowance for loan losses is subject to review by its primary regulator, the Office of the Comptroller of the Currency (the "OCC"), as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OCC after a review of the information available at the time of the OCC examination.

Accounting for Income Taxes. The Company accounts for income taxes in accordance with SFAS No. 109, which requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities and the judgments and estimates required for the evaluation are periodically updated based upon changes in business factors and the tax laws.

Valuation of Goodwill. The Company assesses the impairment of goodwill at least annually, and whenever events or significant changes in circumstance indicate that the carrying value may not be recoverable. Factors that the Company considers important in determining whether to perform an impairment review include significant under performance relative to forecasted operating results and significant negative industry or economic trends. If the Company determines that the carrying value of goodwill may not be recoverable, then the Company will assess impairment based on a projection of undiscounted future cash flows and measure the amount of impairment based on fair value. In the fourth quarter 2003 and 2002, the Company performed, with the assistance of an independent third party other than its independent auditors, its annual impairment test of goodwill as required under the SFAS Nos. 142 and 147. Such testing is based upon a number of factors, which are based upon assumptions and management judgments. These factors include among other things, future growth rates, discount rates and earnings capitalization rates. The test indicated that no impairment charge was necessary for the years ended December 31, 2003 and 2002.



RECENT ACCOUNTING PRINCIPLES

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation Number ("FIN") 46, Consolidation of Variable Interest Entities. In December 2003, the FASB issued a revision of FIN 46 (FIN 46(R)). The Interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has participated in the issue of preferred trust securities through various trusts established for such purpose. These trusts are subject to the requirements of FIN 46 and FIN 46(R). The adoption of the provisions of FIN 46 and FIN 46(R) impacted the consolidation of four wholly-owned entities involved in the issuance of trust preferred securities. Effective December 31, 2003, the Company deconsolidated the wholly-owned issuing trust entities resulting in a recharacterization of the underlying consolidated debt obligation from the previous trust preferred securities obligations to the junior subordinated debenture obligations that exist between the Company and the issuing trust entities. The adoption of FIN 46 and FIN 46(R) did not have a material impact on the Company's financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, except for the provision of this statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003 and for hedging relationships designated after June 30, 2003. All provisions are to be applied prospectively except for the provisions of this statement that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003. These provisions are to be applied in accordance with their respective effective dates. The adoption of SFAS No. 149 did not have an impact on the Company's financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The FASB is addressing certain implementation issues associated with the application of SFAS No. 150. In October 2003, the FASB decided to defer certain provisions of SFAS No. 150 related to mandatorily redeemable financial instruments representing non-controlling interests in subsidiaries included in consolidated financial statements. The Company will monitor the actions of the FASB and assess the impact, if any, that these actions may have on the Company's financial statements. Currently, the Company has no financial instruments entered into or modified that require application of this Statement. The adoption of this Statement has not had material impact on the Company's financial condition or results of operations.

In December 2003, the FASB Emerging Issues Task Force ("EITF") reached consensus on several issues being addressed in EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The objective of EITF No. 03-1 is to provide guidance on other-than-temporary impairment and its application to debt and marketable equity securities. The EITF reached consensus requiring disclosures, tabular and narrative, that provide sufficient information to provide an understanding of the circumstances leading to management's conclusion that the impairments are not other-than-temporary. The requirements apply to financial statements for fiscal years ending after December 15, 2003. The Company has followed the disclosure requirements of EITF No. 03-1 in its consolidated financial statements for 2003.

RESULTS OF OPERATIONS

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

2003 vs. 2002

Overview. Net income for the year ended December 31, 2003 was $13.3 million, or $1.00 earnings per share, in comparison to $10.4 million, or $0.79 earnings per share for the year ended December 31, 2002. As more fully described below, the 28.5% increase in net income was attributable to an increase in net interest income of $7.2 million and an increase in non-interest income of $4.2 million, partially offset by an increase in non-interest expense of $7.1 million.

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

                                                                        Years Ended December 31,
                                                ------------------------------------------------------------------------------
                                                               2003                                    2002
                                                --------------------------------------  --------------------------------------
                                                                             Avg.                                   Avg.
                                                   Average                  Yield/         Average                 Yield/
                                                   Balance      Interest     Cost          Balance      Interest    Cost
                                                   -------      --------     ----          -------      --------    ----
  Loans receivable (1), (2):
     Commercial and industrial                   $1,087,067     $ 70,437    6.48  %      $  991,715    $ 70,134     7.07  %
     Home equity                                     62,194        2,452    3.94             32,756       1,651     5.04
     Second mortgage                                 50,302        3,369    6.70             51,751       3,874     7.49
     Residential real estate                         37,315        2,778    7.45             50,542       3,384     6.70
     Other                                           52,365        4,227    8.07             55,508       4,779     8.61
                                                 ----------     --------                 ----------    --------
        Total loans receivable                    1,289,243       83,263    6.46          1,182,272      83,822     7.09
  Investment securities (3)                         732,821       25,726    3.51            682,433      29,346     4.30
  Interest-bearing deposit with banks                 8,464           57    0.68             10,318          88     0.85
  Federal funds sold                                 31,599          301    0.95             44,891         703     1.57
                                                 ----------     --------                 ----------    --------
        Total interest-earning assets             2,062,127      109,347    5.30          1,919,914     113,959     5.94
  Non-interest-earning assets:
     Cash and due from banks                         63,963                                  60,705
     Bank properties and equipment                   29,661                                  28,634
     Goodwill and intangible assets                  39,016                                  40,076
     Other assets, net                               59,329                                  28,366
                                                 ----------                              ----------
        Total non-interest-earning assets           191,969                                 157,781
                                                 ----------                              ----------
        Total assets                             $2,254,096                              $2,077,695
                                                 ==========                              ==========
  Interest-bearing deposit accounts:
     Interest-bearing demand deposits            $  684,162        7,407    1.08         $  584,808      10,789     1.84
     Savings deposits                               326,012        3,968    1.22            314,208       6,821     2.17
     Time deposits                                  408,264       12,105    2.96            449,438      17,493     3.89
                                                 ----------     --------                 ----------    --------
        Total interest-bearing deposits           1,418,438       23,480    1.66          1,348,454      35,103     2.60
                                                 ----------     --------                 ----------    --------
  Borrowed money, short-term:
     Federal funds purchased                          4,653           81    1.74                682          15     2.20
     Repurchase agreements with customers            71,828          348    0.48             74,602         739     0.99
  Borrowed money, long-term:
     FHLB advances                                  170,844        7,639    4.47            147,130       7,347     4.99
     Debentures and trust securities (4)             60,660        4,227    6.97             55,536       4,481     8.07
     Other borrowed money                                 -            -                      3,242         171     5.27
                                                 ----------     --------                 ----------    --------
        Total interest-bearing liabilities        1,726,423       35,775    2.07          1,629,646      47,856     2.94
                                                 ----------     --------                 ----------    --------
  Non-interest-bearing liabilities:
  Non-interest-bearing demand deposits              338,385                                 287,164
  Other liabilities                                  36,171                                  24,788
                                                 ----------                              ----------
        Non-interest-bearing liabilities            374,556                                 311,952
                                                 ----------                              ----------
        Total liabilities                         2,100,979                               1,941,598
                                                 ----------                              ----------
  Shareholders' equity                              153,117                                 136,097
                                                 ----------                              ----------
        Total liabilities and shareholders'
          equity                                 $2,254,096                              $2,077,695
                                                 ==========                              ==========
  Net interest income                                           $ 73,572                               $ 66,103
                                                                ========                               ========
  Interest rate spread (5)                                                  3.23  %                                 3.00  %
                                                                          ======                                  ======
  Net interest margin (6)                                                   3.57  %                                 3.44  %
                                                                          ======                                  ======
  Ratio of average interest-earning assets
    to average interest-bearing liabilities                               119.45  %                               117.81  %
                                                                          ======                                  ======

------------------
(1) Average balances include non-accrual loans (see "Non-Performing and Problem Assets").
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3) Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 34% marginal federal tax rate for all periods.
(4) Represents junior subordinated debentures in 2003 and guaranteed preferred beneficial interest in Company's subordinated debt in 2002. (See Note 16 of the Consolidated Financial Statements).
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

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

                                                   Years Ended December 31,
                                                          2003 vs. 2002
                                             -----------------------------------
                                                       Increase (Decrease)
                                                            Due to
                                             -----------------------------------
                                                 Volume        Rate         Net
                                               --------    --------    --------
Interest income:
  Loans receivable:
     Commercial and industrial                 $  6,427    $ (6,124)   $    303
     Home equity                                  1,224        (423)        801
     Second mortgage                               (106)       (399)       (505)
     Residential real estate                       (952)        346        (606)
     Other                                         (262)       (290)       (552)
                                               --------    --------    --------
        Total loans receivable                    6,331      (6,890)       (559)
  Investment securities                           2,053      (5,673)     (3,620)
  Interest-bearing deposit with banks               (14)        (17)        (31)
  Federal funds sold                               (172)       (230)       (402)
                                               --------    --------    --------
    Total interest-earning assets              $  8,198    $(12,810)   $ (4,612)
Interest expense:
  Deposit accounts:
     Demand deposits                           $  1,630    $ (5,013)   $ (3,383)
     Savings deposits                               246      (3,099)     (2,853)
     Time deposits                               (1,493)     (3,895)     (5,388)
                                               --------    --------    --------
         Total deposits accounts                    383     (12,007)    (11,624)
  Borrowings:
     Federal funds purchased                         70          (4)         66
     Repurchase agreements with customers           (26)       (365)       (391)
     FHLB advances                                1,107        (814)        293
     Debentures and trust securities                391        (645)       (254)
     Other borrowed money                          (171)          -        (171)
                                               --------    --------    --------
         Total borrowed money                       980      (1,183)       (203)
                                               --------    --------    --------
    Total interest-bearing liabilities         $  1,754    $(13,835)   $(12,081)
                                               --------    --------    --------
Net change in interest income                  $  6,444    $  1,025    $  7,469
                                               ========    ========    ========

Net interest income (on a tax-equivalent basis) increased $7.5 million or 11.3% to $73.6 million for 2003 compared to $66.1 million for 2002. Of this amount, $8.2 million was due to the 7.4% increase in the average balance of interest-earning assets. The continuing low interest rate environment resulted in a decrease in both interest income and expense, netting to a $1.0 million increase in net interest income. Partially offsetting these increases was the $1.8 million increase in interest expense attributed to the 5.9% increase in the average balance of interest-bearing liabilities. Net interest spread increased 23 basis points in 2003 compared to 2002. In the lower interest rate environment which characterized 2003 compared to 2002, the Company achieved a decline in funding cost of 87 basis points which exceeded the decline in earning asset yield of 64 basis points.

While a large number of depository institutions have reported a decreased net interest margin for 2003, the Company increased its net interest margin to 3.57% in 2003 from 3.44% in 2002. The increase in net interest margin was due to the Company continuing to employ its relationship pricing strategy which facilitated a favorable change in the mix of deposits between core and time deposits, resulting in an increase of higher concentration, lower costing core deposits. Also contributing to the increase was the Company's ability during 2003 to reprice its deposit liabilities quicker than its loan products. The repositioning of the Company's capital securities with the redemption of the capital securities issued by Sun Capital Trust II and the issuance of new capital securities also aided the improvement in net interest margin.

In connection with the December 2003 acquisition of branches from New York Community Bank, the Company purchased short and intermediate term investments, which the Company intends to redeploy into its loan portfolio as opportunities become available. Until these funds are fully deployed during 2004 into a higher yielding loan portfolio, the Company anticipates that its net interest margin will be compressed during 2004.

Provision for Loan Losses. The Company recorded a provision for loan losses of $4.8 million in 2003, an increase of $650,000 compared to a provision of $4.2 million for 2002. The larger 2003 provision was primarily the result of loan portfolio growth. The ratio of allowance for loan losses to total loans was 1.27% at December 31, 2003 compared to 1.33% at December 31, 2002. At least quarterly, management performs an analysis to identify the inherent risk of loss in its loan portfolio. This analysis includes a qualitative evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, delinquencies, and other factors.

Non-Interest Income. Non-interest income increased $4.2 million, or 31.7% for the year ended December 31, 2003 compared to the year ended December 31, 2002. The increase was primarily due to the $2.6 million gain on sale of branches. The Company anticipates that it will sell, consolidate or close a total of 14 branches in 2004 and incur a pretax restructuring charge of approximately $2.3 million, or $0.11 per share. Going forward, we anticipate the branch consolidations/sales to be accretive by $0.10 per share annually. Additionally, the Company recorded gain on sale of investment securities of $2.5 million for the years ended December 31, 2003 and 2002. Many factors are considered before an investment security is sold, including the market interest rates, duration of remaining portfolio and capital and liquidity needs on the Company. Because of the uncertainties associated with these factors, management cannot predict with any certainty if this trend will continue.

One of the Company's key strategic goals is building fee income by introducing new products. Two new products introduced in 2003 contributed to the increase in non-interest income. The Bank's Overdraft Protection Program increased service charges by approximately $479,000 and the income recorded from our first year of Bank Owned Life Insurance ("BOLI") was $984,700. Management anticipates that both products will continue to increase our non-interest income in 2004, in addition to other initiatives under consideration, although, the Company cannot predict with any certainty the future levels of non-interest income.

Non-Interest Expenses. Non-interest expenses increased approximately $7.0 million, or 12.0% to $66.0 million for the year ended December 31, 2003 as compared to $59.0 million for the same period for 2002. Salaries and employee benefits increased $5.2 million, reflecting the effect of the increased staffing in early 2002. Occupancy expense increased $875,000, due primarily to additional branches, snow removal and security. Advertising increased $682,000 as a result of continued and increased branding efforts and the conversion of the New York Community branches.

Income Tax Expense. Income taxes increased $748,000, from $4.7 million for the year ended December 31, 2002 to $5.4 million for the year ended December 31, 2003. The increase was due to a larger 2003 pretax income, partially offset by decrease in the effective tax rate from 31.2% to 29.0%. Of the 2.2% decrease in the effective tax rate, a 1.8% decrease was due to an increase in BOLI income, which is exempt from income taxes.

2002 vs. 2001

Overview. Net income for the year ended December 31, 2002 was $10.4 million, or $0.79 per share, in comparison to $1.3 million, or $0.11 per share for the year ended December 31, 2001. The 681.5% increase in net income was attributable to an increase in net interest income of $8.3 million, a decrease in provision for loan losses of $3.6 million, an increase in non-interest income of $2.7 million and the elimination of goodwill amortization during 2002 of $3.6 million. These increases to net income were partially offset by an increase in non-interest expense of $970,000 and an increase in income tax expense of $4.5 million compared to the results of operations for 2001.

Net Interest Income. The following table sets forth a summary of average daily balances with corresponding interest income and interest expense as well as average yield and cost information for the periods presented.

                                                                        Years Ended December 31,
                                               ---------------------------------------------------------------------------
                                                                 2002                                  2001
                                               ------------------------------------- -------------------------------------
                                                                            Avg.                                  Avg.
                                                   Average                 Yield/        Average                 Yield/
                                                   Balance      Interest    Cost         Balance      Interest   Cost
                                                   -------      --------    ----         -------      --------   ----
  Loans receivable (1), (2):
     Commercial and industrial                   $  991,715     $ 70,134   7.07  %     $  882,464    $ 71,866    8.14  %
     Home equity                                     32,756        1,651   5.04            23,847       1,956    8.20
     Second mortgage                                 51,751        3,874   7.49            41,847       3,392    8.11
     Residential real estate                         50,542        3,384   6.70            53,572       3,985    7.44
     Other                                           55,508        4,779   8.61            60,118       5.401    8.98
                                                 ----------     --------               ----------    --------
        Total loans receivable                    1,182,272       83,822   7.09         1,061,848      86,600    8.16
  Investment securities (3)                         682,433       29,346   4.30           692,927      39,423    5.69
  Interest-bearing deposit with banks                10,318           88   0.85            12,013         323    2.69
  Federal funds sold                                 44,891          703   1.57            39,388       1,468    3.73
                                                 ----------     --------               ----------    --------
        Total interest-earning assets             1,919,914      113,959   5.94         1,806,176     127,814    7.08
  Non-interest-earning assets:
     Cash and due from banks                         60,705                                62,837
     Bank properties and equipment                   28,634                                28,865
     Goodwill and intangible assets                  40,076                                49,071
     Other assets, net                               28,366                                17,746
                                                 ----------                            ----------
        Total non-interest-earning assets           157,781                               158,519
                                                 ----------                            ----------
        Total assets                             $2,077,695                            $1,964,695
                                                 ==========                            ==========
  Interest-bearing deposit accounts:
     Interest-bearing demand deposits            $  584,808       10,789   1.84        $  431,196      12,412    2.88
     Savings deposits                               314,208        6,821   2.17           214,849       5,929    2.76
     Time deposits                                  449,438       17,493   3.89           593,352      33,917    5.72
                                                 ----------     --------               ----------    --------
        Total interest-bearing deposits           1,348,454       35,103   2.60         1,239,397      52,258    4.22
                                                 ----------     --------               ----------    --------
  Borrowed money, short-term:
     Federal funds purchased                            682           15   2.20               534          30    5.62
     Repurchase agreements with customers            74,602          739   0.99            82,318       2,436    2.96
     Repurchase agreements with FHLB                      -            -                  129,098       6,456    5.00
  Borrowed money, long-term:
     FHLB advances                                  147,130        7,347   4.99            52,789       3,413    6.47
     Other borrowed money                             3,242          171   5.27             1,160          36    3.10
     Guaranteed preferred beneficial interest
        in Company's subordinated debt               55,536        4,481   8.07            57,327       5,438    9.49
                                                 ----------     --------               ----------    --------
        Total interest-bearing liabilities        1,629,646       47,856   2.94         1,562,623      70,067    4.48
                                                 ----------     --------               ----------    --------
  Non-interest-bearing demand deposits              287,164                               265,569
  Other liabilities                                  24,788                                10,299
                                                 ----------                            ----------
        Non-interest-bearing liabilities            311,952                               275,868
                                                 ----------                            ----------
        Total liabilities                         1,941,598                             1,838,491
                                                 ----------                            ----------
  Shareholders' equity                              136,097                               126,204
                                                 ----------                            ----------
        Total liabilities and shareholders'
          equity                                 $2,077,695                            $1,964,695
                                                 ==========                            ==========
  Net interest income                                           $ 66,103                             $ 57,747
                                                                -=======                             ========
  Interest rate spread (4)                                                 3.00  %                               2.60  %
                                                                         ======                                ======
  Net interest margin (5)                                                  3.44  %                               3.20  %
                                                                         ======                                ======
  Ratio of average interest-earning assets
    to average interest-bearing liabilities                              117.81  %                             115.59  %
                                                                         ======                                ======

----------------
(1) Average balances include non-accrual loans (see "Non-Performing and Problem Assets").
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3) Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 34% marginal federal tax rate for all periods.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

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

                                                    Years Ended December 31,
                                                          2002 vs. 2001
                                             -----------------------------------
                                                       Increase (Decrease)
                                                             Due to
                                             -----------------------------------
                                                  Volume      Rate        Net
                                                --------    --------   --------
Interest income:
  Loans receivable:
     Commercial and industrial                  $  8,330    $(10,062)  $ (1,732)
     Home equity                                     592        (897)      (305)
     Second mortgage                                 756        (274)       482
     Residential real estate                        (217)       (384)      (601)
     Other                                          (403)       (219)      (622)
                                                --------    --------   --------
        Total loans receivable                     9,058     (11,836)    (2,778)
  Investment securities                             (589)     (9,488)   (10,077)
  Interest-bearing deposit with banks                (40)       (195)      (235)
  Federal funds sold                                 182        (947)      (765)
                                                --------    --------   --------
    Total interest-earning assets               $  8,611    $(22,466)  $(13,855)
                                                --------    --------   --------
Interest expense:
  Deposit accounts:
     Demand deposits                            $    301    $ (1,924)  $ (1,623)
     Savings deposits                              1,043        (151)       892
     Time deposits                                (7,093)     (9,331)   (16,424)
                                                --------    --------   --------
         Total deposits accounts                  (5,749)    (11,406)   (17,155)
  Borrowings:
     Federal funds purchased                          (2)        (13)       (15)
     Repurchase agreements with customers           (210)     (1,487)    (1,697)
     Repurchase agreements with FHLB              (6,456)          -     (6,456)
     FHLB advances                                 3,834         100      3,934
     Other borrowed money                             97          38        135
     Guaranteed preferred beneficial interest
        in Company's subordinated debt              (166)       (791)      (957)
                                                --------    --------   --------
    Total interest-bearing liabilities          $ (8,652)   $(13,559)  $(22,211)
                                                --------    --------   --------
Net change in interest income                   $ 17,263    $ (8,907)  $  8,356
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

Interest expense decreased $22.2 million, or 31.7% to $47.9 million for the year ended December 31, 2002 compared to $70.1 million for the same period in 2001. The decrease in interest expense was due primarily to the overall decrease in market interest rates, the change in the mix of deposits between core and time deposits, and the mix of borrowed money. During 2001, the Company fully paid off repurchase agreements with the Federal Home Loan Bank ("FHLB"), resulting in a decrease of interest expense of $6.5 million.

Provision for Loan Losses. The Company recorded a provision for loan losses of $4.2 million for 2002, a decrease of $3.6 million compared to a provision of $7.8 million for 2001. The larger 2001 provision was a result of loan portfolio growth ($216,000), deterioration and charge-off of several large loans including loans to a developer of computer software ($2 million), a lessor of residential real estate ($613,000), a cranberry grower ($520,000), a developer of residential real estate ($484,000) and a retailer of trucks and truck parts ($388,000), and the impact on the Company of the overall slowing trends of the national and regional economy. Net charge-offs were $4.9 million for the year ended December 31, 2001 compared to net charge-offs of $1.1 million for the year ended December 31, 2002.

Non-Interest Income. Non-interest income increased $2.7 million, or 25.3% for the year ended December 31, 2002 compared to the year ended December 31, 2001. The increase was primarily due to a $2.1 million increase in gain on sale of investment securities.

Non-Interest Expenses. Non-interest expenses increased approximately $970,000, or 1.7% to $59.0 million for the year ended December 31, 2002 as compared to
$58.0 million for the same period for 2001. Salaries and employee benefits increased $4.0 million, reflecting the effect of the increased staffing in 2001 and early 2002. This was partially offset by the reduction of amortization of goodwill of $3.6 million due to the Company adopting SFAS No. 147 in the fourth quarter of 2002. The adoption of SFAS No. 147 results in the Company ceasing amortization on approximately $19.7 million of goodwill. For additional information about the adoption of SFAS No. 147, see Notes 2 and 10 of the Consolidated Financial Statements.

Income Tax Expense. Income taxes increased $4.5 million, from $156,000 for the year ended December 31, 2001 to $4.7 million for the year ended December 31, 2002. The increase was due to a larger 2002 pretax income. In addition, the Company's effective tax rate increased due to the proportion of tax-free municipal income to income before taxes.


LIQUIDITY AND CAPITAL RESOURCES

A major source of the Company's funding is its retail deposit branch network, which management believes will be sufficient to meet the Company's long-term daily  operating  liquidity  needs.  The  ability  of the  Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans as well as sales and maturities of investment securities, while additional funds can be obtained from a variety of sources including federal funds purchased, securities sold under agreements to repurchase, FHLB advances, loan sales or participations and other secured and unsecured borrowings. It is anticipated that FHLB advances and securities sold under agreements to repurchase will be secondary sources of funding, and management expects there to be adequate collateral for such funding requirements.

The Company's primary uses of funds are the origination of loans, the funding of the Company's maturing certificates of deposit, deposit withdrawals and the repayment of borrowings. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2004 total $323.0 million, excluding the pending Community Bank acquisition. The Company has implemented a core deposit relationship strategy that places less reliance on certificates of deposits as a funding source. The Company will continue to price certificates of deposit for retention, however, based on market conditions and other liquidity considerations, it may avail itself of the secondary borrowings discussed above.

The Company anticipates that cash and cash equivalents on hand, the cash flow from assets as well as other sources of funds will provide adequate liquidity for the Company's future operating, investing and financing needs. In addition to cash and cash equivalents of $82.1 million at December 31, 2003, the Company has additional secured borrowing capacity with the FHLB and other sources in the amount of $40.0 million at December 31, 2003. Management will continue to monitor the Company's liquidity and maintain it at a level that is adequate but not excessive.

Net cash provided by operating activities for the year ended December 31, 2003 totaled $20.0 million, compared to $23.2 million for the year ended December 31, 2002 and $23.5 million for the year ended December 31, 2001. During 2003, the Company used its cash provided from financing activities, primarily the net increase in cash from acquisitions and sales of $238.4 million and net increase in deposits of $122.1 million to fund our investing activities, primarily the net increase in investments of $247.3 million, the net increase in loans of $140.9 million and the purchase of $31.8 million BOLI.

During the planning and execution of the branch rationalization program, the Company monitored its liquidity and capital positions. The Company anticipates that it will sell, close or consolidate a total of 14 branches in 2004. The Company anticipates funding this program primarily with the excess liquidity obtained through the acquisition of eight branches from New York Community Bank in December 2003 and the pending acquisition of the Community Bank of New Jersey.

Management has developed a capital plan for the Company and the Bank that should allow the Company and the Bank to grow capital internally at levels sufficient for achieving its growth projections and operating and financial risks. It is the Company's intention to maintain "well-capitalized" risk-based capital levels. The Company has also considered a plan for contingency capital needs, and when appropriate, the Company's Board of Directors may consider various capital raising alternatives. During 2003, this included the calling of approximately $30 million of Trust Preferred Securities, the issuing of $40 million of Trust Preferred Securities and the issuance of 1,495,000 shares of common stock. The following table sets forth the risk-based capital levels at December 31, 2003 for the Company and the Bank.

                                                                                                     To Be Well-Capitalized
                                                                                 Required for              Under Prompt
                                                                               Capital Adequacy         Corrective Action
At December 31, 2003                                       Actual                  Purposes                 Provisions
                                                 ----------------------------------------------------------------------------
                                                    Amount        Ratio        Amount       Ratio        Amount       Ratio
                                                    ------        -----        ------       -----        ------       -----
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                              $195,197       11.35%      $137,608       8.00%           N/A
    Sun National Bank                              $172,500       10.06%      $137,116       8.00%      $171,395      10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                              $168,576        9.80%      $ 68,804       4.00%           N/A
    Sun National Bank                              $154,536        9.02%      $ 68,558       4.00%      $102,837       6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                              $168,576        7.34%      $ 91,865       4.00%           N/A
    Sun National Bank                              $154,536        6.77%      $ 91,291       4.00%      $114,114       5.00%


As part of its capital plan, the Company maintains trust preferred securities of $61.3 million at December 31, 2003 that qualify as Tier 1 or core capital of the Company, subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve. The portion that exceeds the 25% capital limitation amounting to $8.7 million at December 31, 2003 qualifies as Tier 2, or supplementary capital of the Company.


Asset and Liability Management

Interest rate, credit and operational risks are among the most significant market risks impacting the performance of the Company. Interest risk is reviewed monthly by the Asset Liability Committee ("ALCO"), composed of senior management representatives from a variety of areas within the Company. ALCO devises strategies and tactics to maintain the net interest income of the Company within acceptable ranges over a variety of interest rate scenarios. Should the Company's risk modeling indicate an undesired exposure to changes in interest rates, there are a number of remedial options available including changing the investment portfolio characteristics, and changing loan and deposit pricing strategies. Two of the tools used in monitoring the Company's sensitivity to interest rate changes are gap analysis and net interest income simulation.

Gap Analysis

Banks are concerned with the extent to which they are able to match maturities or repricing characteristics of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring the bank's interest rate sensitivity gap. An asset or liability is considered to be interest-rate sensitive if it will mature or reprice within a specific time period, over the interest-bearing liabilities maturing or repricing within that same time period. On a monthly basis the Company and the Bank monitor their gap, primarily cumulative through both six months and one year maturities.

During most of 2003, the Company was asset sensitive, that is, the Company's interest-earning assets had shorter maturity or repricing terms than its interest-bearing liabilities. At December 31, 2003, the Company had a positive position with respect to its exposure to interest rate risk maturing or repricing within one year. Total interest-earning assets maturing or repricing within one year exceeded interest bearing liabilities maturing or repricing during the same time period by $244.1 million, representing a positive one-year gap ratio of 9.39%. The December 31, 2003 one-year gap included $125.0 million short-term investments related to the Company's acquisition of branches from New York Community Bank. These short-term investments are expected to be reinvested into either the loan portfolio or intermediate term investments during 2004.

The following table sets forth the maturity and repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2003. All amounts are categorized by their actual maturity or repricing date with the exception of interest-bearing demand deposits and savings deposits. As a result of prior experience during periods of rate volatility and management's estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits into categories noted below, based on the estimated duration of those deposits.

                                                                         Maturity/Repricing Time Periods
                                                          0-3 Months   4-12 Months     1-5 Years    Over 5 Years     Total
                                                          ----------   -----------     ---------    ------------     -----
Loans receivable                                            $490,176      $203,803      $639,653      $ 48,447    $1,382,079
FHLB interest-bearing deposit                                  2,789             -             -             -         2,789
Investment securities                                        297,167       218,669       377,389        80,203       973,428
Federal funds sold                                               487             -             -             -           487
                                                            --------      --------      --------      --------    ----------
  Total interest-earning assets                              790,619       422,472     1,017,042       128,650     2,358,783
                                                            --------      --------      --------      --------    ----------
Interest-bearing demand deposits                             259,781       118,571       350,494        55,607       784,453
Savings deposits                                              30,280        85,945       247,956        28,603       392,784
Time certificates                                            140,327       186,359       187,561        20,103       534,350
Federal funds purchased                                        2,500             -             -             -         2,500
Federal Home Loan Bank advances                                4,749        14,547       137,589         7,079       163,964
Securities sold under agreements to repurchase                55,934             -             -             -        55,934
Trust preferred securities                                    50,000        20,000             -             -        70,000
                                                            --------      --------      --------      --------    ----------
  Total interest-bearing liabilities                         543,571       425,422       923,600       111,392     2,003,985
                                                            --------      --------      --------      --------    ----------
Periodic Gap                                                $247,048      $ (2,950)     $ 93,442      $ 17,258    $  354,798
                                                            ========      ========      ========      ========    ==========
Cumulative Gap                                              $247,048      $244,098      $337,540      $354,798
                                                            ========      ========      ========      ========
Cumulative Gap Ratio                                           9.50%         9.39%        12.98%        13.65%
                                                            ========      ========      ========      ========

Net Interest Income Simulation

The Company also uses simulation models to measure the impact of changing interest rates on its operations. The simulation model attempts to capture the cash flow and repricing characteristics of the current assets and liabilities on the Company's balance sheet. Assumptions regarding such things as prepayments, rate change behaviors, level and composition of new balance sheet activity and new product lines are incorporated into the simulation model. Net interest income is simulated over a twelve month horizon under a variety of linear yield curve shifts, subject to certain limits agreed to by ALCO. The Company uses a base interest rate scenario provided by Data Resources, Inc. ("DRI") a third party econometric modeling service.

Actual results may differ from the simulated results due to such factors as the timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies and differences in actual versus forecasted balance sheet composition and activity.

The following table shows the Company's estimated earnings sensitivity profile versus the most likely DRI rate forecast as of December 31, 2003.

          Change in Interest Rates      Percentage Change in Net Interest Income
               (basis points)                            Year 1
                    +200                                  -0.3%
                    +100                                  -0.3%
                    -100                                  -0.1%

Derivative Financial Instruments

The Company will utilize certain derivative financial instruments to enhance its ability to manage interest rate risk that exist as part of its ongoing business operations. Derivative financial instruments are entered into for periods that match the related underlying exposures and do not constitute positions independent of these exposures. The Company does not enter into derivative financial instruments for trading purposes, nor is it a party to any leveraged derivative financial instruments. The Company accounts for changes in the fair value of fair value hedges and the corresponding hedged items as a component of Other Non-Interest Income on the Company's Consolidated Statements of Income. The gross unrealized gains and gross unrealized losses on the Company's derivative financial instruments are included as a component of Other Assets or Other Liabilities, respectively, in the Company's Consolidated Statements of Financial Condition. The gross unrealized gains and gross unrealized losses on the corresponding hedged items are included as part of the carrying value of the hedged item in the Company's Consolidated Statements of Financial Condition.

Net interest income or net interest expense related to outstanding interest rate swap agreements are accrued and recognized in earnings as an adjustment to the related interest income or interest expense of the hedged asset/liability over the life of the related agreement. Gains and losses associated with the termination of interest rate swap agreements for identified positions are deferred and amortized over the remaining lives of the related underlying assets/liabilities as an adjustment to the yield/rate. Unamortized deferred gains and losses associated with terminated interest rate swap agreements are included in the underlying assets/liabilities hedged.


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

FINANCIAL CONDITION

The Company's assets increased by $487.3 million, or 23.1% from $2.11 billion at December 31, 2002 to $2.60 billion at December 31, 2003. A large portion of the increase in both investments and deposits, as well as the goodwill and other intangible assets, was attributed to the December 2003 acquisition of eight branches from New York Community Bancorp with approximately $340 million of deposits. Additionally, the Company increased net loans receivable by $147.5 million, investment in BOLI by $32.8 million, advances from the FHLB by $21.7 million, and trust securities by a net $10.4 million while decreasing repurchase agreements by $5.9 million. Total capital increased by $40.1 million, or 27.5% from $145.6 million at December 31, 2002 to $185.7 million at December 31, 2003, primarily due to the issuance of common stock in December of $30.4 million and net income of $13.3 million.

Loans. Net loans receivable increased $147.5 million, or 12.1%, from December 31, 2002 to December 31, 2003, due primarily to growth in commercial loans of $125.3 million or 12.0% and home equity loans of $35.7 million or 80.0%, offset by a decrease in mortgage loans and other loans of $12.5 million. The increase in commercial loans was a result of organic growth as well as the hiring of experienced loan origination and credit professionals from competing institutions. This increase in commercial loans is net of approximately $125 million in unscheduled prepayments. The increase in the home equity loans is driven from the Company's goal to increase residential lending through relationship products. During 2003, the Company offered promotional rates on the home equity products.

A large portion of the Bank's commercial and industrial loans are concentrated in the hospitality, entertainment and leisure industries and general office space. Many of these industries are dependent upon seasonal business and other factors beyond the control of the industries, such as weather and beach conditions along the New Jersey seashore. Any significant or prolonged adverse weather or beach conditions along the New Jersey seashore could have an adverse impact on the borrowers' ability to repay loans. In addition, because these loans are concentrated in southern and central New Jersey, a decline in the general economic conditions of southern or central New Jersey and the impact on discretionary consumer spending could have a material adverse effect on the Company's financial condition, results of operations and cash flows. At December 31, 2003, 11.5% of total loans outstanding are concentrated in hotel loans.

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

ANALYSIS OF LOAN PORTFOLIO

                                                                         At December 31,
                            --------------------------------------------------------------------------------------------------------
                                      2003                 2002                 2001                   2000               1999
                             -------------------  ------------------   -------------------   -------------------   ----------------
                                Amount       %        Amount      %        Amount      %         Amount      %       Amount     %
                             ----------  ------   ----------  ------   ----------   ------   ----------   ------   --------  ------
Type of Loan:
-------------
  Commercial and industrial  $1,169,164    85.69  $1,043,885    85.77  $  911,145    83.62   $  869,088    84.23   $750,707   83.32
  Home equity                    80,292     5.88      44,603     3.67      23,854     2.19       24,613     2.38     26,619    2.96
  Second mortgage                51,531     3.78      47,458     3.90      49,047     4.50       35,056     3.40     27,448    3.05
  Residential real estate        29,788     2.18      43,375     3.56      55,282     5.07       54,140     5.25     52,986    5.88
  Other                          51,304     3.76      54,095     4.45      63,609     5.84       59,433     5.76     51,633    5.73
Less:  Loan loss allowance      (17,614)   (1.29)    (16,408)   (1.35)    (13,332)   (1.22)     (10,486)   (1.02)    (8,472)  (0.94)
                             ----------   ------  ----------   ------  ----------   ------   ----------   ------   --------  ------
  Net loans                  $1,364,465   100.00  $1,217,008   100.00  $1,089,605   100.00   $1,031,844   100.00   $900,921  100.00
                             ==========   ======  ==========   ======  ==========   ======   ==========   ======   ========  ======
Type of Security:
-----------------
  Residential real estate:
    1-4 family               $  185,364    13.58  $  166,495    13.67  $  146,157    13.41   $  143,973    13.96   $118,837   13.19
    Other                       117,479     8.61      88,465     7.27     108,437     9.95       83,615     8.10      8,954    0.99
  Commercial real estate        784,716    57.51     721,658    59.30     599,027    54.98      576,365    55.86    199,437   22.14
  Commercial business loans     229,342    16.81     210,374    17.29     199,103    18.27      183,130    17.75    528,513   58.66
  Consumer                       33,642     2.47      36,333     2.99      36,640     3.36       40,879     3.96     38,817    4.31
  Other                          31,536     2.31      10,091     0.83      13,573     1.25       14,368     1.39     14,835    1.65
Less:  Loan loss allowance      (17,614)   (1.29)    (16,408)   (1.35)    (13,332)   (1.22)     (10,648)   (1.02)    (8,472)  (0.94)
                             ----------   ------  ----------   ------  ----------   ------   ----------   ------   --------  ------
  Net loans                  $1,364,465   100.00  $1,217,008   100.00  $1,089,605   100.00   $1,031,844   100.00   $900,921  100.00
                             ==========   ======  ==========   ======  ==========   ======   ==========   ======   ========  ======

The following table sets forth the estimated maturity of the Company's loan portfolio at December 31, 2003. The table does not include prepayments or scheduled principal payments. Adjustable rate mortgage loans are shown as maturing based on contractual maturities.

                                   Due     Due after                   Allowance
                                Within     1 through     Due after           for
                                1 year       5 years       5 years     Loan Loss         Total
                                ------       -------       -------     ---------         -----
Commercial and industrial     $234,179      $483,929      $451,056     $(15,885)    $1,153,279
Home equity                      9,216            18        71,058         (483)        79,809
Second mortgage                    661        23,359        27,511         (285)        51,246
Residential real estate          5,831           875        23,082         (247)        29,541
Other                            9,227        14,195        27,882         (714)        50,590
                              --------      --------      --------     --------     ----------
       Total                  $259,114      $522,376      $600,589     $(17,614)    $1,364,465
                              ========      ========      ========     ========     ==========

The following table sets forth the dollar amount of all loans due after December 31, 2004 which have pre-determined interest rates and which have floating or adjustable interest rates.

                                                      Floating or
                                                       Adjustable
                                        Fixed Rates         Rates         Total
                                        -----------         -----         -----
Commercial and industrial                  $585,061      $349,924    $  934,985
Home equity                                   7,480        63,596        71,076
Second mortgage                              50,870             -        50,870
Residential real estate                      19,942         4,015        23,957
Other                                        33,203         8,874        42,077
                                           --------      --------    ----------
       Total                               $696,556      $426,409    $1,122,965
                                           ========      ========    ==========

Non-Performing and Problem Assets

Loan Delinquencies. The Company's collection procedures provide for a late charge assessment after a commercial loan is 10 days past due, or a residential mortgage loan is 15 days past due. The Company contacts the borrower by mail or telephone and payment is requested. If the delinquency continues, subsequent efforts are made to contact the borrower. If the loan continues to be delinquent for 90 days or more, the Company usually initiates foreclosure proceedings unless other repayment arrangements are made. If the loan continues to be delinquent for 90 days or more, the Company usually declares the loan to be in default, payment in full is demanded and steps are taken to liquidate any collateral taken as security for the loan. Delinquent loans are reviewed on a case-by-case basis in accordance with the lending policy.

Interest accruals are generally discontinued when a loan becomes 90 days past due or when collection of principal or interest is considered doubtful. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the allowance for loan losses. Generally, commercial loans are charged-off no later than 120 days delinquent and residential real estate loans are typically charged-off at 90 days delinquent, unless the loan is well secured and in the process of collection or other extenuating circumstances support collection. In all cases, loans must be placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Restructured Loans. At December 31, 2002, two credits aggregating $13.5 million were classified as restructured loans within the definition of SFAS No. 15. One credit representing two loans was an assisted living facility. The other credit was one loan that was part of a relationship with a distributor of wicker furniture. During 2003, the borrowers defaulted under the terms of the previously approved modifications, and the loans were placed in non-accrual status. Subsequent to being placed in non-accrual status, one credit was charged down by $1,716,000 to the net realizable value of the underlying collateral. The other credit was transferred into real estate owned in the amount of $2,461,000 via deed in lieu of foreclosure.

Potential Problem Loans. At December 31, 2003, there were two commercial loan relationships aggregating $2.7 million for which payments are current, but where the borrowers were experiencing financial difficulties. These relationships include a shoe retailer and a private school. These loans were not classified as non-accrual and were not considered non-performing. At December 31, 2003, these loans were current, well collateralized or carried a specific reserve to address any shortfall in collateral value.

Non-Performing Assets. Total non-performing assets increased $12.9 million from $13.4 million at December 31, 2002 to $26.3 million at December 31, 2003. The ratio of non-performing assets to net loans increased to 1.92% at December 31, 2003 compared to 1.10% at December 31, 2002. The increase in non-performing assets was centered in two loans totaling $9,250,000 to the assisted living facility previously identified as restructured and at December 31, 2003 were considered non-accrual loans (see Restructured Loans, above) and in an increase to real estate owned of $3,819,000 (see Real Estate Owned, below).

The loans to the assisted living facility have been charged down to the net realizable value of the collateral and are considered well secured. An agreement to sell the Bank's notes has been executed, due diligence is underway and repayment in full is expected during the first half of 2004.

Management of the Company believes that all loans accruing interest are adequately secured and in the process of collection.

Non-Performing Assets

                                                                                   At December 31,
                                                               ------------------------------------------------------
                                                                  2003       2002       2001       2000       1999
                                                                -------    -------    -------    -------    -------
 Loans accounted for on a non-accrual basis:
  Commercial and industrial                                     $20,308    $ 8,879    $ 8,007    $ 2,933    $ 2,085
  Home equity                                                        46         14        201         65          8
  Second mortgage                                                     -        100        130         38          5
  Residential real estate                                         1,122        593        735        430        250
  Other                                                              92        377         50        240        232
                                                                -------    -------    -------    -------    -------
Total                                                           $21,568    $ 9,963    $ 9,123    $ 3,706    $ 2,580
                                                                =======    =======    =======    =======    =======

 Accruing loans that are contractually past due 90 days or more:
  Commercial and industrial                                     $   125    $ 1,837    $   425    $   114    $   880
  Home equity                                                        47         30         42         36        339
  Second mortgage                                                     -        122        190        153         54
  Residential real estate                                            57        401        295        540        303
  Other                                                              19        115        146        332        226
                                                                -------    -------    -------    -------    -------
Total                                                           $   248    $ 2,505    $ 1,098    $ 1,175    $ 1,802
                                                                =======    =======    =======    =======    =======

Total non-accrual and 90-day past due loans                     $21,816    $12,468    $10,221    $ 4,881    $ 4,382
Real estate owned                                                 4,444        904        898      1,179        535
                                                                -------    -------    -------    -------    -------
Total non-performing assets                                     $26,260    $13,372    $11,119    $ 6,060    $ 4,917
                                                                =======    =======    =======    =======    =======

Total non-accrual and 90-day past due loans to net loans           1.60%      1.02%      0.94%      0.47%      0.49%
Total non-accrual and 90-day past due loans to total assets        0.84%      0.59%      0.53%      0.24%      0.22%
Total non-performing assets to net loans                           1.92%      1.10%      1.02%      0.59%      0.55%
Total non-performing assets to total assets                        1.01%      0.63%      0.58%      0.30%      0.25%
Total allowance for loan losses to total non-performing loans     80.74%    131.60%    130.44%    214.83%    193.34%


Interest income that would have been recorded on loans on non-accrual status, under the original terms of such loans, would have totaled $1.3 million for the year ended December 31, 2003.

Real Estate Owned. Real estate acquired by the Company as a result of foreclosure and bank properties and equipment that the Company is holding for sale is classified as real estate owned until such time as it is sold. When real estate is acquired or transferred, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less estimated disposal costs. Any subsequent write-down of real estate owned is charged to operations.

Real estate owned consisted of the following:

                                                            December 31,
                                                        --------------------
                                                          2003         2002
                                                         ------       ------
 Commercial properties                                   $4,013        $447
 Residential properties                                     122         148
 Bank properties                                            309         309
                                                         ------        ----
 Total                                                   $4,444        $904
                                                         ======        ====

The increase in real estate owned was centered in two properties of the distributor of wicker furniture, one of which secured a loan in the amount of $3,819,000 that was previously identified as restructured (see Restructured Loans and Non-Performing Assets, above). One property is currently under agreement of sale and settlement is expected before the end of the first quarter of 2004. The second property has been listed for sale. It is anticipated that the sale proceeds of both properties will exceed their carrying values.

An analysis of the activity in real estate owned is as follows:

                                                      For the Years Ended
                                                          December 31,
                                                    -----------------------
                                                        2003         2002
                                                      -------       ------
Balance, beginning of year                            $   904       $  898
Additions                                               4,214        1,111
Sales                                                    (674)        (988)
Write down                                                  -         (117)
                                                      -------       ------
Balance, end of year                                  $ 4,444       $  904
                                                      =======       ======

Allowances for Losses on Loans. The Company's allowance for losses on loans increased to $17.6 million or 1.27% of loans at December 31, 2003. Provision for loan losses was $4.8 million in 2003, $4.2 million in 2002 and $7.8 million in 2001. Net charge-offs were $3.6 million in 2003, $1.1 million in 2002 and $4.9 million in 2001. The 2003 net charge-offs amount was primarily related to four relationships with loan amounts aggregating $3,518,000 that were written down to net realizable value or charged off in 2003. Included in these relationships were the loans to the assisted living facility previously classified as restructured, (see Restructured Loans and Non-Performing Assets, above), a loan to the distributor of wicker furniture transferred to real estate owned in 2003 (see Restructured Loans and Real Estate Owned, above), loans to a distributor of office equipment and a loan to a commercial printing firm.


The following table sets forth information with respect to the Company's allowance for losses on loans at the dates indicated:

                                                                                    At December 31,
                                                                  ----------------------------------------------------
                                                                    2003       2002       2001       2000       1999
                                                                  -------    -------    -------    -------    -------
Allowance for losses on loans, beginning of year                  $16,408    $13,332    $10,486    $ 8,472    $ 6,993
Charge-offs:
  Commercial                                                        4,010      1,219      4,748        209         15
  Mortgage                                                              1         20          4          8        210
  Other                                                               369        371        665        384        311
                                                                  -------    -------    -------    -------    -------
    Total charge-offs                                               4,380      1,610      5,417        601        536
                                                                  -------    -------    -------    -------    -------
Recoveries:
  Commercial                                                          700        457        423          -          -
  Mortgage                                                              -          -          -         25         10
  Other                                                                61         54         45         10         16
                                                                  -------    -------    -------    -------    -------
    Total recoveries                                                  761        511        468         35         26
                                                                  -------    -------    -------    -------    -------
Net charge-offs                                                     3,619      1,099      4,949        566        510
Provision for loan losses                                           4,825      4,175      7,795      2,580      1,989
                                                                  -------    -------    -------    -------    -------
Allowance for losses on loans, end of year                        $17,614    $16,408    $13,332    $10,486    $ 8,472
                                                                  =======    =======    =======    =======    =======

Net loans charged-off as a percent of average loans outstanding      0.28%      0.09%      0.47%      0.06%      0.06%
                                                                  =======    =======    =======    =======    =======

                                       21

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

                                                                     At December 31,
                            --------------------------------------------------------------------------------------------------
                                  2003                2002                 2001                2000                1999
                            -----------------   -----------------    -----------------   -----------------   -----------------
                                      Percent              Percent              Percent            Percent             Percent
                                         of                  of                   of                 of                   of
                                      Loans to             Loans to             Loans to           Loans to            Loans to
                                        Total               Total                Total              Total                Total
                              Amount    Loans      Amount   Loans       Amount   Loans     Amount   Loans       Amount   Loans
                              ------    -----      ------   -----       ------   -----     ------   -----       ------   -----
Balance at end of year
applicable to:
  Commercial and industrial  $15,885    90.19%    $14,806   84.63%    $11,457    82.62%   $ 8,676    83.38%     $6,994   82.55%
  Residential real estate        247     1.40         265    3.52         577     5.01        391     5.19         327    5.83
  Home equity                    483     2.74         263    3.62         268     2.16        343     2.36         254    2.93
  Other                          999     5.67       1,074    8.23       1,030    10.21      1,076     9.07         897    8.69
                             -------   ------     -------  ------     -------   ------    -------   ------      ------  ------
    Total allowance          $17,614   100.00%    $16,408  100.00%    $13,332   100.00%   $10,486   100.00%     $8,472  100.00%
                             =======   ======     =======  ======     =======   ======    =======   ======      ======  ======


Investment Securities. A portion of the Company's investment portfolio is held at the Bank's wholly owned subsidiary, Med-Vine, Inc. ("Med-Vine"). Total investment securities, excluding restricted equity securities, increased $240.2 million or 33.2% from $723.2 million at December 31, 2002 to $963.4 million at December 31, 2003. The majority of the $240.2 million increase occurred in December 2003 related to the Company's acquisition of branches from New York Community Bank. The December 2003 purchases consisted of both short and intermediate term investments, which the Company intends to redeploy into its loan portfolio as opportunities become available.

The current estimated average life of the investment portfolio is 3.0 years with an estimated modified duration of 2.3 years.

The Company's investment policy is established by senior management and approved by the Board of Directors. Med-Vine's investment policy is identical to that of the Company. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that optimizes interest income within acceptable limits of risk and liquidity. The Company has classified its entire portfolio of debt investment securities as available for sale. As a result, these securities are carried at their estimated fair value based on quoted market prices.


The following table sets forth the carrying value of the Company's portfolio of investment securities available for sale.

                                                                        At December 31,
                               ----------------------------------------------------------------------------------------------------
                                          2003                              2002                             2001
                                           Net                              Net                               Net
                                        Unrealized  Estimated             Unrealized  Estimated             Unrealized  Estimated
                             Amortized    Gains       Fair    Amortized    Gains        Fair    Amortized     Gains       Fair
                                Cost     (Losses)     Value       Cost     (Losses)     Value       Cost     (Losses)     Value
                             --------   --------    --------   --------   --------    --------   --------   --------    --------
U.S. Treasury obligations    $ 70,252   $    (72)   $ 70,180   $ 54,400   $  1,144    $ 55,544   $ 51,809   $    580    $  2,389
U.S. Government agency and
  mortgage-backed securities  810,453        356     810,809    567,200      6,111     573,311    551,584       (481)    551,103
State and municipal
  obligations                  58,651      2,022      60,673     70,672        996      71,668     43,692       (881)     42,811
Other securities               21,521        245      21,766     22,690        (12)     22,678      1,255          -       1,255
                             --------   --------    --------   --------   --------    --------   --------   --------    --------
    Total                    $960,877   $  2,551    $963,428   $714,962   $  8,239    $723,201   $648,340   $   (782)   $647,558
                             ========   ========    ========   ========   ========    ========   ========   ========    ========

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2003:

                                  Less than 12 Months      12 Months or Longer       Total
                                 ----------------------  --------------------- ----------------------
                                             Unrealized             Unrealized            Unrealized
                                 Fair Value    Losses    Fair Value   Losses   Fair Value   Losses
                                 ----------    ------    ----------   ------   ----------   ------
U.S. Treasury obligations         $ 39,957   $   (118)          -          -    $ 39,957   $   (118)
U.S. Government agencies and
   mortgage-backed securities      298,600     (2,340)          -          -     298,600     (2,340)
State and municipal obligations      7,889        (82)   $    532   $    (33)      8,421       (115)
Other securities                         -          -           -          -           -          -
                                  --------   --------    --------   --------    --------   --------
Total                             $346,446   $ (2,540)   $    532   $    (33)   $346,978   $ (2,573)
                                  ========   ========    ========   ========    ========   ========

At December 31, 2003, 99.9% of the unrealized losses in the available-for-sale security portfolio were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and other securities rated investment grade by at least one bond credit rating service. The Company believes that the price movements in these securities are dependent upon the movement in market interest rates particularly given the negligible inherent credit risk for these securities. At December 31, 2003, the unrealized loss in the category 12 months or longer ($33,000) represented one security currently rated Aaa by three rating services.

The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Company's portfolio of investment securities available for sale at December 31, 2003. All debt securities are classified as available for sale; therefore, the carrying value is the estimated fair value. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

                             One Year or Less  One to Five Years    Five to Ten Years  More than Ten Years        Total
                            ---------------------------------------------------------------------------------------------------
                                        Wtd.                Wtd.                Wtd.               Wtd.                  Wtd.
                             Carrying   Avg.     Carrying   Avg.    Carrying    Avg.     Carrying  Avg.       Carrying   Avg.
                               Value   Yield       Value   Yield      Value    Yield      Value    Yield       Value    Yield
                               -----   -----       -----   -----      -----    -----      -----    -----       -----    -----
U.S. Treasury obligations     $55,164   1.14%     $15,016   1.52%           -      -            -      -      $70,180   1.22%
U.S. Government agency and
  mortgage-backed securities  131,408   1.13      271,634   2.92     $337,877   3.80%    $369,890   3.61%     810,809   2.99
State and municipal             6,092   2.28        7,880   2.96       15,894   3.59       30,807   4.98       60,673   4.08
obligations
Other securities                1,400   1.02         366    3.64            -      -       20,000   3.11      21,766    2.98
                             --------   ----     --------   ----      -------   ----     --------   ----     --------   ----
    Total                    $194,064   1.17%    $294,896   2.85%     $53,771   3.74%    $420,697   3.69%    $963,428   2.93%
                             ========   ====     ========   ====      =======   ====     ========   ====     ========   ====

Bank Owned life Insurance. As stated earlier, one of the Company's key strategic goals is building fee income. During 2003, the Company purchased $31.8 million of BOLI. The additional increase of $985,000 at December 31, 2003 represents the increases in the cash value of the BOLI, which was recorded as other non-interest income in the consolidated statement of operations.

Deposits. Deposits at December 31, 2003 totaled $2.11 billion, an increase of $420.7 million, or 25.0% over the December 31, 2002 balance of $1.69 billion. During December 2003, the Bank acquired approximately $340 million of deposits relating to the Community Bank of New York branch acquisition.

                                                      December 31,
                                       -----------------------------------------
                                             2003         2002         2001
                                         ----------   ----------   ----------
Demand deposits                          $1,183,991   $  949,827   $  803,933
Savings deposits                            392,784      328,508      275,146
Time deposits under $100,000                390,312      306,622      363,199
Time deposits $100,000 or more              144,038      105,505      130,060
                                         ----------   ----------   ----------
Total                                    $2,111,125   $1,690,462   $1,572,338
                                         ==========   ==========   ==========

Consumer and commercial deposits are attracted principally from within the Company's primary market area through offering a wide compliment of deposit products that include checking, savings, money market, certificates of deposits and individual retirement accounts. The deposit strategy stresses the importance of building a relationship with each and every customer. To help facilitate these relationships, the Bank continued during 2003 its relationship pricing strategy that has helped to increase core deposit growth. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The relationship strategy has enabled the Bank to continue to favorably increase the deposit mix with a higher concentration of core deposits. Management regularly meets to evaluate internal cost of funds, to analyze the competition, to review the Company's cash flow requirements for lending and liquidity and executes any appropriate pricing changes when necessary. The Company does not obtain funds through brokers, nor does it solicit funds outside the states of New Jersey, Delaware or Pennsylvania.

                                           For the Years Ended December 31,
                     ------------------------------------------------------------------------------
                              2003                       2002                      2001
                       Amount     Percentage      Amount     Percentage     Amount     Percentage
                       ------     ----------      ------     ----------     ------     ----------
Core deposits          $1,576,775     74.7%       $1,278,355     75.6%      $1,079,079     68.6%
Time deposits             534,350     25.3           412,127     24.4          493,259     31.4
                       ----------   ------        ----------   ------       ----------   ------
    Total deposits     $2,111,125   100.00%       $1,690,462   100.00%      $1,572,338   100.00%
                       ==========   ======        ==========   ======       ==========   ======

The following table sets forth average deposits by various types of demand and time deposits:

                                                            For the Years Ended December 31,
                                      -------------------------------------------------------------------------------
                                               2003                       2002                       2001
                                        ---------------------      --------------------      ---------------------
                                        Amount      Avg. Cost      Amount     Avg. Cost      Amount      Avg. Cost
                                        ------      ---------      ------     ---------      ------      ---------
Non-interest-bearing demand deposits    $  338,385                 $  287,164                $  265,510
Interest-bearing demand deposits           684,162     1.08%          584,808     1.84%         431,196     2.88%
Savings deposits                           326,012     1.22           314,208     2.17          214,849     2.76
Time deposits                              408,264     2.96           449,438     3.89          593,351     5.72
                                        ----------     ----        ----------     ----       ----------     ----
    Total                               $1,756,823     1.66%       $1,635,618     2.60%      $1,504,906     3.47%
                                        ==========     ====        ==========     ====       ==========     ====


The following table indicates the amount of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2003.

Three months or less                               $ 56,456
Over three through six months                        19,960
Over six through twelve months                       18,677
Over twelve months                                   48,945
                                                   --------
Total                                              $144,038
                                                   ========


Borrowings. Borrowed funds, excluding debentures held by trusts, increased $17.1 million in 2003, to $222.4 million at December 31, 2003, from $205.3 million at December 31, 2002. The increase was primarily the result of a net increase of $21.7 million in advances from the FHLB offset by a decrease of $5.9 million in securities sold under agreements to repurchase with customers. The additional advances from the FHLB were used to match fund loans originated during 2003.

For the years ended December 31, 2003 and 2002, the maximum month-end amount of advances borrowed from the FHLB was $199.4 million and $193.4 million, respectively. The Company sells U.S. Treasury securities to customers under agreements to repurchase them, at par, on the next business day. For the years ended December 31, 2003 and 2002, the maximum month-end amount of securities sold under agreements to repurchase with customers was $78.0 million and $86.2 million, respectively. The Company also purchased overnight federal funds from correspondent banks. For the years ended December 31, 2003 and 2002, the maximum month-end amount of federal funds purchased from correspondent banks was approximately $42 million and $20 million, respectively.

The following table sets forth certain information regarding FHLB advances, interest rates, approximate average amounts outstanding and their approximate weighted average rates at the dates indicated.

                                                                                                 December 31,
                                                                                     ----------------------------------
                                                                                        2003         2002         2001
                                                                                        ----         ----         ----
  FHLB convertible rate advances outstanding at end of year                            $25,000      $45,000    $ 45,000
  Interest rate                                                                          6.49%        6.76%       6.76%
  Approximate average amount outstanding                                               $25,000      $45,000    $ 45,000
  Approximate weighted average rate                                                      6.49%        6.76%       6.76%

  FHLB term amortizing advances outstanding at end of year                             $80,764      $89,060    $ 29,008
  Interest rate                                                                          4.27%        4.33%       4.19%
  Approximate average amount outstanding                                               $87,890      $92,191    $  7,285
  Approximate weighted average rate                                                      4.29%        4.31%       4.88%

  FHLB term non-amortizing advances outstanding at end of year                         $58,200      $ 8,200           -
  Interest rate                                                                          3.40%        4.85%           -
  Approximate average amount outstanding                                               $52,309      $ 4,695           -
  Approximate weighted average rate                                                      4.17%        4.92%           -

  FHLB repurchase agreements outstanding at end of year                                      -            -           -
  Interest rate                                                                              -            -           -
  Approximate average amount outstanding                                                     -            -    $129,097
  Approximate weighted average rate                                                          -            -       5.00%

  FHLB overnight line of credit advances outstanding at end of year                          -            -           -
  Interest rate                                                                              -            -           -
  Approximate average amount outstanding                                                     -      $ 5,244    $    504
  Approximate weighted average rate                                                          -        1.88%       2.29%


The following table sets forth certain information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at the dates indicated.

                                                                                               December 31,
                                                                                 ----------------------------------
                                                                                     2003         2002         2001
                                                                                     ----         ----         ----
  Securities sold under agreements to repurchase with customers outstanding at
    end of year                                                                    $55,934      $61,860     $84,928
  Interest rate                                                                      0.35%        0.61%       0.59%
  Approximate average amount outstanding                                           $71,828      $74,602     $82,318
  Approximate weighted average rate                                                  0.48%        0.99%       2.96%

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

Junior Subordinated Debentures Held by Trusts that Issued Capital Debt


The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debenture issued by the Company to each Issuer Trust as of December 31, 2003:

                               Capital Securities                               Junior Subordinated Debentures
                    -------------------------------------------   ---------------------------------------------------------
                                         Stated   Distribution    Principal                                    Redeemable
 Issuer Trust            Issuance Date    Value           Rate       Amount               Maturity              Beginning
 ------------            -------------    -----           ----       ------               --------              ---------
                                                    6-mo LIBOR
 Sun Trust III          April 22, 2002  $20,000     plus 3.70%      $20,619         April 22, 2032         April 22, 2007
                                                    3-mo LIBOR
 Sun Trust IV             July 7, 2002   10,000     plus 3.65%       10,310        October 7, 2032           July 7, 2007
                                                    3-mo LIBOR
 Sun Trust V         December 18, 2003   15,000     plus 2.80%       15,464      December 30, 2033      December 30, 2008
                                                    3-mo LIBOR
 Sun Trust VI        December 19, 2003   25,000     plus 2.80%       25,774       January 23, 2034       January 23, 2009
                                        -------                     -------
     Total                              $70,000                     $72,167
                                        =======                     =======

For more information regarding junior subordinated debentures held by trusts that issued capital debt, refer to Note 16 of the notes to consolidated financial statements contained herein.

Disclosures about Contractual Obligations and Commercial Commitments

The Company's contractual cash obligations at December 31, 2003 were as follows:

                                                                       Payments Due by Period
                                             -----------------------------------------------------------------------
                                                               Less than      One to       Four to Five      After
Contractual Cash Obligations                       Total       One Year     Three Years       Years       Five Years
----------------------------                       -----       --------     -----------       -----       ----------
Long-Term Debt  (Notes 13 and 16)                 $346,392       $29,080        $67,769       $ 97,383      $152,160
Operating Leases  (Note 21)                         30,786         3,777          6,717          5,902        14,390
Purchase Obligations (off balance sheet)            10,387         4,982          5,405              -             -
                                                  --------       -------        -------       --------      --------
  Total Contractual Cash Obligations              $387,565       $37,839        $79,789       $103,285      $166,550
                                                  ========       =======        =======       ========      ========


The Company's contractual commitments (see Notes 6 and 21) at December 31, 2003 were as follows:

                                                                 Amount of Commitment Expiration Per Period
                                                           ----------------------------------------------------------
                                                 Unfunded      Less than    One to Three    Four to Five      After
Commitments                                    Commitments     One Year        Years           Years       Five Years
-----------                                    -----------     --------        -----           -----       ----------
Lines of Credit                                   $268,265      $178,730        $17,312              -       $72,223
Commercial Standby Letters of Credit                38,915        38,822             93              -             -
Construction Funding                                80,505        80,342              -              -           163
Other Commitments                                    5,520         1,883            200           $503         2,934
                                                  --------      --------        -------           ----       -------
    Total Commitments                             $393,205      $299,777        $17,605           $503       $75,320
                                                  ========      ========        =======           ====       =======


Purchase Obligations includes significant contractual cash obligations. Included in the table above are the minimum contractual obligations under legally enforceable contracts with contract terms that are both fixed and determinable and have greater than one year remaining at December 31, 2003. Of this amount, $2.2 million represents an obligation for computer hardware and software for Teller and Platform branch automation through 2004, and the remanding amounts are primarily for services, including core processing system and telecommunications maintenance.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company takes various forms of collateral, such as real estate assets and customer business assets to secure the commitment. Additionally, all letters of credit are supported by indemnification agreements executed by the customer. The maximum undiscounted exposure related to these commitments at December 31, 2003 was $38.9 million, and the portion of the exposure not covered by collateral was approximately $11.9 million. We believe that the utilization rate of these letters of credit will continue to be substantially less than the amount of these commitments, as has been our experience to date.



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

                          INDEPENDENT AUDITORS' REPORT






To the Board of Directors and Shareholders of Sun Bancorp, Inc.
Vineland, New Jersey

We have audited the accompanying consolidated statement of financial condition of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2003, the Company adopted the provision of Financial Accounting Standards Board Interpretation No. 46 (R) and the Company changed its method of accounting for stock-based compensation adopting the fair value recognition provisions of Statements of Financial Accounting Standards Nos. 123 and 148. In 2002, the Company changed its method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 147.



/s/DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 11, 2004

SUN BANCORP, INC. AND SUBSIDIARIES
----------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION DECEMBER 31, 2003 AND 2002 (Dollars in thousands, except share amounts)

                                                                              2003           2002
                                                                          -----------    -----------
ASSETS

Cash and due from banks                                                   $    78,841    $    63,041
Interest-bearing bank balances                                                  2,789          2,435
Federal funds sold                                                                487            138
                                                                          -----------    -----------
  Cash and cash equivalents                                                    82,117         65,614
Investment securities available for sale (amortized cost -
  $960,877; 2003 and $714,962; 2002)                                          963,428        723,201
Loans receivable (net of allowance for loan losses -
  $17,614; 2003 and $16,408; 2002)                                          1,364,465      1,217,008
Restricted equity investments                                                  12,551         11,610
Bank properties and equipment, net                                             34,093         29,468
Real estate owned, net                                                          4,444            904
Accrued interest receivable                                                    11,266         11,012
Goodwill                                                                       50,600         19,672
Intangible assets, net                                                         26,195         19,783
Deferred taxes, net                                                             8,465          6,867
Bank owned life insurance                                                      32,785              -
Other assets                                                                    9,078          7,033
                                                                          -----------    -----------
TOTAL                                                                     $ 2,599,487    $ 2,112,172
                                                                          ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                                                  $ 2,111,125    $ 1,690,462
Advances from the Federal Home Loan Bank (FHLB)                               163,964        142,260
Federal funds purchased                                                         2,500              -
Loan payable                                                                        -          1,160
Securities sold under agreements to repurchase                                 55,934         61,860
Junior subordinated debentures                                                 72,167              -
Other liabilities                                                               8,079         11,533
                                                                          -----------    -----------
  Total liabilities                                                         2,413,769      1,907,275
                                                                          -----------    -----------

Guaranteed preferred beneficial interest in Company's subordinated debt             -         59,274

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued
Common stock, $1 par value, 25,000,000 shares authorized, issued and
  outstanding: 13,381,310 in 2003 and 11,271,135 in 2002                       13,381         11,271
Additional paid-in capital                                                    151,631        114,930
Retained earnings                                                              20,062         15,030
Accumulated other comprehensive income                                          1,690          5,438
Treasury stock at cost, 90,562 shares                                          (1,046)        (1,046)
                                                                          -----------    -----------
  Total shareholders' equity                                                  185,718        145,623
                                                                          -----------    -----------
TOTAL                                                                     $ 2,599,487    $ 2,112,172
                                                                          ===========    ===========

--------------------------------------------------------------------------------
    See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
----------------------------------
CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (Dollars in thousands, except share amounts)

                                                                  2003           2002            2001
                                                                  ----           ----            ----
INTEREST INCOME:
  Interest and fees on loans                              $     83,263   $     83,822    $     86,600
  Interest on taxable investment securities                     21,428         25,693          35,523
  Interest on non-taxable investment securities                  2,511          2,085           1,946
  Dividends on restricted equity investments                       559            591           1,288
  Interest on federal funds sold                                   301            703           1,468
                                                          ------------   ------------    ------------
    Total interest income                                      108,062        112,894         126,825
                                                          ------------   ------------    ------------

INTEREST EXPENSE:
  Interest on deposits                                          23,480         35,104          52,258
  Interest on funds borrowed                                     8,068          8,271          12,371
  Interest on guaranteed preferred beneficial interest
    in Company's subordinated debt                               4,227          4,481           5,438
                                                          ------------   ------------    ------------
    Total interest expense                                      35,775         47,856          70,067
                                                          ------------   ------------    ------------

    Net interest income                                         72,287         65,038          56,758

PROVISION FOR LOAN LOSSES                                        4,825          4,175           7,795
                                                          ------------   ------------    ------------
    Net interest income after provision for loan losses         67,462         60,863          48,963
                                                          ------------   ------------    ------------

NON-INTEREST INCOME:
  Service charges on deposit accounts                            7,650          6,940           6,923
  Other service charges                                            397            441             389
  Gain (loss) on sale of bank properties and equipment             164             (4)             33
  Gain on sale of investment securities                          2,467          2,517             396
  Gain on sale of branches                                       2,629              -               -
  Other                                                          4,049          3,284           2,775
                                                          ------------   ------------    ------------
    Total non-interest income                                   17,356         13,178          10,516
                                                          ------------   ------------    ------------

NON-INTEREST EXPENSES:
  Salaries and employee benefits                                33,421         28,208          24,229
  Occupancy expense                                              8,768          7,893           7,306
  Equipment expense                                              5,341          5,041           5,009
  Data processing expense                                        3,438          3,428           3,147
  Amortization of intangible assets                              3,696          4,182           7,820
  Advertising expense                                            1,836          1,154           1,267
  Other                                                          9,536          9,059           9,217
                                                          ------------   ------------    ------------
    Total non-interest expenses                                 66,036         58,965          57,995
                                                          ------------   ------------    ------------
INCOME BEFORE INCOME TAXES                                      18,782         15,076           1,484

INCOME TAXES                                                     5,446          4,698             156
                                                          ------------   ------------    ------------
NET INCOME                                                $     13,336   $     10,378    $      1,328
                                                          ============   ============    ============

Basic earnings per share                                  $       1.08   $       0.82    $       0.12
                                                          ============   ============    ============

Diluted earnings per share                                $       1.00   $       0.79    $       0.11
                                                          ============   ============    ============

Weighted average shares - basic                             11,822,845     11,726,387      11,426,991
                                                            ==========     ==========      ==========

Weighted average shares - diluted                           12,734,806     12,176,718      11,628,044
                                                            ==========     ==========      ==========

------------
   See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In thousands)

                                                                                           Accumulated
                                                                  Additional                  Other
                                                        Common      Paid-in     Retained   Comprehensive    Treasury
                                                         Stock      Capital     Earnings   Income (Loss)      Stock       Total
                                                         -----      -------     --------   -------------      -----       -----

BALANCE, JANUARY 1, 2001                               $10,087      $105,841     $15,839      $(10,661)     $(3,472)   $117,634
Comprehensive income:
  Net income                                                 -             -       1,328             -            -           -
  Net change in unrealized loss on securities
    available for sale, net of taxes of $5,224               -             -           -        10,145            -           -
                                                                                                                       --------
      Comprehensive income                                   -             -           -             -            -      11,473
                                                                                                                       --------
Exercise of stock options                                  234           207         (96)            -          325         670
Issuance of common stock                                     7            70         (40)            -          150         187
Stock dividends                                            226         1,940      (5,163)            -        2,997           -
Cash paid for fractional interest
 resulting from stock dividends                              -             -          (4)            -            -          (4)
                                                       -------      --------     -------        ------     --------    --------

BALANCE, DECEMBER 31, 2001                              10,554       108,058      11,864          (516)          0     129,960
Comprehensive income:
  Net income                                                 -             -      10,378             -            -           -
  Net change in unrealized loss on securities
    available for sale, net of taxes of $3,067               -             -           -         5,954            -           -
                                                                                                                       --------
      Comprehensive income                                   -             -           -             -            -      16,332
                                                                                                                       --------
Exercise of stock options                                  160           708           -             -            -         868
Issuance of common stock                                    24           268           -             -            -         292
Stock dividends                                            533         6,673      (7,206)            -            -           -
Cash paid for fractional interest
   resulting from stock dividend                             -             -          (6)            -            -          (6)
Trust preferred issuance costs write-off                     -          (777)          -             -            -        (777)
Treasury stock purchased                                     -             -           -             -       (1,046)     (1,046)
                                                       -------      --------     -------        ------     --------    --------

BALANCE, DECEMBER 31, 2002                              11,271       114,930      15,030         5,438       (1,046)     145,623
Comprehensive income:
  Net income                                                 -             -      13,336             -            -           -
  Net change in unrealized gain on securitie
    available for sale, net of taxes of $1,940               -             -           -        (3,748)           -           -
                                                                                                                       --------
      Comprehensive income                                   -             -           -             -            -       9,588
                                                                                                                       --------
Exercise of stock options                                   34           386           -             -            -         420
Issuance of common stock                                 1,513        29,204           -             -            -      30,717
Stock dividends                                            563         7,735      (8,298)            -            -           -
Cash paid for fractional interest
   resulting from stock dividend                             -             -          (6)            -            -          (6)
Trust preferred issuance costs write-off                     -          (624)          -             -            -        (624)
                                                       -------      --------     -------      --------      -------    --------
BALANCE, DECEMBER 31, 2003                             $13,381      $151,631     $20,062      $  1,690      $(1,046)   $185,718
                                                       =======      ========     =======      ========      =======    ========


--------------------------------------------------
 See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In thousands)

                                                                                                Years Ended December 31,
                                                                                         ---------------------------------------
                                                                                               2003         2002         2001
                                                                                               ----         ----         ----
OPERATING ACTIVITIES:
  Net income                                                                              $  13,336     $ 10,378    $   1,328
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                                 4,825        4,175        7,795
    Depreciation and amortization                                                             2,673        2,387        2,463
    Net amortization (accretion) of investment securities                                     2,927        3,518       (2,098)
    Amortization of intangible assets                                                         3,696        4,182        7,820
    Gain on sale of investment securities available for sale                                 (2,467)      (2,517)        (396)
    (Gain) loss on sale of bank properties and equipment                                       (164)           4          (33)
    Write down of real estate owned                                                               -          117          310
    Increase in cash value of bank owned life insurance                                        (985)           -            -
    Deferred income taxes                                                                       342       (1,780)      (2,743)
    Change in assets and liabilities which provided (used) cash:
      Accrued interest receivable                                                              (254)          77        5,525
      Other assets                                                                             (502)         851        2,912
      Other liabilities                                                                      (3,454)       1,829          582
                                                                                          ---------     --------    ---------
        Net cash provided by operating activities                                            19,973       23,221       23,465
                                                                                          ---------     --------    ---------
INVESTING ACTIVITIES:
  Purchases of investment securities available for sale                                    (902,019)    (771,157)    (658,167)
  (Purchase) redemption of restricted equity securities                                        (941)         951       17,684
  Proceeds from maturities, prepayments or calls of investment
    securities available for sale                                                           469,704      528,918      660,659
  Proceeds from sale of investment securities available for sale                            185,940      174,616      116,372
  Net increase in loans                                                                    (140,928)    (132,689)     (65,583)
  Purchase of bank properties and equipment                                                  (3,647)      (3,689)      (1,810)
  Proceeds from sale of bank properties and equipment                                            34           10           33
  Purchase of bank owned life insurance                                                     (31,800)           -            -
  Proceeds from sale of real estate owned                                                       674          988          362
                                                                                          ---------     --------    ---------
        Net cash (used in) provided by investing activities                                (422,983)    (202,052)      69,550
                                                                                          ---------     --------    ---------
FINANCING ACTIVITIES:
  Net increase in deposits                                                                  122,106      118,124      175,815
  Net increase (decrease) in  cash realized from branch acquisitions / sales                238,432      (13,035)
  Net borrowings (repayments) under line of credit and repurchase agreements                 18,278       45,184     (247,183)
  Proceeds from exercise of stock options                                                       420          868          670
  Proceeds from loan payable                                                                              25,000            -
  Repayment of loan payable                                                                  (1,160)     (25,000)           -
  Proceeds from issuance of guaranteed preferred beneficial interest in Company's
     subordinated debt                                                                       40,000       30,000            -
  Redemption of guaranteed preferred beneficial interest in Company's subordinated debt     (29,274)     (28,040)           -
  Payments for fractional interests resulting from stock dividend                                (6)          (6)          (4)
  Repurchase of guaranteed preferred beneficial interest in Company's subordinated debt           -          (13)           -
  Proceeds from issuance of common stock                                                     30,717          292          187
  Treasury stock purchased                                                                        -       (1,046)           -
                                                                                          ---------     --------    ---------
        Net cash provided by (used in) financing activities                                 419,513      165,363      (83,550)
                                                                                          ---------     --------    ---------
NET  INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS                                       16,503      (13,468)       9,465
CASH AND CASH  EQUIVALENTS, BEGINNING OF YEAR                                                65,614       79,082       69,617
                                                                                          ---------     --------    ---------
CASH AND CASH  EQUIVALENTS, END OF YEAR                                                   $  82,117    $  65,614    $  79,082
                                                                                          =========    =========    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid                                                                           $  36,656    $  48,862    $  72,434
  Income taxes paid                                                                       $   7,908    $   2,770    $   4,139
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS:
  Transfer of loans and bank properties and equipment to real estate owned                $   4,214    $   1,111    $     391
  Trust preferred issuance costs write-off                                                $     624    $     777         --

----------------------------------------------------------------------------
    See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(All dollar amounts presented in the tables, except per share amounts, are in thousands)

1. NATURE OF OPERATIONS

Sun Bancorp, Inc. (the "Company") is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The consolidated financial statements include the accounts of the Company and its principal wholly owned subsidiary, Sun National Bank (the "Bank") and the Bank's wholly owned subsidiaries, Med-Vine, Inc., Sun Financial Services, L.L.C. and 2020 Properties, L.L.C. All significant intercompany balances and transactions have been eliminated in consolidation. Effective with the adoption of FIN 46 and FIN 46 (R) (see Recent Accounting Priciples, below), on December 31, 2003 the Company deconsolidated Sun Capital Trust (liquidated in April 2002), Sun Capital Trust II (liquidated in December 2003), Sun Capital Trust III, Sun Capital Trust IV, Sun Capital Trust V and Sun Capital Trust VI, collectively, the "Issuing Trusts".

The Company and the Bank have their administrative offices in Vineland, New Jersey. At December 31, 2003, the Company had 78 financial service centers located throughout central and southern New Jersey, New Castle County, Delaware and in Philadelphia, Pennsylvania. The Company's principal business is to serve as a holding company for the Bank. The Company's outstanding common stock is traded on the Nasdaq National Market under the symbol "SNBC". The Company is subject to reporting requirements of the Securities and Exchange Commission ("SEC"). The Bank is in the business of attracting customer deposits through their Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate, small business and non-real estate loans, as well as mortgage-backed and investment securities. The Bank's primary regulatory agency is the Office of the Comptroller of the Currency (the "OCC"). Med-Vine, Inc. is a Delaware holding company that holds a portion of the Bank's investment portfolio. The principal business of Med-Vine, Inc. is investing in securities. The principal business of Sun Financial Services, L.L.C. is to provide annuities and insurance products in the Bank's Community Banking Centers through a contract with a third-party licensed insurance agent. The principal business of 2020 Properties, L.L.C. is to acquire certain loans, judgments, real estate and other assets in satisfaction of debts previously contracted by the Bank. The Issuing Trusts are Delaware business trusts which hold junior subordinated debentures issued by the Company.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Financial Statements - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant estimates include the allowance for loan losses, goodwill, core deposit and other intangible assets, and deferred tax asset valuation allowance. Actual results could differ from those estimates.

Investment Securities - The Company accounts for debt securities as follows:
      Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security. The Company had no investment securities classified as held to maturity at December 31, 2003 or 2002.
      Available for Sale - Debt securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as other comprehensive income or loss until realized. Realized gains and losses on the sale of investment securities are recorded as of trade date, reported in the consolidated statement of income and determined using the adjusted cost of the specific security sold.

Loans Purchased - The discounts and premiums resulting from the purchase of loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Loans Held for Sale - Included in loans receivable is approximately $142,000 and $3,010,000 of loans held for sale at December 31, 2003 and 2002, respectively. These loans were carried at the lower of cost or estimated fair value, on an aggregate basis.

Deferred Loan Fees - Loan fees, net of certain direct loan origination costs, are deferred and the balance is amortized to income as a yield adjustment over the life of the loan using the interest method.

Interest Income on Loans - Interest on commercial, small business, real estate and other loans is credited to operations based upon the principal amount outstanding. Interest accruals are generally discontinued when a loan becomes 90 days past due or when principal or interest is considered doubtful of collection. When interest accruals are discontinued, interest credited to income in the current year is reversed and interest accrued in the prior year is charged to the allowance for loan losses.

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

In July 2001, the SEC issued Staff Accounting Bulletin ("SAB") No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues. SAB No. 102 expresses the SEC staff's views on the development, documentation and application of a systematic methodology for determining the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. In addition, in July 2001, the federal banking agencies issued guidance on this topic through the Federal Financial Institutions Examination Council interagency guidance, Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions. In management's opinion, the Bank's methodology and documentation of the allowance for loan losses meets the guidance issued.

Restricted Equity Securities - Equity securities of Bankers' banks are classified as restricted equity securities because ownership is restricted and there is not an established market for their resale. These securities are carried at cost and are periodically evaluated for impairment.

Bank Properties and Equipment - Land is carried at cost. Bank properties and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method based on the estimated useful lives of the assets, as follows:

Buildings                40 years
Leasehold improvements   Remaining lease term, including renewals, if applicable
Equipment                2.5 to 10 years

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

Goodwill and Intangible Assets - Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. It is not amortized but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The Company uses a third-party appraisal to assist management in identifying impairment. The Company believes that its goodwill was not impaired during 2003 and 2002.

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


A reconciliation of previously reported net income and earnings per share for the year ended December 31, 2001 to the amounts adjusted for the exclusion of goodwill amortization, net of tax, follows. The per share amounts have been restated to retroactively give effect to stock dividends.


Net income:
     Reported net income                                      $1,328
     Add:  goodwill amortization, net of tax                   5,161
                                                               -----
     Adjusted net income                                      $6,489
                                                              ======
Basic earnings per share:
     Reported basic earnings per share                         $0.12
     Add:  goodwill amortization, net of tax                    0.47
                                                               -----
     Adjusted basic net income per share                       $0.59
                                                               =====
Diluted earnings per share:
     Reported diluted earnings per share                       $0.12
     Add:  goodwill amortization, net of tax                    0.47
                                                               -----
     Adjusted diluted net income per share                     $0.59
                                                               =====

Long-Lived Assets - Management evaluates the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impaired loss for long-lived assets and intangibles with definite lives would be based on the fair value of the asset. For the year ended December 31, 2001, the Company recognized a $100,000 impairment loss, based on this evaluation. For the years ended December 31, 2003 and 2002, the Company did not recognize an impairment loss based on this evaluation.

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

Accounting for Derivative Financial Instruments and Hedging Activities - The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, on January 1, 2001. SFAS No. 133 required that all derivative financial instruments be recorded in the Company's consolidated statements of financial condition at fair value and established criteria for designation and effectiveness of hedging relationships. The adoption of SFAS Nos. 133 and 149 did not have an impact on the Company's financial position or results of operations.

Earnings Per Share - Basic earnings per share is computed by dividing income available to common shareholders (in 2003 and 2002, net income less trust preferred issuance costs write-off), ("Income Available") by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is calculated by dividing Income Available by the weighted average number of shares of common stock and common stock equivalents outstanding decreased by the number of common shares that are assumed to have been repurchased with the proceeds from the exercise of the options (treasury stock method) along with the assumed tax benefit from the exercise of non-qualified options. These purchases were assumed to have been made at the average market price of the common stock, which is based on the average price on common shares sold. Retroactive recognition has been given to market values, common stock outstanding and potential common shares for periods prior to the date of the Company's stock dividends.

Stock Dividend - On March 19, 2003, April 25, 2002 and May 17, 2001, the Company's Board of Directors declared 5% stock dividends, which were paid on April 21, 2003, May 23, 2002 and June 13, 2001, respectively, to shareholders of record on April 7, 2003, May 2, 2002 and May 31, 2001, respectively. Accordingly, per share information for the years ended December 31, 2002 and 2001 have been restated to reflect the increased number of shares outstanding. A portion of the 2001 stock dividend was paid by reissuing treasury stock.

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

Disclosure of reclassification amounts, net of taxes, for the years ended,           2003         2002          2001
---------------------------------------------------------------------------- ------------ ------------ -------------
Net (depreciation) appreciation on securities available for sale
  during the year                                                               $ (5,376)      $ 7,615       $10,406
Less: Reclassification adjustment for net gains included in net income             1,628         1,661           261
                                                                                --------       -------       -------
Net change in unrealized (loss) gain on securities available for sale           $ (3,748)      $ 5,954       $10,145
                                                                                ========       =======       =======


Accounting for Stock Options - In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Prior to the fourth quarter of 2003, the Company accounted for its granted stock options according to Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees and related interpretations. All options granted prior to 2003 had an intrinsic value of zero on the date of grant under APB No. 25, and, therefore, no stock-based employee compensation expense was recognized in the Company's consolidated financial statements. During the fourth quarter of 2003, the Company adopted, effective January 1, 2003, the fair value recognition provisions of SFAS No. 123. Under the prospective method provisions of SFAS No. 148, the recognition provisions of SFAS No. 123 will be applied to all option awards granted, modified, or settled after January 1, 2003.

The grant of "reload" options is authorized in two of the stock-based employee compensation plans. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an "original option") by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The Company accounts for the reload features as fixed plan accounting, in accordance with the FASB Emerging Issues Task Force ("EITF") No. 90-7, Accounting for a Reload Stock Option and FIN 44 Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25.

In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This Statement is effective for financial statements for fiscal years ending after December 15, 2002. The Company has provided the required disclosures in the tables below.

At December 31, 2003, the Company had three stock-based employee compensation plans, which are described more fully in Note 18. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 using the Black-Scholes option pricing model to stock-based employee compensation.

                                                                             For the Years Ended December 31,
                                                                        ------------------------------------------
                                                                                 2003          2002           2001
                                                                                 ----          ----           ----
Net income, as reported                                                        $13,336       $10,378        $1,328
Add: Total stock-based employee compensation expense
     included in reported net income (net of tax)                                   21             -             -
Deduct: Total stock-based employee compensation expense
  determined under fair value method (net of tax)                               (1,179)       (2,368)         (844)

                                                                               -------       -------        ------
      Pro forma net income                                                     $12,178       $ 8,010        $  484
                                                                               =======       =======        ======
      Earnings per share:
      Basic - as reported                                                        $1.08         $0.82         $0.12
      Basic - pro forma                                                          $0.98         $0.62         $0.04

      Diluted - as reported                                                      $1.00         $0.79         $0.11
      Diluted - pro forma                                                        $0.91         $0.59         $0.04

Significant assumptions used to calculate the above fair value of the awards are as follows:

                                                                             2003          2002          2001
                                                                             ----          ----          ----
Weighted average fair value of options granted during the year              $ 9.00        $ 6.58        $ 5.29
Risk free rate of return                                                      4.40%         4.30%         5.03%
Expected option life in months                                                 120           120           120
    Expected volatility                                                         40%           38%           51%
Expected dividends                                                               0             0             0


Recent Accounting Principles - In January 2003, the FASB issued FASB Interpretation Number ("FIN") 46, Consolidation of Variable Interest Entities. In December 2003, the FASB issued a revision of FIN 46 (FIN 46(R)). The Interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has participated in the issue of preferred trust securities through various trusts established for such purpose. These trusts are subject to the requirements of FIN 46 and FIN 46(R). The adoption of the provisions of FIN 46 and FIN 46(R) impacted the consolidation of four wholly-owned entities involved in the issuance of trust Company preferred securities. Effective December 31, 2003, the Company deconsolidated the wholly-owned issuing trust entities resulting in a recharacterization of the underlying consolidated debt obligation from the previous trust preferred securities obligations to the junior subordinated debenture obligations that exist between the Company and the issuing trust entities. Under the provisions of FIN 46(R), these securities were reclassified as borrowed funds. The adoption of FIN 46 and FIN 46(R) did not have a material impact on the Company's financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except for the provisions of this Statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003 and for hedging relationships designated after June 30, 2003. All provisions are to be applied prospectively except for the provisions of this Statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003. These provisions are to be applied in accordance with their respective effective dates. The adoption of SFAS No. 149 did not have an impact on the Company's financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The FASB is addressing certain implementation issues associated with the application of SFAS No. 150. In October 2003, the FASB decided to defer certain provisions of SFAS No. 150 related to mandatorily redeemable financial instruments representing non-controlling interests in subsidiaries included in consolidated financial statements. The Company will monitor the actions of the FASB and assess the impact, if any, that these actions may have on the Company's financial statements. Currently, the Company has no financial instruments entered into or modified that require application of this Statement. The adoption of this Statement has not had material impact on the Company's financial condition or results of operations.

In December 2003, the EITF reached consensus on several issues being addressed in EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The objective of EITF No. 03-1 is to provide guidance on other-than-temporary impairment and its application to debt and marketable equity securities. The EITF reached consensus requiring disclosures, tabular and narrative, that provide sufficient information to provide an understanding of the circumstances leading to management's conclusion that the impairments are not other-than-temporary. The requirements apply to financial statements for fiscal years ending after December 15, 2003. The Company has followed the disclosure requirements of EITF No. 03-1 to its consolidated financial statements for 2003.

Reclassifications - Certain reclassifications have been made in the 2002 and 2001 consolidated financial statements to conform to those classifications used in 2003.

3.   ACQUISITIONS

On February 17, 2004, the Company entered into an Agreement and Plan of Merger (the "Agreement") whereby the Company will acquire Community Bancorp of New Jersey ("Community") in a stock-for-stock exchange merger valued at approximately $83.2 million. The Agreement provides that Community shareholders will receive 0.83 shares of common stock of the Company for each issued and outstanding share of Community common stock (the "Per Share Stock Consideration"). Community will be permitted under the Agreement to pay a one-time special cash dividend in the amount of $0.75 per share to its shareholders prior to the consummation of the proposed merger. The proposed merger is subject to certain customary conditions for transactions of this type including, among others, the Company and Community shareholder approval and regulatory approval. The merger is expected to be consummated in the second quarter of this year.

On December 17, 2003, the Company completed the acquisition the eight branches from New York Community Bank ("NYCB") located in Atlantic, Camden and Gloucester Counties in New Jersey. The branch acquisition included approximately $340 million in deposits and approximately $14 million in commercial and consumer loans. In connection with this branch acquisition, the Company paid a premium of approximately $40 million. Of that premium, $10.1 million relates to the core deposit intangible which is being amortized over ten years on a straight-line basis and $30.9 million consists of goodwill which is not subject to annual amortization.

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


4.   AVERAGE RESERVE BALANCE REQUIREMENTS ON CASH AND AMOUNTS DUE FROM BANKS


The Bank is required to maintain an average reserve balance with the Federal Reserve Bank. The amount of the average reserve balance at December 31, 2003 and 2002 was $1.1 million for both years.

5.   INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost of investment securities available for sale and the approximate fair value were as follows:

                                                             December 31, 2003
                                          --------------------------------------------------------
                                                            Gross         Gross      Estimated
                                            Amortized    Unrealized    Unrealized      Fair
                                              Cost          Gains        Losses        Value
                                              ----          -----        ------        -----
   U.S. Treasury obligations                $ 70,252        $   46      $  (118)      $ 70,180
   U.S. Government agencies and
     mortgage-backed securities              810,453         2,696       (2,340)       810,809
   State and municipal obligations            58,651         2,137         (115)        60,673
   Other                                      21,521           245            -         21,766
                                            --------        ------      -------       --------
     Total                                  $960,877        $5,124      $(2,573)      $963,428
                                            ========        ======      =======       ========

                                                           December 31, 2002
                                        --------------------------------------------------------
                                                          Gross         Gross       Estimated
                                          Amortized    Unrealized    Unrealized       Fair
                                            Cost          Gains        Losses         Value
                                            ----          -----        ------         -----
   U.S. Treasury obligations                $ 54,400        $1,144            -       $ 55,544
   U.S.  Government agencies and
     mortgage-backed securities              567,200         6,362        $(251)       573,311
   State and municipal obligations            70,672         1,106         (110)        71,668
   Other                                      22,690             -          (12)        22,678
                                            --------        ------        -----       --------
     Total                                  $714,962        $8,612        $(373)      $723,201
                                            ========        ======        =====       ========

During 2003, the Company sold $215,270,000 of securities available for sale resulting in a gross gain and gross loss of $2,743,000 and $276,000, respectively. During 2002, the Company sold $171,391,000 of securities available for sale resulting in a gross gain and gross loss of $2,546,000 and $29,000, respectively. During 2001, the Company sold $115,976,000 of securities available for sale resulting in a gross gain and gross loss of $472,000 and $76,000, respectively.



The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2003:

                                    Less than 12 Months              12 Months or Longer                      Total
                                ----------------------------    ------------------------------    ------------------------------
                                                Unrealized                         Unrealized                        Unrealized
                                  Fair Value      Losses            Fair Value        Losses         Fair Value         Losses
                                  ----------      ------            ----------        ------         ----------         ------
U.S. Treasury obligations           $ 39,957       $  (118)                  -              -          $ 39,957        $  (118)
U.S. Government agencies and
  mortgage-backed securities         298,600        (2,340)                  -              -           298,600         (2,340)
State and municipal
  obligations                          7,889           (82)               $532           $(33)            8,421           (115)
Other                                      -             -                   -              -                 -              -
                                    --------       -------                ----           ----          --------        -------
Total                               $346,446       $(2,540)               $532           $(33)         $346,978        $(2,573)
                                    ========       =======                ====           ====          ========        =======

At December 31, 2003, 99.9% of the unrealized losses in the available-for-sale security portfolio were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and other securities rated investment grade by at least one bond credit rating service. The Company believes that the price movements in these securities are dependent upon the movement in market interest rates particularly given the negligible inherent credit risk for these securities. At December 31, 2003 the unrealized loss in the category 12 months or longer of $33,000 represented one security currently rated Aaa by three rating services.

The maturity schedule of the investment in debt securities available for sale is as follows:


                                                      December 31, 2003
                                                 ----------------------------
                                                    Amortized     Estimated
                                                         Cost    Fair Value
                                                    ---------    ----------
Due in one year or less                              $275,839      $276,206
Due after one year through five years                 203,390       203,544
Due after five years through ten years                 14,521        15,186
Due after ten years                                    29,862        30,330
                                                     --------      --------
   Subtotal                                           523,612       525,266
Mortgage-backed securities                            437,265       438,162
                                                     --------      --------
   Total                                             $960,877      $963,428
                                                     ========      ========

At December 31, 2003, $210.3 million of U.S. Treasury Notes and U.S. Government Agency securities was pledged to secure public deposits.

6.       LOANS

The components of loans were as follows:

                                                   December 31,
                                       -------------------------------------
                                           2003                      2002
                                       -----------               -----------
Commercial and industrial              $ 1,169,164               $ 1,043,885
Home equity                                 80,292                    44,603
Second mortgages                            51,531                    47,458
Residential real estate                     29,788                    43,375
Other                                       51,304                    54,095
                                       -----------               -----------
  Total gross loans                      1,382,079                 1,233,416
Allowance for loan losses                  (17,614)                  (16,408)
                                       -----------               -----------
   Loans, net                          $ 1,364,465               $ 1,217,008
                                       ===========               ===========

Non-accrual loans                      $    21,568               $     9,963
                                       ===========               ===========

There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 2003. The reduction in interest income resulting from non-accrual loans was $1.3 million, $984,000, and $728,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Interest income recognized on these loans for the years ended December 31, 2003, 2002 and 2001 was $534,000, $442,000, and $589,000, respectively.

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 2003 and 2002, along with an analysis of the activity for the years ended December 31, 2003 and 2002, is summarized as follows:

                                                    For the Years Ended
                                                        December 31,
                                                 -------------------------
                                                      2003          2002
                                                    -------       -------
Balance, beginning of year                          $32,330       $27,044
Additions                                             6,159        12,836
Repayments                                          (11,285)       (7,550)
                                                    -------       -------
Balance, end of year                                $27,204       $32,330
                                                    =======       =======

Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $393,205,000 and $317,733,000 at December 31, 2003 and 2002, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

Most of the Company's business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market.

7. ALLOWANCE FOR LOAN LOSSES

An analysis of the change in the allowance for loan losses is as follows:

                                             For the Years Ended December 31,
                                           -------------------------------------
                                               2003          2002          2001
                                               ----          ----          ----
Balance, beginning of year                  $16,408       $13,332       $10,486
Charge-offs                                  (4,380)       (1,609)       (5,416)
Recoveries                                      761           510           467
                                            -------       -------       -------
   Net charge-offs                           (3,619)       (1,099)       (4,949)
Provision for loan losses                     4,825         4,175         7,795
                                            -------       -------       -------
Balance, end of year                        $17,614       $16,408       $13,332
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


Impairment losses are included in the provision for loan losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans, and are not included in the data that follow:

                                                              December 31,
                                                           -----------------
                                                             2003      2002
                                                           -------   -------
Impaired loans with related allowance for loan losses
      calculated under SFAS No. 114                        $31,463   $25,511
Impaired loans with no related allowance for loan losses
      calculated under SFAS No. 114                          6,147     4,051
                                                           -------   -------
    Total impaired loans                                   $37,610   $29,562
                                                           =======   =======
Valuation allowance related to impaired loans              $ 3,439   $ 4,514
                                                           =======   =======

                                                               For the Years Ended
                                                                  December 31,
                                                        ------------------------------
                                                            2003      2002      2001
                                                          -------   -------   -------
Average impaired loans                                    $34,715   $13,471   $ 6,787
                                                          =======   =======   =======
Interest income recognized on impaired loans              $ 2,177   $ 1,936   $   558
                                                          =======   =======   =======
Cash basis interest income recognized on impaired loans   $ 2,311   $ 2,013   $   651
                                                          =======   =======   =======

Interest payments on impaired loans are typically applied to principal unless the ability to collect the principal amount is fully assured, in which case interest is recognized on the cash basis.

Commercial loans and commercial real estate loans are placed on non-accrual at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Generally, commercial loans and commercial real estate loans are charged-off no later than 120 days delinquent unless the loan is well secured and in the process of collection, or other extenuating circumstances support collection. Residential real estate loans are typically placed on non-accrual at the time the loan is 90 days delinquent. Other consumer loans are typically charged-off at 90 days delinquent. In all cases, loans must be placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

8. RESTRICTED EQUITY INVESTMENTS

The cost of restricted equity investments was as follows:

                                                     December 31,
                                               ----------------------------
                                                2003               2002
                                               -------            -------
Federal Reserve Bank stock                     $ 4,270            $ 4,270
Federal Home Loan Bank stock                     8,198              7,257
Atlantic Central Bankers Bank stock                 83                 83
                                               -------            -------
  Total                                        $12,551            $11,610
                                               =======            =======

9. BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment consist of the following major classifications:

                                                     December 31,
                                             ----------------------------
                                                2003               2002
                                              --------           --------
Land                                          $  6,578           $  6,578
Buildings                                       19,801             15,704
Leasehold improvements and equipment            21,348             18,881
                                              --------           --------
                                                47,727             41,163
Accumulated depreciation                       (13,634)           (11,695)
                                              --------           --------
Total                                         $ 34,093           $ 29,468
                                              ========           ========

10. REAL ESTATE OWNED

Real estate owned consisted of the following:

                                                       December 31,
                                                -------------------------
                                                  2003               2002
                                                  ----               ----
Commercial properties                           $4,013             $  447
Residential properties                             122                148
Bank properties                                    309                309
                                                ------             ------
Total                                           $4,444             $  904
                                                ======             ======

Expenses applicable to real estate owned include the following:

                                               For the Years Ended December 31,
                                              ----------------------------------
                                                2003         2002         2001
                                                ----         ----         ----
Net gain on sales of real estate               $(707)       $ (87)       $ (44)
Write-down of real estate owned                    -          117          310
Operating expenses, net of rental income         110          145           57
                                               -----        -----        -----
Total                                          $(597)       $ 175        $ 323
                                               =====        =====        =====

11. GOODWILL AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of goodwill are as follows:

                                                            For the Years Ended
                                                                December 31,
                                                            -------------------
                                                              2003        2002
                                                            -------     -------
Balance, beginning of year                                  $19,672           -
Goodwill reclassified in accordance with SFAS No. 147             -     $19,672
Goodwill resulting from business combination                 30,928           -
                                                            -------     -------
Balance, end of year                                        $50,600     $19,672
                                                            =======     =======


Information regarding the Company's intangible assets subject to amortization is as follows:

                                                         December 31, 2003
                                                  ------------------------------
                                                   Carrying Accumulated
                                                    Amount  Amortization   Net
                                                    ------  ------------   ---
Core Deposit Premium                                $32,306   $14,645   $17,661
Excess of cost over fair value of assets acquired    17,698     9,164     8,534
                                                    -------   -------   -------
     Total intangible assets                        $50,004   $23,809   $26,195
                                                    =======   =======   =======

                                                                    December 31, 2002
                                                           -----------------------------------
                                                             Carrying   Accumulated
                                                              Amount    Amortization    Net
                                                              ------    ------------    ---
Core Deposit Premium                                         $ 22,198    $ 11,957    $ 10,241

     Excess of cost over fair value of assets acquired         49,579      20,365      29,214
     Goodwill reclassified in accordance with SFAS No. 147    (31,881)    (12,209)    (19,672)
                                                             --------    --------    --------
     Net                                                       17,698       8,156       9,542
                                                             --------    --------    --------
     Total intangible assets                                 $ 39,896    $ 20,113    $ 19,783
                                                             ========    ========    ========


Changes in the carrying amount of Company's intangible assets or the year ended December 31, 2003 are as follows:

Balance, beginning of year                                         $19,783
Addition resulting from business combination                        10,108
Amortization expense                                                (3,696)
                                                                   -------
Balance, end of year                                               $26,195
                                                                   =======

Information regarding the Company's amortization expense follows:


Actual for Year Ended December 31,
     2001                                                      $ 7,820
     2002                                                        4,182
     2003                                                        3,696
Expected for Year Ending December 31,
     2004                                                        4,510
     2005                                                        2,957
     2006                                                        2,837
     2007                                                        2,837
     2008                                                        2,837
     Thereafter                                                 10,217
                                                               -------
        Total                                                  $26,195
                                                               =======

12.       DEPOSITS

Deposits consist of the following major classifications:

                                                           December 31,
                                                    ----------------------------
                                                        2003          2002
                                                      ----------    ----------
 Demand deposits                                      $1,183,991    $  949,827
 Savings deposits                                        392,784       328,508
 Time deposits under $100,000                            390,312       306,622
 Time deposits $100,000 or more                          144,038       105,505
                                                      ----------    ----------
 Total                                                $2,111,125    $1,690,462
                                                      ==========    ==========

Of the total demand deposits, approximately $399,538,000 and $322,433,000 are non-interest bearing at December 31, 2003 and 2002, respectively.

A summary of time deposits by year of maturity is as follows:


Years Ending December 31,
2004                                                      $322,993
2005                                                        47,082
2006                                                        32,789
Thereafter                                                 131,486
                                                          --------
Total                                                     $534,350
                                                          ========

A summary of interest expense on deposits is as follows:


                                           For the Years Ended December 31,
                                       ---------------------------------------
                                          2003          2002          2001
                                         -------       -------       -------
 Savings deposits                        $ 3,968       $ 6,821       $ 5,929
 Time deposits                            12,105        17,494        33,917
 Interest-bearing demand deposits          7,407        10,789        12,412
                                         -------       -------       -------
 Total                                   $23,480       $35,104       $52,258
                                         =======       =======       =======

13. ADVANCES FROM THE FEDERAL HOME LOAN BANK

Federal Home Loan Bank ("FHLB") advances are collateralized under a blanket collateral lien agreement. Advances were as follows:


                                                   December 31,
                                             --------------------------
                                                 2003          2002
                                               --------      --------
Convertible rate advances                      $ 25,000      $ 45,000
Term amortizing advances                         80,764        89,060
Term non-amortizing advances                     58,200         8,200
                                               --------      --------
  Total                                        $163,964      $142,260
                                               ========      ========

Convertible rate advances are as follows:

                                                         December 31,
                                                  ----------------------------
                                                       2003          2002
                                                       ----          ----
Original principal               $25,000
Fixed interest rate               6.49%
Funding date                October 12, 2000
Maturity date               October 12, 2007
Convertible date            October 12, 2005
     Balance                                           $25,000       $25,000
Original principal            $10,000
Fixed interest rate             6.93%
Funding date                June 27, 2000
Maturity date               June 27, 2003
Convertible date            June 27, 2002
     Balance                                                 -        10,000
Original principal             $10,000
Fixed interest rate             6.87%
Funding date                June 29, 2000
Maturity date               June 29, 2003
Convertible date            June 29, 2002
     Balance                                                 -        10,000
                                                       -------       -------
Total                                                  $25,000       $45,000
                                                       =======       =======

Payments are interest only and are made quarterly. On the convertible date and each quarter thereafter, the FHLB has the option to convert these advances at then current market rates. The Company has the option of replacing the funding or repaying the advance.



Term amortizing advances are as follows:

                                                             December 31,
                                                        ------------------------
                                                           2003          2002
                                                           ----          ----
Original principal             $1,800
Interest rate                   5.404%
Monthly payment                   $12
Maturity date               October 8, 2008
    Balance                                               $ 1,507       $ 1,571
Original principal             $2,600
Interest rate                   5.867%
Monthly payment                   $18
Maturity date             November 26, 2018
    Balance                                                 2,203         2,291
Original principal            $25,000
Interest rate                   3.890%
Monthly payment                  $459
Maturity date             November 15, 2006
    Balance                                                15,578        20,381
Original principal            $25,000
Interest rate                   4.200%
Monthly payment                  $463
Maturity date              January 10, 2007
    Balance                                                16,436        21,189
Original principal            $25,000
Interest rate                   4.200%
Monthly payment                  $463
Maturity date              January 30, 2007
    Balance                                                16,436        21,189
Original principal            $25,000
Interest rate                   4.740%
Monthly payment                  $350
Maturity date              January 30, 2009
    Balance                                                19,230        22,439
Original principal            $10,000
Interest rate                   3.780%
Monthly payment                  $100
Maturity date             February 21, 2013
    Balance                                                 9,374             -
                                                          -------       -------
Total                                                     $80,764       $89,060
                                                          =======       =======

Term non-amortizing advances are as follows:

                                                          December 31,
                                                   ----------------------------
                                                        2003          2002
                                                        ----          ----
Original principal                  $8,200
Fixed interest rate                  4.85%
Funding date                     June 6, 2002
Maturity date                    June 6, 2007
     Balance                                            $ 8,200        $8,200
Original principal                  $15,000
Fixed interest rate                  3.39%
Funding date                   February 14, 2003
Maturity date                  February 14, 2008
     Balance                                             15,000             -
Original principal                  $10,000
Fixed interest rate                  1.88%
Funding date                    April 25, 2003
Maturity date                   April 25, 2005
     Balance                                             10,000             -
Original principal                  $15,000
Fixed interest rate                  3.30%
Funding date                    April 25, 2003
Maturity date                   April 25, 2008
     Balance                                             15,000             -
Original principal                  $10,000
Fixed interest rate                  3.90%
Funding date                   September 5, 2003
Maturity date                  September 5, 2008
     Balance                                             10,000             -
                                                        -------        ------
Total                                                   $58,200        $8,200
                                                        =======        ======

Interest expense on FHLB advances was $7,639,000, $7,347,000 and $3,413,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

14. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

During 2003 and 2002, the Company entered into overnight repurchase agreements with customers. At December 31, 2003 and 2002, the amounts outstanding were $55,934,000 and $61,860,000, respectively. At December 31, 2003, the amounts were borrowed at interest rates ranging from 0.14% to 0.92%. At December 31, 2002, the amounts were borrowed at interest rates ranging from 0.25% to 1.22%. Interest expense on customer repurchase agreements was $348,000, $739,000 and $2,437,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Collateral for customer repurchase agreements were U.S. Treasury notes. The fair value of the collateral was approximately equal to the amounts outstanding.

15. OTHER BORROWED FUNDS

Originally  assumed in connection  with an acquisition  in 1998,  during January
2003, the Bank paid off a loan payable in the amount of $1,160,000. The borrowing consisted of a single loan from the City of Wilmington, Delaware (the "City") in accordance with the City's "Loans-to-Lenders" program that provides low-cost financing to qualified participants. The loan with the City was a variable rate, interest-only note adjusted weekly and matured January 1, 2003. At December 31, 2002, the interest rate on the loan was 1.70%.

16. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT

The Company had previously established Issuer Trusts that issued guaranteed preferred beneficial interests in the Company's junior subordinated debentures. Prior to FIN 46 and FIN 46 (R), the Company classified its Issuer Trusts after total liabilities and before shareholders' equity on its consolidated statement of financial position under the caption "Guaranteed Preferred Beneficial
Interest in Company's Subordinated Debt" and the retained common capital securities of the Issuer Trusts were eliminated against the Company's investment in the Issuer Trusts. Distributions on the preferred securities were recorded as interest expense on the consolidated statement of income. Under the provisions of FIN 46 (R), these securities were reclassified as borrowed funds.

As a result of the adoption of FIN 46 and FIN 46 (R), the Company deconsolidated all the Issuer Trusts. As a result, the junior subordinated debentures issued by the Company to the Issuer Trusts, totaling $72.2 million, are reflected in the Company's consolidated statement of financial position in the liabilities section at December 31, 2003, under the caption "Junior Subordinated
Debentures." The Company records interest expense on the corresponding debentures in its consolidated statements of income. The Company also recorded the common capital securities issued by the Issuer Trusts in "Other assets" in its consolidated statement of financial position at December 31, 2003.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Trust as of December 31, 2003:

                               Capital Securities                            Junior Subordinated Debentures
                  -------------------------------------------   ------------------------------------------------------
                                        Stated  Distribution    Principal                                   Redeemable
  Trust                Issuance Date     Value          Rate       Amount               Maturity             Beginning
  -----                -------------     -----          ----       ------               --------             ---------
                                                  6-mo LIBOR
 Sun Trust III        April 22, 2002   $20,000    plus 3.70%      $20,619         April 22, 2032        April 22, 2007
                                                  3-mo LIBOR
 Sun Trust IV           July 7, 2002    10,000    plus 3.65%       10,310        October 7, 2032          July 7, 2007
                                                  3-mo LIBOR
 Sun Trust V       December 18, 2003    15,000    plus 2.80%       15,464      December 30, 2033     December 30, 2008
                                                  3-mo LIBOR
 Sun Trust VI      December 19, 2003    25,000    plus 2.80%       25,774       January 23, 2034      January 23, 2009
                                       -------                    -------
     Total                             $70,000                    $72,167
                                       =======                    =======


While the capital securities have been deconsolidated in accordance with GAAP, they continue to qualify as Tier 1 capital under federal regulatory guidelines. The change in accounting guidance did not have an impact on the Tier 1 regulatory capital of either the Company or the Bank. In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include the capital securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance. There can be no assurance that the Federal Reserve will continue to allow institutions to include capital securities in Tier 1 Capital for regulatory capital purposes.

The Issuer Trusts are wholly owned subsidiaries of the Company and have no independent operations. The obligations of Issuer Trusts are fully and unconditionally guaranteed by the Company. The debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. Interest on the debentures is cumulative and payable in arrears. Proceeds from any redemption of debentures would cause a mandatory redemption of capital securities having an aggregate liquidation amount equal to the principal amount of debentures redeemed.

Sun Trust III variable annual rate will not exceed 11.00% through five years from its issuance. Sun Trust IV variable annual rate will not exceed 11.95% through five years from its issuance. Sun Trust V and Sun Trust VI do not have interest rate caps.

During 2002, the Company notified the holders of the outstanding capital securities of Sun Trust I of its intention to call these securities contemporaneously with the redemption of the Sun Trust I debentures on April 1, 2002. The Company wrote off the unamortized debt issuance costs of the called securities in the amount of $777,000, net of income tax, through a charge to equity.

During 2003, the Company notified the holders of the outstanding capital securities of Sun Trust II of its intention to call these securities contemporaneously with the redemption of the Sun Trust II debentures on December 31, 2003. The Company wrote off the unamortized debt issuance costs of the called securities in the amount of $624,000, net of income tax, through a charge to equity.

17. STOCK REPURCHASE PLAN

In February 2002, the Board of Directors of the Company authorized the initiation of a stock repurchase plan covering up to approximately 3%, or 336,000 shares, adjusted for stock dividends, of the Company's outstanding common stock. The repurchases were made from time to time in open-market transactions, subject to the availability of the stock. As of December 31, 2003, the Company had 90,562 shares repurchased for an aggregate price of approximately $1,046,000.

18. STOCK OPTION PLANS

In January  2002,  the Board of Directors of the Company  adopted a Stock Option
Plan (the "2002 Plan"). Options granted under the 2002 Plan may be either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. Options granted under the 2002 Plan are at the estimated fair value at the date of grant. There are 826,875 shares authorized for grants of options under the 2002 Plan. The grant of "reload" options is authorized under the 2002 Plan. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an "original option") by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the "reload" feature will reduce the total number of shares eligible for award under the Plan. Under the 2002 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 2002 Plan allows 20% of options granted to employees to vest six months after the date of grant, and 20% for each of the next four anniversaries of the grant, subject to employment and other conditions. The vesting provision of the 2002 Plan generally allows options granted to directors to vest as of the date of grant. At December 31, 2003, there were 822,037 options outstanding with the "reload" feature under the 2002 Plan.

In 1997, the Company adopted a Stock Option Plan (the "1997 Plan"). Options granted under the 1997 Plan may be either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. Options granted under the 1997 Plan are at the estimated fair value at the date of grant. There are 1,207,504 shares authorized for grants of options under the 1997 Plan. At December 31, 2003, there were 1,197,955 options outstanding with the "reload" feature under the 1997 Plan.

In 1995, the Company adopted a Stock Option Plan (the "1995 Plan"). There are 711,643 shares authorized for grants of options under the 1995 Plan. Options granted under the 1995 Plan were either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. Options granted under the 1995 Plan were at the estimated fair value at the date of grant.

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

There are no equity compensation plans issued by the Company that were not approved by the shareholders.

Options granted and outstanding under the 1995, 1997 and 2002 Plans, adjusted for 5% stock dividends granted where appropriate, are as follows:

                                                                          Incentive   Nonqualified      Total
                                                                          ---------   ------------      -----
Options granted and outstanding:
  December 31, 2003 at prices ranging from $3.90 to $18.95 per share         478,964     2,235,050     2,714,014
                                                                             =======     =========     =========
  December 31, 2002 at prices ranging from $3.90 to $17.24 per share         506,367     2,235,057     2,741,424
                                                                             =======     =========     =========
  December 31, 2001 at prices ranging from $3.90 to $17.24 per share         436,944     1,510,441     1,947,385
                                                                             =======     =========     =========

Activity in the stock option plans for the period beginning January 1, 2001 and ending December 31, 2003 was as follows:

                                                   Weighted
                               Number              Exercise
                              of Shares             Price           Options
                             Outstanding          Per Share       Exercisable
                             -----------          ---------       -----------

January 1, 2001              2,294,042            $    8.40         1,603,740
    Granted                    110,705            $    7.68         =========
    Exercised                 (431,125)           $    3.59
    Expired                    (26,237)           $   10.72
                             ---------
December 31, 2001            1,947,385            $    9.46         1,855,800
    Granted                  1,081,290            $   11.15         =========
    Exercised                 (199,242)           $    5.75
    Expired                    (88,009)           $   12.55
                             ---------
December 31, 2002            2,741,424            $   10.18         1,845,804
    Granted                     15,000            $   18.95         =========
    Exercised                  (34,548)           $   11.02
    Expired                     (7,862)           $   12.71
                             ---------
December 31, 2003            2,714,014            $   10.21         2,067,505
                             =========                              =========

The following table summarizes stock options outstanding at December 31, 2003:


                        Options Outstanding                                             Options Exercisable
-------------------------------------------------------------------------      -----------------------------------
                       Number of     Weighted Average        Weighted                               Weighted
     Range of           Options         Remaining        Average Exercise         Options       Average Exercise
  Exercise Price      Outstanding    Contractual Life         Price             Exercisable          Price
-------------------------------------------------------------------------      -----------------------------------
$ 3.90  - $ 6.91         512,799         2.50 years           $ 4.84               512,799           $ 4.84
$ 7.04  - $ 9.03         326,953         4.66 years           $ 7.54               326,953           $ 7.54
$10.84 -  $11.72       1,398,268         7.48 years           $11.07               806,239           $11.24
$12.44 -  $18.95         475,994         5.46 years           $15.32               421,514           $12.69
                       ---------                                                 ---------
                       2,714,014         5.84 years           $10.21             2,067,505           $ 9.93
                       =========                                                 =========

19. EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan ("ESPP") and a Directors Stock Purchase Plan ("DSPP") (collectively, the "Purchase Plans") wherein 398,230 shares were reserved for issuance pursuant to the Purchase Plans. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2003 and 2002, there were 6,930 shares and 7,583 shares, respectively, granted and issued through the ESPP. For the years ended December 31, 2003 and 2002, there were 2,758 shares and 5,098 shares, respectively, granted and issued through the DSPP. At December 31, 2003, there were 201,808 and 15,035 shares remaining in the ESPP and DSPP, respectively.

20.      BENEFITS

The Company has established a 401(k) Retirement Plan (the "401(k) Plan") for all qualified employees. Substantially all employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and the Company's match begins after one year of service and attaining age 21. Vesting in the Company's contribution accrues over four years at 25% each year. Pursuant to the 401(k) Plan, employees could contribute up to 50% of their compensation to a maximum of $12,000 in 2003 ($142,000 for certain eligible participants), $11,000 in 2002 and $10,500 in 2001. The Company matches 50% of the employee contribution, up to 6% of compensation. Beginning in 1998, the Company match consisted of a contribution of Company common stock, at market value. The Company's contributions were purchased through a broker by the directed trustee. The Company's contribution to the 401(k) Plan was $414,000, $320,000 and $291,000 for the years ended December 31, 2003, 2002 and 2001, respectively. The Company expensed $23,000, $18,000 and $49,000 during 2003, 2002 and 2001, respectively, to administer and audit the 401(k) Plan.


21. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

In the normal course of business, the Bank has various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $38,915,000 and $42,757,000 at December 31, 2003 and 2002,
respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial position of the Company will not be affected materially by the final outcome of any contingent liabilities and commitments.

Certain office space of the Company and the Bank is leased from companies affiliated with the Chairman of the Company's Board of Directors under separate agreements with the Company. The Bank is the sub-tenant of one of these leases. Terms of these three agreements at December 31, 2003 are as follows.

Expiration date              October 2017      March 2005         January 2006
Annual Rental                   $1,053            $40                 $54
Renewal Option remaining          N/A       1 five-year term    2 two-year terms
Annual Rental Increases           CPI            Fixed               Fixed

Certain office space of the Bank is leased from companies affiliated with certain Directors under separate agreements with the Bank. Terms of these two agreements at December 31, 2003 are as follows.

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

The following table shows future minimum payments under non-cancelable operating leases with initial terms of one year or more at December 31, 2003. Future minimum receipts under sub-lease agreements are not material.

2004                                        $ 3,777
2005                                          3,574
2006                                          3,143
2007                                          2,973
2008                                          2,929
Thereafter                                   14,390
                                            -------
     Total                                  $30,786
                                            =======

Rental expense included in occupancy expense for all operating leases was $3,722,000, $3,636,000 and $3,195,000 for the years ended December 31, 2003,
2002 and 2001, respectively.

22. INCOME TAXES

The income tax provision consists of the following:

                                       For the Years Ended
                                          December 31,
                            ------------------------------------------
                                   2003          2002          2001
                                 -------       -------        ------
Current                          $ 5,104       $ 6,478        $2,899
Deferred                             342        (1,780)       (2,743)
                                 -------       -------        ------
     Total                       $ 5,446       $ 4,698        $  156
                                 =======       =======        ======

Items that gave rise to significant portions of the deferred tax accounts are as follows:

                                                        December 31,
                                                  ----------------------------
                                                      2003          2002
                                                    -------       -------
Deferred tax asset:
  Allowance for loan losses                         $ 7,175       $ 6,663
  Goodwill amortization                               3,040         4,105
  Compensation                                           17           413
  Other                                                   -           322
  Valuation allowance                                     -          (735)
                                                    -------       -------
          Total deferred tax asset                   10,232        10,768
Deferred tax liability:
  Property                                             (846)         (864)
  Deferred loan fees                                    (12)          (14)
  Unrealized gain on investment securities             (861)       (3,023)
  Other                                                 (48)            -
                                                    -------       -------
          Total deferred tax liability               (1,767)       (3,901)
                                                    -------       -------
                   Net deferred tax asset           $ 8,465       $ 6,867
                                                    =======       =======


The provision for federal income taxes differs from that computed at the statutory rate as follows:

                                                                    For the Years Ended
                                                                        December 31,
                                                ----------------------------------------------------------
                                                       2003                2002                  2001
                                                       ----                ----                  ----
                                                 Amount     %         Amount     %          Amount     %
                                                -------   ----       -------   ----       -------    ----
Tax computed at the statutory rate              $ 6,574   35.0       $ 5,276   35.0       $   520    35.0
Surtax exemption                                   (188)  (1.0)         (150)  (1.0)          (15)   (1.0)
Increase (decrease) in charge resulting from:
  Goodwill amortization                               -      -             -      -            42     2.8
  Tax exempt interest (net)                        (819)  (4.4)         (650)  (4.3)         (571)  (38.4)
  Other, net                                       (121)  (0.6)          222    1.5           180    12.1
                                                -------   ----       -------   ----       -------    ----
       Total                                    $ 5,446   29.0       $ 4,698   31.2       $   156    10.5
                                                =======   ====       =======   ====       =======    ====


23. EARNINGS PER SHARE

         Earnings per share were calculated as follows:

                                                                             For the Years Ended December 31,
                                                                      ------------------------------------------
                                                                           2003          2002          2001
                                                                       -----------   -----------   -----------
Net income                                                             $    13,336   $    10,378   $     1,328
Less: Trust Preferred issuance costs write-off                                 624           777             -
                                                                       -----------   -----------   -----------
Net income available to common shareholders                            $    12,712   $     9,601   $     1,328
                                                                       ===========   ===========   ===========

Dilutive stock options outstanding                                       2,724,207     2,261,514     1,025,940
Average exercise price per share                                       $     10.17   $      9.00   $      5.90
Average market price - diluted                                         $     18.92   $     12.35   $      8.97

Average common shares outstanding                                       11,822,845    11,726,387    11,426,991
Increase in shares due to exercise of options - diluted                    911,961       450,331       201,053
                                                                       -----------   -----------   -----------
Adjusted shares outstanding - diluted                                   12,734,806    12,176,718    11,628,044
                                                                       ===========   ===========   ===========

Net earnings per share - basic                                         $      1.08   $      0.82   $      0.12
Net earnings per share - diluted                                       $      1.00   $      0.79   $      0.11

Options  that could  potentially  dilute
basic EPS in the future  that were not included in the
computation of diluted EPS because to do so
would have been antidilutive for the period presented                            -       498,794       921,444

24. REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators, that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Permission from the Office of the Comptroller of the Currency (the "OCC") is required if the total of dividends declared in a calendar year exceeds the total of the Bank's net profits, as defined by the OCC, for that year, combined with its retained net profits of the two preceding years.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank meet all applicable capital adequacy requirements.

As of December 31, 2003, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total Capital, Tier 1 Capital and Leverage Ratios as set forth in the table below.

                                                                                           To Be Well-Capitalized
                                                                         Required for           Under Prompt
                                                                       Capital Adequacy      Corrective Action
                                                     Actual                Purposes              Provisions
                                             ---------------------------------------------------------------------
                                               Amount      Ratio      Amount      Ratio      Amount      Ratio
                                               ------      -----      ------      -----      ------      -----
At December 31, 2003
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                          $195,197     11.35%    $137,608      8.00%        N/A
    Sun National Bank                          $172,500     10.06%    $137,116      8.00%   $171,395      10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                          $168,576      9.80%    $ 68,804      4.00%        N/A
    Sun National Bank                          $154,536      9.02%    $ 68,558      4.00%   $102,837       6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                          $168,576      7.34%    $ 91,865      4.00%        N/A
    Sun National Bank                          $154,536      6.77%    $ 91,291      4.00%   $114,114       5.00%

At December 31, 2002
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                          $176,688    12.16 %    $116,224      8.00%        N/A
    Sun National Bank                          $165,322    11.40 %    $116,021      8.00%   $145,026      10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                          $145,459    10.15 %    $ 58,112      4.00%        N/A
    Sun National Bank                          $148,639    10.25 %    $ 58,010      4.00%   $ 87,016       6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                          $147,459     6.84 %    $ 86,291      4.00%        N/A
    Sun National Bank                          $148,639     6.97 %    $ 85,244      4.00%   $106,556       5.00%

25. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. AccFrdingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                       December 31, 2003           December 31, 2002
                                                  --------------------------------------------------------
                                                                  Estimated                   Estimated
                                                    Carrying        Fair        Carrying        Fair
                                                     Amount         Value        Amount         Value
                                                     ------         -----        ------         -----
 Assets:
   Cash and cash equivalents                          $ 82,117      $ 82,117      $ 65,614      $ 65,614
   Investment securities available for sale            963,428       963,428       723,201       723,201
   Loans receivable, net                             1,364,465     1,408,271     1,217,008     1,263,396
   Restricted equity investments                        12,551        12,551        11,610        11,610
 Liabilities:
   Demand deposits                                   1,183,991     1,185,991       949,827       949,827
   Savings deposits                                    392,784       392,784       328,508       328,508
   Time deposits                                       534,350       534,149       412,127       419,025
   FHLB advances                                       163,964       169,970       142,260       151,399
   Junior subordinated debentures                       72,167        68,392             -             -
   Loan payable                                              -             -         1,160         1,160
   Securities sold under agreements to repurchase       55,934        55,934        61,860        61,860

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

Junior subordinated debentures and FHLB advances - The fair value was estimated by discounting approximate cash flows of the borrowings to achieve a current market yield.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 2003 and 2002, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

26. INTEREST RATE RISK

The Company's exposure to interest rate risk results from the difference in maturities and repricing characteristics of the interest-bearing liabilities and interest-earning assets and the volatility of interest rates. At December 31, 2003, the Company was asset sensitive, that is the Company's assets had shorter maturity or repricing terms than its liabilities. Generally, an asset sensitive position will benefit the Company's earnings during periods of rising rates and will tend to negatively impact earnings during periods of declining interest rates. Conversely, a liability sensitive position would benefit the Company during periods of declining rates and negatively impact earnings in a period of increasing interest rates. Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities.


27. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY


The condensed financial statements of Sun Bancorp, Inc. are as follows:

 Condensed Statements of Financial Condition              December 31,
                                                   ----------------------------
                                                        2003          2002
                                                      --------      --------
 Assets
 Cash                                                 $ 15,860      $  6,382
 Investments in subsidiaries:
      Bank subsidiary                                  233,021       193,531
      Non-bank subsidiaries                              2,167         1,854
 Accrued interest and other assets                       7,820         5,848
                                                      --------      --------
     Total                                            $258,868      $207,615
                                                      ========      ========

 Liabilities and Shareholders' Equity
 Junior subordinated debentures                       $ 72,167             -
 Other liabilities                                         983      $    864
                                                      --------      --------
     Total liabilities                                  73,150           864
 Guaranteed preferred beneficial interest
   in Company's subordinated debt                            -        61,128

 Shareholders' Equity                                  185,718       145,623
                                                      --------      --------
     Total                                            $258,868      $207,615
                                                      ========      ========

 Condensed Statements of Income

                                                                  For the Years ended December 31,
                                                              ------------------------------------------
                                                                   2003          2002          2001
                                                                 -------       -------       -------
 Net interest expense                                            $(4,227)      $(4,633)      $(5,438)
 Management fee                                                    2,602         2,279         4,327
 Other expenses                                                   (2,613)       (2,133)       (4,375)
                                                                 -------       -------       -------
 Loss before equity in undistributed income of subsidiaries
      and income tax expense                                      (4,238)       (4,487)       (5,486)
 Equity in undistributed income of subsidiaries                   16,426        13,520         5,218
 Income tax benefit                                               (1,148)       (1,345)       (1,596)
                                                                 -------       -------       -------
 Net income                                                      $13,336       $10,378       $ 1,328
                                                                 =======       =======       =======

 Condensed Statements of Cash Flows

                                                                    For the Years ended December 31,
                                                                  ------------------------------------
                                                                      2003        2002        2001
                                                                    --------    --------    --------
Operating activities:
  Net income                                                        $ 13,336    $ 10,378    $  1,328
  Adjustments to reconcile net income to
    net cash used in operating activities -
    Undistributed income of subsidiaries                             (16,427)    (13,520)     (5,218)
  Changes in assets and liabilities which  (used) provided cash:
    Accrued interest and other assets                                 (2,596)     (2,702)     (2,888)
    Accounts payable and accrued expenses                                119         307         278
                                                                    --------    --------    --------
             Net cash used in operating activities                    (5,568)     (5,537)     (6,500)
                                                                    --------    --------    --------
Investing activities -
  Dividends from subsidiary                                            4,189       8,015       5,916
                                                                    --------    --------    --------
           Net cash provided by investing activities                   4,189       8,015       5,916
                                                                    --------    --------    --------

Financing activities:
  Proceeds from other borrowings                                           -      25,000           -
  Repayment of other borrowings                                            -     (25,000)          -
  Proceeds from issuance of Trust Preferred Securities                40,000      30,000           -
  Redemption of Trust Preferred Securities                           (29,274)    (28,000)          -
  Exercise of stock options                                              420         784         670
  Proceeds from issuance of common stock                              30,717         376         187
  Capital contribution to banking subsidiary                         (31,000)          -           -
  Repurchase of guaranteed preferred beneficial interest
         in Company's subordinated debt                                    -         (13)          -
  Purchase of treasury stock                                               -      (1,046)          -
  Payments for fractional interests resulting from stock dividend         (6)         (6)         (4)
                                                                    --------    --------    --------
           Net cash provided by financing activities                  10,857       2,095         853
                                                                    --------    --------    --------
Increase in cash                                                       9,478       4,753         269
Cash, beginning of year                                                6,382       1,809       1,540
                                                                    --------    --------    --------
Cash, end of year                                                   $ 15,860    $  6,382    $  1,809
                                                                    ========    ========    ========

28. SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for each of the last two years restated for stock dividends (amounts are in thousands, except per share amounts). As required by SFAS No. 147, the Company retroactively ceased amortization of goodwill beginning as of January 1, 2002 and restated earnings for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002. On April 1, 2002, the Company wrote off the unamortized debt issuance costs of the called securities in the amount of $777,000, net of income tax, through a charge to equity. On December 31, 2003, the Company wrote off the unamortized debt issuance costs of the called securities in the amount of $624,000, net of income tax, through a charge to equity.

                                                                            Three Months Ended
                                                      ------------------------------------------------------------
                                                      December 31,    September 30,     June 30,      March 31,
                                                      ------------    -------------     --------      ---------
2003
Interest income                                            $26,505        $26,383        $27,485        $27,689
Interest expense                                             7,886          8,097          9,828          9,964
                                                           -------        -------        -------        -------
Net interest income                                         18,619         18,286         17,657         17,725
Provision for loan losses                                    1,165          2,275            710            675
Non-interest income                                          4,010          5,487          3,868          3,991
Non-interest expense                                        17,459         16,659         16,394         15,524
                                                           -------        -------        -------        -------
Income before income taxes                                   4,005          4,839          4,421          5,517
Income taxes                                                   871          1,522          1,294          1,759
Net income, as reported                                      3,134          3,317          3,127          3,758
Less: Trust Preferred issuance costs write-off                 624              -              -              -
                                                           -------        -------        -------        -------
Net income available to common shareholders                $ 2,510        $ 3,317        $ 3,127        $ 3,758
                                                           =======        =======        =======        =======

Basic earnings per share                                   $  0.21        $  0.28        $  0.27        $  0.32
                                                           =======        =======        =======        =======

Diluted earnings per share                                 $  0.19        $  0.26        $  0.25        $  0.31
                                                           =======        =======        =======        =======

2002
Interest income                                            $27,690        $28,971        $28,615        $27,618
Interest expense                                            10,962         12,124         12,167         12,603
                                                           -------        -------        -------        -------
Net interest income                                         16,728         16,847         16,448         15,015
Provision for loan losses                                      990          1,000          1,110          1,075
Non-interest income                                          3,861          3,259          3,257          2,801
Non-interest expense                                        15,371         15,062         14,851         13,681
                                                           -------        -------        -------        -------
Income before income taxes                                   4,228          4,044          3,744          3,060
Income taxes                                                 1,336          1,268          1,171            923
                                                           -------        -------        -------        -------
Net income, as reported                                      2,892          2,776          2,573          2,137
Goodwill amortization, net of tax                                -            544            544            544
                                                           -------        -------        -------        -------
Adjusted net income                                          2,892          2,232          2,029          1,593
Less: Trust Preferred issuance costs write-off                   -              -            777              -
                                                           -------        -------        -------        -------
Net income available to common shareholders                $ 2,892        $ 2,232        $ 1,252        $ 1,593
                                                           =======        =======        =======        =======

Basic earnings per share                                    $ 0.25         $ 0.19         $ 0.10         $ 0.13
Goodwill amortization, net of tax                                -           0.05           0.05           0.05
                                                           -------        -------        -------        -------
Adjusted basic earnings per share                           $ 0.25         $ 0.24         $ 0.15         $ 0.18
                                                            ======         ======         ======         ======

Diluted earnings per share                                  $ 0.24         $ 0.18         $ 0.09         $ 0.13
Goodwill amortization, net of tax                                -           0.05           0.05           0.05
                                                           -------        -------        -------        -------
Adjusted diluted earnings per share                         $ 0.24         $ 0.23         $ 0.14         $ 0.18
                                                            ======         ======         ======         ======

Basic and diluted earnings per share are computed independently for each of the quarters presented. Consequently, the sum of the quarters may not equal the annual earnings per share.

                                     ******

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

                                                  High           Low
                                                  ----           ---
2003
Fourth Quarter                                 $ 27.20       $ 21.56
Third Quarter                                    23.17         19.17
Second Quarter                                   19.86         13.24
First Quarter                                    14.57         12.86

2002
Fourth Quarter                                 $ 13.81       $ 12.12
Third Quarter                                    13.33          9.53
Second Quarter                                   14.00         11.97
First Quarter                                    12.32          9.39

There were 365 holders of record of the Company's common stock as of March 4, 2004. This number does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 4, 2004, there were 13,301,123 shares of the Company's common stock outstanding.

The Company paid 5% stock dividends on April 21, 2003, May 23, 2002 and June 13, 2001. To date, the Company has not paid cash dividends on its common stock. Future declarations of dividends by the Board of Directors would depend upon a number of factors, including the Company's and the Bank's financial condition and results of operations, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, tax considerations, the amount of net proceeds retained by the Company and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if payment is made, will continue to be paid.

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










Additional information: The Company's Annual report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2003 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.