Form 10-K, Exhibit 13
period 2004-12-31
SUN BANCORP INC /NJ/
filed 2005-03-16
CIK 1017793

Selected Financial Data

                                                                  At or for the Years Ended December 31,
                                                   ---------------------------------------------------------------------
                                                           2004          2003          2002          2001          2000
                                                           ----          ----          ----          ----          ----
                                                             (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
  Assets                                             $3,053,587    $2,599,487    $2,112,172    $1,929,425    $2,002,529
  Cash and investments                                  952,779     1,058,096       800,425       739,201       848,421
  Loans receivable (net)                              1,847,721     1,364,465     1,217,008     1,089,605     1,031,844
  Deposits                                            2,430,363     2,111,125     1,690,462     1,572,338     1,410,867
  Borrowings and securities sold
   under agreements to repurchase                       254,310       222,398       205,280       160,096       407,279
   Junior subordinated debentures (1)                    77,322        72,167             -             -             -
  Guaranteed preferred beneficial interest
    in Company's subordinated debt (1)                        -             -        59,274        57,327        57,327
  Shareholders' equity                                  279,220       185,718       145,623       129,960       117,634

Selected Results of Operations:
  Interest income                                      $124,269      $108,062      $112,894      $126,825      $150,656
  Net interest income                                    89,318        72,287        65,038        56,758        61,248
  Provision for loan losses                               2,075         4,825         4,175         7,795         2,580
  Net interest income after
    provision for loan losses                            87,243        67,462        60,863        48,963        58,668
  Non-interest income                                    19,119        17,356        13,178        10,516         8,183
  Non-interest expense                                   81,152        66,036        58,965        57,695        54,447
  Net income                                             17,629        13,336        10,378         1,328         8,780

Per Share Data:
  Earnings Per Share
    Basic                                               $  1.14       $  1.02       $  0.78       $  0.11       $  0.74
    Diluted                                             $  1.06       $  0.95       $  0.75       $  0.10       $  0.73
  Book Value                                            $ 16.31       $ 13.30       $ 11.81       $ 10.64       $  9.90

Selected Ratios:
  Return on average assets                                 0.63%         0.59%         0.50%         0.07%        0.43 %
  Return on average equity                                 7.80%         8.71%         7.63%         1.05%        8.85 %
  Ratio of equity to assets                                9.15%         6.79%         6.55%         6.42%        4.86 %

(1) Effective December 31, 2003, the Company adopted new accounting standards which required the deconsolidation of the Company's wholly-owned trusts which issued capital securities.

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


OVERVIEW

Sun Bancorp, Inc. (the "Company") is a multi-state Bank Holding Company headquartered in Vineland, New Jersey. The Company's principal subsidiary is Sun National Bank (the "Bank"). At December 31, 2004, the Company had total assets of $3.1 billion, total deposits of $2.4 billion and total shareholders' equity of $279.2 million. In July 2004, the Company acquired Community Bancorp of New Jersey ("Community") which added eight new branches with approximately $342 million of deposits. The Company's principal business is to serve as a holding company for the Bank. As a registered holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System.

Through the Bank, the Company provides consumer and business banking services through its regional banking groups and 73 Full Service Community Banking
Centers located in 12 counties in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania. Through local management personnel with community knowledge, each regional banking group is comprised of three functional business lines, commercial, small business and community banking that are empowered with localized decision-making to better serve their communities.

The Bank offers comprehensive lending, depository and financial services to its customers and marketplace. The Bank's lending services to businesses include commercial, commercial real estate, SBA loans and small business loans. The Bank's commercial deposit services include business checking accounts, and cash management services such as electronic banking, sweep accounts, lockbox services, Internet banking, PC banking and controlled disbursement services. The Bank's lending services to retail customers include home equity loans, residential mortgage loans, and other loans. The Bank funds these lending activities primarily through retail deposits, repurchase agreements with customers and advances from the Federal Home Loan Bank. The Bank's retail deposit services include checking accounts, savings accounts, money market deposits, certificates of deposit and individual retirement accounts. Through a third-party arrangement, the Bank also offers mutual funds, securities brokerage, annuities and investment advisory services. The Bank recently achieved Preferred Lender status with the SBA, offers equipment leasing and is a designated Preferred Lender with the New Jersey Economic Development Authority.

The Company has a specific strategic plan for delivering profitable growth. The key priorities that guide decisions and the focus of corporate resources are:

     o        Branch Franchise Strategy

     o        Relationship Banking

     o        Fee Income

     o        Infrastructure


Branch Franchise Strategy. Beginning in 2001, the Company began to implement a strategy to maximize its market coverage and improve branch profitability with the most efficient number of branches. Selling, consolidating or closing under performing branches and adding branches in more attractive markets was accomplished in the successful execution of this strategy. Through December 31, 2004, we have sold six branches and consolidated fourteen branches into existing offices. These twenty branches had an average deposit size of approximately $11.5 million. In addition, over that same period we opened seven de novo branch offices. We have also had several recent acquisitions that have enhanced our franchise and strengthened our market position in four strategic counties in New Jersey. In December 2003, the Bank acquired eight branches with approximately $340 million of deposits from New York Community Bank. In July 2004, the Bank acquired Community Bancorp of New Jersey which added eight new branches with approximately $342 million of deposits.

As a result of this branch rationalization program over the past four years, as the table below demonstrates, the number of branch offices increased by a net by three while total deposits have grown 71.4% from $1.4 billion at December 31, 2000 to total deposits at December 31, 2004 of $2.4 billion. More importantly, the average deposit size per branch has grown by 64.9% from $20.2 million to $33.3 million over this same period.

                                                          Total   Avg. Deposits
                                      No. of           Deposits         /Branch
                                     Branches      ($ Millions)    ($ Millions)
-------------------------------------------------------------------------------
Dec. 31, 2000                           70            $1,411          $20.2
Dec. 31, 2001 (+3/-1)                   72             1,572           21.8
Dec. 31, 2002 (+2/-1)                   73             1,690           23.2
Dec. 31, 2003 (+8(1)/-5)                76             2,111           27.8
-------------------------------------------------------------------------------
Dec. 31, 2004 (+10(2)/-13(3))           73            $2,430          $33.3
-------------------------------------------------------------------------------

(1)  Eight branches were acquired  from New York  Community  Bancorp in December
     2003
(2)  Acquisition of Community Bank of New Jersey in July 2004
(3)  Branch rationalization consolidations and closings in 2004

While the Company has successfully completed its branch rationalization program during 2004, our strategic efforts surrounding our branch franchise will be ongoing. We will continue to take advantage of opportunities in our marketplace to grow our core businesses. We expect that the continued consolidation of the banking industry and the customer disruption caused by larger regional bank mergers will provide opportunities to expand our operations and increase our market share through branch and whole bank acquisitions as w ell as from internal growth and de novo branching. We will also continue to evaluate the profitability of our existing branch network for efficiencies that may be gained from sales, consolidations or closures of underperforming branches.

Growth of Relationship Banking Business. As part of the implementation of our strategic plan, it is our goal to provide our customers with value driven products and services designed to create long-term, profitable relationships. Our business is organized across three functional business lines which deliver our products and services on a coordinated basis through our Regional Banking Groups. Each Regional Banking Group focuses on serving the specific needs of its market area and building lasting and profitable relationships with customers. In this way, we are able to deliver to customers the full range of our products and services through business line management and experienced loan origination and credit professionals who operate solely within that market and are responsive, flexible and highly customer focused.


Growth in Fee Income. We believe that we can better serve our customers, achieve our goal of becoming the lead bank for all of our customers' banking needs, increase our profitability and diversify our income stream by delivering a wider range of fee-based financial services products. We intend to increase both our customer base and our share of customers' financial services business by offering a diverse range of products and services. The fee income strategy is designed to provide a more diverse menu of products to our increasing customer base. During 2004, we have enhanced our existing fee-generating products through SBA loan sales, customer derivatives, and leasing. The Company, is exploring additional products and services as part of our ongoing process of innovation. In addition, we have hired new relationship managers with extensive experience in lending and cross-selling these products and services in our market area.


Infrastructure. Since 2001, the Company has invested significant resources into its infrastructure, including capital expenditures for technology hardware and software, facilities improvements and security systems. We have also hired additional people in our lending, regional banking and corporate locations. The improvements to our technology and facilities have created an infrastructure which complements our branch franchise strategy and enables us to more efficiently deliver products and services.

Since 2001 through year end 2004, the Company has invested approximately $5.0 million in technology hardware and software upgrades. During 2004, we successfully completed our most significant remaining project of fully automating the branch network. Also during the above period, the Company has committed to its focus on commercial banking and has increased its staff of seasoned relationship officers by approximately 50 people.

We believe that the ongoing investment in infrastructure both in technology and people has met our strategic objectives set out in 2001. We will continue to prudently evaluate our ongoing capital spending and human resources in accordance with our strategic needs.



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

Management monitors its allowance for loan losses on a quarterly basis and makes adjustments to the allowance through the provision for loan losses as economic conditions and other pertinent factors indicate. In this context, a series of qualitative factors are used in a methodology as our measurement of how current circumstances are affecting the loan portfolio. Included in these qualitative factors are:

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

Additionally, historic loss experience over the trailing eight quarters is taken into account. In determining the allowance for loan losses, management has established both specific and general pooled allowances. Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans without Statement of Financial Accounting Standards ("SFAS") No. 114 reserves (specific allowance). The amount of the specific allowance is determined through a loan-by-loan analysis of certain large dollar commercial loans. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss experience and the qualitative factors described above. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan to value ratios, and external factors. Estimates are periodically measured against actual loss experience.

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

Accounting for Income Taxes. The Company accounts for income taxes in accordance with SFAS No. 109, which requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws.

Valuation of Goodwill. The Company assesses the impairment of goodwill at least annually, and whenever events or significant changes in circumstance indicate that the carrying value may not be recoverable. Factors that the Company considers important in determining whether to perform an impairment review include significant under-performance relative to forecasted operating results and significant negative industry or economic trends. If the Company determines that the carrying value of goodwill may not be recoverable, then the Company will assess impairment based on a projection of undiscounted future cash flows and measure the amount of impairment based on fair value.


RECENT ACCOUNTING PRINCIPLES

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R (revised 2004), "Share-Based Payment," which revises SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." This Statement requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on a grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The provisions of SFAS No. 123R will be effective for the Company's financial statements issued for periods beginning after June 15, 2005. The Company is currently evaluating the effects of the adoption of this Statement on its financial statements.

In March 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force in Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" (EITF 03-1). EITF 03-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. In September 2004, the FASB issued FASB Staff Position 03-1-1, which delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of Issue 03-1 due to additional proposed guidance. The amount of other-than-temporary impairment to be recognized depends on market conditions, management's intent and ability to hold investments until a forecasted recovery and the finalization of the proposed guidance by the FASB. The Company does not anticipate that the finalization of the proposed guidance will have a material impact on the Company.

In March 2004, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" (SAB 105). This bulletin was issued to inform registrants of the SEC's view that the fair value of the recorded loan commitments, which are required to follow derivative accounting under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The provisions of this Staff Accounting Bulletin did not have a material impact on the Company.

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued AICPA Statement of Position No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer" (SOP 03-3), to address accounting for differences between the contractual cash flows of certain loans and debt securities and the cash flows expected to be collected when loans or debt securities are acquired in a transfer and those cash flow differences are attributable, at least in part, to credit quality. As such, SOP 03-3 applies to such loans and debt securities purchased or acquired in purchase business combinations and does not apply to originated loans. It applies to loans with evidence of deterioration of credit quality since origination acquired by completion of a transfer for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. The application of SOP 03-3 limits the interest income, including accretion of purchase price discounts that may be recognized for certain loans and debt securities. Additionally, SOP 03-3 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield or valuation allowance, such as the allowance for loan losses. Subsequent to the initial investment, increases in expected cash flows generally should be recognized prospectively through adjustment of the yield on the loan or debt security over its remaining life. Decreases in expected cash flows should be recognized as impairment. SOP 03-3 is effective for loans and debt securities acquired in fiscal years beginning after December 15, 2004, with early application encouraged. The impact of this new pronouncement will depend on the Company's activity in purchasing loans or acquiring loans in a business combination.


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


2004 vs. 2003

Overview. Net income for the year ended December 31, 2004 was $17.6 million, or $1.06 earnings per share, in comparison to $13.3 million, or $0.95 earnings per share for the year ended December 31, 2003. As more fully described below, the 32.3% increase in net income was attributable to an increase in net interest income of $17.0 million, a decrease in the provision for loan losses of $2.8 million, and an increase in non-interest income of $1.8 million, partially offset by an increase in non-interest expenses of $15.1 million.

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

                                                                        Years Ended December 31,
                                             ------------------------------------------------------------------------------
                                                               2004                                    2003
                                             --------------------------------------  --------------------------------------
                                                                          Avg.                                    Avg.
                                                  Average               Yield/            Average               Yield/
                                                  Balance     Interest    Cost            Balance    Interest     Cost
                                                  -------     --------    ----            -------    --------     ----
  Loans receivable (1), (2):

     Commercial and industrial                 $1,352,307     $ 82,871    6.13  %      $1,087,067    $ 70,437     6.48  %
     Home equity                                  102,661        4,075    3.97             62,194       2,452     3.94
     Second mortgage                               50,352        3,193    6.34             50,302       3,369     6.70
     Residential real estate                       30,730        2,225    7.24             37,315       2,778     7.45
     Other                                         57,447        4,253    7.41             52,365       4,227     8.07
                                               ----------     --------                 ----------    --------
        Total loans receivable                  1,593,497       96,617    6.06          1,289,243      83,263     6.46
  Investment securities (3)                       881,547       28,134    3.19            732,821      25,726     3.51
  Interest-bearing deposit with banks              13,737          134    0.97              8,464          57     0.68
  Federal funds sold                               29,675          385    1.30             31,599         301     0.95
                                               ----------     --------                 ----------    --------
    Total interest-earning assets               2,518,456      125,270    4.97          2,062,127     109,347     5.30
Non-interest-earning assets:
  Cash and due from banks                          77,050                                  63,963
  Bank properties and equipment                    35,828                                  29,661
  Goodwill and intangible assets                  100,981                                  39,016
  Other assets, net                                62,638                                  59,329
                                               ----------                              ----------
     Total non-interest-earning assets            276,497                                 191,969
                                               ----------                              ----------
        Total assets                           $2,794,953                              $2,254,096
                                               ==========                              ==========

  Interest-bearing deposit accounts:
     Interest-bearing demand deposits           $ 792,470        7,200    0.91          $ 684,162       7,407     1.08
     Savings deposits                             429,077        3,440    0.80            326,012       3,968     1.22
     Time deposits                                562,265       13,421    2.39            408,264      12,105     2.96
                                               ----------     --------                 ----------    --------
         Total interest-bearing deposits        1,783,812       24,061    1.35          1,418,438      23,480     1.66
                                               ----------     --------                 ----------    --------
  Borrowed money, short-term:
     Federal funds purchased                        3,990           70    1.76              4,653          81     1.74
     Repurchase agreements with customers          63,727          471    0.74             71,828         348     0.48
  Borrowed money, long-term:
     FHLB advances                                159,466        6,734    4.22            170,844       7,639     4.47
     Debentures and trust securities               74,646        3,615    4.84             60,660       4,227     6.97
                                               ----------     --------                 ----------    --------
          Total interest-bearing liabilities    2,085,641       34,951    1.68          1,726,423      35,775     2.07
                                               ----------     --------                 ----------    --------
Non-interest-bearing liabilities:
     Non-interest-bearing demand deposits         460,990                                 338,385
     Other liabilities                             22,390                                  36,171
                                               ----------                              ----------
           Non-interest-bearing liabilities       483,380                                 374,556
                                               ----------                              ----------
                 Total liabilities              2,569,021                               2,100,979
                                               ----------                              ----------
Shareholders' equity                              225,932                                 153,117
                                               ----------                              ----------
  Total liabilities and shareholders' equity   $2,794,953                              $2,254,096
                                               ==========                              ==========
Net interest income                                            $90,319                                $73,572
                                                               =======                                =======
Interest rate spread (4)                                                  3.29  %                                 3.23  %
                                                                        ======                                 == ====
Net interest margin (5)                                                   3.59  %                                 3.57  %
                                                                        ======                                 == ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities                               120.75  %                               119.45  %
                                                                        ======                                  ======

--------------------------------------------------------------------------------
(1) Average balances include non-accrual loans (see "Non-Performing and Problem Assets").
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3) Interest earned on non-taxable investment securities is shown on a tax-equivalent basis assuming a 34% marginal federal tax rate for all periods.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by the prior year rate) and (ii) changes in rate (changes in rate multiplied by the prior year average volume). The combined effect of changes in both volume and rate has been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.

                                                           Years Ended December 31,
                                                                  2004 vs. 2003
                                                        --------------------------------
                                                               Increase (Decrease)
                                                                     Due to
                                                        --------------------------------
                                                          Volume      Rate        Net
                                                        --------    --------    --------
Interest income:
  Loans receivable:
     Commercial and industrial                          $ 16,423    $ (3,989)   $ 12,434
     Home equity                                           1,606          17       1,623
     Second mortgage                                           3        (179)       (176)
     Residential real estate                                (478)        (75)       (553)
     Other                                                   392        (365)         27
                                                        --------    --------    --------
        Total loans receivable                            17,946      (4,591)     13,355
  Investment securities                                    4,893      (2,486)      2,407
  Interest-bearing deposit with banks                         45          32          77
  Federal funds sold                                         (19)        103          84
                                                        --------    --------    --------
    Total interest-earning assets                       $ 22,865    $ (6,942)   $ 15,923
                                                        --------    --------    --------
Interest expense:
  Deposit accounts:
     Demand deposits                                    $  1,079    $ (1,286)   $   (207)
     Savings deposits                                      1,049      (1,577)       (528)
     Time deposits                                         3,979      (2,662)      1,317
                                                        --------    --------    --------
         Total deposits accounts                           6,107      (5,525)        582
  Borrowings:
     Federal funds purchased                                 (12)          1         (11)
     Repurchase agreements with customers                    (43)        166         123
     FHLB advances                                          (494)       (411)       (905)
      Debentures and trust securities                        846      (1,459)       (613)
                                                        --------    --------    --------
         Total borrowed money                                297      (1,703)     (1,406)
    Total interest-bearing liabilities                  $  6,404    $ (7,228)   $   (824)
                                                        --------    --------    --------
Net change in interest income                           $ 16,461    $    286    $ 16,747
                                                        ========    ========    ========


Net interest income (on a tax-equivalent basis) increased $16.7 million or 22.7% to $90.3 million for 2004 compared to $73.6 million for 2003. The Company's net interest margin increased in 2004 to 3.59% compared to 3.57% in 2003. Through the acquisition of Community in 2004 and the Bank's continued growth in its core lending business, average interest-earning assets increased $456.3 million or 22.1%. This significant growth in average interest-earning assets resulted in an increase in interest income of $22.9 million. Partially offsetting the positive volume variance was a decrease in interest income of $6.9 million due to a decrease of 33 basis points in the yield on interest-earning assets to 4.97% for 2004 compared to 5.30% for 2003. The decrease in yields occurred primarily in the loan portfolio and reflects the ongoing loan repricing of both new and resetting loans.

Average interest-bearing liabilities increased $359.2 million or 20.8%. This increase was primarily in interest-bearing deposits which increased $365.4 million or 25.7%. This increase is also due to the Community acquisition in 2004 and the branch acquisition in the fourth quarter 2003. This increase in total interest-bearing liabilities increased interest expense by $6.4 million in 2004 over 2003. Offsetting this increase was a decrease in the average cost of funds of 39 basis points to 1.68% for 2004 compared to 2.07% for 2003. This decrease in the cost of funds contributed to a decline in interest expense of $7.2 million. This reduction in the cost of funds reflects the Company's continued management of deposit pricing and the December 2003 refinancing of the Trust Preferred Securities.

Although the Company expects that interest rates will increase throughout 2005 with a continued trend of a flattening yield curve, the Company believes that in 2005 its earning assets and funding mix should contribute to continued growth in both net interest income and a sustained or moderately increased margin.

Provision for Loan Losses. The Company recorded a provision for loan losses of $2.1 million in 2004, a decrease of $2.8 million compared to a provision of $4.8 million for 2003. The ratio of allowance for loan losses to total loans was 1.18% at December 31, 2004 compared to 1.27% at December 31, 2003. The decrease in the 2004 provision was primarily the result of the third quarter 2004 complete repayment of the Company's largest non-performing loan which had a recorded balance of $9.1 million. At least quarterly, management performs an analysis to identify the inherent risk of loss in the Company's loan portfolio. This analysis includes a qualitative evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, delinquencies, and other factors.

Non-Interest Income. Non-interest income increased $1.8 million, or 10.2% for the year ended December 31, 2004 compared to the year ended December 31, 2003. The increase was in part the result of a $2.3 million increase in gain on sale of branch real estate during the second quarter 2004, a $1.4 million increase in service charges on deposit accounts, an increase in the gain on sale of SBA loans of $289,000, and an increase of $809,000 in BOLI investment income. The increase in service charges resulted primarily from the Company's overdraft privilege program, changes in ATM pricing, and a $1.1 million increase in service charges on deposit accounts resulting from a higher number of charges following the July 2004 and December 2003 acquisitions. The increase in BOLI investment income is primarily the result of the purchase of an additional $6.8 million of BOLI investments and an additional $5.1 million assumed in the Community acquisition. Partially offsetting these increases was a decrease in gain on sale of investment securities of $1.1 million and a prior period gain on sale of branches of $2.6 million with no related gain in 2004. Many factors are considered before an investment security is sold, including the market interest rates, duration of remaining portfolio and capital and liquidity needs of the Company.

Management anticipates that the Company's overdraft privilege program, BOLI investments, and its third party arrangement that allows the Bank to offer mutual funds, securities brokerage, annuities and investment advisory services, will continue to increase our non-interest income in 2005. In addition, other programs initiated during the year that may contribute to increased fee income include SBA loans sales and customer derivatives.

Non-Interest Expenses. Non-interest expenses increased approximately $15.2 million, or 23.0% to $81.2 million for the year ended December 31, 2004 as compared to $66.0 million for 2003. Of this increase, $8.5 million of non-interest expenses is attributable to the July 2004 and December 2003 acquisitions. These expenses consist of the following:

                                              For the            2004 Expenses
                                            Year Ended            of Acquired
                                           December 31,             Entities      Variance
                                   ----------------------------------------------------------
                                          2004        2003
                                          ----        ----
 NON-INTEREST EXPENSES:
   Salaries and employee benefits       $40,177      $33,421         $3,667       $3,089
   Occupancy expense                     10,608        8,768          1,355          485
   Equipment expense                      7,091        5,341            960          790
   Data processing expense                3,973        3,438             69          466
   Amortization of intangible assets      5,268        3,696          1,786        (214)
   Other                                 14,035       11,372            660        2,003
                                        -------      -------         ------       ------
     Total non-interest expenses        $81,152      $66,036         $8,497       $6,619
                                        =======      =======         ======       ======


Of the remaining $6.6 million increase, $3.1 million was in salaries and employee benefits due to increased staffing and annual merit increases. The increase in occupancy expense includes $684,000 in lease buyout costs for closed branches. Equipment expense increased as a result of continued system upgrades primarily in computers and telephone systems. The increase in other expenses was due to an increase of $657,000 in real estate owned expense, a litigation settlement of $458,000 and increased professional fees related to Sarbanes-Oxley compliance.

Income Tax Expense. Income taxes increased $2.2 million from $5.4 million for the year ended December 31, 2003 to $7.6 million for the year ended December 31, 2004. The increase was due to a larger 2004 pretax income and an increase in the effective tax rate from 29.0% to 30.1%. The increase in the effective tax rate was primarily due to decreased interest income from non-taxable investment securities.



2003 vs. 2002

Overview. Net income for the year ended December 31, 2003 was $13.3 million, or $0.95 earnings per share, in comparison to $10.4 million, or $0.75 earnings per share for the year ended December 31, 2002. As more fully described below, the 28.5% increase in net income was attributable to an increase in net interest income of $7.2 million and an increase in non-interest income of $4.2 million, partially offset by an increase in non-interest expenses of $7.1 million.

The following table sets forth a summary of average daily balances with corresponding interest income and interest expense as well as average yield and cost information for the periods presented.

                                                                        Years Ended December 31,
                                             ------------------------------------------------------------------------------
                                                               2003                                    2002
                                             --------------------------------------  --------------------------------------
                                                                         Avg.                                    Avg.
                                                  Average               Yield/            Average               Yield/
                                                  Balance     Interest    Cost            Balance    Interest     Cost
                                                  -------     --------    ----            -------    --------     ----
  Loans receivable (1), (2):
     Commercial and industrial                 $1,087,067     $ 70,437    6.48  %      $  991,715    $ 70,134     7.07  %
     Home equity                                   62,194        2,452    3.94             32,756       1,651     5.04
     Second mortgage                               50,302        3,369    6.70             51,751       3,874     7.49
     Residential real estate                       37,315        2,778    7.45             50,542       3,384     6.70
     Other                                         52,365        4,227    8.07             55,508       4,779     8.61
                                               ----------     --------                 ----------    --------
        Total loans receivable                  1,289,243       83,263    6.46          1,182,272      83,822     7.09
  Investment securities (3)                       732,821       25,726    3.51            682,433      29,346     4.30
  Interest-bearing deposit with banks               8,464           57    0.68             10,318          88     0.85
  Federal funds sold                               31,599          301    0.95             44,891         703     1.57
                                               ----------     --------                 ----------    --------
    Total interest-earning assets               2,062,127      109,347    5.30          1,919,914     113,959     5.94
Non-interest-earning assets:
  Cash and due from banks                          63,963                                  60,705
  Bank properties and equipment                    29,661                                  28,634
  Goodwill and intangible assets                   39,016                                  40,076
  Other assets, net                                59,329                                  28,366
                                               ----------                              ----------
     Total non-interest-earning assets            191,969                                 157,781
                                               ----------                              ----------
        Total assets                           $2,254,096                              $2,077,695
                                               ==========                              ==========

  Interest-bearing deposit accounts:
     Interest-bearing demand deposits           $ 684,162        7,407    1.08          $ 584,808      10,789     1.84
     Savings deposits                             326,012        3,968    1.22            314,208       6,821     2.17
     Time deposits                                408,264       12,105    2.96            449,438      17,493     3.89
                                               ----------     --------                 ----------    --------
         Total interest-bearing deposits        1,418,438       23,480    1.66          1,348,454      35,103     2.60
                                               ----------     --------                 ----------    --------
  Borrowed money, short-term:
     Federal funds purchased                        4,653           81    1.74                682          15     2.20
     Repurchase agreements with customers          71,828          348    0.48             74,602         739     0.99
  Borrowed money, long-term:
     FHLB advances                                170,844        7,639    4.47            147,130       7,347     4.99
     Debentures and trust securities (4)           60,660        4,227    6.97             55,536       4,481     8.07
     Other borrowed money                               -            -                      3,242         171     5.27
                                               ----------     --------                 ----------    --------
          Total interest-bearing liabilities    1,726,423       35,775    2.07          1,629,646      47,856     2.94
                                               ----------     --------                 ----------    --------
Non-interest-bearing liabilities:
     Non-interest-bearing demand deposits         338,385                                 287,164
     Other liabilities                             36,171                                  24,788
                                               ----------                              ----------
           Non-interest-bearing liabilities       374,556                                 311,952
                                               ----------                              ----------
                 Total liabilities              2,100,979                               1,941,598
                                               ----------                              ----------
Shareholders' equity                              153,117                                 136,097
                                               ----------                              ----------
  Total liabilities and shareholders' equity   $2,254,096                              $2,077,695
                                               ==========                              ==========
Net interest income                                            $73,572                                $66,103
                                                               =======                                =======
Interest rate spread (5)                                                  3.23  %                                 3.00  %
                                                                        ======                                  ======
Net interest margin (6)                                                   3.57  %                                 3.44  %
                                                                        ======                                  ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities                               119.45  %                               117.81  %
                                                                        ======                                  ======

--------------------------------------------------------------------------------
(1) Average balances include non-accrual loans (see "Non-Performing and Problem Assets").
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3) Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 34% marginal federal tax rate for all periods.
(4) Represents junior subordinated debentures in 2003 and guaranteed preferred beneficial interest in Company's subordinated debt in 2002. (See Note 15 of the Consolidated Financial Statements).
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

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

                                                           Years Ended December 31,
                                                                 2003 vs. 2002
                                             -------------------------------------------
                                                              Increase (Decrease)
                                                                    Due to
                                              -------------------------------------------
                                                       Volume        Rate         Net
Interest income:
  Loans receivable:
     Commercial and industrial                       $  6,427    $ (6,124)   $    303
     Home equity                                        1,224        (423)        801
     Second mortgage                                     (106)       (399)       (505)
     Residential real estate                             (952)        346        (606)
     Other                                               (262)       (290)       (552)
                                                     --------    --------    --------
        Total loans receivable                          6,331      (6,890)       (559)
  Investment securities                                 2,053      (5,673)     (3,620)
  Interest-bearing deposit with banks                     (14)        (17)        (31)
  Federal funds sold                                     (172)       (230)       (402)
                                                     --------    --------    --------
    Total interest-earning assets                    $  8,198    $(12,810)   $ (4,612)
                                                     --------    --------    --------
Interest expense:
  Deposit accounts:
     Demand deposits                                 $  1,630    $ (5,013)   $ (3,383)
     Savings deposits                                     246      (3,099)     (2,853)
     Time deposits                                     (1,493)     (3,895)     (5,388)
                                                     --------    --------    --------
         Total deposits accounts                          383     (12,007)    (11,624)
  Borrowings:
     Federal funds purchased                               70          (4)         66
     Repurchase agreements with customers                 (26)       (365)       (391)
     FHLB advances                                      1,107        (814)        293
     Debentures and trust securities                      391        (645)       (254)
     Other borrowed money                                (171)         --        (171)
                                                     --------    --------    --------
         Total borrowed money                             980      (1,183)       (203)
    Total interest-bearing liabilities               $  1,754    $(13,835)   $(12,081)
                                                     --------    --------    --------
Net change in interest income                        $  6,444    $  1,025    $  7,469
                                                     ========    ========    ========


Net interest income (on a tax-equivalent basis) increased $7.5 million, or 11.3% to $73.6 million for 2003 compared to $66.1 million for 2002. Of this amount, $8.2 million was due to the 7.4% increase in the average balance of interest-earning assets. The continued low interest rate environment resulted in a decrease in both interest income and expense, netting to a $1.0 million increase in net interest income. Partially offsetting these increases was the $1.8 million increase in interest expense attributed to the 5.9% increase in the average balance of interest-bearing liabilities. Net interest spread increased 23 basis points in 2003. In the lower interest rate environment which characterized 2003 compared to 2002, the Company achieved a decline in funding cost of 87 basis points which exceeded the decline in interest-earning asset yield of 64 basis points.

While a large number of depository institutions reported a decreased net interest margin for 2003, the Company increased its net interest margin to 3.57% for 2003 from 3.44% for 2002. The increase in net interest margin was due to the Company continuing to employ its relationship pricing strategy which facilitated a favorable change in the mix of deposits between core and time deposits, resulting in an increase of higher concentration, lower costing core deposits. Also contributing to the increase was the Company's ability during 2003 to reprice its deposit liabilities quicker than its loan products. The repositioning of the Company's capital securities with the redemption of the capital securities issued by Sun Capital Trust II and the issuance of new capital securities also aided the improvement in net interest margin.

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

One of the Company's key strategic goals is building fee income by introducing new products. Two new products introduced in 2003 contributed to the increase in non-interest income. The Bank's overdraft privilege program increased service charges by approximately $479,000 and the income recorded from the Company's first year of Bank Owned Life Insurance ("BOLI") was $984,700.

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

Income Tax Expense. Income taxes increased $748,000 to $5.4 million for the year ended December 31, 2003 due to the increase in 2003 pretax income, partially offset by decrease in the effective tax rate from 31.2% to 29.0%. The 2.2% decrease in the effective tax rate, is principally due to an increase in tax exempt BOLI income.



LIQUIDITY AND CAPITAL RESOURCES

Management of liquidity is of continuing importance to the Company. The liquidity of the Company reflects its ability to meet loan requests, to accommodate possible outflows of deposits and to take advantage of interest rate market opportunities. The ability of the Company to meet its current financial obligations is a function of balance sheet structure, the ability to liquidate assets and the availability of alternative sources of funds. To meet the needs of the clients and manage the risk of the Bank, the Company has developed innovative ways to meet our clients needs while at the same time manage both liquidity and interest rate risk. This is being done primarily through liquidity management and the balance of deposit growth and alternative sources of borrowing.

A major source of the Company's funding is deposits, which management believes will be sufficient to meet the Company's long-term daily operating liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans as well as sales and maturities of investment securities, while additional funds can be obtained from a variety of sources including federal funds purchased, securities sold under agreements to repurchase, FHLB advances, loan sales or participations and other secured and unsecured borrowings. It is anticipated that FHLB advances and securities sold under agreements to repurchase will be secondary sources of funding, and management expects there to be adequate collateral for such funding requirements.

The Company's primary uses of funds are the origination of loans, the funding of the Company's maturing certificates of deposit, deposit withdrawals and the repayment of borrowings. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2005 total $346.4 million. The Company has implemented a core deposit relationship strategy that places less reliance on certificates of deposits as a funding source. The Company will continue to price certificates of deposit for retention as well as provide fixed rate funding in the expected rising rate environment. However, based on market conditions and other liquidity considerations, it may avail itself of the secondary borrowings discussed above.

Excluding approximately $230 million in net loans acquired in the July 2004 Community acquisition, net loans grew approximately $253 million or 18.6% during 2004. The Company expects to maintain a similar level of loan growth during 2005. As such, the Company anticipates that cash and cash equivalents on hand, the cash flow from assets as well as other sources of funds will provide adequate liquidity for the Company's future operating, investing and financing needs. In addition to cash and cash equivalents of $74.9 million at December 31, 2004, the Company's estimated cash flow from securities with maturities of less than one year and principal payments from mortgage-backed securities over the next twelve months totals $221.5 million. In addition, the FHLB provides a reliable source of funds with a wide variety of terms and structures. As of December 31, 2004, the Company had total credit availability with the FHLB of $250.9 million, of which $202.9 million was outstanding. This credit availability with the FHLB can be increased with the additional pledging of the Company's qualified assets as collateral. At December 31, 2004, the Company had approximately $225 million in assets that were available and would qualify as collateral at the FHLB. Management will continue to monitor the Company's liquidity and maintain it at a level that they deem adequate but not excessive.

Management has developed a capital plan for the Company and the Bank that should allow the Company and the Bank to grow capital internally at levels sufficient for achieving its growth projections and managing its financial risks. It is the Company's intention to maintain "well-capitalized" regulatory capital levels. The Company has also considered a plan for contingency capital needs, and when appropriate, the Company's Board of Directors may consider various capital raising alternatives. During 2003, this included the calling of approximately $30 million of Trust Preferred Securities, the issuance of $40 million of Trust Preferred Securities and the issuance of 1,495,000 shares of common stock. The following table sets forth the regulatory capital levels at December 31, 2004 for the Company and the Bank.


                                                                                          To Be Well-Capitalized
                                                                       Required for            Under Prompt
                                                                     Capital Adequacy       Corrective Action
At December 31, 2004                              Actual                 Purposes               Provisions
                                           ----------------------------------------------------------------------------
                                              Amount    Ratio        Amount    Ratio        Amount    Ratio
                                              ------    -----        ------    -----        ------    -----
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                        $239,830   10.80%      $177,732    8.00%           N/A
    Sun National Bank                        $222,968   10.06%      $177,260    8.00%      $221,575   10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                        $217,263    9.78%       $88,866    4.00%           N/A
    Sun National Bank                        $200,401    9.04%       $88,630    4.00%      $132,945    6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                        $217,263    7.51%      $115,792    4.00%           N/A
    Sun National Bank                        $200,401    6.94%      $115,518    4.00%      $144,397    5.00%


As part of its capital plan, the Company maintained trust preferred securities of $75.0 million at December 31, 2004 that qualify as Tier 1 or core capital of the Company, subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve.

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

Banks are concerned with the extent to which they are able to match maturities or repricing characteristics of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring the bank's interest rate sensitivity gap. Interest-earning assets are considered to be interest-rate sensitive if they will mature or reprice within a specific time period, over the interest-bearing liabilities maturing or repricing within that same time period. On a monthly basis the Company and the Bank monitor their gap, primarily cumulative through both six months and one year maturities.

During most of 2004, the Company was asset sensitive, that is, the Company's interest-earning assets had shorter maturity or repricing terms than its interest-bearing liabilities. At December 31, 2004, the Company had a positive position with respect to its exposure to interest rate risk maturing or repricing within one year. Total interest-earning assets maturing or repricing within one year exceeded interest-bearing liabilities maturing or repricing during the same time period by $131.9 million, representing a positive one-year gap ratio of 4.32%.

The following table sets forth the maturity and repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2004. All amounts are categorized by their actual maturity or repricing date with the exception of interest-bearing demand deposits and savings deposits. As a result of prior experience during periods of rate volatility and management's estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits into categories noted below, based on the estimated duration of those deposits.

                                                                         Maturity/Repricing Time Periods
                                                      ----------------------------------------------------------------------
                                                         0-3 Months    4-12 Months    1-5 Years    Over 5 Years       Total
                                                         ----------    -----------    ---------    ------------       -----
Loans receivable                                           $729,560       $191,909    $ 854,250        $ 94,039  $1,869,758
FHLB interest-bearing deposit                                 1,878              -            -               -       1,878
Investment securities                                       133,769        144,855      563,614          40,111     882,349
Federal funds sold                                            4,002              -            -              -        4,002
                                                           --------       --------   ----------        --------  ----------
  Total interest-earning assets                             869,209        336,764    1,417,864         134,150   2,757,987
                                                          ---------       --------   ----------        --------  ---------
Interest-bearing demand deposits                            287,992         73,182      346,390          85,726     793,290
Savings deposits                                             53,919         88,461      270,315          40,031     452,726
Time certificates                                           155,315        198,136      275,863          11,432     640,746
Federal Home Loan Bank advances                               4,953         25,171      109,330           5,215     144,669
Securities sold under agreements to repurchase              109,641              -            -               -     109,641
Trust preferred securities                                   56,703         20,619            -               -      77,322
                                                          ---------       --------   ----------        --------  ----------
  Total interest-bearing liabilities                        668,523        405,569    1,001,898         142,404   2,218,394
                                                          ---------       --------   ----------        --------  ----------
Periodic Gap                                               $200,686       ($68,805)  $  415,966         ($8,254) $  539,593
                                                           ========       ========   ==========        ========  ==========
Cumulative Gap                                             $200,686       $131,881   $  547,847        $539,593
                                                           ========       ========   ==========        ========
Cumulative Gap Ratio                                           6.57%          4.32%       17.94%          17.67%
                                                           ========       ========   ==========        ========

Net Interest Income Simulation

Due to the inherent limitations of gap analysis, the Company also uses simulation models to measure the impact of changing interest rates on its operations. The simulation model attempts to capture the cash flow and repricing characteristics of the current assets and liabilities on the Company's balance sheet. Assumptions regarding such things as prepayments, rate change behaviors, level and composition of new balance sheet activity and new product lines are incorporated into the simulation model. Net interest income is simulated over a twelve month horizon under a variety of linear yield curve shifts, subject to certain limits agreed to by ALCO. The Company uses a base interest rate scenario provided by a third party econometric modeling service.

Actual results may differ from the simulated results due to such factors as the timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies and differences in actual versus forecasted balance sheet composition and activity.

The following table shows the Company's estimated earnings sensitivity profile versus the most likely rate forecast as of December 31, 2004.

     Change in Interest Rates        Percentage Change in Net Interest Income
     ------------------------        ----------------------------------------
          (Basis Points)                              Year 1
          --------------                              ------
               +200                                   +0.2%
               +100                                    0.0%
               -100                                   +1.5%
               -200                                   +1.0%


Derivative Financial Instruments

The Company utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. As of December 31, 2004, all derivative financial instruments have been entered into to hedge the interest rate risk associated with the Bank's commercial lending activity. In general, the derivative transactions fall into one of two types, a bank hedge of a specific fixed rate loan or a hedged derivative offering to a Bank customer. In those transactions in which the Bank hedges a specific fixed rate loan, the derivative is executed for periods and terms that match the related underlying exposures and do not constitute positions independent of these exposures. For derivatives offered to Bank customers, the economic risk of the customer transaction is offset by a mirror position with an non-affiliated third party.

Interest rate swaps are agreements with a counterparty to exchange periodic fixed and floating interest payments calculated on a notional amount. The floating rate is based on a money market index, primarily short-term LIBOR.

Financial derivatives involve, to varying degrees, interest rate, market and credit risk. For interest rate swaps, only periodic cash payments are exchanged. Therefore, cash requirements and exposure to credit risk are significantly less than the notional amount.

Not all elements of interest rate, market and credit risk are addressed through the use of financial or other derivatives, and such instruments may be ineffective for their intended purposes due to unanticipated market characteristics, among other reasons.

Disclosures about Contractual Obligations and Commercial Commitments

The Company's contractual cash obligations at December 31, 2004 were as follows:

                                                                     Payments Due by Period
                                             -----------------------------------------------------------------------
                                                               Less than         One to   Four to Five         After
Contractual Cash Obligations                         Total      One Year    Three Years          Years    Five Years
----------------------------                 -------------      --------    -----------   ------------    ----------
Long-Term Debt  (Notes 13 and 15)                 $349,223       $39,861        $77,454        $57,889      $174,019
Operating Leases  (Note 20)                         33,483         4,407          6,877          6,361        15,838
Purchase Obligations (off balance sheet)             7,315         3,230          4,085              -             -
                                                  --------       -------        -------        -------      --------
  Total Contractual Cash Obligations              $390,021       $47,498        $88,416        $64,250      $189,857
                                                  ========       =======        =======        =======      ========

Purchase Obligations include significant contractual cash obligations. Included in the table above are the minimum contractual obligations under legally enforceable contracts with contract terms that are both fixed and determinable and have greater than one year remaining at December 31, 2004. The majority of these amounts are primarily for services, including core processing systems and telecommunications maintenance.

The Company's contractual commitments (see Notes 6 and 20) at December 31, 2004 were as follows:

                                                         Amount of Commitment Expiration Per Period
                                          --------------------------------------------------------------------------
                                                 Unfunded   Less than          One to        Four to         After
Commitments                                   Commitments     One Year    Three Years     Five Years    Five Years
-----------                                   -----------     --------    -----------     ----------    ----------
Lines of Credit                                  $435,636     $289,395        $21,975           $  4      $124,262
Commercial Standby Letters of Credit               51,226       40,936         10,201              -            89
Construction Funding                               82,169       81,871             16            282             -
Other Commitments                                 187,828      183,147            721             42         3,918
                                                 --------     --------        -------           ----      --------
            Total Commitments                    $756,859     $595,349        $32,913           $328      $128,269
                                                 ========     ========        =======           ====      ========

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company takes various forms of collateral, such as real estate assets and customer business assets to secure the commitment. Additionally, all letters of credit are supported by indemnification agreements executed by the customer. The maximum undiscounted exposure related to these commitments at December 31, 2004 was $51.2 million, and the portion of the exposure not covered by collateral was approximately $15.9 million. We believe that the utilization rate of these letters of credit will continue to be substantially less than the amount of these commitments, as has been our experience to date.


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

FINANCIAL CONDITION

The Company's assets increased by $454 million, or 17.5% from $2.60 billion at December 31, 2003 to $3.05 billion at December 31, 2004. In July 2004, the Company acquired assets of approximately $374 million and recorded purchase adjustments of approximately $69 million from the Community acquisition. The table below summarizes the effects of the Community transaction immediately following the merger:

(Dollars in millions)                                                                               Internal
                                                                                                    --------
ASSETS                                                      2004         2003        Community        Variance
                                                            ----         ----        ---------        --------
Cash and cash equivalents                               $   74.9     $   82.1         $   12.0        $ (19.2)
Investment securities                                      862.5        963.4            114.6         (215.5)
Loans receivable net of allowance for loan losses        1,847.7      1,364.5            229.9           253.3
Restricted equity investments                               15.4         12.5              1.0             1.9
Bank properties and equipment, net                          36.8         34.1              6.9           (4.2)
Real estate owned, net                                       2.9          4.4                -           (1.5)
Accrued interest receivable                                 12.5         11.3              1.5           (0.3)
Goodwill                                                   105.0         50.6             54.6           (0.2)
Intangible assets, net                                      34.8         26.2             13.8           (5.2)
Deferred taxes, net                                          4.6          8.5            (4.3)             0.4
Bank owned life insurance                                   47.2         32.8              5.9             8.5
Other assets                                                 9.3          9.1              0.9           (0.7)
                                                        --------     --------         --------        --------
TOTAL                                                   $3,053.6     $2,599.5         $  436.8        $   17.3
                                                        ========     ========         ========        ========

LIABILITIES
Deposits                                                $2,430.4     $2,111.1          $ 341.6        $ (22.3)
Borrowings and Federal funds purchased                     194.7        166.5              9.7            18.5
Securities sold under agreements to repurchase -            59.6         55.9                -             3.7
customer
Junior subordinated debentures                              77.3         72.2              5.1               -
Other liabilities                                           12.4          8.1              0.9             3.4
                                                        --------     --------         --------        --------
  Total liabilities                                      2,774.4      2,413.8            357.3             3.3
                                                        --------     --------         --------        --------

SHAREHOLDERS' EQUITY
Common stock, $1 par value, 25,000,000 shares
authorized and  issued                                      17.2         13.4              3.1             0.7
Additional paid-in capital                                 244.1        151.6             76.4            16.1
Retained earnings                                           21.7         20.0                -             1.7
Accumulated other comprehensive (loss) income              (2.8)          1.7                -           (4.5)
Treasury stock at cost, 90,562 shares                      (1.0)        (1.0)                -                -
                                                        --------     --------         --------        --------
  Total shareholders' equity                               279.2        185.7             79.5            14.0
                                                        --------     --------         --------        --------
TOTAL                                                   $3,053.6     $2,599.5          $ 436.8          $ 17.3
                                                        ========     ========          =======          ======


Loans. Excluding the Community acquisition, net loans receivable increased $253.3 million, or 18.6%, at December 31, 2004. This growth was primarily due to increases in commercial loans of $229.3 million or 19.6%, home equity loans of $22.2 million or 27.7%, and other loans of $13.7 million or 26.7% offset by a decrease in mortgage and second mortgage loans of $10.3 million. The increase in commercial loans was a result of organic growth as well as the continued hiring of experienced loan origination and credit professionals. This increase in commercial loans is net of approximately $105 million in unscheduled prepayments. The increase in the home equity loans is driven from the Company's goal to increase residential lending through relationship products. During 2004, the Company offered promotional rates on the home equity products. The increase in other loans is primarily attributable a marketing campaign around the Company's Sun Express Small Business Line of Credit which resulted in a $14.4 million increase over the prior year.

The trend of the Bank's lending over the past several years has been diversification of commercial and industrial loans. A large but declining portion of the total portfolio is concentrated in the hospitality, entertainment and leisure industries and general office space. Many of these industries are dependent upon seasonal business and other factors beyond the control of the industries, such as weather and beach conditions along the New Jersey seashore. Any significant or prolonged adverse weather or beach conditions along the New Jersey seashore could have an adverse impact on the borrowers' ability to repay loans. In addition, because these loans are concentrated in southern and central New Jersey, a decline in the general economic conditions of southern or central New Jersey and the impact on discretionary consumer spending could have a material adverse effect on the Company's financial condition, results of operations and cash flows. At December 31, 2004, 10.3% of total loans outstanding were concentrated in hotel loans compared to 11.5% at December 31, 2003.

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


ANALYSIS OF LOAN PORTFOLIO

                                                                         At December 31,
                            -------------------------------------------------------------------------------------------------------
                                     2004                2003                  2002                    2001              2000
                            --------------------- ------------------- ------------------- --------------------- -------------------
                                 Amount     %      Amount       %     Amount        %        Amount        %       Amount        %
                                 ------     --     ------       --    ------        --       ------        --      ------       --
Type of Loan:
  Commercial and industrial  $1,603,868   86.80  $1,169,164   85.69   $1,043,885  85.77   $  911,145     83.62  $  869,088    84.23
  Home equity                   122,735    6.64      80,292    5.88       44,603   3.67       23,854      2.19      24,613     2.38
  Second mortgage                50,541    2.74      51,531    3.78       47,458   3.90       49,047      4.50      35,056     3.40
  Residential real estate        26,117    1.41      29,788    2.18       43,375   3.56       55,282      5.07      54,140     5.25
  Other                          66,497    3.60      51,304    3.76       54,095   4.45       63,609      5.84      59,433     5.76
Less:  Loan loss allowance      (22,037)  (1.19)    (17,614)  (1.29)     (16,408) (1.35)     (13,332)    (1.22)    (10,486)   (1.02)
                             ----------  ------  ----------  ------   ---------- ------   ----------    ------   ---------   ------
  Net loans                  $1,847,721  100.00  $1,364,465  100.00   $1,217,008 100.00   $1,089,605    100.00  $1,031,844   100.00
                             ==========  ======  ==========  ======   ========== ======   ==========    ======  ==========   ======

Type of Security:
  Residential real estate:
    1-4 family               $  245,991   13.31  $  185,364   13.58   $  166,495  13.67   $  146,157     13.41  $  143,973    13.96
    Other                       164,184    8.89     117,479    8.61       88,465   7.27      108,437      9.95      83,615     8.10
  Commercial real estate      1,030,977   55.80     784,716   57.51      721,658  59.30      599,027     54.98     576,365    55.86
  Commercial business loans     358,387   19.40     229,342   16.81      210,374  17.29      199,103     18.27     183,130    17.75
  Consumer                       36,831    1.99      33,642    2.47       36,333   2.99       36,640      3.36      40,879     3.96
  Other                          33,388    1.80      31,536    2.31       10,091   0.83       13,573      1.25      14,368     1.39
Less:  Loan loss allowance      (22,037)  (1.19)    (17,614)  (1.29)     (16,408) (1.35)     (13.332)    (1.22)    (10,486)   (1.02)
                             ----------  ------  ----------  ------   ---------- ------   ----------    ------  ----------   ------
  Net loans                  $1,847,721  100.00  $1,364,465  100.00   $1,217,008 100.00   $1,089,605    100.00  $1,031,844   100.00
                             ==========  ======  ==========  ======   ========== ======   ==========    ======  ==========   ======

The following table sets forth the estimated maturity of the Company's loan portfolio at December 31, 2004. The table does not include prepayments or scheduled principal payments. Adjustable rate mortgage loans are shown as maturing based on contractual maturities.

                                   Due     Due after                   Allowance
                                Within     1 through     Due after           for
                                1 year       5 years       5 years     Loan Loss      Total
                             ---------  ---- -------  ---- -------     ---------    ----------
Commercial and industrial     $339,564      $673,598      $590,706     $(19,990)    $1,583,878
Home equity                      6,440           714       115,581         (739)       121,996
Second mortgage                    768        19,897        29,876         (277)        50,264
Residential real estate          8,874           597        16,646         (191)        25,926
Other                           17,404        19,122        29,971         (840)        65,657
                              --------      --------      --------     --------     ----------
     Total                    $373,050      $713,928      $782,780     $(22,037)    $1,847,721
                              ========      ========      ========     =========    ==========


The following table sets forth the dollar amount of all loans due after December 31, 2005 which have pre-determined interest rates and which have floating or adjustable interest rates.


                                                      Floating or
                                           Fixed       Adjustable
                                           Rates         Rates         Total
                                         --------      --------    ----------
Commercial and industrial                $751,016      $513,288    $1,264,304
Home equity                                 2,580       113,715       116,295
Second mortgage                            49,773             -        49,773
Residential real estate                    14,125         3,118        17,243
Other                                      22,843        26,250        49,093
                                         --------      --------    ----------
     Total                               $840,337      $656,371    $1,496,708
                                         ========      ========    ==========


Non-Performing and Problem Assets

Loan Delinquencies. The Company's collection procedures provide for a late charge assessment after a commercial loan is 10 days past due, or a residential mortgage loan is 15 days past due. The Company contacts the borrower and payment is requested. If the delinquency continues, subsequent efforts are made to contact the borrower. If the loan continues to be delinquent for 90 days or more, the Company usually initiates foreclosure proceedings unless other repayment arrangements are made. If the loan continues to be delinquent for 90 days or more, the Company usually declares the loan to be in default, payment in full is demanded and steps are taken to liquidate any collateral taken as security for the loan. Delinquent loans are reviewed on a case-by-case basis in accordance with the lending policy.

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

Potential Problem Loans. At December 31, 2004, there were two commercial loan relationships aggregating $2.0 million for which payments are current, but where the borrowers were experiencing financial difficulties. These relationships include a restaurant/recreation facility and a motel. These loans were not classified as non-accrual and were not considered non-performing. At December 31, 2004, these loans were current and well collateralized.

Non-Performing Assets. Total non-performing assets decreased $9.0 million from $26.3 million at December 31, 2003 to $17.3 million at December 31, 2004. The ratio of non-performing assets to net loans decreased to 0.93% at December 31, 2004 compared to 1.92% at December 31, 2003. The decrease in non-performing loans represents the complete repayment of the Company's largest non-performing loan which had a carrying amount of $9.1 million. Real estate owned decreased $1.5 million to $2.9 million at December 31, 2004.

Management of the Company believes that all loans accruing interest are adequately secured and in the process of collection.

 Non-Performing Assets
                                                                                      At December 31,
                                                               --------------------------------------------------------------
                                                                    2004         2003        2002        2001         2000
                                                                    ----         ----        ----        ----         ----
 Loans accounted for on a non-accrual basis:
  Commercial and industrial                                       $12,263      $20,308     $ 8,879     $ 8,007       $2,933
  Home equity                                                         208           46          14         201           65
  Second mortgage                                                       -            -         100         130           38
  Residential real estate                                             848        1,122         593         735          430
  Other                                                               138           92         377          50          240
                                                                  -------      -------     -------     -------       ------
Total                                                             $13,457      $21,568     $ 9,963     $ 9,123       $3,706
                                                                  =======      =======     =======     =======       ======

 Accruing loans that are contractually past due 90 days or more:
  Commercial and industrial                                       $   292      $   125     $ 1,837        $425         $114
  Home equity                                                           -           47          30          42           36
  Second mortgage                                                       -            -         122         190          153
  Residential real estate                                             373           57         401         295          540
  Other                                                               221           19         115         146          332
                                                                  -------      -------     -------     -------       ------
Total                                                             $   886     $    248     $ 2,505     $ 1,098       $1,175
                                                                  =======      =======     =======     =======       ======

Total non-accrual and 90-day past due loans                       $14,343      $21,816     $12,468     $10,221       $4,881
Real estate owned                                                   2,911        4,444         904         898        1,179
                                                                  -------      -------     -------     -------       ------
Total non-performing assets                                       $17,254      $26,260     $13,372     $11,119       $6,060
                                                                  =======      =======     =======     =======       ======

Total non-accrual and 90-day past due loans to net loans             0.78%        1.60%       1.02%       0.94%        0.47%
Total non-accrual and 90-day past due loans to total assets          0.47%        0.84%       0.59%       0.53%        0.24%
Total non-performing assets to net loans                             0.93%        1.92%       1.10%       1.02%        0.59%
Total non-performing assets to total assets                          0.57%        1.01%       0.63%       0.58%        0.30%
Total allowance for loan losses to total non-performing loans      153.64%       80.74%     131.60%     130.44%      214.83%


Interest income that would have been recorded on loans on non-accrual status, under the original terms of such loans, would have totaled $1.4 million for the year ended December 31, 2004.

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

Real estate owned consisted of the following:

                                                December 31,
                                         -  ---------------------
                                               2004        2003
                                               ----        ----
 Commercial properties                       $2,423      $4,013
 Residential properties                         179         122
 Bank properties                                309         309
                                             ------      ------
 Total                                       $2,911      $4,444
                                             ======      ======

One commercial property with a December 31, 2004 carrying value of $1.4 million was sold during the first quarter 2005. The sale proceeds of this property exceeded its carrying value.

An analysis of the activity in real estate owned is as follows:

                                           For the Years Ended
                                              December 31,
                                         ------------------------
                                              2004         2003
                                              ----         ----
Balance, beginning of year                  $4,444       $  904
Additions                                    1,594        4,214
Sales                                       (3,127)        (674)
                                            ------       ------
Balance, end of year                        $2,911       $4,444
                                            ======       ======

Allowances for Losses on Loans. The Company's allowance for losses on loans increased to $22.0 million or 1.18% of loans at December 31, 2004 compared to $17.6 million or 1.27% at December 31, 2003. The decrease in ratio of the allowance for loan loss to total loans is primarily due to the $7.5 million decrease in the Company's non-performing loans. Provision for loan losses was $2.1 million in 2004, $4.8 million in 2003 and $4.2 million in 2002. As a result of the July 2004 Community acquisition, $2.9 million of additional allowance for loan losses was assumed. Net charge-offs were $589,000 in 2004, $3.6 million in 2003 and $1.1 million in 2002.

The following table sets forth information with respect to the Company's allowance for losses on loans at the dates indicated:

                                                                                               At December 31,
                                                                           -----------------------------------------------------
                                                                              2004        2003       2002       2001       2000
                                                                              ----        ----       ----       ----       ----
Allowance for losses on loans, beginning of year                            $17,614    $16,408    $13,332    $10,486    $ 8,472
Charge-offs:
  Commercial                                                                    796      4,010      1,219      4,748        209
  Mortgage                                                                       84          1         20          4          8
  Other                                                                         502        369        371        665        384
                                                                            -------    -------    -------    -------    -------
    Total charge-offs                                                         1,382      4,380      1,610      5,417        601
                                                                            -------    -------    -------    -------    -------
Recoveries:
  Commercial                                                                    641        700        457        423          -
  Mortgage                                                                        -          -          -          -         25
  Other                                                                         152         61         54         45         10
                                                                            -------    -------    -------    -------    -------
    Total recoveries                                                            793        761        511        468         35
                                                                            -------    -------    -------    -------    -------
Net charge-offs                                                                 589      3,619      1,099      4,949        566
Purchased allowance resulting from bank acquisition                           2,937          -          -          -          -
Provision for loan losses                                                     2,075      4,825      4,175      7,795      2,580
                                                                            -------    -------    -------    -------    -------
Allowance for losses on loans, end of year                                  $22,037    $17,614    $16,408    $13,332    $10,486
                                                                            =======    =======    =======    =======    =======
Net loans charged-off as a percent of average loans outstanding                0.04%      0.28%      0.09%      0.47%      0.06%
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

                                                                     At December 31,
                            --------------------------------------------------------------------------------------------------
                                  2004                2003                 2002                2001               2000
                            -----------------   -----------------    -----------------   -----------------   -----------------
                                 Percent of          Percent of           Percent of          Percent of          Percent of
                                   Loans to            Loans to             Loans to            Loans to            Loans to
                                      Total               Total                Total               Total               Total
                            Amount    Loans      Amount   Loans      Amount    Loans     Amount    Loans      Amount   Loans
                            ------    -----      ------   -----      ------    -----     ------    -----      ------   -----

Balance at end of year
applicable to:
  Commercial and industrial $19,990   90.71  %  $15,885   90.19  %   $14,806   84.63  %  $11,457   82.62  %  $ 8,676   83.38  %
  Residential real estate       191    0.87         247    1.40          265    3.52         577    5.01         391    5.19
  Home equity                   739    3.35         483    2.74          263    3.62         268    2.16         343    2.36
  Other                       1,117    5.07         999    5.67        1,074    8.23       1,030   10.21       1,076    9.07
                            -------  ------     -------  ------      -------  ------     -------  ------     -------  ------

    Total allowance         $22,037  100.00  %  $17,614  100.00  %   $16,408  100.00  %  $13,332  100.00  %  $10,486  100.00  %
                            =======  ======     =======  ======      =======  ======     =======  ======     =======  ======


Investment Securities. A portion of the Company's investment portfolio is held at the Bank's wholly owned subsidiary, Med-Vine, Inc. ("Med-Vine"). Excluding the $114.6 million acquired in the July 2004 Community acquisition, investment securities decreased $215.5 million or 22.4% from $963.4 million at December 31, 2003 to $862.5 million at December 31, 2004. In connection with the December 2003 acquisition of branches from New York Community Bank, the Company purchased approximately $300 million of short and intermediate term investments, which the Company is currently redeploying into its higher yielding loan portfolio. In addition, of the $114.6 million in investment securities acquired in the July 2004 Community acquisition, approximately $60 million was immediately sold, with the proceeds thereof used to pay down $50.0 million of the Company's short term borrowings.

The estimated average life of the investment  portfolio at December 31, 2004 was
3.0 years with an estimated modified duration of 2.0 years. The relatively short duration is expected to result in the Company's continued redeployment of portfolio maturities into loans.

The Company's investment policy is established by senior management and approved by the Board of Directors. Med-Vine's investment policy is identical to that of the Company. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that optimizes interest income within acceptable limits of risk and liquidity.

The following table sets forth the carrying value of the Company's portfolio of investment securities available for sale.

                                                                         At December 31,
                               ----------------------------------------------------------------------------------------------------
                                             2004                              2003                             2002
                                             ----                              ----                             ----
                                                  Net                              Net                               Net
                                           Unrealized  Estimated            Unrealized  Estimated             Unrealized  Estimated
                                Amortized       Gains       Fair  Amortized      Gains       Fair  Amortized       Gains       Fair
                                     Cost    (Losses)      Value       Cost   (Losses)      Value       Cost    (Losses)      Value
                                     ----    --------      -----       ----   --------      -----       ----    --------      -----
   U.S. Treasury obligations     $ 70,069    $  (308)   $ 69,761   $ 70,252     $  (72)  $ 70,180   $ 54,400      $1,144    $55,544
   U.S. Government agency and
     mortgage-backed securities   662,023     (5,131)    656,892    810,453        356    810,809    567,200       6,111    573,311
   State and municipal
     obligations                   56,695      1,123      57,818     58,651      2,022     60,673     70,672         996     71,668
   Other securities                35,109       (156)     34,953     21,521        245     21,766     22,690         (12)    22,678
                                 --------    -------    --------   --------     ------   --------   --------      ------   --------
       Total                     $823,896    $(4,472)   $819,424   $960,877     $2,551   $963,428   $714,962      $8,239   $723,201
                                 ========    =======    ========   ========     ======   ========   ========      ======   ========

During 2004, the Company established a held to maturity investment portfolio. Investments classified as held to maturity are carried at amortized cost. The securities designated as held to maturity will have characteristics consistent with the Company's investment policy guidelines.

The amortized cost of investment securities held to maturity and the approximate fair value were as follows:

                                          December 31, 2004
                                  ---------------------------------
                                                     Net
                                              Unrealized  Estimated
                                    Amortized      Gains       Fair
                                         Cost   (Losses)      Value
                                         ----   --------      -----
U.S. Government agency and
  mortgage-backed securities          $43,048    $ (176)    $42,872
                                      =======    =======    =======


The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2004:

                                        Less than 12 Months            12 Months or Longer                   Total
                                    ---------------------------    ---------------------------    ---------------------------
                                                     Unrealized                     Unrealized                     Unrealized
                                       Fair Value        Losses       Fair Value        Losses       Fair Value        Losses
                                       ----------        ------       ----------        ------       ----------    ----------
   U.S. Treasury obligations             $ 59,881      $  (121)          $ 9,880      $  (187)         $ 69,761      $  (308)
   U.S. Government agencies and
      mortgage-backed securities          559,499       (4,280)           62,323       (1,617)          621,822       (5,897)
   State and municipal obligations         13,883          (92)              512          (53)           14,395         (145)
   Other securities                        23,903         (195)                -            -            23,903         (195)
                                         --------      -------            ------      -------          --------      -------
   Total                                 $657,166      $(4,688)          $72,715      $(1,857)         $729,881      $(6,545)
                                         ========      =======           =======      =======          ========      =======

At December 31, 2004, 99.4% of the unrealized losses in the security portfolio were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and other securities rated investment grade by at least one bond credit rating service. The Company believes that the price movements in these securities are dependent upon the movement in market interest rates particularly given the negligible inherent credit risk for these securities. At December 31, 2004, the unrealized loss in the category 12 months or longer of $1.9 million consisted of 14 securities having an aggregate depreciation of 2.5%. The securities represented U.S. Treasury, Federal Agency issues and one security currently rated Aaa by three rating services. At December 31, 2004, securities in a gross unrealized loss position for less than twelve months consisted of 87 securities having an aggregate depreciation of 0.7% from the Bank's amortized cost basis.

The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Company's portfolio of investment securities at December 31, 2004. For all debt securities classified as available for sale, the carrying value is the estimated fair value. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

                                  One Year or Less   One to Five Years   Five to Ten Years  More than Ten Years        Total
                                 ---------------------------------------------------------------------------------------------------
                                             Wtd.                Wtd.                 Wtd.                Wtd.                Wtd.
Available for  Sale                Carrying  Avg.     Carrying   Avg.     Carrying    Avg.     Carrying   Avg.     Carrying   Avg.
-------------------                  Value  Yield        Value  Yield        Value   Yield        Value  Yield        Value  Yield
                                     -----  -----        -----  -----        -----   -----        -----  -----        -----  -----
U.S. Treasury obligations          $59,881   1.50  %   $ 9,880   1.50  %         -       -            -      -      $69,761   1.50 %
U.S. Government agency and
  mortgage-backed securities        29,765   2.65      258,314   3.05     $ 18,197    3.24  %  $350,616   3.35  %   656,892   3.20
State and municipal obligations     17,729   1.90       17,055   3.03        1,887    4.42       21,147   4.99       57,818   3.45
Other securities                     9,895   1.00        2,138   4.37            -       -       22,920   3.89       34,953   3.10
                                  --------            --------             -------             --------            --------

    Total                         $117,270   1.81  %  $287,387   3.01  %   $20,084    3.35  %  $394,683   3.47  %  $819,424  2.93 %
                                  ========            ========             =======             ========            ========

                                 One Year or Less   One to Five Years   Five to Ten Years  More than Ten Years        Total
                                ---------------------------------------------------------------------------------------------------
                                           Wtd.                Wtd.                 Wtd.                Wtd.                Wtd.
Held-To-Maturity                 Carrying  Avg.     Carrying   Avg.     Carrying    Avg.     Carrying   Avg.     Carrying   Avg.
----------------                  Value  Yield        Value  Yield        Value   Yield        Value  Yield        Value  Yield
                                  -----  -----        -----  -----        -----   -----        -----  -----        -----  -----
U.S. Government agency and
  mortgage-backed securities           -     -            -      -            -       -      $43,048   4.08%     $43,048   4.08%
                                                                                             =======             =======


Bank Owned life Insurance. During 2004, the Company purchased an additional $6.8 million of BOLI investments. The remaining increase of $7.6 million at December 31, 2004 represents $5.9 million which was assumed in the Community acquisition and a $1.7 million increase in the cash value of the BOLI, which was recorded as other non-interest income in the consolidated statement of operations.

Deposits. Deposits at December 31, 2004 totaled $2.43 billion, an increase of $319.2 million, or 15.1% over the December 31, 2003 balance of $2.11 billion. In July 2004, the Bank acquired approximately $342 million of deposits as a result of the Community acquisition. During 2004, deposits were impacted by the following: (1) deposit attrition of approximately $40 million from the December 2003 branch acquisition (2) deposit attrition of approximately $40 million related to branch consolidations (3) deposit attrition of approximately $40 million from the Community acquisition. Realized deposit run-off on each of the above has stabilized and was within the range of the Company's projections. Management feels that the successful completion of the above branch rationalization transactions has strengthened the Company's branch network and will contribute to future deposit growth.


                                                    December 31,
                                     -------------------------------------------
                                             2004          2003           2002
                                             ----          ----           ----
 Demand deposits                       $1,336,891    $1,183,991       $949,827
 Savings deposits                         452,726       392,784        328,508
 Time deposits under $100,000             410,632       390,312        306,622
 Time deposits $100,000 or more           230,114       144,038        105,505
                                       ----------    ----------     ----------
 Total                                 $2,430,363    $2,111,125     $1,690,462
                                       ==========    ==========     ==========


Consumer and commercial deposits are attracted principally from within the Company's primary market area through offering a wide compliment of deposit products that include checking, savings, money market, certificates of deposits and individual retirement accounts. The deposit strategy stresses the importance of building a relationship with each and every customer. To help facilitate these relationships, the Company continued during 2004 its relationship pricing strategy that has helped to increase core deposit growth (savings and demand). Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The relationship strategy has enabled the Company to maintain a deposit mix with a higher concentration of core deposits. Management regularly meets to evaluate internal cost of funds, to analyze the competition, to review the Company's cash flow requirements for lending and liquidity and executes any appropriate pricing changes when necessary. The Company does not obtain funds through brokers, nor does it solicit funds outside the states of New Jersey, Delaware or Pennsylvania.

The following table sets forth the distribution of total deposits between core and non-core:

                                          For the Years Ended December 31,
                    --------------------------------------------------------------------------------
                              2004                        2003                       2002
                              ----                        ----                       ----
                          Amount   Percentage         Amount  Percentage       Amount   Percentage
                          ------   ----------         ------  ----------       ------   ----------
Core deposits         $1,789,617       73.6  %    $1,576,775     74.7  %   $1,278,355      75.6  %
Time deposits            640,746       26.4          534,350     25.3         412,127      24.4
                      ----------     ------       ----------   ------      ----------    ------
    Total deposits    $2,430,363     100.00  %    $2,111,125   100.00  %   $1,690,462    100.00  %
                      ==========     ======       ==========   ======      ==========    ======


The following table indicates the amount of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2004.


Three months or less                              $81,247
Over three through six months                      31,050
Over six through twelve months                     44,520
Over twelve months                                 73,297
                                                 --------
Total                                            $230,114
                                                 ========

Borrowings. Borrowed funds, excluding debentures held by trusts, increased $31.9 million to $254.3 million at December 31, 2004, from $222.4 million at December 31, 2003. The increase was primarily the result of a net increase of $50.0 million in securities sold under agreements to repurchase with the FHLB offset by a decrease of $19.3 million in advances from the FHLB.

For the years ended December 31, 2004 and 2003, the maximum month-end amount of advances borrowed from the FHLB was $162.4 million and $199.4 million, respectively. The Company sells U.S. Treasury securities to customers under agreements to repurchase them, at par, on the next business day. For the years ended December 31, 2004 and 2003, the maximum month-end amount of securities sold under agreements to repurchase with customers was $69.9 million and $78.0 million, respectively. The Company also purchases overnight federal funds from correspondent banks. For the years ended December 31, 2004 and 2003, the maximum month-end amount of federal funds purchased from correspondent banks was approximately $1 million and $42 million, respectively.


The following table sets forth certain information regarding FHLB advances, interest rates, approximate average amounts outstanding and their approximate weighted average rates at the dates indicated.

                                                                              December 31,
                                                                  --------------------------------------
                                                                         2004         2003        2002
                                                                         ----         ----        ----
  FHLB convertible rate advances outstanding at end of year           $25,000      $25,000     $45,000
  Interest rate                                                          6.49%        6.49%       6.76%
  Approximate average amount outstanding                              $25,000      $25,000     $45,000
  Approximate weighted average rate                                      6.49%        6.49%       6.76%

  FHLB term amortizing advances outstanding at end of year            $61,469      $80,764     $89,060
  Interest rate                                                          4.58%        4.27%       4.33%
  Approximate average amount outstanding                              $70,427      $87,890     $92,191
  Approximate weighted average rate                                      4.31%        4.29%       4.31%

  FHLB term non-amortizing advances outstanding at end of year        $58,200      $58,200      $8,200
  Interest rate                                                          3.46%        3.40%       4.85%
  Approximate average amount outstanding                              $58,200      $52,309      $4,695
  Approximate weighted average rate                                      3.40%        4.17%       4.92%

  FHLB repurchase agreements outstanding at end of year               $50,000            -           -
  Interest rate                                                          2.43%           -           -
  Approximate average amount outstanding                               $4,440            -           -
  Approximate weighted average rate                                      1.92%           -           -

  FHLB overnight line of credit advances outstanding at end of year         -            -           -
  Interest rate                                                             -            -           -
  Approximate average amount outstanding                                    -            -      $5,244
  Approximate weighted average rate                                         -            -        1.88%

The following table sets forth certain information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at the dates indicated.

                                                                              December 31,
                                                                  -------------------------------------
                                                                      2004             2003      2002
                                                                      --------         ----      ----
  Securities sold under agreements to repurchase with customers      $59,641      $55,934     $61,860
  Interest rate                                                         1.54%        0.35%       0.61%
  Approximate average amount outstanding                             $63,715      $71,828     $74,602
  Approximate weighted average rate                                     0.74%        0.48%       0.99%

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


Junior Subordinated Debentures Held by Trusts that Issued Capital Debt

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debenture issued by the Company to each Issuer Trust as of December 31, 2004:

                              Capital Securities                         Junior Subordinated Debentures
                ---------------------------------------------------------------------------------------------------
                                       Stated   Distribution   Principal                              Redeemable
 Issuer Trust         Issuance Date     Value           Rate      Amount             Maturity           Beginning
 ------------         -------------     -----           ----      ------             --------           ---------
                                                  6-mo LIBOR
 Sun Trust III       April 22, 2002   $20,000     plus 3.70%     $20,619       April 22, 2032      April 22, 2007
                                                  3-mo LIBOR
 Sun Trust IV          July 7, 2002    10,000     plus 3.65%      10,310      October 7, 2032        July 7, 2007
                                                  3-mo LIBOR
 Sun Trust V      December 18, 2003    15,000     plus 2.80%      15,464    December 30, 2033   December 30, 2008
                                                  3-mo LIBOR
 Sun Trust VI     December 19, 2003    25,000     plus 2.80%      25,774     January 23, 2034    January 23, 2009
                                                  3-mo LIBOR
 CBNJ Trust I     December 19, 2002     5,000     plus 3.35%       5,155      January 7, 2033     January 7, 2008
                                      -------                    -------
                                      $75,000                    $77,322
                                      =======                    =======


For more information regarding junior subordinated debentures held by trusts that issued capital debt, refer to Note 15 of the notes to consolidated financial statements contained herein.


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

Management's Annual Report on Internal Control Over Financial Reporting

         Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Securities Exchange Act of 1934 Rules 13(a)- 15(f). The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

         Management, including the chief executive officer and chief financial officer, conducted an evaluation of the effectiveness of the Company's internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management's assessment was also conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assessment of the Company's internal control over financial reporting also included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. Based on our evaluation under the framework in Internal Control - Integrated Framework, we concluded that the Company's internal control over financial reporting was effective as of December 31, 2004.

         Management's assertion as to the effectiveness of the Company's internal control over financial reporting as of December 31, 2004 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included in the following pages.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Sun Bancorp, Inc.
Vineland, New Jersey

We have audited management's assessment, included in the accompanying Management's Annual Report on Internal Control Over Financial Reporting, that Sun Bancorp, Inc. and subsidiaries (the "Company") maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management's assessment and our audit were conducted to meet the reporting requirements of
Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assessment and our audit of the Company's internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing, and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of the Company as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004 and our report dated March 14, 2005 expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 46(R) in 2003, the change in accounting for stock-based compensation to adopt the fair value recognition provisions of Statements of Financial Accounting Standards Nos. 123 and 148 in 2003, and the change in the Company's method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 147 in 2002.

/s/DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 14, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of Sun Bancorp, Inc.
Vineland, New Jersey

We have audited the accompanying consolidated statement of financial condition of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

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

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2005 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.



/s/DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 14, 2005

SUN BANCORP, INC. AND SUBSIDIARIES
----------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2004 AND 2003
(Dollars in thousands, except share amounts)


                                                                                                   2004            2003
                                                                                                   ----            ----
ASSETS

Cash and due from banks                                                                      $   69,022      $   78,841
Interest-bearing bank balances                                                                    1,878           2,789
Federal funds sold                                                                                4,002             487
                                                                                             ----------      ----------
  Cash and cash equivalents                                                                      74,902          82,117
Investment securities available for sale (amortized cost -
  $823,896; 2004 and $960,877; 2003)                                                            819,424         963,428
Investment securities held to maturity                                                           43,048               -
Loans receivable (net of allowance for loan losses -
  $22,037; 2004 and $17,614; 2003)                                                            1,847,721       1,364,465
Restricted equity investments                                                                    15,405          12,551
Bank properties and equipment, net                                                               36,830          34,093
Real estate owned, net                                                                            2,911           4,444
Accrued interest receivable                                                                      12,519          11,266
Goodwill                                                                                        104,969          50,600
Intangible assets, net                                                                           34,753          26,195
Deferred taxes, net                                                                               4,626           8,465
Bank owned life insurance                                                                        47,179          32,785
Other assets                                                                                      9,300           9,078
                                                                                             ----------      ----------
TOTAL                                                                                        $3,053,587      $2,599,487
                                                                                             ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                                                                     $2,430,363      $2,111,125
Advances from the Federal Home Loan Bank (FHLB)                                                 144,669         163,964
Federal funds purchased                                                                               -           2,500
Securities sold under agreements to repurchase - FHLB                                            50,000               -
Securities sold under agreements to repurchase - customer                                        59,641          55,934
Junior subordinated debentures                                                                   77,322          72,167
Other liabilities                                                                                12,372           8,079
                                                                                             ----------      ----------
  Total liabilities                                                                           2,774,367       2,413,769
                                                                                             ----------      ----------

Commitments and contingencies (see note 20)

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued                               -               -
Common stock, $1 par value, 25,000,000 shares authorized and issued:
  17,205,245 in 2004 and 13,381,310 in 2003                                                      17,205          13,381
Additional paid-in capital                                                                      244,108         151,631
Retained earnings                                                                                21,718          20,062
Accumulated other comprehensive (loss) income                                                    (2,765)          1,690
Treasury stock at cost, 90,562 shares                                                            (1,046)         (1,046)
                                                                                             ----------      ----------
  Total shareholders' equity                                                                    279,220         185,718
                                                                                             ----------      ----------
TOTAL                                                                                        $3,053,587      $2,599,487
                                                                                             ==========      ==========

    See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
----------------------------------
CONSOLIDATED  STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2004,  2003 AND 2002
(Dollars in thousands, except share amounts)

                                                                               2004             2003              2002
                                                                               ----             ----              ----
INTEREST INCOME:
  Interest and fees on loans                                                $ 96,617         $ 83,263          $ 83,822
  Interest on taxable investment securities                                   24,813           21,428            25,693
  Interest on non-taxable investment securities                                1,951            2,511             2,085
  Dividends on restricted equity investments                                     503              559               591
  Interest on federal funds sold                                                 385              301               703
                                                                            --------         --------          --------
    Total interest income                                                    124,269          108,062           112,894
                                                                            --------         --------          --------

INTEREST EXPENSE:
  Interest on deposits                                                        24,061           23,480            35,104
  Interest on funds borrowed                                                   7,275            8,068             8,271
  Interest on junior subordinated debt                                         3,615            4,227             4,481
                                                                            --------         --------          --------
    Total interest expense                                                    34,951           35,775            47,856
                                                                            --------         --------          --------

    Net interest income                                                       89,318           72,287            65,038

PROVISION FOR LOAN LOSSES                                                      2,075            4,825             4,175
                                                                            --------         --------          --------

    Net interest income after provision for loan losses                       87,243           67,462            60,863
                                                                            --------         --------          --------

NON-INTEREST INCOME:
  Service charges on deposit accounts                                          9,043            7,650             6,940
  Other service charges                                                          354              397               441
  Gain (loss) on sale of bank properties and equipment                         2,467              164               (4)
  Gain on sale of investment securities                                        1,407            2,467             2,517
  Gain on sale of loans                                                          289                -                 -
  Gain on sale of branches                                                         -            2,629                 -
  Other                                                                        5,559            4,049             3,284
                                                                            --------         --------          --------
    Total non-interest income                                                 19,119           17,356            13,178
                                                                            --------         --------          --------

NON-INTEREST EXPENSES:
  Salaries and employee benefits                                              40,177           33,421            28,208
  Occupancy expense                                                           10,608            8,768             7,893
  Equipment expense                                                            7,091            5,341             5,041
  Data processing expense                                                      3,973            3,438             3,428
  Amortization of intangible assets                                            5,268            3,696             4,182
  Advertising expense                                                          1,443            1,836             1,154
  Other                                                                       12,592            9,536             9,059
                                                                            --------         --------          --------
    Total non-interest expenses                                               81,152           66,036            58,965
                                                                            --------         --------          --------

INCOME BEFORE INCOME TAXES                                                    25,210           18,782            15,076

INCOME TAXES                                                                   7,581            5,446             4,698
                                                                            --------         --------          --------

NET INCOME                                                                   $17,629          $13,336           $10,378
                                                                             =======          =======           =======

Basic earnings per share                                                     $  1.14          $  1.02            $ 0.78
                                                                             =======          =======            ======
Diluted earnings per share                                                   $  1.06          $  0.95            $ 0.75
                                                                             =======          =======            ======
Weighted average shares - basic                                           15,476,149       12,413,987        12,312,706
                                                                          ==========       ==========        ==========
Weighted average shares - diluted                                         16,700,276       13,371,546        12,785,554
                                                                          ==========       ==========        ==========

--------------------------------------------------------------------
   See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
----------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands)

                                                                                              Accumulated
                                                                  Additional                        Other
                                                        Common       Paid-in     Retained    Comprehensive      Treasury
                                                         Stock       Capital     Earnings    Income (Loss)         Stock      Total
                                                         -----       -------     --------   -------------          -----      -----
BALANCE, JANUARY 1, 2002                               $10,554      $108,058      $11,864          $ (516)            -    $129,960
Comprehensive income:
  Net income                                                 -             -       10,378               -             -           -
  Net change in unrealized loss on securities
    available for sale, net of taxes of $3,067               -             -            -           5,954             -           -
                                                                                                                           --------
      Comprehensive income                                   -             -            -               -             -      16,332
                                                                                                                           --------
Exercise of stock options                                  160           708            -               -             -         868
Issuance of common stock                                    24           268            -               -             -         292
Stock dividends                                            533         6,673       (7,206)              -             -           -
Cash paid for fractional interest
   resulting from stock dividend                             -             -           (6)              -             -          (6)
Trust preferred issuance costs write-off                     -          (777)           -               -             -        (777)
Treasury stock purchased                                     -             -            -               -       $(1,046)     (1,046)
                                                       -------      --------      -------        --------      --------    --------

BALANCE, DECEMBER 31, 2002                              11,271       114,930       15,030           5,438        (1,046)    145,623

Comprehensive income:
  Net income                                                 -             -       13,336               -             -           -
  Net change in unrealized gain on securities                                                                                     -
    available for sale, net of taxes of $1,940               -             -            -          (3,748)            -           -
                                                                                                                           --------
       Comprehensive income                                  -             -            -               -             -       9,588
                                                                                                                           --------
Exercise of stock options                                   34           386            -               -             -         420
Issuance of common stock                                 1,513        29,204            -               -             -      30,717
Stock dividends                                            563         7,735       (8,298)              -             -           -
Cash paid for fractional interest
   resulting from stock dividend                             -             -           (6)              -             -          (6)
Trust preferred issuance costs write-off                     -          (624)           -               -             -        (624)
                                                       -------      --------      -------        --------      --------    --------

BALANCE, DECEMBER 31, 2003                              13,381       151,631       20,062           1,690        (1,046)    185,718
                                                       =======      ========      =======        ========       =======    ========

Comprehensive income:
  Net income                                                 -             -       17,629               -             -           -
  Net change in unrealized gain on securities
    available for sale, net of taxes of $2,568               -             -            -          (4,455)            -           -
                                                                                                                           --------
       Comprehensive income                                  -             -            -               -             -      13,174
                                                                                                                           --------
Exercise of stock options                                   43           382            -               -             -         425
Issuance of common stock                                 3,116        76,797            -               -             -      79,913
Stock dividends                                            665        15,298      (15,963)              -             -           -
Cash paid for fractional interest
   resulting from stock dividend                             -             -          (10)              -             -         (10)
                                                       -------      --------      -------        --------       -------    --------
                                                             -             -
BALANCE, DECEMBER 31, 2004                             $17,205      $244,108      $21,718        $ (2,765)      $(1,046)   $279,220
                                                       =======      ========      =======        ========       =======    ========

--------------------------------------------------
 See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
----------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands)

                                                                                                     Years Ended December 31,
                                                                                              --------------------------------------
                                                                                                   2004        2003        2002
                                                                                                   ----        ----        ----
OPERATING ACTIVITIES:
  Net income                                                                                   $  17,629    $  13,336    $  10,378
  Adjustments  to  reconcile  net  income  to net  cash  provided  by  operating activities:
    Provision for loan losses                                                                      2,075        4,825        4,175
    Depreciation and amortization                                                                  3,822        2,673        2,387
    Net amortization of investment securities                                                      1,917        2,927        3,518
    Amortization of intangible assets                                                              5,268        3,696        4,182
    Write down of book value of fixed assets                                                         177            -            -
    Gain on sale of investment securities available for sale                                      (1,407)      (2,467)      (2,517)
    (Gain) loss on sale of bank properties and equipment                                          (2,467)        (164)           4
    Gain on sale of loans                                                                           (289)           -            -
    Write down of real estate owned                                                                    -            -           117
    Increase in cash value of bank owned life insurance                                           (1,710)        (985)            -
    Deferred income taxes                                                                          6,407          342       (1,780)
    Change in assets and liabilities which provided (used) cash:
      Accrued interest receivable                                                                    205         (254)          77
      Other assets                                                                                  (921)        (502)         851
      Other liabilities                                                                            4,227       (3,454)       1,829
                                                                                               ---------    ---------    ---------
        Net cash provided by operating activities                                                 34,933       19,973       23,221
                                                                                               ---------    ---------    ---------

INVESTING ACTIVITIES:
  Purchases of investment securities available for sale                                         (434,841)    (902,019)    (771,157)
  (Purchase) redemption of restricted equity securities                                           (1,844)        (941)         951
  Proceeds from maturities, prepayments or calls of investment securities available for sale     499,746      469,704      528,918
  Proceeds from sale of investment securities available for sale                                 143,095      185,940      174,616
  Net increase in loans                                                                         (254,854)    (140,928)    (132,689)
  Purchase of bank properties and equipment                                                       (5,160)      (3,647)      (3,689)
  Proceeds from sale of bank properties and equipment                                              7,260           34           10
  Purchase of bank owned life insurance                                                           (6,800)     (31,800)           -
  Proceeds from sale of real estate owned                                                          3,127          674          988
  Net increase in  cash realized from acquisitions / sales                                         7,609      238,432            -
                                                                                               ---------    ---------    ---------
        Net cash used in investing activities                                                    (42,662)    (184,551)    (202,052)
                                                                                               ---------    ---------    ---------
FINANCING ACTIVITIES:
  Net (decrease) increase in deposits                                                            (22,766)     122,106      118,124
  Purchase price adjustment of branch assets purchased                                               219            -            -
  Net borrowings under line of credit and repurchase agreements                                   22,212       18,278       45,184
  Proceeds from exercise of stock options                                                            425          420          868
  Proceeds from loan payable                                                                           -            -       25,000
  Repayment of loan payable                                                                            -       (1,160)     (25,000)
  Proceeds from issuance of junior subordinated debt                                                   -       40,000       30,000
  Redemption of junior subordinated debt                                                               -      (29,274)     (28,040)
  Repurchase of junior subordinated debt                                                               -            -          (13)
  Payments for fractional interests resulting from stock dividend                                    (10)          (6)          (6)
  Proceeds from issuance of common stock                                                             434       30,717          292
  Treasury stock purchased                                                                             -            -       (1,046)
                                                                                               ---------    ---------    ---------
        Net cash provided by financing activities                                                    514      181,081      165,363
                                                                                               ---------    ---------    ---------
                                                                                                                               514
NET (DECREASE) INCREASE IN CASH AND CASH  EQUIVALENTS                                             (7,215)      16,503      (13,468)
CASH AND CASH  EQUIVALENTS, BEGINNING OF YEAR                                                     82,117       65,614       79,082
                                                                                               ---------    ---------    ---------
CASH AND CASH  EQUIVALENTS, END OF YEAR                                                        $  74,902    $  82,117    $  65,614
                                                                                               =========    =========    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid                                                                                $  34,070    $  36,656    $  48,862
  Income taxes paid                                                                            $   4,987    $   7,908    $   2,770
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS:
  Transfer of loans and bank properties and equipment to real estate owned                     $   1,242    $   4,214    $   1,111
  Trust preferred issuance costs write-off                                                             -    $     624    $     777
  Value of shares issued for acquisition                                                       $  62,458            -            -

-------------------------------------------------------------------------------
    See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(All dollar amounts presented in the tables, except per share amounts, are in thousands)

1.       NATURE OF OPERATIONS

Sun Bancorp, Inc. (the "Company") is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The consolidated financial statements include the accounts of the Company and its principal wholly owned subsidiary, Sun National Bank (the "Bank") and the Bank's wholly owned subsidiaries, Med-Vine, Inc., Sun Financial Services, L.L.C. and 2020 Properties, L.L.C. All significant intercompany balances and transactions have been eliminated in consolidation. Effective December 31, 2003, with the adoption of FIN 46 and FIN 46 (R), Sun Capital Trust (liquidated in April 2002), Sun Capital Trust II (liquidated in December 2003), Sun Capital Trust III, Sun
Capital Trust IV, Sun Capital Trust V, Sun Capital Trust VI and CBNJ Trust I collectively, the "Issuing Trusts" are presented on a deconsolidated basis.

The Company and the Bank have their administrative offices in Vineland, New Jersey. At December 31, 2004, the Company had 73 full service financial service centers located throughout central and southern New Jersey, New Castle County, Delaware and in Philadelphia, Pennsylvania. The Company's principal business is to serve as a holding company for the Bank. The Company's outstanding common stock is traded on the Nasdaq National Market under the symbol "SNBC". The Company is subject to reporting requirements of the Securities and Exchange Commission ("SEC"). The Bank is in the business of attracting customer deposits through their Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate, small business and non-real estate loans, as well as mortgage-backed and investment securities. The Bank's primary regulatory agency is the Office of the Comptroller of the Currency (the "OCC"). Med-Vine, Inc. is a Delaware holding company that holds a portion of the Bank's investment portfolio. The principal business of Med-Vine, Inc. is investing in securities. The principal business of Sun Financial Services, L.L.C. is to provide annuities and insurance products in the Bank's Community Banking Centers through a contract with a third-party licensed insurance agent. The principal business of 2020 Properties, L.L.C. is to acquire certain loans, judgments, real estate and other assets in satisfaction of debts previously contracted by the Bank. The Issuing Trusts are Delaware business trusts which hold junior subordinated debentures issued by the Company.


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

Loans Held for Sale - Included in loans receivable is approximately $989,000 and $142,000 of loans held for sale at December 31, 2004 and 2003, respectively. These loans were carried at the lower of cost or estimated fair value, on an aggregate basis.

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

Restricted Equity Securities - Equity securities of Bankers' banks are classified as restricted equity securities because ownership is restricted and there is not an established market for their resale. These securities are carried at cost and are evaluated for impairment.

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

Buildings                      40 years
Leasehold improvements         Remaining lease term, including renewals,
                                  if applicable
Equipment                      2.5 to 10 years


Bank-Owned Life Insurance - The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value, or the amount that can be realized. Income from these policies and changes in the cash surrender value are recorded in non-interest income.

Securities Sold Under Agreements to Repurchase - The Company enters into sales of securities under agreements to repurchase with the FHLB and with its customers. These agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. Securities pledged as collateral under agreements to repurchase are reflected as assets in the accompanying consolidated balance sheets.

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

Goodwill and Intangible Assets - Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. It is not amortized but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The Company uses a third-party appraisal to assist management in identifying impairment. The Company believes that its goodwill was not impaired during 2004 and 2003.

Intangible assets consist of core deposit intangibles and Excess of Cost over Fair Value of Assets Acquired ("SFAS No. 72 Intangibles"), net of accumulated amortization. Core deposit intangibles are amortized using the straight-line method based on the characteristics of the particular deposit type.

Long-Lived Assets - Management evaluates the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impaired loss for long-lived assets and intangibles with definite lives would be based on the fair value of the asset. For the year ended December 31, 2004, the Company recognized an impairment loss of $177,000 based on this evaluation. For the years ended December 31, 2003 and 2002 the Company did not recognize an impairment loss based on this evaluation.

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

Accounting for Derivative Financial Instruments and Hedging Activities - The Company recognizes all derivative instruments at fair value as either assets or liabilities. Financial derivatives are reported at fair value in other assets or other liabilities. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. For derivatives not designated as hedges, the gain or loss is recognized in current earnings.

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

Stock Dividend - On March 18, 2004, March 19, 2003, and April 25, 2002, the Company's Board of Directors declared 5% stock dividends, which were paid on April 20, 2004, April 21, 2003, and May 23, 2002, respectively, to shareholders of record on April 6, 2004, April 7, 2003, and May 2, 2002, respectively. Accordingly, per share information for the years ended December 31, 2003 and 2002 have been restated to reflect the increased number of shares outstanding.

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

Disclosure of reclassification amounts, net of taxes, for the years ended,            2004         2003         2002
----------------------------------------------------------------------------        --------     --------     -------
Net (depreciation) appreciation on securities available for sale during the year    $ (5,616)    $ (3,221)    $11,538
Reclassification adjustment for net gains included in net income                      (1,407)      (2,467)     (2,517)
                                                                                    --------     --------     -------
Net change in unrealized (loss) gain on securities available for sale                 (7,023)      (5,688)      9,021
Tax effect                                                                             2,568        1,940      (3,067)
                                                                                    --------       ------     -------
    Net of tax amount                                                               $ (4,455)      (3,748)    $ 5,954
                                                                                    ========       ======     =======


Stock Based Compensation - In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation --Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Prior to the fourth quarter of 2003, the Company accounted for its granted stock options according to Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees and related interpretations. All options granted prior to 2003 had an intrinsic value of zero on the date of grant under APB No. 25, and, therefore, no stock-based employee compensation expense was recognized in the Company's consolidated financial statements. During the fourth quarter of 2003, the Company adopted, effective January 1, 2003, the fair value recognition provisions of SFAS No. 123. Under the prospective method provisions of SFAS No. 148, the recognition provisions of SFAS No. 123 were applied to all option awards granted, modified or settled after January 1, 2003.

The grant of "reload" options is authorized in two of the stock-based employee compensation plans. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an "original option") by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The Company accounts for the reload features as fixed plan accounting, in accordance with the FASB Emerging Issues Task Force ("EITF") No. 90-7, Accounting for a Reload Stock Option and FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25.

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

At December 31, 2004, the Company had five stock-based employee compensation plans, which are described more fully in Note 17. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 using the Black-Scholes option pricing model to stock-based employee compensation.

                                                                             For the Years Ended December 31,
                                                                        ------------------------------------------
                                                                               2004          2003          2002
                                                                               ----          ----          ----
Net income, as reported                                                     $17,629       $13,336       $10,378
Add: Total stock-based employee compensation expense
   included in reported net income (net of tax)                                  29            21             -
Deduct: Total stock-based employee compensation
  expense determined under fair value method (net of tax)                      (616)       (1,179)       (2,368)
                                                                            -------       -------       -------
      Pro forma net income                                                  $17,042       $12,178       $ 8,010
                                                                            =======       =======       =======

      Earnings per share:
      Basic - as reported                                                     $1.14         $1.02         $0.78
      Basic - pro forma                                                       $1.10         $0.93         $0.59

      Diluted - as reported                                                   $1.06         $0.95         $0.75
      Diluted - pro forma                                                     $1.02         $0.87         $0.56

Significant assumptions used to calculate the above fair value of the awards are as follows:

                                                                             2004          2003          2002
                                                                             ----          ----          ----
Weighted average fair value of options granted during the year                  -        $ 9.00        $ 6.58
Risk free rate of return                                                        -          4.40%         4.30%
Expected option life in months                                                  -           120           120
Expected volatility                                                             -            40%           38%
Expected dividends                                                              -             0             0

There were no stock options granted during 2004.

Recent Accounting Principles - In December 2004, the FASB issued SFAS No. 123R (revised 2004), Share-Based Payment, which revises SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for
Stock Issued to Employees. This Statement requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on a grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The provisions of SFAS No. 123R will be effective for the Company's financial statements issued for periods beginning after June 15, 2005. The Company is currently evaluating the effects of the adoption of this Statement on its financial statements.

In March 2004, the FASB ratified the consensus reached by the EITF in Issue 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to
Certain Investments. EITF 03-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. In September 2004, the FASB issued FSP 03-1-1, which delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of Issue 03-1 due to additional proposed guidance. The Company is continuing to evaluate the impact of EITF 03-1. The amount of other-than-temporary impairment to be recognized depends on market conditions, management's intent and ability to hold investments until a forecasted recovery and the finalization of the proposed guidance by the FASB. The Company does not anticipate that the finalization of the proposed guidance will have a material impact on the Company.

In March 2004, the SEC issued SAB No. 105, Application of Accounting Principles to Loan Commitments. This bulletin was issued to inform registrants of the SEC's view that the fair value of the recorded loan commitments, which are required to follow derivative accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The provisions of this Staff Accounting Bulletin did not have a material impact on the Company.

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued AICPA Statement of Position No. 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), to address accounting for differences between the contractual cash flows of certain loans and debt securities and the cash flows expected to be collected when loans or debt securities are acquired in a transfer and those cash flow differences are attributable, at least in part, to credit quality. As such, SOP 03-3 applies to such loans and debt securities purchased or acquired in purchase business combinations and does not apply to originated loans. It applies to loans with evidence of deterioration of credit quality since origination acquired by completion of a transfer for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. The application of SOP 03-3 limits the interest income, including accretion of purchase price discounts that may be recognized for certain loans and debt securities. Additionally, SOP 03-3 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield or valuation allowance, such as the allowance for loan losses. Subsequent to the initial investment, increases in expected cash flows generally should be recognized prospectively through adjustment of the yield on the loan or debt security over its remaining life. Decreases in expected cash flows should be recognized as impairment. SOP 03-3 is effective for loans and debt securities acquired in fiscal years beginning after December 15, 2004, with early application encouraged. The impact of this new pronouncement will depend on the Company's activity in purchasing loans or acquiring loans in a business combination.

3.       ACQUISITIONS

On July 8, 2004, the Company acquired Community Bancorp of New Jersey ("Community") in a stock-for-stock exchange merger valued at approximately $69 million. In the merger, Community shareholders received 0.8715 shares of common stock of the Company for each issued and outstanding share of Community common stock. Approximately 3,096,000 shares of the Company's common stock were issued. At July 8, 2004, Community's assets totaled $374 million, loan receivables, net of allowances for loan losses, were $230 million, investments securities were $115 million and total deposits were $342 million. Goodwill of approximately $55 million was recorded in conjunction with this transaction and will not be amortized in accordance with SFAS No. 142, but will be reviewed at least annually for impairment. Core deposit intangibles of approximately $14 million was recorded and will be amortized over approximately nine years on a straight-line basis.

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

4.       AVERAGE RESERVE BALANCE REQUIREMENTS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain an average reserve balance with the Federal Reserve Bank. The amount of the average reserve balance for the years ended December 31, 2004 and 2003 was $6.3 million and $1.1 million, respectively.


5.       INVESTMENT SECURITIES

The amortized cost of investment securities and the approximate fair value were as follows:

                                                                              December 31, 2004
                                                          --------------------------------------------------------
                                                                              Gross         Gross     Estimated
                                                            Amortized    Unrealized    Unrealized          Fair
                                                                 Cost         Gains        Losses         Value
                                                                 ----         -----        ------         -----
   Available for Sale
   ------------------
   U.S. Treasury obligations                                  $ 70,069             -      $   (308)      $ 69,761
   U.S. Government agencies and
     mortgage-backed securities                                662,023         $ 590        (5,721)       656,892
   State and municipal obligations                              56,695         1,268          (145)        57,818
   Other                                                        35,109            39          (195)        34,953
                                                              --------        ------       -------       --------
     Total                                                    $823,896        $1,897       $(6,369)      $819,424
                                                              ========        ======       =======       ========

   Held to Maturity
   ----------------
   U.S. Government agencies and
     mortgage-backed securities                                $43,048             -         $(176)       $42,872
                                                               =======        ======         =====        =======

                                                                             December 31, 2003
                                                          --------------------------------------------------------
                                                                              Gross         Gross     Estimated
                                                            Amortized    Unrealized    Unrealized          Fair
                                                                 Cost         Gains        Losses         Value
                                                                 ----         -----        ------         -----
   Available for Sale
   ------------------
   U.S. Treasury obligations                                  $ 70,252        $   46      $   (118)      $ 70,180
   U.S.  Government agencies and
     mortgage-backed securities                                810,453         2,696        (2,340)       810,809
   State and municipal obligations                              58,651         2,137          (115)        60,673
   Other                                                        21,521           245             -         21,766
                                                              --------        ------       -------       --------
     Total                                                    $960,877        $5,124       $(2,573)      $963,428
                                                              ========        ======       ========      ========


During 2004, the Company established a held to maturity investment portfolio. Investments classified as held to maturity are carried at amortized cost. The securities designated as held to maturity will have characteristics consistent with the Company's investment policy guidelines.

During 2004, securities were called or the Company sold $194.6 million of securities available for sale resulting in a gross gain and gross loss of $1.4 million and $22,000, respectively. During 2003, securities were called or the Company sold $215.3 million of securities available for sale resulting in a gross gain and gross loss of $2.7 million and $276,000, respectively. During 2002, securities were called or the Company sold $171.4 million of securities available for sale resulting in a gross gain and gross loss of $2,546,000 and $29,000, respectively.

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2004 and 2003:

                                        Less than 12 Months     12 Months or Longer          Total
                                       ----------------------  ---------------------  -----------------------
                                                  Unrealized              Unrealized              Unrealized
                                       Fair Value   Losses     Fair Value   Losses    Fair Value    Losses
                                       ----------   ------     ----------   ------    ----------    ------
At December 31, 2004:
U.S. Treasury obligations               $ 59,881   $   (121)   $  9,880   $   (187)   $ 69,761   $   (308)
U.S. Government agencies and
   mortgage-backed securities            559,499     (4,280)     62,323     (1,617)    621,822     (5,897)
State and municipal obligations           13,883        (92)        512        (53)     14,395       (145)
Other securities                          23,903       (195)          -          -      23,903       (195)
                                        --------   --------    --------   --------    --------   --------
Total                                   $657,166   $ (4,688)   $ 72,715   $ (1,857)   $729,881   $ (6,545)
                                        ========   ========    ========   ========    ========   ========

                                        Less than 12 Months     12 Months or Longer          Total
                                       ----------------------  ---------------------  -----------------------
                                                  Unrealized              Unrealized              Unrealized
                                       Fair Value   Losses     Fair Value   Losses    Fair Value    Losses
                                       ----------   ------     ----------   ------    ----------    ------
At December 31, 2003:
U.S. Treasury obligations               $ 39,957   $   (118)          -          -    $ 39,957   $   (118)
U.S. Government agencies and
   mortgage-backed securities            298,600     (2,340)          -          -     298,600     (2,340)
State and municipal obligations            7,889        (82)   $    532   $    (33)      8,421       (115)
                                        --------   --------    --------   --------    --------   --------
Total                                   $346,446   $ (2,540)   $    532   $    (33)   $346,978   $ (2,573)
                                        ========   ========    ========   ========    ========   ========

At December 31, 2004, 99.4% of the unrealized losses in the security portfolio were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and other securities rated investment grade by at least one bond credit rating service. The Company believes that the price movements in these securities are dependent upon the movement in market interest rates particularly given the negligible inherent credit risk for these securities. At December 31, 2004, the unrealized loss in the category 12 months or longer of $1.9 million consisted of 14 securities having an aggregate depreciation of 2.5%. The securities represented U.S. Treasury, Federal Agency issues and one security currently rated Aaa by three rating services. At December 31, 2004, securities in a gross unrealized loss position for less than twelve months consisted of 87 securities having an aggregate depreciation of 0.7% from the Bank's amortized cost basis.

The maturity schedule of the investment in debt securities at December 31, 2004 was as follows:

                                                 Available for Sale           Held to Maturity
                                             --------------------------------------------------------
                                                Amortized     Estimated     Amortized     Estimated
                                                     Cost    Fair Value          Cost    Fair Value
                                                     ----    ----------          ----    ----------
Due in one year or less                          $108,043      $107,811             -             -
Due after one year through five years             270,553       269,061             -             -
Due after five years through ten years                803           832             -             -
Due after ten years                                41,010        40,969             -             -
                                                 --------      --------       -------       -------
                                                  420,409       418,673             -             -

Mortgage-backed securities                        403,487       400,751       $43,048       $42,872
                                                 --------      --------       -------       -------
   Total                                         $823,896      $819,424       $43,048       $42,872
                                                 ========      ========       =======       =======

At December 31, 2004, $228.2 million of U.S. Treasury Notes and U.S. Government Agency securities was pledged to secure public deposits.

6.       LOANS

The components of loans were as follows:

                                                     December 31,
                                               ---------------------------
                                                  2004           2003
                                               -----------    ------------
Commercial and industrial                      $ 1,603,868    $ 1,169,164
Home equity                                        122,735         80,292
Second mortgages                                    50,541         51,531
Residential real estate                             26,117         29,788
Other                                               66,497         51,304
                                               -----------    -----------

  Total gross loans                              1,869,758      1,382,079
Allowance for loan losses                          (22,037)       (17,614)
                                               -----------    -----------
   Loans, net                                  $ 1,847,721    $ 1,364,465
                                               ===========    ===========

Non-accrual loans                              $    13,457    $    21,568
                                               ===========    ===========

There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 2004. The gross interest income that would have been recorded if the above non-accrual loans had been current in accordance with their original terms was $1.0 million, $1.5 million, and $984,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The amount of interest included in net income on these loans for the years ended December 31, 2004, 2003 and 2002 was $274,000, $534,000, and $442,000, respectively.

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 2004 and 2003, along with an analysis of the activity for the years ended December 31, 2004 and 2003, is summarized as follows:

                                               For the Years Ended
                                                  December 31,
                                           ----------------------------
                                                   2004       2003
                                                   ----       ----
Balance, beginning of year                      $ 27,204    $ 32,330
Additions                                         20,368       6,159
Repayments                                        (3,828)    (11,285)
                                                --------    --------
Balance, end of year                            $ 43,744    $ 27,204
                                                ========    ========


$17.8 million of the 2004 additions were loans relating to new directors who were formerly directors of Community.

Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $756.9 million and $532.7 million at December 31, 2004 and 2003, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

Most of the Company's business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market.

7.       ALLOWANCE FOR LOAN LOSSES

An analysis of the change in the allowance for loan losses is as follows:

                                                           For the Years Ended December 31,
                                                         -----------------------------------
                                                              2004        2003        2002
                                                           --------    --------    --------
Balance, beginning of year                                 $ 17,614    $ 16,408    $ 13,332
Charge-offs                                                  (1,382)     (4,380)     (1,609)
Recoveries                                                      793         761         510
                                                           --------    --------    --------
   Net charge-offs                                             (589)     (3,619)     (1,099)
Provision for loan losses                                     2,075       4,825       4,175
Purchased allowance resulting from bank acquisition           2,937           -           -
                                                           --------    --------    --------
Balance, end of year                                       $ 22,037    $ 17,614    $ 16,408
                                                           ========    ========    ========

Loans   collectively   evaluated  for  impairment  include  consumer  loans  and
residential real estate loans, and are not included in the data that follow:

                                                                  December 31,
                                                             ------------------------
                                                                2004          2003
                                                              -------       -------
Impaired loans with related allowance for loan losses         $31,533       $31,463
      calculated under SFAS No. 114
Impaired loans with no related allowance for loan losses
      calculated under SFAS No. 114                             1,588         6,147
                                                              -------       -------
    Total impaired loans                                      $33,121       $37,610
                                                              =======       =======
Valuation allowance related to impaired loans                  $3,332        $3,439
                                                               ======        ======

                                                                    For the Years Ended
                                                                       December 31,
                                                            --------------------------------------
                                                               2004          2003          2002
                                                               ----          ----          ----
Average impaired loans                                      $35,991       $34,715       $13,471
                                                            =======       =======       =======
Interest income recognized on impaired loans                 $2,315        $2,177        $1,936
                                                             ======        ======        ======
Cash basis interest income recognized on impaired loans      $2,111        $2,311        $2,013
                                                             ======        ======        ======


8.       RESTRICTED EQUITY INVESTMENTS

The cost of restricted equity investments was as follows:

                                                               December 31,
                                                       ------------------------
                                                            2004          2003
                                                            ----          ----
Federal Reserve Bank stock                               $ 5,563       $ 4,270
Federal Home Loan Bank stock                               9,734         8,198
Atlantic Central Bankers Bank stock                          108            83
                                                         -------       -------
  Total                                                  $15,405       $12,551
                                                         =======       =======

9.       BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment consist of the following major classifications:

                                                  December 31,
                                           ----------------------------
                                                  2004        2003
                                               --------    --------
Land                                           $  5,366    $  6,578
Buildings                                        17,676      19,801
Leasehold improvements and equipment             29,850      21,348
                                               --------    --------
                                                 52,892      47,727
Accumulated depreciation                        (16,062)    (13,634)
                                               --------    --------
Total                                          $ 36,830    $ 34,093
                                               ========    ========




10.      REAL ESTATE OWNED

Real estate owned consisted of the following:

                                        December 31,
                                  --------------------------
                                    2004              2003
                                    ----              ----
Commercial properties             $2,424            $4,013
Residential properties               178               122
Bank properties                      309               309
                                  ------            ------
Total                             $2,911            $4,444
                                  ======            ======


Expenses applicable to real estate owned include the following:

                                             For the Years Ended December 31,
                                             --------------------------------
                                                   2004     2003    2002
                                                   ----     ----    ----
Net gain on sales of real estate                  $(220)   $(707)   $ (87)
Write-down of real estate owned                       -        -      117
Operating expenses, net of rental income            280      110      145
                                                  -----    -----    -----
Total                                             $  60    $(597)   $ 175
                                                  =====    =====    =====


11.      GOODWILL AND INTANGIBLE ASSETS

On July 8, 2004, the Company acquired Community Bancorp of New Jersey ("Community") in a stock-for-stock exchange merger valued at approximately $69 million. Goodwill of approximately $55 million was recorded in conjunction with this transaction and will not be amortized in accordance with SFAS No. 142, but will be reviewed at least annually for impairment. Core deposit intangibles of approximately $14 million was recorded and will be amortized over approximately nine years on a straight-line basis.

In the fourth quarter 2004 and 2003, the Company performed, with the assistance of an independent third party other than its independent auditors, its annual impairment test of goodwill as required under the SFAS Nos. 142 and 147. Such testing is based upon a number of factors, which are based upon assumptions and management judgments. These factors include among other things, future growth rates, discount rates and earnings capitalization rates. The test indicated that no impairment charge was necessary for the years ended December 31, 2004 and 2003.

Changes in the carrying amount of goodwill are as follows:

                                               For the Years Ended
                                                   December 31,
                                              --------------------
                                                  2004       2003
                                               --------   --------
Balance, beginning of year                     $ 50,600   $ 19,672
Goodwill resulting from business combination     54,369     30,928
                                               --------   --------
Balance, end of year                           $104,969   $ 50,600
                                               ========   ========


Information regarding the Company's intangible assets subject to amortization is as follows:

                                                         December 31, 2004
                                                    ----------------------------
                                                    Carrying Accumulated
                                                     Amount  Amortization  Net
                                                     ------  ------------  ---
Core Deposit Premium                                $46,132   $18,906   $27,226
Excess of cost over fair value of assets acquired    17,698    10,171     7,527
                                                    -------   -------   -------
     Total intangible assets                        $63,830   $29,077   $34,753
                                                    =======   =======   =======


                                                         December 31, 2003
                                                    ----------------------------
                                                    Carrying Accumulated
                                                     Amount  Amortization  Net
                                                     ------  ------------  ---
Core Deposit Premium                                $32,306   $14,645   $17,661
Excess of cost over fair value of assets acquired    17,698     9,164     8,534
                                                    -------   -------   -------
     Total intangible assets                        $50,004   $23,809   $26,195
                                                    =======   =======   =======


Changes in the carrying amount of Company's intangible assets for the year ended December 31, 2004 are as follows:

Balance, beginning of year                          $26,195
Addition resulting from business combination         13,826
Amortization expense                                 (5,268)
                                                    -------
Balance, end of year                                $34,753
                                                    =======

Information regarding the Company's amortization expense follows:


Actual for Year Ended December 31,
     2002                                           $ 4,182
     2003                                             3,696
     2004                                             5,268
Expected for Year Ending December 31,
     2005                                             4,499
     2006                                             4,390
     2007                                             4,375
     2008                                             4,375
     2009                                             4,375
     Thereafter                                      12,739
                                                     ------
        Total                                       $34,753
                                                    =======

12.      DEPOSITS

Deposits consist of the following major classifications:

                                                      December 31,
                                               ----------------------------
                                                      2004          2003
                                                      ----          ----
 Interest bearing demand deposits                 $ 793,290     $ 784,453
 Non-interest bearing demand deposits               543,601       399,538
 Savings deposits                                   452,726       392,784
 Time deposits under $100,000                       410,632       390,312
 Time deposits $100,000 or more                     230,114       144,038
                                                 ----------    ----------
 Total                                           $2,430,363    $2,111,125
                                                 ==========    ==========


A summary of time deposits by year of maturity is as follows:


Years Ending December 31,
2005                                              $346,392
2006                                                81,212
2007                                                71,172
Thereafter                                         141,970
                                                  --------
Total                                             $640,746
                                                  ========

A summary of interest expense on deposits is as follows:

                                         For the Years Ended December 31,
                                         --------------------------------
                                             2004      2003      2002
                                             ----      ----      ----
Savings deposits                           $ 3,440   $ 3,968   $ 6,821
Time deposits                               13,421    12,105    17,494
Interest-bearing demand deposits             7,200     7,407    10,789
                                           -------   -------   -------
Total                                      $24,061   $23,480   $35,104
                                           =======   =======   =======

13.      ADVANCES FROM THE FEDERAL HOME LOAN BANK

The Company's fixed rate, long-term debt of $144.7 million matures through 2018. At December 31, 2004 and 2003, the interest rates on fixed-rate, long-term debt ranged from 1.88% to 6.49%. At December 31, 2004 and 2003, the weighted average interest rate on fixed-rate, long-term debt was 4.32% and 4.31%, respectively. Included in the above amount was one $25.0 million fixed-rate advance which is convertible on October 12, 2005. On the convertible date and each quarter thereafter, the FHLB has the option to convert this advance to floating at then current market rates. The Company has the option of replacing the funding or repaying the advance.

The contractual maturities of the Company's fixed-rate, long-term debt at December 31, 2004 are as follows:


Due in 2005                                        $ 10,000
Due in 2006                                          10,586
Due in 2007                                          56,158
Due in 2008                                          41,440
Thereafter                                           26,485
                                                   --------
Total long-term debt                               $144,669
                                                   ========

14.      SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company has overnight repurchase agreements with customers as well as repurchase agreements with the FHLB. At December 31, 2004 and 2003, customer repurchase agreements were $59.6 million and $55.9 million, respectively with interest rates ranging from 0.93% to 2.2% and 0.14% to 0.92%, respectively. Interest expense on customer repurchase agreements was $471,000, $348,000 and $739,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Collateral for customer repurchase agreements consisted of U.S. Treasury notes or securities issued or guaranteed by one of the Government Sponsored Enterprises. The fair value of the collateral was approximately equal to the amounts outstanding.

At December 31, 2004, the Company had one, thirty day maturity, $50.0 million FHLB repurchase agreement with an interest rate of 2.43%. Interest expense on FHLB repurchase agreements was $68,000 for the year ended December 31, 2004. Collateral for FHLB repurchase agreements consisted of securities issued or guaranteed by one of the Government Sponsored Enterprises. The fair value of the collateral was approximately equal to the amount outstanding. There were no FHLB repurchase agreements outstanding at December 31, 2003.


15.      JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT

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

As a result of the adoption of FIN 46 and FIN 46 (R), the Company deconsolidated all the Issuer Trusts. The junior subordinated debentures issued by the Company to the Issuer Trusts, totaling $77.3 and $72.2 million, are reflected in the Company's consolidated statement of financial position in the liabilities section at December 31, 2004 and December 31, 2003, respectively, under the caption "Junior subordinated debentures." The Company records interest expense on the corresponding debentures in its consolidated statements of income. The Company also recorded the common capital securities issued by the Issuer Trusts in "Other assets" in its consolidated statement of financial position at December 31, 2004 and 2003.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Trust as of December 31, 2004.


                              Capital Securities                         Junior Subordinated Debentures
                ---------------------------------------------------------------------------------------------------
                                       Stated   Distribution   Principal                               Redeemable
 Issuer Trust         Issuance Date     Value           Rate      Amount             Maturity           Beginning
 ------------         -------------     -----           ----      ------             --------           ---------
                                                  6-mo LIBOR
 Sun Trust III       April 22, 2002   $20,000     plus 3.70%     $20,619       April 22, 2032      April 22, 2007
                                                  3-mo LIBOR
 Sun Trust IV          July 7, 2002    10,000     plus 3.65%      10,310      October 7, 2032        July 7, 2007
                                                  3-mo LIBOR
 Sun Trust V      December 18, 2003    15,000     plus 2.80%      15,464    December 30, 2033   December 30, 2008
                                                  3-mo LIBOR
 Sun Trust VI     December 19, 2003    25,000     plus 2.80%      25,774     January 23, 2034    January 23, 2009
                                                  3-mo LIBOR
 CBNJ Trust I     December 19, 2002     5,000     plus 3.35%       5,155      January 7, 2033     January 7, 2008
                                      -------                    -------
                                      $75,000                    $77,322
                                      =======                    =======

While the capital securities have been deconsolidated in accordance with GAAP, they continue to qualify as Tier 1 capital under federal regulatory guidelines. The change in accounting guidance did not have an impact on the current Tier 1 regulatory capital of either the Company or the Bank. In March 2005, the Federal Reserve amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of trust preferred securities in a bank holding company's Tier 1 capital, subject to tightened quantitative limits. The Federal Reserve's amended rule will, effective March 31, 2009, limit capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability. Management has developed a capital plan for the Company and the Bank that should allow the Company and the Bank to maintain "well-capitalized" regulatory capital levels.

The Issuer Trusts are wholly owned unconsolidated subsidiaries of the Company and have no independent operations. The obligations of Issuer Trusts are fully and unconditionally guaranteed by the Company. The debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. Interest on the debentures is cumulative and payable in arrears. Proceeds from any redemption of debentures would cause a mandatory redemption of capital securities having an aggregate liquidation amount equal to the principal amount of debentures redeemed.

Sun Trust III variable annual rate will not exceed 11.00% through five years from its issuance. Sun Trust IV variable annual rate will not exceed 11.95% through five years from its issuance. Sun Trust V and Sun Trust VI do not have interest rate caps. As a result of the July 2004 Community acquisition, the Company assumed CBNJ Trust I. The CBNJ Trust I variable annual rate does not have an interest rate cap.

During 2003, the Company notified the holders of the outstanding capital securities of Sun Trust II of its intention to call these securities contemporaneously with the redemption of the Sun Trust II debentures on December 31, 2003. The Company wrote off the unamortized debt issuance costs of the called securities in the amount of $624,000, net of income tax, through a charge to equity.


16.      STOCK REPURCHASE PLAN

In February 2002, the Board of Directors of the Company authorized the initiation of a stock repurchase plan covering up to approximately 3%, or 352,800 shares, adjusted for stock dividends, of the Company's outstanding common stock. The repurchases were made from time to time in open-market transactions, subject to the availability of the stock. As of December 31, 2004, the Company had 90,562 shares repurchased for an aggregate price of approximately $1,046,000.

17.      STOCK OPTION PLANS

In March 2004, the Board of Directors of the Company adopted a Stock-Based Incentive Plan (the "2004 Stock Plan"). The 2004 Stock Plan authorizes the issuance of 450,000 shares of common stock pursuant to awards that may be granted in the form of options to purchase common stock ("Options") and awards of shares of common stock ("Stock Awards"). The maximum number of Stock Awards may not exceed 50,000 shares. The purpose of the 2004 Stock Plan, as with all of the Company's stock-based incentive plans, is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, advisory directors, employees and other persons to promote the success of the Company. Under the 2004 Stock Plan, options expire ten years after the date of grant, unless terminated earlier under the option terms. For both Stock Options and Stock Awards, a Committee of non-employee directors has the authority to determine the conditions upon which the options granted will vest. At December 31, 2004, there were no options or awards granted under the 2004 Stock Plan.

In July 2004, as a result of the Community acquisition, the Company assumed stock options previously granted under the Community Plans. Upon merger, all stock options under the Community Plans became fully vested and were converted to Sun Bancorp Inc. stock options. The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Community Plans are both incentive and non-qualified and expire from 2007 through 2013. There are 305,165 stock options outstanding under these plans at December 31, 2004. No additional stock options will be granted under these plans.

In January  2002,  the Board of Directors of the Company  adopted a Stock Option
Plan (the "2002 Plan"). Options granted under the 2002 Plan may be either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. There are 867,061 shares authorized for grants of options under the 2002 Plan. The grant of "reload" options is authorized under the 2002 Plan. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an "original option") by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the "reload" feature will reduce the total number of shares eligible for award under the Plan. Under the 2002 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The qualified incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 2002 Plan allows 20% of options granted to employees to vest six months after the date of grant, and 20% for each of the next four anniversaries of the grant, subject to employment and other conditions. The vesting provision of the 2002 Plan generally allows options granted to directors to vest as of the date of grant. At December 31, 2004, there were 861,978 options outstanding with the "reload" feature under the 2002 Plan.

In 1997, the Company adopted a Stock Option Plan (the "1997 Plan"). Options granted under the 1997 Plan may be either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. Options granted under the 1997 Plan are at the estimated fair value at the date of grant. There are 1,254,952 shares authorized for grants of options under the 1997 Plan. At December 31, 2004, there were 1,242,817 options outstanding with the "reload" feature under the 1997 Plan.

In 1995, the Company adopted a Stock Option Plan (the "1995 Plan"). There are 734,368 shares authorized for grants of options under the 1995 Plan. Options granted under the 1995 Plan were either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. Options granted under the 1995 Plan were at the estimated fair value at the date of grant.

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

Options outstanding under the 1995, 1997, 2002, 2004 and the Community Plans, adjusted for 5% stock dividends granted where appropriate, are as follows:

                                                                            Incentive  Nonqualified   Total
                                                                            ---------  ------------   -----
Options granted and outstanding:
  December 31, 2004 at prices ranging from $3.71 to $23.82 per share         517,087     2,608,739  3,125,826
                                                                             =======     =========  =========

  December 31, 2003 at prices ranging from $3.71 to $16.38 per share         502,912     2,345,571  2,848,483
                                                                             =======     =========  =========

  December 31, 2002 at prices ranging from $3.71 to $16.38 per share         531,685     2,346,817  2,878,502
                                                                             =======     =========  =========

Activity in the stock option plans for the period beginning January 1, 2002 and ending December 31, 2004 was as follows:

                                                                   Weighted
                                                       Number      Exercise
                                                    of Shares         Price    Options
                                                  Outstanding     Per Share   Exercisable
                                                  -----------     ---------   -----------

January 1, 2002                                     2,044,794        $ 9.01     1,948,590
                                                                                =========
    Granted                                         1,135,367        $10.39
    Exercised                                        (209,207)       $ 5.60
    Expired                                           (92,452)       $12.61
                                                    ---------
December 31, 2002                                   2,878,502        $ 9.70     1,938,094
                                                                                =========
    Granted                                            15,750        $18.05
    Exercised                                         (36,277)       $10.50
    Expired                                            (9,492)       $12.12
                                                    ---------
December 31, 2003                                   2,848,483        $ 9.72     2,170,880
                                                    ---------                   =========
    Granted                                                 -             -
    Assumed in connection with Community merger       333,858        $ 9.96
    Exercised                                         (43,434)       $ 9.50
    Expired                                           (13,081)       $23.23
                                                    ---------
December 31, 2004                                   3,125,826        $ 9.70     2,669,057
                                                    =========                   =========

The following table summarizes stock options outstanding at December 31, 2004:


                                     Options Outstanding                             Options Exercisable
                    -------------------------------------------------------  -------------------------------------
                          Number of   Weighted Average           Weighted                               Weighted
          Range of          Options          Remaining   Average Exercise             Options   Average Exercise
    Exercise Price      Outstanding   Contractual Life              Price         Exercisable              Price
---------------------------------------------------------------------------  -------------------------------------
  $ 3.71  -  $6.99          593,213         2.01 years              $4.86             593,213              $4.86
  $ 7.02  -  $9.75          521,258         3.36 years              $7.52             521,258              $7.52
  $10.32 -  $10.97        1,096,198         7.07 years             $10.33             681,788             $10.34
  $11.16 -  $12.39          448,550         5.20 years             $11.26             418,791             $11.21
  $13.43 -  $23.82          466,607         4.27 years             $15.28             454,007             $15.21
                          ---------                                                 ---------
                          3,125,826         5.84 years              $9.70           2,669,057              $9.53
                          =========                                                 =========


18.      EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan ("ESPP") and a Directors Stock Purchase Plan ("DSPP") (collectively, the "Purchase Plans") wherein 418,142 shares were reserved for issuance pursuant to the Purchase Plans. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2004 and 2003, there were 7,513 shares and 6,930 shares, respectively, granted and issued through the ESPP. For the years ended December 31, 2004 and 2003, there were 2,226 shares and 2,758 shares, respectively, granted and issued through the DSPP. At December 31, 2004, there were 204,386 and 13,561 shares remaining in the ESPP and DSPP, respectively.

19.      BENEFITS

The Company has established a 401(k) Retirement Plan (the "401(k) Plan") for all qualified employees. Employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. The Company's match begins after one year of service. Vesting in the Company's contribution accrues over four years at 25% each year. Pursuant to the 401(k) Plan, employees could contribute up to 75% of their compensation to a maximum allowed by law. The Company matches 50% of the employee contribution, up to 6% of compensation. The Company match consists of a contribution of Company common stock, at market value. The Company's contributions were purchased through a broker by the directed trustee. The Company's contribution to the 401(k) Plan was $486,000, $414,000 and $320,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company expensed $26,000, $23,000 and $18,000 during 2004, 2003 and 2002, respectively, to administer and audit the 401(k) Plan.


20.      COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

Letters of Credit

In the normal course of business, the Bank has various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $51.2 million and $38.9 million at December 31, 2004 and 2003, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial position of the Company will not be affected materially by the final outcome of any contingent liabilities and commitments.

Leases

Certain office space of the Company and the Bank is leased from companies affiliated with the Chairman of the Company's Board of Directors under separate agreements with the Company. The Bank is the sub-tenant of one of these leases. Terms of these three agreements at December 31, 2004 are as follows.


Expiration date              October 2017       March 2006        January 2006
Annual Rental                   $1,090             $40                $48
Renewal Option remaining          N/A        1 five-year term   2 two-year terms
Annual Rental Increases           CPI             Fixed              Fixed


In September 2004, the Company entered into a lease for a future branch office and Regional Banking Center with a company controlled by the Chairman of the Company's Board of Directors. The lease is a twenty year lease with 4 renewal periods of 5 years each. The annual rental is fixed at $450,000 for the first 5 years, and increasing 12.5% every five years thereafter. The Company believes that this related party lease is on terms as fair to the Company as could have been obtained from unaffiliated third parties.

Certain office space of the Bank is leased from companies affiliated with certain Directors under separate agreements with the Bank. Terms of these two agreements at December 31, 2004 are as follows.

Expiration date                       December 2011           February 2005
Annual Rental                              $140                   $96
Renewal Option remaining                   N/A              1 five-year term
Annual Rental Increases             Fixed for 5 years            Fixed


The Company believes that each of the related party transactions described above were on terms as fair to the Company as could have been obtained from unaffiliated third parties.

Branch Real Estate Sale

In June 2004, the Company completed the sale of the real estate associated with its Atlantic City, New Jersey, branch office and recognized a pre-tax gain of $2.3 million. The terms of the sale agreement provide that the Bank will operate at the existing location until it relocates to a new location. As part of the overall transaction, the Company acquired the rights to purchase and the obligations to develop a certain parcel of undeveloped land located in Atlantic City for the purpose of the new branch. In lieu of undertaking the responsibility of acquiring and developing this parcel, the Company entered into an Assignment and Assumption Agreement with a company controlled by the Chairman of the Company's Board of Directors (Related Party) whereby the Company assigned all its rights, title and interest in this real estate to the Related Party, and the Related Party assumed all the covenants, duties and obligations with respect to the acquisition and development of this real estate. The Company believes that this Assignment and Assumption Agreement entered into with the Related Party was an arms' length transaction.

The following table shows future minimum payments under non-cancelable operating leases with initial terms of one year or more at December 31, 2004. Future minimum receipts under sub-lease agreements are not material.


2005                                                           $ 4,857
2006                                                             3,999
2007                                                             3,778
2008                                                             3,700
2009                                                             3,561
Thereafter                                                      24,421
                                                               -------
     Total                                                     $44,316
                                                               =======

Rental expense included in occupancy expense for all operating leases was $4.8 million, $3.7 million, and $3.6 million for the years ended December 31, 2004, 2003 and 2002, respectively.



21.      DERIVATIVE INTRUMENTS AND HEDGING ACTIVITIES

Beginning in 2004, the Company utilized certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. As of December 31, 2004, all derivative financial instruments have been entered into to hedge the interest rate risk associated with the Bank's commercial lending activity. In general, the derivative transactions fall into one of two types, a bank hedge of a specific fixed rate loan or a hedged derivative offering to a Bank customer. In those transactions in which the bank hedges a specific fixed rate loan, the derivative is executed for periods that match the related underlying exposures and do not constitute positions independent of these exposures. For derivatives offered to Bank customers, the economic risk of the customer transaction is offset by a mirror position with a non-affiliated third party.

The Company currently utilizes interest rate swaps to hedge specified assets. The Company does not use derivative financial instruments for trading purposes. Interest rate swaps were entered into as fair value hedges for the purpose of modifying the interest rate characteristics of certain commercial loans. The interest rate swaps involve no exchange of principal either at inception or upon maturity; rather, it involves the periodic exchange of interest payments arising from an underlying notional value.

Derivative instruments are recorded at their fair values. If derivative instruments are designated as fair value hedges, both the change in the fair value of the hedge and the hedged item are included in current earnings. Because the hedging arrangement is considered highly effective, changes in the interest rate swaps' fair values exactly offset the corresponding changes in the fair value of the commercial loans and, as a result, the changes in fair value do not result in an impact on net income. Ineffective portions of hedges, if any, would be reflected in earnings as they occur.

Financial derivatives involve, to varying degrees, interest rate, market and credit risk. The Company manages these risks as part of its asset and liability management process and through credit policies and procedures. The Company seeks to minimize counterparty credit risk by establishing credit limits, and generally requiring bilateral netting and collateral agreements.

For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based on the exposure being hedged, as either a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. Currently, the Company only participates in fair value hedges.

Fair Value Hedges - Interest Rate Swaps

The Company has entered into interest rate swap arrangements to exchange the payments on fixed rate commercial loan receivables for variable rate payments based on LIBOR. The interest rate swaps involve no exchange of principal either at inception or maturity and have maturities and call options identical to the fixed rate loan agreements. The arrangements have been designated as fair value hedges. The swaps are carried at their fair value and the carrying amount of the commercial loans includes the change in their fair values since the inception of the hedge. Because the hedging arrangement is considered highly effective, changes in the interest rate swaps' fair values exactly offset the corresponding changes in the fair value of the commercial loans and, as a result, the changes in fair value do not result in an impact on net income.

Customer Derivatives

To accommodate customer needs, the Company also enters into financial derivative transactions primarily consisting of interest rate swaps. Market risk exposure from customer positions is managed through transactions with third-party dealers. The credit risk associated with derivatives executed with customers is essentially the same as that involved in extending loans and is subject to normal credit policies. Collateral may be obtained based on management's assessment of the customer. The positions of customer derivatives are recorded at fair value and changes in value are included in non-interest income.

At December 31, 2004, the information pertaining to outstanding interest rate swap agreements was as follows:

Notional Amount                                                 $44,373
Weighted average pay rate                                          6.40%
Weighted average receive rate                                      4.39%
Weighted average maturity in years                                  7.4
Unrealized loss relating to interest rate swaps                   ($283)

22.      INCOME TAXES

The income tax provision consists of the following:

                                                For the Years Ended
                                                    December 31,
                                           ----------------------------
                                              2004      2003      2002
                                              ----      ----      ----
Current                                    $ 1,174   $ 5,104   $ 6,478
Deferred                                     6,407       342    (1,780)
                                           -------   -------   -------
     Total                                 $ 7,581   $ 5,446   $ 4,698
                                           =======   =======   =======

Of the $6.4 million deferred income tax expense for the year ended December 31, 2004, $5.5 million related to the core deposit intangible amortization for the Community Bank of New Jersey acquisition during 2004.

Items that gave rise to significant portions of the deferred tax accounts are as follows:

                                                            December 31,
                                                       ---------------------
                                                           2004        2003
                                                           ----        ----
Deferred tax asset:
  Allowance for loan losses                            $  8,816    $  7,175
  Goodwill amortization                                   2,200       3,040
  Compensation                                                -          17
  Unrealized loss on investment securities                1,707           -
                                                       --------    --------
      Total deferred tax asset                           12,723      10,232
Deferred tax liability:
  Core deposit intangible amortization                   (5,522)          -
  Property                                               (1,579)       (846)
  Deferred loan fees                                       (971)        (12)
  Unrealized gain on investment securities                    -        (861)
  Other                                                     (25)        (48)
                                                       --------    --------
      Total deferred tax liability                       (8,097)     (1,767)
                                                       --------    --------
          Net deferred tax asset                       $  4,626    $  8,465
                                                       ========    ========

At December 31, 2004 and 2003, there was no valuation allowance recognized for deferred tax assets.

The provision for income taxes differs from that computed at the statutory rate as follows:

                                                                    For the Years Ended
                                                                         December 31,
                                                     --------------------------------------------------
                                                           2004               2003           2002
                                                    ----------------  ----------------  ---------------
                                                     Amount       %    Amount       %    Amount      %
                                                    -------     ----  -------     ----  -------    ----

Tax computed at the statutory rate                  $ 8,824     35.0  $ 6,574     35.0  $ 5,276    35.0
Surtax exemption                                       (252)    (1.0)    (188)    (1.0)    (150)   (1.0)
Increase (decrease) in charge resulting from:
  Tax exempt interest (net)                            (640)    (2.5)    (819)    (4.4)    (650)   (4.3)
  Bank Owned Life Insurance                            (628)    (2.5)    (345)    (1.8)       -       -
  Other, net                                            277      1.1      224      1.2      222     1.5
                                                    -------     ----  -------     ----  -------    ----
       Total                                        $ 7,581     30.1  $ 5,446     29.0  $ 4,698    31.2
                                                    =======     ====  =======     ====  =======    ====

  23.    EARNINGS PER SHARE

         Earnings per share were calculated as follows:

                                                                                    For the Years Ended December 31,
                                                                                ---------------------------------------
                                                                                    2004          2003          2002
                                                                                 ----------    ----------    ----------
Net income                                                                      $    17,629   $    13,336   $    10,378
Less: Trust Preferred issuance costs write-off                                            -           624           777
                                                                                 ----------    ----------    ----------
Net income available to common shareholders                                     $    17,629   $    12,712   $     9,601
                                                                                ===========   ===========   ===========

Dilutive stock options outstanding                                                2,980,269     2,860,417     2,374,590
Average exercise price per share                                                     $ 9.71        $ 9.69       $  8.57
Average market price - diluted                                                       $22.71        $18.02       $ 11.76

Average common shares outstanding                                                15,476,149    12,413,987    12,312,706
Increase in shares due to exercise of options - diluted                           1,224,127       957,559       472,848
                                                                                 ----------    ----------    ----------
Adjusted shares outstanding - diluted                                            16,700,276    13,371,546    12,785,554
                                                                                 ==========    ==========    ==========

Net earnings per share - basic                                                       $ 1.14        $ 1.02        $ 0.78
Net earnings per share - diluted                                                     $ 1.06        $ 0.95        $ 0.75

Options that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS because to do so
would have been antidilutive for the period presented                                14,477             -       523,734


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

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Permission from the Office of the Comptroller of the Currency (the "OCC") is required if the total of dividends declared in a calendar year exceeds the total of the Bank's net profits, as defined by the OCC, for that year, combined with its retained net profits of the two preceding years. The amount available for payment of dividends to the Company by the Bank totaled $34.7 million at December 31, 2004.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2004, that the Company and the Bank meet all applicable capital adequacy requirements.

As of December 31, 2004, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total Capital, Tier 1 Capital and Leverage Ratios as set forth in the table below.

                                                                                           To Be Well-Capitalized
                                                                         Required for           Under Prompt
                                                                       Capital Adequacy      Corrective Action
                                                     Actual                Purposes              Provisions
                                             ---------------------------------------------------------------------
                                                Amount      Ratio      Amount      Ratio     Amount       Ratio
                                                ------      -----      ------      -----     ------       -----
At December 31, 2004
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                           $239,830     10.80%    $177,732      8.00%        N/A
    Sun National Bank                           $222,968     10.06%    $177,260      8.00%   $221,575      10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                           $217,263      9.78%     $88,866      4.00%        N/A
    Sun National Bank                           $200,401      9.04%     $88,630      4.00%   $132,945       6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                           $217,263      7.51%    $115,792      4.00%        N/A
    Sun National Bank                           $200,401      6.94%    $115,518      4.00%   $144,397       5.00%

At December 31, 2003
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                          $195,197     11.35%    $137,608      8.00%        N/A
    Sun National Bank                          $172,500     10.06%    $137,116      8.00%   $171,395      10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                          $168,576      9.80%    $ 68,804      4.00%        N/A
    Sun National Bank                          $154,536      9.02%    $ 68,558      4.00%   $102,837       6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                          $168,576      7.34%    $ 91,865      4.00%        N/A
    Sun National Bank                          $154,536      6.77%    $ 91,291      4.00%   $114,114       5.00%


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

                                                                December 31, 2004          December 31, 2003
                                                             -----------------------------------------------------
                                                                          Estimated                   Estimated
                                                              Carrying         Fair      Carrying          Fair
                                                                Amount        Value        Amount         Value
                                                                ------        -----        ------         -----
 Assets:
   Cash and cash equivalents                                 $   74,902   $   74,902    $   82,117    $   82,117
   Investment securities available for sale                     819,424      819,424       963,428       963,428
   Investment securities held to maturity                        43,048       42,872             -             -
   Loans receivable, net                                      1,847,721    1,891,201     1,364,465     1,408,271
   Restricted equity investments                                 15,405       15,405        12,551        12,551
 Liabilities:
   Demand deposits                                            1,336,891    1,336,891     1,183,991     1,183,991
   Savings deposits                                             452,726      452,726       392,784       392,784
   Time deposits                                                640,746      640,369       534,350       534,149
   FHLB advances                                                144,669      148,836       163,964       169,970
   Junior subordinated debentures                                77,322       73,724        72,167        68,392
   Securities sold under agreements to repurchase - customer     59,641       59,641        55,934        55,934
   Securities sold under agreements to repurchase -FHLB          50,000       50,000             -             -

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

Securities sold under agreements to repurchase - customer and FHLB - The fair value is estimated to be the amount payable at the reporting date.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 2004 and 2003, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.


26.      INTEREST RATE RISK

The Company's exposure to interest rate risk results from the difference in maturities and repricing characteristics of the interest-bearing liabilities and interest-earning assets and the volatility of interest rates. At December 31, 2004, the Company was asset sensitive, that is the Company's assets had shorter maturity or repricing terms than its liabilities. Generally, an asset sensitive position will benefit the Company's earnings during periods of rising rates and will tend to negatively impact earnings during periods of declining interest rates. Conversely, a liability sensitive position would benefit the Company during periods of declining rates and negatively impact earnings in a period of increasing interest rates. Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities.


27.      CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY


The condensed financial statements of Sun Bancorp, Inc. are as follows:


 Condensed Statements of Financial Condition

                                                    December 31,
                                              ------------------------
                                                   2004       2003
                                                   ----       ----
Assets
Cash                                            $  9,544   $ 15,860
Investments in subsidiaries:
     Bank subsidiary                             337,358    233,021
     Non-bank subsidiaries                         2,322      2,167
Accrued interest and other assets                  8,983      7,820
                                                --------   --------
    Total                                       $358,207   $258,868
                                                ========   ========

Liabilities and Shareholders' Equity
Junior subordinated debentures                  $ 77,322   $ 72,167
Other liabilities                                  1,665        983
                                                --------   --------
    Total liabilities                             78,987     73,150

Shareholders' equity                             279,220    185,718
                                                --------   --------
    Total                                       $358,207   $258,868
                                                ========   ========

 Condensed Statements of Income

                                                             For the Years ended December 31,
                                                             --------------------------------
                                                                 2004        2003        2002
                                                                 ----        ----        ----
Net interest expense                                         $ (3,614)   $ (4,227)   $ (4,633)
Management fee                                                  4,097       2,602       2,279
Other expenses                                                 (3,927)     (2,613)     (2,133)
                                                             --------    --------    --------
Loss before equity in undistributed income of subsidiaries
     and income tax benefit
                                                               (3,444)     (4,239)     (4,487)
Equity in undistributed income of subsidiaries                 19,892      16,427      13,520
Income tax benefit                                             (1,181)     (1,148)     (1,345)
                                                             --------    --------    --------
Net income                                                   $ 17,629    $ 13,336    $ 10,378
                                                             ========    ========    ========

 Condensed Statements of Cash Flows

                                                                            For the Years ended December 31,
                                                                          ---------------------------------------
                                                                                2004        2003        2002
                                                                                ----        ----        ----
Operating activities:
  Net income                                                                 $ 17,629    $ 13,336    $ 10,378
  Adjustments to reconcile net income to
    net cash used in operating activities -
    Undistributed income of subsidiaries                                      (19,892)    (16,427)    (13,520)
  Changes in assets and liabilities which  (used) provided cash:
    Accrued interest and other assets                                          (1,163)     (2,596)     (2,702)
    Accounts payable and accrued expenses                                         680         119         307
                                                                             --------    --------    --------
             Net cash used in operating activities                             (2,746)     (5,568)     (5,537)
                                                                             --------    --------    --------
Investing activities -
  Cash proceeds from bank acquisition                                           4,134           -           -
  Dividends from subsidiary                                                     3,454       4,189       8,015
  Capital contribution to banking subsidiary                                  (12,007)    (31,000)          -
                                                                             --------    --------    --------
           Net cash (used in) provided by investing activities                 (4,419)    (26,811)      8,015
                                                                             --------    --------    --------

Financing activities:
  Proceeds from other borrowings                                                    -           -      25,000
  Repayment of other borrowings                                                     -           -     (25,000)
  Proceeds from issuance of Trust Preferred Securities                              -      40,000      30,000
  Redemption of Trust Preferred Securities                                          -     (29,274)    (28,000)
  Exercise of stock options                                                       425         420         868
  Proceeds from issuance of common stock                                          434      30,717         292
  Repurchase of guaranteed preferred beneficial interest
         in Company's subordinated debt                                             -           -         (13)
  Purchase of treasury stock                                                        -           -      (1,046)
  Payments for fractional interests resulting from stock dividend                 (10)         (6)         (6)
                                                                             --------    --------    --------
           Net cash provided by financing activities                              849      41,857       2,095
                                                                             --------    --------    --------

(Decrease) increase in cash                                                    (6,316)      9,478       4,753
Cash, beginning of year                                                        15,860       6,382       1,809
                                                                             --------    --------    --------
Cash, end of year                                                            $  9,544    $ 15,860    $  6,382
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

                                                               Three Months Ended
                                               -----------------------------------------------------
                                               December 31,  September 30,  June 30,       March 31,
                                               ------------  -------------  --------       ---------
2004
Interest income                                  $34,870       $32,985       $28,361       $28,053
Interest expense                                  10,043         9,041         7,818         8,049
                                                 -------       -------       -------       -------
Net interest income                               24,827        23,944        20,543        20,004
Provision for loan losses                            415           300           735           625
Non-interest income                                4,266         4,249         6,830         3,774
Non-interest expense                              22,084        21,237        19,340        18,491
                                                 -------       -------       -------       -------
Income before income taxes                         6,594         6,656         7,298         4,662
Income taxes                                       1,908         2,164         2,268         1,241
                                                 -------       -------       -------       -------
Net income                                       $ 4,686       $ 4,492       $ 5,030       $ 3,421
                                                 =======       =======       =======       =======

Basic earnings per share                         $  0.27       $  0.27       $  0.36       $  0.25
                                                 =======       =======       =======       =======

Diluted earnings per share                       $  0.25       $  0.25       $  0.33       $  0.23
                                                 =======       =======       =======       =======

2003
Interest income                                  $26,505       $26,383       $27,485       $27,689
Interest expense                                   7,886         8,097         9,828         9,964
                                                 -------       -------       -------       -------
Net interest income                               18,619        18,286        17,657        17,725
Provision for loan losses                          1,165         2,275           710           675
Non-interest income                                4,010         5,487         3,868         3,991
Non-interest expense                              17,459        16,659        16,394        15,524
                                                 -------       -------       -------       -------
Income before income taxes                         4,005         4,839         4,421         5,517
Income taxes                                         871         1,522         1,294         1,759
                                                 -------       -------       -------       -------
Net income, as reported                            3,134         3,317         3,127         3,758
Less: Trust Preferred issuance costs write-off       624             -             -             -
                                                 -------       -------       -------       -------
Net income available to common shareholders      $ 2,510       $ 3,317       $ 3,127       $ 3,758
                                                 =======       =======       =======       =======

Basic earnings per share                         $  0.20       $  0.27       $  0.24       $  0.30
                                                 =======       =======       =======       =======

Diluted earnings per share                       $  0.18       $  0.25       $  0.25       $  0.29
                                                 =======       =======       =======       =======

Basic and diluted earnings per share are computed independently for each of the quarters presented. Consequently, the sum of the quarters may not equal the annual earnings per share.

                                     ******

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS



Shares of the Company's common stock are quoted on the Nasdaq National Market under the symbol "SNBC". The following table sets forth the high and low closing sale prices (adjusted for stock dividends) for the common stock for the calendar quarters indicated, as published by the Nasdaq Stock Market. The prices reflect inter-dealer prices, with retail markup, markdown, or commission, and may not represent actual transactions.

                                                  High           Low
                                                  ----           ---
2004
Fourth Quarter                                  $25.15        $21.94
Third Quarter                                   $22.75        $19.63
Second Quarter                                  $24.00        $19.00
First Quarter                                   $26.00        $23.81

2003
Fourth Quarter                                  $25.90        $20.53
Third Quarter                                   $22.07        $18.26
Second Quarter                                  $18.91        $12.61
First Quarter                                   $13.88        $12.25


There were 564 holders of record of the Company's common stock as of March 10, 2005. This number does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 10, 2005, there were 17,127,889 shares of the Company's common stock outstanding.

The Company paid 5% stock dividends on April 20, 2004, April 21, 2003, and May 23, 2002. To date, the Company has not paid cash dividends on its common stock. Future declarations of dividends by the Board of Directors would depend upon a number of factors, including the Company's and the Bank's financial condition and results of operations, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, tax considerations, the amount of net proceeds retained by the Company and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if payment is made, will continue to be paid.

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




Additional information: The Company's Annual report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2004 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.

                               CORPORATE DIRECTORY

                     SUN BANCORP, INC. and SUN NATIONAL BANK
                                    DIRECTORS

                                Bernard A. Brown
                                Thomas A. Bracken
                                    Ike Brown
                                Jeffrey S. Brown
                                 Sidney R. Brown
                               Peter Galetto, Jr.
                              Douglas J. Heun, CPA
                            Charles P. Kaempffer, CPA
                                  Anne E. Koons
                                   Eli Kramer
                             Alfonse M. Mattia, CPA
                                Audrey S. Oswell
                             George A. Pruitt, Ph.D.
                               Anthony Russo, III
                             Edward H. Salmon, Ed.D.
                                Howard M. Schoor
                                 John D. Wallace

          SUN BANCORP, INC.                        SUN NATIONAL BANK

         Executive Management                    Executive Management

           Bernard A. Brown                        Thomas A. Bracken
        Chairman of the Board                      President and CEO

           Sidney R. Brown                         Dan A. Chila, CPA
      Vice Chairman of the Board       Executive Vice President, Cashier and CFO

          Thomas A. Bracken                        A. Bruce Dansbury
          President and CEO                    Executive Vice President

          Dan A. Chila, CPA                          John P. Neary
   Executive Vice President and CFO            Executive Vice President

                                                  Louis J. Pellicori
                                               Executive Vice President

                                                   Bart A. Speziali
                                               Executive Vice President

                                                  Christopher Warren
                                               Executive Vice President

                                                    Thomas J. Holt
                                                 Senior Vice President

                                                  Thomas J. Townsend
                                                 Senior Vice President

                                                     Sandy Wandelt
                                                 Senior Vice President