Form 10-K, Exhibit 13
period 2005-12-31
SUN BANCORP INC /NJ/
filed 2006-03-16
CIK 1017793

Selected Financial Data

                                                                  At or for the Years Ended December 31,
                                                ------------------------------------------------------------------
                                                   2005          2004          2003          2002          2001
                                                ----------    ----------    ----------    ----------    ----------
                                                          (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
  Assets                                        $3,107,889    $3,053,587    $2,599,487    $2,112,172    $1,929,425
  Cash and investments                             794,537       952,779     1,058,096       800,425       739,201
  Loans receivable (net)                         2,027,753     1,847,721     1,364,465     1,217,008     1,089,605
  Deposits                                       2,471,648     2,430,363     2,111,125     1,690,462     1,572,338
  Borrowings and securities sold
   under agreements to repurchase                  243,567       254,310       222,398       205,280       160,096
  Junior subordinated debentures (1)                77,322        77,322        72,167             -             -
  Guaranteed preferred beneficial interest in
        Company's subordinated debt (1)                  -             -             -        59,274        57,327
  Shareholders' equity                             295,653       279,220       185,718       145,623       129,960

Selected Results of Operations:
  Interest income                               $  153,229    $  124,269    $  108,062    $  112,894    $  126,825
  Net interest income                               97,515        89,318        72,287        65,038        56,758
  Provision for loan losses                          2,310         2,075         4,825         4,175         7,795
  Net interest income after
    provision for loan losses                       95,205        87,243        67,462        60,863        48,963
  Non-interest income                               18,291        19,119        17,356        13,178        10,516
  Non-interest expense                              84,663        81,152        66,036        58,965        57,695
  Net income                                        19,521        17,629        13,336        10,378         1,328

Per Share Data:
  Earnings Per Share
    Basic                                       $     1.08    $     1.08    $     0.98    $     0.74    $     0.11
    Diluted                                     $     1.01    $     1.01    $     0.91    $     0.72    $     0.10
  Book Value                                    $    16.27    $    15.53    $    12.67    $    11.24    $    10.13

Selected Ratios:
  Return on average assets                            0.63%         0.63%         0.59%         0.50%         0.07%
  Return on average equity                            6.76%         7.80%         8.71%         7.63%         1.05%
  Ratio of equity to assets                           9.51%         9.15%         6.79%         6.55%         6.42%


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


OVERVIEW

Sun Bancorp, Inc. (the "Company") is a multi-state Bank Holding Company headquartered in Vineland, New Jersey. The Company's principal subsidiary is Sun National Bank (the "Bank"). At December 31, 2005, the Company had total assets of $3.1 billion, total deposits of $2.5 billion and total shareholders' equity of $295.7 million. The Company's principal business is to serve as a holding company for the Bank. As a registered holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System.

In January 2006, the Company completed the acquisition of Advantage Bank, which solidified our network in two key strategic counties in New Jersey, Hunterdon and Somerset and added five new branches with approximately $149 million of deposits.

Through the Bank, the Company provides consumer and business banking services through its four geographic market banking groups and 80 community banking centers located in 13 counties in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania.

Each Market Banking Group is staffed with local management personnel who all have extensive local knowledge and strong ties to the communities they serve. The organizational structure of each Market Banking Group is comprised of three functional business lines -- commercial, small business and community banking -- that are empowered with localized decision-making authority to be more responsive to customer needs and to reduce turnaround time.

The Bank offers a comprehensive array of lending, depository and financial services to its business and individual customers throughout the marketplace. The Bank's lending services to businesses include commercial and commercial real estate loans, Small Business Administration ("SBA") guaranteed loans and small business loans. The Bank has Preferred Lender status with the SBA, offers equipment leasing and is a designated Preferred Lender with the New Jersey Economic Development Authority. The Bank's commercial deposit services include business checking accounts, and cash management services such as electronic banking, sweep accounts, lockbox services, internet banking, PC banking remote deposit and controlled disbursement services.

The Bank's lending services to retail customers include home equity loans, residential mortgage loans, and other basic types of consumer loans. The Bank's retail deposit services include checking accounts, savings accounts, money market deposit accounts, certificates of deposit and individual retirement accounts. Through a third-party arrangement, the Bank also offers mutual funds, securities brokerage, annuities and investment advisory services.

The Bank funds its lending activities primarily through retail deposits, the scheduled maturities of its investment portfolio, repurchase agreements with customers and advances from the Federal Home Loan Bank.

As a financial institution with a primary focus on traditional banking activities, the Company generates the majority of its revenue through net interest income, which is defined as the difference between interest income earned on loans and investments and interest paid on deposits and borrowings.

Growth in net interest income is dependent upon our ability to prudently manage the balance sheet for growth, combined with how successfully we are able to maintain or increase net interest margin, which is net interest income as a percentage of average interest-earning assets.

The Company also generates revenue through fees earned on the various services and products offered to its customers and through sales of assets, such as loans or investments. Offsetting these revenue sources are provisions for credit losses on loans, administrative expenses and income taxes.

The Company's net income for 2005 was a record $19.5 million, or $1.01 per share, compared to $17.6 million, or $1.01 per share in 2004. The prior year net income was favorably impacted by one-time net income of $844,000 ($.05 per share) from facilities sold under the Company's now completed branch rationalization program. Net interest income (on a tax-equivalent basis) increased $7.9 million, or 8.7% mainly due to the Bank's continued growth in its core lending business which contributed to overall average interest earning asset growth of 11.5%. This growth in interest earning assets offset margin compression resulting from increasing short-term interest rates and the sustained low levels of longer term rates and the resultant flattening yield curve. Non-interest income decreased 4.3% over 2004. Non-interest income, excluding securities gains and gain on sale of branch real estate, increased 14.5% over 2004. Several key business initiatives instituted in 2005, SBA loan sales and income from commercial loan derivative products were the drivers of this increase. Non-interest expenses increased year over year by 4.3% primarily reflecting a full year of expenses from the July 2004 acquisition of Community Bank of New Jersey ("Community"). Income tax expense in 2005 increased $1.7 million in part due to increased pre-tax income and an increase in the effective tax rate from 30.1% to 32.3% attributable to a decrease in non-taxable investment securities.


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

Management monitors its allowance for loan losses at least quarterly and makes adjustments to the allowance through the provision for loan losses as economic conditions and other pertinent factors indicate. In this context, a series of qualitative factors are used in a methodology as our measurement of how current circumstances are affecting the loan portfolio. Included in these qualitative factors are:

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

As changes in the Company's operating environment occur and as recent loss experience fluctuates, the factors for each category of loan based on type and risk rating will change to reflect current circumstances and the quality of the loan portfolio.

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


RECENT ACCOUNTING PRINCIPLES

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R (revised 2004), "Share-Based Payment," which revises SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." This Statement requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on a grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This Statement will be effective for financial statements as of the beginning of the first fiscal year that begins after June 15, 2005. As the Company previously adopted the prospective method for fair value recognition of SFAS No. 123 for all options granted after January 1, 2003, options granted prior to January 1, 2003 continue to be accounted for under APB No. 25, and related interpretations. Upon adoption of SFAS No. 123R, the Company will be required to recognize through earnings, the fair value of the remaining unvested portion of options granted prior to January 1, 2003. For fiscal year 2006, the Company expects to recognize approximately $173,000 of pre- tax expense relating to these options previously accounted for under the provisions of APB No. 25.

In June 2005, the FASB has issued Statement No. 154, "Accounting Changes and Error Corrections", a replacement of APB Opinion No. 20 and FASB Statement No.
3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. Statement 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Statement 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of this new pronouncement will depend on the Company changing an accounting principle and will be evaluated at that time.

In November 2005, the FASB issued FASB Staff Position (FSP) 115-1/124-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments". This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The Company applied the guidance in this FSP in 2005 and there was no material affect to the results of operations or the statement of financial position.

On December 19, 2005, the FASB issued FSP 94-6-1, "Terms of Loan Products That May Give Rise to a Concentration of Credit Risk". FSP 94-6-1 addresses whether, under existing guidance, non-traditional loan products represent a concentration of credit risk and what disclosures are required for entities that originate, hold, guarantee, service, or invest in loan products whose terms may give rise to a concentration of credit risk. Non-traditional loan products expose the originator, holder, investor, guarantor, or servicer to higher credit risk than traditional loan products. Typical features of non-traditional loan products may include high loan-to-value ratios and interest or principal repayments that are less than the repayments for fully amortizing loans of an equivalent term. FSP 94-6-1 was effective upon its issuance and it did not have a material impact on the Company's financial position or disclosures.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is still continuing to evaluate the impact of this pronouncement and does not expect that the guidance will have a material effect on the Company's financial position or results of operations.


RESULTS OF OPERATIONS

The following discussion focuses on the major components of the Company's operations and presents an overview of the significant changes in the results of operations and financial condition during the past two fiscal years. This discussion should be reviewed in conjunction with the Consolidated Financial Statements and notes thereto presented elsewhere in this Annual Report.

2005 vs. 2004

Overview. Net income for the year ended December 31, 2005 was $19.5 million, or $1.01 per share, in comparison to $17.6 million, or $1.01 per share for the year ended December 31, 2004. In 2004, the Company realized a $2.4 million pre-tax gain from the sale of branch real estate. This was recorded in non-interest income. As more fully described below, the 10.8% increase in net income for 2005 was attributable primarily to an increase in net interest income of $8.2 million, offset by an increase in the provision for loan losses of $235,000, a decrease in non-interest income of $828,000, an increase in non-interest expenses of $3.5 million, and an increase in income taxes of $1.7 million.

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

                                                                        Years Ended December 31,
                                             ------------------------------------------------------------------------------
                                                               2005                                    2004
                                             --------------------------------------  --------------------------------------
                                                                          Avg.                                    Avg.
                                                  Average               Yield/            Average               Yield/
                                                  Balance     Interest    Cost            Balance    Interest     Cost
                                                  -------     --------    ----            -------    --------     ----
Loans receivable (1), (2):

  Commercial and industrial                    $1,659,713     $106,915    6.44  %      $1,352,307     $82,871     6.13  %
  Home equity                                     134,375        7,617    5.67            102,661       4,075     3.97
  Second mortgage                                  47,670        2,979    6.25             50,352       3,193     6.34
  Residential real estate                          27,572        2,215    8.03             30,730       2,225     7.24
  Other                                            72,938        5,430    7.44             57,447       4,253     7.40
                                               ----------     --------                 ----------     -------
    Total loans receivable                      1,942,268      125,156    6.44          1,593,497      96,617     6.06
Investment securities (3)                         824,755       27,412    3.32            881,547      28,134     3.19
Interest-bearing deposit with banks                 6,833          195    2.85             13,737         134     0.98
Federal funds sold                                 34,888        1,172    3.36             29,675         385     1.30
                                               ----------     --------                 ----------     -------
    Total interest-earning assets               2,808,744      153,935    5.48          2,518,456     125,270     4.97
Non-interest-earning assets:
  Cash and due from banks                          79,713                                  77,050
  Bank properties and equipment                    37,171                                  35,828
  Goodwill and intangible assets                  136,552                                 100,981
  Other assets, net                                53,091                                  62,638
                                               ----------                              ----------
    Total non-interest-earning assets             306,527                                 276,497
                                               ----------                              ----------
        Total assets                           $3,115,271                              $2,794,953
                                               ==========                              ==========

Interest-bearing deposit accounts:
  Interest-bearing demand deposits             $  874,577       16,099    1.84  %      $  792,470       7,200     0.91  %
  Savings deposits                                423,747        4,986    1.18            429,077       3,440     0.80
  Time deposits                                   684,892       20,342    2.97            562,265      13,421     2.39
                                               ----------     --------                 ----------     -------
    Total interest-bearing deposits             1,983,216       41,427    2.09          1,783,812      24,061     1.35
                                               ----------     --------                 ----------     -------
Borrowed money, short-term:
  Federal funds purchased                           3,619          118    3.26              3,990          70     1.75
  Repurchase agreements with customers             76,894        2,008    2.61             63,727         471     0.74
Borrowed money, long-term:
  FHLB advances                                   167,830        6,996    4.17            159,466       6,734     4.22
  Debentures                                       77,534        5,165    6.66             74,646       3,615     4.84
                                               ----------     --------                 ----------     -------
    Total interest-bearing liabilities          2,309,093       55,714    2.41          2,085,641      34,951     1.68
                                               ----------     --------                 ----------     -------
Non-interest-bearing liabilities:
  Non-interest-bearing demand deposits            503,197                                 460,990
  Other liabilities                                14,134                                  22,390
                                               ----------                              ----------
    Non-interest-bearing liabilities              517,331                                 483,380
                                               ----------                              ----------
        Total liabilities                       2,826,424                               2,569,021
                                               ----------                              ----------
Shareholders' equity                              288,847                                 225,932
                                               ----------                              ----------
        Total liabilities and shareholders'
           equity                              $3,115,271                              $2,794,953
                                               ==========                              ==========
Net interest income                                            $98,221                                $90,319
                                                               =======                                =======
Interest rate spread (4)                                                  3.07  %                                 3.29  %
                                                                        ======                                  ======
Net interest margin (5)                                                   3.50  %                                 3.59  %
                                                                        ======                                  ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities                               121.64  %                               120.75  %
                                                                        ======                                  ======

---------------------------
(1) Average balances include non-accrual loans (see "Non-Performing and Problem Assets").
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3) Interest earned on non-taxable investment securities is shown on a tax-equivalent basis assuming a 34% marginal federal tax rate for all periods.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

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

                                                          Years Ended December 31,
                                                                2005 vs. 2004
                                                      --------------------------------
                                                             Increase (Decrease)
                                                                   Due to
                                                      --------------------------------
                                                        Volume       Rate         Net
                                                      --------    --------    --------
Interest income:
  Loans receivable:
     Commercial and industrial                        $ 19,625    $  4,419    $ 24,044
     Home equity                                         1,485       2,057       3,542
     Second mortgage                                      (168)        (46)       (214)
     Residential real estate                              (241)        231         (10)
     Other                                               1,154          23       1,177
                                                      --------    --------    --------
        Total loans receivable                          21,855       6,684      28,539
  Investment securities                                 (1,859)      1,137        (722)
  Interest-bearing deposit with banks                      (94)        155          61
  Federal funds sold                                        78         709         787
                                                      --------    --------    --------
        Total interest-earning assets                 $ 19,980    $  8,685    $ 28,665
                                                      --------    --------    --------
Interest expense:
  Deposit accounts:
     Demand deposits                                  $    816    $  8,083    $  8,899
     Savings deposits                                      (43)      1,589       1,546
     Time deposits                                       3,265       3,656       6,921
                                                      --------    --------    --------
        Total deposits accounts                          4,038      13,328      17,366
  Borrowings:
     Federal funds purchased                                (7)         55          48
     Repurchase agreements with customers                  116       1,421       1,537
     FHLB advances                                         349         (87)        262
     Debentures                                            145       1,405       1,550
                                                      --------    --------    --------
        Total borrowed money                               603       2,794       3,397
        Total interest-bearing liabilities            $  4,641    $ 16,122    $ 20,763
                                                      --------    --------    --------
Net change in interest income                         $ 15,339    $ (7,437)   $  7,902
                                                      ========    ========    ========


From June 2004 to December 31, 2005, the Federal Reserve Board increased overnight interest rates by 325 basis points to 4.25%. In contrast, long-term interest rates have not increased by the same amount. This has resulted in a general flattening of the interest rate yield curve during 2005. Since our balance sheet is asset sensitive, our interest-earning assets generally reprice more quickly than our interest-bearing liabilities. However, in the current interest rate environment, the benefit of the Company's asset-sensitive position has been impacted.

While we expect to benefit from additional increases in short-term interest rates, the continued flattening and any inversion of the yield curve and competition for both loans and deposits remain a challenge for the coming year. In 2006, we expect our net interest margin on average to improve modestly over the average 2005 margin, with an expected compression in the first quarter and sequential improvements thereafter that will be influenced by loan growth, intense competition for core funding and the sizing and timing of future increases in interest rates.

Net interest income (on a tax-equivalent basis) increased $7.9 million or 8.7% to $98.2 million for 2005 compared to $90.3 million for 2004. The Company's net interest margin decreased in 2005 to 3.50% compared to 3.59% in 2004.

Through the acquisition of Community in 2004 and the Bank's continued growth in its core lending business, average interest-earning assets increased $290.3 million or 11.5%. This significant growth in average interest-earning assets resulted in an increase in interest income of $20.0 million. Interest income increased an additional $8.7 million in 2005 from an increase in overall yield on interest-earning assets of 51 basis points to 5.48% for 2005 compared to 4.97% for

2004. This increase is due to the impact of rising rates on the variable rate loans, new loans and repricing on resetting loans.

Average total interest-bearing liabilities increased $223.5 million or 10.7%. Interest-bearing deposits increased $199.4 million or 11.2%. Non-interest-bearing deposits increased $42.2 million or 9.2%. The increase in average deposits is partially attributable to approximately $342 million in deposits acquired in the Community acquisition in July 2004 and a successful deposit gathering campaign in May 2005. The campaign was designed to create new relationships and strengthen existing relationships. As a result of this campaign, the Bank generated approximately $200 million in deposits with over 50% coming from new customers.

This increase in average deposits increased interest expense by $4.0 million in 2005 over 2004. More significantly, the average cost of interest bearing deposits increased 74 basis points to 2.09% for 2005 compared to 1.35% for 2004, or an increase in interest expense of $13.3 million. This increase in the cost of deposits reflects the increasing short-term interest rates and the intense competitive environment for retaining and attracting deposits. Over the past two years, the Company has supplemented its funding needs with the liquidity of the investment portfolio and has not had to price aggressively for deposits. Although the investment portfolio run off strategy continues into 2006, with the competitive deposit pricing in our market, the Company will be required to price deposits more aggressively for both deposit retention and deposit acquisition.

Provision for Loan Losses. The Company recorded a provision for loan losses of $2.3 million in 2005, an increase of $235,000 compared to a provision of $2.1 million for 2004. The ratio of allowance for loan losses to total loans was 1.10% at December 31, 2005 compared to 1.18% at December 31, 2004. The decrease in the 2005 ratio reflects the improved credit quality trends within the Company's classified loan portfolio and a decrease in the Company's non-performing loans which decreased 29.4% to $10.1 million at December 31, 2005 from $14.3 million at December 31, 2004.

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

Non-Interest Income. Non-interest income decreased $828,000, or 4.3% for the year ended December 31, 2005 compared to the year ended December 31, 2004. The decrease was in part the result of a $2.4 million decrease in gain on sale of branch real estate, and a $634,000 decrease in gain on sale of investment securities. Partially offsetting these decreases was a combined year over year increase of $2.2 million resulting from two of the Company's 2005 strategic initiatives. These initiatives, sale of SBA loans and customer derivative income produced increases of $700,000 and $1.5 million, respectively.

Management anticipates that the Company's SBA loan sales, customer derivatives, and its third party arrangement which allows the Bank to offer mutual funds, securities brokerage, annuities and investment advisory services, will continue to increase our non-interest income in 2006. During the first quarter of 2006, the Company organized a wholly-owned subsidiary of the Bank, Sun Home Loans, Inc. ("Sun Home Loans"). Sun Home Loans will originate residential mortgages through dedicated loan originators utilizing our existing branch network as well as generating business through non-customers. These loans will be originated using the Company's underwriting standards, rates and terms, and will be approved according to the Company's lending policy prior to origination. Prior to closing, the Company generally will have commitments to sell these loans with servicing released, and without recourse, in the secondary market. Secondary market sales are generally scheduled to close shortly after origination.

Non-Interest Expenses. Non-interest expenses increased approximately $3.5 million, or 4.3% to $84.7 million for the year ended December 31, 2005 as compared to $81.2 million for 2004. Salaries and employee benefits increased $2.5 million primarily due to a year over year increase of $1.7 million which reflects a full year of salary expenses relating to the July 2004 Community acquisition. The remaining $800,000 increase in salary expense was due to increased staffing and annual merit increases. Occupancy expense increased $772,000 of which, $967,000 was related to a full year of expenses related to the branches purchased in Community acquisition offset by a decreased expenses from branches sold or closed during 2004 as part of the Company's branch rationalization program. Equipment expense increased $671,000 of which $374,000 was related to a full year of expenses related to the Community acquisition. Offsetting these increases, amortization of intangibles decreased $769,000. During 2004, amortization of intangible assets associated with several branches acquired in prior years offset by a full year of amortization relating to the acquisition of Community in July 2004.

Income Tax Expense. Income taxes increased $1.7 million from $7.6 million for the year ended December 31, 2004 to $9.3 million for the year ended December 31, 2005. The increase was due to a larger 2005 pretax income and an increase in the effective tax rate from 30.1% to 32.3%. The increase in the effective tax rate was primarily due to decreased interest income from non-taxable investment securities.



2004 vs. 2003

Overview. Net income for the year ended December 31, 2004 was $17.6 million, or $1.01 earnings per share, in comparison to $13.3 million, or $0.91 earnings per share for the year ended December 31, 2003. As more fully described below, the 32.3% increase in net income was attributable to an increase in net interest income of $17.0 million, a decrease in the provision for loan losses of $2.8 million, and an increase in non-interest income of $1.8 million, partially offset by an increase in non-interest expenses of $15.1 million.

The following table sets forth a summary of average daily balances with corresponding interest income and interest expense as well as average yield and cost information for the periods presented.

                                                                        Years Ended December 31,
                                             ------------------------------------------------------------------------------
                                                               2004                                    2003
                                             --------------------------------------  --------------------------------------
                                                                          Avg.
Avg.
                                                  Average               Yield/            Average               Yield/
                                                  Balance     Interest    Cost            Balance    Interest     Cost
                                                  -------     --------    ----            -------    --------     ----
Loans receivable (1), (2):

  Commercial and industrial                    $1,352,307      $82,871    6.13  %      $1,087,067     $70,437     6.48  %
  Home equity                                     102,661        4,075    3.97             62,194       2,452     3.94
  Second mortgage                                  50,352        3,193    6.34             50,302       3,369     6.70
  Residential real estate                          30,730        2,225    7.24             37,315       2,778     7.45
  Other                                            57,447        4,253    7.40             52,365       4,227     8.07
                                               ----------      -------                 ----------     -------
     Total loans receivable                     1,593,497       96,617    6.06          1,289,243      83,263     6.46
Investment securities (3)                         881,547       28,134    3.19            732,821      25,726     3.51
Interest-bearing deposit with banks                13,737          134    0.98              8,464          57     0.67
Federal funds sold                                 29,675          385    1.30             31,599         301     0.95
                                               ----------      -------                 ----------     -------
     Total interest-earning assets              2,518,456      125,270    4.97          2,062,127     109,347     5.30
Non-interest-earning assets:
  Cash and due from banks                          77,050                                  63,963
  Bank properties and equipment                    35,828                                  29,661
  Goodwill and intangible assets                  100,981                                  39,016
  Other assets, net                                62,638                                  59,329
                                               ----------                              ----------
     Total non-interest-earning assets            276,497                                 191,969
                                               ----------                              ----------
         Total assets                          $2,794,953                              $2,254,096
                                               ==========                              ==========

Interest-bearing deposit accounts:
  Interest-bearing demand deposits             $  792,470        7,200    0.91  %      $  684,162       7,407     1.08  %
  Savings deposits                                429,077        3,440    0.80            326,012       3,968     1.22
  Time deposits                                   562,265       13,421    2.39            408,264      12,105     2.96
                                               ----------      -------                 ----------     -------
     Total interest-bearing deposits            1,783,812       24,061    1.35          1,418,438      23,480     1.66
                                               ----------      -------                 ----------     -------
Borrowed money, short-term:
  Federal funds purchased                           3,990           70    1.75              4,653          81     1.74
  Repurchase agreements with customers             63,727          471    0.74             71,828         348     0.48
Borrowed money, long-term:
  FHLB advances                                   159,466        6,734    4.22            170,844       7,639     4.47
  Debentures                                       74,646        3,615    4.84             60,660       4,227     6.97
                                               ----------      -------                 ----------     -------
     Total interest-bearing liabilities         2,085,641       34,951    1.68          1,726,423      35,775     2.07
                                               ----------      -------                 ----------     -------
Non-interest-bearing liabilities:
  Non-interest-bearing demand deposits            460,990                                 338,385
  Other liabilities                                22,390                                  36,171
                                               ----------                              ----------
     Non-interest-bearing liabilities             483,380                                 374,556
                                               ----------                              ----------
         Total liabilities                      2,569,021                               2,100,979
                                               ----------                              ----------
Shareholders' equity                              225,932                                 153,117
                                               ----------                              ----------
         Total liabilities and shareholders'
           equity                              $2,794,953                              $2,254,096
                                               ==========                              ==========
Net interest income                                            $90,319                                $73,572
                                                               =======                                =======
Interest rate spread (4)                                                  3.29  %                                 3.23  %
                                                                        ======                                  ======
Net interest margin (5)                                                   3.59  %                                 3.57  %
                                                                        ======                                  ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities                               120.75  %                               119.45  %
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

                                                             Years Ended December 31,
                                                                   2004 vs. 2003
                                                        --------------------------------
                                                                Increase (Decrease)
                                                                     Due to
                                                        --------------------------------
                                                          Volume       Rate        Net
                                                        --------    --------    --------
Interest income:
  Loans receivable:
     Commercial and industrial                          $ 16,423    $ (3,989)   $ 12,434
     Home equity                                           1,606          17       1,623
     Second mortgage                                           3        (179)       (176)
     Residential real estate                                (478)        (75)       (553)
     Other                                                   392        (365)         27
                                                        --------    --------    --------
        Total loans receivable                            17,946      (4,591)     13,355
  Investment securities                                    4,893      (2,486)      2,407
  Interest-bearing deposit with banks                         45          32          77
  Federal funds sold                                         (19)        103          84
                                                        --------    --------    --------
        Total interest-earning assets                   $ 22,865    $ (6,942)   $ 15,923
                                                        --------    --------    --------
Interest expense:
  Deposit accounts:
     Demand deposits                                    $  1,079    $ (1,286)   $   (207)
     Savings deposits                                      1,049      (1,577)       (528)
     Time deposits                                         3,979      (2,662)      1,317
                                                        --------    --------    --------

        Total deposits accounts                            6,107      (5,525)        582
  Borrowings:
     Federal funds purchased                                 (12)          1         (11)
     Repurchase agreements with customers                    (43)        166         123
     FHLB advances                                          (494)       (411)       (905)
     Debentures                                              846      (1,459)       (613)
                                                        --------    --------    --------
        Total borrowed money                                 297      (1,703)     (1,406)
        Total interest-bearing liabilities              $  6,404    $ (7,228)   $   (824)
                                                        --------    --------    --------
Net change in interest income                           $ 16,461    $    286    $ 16,747
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

Average interest-bearing liabilities increased $359.2 million or 20.8%. This increase was primarily in interest-bearing deposits which increased $365.4 million or 25.8%. This increase is also due to the Community acquisition in 2004 and the branch acquisition in the fourth quarter 2003. This increase in total interest-bearing liabilities increased interest expense by $6.4 million in 2004 over 2003. Offsetting this increase was a decrease in the average cost of funds of 39 basis points to 1.68% for 2004 compared to 2.07% for 2003. This decrease in the cost of funds contributed to a decline in interest expense of $7.2 million. This reduction in the cost of funds reflects the Company's continued management of deposit pricing and the December 2003 refinancing of the Trust Preferred Securities.

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

Non-Interest Income. Non-interest income increased $1.8 million, or 10.2% for the year ended December 31, 2004 compared to the year ended December 31, 2003. The increase was in part the result of a $2.3 million increase in gain on sale of branch real estate during the second quarter 2004, a $1.4 million increase in service charges on deposit accounts, an increase in the gain on sale of SBA loans of $289,000, and an increase of $809,000 in BOLI investment income. The increase in service charges resulted primarily from the Company's overdraft privilege program, changes in ATM pricing, and a $1.1 million increase in service charges on deposit accounts resulting from a higher number of charges following the July 2004 and December 2003 acquisitions. The increase in BOLI investment income was primarily the result of the purchase of an additional $6.8 million of BOLI investments and an additional $5.1 million assumed in the Community acquisition. Partially offsetting these increases was a decrease in gain on sale of investment securities of $1.1 million and a prior period gain on sale of branches of $2.6 million with no related gain in 2004.

Non-Interest Expenses. Non-interest expenses increased approximately $15.2 million, or 23.0% to $81.2 million for the year ended December 31, 2004 as compared to $66.0 million for 2003. Of this increase, $8.5 million of non-interest expenses was attributable to the July 2004 and December 2003 acquisitions. These expenses consist of the following:

                                               For the              2004 Expenses
                                              Year Ended             of Acquired
                                              December 31,             Entities     Variance
                                        -----------------------------------------------------
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

LIQUIDITY AND CAPITAL RESOURCES

The liquidity of the Company is the ability to meet loan demand, to accommodate possible outflows of deposits and to take advantage of interest rate market opportunities. The ability of the Company to meet its current financial obligations is a function of balance sheet structure, the ability to liquidate assets and the availability of alternative sources of funds. To meet the needs of the clients and manage the risk of the Bank, the Company engages in liquidity planning and management.

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

The Company's primary uses of funds are the origination of loans, the funding of the Company's maturing certificates of deposit, deposit withdrawals and the repayment of borrowings. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2006 total $420.6 million. The Company has implemented a core deposit relationship strategy that places less reliance on certificates of deposits as a funding source. The Company will continue to price certificates of deposit for retention as well as provide fixed rate funding in the expected rising rate environment. However, based on market conditions and other liquidity considerations, it may also avail itself of the secondary borrowings discussed above.

Net loans grew approximately $180 million or 9.7% during 2005. The Company expects to achieve similar loan growth during 2006 and anticipates that cash and cash equivalents on hand, the cash flow from assets as well as other sources of funds will provide adequate liquidity for these funding needs. In addition to cash and cash equivalents of $85.5 million at December 31, 2005, the Company's estimated cash flow from securities with maturities of less than one year and principal payments from mortgage-backed securities over the next twelve months totals $403.3 million. In addition, the FHLB provides a reliable source of funds with a wide variety of terms and structures. As of December 31, 2005, the Company had total credit availability with the FHLB of $240.7 million, of which $192.7 million was outstanding. This credit availability with the FHLB can be increased with the additional pledging of the Company's qualified assets as collateral. At December 31, 2005, the Company had approximately $25.5 million in assets that were available and would qualify as collateral at the FHLB. Management will continue to monitor the Company's liquidity and maintain it at a level that they deem adequate but not excessive.

Management has developed a capital plan for the Company and the Bank that should allow the Company and the Bank to grow capital internally at levels sufficient for achieving its growth projections and managing its financial risks. It is the Company's intention to maintain "well-capitalized" regulatory capital levels. The Company has also considered a plan for contingency capital needs, and when appropriate, the Company's Board of Directors may consider various capital raising alternatives. During 2005, the Company secured a $5.0 million line of credit with another financial institution. At December 31, 2005, the line had not been utilized and the full $5.0 million remains available. In January 2006, the Company issued an additional $30.0 million of Trust Preferred Securities bringing the total outstanding Trust Preferred Securities of the Company to $105.0 million. Of the $30.0 million, approximately $17 million was used to fund the purchase of Advantage with the remaining $13 million being used for general corporate purposes. The following table sets forth the regulatory capital levels at December 31, 2005 for the Company and the Bank.

                                                                                                     To Be Well-Capitalized
                                                                                 Required for             Under Prompt
                                                                               Capital Adequacy        Corrective Action
At December 31, 2005                                      Actual                   Purposes               Provisions
                                             -------------------------------------------------------------------------------
                                                   Amount        Ratio        Amount       Ratio        Amount       Ratio
                                                   ------        -----        ------       -----        ------       -----
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                             $266,379       11.11%      $191,814       8.00%           N/A
    Sun National Bank                             $251,410       10.50%      $191,499       8.00%      $239,374      10.00%

  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                             $243,196       10.14%       $95,907       4.00%           N/A
    Sun National Bank                             $228,227        9.53%       $95,750       4.00%      $143,624       6.00%

  Leverage Ratio:
    Sun Bancorp, Inc.                             $243,196        8.20%      $118,702       4.00%           N/A
    Sun National Bank                             $228,227        7.70%      $118,528       4.00%      $148,160       5.00%


As part of its capital plan, the Company maintained trust preferred securities of $75.0 million at December 31, 2005 that qualify as Tier 1 or core capital of the Company, subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve.

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

During most of 2005, the Company was asset sensitive, that is, the Company's interest-earning assets had shorter maturity or repricing terms than its interest-bearing liabilities. At December 31, 2005, the Company had a positive position with respect to its exposure to interest rate risk maturing or repricing within one year. Total interest-earning assets maturing or repricing within one year exceeded interest-bearing liabilities maturing or repricing during the same time period by $226.9 million, representing a positive one-year gap ratio of 7.31%.

The following table sets forth the maturity and repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2005. All amounts are categorized by their actual maturity or repricing date with the exception of interest-bearing demand deposits and savings deposits. As a result of prior experience during periods of rate volatility and management's estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits into categories noted below, based on the estimated duration of those deposits.

                                                                         Maturity/Repricing Time Periods
                                                      ----------------------------------------------------------------------
                                                       0-3 Months     4-12 Months     1-5 Years   Over 5 Years        Total
                                                       ----------     -----------     ---------   ------------        -----
Loans receivable                                       $  894,326       $ 236,441    $  816,475      $ 102,974   $2,050,216
FHLB interest-bearing deposit                               2,707               -             -              -        2,707
Investment securities                                     125,283         278,052       310,897         26,277      740,509
Federal funds sold                                          8,368               -             -              -        8,368
                                                       ----------       ---------    ----------      ---------   ----------
  Total interest-earning assets                         1,030,684         514,493     1,127,372        129,251    2,801,800
                                                       ----------       ---------    ----------      ---------   ----------
Interest-bearing demand deposits                          371,848         138,459       138,916        237,550      886,773
Savings deposits                                           47,849         122,142       180,911         35,919      386,821
Time certificates                                         169,638         250,986       239,204          8,348      668,176
Federal Home Loan Bank advances                             5,165          15,822        99,561          3,998      124,546
Securities sold under agreements to repurchase            119,021               -             -              -      119,021
Trust preferred securities                                 56,703          20,619             -              -       77,322
                                                       ----------       ---------    ----------      ---------   ----------
  Total interest-bearing liabilities                      770,224         548,028       658,592        285,815    2,262,659
                                                       ----------       ---------    ----------      ---------   ----------
Periodic Gap                                           $  260,460       $ (33,535)   $  468,780      $(156,564)  $  539,141
                                                       ==========       =========    ==========      =========   ==========
Cumulative Gap                                         $  260,460       $ 226,925    $  695,705      $ 539,141
                                                       ==========       =========    ==========      =========
Cumulative Gap Ratio                                         8.40%           7.31%        22.42%         17.38%
                                                             =====           =====        ======         ======


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

Actual results may differ from the simulated results due to such factors as the timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies and differences in actual versus forecasted balance sheet composition and activity. While we expect to benefit from additional raises in short-term interest rates in 2006, the continual flattening and any inversion of the yield curve will result in further margin compression.

The following table shows the Company's estimated earnings sensitivity profile versus the most likely rate forecast as of December 31, 2005.

    Change in Interest Rates       Percentage Change in Net Interest Income
------------------------------   --------------------------------------------
         (Basis Points)                             Year 1
         --------------                             ------
              +200                                  +0.2%
              +100                                  +0.1%
              -100                                  +0.1%
              -200                                   0.0%

Derivative Financial Instruments

The Company utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. As of December 31, 2005, all derivative financial instruments have been entered into to hedge the interest rate risk associated with the Bank's commercial lending activity. In general, the derivative transactions fall into one of two types, a bank hedge of a specific fixed rate loan or a hedged derivative offering to a Bank customer. In those transactions in which the Bank hedges a specific fixed rate loan, the derivative is executed for periods and terms that match the related underlying exposures and do not constitute positions independent of these exposures. For derivatives offered to Bank customers, the economic risk of the customer transaction is offset by a mirror position with a non-affiliated third party.

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

Customer Derivatives

During 2005 and 2004, Company entered into several commercial loan interest rate swaps in order to provide commercial loan clients the ability to swap from variable to fixed interest rates. Under these agreements, the Company enters into a variable rate loan agreement with a client in addition to a swap agreement. This swap agreement effectively swaps the client's variable rate loan into a fixed rate loan. The Company then enters into a corresponding swap agreement with a third party in order to swap its exposure on the variable to fixed rate swap on the commercial loan. As the interest rate swaps with the clients and third parties are not designated as hedges under FAS No. 133, the instruments are marked to market in earnings. As the interest rate swaps are structured to offset each other, changes in market values will have no earnings impact.

Financial derivatives involve, to varying degrees, interest rate, market and credit risk. For interest rate swaps, only periodic cash payments are exchanged. Therefore, cash requirements and exposure to credit risk are significantly less than the notional amount.

Disclosures about Contractual Obligations and Commercial Commitments

The Company's contractual cash obligations at December 31, 2005 were as follows:

                                                                     Payments Due by Period
                                                  ------------------------------------------------------------------
                                                     Total     Less than         One to   Four to Five         After
Contractual Cash Obligations                         Total      One Year    Three Years          Years    Five Years
----------------------------                      --------      --------    -----------          -----    ----------
Long-Term Debt  (Notes 13 and 15)                 $366,379       $31,905        $93,363        $35,705      $205,406
Leases  (Note 20)                                   43,488         4,425          8,503          6,448        24,112
Purchase Obligations (off balance sheet)             4,877         2,290          2,538             49             -
                                                  --------       -------       --------        -------      --------
  Total Contractual Cash Obligations              $414,744       $38,620       $104,404        $42,202      $229,518
                                                  ========       =======       ========        =======      ========


Purchase obligations include significant contractual cash obligations. Included in the table above are the minimum contractual obligations under legally enforceable contracts with contract terms that are both fixed and determinable and have greater than one year remaining at December 31, 2005. The majority of these amounts are primarily for services, including core processing systems and telecommunications maintenance.

The Company's contractual commitments (see Notes 6 and 20) at December 31, 2005 were as follows:

                                                  Amount of Commitment Expiration Per Period
                                       --------------------------------------------------------------------
                                          Unfunded   Less than          One to        Four to         After
Commitments                            Commitments     One Year    Three Years     Five Years    Five Years
-----------                            -----------     --------    -----------     ----------    ----------
Lines of Credit                           $560,895     $321,608       $ 77,849         $5,290      $156,148
Commercial Standby Letters of Credit        67,762       57,167         10,545             50             -
Construction Funding                       101,838       67,676         31,066          3,096             -
Other Commitments                          144,911      138,449          2,050            499         3,913
                                          --------     --------       --------        -------      --------
            Total Commitments             $875,406     $584,900       $121,510        $ 8,935      $160,061
                                          ========     ========       ========        =======      ========


Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company takes various forms of collateral, such as real estate assets and customer business assets to secure the commitment. Additionally, all letters of credit are supported by indemnification agreements executed by the customer. The maximum undiscounted exposure related to these commitments at December 31, 2005 was $67.8 million, and the portion of the exposure not covered by collateral was approximately $17.2 million. We believe that the utilization rate of these letters of credit will continue to be substantially less than the amount of these commitments, as has been our experience to date.


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

FINANCIAL CONDITION

The Company's assets increased by $54.3 million, or 1.8% from $3.05 billion at December 31, 2004 to $3.11 billion at December 31, 2005. As part of the Company's on-going balance sheet management strategy, investment securities declined $153.4 million or 17.8% to $709.1 million and supplemented the funding of the Company's $180.0 million increase in net loans. Net loans at December 31, 2005 were $2.03 billion, up 9.7% over the prior year. Deposits increased $41.3 million or 1.7% to $2.47 billion and total borrowings excluding junior subordinated debentures decreased $10.7 million or 4.2% to $243.6 million.

Loans. Loans receivable increased $180.0 million, or 9.7%, at December 31, 2005. This growth was primarily due to increases in commercial loans of $128.3 million or 8.0%, home equity loans of $32.8 million or 26.7%, and other loans of $11.9 million or 17.9%. The increase in commercial loans reflects the organic growth developed through loan origination and credit professionals which has grown over the past several years. Competition for loans was intense in 2005 across all products and markets and is expected to continue into 2006. Despite the competitiveness of loan pricing and terms and conditions, the Company will not compromise underwriting credit standards in order to generate higher volume. This increase in commercial loans is net of approximately $120 million in unscheduled prepayments. Home equity loans increased due to the Company's continued aggressive marketing of this product during 2005. The increase in other loans is primarily attributable to the continuing marketing campaign around the Company's Sun Express Small Business Line of Credit which resulted in an $11.8 million increase over the prior year.

The  trend  of  the  Bank's  lending  over  the  past  several  years  has  been diversification of commercial and industrial loans. A large but declining portion of the total portfolio is concentrated in the hospitality, entertainment and leisure industries and general office space. Many of these industries are dependent upon seasonal business and other factors beyond the control of the industries, such as weather and beach conditions along the New Jersey seashore. Any significant or prolonged adverse weather or beach conditions along the New Jersey seashore could have an adverse impact on the borrowers' ability to repay loans. In addition, because these loans are concentrated in southern and central New Jersey, a decline in the general economic conditions of southern or central New Jersey and the impact on discretionary consumer spending could have a material adverse effect on the Company's financial condition, results of operations and cash flows. At December 31, 2005, no concentration of loans exceeded 10% of total loans outstanding. At December 31, 2004, loans concentrated in the hotel business amounted to 10.0% of total loans outstanding.

In 2005, the Company utilized a third-party loan correspondent to originate residential mortgages that were subsequently sold into the secondary market. During the first quarter of 2006, the Company organized Sun Home Loans. Sun Home Loans will originate residential mortgages through dedicated loan originators utilizing our existing branch network as well as generating business through non-customers. These loans will be originated using the Company's underwriting standards, rates and terms, and will be approved according to the Company's lending policy prior to origination. Prior to closing, the Company generally will have commitments to sell these loans with servicing released, and without recourse, in the secondary market. Secondary market sales are generally scheduled to close shortly after origination.

Set forth below is selected data relating to the composition of the Company's loan portfolio by type of loan and type of security on the dates indicated.


ANALYSIS OF LOAN PORTFOLIO

                                                                         At December 31,
                             -------------------------------------------------------------------------------------------------------
                                       2005                2004                  2003                  2002                2001
                             -------------------- -------------------- -------------------- ------------------- --------------------
                                  Amount      %        Amount      %        Amount      %        Amount     %        Amount      %
                             -----------   ------ -----------   ------ -----------   ------ -----------  ------ -----------   ------
Type of Loan:
  Commercial and industrial  $ 1,732,202    85.42 $ 1,603,868    86.80 $ 1,169,164    85.69 $ 1,043,885   85.77 $   911,145   83.62
  Home equity                    155,561     7.67     122,735     6.64      80,292     5.88      44,603    3.67      23,854    2.19
  Second mortgage                 53,881     2.66      50,541     2.74      51,531     3.78      47,458    3.90      49,047    4.50
  Residential real estate         30,162     1.49      26,117     1.41      29,788     2.18      43,375    3.56      55,282    5.07
  Other                           78,410     3.87      66,497     3.60      51,304     3.76      54,095    4.45      63,609    5.84
Less:  Loan loss allowance       (22,463)   (1.11)    (22,037)   (1.19)    (17,614)   (1.29)    (16,408)  (1.35)    (13,332)  (1.22)
                             -----------   ------ -----------   ------ -----------   ------ -----------  ------ -----------  ------
  Net loans                  $ 2,027,753   100.00 $ 1,847,721   100.00 $ 1,364,465   100.00 $ 1,217,008  100.00 $ 1,089,605  100.00
                             ===========   ====== ===========   ====== ===========   ====== ===========  ====== ===========  ======

Type of Security:
  Residential real estate:
    1-4 family               $   291,602    14.38 $   245,991    13.31 $   185,364    13.58 $   166,495   13.67 $   146,157   13.41
    Other                        161,043     7.94     164,184     8.89     117,479     8.61      88,465    7.27     108,437    9.95
  Commercial real estate       1,106,038    54.55   1,030,977    55.80     784,716    57.51     721,658   59.30     599,027   54.98
  Commercial business loans      418,408    20.63     358,387    19.40     229,342    16.81     210,374   17.29     199,103   18.27
  Consumer                        38,492     1.90      36,831     1.99      33,642     2.47      36,333    2.99      36,640    3.36
  Other                           34,633     1.71      33,388     1.80      31,536     2.31      10,091    0.83      13,573    1.25
Less:  Loan loss allowance       (22,463)   (1.11)    (22,037)   (1.19)    (17,614)   (1.29)    (16,408)  (1.35)    (13,332)  (1.22)
                             -----------   ------ -----------   ------ -----------   ------ -----------  ------ -----------  ------
  Net loans                  $ 2,027,753   100.00 $ 1,847,721   100.00 $ 1,364,465   100.00 $ 1,217,008  100.00 $ 1,089,605  100.00
                             ===========   ====== ===========   ====== ===========   ====== ===========  ====== ===========  ======


The following table sets forth the estimated maturity of the Company's loan portfolio at December 31, 2005. The table does not include prepayments or scheduled principal payments. Adjustable rate mortgage loans are shown as maturing based on contractual maturities.

                                  Due     Due after                   Allowance
                               Within     1 through     Due after           for
                               1 year       5 years       5 years     Loan Loss         Total
                               ------       -------       -------     ---------         -----
                                                                                        Total
                                                                                        -----
Commercial and industrial    $380,605      $701,787      $649,810     $(19,890)    $1,712,312
Home equity                     4,866            33       150,662       (1,006)       154,555
Second mortgage                   516        19,570        33,795         (336)        53,545
Residential real estate        13,209           290        16,663         (258)        29,904
Other                          13,184        35,267        29,959         (973)        77,437
                             --------      --------      --------     --------     ----------
     Total                   $412,380      $756,947      $880,889     $(22,463)    $2,027,753
                             ========      ========      ========     ========     ==========

The following table sets forth the dollar amount of all loans due after December 31, 2006 which have pre-determined interest rates and which have floating or adjustable interest rates.


                                                    Floating or
                                            Fixed    Adjustable
                                            Rates         Rates         Total
                                            -----         -----         -----
Commercial and industrial                $687,484      $664,113    $1,351,597
Home equity                                 1,539       149,156       150,695
Second mortgage                            53,365             -        53,365
Residential real estate                    13,209         3,744        16,953
Other                                      34,560        30,666        65,226
                                         --------      --------    ----------
     Total                               $790,157      $847,679    $1,637,836
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

Potential Problem Loans. At December 31, 2005, there were eleven commercial loan relationships aggregating $5.5 million for which payments are current, but where the borrowers were experiencing financial difficulties. These loans were not classified as non-accrual and were not considered non-performing. At December 31, 2005, these loans were current and well collateralized.

Non-Performing Assets. Total non-performing assets decreased $5.7 million from $17.3 million at December 31, 2004 to $11.6 million at December 31, 2005. The ratio of non-performing assets to net loans decreased to 0.57% at December 31, 2005 compared to 0.93% at December 31, 2004.

Management of the Company believes that all loans accruing interest are adequately secured and in the process of collection.

Non-Performing Assets

                                                                                      At December 31,
                                                                      ---------------------------------------------------
                                                                         2005       2004       2003       2002       2001
                                                                      -------    -------    ----------   -------   ------
 Loans accounted for on a non-accrual basis:
  Commercial and industrial                                           $ 8,823    $12,263    $20,308    $ 8,879    $ 8,007
  Home equity                                                             220        208         46         14        201
  Second mortgage                                                         106          -          -        100        130
  Residential real estate                                                 669        848      1,122        593        735
  Other                                                                   139        138         92        377         50
                                                                      -------    -------    -------    -------    -------
Total                                                                 $ 9,957    $13,457    $21,568    $ 9,963    $ 9,123
                                                                      =======    =======    =======    =======    =======

 Accruing loans that are contractually past due 90 days or more:
  Commercial and industrial                                           $    85    $   292    $   125    $ 1,837    $   425
  Home equity                                                               -          -         47         30         42
  Second mortgage                                                           -          -          -        122        190
  Residential real estate                                                  53        373         57        401        295
  Other                                                                    30        221         19        115        146
                                                                      -------    -------    -------    -------    -------
Total                                                                 $   168    $   886    $   248    $ 2,505    $ 1,098
                                                                      =======    =======    =======    =======    =======

Total non-accrual and 90-day past due loans                           $10,125    $14,343    $21,816    $12,468    $10,221
Real estate owned                                                       1,449      2,911      4,444        904        898
                                                                      -------    -------    -------    -------    -------
Total non-performing assets                                           $11,574    $17,254    $26,260    $13,372    $11,119
                                                                      =======    =======    =======    =======    =======

Total non-accrual and 90-day past due loans to net loans                 0.50%      0.78%      1.60%      1.02%      0.94%
Total non-accrual and 90-day past due loans to total assets              0.33%      0.47%      0.84%      0.59%      0.53%
Total non-performing assets to net loans                                 0.57%      0.93%      1.92%      1.10%      1.02%
Total non-performing assets to total assets                              0.37%      0.57%      1.01%      0.63%      0.58%
Total allowance for loan losses to total non-performing loans          221.86%    153.64%     80.74%    131.60%    130.44%


Interest income that would have been recorded on the above non-accrual loans, under the original terms of such loans, would have totaled $755,000 for the year ended December 31, 2005.

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

Real estate owned consisted of the following:

                                                    December 31,
                                                -------------------
                                                  2005         2004
                                                  ----         ----
 Commercial properties                          $1,066       $2,424
 Residential properties                             62          178
 Bank properties                                   321          309
                                                ------       ------
 Total                                          $1,449       $2,911
                                                ======       ======

During the first quarter 2005, a commercial property with a December 31, 2004 carrying value of $1.4 million was sold. The sale proceeds of this property exceeded its carrying value.


An analysis of the activity in real estate owned is as follows:

                                                For the Years Ended
                                                    December 31,
                                               ---------------------
                                                  2005         2004
                                                  ----         ----
Balance, beginning of year                      $ 2,911      $ 4,444
Additions                                           321        1,594
Transfer to bank property                          (309)           -
Sales                                            (1,474)      (3,127)
                                                -------      -------
Balance, end of year                            $ 1,449      $ 2,911
                                                =======      =======


Allowances for Losses on Loans. The Company's allowance for losses on loans increased to $22.5 million or 1.10% of loans at December 31, 2005 compared to $22.0 million or 1.18% at December 31, 2004. The decrease in the 2005 ratio stems from improved credit quality trends within the Company's classified loan portfolio and from a decrease in the Company's non-performing loans which decreased 29.4% to $10.1 million at December 31, 2005 from $14.3 million at December 31, 2004. Provision for loan losses was $2.3 million in 2005, $2.1 million in 2004 and $4.8 million in 2003. As a result of the July 2004 Community acquisition, $2.9 million of additional allowance for loan losses was assumed.

The following table sets forth information with respect to the Company's allowance for losses on loans at the dates indicated:

                                                                                        At December 31,
                                                                  ------------------------------------------------------------
                                                                     2005         2004         2003         2002         2001
                                                                  --------     --------     --------     --------     --------
Allowance for losses on loans, beginning of year                  $ 22,037     $ 17,614     $ 16,408     $ 13,332     $ 10,486
Charge-offs:
  Commercial                                                        (1,928)        (796)      (4,010)      (1,219)      (4,748)
  Construction Mortgage                                                (27)           -            -            -            -
  Mortgage                                                               -          (84)          (1)         (20)          (4)
  Other                                                               (686)        (502)        (369)        (371)        (665)
                                                                  --------     --------     --------     --------     --------
    Total charge-offs                                               (2,641)      (1,382)      (4,380)      (1,610)      (5,417)
                                                                  --------     --------     --------     --------     --------
Recoveries:
  Commercial                                                           561          641          700          457          423
  Construction Mortgage                                                 84            -            -            -            -
  Mortgage                                                               8            -            -            -            -
  Other                                                                104          152           61           54           45
                                                                  --------     --------     --------     --------     --------
    Total recoveries                                                   757          793          761          511          468
                                                                  --------     --------     --------     --------     --------
Net charge-offs                                                     (1,884)        (589)      (3,619)      (1,099)      (4,949)
Purchased allowance resulting from bank acquisition                      -        2,937            -            -            -
Provision for loan losses                                            2,310        2,075        4,825        4,175        7,795
                                                                  --------     --------     --------     --------     --------
Allowance for losses on loans, end of year                        $ 22,463     $ 22,037     $ 17,614     $ 16,408     $ 13,332
                                                                  ========     ========     ========     ========     ========

Net loans charged-off as a percent of average loans outstanding       0.10%        0.04%        0.28%        0.09%        0.47%
                                                                  ========     ========     ========     ========     ========

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

                                                                     At December 31,
                            --------------------------------------------------------------------------------------------------
                                  2005                2004                 2003                2002               2001
                            -----------------   -----------------    -----------------   -----------------   -----------------
                                    Percent              Percent             Percent             Percent             Percent
                                         of                  of                   of                  of                  of
                                      Loans               Loans                Loans               Loans               Loans
                                         to                  to                   to                  to                  to
                                      Total               Total                Total               Total               Total
                             Amount   Loans      Amount   Loans       Amount   Loans      Amount   Loans       Amount  Loans
                             ------   -----      ------   -----       ------   -----      ------   -----       ------  -----
Balance at end of year
applicable to:

  Commercial and industrial $19,890   88.54  %  $19,990   90.71  %   $15,885   90.19  %  $14,806   90.24  %  $11,457   85.94  %

  Residential real estate       258    1.15         191    0.87          247    1.40         265    1.62         577    4.33

  Home equity                 1,006    4.48         739    3.35          483    2.74         263    1.60         268    2.01

  Other                       1,309    5.83       1,117    5.07          999    5.67       1,074    6.54       1,030    7.72
                            -------  ------     -------  ------      -------  ------     -------  ------     -------  ------

    Total allowance         $22,463  100.00  %  $22,037  100.00  %   $17,614  100.00  %  $16,408  100.00  %  $13,332  100.00  %
                            =======  ======     =======  ======      =======  ======     =======  ======     =======  ======


Investment Securities. A portion of the Company's investment portfolio is held at the Bank's wholly-owned subsidiary, Med-Vine, Inc. ("Med-Vine). Investment securities decreased $153.4 million or 17.8% from $862.5 million at December 31, 2004 to $709.1 million at December 31, 2005. During 2005, the Company continued its strategy of redeploying maturing securities into its higher yielding loan portfolio. The estimated average life of the investment portfolio at December 31, 2005 was 1.4 years with an estimated modified duration of 1.2 years. The relatively short duration is expected to result in the Company's continued redeployment of portfolio maturities into loans.

The Company's investment policy is established by senior management and approved by the Board of Directors. Med-Vine's investment policy is identical to that of the Company. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that optimizes interest income within acceptable limits of risk and liquidity.

The following table sets forth the carrying value of the Company's portfolio of investment securities available for sale.

                                                                         At December 31,
                               -----------------------------------------------------------------------------------------------------
                                                   2005                             2004                              2003
                                                   ----                             ----                              ----
                                                                                     Net                               Net
                                                    Net  Estimated            Unrealized  Estimated             Unrealized Estimated
                                  Amortized  Unrealized       Fair  Amortized      Gains       Fair  Amortized       Gains      Fair
                                       Cost      Losses      Value       Cost   (Losses)      Value       Cost    (Losses)     Value
                                       ----      ------      -----       ----   --------      -----       ----    --------     -----
   U.S. Treasury obligations       $ 59,237   $   (145)   $ 59,092   $ 70,069   $  (308)    $69,761   $ 70,252      $ (72)   $70,180
   U.S. Government agency and
     mortgage-backed securities     596,823    (11,142)    585,681    662,023    (5,131)    656,892    810,453         356   810,809
   State and municipal obligations   28,050       (156)     27,894     56,695     1,123      57,818     58,651       2,022    60,673
   Other securities                   3,963          -       3,963     35,109      (156)     34,953     21,521         245    21,766
                                   --------   --------    --------   --------   -------    --------   --------      ------  --------
       Total                       $688,073   $(11,443)   $676,630   $823,896   $(4,472)   $819,424   $960,877      $2,551  $963,428
                                   ========   ========    ========   ========   =======    ========   ========      ======  ========


During 2004, the Company established a held to maturity investment portfolio. Investments classified as held to maturity are carried at amortized cost. The securities designated as held to maturity will have characteristics consistent with the Company's investment policy guidelines.

The amortized cost of investment securities held to maturity and the approximate fair value were as follows:

                                                                  December 31,
                                   --------------------------------------------------------------------
                                                 2005                               2004
                                                 ----                               ----
                                                     Net  Estimated                     Net   Estimated
                                    Amortized Unrealized       Fair  Amortized   Unrealized        Fair
                                         Cost     Losses      Value       Cost       Losses       Value
                                         ----   --------      -----       ----     --------       -----
U.S. Government agency and
  mortgage-backed securities          $32,445     $(711)    $31,734    $43,048      $ (176)     $42,872
                                      =======     ======    =======    =======      =======     =======


The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2005:

                                        Less than 12 Months            12 Months or Longer                   Total
                                    ---------------------------    ---------------------------    ---------------------------
                                                     Unrealized                     Unrealized                     Unrealized
                                       Fair Value        Losses       Fair Value        Losses       Fair Value        Losses
                                       ----------        ------       ----------        ------       ----------        ------
   U.S. Treasury obligations             $ 48,963      $   (35)         $ 10,129     $   (110)         $ 59,092     $   (145)
   U.S. Government agencies and
      mortgage-backed securities          102,670       (1,003)          514,745      (10,850)          617,415      (11,853)
   State and municipal obligations         15,975         (238)            3,381         (116)           19,356         (354)
                                         --------      -------          --------     --------          --------     --------
         Total                           $167,608      $(1,276)         $528,255     $(11,076)         $695,863     $(12,352)
                                         ========      =======          ========     ========          ========     ========


At December 31, 2005, 99.5% of the unrealized losses in the security portfolio were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and other securities rated investment grade by at least one bond credit rating service. The Company believes that the price movements in these securities are dependent upon the movement in market interest rates particularly given the negligible inherent credit risk for these securities. At December 31, 2005, the unrealized loss in the category 12 months or longer of $11.1 million consisted of 79 securities having an aggregate unrealized loss of 2.0%. The securities represented U.S. Treasury, Federal Agency issues and nine securities currently rated Aaa by at least one bond credit rating services. At December 31, 2005, securities in a gross unrealized loss position for less than twelve months consisted of 50 securities having an aggregate unrealized loss of 0.8% from the Bank's amortized cost basis. Management does not view these unrealized losses as an other than temporary impairment.

The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Company's portfolio of investment securities at December 31, 2005. For all debt securities classified as available for sale, the carrying value is the estimated fair value. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

                                 One Year or Less   One to Five Years   Five to Ten Years  More than Ten Years        Total
                                -----------------  ------------------  ------------------  -------------------  ---------------
                                            Wtd.                Wtd.               Wtd.                Wtd.                Wtd.
Available for  Sale               Carrying  Avg.     Carrying   Avg.   Carrying    Avg.     Carrying   Avg.     Carrying   Avg.
-------------------                  Value  Yield       Value  Yield      Value   Yield        Value  Yield        Value  Yield
                                    -----  -----        -----  -----      -----   -----        -----  -----        -----  -----
U.S. Treasury obligations         $59,092   3.79  %         -      -          -       -            -      -      $59,092   3.79 %
U.S. Government agency and
  mortgage-backed securities      278,071   3.07     $294,436   3.30  % $13,174    4.59  %         -      -      585,681   3.22
State and municipal obligations    10,671   3.12       15,587   3.73          -       -       $1,636   5.27       27,894   3.58 %
Other securities                    1,865   3.27        2,098   4.18          -       -            -      -        3,963   3.75
                                 --------            --------           -------               ------            --------
    Total                        $349,699   3.20  %  $312,121   3.33  % $13,174    4.59  %    $1,636   5.27  %  $676,630   3.29 %
                                 ========            ========           =======               ======            ========


                             One Year or Less   One to Five Years   Five to Ten Years   More than Ten Years        Total
                             ----------------  ------------------  ------------------   -----------------   ------------------
                                         Wtd.                Wtd.                 Wtd.                Wtd.                Wtd.
Held-To-Maturity              Carrying   Avg.     Carrying   Avg.     Carrying    Avg.     Carrying   Avg.     Carrying   Avg.
----------------                 Value  Yield        Value  Yield        Value   Yield        Value  Yield        Value  Yield
                                 -----  -----        -----  -----        -----   -----        -----  -----        -----  -----
U.S. Government agency and
  mortgage-backed securities         -      -      $31,344   4.01%      $1,101    4.60%           -      -      $32,445   4.03%
                               =======             =======              ======              =======             =======


Bank Owned Life Insurance. During 2005, the Company purchased an additional $6.8 million of BOLI investments. The remaining increase of $1.6 million at December 31, 2005 represents an increase in the cash value of the BOLI, which was recorded as other non-interest income in the consolidated statement of operations.

Deposits. Deposits at December 31, 2005 totaled $2.47 billion, an increase of $41.3 million, or 1.65% over the December 31, 2004 balance of $2.43 billion. Over the past two years, the Company has supplemented its funding needs with the liquidity of the investment portfolio, and has not had to price aggressively for deposits. Although the investment portfolio run off strategy continues into 2006, with the competitive deposit pricing in our market, the Company will be required to price deposits more aggressively for both deposit retention and deposit acquisition.


                                                   December 31,
                                      ------------------------------------
                                         2005         2004         2003
                                      ----------   ----------   ----------
Demand deposits                       $1,416,651   $1,336,891   $1,183,991
Savings deposits                         386,821      452,726      392,784
Time deposits under $100,000             443,535      410,632      390,312
Time deposits $100,000 or more           224,641      230,114      144,038
                                      ----------   ----------   ----------
Total                                 $2,471,648   $2,430,363   $2,111,125
                                      ==========   ==========   ==========


Consumer and commercial deposits are attracted principally from within the Company's primary market area through offering a wide compliment of deposit products that include checking, savings, money market, certificates of deposits and individual retirement accounts. The deposit strategy stresses the importance of building a relationship with each and every customer. To help facilitate these relationships, the Company continued during 2005 its relationship pricing strategy that has helped to increase core deposit growth (savings and demand). Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The relationship strategy has enabled the Company to maintain a deposit mix with a higher concentration of core deposits. Management regularly meets to evaluate internal cost of funds, to analyze the competition, to review the Company's cash flow requirements for lending and liquidity and executes any appropriate pricing changes when necessary. The Company does not obtain funds through brokers, nor does it solicit funds outside the states of New Jersey, Delaware or Pennsylvania.

The following table sets forth the distribution of total deposits between core and non-core:

                                              For the Years Ended December 31,
                         ------------------------------------------------------------------------------
                                  2005                        2004                       2003
                                  ----                        ----                       ----
                              Amount   Percentage         Amount  Percentage       Amount   Percentage
                              ------   ----------         ------  ----------       ------   ----------
Core deposits             $1,803,472       73.0  %    $1,789,617     73.6  %   $1,576,775      74.7  %
Time deposits                668,176       27.0          640,746     26.4         534,350      25.3
                          ----------     ------       ----------   ------      ----------    ------
    Total deposits        $2,471,648     100.00  %    $2,430,363   100.00  %   $2,111,125    100.00  %
                          ==========     ======       ==========   ======      ==========    ======

The following table indicates the amount of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2005.


Three months or less                             $ 79,976
Over three through six months                      40,385
Over six through twelve months                     46,843
Over twelve months                                 57,437
                                                 --------
Total                                            $224,641
                                                 ========


Borrowings. Borrowed funds, excluding debentures held by trusts, decreased $10.7 million to $243.6 million at December 31, 2005, from $254.3 million at December 31, 2004. The decrease was primarily the result of a decrease of $20.1 million in advances from the FHLB offset by a net increase of $10.0 million in securities sold under agreements to repurchase with the FHLB.

For the years ended December 31, 2005 and 2004, the maximum month-end amount of the following borrowings were:

                                                               December 31,
                                                          ----------------------
                                                              2005         2004
                                                              ----         ----
  FHLB advances                                           $143,024     $162,400
  FHLB repurchase agreements                              $ 70,000     $ 50,000
  FHLB overnight line of credit                           $ 50,000            -
  Federal funds purchased                                 $ 30,000     $  1,000
  Repurchase agreements with customers                    $ 87,651     $ 69,930


The following table sets forth certain information regarding FHLB advances, interest rates, approximate average amounts outstanding and their approximate weighted average rates at the dates indicated.

                                                                              December 31,
                                                                    ----------------------------------
                                                                        2005         2004        2003
                                                                        ----         ----        ----
  FHLB convertible rate advances outstanding at end of year          $25,000      $25,000     $25,000
  Interest rate                                                        6.49%        6.49%       6.49%
  Approximate average amount outstanding                             $25,000      $25,000     $25,000
  Approximate weighted average rate                                    6.49%        6.49%       6.49%

  FHLB term amortizing advances outstanding at end of year           $41,346      $61,469     $80,764
  Interest rate                                                        4.36%        4.58%       4.27%
  Approximate average amount outstanding                             $50,771      $70,427     $87,890
  Approximate weighted average rate                                    4.34%        4.31%       4.29%

  FHLB term non-amortizing advances outstanding at end of year       $58,200      $58,200     $58,200
  Interest rate                                                        3.87%        3.46%       3.40%
  Approximate average amount outstanding                             $58,200      $58,200     $52,309
  Approximate weighted average rate                                    3.71%        3.40%       4.17%

  FHLB repurchase agreements outstanding at end of year              $60,000      $50,000           -
  Interest rate                                                        4.22%        2.43%           -
  Approximate average amount outstanding                             $23,469       $4,440           -
  Approximate weighted average rate                                    3.01%        1.92%           -

The following table sets forth certain information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at the dates indicated.

                                                                                December 31,
                                                                   --------------------------------------
                                                                      2005         2004            2003
                                                                      --------  -  --------        ----
  Securities sold under agreements to repurchase with customers        $59,021      $59,641     $55,934
  Interest rate                                                          3.51%        1.54%       0.35%
  Approximate average amount outstanding                               $76,894      $63,715     $71,828
  Approximate weighted average rate                                      2.61%        0.74%       0.48%

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


Junior Subordinated Debentures Held by Trusts that Issued Capital Debt

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debenture issued by the Company to each Issuer Trust as of December 31, 2005:

                              Capital Securities                         Junior Subordinated Debentures
                --------------------------------------------   ----------------------------------------------------
                                       Stated   Distribution   Principal                              Redeemable
 Issuer Trust         Issuance Date     Value           Rate      Amount             Maturity           Beginning
 ------------         -------------     -----           ----      ------             --------           ---------
                                                  6-mo LIBOR
 Sun Trust III       April 22, 2002   $20,000     plus 3.70%     $20,619       April 22, 2032      April 22, 2007
                                                  3-mo LIBOR
 Sun Trust IV          July 7, 2002    10,000     plus 3.65%      10,310      October 7, 2032        July 7, 2007
                                                  3-mo LIBOR
 Sun Trust V      December 18, 2003    15,000     plus 2.80%      15,464    December 30, 2033   December 30, 2008
                                                  3-mo LIBOR
 Sun Trust VI     December 19, 2003    25,000     plus 2.80%      25,774     January 23, 2034    January 23, 2009
                                                  3-mo LIBOR
 CBNJ Trust I     December 19, 2002     5,000     plus 3.35%       5,155      January 7, 2033     January 7, 2008
                                      -------                    -------
                                      $75,000                    $77,322
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

MANAGEMENT'S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING



Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Securities Exchange Act of 1934 Rules 13(a)-15(f). The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Management, including the chief executive officer and chief financial officer, conducted an evaluation of the effectiveness of the Company's internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management's assessment was also conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assessment of the Company's internal control over financial reporting also included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. Based on our evaluation under the framework in Internal Control - Integrated Framework, we concluded that the Company's internal control over financial reporting was effective as of December 31, 2005.

Management's assertion as to the effectiveness of the Company's internal control over financial reporting as of December 31, 2005 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included in the following pages.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Sun Bancorp, Inc.
Vineland, New Jersey

We have audited management's assessment, included in the accompanying Management's Annual Report on Internal Control Over Financial Reporting, that Sun Bancorp, Inc. and subsidiaries (the "Company") maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management's assessment and our audit were conducted to meet the reporting requirements of
Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assessment and our audit of the Company's internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

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

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management's statement referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2005 of the Company and our report dated March 15, 2006 expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph regarding the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 46(R) in 2003 and the change in accounting for stock-based compensation to adopt the fair value recognition provisions of Statement of Financial Accounting Standards Nos. 123 and 148.

/s/Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 15, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Sun Bancorp, Inc.
Vineland, New Jersey

We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2003, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 46(R) and the Company changed its method of accounting for stock-based compensation to adopt the fair value recognition provisions of Statement of Financial Accounting Standards Nos. 123 and 148.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2006, expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.


/s/Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 15, 2006

SUN BANCORP, INC. AND SUBSIDIARIES
----------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2005 AND 2004
(Dollars in thousands, except share amounts)

                                                                                                 2005            2004
                                                                                                 ----            ----
ASSETS

Cash and due from banks                                                                      $   74,387      $   69,022
Interest-bearing bank balances                                                                    2,707           1,878
Federal funds sold                                                                                8,368           4,002
                                                                                             ----------      ----------
  Cash and cash equivalents                                                                      85,462          74,902
Investment securities available for sale (amortized cost -
  $688,073; 2005 and $823,896; 2004)                                                            676,630         819,424
Investment securities held to maturity (estimated fair value -
  $31,734; 2005 and $42,872; 2004)                                                               32,445          43,048
Loans receivable (net of allowance for loan losses -
  $22,463; 2005 and $22,037; 2004)                                                            2,027,753       1,847,721
Restricted equity investments                                                                    19,991          15,405
Bank properties and equipment, net                                                               42,110          36,830
Real estate owned, net                                                                            1,449           2,911
Accrued interest receivable                                                                      15,148          12,519
Goodwill                                                                                        104,891         104,969
Intangible assets, net                                                                           29,939          34,753
Deferred taxes, net                                                                               6,761           4,626
Bank owned life insurance                                                                        55,627          47,179
Other assets                                                                                      9,683           9,300
                                                                                             ----------      ----------

TOTAL                                                                                        $3,107,889      $3,053,587
                                                                                             ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                                                                     $2,471,648      $2,430,363
Advances from the Federal Home Loan Bank (FHLB)                                                 124,546         144,669
Securities sold under agreements to repurchase - FHLB                                            60,000          50,000
Securities sold under agreements to repurchase - customer                                        59,021          59,641
Junior subordinated debentures                                                                   77,322          77,322
Other liabilities                                                                                19,699          12,372
                                                                                             ----------      ----------
  Total liabilities                                                                           2,812,236       2,774,367
                                                                                             ----------      ----------

Commitments and contingencies (see note 20)

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued                               -               -
Common stock, $1 par value, 25,000,000 shares authorized and issued:
  18,168,530 in 2005 and 17,205,245 in 2004                                                      18,169          17,205
Additional paid-in capital                                                                      264,152         244,108
Retained earnings                                                                                20,757          21,718
Accumulated other comprehensive loss                                                             (7,425)         (2,765)
Treasury stock at cost, 90,562 shares                                                                 -          (1,046)
                                                                                             ----------      ----------
  Total shareholders' equity                                                                    295,653         279,220
                                                                                             ----------      ----------

TOTAL                                                                                        $3,107,889      $3,053,587
                                                                                             ==========      ==========

    See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
----------------------------------
CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003 (Dollars in thousands, except share amounts)

                                                                                 2005          2004          2003
                                                                                 ----          ----          ----
INTEREST INCOME:
  Interest and fees on loans                                                $   125,156   $    96,617   $    83,263
  Interest on taxable investment securities                                      24,689        24,813        21,428
  Interest on non-taxable investment securities                                   1,378         1,951         2,511
  Dividends on restricted equity investments                                        834           503           559
  Interest on federal funds sold                                                  1,172           385           301
                                                                            -----------   -----------   -----------
    Total interest income                                                       153,229       124,269       108,062
                                                                            -----------   -----------   -----------

INTEREST EXPENSE:
  Interest on deposits                                                           41,427        24,061        23,480
  Interest on funds borrowed                                                      9,122         7,275         8,068
  Interest on junior subordinated debt                                            5,165         3,615         4,227
                                                                            -----------   -----------   -----------
    Total interest expense                                                       55,714        34,951        35,775
                                                                            -----------   -----------   -----------

    Net interest income                                                          97,515        89,318        72,287

PROVISION FOR LOAN LOSSES                                                         2,310         2,075         4,825
                                                                            -----------   -----------   -----------

    Net interest income after provision for loan losses                          95,205        87,243        67,462
                                                                            -----------   -----------   -----------

NON-INTEREST INCOME:
  Service charges on deposit accounts                                             8,957         9,043         7,650
  Other service charges                                                             279           354           397
  Gain on sale of bank properties and equipment                                      45         2,467           164
  Gain on sale of investment securities                                             773         1,407         2,467
  Gain on sale of loans                                                             989           289             -
  Gain on sale of branches                                                            -             -         2,629
  Other                                                                           7,248         5,559         4,049
                                                                            -----------   -----------   -----------
    Total non-interest income                                                    18,291        19,119        17,356
                                                                            -----------   -----------   -----------

NON-INTEREST EXPENSES:
  Salaries and employee benefits                                                 42,627        40,177        33,421
  Occupancy expense                                                              11,380        10,608         8,768
  Equipment expense                                                               7,762         7,091         5,341
  Data processing expense                                                         4,119         3,973         3,438
  Amortization of intangible assets                                               4,499         5,268         3,696
  Advertising expense                                                             1,631         1,443         1,836
  Other                                                                          12,645        12,592         9,536
                                                                            -----------   -----------   -----------
    Total non-interest expenses                                                  84,663        81,152        66,036
                                                                            -----------   -----------   -----------

INCOME BEFORE INCOME TAXES                                                       28,833        25,210        18,782

INCOME TAXES                                                                      9,312         7,581         5,446
                                                                            -----------   -----------   -----------

NET INCOME                                                                  $    19,521   $    17,629   $    13,336
                                                                            ===========   ===========   ===========

Basic earnings per share                                                    $      1.08   $      1.08   $      0.98
                                                                            ===========   ===========   ===========
Diluted earnings per share                                                  $      1.01   $      1.01   $      0.91
                                                                            ===========   ===========   ===========
Weighted average shares - basic                                              18,154,586    16,249,956    13,034,687
                                                                                                        ===========
Weighted average shares - diluted                                            19,359,896    17,535,289    14,040,124
                                                                             ==========    ==========    ==========

------------------------------------------
   See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
----------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands)

                                                                                              Accumulated
                                                                  Additional                        Other
                                                        Common       Paid-in  Retained      Comprehensive      Treasury
                                                         Stock       Capital  Earnings      Income (Loss)         Stock       Total
                                                         -----       -------  --------      -------------         -----       -----
BALANCE, JANUARY 1, 2003                               $11,271      $114,930   $15,030             $5,438     $ (1,046)    $145,623

Comprehensive income:
  Net income                                                 -             -    13,336                  -             -           -
  Net change in unrealized loss on securities
    available for sale, net of taxes of $1,940               -             -         -             (3,748)            -           -
                                                                                                                           --------
      Comprehensive income                                   -             -         -                  -             -       9,588
                                                                                                                           --------
Exercise of stock options                                   34           386         -                  -             -         420
Issuance of common stock                                 1,513        29,204         -                  -             -      30,717
Stock dividends                                            563         7,735    (8,298)                 -             -           -
Cash paid for fractional interest
   resulting from stock dividend                             -             -        (6)                 -             -          (6)
Trust preferred issuance costs write-off                     -          (624)        -                  -             -        (624)
                                                       -------      --------   -------           --------  ------------    --------

BALANCE, DECEMBER 31, 2003                              13,381       151,631    20,062              1,690        (1,046)    185,718

Comprehensive income:
  Net income                                                 -             -    17,629                  -             -           -
  Net change in unrealized loss on securities
    available for sale, net of taxes of $2,568               -             -         -             (4,455)            -           -
                                                                                                                           --------
      Comprehensive income                                   -             -         -                  -             -      13,174
                                                                                                                           --------
Exercise of stock options                                   43           382         -                  -             -         425
Issuance of common stock                                 3,116        76,797         -                  -             -      79,913
Stock dividends                                            665        15,298   (15,963)                 -             -           -
Cash paid for fractional interest
   resulting from stock dividend                             -             -       (10)                 -             -         (10)
                                                       -------      --------   -------           --------  ------------    --------

BALANCE, DECEMBER 31, 2004                              17,205       244,108    21,718             (2,765)       (1,046)    279,220

Comprehensive income:
  Net income                                                 -             -    19,521                  -             -           -
  Net change in unrealized loss on securities                                                                                     -
    available for sale, net of taxes of $2,311               -             -         -             (4,660)            -           -
                                                                                                                           --------
      Comprehensive income                                   -             -         -                  -             -      14,861
                                                                                                                           --------
Exercise of stock options                                  148           349         -                  -             -         497
Issuance of common stock                                    45           858         -                  -             -         903
Stock dividends                                            771        18,657   (20,474)                 -         1,046           -
Share based compensation                                     -           180         -                  -             -         180
Cash paid for fractional interest
   resulting from stock dividend                             -             -        (8)                 -             -          (8)
                                                       -------      --------   -------           --------  ------------    --------
BALANCE, DECEMBER 31, 2005                             $18,169      $264,152   $20,757           $ (7,425)                 $295,653
                                                       =======      ========   =======           ========  ============    ========

--------------------------------------------------
 See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES
----------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands)

                                                                                             2005         2004         2003
                                                                                             ----         ----         ----
OPERATING ACTIVITIES:
  Net income                                                                              $  19,521    $  17,629    $  13,336
  Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                                2,310        2,075        4,825
     Depreciation and amortization                                                            4,681        3,822        2,673
     Net (accretion) amortization of investment securities                                     (260)       1,917        2,927
     Amortization of intangible assets                                                        4,499        5,268        3,696
     Write down of book value of fixed assets                                                    65          177            -
     Gain on sale of investment securities available for sale                                  (773)      (1,407)      (2,467)
     Gain on sale of bank properties and equipment                                              (45)      (2,467)        (164)
     Gain on sale of loans                                                                     (989)        (289)           -
     Increase in cash value of bank owned life insurance                                     (1,648)      (1,710)        (985)
     Deferred income taxes                                                                      176        6,407          342
     Stock based compensation                                                                   711          316          234
     Stock contributed to employee benefit plans                                                223            -            -
     Loans originated for sale                                                              (13,880)      (3,199)           -
     Proceeds from the sale of loans                                                         10,221        3,501            -
   Change in assets and liabilities which provided (used) cash:
      Accrued interest receivable                                                            (2,629)         205         (254)
      Other assets                                                                             (383)        (921)        (502)
      Other liabilities                                                                       7,720        4,227       (3,454)
                                                                                          ---------    ---------    ---------

        Net cash provided by operating activities                                            29,520       35,551       20,207
                                                                                          ---------    ---------    ---------

INVESTING ACTIVITIES:
  Purchases of investment securities available for sale                                    (253,636)    (388,716)    (902,019)
  Purchases of investment securities held to maturity                                             -      (46,125)           -
  Purchase of restricted equity securities                                                   (4,586)      (1,844)        (941)
  Proceeds from maturities, prepayments or calls of investment
    securities available for sale                                                           363,392      496,669      469,704
  Proceeds from maturities, prepayments or calls of investment
    securities held to maturity                                                              10,518        3,077            -
  Proceeds from sale of investment securities available for sale                             27,185      143,095      185,940
  Net increase in loans                                                                    (177,694)    (255,156)    (140,928)
  Purchase of bank properties and equipment                                                 (10,185)      (5,160)      (3,647)
  Proceeds from sale of bank properties and equipment                                           193        7,480           34
  Purchase of bank owned life insurance                                                      (6,800)      (6,800)     (31,800)
  Proceeds from sale of real estate owned                                                     1,473       2,907          674
  Net increase in cash realized from acquisitions / sales                                         -        7,609      238,432
                                                                                          ---------    ---------    ---------

        Net cash used in investing activities                                               (50,140)     (42,964)    (184,551)
                                                                                          ---------    ---------    ---------

FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                                                        41,285      (22,766)     122,106
  Purchase price adjustment of branch assets purchased                                            -          219            -
  Net (repayments) borrowings under line of credit and repurchase agreements                (10,743)      22,212       18,278
  Proceeds from exercise of stock options                                                       497          425          420
  Repayment of loan payable                                                                       -            -       (1,160)
  Proceeds from issuance of junior subordinated debt                                              -            -       40,000
  Redemption of junior subordinated debt                                                          -            -      (29,274)
  Payments for fractional interests resulting from stock dividend                                (8)         (10)          (6)
  Proceeds from issuance of common stock                                                        149          118       30,483
                                                                                          ---------    ---------    ---------

        Net cash provided by financing activities                                            31,180          198      180,847
                                                                                          ---------    ---------    ---------

NET INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS                                        10,560       (7,215)      16,503
CASH AND CASH  EQUIVALENTS, BEGINNING OF YEAR                                                74,902       82,117       65,614
                                                                                          ---------    ---------    ---------

CASH AND CASH  EQUIVALENTS, END OF YEAR                                                   $  85,462    $  74,902    $  82,117
                                                                                          =========    =========    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid                                                                           $  54,341    $  34,070    $  36,656
  Income taxes paid                                                                       $   7,974    $   4,987    $   7,908
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS:
  Transfer of loans and bank properties to real estate owned                              $     321    $   1,242    $   4,214
  Trust preferred issuance costs write-off                                                        -            -    $     624
  Value of shares issued for acquisition                                                          -    $  62,458            -

----------------------------------------
    See notes to consolidated financial statements

SUN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(All dollar amounts presented in the tables, except per share amounts, are in thousands)

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

The Company's principal business is to serve as a holding company for the Bank. The Bank is in the business of attracting customer deposits through their Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate, small business and non-real estate loans, as well as mortgage-backed and investment securities. Med-Vine, Inc. is a Delaware holding company whose principal business is investing in securities. Med-Vine, Inc. holds a portion of the Bank's investment portfolio. The principal business of Sun Financial Services, L.L.C. is to provide annuities and insurance products in the Bank's Community Banking Centers through a contract with a third-party licensed insurance agent. The principal business of 2020 Properties, L.L.C. is to acquire certain loans, judgments, real estate and other assets in satisfaction of debts previously contracted by the Bank. The Company's various capital trusts, collectively, the "Issuing Trusts" are presented on a deconsolidated basis. The Issuing Trusts are Delaware business trusts which hold junior subordinated debentures issued by the Company.

The Company and the Bank have their administrative offices in Vineland, New Jersey. At December 31, 2005, the Company had 75 financial service centers located throughout central and southern New Jersey, New Castle County, Delaware and in Philadelphia, Pennsylvania. The Company's outstanding common stock is traded on the Nasdaq National Market under the symbol "SNBC". The Company is subject to reporting requirements of the Securities and Exchange Commission (the "SEC"). The Bank's primary regulatory agency is the Office of the Comptroller of the Currency (the "OCC").



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

Basis of Consolidation - Effective December 31, 2003, with the adoption of FIN 46 and FIN 46 (R), Sun Capital Trust (liquidated in April 2002), Sun Capital Trust II (liquidated in December 2003), Sun Capital Trust III, Sun Capital Trust IV, Sun Capital Trust V, Sun Capital Trust VI and CBNJ Trust I collectively, the "Issuing Trusts" are presented on a deconsolidated basis.

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

In accordance with FSP 115-1/124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments, the Company evaluates its securities portfolio for other than temporary impairment throughout the year. Each investment, which has an indicative market value less than the book value is reviewed on a quarterly basis by management. Management considers at a minimum the following factors that, both individually or in combination, could indicate that the decline is other-than-temporary: 1) the length of time and extent to which the market value has been less than book value; 2) the financial condition and near-term prospects of the issuer; or 3) the intent and ability of the Company to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value. Among the factors that are considered in determining intent and ability is a review of capital adequacy, interest rate risk profile and liquidity at the Company. An impairment is recorded against individual securities if the review described above concludes that the decline in value is other than temporary. The securities portfolio as of December 31, 2005 contains no other-than-temporary impaired investments.

Loans Held for Sale - Included in loans receivable is approximately $6.2 million and $989,000 of loans held for sale at December 31, 2005 and 2004, respectively. These loans were carried at the lower of cost or estimated fair value, on an aggregate basis.

Loan Servicing Assets - The Company originates certain SBA loans for sale to institutional investors. In accordance with FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, the cost of loan sold is allocated between the servicing rights, the retained portion of the loan and the sold portion of the loan based on the relative fair values of each. The fair value of the loan servicing rights is determined by valuation techniques.

Loan servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Because loans are sold individually and not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. Impairment is measured by estimating the fair value of each individual servicing asset.

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

Bank Properties and Equipment - Land is carried at cost. Bank properties and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method based on the estimated useful lives of the assets, generally as follows:

Buildings                 40 years
Leasehold improvements    Lesser of the useful life or the remaining lease term,
                          including renewals, if applicable
Equipment                 2.5 to 10 years

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

Real Estate Owned - Real estate owned is comprised of property acquired through foreclosure and bank property that is not in use. It is carried at the lower of the related loan balance or fair value of the property based on an appraisal less estimated cost to dispose. Losses arising from foreclosure transactions are charged against the allowance for loan losses. Gains or losses subsequent to foreclosure are included in operations.

Goodwill and Intangible Assets - Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. It is not amortized but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The Company uses a third-party appraisal to assist management in identifying impairment. The Company believes that its goodwill was not impaired during 2005 and 2004.

Intangible assets consist of core deposit intangibles and Excess of Cost over Fair Value of Assets Acquired ("SFAS No. 72 Intangibles"), net of accumulated amortization. Core deposit intangibles are amortized using the straight-line method based on the characteristics of the particular deposit type.

Long-Lived Assets - Management evaluates the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impaired loss for long-lived assets and intangibles with definite lives would be based on the fair value of the asset. For the years ended December 31, 2005 and 2004 the Company recognized impairment losses of $65,000 and $177,000, respectively. For the year ended December 31, 2003 the Company did not recognize an impairment loss based on this evaluation.

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

Accounting for Derivative Financial Instruments and Hedging Activities - The Company recognizes all derivative instruments at fair value as either assets or liabilities in other assets or other liabilities on the balance sheet. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. For derivatives not designated as hedges, the gain or loss is recognized in current earnings.

Earnings Per Share - Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the year. In 2003, net income was reduced by the trust preferred issuance costs write-off to arrive at net income available to common shareholders. Diluted earnings per share is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock and common stock equivalents outstanding decreased by the number of common shares that are assumed to have been repurchased with the proceeds from the exercise of the options (treasury stock method) along with the assumed tax benefit from the exercise of non-qualified options. These purchases were assumed to have been made at the average market price of the common stock, which is based on the average price on common shares sold. Retroactive recognition has been given to market values, common stock outstanding and potential common shares for periods prior to the date of the Company's stock dividends.

Stock Dividend - On March 17, 2005, March 18, 2004, and March 19, 2003, the Company's Board of Directors declared 5% stock dividends, which were paid on
April 20, 2005, April 20, 2004, and April 21, 2003, respectively, to shareholders of record on April 6, 2005, April 6, 2004, and April 7, 2003, respectively. Accordingly, per share information for the years ended December 31, 2004 and 2003 have been restated to reflect the increased number of shares outstanding. All stock dividends are declared at the discretion of the Board.

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


Disclosure of reclassification amounts, net of taxes, for the years ended,          2005         2004          2003
-------------------------------------------------------------------------------------------------------------------

Net unrealized loss on securities available for sale during the year             $(6,198)     $(5,616)      $(3,221)
Reclassification adjustment for net gains included in net income                    (773)      (1,407)       (2,467)
                                                                                 -------      -------       -------
Net change in unrealized loss on securities available for sale                    (6,971)      (7,023)       (5,688)

Tax effect                                                                         2,311        2,568         1,940
                                                                                 -------      -------       -------
     Net of tax amount                                                           $(4,660)     $(4,455)      $(3,748)
                                                                                 =======      =======       =======

Stock-Based Compensation - In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation --Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS No. 148 amended SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Prior to the fourth quarter of 2003, the Company accounted for its granted stock options according to Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees and related interpretations. All options granted prior to 2003 had an intrinsic value of zero on the date of grant under APB No. 25, and, therefore, no stock-based employee compensation expense was recognized in the Company's consolidated financial statements. During the fourth quarter of 2003, the Company adopted, effective January 1, 2003, the fair value recognition provisions of SFAS No. 123. Under the prospective method provisions of SFAS No. 148, the recognition provisions of SFAS No. 123 were applied to all option awards granted, modified or settled after January 1, 2003.

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

At December 31, 2005, the Company had five stock-based employee compensation plans, which are described more fully in Note 17. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 using the Black-Scholes option pricing model to stock-based employee compensation to all share based awards.

                                                           For the Years Ended December 31,
                                                           --------------------------------
                                                             2005        2004        2003
                                                             ----        ----        ----
Net income, as reported                                    $ 19,521    $ 17,629    $ 13,336
Less: Trust preferred issuance costs write-off                    -           -        (624)
                                                           --------    --------    --------
Net income available to shareholders                         19,521      17,629      12,712
Add: Total stock-based employee compensation expense
  included in reported net income (net of tax)                  108          29          21
Deduct: Total stock-based employee compensation expense
  determined under fair value method (net of tax)              (419)       (616)     (1,179)
                                                           --------    --------    --------
Pro forma net income                                       $ 19,210    $ 17,042    $ 11,554
                                                           ========    ========    ========

Earnings per share:
Basic - as reported                                        $   1.08    $   1.08    $   0.98
Basic - pro forma                                          $   1.06    $   1.05    $   0.89

Diluted - as reported                                      $   1.01    $   1.01    $   0.91
Diluted - pro forma                                        $   0.99    $   0.97    $   0.82

Significant weighted average assumptions used to calculate the above fair value of the awards are as follows:

                                                               2005         2004          2003
                                                               ----         ----          ----
Fair value of options granted during the year                $ 7.04          -          $ 9.00
Risk free rate of return                                      4.40%          -           4.40%
Expected option life in months                                   96          -             120
Expected volatility                                             30%          -             40%
Expected dividends                                               -           -               -

There were no stock options granted during 2004.

Recent Accounting Principles - In December 2004, the FASB issued SFAS No. 123R (revised 2004), "Share-Based Payment," which revises SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." This Statement requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on a grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This Statement will be effective for financial statements as of the beginning of the first fiscal year that begins after June 15, 2005. As the Company previously adopted the prospective method for fair value recognition of SFAS No. 123 for all options granted after January 1, 2003, options granted prior to January 1, 2003 continue to be accounted for under APB No. 25, and related interpretations. Upon adoption of SFAS No. 123R, the Company will be required to recognize through earnings, the fair value of the remaining unvested portion of options granted prior to January 1, 2003. For fiscal year 2006, the Company expects to recognize approximately $173,000 of pre-tax expense relating to these options previously accounted for under the provisions of APB No. 25.

In June 2005, the FASB has issued Statement No. 154, "Accounting Changes and Error Corrections", a replacement of APB Opinion No. 20 and FASB Statement No.
3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. Statement 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Statement 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of this new pronouncement will depend on the Company changing an accounting principle and will be evaluated at that time.

In November 2005, the FASB issued FASB Staff Position (FSP) 115-1/124-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments". This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The Company applied the guidance in this FSP in 2005 and there was no material affect to the results of operations or the statement of financial position.

On December 19, 2005, the FASB issued FSP 94-6-1, "Terms of Loan Products That May Give Rise to a Concentration of Credit Risk". FSP 94-6-1 addresses whether, under existing guidance, non-traditional loan products represent a concentration of credit risk and what disclosures are required for entities that originate, hold, guarantee, service, or invest in loan products whose terms may give rise to a concentration of credit risk. Non-traditional loan products expose the originator, holder, investor, guarantor, or servicer to higher credit risk than traditional loan products. Typical features of non-traditional loan products may include high loan-to-value ratios and interest or principal repayments that are less than the repayments for fully amortizing loans of an equivalent term. FSP 94-6-1 was effective upon its issuance and it did not have a material impact on the Company's financial position or disclosures.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is still continuing to evaluate the impact of this pronouncement and does not expect that the guidance will have a material effect on the Company's financial position or results of operations.


3.  ACQUISITIONS

On January 19, 2006, the Company acquired Advantage Bank ("Advantage"). The merger agreement permitted Advantage shareholders to elect to receive either $19.00 in cash or .87 shares of Sun common stock subject to adjustment or proration under certain circumstances. The merger agreement also provided for an overall requirement that 50 percent of the outstanding Advantage shares be exchanged for the Company's common stock. Accordingly, the Company paid Advantage stockholders $17.3 million in cash and issued approximately 832,000 shares of the Company's common stock. On December 31, 2005, Advantage's assets totaled approximately $168 million, loan receivables, net of allowances for loan losses, were approximately $125 million, investments securities were approximately $29 million and total deposits were approximately $152 million.

On July 8, 2004, the Company acquired Community Bancorp of New Jersey ("Community") in a stock-for-stock exchange merger valued at approximately $69 million. In the merger, Community shareholders received 0.8715 shares of common stock of the Company for each issued and outstanding share of Community common stock. Approximately 3,096,000 shares of the Company's common stock were issued. At July 8, 2004, Community's assets totaled $374 million, loan receivables, net of allowances for loan losses, were $230 million, investments securities were $115 million and total deposits were $342 million. Goodwill of approximately $55 million was recorded in conjunction with this transaction. Core deposit intangibles of approximately $14 million was recorded and will be amortized over approximately nine years on a straight-line basis.

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


4.  AVERAGE RESERVE BALANCE REQUIREMENTS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain an average reserve balance with the Federal Reserve Bank. The amount of the average reserve balance for the years ended December 31, 2005 and 2004 was $100,000.

5.   INVESTMENT SECURITIES

The amortized cost of investment securities and the approximate fair value were as follows:

                                                     December 31, 2005
                                     ----------------------------------------------------
                                                        Gross        Gross     Estimated
                                     Amortized     Unrealized   Unrealized          Fair
                                          Cost          Gains       Losses         Value
                                          ----          -----       ------         -----
Available for Sale
------------------
U.S. Treasury obligations             $ 59,237             -     $   (145)      $ 59,092
U.S. Government agencies and
  mortgage-backed securities           596,823             -      (11,142)       585,681
State and municipal obligations         28,050      $    198         (354)        27,894
Other                                    3,963             -            -          3,963
                                      --------      --------     --------       --------
     Total                            $688,073      $    198     $(11,641)      $676,630
                                      ========      ========     ========       ========

Held to Maturity
----------------
Mortgage-backed securities            $ 32,445             -     $   (711)      $ 31,734
                                      ========      ========     ========       ========

                                                     December 31, 2004
                                     ----------------------------------------------------
                                                        Gross        Gross     Estimated
                                     Amortized     Unrealized   Unrealized          Fair
                                          Cost          Gains       Losses         Value
                                          ----          -----       ------         -----
Available for Sale
------------------
U.S. Treasury obligations             $ 70,069             -      $  (308)      $ 69,761
U.S. Government agencies and
  mortgage-backed securities           662,023        $  590       (5,721)       656,892
State and municipal obligations         56,695         1,268         (145)        57,818
Other                                   35,109            39         (195)        34,953
                                      --------        ------      -------       --------
     Total                            $823,896        $1,897      $(6,369)      $819,424
                                      ========        ======      =======       ========

Held to Maturity
----------------
Mortgage-backed securities            $ 43,048             -      $  (176)      $ 42,872
                                      ========        ======      =======       ========

During 2005, called or sold securities of $60.2 million resulted in a gross gain and gross loss of $843,000 and $70,000, respectively. During 2004, called or sold securities of $194.6 million resulted in a gross gain and gross loss of $1.4 million and $22,000, respectively. During 2003, called or sold securities of $215.3 million resulted in a gross gain and gross loss of $2.7 million and $276,000, respectively.

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

                                                                        December 31, 2005
                                    -----------------------------------------------------------------------------------------
                                        Less Than 12 Months            12 Months or Longer                   Total
                                    ---------------------------    ---------------------------    ---------------------------
                                                     Unrealized                     Unrealized                     Unrealized
                                       Fair Value        Losses       Fair Value        Losses       Fair Value        Losses
                                       ----------        ------       ----------        ------       ----------        ------
   U.S. Treasury obligations              $48,963        $ (35)         $ 10,129       $ (110)          $59,092       $ (145)
   U.S. Government agencies and
      mortgage-backed securities          102,670       (1,003)          514,745      (10,850)          617,415      (11,853)
   State and municipal obligations         15,975         (238)            3,381         (116)           19,356         (354)
                                         --------      -------          --------     --------          --------     --------
        Total                            $167,608      $(1,276)         $528,255     $(11,076)         $695,863     $(12,352)
                                         ========      =======          ========     ========          ========     ========
                                                                        December 31, 2004
                                    -----------------------------------------------------------------------------------------
                                        Less Than 12 Months            12 Months or Longer                   Total
                                    ---------------------------    ---------------------------    ---------------------------
                                                     Unrealized                     Unrealized                     Unrealized
                                       Fair Value        Losses       Fair Value        Losses       Fair Value        Losses
                                       ----------        ------       ----------        ------       ----------        ------
   U.S. Treasury obligations           $ 59,881       $  (121)          $ 9,880       $  (187)        $ 69,761       $  (308)
   U.S. Government agencies and
      mortgage-backed securities        559,499        (4,280)           62,323        (1,617)         621,822        (5,897)
   State and municipal obligations       13,883           (92)              512           (53)          14,395          (145)
   Other securities                      23,903          (195)                -             -           23,903          (195)
                                       --------       -------           -------       -------         --------       -------
        Total                          $657,166       $(4,688)          $72,715       $(1,857)        $729,881       $(6,545)
                                       ========       =======           =======       =======         ========       =======


At December 31, 2005, 99.5% of the unrealized losses in the security portfolio were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and other securities rated investment grade by at least one bond credit rating service. The Company believes that the price movements in these securities are dependent upon the movement in market interest rates particularly given the negligible inherent credit risk for these securities. At December 31, 2005, the unrealized loss in the category 12 months or longer of $11.1 million consisted of 79 securities having an aggregate unrealized loss of 2.0%. The securities represented U.S. Treasury, Federal Agency issues and nine securities currently rated Aaa by at least one bond credit rating services. At December 31, 2005, securities in a gross unrealized loss position for less than twelve months consisted of 50 securities having an aggregate unrealized loss of 0.8% from the Bank's amortized cost basis.


The maturity schedule of the investment in debt securities at December 31, 2005 was as follows:

                                                                              Available for Sale           Held to Maturity
                                                                           ---------------------------------------------------
                                                                           Amortized     Estimated     Amortized     Estimated
                                                                                Cost    Fair Value          Cost    Fair Value
                                                                           ---------    ----------     ---------    ----------
Due in one year or less                                                     $266,027      $264,036             -             -
Due after one year through five years                                        115,701       112,906             -             -
Due after five years through ten years                                         1,226         1,256             -             -
Due after ten years                                                            8,829         8,893             -             -
                                                                            --------      --------       -------       -------
                                                                            $391,783      $387,091             -             -

Mortgage-backed securities                                                  $296,290      $289,539       $32,445       $31,734
                                                                            --------      --------       -------       -------
   Total                                                                    $688,073      $676,630       $32,445       $31,734
                                                                            ========      ========       =======       =======

At December 31, 2005, $225.6 million of U.S. Treasury Notes and U.S. Government Agency securities was pledged to secure public deposits.

6.  LOANS

The components of loans were as follows:

                                                         December 31,
                                                -------------------------------
                                                    2005                2004
                                                    ----                ----
Commercial and industrial                       $ 1,732,202         $ 1,603,868
Home equity                                         155,561             122,735
Second mortgages                                     53,881              50,541
Residential real estate                              30,162              26,117
Other                                                78,410              66,497
                                                -----------         -----------
  Total gross loans                               2,050,216           1,869,758

Allowance for loan losses                           (22,463)            (22,037)
                                                -----------         -----------
  Loans, net                                    $ 2,027,753         $ 1,847,721
                                                ===========         ===========

Non-accrual loans                               $     9,957         $    13,457
                                                ===========         ===========

There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 2005. The gross interest income that would have been recorded if the above non-accrual loans had been current in accordance with their original terms was $755,000, $1.0 million, and $1.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. The amount of interest included in net income on these loans for the years ended December 31, 2005, 2004 and 2003 was $119,000, $274,000, and $534,000, respectively.

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 2005 and 2004, along with an analysis of the activity for the years ended December 31, 2005 and 2004, is summarized as follows:

                                                        For the Years Ended
                                                           December 31,
                                                     --------------------------
                                                       2005              2004
                                                       ----              ----
Balance, beginning of year                           $ 43,744          $ 27,204
Additions                                              18,545            20,368
Repayments                                             (2,906)           (3,828)
                                                     --------          --------
Balance, end of year                                 $ 59,383          $ 43,744
                                                     ========          ========

Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $875.4 million and $756.9 million at December 31, 2005 and 2004, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

Most of the Company's business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market.

7.  ALLOWANCE FOR LOAN LOSSES

An analysis of the change in the allowance for loan losses is as follows:

                                                      For the Years Ended December 31,
                                                      --------------------------------
                                                        2005        2004        2003
                                                        ----        ----        ----
Balance, beginning of year                            $ 22,037    $ 17,614    $ 16,408
Charge-offs                                             (2,641)     (1,382)     (4,380)
Recoveries                                                 757         793         761
                                                      --------    --------    --------
   Net charge-offs                                      (1,884)       (589)     (3,619)
Provision for loan losses                                2,310       2,075       4,825
Purchased allowance resulting from bank acquisition          -       2,937           -
                                                      --------    --------    --------
Balance, end of year                                  $ 22,463    $ 22,037    $ 17,614
                                                      ========    ========    ========

Loans   collectively   evaluated  for  impairment  include  consumer  loans  and
residential real estate loans, and are not included in the data that follow:

                                                                       December 31,
                                                                 ----------------------
                                                                   2005          2004
                                                                   ----          ----
Impaired loans with related allowance for loan losses
  calculated under SFAS No. 114                                   $ 7,954       $23,346
Impaired loans with no related allowance for loan losses
  calculated under SFAS No. 114                                    10,061         9,775
                                                                  -------       ------
     Total impaired loans                                         $18,015       $33,121
                                                                  =======       =======
Valuation allowance related to impaired loans                     $ 2,381        $3,332
                                                                  =======        ======

                                                                For the Years Ended
                                                                   December 31,
                                                          ----------------------------
                                                            2005     2004      2003
                                                            ----     ----      ----
Average impaired loans                                    $31,181   $35,991   $34,715
                                                          =======   =======   =======
Interest income recognized on impaired loans              $   994   $ 2,315   $ 2,177
                                                          =======   =======   =======
Cash basis interest income recognized on impaired loans   $   494   $   209   $ 2,311
                                                          =======   =======   =======

8.  RESTRICTED EQUITY INVESTMENTS

The cost of restricted equity investments was as follows:

                                                               December 31,
                                                          ----------------------
                                                            2005          2004
                                                            ----          ----
Federal Reserve Bank stock                                $ 8,122        $ 5,563
Federal Home Loan Bank stock                               11,761          9,734
Atlantic Central Bankers Bank stock                           108            108
                                                          -------        -------
  Total                                                   $19,991        $15,405
                                                          =======        =======

9.  BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment consist of the following major classifications:

                                                              December 31,
                                                       -------------------------
                                                          2005            2004
                                                          ----            ----
Land                                                   $  5,366        $  5,366
Buildings                                                17,503          17,676
Capital lease                                             5,400               -
Leasehold improvements and equipment                     34,003          29,850
                                                       --------        --------
                                                         62,272          52,892
Accumulated depreciation                                (20,162)        (16,062)
                                                       --------        --------
Total                                                  $ 42,110        $ 36,830
                                                       ========        ========

10.  REAL ESTATE OWNED

Real estate owned consisted of the following:

                                                               December 31,
                                                         -----------------------
                                                          2005             2004
                                                          ----             ----
Commercial properties                                    $1,066           $2,424
Residential properties                                       62              178
Bank properties                                             321              309
                                                         ------           ------
Total                                                    $1,449           $2,911
                                                         ======           ======


Expenses applicable to real estate owned include the following:

                                                    For the Years Ended December 31,
                                                    -------------------------------
                                                     2005         2004         2003
                                                     ----         ----         ----
Net gain on sales of real estate                    $(198)       $(220)       $(707)
Operating expenses, net of rental income              150          280          110
                                                    -----        -----        -----
Total                                               $ (48)       $  60        $(597)
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

In the fourth quarter 2005 and 2004, the Company performed, with the assistance of an independent third party other than its independent auditors, its annual impairment test of goodwill as required under the SFAS Nos. 142 and 147. Such testing is based upon a number of factors, which are based upon assumptions and management judgments. These factors include among other things, future growth rates, discount rates and earnings capitalization rates. The test indicated that no impairment charge was necessary for the years ended December 31, 2005 and 2004.

Changes in the carrying amount of goodwill are as follows:

                                                            For the Years Ended
                                                               December 31,
                                                        ------------------------
                                                           2005           2004
                                                           ----           ----
Balance, beginning of year                              $ 104,969      $  50,600
Goodwill resulting from business combination                    -         54,369
Purchase price adjustments                                    (78)             -
                                                        ---------      ---------
Balance, end of year                                    $ 104,891      $ 104,969
                                                        =========      =========


Information regarding the Company's intangible assets subject to amortization is as follows:

                                                                                       December 31, 2005
                                                                             ------------------------------------
                                                                             Carrying     Accumulated
                                                                               Amount    Amortization         Net
                                                                               ------    ------------         ---
Core Deposit Premium                                                          $46,132        $22,671      $23,461
Excess of cost over fair value of assets acquired                              17,698         11,220        6,478
                                                                              -------        -------      -------
     Total intangible assets                                                  $63,830        $33,891      $29,939
                                                                              =======        =======      =======
                                                                                       December 31, 2004
                                                                             -------------------------------------
                                                                             Carrying     Accumulated
                                                                               Amount    Amortization         Net
                                                                               ------    ------------         ---
Core Deposit Premium                                                          $46,132         $18,906     $27,226
Excess of cost over fair value of assets acquired                              17,698          10,171       7,527
                                                                              -------         -------     -------
     Total intangible assets                                                  $63,830         $29,077     $34,753
                                                                              =======         =======     =======


Changes in the carrying amount of Company's intangible assets for the year ended December 31, 2005 are as follows:

Balance, beginning of year                                          $34,753
Intangible assets associated with sold branch                          (315)
Amortization expense                                                 (4,499)
                                                                    -------
Balance, end of year                                                $29,939
                                                                    =======

Information regarding the Company's amortization expense follows:


Actual for Year Ended December 31,
     2003                                                             3,696
     2004                                                             5,268
     2005                                                             4,499
Expected for Year Ending December 31,
     2006                                                             4,390
     2007                                                             4,375
     2008                                                             4,375
     2009                                                             4,119
     2010                                                             3,350
     Thereafter                                                       9,330
                                                                    -------
        Total                                                       $29,939
                                                                    =======

12.  DEPOSITS

Deposits consist of the following major classifications:

                                                                                 December 31,
                                                                           -----------------------
                                                                              2005          2004
                                                                              ----          ----
 Interest bearing demand deposits                                         $  886,773    $  793,290
 Non-interest bearing demand deposits                                        529,878       543,601
 Savings deposits                                                            386,821       452,726
 Time deposits under $100,000                                                443,535       410,632
 Time deposits $100,000 or more                                              224,641       230,114
                                                                          ----------    ----------
 Total                                                                    $2,471,648    $2,430,363
                                                                          ==========    ==========

A summary of time deposits by year of maturity is as follows:


Years Ending December 31,
2006                                                             $420,624
2007                                                              101,631
2008                                                               57,483
Thereafter                                                         88,438
                                                                 --------
Total                                                            $668,176
                                                                 ========

A summary of interest expense on deposits is as follows:

                                                     For the Years Ended December 31,
                                                   ------------------------------------
                                                     2005          2004          2003
                                                     ----          ----          ----
 Savings deposits                                  $ 4,986       $ 3,440       $ 3,968
 Time deposits                                      20,342        13,421        12,105
 Interest-bearing demand deposits                   16,099         7,200         7,407
                                                   -------       -------       -------
 Total                                             $41,427       $24,061       $23,480
                                                   =======       =======       =======

13.  ADVANCES FROM THE FEDERAL HOME LOAN BANK

The Company's fixed rate, long-term debt of $124.5 million matures through 2018. At December 31, 2005 and 2004, the interest rates on fixed-rate, long-term debt ranged from 3.30% to 6.50% and 1.88% to 6.50%, repectively. At December 31, 2005 and 2004, the weighted average interest rate on fixed-rate, long-term debt was 4.56% and 4.32%, respectively. Included in the above amount was one $25.0 million fixed-rate advance which was convertible on October 12, 2005. This advance remained fixed at December 31, 2005, however the FHLB now has the option to convert this advance to floating at the current market rates at each quarter until it matures in 2007. The Company has the option of replacing the funding or repaying the advance.

The contractual maturities of the Company's fixed-rate, long-term debt at December 31, 2005 are as follows:


Due in 2006                                        $  5,396
Due in 2007                                          45,822
Due in 2008                                          41,368
Due in 2009                                          12,338
Thereafter                                           19,622
                                                   --------
Total long-term debt                               $124,546
                                                   ========

14.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company has overnight repurchase agreements with customers as well as repurchase agreements with the FHLB. At December 31, 2005 and 2004, customer repurchase agreements were $59.0 million and $59.6 million, respectively with interest rates ranging from 3.13% to 3.95% and 0.93% to 2.20%, respectively. Interest expense on customer repurchase agreements was $2.0 million, $471,000 and $348,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Collateral for customer repurchase agreements consisted of U.S. Treasury notes or securities issued or guaranteed by one of the Government Sponsored Enterprises. The fair value of the collateral was approximately equal to the amounts outstanding.

At December 31, 2005 and 2004 the Company had $60.0 million and $50.0 million of FHLB repurchase agreements with a weighted interest rate of 4.22% and 2.43% respectively. Interest expense on FHLB repurchase agreements was $707,000 and $68,000 for the years ended December 31, 2005 and 2004. No interest expense was recorded for the year ended December 31, 2003. Collateral for the FHLB repurchase agreements consisted of securities issued or guaranteed by one of the Government Sponsored Enterprises. The fair value of the collateral was approximately equal to the amount outstanding. There were no FHLB repurchase agreements outstanding at December 31, 2003.


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

As a result of the adoption of FIN 46 and FIN 46 (R), the Company deconsolidated all the Issuer Trusts. The junior subordinated debentures issued by the Company to the Issuer Trusts, totaling $77.3 million, are reflected in the Company's consolidated statement of financial position in the liabilities section at both December 31, 2005 and December 31, 2004, under the caption "Junior subordinated debentures." The Company records interest expense on the corresponding debentures in its consolidated statements of income. The Company also recorded the common capital securities issued by the Issuer Trusts in "Other assets" in its consolidated statement of financial position at December 31, 2005 and 2004.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Trust as of December 31, 2005.

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


16.  STOCK REPURCHASE PLAN

In February 2002, the Board of Directors of the Company authorized the initiation of a stock repurchase plan covering up to approximately 388,000 shares, adjusted for stock dividends, of the Company's outstanding common stock. The repurchases were made from time to time in open-market transactions, subject to the availability of the stock. The Company has reissued all repurchased shares as part of its 5% stock dividend declared and paid in 2005.


17.  STOCK OPTION PLANS

In March 2004, the Board of Directors of the Company adopted a Stock-Based Incentive Plan (the "2004 Stock Plan"). The 2004 Stock Plan authorizes the issuance of 472,500 shares of common stock pursuant to awards that may be granted in the form of options to purchase common stock ("Options") and awards of shares of common stock ("Stock Awards"). The maximum number of Stock Awards may not exceed 52,500 shares. The purpose of the 2004 Stock Plan, as with all of the Company's stock-based incentive plans, is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, advisory directors, employees and other persons to promote the success of the Company. Under the 2004 Stock Plan, options expire ten years after the date of grant, unless terminated earlier under the option terms. For both Stock Options and Stock Awards, a Committee of non-employee directors has the authority to determine the conditions upon which the options granted will vest. As of March 18, 2004, the effective date of the 2004 Stock Plan, each director and advisory director of the Company received board meeting fees in the form of stock awards. All awards were immediately vested upon issuance. At December 31, 2005 there were 33,927 awards issued from the 2004 Stock Plan since it's inception. During 2005, 124,000 options were granted under the 2004 Stock Plan. These options were granted at the then fair market value of the Company's stock and will vest evenly over five years.

In July 2004, as a result of the Community acquisition, the Company assumed stock options previously granted under the Community Plans. Upon merger, all stock options under the Community Plans became fully vested and were converted to

Sun Bancorp Inc. stock options. The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Community Plans are both incentive and non-qualified and expire from 2007 through 2013. There are 318,594 stock options outstanding under these plans at December 31, 2005. No additional stock options will be granted under these plans.

In January  2002,  the Board of Directors of the Company  adopted a Stock Option
Plan (the "2002 Plan"). Options granted under the 2002 Plan may be either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. There are 910,414 shares authorized for grants of options under the 2002 Plan. The grant of reload options is authorized under the 2002 Plan. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an "original option") by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the reload feature will reduce the total number of shares eligible for award under the Plan. Under the 2002 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The qualified incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 2002 Plan generally allows 20% of options granted to employees to vest six months after the date of grant, and 20% for each of the next four anniversaries of the grant, subject to employment and other conditions. The vesting provision of the 2002 Plan generally allows options granted to directors to vest as of the date of grant. At December 31, 2005, there were 905,062 options outstanding with the reload feature under the 2002 Plan.

In 1997, the Company adopted a Stock Option Plan (the "1997 Plan"). Options granted under the 1997 Plan may be either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. Options granted under the 1997 Plan are at the estimated fair value at the date of grant. There are 1,309,142 shares authorized for grants of options under the 1997 Plan. At December 31, 2005, there were 1,295,299 options outstanding with the reload feature under the 1997 Plan.

In 1995, the Company adopted a Stock Option Plan (the "1995 Plan"). There are 523,856 shares authorized for grants of options under the 1995 Plan. Options granted under the 1995 Plan were either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. Options granted under the 1995 Plan were at the estimated fair value at the date of grant.

Under the 1995 and 1997 Plans, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 1997 Plan generally allows for 50% of options to vest one year after the date of grant, and 50% two years after the date of grant, subject to employment and other conditions. All shares granted under the 1995 Plan are fully vested as of December 31, 2005.

There are no equity compensation plans issued by the Company that were not approved by the shareholders.

Options outstanding under the 1995, 1997, 2002, 2004 and the Community Plans, adjusted for 5% stock dividends granted where appropriate, are as follows:

                                                                             Incentive   Nonqualified  Total
                                                                             ---------   ------------  -----
Options granted and outstanding:
  December 31, 2005 at prices ranging from $4.78 to $22.69 per share         651,401     2,515,410    3,166,811
                                                                             =======     =========    =========

  December 31, 2004 at prices ranging from $3.53 to $22.69 per share         542,881     2,739,145    3,282,026
                                                                             =======     =========    =========

  December 31, 2003 at prices ranging from $3.53 to $17.19 per share         559,561     2,431,275    2,990,836
                                                                             =======     =========    =========

Activity in the stock option plans for the period beginning January 1, 2003 and ending December 31, 2005 was as follows:

                                                                                          Weighted
                                                                              Number      Exercise
                                                                           of Shares         Price       Options
                                                                         Outstanding     Per Share   Exercisable
                                                                         -----------     ---------   -----------
January 1, 2003                                                            3,023,683       $  9.24     2,036,308
                                                                                                       =========
    Granted                                                                   16,537       $ 17.19
    Exercised                                                                (38,080)      $ 10.00
    Expired                                                                  (11,304)      $ 11.34
                                                                           ---------
December 31, 2003                                                          2,990,836       $  9.26     2,279,016
                                                                           ---------                   =========
    Granted                                                                       --
    Assumed in connection with Community merger                              350,551       $  9.49
    Exercised                                                                (45,628)      $  9.04
    Expired                                                                  (13,733)      $ 22.13
                                                                           ---------
December 31, 2004                                                          3,282,026       $  9.23     2,802,434
                                                                           ---------                   =========
    Granted                                                                  124,000       $ 21.25
    Exercised                                                               (237,717)      $  3.85
    Expired                                                                   (1,498)      $ 14.31
                                                                           ---------
December 31, 2005                                                          3,166,811       $ 10.11     2,795,205
                                                                           =========                   =========

The following table summarizes stock options outstanding at December 31, 2005:

                                     Options Outstanding                             Options Exercisable
                    -------------------------------------------------------  -------------------------------------
                                              Weighted
                          Number of            Average             Weighted                              Weighted
          Range of          Options          Remaining              Average           Options             Average
    Exercise Price      Outstanding   Contractual Life       Exercise Price       Exercisable      Exercise Price
---------------------------------------------------------------------------  -------------------------------------
$ 4.78 - $ 6.99             783,074         1.75 years             $ 5.98             783,074             $ 5.98
$ 7.87 - $ 9.83           1,286,524         5.87 years             $ 9.64           1,068,963             $ 9.60
$10.45 - $11.80             486,769         4.26 years             $10.71             466,645             $10.68
$12.79 - $22.69             610,444         4.54 years             $15.90             476,523             $14.49
                          ---------                                                 ---------
                          3,166,811                                                 2,795,205
                          =========                                                 =========

18.  EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan ("ESPP") and a Directors Stock Purchase Plan ("DSPP") (collectively, the "Purchase Plans") wherein 439,049 shares were reserved for issuance pursuant to the Purchase Plans. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2005 and 2004, there were 7,315 shares and 7,888 shares, respectively, purchased through the ESPP. For the years ended December 31, 2005 and 2004, there were 2,396 shares and 2,337 shares, respectively, purchased through the DSPP. At December 31, 2005, there were 207,289 and 11,843 shares remaining in the ESPP and DSPP, respectively.

19.  BENEFITS

The Company has established a 401(k) Retirement Plan (the "401(k) Plan") for all qualified employees. Employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. The Company's match begins after one year of service. Vesting in the Company's contribution accrues over four years at 25% each year. Pursuant to the 401(k) Plan, employees could contribute up to 75% of their compensation to a maximum allowed by law. The Company matches 50% of the employee contribution, up to 6% of compensation. The Company match consists of a contribution of Company common stock, at market value. Prior to August 2005, the Company's contributions were purchased through a broker by the directed trustee. Beginning in August 2005, the Company issued shares of its common stock as its contribution. The Company's contribution to the 401(k) Plan was $566,000, $486,000 and $414,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The Company expensed $36,000, $26,000 and $23,000 during 2005, 2004 and 2003, respectively, to administer and audit the 401(k) Plan.


20.  COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

Letters of Credit

In the normal course of business, the Bank has various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $67.8 million and $51.2 million at December 31, 2005 and 2004, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial position of the Company will not be affected materially by the final outcome of any contingent liabilities and commitments.

Leases

Certain office space of the Company and the Bank is leased from companies affiliated with the Chairman of the Company's Board of Directors under separate agreements with the Company. Terms of these three agreements at December 31, 2005 are as follows.


Expiration date                       October 2017                 March 2010                 August 2025*
Annual rental payment                    $1,091                       $40                         $450
Renewal option remaining                   N/A                        N/A                  4 five-year terms
Annual rental increases                    CPI                       Fixed                       Fixed

* This lease is recorded as a $5.4 million obligation under capital lease in other liabilities at December 31, 2005. The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2005.


2006                                                  $   450
2007                                                      450
2008                                                      450
2009                                                      450
2010                                                      450
Therafter                                               8,583
                                                      -------
    Total                                             $10,833
Less: amount representing interest                      5,433
                                                      -------
Present value of net minimum lease payments           $ 5,400
                                                      =======

Certain office space of the Bank is leased from companies affiliated with certain Directors under separate agreements with the Bank. Terms of these two agreements at December 31, 2005 are as follows.

Expiration date                                                  December 2011                February 2010
Annual rental payment                                                 $132                        $96
Renewal option remaining                                       2 five-year terms                  N/A
Annual rental increases                                              Fixed                       Fixed


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

The following table shows future minimum payments under non-cancelable leases with initial terms of one year or more at December 31, 2005. Future minimum receipts under sub-lease agreements are not material.


2006                                                           $ 4,791
2007                                                             4,323
2008                                                             4,180
2009                                                             3,551
2010                                                             2,896
Thereafter                                                      24,112
                                                               -------
     Total                                                     $43,853
                                                               =======

Rental expense included in occupancy expense for all operating leases was $4.8 million, $4.8 million, and $3.7 million for the years ended December 31, 2005, 2004 and 2003, respectively.


21.  DERIVATIVE INTRUMENTS AND HEDGING ACTIVITIES

Beginning in 2004, the Company utilized certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. As of December 31, 2005, derivative financial instruments have been entered into to hedge the interest rate risk associated with the Bank's commercial lending activity. In general, the derivative transactions fall into one of two types, a bank hedge of a specific fixed rate loan or a hedged derivative offering to a Bank customer. In those transactions in which the Bank hedges a specific fixed rate loan, the derivative is executed for periods that match the related underlying exposures and do not constitute positions independent of these exposures. For derivatives offered to Bank customers, the economic risk of the customer transaction is offset by a mirror position with a non-affiliated third party.

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

Information pertaining to outstanding interest rate swap agreements was as follows:

                                                                          December 31,
                                                                -----------------------------
                                                                   2005                 2004
                                                                   ----                 ----
Notional Amount                                                 $36,795              $23,473
Weighted average pay rate                                         6.59%                6.53%
Weighted average receive rate                                     6.30%                4.25%
Weighted average maturity in years                                  7.4                  8.5
Unrealized gain (loss) relating to interest rate swaps          $   450              $ (283)


Customer Derivatives

During 2005 and 2004, Company entered into several commercial loan swaps in order to provide commercial loan clients the ability to swap from variable to fixed interest rates. Under these agreements, the Company enters into a variable rate loan agreement with a client in addition to a swap agreement. This swap agreement effectively swaps the client's variable rate loan into a fixed rate loan. The Company then enters into a corresponding swap agreement with a third party in order to swap its exposure on the variable to fixed rate swap on the commercial loan. At December 31, 2005 and 2004, the notional amount of such arrangements was $290.2 million and $20.9 million respectively. As the interest rate swaps with the clients and third parties are not designated as hedges under FAS No. 133, the instruments are marked to market in earnings. As the interest rate swaps are structured to offset each other, changes in market values will have no earnings impact.

22.  INCOME TAXES

The income tax provision consists of the following:

                                                    For the Years Ended
                                                       December 31,
                                          --------------------------------------
                                           2005            2004            2003
                                           ----            ----            ----
Current                                   $9,137          $1,174          $5,104
Deferred                                     175           6,407             342
                                          ------          ------          ------
     Total                                $9,312          $7,581          $5,446
                                          ======          ======          ======

Of the $6.4 million deferred income tax expense for the year ended December 31, 2004, $5.5 million related to the core deposit intangible amortization for the Community Bank of New Jersey acquisition during 2004.

Items that gave rise to significant portions of the deferred tax accounts are as follows:

                                                                                  December 31,
                                                                             ---------------------
                                                                               2005          2004
                                                                               ----          ----
Deferred tax asset:
  Allowance for loan losses                                                  $ 9,310       $ 8,816
  Goodwill amortization                                                        1,126         2,200
  Unrealized loss on investment securities                                     4,017         1,707
  Other                                                                          183             -
                                                                             -------       -------
      Total deferred tax asset                                                14,636        12,723
Deferred tax liability:
  Core deposit intangible amortization                                       (4,691)       (5,522)
  Property                                                                   (1,632)       (1,579)
  Deferred loan fees                                                         (1,552)         (971)
  Other                                                                            -          (25)
                                                                             -------       -------
      Total deferred tax liability                                           (7,875)       (8,097)
                                                                             -------       -------
          Net deferred tax asset                                             $ 6,761       $ 4,626
                                                                             =======       =======

At December 31, 2005 and 2004, there was no valuation allowance recognized for deferred tax assets.

The provision for income taxes differs from that computed at the statutory rate as follows:

                                                                                For the Years Ended
                                                                                   December 31,
                                                                 -------------------------------------------------
                                                                     2005              2004              2003
                                                                     ----              ----              ----
                                                                  Amount     %     Amount     %     Amount     %
                                                                  ------     -     ------     -     ------     -
 Tax computed at the statutory rate                              $10,090   35.0    $8,824    35.0   $6,574    35.0
 Surtax exemption                                                      -      -      (252)   (1.0)    (188)   (1.0)
 Increase (decrease) in charge resulting from:
   Tax exempt interest (net)                                       (436)  (1.5)      (640)   (2.5)    (819)   (4.4)
   Bank Owned Life Insurance                                       (673)  (2.3)      (628)   (2.5)    (345)   (1.8)
   Other, net                                                        331    1.1       277     1.1      224     1.2
                                                                 -------   ----    ------    ----   ------    ----
        Total                                                    $ 9,312   32.3    $7,581    30.1   $5,446    29.0
                                                                 =======   ====    ======    ====   ======    ====

23.  EARNINGS PER SHARE

Earnings per share were calculated as follows:

                                                                              For the Years Ended December 31,
                                                                            ------------------------------------
                                                                               2005          2004          2003
                                                                               ----          ----          ----
Net income                                                                   $19,521       $17,629       $13,336
Less: Trust Preferred issuance costs write-off                                    --            --           624
                                                                             -------       -------       -------
Net income available to common shareholders                                  $19,521       $17,629       $12,712
                                                                             =======       =======       =======

Dilutive stock options outstanding                                         3,082,059     2,980,269     2,860,417
Average exercise price per share                                              $ 9.53        $ 9.25        $ 9.23
Average market price - diluted                                                $21.22        $21.63        $17.16

Average common shares outstanding                                         18,154,586    16,249,956    13,034,687
Increase in shares due to exercise of options - diluted                    1,205,310     1,285,333     1,005,437
                                                                          ----------    ----------    ----------
Adjusted shares outstanding - diluted                                     19,359,896    17,535,289    14,040,124
                                                                          ==========    ==========    ==========

Net earnings per share - basic                                                 $1.08         $1.08         $0.98
Net earnings per share - diluted                                               $1.01         $1.01         $0.91

Options  that could  potentially  dilute  basic EPS in the future that were not included in the computation of diluted EPS because to
do so would have been antidilutive for the period presented                   59,752        15,201            --


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

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Permission from the Office of the Comptroller of the Currency (the "OCC") is required if the total of dividends declared in a calendar year exceeds the total of the Bank's net profits, as defined by the OCC, for that year, combined with its retained net profits of the two preceding years. The amount available for payment of dividends to the Company by the Bank totaled $47.2 million at December 31, 2005.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2005, that the Company and the Bank meet all applicable capital adequacy requirements.

As of December 31, 2005, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total Capital, Tier 1 Capital and Leverage Ratios as set forth in the table below.

                                                                                           To be Well-capitalized
                                                                         Required for           Under Prompt
                                                                       Capital Adequacy      Corrective Action
                                                     Actual                Purposes              Provisions
                                             ---------------------------------------------------------------------
                                                Amount      Ratio      Amount      Ratio     Amount       Ratio
                                                ------      -----      ------      -----     ------       -----
At December 31, 2005
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                           $266,379     11.11%    $191,814      8.00%        N/A
    Sun National Bank                           $251,410     10.50%    $191,499      8.00%   $239,374      10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                           $243,196     10.14%     $95,907      4.00%        N/A
    Sun National Bank                           $228,227      9.53%     $95,750      4.00%   $143,624       6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                           $243,196      8.20%    $118,702      4.00%        N/A
    Sun National Bank                           $228,227      7.70%    $118,528      4.00%   $148,160       5.00%

At December 31, 2004
  Total Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                          $239,830     10.80%    $177,732      8.00%        N/A
    Sun National Bank                          $222,968     10.06%    $177,260      8.00%   $221,575      10.00%
  Tier I Capital (to Risk-Weighted Assets):
    Sun Bancorp, Inc.                          $217,263      9.78%     $88,866      4.00%        N/A
    Sun National Bank                          $200,401      9.04%     $88,630      4.00%   $132,945       6.00%
  Leverage Ratio:
    Sun Bancorp, Inc.                          $217,263      7.51%    $115,792      4.00%        N/A
    Sun National Bank                          $200,401      6.94%    $115,518      4.00%   $144,397       5.00%

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

                                                                December 31, 2005          December 31, 2004
                                                             -----------------------------------------------------
                                                                          Estimated                   Estimated
                                                              Carrying         Fair      Carrying          Fair
                                                                Amount        Value        Amount         Value
                                                                ------        -----        ------         -----
 Assets:
   Cash and cash equivalents                                   $ 85,462     $ 85,462      $ 74,902      $ 74,902
   Investment securities available for sale                     676,630      676,630       819,424       819,424
   Investment securities held to maturity                        32,445       31,734        43,048        42,872
   Loans receivable, net                                      2,027,753    2,024,915     1,847,721     1,891,201
   Restricted equity investments                                 19,991       19,991        15,405        15,405
 Liabilities:
   Demand deposits                                            1,416,651    1,416,651     1,336,891     1,336,891
   Savings deposits                                             386,821      386,821       452,726       452,726
   Time deposits                                                668,176      656,864       640,746       640,369
   FHLB advances                                                124,546      122,344       144,669       148,836
   Junior subordinated debentures                                77,322       84,356        77,322        73,724
   Securities sold under agreements to repurchase - customer     59,021       59,021        59,641        59,641
   Securities sold under agreements to repurchase -FHLB          60,000       60,000        50,000        50,000

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2005 and 2004. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 2005 and 2004, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.


26.  INTEREST RATE RISK

The Company's exposure to interest rate risk results from the difference in maturities and repricing characteristics of the interest-bearing liabilities and interest-earning assets and the volatility of interest rates. At December 31, 2005, the Company was asset sensitive, that is the Company's assets had shorter maturity or repricing terms than its liabilities. Generally, an asset sensitive position will benefit the Company's earnings during periods of rising rates and will tend to negatively impact earnings during periods of declining interest rates. Conversely, a liability sensitive position would benefit the Company during periods of declining rates and negatively impact earnings in a period of increasing interest rates. Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities.


27.  CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY


The condensed financial statements of Sun Bancorp, Inc. are as follows:

 Condensed Statements of Financial Condition                  December 31,
                                                         -----------------------
                                                            2005         2004
                                                         --------       --------
Assets
Cash                                                     $  4,608       $  9,544
Investments in subsidiaries:
     Bank subsidiary                                      355,683        337,358
     Non-bank subsidiaries                                  2,322          2,322
Accrued interest and other assets                          12,138          8,983
                                                         --------       --------
    Total                                                $374,751       $358,207
                                                         ========       ========

Liabilities and Shareholders' Equity
Junior subordinated debentures                           $ 77,322       $ 77,322
Other liabilities                                           1,776          1,665
                                                         --------       --------
    Total liabilities                                      79,098         78,987

Shareholders' equity                                      295,653        279,220
                                                         --------       --------
    Total                                                $374,751       $358,207
                                                         ========       ========

 Condensed Statements of Income
                                                                             For the Years Ended December 31,
                                                                            -----------------------------------
                                                                              2005         2004         2003
                                                                              ----         ----         ----
 Net interest expense                                                       $(5,165)     $(3,614)     $(4,227)
 Management fee                                                               4,601        4,097        2,602
 Other expenses                                                              (4,385)      (3,927)      (2,613)
                                                                            -------      -------      -------
 Loss before equity in undistributed income of subsidiaries
      and income tax benefit                                                 (4,949)      (3,444)      (4,238)
 Equity in undistributed income of subsidiaries                              22,747       19,892       16,427
 Income tax benefit                                                           1,723        1,181        1,147
                                                                            -------      -------      -------
 Net income                                                                 $19,521      $17,629      $13,336
                                                                            =======      =======      =======

 Condensed Statements of Cash Flows
                                                                             For the Years Ended December 31,
                                                                            -----------------------------------
                                                                              2005         2004         2003
                                                                              ----         ----         ----
 Operating activities:
   Net income                                                               $ 19,521     $ 17,629     $ 13,336
   Adjustments to reconcile net income to
     net cash used in operating activities -
     Undistributed income of subsidiaries                                    (22,747)     (19,892)     (16,427)
     Stock based compensation                                                    180            -            -
   Changes in assets and liabilities which (used) provided cash:
     Accrued interest and other assets                                        (3,079)      (1,163)      (2,596)
     Accounts payable and accrued expenses                                       112          680          119
                                                                            --------     --------     --------
              Net cash used in operating activities                           (6,013)      (2,746)      (5,568)
                                                                            --------     --------     --------
 Investing activities -
   Cash proceeds from bank acquisition                                            --        4,134           --
   Dividends from subsidiary                                                   4,685        3,454        4,189
   Capital contribution to banking subsidiary                                 (5,000)     (12,007)     (31,000)
                                                                            --------     --------     --------
            Net cash used in investing activities                               (315)      (4,419)     (26,811)
                                                                            --------     --------     --------
 Financing activities:
   Proceeds from issuance of Trust Preferred Securities                           --           --       40,000
   Redemption of Trust Preferred Securities                                       --           --      (29,274)
   Cash (paid) received for exercise of stock options                            497          425          420
   Proceeds from issuance of common stock                                        903          434       30,717
   Payments for fractional interests resulting from stock dividend                (8)         (10)          (6)

                                                                            --------     --------     --------
            Net cash provided by financing activities                          1,392          849       41,857
                                                                            --------     --------     --------
                                                                                                         2,095
 (Decrease) increase in cash                                                  (4,936)      (6,316)       9,478
 Cash, beginning of year                                                       9,544       15,860        6,382
                                                                            --------     --------     --------

 Cash, end of year                                                          $  4,608     $  9,544     $ 15,860
                                                                            ========     ========     ========

28. SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for each of the last two years restated for stock dividends (amounts are in thousands, except per share amounts).

                                                                         Three Months Ended
                                                      ------------------------------------------------------------
                                                        December 31,   September 30,  June 30,       March 31,
                                                        ------------   -------------  --------       ---------
2005
Interest income                                            $40,335        $39,356        $37,638        $35,900
Interest expense                                            15,643         14,840         13,559         11,672
                                                           -------        -------        -------        -------
Net interest income                                         24,692         24,516         24,079         24,228
Provision for loan losses                                      520            500            765            525
Non-interest income                                          4,399          4,612          5,095          4,185
Non-interest expense                                        21,728         21,179         21,322         20,434
                                                           -------        -------        -------        -------
Income before income taxes                                   6,843          7,449          7,087          7,454
Income taxes                                                 2,259          2,455          2,257          2,341
                                                           -------        -------        -------        -------
Net income                                                 $ 4,584        $ 4,994        $ 4,830        $ 5,113
                                                           =======        =======        =======        =======

Basic earnings per share                                   $  0.25        $  0.28        $  0.27        $  0.28
                                                           =======        =======        =======        =======

Diluted earnings per share                                 $  0.24        $  0.26        $  0.25        $  0.26
                                                           =======        =======        =======        =======

2004
Interest income                                            $34,870        $32,985        $28,361        $28,053
Interest expense                                            10,043          9,041          7,818          8,049
                                                           -------        -------        -------        -------
Net interest income                                         24,827         23,944         20,543         20,004
Provision for loan losses                                      415            300            735            625
Non-interest income                                          4,266          4,249          6,830          3,774
Non-interest expense                                        22,084         21,237         19,340         18,491
                                                           -------        -------        -------        -------
Income before income taxes                                   6,594          6,656          7,298          4,662
Income taxes                                                 1,908          2,164          2,268          1,241
                                                           -------        -------        -------        -------
Net income                                                 $ 4,686        $ 4,492        $ 5,030        $ 3,421
                                                           =======        =======        =======        =======

Basic earnings per share                                   $  0.27        $  0.27        $  0.36        $  0.25
                                                           =======        =======        =======        =======

Diluted earnings per share                                 $  0.25        $  0.25        $  0.33        $  0.23
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

                                                     High           Low
                                                     ----           ---
2005
Fourth Quarter                                      $21.44         $19.12
Third Quarter                                       $21.81         $20.36
Second Quarter                                      $21.88         $19.79
First Quarter                                       $23.91         $21.18
2004
Fourth Quarter                                      $25.15         $21.94
Third Quarter                                       $22.75         $19.63
Second Quarter                                      $24.00         $19.00
First Quarter                                       $26.00         $23.81


There were 811 holders of record of the Company's common stock as of March 9, 2006. This number does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 9, 2006, there were 19,109,378 shares of the Company's common stock outstanding.

The Company paid 5% stock dividends on April 20, 2005, April 20, 2004, and April 21, 2003. To date, the Company has not paid cash dividends on its common stock. Future declarations of dividends by the Board of Directors would depend upon a number of factors, including the Company's and the Bank's financial condition and results of operations, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, tax considerations, the amount of net proceeds retained by the Company and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if payment is made, will continue to be paid.

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


Additional information: The Company's Annual report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2005 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.

                               CORPORATE DIRECTORY
                     SUN BANCORP, INC. and SUN NATIONAL BANK
                                    DIRECTORS

                                Bernard A. Brown
                                Thomas A. Bracken
                                    Ike Brown
                                Jeffrey S. Brown
                                 Sidney R. Brown
                                 John A. Fallone
                               Peter Galetto, Jr.
                              Douglas J. Heun, CPA
                              Charles P. Kaempffer
                                  Anne E. Koons
                                   Eli Kramer
                             Alfonse M. Mattia, CPA
                             George A. Pruitt, Ph.D.
                               Anthony Russo, III
                             Edward H. Salmon, Ed.D.
                                Howard M. Schoor

     SUN BANCORP, INC.                                            SUN NATIONAL BANK
   Executive Management                                         Executive Management

     Bernard A. Brown                                             Thomas A. Bracken
  Chairman of the Board                                           President and CEO

     Sidney R. Brown                                             Dan A. Chila, CPA
 Vice Chairman of the Board                            Executive Vice President, Cashier and CFO

     Thomas A. Bracken                                           A. Bruce Dansbury
     President and CEO                                        Executive Vice President

     Dan A. Chila, CPA                                          Louis J. Pellicori
Executive Vice President and CFO                             Executive Vice President

                                                                Peter G. Schoberl
                                                             Executive Vice President

                                                                Bart A. Speziali
                                                            Executive Vice President

                                                               Christopher Warren
                                                            Executive Vice President

                                                                Thomas J. Holt
                                                             Senior Vice President

                                                               Edward A. Malandro
                                                             Senior Vice President

                                                               Thomas J. Townsend
                                                             Senior Vice President

                                                               Sandy Wandelt
                                                            Senior Vice President