Form 10-K, Exhibit 13
period 2006-12-31
SUN BANCORP INC /NJ/
filed 2007-03-16
CIK 1017793

Exhibit 13
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

At or for the Years Ended December 31,	2006	2005	2004	2003	2002

Selected Balance Sheet Data
Total assets	$3,325,563	$3,107,889	$3,053,587	$2,599,487	$2,112,172
Cash and investments	675,190	814,528	952,779	1,058,096	800,425
Loans receivable, net of allowance for loan losses	2,359,616	2,027,753	1,847,721	1,364,465	1,217,008
Total deposits	2,667,997	2,471,648	2,430,363	2,111,125	1,690,462
Borrowings and securities sold under agreements to repurchase	160,622	248,967	254,310	222,398	205,280
Junior subordinated debentures(1)	108,250	77,322	77,322	72,167	-
Guaranteed preferred beneficial interest in Company’s subordinated debt(1)	-	-	-	-	59,274
Shareholders’ equity	342,227	295,653	279,220	185,718	145,623

Selected Results of Operations
Interest income	$183,950	$153,229	$124,269	$108,062	$112,894
Net interest income	99,078	97,515	89,318	72,287	65,038
Provision for loan losses	3,807	2,310	2,075	4,825	4,175
Net interest income after provision for loan losses	95,271	95,205	87,243	67,462	60,863
Non-interest income	19,746	18,288	19,119	17,356	13,178
Non-interest expense	89,393	84,660	81,152	66,036	58,965
Net income	17,274	19,521	17,629	13,336	10,378

Per Share Data(2)
Earnings Per Share:
Basic	$0.85	$1.02	$1.03	$0.93	$0.71
Diluted	0.81	0.96	0.96	0.86	0.68
Book Value	16.69	15.50	14.80	12.07	10.71

Selected Ratios:
Return on average assets	0.53%	0.63%	0.63%	0.59%	0.50%
Return on average equity	5.28	6.76	7.80	8.71	7.63
Ratio of average equity to average assets	10.09	9.27	8.08	6.79	6.55

(1) Effective December 31, 2003, the Company adopted new accounting standards which required the deconsolidation of the Company’s wholly-owned trusts which issued capital securities.
(2) Data is adjusted for a 5% stock dividend declared in April 2006.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables, except per share amounts, are in thousands)

ORGANIZATION OF INFORMATION

Management’s Discussion and Analysis provides a narrative on the Company’s financial condition and results of operations that should be read in conjunction with the accompanying consolidated financial statements. It includes the following sections:

•	OVERVIEW
•	CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES
•	RECENT ACCOUNTING PRINCIPLES
•	RESULTS OF OPERATIONS
•	LIQUIDITY AND CAPITAL RESOURCES
•	FINANCIAL CONDITION
•	FORWARD-LOOKING STATEMENTS

OVERVIEW

Sun Bancorp, Inc. (the “Company”) is a multi-state Bank Holding Company headquartered in Vineland, New Jersey. The Company’s principal subsidiary is Sun National Bank (the “Bank”). At December 31, 2006, the Company had total assets of $3.33 billion, total deposits of $2.67 billion and total shareholders’ equity of $342.2 million. The Company’s principal business is to serve as a holding company for the Bank. As a registered holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System.

In January 2006, the Company completed the acquisition of Advantage Bank (“Advantage”), which solidified our network in two key strategic counties in New Jersey, Hunterdon and Somerset and added five new branches with approximately $148 million of deposits.

Through the Bank, the Company provides consumer and business banking services. As of December 31, 2006, the Bank had 75 community banking centers located in 13 counties in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania. During the first quarter of 2007, the Company sold three of its community banking centers, including two in New Jersey and its Philadelphia, Pennsylvania location.

The Bank offers a comprehensive array of lending, depository and financial services to its business and individual customers throughout the marketplace. The Bank’s lending services to businesses include commercial and commercial real estate loans, Small Business Administration (“SBA”) guaranteed loans and small business loans. The Bank has Preferred Lender status with the SBA, offers equipment leasing and is a designated Preferred Lender with the New Jersey Economic Development Authority. The Bank’s commercial deposit services include business checking accounts, and cash management services such as electronic banking, sweep accounts, lockbox services, internet banking, PC banking, remote deposit and controlled disbursement services.

The Bank’s lending services to retail customers include home equity loans, residential mortgage loans, and other basic types of consumer loans. During the first quarter of 2006, the Company organized a wholly-owned subsidiary of the Bank, Sun Home Loans, Inc., which originates residential mortgages. Prior to the launch of Sun Home Loans, Inc., the Company utilized a third-party correspondent to originate residential mortgages. The Bank’s retail deposit services include checking accounts, savings accounts, money market deposit accounts, certificates of deposit and individual retirement accounts. Through a third-party arrangement, the Bank also offers mutual funds, securities brokerage, annuities and investment advisory services.

The Bank funds its lending activities primarily through retail deposits, the scheduled maturities of its investment portfolio, repurchase agreements with customers and advances from the Federal Home Loan Bank (“FHLB”).

As a financial institution with a primary focus on traditional banking activities, the Company generates the majority of its revenue through net interest income, which is defined as the difference between interest income earned on loans and investments and interest paid on deposits and borrowings.

Growth in net interest income is dependent upon our ability to prudently manage the balance sheet for growth, combined with how successfully we maintain or increase net interest margin, which is net interest income as a percentage of average interest-earning assets.

The Company also generates revenue through fees earned on the various services and products offered to its customers and through sales of loans, primarily SBA and residential mortgages. Offsetting these revenue sources are provisions for credit losses on loans, administrative expenses and income taxes.

The Company’s net income for 2006 was $17.3 million, or $.81 per share - diluted compared to $19.5 million, or $.96 per share - diluted in 2005. Included in 2006 results are approximately $1.6 million (pre-tax) or $.05 per share - assuming dilution in branch rationalization and severance related charges which were incurred in connection with the Company’s initiative to improve profitability and reduce overhead expenses. The following is an overview of key factors affecting the Company’s results for 2006:

•	Total assets grew 7.0% to $3.33 billion.
•
On January 19, 2006, the Company acquired Advantage for $17.3 million in cash and approximately 832,000 shares of the Company’s common stock. Included in the acquisition was net loans receivable of approximately $124 million and deposits of approximately $148 million.

•
Total loans before allowance for loan losses grew approximately 16.3% to $2.39 billion. Organic loan growth remained strong; adjusted for approximately $125 million in loans receivable acquired in the Advantage acquisition, organic loan growth was approximately 10.2%.

•
Total deposits increased 7.9% to $2.67 billion. During 2006 and continuing into 2007, the Company began to focus on its retail transformation initiative which includes a new senior retail executive, instituting a new sales culture, sales tracking, a sales incentive system, product evaluation and simplification, and product pricing. Organic deposit growth, adjusted for approximately $148 million in deposits acquired in the Advantage acquisition, was approximately 2.0%.

•
Net interest income (on a tax-equivalent basis) for 2006 increased $1.7 million or 1.7% over 2005. There was a compression in the net interest margin of 6 basis points from 3.50% for 2005 to 3.44% for 2006, reflecting the impact of increasing rates, continued intense market competitiveness for both loans and deposits, and the inversion of the yield curve.

•	Select fee enhancements were implemented early in the year which was the primary contributor to the increase in non-interest income of 8.0% or $1.5 million.
•
A stronger focus on profitability, including an 8% work force reduction and the consolidation of two branch offices in 2006. The Company’s efficiency ratio trended favorably in the later quarters of 2006 in comparison to 2005 and it is anticipated to continue to improve in 2007. Three branch offices were sold during the first quarter of 2007.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The discussion and analysis of the financial condition and results of operations are based on the Consolidated Financial Statements, which are prepared in conformity with generally accepted accounting principles (“GAAP”) in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenue and expenses. Management evaluates these estimates and assumptions on an ongoing basis, including those related to the allowance for loan losses, income taxes, stock-based compensation and goodwill. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the basis for making judgments on the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Allowance for Loan Losses. Through the Bank, the Company originates loans that it intends to hold for the foreseeable future or until maturity or repayment. The Bank may not be able to collect all principal and interest due on these loans. Allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio as of the balance sheet date. The determination of the allowance for loan losses requires management to make significant estimates with respect to the amounts and timing of losses and market and economic conditions. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or estimated net realizable value. A provision for loan losses is charged to operations based on management’s evaluation of the estimated losses that have been incurred in the Company’s loan portfolio. It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans.

Management monitors its allowance for loan losses at least quarterly and makes adjustments to the allowance through the provision for loan losses as economic conditions and other pertinent factors indicate. In this context, a series of qualitative factors are used in a methodology as a measurement of how current circumstances are affecting the loan portfolio. Included in these qualitative factors are:

•	Levels of past due, classified and non-accrual loans, troubled debt restructurings and modifications
•	Nature and volume of loans
•	Changes in lending policies and procedures, underwriting standards, collections, charge-offs and recoveries
•	National and local economic and business conditions, including various market segments
•	Concentrations of credit and changes in levels of such concentrations
•	Effect of external factors on the level of estimated credit losses in the current portfolio.

Additionally, historic loss experience over the trailing eight quarters is taken into account. In determining the allowance for loan losses, management has established both specific and general pooled allowances. Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans without Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan - an amendment of FASB Statements No. 5 and 15, reserves (specific allowance). The amount of the specific allowance is determined through a loan-by-loan analysis of certain large dollar commercial loans. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss experience and the qualitative factors described above. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan to value ratios, and external factors. Estimates are periodically measured against actual loss experience.

As changes in the Company’s operating environment occur and as recent loss experience fluctuates, the factors for each category of loan based on type and risk rating will change to reflect current circumstances and the quality of the loan portfolio.

Although the Company maintains its allowance for loan losses at levels considered adequate to provide for the inherent risk of loss in its loan portfolio, if economic conditions differ substantially from the assumptions used in making the evaluations there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. Accordingly, a decline in the national economy or the local economies of the areas in which the loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, the Company’s determination as to the amount of its allowance for loan losses is subject to review by its primary regulator, the Office of the Comptroller of the Currency (the “OCC”), as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OCC after a review of the information available at the time of the OCC examination.

Accounting for Income Taxes. The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. In June 2006, the Financial Accounting Standards Board (the “FASB”) issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, effective for fiscal years beginning after December 15, 2006. FIN No. 48 prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. FIN No. 48 must be applied to all existing tax positions upon initial adoption. The Company incorporated FIN No. 48 with its existing accounting policy on January 1, 2007.

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

Stock-Based Compensation. The Company accounts for stock-based compensation in accordance with the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment. The Company adopted SFAS No. 123(R) on January 1, 2006 using a modified prospective approach. Under the fair value provisions of SFAS No. 123(R), stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the appropriate vesting period. Determining the fair value of stock-based awards at grant date requires judgment, including estimating the expected term of the stock options and the expected volatility of the Company’s stock. In addition, judgment is required in estimating the amount of stock-based awards that are expected to be forfeited. If actual results differ significantly from these estimates or different key assumptions were used, it could have a material effect on the Company’s Consolidated Financial Statements. Prior to January 1, 2006, the Company had accounted for stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, as adopted prospectively on January 1, 2003, and in accordance with Accounting Principles Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees. See Note 2 of the Notes to Consolidated Financial Statements for additional information regarding stock-based compensation expense.

RECENT ACCOUNTING PRINCIPLES

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 159.

In September 2006, the Securities and Exchange Commission (the “SEC”) Staff issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements. SAB No. 108 requires the use of two alternative approaches in quantitatively evaluating materiality of misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet and income statement approach. If the misstatement as quantified under either approach is material to the current year financial statements, the misstatement must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement is material, the prior year financial statements should be corrected. SAB No. 108 is effective for the annual financial statement covering the first fiscal year ending after November 15, 2006. In the year of adoption, the misstatements may be corrected as an accounting change by adjusting opening retained earnings rather than being included in the current year income statement. The Company adopted SAB No. 108 on January 1, 2007 and there was no impact to the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. SFAS No. 157 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is continuing to evaluate the impact of this pronouncement but does not expect that the guidance will have a material effect on the Company’s financial position or results of operations.

In September 2006, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on EITF Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. FASB Technical Bulletin (“FTB”) 85-4, Accounting for Purchases of Life Insurance requires that the amount that could be realized under the insurance contract as of the date of the statement of financial position should be reported as an asset. In practice, this statement means that the cash value asset is reported on the statement of financial position at this realizable amount and the change in cash surrender value during the period is an adjustment in determining the income (or expense) to be recognized for the period. The pronouncement is effective for fiscal years beginning after December 15, 2006. The Company will adopt EITF Issue No. 06-5 on January 1, 2007 and does not expect that the guidance will have an impact on the Company’s financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN No. 48 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. FIN No. 48 must be applied to all existing tax positions upon initial adoption. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN No. 48 on January 1, 2007 and the initial application of the interpretation did not have a material impact to the Company’s financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140. SFAS No. 140 establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends SFAS No. 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS No. 156 permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. Under SFAS No. 156, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. Adoption of SFAS No. 156 is required as of the beginning of the first fiscal year that begins after September 15, 2006. Upon adoption, the Company will apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions. The Company adopted SFAS No. 156 on January 1, 2007 and the guidance did not have a material impact to the Company’s financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company adopted SFAS No. 155 on January 1, 2007 and the guidance did not have a material impact to the Company’s financial position or results of operations.

RESULTS OF OPERATIONS

The following discussion focuses on the major components of the Company's operations and presents an overview of the significant changes in the results of operations during the past three fiscal years. This discussion should be reviewed in conjunction with the Consolidated Financial Statements and notes thereto presented elsewhere in this Annual Report. All earnings per share amounts are presented assuming dilution.

Net Interest Income. Net interest income is the most significant component of the Company’s income from operations. Net interest income is the difference between interest earned on total interest-earning assets (primarily loans and investment securities), on a fully taxable equivalent basis, where appropriate, and interest paid on total interest-bearing liabilities (primarily deposits and borrowed funds). Fully taxable equivalent basis represents income on total interest-earning assets that is either tax-exempt or taxed at a reduced rate, adjusted to give effect to the prevailing incremental federal tax rate, and adjusted for nondeductible carrying costs and state income taxes, where applicable. Yield calculations, where appropriate, include these adjustments. Net interest income depends on the volume and interest rate earned on interest-earning assets and the volume and interest rate paid on interest-bearing liabilities.

Table 1 provides further detail regarding the Company’s average daily balances with corresponding interest income and interest expense as well as yield and cost information for the years ended December 31, 2006, 2005 and 2004. Table 2 sets forth certain information regarding changes in interest income and interest expense of the Company for the years ended December 31, 2006, 2005 and 2004.

TABLE 1: STATEMENTS OF AVERAGE BALANCES, INCOME OR EXPENSE, YIELD OR COST

Year Ended December 31,	2006			2005			2004

	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost

Interest-earning assets:
Loans receivable (1), (2):
Commercial and industrial	$1,880,475	$133,312	7.09%	$1,659,713	$106,915	6.44%	$1,352,307	$82,871	6.13%
Home equity	202,072	13,326	6.59	134,375	7,617	5.67	102,661	4,075	3.97
Second mortgage	74,184	4,642	6.26	47,670	2,979	6.25	50,352	3,193	6.34
Residential real estate	30,264	2,460	8.13	27,572	2,215	8.03	30,730	2,225	7.24
Other	86,505	7,136	8.25	72,938	5,430	7.44	57,447	4,253	7.40

Total loans receivable	2,273,500	160,876	7.08	1,942,268	125,156	6.44	1,593,497	96,617	6.06
Investment securities (3)	595,474	22,032	3.70	824,755	27,412	3.32	881,547	28,134	3.19
Interest-earning deposits with banks	14,676	702	4.78	6,833	195	2.85	13,737	134	0.98
Federal funds sold	23,938	1,172	4.90	34,888	1,172	3.36	29,675	385	1.30

Total interest-earning assets	2,907,588	184,782	6.36	2,808,744	153,935	5.48	2,518,456	125,270	4.97

Non-interest-earning assets:
Cash and due from banks	80,241			79,713			77,050
Bank properties and equipment	43,099			37,186			35,828
Goodwill and intangible assets	157,082			136,552			100,981
Other assets	57,321			53,091			62,638

Total non-interest-earning assets	337,743			306,542			276,497

Total assets	$3,245,331			$3,115,286			$2,794,953

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$841,288	$23,587	2.80%	$874,577	$16,099	1.84%	$792,470	$7,200	0.91%
Savings deposits	365,932	6,687	1.83	423,747	4,986	1.18	429,077	3,440	0.80
Time deposits	889,192	36,618	4.12	684,892	20,342	2.97	562,265	13,421	2.39

Total interest-bearing deposit accounts	2,096,412	66,892	3.19	1,983,216	41,427	2.09	1,783,812	24,061	1.35

Short-term borrowings:
Federal funds purchased	4,277	231	5.40	3,619	118	3.26	3,990	70	1.75
Repurchase agreements with customers	45,726	1,985	4.34	76,894	2,008	2.61	63,727	471	0.74
Long-term borrowings:
FHLB advances	147,017	6,833	4.65	167,830	6,996	4.17	159,466	6,734	4.22
Junior subordinated debentures	106,894	8,409	7.87	77,534	5,165	6.66	74,646	3,615	4.84
Obligation under capital lease	5,356	522	7.31	15	-	-	-	-	-

Total borrowings	309,270	17,980	5.81	325,892	14,287	4.38	301,829	10,890	3.61

Total interest-bearing liabilities	2,405,682	84,872	3.53	2,309,108	55,714	2.41	2,085,641	34,951	1.68

Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	494,488			503,197			460,990
Other liabilities	17,851			14,134			22,390

Total non-interest-bearing liabilities	512,339			517,331			483,380

Total liabilities	2,918,021			2,826,439			2,569,021
Shareholders’ equity	327,310			288,847			225,932

Total liabilities and shareholders’ equity	$3,245,331			$3,115,286			$2,794,953

Net interest income		$99,910			$98,221			$90,319

Interest rate spread (4)			2.83%			3.07%			3.29%
Net interest margin (5)			3.44%			3.50%			3.59%
Ratio of average interest-earning assets to average interest-bearing liabilities			120.86%			121.64%			120.75%

(1) Average balances include non-accrual loans (see "Non-Performing and Problem Assets").
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3) Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 35% marginal federal tax rate for all periods.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

TABLE 2: RATE-VOLUME VARIANCE ANALYSIS(1)

Year Ended December 31,	2006 vs. 2005			2005 vs. 2004

	Increase (Decrease) Due To			Increase (Decrease) Due To

	Volume	Rate	Net	Volume	Rate	Net

Interest income:
Loans receivable:
Commercial and industrial	$15,035	$11,362	$26,397	$19,625	$4,419	$24,044
Home equity	4,311	1,398	5,709	1,485	2,057	3,542
Second mortgage	1,659	4	1,663	(168)	(46)	(214)
Residential real estate	219	26	245	(241)	231	(10)
Other	1,079	627	1,706	1,154	23	1,177

Total loans receivable	22,303	13,417	35,720	21,855	6,684	28,539
Investment securities	(8,234)	2,854	(5,380)	(1,859)	1,137	(722)
Interest-earning deposits with banks	319	188	507	(94)	155	61
Federal funds sold	(436)	436	-	78	709	787

Total interest-earning assets	13,952	16,895	30,847	19,980	8,685	28,665

Interest expense:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	(635)	8,123	7,488	816	8,083	8,899
Savings deposits	(755)	2,456	1,701	(43)	1,589	1,546
Time deposits	7,090	9,186	16,276	3,265	3,656	6,921

Total interest-bearing deposit accounts	5,700	19,765	25,465	4,038	13,328	17,366

Short-term borrowings:
Federal funds purchased	25	88	113	(7)	55	48
Repurchase agreements with customers	(1,019)	996	(23)	116	1,421	1,537
Long-term borrowings:
FHLB advances	(919)	756	(163)	349	(87)	262
Junior subordinated debentures	2,195	1,049	3,244	145	1,405	1,550
Obligation under capital lease	-	522	522	-	-	-

Total borrowings	282	3,411	3,693	603	2,794	3,397

Total interest-bearing liabilities	5,982	23,176	29,158	4,641	16,122	20,763

Net change in net interest income	$7,970	$(6,281)	$1,689	$15,339	$(7,437)	$7,902

(1) For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by the prior year rate) and (ii) changes in rate (changes in rate multiplied by the prior year average volume). The combined effect of changes in both volume and rate has been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.

The Company’s net interest margin and interest rate spread decreased in 2006 to 3.44% and 2.83%, respectively, as compared to 3.50% and 3.07%, respectively, for 2005 and 3.59% and 3.29%, respectively, for 2004. The decrease in the net interest margin and interest rate spread reflects continued market competitiveness for both loans and deposits as well as the current interest rate environment.

From June 2004 to June 2006, the Federal Reserve Board increased overnight interest rates by 425 basis points to a target rate of 5.25%. During the same period and through the remainder of 2006, long-term interest rates have experienced significantly smaller increases leading to a flattening of the yield curve in 2005 and an actual curve inversion for most of 2006.

From a traditional balance sheet gap analysis, the Company remained narrowly interest sensitive at December 31, 2006. The more robust net interest income simulation analysis (see Liquidity and Capital Resources) shows a position that is relatively neutral to benefiting slightly from declines in interest rates. The change in position from 2005 to 2006 was impacted by changes in depositor preferences, moving from liquid deposits to higher yielding short term time accounts and continued borrower preferences for fixed or longer term adjustable loans.

Net interest income (on a tax-equivalent basis) increased $1.7 million or 1.7% to $99.9 million for 2006 compared to $98.2 million for 2005. Interest income (on a tax-equivalent basis) increased $30.9 million from 2005 to $184.8 million for 2006 while interest expense increased $29.2 million from 2005 to $84.9 million.

Interest income increased $30.9 million for 2006 as average loans receivable grew $331.2 million or 17.1% which were partially funded by calls or maturities of lower yielding investment securities. Average investment securities decreased $229.3 million during 2006 and the Company expects that the utilization of its investment portfolio as a primary source of liquidity will decrease in 2007 and that it will rely on deposit growth and wholesale borrowings to support its loan demand. This will place continued pressure on the net interest margin due to the continued intense market competitiveness for deposits and the expected interest rate environment. The rates earned on average loan receivables and average investment securities increased 64 basis points and 38 basis points, respectively.

Interest expense increased $29.2 million as average interest-bearing deposits grew $113.2 million offset by a decrease in average borrowings of $16.6 million. The cost of average interest-bearing deposits increased 110 basis points which reflects the continued market competition for retail deposits. The Company feels that this interest rate trend as well as continued competition will remain intense through 2007. The interest paid on average borrowings increased 143 basis points from 2005.

Net interest income (on a tax-equivalent basis) increased $7.9 million or 8.7% to $98.2 million for 2005 compared to $90.3 million for 2004. Through the acquisition of Community Bancorp of New Jersey (“Community”) in 2004 and the Bank’s continued growth in its core lending business, average interest-earning assets increased $290.3 million or 11.5% for 2005. This significant growth in average interest-earning assets resulted in an increase in interest income of $20.0 million. Interest income increased an additional $8.7 million in 2005 from an increase in overall yield on interest-earning assets of 51 basis points to 5.48% for 2005 compared to 4.97% for 2004. This increase was due to the impact of rising rates on the variable-rate loans, new loans and repricing on resetting loans.

Average total interest-bearing liabilities increased $223.5 million or 10.7% for 2005 compared to 2004. Average interest-bearing deposits for 2005 increased $199.4 million or 11.2%. Average non-interest-bearing deposits increased $42.2 million or 9.2% over 2004. The increase in average deposits was partially attributable to approximately $342 million in deposits acquired in the Community acquisition in July 2004 and a successful deposit gathering campaign in May 2005. The campaign was designed to create new relationships and strengthen existing relationships. As a result of this campaign, the Bank generated approximately $200 million in deposits with over 50% coming from new customers.

This increase in average deposits increased interest expense by $4.0 million in 2005 over 2004. More significantly, the cost of average interest-bearing deposits increased 74 basis points to 2.09% for 2005 compared to 1.35% for 2004, or an increase in interest expense of $13.3 million. This increase in the cost of deposits reflected the increasing short-term interest rates and the intense competitive environment for retaining and attracting deposits. Through 2004 and 2005, the Company had supplemented its funding needs with the liquidity of the investment portfolio and did not have to price aggressively for deposits.

Provision for Loan Losses. The Company recorded a provision for loan losses of $3.8 million for 2006, as compared to $2.3 million for 2005 and $2.1 million for 2004. The Company’s loans receivable, adjusted for approximately $125 million in loans receivable acquired with Advantage in January 2006, grew 10.2% or $210.1 million to $2.39 billion at December 31, 2006 as compared to $2.05 billion and $1.87 billion at December 31, 2005 and 2004, respectively. The ratio of allowance for loan losses to loans receivable was 1.08% at December 31, 2006 compared to 1.10% and 1.18% at December 31, 2005 and 2004, respectively. Overall credit quality remained stable through 2006. The decrease in the 2005 ratio reflects the improved credit quality trends within the Company’s classified loan portfolio and a decrease in the Company’s non-performing loans which decreased 29.4% to $10.1 million at December 31, 2005 from $14.3 million at December 31, 2004.

At least quarterly, management performs an analysis to identify the inherent risk of loss in the Company’s loan portfolio. This analysis includes a qualitative evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, delinquencies, and other factors.

Non-Interest Income. Non-interest income increased $1.5 million or 8.0% to $19.7 million for 2006 as compared to $18.3 million and $19.1 million for 2005 and 2004, respectively. The increase for 2006 was primarily a result of an increase of $2.2 million in service charges on deposit accounts offset by a decrease in gain on sale of investment securities of $794,000. During the fourth quarter of 2006, the Company entered into an agreement to sell a parcel of land that the Company acquired in conjunction with the Community acquisition. The agreement for the sale of land resulted in the Company recording an estimated loss at December 31, 2006 of $294,000. In addition, during the fourth quarter of 2006, the Company announced that it had entered into agreements to sell three branch offices to three separate buyers. The sales of the branch offices, including approximately $40 million of aggregate deposits and approximately $18 million of aggregate loans receivable, were completed during the first quarter of 2007. The Company will recognize a net pre-tax gain on sales of approximately $1.4 million during the first quarter of 2007. These branch sales are part of the Company’s on-going branch rationalization to improve profitability.

During the first quarter of 2006, the Company organized a wholly-owned subsidiary of the Bank, Sun Home Loans, Inc. (“Sun Home Loans”). Sun Home Loans originates residential mortgages through dedicated loan originators utilizing our existing branch network as well as generating business through non-customers. Prior to the closing of a mortgage, Sun Home Loans will generally have a commitment to sell the loan with servicing released in the secondary market. The Company also generates income through the sale of SBA loans. The gain on sale of loans, which includes mortgages and SBA loans, increased 14.0% to $1.1 million for 2006 compared to $989,000 for 2005 and $289,000 for 2004.

Non-interest income decreased $831,000, or 4.3% for 2005 compared to 2004. The decrease was in part the result of a $2.4 million decrease in gain on sale of bank properties and equipment and a $634,000 decrease in gain on sale of investment securities. Partially offsetting these decreases was a combined year over year increase of $2.1 million resulting from two of the Company’s 2005 strategic initiatives. These initiatives, sale of SBA loans and customer derivative income produced increases of $700,000 and $1.4 million, respectively.

Non-Interest Expenses. Non-interest expenses increased $4.7 million, or 5.6% to $89.4 million for 2006 as compared to $84.7 million and $81.2 million for 2005 and 2004, respectively. Of the increase for 2006, approximately $2.9 million is due to the incremental expenses resulting from the January 2006 Advantage acquisition.

Non-interest expense, excluding the expenses of Advantage, increased $1.8 million or 2.1% for 2006 as compared to 2005. The increase was primarily a result of $680,000 in severance related to the work force reduction and $495,000 related to the consolidation of two branch offices which were primarily lease-buyout charges. The work-force reduction and branch rationalization charges were completed in connection with the Company’s initiative to improve profitability and reduce expense overhead. In addition, the Company recognized $170,000 in stock option expenses during 2006 which were directly related to the adoption of SFAS No. 123(R) on January 1, 2006.

Non-interest expenses increased approximately $3.5 million, or 4.3% to $84.7 million for 2005 as compared to $81.2 million for 2004. Salaries and employee benefits increased $2.5 million primarily due to a year over year increase of $1.7 million which reflects a full year of salary expenses relating to the July 2004 Community acquisition. The remaining $800,000 increase in salary expense was due to increased staffing and annual merit increases. Occupancy expense increased $772,000 of which, $967,000 was related to a full year of expenses related to the branches purchased in the Community acquisition offset by a decrease in expenses from branches sold or closed during 2004 as part of the Company’s branch rationalization program. Equipment expense increased $671,000 of which $374,000 was related to a full year of expenses related to the Community acquisition. These increases were offset by a $769,000 decrease in amortization of intangibles. The decrease in amortization of intangibles was a result of expenses not incurred in 2005 due to the 2004 branch closures offset by a full year of amortization expense related to the acquisition of Community in July 2004.

Income Tax Expense. Income taxes decreased $962,000 to $8.4 million for 2006 from $9.3 million for 2005. The decrease for 2006 was due to a lower 2006 pretax income while the effective tax rate for 2006 remained relatively flat from 2005. Income taxes increased $1.7 million from $7.6 million for 2004 to $9.3 million for 2005. The increase for 2005 was due to a larger 2005 pretax income and an increase in the effective tax rate from 30.1% to 32.3%. The increase in the effective tax rate for 2005 was primarily due to decreased interest income from non-taxable investment securities.

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

The major source of the Company's funding is deposits. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company has not historically obtained deposits from the brokered market. This source of funding is currently an attractive source of funding and may be considered along with other alternative non-deposit funding sources. The Company also obtains funds from the repayment and maturities of loans as well maturities or calls of investment securities, while additional funds can be obtained from a variety of sources including federal funds purchased, securities sold under agreements to repurchase, FHLB advances, loan sales or participations and other secured and unsecured borrowings. It is anticipated that FHLB advances and securities sold under agreements to repurchase will be secondary sources of funding, and management expects there to be adequate collateral for such funding requirements.

The Company's primary uses of funds are the origination of loans and the funding of deposit withdrawals and the repayment of borrowings. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2007 total $749.4 million. The Company anticipates that it will be able to retain a significant amount of these maturing deposits. The Company continues to operate with a core deposit relationship strategy that values a long-term stable customer relationship. This strategy employs a pricing strategy that rewards customers that establish core accounts and maintain a certain minimum threshold account balance. The Company will continue to competitively price deposits for growth and retention. As discussed earlier, the competitive market environment for deposits has been and is expected to continue to be intense causing pressure on net interest margin. However, based on market conditions and other liquidity considerations, the Company may also avail itself to the secondary borrowings discussed above.

Net loans receivable grew $331.9 million or 16.4% during 2006 of which approximately $124 million is attributable to net loans receivable acquired from Advantage in January 2006. The Company anticipates that deposits, cash and cash equivalents on hand, the cash flow from assets, as well as other sources of funds will provide adequate liquidity for the Company’s future operating, investing and financing needs. The Company has additional secured borrowing capacity with the FHLB of approximately $149.5 million, of which $103.6 million was outstanding at December 31, 2006, and other sources of approximately $19.3 million. The FHLB provides a reliable source of funds with a wide variety of terms and structures. Management will continue to monitor the Company’s liquidity and maintain it at a level that they deem adequate but not excessive.

The Company has a capital plan for both the Company and the Bank that should allow the Company and the Bank to grow capital internally at levels sufficient for achieving its internal growth projections while managing its operating and financial risks. The Company has also considered a plan for contingency capital needs, and when appropriate, the Company’s Board of Directors may consider various capital raising alternatives. The principal components of the capital plan are to generate additional capital through retained earnings from internal growth, access the capital markets for external sources of capital, such as common equity and trust preferred securities, when necessary or appropriate, redeem existing capital instruments and refinance such instruments at lower rates when conditions permit and maintain sufficient capital for safe and sound operations. In January 2006, the Company, through its deconsolidated trust subsidiaries, issued an additional $30.0 million of Trust Preferred Securities bringing the total Trust Preferred Securities to $105.0 million. Of the $30.0 million, approximately $17 million was used to fund the purchase of Advantage with the remaining $13 million used for general corporate purposes. In March 2007, the Company notified the holders of the outstanding capital securities of Sun Trust III of its intentions to call these securities contemporaneously with the redemption of the Sun Trust III debentures in April 2007.

The Company is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency. Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets and certain off-balance sheet items as calculated under regulatory accounting practices. It is the Company’s intention to maintain “well-capitalized” risk-based capital levels. Table 3 provides the regulatory capital levels for the Company and the Bank at December 31, 2006.

TABLE 3: REGULATORY CAPITAL LEVELS
			For Capital Adequacy		To Be Well-Capitalized Under Prompt Corrective
	Actual		Purposes		Action Provisions

December 31, 2006	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$320,883	11.89%	$215,958	8.00%	(1)
Sun National Bank	284,787	10.57	215,473	8.00	$269,342	10.00%
Tier I Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	294,405	10.91	107,979	4.00	(1)
Sun National Bank	258,309	9.59	107,737	4.00	161,605	6.00
Leverage Ratio:
Sun Bancorp, Inc.	294,405	9.40	125,255	4.00	(1)
Sun National Bank	258,309	8.28	124,793	4.00	155,991	5.00

(1) Not applicable to bank holding companies.

While the capital securities are deconsolidated in accordance with GAAP, they continue to qualify as Tier 1 or core capital of the Company under federal regulatory guidelines. These securities are subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve Board. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2006, the full amount of the Company’s $105.0 million in Trust Preferred Securities qualify as Tier 1.

In March 2005, the Federal Reserve amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of trust preferred securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits. The Federal Reserve’s amended rule, effective March 31, 2009, will limit capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability. The Company does not anticipate that this amended rule will have a material impact on it capital ratios.

See Note 22 of the Notes to Consolidated Financial Statements for additional information regarding regulatory matters.

Asset and Liability Management. Interest rate, credit and operational risks are among the most significant market risks impacting the performance of the Company. The Company has an Asset Liability Committee (“ALCO"), composed of senior management representatives from a variety of areas within the Company. ALCO, which meets monthly, devises strategies and tactics to maintain the net interest income of the Company within acceptable ranges over a variety of interest rate scenarios. Should the Company’s risk modeling indicate an undesired exposure to changes in interest rates, there are a number of remedial options available including changing the investment portfolio characteristics, and changing loan and deposit pricing strategies. Two of the tools used in monitoring the Company’s sensitivity to interest rate changes are gap analysis and net interest income simulation.

Gap Analysis. Banks are concerned with the extent to which they are able to match maturities or repricing characteristics of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring the bank’s interest rate sensitivity gap. Interest-earning assets are considered to be interest-rate sensitive if they will mature or reprice within a specific time period, over the interest-bearing liabilities maturing or repricing within that same time period. On a monthly basis the Company and the Bank monitor their gap, primarily cumulative through both six months and one year maturities.

Table 4 provides the maturity and repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2006.  All amounts are categorized by their actual maturity or repricing date with the exception of interest-bearing demand deposits and savings deposits.  As a result of prior experience during periods of rate volatility and management's estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits into categories noted below, based on the estimated duration of those deposits.

TABLE 4: INTEREST RATE SENSITIVITY SCHEDULE
December 31, 2006	Maturity/Repricing Time Periods

	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total

Interest-earning assets:
Loans receivable	$999,756	$338,835	$938,426	$108,257	$2,385,274
Interest-earning deposits with banks	48,066	-	-	-	48,066
Investment securities	107,638	100,120	206,092	97,295	511,145
Federal funds sold	47,043	-	-	-	47,043

Total interest-earning assets	1,202,503	438,955	1,144,518	205,552	2,991,528

Interest-bearing liabilities:
Interest-bearing demand deposits	367,609	106,237	133,055	186,054	792,955
Savings deposits	48,919	147,336	192,038	24,680	412,973
Time certificates	210,673	538,723	206,066	5,422	960,884
FHLB advances	3,079	36,988	60,739	2,754	103,560
Securities sold under agreements to repurchase	51,740	-	-	-	51,740
Junior subordinated debentures	56,703	20,619	30,928	-	108,250
Obligation under capital lease	15	48	386	4,873	5,322

Total interest-bearing liabilities	738,738	849,951	623,212	223,783	2,435,684

Periodic gap	$463,765	$(410,996)	$521,306	$(18,231)	$555,844

Cumulative gap	$463,765	$52,769	$574,075	$555,844

Cumulative gap as a % of total assets	13.95%	1.59%	17.26%	16.71%

During most of 2006, the Company was asset sensitive which implies that the Company’s interest-earning assets had shorter maturity or repricing terms than its interest-bearing liabilities. At December 31, 2006, the Company had a positive position with respect to its exposure to interest rate risk maturing or repricing within one year. Total interest-earning assets maturing or repricing within one year exceeded interest-bearing liabilities maturing or repricing during the same time period by $52.8 million, representing a positive one-year gap ratio of 1.59%.

Net Interest Income Simulation. Due to the inherent limitations of gap analysis, the Company also uses simulation models to measure the impact of changing interest rates on its operations. The simulation model attempts to capture the cash flow and repricing characteristics of the current assets and liabilities on the Company’s balance sheet. Assumptions regarding such things as prepayments, rate change behaviors, level and composition of new balance sheet activity and new product lines are incorporated into the simulation model. Net interest income is simulated over a twelve month horizon under a variety of linear yield curve shifts, subject to certain limits agreed to by ALCO. The Company uses a base interest rate scenario provided by a third party econometric modeling service.

Net interest income simulation analysis shows a position that is relatively neutral to benefiting slightly from declines in interest rates. The change in position from 2005 to 2006 was impacted by changes in depositor preferences, moving from liquid deposits to higher yielding short-term time accounts, an expectation of strong deposit pricing competition in both increasing and decreasing rate environments and continued borrower preferences for fixed or longer term adjustable loans.

Actual results may differ from the simulated results due to such factors as the timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies and differences in actual versus forecasted balance sheet composition and activity. While the net interest income simulation indicates the Company will benefit slightly in 2007 from falling short-term interest rates, any continual flattening and any inversion of the yield curve could result in further margin compression. Table 5 provides the Company’s estimated earnings sensitivity profile versus the most likely rate forecast as of December 31, 2006.

TABLE 5: SENSITIVITY PROFILE
Change in Interest Rates	Percentage Change in Net Interest Income
(Basis Points)	Year 1

+200	-1.0%
+100	-0.4%
-100	+0.1%
-200	+0.1%

Derivative Financial Instruments. The Company utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. As of December 31, 2006, all derivative financial instruments have been entered into to hedge the interest rate risk associated with the Bank’s commercial lending activity. In general, the derivative transactions fall into one of two types: a Bank hedge of a specific fixed-rate loan or a hedged derivative offering to a Bank customer. In those transactions in which the Bank hedges a specific fixed-rate loan, the derivative is executed for periods and terms that match the related underlying exposures and do not constitute positions independent of these exposures. For derivatives offered to Bank customers, the economic risk of the customer transaction is offset by a mirror position with a non-affiliated third party.

Fair Value Hedges - Interest Rate Swaps. The Company has entered into interest rate swap arrangements to exchange the payments on fixed-rate commercial loan receivables for variable-rate payments based on the one-month London Interbank Offered Rate. The interest rate swaps involve no exchange of principal either at inception or maturity and have maturities and call options identical to the fixed-rate loan agreements. The arrangements have been designated as fair value hedges. The swaps are carried at their fair value and the carrying amount of the commercial loans includes the change in their fair values since the inception of the hedge. Because the hedging arrangement is considered highly effective, changes in the interest rate swaps’ fair values exactly offset the corresponding changes in the fair value of the commercial loans and, as a result, the changes in fair value do not result in an impact on net income.

Customer Derivatives. During 2006 and 2005, the Company entered into several commercial loan interest rate swaps in order to provide commercial loan clients the ability to swap from variable to fixed interest rates. Under these agreements, the Company enters into a variable-rate loan agreement with a client in addition to a swap agreement. This swap agreement effectively swaps the client’s variable-rate loan into a fixed-rate. The Company then enters into a corresponding swap agreement with a third party in order to offset its exposure on the variable and fixed-rate components of the customer agreement. As the interest rate swaps with the clients and third parties are not designated as hedges under SFAS No. 133, the instruments are marked to market in earnings. As the interest rate swaps are structured to offset each other, changes in market values will have no earnings impact.

Financial derivatives involve, to varying degrees, interest rate, market and credit risk. For interest rate swaps, only periodic cash payments are exchanged. Therefore, cash requirements and exposure to credit risk are significantly less than the notional amount.

Disclosures about Contractual Obligations and Commercial Commitments. Purchase obligations include significant contractual cash obligations. Table 6 provides the Company’s contractual cash obligations at December 31, 2006. Included in Table 6 are the minimum contractual obligations under legally enforceable contracts with contract terms that are both fixed and determinable. The majority of these amounts are primarily for services, including core processing systems and telecommunications maintenance.

TABLE 6: CONTRACTUAL CASH OBLIGATIONS

December 31, 2006	Payments Due by Period

	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years

Time deposits (1)	$960,967	$749,465	$181,206	$24,874	$5,422
Long-term debt	439,598	52,404	67,391	29,575	290,228
Leases	47,364	4,705	8,498	7,024	27,137
Purchase obligations (off-balance sheet)	5,394	2,519	2,629	246	-

Total contractual cash obligations	$1,453,323	$809,093	$259,724	$61,719	$322,787

(1) Amount represents the book value of time deposit, excluding the unamortized premium recorded as a result of the Advantage acquisition in January 2006.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company takes various forms of collateral, such as real estate assets and customer business assets to secure the commitment. Additionally, all letters of credit are supported by indemnification agreements executed by the customer. The maximum undiscounted exposure related to these commitments at December 31, 2006 was $63.2 million, and the portion of the exposure not covered by collateral was approximately $2.4 million. We believe that the utilization rate of these letters of credit will continue to be substantially less than the amount of these commitments, as has been our experience to date.

On February 6, 2007, the Board of Directors of the Company terminated the employment of the Company’s President and Chief Executive Officer. The Company has been attempting to negotiate an agreement that would provide for certain terms and conditions of the former President and Chief Executive Officer’s separation from the Company including, among other things, non-compete agreements and a general release from any claims, rights or causes of action in connection with his termination of employment or otherwise. To date no such agreement has been reached and it is unclear whether or when such an agreement may be entered into between the parties. The Company’s existing severance agreement with the former President and Chief Executive Officer provides for a severance benefit equal to his then current monthly base salary for a period of twelve months, plus $50,000, which will result in a charge to earnings of approximately $650,000, on a pre-tax basis, in the quarter ending March 31, 2007. The Company, however, may incur additional charges to earnings greater than the contractual amount, or may incur such additional charges in future quarters, in connection with any negotiation and settlement of this matter between the parties.

Table 7 provides the Company’s contractual commitments (see Note 18 of the Notes to Consolidated Financial Statements for additional information) at December 31, 2006.

TABLE 7: CONTRACTUAL COMMITMENTS
December 31, 2006	Amount of Commitment Expiration Per Period

	Unfunded Commitments	Less than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years

Lines of credit	$614,050	$311,372	$71,472	$3,249	$227,957
Commercial standby letters of credit	63,173	56,885	1,208	5,061	19
Construction funding	100,569	76,104	22,368	2,097	-
Other commitments	119,114	119,114	-	-	-

Total commitments	$896,906	$563,475	$95,048	$10,407	$227,976

(1) Amount represents the book value of time deposit, excluding the unamortized premium recorded as a result of the Advantage acquisition in January 2006.

Impact of Inflation and Changing Prices. The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

FINANCIAL CONDITION

The Company’s assets increased $217.7 million, or 7.0% to $3.33 billion at December 31, 2006 as compared to $3.11 billion at December 31, 2005. Loans receivable were up 16.3% to $2.39 billion at December 31, 2006 as compared to December 31, 2005. The investment portfolio declined $224.0 million or 30.7% to $505.1 million at December 31, 2006. Deposits increased 7.9% to $2.67 billion at December 31, 2006 as compared to December 31, 2005. Total borrowings, excluding the issuance of $30.9 million in junior subordinated debentures during January 2006, decreased $88.3 million or 35.5% to $160.6 million at December 31, 2006.

Loans. Loans receivable increased $335.1 million, or 16.3%, to $2.39 billion at December 31, 2006 from $2.05 billion at December 31, 2005. The overall increase was primarily due to increases in commercial and industrial loans of $212.9 million or 12.3%, home equity loans of $76.8 million or 49.3%, and second mortgage of $23.5 million or 43.5%. In addition to the increase as a result of the Advantage acquisition, the increase in loan receivable reflects growth developed through a team of loan origination and credit professionals which has grown over the past several years. Organic loan growth, normalized for $125 million in loans receivable acquired in the Advantage acquisition and $140.8 million in prepayments, was approximately 17.1%. Competition for loans was intense in 2006 across all products and markets and is expected to continue into 2007. Despite the competitiveness of loan pricing and terms and conditions, the Company has not compromised its underwriting credit standards and overall credit quality remained stable throughout 2006.

During the first quarter of 2006, the Company launched Sun Home Loans, a wholly owned subsidiary of the Bank. Sun Home Loans originates residential mortgages through dedicated loan originators utilizing our existing branch network as well as generating business through non-customers. Prior to the closing of a loan, Sun Home Loans generally will have a commitment to sell the loan with servicing released in the secondary market. Secondary market sales are generally scheduled to close shortly after origination. Sun Home Loans offers a fully range of mortgage loans, including an array of traditional and non-traditional mortgages, and services.

The trend of the Bank’s lending over the past several years has been diversification of commercial and industrial loans. A large portion of the total portfolio is concentrated in the hospitality, entertainment and leisure industries and general office space. Many of these industries are dependent upon seasonal business and other factors beyond the control of the industries, such as weather and beach conditions along the New Jersey seashore. Any significant or prolonged adverse weather or beach conditions along the New Jersey seashore could have an adverse impact on the borrowers’ ability to repay loans. In addition, because these loans are concentrated in southern and central New Jersey, a decline in the general economic conditions of southern or central New Jersey and the impact on discretionary consumer spending could have a material adverse effect on the Company's financial condition, results of operations and cash flows. At December 31, 2006 and 2005, no concentration of loans exceeded 10% of total loans outstanding.

Table 8 provides selected data relating to the composition of the Company’s loan portfolio by type of loan and type of security at December 31, 2006, 2005, 2004, 2003 and 2002.

TABLE 8: SUMMARY OF LOAN PORTFOLIO

December 31,	2006		2005		2004		2003		2002

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Type of Loan:
Commercial and industrial	$1,945,135	82.43%	$1,732,202	85.42%	$1,603,868	86.80%	$1,169,164	85.69%	$1,043,885	85.77%
Home equity	232,321	9.85	155,561	7.67	122,735	6.64	80,292	5.88	44,603	3.67
Second mortgage	77,337	3.28	53,881	2.66	50,541	2.74	51,531	3.78	47,458	3.90
Residential real estate	38,418	1.63	30,162	1.49	26,117	1.41	29,788	2.18	43,375	3.56
Other	92,063	3.90	78,410	3.87	66,497	3.60	51,304	3.76	54,095	4.45
Less: Loan loss allowance	(25,658)	(1.09)	(22,463)	(1.11)	(22,037)	(1.19)	(17,614)	(1.29)	(16,408)	(1.35)

Net loans receivable	$2,359,616	100.00%	$2,027,753	100.00%	$1,847,721	100.00%	$1,364,465	100.00%	$1,217,008	100.00%

Type of Security:
Residential real estate:
1-4 family	$411,967	17.46%	$291,602	14.38%	$245,991	13.31%	$185,364	13.58%	$166,495	13.67%
Other	202,791	8.59	161,043	7.94	164,184	8.89	117,479	8.61	88,465	7.27
Commercial real estate	1,264,025	53.57	1,106,038	54.55	1,030,977	55.80	784,716	57.51	721,658	59.30
Commercial business loans	412,806	17.50	418,408	20.63	358,387	19.40	229,342	16.81	210,374	17.29
Consumer	54,127	2.29	38,492	1.90	36,831	1.99	33,642	2.47	36,333	2.99
Other	39,558	1.68	34,633	1.71	33,388	1.80	31,536	2.31	10,091	0.83
Less: Loan loss allowance	(25,658)	(1.09)	(22,463)	(1.11)	(22,037)	(1.19)	(17,614)	(1.29)	(16,408)	(1.35)

Net loans receivable	$2,359,616	100.00%	$2,027,753	100.00%	$1,847,721	100.00%	$1,364,465	100.00%	$1,217,008	100.00%

Table 9 provides the estimated maturity of the Company's loan portfolio at December 31, 2006. The table does not include prepayments or scheduled principal payments. Adjustable-rate mortgage loans are shown based on contractual maturities.

TABLE 9: ESTIMATED MATURITY OF LOAN PORTFOLIO
December 31, 2006	Due Within 1 Year	Due after 1 through 5 years	Due after 5 years	Allowance for Loan Loss	Total

Commercial and industrial	$490,066	$701,114	$753,955	$(22,384)	$1,922,751
Home equity	1,365	-	230,956	(1,937)	230,384
Second mortgage	1,104	18,900	57,333	-	77,337
Residential real estate	8,928	181	29,309	(174)	38,244
Other	16,635	29,327	46,101	(1,163)	90,900

Total	$518,098	$749,522	$1,117,654	$(25,658)	$2,359,616

Table 10 provides the dollar amount of all loans due after December 31, 2007 which have pre-determined interest rates and which have floating or adjustable interest rates.

TABLE 10: LOANS GREATER THAN 12 MONTHS

December 31, 2006	Fixed-Rates	Floating or Adjustable Rates	Total

Commercial and industrial	$712,593	$742,476	$1,455,069
Home equity	4,029	226,927	230,956
Second mortgage	76,233	-	76,233
Residential real estate	25,970	3,520	29,490
Other	51,554	23,874	75,428

Total	$870,379	$996,797	$1,867,176

See Note 5 of the Notes to Consolidated Financial Statements for additional information on loans.

Non-Performing and Problem Assets

Loan Delinquencies. The Company's collection procedures provide for a late charge assessment after a commercial loan is 10 days past due, or a residential mortgage loan is 15 days past due. The Company contacts the borrower and payment is requested. If the delinquency continues, subsequent efforts are made to contact the borrower. If the loan continues to be delinquent for 90 days or more, the Company usually declares the loan to be in default and payment in full is demanded. The Company will initiate foreclosure proceedings and steps will be taken to liquidate any collateral taken as security for the loan unless other repayment arrangements are made. Delinquent loans are reviewed on a case-by-case basis in accordance with the lending policy.

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

Non-Performing Assets. Total non-performing assets increased $3.6 million from $11.6 million at December 31, 2005 to $15.2 million at December 31, 2006. The increase in non-performing loans from 2005 to 2006 was primarily a result of an increase in non-accrual loans of $4.4 million offset by an $849,000 decrease in real estate owned. The increase in commercial and industrial non-accruing loans was primarily a result of three unrelated relationships whose credits totaled $2.9 million at December 31, 2006. The Company believes that the loans are well secured and in process of collection. The Company does not believe that the increase in commercial and industrial non-accruing loans is indicative of a trend that will continue into 2007. The increase in non-accruing home equity loans is a result of an increase in the volume of the home equity portfolio which increased $76.8 million or 49.3% from December 31, 2005. The ratio of non-performing assets to net loans increased to 0.65% at December 31, 2006 compared to 0.57% at December 31, 2005.

Management of the Company believes that all loans accruing interest are adequately secured and in the process of collection.  Interest income that would have been recorded on the above non-accrual loans, under the original terms of such loans, would have totaled $841,000 for 2006.

Table 11 provides a summary of non-performing assets at December 31, 2006, 2005, 2004, 2003 and 2002.

TABLE 11: SUMMARY OF NON-PERFORMING ASSETS
December 31,	2006	2005	2004	2003	2002

Non-performing loans:
Loans accounted for on a non-accrual basis:
Commercial and industrial	$12,453	$8,823	$12,263	$20,308	$8,879
Home equity	1,170	220	208	46	14
Second mortgage	109	106	-	-	100
Residential real estate	273	669	848	1,122	593
Other	317	139	138	92	377

Total non-accruing loans	14,322	9,957	13,457	21,568	9,963

Accruing loans that are contractually past due 90 days or more:
Commercial and industrial	250	85	292	125	1,837
Home equity	12	-	-	47	30
Second mortgage	-	-	-	-	122
Residential real estate	-	53	373	57	401
Other	36	30	221	19	115

Total loans 90-days past due	298	168	886	248	2,505

Total non-performing loans	14,620	10,125	14,343	21,816	12,468
Real estate owned	600	1,449	2,911	4,444	904

Total non-performing assets	$15,220	$11,574	$17,254	$26,260	$13,372

Total non-performing loans to net loans receivable	0.62%	0.50%	0.78%	1.60%	1.02%
Total non-performing loans to total assets	0.44%	0.33%	0.47%	0.84%	0.59%
Total non-performing assets to net loans receivable	0.65%	0.57%	0.93%	1.92%	1.10%
Total non-performing assets to total assets	0.46%	0.37%	0.57%	1.01%	0.63%
Total allowance for loan losses to total non-performing loans	175.50%	221.86%	153.64%	80.74%	131.60%

Potential Problem Loans. At December 31, 2006, there were six commercial loan relationships aggregating $6.9 million for which information exists as to the ability of the borrowers to comply with present loan repayment terms and have therefore, caused management to place them on its internally monitored loan list. The classification of these loans, however, does not imply that management expects losses, but that it believes a higher level of scrutiny is prudent under the circumstances. These loans were not classified as non-accrual and were not considered non-performing. Depending upon the state of the economy, future events, and their impact on these borrowers, these loans and others not currently so identified could be classified as non-performing assets in the future.

Real Estate Owned. Real estate acquired by the Company as a result of foreclosure and bank property that is not in use is classified as real estate owned until such time as it is sold. When real estate is acquired or transferred, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less estimated disposal costs. Any subsequent write-down of real estate owned is charged to operations. Table 12 provides a summary of real estate owned at December 31, 2006 and 2005.

TABLE 12: SUMMARY OF REAL ESTATE OWNED
December 31,	2006	2005

Commercial properties	$-	$1,066
Residential properties	600	62
Bank properties	-	321

Total	$600	$1,449

During 2006, the Company sold various unrelated real estate properties with carrying values totaling $1.4 million which resulted in recognized net losses of approximately $46,000. Table 13 provides an analysis of the activity in real estate owned for the years ended December 31, 2006 and 2005.

TABLE 13: ANALYSIS OF REAL ESTATE OWNED
Year Ended December 31,	2006	2005

Balance, beginning of year	$1,449	$2,911
Additions	669	321
Transfer to bank property	-	(309)
Write-downs	(135)	-
Sales	(1,383)	(1,474)

Balance, end of year	$600	$1,449

See Note 9 of the Notes to Consolidated Financial Statements for additional information on real estate owned.

Allowances for Losses on Loans. The Company’s allowance for losses on loans increased to $25.7 million or 1.08% of loans receivable at December 31, 2006 compared to $22.5 million or 1.10% at December 31, 2005. Non-performing loans increased to $14.6 million at December 31, 2006 as compared to $10.1 million at December 31, 2005. The provision for loan losses was $3.8 million for 2006, $2.3 million for 2005, and $2.1 million for 2004. As a result of the January 2006 Advantage acquisition, $1.3 million of additional allowance for loan losses was assumed.

Table 14 provides information with respect to the Company's allowance for losses on loans for the years ended December 31, 2006, 2005, 2004, 2003 and 2002.

TABLE 14: ALLOWANCE FOR LOAN LOSSES
Year Ended December 31,	2006	2005	2004	2003	2002

Allowance for loan losses, beginning of year	$22,463	$22,037	$17,614	$16,408	$13,332
Charge-offs:
Commercial	(1,838)	(1,928)	(796)	(4,010)	(1,219)
Construction Mortgage	(22)	(27)	-	-	-
Mortgage	-	-	(84)	(1)	(20)
Other	(653)	(686)	(502)	(369)	(371)

Total charge-offs	(2,513)	(2,641)	(1,382)	(4,380)	(1,610)

Recoveries:
Commercial	377	561	641	700	457
Construction Mortgage	-	84	-	-	-
Mortgage	-	8	-	-	-
Other	265	104	152	61	54

Total recoveries	642	757	793	761	511

Net charge-offs	(1,871)	(1,884)	(589)	(3,619)	(1,099)
Purchased allowance resulting from bank acquisition	1,259	-	2,937	-	-
Provision for loan losses	3,807	2,310	2,075	4,825	4,175

Allowance for loan losses, end of year	$25,658	$22,463	$22,037	$17,614	$16,408

Net loans charged-off as a percent of average loans outstanding	0.08%	0.10%	0.04%	0.28%	0.09%

Table 15 provides the allocation of the Company's allowance for loan losses by loan category and the percent of loans in each category to loans receivable at December 31, 2006, 2005, 2004, 2003 and 2002. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses that may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.

TABLE 15: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

December 31,	2006		2005		2004		2003		2002

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Allowance for loan losses:
Commercial and industrial	$22,384	87.24%	$19,890	88.54%	$19,990	90.71%	$15,885	90.19%	$14,806	90.24%
Residential real estate	174	0.68	258	1.15	191	0.87	247	1.40	265	1.62
Home equity	1,937	7.55	1,006	4.48	739	3.35	483	2.74	263	1.60
Other	1,163	4.53	1,309	5.83	1,117	5.07	999	5.67	1,074	6.54

Total allowance for loan losses	$25,658	100.00%	$22,463	100.00%	$22,037	100.00%	$17,614	100.00%	$16,408	100.00%

See Note 6 of the Notes to Consolidated Financial Statements for additional information on allowance for loan losses.

Investment Securities. Investment securities available for sale and held to maturity decreased $221.7 million or 31.3% from $709.1 million at December 31, 2005 to $487.4 million at December 31, 2006. During 2006, the Company continued its strategy of redeploying maturing securities into its higher yielding loan portfolio. The estimated average life of the investment portfolio at December 31, 2006 was 2.0 years with an estimated modified duration of 1.5 years. The Company will not continue to manage the investment portfolio as a primary source of liquidity. Maturing securities in 2007 will primarily be reinvested in investment securities. This reinvestment strategy is expected to increase portfolio yield and increase both the estimated average life and the duration of the portfolio.

The Company’s investment policy is established by senior management and approved by the Board of Directors. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that optimizes interest income within acceptable limits of risk and liquidity.

Table 16 provides the estimated fair value and amortized cost of the Company's portfolio of investment securities at December 31, 2006, 2005 and 2004. For all debt securities classified as available for sale, the carrying value is the estimated fair value.

TABLE 16: SUMMARY OF INVESTMENT SECURITIES

December 31,	2006			2005			2004
		Net			Net			Net
		Unrealized	Estimated		Unrealized	Estimated		Unrealized	Estimated
	Amortized	Gains	Fair	Amortized	Gains	Fair	Amortized	Gains	Fair
	Cost	(Losses)	Value	Cost	(Losses)	Value	Cost	(Losses)	Value
Available for sale:
U.S. Treasury obligations	$29,956	$(39)	$29,917	$59,237	$(145)	$59,092	$70,069	$(308)	$69,761
U.S. Government agencies and mortgage-backed securities	372,864	(6,122)	366,742	596,823	(11,142)	585,681	662,023	(5,131)	656,892
State and municipal obligations	63,211	106	63,317	28,050	(156)	27,894	56,695	1,123	57,818
Other securities	1,944	-	1,944	3,963	-	3,963	35,109	(156)	34,953
Total available for sale investment securities	$467,975	$(6,055)	$461,920	$688,073	$(11,443)	$676,630	$823,896	$(4,472)	$819,424

Held to maturity:
Mortgage-backed securities	$24,691	$(595)	$24,096	$32,445	$(711)	$31,734	$43,048	$(176)	$42,872
Other securities	750	-	750	-	-	-	-	-	-
Total held to maturity investment securities	$25,441	$(595)	$24,846	$32,445	$(711)	$31,734	$43,048	$(176)	$42,872

Table 17 provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2006.

TABLE 17: ANALYSIS OF GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

December 31, 2006	Less than 12 Months		12 Months or Longer		Total

	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses

U.S. Treasury obligations	$24,928	$(39)	$-	$-	$24,928	$(39)
U.S. Government agencies and mortgage-backed securities	40,798	(69)	320,068	(6,655)	360,866	(6,724)
State and municipal obligations	13,366	(30)	10,570	(237)	23,936	(267)

Total	$79,092	$(138)	$330,638	$(6,892)	$409,730	$(7,030)

At December 31, 2006, 99.9% of the gross unrealized losses in the security portfolio were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and other securities rated investment grade by at least one bond credit rating service. Management believes the unrealized losses are due to increases in market interest rates over yields since the time the underlying securities were purchased. Recovery of fair value is expected as the securities approach their maturity date or if valuations for such securities improve as market yields change. Management considers the length of time and the extent to which fair value is less than cost, the credit worthiness and near-term prospects of the issuer, among other things, in determining the nature of the decline in market value of the securities. As the Company has the intent and ability to retain the investment in the issuer for a period of time sufficient to allow for a recovery of amortized cost, which may be maturity, no decline is deemed to be other than temporary. At December 31, 2006, the gross unrealized loss in the category 12 months or longer of $6.9 million consisted of 92 securities having an aggregate unrealized loss of 2.0% of the amortized cost. The securities represented Federal Agency issues and 22 securities currently rated AA or better by at least one bond credit rating service. At December 31, 2006, securities in a gross unrealized loss position for less than 12 months consisted of 37 securities having an aggregate unrealized loss of 0.2% of the amortized cost basis.

Expected maturities of individual securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Table 18 provides an estimated maturity summary with the carrying values and weighted average yields on the Company's portfolio of investment securities at December 31, 2006. The investment securities are presented in the table based on current prepayment assumptions. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

TABLE 18: MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

December 31,	1 Year or Less		1 to 5 Years		5 to 10 Years		More than Ten Years		Total

	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield

Available for sale:
U.S. Treasury obligations	$24,928	4.76%	$4,989	4.75%	$-	-%	$-	-%	$29,917	4.75%
U.S. Government agencies and mortgage-backed securities	207,841	3.60	119,635	3.68	12,254	4.49	27,012	5.68	366,742	3.81
State and municipal obligations	19,821	5.47	19,484	5.59	5,132	5.99	18,880	6.04	63,317	5.72
Other securities	878	5.63	1,045	4.01	21	-	-	-	1,944	4.69

Total available for sale investment securities	$253,468	3.86%	$145,153	3.98%	$17,407	4.93%	$45,892	5.83%	$461,920	4.13%

Held to maturity:
Mortgage-backed securities	$-	-%	$22,161	4.02%	$2,530	4.65%	$-	-%	$24,691	4.09%
Other securities	-	-	250	1.97	500	-	-	-	750	0.07

Total held to maturity investment securities	$-	-%	$22,411	4.00%	$3,030	3.89%	$-	-%	$25,441	3.97%

See Note 4 of the Notes to Consolidated Financial Statements for additional information on investment securities.

Bank Owned Life Insurance (“BOLI”). During 2006, the BOLI investment increased $1.7 million to $57.4 million at December 31, 2006 as a result of an increase in the cash value of the BOLI, which was recorded as other non-interest income in the consolidated statement of operations.

Deposits.  Deposits at December 31, 2006 totaled $2.67 billion, an increase of $196.3 million or 7.9% over the December 31, 2005 balance of $2.47 billion. In January 2006, the Company acquired approximately $148 million in deposits as a result of the Advantage acquisition. Core deposits, which exclude all certificates greater than $100,000, represented 87.8% and 90.9% of total deposits at December 31, 2006 and 2005, respectively. The Company has experienced a shift in the composition of deposits with a decline in demand deposits and an increase in higher cost time deposits. The Company’s increase in rates on time deposits are commensurate with increases in short-term interest rates by the Federal Reserve during the first half of 2006 and the intense competitive environment for retaining and attracting deposits. During 2007, deposits will be the primary source of funding as the Company shifts away from its investment portfolio liquidity management strategy, as previously discussed.

Table 19 provides a summary of deposits at December 31, 2006, 2005 and 2004.

TABLE 19: SUMMARY OF DEPOSITS
December 31,	2006	2005	2004

Demand deposits	$1,294,140	$1,416,651	$1,336,891
Savings deposits	412,973	386,821	452,726
Time deposits under $100,000	634,350	443,535	410,632
Time deposits $100,000 or more	326,534	224,641	230,114

Total	$2,667,997	$2,471,648	$2,430,363

Consumer and commercial deposits are attracted principally from within the Company's primary market area through offering a wide compliment of deposit products that include checking, savings, money market, certificates of deposits and individual retirement accounts.  The Company continues to operate with a core deposit relationship strategy that values the importance of building a long-term stable relationship with each and every customer.   The relationship strategy employs a pricing strategy that rewards customers that establish core accounts and maintain a certain minimum threshold account balance.  Management regularly meets to evaluate internal cost of funds, to analyze the competition, to review the Company's cash flow requirements for lending and liquidity and executes any appropriate pricing changes when necessary.  The Company does not currently obtain funds through brokers, nor does it solicit funds outside the states of New Jersey, Delaware and Pennsylvania.

Table 20 provides the distribution of total deposits between core and non-core at December 31, 2006, 2005 and 2004.

TABLE 20: DISTRIBUTION OF DEPOSITS

December 31,	2006		2005		2004

	Amount	Percentage	Amount	Percentage	Amount	Percentage

Core deposits	$2,341,463	87.8%	$2,247,007	90.9%	$2,200,249	90.5%
Time deposits $100,000 or more	326,534	12.2	224,641	9.1	230,114	9.5

Total deposits	$2,667,997	100.0%	$2,471,648	100.0%	$2,430,363	100.0%

Table 21 provides a summary of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2006.

TABLE 21: CERTIFICATES OF DEPOSIT OF $100,000 OR MORE
December 31, 2006	Amount

Three months or less	$102,325
Over three through six months	95,901
Over six through twelve months	87,929
Over twelve months	40,379

Total	$326,534

See Note 11 of the Notes to Consolidated Financial Statements for additional information on deposits.

Borrowings. Borrowed funds, excluding debentures held by trusts, decreased $88.3 million to $160.6 million at December 31, 2006, from $249.0 million at December 31, 2005. The Company utilized cash flows from maturities and calls of investment securities, the Advantage acquisition, and internal deposit growth to repay these borrowings.

Table 22 provides the maximum month end amount of borrowings by type for the years ended December 31, 2006 and 2005.

TABLE 22: SUMMARY OF MAXIMUM MONTH END BORROWINGS
December 31,	2006	2005

FHLB advances	$122,831	$143,024
FHLB repurchase agreements	$115,000	$70,000
FHLB overnight line of credit	$33,000	$50,000
Federal funds purchased	$32,000	$30,000
Repurchase agreements with customers	$61,763	$87,651

Table 23 provides information regarding FHLB advances and FHLB repurchase agreements, interest rates, approximate weighted average amounts outstanding and their approximate weighted average rates at or for the years ended December 31, 2006, 2005 and 2004.

TABLE 23: SUMMARY OF FHLB BORROWINGS
At or for the Year Ended December 31,	2006	2005	2004

FHLB convertible rate advances outstanding at year end	$25,000	$25,000	$25,000
Interest rate at year end	6.49%	6.49%	6.49%
Approximate average amount outstanding during the year	$25,000	$25,000	$25,000
Approximate weighted average rate during the year	6.49%	6.49%	6.49%

FHLB term amortizing advances outstanding at year end	$20,360	$41,346	$61,469
Weighted average interest rate at year end	4.52%	4.36%	4.58%
Approximate average amount outstanding during the year	$30,003	$50,771	$70,427
Approximate weighted average rate during the year	4.52%	4.34%	4.31%

FHLB term non-amortizing advances outstanding at year end	$58,200	$58,200	$58,200
Weighted average interest rate at year end	3.87%	3.87%	3.46%
Approximate average amount outstanding during the year	$58,200	$58,200	$58,200
Approximate weighted average rate during the year	3.87%	3.71%	3.40%

FHLB repurchase agreements outstanding at year end	$-	$60,000	$50,000
Weighted average interest rate at year end	-%	4.22%	2.43%
Approximate average amount outstanding during the year	$27,589	$23,469	$4,440
Approximate weighted average rate during the year	4.66%	3.01%	1.92%

Table 24 provides information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2006, 2005 and 2004.

TABLE 24: SUMMARY OF SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE WITH CUSTOMERS
December 31,	2006	2005	2004

Balance at year end	$51,740	$59,021	$59,641
Weighted average interest rate at year end	4.60%	3.51%	1.54%
Approximate average amount outstanding during the year	$45,726	$76,894	$63,715
Approximate weighted average rate during the year	4.34%	2.61%	0.74%

Deposits are the primary source of funds for the Company’s lending activities, investment activities and general business purposes. Should the need arise, the Company has the ability to access lines of credit from various sources including the Federal Reserve Bank, the FHLB and various other correspondent banks. In addition, on an overnight basis, the Company has the ability to sell securities under agreements to repurchase.

See Notes 12 and 13 of the Notes to Consolidated Financial Statements for additional information on borrowings.

Junior Subordinated Debentures Held by Trusts that Issued Capital Debt. Table 25 provides a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debenture issued by the Company to each Issuer Trust as of December 31, 2006.

TABLE 25: SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2006	Capital Securities			Junior Subordinated Debentures

Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning

Sun Trust III	April 22, 2002	$20,000	6-mo LIBOR plus 3.70%	$20,619	April 22, 2032	April 22, 2007
Sun Trust IV	July 7, 2002	10,000	3-mo LIBOR plus 3.65%	10,310	October 7, 2032	July 7, 2007
Sun Trust V	December 18, 2003	15,000	3-mo LIBOR plus 2.80%	15,464	December 30, 2033	December 30, 2008
Sun Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
CBNJ Trust I	December 19, 2003	5,000	3-mo LIBOR plus 3.35%	5,155	January 7, 2033	January 7, 2008
Sun Trust VII	January 17, 2006	30,000	6.24% Fixed	30,928	March 15, 2036	March 15, 2011

		$105,000		$108,250

In March 2007, the Company notified the holders of the outstanding capital securities of Sun Trust III of its intentions to call these securities contemporaneously with the redemption of the Sun Trust III debentures in April 2007. For more information regarding junior subordinated debentures held by trusts that issued capital debt, refer to Note 14 of the Notes to Consolidated Financial Statements contained herein.

Other Liabilities. Other liabilities increased $32.2 million to $46.5 million at December 31, 2006 from $14.3 million at December 31, 2005. This increase was primarily a result of an outstanding purchase of available for sale investment securities for $27.8 million which was settled in January 2007. At December 31, 2005, the Company did not have any unsettled purchases of investment securities.

FORWARD-LOOKING STATEMENTS

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this annual report and in other communications by the Company which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, involve risks and uncertainties and are subject to various important factors, some of which are beyond the Company’s control, including interest rate fluctuations, changes in financial services’ laws and regulations and competition, and which could cause the Company’s actual results to differ materially from the forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Securities Exchange Act of 1934 Rules 13(a)-15(f). The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Management, including the chief executive officer and chief financial officer, conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment was also conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment of the Company’s internal control over financial reporting also included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. Based on our evaluation under the framework in Internal Control - Integrated Framework, we concluded that the Company’s internal control over financial reporting was effective as of December 31, 2006.

Management’s assertion as to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included in the following pages.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Sun Bancorp, Inc.
Vineland, New Jersey

We have audited management's assessment, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, that Sun Bancorp Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinions.

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

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management’s statements referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2006 of the Company and our report dated March 16, 2007 expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph regarding the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 16, 2007

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Sun Bancorp, Inc.
Vineland, New Jersey

We have audited the accompanying consolidated statements of financial condition of Sun Bancorp Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2007 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 16, 2007

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2006 and 2005
(Dollars in thousands, except share amounts)
	2006	2005

ASSETS
Cash and due from banks	$74,991	$74,387
Interest-earning deposits with banks	48,066	2,707
Federal funds sold	47,043	8,368

Cash and cash equivalents	170,100	85,462
Investment securities available for sale (amortized cost of $467,975 and $688,073 at December 31, 2006 and 2005, respectively)	461,920	676,630
Investment securities held to maturity (estimated fair value of $24,846 and $31,734 at December 31, 2006 and 2005, respectively)	25,441	32,445
Loans receivable (net of allowance for loan losses of $25,658 and $22,463 at December 31, 2006 and 2005, respectively)	2,359,616	2,027,753
Restricted equity investments	17,729	19,991
Bank properties and equipment, net	42,292	42,110
Real estate owned, net	600	1,449
Accrued interest receivable	17,419	15,148
Goodwill	128,117	104,891
Intangible assets, net	28,570	29,939
Deferred taxes, net	3,939	6,761
Bank owned life insurance	57,370	55,627
Other assets	12,450	9,683

TOTAL	$3,325,563	$3,107,889

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits	$2,667,997	$2,471,648
Advances from the Federal Home Loan Bank (FHLB)	103,560	124,546
Securities sold under agreements to repurchase - FHLB	-	60,000
Securities sold under agreements to repurchase - customer	51,740	59,021
Obligation under capital lease	5,322	5,400
Junior subordinated debentures	108,250	77,322
Other liabilities	46,467	14,299

Total liabilities	2,983,336	2,812,236

Commitments and contingencies (see Note 18)

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued	-	-
Common stock, $1 par value, 50,000,000 shares authorized, 20,507,549 shares and 18,168,530 shares issued at December 31, 2006 and 2005, respectively	20,508	18,169
Additional paid-in capital	304,857	264,152
Retained earnings	20,794	20,757
Accumulated other comprehensive loss	(3,932)	(7,425)

Total shareholders' equity	342,227	295,653

TOTAL	$3,325,563	$3,107,889

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2006, 2005 and 2004
(Dollars in thousands, except share amounts)
	2006	2005	2004

INTEREST INCOME:
Interest and fees on loans	$160,876	$125,156	$96,617
Interest on taxable investment securities	19,195	24,689	24,813
Interest on non-taxable investment securities	1,564	1,378	1,951
Dividends on restricted equity investments	1,143	834	503
Interest on federal funds sold	1,172	1,172	385

Total interest income	183,950	153,229	124,269

INTEREST EXPENSE:
Interest on deposits	66,892	41,427	24,061
Interest on funds borrowed	9,571	9,122	7,275
Interest on junior subordinated debt	8,409	5,165	3,615

Total interest expense	84,872	55,714	34,951

Net interest income	99,078	97,515	89,318

PROVISION FOR LOAN LOSSES	3,807	2,310	2,075

Net interest income after provision for loan losses	95,271	95,205	87,243

NON-INTEREST INCOME:
Service charges on deposit accounts	11,117	8,957	9,043
Other service charges	311	279	354
(Loss) gain on sale or disposal of bank properties and equipment	(330)	42	2,467
(Loss) gain on sale of investment securities	(21)	773	1,407
Gain on sale of loans	1,127	989	289
Gain on derivative instruments	1,178	1,462	68
Other	6,364	5,786	5,491

Total non-interest income	19,746	18,288	19,119

NON-INTEREST EXPENSES:
Salaries and employee benefits	45,079	42,627	40,177
Occupancy expense	12,136	11,380	10,608
Equipment expense	7,926	7,762	7,091
Data processing expense	4,283	4,119	3,973
Amortization of intangible assets	4,767	4,499	5,268
Advertising expense	1,683	1,631	1,443
Real estate owned expense, net	238	(48)	60
Other	13,281	12,690	12,532

Total non-interest expenses	89,393	84,660	81,152

INCOME BEFORE INCOME TAXES	25,624	28,833	25,210

INCOME TAXES	8,350	9,312	7,581

NET INCOME	$17,274	$19,521	$17,629

Basic earnings per share	$0.85	$1.02	$1.03

Diluted earnings per share	$0.81	$0.96	$0.96

Weighted average shares - basic	20,266,774	19,062,315	17,062,454

Weighted average shares - diluted	21,318,132	20,327,891	18,412,054

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2006, 2005 and 2004
(Dollars in thousands)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total

BALANCE, JANUARY 1, 2004	$13,381	$151,631	$20,062	$1,690	$(1,046)	$185,718
Comprehensive income:
Net income	-	-	17,629	-	-	17,629
Unrealized loss on securities available for sale net of reclassification adjustment, net of tax (See Note 2)	-	-	-	(4,455)	-	(4,455)

Comprehensive income						13,174

Exercise of stock options	43	370	-	-	-	413
Excess tax benefit related to stock options	-	12	-	-	-	12
Issuance of common stock	3,116	76,797	-	-	-	79,913
Stock dividends	665	15,298	(15,963)	-	-	-
Cash paid for fractional interests resulting from stock dividend	-	-	(10)	-	-	(10)

BALANCE, DECEMBER 31, 2004	$17,205	$244,108	$21,718	$(2,765)	$(1,046)	$279,220
Comprehensive income:
Net income	-	-	19,521	-	-	19,521
Unrealized loss on securities available for sale net of reclassification adjustment, net of tax (See Note 2)	-	-	-	(4,660)	-	(4,660)

Comprehensive income						14,861

Exercise of stock options	148	(1,088)	-	-	-	(940)
Excess tax benefit related to stock options	-	1,437	-	-	-	1,437
Issuance of common stock	45	858	-	-	-	903
Stock dividends	771	18,657	(20,474)	-	1,046	-
Stock-based compensation	-	180	-	-	-	180
Cash paid for fractional interests resulting from stock dividend	-	-	(8)	-	-	(8)

BALANCE, DECEMBER 31, 2005	$18,169	$264,152	$20,757	$(7,425)	$-	$295,653
Comprehensive income:
Net income	-	-	17,274	-	-	17,274
Unrealized gain on securities available for sale net of reclassification adjustment, net of tax (See Note 2)	-	-	-	3,493	-	3,493

Comprehensive income						20,767

Exercise of stock options	473	2,400	-	-	-	2,873
Excess tax benefit related to stock options	-	1,478	-	-	-	1,478
Issuance of common stock	64	1,123	-	-	-	1,187
Common stock issued in acquisition	832	16,997	-	-	-	17,829
Stock options exchanged in acquisition	-	1,954	-	-	-	1,954
Stock dividends	970	16,247	(17,217)	-	-	-
Stock-based compensation	-	506	-	-	-	506
Cash paid for fractional interests resulting from stock dividend	-	-	(20)	-	-	(20)

BALANCE, DECEMBER 31, 2006	$20,508	$304,857	$20,794	$(3,932)	$-	$342,227

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005 and 2004
(Dollars in thousands)	2006	2005	2004

OPERATING ACTIVITIES:
Net income	$17,274	$19,521	$17,629
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	3,807	2,310	2,075
Depreciation and amortization	5,158	4,681	3,822
Net (accretion) amortization of investment securities	(920)	(260)	1,917
Amortization of intangible assets	4,767	4,499	5,268
Write down of book value of bank properties and equipment and real estate owned	189	62	177
Loss (gain) on sale of investment securities available for sale	21	(773)	(1,407)
Loss (gain) on sale of bank properties and equipment	330	(42)	(2,467)
Loss (gain) on real estate owned	46	(198)	(220)
Gain on sale of loans	(1,127)	(989)	(289)
Increase in cash value of bank owned life insurance	(1,743)	(1,648)	(1,710)
Deferred income taxes	929	175	6,407
Stock-based compensation	938	711	316
Excess tax benefits related to stock options	(1,724)	-	-
Stock contributed to employee benefit plans	637	223	-
Loans originated for sale	(67,784)	(71,117)	(45,919)
Proceeds from the sale of loans	66,448	66,929	45,554
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable	(1,515)	(2,629)	205
Other assets	(646)	(383)	(921)
Other liabilities	2,184	7,720	4,227

Net cash provided by operating activities	27,269	28,792	34,664

INVESTING ACTIVITIES:
Purchases of investment securities available for sale	(249,732)	(253,636)	(388,716)
Purchases of investment securities held to maturity	(500)	-	(46,125)
Redemption (purchase) of restricted equity securities	2,464	(4,586)	(1,844)
Proceeds from maturities, prepayments or calls of investment securities available for sale	505,102	363,392	496,669
Proceeds from maturities, prepayments or calls of investment securities held to maturity	7,701	10,518	3,077
Proceeds from sale of investment securities available for sale	25,449	27,185	143,095
Net increase in loans	(210,980)	(177,165)	(254,489)
Purchase of bank properties and equipment	(3,036)	(10,185)	(5,160)
Proceeds from sale of bank properties and equipment	-	193	7,480
Purchase of bank owned life insurance	-	(6,800)	(6,800)
Proceeds from sale of real estate owned	1,337	1,672	3,127
Net (decrease) increase in cash realized from acquisitions / sales	(15,101)	-	7,609

Net cash provided by (used in) investing activities	62,704	(49,412)	(42,077)

FINANCING ACTIVITIES:
Net increase (decrease) in deposits	48,335	41,285	(22,766)
Purchase price adjustment of branch assets purchased	-	-	219
Net (repayments) borrowings under line of credit and repurchase agreements	(88,345)	(10,743)	22,212
Proceeds from exercise of stock options	2,873	497	425
Excess tax benefits related to stock options	1,724	-	-
Proceeds from issuance of junior subordinated debt	30,000	-	-
Payments for fractional interests resulting from stock dividend	(20)	(8)	(10)
Proceeds from issuance of common stock	98	149	118

Net cash (used in) provided by financing activities	(5,335)	31,180	198

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	84,638	10,560	(7,215)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	85,462	74,902	82,117

CASH AND CASH EQUIVALENTS, END OF YEAR	$170,100	$85,462	$74,902

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$79,679	$54,341	$34,070
Income taxes paid	7,425	7,974	4,987
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS:
Transfer of loans and bank properties to real estate owned	$669	$321	$1,242
Commitments to purchase investment securities	27,759	-	-
Net assets acquired and purchase adjustments in bank acquisition	34,884	-	-
Value of shares issued in acquisition	17,829	-	62,458
Fair value of options exchanged in bank acquisitions	1,954	-	-

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2006, 2005 and 2004
(All dollar amounts presented in the tables, except per share amounts, are in thousands)

1. NATURE OF OPERATIONS

Sun Bancorp, Inc. (the "Company") is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company is the parent company of Sun National Bank (the “Bank”), a national bank and the Company’s principal wholly owned subsidiary. The Bank’s wholly owned subsidiaries are Med-Vine, Inc., Sun Financial Services, L.L.C., 2020 Properties, L.L.C. and Sun Home Loans, Inc.

The Company’s principal business is to serve as a holding company for the Bank. The Bank is in the business of attracting customer deposits through its Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate, small business and non-real estate loans, as well as mortgage-backed and investment securities. Med-Vine, Inc. is a Delaware holding company whose principal business is investing in securities. Med-Vine, Inc. holds a portion of the Bank’s investment portfolio. The principal business of Sun Financial Services, L.L.C. is to provide annuities and insurance products in the Bank’s Community Banking Centers through a contract with a third-party licensed insurance agent. The principal business of 2020 Properties, L.L.C. is to acquire certain loans, judgments, real estate and other assets in satisfaction of debts previously contracted by the Bank. Sun Home Loans, Inc. (“Sun Home Loans”), which was organized during the first quarter of 2006, originates residential mortgages through dedicated loan originators utilizing the Company’s existing branch networks as well as generating business through non-customers. Prior to the closing of a mortgage, Sun Home Loans generally will have a commitment to sell the loan with servicing released in the secondary market. The Company’s various capital trusts, collectively, the “Issuing Trusts” are presented on a deconsolidated basis. The Issuing Trusts are Delaware business trusts which hold junior subordinated debentures issued by the Company.

The Company and the Bank have their administrative offices in Vineland, New Jersey. As of December 31, 2006, the Bank had 75 community banking centers located throughout central and southern New Jersey, New Castle County, Delaware and in Philadelphia, Pennsylvania. The Company’s outstanding common stock is traded on the NASDAQ Stock Market under the symbol “SNBC”. The Company is subject to reporting requirements of the Securities and Exchange Commission (the "SEC"). The Bank’s primary regulatory agency is the Office of the Comptroller of the Currency (the “OCC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States of America and to general practices in the banking industry. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant estimates include the allowance for loan losses, goodwill, intangible assets, deferred tax asset valuation allowance, derivative instruments, and stock-based compensation. Actual results could differ from those estimates.

Basis of Consolidation - The consolidated financial statements include, after all significant intercompany balances and transactions have been eliminated, the accounts of the Company, its principal wholly owned subsidiary, the Bank, and the Bank's wholly owned subsidiaries, Med-Vine, Inc., Sun Financial Services, L.L.C., 2020 Properties, L.L.C. and Sun Home Loans, Inc. In accordance with the Financial Accounting Standards Board (the “FASB”) Interpretation (“FIN”) 46, Consolidation of Variable Interest Entities - an interpretation of ARB No. 51, and FIN 46 (R), Consolidation of Variable Interest Entities (revised December 2003) - an interpretation of ARB No. 51, Sun Capital Trust III, Sun Capital Trust IV, Sun Capital Trust V, Sun Capital Trust VI, Sun Capital Trust VII and CBNJ Trust I collectively, the “Issuing Trusts”, are presented on a deconsolidated basis.

Investment Securities - The Company’s debt securities include both those that are held to maturity and those that are available for sale. The purchase and sale of the Company’s debt securities are recorded as of trade date. At December 31, 2006 there was a $27.8 million payable for the purchase of available for sale securities which was included in other liabilities. At December 31, 2005, the Company did not have any unsettled purchase of investment securities. The following provides further information on the Company’s accounting for debt securities:

Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available for Sale - Debt securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at the estimated fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as other comprehensive income or loss until realized. Realized gains and losses on the sale of investment securities are recorded as of trade date, reported in the consolidated statement of income and determined using the adjusted cost of the specific security sold.

In accordance with FASB Staff Position (“FSP”) 115-1 and 124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments, the Company evaluates its securities portfolio for other-than-temporary impairment throughout the year. Each investment, which has a fair value less than the book value is reviewed on a quarterly basis by management. Management considers at a minimum the following factors that, both individually or in combination, could indicate that the decline is other-than-temporary: 1) the length of time and extent to which the market value has been less than book value; 2) the financial condition and near-term prospects of the issuer; or 3) the intent and ability of the Company to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value. Among the factors that are considered in determining intent and ability is a review of capital adequacy, interest rate risk profile and liquidity at the Company. An impairment is recorded against individual securities if the review described above concludes that the decline in value is other than temporary. The securities portfolio as of December 31, 2006 contains no other-than-temporary impaired investments. The Company did not record any impairment charges during the years ended December 31, 2006, 2005 and 2004.

Loans Held for Sale - Included in loans receivable is approximately $4.1 million and $6.2 million of loans held for sale at December 31, 2006 and 2005, respectively. These loans were carried at the lower of cost or estimated fair value, on an aggregate basis.

Loan Servicing Assets - The Company originates certain Small Business Administration (“SBA”) loans for sale to institutional investors. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, the cost of loan sold is allocated between the servicing rights, the retained portion of the loan and the sold portion of the loan based on the relative fair values of each. The fair value of the loan servicing rights is determined by valuation techniques.

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

Interest Income on Loans - Interest income on loans is credited to operations based upon the principal amount outstanding. Interest accruals are generally discontinued when a loan becomes 90 days past due or when principal or interest is considered doubtful of collection. When interest accruals are discontinued, interest credited to income in the current year is reversed and interest accrued in the prior year is charged to the allowance for loan losses.

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

The provision for loan losses charged to expense is based upon past loan and loss experience and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan - an amendment of FASB Statements No. 5 and 15 and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures - an amendment of FASB Statement No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Impairment losses are included in the provision for loan losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Interest payments on impaired loans are typically applied to principal unless the ability to collect the principal amount is fully assured, in which case interest is recognized on the cash basis.

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

Restricted Equity Securities - Equity securities of Bankers’ banks are classified as restricted equity securities because ownership is restricted and there is not an established market for their resale. These securities are carried at cost and are evaluated for impairment.

Bank Properties and Equipment - Land is carried at cost. Bank properties and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method based on the estimated useful lives of the assets, generally as follows:

Asset Type	Estimated Useful Life

Buildings	40 years
Leasehold improvements	Lesser of the useful life or the remaining lease term, including renewals, if applicable
Equipment	2.5 to 10 years

Bank-Owned Life Insurance - The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value, or the amount that can be realized. Income from these policies and changes in the cash surrender value are recorded in non-interest income.

Securities Sold Under Agreements to Repurchase - The Company enters into sales of securities under agreements to repurchase with the Federal Home Loan Bank (“FHLB”) and with its customers. These agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. Securities pledged as collateral under agreements to repurchase are reflected as assets in the accompanying consolidated balance sheets.

Real Estate Owned - Real estate owned is comprised of property acquired through foreclosure and bank property that is not in use. The property acquired through foreclosure is carried at the lower of the related loan balance or fair value of the property based on an appraisal less estimated cost to dispose. Losses arising from foreclosure transactions are charged against the allowance for loan losses. Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and gains or losses subsequent to foreclosure are included in operations.

Goodwill and Intangible Assets - Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. It is not amortized but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The Company uses a third-party appraisal to assist management in identifying impairment. The Company believes that its goodwill was not impaired during 2006 and 2005.

Intangible assets consist of core deposit intangibles and excess of cost over fair value of assets acquired (accounted for in accordance with SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions - an amendment of APB Opinion No. 17, an interpretation of APB Opinions Nos.16 and 17, and an amendment of FASB Interpretation No. 9), net of accumulated amortization. Core deposit intangibles are amortized using the straight-line method based on the characteristics of the particular deposit type.

Long-Lived Assets - Management evaluates the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impaired loss for long-lived assets and intangibles with definite lives would be based on the fair value of the asset. The Company recognized impairment losses of $42,000, $65,000 and $177,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

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

Treasury Stock - Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders’ equity. There was no treasury stock held by the Company at December 31, 2006 and 2005.

Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks and federal funds sold. The Bank is required to maintain an average reserve balance with the Federal Reserve Bank. The amount of the average reserve balance for the years ended December 31, 2006 and 2005 was $100,000.

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

Earnings Per Share - Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares of common stock and common stock equivalents outstanding decreased by the number of common shares that are assumed to have been repurchased with the proceeds from the exercise of the options (treasury stock method), the assumed tax benefit from the exercise of non-qualified options, and for 2006, the amount of unrecognized compensation cost attributed to future services. These purchases are assumed to be made at the average market price of the common stock, which is based on the average price on common shares sold. Retroactive recognition has been given to market values, common stock outstanding and potential common shares for periods prior to the date of the Company’s stock dividends.

Stock Dividend - On April 20, 2006, March 17, 2005 and March 19, 2004, the Company’s Board of Directors declared 5% stock dividends, which were paid on May 18, 2006, April 20, 2005 and April 20, 2004, respectively, to shareholders of record on May 8, 2006, April 6, 2005 and April 6, 2004, respectively. Accordingly, per share information for all periods presented have been restated to reflect the increased number of shares outstanding. All stock dividends are declared at the discretion of the Board of Directors.

Other Comprehensive Income - The Company classifies items of other comprehensive income by their nature and displays the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. Amounts categorized as other comprehensive income represent net unrealized gains or losses on investment securities available for sale, net of tax. Reclassifications are made to avoid double counting in comprehensive income items which are displayed as part of net income for the period. These reclassifications for the years ended December 31, 2006, 2005 and 2004 are as follows:

DISCLOSURE OF RECLASSIFICATION AMOUNTS, NET OF TAX
Year Ended December 31,	2006	2005	2004

Unrealized holding gain (loss) on securities available for sale during the year	$5,367	$(6,198)	$(5,616)
Reclassification adjustment for net loss (gain) included in net income	21	(773)	(1,407)

Net change in unrealized loss on securities available for sale	5,388	(6,971)	(7,023)
Tax effect	(1,895)	2,311	2,568

Net unrealized gain (loss) on securities available for sale, net of tax	$3,493	$(4,660)	$(4,455)

Stock-Based Compensation - The Company accounts for stock-based compensation in accordance with the fair value recognition provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No 123(R)”). The Company adopted SFAS No. 123(R) on January 1, 2006 using the modified prospective approach. Under the fair value provisions of SFAS No. 123(R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate vesting period using the straight-line method. Determining the fair value of stock-based awards at grant date requires judgment, including estimating the expected term of the stock options and the expected volatility of the Company’s stock. In addition, judgment is required in estimating the amount of stock-based awards that are expected to be forfeited. If actual results differ significantly from these estimates or different key assumptions were used, it could have a material effect on the Company’s Consolidated Financial Statements.

In accordance with SFAS No. 123(R), the fair value of the stock options granted are estimated on the date of grant using the Black-Scholes option pricing model which uses the assumptions noted in the table below. The risk-free rate of return is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life of the stock option is estimated using historical exercise behavior of employees at a particular level of management who were granted options with a ten year term. Stock options have historically been granted with this term, and therefore, information necessary to make this estimate was available. The expected volatility is based on the historical volatility for a period of three years ending on the date of grant. Utilizing a period greater than this was not representative of the Company’s view of its current stock volatility.

Prior to January 1, 2006, the Company accounted for stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, adopted prospectively on January 1, 2003 and in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees.

Significant weighted average assumptions used to calculate the fair value of the option awards for the years ended December 31, 2006, 2005 and 2004 are as follows:

WEIGHTED AVERAGE ASSUMPTIONS USED IN BLACK-SCHOLES OPTION PRICING MODEL
Year Ended December 31,	2006	2005	2004(1)

Fair value of options granted during the year	$6.13	$6.71	$-
Risk-free rate of return	5.01%	4.40%	-%
Expected option life in months	112	96	-
Expected volatility	28%	30%	-%
Expected dividends (2)	-	-	-

(1) There were no stock options granted during 2004.
(2) To date, the Company has not paid cash dividends on its common stock.

The following table illustrates the impact of implementing SFAS No. 123(R) for the year ended December 31, 2006.

IMPACT OF IMPLEMENTATION OF SFAS No. 123(R)
Year Ended December 31, 2006	Amount

Stock-based compensation calculated under the expensing provisions of SFAS No. 123 (adopted prospectively January 1, 2003)	$336
Incremental stock-based compensation required under the expensing provisions of SFAS No. 123(R) (unvested portion granted prior to January 1, 2003)	170

Total stock-based compensation (pre-tax)	$506

At December 31, 2006, the Company had six stock-based employee compensation plans, which are described more fully in Note 15. The following table illustrates the effect on net income and earnings per share for the years ended December 31, 2005 and 2004 if the Company had applied the fair value recognition provisions of SFAS No. 123 using the Black-Scholes option pricing model to stock-based employee compensation to all stock-based awards.

PRO FORMA NET INCOME AND EARNINGS PER SHARE
Year Ended December 31,	2005	2004

Reported net income available to common shareholders	$19,521	$17,629
Add: Total stock-based employee compensation expense included in reported net income (net of tax)	108	29
Deduct: Total stock-based employee compensation expense determined under fair value method (net of tax)	(419)	(616)

Pro forma net income available to common shareholders	$19,210	$17,042

Earnings per share:
Basic - as reported	$1.02	$1.03
Basic - pro forma	$1.01	$1.00

Diluted - as reported	$0.96	$0.96
Diluted - pro forma	$0.95	$0.93

Segment Information - The Company has one reportable segment, “Community Banking.”  All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others.  For example, lending is dependent upon the ability of the Bank to fund itself with deposits and other borrowings and manage interest rate and credit risk.  Accordingly, all significant operating decisions are based upon analysis of the Company as one segment or unit.

Recent Accounting Principles - In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 159.

In September 2006, the Securities and Exchange Commission (the “SEC”) Staff issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements. SAB No. 108 requires the use of two alternative approaches in quantitatively evaluating materiality of misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet and income statement approach. If the misstatement as quantified under either approach is material to the current year financial statements, the misstatement must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement is material, the prior year financial statements should be corrected. SAB No. 108 is effective for the annual financial statement covering the first fiscal year ending after November 15, 2006. In the year of adoption, the misstatements may be corrected as an accounting change by adjusting opening retained earnings rather than being included in the current year income statement. The Company adopted SAB No. 108 on January 1, 2007 and there was no impact to the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. SFAS No. 157 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is continuing to evaluate the impact of this pronouncement but does not expect that the guidance will have a material effect on the Company’s financial position or results of operations.

In September 2006, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on EITF Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. FASB Technical Bulletin (“FTB”) 85-4, Accounting for Purchases of Life Insurance requires that the amount that could be realized under the insurance contract as of the date of the statement of financial position should be reported as an asset. In practice, this statement means that the cash value asset is reported on the statement of financial position at this realizable amount and the change in cash surrender value during the period is an adjustment in determining the income (or expense) to be recognized for the period. The pronouncement is effective for fiscal years beginning after December 15, 2006. The Company will adopt EITF Issue No. 06-5 on January 1, 2007 and does not expect that the guidance will have an impact on the Company’s financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN No. 48 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. FIN No. 48 must be applied to all existing tax positions upon initial adoption. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN No. 48 on January 1, 2007 and the initial application of the interpretation did not have a material impact to the Company’s financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140 (“SFAS No. 156”). SFAS No. 140 establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends SFAS No. 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS No. 156 permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. Under SFAS No. 156, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. Adoption of SFAS No. 156 is required as of the beginning of the first fiscal year that begins after September 15, 2006. Upon adoption, the Company will apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions. The Company adopted SFAS No. 156 on January 1, 2007 and the guidance did not have a material impact to the Company’s financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company adopted SFAS No. 155 on January 1, 2007 and the guidance did not have a material impact to the Company’s financial position or results of operations.

3. ACQUISITIONS, CONSOLIDATIONS AND SALES

In December 2006, the Company consolidated two branch offices. As a result of the consolidations, the Company recognized lease buy-out charges and other related charges of $531,000, pre-tax. Also during the fourth quarter of 2006, the Company announced that it had entered into agreements to sell three branch offices to three separate buyers. The sales of the branch offices, including approximately $40 million of aggregate deposits and approximately $18 million of aggregate loans receivable, were completed during the first quarter of 2007. The Company will recognize a net pre-tax gain on sales of approximately $1.4 million during the first quarter of 2007.

On January 19, 2006, the Company acquired Advantage Bank (“Advantage”). The merger agreement permitted Advantage shareholders to elect to receive either $19.00 in cash or 0.87 shares of common stock of the Company subject to adjustment or proration under certain circumstances. The merger agreement also provided for an overall requirement that 50 percent of the outstanding Advantage shares be exchanged for the Company’s common stock. Accordingly, the Company paid Advantage stockholders $17.3 million in cash and issued approximately 832,000 shares of the Company’s common stock. On the date of the merger, Advantage’s assets totaled approximately $164 million, net loans receivable were approximately $124 million, investment securities were approximately $29 million and total deposits were approximately $148 million. The Company recorded $23.4 million in goodwill. Included in goodwill was $2.0 million relating to the fair value of stock options exchanged. Core deposit intangible of $3.4 million was recorded and will be amortized over approximately nine years on a straight-line basis.

On July 8, 2004, the Company acquired Community Bancorp of New Jersey (“Community”) in a stock-for-stock exchange merger. In the merger, Community shareholders received 0.8715 shares of common stock of the Company for each issued and outstanding share of Community common stock. Approximately 3,096,000 shares of the Company’s common stock were issued. On the date of the merger, Community’s assets totaled approximately $374 million, net loan receivables were approximately $230 million, investments securities were approximately $115 million and total deposits were approximately $342 million. The Company recorded $54.4 million in goodwill. Core deposit intangible of $13.8 million was recorded and will be amortized over approximately nine years on a straight-line basis.

4. INVESTMENT SECURITIES

The amortized cost of investment securities and the approximate fair value at December 31, 2006 and 2005 were as follows:

SUMMARY OF INVESTMENT SECURITIES
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

December 31, 2006
Available for sale
U.S. Treasury obligations	$29,956	$-	$(39)	$29,917
U.S. Government agencies and mortgage-backed securities	372,864	7	(6,129)	366,742
State and municipal obligations	63,211	373	(267)	63,317
Other	1,944	-	-	1,944

Total available for sale	467,975	380	(6,435)	461,920

Held to maturity
Mortgage-backed securities	24,691	-	(595)	24,096
Other	750	-	-	750

Total held to maturity	25,441	-	(595)	24,846

Total investment securities	$493,416	$380	$(7,030)	$486,766

December 31, 2005
Available for sale
U.S. Treasury obligations	$59,237	$-	$(145)	$59,092
U.S. Government agencies and mortgage-backed securities	596,823	-	(11,142)	585,681
State and municipal obligations	28,050	198	(354)	27,894
Other	3,963	-	-	3,963

Total available for sale	688,073	198	(11,641)	676,630

Held to maturity
Mortgage-backed securities	32,445	-	(711)	31,734

Total held to maturity	32,445	-	(711)	31,734

Total investment securities	$720,518	$198	$(12,352)	$708,364

During 2006, called or sold securities of $27.5 million resulted in a gross loss of $21,000. During 2005, called or sold securities of $60.2 million resulted in a gross gain and gross loss of $843,000 and $70,000, respectively. During 2004, called or sold securities of $194.6 million resulted in a gross gain and gross loss of $1.4 million and $22,000, respectively.

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005:

GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total

	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses

December 31, 2006
U.S. Treasury obligations	$24,928	$(39)	$-	$-	$24,928	$(39)
U.S. Government agencies and mortgage-backed securities	40,798	(69)	320,068	(6,655)	360,866	(6,724)
State and municipal obligations	13,366	(30)	10,570	(237)	23,936	(267)

Total	$79,092	$(138)	$330,638	$(6,892)	$409,730	$(7,030)

December 31, 2005
U.S. Treasury obligations	$48,963	$(35)	$10,129	$(110)	$59,092	$(145)
U.S. Government agencies and mortgage-backed securities	102,670	(1,003)	514,745	(10,850)	617,415	(11,853)
State and municipal obligations	15,975	(238)	3,381	(116)	19,356	(354)

Total	$167,608	$(1,276)	$528,255	$(11,076)	$695,863	$(12,352)

At December 31, 2006, 99.9% of the gross unrealized losses in the security portfolio were comprised of securities issued by U.S. Government agencies, U.S. Government agencies and other securities rated investment grade by at least one bond credit rating service. Management believes the unrealized losses are due to increases in market interest rates over yields since the time the underlying securities were purchased. Recovery of fair value is expected as the securities approach their maturity date or if valuations for such securities improve as market yields change. Management considers the length of time and the extent to which fair value is less than cost, the credit worthiness and near-term prospects of the issuer, among other things, in determining the nature of the decline in market value of the securities. As the Company has the intent and ability to retain the investment in the issuer for a period of time sufficient to allow for a recovery of amortized cost, which may be maturity, no decline is deemed to be other than temporary. At December 31, 2006, the gross unrealized loss in the category 12 months or longer of $6.9 million consisted of 92 securities having an aggregate unrealized loss of 2.0% of the amortized cost. The securities represented Federal Agency issues and 22 securities currently rated AA or better by at least one bond credit rating service. At December 31, 2006, securities in a gross unrealized loss position for less than 12 months consisted of 37 securities having an aggregate unrealized loss of 0.2% of the amortized cost basis.

The amortized cost and estimated fair value of the investment securities, by contractual maturity, at December 31, 2006 are shown below. Actual maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CONTRACTUAL MATURITIES OF INVESTMENT SECURITIES
December 31, 2006	Available for Sale		Held to Maturity

	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due in one year or less	$144,409	$143,631	$-	$-
Due after one year through five years	67,051	65,981	250	250
Due after five years through ten years	823	844	500	500
Due after ten years	37,914	38,157	-	-

Total investment securities, excluding mortgage-backed securities	250,197	248,613	750	750

Mortgage-backed securities	217,778	213,307	24,691	24,096

Total investment securities	$467,975	$461,920	$25,441	$24,846

At December 31, 2006, $148.5 million of U.S. Treasury Notes and U.S. Government Agency securities was pledged to secure public deposits.

5. LOANS

The components of loans were as follows:

LOAN COMPONENTS
December 31,	2006	2005

Commercial and industrial	$1,945,135	$1,732,202
Home equity	232,321	155,561
Second mortgages	77,337	53,881
Residential real estate	38,418	30,162
Other	92,063	78,410

Total gross loans	2,385,274	2,050,216
Allowance for loan losses	(25,658)	(22,463)

Loans, net	$2,359,616	$2,027,753

Non-accrual loans	$14,322	$9,957

There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 2006. The gross interest income that would have been recorded if the above non-accrual loans had been current in accordance with their original terms was $841,000, $755,000 and $1.0 million for the years ended December 31, 2006, 2005 and 2004, respectively. The amount of interest included in net income on these loans for the years ended December 31, 2006, 2005 and 2004 was $120,000, $119,000 and $274,000, respectively.

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 2006 and 2005, along with an analysis of the activity for the years ended December 31, 2006 and 2005, is summarized as follows:

SUMMARY OF LOANS TO RELATED PARTIES
Year Ended December 31,	2006	2005

Balance, beginning of year	$59,383	$43,744
Additions	29,104	18,545
Repayments	(19,552)	(2,906)

Balance, end of year	$68,935	$59,383

Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $896.9 million and $875.4 million at December 31, 2006 and 2005, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

Most of the Company’s business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market.

6. ALLOWANCE FOR LOAN LOSSES

An analysis of the change in the allowance for loan losses is as follows:

ALLOWANCE FOR LOAN LOSSES

Year Ended December 31,	2006	2005	2004

Balance, beginning of year	$22,463	$22,037	$17,614
Charge-offs	(2,513)	(2,641)	(1,382)
Recoveries	642	757	793

Net charge-offs	(1,871)	(1,884)	(589)
Provision for loan losses	3,807	2,310	2,075
Purchased allowance resulting from bank acquisition	1,259	-	2,937

Balance, end of year	$25,658	$22,463	$22,037

Loans collectively evaluated for impairment include consumer loans and residential real estate loans, and are not included in the data that follow:

COMPONENTS OF IMPAIRED LOANS
December 31,	2006	2005

Impaired loans with related allowance for loan losses calculated under SFAS No. 114	$7,975	$7,954
Impaired loans with no related allowance for loan losses calculated under SFAS No. 114	4,774	10,061

Total impaired loans	$12,749	$18,015

Valuation allowance related to impaired loans	$2,267	$2,381

ANALYSIS OF IMPAIRED LOANS
Year Ended December 31,	2006	2005	2004

Average impaired loans	$16,634	$31,181	$35,991
Interest income recognized on impaired loans	$534	$994	$2,315
Cash basis interest income recognized on impaired loans	$117	$494	$209

7. RESTRICTED EQUITY INVESTMENTS

The cost of restricted equity investments was as follows:

RESTRICTED EQUITY INVESTMENTS
December 31,	2006	2005

Federal Reserve Bank stock	$9,248	$8,122
Federal Home Loan Bank stock	8,333	11,761
Atlantic Central Bankers Bank stock	148	108

Total	$17,729	$19,991

8. BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment consist of the following major classifications:

SUMMARY OF BANK PROPERTIES AND EQUIPMENT
December 31,	2006	2005

Land	$6,803	$5,366
Buildings	18,827	17,503
Capital lease	5,400	5,400
Leasehold improvements and equipment	36,392	34,003

Total bank properties and equipment	67,422	62,272
Accumulated depreciation	(25,130)	(20,162)

Bank properties and equipment, net	$42,292	$42,110

9. REAL ESTATE OWNED

Real estate owned consisted of the following:

SUMMARY OF REAL ESTATE OWNED
December 31,	2006	2005

Commercial properties	$-	$1,066
Residential properties	600	62
Bank properties	-	321

Total	$600	$1,449

Expenses applicable to real estate owned include the following:

REAL ESTATE OWNED EXPENSES
Year Ended December 31,	2006	2005	2004

Net loss (gain) on sales of real estate	$46	$(198)	$(220)
Write-down of real estate owned	135	-	-
Operating expenses, net of rental income	57	150	280

Total	$238	$(48)	$60

10. GOODWILL AND INTANGIBLE ASSETS

In January 2006, the Company acquired Advantage in a cash and stock merger. Accordingly, the Company paid Advantage $17.3 million in cash and issued approximately 832,000 shares of the common stock of the Company. Goodwill of approximately $23.4 million was recorded in conjunction with this transaction and, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, will be reviewed at least annually for impairment. Included in goodwill was $2.0 million relating to the fair value of options exchanged. Core deposit intangible of $3.4 million was recorded and will be amortized over approximately nine years on a straight-line basis.

In July 2004, the Company acquired Community in a stock-for-stock exchange merger valued at approximately $69 million. Goodwill of approximately $54.4 million was recorded in conjunction with this transaction and, in accordance with SFAS No. 142, will be reviewed at least annually for impairment. Core deposit intangible of $13.8 million was recorded and will be amortized over approximately nine years on a straight-line basis.

In the fourth quarter of 2006 and 2005, the Company performed, with the assistance of an independent third party other than its independent auditors, its annual impairment test of goodwill as required under the SFAS Nos. 142 and 147. Such testing is based upon a number of factors, which are based upon assumptions and management judgments. These factors include among other things, future growth rates, discount rates and earnings capitalization rates. The test indicated that no impairment charge was necessary for 2006 or 2005.

Changes in the carrying amount of goodwill are as follows:

GOODWILL
Year Ended December 31,	2006	2005

Balance, beginning of year	$104,891	$104,969
Net additions related to business acquisition (1)	23,226	-
Purchase price adjustments	-	(78)

Balance, end of year	$128,117	$104,891

(1) In accordance with SFAS No. 123(R), goodwill includes adjustments for the tax benefit resulting from the exercise of awards issued in a business combination.

Information regarding the Company’s intangible assets subject to amortization is as follows:

SUMMARY OF INTANGIBLE ASSETS

December 31,	2006			2005

	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net

Core deposit premium	$49,530	$26,684	$22,846	$46,132	$22,671	$23,461
Excess of cost over fair value of assets acquired	17,698	11,974	5,724	17,698	11,220	6,478

Total intangible assets	$67,228	$38,658	$28,570	$63,830	$33,891	$29,939

Changes in the carrying amount of Company’s intangible assets for the years ended December 31, 2006 and 2005 are as follows:

ANALYSIS OF INTANGIBLE ASSETS
December 31,	2006	2005

Balance, beginning of year	$29,939	$34,753
Addition related to business acquisition	3,398	-
Intangible assets associated with sold branch	-	(315)
Amortization expense	(4,767)	(4,499)

Balance, end of year	$28,570	$29,939

Information regarding the Company’s amortization expense follows:

AMORTIZATION OF INTANGIBLE ASSETS
Amount

Actual for Year Ended December 31,
2004	$5,268
2005	4,499
2006	4,767

Expected for Year Ended December 31,(1)
2007	4,714
2008	4,709
2009	4,453
2010	3,685
2011	3,685
Thereafter	6,947

Total	$28,193

(1) Expected amortization excludes approximately $377,000 of intangibles which were written off in conjunction with a branch sale during the first quarter of 2007 (see Note 3 for further information on branch sales).

11. DEPOSITS

Deposits consist of the following major classifications:

SUMMARY OF DEPOSITS
December 31,	2006	2005

Interest-bearing demand deposits	$792,955	$886,773
Non-interest-bearing demand deposits	501,185	529,878
Savings deposits	412,973	386,821
Time deposits under $100,000	634,350	443,535
Time deposits $100,000 or more	326,534	224,641

Total	$2,667,997	$2,471,648

A summary of time deposits by year of maturity is as follows:

MATURITIES OF TIME DEPOSITS
Year Ended December 31,	Amount

2007	$749,396
2008	137,075
2009	44,113
Thereafter	30,300

Total	$960,884

A summary of interest expense on deposits is as follows:

SUMMARY OF INTEREST EXPENSE
Year Ended December 31,	2006	2005	2004

Savings deposits	$6,687	$4,986	$3,440
Time deposits	36,618	20,342	13,421
Interest-bearing demand deposits	23,587	16,099	7,200

Total	$66,892	$41,427	$24,061

12. ADVANCES FROM THE FEDERAL HOME LOAN BANK

The Company’s advances from the FHLB consists of borrowings with an original maturity of one year or more. At December 31, 2006 and 2005, the Company had fixed-rate advances from FHLB of $103.6 million and $124.5 million, respectively, which mature through 2018. At December 31, 2006 and 2005, the interest rates on these fixed-rate advances from FHLB ranged from 3.30% to 6.49%. The weighted average interest rate for the years ended December 31, 2006 and 2005 was 4.63% and 4.56%, respectively. Interest expense on advances from FHLB was $5.5 million, $6.3 million and $6.7 million for the years ended December 31, 2006, 2005 and 2004, respectively. Included in the advances from FHLB was one $25.0 million fixed-rate advance which was convertible on October 12, 2005. This advance remained fixed at December 31, 2006 and 2005, however the FHLB has the option to convert this advance to floating at the current market rates at each quarter until it matures in 2007. The Company has the option of replacing the funding or repaying the advance.

The contractual maturities of the Company’s fixed-rate, advances from FHLB at December 31, 2006 is as follows:

CONTRACTUAL MATURITIES OF ADVANCES FROM THE FHLB
Year Ended December 31,	Amount

2007	$35,041
2008	41,293
2009	8,640
2010	10,000
2011	-
Thereafter	8,586

Total long-term debt	$103,560

13. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company has overnight repurchase agreements with customers as well as repurchase agreements with the FHLB. At December 31, 2006 and 2005, customer repurchase agreements were $51.7 million and $59.0 million, respectively with interest rates ranging from 4.25% to 5.03% and 3.13% to 3.95%, respectively. Interest expense on customer repurchase agreements was $2.0 million, $2.0 million and $471,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Collateral for customer repurchase agreements consisted of U.S. Treasury notes or securities issued or guaranteed by one of the Government Sponsored Enterprises. The fair value of the collateral was approximately equal to the amounts outstanding.

The Company did not have any FHLB repurchase agreements at December 31, 2006 as compared to $60.0 million in FHLB repurchase agreements with a weighted average interest rate of 4.22% at December 31, 2005. Interest expense on FHLB repurchase agreements was $1.3 million, $707,000 and $68,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Collateral for the FHLB repurchase agreements consisted of securities issued or guaranteed by one of the Government Sponsored Enterprises. The fair value of the collateral was approximately equal to the amount outstanding.

14. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT

The Company has established Issuer Trusts that have issued guaranteed preferred beneficial interests in the Company’s junior subordinated debentures. Prior to FIN 46 and FIN 46 (R), the Company classified its Issuer Trusts after total liabilities and before shareholders’ equity on its consolidated statement of financial position under the caption “Guaranteed Preferred Beneficial Interest in Company’s Subordinated Debt” and the retained common capital securities of the Issuer Trusts were eliminated against the Company’s investment in the Issuer Trusts. Distributions on the preferred securities were recorded as interest expense on the consolidated statement of income.

As a result of the adoption of FIN 46 and FIN 46 (R), all the Issuer Trusts outstanding at December 31, 2006 and 2005 are deconsolidated. The junior subordinated debentures issued by the Company to the Issuer Trusts at December 31, 2006 and 2005 of $108.3 million and $77.3 million, respectively, are reflected in the Company’s consolidated statement of financial position in the liabilities section at December 31, 2006 and 2005, respectively, under the caption “Junior subordinated debentures.” The Company records interest expense on the corresponding debentures in its consolidated statements of income. The Company also recorded the common capital securities issued by the Issuer Trusts in “Other assets” in its consolidated statement of financial position at December 31, 2006 and 2005.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Issuer Trust as of December 31, 2006.

SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2006	Capital Securities			Junior Subordinated Debentures

Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning

Sun Trust III	April 22, 2002	$20,000	6-mo LIBOR plus 3.70%	$20,619	April 22, 2032	April 22, 2007
Sun Trust IV	July 7, 2002	10,000	3-mo LIBOR plus 3.65%	10,310	October 7, 2032	July 7, 2007
Sun Trust V	December 18, 2003	15,000	3-mo LIBOR plus 2.80%	15,464	December 30, 2033	December 30, 2008
Sun Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
CBNJ Trust I	December 19, 2003	5,000	3-mo LIBOR plus 3.35%	5,155	January 7, 2033	January 7, 2008
Sun Trust VII	January 17, 2006	30,000	6.24% Fixed	30,928	March 15, 2036	March 15, 2011

		$105,000		$108,250

While the capital securities have been deconsolidated in accordance with GAAP, they continue to qualify as Tier 1 capital under federal regulatory guidelines. The change in accounting guidance did not have an impact on the current Tier 1 regulatory capital of either the Company or the Bank. In March 2005, the Federal Reserve amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of trust preferred securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits. The Federal Reserve’s amended rule will, effective March 31, 2009, limit capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability. Management has developed a capital plan for the Company and the Bank that should allow the Company and the Bank to maintain “well-capitalized” regulatory capital levels.

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

Sun Trust III variable annual rate will not exceed 11.00% through five years from its issuance. Sun Trust IV variable annual rate will not exceed 11.95% through five years from its issuance. Sun Trust V and Sun Trust VI do not have interest rate caps. As a result of the July 2004 Community acquisition, the Company assumed CBNJ Trust I. The CBNJ Trust I variable annual rate will not exceed 12.5% through five years from issuance. In January 2006, the Company issued an additional $30.0 million of Trust Preferred Securities (Sun Trust VII) of which the annual rate will be fixed at 6.24% until March 2011. Of the $30.0 million, approximately $17 million was used to fund the purchase of Advantage with the remaining $13 million being used for general corporate purposes. In March 2007, the Company notified the holders of the outstanding capital securities of Sun Trust III of its intentions to call these securities contemporaneously with the redemption of the Sun Trust III debentures in April 2007. The Company expects to write down approximately $540,000 of unamortized debt issuance costs of the called securities.

15. STOCK-BASED INCENTIVE PLANS

The 2004 Stock Plan authorizes the issuance of 496,125 shares of common stock pursuant to awards that may be granted in the form of options to purchase common stock (“Options”) and awards of shares of common stock (“Stock Awards”). The maximum number of Stock Awards that may be granted over time may not exceed 55,125 shares. At December 31, 2006, the amount of shares of common stock available for future grants under the 2004 Stock Plan was 263,806 shares. At the 2007 Annual Meeting of Shareholders, the Company’s stockholders will vote on an increase in the shares available for future grant under the 2004 Stock Plan. The purpose of the 2004 Stock Plan, as with all of the Company’s stock-based incentive plans, is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, advisory directors, employees and other persons to promote the success of the Company. Under the 2004 Stock Plan, options expire ten years after the date of grant, unless terminated earlier under the option terms. For both Stock Options and Stock Awards, a Committee of non-employee directors has the authority to determine the conditions upon which the options granted will vest. As of March 18, 2004, the effective date of the 2004 Stock Plan, each director and advisory director of the Company received board meeting fees in the form of stock awards. All awards were immediately vested upon issuance. There were 18,305 stock awards, 15,455 stock awards and 5,329 stock awards issued from the 2004 Stock Plan for the years ended December 31, 2006, 2005 and 2004, respectively. The Company granted 82,560 options and 130,200 options for the years ended December 31, 2006 and 2005, respectively, under the 2004 Stock Plan. There were no options granted under the 2004 Stock Plan during the year ended December 31, 2004. These options were granted at the then fair market value of the Company’s stock and will vest evenly over five years. There are 193,230 options outstanding under this plan at December 31, 2006.

In January 2006, as a result of the Advantage acquisition, the Company assumed stock options previously granted under the Advantage Plans. Upon merger, all stock options under the Advantage Plans became fully vested and were converted to stock options of the Company. The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Advantage Plans are both incentive and non-qualified and expire from 2009 through 2014. There are 34,171 stock options outstanding under these plans at December 31, 2006. No additional stock options will be granted under these plans.

In July 2004, as a result of the Community acquisition, the Company assumed stock options previously granted under the Community Plans. Upon merger, all stock options under the Community Plans became fully vested and were converted to stock options of the Company. The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Community Plans are both incentive and non-qualified and expire from 2007 through 2013. There are 282,206 stock options outstanding under these plans at December 31, 2006. No additional stock options will be granted under these plans.

Options granted under the 2002 Plan may be either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. The 2002 Plan authorizes the issuance of 957,210 shares of common stock. The grant of reload options is authorized under the 2002 Plan. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an “original option”) by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the reload feature will reduce the total number of shares eligible for award under the Plan. Under the 2002 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The qualified incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 2002 Plan generally allows 20% of options granted to employees to vest six months after the date of grant, and 20% for each of the next four anniversaries of the grant, subject to employment and other conditions. The vesting provision of the 2002 Plan generally allows options granted to directors to vest as of the date of grant. At December 31, 2006, there were 946,476 options outstanding with the reload feature under the 2002 Plan.

Options granted under the 1997 Plan may be either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. Options granted under the 1997 Plan are at the estimated fair value at the date of grant. The 1997 Plan authorizes the issuance of 1,454,768 shares of common stock. At December 31, 2006, there were 1,334,953 options outstanding with the reload feature under the 1997 Plan.

In 2005, the 1995 Stock Option Plan expired. As such, no additional options are permitted to be granted from this plan. Options granted under the 1995 Plan were either qualified incentive stock options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. Options granted under the 1995 Plan were at the estimated fair value at the date of grant. At December 31, 2006, there were 262,230 options outstanding under the 1995 Plan.

Under the 1995 and 1997 Plans, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 1997 Plan generally allows for 50% of options to vest one year after the date of grant, and 50% two years after the date of grant, subject to employment and other conditions. All shares granted under the 1995 Plan were fully vested as of December 31, 2006.

There are no equity compensation plans providing for the issuance of shares of the Company which were not approved by the shareholders.

Options outstanding under the 1995, 1997, 2002, 2004, Community Plans and Advantage Plans, adjusted for 5% stock dividends granted where appropriate, are as follows:

SUMMARY OF STOCK OPTIONS GRANTED AND OUTSTANDING
	Incentive	Nonqualified	Total

Stock options granted and outstanding:
December 31, 2006 at prices ranging from $4.98 to $21.61 per share	648,706	2,404,560	3,053,266
December 31, 2005 at prices ranging from $4.55 to $21.61 per share	683,971	2,641,181	3,325,152
December 31, 2004 at prices ranging from $3.36 to $21.61 per share	570,025	2,876,102	3,446,127

Activity in the stock option plans for the years ended December 31, 2006, 2005 and 2004, respectively are as follows:

SUMMARY OF STOCK OPTION ACTIVITY

Year Ended December 31,	2006		2005		2004

	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Stock options outstanding, beginning of year	3,325,152	$9.63	3,446,127	$8.79	3,140,378	$8.82
Granted	82,560	18.45	130,200	20.24	-	-
Exchanged in business acquisition	168,908	7.76	-	-	368,079	9.04
Exercised	(492,586)	5.83	(249,603)	3.67	(47,913)	8.61
Forfeited	(21,604)	18.97	(1,092)	10.81	(972)	10.81
Expired	(9,164)	18.04	(480)	20.04	(13,445)	21.82

Stock options outstanding, end of year	3,053,266	$10.28	3,325,152	$9.63	3,446,127	$8.79

Stock options exercisable, end of year	2,868,375	$9.73	2,934,965	$9.14	2,942,556	$8.65

The weighted average grant date fair value of options granted during the years ended December 31, 2006 and 2005 were $6.13 and $6.71, respectively. There were no options granted during the year ended December 31, 2004. The total intrinsic value (market value on date of exercise less exercise price) of options exercised during the years ended December 31, 2006, 2005 and 2004 was $6.2 million, $4.4 million and $601,000, respectively. The aggregate intrinsic value of options outstanding at December 31, 2006 and 2005 was $32.9 million and $30.8 million, respectively. The aggregate intrinsic value of options exercisable at December 31, 2006 and 2005 was $32.5 million and $28.4 million, respectively.

The amount of cash received from the exercise of stock options during the year ended December 31, 2006 was $2.9 million. The total tax benefit for the year ended December 31, 2006 was approximately $1.7 million.

A summary of the status of the Company’s nonvested shares at December 31, 2006, 2005 and 2004, respectively, and changes during the years ended December 31, 2006, 2005 and 2004, respectively, are presented in the following table:

SUMMARY OF NONVESTED STOCK OPTION ACTIVITY

Year Ended December 31,	2006		2005		2004

	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Nonvested stock options outstanding, beginning of year	390,187	$13.26	503,571	$9.65	747,411	$9.61
Granted	82,560	18.45	130,200	20.24	-	-
Vested	(257,088)	10.26	(242,012)	9.50	(229,423)	8.80
Forfeited	(21,604)	18.97	(1,092)	10.81	(972)	10.81
Expired	(9,164)	18.04	(480)	20.04	(13,445)	21.82

Nonvested stock options outstanding, end of year	184,891	$18.84	390,187	$13.26	503,571	$9.65

At December 31, 2006, there was $780,000 of total unrecognized compensation cost related to nonvested stock options granted under the stock option plans. That cost is expected to be recognized over a weighted average period of 2.5 years.

The following table summarizes stock options outstanding at December 31, 2006:

SUMMARY OF STOCK OPTIONS OUTSTANDING

December 31, 2006			Options Outstanding			Options Exercisable

Range of Exercise Prices			Number of Options	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options	Weighted- Average Exercise Price

$4.98	-	$7.87	660,617	1.78	$6.65	660,617	$6.65
7.88	-	9.36	1,190,734	5.05	9.36	1,190,734	9.36
9.37	-	12.69	547,969	3.02	10.38	539,102	10.37
12.70	-	21.61	653,946	3.81	15.55	477,922	14.18

			3,053,266	3.72	10.28	2,868,375	9.73

16. EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan (“ESPP”) and a Directors Stock Purchase Plan (“DSPP”) (collectively, the “Purchase Plans”) wherein 339,451 shares were reserved for issuance pursuant to the Purchase Plans. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2006 and 2005, there were 6,891 shares and 7,681 shares, respectively, purchased through the ESPP. For the years ended December 31, 2006 and 2005, there were 2,720 shares and 2,516 shares, respectively, purchased through the DSPP. At December 31, 2006, there were 210,763 and 9,715 shares remaining in the ESPP and DSPP, respectively.

17. BENEFITS

The Company has established a 401(k) Retirement Plan (the “401(k) Plan”) for all qualified employees. Employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. The Company’s match begins after one year of service. Vesting in the Company’s contribution accrues over four years at 25% each year. Pursuant to the 401(k) Plan, employees can contribute up to 75% of their compensation to a maximum allowed by law. The Company matches 50% of the employee contribution, up to 6% of compensation. The Company match consists of a contribution of Company common stock, at market value. Prior to August 2005, the Company’s contributions were purchased through a broker by the directed trustee. Beginning in August 2005, the Company issued shares of its common stock as its contribution. The Company’s contribution to the 401(k) Plan was $638,000, $566,000 and $486,000 for the years ended December 31, 2006, 2005 and 2004, respectively. The Company expensed $11,000, $36,000 and $26,000 during the years ended December 31, 2006, 2005 and 2004, respectively, to administer and audit the 401(k) Plan. These expenses were recorded to non-interest expense.

18. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

Letters of Credit

In the normal course of business, the Bank has various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $63.2 million and $67.8 million at December 31, 2006 and 2005, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial position of the Company will not be affected materially by the final outcome of any contingent liabilities and commitments.

Leases

Certain office space of the Company and the Bank is leased from companies affiliated with the Chairman of the Company’s Board of Directors under separate agreements with the Company. Terms of these three agreements at December 31, 2006 are as follows.

SUMMARY OF LEASES WITH AFFILIATES TO THE CHAIRMAN OF THE BOARD OF DIRECTORS
December 31, 2006	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases

Expiration date:
March 2010	$41	N/A	Fixed
October 2017	$1,125	N/A	CPI
August 2025 (1)	$450	4 five-year terms	Fixed

(1) This lease is recorded as a $5.3 million obligation under capital lease at December 31, 2006.

The following is a schedule by years of future minimum lease payments for the $5.3 million obligation under capital leases together with the present value of the net minimum lease payments as of December 31, 2006:

FUTURE MINIMUM LEASE PAYMENTS UNDER OBLIGATION UNDER CAPITAL LEASE
Year Ended December 31,	Amount

2007	$450
2008	450
2009	450
2010	469
2011	506
Thereafter	7,908

Total minimum lease payments	10,233
Less: amount representing interest	4,911

Present value of minimum lease payment, net	$5,322

Certain office space of the Bank is leased from companies affiliated with certain Directors under separate agreements with the Bank. Terms of these two agreements at December 31, 2006 are as follows:

SUMMARY OF LEASES WITH AFFILIATES TO THE DIRECTORS
December 31, 2006	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases

Expiration date:
February 2010	$96	N/A	Fixed
December 2011	$132	2 five-year terms	Fixed

The Company believes that each of the related party transactions described above were on terms as fair to the Company as could have been obtained from unaffiliated third parties.

The following table shows future minimum payments under non-cancelable leases with initial terms of one year or more at December 31, 2006. Future minimum receipts under sub-lease agreements are not material.

FUTURE MINIMUM PAYMENTS UNDER NONCANCELABLE OPERATING LEASES
Year Ended December 31,	Amount

2007	$4,255
2008	4,006
2009	3,592
2010	3,137
2011	2,913
Thereafter	19,229

Total minimum lease payments	$37,132

Rental expense included in occupancy expense for all leases was $5.1 million, $4.8 million and $4.8 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Other Contractual Commitments

On February 6, 2007, the Board of Directors of the Company terminated the employment of the Company’s President and Chief Executive Officer. The Company has been attempting to negotiate an agreement that would provide for certain terms and conditions of the former President and Chief Executive Officer’s separation from the Company including, among other things, non-compete agreements and a general release from any claims, rights or causes of action in connection with his termination of employment or otherwise. To date no such agreement has been reached and it is unclear whether or when such an agreement may be entered into between the parties. The Company’s existing severance agreement with the former President and Chief Executive Officer provides for a severance benefit equal to his then current monthly base salary for a period of twelve months, plus $50,000, which will result in a charge to earnings of approximately $650,000, on a pre-tax basis, in the quarter ending March 31, 2007. The Company, however, may incur additional charges to earnings greater than the contractual amount, or may incur such additional charges in future quarters, in connection with any negotiation and settlement of this matter between the parties.

19. DERIVATIVE INTRUMENTS AND HEDGING ACTIVITIES

Beginning in 2004, the Company utilized certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. As of December 31, 2006, derivative financial instruments have been entered into to hedge the interest rate risk associated with the Bank’s commercial lending activity. In general, the derivative transactions fall into one of two types, a bank hedge of a specific fixed-rate loan or a hedged derivative offering to a Bank customer. In those transactions in which the Bank hedges a specific fixed-rate loan, the derivative is executed for periods that match the related underlying exposures and do not constitute positions independent of these exposures. For derivatives offered to Bank customers, the economic risk of the customer transaction is offset by a mirror position with a non-affiliated third party.
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

Derivative instruments are recorded at their fair values. If derivative instruments are designated as fair value hedges, both the change in the fair value of the hedge and the hedged item are included in current earnings. Because the hedging arrangement is considered highly effective, changes in the interest rate swaps’ fair values exactly offset the corresponding changes in the fair value of the commercial loans and, as a result, the changes in fair value do not result in an impact on net income.

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

Fair Value Hedges - Interest Rate Swaps

The Company has entered into interest rate swap arrangements to exchange the payments on fixed-rate commercial loan receivables for variable-rate payments based on the one-month London Interbank Offered Rate. The interest rate swaps involve no exchange of principal either at inception or maturity and have maturities and call options identical to the fixed-rate loan agreements. The arrangements have been designated as fair value hedges. The swaps are carried at their fair value and the carrying amount of the commercial loans includes the change in their fair values since the inception of the hedge. Because the hedging arrangement is considered highly effective, changes in the interest rate swaps’ fair values exactly offset the corresponding changes in the fair value of the commercial loans and, as a result, the changes in fair value do not result in an impact on net income.

Information pertaining to outstanding interest rate swap agreements was as follows:

SUMMARY OF INTEREST RATE SWAP AGREEMENTS
December 31,	2006	2005

Notional amount	$48,063	$36,795
Weighted average pay rate	6.74%	6.59%
Weighted average receive rate	7.34%	6.30%
Weighted average maturity in years	6.6	7.4
Unrealized gain relating to interest rate swaps	$640	$450

Customer Derivatives

During 2006 and 2005, Company entered into several commercial loan swaps in order to provide commercial loan clients the ability to swap from variable to fixed interest rates. Under these agreements, the Company enters into a variable-rate loan agreement with a client in addition to a swap agreement. This swap agreement effectively swaps the client’s variable-rate loan into a fixed-rate loan. The Company then enters into a corresponding swap agreement with a third party in order to offset its exposure on the variable and fixed components of the customer agreement. At December 31, 2006 and 2005, the notional amount of such arrangements was $545.0 million and $290.2 million respectively. As the interest rate swaps with the clients and third parties are not designated as hedges under FAS No. 133, the instruments are marked to market in earnings. As the interest rate swaps are structured to offset each other, changes in market values will have no earnings impact.

20. INCOME TAXES

The income tax provision consists of the following:

SUMMARY OF INCOME TAX PROVISION
Year Ended December 31,	2006	2005	2004

Current	$7,421	$9,137	$1,174
Deferred	929	175	6,407

Total	8,350	9,312	7,581

Items that gave rise to significant portions of the deferred tax accounts are as follows:

DETAILS OF DEFERRED TAX ASSET
December 31,	2006	2005

Deferred tax asset:
Allowance for loan losses	$10,682	$9,310
Goodwill amortization	-	1,126
Unrealized loss on investment securities	2,124	4,017
Other	869	841

Total deferred tax asset	13,675	15,294

Deferred tax liability:
Core deposit intangible amortization	(5,278)	(4,691)
Goodwill amortization	(984)	-
Property	(860)	(1,632)
Deferred loan fees	(2,146)	(1,552)
Other	(468)	(658)
Total deferred tax liability	(9,736)	(8,533)

Net deferred tax asset	$3,939	$6,761

The provision for income taxes differs from that computed at the statutory rate as follows:

RECONCILIATION OF FEDERAL STATUTORY INCOME TAX

Year Ended December 31,	2006		2005		2004

	Amount	%	Amount	%	Amount	%

Income before income taxes	$25,624		$28,833		$25,210
Tax computed at statutory rate	8,969	35.0%	10,090	35.0%	8,824	35.0%
Surtax exemption	-	-	-	-	(252)	(1.0)
(Decrease) increase in charge resulting from:
State taxes, net of federal benefit	637	2.5	436	1.5	236	0.9
Tax exempt interest (net)	(476)	(1.8)	(436)	(1.5)	(640)	(2.5)
Bank Owned Life Insurance	(610)	(2.4)	(673)	(2.3)	(628)	(2.5)
Other, net	(170)	(0.7)	(105)	(0.4)	41	0.2

Total income taxes	$8,350	32.6%	$9,312	32.3%	$7,581	30.1%

21. EARNINGS PER SHARE

Earnings per share were calculated as follows:

EARNINGS PER SHARE COMPUTATION
Year Ended December 31,	2006	2005	2004

Net income available to common shareholders	$17,274	$19,521	$17,629

Average common shares outstanding	20,266,774	19,062,315	17,062,454
Net effect of dilutive stock options	1,051,358	1,265,576	1,349,600

Dilutive common shares outstanding	21,318,132	20,327,891	18,412,054

Earnings per share - basic	$0.85	$1.02	$1.03
Earnings per share - diluted	$0.81	$0.96	$0.96

Dilutive stock options outstanding	3,020,541	3,236,162	3,285,746
Average exercise price	$9.48	$9.08	$8.81
Average market price - diluted	$18.58	$20.21	$20.60

There were 159,287 weighted average stock options, 62,740 weighted average stock options and 15,961 weighted average stock options outstanding during the year ended December 31, 2006, 2005 and 2004, respectively, which were not included in the computation of earnings per share - diluted as a result of the stock options’ exercise prices being greater than the average market price of the common share.

22. REGULATORY MATTERS

The Company is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. Under the requirements the federal bank regulatory agencies have estabilished quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage (Tier 1 Capital divided by average assets) ratios (set forth in the table below) are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets and certain off-balance sheet items as calculated under regulatory accounting practices.

The Company’s and Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. At December 31, 2006 and 2005, the Company’s and the Bank’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank was “well capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios have been computed in accordance with regulatory accounting practices.

REGULATORY CAPITAL LEVELS
			For Capital Adequacy		To Be Well-Capitalized Under Prompt Corrective
	Actual		Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2006
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$320,883	11.89%	$215,958	8.00%	(1)
Sun National Bank	284,787	10.57	215,473	8.00	$269,342	10.00%
Tier I Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	294,405	10.91	107,979	4.00	(1)
Sun National Bank	258,309	9.59	107,737	4.00	161,605	6.00
Leverage Ratio:
Sun Bancorp, Inc.	294,405	9.40	125,255	4.00	(1)
Sun National Bank	258,309	8.28	124,793	4.00	155,991	5.00

December 31, 2005
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$266,379	11.11%	$191,814	8.00%	N/A
Sun National Bank	251,410	10.50%	191,499	8.00%	$239,374	10.00%
Tier I Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	243,196	10.14%	95,907	4.00%	N/A
Sun National Bank	228,227	9.53%	95,750	4.00%	143,624	6.00
Leverage Ratio:
Sun Bancorp, Inc.	243,196	8.20%	118,702	4.00%	N/A
Sun National Bank	228,227	7.70%	118,528	4.00%	148,160	5.00

(1) Not applicable for bank holding companies.

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this guidance, the amount available for payment of dividends to the Company by the Bank totaled $49.5 million at December 31, 2006.

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

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES

December 31, 2006	2006		2005

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Assets:
Cash and cash equivalents	$170,100	$170,100	$85,462	$85,462
Investment securities available for sale	461,920	461,920	676,630	676,630
Investment securities held to maturity	25,441	24,846	32,445	31,734
Loans receivable, net	2,359,616	2,397,115	2,027,753	2,024,915
Restricted equity investments	17,729	17,729	19,991	19,991
Liabilities:
Demand deposits	1,294,140	1,294,140	1,416,651	1,416,651
Savings deposits	412,973	412,973	386,821	386,821
Time deposits	960,884	957,162	668,176	656,864
FHLB advances	103,560	102,915	124,546	122,344
Securities sold under agreements to repurchase - customers	51,740	51,740	59,021	59,021
Securities sold under agreements to repurchase - FHLB	-	-	60,000	60,000
Obligation under capital lease	5,322	5,322	5,400	5,400
Junior subordinated debentures	108,250	108,648	77,322	84,356

Cash and cash equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment securities - For investment securities, fair values are based on quoted market prices.

Loans receivable - The fair value was estimated by discounting approximate cash flows of the portfolio to achieve a current market yield.

Restricted equity securities - Ownership in equity securities of bankers’ bank is restricted and there is no established market for their resale. The carrying amount is a reasonable estimate of fair value.

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

Obligation under capital lease - The fair value was estimated to be the amount payable at the reporting date.

Junior subordinated debentures and FHLB advances - The fair value was estimated by discounting approximate cash flows of the borrowings to achieve a current market yield.

Commitments to extend credit and letters of credit - The majority of the Bank’s commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally not assignable by either the Bank or the borrowers, they only have value to the Bank and the borrowers.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2006 and 2005. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 2006 and 2005, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

24. INTEREST RATE RISK

The Company's exposure to interest rate risk results from the difference in maturities and repricing characteristics of the interest-bearing liabilities and interest-earning assets and the volatility of interest rates.  At December 31, 2006, the Company was asset sensitive; that is, the Company’s assets had shorter maturity or repricing terms than its liabilities. Generally, an asset sensitive position will benefit the Company's earnings during periods of rising rates and will tend to negatively impact earnings during periods of declining interest rates.  Conversely, a liability sensitive position would benefit the Company during periods of declining rates and negatively impact earnings in a period of increasing interest rates.  Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities.

25. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
The condensed financial statements of Sun Bancorp, Inc. are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION
December 31,	2006	2005

Assets:
Cash and due from banks	$21,248	$4,608
Investments in subsidiaries:
Bank subsidiaries	411,131	355,683
Non-bank subsidiaries	3,250	2,322
Accrued interest receivable and other assets	16,510	12,138

Total assets	$452,139	$374,751

Liabilities and Shareholders’ Equity:
Liabilities
Junior subordinated debentures	108,250	77,322
Other liabilities	1,662	1,776

Total liabilities	109,912	79,098
Shareholders' equity	342,227	295,653

Total liabilities and shareholders’ equity	$452,139	$374,751

CONDENSED STATEMENTS OF INCOME
Years Ended December 31,	2006	2005	2004

Net interest income	$(8,409)	$(5,165)	$(3,614)
Management fee	4,176	4,601	4,097
Other expenses	(3,863)	(4,385)	(3,927)

Loss before equity in undistributed income of subsidiaries and income tax benefit	(8,096)	(4,949)	(3,444)
Equity in undistributed income of subsidiaries	22,550	22,747	19,892
Income tax benefit	2,820	1,723	1,181

Net Income	$17,274	$19,521	$17,629

CONDENSED STATEMENTS OF CASH FLOWS
Year Ended December 31,	2006	2005	2004

Operating activities:
Net income	$17,274	$19,521	$17,629
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed income of subsidiaries	(22,550)	(22,747)	(19,892)
Stock-based compensation	432	503	326
Change in assets and liabilities which (used) provided cash:
Accrued interest receivable and other assets	(4,367)	(3,402)	(1,489)
Accounts payable and other liabilities	(114)	112	680

Net cash used in operating activities	(9,325)	(6,013)	(2,746)

Investing activities:
Cash proceeds from bank acquisition	-	-	4,134
Dividends from subsidiary	7,861	4,685	3,454
Capital contribution to banking subsidiary	(17,270)	(5,000)	(12,007)

Net cash used in investing activities	(9,409)	(315)	(4,419)

Financing Activities:
Proceeds from issuance of Trust Preferred Securities	30,000	-	-
Cash received for exercise of stock options	2,873	497	425
Excess tax benefit related to stock options	1,724	-	-
Proceeds from issuance of common stock	798	903	434
Payments for fractional interests resulting from stock dividend	(20)	(8)	(10)

Net cash provided by financing activities	35,375	1,392	849

Net (decrease) increase in cash	16,640	(4,936)	(6,316)
Cash, beginning of year	4,608	9,544	15,860

Cash, end of year	$21,248	$4,608	$9,544

* * * * * *

SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for each of the last two years restated for stock dividends (amounts are in thousands, except per share amounts).

QUARTERLY DATA
Three Months Ended	December 31,	September 30,	June 30,	March 31,

2006
Interest income	$48,536	$46,828	$45,564	$43,022
Interest expense	23,991	21,829	20,451	18,601

Net interest income	24,545	24,999	25,113	24,421
Provision for loan losses	990	1,317	875	625
Non-interest income	5,012	5,268	5,070	4,396
Non-interest expense	21,889	21,590	23,641	22,273

Income before income taxes	6,678	7,360	5,667	5,919
Income taxes	2,224	2,503	1,877	1,746

Net income	$4,454	$4,857	$3,790	$4,173

Earnings per share - basic	$0.22	$0.24	$0.19	$0.21
Earnings per share - diluted	$0.21	$0.23	$0.18	$0.20

2005
Interest income	$40,335	$39,356	$37,638	$35,900
Interest expense	15,643	14,840	13,559	11,672

Net interest income	24,692	24,516	24,079	24,228
Provision for loan losses	520	500	765	525
Non-interest income	4,399	4,612	5,092	4,185
Non-interest expense	21,728	21,179	21,319	20,434

Income before income taxes	6,843	7,449	7,087	7,454
Income taxes	2,259	2,455	2,257	2,341

Net income	$4,584	$4,994	$4,830	$5,113

Earnings per share - basic	$0.24	$0.26	$0.25	$0.27
Earnings per share - diluted	$0.23	$0.25	$0.24	$0.25

Basic and diluted earnings per share are computed independently for each of the quarters presented. Consequently, the sum of the quarters may not equal the annual earnings per share.

COMMON STOCK PRICE RANGE AND DIVIDENDS (UNAUDITED)

Shares of the Company’s common stock are quoted on the NASDAQ Stock Market under the symbol “SNBC”. The following table sets forth the high and low closing sale prices (adjusted for stock dividends) for the common stock for the calendar quarters indicated, as published by the NASDAQ Stock Market. The prices reflect inter-dealer prices, with retail markup, markdown, or commission, and may not represent actual transactions.

COMMON STOCK PRICE RANGE
	High	Low

2006
Fourth Quarter	$21.45	$18.36
Third Quarter	$19.66	$16.13
Second Quarter	$18.46	$16.20
First Quarter	$20.09	$18.19

2005
Fourth Quarter	$20.42	$18.21
Third Quarter	$20.77	$19.39
Second Quarter	$20.84	$18.85
First Quarter	$22.77	$20.17

There were 765 holders of record of the Company’s common stock as of March 12, 2007. This number does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms. At March 12, 2007, there were 20,530,031 shares of the Company’s common stock outstanding.

To date, the Company has not paid cash dividends on its common stock. Future declarations of dividends by the Board of Directors would depend upon a number of factors, including the Company’s and the Bank’s financial condition and results of operations, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, tax considerations, the amount of net proceeds retained by the Company and general economic conditions. No assurances can be given that any dividends will be paid or, if payment is made, will continue to be paid.

The ability of the Company to pay cash dividends is dependent upon the ability of the Bank to pay dividends to the Company. Because the Bank is a depository institution insured by the Federal Deposit Insurance Corporation (“FDIC”), it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. In addition, the OCC regulations impose certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the Bank. Under Federal Reserve policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where it might not do so absent such a policy. This policy could have the effect of reducing the amount of cash dividends declarable by the Company.

STOCK PERFORMANCE (UNAUDITED)

The following table provides a stock performance graph comparing cumulative total shareholders return on the Common Stock with (a) the cumulative total shareholder return on stocks of all U.S. companies that trade on the NASDAQ Stock Market and the (b) the cumulative total shareholder return on stocks of all U.S. companies that trade on the included in the NASDAQ Bank index, as prepared for the NASDAQ by the Center for Research in Security Prices (“CRSP”) at the University of Chicago. All investment comparisons assume the investment of $100 at December 31, 2001. The cumulative returns for the NASDAQ Stock Market and the NASDAQ Bank index are computed assuming the reinvestment of dividends.

[Graphic Omitted]

CUMULATIVE TOTAL RETURN
December 31,	2001	2002	2003	2004	2005	2006

CRSP NASDAQ U.S. Companies	$100	$69	$103	$113	$115	$126
CRSP NASDAQ Bank index	100	102	132	151	147	165
Sun Bancorp, Inc.	100	136	287	275	234	262

(1) The cumulative return for Sun Bancorp, Inc. reflects a 5% stock dividend paid in May 2002, April 2003, April 2004, April 2005 and May 2006 and has been calculated based on the historical closing prices of $10.26, $13.30, $26.66, $24.33, $19.75 and $21.07 on December 31, 2001, 2002, 2003, 2004, 2005 and 2006, respectively.

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical stock performance shown in the table. The Company neither makes nor endorses any predictions as to the stock performance.

Additional information: The Company’s Annual report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2006 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.