Form 10-K, Exhibit 13
period 2007-12-31
SUN BANCORP INC /NJ/
filed 2008-03-17
CIK 1017793

Exhibit 13

SELECTED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

At or for the Years Ended December 31,	2007	2006	2005	2004	2003

Selected Balance Sheet Data
Total assets	$3,338,392	$3,325,563	$3,107,889	$3,053,587	$2,599,487
Cash and investments	548,152	695,222	814,528	952,779	1,058,096
Loans receivable, net of allowance for loan losses	2,482,917	2,339,584	2,027,753	1,847,721	1,364,465
Total deposits	2,699,091	2,667,997	2,471,648	2,430,363	2,111,125
Borrowings and securities sold under agreements to repurchase	154,213	160,622	248,967	254,310	222,398
Junior subordinated debentures	97,941	108,250	77,322	77,322	72,167
Shareholders’ equity	362,177	342,227	295,653	279,220	185,718

Selected Results of Operations
Interest income	$197,823	$183,950	$153,229	$124,269	$108,062
Net interest income	98,836	99,078	97,515	89,318	72,287
Provision for loan losses	8,403	3,807	2,310	2,075	4,825
Net interest income after provision for loan losses	90,433	95,271	95,205	87,243	67,462
Non-interest income	26,155	19,746	18,288	19,119	17,356
Non-interest expense	88,963	89,393	84,660	81,152	66,036
Net income	19,352	17,274	19,521	17,629	13,336

Per Share Data (1)
Earnings Per Share:
Basic	$0.89	$0.81	$0.98	$0.98	$0.88
Diluted	0.86	0.77	0.92	0.91	0.82
Book Value	16.68	15.89	14.76	14.08	11.48

Selected Ratios:
Return on average assets	0.58%	0.53%	0.63%	0.63%	0.59%
Return on average equity	5.45	5.28	6.76	7.80	8.71
Ratio of average equity to average assets	10.72	10.09	9.27	8.08	6.79

(1) Data is adjusted for a 5% stock dividend declared in April 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables, except share and per share amounts, are in thousands)

ORGANIZATION OF INFORMATION

Management’s Discussion and Analysis provides a narrative on the Company’s financial condition and results of operations that should be read in conjunction with the accompanying consolidated financial statements. It includes the following sections:

·	OVERVIEW
·	CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES
·	RECENT ACCOUNTING PRINCIPLES
·	RESULTS OF OPERATIONS
·	LIQUIDITY AND CAPITAL RESOURCES
·	FINANCIAL CONDITION
·	FORWARD-LOOKING STATEMENTS

OVERVIEW

Sun Bancorp, Inc. (the “Company”) is a multi-state Bank Holding Company headquartered in Vineland, New Jersey. The Company’s principal subsidiary is Sun National Bank (the “Bank”). At December 31, 2007, the Company had total assets of $3.34 billion, total deposits of $2.70 billion and total shareholders’ equity of $362.2 million. The Company’s principal business is to serve as a holding company for the Bank. As a registered holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System.

Through the Bank, the Company provides commercial and retail banking services. As of December 31, 2007, the Company had 70 Community Banking Centers located in 13 counties in southern and central New Jersey and in the contiguous New Castle County market in Delaware. During the first quarter of 2008, the Company expects to consolidate two Community Banking Centers, located in New Jersey, into an existing Community Banking Center.  See Note 3 of the Notes to the Consolidated Financial Statements for additional information regarding the consolidation.

The Company offers a comprehensive array of lending, depository and financial services to its commercial and retail customers throughout the marketplace.  The Company’s lending services to businesses include term loans and lines of credit, mortgage loans, construction loans, and equipment leasing.  The Company is a Preferred Lender with both the Small Business Administration (“SBA”) and the New Jersey Economic Development Authority.  The Company’s commercial deposit services include business checking accounts and cash management services such as electronic banking, sweep accounts, lockbox services, internet banking, PC banking, remote deposit and controlled disbursement services.  The Company’s lending services to consumers include residential mortgage loans, residential construction loans, second mortgage loans, home equity loans and installment loans.  The Company’s consumer deposit services include checking accounts, savings accounts, money market deposits, certificates of deposit and individual retirement accounts.  In addition, the Company offers mutual funds, securities brokerage, annuities and investment advisory services through a third-party arrangement.

The Company funds its lending activities primarily through retail deposits, brokered deposits, the scheduled maturities of its investment portfolio, repurchase agreements with customers and advances from the Federal Home Loan Bank (“FHLB”).

As a financial institution with a primary focus on traditional banking activities, the Company generates the majority of its revenue through net interest income, which is defined as the difference between interest income earned on loans and investments and interest paid on deposits and borrowings.

Growth in net interest income is dependent upon the Company’s ability to prudently manage the balance sheet for growth, combined with how successfully it maintains or increases net interest margin, which is net interest income as a percentage of average interest-earning assets.

The Company also generates revenue through fees earned on the various services and products offered to its customers and through sales of loans, primarily SBA and residential mortgages. Offsetting these revenue sources are provisions for credit losses on loans, administrative expenses and income taxes.

The slowing regional and national economy has been and will continue to be a challenge for the Company. While New Jersey has not suffered wholesale declines in the value of residential real estate as have other areas of the country, construction lending and lending to contractors will be impacted by weakness in this sector. Potential also exists for the flattening and decline in commercial real estate values over the long term which may impact the eventual ability to successfully refinance maturing commercial mortgage loans. Additionally, what remains uncertain is the impact of historically high energy prices on both business and leisure travel.

The Company’s net income for 2007 was $19.4 million, or $0.86 per share – diluted compared to $17.3 million, or $0.77 per share – diluted in 2006. Included in 2007 results are net charges of approximately $2.1 million (pre-tax) or $0.06 per share.  The net charges include $2.4 million of severance and other related expenses, $915,000 for the write-off of unamortized issuance costs on redeemed trust preferred securities and early extinguishment of debt charges on FHLB borrowing, and $185,000 of branch rationalization charges.  Offsetting these charges was a gain of $1.4 million realized from the sale of three branches.  The prior year included approximately $1.6 million (pre-tax), or $0.05 per share, in branch rationalization and severance related charges.  The following is an overview of key factors affecting the Company’s results for 2007:

·
Total loans before allowance for loan losses grew $144.7 million or 6.1% to $2.51 billion. Organic loan growth adjusted for approximately $166.0 million in loan prepayments and a branch sale was approximately 13.1%.

·
Total deposits increased $31.1 million or 1.2% to $2.70 billion.  Organic deposit growth, adjusted for approximately $40.0 million in deposits sold in connection with the sale of three branches, was approximately 2.7%.

·
As part of the Company’s branch rationalization program to improve profitability, the Company sold three branch offices during the first quarter 2007, including approximately $40 million of aggregate deposits and approximately $19 million of aggregate loan receivables, resulting in a net gain (pre-tax) of $1.4 million.  During the third quarter of 2007, the Company consolidated two branch offices, resulting in $185,000 (pre-tax) of lease buy-out and other related charges.

·
Net interest income (on a tax-equivalent basis) for 2007 was $100.4 million. The interest rate spread and net interest margin (on a tax-equivalent basis) was 2.71% and 3.37%, respectively. The interest rate spread and net interest margin, adjusted for approximately $791,000 for the write-off of unamortized issuance costs on redeemed trust preferred securities, was 2.74% and 3.40%, respectively. The compression in the net interest margin of 7 basis points from 3.44% for 2006 to 3.37% for 2007 reflects continued intense market competitiveness for both loans and deposits, the challenging interest rate environment in 2007, lower levels of demand deposits, as well as the increased cost of interest-bearing deposits attributable to the Company’s deposit pricing strategy in support of the retail transformation initiative which began in third quarter of 2006 and continued through all of 2007.

·
The provision for loan losses increased year-over-year $4.6 million to $8.4 million. Total non-performing assets were $29.6 million at December 31, 2007, or 1.18% of total loans and real estate owned compared to $15.2 million or 0.64% at December 31, 2006. Net charge-offs for 2007 were $7.1 million or 0.29% of average loans outstanding compared to $1.9 million or 0.08% of average loans outstanding for 2006.

·
Total non-interest income grew year-over-year $6.4 million to $26.2 million as service charges on deposits increased $2.6 million as a result of the implementation of select retail banking fee enhancements and a net gain of $1.4 million as a result of branch rationalization.

·
In January 2007, the Company terminated the employment of the Company’s former President and Chief Executive Officer and as a result recognized $1.8 million in severance and other related charges.  The Vice Chairman of the Board served as interim President and Chief Executive Officer until the appointment of the new President and Chief Executive Officer who joined the Company effective January 7, 2008.

·
The Company’s efficiency ratio trended favorably each quarter of 2007, ending with a fourth quarter efficiency ratio of 66.61% as the Company continued to focus on ongoing profitability enhancement initiatives with particular emphasis on expense efficiency savings.

·
During 2007, the Company repurchased approximately 5% or 1,010,523 shares of the Company’s outstanding common stock. In late December 2007, the Company announced a new stock repurchase plan of approximately 5% or 1,100,000 shares.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The discussion and analysis of the financial condition and results of operations are based on the Consolidated Financial Statements, which are prepared in conformity with generally accepted accounting principles (“GAAP”) in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. Management evaluates these estimates and assumptions on an ongoing basis, including those related to the allowance for loan losses, goodwill, intangible assets, income taxes, stock-based compensation and derivative financial instruments. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the basis for making judgments on the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Allowance for Loan Losses. Through the Bank, the Company originates loans that it intends to hold for the foreseeable future or until maturity or repayment. The Company may not be able to collect all principal and interest due on these loans. Allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio as of the balance sheet date. The determination of the allowance for loan losses requires management to make significant estimates with respect to the amounts and timing of losses and market and economic conditions. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or estimated net realizable value. A provision for loan losses is charged to operations based on management’s evaluation of the estimated losses that have been incurred in the Company’s loan portfolio. It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans.

Management monitors its allowance for loan losses at least quarterly and makes adjustments to the allowance through the provision for loan losses as economic conditions and other pertinent factors indicate. The quarterly review and adjustment of the qualitative factors employed in the allowance methodology and the updating of historic loss experience allow for timely reaction to emerging conditions and trends.  In this context, a series of qualitative factors are used in a methodology as a measurement of how current circumstances are affecting the loan portfolio. Included in these qualitative factors are:

· Levels of past due, classified and non-accrual loans, troubled debt restructurings and modifications
· Nature and volume of loans
· Changes in lending policies and procedures, underwriting standards, collections, charge-offs and recoveries and for commercial loans, the level of loans being approved with exceptions to policy
· Experience, ability and depth of management and staff
· National and local economic and business conditions, including various market segments
· Quality of Company’s loan review system and degree of Board oversight
· Concentrations of credit and changes in levels of such concentrations
· Effect of external factors on the level of estimated credit losses in the current portfolio

Additionally, historic loss experience over the more conservative of either the trailing four or eight quarters is taken into account. In determining the allowance for loan losses, management has established both specific and general pooled allowances. Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans without Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan – an amendment of FASB Statements No. 5 and 15, reserves (specific allowance). The amount of the specific allowance is determined through a loan-by-loan analysis of certain large dollar commercial loans. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss experience and the qualitative factors described above. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan-to-value ratios, and external factors. Estimates are periodically measured against actual loss experience.

As changes in the Company’s operating environment occur and as recent loss experience fluctuates, the factors for each category of loan based on type and risk rating will change to reflect current circumstances and the quality of the loan portfolio.  Given that the components of the allowance are based partially on historical losses and on risk rating changes in response to recent events, required reserves may trail the emergence of any unforeseen deterioration in credit quality.

Although the Company maintains its allowance for loan losses at levels considered adequate to provide for the inherent risk of loss in its loan portfolio, if economic conditions differ substantially from the assumptions used in making the evaluations there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. Accordingly, a decline in the national economy or the local economies of the areas in which the loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, the Company’s determination as to the amount of its allowance for loan losses is subject to review by the Bank’s primary regulator, the Office of the Comptroller of the Currency (the “OCC”), as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OCC after a review of the information available at the time of the OCC examination.

Accounting for Income Taxes. The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes and Financial Accounting Standards Board (the “FASB”) Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. SFAS No. 109 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods.  On January 1, 2007, the Company incorporated FIN No. 48 with its existing accounting policy. FIN No. 48 prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated income statement.  Assessment of uncertain tax positions under FIN No. 48 requires careful consideration of the technical merits of a position based on management's analysis of tax regulations and interpretations.  Significant judgment may be involved in applying the requirements of FIN No. 48.

Valuation of Goodwill. The Company assesses the impairment of goodwill at least annually, based on the fair value methodology as described in SFAS No. 142, Goodwill and Intangible Assets.  The Company will continue to monitor conditions, such as fluctuations in market values and credit quality for both the Company and its peers, which would trigger the need for more frequent review. If the Company determines that the carrying value of goodwill may not be recoverable, then the Company will assess impairment based on a projection of undiscounted future cash flows and measure the amount of impairment based on fair value. Write-downs of the amount of any impairment are to be charged to the results of operations in the period in which the impairment is determined.

Stock-Based Compensation. The Company accounts for stock-based compensation in accordance with the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment. The Company adopted SFAS No. 123(R) on January 1, 2006 using a modified prospective approach. Under the fair value provisions of SFAS No. 123(R), stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the appropriate vesting period. Determining the fair value of stock-based awards at grant date requires judgment, including estimating the expected term of the stock options and the expected volatility of the Company’s stock. In addition, judgment is required in estimating the amount of stock-based awards that are expected to be forfeited. If actual results differ significantly from these estimates or different key assumptions were used, it could have a material effect on the Company’s Consolidated Financial Statements. Prior to January 1, 2006, the Company had accounted for stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, as adopted prospectively on January 1, 2003, and in accordance with Accounting Principles Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees. See Note 2 of the Notes to Consolidated Financial Statements for additional information regarding stock-based compensation.

RECENT ACCOUNTING PRINCIPLES

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations which replaces SFAS No. 141, Business Combinations. SFAS No. 141(R) retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) be used for all business combinations and that an acquirer be identified for each business combination. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values. SFAS No. 141(R) requires the acquirer to recognize acquisition related costs and restructuring costs separately from the business combination as period expense. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption on this statement will impact the accounting and reporting of acquisitions after January 1, 2009.

In November 2007, the SEC issued Staff Accounting Bulletin ("SAB") No. 109, Written Loan Commitments Recorded at Fair Value through Earnings. SAB No. 109 supersedes SAB No. 105, Application of Accounting Principles to Loan Commitments, and expresses the current view of the staff that, consistent with guidance in SFAS No. 156, Accounting for Servicing of Financial Assets and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, the expected net future cash flows related to the associated servicing of a loan, including the servicing rights sold to a third party, should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB No. 109 was effective for fiscal quarters beginning after December 15, 2007. The Company will adopt SAB No. 109 for any loan commitments issued or modified on or after January 1, 2008 and does not expect there to be a material impact to the Company’s financial condition or results of operation.

In May 2007, the FASB issued FSP No. FIN 48-1, Definition of Settlement in FASB FIN 48. FSP No. FIN 48-1 amends FIN No. 48 to provide guidance on determining whether a tax position is “effectively settled” for the purpose of recognizing previously unrecognized tax benefits. The concept of “effectively settled” replaces the concept of “ultimately settled” originally issued in FIN No. 48. The tax position can be considered “effectively settled” upon completion of an examination by the taxing authority if the entity does not plan to appeal or litigate any aspect of the tax position and it is remote that the taxing authority would examine any aspect of the tax position. For effectively settled tax positions, the full amount of the tax benefit can be recognized. The guidance in FSP No. FIN 48-1 was effective upon initial adoption of FIN No. 48 which was adopted on January 1, 2007 and the initial application of the interpretation did not have an impact to the Company’s financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The Company adopted SFAS No. 159 on January 1, 2008.  SFAS No. 159 did not have an impact on the Company’s financial condition or results of operations as the Company did not elect to fair value any of its financial assets and financial liabilities that are not currently required to be measured at fair value.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS No. 157 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. SFAS No. 157 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. FASB Staff Position (“FSP”) No. 157-2, Effective Date of FASB Statement No. 157, issued in February 2008, delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Company adopted SFAS No. 157 on January 1, 2008 for assets and liabilities that are not excluded from FSP No. 157-2 and it did not have a material impact on the Company’s financial condition or results of operations.

In September 2006, the FASB issued Emerging Issues Task Force (“EITF”) No. 06-5, Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4. EITF No. 06-5 explains how to determine “the amount that could be realized” from a life insurance contract, for purposes of recording the cash surrender value on the balance sheet. EITF No. 06-5 requires policyholders to determine the amount that could be realized under a life insurance contract assuming individual policies are surrendered instead of surrendering all policies as a group. Any adjustment to the carrying amount of cash surrender value will be recorded as a direct adjustment to retained earnings and reported as a change in accounting principle. EITF No. 06-5 was effective January 1, 2007.  The Company’s bank owned life insurance (“BOLI”) transactions adhere to the guidance provided by EITF No. 06-5.

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

Table 1 provides detail regarding the Company’s average daily balances with corresponding interest income and interest expense as well as yield and cost information for the years ended December 31, 2007, 2006 and 2005.  Table 2 sets forth certain information regarding changes in interest income and interest expense of the Company for the years ended December 31, 2007, 2006 and 2005.

TABLE 1: STATEMENTS OF AVERAGE BALANCES, INCOME OR EXPENSE, YIELD OR COST

Years Ended December 31,	2007			2006			2005
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1), (2):
Commercial and industrial	$1,986,959	$142,891	7.19%	$1,880,475	$133,312	7.09%	$1,659,713	$106,915	6.44%
Home equity	247,017	16,010	6.48	202,072	13,326	6.59	134,375	7,617	5.67
Second mortgage	78,176	5,060	6.47	74,184	4,642	6.26	47,670	2,979	6.25
Residential real estate	44,368	3,362	7.58	30,264	2,460	8.13	27,572	2,215	8.03
Other	90,234	7,104	7.87	86,505	7,136	8.25	72,938	5,430	7.44
Total loans receivable	2,446,754	174,427	7.13	2,273,500	160,876	7.08	1,942,268	125,156	6.44
Investment securities (3)	481,775	22,514	4.67	595,474	22,032	3.70	824,755	27,412	3.32
Interest-earning deposits with banks	13,871	673	4.85	14,676	702	4.78	6,833	195	2.85
Federal funds sold	32,966	1,725	5.23	23,938	1,172	4.90	34,888	1,172	3.36
Total interest-earning assets	2,975,366	199,339	6.70	2,907,588	184,782	6.36	2,808,744	153,935	5.48
Non-interest-earning assets:
Cash and due from banks	68,963			80,241			79,713
Bank properties and equipment	44,014			43,099			37,186
Goodwill and intangible assets	153,957			157,082			136,552
Other assets	72,641			57,321			53,091
Total non-interest-earning assets	339,575			337,743			306,542
Total assets	$3,314,941			$3,245,331			$3,115,286

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$759,855	22,130	2.91%	$841,288	23,587	2.80%	$874,577	16,099	1.84%
Savings deposits	455,096	13,214	2.90	365,932	6,687	1.83	423,747	4,986	1.18
Time deposits	1,022,172	48,908	4.78	889,192	36,618	4.12	684,892	20,342	2.97
Total interest-bearing deposit accounts	2,237,123	84,252	3.77	2,096,412	66,892	3.19	1,983,216	41,427	2.09
Short-term borrowings:
Federal funds purchased	2,929	155	5.29	4,277	231	5.40	3,619	118	3.26
Repurchase agreements with customers	44,213	1,961	4.44	45,726	1,985	4.34	76,894	2,008	2.61
Long-term borrowings:
FHLB advances (4)	87,306	3,764	4.31	147,017	6,833	4.65	167,830	6,996	4.17
Junior subordinated debentures	101,330	8,468	8.36	106,894	8,409	7.87	77,534	5,165	6.66
Obligation under capital lease	5,288	387	7.32	5,356	522	7.31	15	-	-
Total borrowings	241,066	14,735	6.11	309,270	17,980	5.81	325,892	14,287	4.38
Total interest-bearing liabilities	2,478,189	98,987	3.99	2,405,682	84,872	3.53	2,309,108	55,714	2.41
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	453,281			494,488			503,197
Other liabilities	28,095			17,851			14,134
Total non-interest-bearing liabilities	481,376			512,339			517,331
Total liabilities	2,959,565			2,918,021			2,826,439
Shareholders’ equity	355,376			327,310			288,847
Total liabilities and shareholders’ equity	$3,314,941			$3,245,331			$3,115,286
Net interest income (5)		$100,352			$99,910			$98,221
Interest rate spread			2.71%			2.83%			3.07%
Net interest margin (6)			3.37%			3.44%			3.50%
Ratio of average interest-earning assets to average interest-bearing liabilities			120.06%			120.86%			121.64%

(1) Average balances include non-accrual loans (see "Non-Performing and Problem Assets").
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3) Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 35% marginal federal tax rate for all periods.
(4) Average balance includes Advances from FHLB and Securities sold under agreements to repurchase – FHLB.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

TABLE 2:  RATE-VOLUME VARIANCE ANALYSIS (1)

Years Ended December 31,	2007 vs. 2006			2006 vs. 2005
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable:
Commercial and industrial	$7,669	$1,910	$9,579	$15,035	$11,362	$26,397
Home equity	2,811	(127)	2,684	4,311	1,398	5,709
Second mortgage	257	161	418	1,659	4	1,663
Residential real estate	1,005	(103)	902	219	26	245
Other	222	(254)	(32)	1,079	627	1,706
Total loans receivable	11,964	1,587	13,551	22,303	13,417	35,720
Investment securities	(3,438)	3,920	482	(8,234)	2,854	(5,380)
Interest-earning deposits with banks	(35)	6	(29)	319	188	507
Federal funds sold	469	84	553	(436)	436	-
Total interest-earning assets	8,960	5,597	14,557	13,952	16,895	30,847

Interest expense:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	(2,021)	564	(1,457)	(635)	8,123	7,488
Savings deposits	1,920	4,607	6,527	(755)	2,456	1,701
Time deposits	5,934	6,356	12,290	7,090	9,186	16,276
Total interest-bearing deposit accounts	5,833	11,527	17,360	5,700	19,765	25,465
Short-term borrowings:
Federal funds purchased	(71)	(5)	(76)	25	88	113
Repurchase agreements with customers	(54)	30	(24)	(1,019)	996	(23)
Long-term borrowings:
FHLB advances (2)	(2,601)	(468)	(3,069)	(919)	756	(163)
Junior subordinated debentures	(330)	389	59	2,195	1,049	3,244
Obligation under capital lease	(123)	(12)	(135)	-	522	522
Total borrowings	(3,179)	(66)	(3,245)	282	3,411	3,693
Total interest-bearing liabilities	2,654	11,461	14,115	5,982	23,176	29,158
Net change in net interest income	$6,306	$(5,864)	$442	$7,970	$(6,281)	$1,689

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
(2) Amount includes Advances from FHLB and Securities sold under agreements to repurchase – FHLB.

The Company’s net interest margin and interest rate spread decreased in 2007 to 3.37% and 2.71%, respectively, as compared to 3.44% and 2.83%, respectively, for 2006 and 3.50% and 3.07%, respectively, for 2005.  The net interest margin and interest rate spread for 2007, adjusted for $791,000 of write-off of unamortized issuance costs of redeemed trust preferred securities, was 3.40% and 2.74%, respectively. The decrease in the net interest margin and interest rate spread reflects continued intense market competitiveness for loans and deposits, the challenging interest rate environment for 2007, lower levels of demand deposits, as well as the increased costs of interest-bearing deposits attributable in part to the Company’s deposit pricing strategy in support of the retail transformation initiative which began in the third quarter of 2006 and continued in 2007.

During the first half of 2007, the yield curve was partially inverted or flat before becoming gradually positive during the remainder of the year. In September 2007, the Federal Reserve Board decreased overnight interest rates by 50 basis points, the first time rates decreased since June 2003. By the end of 2007, the Federal Reserve Board decreased these rates a total of 100 basis points to a new target rate of 4.25%. In January 2008, the Federal Reserve Board reduced overnight interest rates an additional 125 basis points with the target rate ending at 3.00%. Further Federal Reserve Board interest reductions in 2008 are likely to result in further compression of the Company’s net interest margin especially due to the potential continuation of high deposit rates from competition within the Company’s primary markets.  This further compression could have an impact on the financial condition, results of operations and cash flows.

From a traditional balance sheet gap analysis, the Company remained modestly liability sensitive at December 31, 2007.  The more robust net interest income simulation analysis (see Liquidity and Capital Resources) shows a position that is relatively neutral to interest rates. The net income simulation results are impacted by expected strong deposit pricing competition which may limit deposit pricing flexibility in both increasing and decreasing rate environments as well as a movement toward more floating or short-term adjustable loans.

Net interest income (on a tax-equivalent basis) increased $442,000 or 0.4% to $100.4 million for 2007 compared to $99.9 million for 2006.  Interest income (on a tax-equivalent basis) increased $14.6 million from 2006 to $199.3 million for 2007 while interest expense increased $14.1 million from 2006 to $99.0 million.

Interest income increased $14.6 million for 2007 as average loans receivable grew $173.3 million or 7.6% offset by a decrease in average investment securities of $113.7 million or 19.1%. The increase in average loans receivable was primarily funded by an increase in deposits as well as by calls or maturities of lower yielding investment securities. The rates earned on average loan receivables and average investment securities increased 5 basis points and 97 basis points, which increased interest income $1.6 million and $3.9 million, respectively, during 2007. The Company will rely primarily on deposit growth supplemented with wholesale borrowings to support its loan funding during 2008. This will place continued pressure on the net interest margin due to the continued intense market competitiveness for deposits in the expected declining interest rate environment.

Interest expense increased $14.1 million for 2007 as average interest-bearing deposits increased $140.7 million or 6.7% offset by a reduction in average FHLB advances of $59.7 million or 40.6%.  The cost of average interest-bearing deposits increased 58 basis points. The relatively flat yield curve in 2007 and continued intense market competition for retail deposits caused an increase in funding costs despite the decrease in interest rates in late 2007. Average non-interest bearing demand deposits decreased by $41.2 million or 8.3% over 2006.

Net interest income (on a tax-equivalent basis) increased $1.7 million or 1.7% to $99.9 million for 2006 compared to $98.2 million for 2005.  Interest income (on a tax-equivalent basis) increased $30.9 million from 2005 to $184.8 million for 2006 while interest expense increased $29.2 million from 2005 to $84.9 million.

Interest income increased $30.9 million for 2006 as average loans receivable grew $331.2 million or 17.1% which were partially funded by calls or maturities of lower yielding investment securities. Average investment securities decreased $229.3 million during 2006. The rates earned on average loans receivable and average investment securities increased 64 basis points and 38 basis points, respectively.

Interest expense increased $29.2 million for 2006 as average interest-bearing deposits grew $113.2 million offset by a decrease in average borrowings of $16.6 million. The cost of average interest-bearing deposits increased 110 basis points which reflected the continued market competition for retail deposits. The interest paid on average borrowings increased 143 basis points from 2005.

Provision for Loan Losses. The Company recorded a provision for loan losses of $8.4 million for 2007, as compared to $3.8 million for 2006 and $2.3 million for 2005. The Company’s loans receivable grew 6.1% or $144.7 million to $2.51 billion at December 31, 2007 as compared to $2.37 billion and $2.05 billion at December 31, 2006 and 2005, respectively. The ratio of allowance for loan losses to loans receivable was 1.08% at December 31, 2007 and 2006 compared to 1.10% at December 31, 2005. Net charge-offs were $7.1 million or 0.29% of average loans outstanding for the year ended December 31, 2007 as compared to $1.9 million or 0.08% of average loans outstanding and $1.9 million or 0.10% of average loans outstanding at December 31, 2006 and 2005, respectively. The increase in 2007 net charge-offs was primarily due to the deterioration of several commercial and small business loans which had a direct correlation with the increase in provision for loan losses in 2007.

At least quarterly, management performs an analysis to identify the inherent risk of loss in the Company’s loan portfolio. This analysis includes a qualitative evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, delinquencies, and other factors. Although the Company cannot predict loan losses with certainty, management expects net loan charge-offs as a percentage of average loans outstanding to approximate 0.20% in 2008.

Non-Interest Income. Non-interest income increased $6.4 million or 32.5% to $26.2 million for 2007 as compared to $19.7 million and $18.3 million for 2006 and 2005, respectively. The increase for 2007 was primarily due to an increase of $2.6 million in service charges on deposit accounts resulting from the implementation of select retail banking fee enhancements and a $1.4 million net gain on the sales of branches as part of the Company’s continuing branch rationalization program. In addition, the Company generates income through the sale of residential mortgages and SBA loans. The gain on sale of loans increased $562,000 or 49.9% to $1.7 million for 2007.  Furthermore, BOLI income increased $684,000 primarily due to the conversion during the fourth quarter of approximately $40.4 million of the Company’s existing general account BOLI policies to a new separate account policy. The net conversion cost for this transaction resulted in the recognition of $301,000 in BOLI income and $416,000 in federal income tax expense.

Non-interest income increased $1.5 million or 8.0% to $19.7 million for 2006 as compared to $18.3 million for 2005. The increase for 2006 was primarily a result of an increase of $2.2 million in service charges on deposit accounts offset by a decrease in gain on sale of investment securities of $794,000. During the fourth quarter of 2006, the Company entered into an agreement of sale for a parcel of land and recognized a loss of $294,000.  In addition, the gain on sale of loans, which includes residential mortgages and SBA loans, increased 14.0% to $1.1 million for 2006 compared to $989,000 for 2005.

Non-Interest Expense. Non-interest expense decreased $430,000 or 0.5% to $89.0 million for 2007 as compared to $89.4 million and $84.7 million for 2006 and 2005, respectively. Non-interest expense for 2007 includes severance and other related charges of $2.4 million, $185,000 of branch rationalization charges, and a $124,000 prepayment penalty recognized as a result of the early extinguishment of an FHLB borrowing.  Non-interest expense for 2006 includes severance and other related charges of $740,000 and $495,000 in branch rationalization charges. Excluding these charges, non-interest expense decreased $1.9 million or 2.2% from 2006. The $1.9 million decrease was primarily a result of a $956,000 decrease in salaries and employee benefits which was primarily due to the staff reductions that were initiated in the second quarter of 2006 and a decrease in occupancy and equipment expense of $1.1 million. In addition, insurance with the Federal Deposit Insurance Corporation (“FDIC”) increased $971,000, net of one-time assessment credit of $526,000, as a result of the Federal Deposit Insurance Reform Act of 2005.

Non-interest expense increased $4.7 million, or 5.6% to $89.4 million for 2006 as compared to $84.7 million for 2005. Of the increase for 2006, approximately $2.9 million is due to the incremental expenses resulting from the January 2006 Advantage acquisition. Non-interest expense, excluding the expenses of Advantage, increased $1.8 million or 2.1% for 2006 as compared to 2005. The increase was primarily a result of $740,000 in severance and other related charges and $495,000 of charges related to the consolidation of two branch offices.  In addition, the Company recognized $170,000 in stock option expenses during 2006 which were directly related to the adoption of SFAS No. 123(R) on January 1, 2006.

Income Tax Expense. Income taxes decreased $77,000 to $8.3 million for 2007 from $8.4 million for 2006. The Company’s effective tax rate for 2007 decreased as a result of an increase in tax-exempt income in relation to taxable income along with the implementation of several state tax planning strategies. Income taxes decreased $962,000 million to $8.4 million for 2006 from $9.3 million for 2005. The decrease for 2006 was due to a lower pre-tax income while the effective tax rate remained relatively flat from 2005.

Management expects that the Company’s adherence to FIN No. 48 may result in increased volatility in quarterly and annual effective income tax rates as FIN No. 48 requires that any change in judgment or change in measurement of a tax position taken in a prior period be recognized as a discrete event in the period in which it occurs. Factors that could impact management’s judgment include changes in income, tax laws and regulations, and tax planning strategies.

LIQUIDITY AND CAPITAL RESOURCES

The liquidity of the Company is the ability to maintain cash flows that are adequate to fund operations and meet its other obligations on a timely and cost effective basis in various market conditions. The ability of the Company to meet its current financial obligations is a function of balance sheet structure, the ability to liquidate assets and the availability of alternative sources of funds. To meet the needs of the clients and manage the risk of the Company, the Company engages in liquidity planning and management.

The major source of the Company's funding is deposits, which management believes will be sufficient to meet the Company’s daily and long-term operating liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans as well as maturities or calls of investment securities, while additional funds can be obtained from a variety of sources including brokered deposits, federal funds purchased, FHLB advances, securities sold under agreements to repurchase, loan sales or participations and other secured and unsecured borrowings. It is anticipated that brokered deposits, FHLB advances, securities sold under agreements to repurchase and other wholesale funding sources will be secondary sources of funding, and management expects there to be adequate collateral for such funding requirements.

The Company's primary uses of funds are the origination of loans, the funding of the Company’s maturing certificates of deposit, deposit withdrawals and the repayment of borrowings. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2008 total $932.0 million, or approximately 88.8% of total certificates of deposit. The Company anticipates that it will be able to retain a significant amount of these maturing deposits. The Company continues to operate with a core deposit relationship strategy that values a long-term stable customer relationship. This strategy employs a pricing strategy that rewards customers that establish core accounts and maintain a certain minimum threshold account balance.  The Company will continue to competitively price deposits for growth and retention. As discussed earlier, the competitive market environment for deposits has been and is expected to continue to be intense causing pressure on net interest margin. However, based on market conditions and other liquidity considerations, the Company may also avail itself to the secondary borrowings discussed above.

Net loans receivable grew $143.3 million or 6.1% during 2007. The Company anticipates that deposits, cash and cash equivalents on hand, the cash flow from assets, as well as other sources of funds will provide adequate liquidity for the Company’s future operating, investing and financing needs. The Company has additional secured borrowing capacity with the FHLB of approximately $98.0 million, of which $78.5 million was outstanding at December 31, 2007, and other sources of approximately $64.0 million. The FHLB provides a reliable source of funds with a wide variety of terms and structures. Management will continue to monitor the Company’s liquidity and maintain it at a level that they deem adequate but not excessive.

Management has a capital plan for the Company and the Bank that should allow the Company and the Bank to grow capital internally at levels sufficient for achieving its internal growth projections while managing its operating and financial risks. The Company has also considered a plan for contingency capital needs, and when appropriate, the Company’s Board of Directors may consider various capital raising alternatives. The principal components of the capital plan are to generate additional capital through retained earnings from internal growth, access the capital markets for external sources of capital, such as common equity and capital securities, when necessary or appropriate, redeem existing capital instruments and refinance such instruments at lower rates when conditions permit and maintain sufficient capital for safe and sound operations.

In the second quarter of 2007, the Board of Directors of the Company authorized the initiation of a stock repurchase plan covering up to 5%, or approximately 1,000,000 shares, of the Company’s outstanding common stock. During 2007, the Company repurchased 1,010,523 shares of outstanding common stock, thus completing in late December the initial repurchase plan. The Board subsequently authorized a new stock repurchase plan covering up to approximately 5% or 1,100,000 additional shares, of common stock to be repurchased in the open market or in privately negotiated transactions. The tangible equity to tangible assets ratio was 6.61% at December 31, 2007. The Company considers 6% as the minimum threshold for this ratio.

In April 2007, the Company called the $20.0 million outstanding capital securities of Sun Capital Trust III contemporaneously with the redemption of the Sun Capital Trust III debentures. At the time of the call the Company recognized a write-down of approximately $541,000 of unamortized debt issuance costs. In addition, in April 2007, the Company issued an additional $10.0 million of new capital securities (Sun Capital Trust VII) which was used in part to redeem the $20.0 million of previously issued capital securities (Sun Capital Trust III).  In July 2007, the Company called the $10.0 million of outstanding capital securities of Sun Capital Trust IV contemporaneously with the redemption of the Sun Capital Trust IV debentures. At the time of the call the Company recognized a write-down of approximately $250,000 of unamortized debt issuance costs. In addition, in July 2007, the Company issued $10.0 million of new capital securities (Sun Capital Trust VIII) which was used to redeem the $10.0 million of previously issued capital securities (Sun Capital Trust IV). In January 2008, the Company called the $5.0 million outstanding capital securities of CBNJ Trust I contemporaneously with the redemption of CBNJ Trust I debentures.

The Company is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies.  The Bank is also subject to similar capital requirements adopted by the OCC.  Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets and certain off-balance sheet items as calculated under regulatory accounting practices. It is the Company’s intention to maintain “well-capitalized” risk-based capital levels. Table 3 provides the regulatory capital levels for the Company and the Bank at December 31, 2007.

TABLE 3:  REGULATORY CAPITAL LEVELS
			For Capital Adequacy		To Be Well-Capitalized Under Prompt Corrective
	Actual		Purposes		Action Provisions (1)
December 31, 2007	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$334,126	11.82%	$226,051	8.00%	N/A
Sun National Bank	311,961	11.06	225,697	8.00	$282,122	10.00%
Tier I Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	306,764	10.86	113,025	4.00	N/A
Sun National Bank	284,599	10.09	112,849	4.00	169,273	6.00
Leverage Ratio:
Sun Bancorp, Inc.	306,764	9.67	126,850	4.00	N/A
Sun National Bank	284,599	9.00	126,540	4.00	158,175	5.00

(1) Not applicable to bank holding companies.

While the capital securities are deconsolidated in accordance with GAAP, they continue to qualify as Tier 1 or core capital of the Company under federal regulatory guidelines. These securities are subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve Board. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2007, the entire $95.0 million in capital securities qualify as Tier 1.

In March 2005, the Federal Reserve amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits. The Federal Reserve’s amended rule, effective March 31, 2009, will limit capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability. The Company does not anticipate that this amended rule will have a material impact on it capital ratios.

See Note 24 of the Notes to Consolidated Financial Statements for additional information regarding regulatory matters.

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

Gap Analysis. Banks are concerned with the extent to which they are able to match maturities or re-pricing characteristics of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring the bank’s interest rate sensitivity gap. Gap analysis measures the volume of interest-earning assets that will mature or re-price within a specific time period, compared to the interest-bearing liabilities maturing or re-pricing within that same time period. On a monthly basis the Company and the Bank monitor their gap, primarily cumulative through both six months and one year maturities.

Table 4 provides the maturity and re-pricing characteristics of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2007.  All amounts are categorized by their actual maturity or re-pricing date with the exception of interest-bearing demand deposits and savings deposits.  As a result of prior experience during periods of rate volatility and management's estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits into categories noted below, based on the estimated duration of those deposits.

TABLE 4:  INTEREST RATE SENSITIVITY SCHEDULE
December 31, 2007	Maturity/Re-pricing Time Periods
	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
Interest-earning assets:
Loans receivable	$1,111,573	$384,447	$889,430	$124,469	$2,509,919
Interest-earning deposits with banks	2,380	-	-	-	2,380
Investment securities	139,861	95,584	134,101	93,666	463,212
Federal funds sold	2,654	-	-	-	2,654
Total interest-earning assets	1,256,468	480,031	1,023,531	218,135	2,978,165
Interest-bearing liabilities:
Interest-bearing demand deposits	335,870	118,801	136,040	164,022	754,733
Savings deposits	58,112	173,661	205,121	19,347	456,241
Time certificates	361,017	570,940	113,632	4,476	1,050,065
Federal funds purchased	30,000	-	-	-	30,000
FHLB advances	16,294	30,101	15,655	1,433	63,483
Securities sold under agreements to repurchase - FHLB	-	-	15,000	-	15,000
Securities sold under agreements to repurchase - customer	40,472	-	-	-	40,472
Junior subordinated debentures	56,703	-	10,310	30,928	97,941
Obligation under capital lease	16	52	473	4,717	5,258
Total interest-bearing liabilities	898,484	893,555	496,231	224,923	2,513,193
Periodic gap	$357,984	$(413,524)	$527,300	$(6,788)	$464,972
Cumulative gap	$357,984	$(55,540)	$471,760	$464,972
Cumulative gap as a % of total assets	10.72%	(1.66)%	14.13%	13.93%

At December 31, 2007, the Company had a liability sensitive position with respect to its exposure to interest rate risk maturing or re-pricing within one year. The total gap re-pricing within one year as of December 31, 2007 was negative $55.5 million, representing a negative one-year gap ratio of 1.66% as compared to a positive gap of $52.8 million at December 31, 2006, representing a positive one-year gap ratio of 1.59%. The primary reason for the change was an increasing depositor preference for money market accounts and short-term certificates of deposit, partially offset by an increase in floating and adjustable rate loans, particularly commercial loans. Management does not view the negative one year gap as presenting unusually high risk potential, although no assurances can be given that the Company is not at risk from interest rate increase or decreases.

Net Interest Income Simulation. Due to the inherent limitations of gap analysis, the Company also uses simulation models to measure the impact of changing interest rates on its operations. The simulation model attempts to capture the cash flow and re-pricing characteristics of the current assets and liabilities on the Company’s balance sheet. Assumptions regarding such things as prepayments, rate change behaviors, level and composition of new balance sheet activity and new product lines are incorporated into the simulation model. Net interest income is simulated over a twelve month horizon under a variety of linear yield curve shifts, subject to certain limits agreed to by ALCO. The Company uses a base interest rate scenario provided by a third-party econometric modeling service.

Net interest income simulation analysis shows a position that is relatively neutral to interest rates. The net income simulation results are impacted by expected strong deposit pricing competition which may limit deposit pricing flexibility in both increasing and decreasing rate environments as well as a movement toward more floating or short term adjustable loans.  The floating rate loans are indexed to both Prime Rate and the London Interbank Offered Rate (“LIBOR”).  To the extent that these rates do not move by the same amount, added basis risk will impact margin.

Actual results may differ from the simulated results due to such factors as the timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies and differences in actual versus forecasted balance sheet composition and activity. While the net interest income appears relatively neutral to rates, a continual flattening or inversion of the yield curve could result in further margin compression. Table 5 provides the Company’s estimated earnings sensitivity profile versus the most likely rate forecast as of December 31, 2007. The Company’s sensitivity profile is generally consistent with the liability sensitive position noted in the Interest Rate Sensitivity Schedule. However the Company anticipates that strong deposit pricing competition will limit the deposit pricing flexibility in an increasing and particularly in a decreasing rate environment.

TABLE 5:  SENSITIVITY PROFILE
Change in Interest Rates	Percentage Change in Net Interest Income
(Basis Points)	Year 1
+200	-0.5%
+100	-0.1%
- 100	-0.3%
- 200	-0.8%

Derivative Financial Instruments. The Company utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. As of December 31, 2007, all derivative financial instruments have been entered into to hedge the interest rate risk associated with the Company’s commercial lending activity. In general, the derivative transactions fall into one of two types: a bank hedge of a specific fixed-rate loan or a hedged derivative offering to a Bank customer. In those transactions in which the Company hedges a specific fixed-rate loan, the derivative is executed for periods and terms that match the related underlying exposures and do not constitute positions independent of these exposures. For derivatives offered to Bank customers, the economic risk of the customer transaction is offset by a mirror position with a non-affiliated third party.

Fair Value Hedges - Interest Rate Swaps. The Company has entered into interest rate swap arrangements to exchange the payments on fixed-rate commercial loan receivables for variable-rate payments based on the one-month LIBOR. The interest rate swaps involve no exchange of principal either at inception or maturity and have maturities and call options identical to the fixed-rate loan agreements. The arrangements have been designated as fair value hedges. The swaps are carried at their fair value and the carrying amount of the commercial loans includes the change in their fair values since the inception of the hedge. Because the hedging arrangement is considered highly effective, changes in the interest rate swaps’ fair values exactly offset the corresponding changes in the fair value of the commercial loans and, as a result, the changes in fair value do not result in an impact on net income.

Customer Derivatives. The Company has also entered into commercial loan interest rate swaps in order to provide commercial loan clients the ability to swap from variable to fixed interest rates. Under these agreements, the Company enters into a variable-rate loan agreement with a client in addition to a client swap agreement. This swap agreement effectively swaps the client’s variable-rate loan into a fixed-rate. The Company simultaneously enters into a swap agreement with a third party in order to offset its exposure on the variable and fixed-rate components of the customer agreement. As the interest rate swaps with the clients and third parties are not designated as hedges under SFAS No. 133, the instruments are marked to market in earnings. As the interest rate swaps are structured to offset each other, changes in market values will have no earnings impact.

Financial derivatives involve, to varying degrees, interest rate, market and credit risk. For interest rate swaps, only periodic cash payments are exchanged. Therefore, cash requirements and exposure to credit risk are significantly less than the notional amount.

Disclosures about Contractual Obligations and Commercial Commitments. Purchase obligations include significant contractual cash obligations. Table 6 provides the Company’s contractual cash obligations at December 31, 2007. Included in Table 6 are the minimum contractual obligations under legally enforceable contracts with contract terms that are both fixed and determinable. The majority of these amounts are primarily for services, including core processing systems and telecommunications maintenance.

TABLE 6:  CONTRACTUAL CASH OBLIGATIONS
December 31, 2007		Payments Due by Period
	Total	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Time deposits (1)	$1,050,113	$932,004	$105,795	$7,838	$4,476
Long-term debt	353,217	59,899	27,665	31,120	234,533
Leases	42,981	4,624	7,882	6,559	23,916
Purchase obligations (off-balance sheet)	15,400	6,183	7,781	1,436	-
Total contractual cash obligations	$1,461,711	$1,002,710	$149,123	$46,953	$262,925

(1) Amount represents the book value of time deposits, excluding the unamortized premiums recorded as a result of the Advantage acquisition in January 2006, and the issuance of brokered deposits.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company takes various forms of collateral, such as real estate assets and customer business assets to secure the commitment. Additionally, all letters of credit are supported by indemnification agreements executed by the customer. The maximum undiscounted exposure related to these commitments at December 31, 2007 was $60.3 million, and the portion of the exposure not covered by collateral was approximately $1.2 million. We believe that the utilization rate of these letters of credit will continue to be substantially less than the amount of these commitments, as has been our experience to date.

The Company maintains a reserve for unfunded loan commitments and letters of credit which is reported in other liabilities in the Consolidated Statements of Financial Condition. The reserve is an estimate of the losses inherent with such off-balance sheet commitments as of the balance sheet date.  The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses.  The reserve for unfunded loan commitments as of December 31, 2007 was $360,000. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

The Company is a member of the Visa USA network. On October 3, 2007, Visa completed a restructuring and issued shares of Visa Inc. common stock to its financial institution members in contemplation of its initial public offering (“IPO”) anticipated in the first quarter of 2008 ( the “Visa Reorganization”). Visa USA member banks have a contingent obligation to indemnify Visa, Inc. under the Visa USA bylaws for potential future settlement of certain litigation. The Company has determined that its potential indemnification obligations based on its proportionate share of ownership in Visa USA is not material at December 31, 2007. The Company expects that any proceeds from the anticipated share redemption from the IPO will exceed its indemnification obligations.

On February 6, 2007, the Board of Directors of the Company terminated the employment of the Company’s President and Chief Executive Officer. In April 2007, the Company entered into an agreement that provided for certain terms and conditions of the former President and Chief Executive Officer’s separation from the Company including, among other things, non-compete agreements and a general release from any claims, rights or causes of action in connection with his termination of employment or otherwise. The severance agreement provided for an aggregate cash payment of $1.7 million. The total amount charged to earnings during the first quarter 2007 as a result of this termination of employment was $1.8 million. This amount included other severance related charges, including a charge as a result of a change in terms of the exercisability for certain stock options, continued use of a company car and payment of certain legal fees incurred in connection with the settlement agreement. As of December 31, 2007, $54,000 of the $1.7 million remained outstanding.  This remaining balance was paid in-full in January 2008.

Table 7 provides the Company’s contractual commitments (see Note 18 of the Notes to Consolidated Financial Statements for additional information) at December 31, 2007.

TABLE 7:  CONTRACTUAL COMMITMENTS
December 31, 2007		Amount of Commitment Expiration Per Period
	Unfunded Commitments	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Lines of credit	$616,362	$336,252	$32,993	$1,268	$245,849
Commercial standby letters of credit	60,335	59,017	1,301	17	-
Construction funding	120,197	96,769	21,578	1,850	-
Other commitments	47,308	47,308	-	-	-
Total contractual commitments	$844,202	$539,346	$55,872	$3,135	$245,849

Impact of Inflation and Changing Prices. The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with GAAP, which require the measurement of financial condition and operating results without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

FINANCIAL CONDITION

The Company’s assets were $3.34 billion at December 31, 2007 compared to $3.33 billion at December 31, 2006. Loans receivable were up 6.1% to $2.51 billion at December 31, 2007 as compared to December 31, 2006. The investment portfolio declined $63.5 million or 12.1% to $461.6 million at December 31, 2007. Deposits increased 1.2% to $2.70 billion at December 31, 2007 as compared to December 31, 2006. Total borrowings decreased $36.4 million or 22.7% to $124.2 million at December 31, 2007.

Loans. Loans receivable increased $144.7 million or 6.1% to $2.51 billion at December 31, 2006 from $2.37 billion at December 31, 2006. The overall increase was primarily due to increases in commercial and industrial loans of $99.6 million or 5.2%, home equity loans of $32.6 million or 14.1%, and residential real estate of $11.3 million or 29.5%. Organic loan growth adjusted for approximately $19 million in loans sold in connection with the sale of a branch and approximately $147.0 in prepayments, was approximately 13.1%.  Competition for loans was intense in 2007 across all products and markets and is expected to continue into 2008. Despite the competitiveness of loan pricing and terms and conditions, the Company has not compromised its underwriting credit standards.

The trend of the Company’s lending continues to reflect the diversification of the commercial loan portfolio. As the Company’s marketplace has expanded within the State of New Jersey, likewise, our commercial lending activities have grown, especially in the central and more recently the northern part of the state. A significant broad based deterioration in economic conditions throughout New Jersey, including the real estate markets as well as other external factors, could have a material adverse effect on the loan portfolio and consequently, the Company’s financial condition, results of operations and cash flows. At December 31, 2007 and 2006, the Company did not have more than 10% of its total loans outstanding concentrated in any one category including, but not limited to, hospitality, entertainment and leisure industries and general office space.  Loan categories are based upon borrowers engaged in similar activities who would be similarly impacted by economic or other conditions.

Table 8 provides selected data relating to the composition of the Company’s loan portfolio by type of loan and type of security at December 31, 2007, 2006, 2005, 2004 and 2003.

TABLE 8:  SUMMARY OF LOAN PORTFOLIO

December 31,	2007		2006		2005		2004		2003
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Type of Loan:
Commercial and industrial	$2,024,728	81.55%	$1,925,103	82.28%	$1,732,202	85.42%	$1,603,868	86.80%	$1,169,164	85.69%
Home equity	264,965	10.67	232,321	9.93	155,561	7.67	122,735	6.64	80,292	5.88
Second mortgage	81,063	3.27	77,337	3.31	53,881	2.66	50,541	2.74	51,531	3.78
Residential real estate	49,750	2.00	38,418	1.64	30,162	1.49	26,117	1.41	29,788	2.18
Other	89,413	3.60	92,063	3.94	78,410	3.87	66,497	3.60	51,304	3.76
Less: Loan loss allowance	(27,002)	(1.09)	(25,658)	(1.10)	(22,463)	(1.11)	(22,037)	(1.19)	(17,614)	(1.29)
Net loans receivable	$2,482,917	100.00%	$2,339,584	100.00%	$2,027,753	100.00%	$1,847,721	100.00%	$1,364,465	100.00%

Type of Security:
Residential real estate:
1-4 family	$480,927	19.37%	$423,762	18.11%	$308,792	15.23%	$256,095	13.86%	$192,786	14.12%
Other	20,986	0.85	21,580	0.92	17,419	0.86	17,867	0.97	15,079	1.11
Commercial real estate	1,530,705	61.65	1,433,441	61.27	1,232,472	60.78	1,167,190	63.17	879,694	64.47
Commercial business loans	398,993	16.07	412,806	17.65	418,408	20.63	358,387	19.40	229,342	16.81
Consumer	58,681	2.36	54,127	2.31	38,492	1.90	36,831	1.99	33,642	2.47
Other	19,627	0.79	19,526	0.84	34,633	1.71	33,388	1.80	31,536	2.31
Less: Loan loss allowance	(27,002)	(1.09)	(25,658)	(1.10)	(22,463)	(1.11)	(22,037)	(1.19)	(17,614)	(1.29)
Net loans receivable	$2,482,917	100.00%	$2,339,584	100.00%	$2,027,753	100.00%	$1,847,721	100.00%	$1,364,465	100.00%

Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the accommodation.  Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property. Loans secured by owner occupied properties are dependent upon the successful operation of the borrower’s business.  If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired.  Loans secured by properties where repayment is dependent upon payment of rent by third party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit.  At December 31, 2007, the Company’s commercial real estate portfolio was $1.53 billion of which $805.9 million or 52.6% were classified as owner occupied and $724.9 or 47.4% were classified as non-owner occupied.

The Company also originates residential construction loans. These are short-term loans generally for building 1-to-4 family residential properties and are secured by parcels of land on which the properties are to be constructed as well as any properties in the process of being constructed.  Upon completion of construction, these loans are typically replaced with some form of permanent financing.  Any slowing of the economy and real estate market may impact this portfolio as the Company’s ability to receive payment on these loans may lessen.  While the Company has recently experienced problems with a few residential construction loans isolated to one borrower, management feels that the Company’s underwriting standards and conservative advance rates will minimize credit issues in this portfolio going forward.  At December 31, 2007, there were approximately 90 residential construction loans with outstanding loan balances of $63.1 million.

Softening residential real estate values has given rise to increased monitoring of the Company’s home equity portfolio. While this portfolio has been performing satisfactorily, during 2007 there was a slight increase in the delinquency rate for this portfolio.  Historically, this portfolio has performed very well as the Company has offered these products at conservative advance rates such as maximum 80% loan-to-value ratio for primary residences and 75% on second homes and investment property.  At December 31, 2007, the Company’s home equity portfolio was $265.0 million or 10.7% of total outstanding net loans. Management continues to monitor this portfolio closely.

Another area of concern in the current credit environment is the small business sector.  The Company has realized an increasing trend of charge-offs over the past several years with its unsecured, credit scored small business products.  While still offering loan products of this type on a very limited basis, the Company has tightened extensively the minimum qualifying credit score requirements and will continue to aggressively manage this portfolio down.  At December 31, 2007, the Company had $28.8 million of these small business loans.

Table 9 provides the estimated maturity of the Company's loan portfolio at December 31, 2007. The table does not include potential prepayments or scheduled principal payments. Adjustable-rate mortgage loans are shown based on contractual maturities.

TABLE 9: ESTIMATED MATURITY OF LOAN PORTFOLIO
December 31, 2007	Due Within 1 Year	Due After 1 Through 5 Years	Due After 5 Years	Allowance for Loan Loss	Total
Commercial and industrial	$533,043	$664,883	$826,802	$(23,170)	$2,001,558
Home equity	2,429	1,234	261,302	(2,175)	262,790
Second mortgage	1,467	13,460	66,136	-	81,063
Residential real estate	6,744	112	42,894	(290)	49,460
Other	27,816	14,575	47,022	(1,367)	88,046
Total	$571,499	$694,264	$1,244,156	$(27,002)	$2,482,917

Table 10 provides the dollar amount of all loans due after December 31, 2008 which have pre-determined interest rates and which have floating or adjustable interest rates.

TABLE 10: LOANS GREATER THAN 12 MONTHS
December 31, 2007	Fixed-Rates	Floating or Adjustable Rates	Total
Commercial and industrial	$685,448	$806,237	$1,491,685
Home equity	20,451	242,085	262,536
Second mortgage	79,596	-	79,596
Residential real estate	40,537	2,469	43,006
Other	53,587	8,010	61,597
Total	$879,619	$1,058,801	$1,938,420

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

Non-Performing Assets. Total non-performing assets increased $14.4 million from $15.2 million at December 31, 2006 to $29.6 million at December 31, 2007. The increase in non-performing assets from 2006 to 2007 was primarily a result of an increase in non-accrual loans which was primarily a result of two unrelated relationships aggregating $12.0 million which were placed on non-accrual during the second half of 2007. The Company believes that the loans are well secured and in process of collection. Non-accruing other loans increased $602,000 primarily relating to unsecured seasoned small business loans.  The Company has realized an increasing trend of charge-offs on these loan products over the past several years and as a result has tightened its underwriting credit standards and increased pricing for this product. Interest income that would have been recorded on non-accrual loans, under the original terms of such loans, would have totaled approximately $1.6 million for 2007. The ratio of non-performing assets to net loans increased to 1.19% at December 31, 2007 compared to 0.65% at December 31, 2006. Management of the Company believes that all loans that are past due and accruing interest are adequately secured and in the process of collection.

Table 11 provides a summary of non-performing assets at December 31, 2007, 2006, 2005, 2004 and 2003.

TABLE 11:  SUMMARY OF NON-PERFORMING ASSETS
December 31,	2007	2006	2005	2004	2003
Non-performing loans:
Loans accounted for on a non-accrual basis:
Commercial and industrial	$23,965	$12,453	$8,823	$12,263	$20,308
Home equity	1,322	1,170	220	208	46
Second mortgage	73	109	106	-	-
Residential real estate	574	273	669	848	1,122
Other	919	317	139	138	92
Total non-accruing loans	26,853	14,322	9,957	13,457	21,568
Accruing loans that are contractually past due 90 days or more:
Commercial and industrial	855	250	85	292	125
Home equity	-	12	-	-	47
Second mortgage	-	-	-	-	-
Residential real estate	330	-	53	373	57
Other	158	36	30	221	19
Total loans 90-days past due	1,343	298	168	886	248
Total non-performing loans	28,196	14,620	10,125	14,343	21,816
Real estate owned	1,449	600	1,449	2,911	4,444
Total non-performing assets	$29,645	$15,220	$11,574	$17,254	$26,260

Total non-performing loans to net loans receivable	1.14%	0.62%	0.50%	0.78%	1.60%
Total non-performing loans to total assets	0.84%	0.44%	0.33%	0.47%	0.84%
Total non-performing assets to net loans receivable	1.19%	0.65%	0.57%	0.93%	1.92%
Total non-performing assets to total assets	0.89%	0.46%	0.37%	0.57%	1.01%
Total allowance for loan losses to total non-performing loans	95.77%	175.50%	221.86%	153.64%	80.74%

Potential Problem Loans. At December 31, 2007, there were seven commercial loan relationships aggregating $37.2 million for which information exists as to the ability of the borrowers to comply with present loan repayment terms and have therefore, caused management to place them on its internally monitored loan list. The classification of these loans, however, does not imply that management expects losses, but that it believes a higher level of scrutiny is prudent under the circumstances. These loans were not classified as non-accrual and were not considered non-performing. Depending upon the state of the economy, future events, and their impact on these borrowers, these loans and others not currently so identified could be classified as non-performing assets in the future. At December 31, 2007, these loans were current and well collateralized.

Real Estate Owned. Real estate acquired by the Company as a result of foreclosure and bank property that is not in use is classified as real estate owned until such time as it is sold. The property acquired through foreclosure is carried at the lower of the related loan balance or fair value of the property based on an appraisal less estimated cost to dispose.  Losses arising from foreclosure are charged against the allowance for loan losses.  Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and any subsequent gains or losses are included in operations. Table 12 provides a summary of real estate owned at December 31, 2007 and 2006.

TABLE 12: SUMMARY OF REAL ESTATE OWNED
December 31,	2007	2006
Commercial properties	$300	$-
Residential properties	865	600
Bank properties	284	-
Total	$1,449	$600

Real estate owned increased $849,000 to $1.4 million at December 31, 2007 as compared to December 31, 2006. The Company added three properties to the real estate owned portfolio in the amount $849,000. During the first quarter of 2008, the Company sold the commercial property and recognized net proceeds from the sale of this property of $319,000.  The increase in bank properties was a branch that was closed and consolidated into another existing branch during 2007 and the Company is currently negotiating the sale of this branch property.  Table 13 provides an analysis of the activity in real estate owned for the years ended December 31, 2007 and 2006.

TABLE 13: ANALYSIS OF REAL ESTATE OWNED
December 31,	2007	2006
Balance, beginning of year	$600	$1,449
Additions	565	669
Transfer from bank property	284	-
Write-downs	-	(135)
Sales	-	(1,383)
Balance, end of year	$1,449	$600

See Note 9 of the Notes to Consolidated Financial Statements for additional information on real estate owned.

Allowances for Losses on Loans. The Company’s allowance for losses on loans was $27.0 million or 1.08% of loans receivable at December 31, 2007 compared to $25.7 million or 1.08% at December 31, 2006. As a result of the January 2006 Advantage acquisition, $1.3 million of additional allowance for loan losses was assumed. Non-performing loans increased to $28.2 million at December 31, 2007 as compared to $14.6 million at December 31, 2006. The provision for loan losses was $8.4 million for 2007, $3.8 million for 2006 and $2.3 million for 2005. The increase in provision for loan losses during 2007 had a direct correlation to the increase in net charges-offs for the same year. Net charge-offs were $7.1 million for the year ended December 31, 2007 as compared to $1.9 million for each of the years ended December 31, 2006 and 2005. The increase in 2007 net charge-offs was primarily due to the deterioration of several commercial and small business loans which resulted in an increase in net charge-offs to average outstanding loans to 0.29% for 2007 as compared to 0.08% for 2006 and 0.10% for 2005.    As noted earlier, while the Company cannot predict loan losses with certainty, management expects net loan charge-offs as a percentage of average loans outstanding to approximate 0.20% in 2008.

Table 14 provides information with respect to changes in the Company's allowance for loan losses for the years ended December 31, 2007, 2006, 2005, 2004 and 2003.

TABLE 14: ALLOWANCE FOR LOAN LOSSES
Years Ended December 31,	2007	2006	2005	2004	2003
Allowance for loan losses, beginning of year	$25,658	$22,463	$22,037	$17,614	$16,408
Charge-offs:
Commercial	(5,044)	(1,838)	(1,928)	(796)	(4,010)
Construction Mortgage	-	(22)	(27)	-	-
Mortgage	-	-	-	(84)	(1)
Other	(2,674)	(653)	(686)	(502)	(369)
Total charge-offs	(7,718)	(2,513)	(2,641)	(1,382)	(4,380)
Recoveries:
Commercial	274	377	561	641	700
Construction Mortgage	2	-	84	-	-
Mortgage	-	-	8	-	-
Other	383	265	104	152	61
Total recoveries	659	642	757	793	761
Net charge-offs	(7,059)	(1,871)	(1,884)	(589)	(3,619)
Purchased allowance resulting from bank acquisition	-	1,259	-	2,937	-
Provision for loan losses	8,403	3,807	2,310	2,075	4,825
Allowance for loan losses, end of year	$27,002	$25,658	$22,463	$22,037	$17,614

Net loans charged-off as a percent of average loans outstanding	0.29%	0.08%	0.10%	0.04%	0.28%
Allowance for loan losses as a percent of total gross loans outstanding	1.08%	1.08%	1.10%	1.18%	1.27%

Table 15 provides the allocation of the Company's allowance for loan losses by loan category and the percent of loans in each category to loans receivable at December 31, 2007, 2006, 2005, 2004 and 2003. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category since the allowance for loan losses is a valuation reserve applicable to the entire loan portfolio.

TABLE 15:  ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

December 31,	2007		2006		2005		2004		2003
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Allowance for loan losses:
Commercial and industrial	$23,170	85.81%	$22,384	87.24%	$19,890	88.54%	$19,990	90.71%	$15,885	90.19%
Residential real estate	290	1.07	174	0.68	258	1.15	191	0.87	247	1.40
Home equity (1)	2,175	8.06	1,937	7.55	1,006	4.48	739	3.35	483	2.74
Other	1,367	5.06	1,163	4.53	1,309	5.83	1,117	5.07	999	5.67
Total allowance for loan losses	$27,002	100.00%	$25,658	100.00%	$22,463	100.00%	$22,037	100.00%	$17,614	100.00%

(1) Amount includes both home equity and second mortgages.

See Note 6 of the Notes to Consolidated Financial Statements for additional information on the allowance for loan losses.

Investment Securities. Investment securities available for sale and held to maturity decreased $62.6 million or 12.3% from $507.4 million at December 31, 2006 to $444.8 million at December 31, 2007. During 2007, the Company continued its strategy of redeploying maturing securities into its higher yielding loan portfolio and will continue this reinvestment strategy in 2008. The estimated average life of the investment portfolio at December 31, 2007 was 7.1 years with an estimated modified duration of 3.4 years. The reinvestment strategy for 2008 is expected to increase portfolio yield and increase both the estimated average life and the duration of the portfolio.

The Company’s investment policy is established by senior management and approved by the Board of Directors. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that optimizes interest income within acceptable limits of risk and liquidity.

Table 16 provides the estimated fair value and amortized cost of the Company's portfolio of investment securities at December 31, 2007, 2006 and 2005.  For all debt securities classified as available for sale, the carrying value is the estimated fair value.

TABLE 16: SUMMARY OF INVESTMENT SECURITIES

December 31,	2007			2006			2005
		Net			Net			Net
		Unrealized	Estimated		Unrealized	Estimated		Unrealized	Estimated
	Amortized	Gains	Fair	Amortized	(Losses)	Fair	Amortized	(Losses)	Fair
	Cost	(Losses)	Value	Cost	Gains	Value	Cost	Gains	Value
Available for sale:
U.S. Treasury obligations	$14,975	$77	$15,052	$29,956	$(39)	$29,917	$59,237	$(145)	$59,092
U.S. Government agencies and mortgage-backed securities	298,686	(794)	297,892	372,864	(6,122)	366,742	596,823	(11,142)	585,681
State and municipal obligations	72,798	(76)	72,722	63,211	106	63,317	28,050	(156)	27,894
Other securities	40,919	(780)	40,139	21,976	-	21,976	3,963	-	3,963
Total available for sale investment securities	$427,378	$(1,573)	$425,805	$488,007	$(6,055)	$481,952	$688,073	$(11,443)	$676,630

Held to maturity:
Mortgage-backed securities	$18,965	$(210)	$18,755	$24,691	$(595)	$24,096	$32,445	$(711)	$31,734
Other securities	-	-	-	750	-	750	-	-	-
Total held to maturity investment securities	$18,965	$(210)	$18,755	$25,441	$(595)	$24,846	$32,445	$(711)	$31,734

Table 17 provides the gross unrealized losses and fair value at December 31, 2007, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

TABLE 17:  ANALYSIS OF GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

December 31, 2007	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Government agencies and mortgage-backed securities	$28,553	$(117)	$162,073	$(1,723)	$190,626	$(1,840)
State and municipal obligations	26,366	(289)	10,650	(151)	37,016	(440)
Other	17,001	(780)	-	-	17,001	(780)
Total	$71,920	$(1,186)	$172,723	$(1,874)	$244,643	$(3,060)

At December 31, 2007, 99.9% of the gross unrealized losses in the security portfolio were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and other securities rated investment grade or better by at least one bond credit rating service.  Management believes the unrealized losses are due to increases in market interest rates over yields since the time the underlying securities were purchased. Recovery of fair value is expected as the securities approach their maturity date or if valuations for such securities improve as market yields change. Management considers the length of time and the extent to which fair value is less than cost, the credit worthiness and near-term prospects of the issuer, among other things, in determining the nature of the decline in market value of the securities. As the Company has the intent and ability to retain the investment in the issuer for a period of time sufficient to allow for a recovery of amortized cost, which may be maturity, no decline is deemed to be other-than-temporary. At December 31, 2007, the gross unrealized loss in the category 12 months or longer of $1.9 million consisted of 70 securities having an aggregate unrealized loss of 1.1% of the amortized cost. The securities represented Federal Agency, U.S. Government agency and U.S. Government sponsored agency issues and 20 securities currently rated AA or better by at least one bond credit rating service. At December 31, 2007, securities in a gross unrealized loss position for less than 12 months consisted of 77 securities having an aggregate unrealized loss of 1.6% of the amortized cost.

Expected maturities of individual securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Table 18 provides an estimated maturity summary with the carrying values and weighted average yields on the Company's portfolio of investment securities at December 31, 2007. The investment securities are presented in the table based on current prepayment assumptions. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

TABLE 18:  MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

December 31, 2007	1 Year or Less		1 to 5 Years		5 to 10 Years		More than 10 Years		Total
	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
Available for sale:
U.S. Treasury obligations	$15,052	4.89%	$-	-%	$-	-%	$-	-%	$15,052	4.89%
U.S. Government agencies and mortgage-backed securities	129,291	3.50	53,014	4.43	76,567	5.53	39,020	5.78	297,892	4.49
State and municipal obligations	13,706	5.00	14,922	5.70	9,119	6.02	34,975	5.92	72,722	5.71
Other securities	2,610	4.25	500	5.28	-	-	37,029	7.32	40,139	7.10
Total available for sale investment securities	$160,659	3.77%	$68,436	4.71%	$85,686	5.58%	$111,024	6.34%	$425,805	4.96%

Held to maturity:
Mortgage-backed securities	$-	-%	$18,130	4.13%	$835	4.62%	$-	-%	$18,965	4.15%
Total held to maturity investment securities	$-	-%	$18,130	4.13%	$835	4.62%	$-	-%	$18,965	4.15%

See Note 4 of the Notes to Consolidated Financial Statements for additional information on investment securities.

BOLI. During 2007, BOLI increased $15.1 million to $72.5 million at December 31, 2007 as a result of the purchase of an additional $12.7 million of BOLI as well as an increase of $2.4 million in the cash surrender value of the policies, which is included in non-interest income in the Consolidated Statements of Operation. During the fourth quarter of 2007, the Company converted $37.3 million of the existing general account BOLI to a new separate account. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying investments may have an impact on investment income; however, these fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. The net conversion cost for this transaction resulted in the recognition of $301,000 in BOLI income and $416,000 in federal income tax expense.

Deposits.  Deposits at December 31, 2007 totaled $2.70 billion, an increase of $31.1 million or 1.2% over the December 31, 2006 balance of $2.67 billion. Organic deposit growth, adjusted for approximately $40 million in deposits sold in connection with the sale of three branches during the first quarter 2007, was approximately 2.7%. Core deposits, which exclude all certificates greater than $100,000, represented 86.1% and 87.8% of total deposits at December 31, 2007 and 2006, respectively. During 2007, the economic and competitive environments continued the pricing pressure on the Company’s deposit rates. The Company has experienced a shift in the composition of deposits with a decline in demand deposits and an increase in higher cost time deposits.

The Company will rely primarily on deposit growth supplemented with wholesale borrowings to support its loan funding during 2008.

Table 19 provides a summary of deposits at December 31, 2007, 2006 and 2005.

TABLE 19:  SUMMARY OF DEPOSITS
December 31,	2007	2006	2005
Demand deposits	$1,192,785	$1,294,140	$1,416,651
Savings deposits	456,241	412,973	386,821
Time deposits under $100,000	674,671	634,350	443,535
Time deposits $100,000 or more	375,394	326,534	224,641
Total	$2,699,091	$2,667,997	$2,471,648

Consumer and commercial deposits are attracted principally from within the Company's primary market area through a wide compliment of deposit products that include checking, savings, money market, certificates of deposits and individual retirement accounts.  The Company continues to operate with a core deposit relationship strategy that values the importance of building a long-term stable relationship with each and every customer.   The relationship pricing strategy rewards customers that establish core accounts and maintain a certain minimum threshold account balance.  Management regularly meets to evaluate internal cost of funds, to analyze the competition, to review the Company's cash flow requirements for lending and liquidity and executes any appropriate pricing changes when necessary.  The Company does not solicit funds outside the states of New Jersey, Delaware and Pennsylvania.

Table 20 provides the distribution of total deposits between core and non-core at December 31, 2007, 2006 and 2005.

TABLE 20:  DISTRIBUTION OF DEPOSITS

December 31,	2007		2006		2005
	Amount	%	Amount	%	Amount	%
Core deposits	$2,323,697	86.1%	$2,341,463	87.8%	$2,247,007	90.9%
Time deposits $100,000 or more	375,394	13.9	326,534	12.2	224,641	9.1
Total deposits	$2,699,091	100.0%	$2,667,997	100.0%	$2,471,648	100.0%

Table 21 provides a summary of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2007.

TABLE 21:  CERTIFICATES OF DEPOSIT OF $100,000 OR MORE
December 31, 2007	Amount
Three months or less	$183,525
Over three through six months	94,525
Over six through twelve months	74,338
Over twelve months	23,006
Total	$375,394

See Note 11 of the Notes to Consolidated Financial Statements for additional information on deposits.

Borrowings. Borrowed funds, excluding federal funds purchased and debentures held by trusts, decreased $36.4 million to $124.2 million at December 31, 2007, from $160.6 million at December 31, 2006. The Company utilized cash flows primarily from internal deposit growth to repay these borrowings.

Table 22 provides the maximum month end amount of borrowings by type during the years ended December 31, 2007 and 2006.

TABLE 22:  SUMMARY OF MAXIMUM MONTH END BORROWINGS
Years Ended December 31,	2007	2006
FHLB advances	$101,308	$122,831
FHLB repurchase agreements	$15,000	$115,000
FHLB overnight line of credit	$-	$33,000
Federal funds purchased	$30,000	$32,000
Repurchase agreements with customers	$51,599	$61,763

Table 23 provides information regarding FHLB advances and FHLB repurchase agreements, interest rates, approximate weighted average amounts outstanding and their approximate weighted average rates at or for the years ended December 31, 2007, 2006 and 2005.

TABLE 23:  SUMMARY OF FHLB BORROWINGS
At or for the Years Ended December 31,	2007	2006	2005
FHLB convertible rate advances outstanding at year end	$-	$25,000	$25,000
Interest rate at year end	-%	6.49%	6.49%
Approximate average amount outstanding during the year	$9,589	$25,000	$25,000
Approximate weighted average rate during the year	6.35%	6.49%	6.49%

FHLB term amortizing advances outstanding at year end	$13,483	$20,360	$41,346
Weighted average interest rate at year end	4.54%	4.52%	4.36%
Approximate average amount outstanding during the year	$15,904	$30,003	$50,771
Approximate weighted average rate during the year	4.59%	4.52%	4.34%

FHLB term non-amortizing advances outstanding at year end	$50,000	$58,200	$58,200
Weighted average interest rate at year end	3.71%	3.87%	3.87%
Approximate average amount outstanding during the year	$53,505	$58,200	$58,200
Approximate weighted average rate during the year	3.78%	3.87%	3.71%

FHLB repurchase agreements outstanding at year end	$15,000	$-	$60,000
Weighted average interest rate at year end	4.84%	-%	4.22%
Approximate average amount outstanding during the year	$6,370	$27,589	$23,469
Approximate weighted average rate during the year	4.85%	4.66%	3.01%

Table 24 provides information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2007, 2006 and 2005.

TABLE 24:  SUMMARY OF SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE WITH CUSTOMERS
At or for the Years Ended December 31,	2007	2006	2005
Balance at year end	$40,472	$51,740	$59,021
Weighted average interest rate at year end	3.60%	4.60%	3.51%
Approximate average amount outstanding during the year	$44,213	$45,726	$76,894
Approximate weighted average rate during the year	4.44%	4.34%	2.61%

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

Junior Subordinated Debentures Held by Trusts that Issued Capital Debt. Table 25 provides a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debenture issued by the Company to each Issuer Trust as of December 31, 2007.

TABLE 25:  SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2007	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
CBNJ Trust I	December 19, 2002	5,000	3-mo LIBOR plus 3.35%	5,155	January 7, 2033	January 7, 2008
Sun Statutory Trust VII	January 17, 2006	30,000	6.24% Fixed	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2042	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012
		$95,000		$97,941

In April 2007, the Company called the $20.0 million of outstanding capital securities of Sun Capital Trust III contemporaneously with the redemption of the Sun Capital Trust III debentures. At the time of the call, the Company recognized a write-down of approximately $541,000 of unamortized debt issuance costs. In addition, in April 2007, the Company issued $10.0 million of new capital securities (Sun Capital Trust VII) of which the annual rate will be fixed at 6.428% until April 2012. The proceeds from the issuance of $10.0 million were used in part to redeem the $20.0 million of previously issued capital securities (Sun Capital Trust III).

In July 2007, the Company called the $10.0 million of outstanding capital securities of Sun Capital Trust IV contemporaneously with the redemption of the Sun Capital Trust IV debentures. At the time of the call the Company recognized a write-down of approximately $250,000 of unamortized debt issuance costs. In addition, in July 2007, the Company issued an additional $10.0 million of new capital securities (Sun Capital Trust VIII) of which the variable interest resets quarterly and is equal to the three-month LIBOR plus 1.39%. The proceeds from the issuance of the $10.0 million were used to redeem the $10.0 million of previously issued capital securities (Sun Capital Trust IV).

In January 2008, the Company called the $5.0 million outstanding capital securities of CBNJ Trust I contemporaneously with the redemption of CBNJ Trust I debentures.

Other Liabilities. Other liabilities decreased $21.5 million to $25.0 million at December 31, 2007 from $46.5 million at December 31, 2006. This decrease was primarily a result of the settlement of the $27.8 million purchase of investment securities from December 31, 2006. The Company did not have any unsettled purchases of investment securities at December 31, 2007.

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

Management, including the chief executive officer and chief financial officer, conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment was also conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment of the Company’s internal control over financial reporting also included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. Based on our evaluation under the framework in Internal Control - Integrated Framework, we concluded that the Company’s internal control over financial reporting was effective as of December 31, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Sun Bancorp, Inc.
Vineland, New Jersey

We have audited the internal control over financial reporting of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Because our audit was conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A.  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management’s statements referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2007, of the Company and our report dated March 17, 2008, expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006.

/s/ Deloitte & Touche LLP

Philadelphia, PA
March 17, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Sun Bancorp, Inc.
Vineland, New Jersey

We have audited the accompanying consolidated balance sheets of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial condition of Sun Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 17, 2008, expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Philadelphia, PA
March 17, 2008

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except par value amounts)

December 31,	20077	20066
ASSETS
Cash and due from banks	$81,479	$74,991
Interest-earning bank balances	2,380	48,066
Federal funds sold	2,654	47,043
Cash and cash equivalents	86,513	170,100
Investment securities available for sale (amortized cost of $427,378 and $488,007 at December 31, 2007 and 2006, respectively)	425,805	481,952
Investment securities held to maturity (estimated fair value of $18,755 and $24,846 at December 31, 2007 and 2006, respectively)	18,965	25,441
Loans receivable (net of allowance for loan losses of $27,002 and $25,658 at December 31, 2007 and 2006, respectively)	2,482,917	2,339,584
Restricted equity investments	16,869	17,729
Bank properties and equipment, net	48,118	42,292
Real estate owned, net	1,449	600
Accrued interest receivable	15,018	17,419
Goodwill	127,894	128,117
Intangible assets, net	23,479	28,570
Deferred taxes, net	3,169	3,939
Bank owned life insurance (BOLI)	72,487	57,370
Other assets	15,709	12,450
Total assets	$3,338,392	$3,325,563

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits	$2,699,091	$2,667,997
Federal funds purchased	30,000	-
Securities sold under agreements to repurchase – customer	40,472	51,740
Advances from the Federal Home Loan Bank (FHLB)	63,483	103,560
Securities sold under agreements to repurchase – FHLB	15,000	-
Obligation under capital lease	5,258	5,322
Junior subordinated debentures	97,941	108,250
Other liabilities	24,970	46,467
Total liabilities	2,976,215	2,983,336

Commitments and contingencies (see Note 18)

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued	-	-
Common stock, $1 par value, 50,000,000 shares authorized; 22,722,655 shares issued and 21,712,132 shares outstanding at December 31, 2007; 20,507,549 shares issued and outstanding at December 31, 2006	22,723	20,508
Additional paid-in capital	336,668	304,857
Retained earnings	20,338	20,794
Accumulated other comprehensive loss	(1,027)	(3,932)
Treasury stock at cost, 1,010,523 shares at December 31, 2007	(16,525)	-
Total shareholders' equity	362,177	342,227
Total liabilities and shareholders’ equity	$3,338,392	$3,325,563

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share amounts)

Years Ended December 31,	2007	2006	2005
INTEREST INCOME
Interest and fees on loans	$174,427	$160,876	$125,156
Interest on taxable investment securities	17,741	19,195	24,689
Interest on non-taxable investment securities	2,818	1,564	1,378
Dividends on restricted equity investments	1,112	1,143	834
Interest on federal funds sold	1,725	1,172	1,172
Total interest income	197,823	183,950	153,229

INTEREST EXPENSE
Interest on deposits	84,252	66,892	41,427
Interest on funds borrowed	6,267	9,571	9,122
Interest on junior subordinated debt	8,468	8,409	5,165
Total interest expense	98,987	84,872	55,714

Net interest income	98,836	99,078	97,515

PROVISION FOR LOAN LOSSES	8,403	3,807	2,310

Net interest income after provision for loan losses	90,433	95,271	95,205

NON-INTEREST INCOME
Service charges on deposit accounts	13,687	11,117	8,957
Other service charges	307	311	279
Net gain on sale of branches	1,443	-	-
Net gain (loss) on sale of bank property & equipment	12	(330)	42
Net (loss) gain on sale of investment securities	-	(21)	773
Gain on sale of loans	1,689	1,127	989
Gain on derivative instruments	1,567	1,178	1,462
BOLI income	2,427	1,743	1,648
Other	5,023	4,621	4,138
Total non-interest income	26,155	19,746	18,288

NON-INTEREST EXPENSE
Salaries and employee benefits	45,432	45,079	42,627
Occupancy expense	11,491	12,136	11,380
Equipment expense	7,172	7,926	7,762
Data processing expense	4,249	4,283	4,119
Amortization of intangible assets	4,714	4,767	4,499
Insurance expense	2,119	1,333	1,124
Advertising expense	1,856	1,683	1,631
Real estate owned expense, net	103	238	(48)
Other	11,827	11,948	11,566
Total non-interest expense	88,963	89,393	84,660

INCOME BEFORE INCOME TAXES	27,625	25,624	28,833

INCOME TAXES	8,273	8,350	9,312

NET INCOME	$19,352	$17,274	$19,521

Basic earnings per share	$0.89	$0.81	$0.98
Diluted earnings per share	$0.86	$0.77	$0.92
Weighted average shares – basic	21,790,793	21,280,113	20,015,431
Weighted average shares – diluted	22,595,983	22,384,039	21,344,286

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Dollars in thousands)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total
BALANCE, JANUARY 1, 2005	$17,205	$244,108	$21,718	$(2,765)	$(1,046)	$279,220
Comprehensive income:
Net income	-	-	19,521	-	-	19,521
Unrealized loss on securities available for sale net of reclassification adjustment, net of tax (See Note 2)	-	-	-	(4,660)	-	(4,660)
Comprehensive income						14,861
Exercise of stock options	148	(1,088)	-	-	-	(940)
Excess tax benefit related to stock options	-	1,437	-	-	-	1,437
Issuance of common stock	45	858	-	-	-	903
Stock dividends	771	18,657	(20,474)	-	1,046	-
Stock-based compensation	-	180	-	-	-	180
Cash paid for fractional interests resulting from stock dividend	-	-	(8)	-	-	(8)
BALANCE, DECEMBER 31, 2005	$18,169	$264,152	$20,757	$(7,425)	$-	$295,653
Comprehensive income:
Net income	-	-	17,274	-	-	17,274
Unrealized loss on securities available for sale net of reclassification adjustment, net of tax (See Note 2)	-	-	-	3,493	-	3,493
Comprehensive income						20,767
Exercise of stock options	473	2,400	-	-	-	2,873
Excess tax benefit related to stock options	-	1,478	-	-	-	1,478
Issuance of common stock	64	1,123	-	-	-	1,187
Common stock issued in acquisition	832	16,997	-	-	-	17,829
Stock options exchanged in acquisition	-	1,954	-	-	-	1,954
Stock dividends	970	16,247	(17,217)	-	-	-
Stock-based compensation	-	506	-	-	-	506
Cash paid for fractional interests resulting from stock dividend	-	-	(20)	-	-	(20)
BALANCE, DECEMBER 31, 2006	$20,508	$304,857	$20,794	$(3,932)	$-	$342,227
Comprehensive income:
Net income	-	-	19,352	-	-	19,352
Unrealized gain on securities available for sale net of reclassification adjustment, net of tax (See Note 2)	-	-	-	2,905	-	2,905
Comprehensive income						22,257
Exercise of stock options	1,106	8,981	-	-	-	10,087
Excess tax benefit related to stock options	-	2,447	-	-	-	2,447
Issuance of common stock	68	1,119	-	-	-	1,187
Stock dividends	1,032	18,758	(19,790)	-	-	-
Stock-based compensation	9	506	-	-	-	515
Cash paid for fractional interests resulting from stock dividend	-	-	(18)	-	-	(18)
Treasury shares purchased	-	-	-	-	(16,525)	(16,525)
BALANCE, DECEMBER 31, 2007	$22,723	$336,668	$20,338	$(1,027)	$(16,525)	$362,177

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Years Ended December 31,	2007	2006	2005
OPERATING ACTIVITIES
Net income	$19,352	$17,274	$19,521
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	8,403	3,807	2,310
Depreciation, amortization and accretion	9,735	9,005	8,920
Write down of book value of bank properties and equipment and real estate owned	381	189	62
Loss (gain) on sale of investment securities available for sale	-	21	(773)
Net gain on sale of branches	(1,443)	-	-
Net (gain) loss on sale of bank properties and equipment	(12)	330	(42)
Loss (gain) on real estate owned	-	46	(198)
Gain on sale of loans	(1,689)	(1,127)	(989)
Increase in cash value of BOLI	(2,427)	(1,743)	(1,648)
Deferred income taxes	(807)	929	175
Stock-based compensation	515	938	711
Excess tax benefits related to stock options	(2,447)	(1,724)	-
Shares contributed to employee benefit plans	529	637	223
Loans originated for sale	(72,806)	(67,784)	(71,117)
Proceeds from the sale of loans	77,518	66,448	66,929
Change in assets and liabilities which (used) provided cash:
Accrued interest receivable	(1,128)	(1,515)	(2,629)
Other assets	6	(646)	(383)
Other liabilities	7,119	2,184	7,720
Net cash provided by operating activities	40,799	27,269	28,792
INVESTING ACTIVITIES
Purchases of investment securities available for sale	(258,926)	(249,732)	(253,636)
Purchases of investment securities held to maturity	-	(500)	-
Redemption (purchase) of restricted equity securities	860	2,464	(4,586)
Redemption of investment in capital securities	929	-	-
Proceeds from maturities, prepayments or calls of investment securities available for sale	292,098	505,102	363,392
Proceeds from maturities, prepayments or calls of investment securities held to maturity	5,686	7,701	10,518
Proceeds from sale of investment securities available for sale	-	25,449	27,185
Net increase in loans	(172,407)	(210,980)	(177,165)
Purchase of bank properties and equipment	(11,587)	(3,036)	(10,185)
Proceeds from sale of bank properties and equipment	12	-	193
Net purchase of BOLI policies	(12,690)	-	(6,800)
Proceeds from sale of real estate owned	-	1,337	1,672
Net decrease in cash realized from acquisitions or sales	(19,044)	(15,101)	-
Net cash (used in) provided by investing activities	(175,069)	62,704	(49,412)
FINANCING ACTIVITIES
Net increase in deposits	71,375	48,335	41,285
Net repayments under line of credit and repurchase agreements	(6,409)	(88,345)	(10,743)
Net proceeds from exercise of stock options	10,087	2,873	497
Excess tax benefits related to stock options	2,447	1,724	-
Proceeds from issuance of junior subordinated debt	20,620	30,000	-
Redemption of junior subordinated debt	(30,929)	-	-
Payments for fractional interests resulting from stock dividend	(18)	(20)	(8)
Proceeds from issuance of common stock	35	98	149
Treasury stock purchased	(16,525)	-	-
Net cash provided by (used in) financing activities	50,683	(5,335)	31,180
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(83,587)	84,638	10,560
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	170,100	85,462	74,902
CASH AND CASH EQUIVALENTS, END OF YEAR	$86,513	$170,100	$85,462
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$98,244	$79,679	$54,341
Income taxes paid	7,439	7,425	7,974
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Transfer of loans or bank properties to real estate owned	$849	$669	$321
Commitments to purchase investment securities	-	27,759	-
Write-off of debt issuance costs	791	-	-
Net assets acquired and purchase adjustments in bank acquisition	-	34,884	-
Value of shares issued in acquisition	-	17,829	-
Fair value of options exchanged in bank acquisitions	-	1,954	-
See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables, except share and per share amounts, are in thousands)

1. NATURE OF OPERATIONS

Sun Bancorp, Inc. (the "Company") is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company is the parent company of Sun National Bank (the “Bank”), a national bank and the Company’s principal wholly owned subsidiary. The Bank’s wholly owned subsidiaries are Med-Vine, Inc., Sun Financial Services, L.L.C., 2020 Properties, L.L.C., Sun Home Loans, Inc. and Del-Vine, Inc.

The Company’s principal business is to serve as a holding company for the Bank. The Company is in the business of attracting customer deposits through its Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate, small business and non-real estate loans, as well as mortgage-backed and investment securities. Med-Vine, Inc. is a Delaware holding company whose principal business is investing in securities. Med-Vine, Inc. holds a portion of the Company’s investment portfolio. The principal business of Sun Financial Services, L.L.C. is to provide annuities and insurance products in the Company’s Community Banking Centers through a contract with a third-party licensed insurance agent. The principal business of 2020 Properties, L.L.C. is to acquire certain loans, judgments, real estate and other assets in satisfaction of debts previously contracted by the Company. Sun Home Loans, Inc. originates residential mortgages through dedicated loan originators utilizing the Company’s existing branch networks as well as generating business through non-customers. Del-Vine, Inc., a Delaware company, began operations during the second quarter of 2007.  Del-Vine, Inc. invests in a portion of the Company’s loan portfolio.  The Company’s various capital trusts, collectively, the “Issuing Trusts” are presented on a deconsolidated basis. The Issuing Trusts, consisting of Delaware business trusts and one business trust operating in Connecticut, hold junior subordinated debentures issued by the Company.

The Company and the Bank have their administrative offices in Vineland, New Jersey. As of December 31, 2007, the Company had 70 Community Banking Centers located throughout central and southern New Jersey and New Castle County, Delaware. The Company’s outstanding common stock is traded on the NASDAQ Stock Market under the symbol “SNBC”. The Company is subject to reporting requirements of the Securities and Exchange Commission (the "SEC"). The Bank’s primary regulatory agency is the Office of the Comptroller of the Currency (the “OCC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States of America and to general practices in the banking industry. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant estimates include the allowance for loan losses, goodwill, intangible assets, income taxes, stock-based compensation and derivative financial instruments. Actual results may differ from these estimates under different assumptions or conditions.

Reclassification. During the preparation of the condensed consolidated financial statements as of and for the three months ended March 31, 2007, the Company identified an error in the presentation of certain trust preferred securities within the December 31, 2006 Statement of Financial Condition. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investment in Debt & Equity Securities, these trust preferred securities should have been classified as investment securities available for sale.  The effect of this error in presentation was to reduce loans receivable, net by $20 million and increase investment securities available for sale by $20 million.  The Company evaluated the impact of this error and determined that it was not material to the Consolidated Statement of Financial Condition as of December 31, 2006.  This error did not have an impact on the Company's Consolidated Statements of Income for any period presented.

Basis of Consolidation. The consolidated financial statements include, after all intercompany balances and transactions have been eliminated, the accounts of the Company, its principal wholly owned subsidiary, the Bank, and the Bank's wholly owned subsidiaries, Med-Vine, Inc., Sun Financial Services, L.L.C., 2020 Properties, L.L.C., Sun Home Loans, Inc. and Del-Vine, Inc. In accordance with the Financial Accounting Standards Board (the “FASB”) Interpretation (“FIN”) 46, Consolidation of Variable Interest Entities - an interpretation of ARB No. 51, and FIN 46(R), Consolidation of Variable Interest Entities (revised December 2003) - an interpretation of ARB No. 51, Sun Capital Trust III, Sun Capital Trust IV, Sun Capital Trust V, Sun Capital Trust VI, Sun Capital Trust VII, Sun Statutory Trust VII, Sun Capital Trust VIII and CBNJ Trust I, collectively, the “Issuing Trusts”, are presented on a deconsolidated basis.  See Note 14 of the Notes to Consolidated Financial Statements for additional information on the Company’s participation in the Issuing Trusts.

Investment Securities. The Company’s debt securities include both those that are held to maturity and those that are available for sale.  The purchase and sale of the Company’s debt securities are recorded as of trade date. At December 31, 2007, the Company did not have any unsettled purchases of investment securities. At December 31, 2006, there was a $27.8 million payable for the purchase of available for sale securities which was included in other liabilities. The following provides further information on the Company’s accounting for debt securities:

Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available for Sale - Debt securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at the estimated fair value. Fair values are based on a combination of quoted prices for identical assets in active markets and quoted prices for similar assets in markets that are either actively or not actively traded.  Unrealized gains and losses are excluded from earnings and are reported net of tax as other comprehensive income or loss until realized. Realized gains and losses on the sale or calls of investment securities are recorded as of trade date, reported in the Consolidated Statements of Income and determined using the adjusted cost of the specific security sold or called for identical assets in an active market or similar assets in markets that are actively or not actively traded.

In accordance with FASB Staff Position (“FSP”) FASB No. 115-1 and 124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments, the Company evaluates its securities portfolio for other-than-temporary impairment throughout the year. Each investment, which has a fair value less than the book value is reviewed on a quarterly basis by management. Management considers at a minimum the following factors that, both individually or in combination, could indicate that the decline is other-than-temporary: 1) the length of time and extent to which the market value has been less than book value; 2) the financial condition and near-term prospects of the issuer; or 3) the intent and ability of the Company to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value. Among the factors that are considered in determining intent and ability is a review of capital adequacy, interest rate risk profile and liquidity at the Company. An impairment is recorded against individual securities if the review described above concludes that the decline in value is other-than-temporary. The securities portfolio as of December 31, 2007 contains no other-than-temporary impaired investments. The Company did not record any impairment charges during the years ended December 31, 2007, 2006 and 2005.

Loans Held for Sale. Included in loans receivable is approximately $3.9 million and $4.1 million of loans held for sale at December 31, 2007 and 2006, respectively. These loans were carried at the lower of cost or estimated fair value, on an aggregate basis.

Loan Servicing Assets. The Company originates certain Small Business Administration (“SBA”) loans for sale to institutional investors. In accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, the cost of loan sold is allocated between the servicing rights, the retained portion of the loan and the sold portion of the loan based on the relative fair values of each. The fair value of the loan servicing rights is determined by valuation techniques.

Loan servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Because loans are sold individually and not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. Impairment is measured by estimating the fair value of each individual servicing asset. The Company does not believe the loan servicing assets were impaired at December 31, 2007 and 2006.

Deferred Loan Fees. Loan fees, net of certain direct loan origination costs, are deferred and the balance is amortized to income as a yield adjustment over the life of the loan using the interest method.

Interest Income on Loans. Interest income on loans is credited to operations based upon the principal amount outstanding. Interest accruals are generally discontinued when a loan becomes 90 days past due or when principal or interest is considered doubtful of collection. When interest accruals are discontinued, interest credited to income in the current year is reversed and interest accrued in the prior year is charged to the allowance for loan losses.

Allowance for Loan Losses. The allowance for loan losses is determined by management based upon past experience, evaluation of estimated loss and impairment in the loan portfolio, current economic conditions and other pertinent factors. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or estimated net realizable value. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan – an amendment of FASB Statements No. 5 and 15 and SFAS No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures – an amendment of FASB Statement No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Impairment losses are included in the provision for loan losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Interest payments on impaired loans are typically applied to principal unless the ability to collect the principal amount is fully assured, in which case interest is recognized on the cash basis.

Commercial loans, including commercial real estate loans, are placed on non-accrual at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Generally, commercial loans and commercial real estate loans are charged-off no later than 120 days delinquent unless the loan is well secured and in the process of collection, or other extenuating circumstances support collection. Residential real estate loans are typically placed on non-accrual at the time the loan is 90 days delinquent. Other consumer loans are typically charged-off at 90 days delinquent. In all cases, loans must be placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Restricted Equity Securities. Equity securities of bankers’ banks are classified as restricted equity securities because ownership is restricted and there is not an established market for their resale. These securities are carried at cost and are evaluated for impairment.

Bank Properties and Equipment. Land is carried at cost. Bank properties and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method based on the estimated useful lives of the assets, generally as follows:

Asset Type	Estimated Useful Life
Buildings	40 years
Leasehold improvements	Lesser of the useful life or the remaining lease term, including renewals, if applicable
Equipment	2.5 to 10 years

Bank Owned Life Insurance (“BOLI”). The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value, or the amount that can be realized in accordance with Emerging Issues Task Force (“EITF”) No. 06-5, Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4.  During the fourth quarter of 2007, the Company converted $37.3 million of the existing general account BOLI to a new separate account. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Income from these policies and changes in the cash surrender value are recorded in non-interest income.

Securities Sold Under Agreements to Repurchase. The Company enters into sales of securities under agreements to repurchase with its customers and the Federal Home Loan Bank (“FHLB”). In accordance with SFAS No. 140, these agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the Statements of Financial Condition. Securities pledged as collateral under agreements to repurchase are reflected as assets in the accompanying Consolidated Statements of Financial Condition.

Real Estate Owned. Real estate owned is comprised of property acquired through foreclosure and bank property that is not in use. The property acquired through foreclosure is carried at the lower of the related loan balance or fair value of the property based on an appraisal less estimated cost to dispose. Losses arising from foreclosure transactions are charged against the allowance for loan losses. Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and any subsequent gains or losses are included in operations.

Goodwill and Intangible Assets. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The Company uses a third-party appraisal to assist management in identifying impairment. The Company believes that its goodwill was not impaired at December 31, 2007 and 2006.

Intangible assets consist of core deposit intangibles and excess of cost over fair value of assets acquired (accounted for in accordance with SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions – an amendment of APB Opinion No. 17, an interpretation of APB Opinions Nos. 16 and 17, and an amendment of FASB Interpretation No. 9), net of accumulated amortization. Core deposit intangibles are amortized using the straight-line method based on the characteristics of the particular deposit type.

Long-Lived Assets. Management evaluates the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impaired loss for long-lived assets and intangibles with definite lives would be based on the fair value of the asset. The Company recognized impairment losses of $135,000, $42,000, and $65,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Income Taxes. The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes and FIN No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. SFAS No. 109 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods.  On January 1, 2007, the Company incorporated FIN No. 48 with its existing accounting policy. FIN No. 48 prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated income statement.  Assessment of uncertain tax positions under FIN No. 48 requires careful consideration of the technical merits of a position based on management's analysis of tax regulations and interpretations.  Significant judgment may be involved in applying the requirements of FIN No. 48.

Treasury Stock. Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders’ equity. At December 31, 2007, the Company held 1,010,523 shares of treasury stock. There was no treasury stock held by the Company at December 31, 2006.

Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks and federal funds sold. The Company is required to maintain an average reserve balance with the Federal Reserve Bank. The amount of the average reserve balance for the years ended December 31, 2007 and 2006 was $100,000.

Accounting for Derivative Financial Instruments and Hedging Activities. The Company recognizes all derivative instruments at fair value as either assets or liabilities in other assets or other liabilities on the balance sheet. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. For derivatives not designated as hedges, the gain or loss is recognized in current earnings.

Earnings Per Share. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, during the period. Diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, after consideration of the potential dilutive effect of common stock equivalents, based upon the treasury stock method using an average market price of common shares sold during the period. Retroactive recognition has been given to market values, common stock outstanding and potential common shares for periods prior to the date of the Company’s stock dividends.

Stock Dividend. On April 26, 2007, April 20, 2006 and March 17, 2005, the Company’s Board of Directors declared 5% stock dividends, which were paid on May 24, 2007, May 18, 2006 and April 20, 2005, respectively, to shareholders of record on May 14, 2007, May 8, 2006 and April 6, 2005, respectively. Accordingly, per share information for all periods presented have been restated to reflect the increased number of shares outstanding. All stock dividends are declared at the discretion of the Board of Directors.

Other Comprehensive Income (Loss). The Company classifies items of other comprehensive income (loss) by their nature and displays the accumulated balance of other comprehensive income (loss) separately from retained earnings and additional paid-in capital in the equity section of the Consolidated Statements of Financial Condition.  Amounts categorized as other comprehensive income (loss) represent net unrealized gains or losses on investment securities available for sale, net of tax. Reclassifications are made to avoid double counting in comprehensive income (loss) items which are displayed as part of net income for the period. These reclassifications for the years ended December 31, 2007, 2006 and 2005 are as follows:

DISCLOSURE OF RECLASSIFICATION AMOUNTS, NET OF TAX

Years Ended December 31,	2007			2006			2005
Pre-tax		Tax	After-tax	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Unrealized holding gain (loss) on securities available for sale during the year	$4,490	$(1,580)	$2,910	$5,367	$(1,888)	$3,479	$(6,198)	$2,055	$(4,143)
Less: reclassification adjustment for net (gain) loss included in net income (1)	(8)	3	(5)	21	(7)	14	(773)	256	(517)
Net unrealized gain (loss) on securities available for sale	$4,482	$(1,577)	$2,905	$5,388	$(1,895)	$3,493	$(6,971)	$2,311	$(4,660)

(1) Amount includes net gain on securities called prior to maturity which is included in other non-interest income in the Consolidated Statements of Income.

Stock-Based Compensation.  The Company accounts for stock-based compensation in accordance with the fair value recognition provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No 123(R)”). The Company adopted SFAS No. 123(R) on January 1, 2006 using the modified prospective approach. Under the fair value provisions of SFAS No. 123(R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate vesting period using the straight-line method.  However, consistent with SFAS 123(R), the amount of stock-based compensation cost recognized at any date must at least equal the portion of the grant date value of the award that is vested at that date and as a result it may be necessary to recognize the expense using a ratable method. Determining the fair value of stock-based awards at grant date requires judgment, including estimating the expected term of the stock options and the expected volatility of the Company’s stock. In addition, judgment is required in estimating the amount of stock-based awards that are expected to be forfeited. If actual results differ significantly from these estimates or different key assumptions were used, it could have a material effect on the Company’s Consolidated Financial Statements.

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

Significant weighted average assumptions used to calculate the fair value of the option awards for the years ended December 31, 2007, 2006 and 2005 are as follows:

WEIGHTED AVERAGE ASSUMPTIONS USED IN BLACK-SCHOLES OPTION PRICING MODEL
Years Ended December 31,	2007	2006	2005
Fair value of options granted during the year	$4.01	$5.84	$6.39
Risk-free rate of return	4.54%	5.01%	4.40%
Expected option life in months	58	112	96
Expected volatility	27%	28%	30%
Expected dividends (1)	$-	$-	$-

(1) To date, the Company has not paid cash dividends on its common stock.

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

At December 31, 2007, the Company had five stock-based employee compensation plans, which are described more fully in Note 15. The following table illustrates the effect on net income and earnings per share for the year ended December 31, 2005 if the Company had applied the fair value recognition provisions of SFAS No. 123 using the Black-Scholes option pricing model to stock-based employee compensation to all stock-based awards.

PRO FORMA NET INCOME AND EARNINGS PER SHARE
Year Ended December 31, 2005	Amount
Reported net income available to common shareholders	$19,521
Add: Total stock-based employee compensation expense included in reported net income (net of tax)	108
Deduct: Total stock-based employee compensation expense determined under fair value method (net of tax)	(419)
Pro forma net income available to common shareholders	$19,210

Earnings per share:
Basic - as reported	$0.98
Basic - pro forma	$0.96

Diluted - as reported	$0.92
Diluted - pro forma	$0.90

Segment Information.  The Company has one reportable segment, “Community Banking.”  All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others.  For example, lending is dependent upon the ability of the Company to fund itself with deposits and other borrowings and manage interest rate and credit risk.  Accordingly, all significant operating decisions are based upon analysis of the Company as one segment or unit.

Recent Accounting Principle.  In December 2007, the FASB issued SFAS No. 141(R), Business Combinations which replaces SFAS No. 141, Business Combinations. SFAS No. 141(R) retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) be used for all business combinations and that an acquirer be identified for each business combination. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values. SFAS No. 141(R) requires the acquirer to recognize acquisition related costs and restructuring costs separately from the business combination as period expense. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of SFAS No. 141(R) will impact the accounting and reporting of acquisitions after January 1, 2008.

In November 2007, the SEC issued Staff Accounting Bulletin ("SAB") No. 109, Written Loan Commitments Recorded at Fair Value through Earnings. SAB No. 109 supersedes SAB No. 105, Application of Accounting Principles to Loan Commitments, and expresses the current view of the staff that, consistent with guidance in SFAS No. 156, Accounting for Servicing of Financial Assets and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115, the expected net future cash flows related to the associated servicing of a loan, including the servicing rights sold to a third party, should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB No. 109 was effective for fiscal quarters beginning after December 15, 2007. The Company will adopt SAB No. 109 for any loan commitments issued or modified on or after January 1, 2008 and does not expect there to be a material impact to the Company’s financial condition or results of operation.

In February 2007, the FASB issued SFAS No. 159, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The Company adopted SFAS No. 159 on January 1, 2008.  SFAS No. 159 did not have an impact on the Company’s financial condition or results of operations as the Company did not elect to fair value any of its financial assets and financial liabilities that are not currently required to be measured at fair value.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS No. 157 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. SFAS No. 157 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. FSP No. 157-2, Effective Date of FASB Statement No. 157, issued in February 2008, delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Company adopted SFAS No. 157 on January 1, 2008 for assets and liabilities that are not excluded from FSP No. 157-2 and it did not have a material impact on the Company’s financial condition or results of operations.

SFAS No. 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

In September 2006, the FASB issued EITF No. 06-5, Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4. EITF No. 06-5 explains how to determine “the amount that could be realized” from a life insurance contract, for purposes of recording the cash surrender value on the balance sheet. EITF No. 06-5 requires policyholders to determine the amount that could be realized under a life insurance contract assuming individual policies are surrendered instead of surrendering all policies as a group. Any adjustment to the carrying amount of cash surrender value will be recorded as a direct adjustment to retained earnings and reported as a change in accounting principle. EITF No. 06-5 was effective January 1, 2007.  The Company’s bank owned life insurance (“BOLI”) transactions adhere to the guidance provided by EITF No. 06-5.

3. ACQUISITIONS, CONSOLIDATIONS AND SALES

During the first quarter of 2008, the Company expects to consolidate the deposits and loans from two branch offices into one existing branch office.  The Company expects to terminate the lease on one of these branch offices and is currently negotiating the sale of the other branch office.

During the third quarter of 2007, the Company consolidated two branch offices. As a result of the consolidations, the Company recognized lease buy-out charges and other related charges of $185,000 (pre-tax).

During the first quarter 2007, the Company completed the sales of three branch offices to three separate buyers.  The sale of the branch offices included approximately $40 million of aggregate deposits and approximately $19 million of aggregate loans receivable. The Company recognized a net gain on the sales of the branch offices of approximately $1.4 million (pre-tax).

In December 2006, the Company consolidated two branch offices. As a result of the consolidations, the Company recognized lease buy-out charges and other related charges of $531,000 (pre-tax).

On January 19, 2006, the Company acquired Advantage Bank (“Advantage”). The merger agreement permitted Advantage shareholders to elect to receive either $19.00 in cash or 0.87 shares of common stock of the Company subject to adjustment or proration under certain circumstances. The merger agreement also provided for an overall requirement that 50 percent of the outstanding Advantage shares be exchanged for the Company’s common stock. Accordingly, the Company paid Advantage stockholders $17.3 million in cash and issued approximately 832,000 shares of the Company’s common stock. On the date of the merger, Advantage’s assets totaled approximately $164 million, net loans receivable were approximately $124 million, investment securities were approximately $29 million and total deposits were approximately $148 million. The Company recorded $23.4 million in goodwill.  As a result of this transaction being a tax-free stock acquisition, the recognized goodwill is not tax deductible.   Included in goodwill was $2.0 million relating to the fair value of stock options exchanged. Core deposit intangible of $3.4 million was recorded and will be amortized over approximately nine years on a straight-line basis.

4. INVESTMENT SECURITIES

The amortized cost of investment securities and the approximate fair value at December 31, 2007 and 2006 were as follows:

SUMMARY OF INVESTMENT SECURITIES
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2007
Available for sale:
U.S. Treasury obligations	$14,975	$77	$-	$15,052
U.S. Government agencies and mortgage-backed securities	298,686	836	(1,630)	297,892
State and municipal obligations	72,798	364	(440)	72,722
Other	40,919	-	(780)	40,139
Total available for sale	427,378	1,277	(2,850)	425,805
Held to maturity:
Mortgage-backed securities	18,965	-	(210)	18,755
Total held to maturity	18,965	-	(210)	18,755
Total investment securities	$446,343	$1,277	$(3,060)	$444,560

December 31, 2006
Available for sale:
U.S. Treasury obligations	$29,956	$-	$(39)	$29,917
U.S. Government agencies and mortgage-backed securities	372,864	7	(6,129)	366,742
State and municipal obligations	63,211	373	(267)	63,317
Other	21,976	-	-	21,976
Total available for sale	488,007	380	(6,435)	481,952
Held to maturity:
Mortgage-backed securities	24,691	-	(595)	24,096
Other	750	-	-	750
Total held to maturity	25,441	-	(595)	24,846
Total investment securities	$513,448	$380	$(7,030)	$506,798

During 2007, securities called prior to maturity of $1.6 million resulted in a gross realized gain of $10,000 and gross realized loss of $2,000. During 2006, called or sold securities of $27.5 million resulted in a gross realized loss of $21,000. During 2005, called or sold securities of $60.2 million resulted in a gross realized gain and gross realized loss of $843,000 and $70,000, respectively.

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006:

GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
December 31, 2007
U.S. Government agencies and mortgage-backed securities	$28,553	$(117)	$162,073	$(1,723)	$190,626	$(1,840)
State and municipal obligations	26,366	(289)	10,650	(151)	37,016	(440)
Other	17,001	(780)	-	-	17,001	(780)
Total	$71,920	$(1,186)	$172,723	$(1,874)	$244,643	$(3,060)

December 31, 2006
U.S. Treasury obligations	$24,928	$(39)	$-	$-	$24,928	$(39)
U.S. Government agencies and mortgage-backed securities	40,798	(69)	320,068	(6,655)	360,866	(6,724)
State and municipal obligations	13,366	(30)	10,570	(237)	23,936	(267)
Total	$79,092	$(138)	$330,638	$(6,892)	$409,730	$(7,030)

At December 31, 2007, 99.9% of the gross unrealized losses in the security portfolio were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and other securities rated investment grade or better by at least one bond credit rating service.  Management believes the unrealized losses are due to increases in market interest rates over yields since the time the underlying securities were purchased. Recovery of fair value is expected as the securities approach their maturity date or if valuations for such securities improve as market yields change. Management considers the length of time and the extent to which fair value is less than cost, the credit worthiness and near-term prospects of the issuer, among other things, in determining the nature of the decline in market value of the securities. As the Company has the intent and ability to retain the investment in the issuer for a period of time sufficient to allow for a recovery of amortized cost, which may be maturity, no decline is deemed to be other-than-temporary. At December 31, 2007, the gross unrealized loss in the category 12 months or longer of $1.9 million consisted of 70 securities having an aggregate unrealized loss of 1.1% of the amortized cost. The securities represented Federal Agency, U.S. Government agency and U.S. Government sponsored agency issues and 20 securities currently rated AA or better by at least one bond credit rating service. At December 31, 2007, securities in a gross unrealized loss position for less than 12 months consisted of 77 securities having an aggregate unrealized loss of 1.6% of the amortized cost basis.

The amortized cost and estimated fair value of the investment securities, by contractual maturity, at December 31, 2007 are shown below. Actual maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CONTRACTUAL MATURITIES OF INVESTMENT SECURITIES
December 31, 2007	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$80,187	$80,210	$-	$-
Due after one year through five years	15,632	15,691	-	-
Due after five years through ten years	1,067	1,084	-	-
Due after ten years	97,302	96,426	-	-
Total investment securities, excluding mortgage-backed securities	194,188	193,411	-	-

Mortgage-backed securities	233,190	232,394	18,965	18,755
Total investment securities	$427,378	$425,805	$18,965	$18,755

At December 31, 2007, $158.5 million of U.S. Treasury Notes and U.S. Government agency securities were pledged to secure public deposits.

5. LOANS

The components of loans were as follows:

LOAN COMPONENTS
December 31,	2007	2006
Commercial and industrial	$2,024,728	$1,925,103
Home equity	264,965	232,321
Second mortgages	81,063	77,337
Residential real estate	49,750	38,418
Other	89,413	92,063
Total gross loans	2,509,919	2,365,242
Allowance for loan losses	(27,002)	(25,658)
Loans, net	$2,482,917	$2,339,584

Non-accrual loans	$26,853	$14,322

Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the accommodation.  Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property. Loans secured by owner occupied properties are dependent upon the successful operation of the borrower’s business.  If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired.  Loans secured by properties where repayment is dependent upon payment of rent by third party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit.  At December 31, 2007, the Company’s commercial real estate portfolio was $1.53 billion of which $805.9 million or 52.6% were classified as owner occupied and $724.9 or 47.4% were classified as non-owner occupied.

The Company also originates residential construction loans.  At December 31, 2007, there were approximately 90 residential construction loans with outstanding loan balances of $63.1 million.

Softening residential real estate values has given rise to increased monitoring of the Company’s home equity portfolio. While this portfolio has been performing satisfactorily, during 2007 there was an increase in the delinquency rate for this portfolio.  At December 31, 2007, the Company’s home equity portfolio was $265.0 million or 10.7% of total outstanding net loans. Management continues to monitor this portfolio.

There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 2007. Interest income not recognized as a result of the above non-accrual loans was $1.6 million, $841,000 and $755,000 for the years ended December 31, 2007, 2006 and 2005, respectively.  The amount of interest included in net income on these loans for the years ended December 31, 2007, 2006 and 2005 was $1.0 million, $120,000 and $119,000, respectively.

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 2007 and 2006, along with an analysis of the activity for the years ended December 31, 2007 and 2006, is summarized as follows:

SUMMARY OF LOANS TO RELATED PARTIES
December 31,	2007	2006
Balance, beginning of year	$68,935	$59,383
Additions	30,248	29,104
Repayments	(7,961)	(19,552)
Balance, end of year	$91,222	$68,935

Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $844.2 million and $896.9 million at December 31, 2007 and 2006, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

Most of the Company’s business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market.

6. ALLOWANCE FOR LOAN LOSSES

An analysis of the change in the allowance for loan losses is as follows:

ALLOWANCE FOR LOAN LOSSES
Years Ended December 31,	2007	2006	2005
Balance, beginning of year	$25,658	$22,463	$22,037
Charge-offs	(7,718)	(2,513)	(2,641)
Recoveries	659	642	757
Net charge-offs	(7,059)	(1,871)	(1,884)
Provision for loan losses	8,403	3,807	2,310
Purchased allowance resulting from bank acquisition	-	1,259	-
Balance, end of year	$27,002	$25,658	$22,463

Loans collectively evaluated for impairment include consumer loans and residential real estate loans, and are not included in the data that follow:

COMPONENTS OF IMPAIRED LOANS
December 31,	2007	2006
Impaired loans with related allowance for loan losses calculated under SFAS No. 114	$17,759	$7,975
Impaired loans with no related allowance for loan losses calculated under SFAS No. 114	6,217	4,774
Total impaired loans	$23,976	$12,749

Valuation allowance related to impaired loans	$2,027	$2,267

ANALYSIS OF IMPAIRED LOANS
Years Ended December 31,	2007	2006	2005
Average impaired loans	$14,053	$16,634	$31,181
Interest income recognized on impaired loans	$237	$534	$994
Cash basis interest income recognized on impaired loans	$157	$117	$494

7. RESTRICTED EQUITY INVESTMENTS

The cost of restricted equity investments was as follows:

RESTRICTED EQUITY INVESTMENTS
December 31,	2007	2006
Federal Reserve Bank stock	$9,312	$9,248
Federal Home Loan Bank stock	7,409	8,333
Atlantic Central Bankers Bank stock	148	148
Total	$16,869	$17,729

8. BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment consist of the following major classifications:

SUMMARY OF BANK PROPERTIES AND EQUIPMENT
December 31,	2007	2006
Land	$7,204	$6,803
Buildings	22,477	18,827
Capital lease	5,400	5,400
Leasehold improvements and equipment	41,222	36,392
Total bank properties and equipment	76,303	67,422
Accumulated depreciation	(28,185)	(25,130)
Bank properties and equipment, net	$48,118	$42,292

During 2007, the Company engaged construction related services from companies affiliated with certain Directors under separate agreements with the Company.  The Company incurred $1.9 million, $22,000, and $48,000 for 2007, 2006, and 2005, respectively, for such services.  Of the services incurred, $1.9 million, $22,000, and $26,000 were classified as capital expenditures in 2007, 2006, and 2005, respectively.  Management believes disbursements made to these related parties were equivalent to those that would have been paid to unaffiliated companies for similar services.

9. REAL ESTATE OWNED

Real estate owned consisted of the following:

SUMMARY OF REAL ESTATE OWNED
December 31,	2007	2006
Commercial properties	$300	$-
Residential properties	865	600
Bank properties	284	-
Total	$1,449	$600

Real estate owned increased $849,000 to $1.4 million at December 31, 2007 as compared to December 31, 2006. The Company added three properties to the real estate owned portfolio in the amount $849,000. During the first quarter of 2008, the Company sold the commercial property and recognized net proceeds from the sale of this property of $319,000.  The increase in bank properties was a branch that was closed and consolidated into another existing branch during 2007 and the Company is currently negotiating the sale of this branch property.

Expenses applicable to real estate owned include the following:

REAL ESTATE OWNED EXPENSES
Years Ended December 31	2007	2006	2005
Net loss (gain) on sales of real estate	$-	$46	$(198)
Write-down of real estate owned	-	135	-
Operating expenses, net of rental income	103	57	150
Total	$103	$238	$(48)

10. GOODWILL AND INTANGIBLE ASSETS

In January 2006, the Company acquired Advantage in a cash and stock merger. Accordingly, the Company paid Advantage $17.3 million in cash and issued approximately 832,000 shares of the common stock of the Company. Goodwill of approximately $23.4 million was recorded in conjunction with this transaction and, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, and reviewed at least annually for impairment. Included in goodwill was $2.0 million relating to the fair value of options exchanged. Core deposit intangible of $3.4 million was recorded and will be amortized over approximately nine years on a straight-line basis.

In the fourth quarter of 2007 and 2006 the Company performed its annual impairment test of goodwill as required under the SFAS No. 142 and SFAS No. 147, Acquisitions of Certain Financial Institutions—an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. Such testing is based upon a number of factors, which are based upon assumptions and management judgments. These factors include among other things, future growth rates, discount rates and earnings capitalization rates. The test indicated that no impairment charge was necessary at December 31, 2007 and 2006.

Changes in the carrying amount of goodwill are as follows:

GOODWILL
December 31,	2007	2006
Balance, beginning of year	$128,117	$104,891
Net (deductions) additions related to business acquisition (1)	(223)	23,226
Balance, end of year	$127,894	$128,117

(1) In accordance with SFAS No. 123(R), goodwill includes adjustments for the tax benefit resulting from the exercise of awards issued in a business combination.

Information regarding the Company’s intangible assets subject to amortization is as follows:

SUMMARY OF INTANGIBLE ASSETS

December 31,	2007			2006
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Core deposit premium	$49,153	$30,660	$18,493	$49,530	$26,684	$22,846
Excess of cost over fair value of assets acquired	17,698	12,712	4,986	17,698	11,974	5,724
Total intangible assets	$66,851	$43,372	$23,479	$67,228	$38,658	$28,570

Changes in the carrying amount of Company’s intangible assets for the years ended December 31, 2007 and 2006 are as follows:

ANALYSIS OF INTANGIBLE ASSETS
December 31,	2007	2006
Balance, beginning of year	$28,570	$29,939
Addition related to business acquisition	-	3,398
Intangible assets associated with sold branch	(377)	-
Amortization expense	(4,714)	(4,767)
Balance, end of year	$23,479	$28,570

Information regarding the Company’s amortization expense follows:

AMORTIZATION OF INTANGIBLE ASSETS
Amount
Actual for Years Ended December 31,
2005	$4,499
2006	4,767
2007	4,714

Expected for Years Ended December 31,
2008	$4,709
2009	4,453
2010	3,685
2011	3,685
2012	3,685
Thereafter	3,262
Total	$23,479

11. DEPOSITS

Deposits consist of the following major classifications:

SUMMARY OF DEPOSITS
December 31,	2007	2006
Interest-bearing demand deposits	$754,733	$792,955
Non-interest-bearing demand deposits	438,052	501,185
Savings deposits	456,241	412,973
Time deposits under $100,000	674,671	634,350
Time deposits $100,000 or more	375,394	326,534
Total	$2,699,091	$2,667,997

A summary of time deposits by year of maturity is as follows:

MATURITIES OF TIME DEPOSITS
Years Ended December 31,	Amount
2008	$931,956
2009	85,759
2010	20,036
2011	3,804
2012	4,034
Thereafter	4,476
Total	$1,050,065

A summary of interest expense on deposits is as follows:

SUMMARY OF INTEREST EXPENSE
Years Ended December 31,	2007	2006	2005
Savings deposits	$13,214	$6,687	$4,986
Time deposits	48,908	36,618	20,342
Interest-bearing demand deposits	22,130	23,587	16,099
Total	$84,252	$66,892	$41,427

12. ADVANCES FROM THE FEDERAL HOME LOAN BANK

The Company’s advances from the FHLB consists of borrowings with an original maturity of one year or more. At December 31, 2007 and 2006, the Company had fixed-rate advances from FHLB of $63.5 million and $103.6 million, respectively, which mature through 2018. At December 31, 2007 and 2006, the interest rates on these fixed-rate advances from FHLB ranged from 3.30% to 5.87% and 3.30% to 6.49%, respectively. The weighted average interest rate for the years ended December 31, 2007 and 2006 was 3.88% and 4.63%, respectively. Interest expense on advances from FHLB was $3.5 million, $5.5 million and $6.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. Included in the advances from FHLB at December 31, 2006 and 2005 was one $25.0 million fixed-rate advance which was convertible on October 12, 2005 and each quarter thereafter which remained fixed until it matured in 2007.

The contractual maturities of the Company’s fixed-rate advances from FHLB at December 31, 2007 is as follows:

CONTRACTUAL MATURITIES OF ADVANCES FROM THE FHLB
Years Ended December 31,	Amount
2008	$41,214
2009	4,762
2010	10,000
2011	-
2012	-
Thereafter	7,507
Total Advances from the FHLB	$63,483

13. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company has overnight repurchase agreements with customers as well as term repurchase agreements with the FHLB. At December 31, 2007 and 2006, customer repurchase agreements were $40.5 million and $51.7 million, respectively with interest rates ranging from 3.15% to 3.88% and 4.25% to 5.03%, respectively. Interest expense on customer repurchase agreements was $2.0 million for each of the years ended December 31, 2007, 2006 and 2005. Collateral for customer repurchase agreements consisted of U.S. Treasury notes or securities issued or guaranteed by one of the U.S. Government sponsored agencies. The fair value of the collateral was approximately equal to the amounts outstanding.

At December 31, 2007, the Company had one FHLB repurchase agreement for $15.0 million with an interest rate of 4.84%.  The Company did not have any FHLB repurchase agreements at December 31, 2006. Interest expense on FHLB repurchase agreements was $309,000, $1.3 million and $707,000 for the years ended December 31, 2007, 2006 and 2005, respectively. Collateral for the FHLB repurchase agreements consisted of securities issued or guaranteed by one of the U.S. Government sponsored agencies. The fair value of the collateral was approximately equal to the amount outstanding.

The maximum month end amount of securities sold under agreements to repurchase for the years ended December 31, 2007 and 2006 is as follows:

December 31,	2007	2006
FHLB repurchase agreements	$15,000	$115,000
Repurchase agreements with customers	$51,599	$61,763

A summary of securities sold under agreements to repurchase, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2007, 2006 and 2005 is as follows:

At or for the Years Ended December 31,	2007	2006	2005
FHLB repurchase agreements outstanding at year end	$15,000	$-	$60,000
Weighted average interest rate at year end	4.84%	-%	4.22%
Approximate average amount outstanding during the year	$6,370	$27,589	$23,469
Approximate weighted average rate during the year	4.85%	4.66%	3.01%

Repurchase agreements with customers outstanding at year end	$40,472	$51,740	$59,021
Weighted average interest rate at year end	3.60%	4.60%	3.51%
Approximate average amount outstanding during the year	$44,213	$45,726	$76,894
Approximate weighted average rate during the year	4.44%	4.34%	2.61%

14. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT

The Company has established Issuer Trusts that have issued guaranteed preferred beneficial interests in the Company’s junior subordinated debentures. These Issuer Trusts are variable interest entities under FIN No. 46 and FIN No. 46(R).

In accordance with FIN No. 46 and FIN No. 46(R), all the Issuer Trusts outstanding at December 31, 2007 and 2006 are deconsolidated. The junior subordinated debentures issued by the Company to the Issuer Trusts at December 31, 2007 and 2006 of $97.9 million and $108.3 million, respectively, are reflected in the Company’s Consolidated Statements of Financial Condition in the liabilities section under the caption “Junior subordinated debentures.” The Company records interest expense on the corresponding debentures in its Consolidated Statements of Income. The Company also recorded the common capital securities issued by the Issuer Trusts in other assets in its Consolidated Statements of Financial Condition at December 31, 2007 and 2006.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Issuer Trust as of December 31, 2007.

SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2007	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
CBNJ Trust I	December 19, 2002	5,000	3-mo LIBOR plus 3.35%	5,155	January 7, 2033	January 7, 2008
Sun Statutory Trust VII	January 17, 2006	30,000	6.24% Fixed	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2042	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012
		$95,000		$97,941

While the capital securities have been deconsolidated in accordance with GAAP, they continue to qualify as Tier 1 capital under federal regulatory guidelines. In March 2005, the Federal Reserve amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits. The Federal Reserve’s amended rule will, effective March 31, 2009, limit capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability. Management has developed a capital plan for the Company and the Bank that should allow the Company and the Bank to maintain “well-capitalized” regulatory capital levels.

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

Sun Statutory Trust VII has a fixed rate of 6.24% for a period of five years from the date of issuance and beginning in year six a variable rate of  London Interbank Offered Rate ("LIBOR") plus 1.35%.  Sun Capital Trust VII has a fixed rate of 6.428% for a period of five years from the date of issuance and beginning in year six a variable rate of LIBOR plus 1.53%.  Sun Capital Trust V, Sun Capital Trust VI, Sun Statutory Trust VII, Sun Capital Trust VII and Sun Capital Trust VIII do not have interest rate caps. CBNJ Trust I was acquired in the July 2004 acquisition of Community Bancorp of New Jersey (“Community”). CBNJ Trust I variable annual rate will not exceed 12.5% through five years from its issuance.

In April 2007, the Company called the $20.0 million of outstanding capital securities of Sun Capital Trust III contemporaneously with the redemption of the Sun Capital Trust III debentures. At the time of the call, the Company recognized a write-down of approximately $541,000 of unamortized debt issuance costs. In addition, in April 2007, the Company issued $10.0 million of new capital securities (Sun Capital Trust VII) of which the annual rate will be fixed at 6.428% until April 2012. The proceeds from the issuance of $10.0 million were used in part to redeem the $20.0 million of previously issued capital securities (Sun Capital Trust III) in April 2007.

In July 2007, the Company called the $10.0 million of outstanding capital securities of Sun Capital Trust IV contemporaneously with the redemption of the Sun Capital Trust IV debentures. At the time of the call the Company recognized a write-down of approximately $250,000 of unamortized debt issuance costs.  In addition, in July 2007, the Company issued $10.0 million of new capital securities (Sun Capital Trust VIII) which was used to redeem the $10.0 million of previously issued capital securities (Sun Capital Trust IV).

In January 2008, the Company called the $5.0 million outstanding capital securities of CBNJ Trust I contemporaneously with the redemption of CBNJ Trust I debentures.

15. STOCK-BASED INCENTIVE PLANS

The 2004 Stock Plan (the “2004 Plan”), as amended in 2007, authorizes the issuance of 1,360,931 shares of common stock pursuant to awards that may be granted in the form of options to purchase common stock (“options”) and awards of shares of common stock (“stock awards”). The maximum number of stock awards, as amended in 2007, that may be granted over time may not exceed 372,881 shares. At December 31, 2007, the amount of shares of common stock available for future grants under the 2004 Plan was 801,732 shares. The purpose of the 2004 Plan, as with all of the Company’s stock-based incentive plans, is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, advisory directors, employees and other persons to promote the success of the Company. Under the 2004 Plan, options expire ten years after the date of grant, unless terminated earlier under the option terms. For both options and stock awards, a Committee of non-employee directors has the authority to determine the conditions upon which the options granted will vest. Each director and advisory director of the Company received compensation in the form of stock awards which were immediately vested upon issuance. There were 91,624 stock awards, 27,164 stock awards and 26,678 stock awards issued from the 2004 Plan for the years ended December 31, 2007, 2006 and 2005, respectively.  The Company granted 268,850 options, 86,687 options and 136,696 options for the years ended December 31, 2007, 2006 and 2005, respectively, under the 2004 Plan. These options were granted at the then fair market value of the Company’s stock.  During 2007, there were 6,825 options granted that vest evenly over five years and 262,025 options granted that vest evenly over three years.  Options granted during 2006 and 2005 vest evenly over five years. There are 365,882 options outstanding and 155,178 stock awards issued under this plan at December 31, 2007.

In January 2006, as a result of the Advantage acquisition, the Company assumed stock options previously granted under the Advantage Plans. Upon merger, all stock options under the Advantage Plans became fully vested and were converted to stock options of the Company.  The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Advantage Plans are both incentive and non-qualified and expire from 2009 through 2014. There are 22,925 stock options outstanding under these plans at December 31, 2007. No additional stock options will be granted under these plans.

In July 2004, as a result of the acquisition of Community, the Company assumed stock options previously granted under the Community Plans. Upon merger, all stock options under the Community Plans became fully vested and were converted to stock options of the Company. The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Community Plans are both incentive and non-qualified and expire from 2010 through 2013. There are 144,886 stock options outstanding under these plans at December 31, 2007. No additional stock options will be granted under these plans.

Options granted under the 2002 Stock Option Plan (the “2002 Plan”) may be either qualified incentive options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. The 2002 Plan authorizes the issuance of 1,005,070 shares of common stock. The grant of reload options is authorized under the 2002 Plan. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an “original option”) by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the reload feature will reduce the total number of shares eligible for award under the Plan. Under the 2002 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The qualified incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 2002 Plan generally allows 20% of options granted to employees to vest six months after the date of grant, and 20% for each of the next four anniversaries of the grant, subject to employment and other conditions. The vesting provision of the 2002 Plan generally allows options granted to directors to vest as of the date of grant. At December 31, 2007, there were 787,200 options outstanding with the reload feature under the 2002 Plan and 13,214 shares available for grant.

In 2007, the 1997 Stock Option Plan (the “1997 Plan”) expired. As such, no additional options are permitted to be granted from this plan. Options granted under the 1997 Plan may be either qualified incentive options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors.  Under the 1997 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 1997 Plan generally allows for 50% of options to vest one year after the date of grant, and 50% two years after the date of grant, subject to employment and other conditions.  At December 31, 2007, there were 900,072 options outstanding with the reload feature under the 1997 Plan.  All shares granted under the 1997 Plan were fully vested as of December 31, 2007.

In 2005, the 1995 Stock Option Plan (the “1995 Plan”) expired. As such, no additional options were permitted to be granted from this plan. All options previously awarded under the 1995 Plan were either exercised or cancelled during 2007.

There are no equity compensation plans providing for the issuance of shares of the Company which were not approved by the shareholders.

Options outstanding under the 1995, 1997, 2002, 2004, Community Plans and Advantage Plans, adjusted for 5% stock dividends where appropriate, are as follows:

SUMMARY OF STOCK OPTIONS GRANTED AND OUTSTANDING
	Incentive	Nonqualified	Total
Stock options granted and outstanding:
December 31, 2007 at prices ranging from $4.74 to $19.28 per share	646,872	1,574,093	2,220,965
December 31, 2006 at prices ranging from $4.74 to $20.58 per share	681,072	2,524,761	3,205,833
December 31, 2005 at prices ranging from $4.33 to $20.58 per share	842,488	2,825,976	3,668,464

Activity in the stock option plans for the years ended December 31, 2007, 2006 and 2005, respectively are as follows:

SUMMARY OF STOCK OPTION ACTIVITY

Years Ended December 31,	2007		2006		2005
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Stock options outstanding, beginning of year	3,205,833	$9.79	3,491,224	$9.17	3,795,485	$8.83
Granted	268,850	17.41	86,687	17.56	136,696	19.28
Exchanged in business acquisition	-	-	177,240	7.38	-	-
Exercised	(1,121,849)	9.14	(517,025)	5.55	(262,067)	3.49
Forfeited	(107,266)	17.87	(22,677)	18.07	(1,147)	10.30
Expired	(24,603)	18.96	(9,616)	17.18	(503)	12.98
Stock options outstanding, end of year	2,220,965	$10.55	3,205,833	$9.79	3,668,464	$9.08
Stock options exercisable, end of year	1,898,423	$9.34	3,011,728	$9.26	3,258,800	$8.63

The weighted average grant date fair value of options granted during the years ended December 31, 2007, 2006 and 2005 were $4.01, $5.84 and $6.39, respectively.  The total intrinsic value (market value on date of exercise less exercise price) of options exercised during the years ended December 31, 2007, 2006 and 2005 was $8.4 million, $6.2 million and $4.4 million, respectively. The aggregate intrinsic value of options outstanding at December 31, 2007 and 2006 was $12.4 million and $32.9 million, respectively.  The aggregate intrinsic value of options exercisable at December 31, 2007 and 2006 was $12.4 million and $32.5 million, respectively.

The amount of cash received from the exercise of stock options during the years ended December 31, 2007, 2006 and 2005 was $10.1 million, $2.9 million and $916,000, respectively. The total tax benefit for the years ended December 31, 2007, 2006 and 2005 was approximately $2.7 million, $1.7 million and $1.4 million, respectively.

A summary of the status of the Company’s nonvested options at December 31, 2007, 2006 and 2005, respectively, and changes during the years ended December 31, 2007, 2006 and 2005, respectively, are presented in the following table:

SUMMARY OF NONVESTED STOCK OPTION ACTIVITY

Years Ended December 31,	2007		2006		2005
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Nonvested stock options outstanding, beginning of year	194,105	$17.94	409,664	$12.63	528,716	$9.19
Granted	268,850	17.41	86,687	17.56	136,696	19.28
Vested	(8,544)	11.28	(269,953)	9.77	(254,098)	9.05
Forfeited	(107,266)	17.87	(22,677)	18.07	(1,147)	10.30
Expired	(24,603)	18.96	(9,616)	17.18	(503)	12.98
Nonvested stock options outstanding, end of year	322,542	$17.62	194,105	$17.94	409,664	$12.63

At December 31, 2007, there was $1.0 million of total unrecognized compensation cost related to nonvested stock options granted under the stock option plans.  That cost is expected to be recognized over a weighted average period of 2.4 years.

The following table summarizes options outstanding at December 31, 2007:

SUMMARY OF STOCK OPTIONS OUTSTANDING

December 31, 2007			Options Outstanding			Options Exercisable
Range of Exercise Prices			Number of Options	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options	Weighted- Average Exercise Price
$4.74	-	$7.50	191,634	2.37	$6.88	191,634	$6.88
8.91	-	8.91	1,055,218	4.07	8.91	1,055,218	8.91
9.48	-	9.48	21,343	4.04	9.48	21,343	9.48
9.64	-	9.64	450,623	1.83	9.64	450,623	9.64
10.30	-	19.28	502,147	6.94	16.24	179,605	13.75
			2,220,965	4.12	10.55	1,898,423	9.34

A summary of the Company’s nonvested restricted stock awards at December 31, 2007, and changes during the year ended December 31, 2007, are presented in the following table:

SUMMARY OF NONVESTED STOCK AWARD ACTIVITY (1)
Year Ended December 31, 2007	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested stock awards outstanding, beginning of year	-	$-
Issued	57,219	17.29
Vested	(8,911)	17.29
Nonvested stock awards outstanding, end of year	48,308	$17.29

(1) There were no restricted stock awards granted prior to 2007.

During 2007, the Company issued 57,219 shares of restricted stock that were valued at $989,000 at the time of the award. The value of these shares is based upon the closing price of the common stock on the date of grant.  There were 22,219 shares issued which vest monthly over the following twelve months on a straight-line basis and 35,000 shares issued which vest over a four-year period with 50% vesting over the first eighteen months and the remaining 50% over the remaining three years.  At December 31, 2007, there was $723,000 of total unrecognized compensation cost related to these restricted stock awards that is expected to be recognized over a weighted average period of 2.9 years.  The total fair value of the restricted stock vested during 2007 was $154,000.

16. EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan (“ESPP”) and a Directors Stock Purchase Plan (“DSPP”) (collectively, the “Purchase Plans”) wherein 356,423 shares were reserved for issuance pursuant to the Purchase Plans. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2007 and 2006, there were 5,591 shares and 7,236 shares, respectively, purchased through the ESPP. For the years ended December 31, 2007 and 2006, there were 2,917 shares and 2,856 shares, respectively, purchased through the DSPP. At December 31, 2007, there were 215,710 and 7,284 shares remaining in the ESPP and DSPP, respectively.

17. BENEFITS

The Company has established a 401(k) Retirement Plan (the “401(k) Plan”) for all qualified employees. Employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. The Company’s match begins after one year of service. Vesting in the Company’s contribution accrues over four years at 25% each year. Pursuant to the 401(k) Plan, employees can contribute up to 75% of their compensation to a maximum allowed by law. The Company matches 50% of the employee contribution, up to 6% of compensation. The Company match consists of a contribution of Company common stock, at market value. Prior to August 2005, the Company’s contributions were purchased through a broker by the directed trustee. Beginning in August 2005, the Company issued shares of its common stock as its contribution. The Company’s contribution to the 401(k) Plan was $529,000, $638,000 and $566,000 for the years ended December 31, 2007, 2006 and 2005, respectively. The Company expensed $41,000, $11,000 and $36,000 during the years ended December 31, 2007, 2006 and 2005, respectively, to administer and audit the 401(k) Plan. These expenses were recorded to non-interest expense.

18. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

Letters of Credit

In the normal course of business, the Company has various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $60.3 million and $63.2 million at December 31, 2007 and 2006, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial condition of the Company will not be affected materially by the final outcome of any letters of credit.

Reserve for Unfunded Commitments

The Company maintains a reserve for unfunded loan commitments and letters of credit that is part of other liabilities in the Consolidated Statements of Financial Condition. The reserve is an estimate of the losses inherent with such off-balance sheet commitments as of the balance sheet date. The reserve for unfunded loan commitments as of December 31, 2007 was $360,000.

Leases

Certain office space of the Company is leased from companies affiliated with the Chairman of the Company’s Board of Directors under separate agreements with the Company. Terms of these three agreements at December 31, 2007 are as follows:

SUMMARY OF LEASES WITH AFFILIATES TO THE CHAIRMAN OF THE BOARD OF DIRECTORS
December 31, 2007	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
March 2010	$42	N/A	Fixed
October 2017	$1,151	N/A	CPI
August 2025 (1)	$450	4 five-year terms	Fixed

(1) This lease is recorded as a $5.3 million obligation under capital lease at December 31, 2007.

The following is a schedule by years of future minimum lease payments for the $5.3 million obligation under capital leases together with the present value of the net minimum lease payments as of December 31, 2007:

FUTURE MINIMUM LEASE PAYMENTS UNDER OBLIGATION UNDER CAPITAL LEASE
Years Ended December 31,	Amount
2008	$450
2009	450
2010	469
2011	506
2012	506
Thereafter	7,402
Total minimum lease payments	9,783
Less: amount representing interest	4,525
Present value of minimum lease payment, net	$5,258

Certain office space of the Company is leased from companies affiliated with certain Directors under separate agreements with the Company. Terms of these three agreements at December 31, 2007 are as follows:

SUMMARY OF LEASES WITH AFFILIATES TO THE DIRECTORS
December 31, 2007	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
February 2010	$96	N/A	Fixed
December 2011	$149	2 five-year terms	Fixed
January 2027	$142	4 five-year terms	Fixed

The Company believes that each of the related party transactions described above were on terms as fair to the Company as could have been obtained from unaffiliated third parties.

The following table shows future minimum payments under noncancelable leases with initial terms of one year or more at December 31, 2007. Future minimum receipts under sub-lease agreements are not material.

FUTURE MINIMUM PAYMENTS UNDER NONCANCELABLE OPERATING LEASES
Years Ended December 31,	Amount
2008	$4,174
2009	3,723
2010	3,240
2011	3,033
2012	2,514
Thereafter	16,514
Total minimum lease payments	$33,198

Rental expense included in occupancy expense for all leases was $4.3 million, $5.1 million and $4.8 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Other Contractual Commitments

On February 6, 2007, the Board of Directors of the Company terminated the employment of the Company’s President and Chief Executive Officer. In April 2007, the Company entered into an agreement that provided for certain terms and conditions of the former President and Chief Executive Officer’s separation from the Company including, among other things, non-compete agreements and a general release from any claims, rights or causes of action in connection with his termination of employment or otherwise. The severance agreement provided for an aggregate cash payment of $1.7 million. The total amount charged to earnings during the first quarter 2007 as a result of this termination of employment was $1.8 million. This amount included other severance related charges, including a charge as a result of a change in terms of the exercisability for certain stock options, continued use of the company car and payment of certain legal fees incurred in connection with the settlement agreement. As of December 31, 2007, $54,000 of the $1.7 million remained outstanding.  This remaining balance was paid in-full in January 2008.

Visa Litigation

The Company is a member of the Visa USA network. On October 3, 2007, Visa completed a restructuring and issued shares of Visa Inc. common stock to its financial institution members in contemplation of its initial public offering (“IPO”) anticipated in the first quarter of 2008 ( the “Visa Reorganization”). Visa USA member banks have a contingent obligation to indemnify Visa, Inc. under the Visa USA bylaws for potential future settlement of certain litigation. The Company has determined that its potential indemnification obligations based on its proportionate share of ownership in Visa USA is not material at December 31, 2007. The Company expects that any proceeds from the anticipated share redemption from the IPO will exceed its indemnification obligations.

19. OTHER RELATED PARTY TRANSACTIONS

The Company engaged consulting services for the Company’s retail banking initiatives from a company affiliated with a Director.  The Company incurred consulting services of $130,000 and $184,000 in 2007 and 2006, respectively.  The Company did not partake in these services in 2005.  Management believes disbursements made to this related party were equivalent to those that would have been paid to unaffiliated companies for similar services.

20. DERIVATIVE INTRUMENTS AND HEDGING ACTIVITIES

The Company utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. As of December 31, 2007, all derivative financial instruments have been entered into to hedge the interest rate risk associated with the Company’s commercial lending activity. In general, the derivative transactions fall into one of two types: a bank hedge of a specific fixed-rate loan or a hedged derivative offering to a Bank customer. In those transactions in which the Company hedges a specific fixed-rate loan, the derivative is executed for periods and terms that match the related underlying exposures and do not constitute positions independent of these exposures. For derivatives offered to Bank customers, the economic risk of the customer transaction is offset by a mirror position with a non-affiliated third party.

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

Fair Value Hedges - Interest Rate Swaps

The Company has entered into interest rate swap arrangements to exchange the payments on fixed-rate commercial loan receivables for variable-rate payments based on the one-month LIBOR. The interest rate swaps involve no exchange of principal either at inception or maturity and have maturities and call options identical to the fixed-rate loan agreements. The arrangements have been designated as fair value hedges. The swaps are carried at their fair value and the carrying amount of the commercial loans includes the change in their fair values since the inception of the hedge. Because the hedging arrangement is considered highly effective, changes in the interest rate swaps’ fair values exactly offset the corresponding changes in the fair value of the commercial loans and, as a result, the changes in fair value do not result in an impact on net income.

Information pertaining to outstanding interest rate swap agreements was as follows:

SUMMARY OF INTEREST RATE SWAP AGREEMENTS
December 31,	2007	2006
Notional amount	$49,472	$48,063
Weighted average pay rate	6.79%	6.74%
Weighted average receive rate	7.21%	7.34%
Weighted average maturity in years	6.0	6.6
Unrealized (loss) gain relating to interest rate swaps	$(1,526)	$640

Customer Derivatives

During 2007 and 2006, Company entered into several commercial loan swaps in order to provide commercial loan clients the ability to swap from variable to fixed interest rates. Under these agreements, the Company enters into a variable-rate loan agreement with a client in addition to a swap agreement. This swap agreement effectively swaps the client’s variable-rate loan into a fixed-rate loan. The Company then enters into a corresponding swap agreement with a third party in order to offset its exposure on the variable and fixed components of the customer agreement. At December 31, 2007 and 2006, the notional amount of such arrangements was $817.0 million and $545.0 million, respectively. As the interest rate swaps with the clients and third parties are not designated as hedges under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the instruments are marked to market in earnings. As the interest rate swaps are structured to offset each other, changes in market values will have no earnings impact.

21. INCOME TAXES

The income tax provision consists of the following:

SUMMARY OF INCOME TAX PROVISION
Years Ended December 31,	2007	2006	2005
Current	$9,080	$7,421	$9,137
Deferred	(807)	929	175
Income tax provision	8,273	8,350	9,312

Items that gave rise to significant portions of the deferred tax accounts are as follows:

DETAILS OF DEFERRED TAX ASSET
December 31,	2007	2006
Deferred tax asset:
Allowance for loan losses	$11,143	$10,682
Unrealized loss on investment securities	547	2,124
Other	2,016	869
Total deferred tax asset	13,706	13,675
Deferred tax liability:
Core deposit intangible amortization	4,339	5,278
Goodwill amortization	2,892	984
Property	501	860
Deferred loan costs	2,371	2,146
Other	434	468
Total deferred tax liability	10,537	9,736
Net deferred tax asset	$3,169	$3,939

The provision for income taxes differs from that computed at the statutory rate as follows:

RECONCILIATION OF FEDERAL STATUTORY INCOME TAX

Years Ended December 31,	2007		2006		2005
	Amount	%	Amount	%	Amount	%
Income before income taxes	$27,625		$25,624		$28,833
Tax computed at statutory rate	9,669	35.0%	8,969	35.0%	10,090	35.0%
(Decrease) increase in charge resulting from:
State taxes, net of federal benefit	(126)	(0.5)	637	2.5	436	1.5
Tax exempt interest (net)	(969)	(3.5)	(476)	(1.8)	(436)	(1.5)
BOLI	(434)	(1.6)	(610)	(2.4)	(673)	(2.3)
Other, net	133	0.5	(170)	(0.7)	(105)	(0.4)
Total income taxes	$8,273	29.9%	$8,350	32.6%	$9,312	32.3%

In June 2006, the FASB issued FIN No. 48.  FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN No. 48 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has greater than fifty percent likelihood of being realized upon ultimate settlement. FIN No. 48 was applied to all existing tax positions upon initial adoption. FIN No. 48 was effective for fiscal years beginning after December 15, 2006. The Company adopted FIN No. 48 on January 1, 2007 and the initial application of the interpretation did not have an impact to the Company’s financial condition or results of operations. As of the date of adoption, there was no liability for uncertain tax positions and no known unrecognized tax benefits. There were no increases or decreases during 2007 to the liability for unrecognized tax benefits, and no liability exists as of December 31, 2007.  This liability is not expected to change during 2008.

The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the results of operations. As of January 1, 2007, the tax years ended December 31, 2003, 2004, 2005 and 2006 were subject to examination by all tax jurisdictions. The statute of limitations for the tax year ended December 31, 2003 expired during 2007. As of December 31, 2007, the Internal Revenue Service was in the process of auditing the Company’s 2004 consolidated tax return.  As of December 31, 2007, there were no other audits in process by any other tax jurisdictions.  However, during the first quarter of 2008, the Company received notification from the Internal Revenue Service of its intention to audit the Company’s 2005 and 2006 consolidated tax returns.  The Company does not expect the audits to result in a material change to the Company's tax position.

22.  STOCK REPURCHASE PLANS

In the second quarter of 2007, the Board of Directors of the Company authorized the initiation of a stock repurchase plan covering up to 5%, or approximately 1,000,000 shares, of the Company’s outstanding common stock. During 2007, market conditions enabled the Company to repurchase 1,010,523 shares of outstanding common stock, thus completing in late December, the plan to buyback shares.  The Board subsequently authorized a new stock repurchase plan covering up to approximately 5% or approximately 1,100,000 additional shares, of common stock to be repurchased in the open market or in privately negotiated transactions.

23. EARNINGS PER SHARE

Earnings per share were calculated as follows:

EARNINGS PER SHARE COMPUTATION
Years Ended December 31,	2007	2006	2005
Net income available to common shareholders	$19,352	$17,274	$19,521

Average common shares outstanding	21,790,793	21,280,113	20,015,431
Net effect of dilutive stock options	805,190	1,103,926	1,328,855
Dilutive common shares outstanding	22,595,983	22,384,039	21,344,286

Earnings per share – basic	$0.89	$0.81	$0.98
Earnings per share – diluted	$0.86	$0.77	$0.92

Dilutive common stock equivalents
Average exercise price	$9.37	$9.03	$8.64
Average market price - diluted	$17.39	$17.70	$19.25

There were 274,718 weighted average common stock equivalents, 167,233 weighted average common stock equivalents and 65,868 weighted average common stock equivalents outstanding during the years ended December 31, 2007, 2006 and 2005, respectively, which were not included in the computation of earnings per share – diluted as a result of the stock options’ exercise prices or stock awards value at issuance being greater than the average market price of the common share.

24. REGULATORY MATTERS

The Company is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. Under the requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage (Tier 1 Capital divided by average assets) ratios (set forth in the table below) are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets and certain off-balance sheet items as calculated under regulatory practices.

The Company’s and Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. At December 31, 2007 and 2006, the Company’s and the Bank’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank was “well capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios have been computed in accordance with regulatory practices.

REGULATORY CAPITAL LEVELS
			For Capital Adequacy		To Be Well-Capitalized Under Prompt Corrective
	Actual		Purposes		Action Provisions (1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2007
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$334,126	11.82%	$226,051	8.00%	N/A
Sun National Bank	311,961	11.06	225,697	8.00	$282,122	10.00%
Tier I Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	306,764	10.86	113,025	4.00	N/A
Sun National Bank	284,599	10.09	112,849	4.00	169,273	6.00
Leverage Ratio:
Sun Bancorp, Inc.	306,764	9.67	126,850	4.00	N/A
Sun National Bank	284,599	9.00	126,540	4.00	158,175	5.00

December 31, 2006
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$320,883	11.89%	$215,958	8.00%	N/A
Sun National Bank	284,787	10.57	215,473	8.00	$269,342	10.00%
Tier I Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	294,405	10.91	107,979	4.00	N/A
Sun National Bank	258,309	9.59	107,737	4.00	161,605	6.00
Leverage Ratio:
Sun Bancorp, Inc.	294,405	9.40	125,255	4.00	N/A
Sun National Bank	258,309	8.28	124,793	4.00	155,991	5.00

(1) Not applicable for bank holding companies.

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this guidance, the amount available for payment of dividends to the Company by the Bank totaled $51.4 million at December 31, 2007.

25. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES

December 31,	2007		2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$86,513	$86,513	$170,100	$170,100
Investment securities available for sale	425,805	425,805	481,952	481,952
Investment securities held to maturity	18,965	18,755	25,441	24,846
Loans receivable, net	2,482,917	2,350,089	2,339,584	2,377,083
Restricted equity investments	16,869	16,869	17,729	17,729
Liabilities:
Demand deposits	1,192,785	1,192,785	1,294,140	1,294,140
Savings deposits	456,241	456,241	412,973	412,973
Time deposits	1,050,065	1,040,246	960,884	957,162
Federal funds purchased	30,000	30,000	-	-
Securities sold under agreements to repurchase – customers	40,472	40,472	51,740	51,740
FHLB advances	63,483	62,288	103,560	102,915
Securities sold under agreements to repurchase - FHLB	15,000	14,659	-	-
Obligation under capital lease	5,258	5,258	5,322	5,322
Junior subordinated debentures	97,941	96,685	108,250	108,648

Cash and cash equivalents. For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment securities. For investment securities, fair values are based on a combination of quoted prices for identical assets in active markets and quoted prices for similar assets in markets that are either actively or not actively traded.

Loans receivable. The fair value was estimated by discounting approximate cash flows of the portfolio to achieve a current market yield. No adjustment was made to the entry-value interest rates for changes in credit performing commercial loans and real estate loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates along with the general reserves applicable to the performing commercial and real estate loan portfolios for which there are no known credit concerns result in a fair valuation of such loans on an entry-value basis.

Restricted equity securities. Ownership in equity securities of bankers’ bank is restricted and there is no established market for their resale. The carrying amount is a reasonable estimate of fair value.

Demand deposits, savings deposits and time deposits. The fair value of demand deposits and savings deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using rates currently offered for deposits of similar remaining maturities.

Securities sold under agreements to repurchase - customer. The fair value is estimated to be the amount payable at the reporting date.

Securities sold under agreements to repurchase – FHLB and FHLB advances. The fair value was estimated by discounting approximate cash flows of the borrowings to achieve a current market yield.

Obligation under capital lease. The fair value was estimated to be the amount payable at the reporting date.

Junior subordinated debentures. The fair value was estimated by discounting approximate cash flows of the borrowings to achieve a current market yield.

Commitments to extend credit and letters of credit. The majority of the Company’s commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally not assignable by either the Company or the borrowers, they only have value to the Company and the borrowers.

 The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2007 and 2006. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 2007 and 2006, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

26. INTEREST RATE RISK

The Company's exposure to interest rate risk results from the difference in maturities and re-pricing characteristics of the interest-bearing liabilities and interest-earning assets and the volatility of interest rates.  At December 31, 2007, the Company had a liability sensitive position; that is, the Company’s liabilities had shorter maturity or re-pricing terms than its assets. Generally, a liability sensitive position will benefit the Company during periods of declining rates and negatively impact earnings in a period of increasing interest rates.  Conversely, an asset sensitive position will benefit the Company's earnings during periods of rising rates and will tend to negatively impact earnings during periods of declining interest rates.  Management monitors the relationship between the interest rate sensitivity of the Company's assets and liabilities.

27. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

The condensed financial statements of Sun Bancorp, Inc. are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION
December 31,	2007	2006
Assets:
Cash and due from banks	$5,305	$21,248
Investments in subsidiaries:
Bank subsidiaries	435,011	411,131
Non-bank subsidiaries	2,941	3,250
Accrued interest receivable and other assets	19,124	16,510
Total assets	$462,381	$452,139

Liabilities and Shareholders’ Equity:
Liabilities
Junior subordinated debentures	$97,941	$108,250
Other liabilities	2,263	1,662
Total liabilities	100,204	109,912
Shareholders' equity	362,177	342,227
Total liabilities and shareholders’ equity	$462,381	$452,139

CONDENSED STATEMENTS OF INCOME
Years Ended December 31,	2007	2006	2005
Net interest income	$(8,468)	$(8,409)	$(5,165)
Management fee	4,616	4,176	4,601
Other expenses	(5,402)	(3,863)	(4,385)
Loss before equity in undistributed income of subsidiaries and income tax benefit	(9,254)	(8,096)	(4,949)
Equity in undistributed income of subsidiaries	25,372	22,550	22,747
Income tax benefit	3,234	2,820	1,723
Net Income	$19,352	$17,274	$19,521

CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31,	2007	2006	2005
Operating activities:
Net income	$19,352	$17,274	$19,521
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed income of subsidiaries	(25,372)	(22,550)	(22,747)
Stock-based compensation	164	432	503
Write-off of capital securities issuance costs	791	-	-
Change in assets and liabilities which (used) provided cash:
Accrued interest receivable and other assets	(3,802)	(4,367)	(3,402)
Accounts payable and other liabilities	(1,558)	(114)	112
Net cash used in operating activities	(10,425)	(9,325)	(6,013)
Investing activities:
Redemption of investment in capital securities	929	-	-
Dividends from subsidiary	7,195	7,861	4,685
Capital contribution to banking subsidiary	-	(17,270)	(5,000)
Net cash provided by (used in) investing activities	8,124	(9,409)	(315)
Financing activities:
Proceeds from issuance of junior subordinated debentures	20,620	30,000	-
Redemption of junior subordinated debentures	(30,929)	-	-
Cash received for exercise of stock options	10,087	2,873	497
Excess tax benefit related to stock options	2,447	1,724	-
Proceeds from issuance of common stock	676	798	903
Purchases of treasury stock	(16,525)	-	-
Payments for fractional interests resulting from stock dividend	(18)	(20)	(8)
Net cash (used in) provided by financing activities	(13,642)	35,375	1,392
Net (decrease) increase in cash	(15,943)	16,640	(4,936)
Cash, beginning of year	21,248	4,608	9,544
Cash, end of year	$5,305	$21,248	$4,608

* * * * * *

SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for each of the last two years restated for stock dividends (amounts are in thousands, except per share amounts).

QUARTERLY DATA
Three Months Ended	December 31,		September 30,	June 30,	March 31,
2007
Interest income	$49,052		$50,022	$49,658	$49,091
Interest expense	23,554		24,567	26,108	24,758
Net interest income	25,498		25,455	23,550	24,333
Provision for loan losses	5,443	(1)	1,260	950	750
Non-interest income	6,822		6,011	6,305	7,017
Non-interest expense	21,528		21,846	22,018	23,571
Income before income taxes	5,349		8,360	6,887	7,029
Income taxes	1,479		2,475	1,975	2,344
Net income	$3,870		$5,885	$4,912	$4,685

Earnings per share – basic	$0.18		$0.27	$0.23	$0.22
Earnings per share - diluted	$0.17		$0.26	$0.22	$0.21

2006
Interest income	$48,536		$46,828	$45,564	$43,022
Interest expense	23,991		21,829	20,451	18,601
Net interest income	24,545		24,999	25,113	24,421
Provision for loan losses	990		1,317	875	625
Non-interest income	5,012		5,268	5,070	4,396
Non-interest expense	21,889		21,590	23,641	22,273
Income before income taxes	6,678		7,360	5,667	5,919
Income taxes	2,224		2,503	1,877	1,746
Net income	$4,454		$4,857	$3,790	$4,173

Earnings per share – basic	$0.21		$0.23	$0.18	$0.20
Earnings per share - diluted	$0.20		$0.22	$0.17	$0.19

(1) The Company recorded a provision for loan losses during the fourth quarter of 2007 of $5.4 million.  The provision resulted primarily from an increase in delinquent loan charge-offs of $4.8 million during the fourth quarter of 2007.

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

COMMON STOCK PRICE RANGE
	High	Low
2007
Fourth Quarter	$17.89	$14.79
Third Quarter	$17.98	$14.09
Second Quarter	$18.47	$16.87
First Quarter	$20.25	$17.36

2006
Fourth Quarter	$20.43	$17.49
Third Quarter	$18.72	$15.36
Second Quarter	$17.58	$15.43
First Quarter	$19.13	$17.32

There were 825 holders of record of the Company’s common stock as of March 13, 2008.  This number does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms. At March 13, 2008, there were 21,669,114 shares of the Company’s common stock outstanding.

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

ISSUER PURCHASES OF EQUITY SECURITIES (UNAUDITED)

The following table reports information regarding repurchases of the Company’s common stock during the year ended December 31, 2007.

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs (1)
July 1-31, 2007	115,078	$15.31	115,078	884,922
August 1-31, 2007	312,500	15.75	312,500	572,422
September 1-30, 2007	115,400	16.70	115,400	457,022
October 1-31, 2007	166,200	17.29	166,200	290,822
November 1-30, 2007	142,445	16.71	142,445	148,377
December 1-31, 2007	158,900	16.50	158,900	1,100,000
Total	1,010,523	$16.31	1,010,523	1,100,000

(1)  In July 2007, the Company announced a stock repurchase plan covering up to 5%, or approximately 1,000,000 shares.  The repurchases were made from time to time in the open market, subject to the availability of shares, over approximately an 18-month period.  In December 2007, the Company completed the stock repurchase plan announced in July 2007.  In December 2007, the Company announced a stock repurchase plan covering up to 5%, or approximately 1,100,000 shares.  The repurchases are to be made from time to time in the open market or in privately negotiated transactions, subject to the availability of shares, over approximately an 18-month period.

STOCK PERFORMANCE (UNAUDITED)

The following table provides a stock performance graph comparing cumulative total shareholders return on the Common Stock with (a) the cumulative total shareholder return on stocks of all U.S. companies that trade on the NASDAQ Stock Market and the (b) the cumulative total shareholder return on stocks included in the NASDAQ Bank index, as prepared for the NASDAQ by the Center for Research in Security Prices (“CRSP”) at the University of Chicago. All investment comparisons assume the investment of $100 at December 31, 2002. The cumulative returns for the NASDAQ Stock Market and the NASDAQ Bank index are computed assuming the reinvestment of dividends.
CUMULATIVE TOTAL RETURN
December 31,	2002	2003	2004	2005	2006	2007
CRSP NASDAQ U.S. Companies	$100	$149.5	$162.7	$166.2	$182.6	$198.0
CRSP NASDAQ Bank index	100	128.6	147.2	143.8	161.4	127.9
Sun Bancorp, Inc. (1)	100	210.5	201.7	171.9	192.6	151.4

(1) The cumulative return for Sun Bancorp, Inc. reflects a 5% stock dividend paid in April 2003, April 2004, April 2005, May 2006, and May 2007 and has been calculated based on the historical closing prices of $13.30, $26.66, $24.33, $19.75, $21.07 and $15.78 on December 31, 2002, 2003, 2004, 2005, 2006 and 2007, respectively.

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical stock performance shown in the table. The Company neither makes nor endorses any predictions as to the stock performance.

ADDITIONAL INFORMATION

The Company’s Annual report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2007 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.