Form 10-K, Exhibit 13
period 2008-12-31
SUN BANCORP INC /NJ/
filed 2009-03-16
CIK 1017793

Exhibit 13

SELECTED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

At or for the Years Ended December 31,	2008	2007	2006	2005	2004

Selected Balance Sheet Data
Total assets	$3,622,126	$3,338,392	$3,325,563	$3,107,889	$3,053,587
Cash and investments	512,017	548,152	695,222	814,528	952,779
Loans receivable, net of allowance for loan losses	2,702,516	2,482,917	2,339,584	2,027,753	1,847,721
Total deposits	2,896,364	2,699,091	2,667,997	2,471,648	2,430,363
Borrowings	154,097	154,213	160,622	248,967	254,310
Junior subordinated debentures	92,786	97,941	108,250	77,322	77,322
Shareholders’ equity	358,508	362,177	342,227	295,653	279,220

Selected Results of Operations
Interest income	$174,634	$197,823	$183,950	$153,229	$124,269
Net interest income	99,661	98,836	99,078	97,515	89,318
Provision for loan losses	20,000	8,403	3,807	2,310	2,075
Net interest income after provision for loan losses	79,661	90,433	95,271	95,205	87,243
Non-interest income	32,299	26,155	19,746	18,288	19,119
Non-interest expense	92,640	88,963	89,393	84,660	81,152
Net income	14,894	19,352	17,274	19,521	17,629

Per Share Data (1)
Earnings Per Share:
Basic	$0.66	$0.85	$0.77	$0.93	$0.94
Diluted	0.65	0.82	0.74	0.87	0.87
Book Value	16.35	15.89	15.14	14.06	13.41

Selected Ratios:
Return on average assets	0.44%	0.58%	0.53%	0.63%	0.63%
Return on average equity	4.09	5.45	5.28	6.76	7.80
Ratio of average equity to average assets	10.72	10.72	10.09	9.27	8.08

(1) Data is adjusted for a 5% stock dividend issued in May 2008.

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

●	OVERVIEW
●	CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES
●	RECENT ACCOUNTING PRINCIPLES
●	RESULTS OF OPERATIONS
●	LIQUIDITY AND CAPITAL RESOURCES
●	FINANCIAL CONDITION
●	FORWARD-LOOKING STATEMENTS

OVERVIEW

General Overview

Sun Bancorp, Inc. (the “Company”) is a bank holding company headquartered in Vineland, New Jersey. The Company’s principal subsidiary is Sun National Bank (the “Bank”). At December 31, 2008, the Company had total assets of $3.62 billion, total deposits of $2.90 billion and total shareholders’ equity of $358.5 million. The Company’s principal business is to serve as a holding company for the Bank. As a registered holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System.

Through the Bank, the Company provides commercial and retail banking services. As of December 31, 2008, the Company had 70 locations, including 62 Community Banking Centers in New Jersey and five Commercial Lending Centers, including one located in Wilmington, Delaware.

The Company offers a comprehensive array of lending, depository and financial services to its commercial and retail customers throughout the marketplace.  The Company’s lending services to businesses include term loans and lines of credit, mortgage loans, construction loans, and equipment leasing.  The Company is a Preferred Lender with both the Small Business Administration (“SBA”) and the New Jersey Economic Development Authority.  The Company’s commercial deposit services include business checking accounts and cash management services such as electronic banking, sweep accounts, lockbox services, internet banking, remote deposit and controlled disbursement services.  The Company’s lending services to consumers include residential mortgage loans, residential construction loans, second mortgage loans, home equity loans and installment loans.  The Company’s consumer deposit services include checking accounts, savings accounts, money market deposits, certificates of deposit and individual retirement accounts.  In addition, the Company offers mutual funds, securities brokerage, annuities and investment advisory services through a third-party arrangement.

The Company funds its lending activities primarily through retail deposits, brokered deposits, the scheduled maturities of its investment portfolio, repurchase agreements with customers and advances from the Federal Home Loan Bank of New York (“FHLBNY”).

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

Market Overview

The Company continues to operate in a challenging and uncertain economic environment, including uncertainty in national and local conditions. The market dislocations, which began in 2007 and continue today, have brought unprecedented turmoil to the financial markets.  Credit conditions are deteriorating rapidly and financial markets are experiencing widespread illiquidity and elevated levels of volatility as concerns over the future of the economy grow, consumer confidence declines, unemployment rises, home values decline, credit availability contracts, and companies report lower corporate earnings.  The U.S. rate of unemployment continued to increase during 2008, reaching its highest level in over fifteen years at 7.2% in December 2008.  U.S. consumer spending also continued to tighten as 2008 capped off the worse year since 1961 as the full year rose just 3.6%.  The National Bureau of Economic Research officially declared that the U.S. is in a recession.

At the onset of the national economic downturn, New Jersey held up fairly well.  However, as the downturn persists, New Jersey is mirroring the overall economy as evidenced by the last half of 2008. The companies experiencing the greatest impact are those closely associated with residential real estate and consumer spending.  While the Company continues to focus on the credit quality of its customers – closely monitoring the financial status of borrowers throughout the Company’s markets, gathering information, working on early detection of potential problems, taking pre-emptive steps where necessary and doing the analysis required to maintain adequate reserves - evidence of these economic challenges is reflected in the Company’s increased loan loss reserve provision, the increased level of non accrual loans as well as loan charge-offs.

There have been several high profile failures and takeovers of major market participants including Fannie Mae and Freddie Mac. In July 2008, the U.S. Government passed the Housing and Economic Recovery Act of 2008 which was designed primarily to address the sub-prime mortgage crisis and authorized the Federal Housing Administration to guarantee up to $300 billion in new 30-year fixed rate mortgages for sub-prime borrowers if lenders write-down principal loans balances to 90 percent of current appraisal value. It was intended to restore confidence in Fannie Mae and Freddie Mac by strengthening regulation and injecting capital into these suppliers. Although the Company has no exposure to sub-prime mortgages or any equity investments in Fannie Mae or Freddie Mac, it continues to monitor those market segments that may be impacted by the significantly wider credit spreads resulting from the market turmoil.

In October 2008, the U.S. Government passed the Emergency Economic Stabilization Act of 2008 (“EESA”) which provided for the implementation of the Troubled Asset Relief Plan (“TARP”). The TARP’s primary purpose is to remove troubled assets from the balance sheets of financial institutions and, in addition, included the U.S. Treasury’s voluntary Capital Purchase Program (“CPP”) which provides direct equity investment of preferred stock by the U.S. Treasury in qualified financial institutions. The legislation’s goal is to strengthen market stability, improve strength of financial institutions and enhance market liquidity. Although the Company has a strong capital position, it submitted an application in December 2008 to participate in the CPP to further strengthen its capital.  On January 9, 2009, the Company completed the sale of 89,310 non-voting cumulative perpetual preferred shares and a warrant to purchase approximately 1.5 million shares of the Company’s common stock to the U.S. Treasury for an aggregate purchase price of $89.3 million in cash.  On February 27, 2009, the Company notified the U.S. Treasury that it intended to redeem in full all shares of preferred stock issued under the CPP.  See "Liquidity and Capital Resources" for further information.

As part of the regulatory initiatives, the Federal Deposit Insurance Corporation (“FDIC”) implemented the Temporary Liquidity Guarantee Program (“TLGP”) to strengthen confidence and encourage liquidity in the banking system.  As part of the TLGP, the FDIC will guaranty certain newly issued senior unsecured debt of banks, thrifts and certain holding companies issued on or before June 30, 2009.  In addition, the FDIC will also provide full coverage of non-interest bearing deposit transaction accounts until December 31, 2009. Initially, these programs were provided at no cost for a period of time and entities had to choose to opt out. An entity that choose not to opt out of either or both programs became a participating entity and will be assessed fees for participation. Participants issuing senior unsecured debt under the TLGP will be charged an annualized fee equal to 75 basis points (“bps”) multiplied by the debt issued, and calculated for the maturity period of that debt, or through June 30, 2012, whichever is earlier. Any eligible entity that has not chosen to opt out of the full coverage on the non-interest bearing transaction accounts will be assessed, on a quarterly basis, an annualized 10 bps fee on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000.  The Company is participating in these programs.

During 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the Deposit Insurance Fund (“DIF”). To ensure that the deposit insurance system remains sound and in an effort to restore the reserve ratio of the DIF to at least 1.15 percent of estimated insured deposits as required under the FDIC’s Restoration Plan, the FDIC voted on December 16, 2008 to increase initial base assessment rates uniformly by 7 bps (7 cents for every $100 of deposits), beginning with the first quarter of 2009. On February 27, 2009, the FDIC adopted a final rule to modify the risk-based assessment system and to reset initial base assessment rates. Effective April 1, 2009, initial base assessment rates will range from 12 bps to 45 bps across all risk categories with possible adjustments to these rates based on certain debt-related components.  The FDIC also extended the period of the Restoration Plan from five years to seven years.  Furthermore, the FDIC recently proposed a one-time emergency special assessment of 20 bps, in addition to the risk-based assessment, on assessable deposits as of June 30, 2008, which will be collected on September 30, 2009.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was enacted.  ARRA is intended to provide a stimulus to the U.S. economy in the wake of the economic downturn brought about by the sub-prime mortgage crisis and the resulting credit crunch.  The bill includes federal tax cuts, expansion of unemployment benefits and other social welfare provisions, and domestic spending in education, healthcare, and infrastructure, including the energy structure.  The new law also includes numerous non-economic recovery related items, including a limitation on executive compensation in federally aided banks.

As a result of the market uncertainty and the overall weakened economic conditions, the Federal Reserve began lowering the Fed Funds Rate in 2007, and continued to do so throughout 2008.  The Fed Funds Rate decreased from 4.25% at December 31, 2007 to a range of 0.00%-0.25% at December 31, 2008 and market expectations are that it will remain relatively low during 2009.  Though the Federal Reserve has attempted to orchestrate short-term rate reductions, loan and deposit pricing in our market place has not always followed the declining trend as deposit pricing remains intensely competitive, partially offset by slightly wider spreads on loans and investments. During the fourth quarter of 2008, the Company began to experience interest rate spread compression as a result of a large percentage of the Company’s loan portfolio being tied to short-term rate indices such as the 1-month LIBOR and the Prime Rate, which declined more rapidly than rates on the Company’s deposit liabilities.  The Company expects this trend to continue into 2009.

The above conditions, together with deterioration in the overall economy, will continue to affect the markets in which the Company and its customers do business and may adversely impact the Company’s results in the future, depending upon the duration and severity of such conditions. The following discussion provides further detail on the financial condition and results of operations of the Company at and for the year ended December 31, 2008.

Executive Summary

The Company’s net income for 2008 was $14.9 million, or $0.65 per share – diluted compared to $19.4 million, or $0.82 per share – diluted in 2007. Included in 2008 results was a net gain from the sale of the Company’s six Delaware branches of $11.5 million (pre-tax), or $0.29 per share, offset by other-than-temporary impairment (“OTTI”) charges of $7.5 million (pre-tax), or $0.22 per share, on pooled trust preferred securities included in the Company’s investment portfolio. Included in 2007 results are net charges of approximately $2.1 million (pre-tax), or $0.06 per share.  The net charges include $2.4 million of severance and other related expenses, $915,000 for the write-off of unamortized issuance costs on redeemed trust preferred securities and early extinguishment of debt charges on an FHLBNY borrowing, and $185,000 of branch optimization charges.  Offsetting these charges was a gain of $1.4 million realized from the sale of three branches.  The following is an overview of key factors affecting the Company’s results for 2008:

●	Total loans before allowance for loan losses grew $229.9 million, or 9.2%, to $2.74 billion. Organic loan growth, adjusted for approximately $114 million in loan prepayments, was approximately 13.7%.
●
As part of the Company’s branch optimization program to improve profitability, the Company sold its six branch offices located in Delaware during 2008, including approximately $95 million of aggregate deposits, resulting in a net gain of $11.5 million (pre-tax).  In the earlier part of the year, the Company consolidated two branches into a new branch office resulting in $72,000 (pre-tax) of lease buy-out charges and the addition of one branch office to the real estate owned portfolio.  The Company also consolidated one branch into an existing branch office and recognized a net gain of $131,000 on the sale of the former branch office.

●
Total deposits increased $197.3 million, or 7.3%, to $2.90 billion. Normalized deposit growth, excluding brokered certificates of deposit and approximately $95 million in deposits sold in connection with the Company’s six branches located in Delaware, was approximately 5.7%.

●
Net interest income (on a tax-equivalent basis) for 2008 was $101.4 million. The interest rate spread and net interest margin (on a tax-equivalent basis) was 2.83% and 3.30%, respectively. The compression in the net interest margin of 7 bps from 3.37% for 2007 to 3.30% for 2008 reflects continued intense market competitiveness for deposits and the asset sensitive position of the Company’s balance sheet.

●
The provision for loan losses increased $11.6 million over prior year 2007 to $20.0 million. The allowance for loan losses to total loans was 1.36% at December 31, 2008 compared to 1.08% at December 31, 2007. Total non-performing assets were $48.8 million at December 31, 2008, or 1.78% of total loans and real estate owned compared to $29.6 million, or 1.18%, at December 31, 2007. Net charge-offs for 2008 were $9.7 million, or 0.37% of average loans outstanding compared to $7.1 million, or 0.29% of average loans outstanding for 2007.

●
Total non-interest income increased $6.3 million over prior year to $32.3 million as the Company recognized a net gain on the sale of $11.5 million (pre-tax) on its six branch offices located in Delaware, offset by an OTTI charge on pooled trust preferred securities of $7.5 million (pre-tax).

●
With capital strength and preservation being a priority, the Company judiciously repurchased 1,096,200 shares of its outstanding common stock during 2008 at attractive pricing, but not to the detriment of its sound capital position.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The discussion and analysis of the financial condition and results of operations are based on the Consolidated Financial Statements, which are prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. Management evaluates these estimates and assumptions on an ongoing basis, including those related to the allowance for loan losses, goodwill, intangible assets, income taxes, stock-based compensation, and the fair value of financial instruments. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the basis for making judgments on the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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

Management monitors its allowance for loan losses at least quarterly and makes adjustments to the allowance through the provision for loan losses as economic conditions and other pertinent factors indicate. The quarterly review and adjustment of the qualitative factors employed in the allowance methodology and the updating of historic loss experience allow for timely reaction to emerging conditions and trends.  In this context, a series of qualitative factors are used in a methodology as a measurement of how current circumstances are affecting the loan portfolio. Included in these qualitative factors are:

●	Levels of past due, classified and non-accrual loans, troubled debt restructurings and modifications
●	Nature and volume of loans
●	Changes in lending policies and procedures, underwriting standards, collections, charge-offs and recoveries, and for commercial loans, the level of loans being approved with exceptions to policy
●	Experience, ability and depth of management and staff
●	National and local economic and business conditions, including various market segments
●	Quality of the Company’s loan review system and degree of Board oversight
●	Concentrations of credit by industry, geography and collateral type, with a specific emphasis on real estate, and changes in levels of such concentrations
●	Effect of external factors, including the deterioration of collateral values, on the level of estimated credit losses in the current portfolio

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

Although the Company maintains its allowance for loan losses at levels considered adequate to provide for the inherent risk of loss in its loan portfolio, if economic conditions differ substantially from the assumptions used in making the evaluations there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. Accordingly, the current decline in the national economy and the local economies of the areas in which the loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, the Company’s determination as to the amount of its allowance for loan losses is subject to review by the Bank’s primary regulator, the Office of the Comptroller of the Currency (the “OCC”), as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OCC after a review of the information available at the time of the OCC examination.

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

Fair Value Measurement.   The Company adopted SFAS No. 157, Fair Value Measurements, on January 1, 2008 and FASB Staff Position (“FSP”) SFAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, on September 30, 2008.  SFAS No. 157 establishes a framework for measuring fair value.  SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, emphasizing that fair value is a market-based measurement and not an entity-specific measurement.  FSP SFAS No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.   SFAS No. 157 addresses the valuation techniques used to measure fair value. These valuation techniques include the market approach, income approach and cost approach. The market approach uses prices or relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach involves converting future amounts to a single present amount. The measurement is valued based on current market expectations about those future amounts. The cost approach is based on the amount that currently would be required to replace the service capacity of the asset.

SFAS No. 157 establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

●	Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities.

●
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●
Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The Company measures financial assets and liabilities at fair value in accordance with SFAS No. 157 and FSP SFAS No. 157-3. These measurements involve various valuation techniques and models, which involve inputs that are observable, when available, and include the following significant financial instruments: investment securities available for sale and derivative financial instruments.  The following is a summary of valuation techniques utilized by the Company for its significant financial assets and liabilities which are valued on a recurring basis.

Investment securities available for sale.  Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated using quoted prices of securities with similar characteristics or discounted cash flows based on observable market inputs and are classified within Level 2 of the fair value hierarchy. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Level 3 market value measurements include an internally developed discounted cash flow model combined with using market data points of similar securities with comparable credit ratings in addition to market yield curves with similar maturities in determining the discount rate.   In addition, significant estimates and unobservable inputs are required in the determination of Level 3 market value measurements. If actual results differ significantly from the estimates and inputs applied, it could have a material effect on the Company’s Consolidated Financial Statements.

Derivative financial instruments.  The Company’s derivative financial instruments are not exchange-traded and therefore are valued utilizing models that use as their basis readily observable market parameters, specifically the London Interbank Offered Rate (“LIBOR”) swap curve, and are classified within Level 2 of the valuation hierarchy.

In addition, certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures loans held for sale, impaired loans, Small Business Administration ("SBA") servicing assets, restricted equity investments and loans or bank properties transferred into other real estate owned at fair value on a non-recurring basis.

Valuation techniques and models utilized for measuring financial assets and liabilities are reviewed and validated by the Company at least quarterly.

Goodwill. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.  SFAS No. 142, Goodwill and Other Intangible Assets, outlines a two-step goodwill impairment test.  Significant judgment is applied when goodwill is assessed for impairment.  Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill.  A reporting unit is an operating segment as defined in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (see Note 1 to the Notes of the Consolidated Financial Statements for further discussion on the Company’s single operating segment).  If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired and step two is therefore unnecessary.  If the carrying amount of the reporting unit exceeds its implied fair value, the second step is performed to measure the amount of the impairment loss, if any.  An implied loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.

In performing step one and step two of the impairment analysis, the Company estimated the fair value of the Company through the consideration of its quoted market valuation, market earnings multiples of peer companies, market earnings multiples of peer companies adjusted to include a control premium (i.e., its acquisition value relative to its peers) and a discounted economic value which is based on internal forecasts, recent financials and the projected outlook for the industry.  The considerations above are sensitive to both the fluctuation of the Company’s stock price and the stock price of peer companies.  As a result of the deterioration in the stock prices of many financial institutions throughout the year, including the Company’s, the Company’s estimate of its fair value decreased. In performing the second step of the analysis to determine the implied fair value of goodwill, the estimated fair value of the Company was allocated to all assets and liabilities including any recognized or unrecognized intangible assets. The allocation is done as if the Company had been acquired in a business combination, and the fair value was the price paid to acquire the Company. A hypothetical purchase price allocation involves the assessment of core deposit intangibles, the fair value of outstanding advances and other borrowings, and assessing the fair value of our loan portfolio.  These assessments involve valuation techniques that require the use of, among other things, level 2 and level 3 market inputs.  For example, the fair value adjustment on our outstanding advances and borrowings is based upon observable trades or modeled prices using current yield curves and market spreads. The valuation of our loan portfolio included consideration of discounts that we believe were consistent with transactions occurring in the marketplace.  Given the turmoil in the credit markets, increases in credit spreads, and certain market illiquidity, significant judgment is required in assessing fair value.

The results of this analysis indicated the implied fair value of the Company’s goodwill exceeded the carrying amount of goodwill, and therefore, goodwill was not impaired.

Given the continued turmoil in the capital markets and with bank stocks in general, it is possible that our assumptions and conclusions regarding the valuation of our Company could change adversely and could result in impairment of our goodwill.   While any charge resulting from a partial or full write down of goodwill would be a non-cash charge and have no impact on the Company’s regulatory capital, the charge could have a material adverse impact on our financial position and results of operations.  For more information on goodwill, see Note 2 and 10 of the Notes to the Consolidated Financial Statements.

Stock-Based Compensation. The Company accounts for stock-based compensation issued to employees, and where appropriate non-employees, in accordance with the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment.  The Company adopted SFAS No. 123(R) on January 1, 2006 using a modified prospective approach. Under the fair value provisions of SFAS No. 123(R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate vesting period using the straight-line method. However, consistent with SFAS No. 123(R), the amount of stock-based compensation recognized at any date must at least equal the portion of the grant date value of the award that is vested at that date and as a result it may be necessary to recognize the expense using a ratable method.  Although the provisions of SFAS No. 123(R) should generally be applied to non-employees, Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees, is used in determining the measurement date of the compensation expense for non-employees.

Determining the fair value of stock-based awards at the date of grant requires judgment, including estimating the expected term of the stock options and the expected volatility of the Company’s stock. In addition, judgment is required in estimating the amount of stock-based awards that are expected to be forfeited. If actual results differ significantly from these estimates or different key assumptions were used, it could have a material effect on the Company’s Consolidated Financial Statements.  Prior to January 1, 2006, the Company had accounted for stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, as adopted prospectively on January 1, 2003, and in accordance with Accounting Principles Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees. See Note 2 of the Notes to Consolidated Financial Statements for additional information regarding stock-based compensation.

RECENT ACCOUNTING PRINCIPLES

In January 2009, the FASB issued FASB Staff Position (“FSP”) EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. Effective for interim and annual reporting periods ending after December 15, 2008, FSP EITF 99-20-1 amended EITF 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, to achieve a more consistent evaluation of whether there is an OTTI for the debt securities under the scope of EITF 99-20 and the debt securities not within the scope of EITF 99-20 that would fall under the scope of SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. The Company adopted FSP EITF 99-20-1 on December 31, 2008 and this guidance did not have an impact on the Company’s financial condition or results of operations.

In October 2008, the FASB issued FSP SFAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.   FSP SFAS No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP SFAS No. 157-3 was effective upon issuance and included the periods for which financial statements had not been issued.   As a result, the Company applied FSP SFAS No. 157-3 as of September 30, 2008 and this guidance did not have an impact on the Company’s financial condition or results of operations.

In September 2008, the FASB issued FSP SFAS No. 133-1 and FIN No. 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. This statement amends Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, to require disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument and amends FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to require an additional disclosure about the current status of the payment/performance risk of a guarantee.  The provisions of this statement are effective for annual or interim reporting periods ending after November 15, 2008. The Company adopted FSP SFAS No. 133-1 and FIN No. 45-4 on December 31, 2008 and this guidance did not have an impact on the Company’s financial condition or results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles.  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP.  SFAS No. 162 is effective for December 31, 2008.  The Company adopted SFAS No. 162 and it did not have an impact on its financial condition or results of operations and it has not changed the Company’s current practice.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133. SFAS No. 161 enhances the required disclosures regarding derivatives and hedging activities, including disclosures regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and how derivative instruments and related hedged items affect an entity’s financial condition, results of operations, and cash flows. SFAS No. 161 is effective for quarterly interim periods beginning after November 15, 2008, and fiscal years that include those quarterly interim periods. As SFAS No. 161 amends only the disclosure requirements for derivative instruments and hedged items, the adoption of SFAS No. 161 will not impact the Company's financial condition or results of operations.

FSP SFAS No. 157-2, Effective Date of FASB Statement No. 157, issued in February 2008, delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Company is continuing to evaluate the impact of FSP SFAS No. 157-2, but does not expect that it will have a material impact on the Company’s financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial  Statements – an amendment of ARB No. 51. SFAS No. 160 requires that a noncontrolling interest in a subsidiary be reported separately within equity and the amount of consolidated net income specifically attributable to the noncontrolling interest be identified in the consolidated financial statements. SFAS No. 160 also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company has determined that SFAS No. 160 will not have an impact to its financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (“SFAS No. 141(R)”), Business Combinations, which replaces SFAS No. 141, Business Combinations. SFAS No. 141(R) retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) be used for all business combinations and that an acquirer be identified for each business combination. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair values. SFAS No. 141(R) requires the acquirer to recognize acquisition related costs and restructuring costs separately from the business combination as period expense. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of SFAS No. 141(R) will impact the accounting and reporting for acquisitions after December 31, 2008.

In November 2007, the SEC issued Staff Accounting Bulletin ("SAB") No. 109, Written Loan Commitments Recorded at Fair Value through Earnings. SAB No. 109 supersedes SAB No. 105, Application of  Accounting Principles to Loan Commitments, and expresses the current view of the staff that, consistent with guidance in SFAS No. 156, Accounting for Servicing of Financial Assets and SFAS No. 159, The Fair  Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement  No. 115, the expected net future cash flows related to the associated servicing of a loan, including the servicing rights sold to a third party, should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The Company adopted SAB No. 109 on January 1, 2008, as applicable, and it is applied to loan commitments issued or modified on mortgage loans to be held for sale. The adoption of SAB No. 109 did not have a material impact to the Company’s financial condition or results of operations.

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

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS No. 157 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. SFAS No. 157 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. See Note 25 for additional information on SFAS No. 157. The Company adopted SFAS No. 157 on January 1, 2008 and it did not have a material impact on the Company’s financial condition or results of operations.

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

The Company’s net interest margin and interest rate spread in 2008 was 3.30% and 2.83%, respectively, as compared to 3.37% and 2.71%, respectively, for 2007 and 3.44% and 2.83%, respectively, for 2006.  The net interest margin and interest rate spread for 2007, adjusted for $791,000 of write-off of unamortized issuance costs of redeemed trust preferred securities, was 3.40% and 2.74%, respectively. The decrease in the net interest margin reflects continued intense market competitiveness for deposits and the asset sensitive position of the Company’s balance sheet.

After maintaining a tightening bias through 2006, the Federal Reserve Board began easing rates in September 2007 by decreasing the federal funds target rate by 50 bps, the first time rates decreased since June 2003. By the end of 2007, the Federal Reserve Board decreased short-term rates an additional 50 bps to a new target rate of 4.25%.

In response to concerns over a weakening economy, the Federal Reserve Board began 2008 with unprecedented drops of 75 bps followed by an additional 50 bps during two separate Federal Open Market Committee (“FOMC”) meetings in January.  Further reductions followed at the March and April FOMC meetings totaling 100 bps.  After a mid-year hiatus, the Federal Reserve Board reduced rates again twice in October and also in December.  As of year end, the target federal funds rate ranged from 0.0% to 0.25%, a historic low. Longer term rates generally followed the declines in the federal funds rate; however, the magnitude of the change was not as dramatic as short rates. The yield curve was generally positive throughout most of 2008. Turmoil in the financial markets resulted in widening of credit spreads. These wider spreads impacted both the asset and liability sides of the Company’s balance sheet. Wider spreads available on loans were offset by higher rates demanded for deposits. Further Federal Reserve Board interest reductions or yield curve flattening in 2009 will likely result in further compression of the Company’s net interest margin considering that approximately 55% of the Company’s loan portfolio is tied to short-term rate indices, such as the Prime Rate or 1-month LIBOR, and reset in three months or less combined with the potential continuation of high deposit rates from competition within the Company’s primary markets. This further compression could be mitigated with the Company’s intent to implement interest rate floors on new and renewable variable rate loans.

From a traditional balance sheet gap analysis, the Company remained modestly asset sensitive at December 31, 2008.  The more robust net interest income simulation analysis (see Liquidity and Capital Resources) shows a typical asset sensitive position, with benefits from rising rates and income reductions from falling rates. The net income simulation results are impacted by expected strong deposit pricing competition which may limit deposit pricing flexibility in both increasing and decreasing rate environments and a high percentage of floating or short-term adjustable rate loans.

Net interest income (on a tax-equivalent basis) increased $1.1 million, or 1.1%, to $101.4 million for 2008 compared to $100.4 million for 2007.  Interest income (on a tax-equivalent basis) decreased $23.0 million from 2007 to $176.4 million for 2008, while interest expense decreased $24.0 million from 2007 to $75.0 million for 2008.

Interest income (on a tax-equivalent basis) decreased $23.0 million, or 11.5%, for 2008 as yields earned on average loan receivables declined 123 bps, which resulted in a decrease in interest income of $31.4 million as approximately 55% of the Company’s loan portfolio is priced at a variable rate tied to an index such as prime or LIBOR.  This decrease was offset by an increase in interest income of $11.1 million as average loans receivable grew $165.9 million, or 6.8%, over the prior year. The increase in average loans receivable was primarily funded by an increase in deposits as well as by calls or maturities of investment securities. The Company relied primarily on deposit growth supplemented with wholesale borrowings to support its loan funding during 2008. This placed continued pressure on the net interest margin due to the continued intense market competitiveness for deposits in the declining interest rate environment.

Table 1 provides detail regarding the Company’s average daily balances with corresponding interest income (on a tax-equivalent basis) and interest expense as well as yield and cost information for the years ended December 31, 2008, 2007 and 2006.  Average balances are derived from daily balances. Table 2 sets forth certain information regarding changes in interest income and interest expense of the Company for the years ended December 31, 2008, 2007 and 2006.

 TABLE 1: STATEMENTS OF AVERAGE BALANCES, INCOME OR EXPENSE, YIELD OR COST
Years Ended December 31,	2008			2007			2006
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1), (2):
Commercial and industrial	$2,119,795	$123,693	5.84%	$1,986,959	$142,891	7.19%	$1,880,475	$133,312	7.09%
Home equity	269,336	15,574	5.78	247,017	16,010	6.48	202,072	13,326	6.59
Second mortgage	83,348	5,433	6.52	78,176	5,060	6.47	74,184	4,642	6.26
Residential real estate	55,598	3,509	6.31	44,368	3,362	7.58	30,264	2,460	8.13
Other	84,575	5,945	7.03	90,234	7,104	7.87	86,505	7,136	8.25
Total loans receivable	2,612,652	154,154	5.90	2,446,754	174,427	7.13	2,273,500	160,876	7.08
Investment securities (3)	433,226	21,707	5.01	481,775	22,514	4.67	595,474	22,032	3.70
Interest-earning deposits with banks	15,967	260	1.63	13,871	673	4.85	14,676	702	4.78
Federal funds sold	15,279	265	1.73	32,966	1,725	5.23	23,938	1,172	4.90
Total interest-earning assets	3,077,124	176,386	5.73	2,975,366	199,339	6.70	2,907,588	184,782	6.36
Non-interest-earning assets:
Cash and due from banks	56,104			68,963			80,241
Bank properties and equipment	48,179			44,014			43,099
Goodwill and intangible assets	149,150			153,957			157,082
Other assets	69,855			72,641			57,321
Total non-interest-earning assets	323,288			339,575			337,743
Total assets	$3,400,412			$3,314,941			$3,245,331

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$874,463	14,355	1.64%	$759,855	22,130	2.91%	$841,288	23,587	2.80%
Savings deposits	395,288	7,632	1.93	455,096	13,214	2.90	365,932	6,687	1.83
Time deposits	1,110,941	43,865	3.95	1,022,172	48,908	4.78	889,192	36,618	4.12
Total interest-bearing deposit accounts	2,380,692	65,852	2.77	2,237,123	84,252	3.77	2,096,412	66,892	3.19
Short-term borrowings:
Federal funds purchased	18,370	421	2.29	2,929	155	5.29	4,277	231	5.40
Repurchase agreements with customers	34,976	478	1.37	44,213	1,961	4.44	45,726	1,985	4.34
Long-term borrowings:
FHLBNY advances (4)	50,582	2,127	4.21	87,306	3,764	4.31	147,017	6,833	4.65
Obligation under capital lease	5,221	381	7.30	5,288	387	7.32	5,356	522	7.31
Junior subordinated debentures	92,871	5,714	6.15	101,330	8,468	8.36	106,894	8,409	7.87
Total borrowings	202,020	9,121	4.51	241,066	14,735	6.11	309,270	17,980	5.81
Total interest-bearing liabilities	2,582,712	74,973	2.90	2,478,189	98,987	3.99	2,405,682	84,872	3.53
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	422,388			453,281			494,488
Other liabilities	30,919			28,095			17,851
Total non-interest-bearing liabilities	453,307			481,376			512,339
Total liabilities	3,036,019			2,959,565			2,918,021
Shareholders’ equity	364,393			355,376			327,310
Total liabilities and shareholders’ equity	$3,400,412			$3,314,941			$3,245,331
Net interest income (5)		$101,413			$100,352			$99,910
Interest rate spread			2.83%			2.71%			2.83%
Net interest margin (6)			3.30%			3.37%			3.44%
Ratio of average interest-earning assets to average interest-bearing liabilities			119.14%			120.06%			120.86%

(1) Average balances include non-accrual loans (see "Non-Performing and Problem Assets").
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 35% marginal federal tax rate for all periods.  The fully taxable equivalent adjustment for the years ended December 31, 2008, 2007 and 2006 was $1.8 million, $1.5 million and $832,000, respectively.

(4) Average balance includes Advances from the FHLBNY and Securities sold under agreements to repurchase – FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

TABLE 2:  RATE-VOLUME VARIANCE ANALYSIS (1)

Years Ended December 31,	2008 vs. 2007			2007 vs. 2006
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable:
Commercial and industrial	$9,045	$(28,243)	$(19,198)	$7,669	$1,910	$9,579
Home equity	1,377	(1,813)	(436)	2,811	(127)	2,684
Second mortgage	334	39	373	257	161	418
Residential real estate	767	(620)	147	1,005	(103)	902
Other	(429)	(730)	(1,159)	222	(254)	(32)
Total loans receivable	11,094	(31,367)	(20,273)	11,964	1,587	13,551
Investment securities	(2,370)	1,563	(807)	(3,438)	3,920	482
Interest-earning deposits with banks	89	(502)	(413)	(35)	6	(29)
Federal funds sold	(650)	(810)	(1,460)	469	84	553
Total interest-earning assets	8,163	(31,116)	(22,953)	8,960	5,597	14,557

Interest expense:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	2,960	(10,735)	(7,775)	(2,021)	564	(1,457)
Savings deposits	(1,575)	(4,007)	(5,582)	1,920	4,607	6,527
Time deposits	3,976	(9,019)	(5,043)	5,934	6,356	12,290
Total interest-bearing deposit accounts	5,361	(23,761)	(18,400)	5,833	11,527	17,360
Short-term borrowings:
Federal funds purchased	399	(133)	266	(71)	(5)	(76)
Repurchase agreements with customers	(344)	(1,139)	(1,483)	(54)	30	(24)
Long-term borrowings:
FHLBNY advances (2)	(1,551)	(86)	(1,637)	(2,601)	(468)	(3,069)
Obligation under capital lease	(5)	(1)	(6)	(123)	(12)	(135)
Junior subordinated debentures	(661)	(2,093)	(2,754)	(330)	389	59
Total borrowings	(2,162)	(3,452)	(5,614)	(3,179)	(66)	(3,245)
Total interest-bearing liabilities	3,199	(27,213)	(24,014)	2,654	11,461	14,115
Net change in net interest income	$4,964	$(3,903)	$1,061	$6,306	$(5,864)	$442

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
(2) Amounts include Advances from the FHLBNY and Securities sold under agreements to repurchase – FHLBNY.

 Interest expense decreased $24.0 million, or 24.3%, for 2008 as the cost of average interest-bearing deposits declined 100 bps, which resulted in a decrease in interest expense of $ $23.8 million.  This decrease was offset by an increase in interest expense of $5.4 million as average interest-bearing deposits grew $143.6 million, or 6.4%, over the prior year. In addition, the cost of junior subordinated debentures and customer repurchase agreements decreased 221 bps and 307 bps, respectively, which resulted in a combined decrease in interest expense of $3.2 million. The Company expects market competition for deposits will remain intense through 2009.

The Company will continue to rely primarily on deposit growth supplemented with wholesale funding sources to support its loan funding during 2009. This will place continued pressure on the net interest margin due to the continued intense market competitiveness for deposits in the expected declining interest rate environment.

Net interest income (on a tax-equivalent basis) increased $442,000, or 0.4%, to $100.4 million for 2007 compared to $99.9 million for 2006.  Interest income (on a tax-equivalent basis) increased $14.6 million from 2006 to $199.3 million for 2007 while interest expense increased $14.1 million from 2006 to $99.0 million for 2007.

Interest income (on a tax-equivalent basis) increased $14.6 million for 2007 as average loans receivable grew $173.3 million, or 7.6%, offset by a decrease in average investment securities of $113.7 million, or 19.1%. The increase in average loans receivable was primarily funded by an increase in deposits, as well as by calls or maturities of lower yielding investment securities. The rates earned on average loan receivables and average investment securities increased 5 bps and 97 bps, respectively, which increased interest income $1.6 million and $3.9 million, respectively, during 2007.

Interest expense increased $14.1 million for 2007 as average interest-bearing deposits increased $140.7 million, or 6.7%, offset by a reduction in average FHLBNY advances of $59.7 million, or 40.6%.  The cost of average interest-bearing deposits increased 58 bps. The relatively flat yield curve in 2007 and continued intense market competition for retail deposits caused an increase in funding costs despite the decrease in interest rates in late 2007. Average non-interest bearing demand deposits decreased by $41.2 million, or 8.3%, over 2006.

Provision for Loan Losses. The Company recorded a provision for loan losses of $20.0 million during 2008, as compared to $8.4 million during 2007 and $3.8 million during 2006. The Company’s loans receivable grew $229.9 million, or 9.2%, to $2.74 billion at December 31, 2008 as compared to $2.51 billion and $2.37 billion at December 31, 2007 and 2006, respectively. The ratio of allowance for loan losses to loans receivable was 1.36% at December 31, 2008 compared to 1.08% at December 31, 2007 and 2006. Net charge-offs were $9.7 million, or 0.37% of average loans outstanding for the year ended December 31, 2008 as compared to $7.1 million, or 0.29% of average loans outstanding, and $1.9 million, or 0.08% of average loans outstanding, at December 31, 2007 and 2006, respectively. The increase in 2008 net charge-offs was primarily due to a $1.2 million charge-off on the participation interest in a residential development loan, $2.2 million in write-downs of commercial loans that were previously classified as non-performing at the end of 2007 and $690,000 in two home equity loans which were junior positions behind substantial first mortgages on properties with diminished equity.   The increase in 2007 net charge-offs was primarily due to the deterioration of several commercial and small business loans which had a direct correlation with the increase in the provision for loan losses in 2007.

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

Non-Interest Income. Non-interest income increased $6.3 million, or 24.0%, to $32.3 million for 2008 as compared to $26.2 million and $19.7 million for 2007 and 2006, respectively. The increase for 2008 was primarily related to a net gain recognized on the sale of the Company’s six branch offices located in Delaware of $11.5 million, offset by an OTTI charge on pooled trust preferred securities of $7.5 million. Income earned on investment products provided by a third-party broker-dealer increased $2.1 million over prior year 2007, which was primarily attributable to the internalization of the Company’s investment products sale force, which previously operated under an agreement with the independent third-party broker-dealer.  In addition, gain on commercial derivative products increased $1.0 million as a result of an increase in transaction volume over prior year 2007 and bank owned life insurance (“BOLI”) income increased $590,000 due to the recognition of a higher yield during 2008 resulting from the BOLI restructuring, including the purchase of $5.9 million of additional BOLI investments in the fourth quarter 2007.

Non-interest income increased $6.4 million, or 32.5%, to $26.2 million for 2007 as compared to $19.7 million for 2006. The increase for 2007 was primarily due to an increase of $2.6 million in service charges on deposit accounts resulting from the implementation of select retail banking fee enhancements and a $1.4 million net gain on the sales of branches as part of the Company’s continuing branch optimization program. In addition, the Company generated income through the sale of residential mortgages and SBA loans. The gain on sale of loans increased $562,000, or 49.9%, to $1.7 million for 2007.  Furthermore, BOLI income increased $684,000 primarily due to the conversion during the fourth quarter of approximately $40.4 million of the Company’s existing general account BOLI policies to a new separate account policy. The net conversion cost for this transaction resulted in the recognition of $301,000 in BOLI income and $416,000 in federal income tax expense.

Non-Interest Expense. Non-interest expense increased $3.7 million, or 4.1%, to $92.6 million for 2008 as compared to $89.0 million and $89.4 million for 2007 and 2006, respectively. Salaries and benefits increased $2.2 million primarily due to an increase in sales commissions of $1.5 million and stock compensation expense of $662,000.  The increase in sales commissions was attributable to the internalization of the Company’s investment products sale force as previously discussed above.  Insurance expense increased $924,000 over prior year 2007 primarily as a result of the recognition of a full-year of deposit insurance with the Federal Deposit Insurance Corporation (“FDIC”). The FDIC insurance increased during 2008 as a result of growth in assessable deposits and an increase in assessment rates.  In addition, 2007 included a one-time assessment credit of $526,000 as a result of the Federal Deposit Insurance Reform Act of 2005.

As a result of the Company’s participation in the TLGP, the increase in assessment rates to be applied during 2009 and the recent proposal of a one-time emergency special assessment of 20 bps (and possible additional special assessments of up to 10 bps thereafter) by the FDIC, the Company anticipates a considerable increase in FDIC deposit insurance during 2009.

Non-interest expense decreased $430,000, or 0.5%, to $89.0 million for 2007 as compared to $89.4 million for 2006. Non-interest expense for 2007 includes severance and other related charges of $2.4 million, $185,000 of branch rationalization charges, and a $124,000 prepayment penalty recognized as a result of the early extinguishment of an FHLBNY borrowing. In addition, non-interest expense for 2006 included severance and other related charges of $740,000 and $495,000 in branch rationalization charges.  The $1.9 million decrease was primarily a result of a $956,000 decrease in salaries and employee benefits which was primarily due to the staff reductions that were initiated in the second quarter of 2006 and a decrease in occupancy and equipment expense of $1.1 million. In addition, insurance with the FDIC increased $971,000, net of one-time assessment credit of $526,000, as a result of the Federal Deposit Insurance Reform Act of 2005.

Income Tax Expense. Income taxes decreased $3.8 million to $4.4 million for 2008 from $8.3 million for 2007. The Company’s effective tax rate for 2008 decreased as a result of an increase in tax-exempt income which includes income from BOLI, in relation to taxable income and a reduction in overall net income before income taxes. Income taxes decreased $77,000 to $8.3 million for 2007 from $8.4 million for 2006. The Company’s effective tax rate for 2007 decreased as a result of an increase in tax-exempt income in relation to taxable income along with the implementation of several state tax planning strategies.

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

The major source of the Company's funding is deposits, which management believes will be sufficient to meet the Company’s daily and long-term operating liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans, maturities or calls of investment securities, as well as from a variety of wholesale funding sources including, but not limited to, brokered deposits, federal funds purchased, FHLBNY advances, securities sold under agreements to repurchase, and other secured and unsecured borrowings. Additional liquidity can be obtained from loan sales or participations. In a continued effort to balance deposit growth and net interest margin, especially in the current interest rate environment and highly competitive local deposit pricing, the Company continually evaluates these other funding sources for funding cost efficiencies. The Company has additional secured borrowing capacity with the Federal Reserve Bank of approximately $213 million and the FHLBNY of approximately $68 million, of which $71.5 million and $57.1 million was utilized as of December 31, 2008, respectively. The Company has additional unsecured borrowing capacity through lines of credit with other financial institutions of approximately $117 million.  Management continues to monitor the Company’s liquidity and has taken measures to increase its borrowing capacity by providing additional collateral through the pledging of loans.  As of December 31, 2008, the Company had $159.4 million and $121.2 million in loans and securities, respectively, pledged as collateral on secured borrowings.

The Company's primary uses of funds are the origination of loans, the funding of the Company’s maturing certificates of deposit, deposit withdrawals, the repayment of borrowings and general operating expenses. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2009 total $1.0 billion, or approximately 87.6% of total certificates of deposit. The Company anticipates that it will be able to retain a significant amount of these maturing deposits. The Company continues to operate with a core deposit relationship strategy that values a long-term stable customer relationship. This strategy employs a pricing strategy that rewards customers that establish core accounts and maintain a certain minimum threshold account balance.  The Company will continue to competitively price deposits for growth and retention. As discussed earlier, the competitive market environment for deposits has been and is expected to continue to be intense causing pressure on net interest margin. However, based on market conditions and other liquidity considerations, the Company may also avail itself to the secondary borrowings discussed above.

Net loans receivable grew $219.6 million, or 8.8%, during 2008. The Company anticipates that deposits, cash and cash equivalents on hand, the cash flow from assets, as well as other sources of funds will provide adequate liquidity for the Company’s future operating, investing and financing needs.

Management currently operates under a capital plan for the Company and the Bank that is expected to allow the Company and the Bank to grow capital internally at levels sufficient for achieving its internal growth projections while managing its operating and financial risks. The principal components of the capital plan are to generate additional capital through retained earnings from internal growth, access the capital markets for external sources of capital, such as common equity and capital securities, when necessary or appropriate, redeem existing capital instruments and refinance such instruments at lower rates when conditions permit and maintain sufficient capital for safe and sound operations. As a result of recent market disruptions, the availability of capital, principally to financial services companies, has become significantly restricted. While some companies have been successful in raising additional capital, the cost of the capital has been substantially higher than the prevailing market rates prior to the market volatility. Management cannot predict when or if the markets will return to more favorable conditions.  Given the current market state, the Company continues to assess its plan for contingency capital needs, and when appropriate, the Company’s Board of Directors may consider various capital raising alternatives.

With capital strength and preservation a priority, the Company judiciously repurchased common shares at attractive pricing, but not to the detriment of its sound capital position. In July 2007, the Board of Directors of the Company authorized the initiation of a stock repurchase plan covering up to 5%, or approximately 1,000,000 shares, of the Company’s outstanding common stock. During 2007, the Company repurchased 1,010,523 shares of outstanding common stock, thus completing in late December the initial repurchase plan. In December 2007, the Board authorized a new stock repurchase plan covering up to approximately 5%, or approximately 1,100,000 additional shares, of common stock to be repurchased in the open market or in privately negotiated transactions. During 2008, the Company repurchased 1,096,200 shares of outstanding common stock under the new plan. At December 31, 2008 and 2007, the Company held 2,106,723 and 1,010,523 treasury shares, respectively.  The tangible equity to tangible assets ratio was 6.10% at December 31, 2008. The Company considers 6% as the minimum threshold for this ratio.

In April 2007, the Company called the $20.0 million outstanding capital securities of Sun Capital Trust III contemporaneously with the redemption of the Sun Capital Trust III debentures. At the time of the call the Company recognized a write-down of approximately $541,000 of unamortized debt issuance costs. In addition, in April 2007, the Company issued an additional $10.0 million of new capital securities (Sun Capital Trust VII) which was used in part to redeem the $20.0 million of previously issued capital securities (Sun Capital Trust III).  In July 2007, the Company called the $10.0 million of outstanding capital securities of Sun Capital Trust IV contemporaneously with the redemption of the Sun Capital Trust IV debentures. At the time of the call the Company recognized a write-down of approximately $250,000 of unamortized debt issuance costs. In addition, in July 2007, the Company issued $10.0 million of new capital securities (Sun Capital Trust VIII) which was used to redeem the $10.0 million of previously issued capital securities (Sun Capital Trust IV). In January 2008, the Company called the $5.0 million outstanding capital securities of CBNJ Trust I contemporaneously with the redemption of CBNJ Trust I debentures and there was no impact to the Company’s Consolidated Statement of Income.

The Company is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies.  The Bank is also subject to similar capital requirements adopted by the OCC.  Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets and certain off-balance sheet items as calculated under regulatory accounting practices. It is the Company’s intention to maintain “well-capitalized” risk-based capital levels. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At December 31, 2008, the Company’s and the Bank’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank was “well-capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios in Table 3 have been computed in accordance with regulatory accounting practices. At December 31, 2008, no conditions or events had occurred that changed the Company’s classification as “adequately capitalized” and the Bank’s classification as “well-capitalized.”

TABLE 3:  REGULATORY CAPITAL LEVELS
			For Capital Adequacy		To Be Well-Capitalized Under Prompt Corrective
	Actual		Purposes		Action Provisions (1)
December 31, 2008	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$357,720	11.37%	$254,575	8.00%	N/A
Sun National Bank	340,815	10.84	251,430	8.00	$314,288	10.00%
Tier I Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	319,974	10.17	127,287	4.00	N/A
Sun National Bank	303,069	9.64	125,715	4.00	188,573	6.00
Leverage Ratio:
Sun Bancorp, Inc.	319,974	9.58	133,649	4.00	N/A
Sun National Bank	303,069	9.10	133,258	4.00	166,573	5.00

(1) Not applicable to bank holding companies.

While the capital securities are deconsolidated in accordance with GAAP, they continue to qualify as Tier 1 or core capital of the Company under federal regulatory guidelines. These securities are subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve Board. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2008, the entire $90.0 million in capital securities qualify as Tier 1.

In March 2005, the Federal Reserve amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits. The Federal Reserve’s amended rule, effective March 31, 2009, will limit capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability. The Company does not anticipate that this amended rule will have a material impact on its capital ratios.

In October 2008, the U.S. government began to take actions to intervene in support of the credit markets, including the TARP whose initiative is to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. In addition, it includes the CPP, which provides direct equity investment of preferred stock by the U.S. Treasury in qualified financial institutions.  The CPP is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends.   Although the Company has a strong capital position, it entered into a Letter Agreement and Securities Purchase with the U.S. Treasury on January 9, 2009, pursuant to which the Company sold 89,310 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A and a warrant to purchase 1,543,376 shares of the Company’s common stock for an aggregate purchase price of $89,310,000 in cash.  The Series A Preferred Stock will qualify as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter.  Pursuant to the ARRA, the Company may repay any assistance received under the TARP with the approval of its primary banking regulator. The warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $8.68 per share of the common stock.

The Company believes that recent actions by the U.S. Treasury, the Congress and banking regulators have changed the rules applicable to companies participating in the CPP and such changes have created a competitive disadvantage for the Company.  Accordingly, as permitted by the ARRA, on February 27, 2009, the Company notified the U.S. Treasury that it intended to redeem in full all of its outstanding shares of Series A Preferred Stock, plus all accrued and unpaid dividends, as soon as possible.  The U.S. Treasury has advised the Company that it must consult with the Company’s primary federal banking regulator, the OCC, before it will permit repayment.  The Company has notified the OCC, as well as the Federal Reserve Board, regarding the repayment.  Once the redemption price is paid and the Series Preferred Stock is redeemed, the related preferred stock dividends will cease to accrue and the warrant issued under the CPP will be liquidated if the Company chooses not to redeem the warrant at fair market value. The Company has sufficient funds to complete the redemption payment and will not have to issue any additional common shares or other securities. The Company believes it has sufficient capital and access to capital to operate without the CPP investment.

In October 2008, the FDIC announced its TLGP where the FDIC will temporarily guarantee the payment of certain newly-issued senior unsecured debt of insured depository institutions (“Debt Guarantee Program”) as well as all depositor funds in qualifying non-interest-bearing transaction accounts maintained at participating FDIC insured depository institutions (“Transaction Account Guarantee Program”). Both programs under the TLGP were provided to eligible institutions, including the Company, at no cost through December 5, 2008. Participation in the TLGP subsequent to December 5, 2008 is optional.  In December 2008, the Company elected to participate in both programs offered under the TLPG.

Under the Debt Guarantee Program of the TLGP, qualifying senior unsecured debt newly issued during the period from October 14, 2008 to June 30, 2009, is covered by the FDIC guarantee. The maximum amount of debt that eligible institutions can issue under the guarantee is 125% of the par value of the entity’s qualifying senior unsecured debt, excluding debt to affiliates that was outstanding as of September 30, 2008, and scheduled to mature by June 30, 2009. The FDIC will provide guarantee coverage until the earlier of the eligible debt’s maturity or June 30, 2012. Participants in the Debt Guarantee Program will be assessed an annualized fee of 75 bps for its participation. The Transaction Account Guarantee Program is effective through January 1, 2010 and participants of this program will be assessed an annualized fee of 10 bps for its participation.

During 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the Deposit Insurance Fund (“DIF”). To ensure that the deposit insurance system remains sound and in an effort to restore the reserve ratio of the DIF to at least 1.15 percent of estimated insured deposits as required under the FDIC’s Restoration Plan, the FDIC voted on December 16, 2008 to increase initial base assessment rates uniformly by 7 bps (7 cents for every $100 of deposits), beginning with the first quarter of 2009. On February 27, 2009, the FDIC adopted a final rule to modify the risk-based assessment system and to reset initial base assessment rates. Effective April 1, 2009, initial base assessment rates will range from 12 bps to 45 bps across all risk categories with possible adjustments to these rates based on certain debt-related components.  The FDIC also extended the period of the Restoration Plan from five years to seven years.  Furthermore, the FDIC adopted an interim rule imposing an emergency 20 basis point special assessment based, in addition to the risk-based assessment, on assessable deposits as of June 30, 2008, which will be collected on September 30, 2009.

In the fourth quarter of 2008, the Company completed the sale of its entire six-branch Delaware retail network to Wilmington Savings Fund Society, FSB (“WSFS”).  The transaction with WSFS included a 12% premium on the sale of all the retail deposits, or approximately $95 million in deposits. No loans were sold in connection with this transaction and the Company supplemented its funding with brokered deposits.  The Company’s and Bank’s capital has increased as a result of the recognition of the sale premium.

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

Table 4 provides the maturity and re-pricing characteristics of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2008.  All amounts are categorized by their actual maturity or re-pricing date with the exception of interest-bearing demand deposits and savings deposits.  As a result of prior experience during periods of rate volatility and management's estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits into categories noted below, based on the estimated duration of those deposits.

TABLE 4:  INTEREST RATE SENSITIVITY SCHEDULE

December 31, 2008	Maturity/Re-pricing Time Periods
	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
Interest-earning assets:
Interest-earning deposits with banks	$26,784	$-	$-	$-	$26,784
Federal funds sold	412	-	-	-	412
Loans receivable	1,476,684	394,291	723,210	103,407	2,697,592
Investment securities	101,165	117,596	108,863	147,075	474,699
Total interest-earning assets	1,605,045	511,887	832,073	250,482	3,199,487
Interest-bearing liabilities:
Interest-bearing demand deposits	319,723	260,581	250,824	172,389	1,003,517
Savings deposits	30,718	92,045	128,175	50,340	301,278
Time certificates	301,146	745,260	145,871	1,800	1,194,077
Federal funds purchased	71,500	-	-	-	71,500
FHLBNY advances	25,985	881	14,259	956	42,081
Securities sold under agreements to repurchase - FHLBNY	-	-	15,000	-	15,000
Securities sold under agreements to repurchase - customer	20,327	-	-	-	20,327
Junior subordinated debentures	51,548	-	41,238	-	92,786
Obligation under capital lease	18	56	566	4,549	5,189
Total interest-bearing liabilities	820,965	1,098,823	595,933	230,034	2,745,755
Periodic gap	$784,080	$(586,936)	$236,140	$20,448	$453,732
Cumulative gap	$784,080	$197,144	$433,284	$453,732
Cumulative gap as a % of total assets	21.65%	5.44%	11.96%	12.53%

At December 31, 2008, the Company had an asset sensitive position with respect to its exposure to interest rate risk maturing or re-pricing within one year. The total gap re-pricing within one year as of December 31, 2008 was positive $197.1 million, representing a positive one-year gap ratio of 5.44% as compared to a negative gap of $55.5 million at December 31, 2007, representing a negative one-year gap ratio of 1.66%. The primary reason for the change was a significant increase in floating rate loans, particularly commercial and home equity lines, and depositor preferences for slightly longer term certificates of deposit. Management anticipates mitigating the interest rate risk inherent in an asset sensitive position through the implementation of interest rate floors on new and renewable variable rate loans and shift toward fixed and adjustable rate loans with longer reset periods.

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

Net interest income simulation analysis at December 31, 2008, shows a position that is relatively neutral to interest rates with a negative bias as rates decline. The net income simulation results are impacted by expected strong deposit pricing competition which may limit deposit pricing flexibility in both increasing and decreasing rate environments as well as a movement toward more floating or short term adjustable loans.  The floating rate loans are indexed to both Prime Rate and the London Interbank Offered Rate (“LIBOR”).  To the extent that these rates do not move by the same amount, added basis risk will impact margin.

Actual results may differ from the simulated results due to such factors as the timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies and differences in actual versus forecasted balance sheet composition and activity. Table 5 provides the Company’s estimated earnings sensitivity profile versus the most likely rate forecast as of December 31, 2008. The Company’s sensitivity profile is generally consistent with the asset sensitive position noted in the Interest Rate Sensitivity Schedule. The Company anticipates that strong deposit pricing competition will continue to limit deposit pricing flexibility in an increasing and particularly in a decreasing rate environment.

TABLE 5:  SENSITIVITY PROFILE

Change in Interest Rates	Percentage Change in Net Interest Income
(Basis Points)	Year 1
+200	+0.8%
+100	+0.8%
-100	-1.6%
-200	-0.4%

Derivative Financial Instruments. The Company utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. In general, the derivative transactions fall into one of two types: a bank hedge of a specific fixed-rate loan or a hedged derivative offering to a Bank customer. In those transactions in which the Company hedges a specific fixed-rate loan, the derivative is executed for periods and terms that match the related underlying exposures and do not constitute positions independent of these exposures. For derivatives offered to Bank customers, the economic risk of the customer transaction is offset by a mirror position with a non-affiliated third party.  In accordance with SFAS No. 133, all derivatives are recognized as either other assets or other liabilities on the Consolidated Statements of Financial Condition at fair value.

Fair Value Hedges - Interest Rate Swaps. The Company has entered into interest rate swap arrangements to exchange the payments on fixed-rate commercial loan receivables for variable-rate payments based on the one-month LIBOR. The interest rate swaps involve no exchange of principal either at inception or maturity and have maturities and call options identical to the fixed-rate loan agreements. The arrangements have been designated as fair value hedges. The swaps are carried at their fair value and the carrying amount of the commercial loans includes the change in their fair values since the inception of the hedge. Because the hedging arrangement is considered highly effective, the Company expects no earnings impact based on changes to the underlying benchmark interest rates considered in the valuation of these instruments; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by SFAS No. 157.

 Customer Derivatives. The Company enters into interest rate swaps in order to provide commercial loan customers the ability to swap from variable to fixed interest rates. Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to a swap agreement. This swap agreement effectively swaps the customer’s variable-rate loan into a fixed-rate loan. In addition, the Company has recently entered into an interest rate cap sale transaction with one commercial customer. The Company then enters into a corresponding swap agreement or interest rate cap purchase transaction with a third-party in order to offset its exposure on the variable and fixed components of the customer agreement.  As the interest rate swaps and cap with the customers and third-parties are not designated as hedges under SFAS No. 133, the instruments are marked to market in earnings. As the interest rate swaps and caps are structured to offset each other, the Company expects no earnings impact based on changes to the underlying benchmark interest rates considered in the valuation of these instruments; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by SFAS No. 157.

Financial derivatives involve, to varying degrees, interest rate, market and credit risk. For interest rate swaps, only periodic cash payments are exchanged. Therefore, cash requirements and exposure to credit risk are significantly less than the notional amount.

Disclosures about Contractual Obligations and Commercial Commitments. Purchase obligations include significant contractual cash obligations. Table 6 provides the Company’s contractual cash obligations at December 31, 2008. Included in Table 6 are the minimum contractual obligations under legally enforceable contracts with contract terms that are both fixed and determinable. The majority of these amounts are primarily for services, including core processing systems and telecommunications maintenance.

TABLE 6:  CONTRACTUAL CASH OBLIGATIONS

December 31, 2008		Payments Due by Period
	Total	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Time deposits (1)	$1,194,077	$1,046,406	$66,396	$79,475	$1,800
Long-term debt	281,494	32,993	23,705	26,649	198,147
Leases	47,681	4,556	8,733	7,173	27,219
Purchase obligations (off-balance sheet)	15,786	8,452	7,071	173	-
Total contractual cash obligations	$1,539,038	$1,092,407	$105,905	$113,470	$227,166
(1) Amount represents the book value of time deposits, including brokered time deposits.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company takes various forms of collateral, such as real estate assets and customer business assets to secure the commitment. Additionally, all letters of credit are supported by indemnification agreements executed by the customer. The maximum undiscounted exposure related to these commitments at December 31, 2008 was $67.6 million, and the portion of the exposure not covered by collateral was approximately $1.2 million. We believe that the utilization rate of these letters of credit will continue to be substantially less than the amount of these commitments, as has been our experience to date.

The Company maintains a reserve for unfunded loan commitments and letters of credit, which is reported in other liabilities in the Consolidated Statements of Financial Condition, consistent with Statement of Position  (“SOP”) No. 01-6, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others.  As of the balance sheet date, the Company records estimated losses inherent with unfunded loan commitments in accordance with SFAS No. 5, Accounting for Contingencies, and estimated future obligations under letters of credit in accordance with FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements.  The reserve for unfunded loan commitments and letters of credit as of December 31, 2008 and 2007 was $437,000 and $360,000, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

In October 2007, Visa Inc. (“Visa”) announced that it had completed a restructuring in preparation of its initial public offering (“IPO”) planned for the first quarter 2008. At the time of the announcement, the Company was a member of the Visa USA network.  As part of Visa’s restructuring, the Company received 13,325 shares of restricted Class USA stock in Visa in exchange for the Company’s membership interests.  The Company did not recognize a gain or loss upon receipt of Class USA shares in October 2007.  In November 2007, Visa announced that it had reached an agreement with American Express, related to its claim that Visa and its member banks had illegally blocked American Express from the bank-issued card business in the U.S. The Company was not a named defendant in the lawsuit and, therefore, was not directly liable for any amount of the settlement. However, in accordance with Visa’s by-laws, the Company and other Visa U.S.A., Inc. (a wholly-owned subsidiary of Visa) members were obligated to indemnify Visa for certain losses, including the settlement of the American Express matter. The Company's indemnification obligation is limited to its proportionate interest in Visa U.S.A., Inc. The Company determined that its potential indemnification obligations based on its proportionate share of ownership in Visa USA was not material at December 31, 2008.

In March 2008, Visa completed its IPO resulting in the conversion of the Company’s Class USA shares to 12,508 shares of Class B common stock in Visa.  Concurrently, Visa exercised its option to mandatorily redeem 4,836 shares of the Company’s Class B common stock in exchange for cash, which resulted in the Company recognizing a $207,000 gain to other non-interest income. As a result of the IPO and mandatory redemption of Class B shares, Visa deposited $3.0 billion into an escrow account to be used to satisfy settlement obligations with respect to prior litigation and to make payments with respect to the future resolution of covered litigation. In October 2008, Visa announced that it had reached an agreement with Discover and that the lawsuit would be settled, in part, from the escrow account previously established.

In December 2008, Visa deposited an additional $1.1 billion into the escrow account. Visa funded the additional amount into the escrow account by reducing each Class B shareholder's conversion ratio to Visa Class A shares from 0.7143 to 0.6296. Other litigation covered by the Company's indemnification of Visa, which is expected to be settled from the escrow account previously established, remain unresolved as of December 31, 2008. As of December 31, 2008, management believes that the Company's indemnification of Visa, related to the costs of the remaining lawsuits, will be sufficiently funded from the escrow account. The Company has 7,672 Class B shares remaining, with a zero cost basis, that are restricted for a period of three years after the IPO or upon settlement of litigation claims, whichever is later.  The Company has not recognized a gain or loss on the remaining Class B shares in Visa.

Table 7 provides the Company’s contractual commitments (see Note 18 of the Notes to Consolidated Financial Statements for additional information) at December 31, 2008.

TABLE 7:  CONTRACTUAL COMMITMENTS
December 31, 2008		Amount of Commitment Expiration Per Period
	Unfunded Commitments	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Lines of credit	$593,211	$317,423	$26,575	$3,038	$246,175
Commercial standby letters of credit	67,581	66,591	990	-	-
Construction funding	121,015	71,188	49,827	-	-
Other commitments	96,851	96,851	-	-	-
Total contractual commitments	$878,658	$552,053	$77,392	$3,038	$246,175

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

FINANCIAL CONDITION

The Company’s assets were $3.62 billion at December 31, 2008 compared to $3.34 billion at December 31, 2007. Loans receivable increased 9.2% to $2.74 billion at December 31, 2008 as compared to December 31, 2007. The investment portfolio declined $8.1 million, or 1.7%, to $453.6 million at December 31, 2008. Deposits increased 7.3% to $2.90 billion at December 31, 2008 as compared to December 31, 2007. Excluding federal funds purchased and junior subordinated debentures, borrowings decreased $41.6 million, or 33.5%, to $82.6 million at December 31, 2008. Federal funds purchased increased $41.5 million to $71.5 million at December 31, 2008.

Loans. Loans receivable increased $229.9 million, or 9.2%, to $2.74 billion at December 31, 2008 from $2.51 billion at December 31, 2007. The overall increase was primarily due to increases in commercial and industrial loans of $209.5 million, or 10.3%, residential real estate of $17.7 million, or 35.6%, and home equity loans of $9.4 million, or 3.5%. Organic loan growth, adjusted for approximately $114.0 million in prepayments, was approximately 13.7%.  The Company continues to see competition for loans across all products and markets. The intense competitive pressure seen in 2007 and 2008 was diminished somewhat by the forced merger or bankruptcy of several key capital markets participants. However, competition from local financial institutions remains intense.  Despite the competitiveness of loan pricing and terms and conditions, the Company has not compromised its underwriting credit standards.

The trend of the Company’s lending continues to reflect the diversification of the commercial loan portfolio. As the Company’s marketplace has expanded within the State of New Jersey, likewise, our commercial lending activities have grown, especially in the central and northern parts of the state. The deepening economic recession which has spread throughout all aspects of the national and regional economy has created increased stress in our loan portfolios from the standpoint of credit quality and is having an adverse effect on the Company’s financial condition and results of operations. At December 31, 2008 and 2007, the Company did not have more than 10% of its total loans outstanding concentrated in any one industry category including, but not limited to, the hospitality, entertainment and leisure industries and general office space.  The loan categories are based upon borrowers engaged in similar activities who would be similarly impacted by economic or other conditions.

Table 8 provides selected data relating to the composition of the Company’s loan portfolio by type of loan and type of collateral at December 31, 2008, 2007, 2006, 2005, and 2004.

TABLE 8:  SUMMARY OF LOAN PORTFOLIO

December 31,	2008		2007		2006		2005		2004
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Type of Loan:
Commercial and industrial	$2,234,202	82.67%	$2,024,728	81.55%	$1,925,103	82.28%	$1,732,202	85.42%	$1,603,868	86.80%
Home equity	274,360	10.15	264,965	10.67	232,321	9.93	155,561	7.67	122,735	6.64
Second mortgage	84,388	3.12	81,063	3.27	77,337	3.31	53,881	2.66	50,541	2.74
Residential real estate	67,473	2.50	49,750	2.00	38,418	1.64	30,162	1.49	26,117	1.41
Other	79,402	2.94	89,413	3.60	92,063	3.94	78,410	3.87	66,497	3.60
Less: Loan loss allowance	(37,309)	(1.38)	(27,002)	(1.09)	(25,658)	(1.10)	(22,463)	(1.11)	(22,037)	(1.19)
Net loans receivable	$2,702,516	100.00%	$2,482,917	100.00%	$2,339,584	100.00%	$2,027,753	100.00%	$1,847,721	100.00%

Type of Collateral:
Residential real estate:
1-4 family	$494,828	18.31%	$480,927	19.37%	$423,762	18.11%	$308,792	15.23%	$256,095	13.86%
Other	24,692	0.91	20,986	0.85	21,580	0.92	17,419	0.86	17,867	0.97
Commercial real estate	1,713,249	63.39	1,530,705	61.65	1,433,441	61.27	1,232,472	60.78	1,167,190	63.17
Commercial business loans	434,097	16.06	398,993	16.07	412,806	17.65	418,408	20.63	358,387	19.40
Consumer	56,312	2.08	58,681	2.36	54,127	2.31	38,492	1.90	36,831	1.99
Other	16,647	0.62	19,627	0.79	19,526	0.84	34,633	1.71	33,388	1.80
Less: Loan loss allowance	(37,309)	(1.38)	(27,002)	(1.09)	(25,658)	(1.10)	(22,463)	(1.11)	(22,037)	(1.19)
Net loans receivable	$2,702,516	100.00%	$2,482,917	100.00%	$2,339,584	100.00%	$2,027,753	100.00%	$1,847,721	100.00%

Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the accommodation.  Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property. Loans secured by owner occupied properties are dependent upon the successful operation of the borrower’s business.  If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired.  Loans secured by properties where repayment is dependent upon payment of rent by third party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit.  At December 31, 2008, the Company’s commercial real estate portfolio was $1.71 billion of which $771.9 million, or 45.1%, were classified as owner occupied and $941.4 million, or 54.9%, were classified as non-owner occupied.

The following tables provide a breakdown of commercial real estate loan balances by ownership type as well as by industry at December 31, 2008.

Table 9: NON-OWNER OCCUPIED COMMERCIAL REAL ESTATE

December 31, 2008	Amount
Office	$176,993
Construction	166,690
Hotels – Corridor	160,800
Retail	138,324
Transportation and warehousing	86,478
Hotels – Shore	75,324
Raw land	33,416
Light manufacturing	27,481
Improved land	17,202
Apartment building	11,973
Other	46,716
Total	$941,397

Table 10: OWNER OCCUPIED COMMERCIAL REAL ESTATE

December 31, 2008	Amount
Restaurants	$78,512
Wholesale trade	69,377
Contractors	58,076
Health services	52,671
Retail	51,822
Golf courses	48,806
Automotive retail	46,605
Manufacturing	44,340
Mining	31,835
Education and day care services	29,737
Membership organizations	19,500
Transportation and warehousing	15,526
Professional services	14,300
Amusement and recreation	13,584
Marina	12,283
Funeral services	9,109
Other	175,769
Total	$771,852

The Company also originates residential construction loans. These are short-term loans generally for building 1-to-4 family residential properties and are secured by parcels of land on which the properties are to be constructed as well as any properties in the process of being constructed.  Upon completion of construction, these loans are typically replaced with some form of permanent financing. The significant decline in activity in the residential construction market has impacted the Company’s residential construction loan business. In the course of the periodic credit review process, a number of the Company’s residential construction borrowers received higher risk ratings and were assigned classified loan status due to highly diminished activity and strained liquidity and cash flow.  At the present time, new residential lending opportunities are greatly limited. At December 31, 2008, there were 87 residential construction loans with outstanding loan balances of $62.4 million, of which 6 of these loans approximating $7.8 million are currently classified as non-performing.

Declining residential real estate values have given rise to increased monitoring of the Company’s home equity portfolio. While this portfolio had been performing satisfactorily during the first half of 2008, the Company has experienced an increase in delinquencies during the second half of the year, which is expected to continue through 2009. Historically, this portfolio has performed very well as the Company has offered these products at conservative advance rates such as maximum 80% combined loan-to-value ratio for primary residences and 75% on second homes and investment property.  At December 31, 2008, the Company’s home equity portfolio was $274.4 million, or 10.0% of total outstanding loans.

Another segment experiencing weakness in the current credit environment is the small business sector.  The Company has experienced an increasing trend of charge-offs over the past several years with its unsecured, credit scored small business products.   Products of this type , which include overdraft protection on small business checking accounts up to $2,500 or ten month term loans up to $50,000, are still be offered on a very limited basis.  The Company has continued to tighten underwriting standards on these products by increasing the minimum qualifying credit score requirements and by requiring complete financial information from borrowers and guarantors. The Company continues to aggressively manage this portfolio down.  As of December 31, 2008, the Company had $23.6 million of these small business loans outstanding.

Table 11 provides the estimated maturity of the Company's loan portfolio at December 31, 2008. The table does not include potential prepayments or scheduled principal payments. Adjustable-rate mortgage loans are shown based on contractual maturities.

TABLE 11: ESTIMATED MATURITY OF LOAN PORTFOLIO

December 31, 2008	Due Within 1 Year	Due After 1 Through 5 Years	Due After 5 Years	Allowance for Loan Loss	Total
Commercial and industrial	$592,238	$718,781	$923,183	$(33,342)	$2,200,860
Home equity	2,886	980	270,494	(2,196)	272,164
Second mortgage	1,263	10,376	72,749	(542)	83,846
Residential real estate	6,139	303	61,031	(375)	67,098
Other	23,631	7,059	48,712	(854)	78,548
Total	$626,157	$737,499	$1,376,169	$(37,309)	$2,702,516

Table 12 provides the dollar amount of all loans due after December 31, 2009, which have pre-determined interest rates and which have floating or adjustable interest rates.

TABLE 12: LOANS GREATER THAN 12 MONTHS
December 31, 2008	Fixed-Rates	Floating or Adjustable Rates	Total
Commercial and industrial	$573,649	$1,068,315	$1,641,964
Home equity	36,121	235,353	271,474
Second mortgage	75,962	7,163	83,125
Residential real estate	46,025	15,309	61,334
Other	53,503	2,268	55,771
Total	$785,260	$1,328,408	$2,113,668

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

Non-Performing Assets. Total non-performing assets increased $19.1 million from $29.6 million at December 31, 2007 to $48.8 million at December 31, 2008. The increase in non-performing assets from 2007 to 2008 was primarily a result of an increase in non-accrual loans of $15.4 million and an increase in loans past due 90 days or more and accruing of $3.2 million. The increase in non-accrual loans was primarily the result of three unrelated commercial relationships whose credits totaled $17.5 million at December 31, 2008 in addition to one residential loan for $1.3 million. The Company believes that the loans are well secured and in process of collection. Interest income that would have been recorded on non-accrual loans as of December 31, 2008, under the original terms of such loans, would have totaled approximately $2.6 million for 2008. The increase in loans past due 90 days or more and accruing was primarily due to five commercial loans totaling $3.2 million as of December 31, 2008. Management of the Company believes that all loans that are past due and accruing interest are adequately secured and in the process of collection. The ratio of non-performing assets to net loans increased to 1.81% at December 31, 2008 compared to 1.19% at December 31, 2007.

Table 13 provides a summary of non-performing assets at December 31, 2008, 2007, 2006, 2005, and 2004.

TABLE 13:  SUMMARY OF NON-PERFORMING ASSETS

December 31,	2008	2007	2006	2005	2004
Non-performing loans:
Loans accounted for on a non-accrual basis:
Commercial and industrial	$37,528	$23,965	$12,453	$8,823	$12,263
Home equity	1,682	1,322	1,170	220	208
Second mortgage	130	73	109	106	-
Residential real estate	2,225	574	273	669	848
Other	668	919	317	139	138
Total non-accruing loans	42,233	26,853	14,322	9,957	13,457
Accruing loans that are contractually past due 90 days or more:
Commercial and industrial	4,014	855	250	85	292
Home equity	286	-	12	-	-
Second mortgage	-	-	-	-	-
Residential real estate	162	330	-	53	373
Other	125	158	36	30	221
Total loans 90-days past due	4,587	1,343	298	168	886
Total non-performing loans	46,820	28,196	14,620	10,125	14,343
Real estate owned	1,962	1,449	600	1,449	2,911
Total non-performing assets	$48,782	$29,645	$15,220	$11,574	$17,254

Total non-performing loans to net loans receivable	1.73%	1.14%	0.62%	0.50%	0.78%
Total non-performing loans to total assets	1.29%	0.84%	0.44%	0.33%	0.47%
Total non-performing assets to net loans receivable	1.81%	1.19%	0.65%	0.57%	0.93%
Total non-performing assets to total assets	1.35%	0.89%	0.46%	0.37%	0.57%
Total allowance for loan losses to total non-performing loans	79.69%	95.77%	175.50%	221.86%	153.64%

Non-accruing commercial and industrial loans of $37.5 million at of December 31, 2008 consisted of the following: $13.2 million to contractors, $8.4 million to retailers, $5.4 million to mining, $3.2 million to service providers, $2.3 million to manufacturers and $5.0 million to various industries.  Commercial and industrial loans past due 90 days or more and accruing of $4.0 million at December 31, 2008 consisted of the following: $2.1 million to service providers, $1.1 million to contractors, $341,000 to restaurants and $422,000 to various industries.

Potential Problem Loans. At December 31, 2008, there were 10 commercial loan relationships aggregating $77.4 million for which information exists as to the ability of the borrowers to comply with present loan repayment terms and have therefore, caused management to place them on its internally monitored loan list. The classification of these loans, however, does not imply that management expects losses, but that it believes a higher level of scrutiny is prudent under the circumstances. These loans were not classified as non-accrual and were not considered non-performing. Depending upon the state of the economy, future events, and their impact on these borrowers, these loans and others not currently so identified could be classified as non-performing assets in the future. At December 31, 2008, these loans were current and well collateralized.

Real Estate Owned. Real estate acquired by the Company as a result of foreclosure or in lieu of deed and bank property that is not in use is classified as real estate owned until such time as it is sold. The property acquired through foreclosure or in lieu of deed is carried at the lower of the related loan balance or fair value of the property based on an appraisal less estimated cost to dispose.  Losses arising from foreclosure are charged against the allowance for loan losses.  Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and any subsequent gains or losses are included in the Company’s results of operations. Table 14 provides a summary of real estate owned at December 31, 2008 and 2007.

TABLE 14: SUMMARY OF REAL ESTATE OWNED

December 31,	2008	2007
Commercial properties	$139	$300
Residential properties	848	865
Bank properties	975	284
Total	$1,962	$1,449

Table 15 provides a summary of real estate owned activity for the year ended December 31, 2008.

TABLE 15: SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Commercial Properties	Residential Properties	Bank Properties	Total
Beginning balance, December 31, 2007	$300	$865	$284	$1,449
Transfers into real estate owned	1,776	248	1,110	3,134
Sale of real estate owned	(1,937)	(265)	(419)	(2,621)
Ending balance, December 31, 2008	$139	$848	$975	$1,962

Real estate owned increased $513,000 to $2.0 million at December 31, 2008 as compared to December 31, 2007. During 2008, the Company added five properties to the real estate owned portfolio, which included two commercial properties and one residential property acquired through foreclosure or through deed in lieu of foreclosure at a total cost of $2.0 million and two branch properties as a result of the Company’s ongoing branch optimization strategy at a total cost of $1.1 million. The Company also sold five properties during 2008, including two commercial properties, two residential properties and one branch property and recognized a net gain of $727,000 which is included in non-interest expense in the Consolidated Statement of Income. Table 16 provides an analysis of the activity in real estate owned for the years ended December 31, 2008 and 2007.

TABLE 16: ANALYSIS OF REAL ESTATE OWNED

December 31,	2008	2007
Balance, beginning of year	$1,449	$600
Transfers from loans	2,024	565
Transfers from bank property	1,110	284
Sales	(2,621)	-
Balance, end of year	$1,962	$1,449

See Note 9 of the Notes to Consolidated Financial Statements for additional information on real estate owned.

Allowances for Losses on Loans. The Company’s allowance for losses on loans was $37.3 million, or 1.36% of loans receivable at December 31, 2008 compared to $27.0 million, or 1.08% of loans receivable, at December 31, 2007. The provision for loan losses was $20.0 million for 2008, $8.4 million for 2007 and $3.8 million for 2006. The increase in provision for loan losses during 2008 had a direct correlation to the increase in net charges-offs and the Company’s continued aggressive stance on downgrades and non-accruals. Net charge-offs were $9.7 million for 2008 as compared to $7.1 million and $1.9 million for 2007 and 2006, respectively. The increase in 2008 net charge-offs was primarily due to a $1.2 million charge-off on the participation interest in a residential development loan, $2.2 million in write-downs of commercial loans that were previously classified as non-performing at the end of 2007 and $690,000 in two home equity loans which were junior positions behind substantial first mortgages on properties with diminished equity. The increase in 2008 net charge-offs resulted in an increase in net charge-offs to average outstanding loans to 0.37% for 2008 as compared to 0.29% for 2007 and 0.08% for 2006.  Non-performing loans also increased $18.6 million to $46.8 million in 2008 as compared to $28.2 million at December 31, 2007. In 2007, the Company began to experience the effects of the emerging economic downturn on various aspects of the housing market, especially residential construction.  In the second half of 2008, the Company experienced a rapid decline in revenue generation across the entire lending client base, regardless of industry.  Economic stress is now pervasive across both the commercial and consumer portfolios as evidenced by weaker operating results and depressed collateral values.

The Company has continued to maintain adequate provision levels and reserve coverage as the ratio of allowance for loan losses to gross loans outstanding was 1.36% at December 31, 2008 as compared to 1.08% at December 31, 2007.  Provision for loan losses as a percentage of average loans outstanding was 0.77% for 2008.

Table 17 provides information with respect to changes in the Company's allowance for loan losses for the years ended December 31, 2008, 2007, 2006, 2005, and 2004.

TABLE 17: ALLOWANCE FOR LOAN LOSSES

Years Ended December 31,	2008	2007	2006	2005	2004
Allowance for loan losses, beginning of year	$27,002	$25,658	$22,463	$22,037	$17,614
Charge-offs:
Commercial and industrial	(6,520)	(5,044)	(1,838)	(1,928)	(796)
Construction mortgage	(286)	-	(22)	(27)	-
Residential real estate	(60)	-	-	-	(84)
Other	(3,862)	(2,674)	(653)	(686)	(502)
Total charge-offs	(10,728)	(7,718)	(2,513)	(2,641)	(1,382)
Recoveries:
Commercial and industrial	619	274	377	561	641
Construction mortgage	5	2	-	84	-
Residential real estate	-	-	-	8	-
Other	411	383	265	104	152
Total recoveries	1,035	659	642	757	793
Net charge-offs	(9,693)	(7,059)	(1,871)	(1,884)	(589)
Purchased allowance resulting from bank acquisition	-	-	1,259	-	2,937
Provision for loan losses	20,000	8,403	3,807	2,310	2,075
Allowance for loan losses, end of year	$37,309	$27,002	$25,658	$22,463	$22,037

Net loans charged-off as a percent of average loans outstanding	0.37%	0.29%	0.08%	0.10%	0.04%
Allowance for loan losses as a percent of total gross loans outstanding	1.36%	1.08%	1.08%	1.10%	1.18%

Table 18 provides the allocation of the Company's allowance for loan losses by loan category and the percent of loans in each category to loans receivable at December 31, 2008, 2007, 2006, 2005, and 2004. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category since the allowance for loan losses is a valuation reserve applicable to the entire loan portfolio.

TABLE 18:  ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

December 31,	2008		2007		2006		2005		2004
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Allowance for loan losses:
Commercial and industrial	$33,342	89.37%	$23,170	85.81%	$22,384	87.24%	$19,890	88.54%	$19,990	90.71%
Residential real estate	375	1.00	290	1.07	174	0.68	258	1.15	191	0.87
Home equity (1)	2,738	7.34	2,175	8.06	1,937	7.55	1,006	4.48	739	3.35
Other	854	2.29	1,367	5.06	1,163	4.53	1,309	5.83	1,117	5.07
Total allowance for loan losses	$37,309	100.00%	$27,002	100.00%	$25,658	100.00%	$22,463	100.00%	$22,037	100.00%
(1) Amount includes both home equity and second mortgages.

See Note 6 of the Notes to Consolidated Financial Statements for additional information on the allowance for loan losses.

Investment Securities  Investment securities available for sale and held to maturity decreased $7.5 million, or 1.7%, from $444.8 million at December 31, 2007 to $437.3 million at December 31, 2008. During 2008, the Company’s portfolio holdings declined modestly as some of the maturing securities were reinvested into its higher yielding loan portfolio, with most being redeployed into investments primarily for collateral purposes.  In addition, the Company realized OTTI charges on two pooled trust preferred securities, totaling $7.5 million and had a significant increase in the unrealized market value loss position due primarily to the turbulent market conditions in second half of 2008. The estimated average life of the investment portfolio at December 31, 2008 was 7.1 years with an estimated modified duration of 4.9. The reinvestment strategy for 2009 is expected to maintain the average life and duration at approximately the same levels as December 31, 2008.

The Company’s investment policy is established by senior management and approved by the Board of Directors. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that optimizes interest income within acceptable limits of risk and liquidity.

Table 19 provides the estimated fair value and amortized cost of the Company's portfolio of investment securities at December 31, 2008, 2007, and 2006.  For all debt securities classified as available for sale, the carrying value is the estimated fair value.

TABLE 19: SUMMARY OF INVESTMENT SECURITIES

December 31,	2008			2007			2006
		Net			Net			Net
		Unrealized	Estimated		Unrealized	Estimated		Unrealized	Estimated
	Amortized	Gains	Fair	Amortized	Gains	Fair	Amortized	(Losses)	Fair
	Cost	(Losses)	Value	Cost	(Losses)	Value	Cost	Gains	Value
Available for sale:
U.S. Treasury obligations	$1,988	$11	$1,999	$14,975	$77	$15,052	$29,956	$(39)	$29,917
U.S. Government agencies and mortgage-backed securities	330,584	(2,065)	328,519	298,686	(794)	297,892	372,864	(6,122)	366,742
State and municipal obligations	80,304	(3,228)	77,076	72,798	(76)	72,722	63,211	106	63,317
Trust preferred securities	30,315	(15,833)	14,482	37,810	(780)	37,030	20,032	-	20,032
Other	1,437	-	1,437	3,109	-	3,109	1,944	-	1,944
Total available for sale investment securities	$444,628	$(21,115)	$423,513	$427,378	$(1,573)	$425,805	$488,007	$(6,055)	$481,952

Held to maturity:
Mortgage-backed securities	$13,765	$(164)	$13,601	$18,965	$(210)	$18,755	$24,691	$(595)	$24,096
Other securities	-	-	-	-	-	-	750	-	750
Total held to maturity investment securities	$13,765	$(164)	$13,601	$18,965	$(210)	$18,755	$25,441	$(595)	$24,846

Table 20 provides the gross unrealized losses and fair value at December 31, 2008, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

TABLE 20:  ANALYSIS OF GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

December 31, 2008	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Government agencies and mortgage-backed securities	$98,264	$(4,888)	$7,480	$(161)	$105,744	$(5,049)
State and municipal obligations	60,440	(3,206)	1,600	(86)	62,040	(3,292)
Trust preferred securities	-	-	12,980	(15,833)	12,980	(15,833)
Total	$158,704	$(8,094)	$22,060	$(16,080)	$180,764	$(24,174)

Management has reviewed its investment securities at December 31, 2008 and has determined that unrealized losses of $7.5 million on two pooled trust preferred securities classified as available for sale were deemed other-than-temporary.  The Company determines whether the unrealized losses are temporary in accordance with Emerging Issues Task Force (“EITF”) No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Asset, as amended by FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20, when applicable, and FSP SFAS No. 115-1 and SFAS No. 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.  The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities.  Management also evaluates other facts and circumstances that may be indicative of an OTTI condition.  This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

U.S. Government Agencies and Mortgage-Backed Securities - At December 31, 2008, the gross unrealized loss in the category 12 months or longer of $161,000 consisted of five mortgage-backed securities with an estimated fair value of $7.1 million issued and guaranteed by a U.S. Government sponsored agency or carrying the full faith and credit of the United States through a government agency and one non-agency mortgage-backed security with an estimated fair value of $416,000. The gross unrealized loss in the category of less than 12 months of $4.9 million consisted of 11 securities with an estimated fair value of $88.0 million that are issued or guaranteed by a U.S. Government sponsored agency or carrying the full faith and credit of the United States through a government agency and three non—agency securities with an estimated fair value of $10.3 million. The four non-agency securities are all investment grade or better with three securities rated “AAA” by at least two nationally recognized rating agencies with an estimated fair value of $4.5 million and one security recently downgraded to “BBB” with an estimated fair value of $6.1 million. The Company believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  The fixed income markets, in particular those segments that include a credit spread, such as mortgage-backed issues, have been negatively impacted during 2008 as credit spreads widened dramatically. As of December 31, 2008, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its analysis and, in addition to, the Company’s ability and intent to hold these investments for a period of time sufficient to allow for the anticipated recovery of fair value, which may be maturity.

State and Municipal Obligations - At December 31, 2008, the gross unrealized loss in the category 12 months or longer of $86,000 consisted of three municipal securities with an estimated fair value of $1.1 million and rated investment grade or better by at least one nationally recognized rating agency, and one non-rated municipal security with an estimated fair value of $500,000.  The $3.2 million gross unrealized loss in the category of less than 12 months consisted of 147 municipal securities with an estimated fair value of $60.4 million. Of these municipal securities, 138 were rated investment grade or better by at least one nationally recognized rating agency and had an estimated fair value of $52.2 million and 9 were non-rated with an estimated fair value of $8.2 million. The Company believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  The Company believes recovery of fair value is expected as the securities approach their maturity date or as valuations for such securities improve as market yields change. As of December 31, 2008, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its analysis and, in addition to, the Company’s ability and intent to hold these investments for a period of time sufficient to allow for the anticipated recovery of fair value, which may be maturity.

Trust Preferred Securities – At December 31, 2008, the gross unrealized loss in the category of 12 months or longer of $15.8 million consisted of three trust preferred securities. The trust preferred securities are comprised of two non-rated single issuer securities with an estimated fair value of $10.3 million and one investment grade rated pooled security with an estimated fair value of $2.7 million. These trust preferred securities were valued in accordance with FSP SFAS No. 157-3 which clarifies the application of SFAS No. 157 in an inactive market.  The Company determines whether the unrealized losses for certain trust preferred securities are temporary in accordance with EITF 99-20, as amended by FSP EITF 99-20-1, when applicable, and FSP SFAS No. 115-1 and SFAS No. 124-1. The Company believes the unrealized loss on the two single issuer trust preferred securities and the investment grade pooled security are related to general market conditions and the resulting lack of liquidity in the market. The Company has the ability and intent to hold these investments for a period of time sufficient to allow for the anticipated recovery of fair value, which may be maturity. The Company believes recovery of fair value is expected as the securities approach their maturity date or as valuations for such securities improve as market yields change.

Expected maturities of individual securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Table 21 provides an estimated maturity summary with the carrying values and weighted average yields on the Company's portfolio of investment securities at December 31, 2008. The investment securities are presented in the table based on current prepayment assumptions. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

TABLE 21:  MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

December 31, 2008	1 Year or Less		1 to 5 Years		5 to 10 Years		More than 10 Years		Total
	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
Available for sale:
U.S. Treasury obligations	$1,999	1.48%	$-	-%	$-	-%	$-	-%	$1,999	1.48%
U.S. Government agencies and mortgage-backed securities	28,796	1.88	162,308	4.21	96,367	5.34	41,048	5.77	328,519	4.53
State and municipal obligations	12,789	5.28	377	6.93	2,185	6.18	61,725	6.06	77,076	5.94
Trust preferred securities	-	-	-	-	-	-	14,482	4.78	14,482	4.78
Other securities	937	1.04	500	2.80	-	-	-	-	1,437	1.65
Total available for sale investment securities	$44,521	2.82%	$163,185	4.22%	$98,552	5.36%	$117,255	5.80%	$423,513	4.77%

Held to maturity:
Mortgage-backed-securities	$-	-%	$12,538	4.15%	$1,227	4.72%	$-	-%	$13,765	4.20%
Total held to maturity investment securities	$-	-%	$12,538	4.15%	$1,227	4.72%	$-	-%	$13,765	4.20%

See Note 4 of the Notes to Consolidated Financial Statements for additional information on investment securities.

Restricted Equity Investments. During 2008, restricted equity investments decreased $563,000 to $16.3 million at December 31, 2008 from $16.9 million at December 31, 2007. The Company, through the Bank, is a member of both the Federal Reserve Bank of Philadelphia and the Federal Home Loan Bank of New York (“FHLBNY”), and is required to maintain an investment in the capital stock of each. The Federal Reserve, Federal Home Loan Bank and other bank stock are restricted in that they can only be redeemed by the issuer at par value.

On January 8, 2009, Moody’s Global Banking issued a report stating the potential for a significant OTTI charge on private label mortgage-backed securities held by the Federal Home Loan Banks (“FHLBanks”).  Of the 12 regional FHLBanks, capital levels for 8 of these banks would be in jeopardy of meeting minimum regulatory capital requirements under a “worst-case” scenario that assumes all private label securities owned by the FHLBanks are deemed to be impaired.  The capital levels of the other four FHLBanks would remain above minimum regulatory capital requirements under the same scenario.  As mentioned, the Company, through the Bank, is a member of the FHLBNY, one of the four FHLBanks capable of maintaining minimum capital levels in the event of an OTTI charge.

On January 22, 2009, the FHLBNY declared a fourth quarter dividend that was distributed to member financial institutions on January 30, 2009. Furthermore, on February 26, 2009, the FHLBNY declared a supplemental fourth quarter dividend that was distributed to member institutions on February 27, 2009.  On January 30, 2009, the president of the FHLBNY issued a report stating the FHLBNY anticipates positive earnings for both the fourth quarter and full-year 2008 and that initial indications are that OTTI charges in the fourth quarter of 2008 for the FHLBNY, if any, will not be material.  The FHLBNY expects to report its fourth quarter and full-year results in March.  The Company evaluated certain criteria as provided under SOP No. 01-6, to determine whether the Company’s FHLBNY stock contained an OTTI.  Based on this evaluation, management concluded that an OTTI did not exist as of December 31, 2008.  Management will continue to monitor the financial performance of the FHLBNY.

BOLI.  During 2008, BOLI increased $3.0 million to $75.5 million at December 31, 2008 as a result of an increase in the cash surrender value of the policies, which is included in non-interest income in the Consolidated Statements of Operations. During the fourth quarter of 2007, the Company converted $37.3 million of the existing general account BOLI to a new separate account. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying investments may have an impact on investment income; however, these fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. While generally protected by the stable value wrap, significant declines in fair value may result in charges in future periods for values outside the wrap coverage. The net conversion cost for this transaction resulted in the recognition of $301,000 in BOLI income and $416,000 in federal income tax expense.

Other Assets.  Other assets increased $90.2 million to $105.9 million at December 31, 2008 from $15.7 million at December 31, 2007. This increase was a result of a sharp decline in forward interest rates applied in the valuation of interest rate swaps, entered into with commercial loan customers, combined with an overall increase in interest rate swap agreements during 2008. The decline in forward interest rates resulted in an increase in the fair value of these instruments of which is offset with an increase in the fair value of related interest rate swap positions, entered into with a third party, recognized in other liabilities of the Statement of Financial Condition. The Company had 227 and 128 interest rate swaps in an asset position with total notional amounts of $610.4 million and $383.8 million at December 31, 2008 and 2007, respectively. See Note 20 of the Notes to Consolidated Financial Statements for additional information on derivative instruments.

Deposits.  Deposits at December 31, 2008 totaled $2.90 billion, an increase of $197.3 million, or 7.3%, over the December 31, 2007 balance of $2.70 billion. During the second half of 2008, the Company increased its brokered deposit position to restore approximately $95 million of aggregate deposits sold in connection with its six branches located in Delaware and to supplement organic deposit growth.  Normalized deposit growth, excluding brokered deposits and Delaware branch related deposits, was approximately 5.7%. Core deposits, which exclude all certificates of $100,000 or more and brokered certificates, represented 80.8% and 86.1% of total deposits at December 31, 2008 and 2007, respectively. In a continued effort to balance deposit growth and net interest margin, especially in the current interest rate environment and highly competitive local deposit pricing, the Company continually evaluates other funding sources for funding cost efficiencies. The Company has experienced a decrease in non-interest bearing demand and savings deposits as a result of customer preference for higher yielding interest-bearing demand and time deposits.

The Company will rely primarily on organic deposit growth supplemented with wholesale funding to support its loan funding during 2009.

Table 22 provides a summary of deposits at December 31, 2008, 2007, and 2006.

TABLE 22:  SUMMARY OF DEPOSITS

December 31,	2008	2007	2006
Demand deposits	$1,401,009	$1,192,785	$1,294,140
Savings deposits	301,278	456,241	412,973
Time deposits under $100,000	639,354	674,671	634,350
Time deposits $100,000 or more	367,679	335,429	326,534
Brokered time deposits	187,044	39,965	-
Total	$2,896,364	$2,699,091	$2,667,997

Consumer and commercial deposits are attracted principally from within the Company's primary market area through a wide complement of deposit products that include checking, savings, money market, certificates of deposits and individual retirement accounts.  The Company continues to operate with a core deposit relationship strategy that values the importance of building a long-term stable relationship with each and every customer.  The relationship pricing strategy rewards customers that establish core accounts and maintain a certain minimum threshold account balance. Management regularly meets to evaluate internal cost of funds, to analyze the competition, to review the Company's cash flow requirements for lending and liquidity and executes any appropriate pricing changes when necessary.

Table 23 provides the distribution of total deposits between core and non-core at December 31, 2008, 2007, and 2006.

TABLE 23:  DISTRIBUTION OF DEPOSITS

December 31,	2008		2007		2006
	Amount	%	Amount	%	Amount	%
Core deposits	$2,341,641	80.8%	$2,323,697	86.1%	$2,341,463	87.8%
Non-core deposits	554,723	19.2	375,394	13.9	326,534	12.2
Total deposits	$2,896,364	100.0%	$2,699,091	100.0%	$2,667,997	100.0%

Table 24 provides a summary of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2008.

TABLE 24:  CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2008	Amount
Three months or less	$136,002
Over three through six months	93,477
Over six through twelve months	110,738
Over twelve months	27,462
Total	$367,679

See Note 11 of the Notes to Consolidated Financial Statements for additional information on deposits.

Borrowings. Borrowed funds, excluding federal funds purchased and debentures held by trusts, decreased $41.6 million to $82.6 million at December 31, 2008, from $124.2 million at December 31, 2007. The Company utilized cash flows primarily from internal deposit growth to repay these borrowings.

Table 25 provides the maximum month end amount of borrowings by type during the years ended December 31, 2008 and 2007.

TABLE 25:  SUMMARY OF MAXIMUM MONTH END BORROWINGS

Years Ended December 31,	2008	2007
FHLBNY advances	$63,052	$101,308
FHLBNY repurchase agreements	$55,000	$15,000
FHLBNY overnight line of credit	$25,000	$-
Federal funds purchased	$71,500	$30,000
Repurchase agreements with customers	$40,256	$51,599

Table 26 provides information regarding FHLBNY advances and FHLBNY repurchase agreements, interest rates, approximate weighted average amounts outstanding and their approximate weighted average rates at or for the years ended December 31, 2008, 2007, and 2006.

TABLE 26:  SUMMARY OF FHLBNY BORROWINGS

At or for the Years Ended December 31,	2008	2007	2006
FHLBNY convertible rate advances outstanding at year end	$-	$-	$25,000
Interest rate at year end	-%	-%	6.49%
Approximate average amount outstanding during the year	$-	$9,589	$25,000
Approximate weighted average rate during the year	-%	6.35%	6.49%

FHLBNY term amortizing advances outstanding at year end	$7,081	$13,483	$20,360
Weighted average interest rate at year end	4.37%	4.54%	4.52%
Approximate average amount outstanding during the year	$10,385	$15,904	$30,003
Approximate weighted average rate during the year	4.48%	4.59%	4.52%

FHLBNY term non-amortizing advances outstanding at year end	$35,000	$50,000	$58,200
Weighted average interest rate at year end	4.81%	3.71%	3.87%
Approximate average amount outstanding during the year	$23,667	$53,505	$58,200
Approximate weighted average rate during the year	4.00%	3.78%	3.87%

FHLBNY repurchase agreements outstanding at year end	$15,000	$15,000	$-
Weighted average interest rate at year end	4.84%	4.84%	-%
Approximate average amount outstanding during the year	$16,530	$6,370	$27,589
Approximate weighted average rate during the year	4.69%	4.85%	4.66%

Table 27 provides information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2008, 2007, and 2006.

TABLE 27:  SUMMARY OF SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE WITH CUSTOMERS

At or for the Years Ended December 31,	2008	2007	2006
Balance at year end	$20,327	$40,472	$51,740
Weighted average interest rate at year end	0.25%	3.60%	4.60%
Approximate average amount outstanding during the year	$34,976	$44,213	$45,726
Approximate weighted average rate during the year	1.37%	4.44%	4.34%

Deposits are the primary source of funds for the Company’s lending activities, investment activities and general business purposes. Should the need arise, the Company has the ability to access lines of credit from various sources including the Federal Reserve Bank, the FHLBNY and various other correspondent banks. In addition, on an overnight basis, the Company has the ability to sell securities under agreements to repurchase.

See Notes 12 and 13 of the Notes to Consolidated Financial Statements for additional information on borrowings.

Junior Subordinated Debentures Held by Trusts that Issued Capital Debt. Table 28 provides a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debenture issued by the Company to each Issuer Trust as of December 31, 2008.

TABLE 28:  SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2008	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	6.24% Fixed	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2042	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012
		$90,000		$92,786

On January 23, 2009, and December 30, 2008 the capital securities of Sun Capital Trust VI and Sun Capital Trust V, respectively, became eligible for redemption. As a result of the current interest environment, the Company has elected not to call these securities; however the Company maintains the right to call these securities in the future on the respective payment anniversary dates.

In January 2008, the Company called the $5.0 million outstanding capital securities of CBNJ Trust I contemporaneously with the redemption of CBNJ Trust I debentures and there was no impact to the Company’s Consolidated Statement of Income.

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

Other Liabilities. Other liabilities increased $95.4 million to $120.4 million at December 31, 2008 from $25.0 million at December 31, 2007. This increase was a result of a sharp decline in forward interest rates applied in the valuation of interest rate swaps, entered into with a third party, combined with an overall increase in interest rate swap agreements during 2008. The decline in forward interest rates resulted in an increase in the fair value of these instruments of which is offset with an increase in the fair value of related interest rate swap positions, entered into with commercial loan customers, recognized in other assets of the Statement of Financial Condition. The Company had 227 and 128 interest rate swaps in a liability position with total notional amounts of $610.4 million and $383.8 million at December 31, 2008 and 2007, respectively. See Note 20 of the Notes to Consolidated Financial Statements for additional information on derivative instruments.

FORWARD-LOOKING STATEMENTS

SUN BANCORP, INC. (THE “COMPANY”) MAY FROM TIME TO TIME MAKE WRITTEN OR ORAL “FORWARD-LOOKING STATEMENTS,” INCLUDING STATEMENTS CONTAINED IN THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, IN ITS REPORTS TO SHAREHOLDERS AND IN OTHER COMMUNICATIONS BY THE COMPANY, WHICH ARE MADE IN GOOD FAITH BY THE COMPANY PURSUANT TO THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  FORWARD-LOOKING STATEMENTS OFTEN INCLUDE THE WORDS “BELIEVES,” “EXPECTS,” “ANTICIPATES,” “ESTIMATES,“ “FORECASTS,” “INTENDS,” “PLANS,” “TARGETS,” “POTENTIALLY,” “PROBABLY,” “PROJECTS,” “OUTLOOK,” OR SIMILAR EXPRESSIONS OR FUTURE OR CONDITIONAL VERBS SUCH AS “MAY,” “WILL,” “SHOULD,” “WOULD,” “COULD.”

THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY’S PLANS, OBJECTIVES, EXPECTATIONS, ESTIMATES AND INTENTIONS, THAT ARE SUBJECT TO CHANGE BASED ON VARIOUS IMPORTANT FACTORS (SOME OF WHICH ARE BEYOND THE COMPANY’S CONTROL).  THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE THE COMPANY’S FINANCIAL PERFORMANCE TO DIFFER MATERIALLY FROM THE PLANS, OBJECTIVES, EXPECTATIONS, ESTIMATES AND INTENTIONS EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS:  THE STRENGTH OF THE UNITED STATES ECONOMY IN GENERAL AND THE STRENGTH OF THE LOCAL ECONOMIES IN WHICH THE COMPANY CONDUCTS OPERATIONS; MARKET VOLATILITY; THE CREDIT RISKS OF LENDING ACTIVITIES, INCLUDING CHANGES IN THE LEVEL AND TREND OF LOAN DELINQUENCIES AND WRITE-OFFS; THE OVERALL QUALITY OF THE COMPOSITION OF OUR LOAN AND SECURITIES PORTFOLIOS; THE EFFECTS OF, AND CHANGES IN, MONETARY AND FISCAL POLICIES AND LAWS, INCLUDING INTEREST RATE POLICIES OF THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM; INFLATION, INTEREST RATE, MARKET AND MONETARY FLUCTUATIONS; FLUCTUATIONS IN THE DEMAND FOR LOANS, THE NUMBER OF UNSOLD HOMES AND OTHER PROPERTIES AND FLUCTUATIONS IN REAL ESTATE VALUES IN OUR MARKET AREAS; RESULTS OF EXAMINATIONS OF THE BANK BY THE OFFICE OF THE COMPTROLLER OF THE CURRENCY (“OCC”), INCLUDING THE POSSIBILITY THAT THE OCC MAY, AMONG OTHER THINGS, REQUIRE US TO INCREASE OUR ALLOWANCE FOR LOAN LOSSES OR TO WRITE-DOWN ASSETS; OUR ABILITY TO CONTROL OPERATING COSTS AND EXPENSES; OUR ABILITY TO MANAGE DELINQUENCY RATES; OUR ABILITY TO RETAIN KEY MEMBERS OF OUR SENIOR MANAGEMENT TEAM; COSTS OF LITIGATION, INCLUDING SETTLEMENTS AND JUDGMENTS; INCREASED COMPETITIVE PRESSURES AMONG FINANCIAL SERVICES COMPANIES; THE TIMELY DEVELOPMENT OF AND ACCEPTANCE OF NEW PRODUCTS AND SERVICES OF THE COMPANY AND THE PERCEIVED OVERALL VALUE OF THESE PRODUCTS AND SERVICES BY USERS, INCLUDING THE FEATURES, PRICING AND QUALITY COMPARED TO COMPETITORS’ PRODUCTS AND SERVICES; THE IMPACT OF CHANGES IN FINANCIAL SERVICES’ LAWS AND REGULATIONS (INCLUDING LAWS CONCERNING TAXES, BANKING, SECURITIES AND INSURANCE); CHANGES IN LAWS AND REGULATIONS OF THE U.S. GOVERNMENT, INCLUDING THE U.S. TREASURY AND ANY OTHER GOVERNMENT AGENCIES; TECHNOLOGICAL CHANGES; ACQUISITIONS; CHANGES IN CONSUMER AND BUSINESS SPENDING, BORROWINGS AND SAVING HABITS AND DEMAND FOR FINANCIAL SERVICES IN OUR MARKET AREA; ADVERSE CHANGES IN SECURITIES MARKETS; INABILITY OF KEY THIRD-PARTY PROVIDERS TO PERFORM THEIR OBLIGATIONS TO US; CHANGES IN ACCOUNTING POLICIES AND PRACTICES, AS MAY BE ADOPTED BY THE FINANCIAL INSTITUTION REGULATORY AGENCIES, THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD OR THE FINANCIAL ACCOUNTING STANDARDS BOARD; WAR OR TERRORIST ACTIVITIES; AND THE SUCCESS OF THE COMPANY AT MANAGING THE RISKS INVOLVED IN THE FOREGOING.

THE COMPANY CAUTIONS THAT THE FOREGOING LIST OF IMPORTANT FACTORS IS NOT EXCLUSIVE.  THE COMPANY DOES NOT UNDERTAKE TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER WRITTEN OR ORAL, THAT MAY BE MADE FROM TIME TO TIME BY OR ON BEHALF OF THE COMPANY UNLESS REQUIRED TO DO SO BY LAW OR REGULATION.

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

Management, including the chief executive officer and chief financial officer, conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment was also conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment of the Company’s internal control over financial reporting also included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. Based on our evaluation under the framework in Internal Control - Integrated Framework, we concluded that the Company’s internal control over financial reporting was effective as of December 31, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Sun Bancorp, Inc.
Vineland, New Jersey

We have audited the internal control over financial reporting of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A.  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2008 of the Company and our report dated March 16, 2009 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Philadelphia, PA
March 16, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Sun Bancorp, Inc.
Vineland, New Jersey

We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2009 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Philadelphia, PA
March 16, 2009

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except par value amounts)

December 31,	2008	2007
ASSETS
Cash and due from banks	$31,237	$81,479
Interest-earning bank balances	26,784	2,380
Federal funds sold	412	2,654
Cash and cash equivalents	58,433	86,513
Investment securities available for sale (amortized cost of $444,628 and $427,378 at December 31, 2008 and 2007, respectively)	423,513	425,805
Investment securities held to maturity (estimated fair value of $13,601 and $18,755 at December 31, 2008 and 2007, respectively)	13,765	18,965
Loans receivable (net of allowance for loan losses of $37,309 and $27,002 at December 31, 2008 and 2007, respectively)	2,702,516	2,482,917
Restricted equity investments	16,306	16,869
Bank properties and equipment, net	48,642	48,118
Real estate owned, net	1,962	1,449
Accrued interest receivable	12,254	15,018
Goodwill	127,894	127,894
Intangible assets, net	18,769	23,479
Deferred taxes, net	16,707	3,169
Bank owned life insurance (BOLI)	75,504	72,487
Other assets	105,861	15,709
Total assets	$3,622,126	$3,338,392

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits	$2,896,364	$2,699,091
Federal funds purchased	71,500	30,000
Securities sold under agreements to repurchase – customer	20,327	40,472
Advances from the Federal Home Loan Bank of New York (FHLBNY)	42,081	63,483
Securities sold under agreements to repurchase – FHLBNY	15,000	15,000
Obligation under capital lease	5,189	5,258
Junior subordinated debentures	92,786	97,941
Other liabilities	120,371	24,970
Total liabilities	3,263,618	2,976,215

Commitments and contingencies (see Note 18)

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued	-	-
Common stock, $1 par value, 50,000,000 shares authorized; 24,037,431 shares issued and 21,930,708 shares outstanding at December 31, 2008; 22,722,655 shares issued and 21,712,132 outstanding at December 31, 2007	24,037	22,723
Additional paid-in capital	351,430	336,668
Retained earnings	22,580	20,338
Accumulated other comprehensive loss	(13,377)	(1,027)
Treasury stock at cost, 2,106,723 shares and 1,010,523 shares at December 31, 2008 and 2007, respectively	(26,162)	(16,525)
Total shareholders' equity	358,508	362,177
Total liabilities and shareholders' equity	$3,622,126	$3,338,392
See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share amounts)

Years Ended December 31,	2008	2007	2006
INTEREST INCOME
Interest and fees on loans	$154,154	$174,427	$160,876
Interest on taxable investment securities	15,976	17,741	19,195
Interest on non-taxable investment securities	3,256	2,818	1,564
Dividends on restricted equity investments	983	1,112	1,143
Interest on federal funds sold	265	1,725	1,172
Total interest income	174,634	197,823	183,950

INTEREST EXPENSE
Interest on deposits	65,852	84,252	66,892
Interest on funds borrowed	3,407	6,267	9,571
Interest on junior subordinated debt	5,714	8,468	8,409
Total interest expense	74,973	98,987	84,872

Net interest income	99,661	98,836	99,078

PROVISION FOR LOAN LOSSES	20,000	8,403	3,807

Net interest income after provision for loan losses	79,661	90,433	95,271

NON-INTEREST INCOME
Service charges on deposit accounts	13,918	13,687	11,117
Other service charges	317	307	311
Gain on sale of loans	1,325	1,689	1,127
Gain on derivative instruments	2,578	1,567	1,178
Investment products income	3,041	974	861
BOLI income	3,017	2,427	1,743
Net gain on sale of branches	11,454	1,443	-
Net gain (loss) on sale of bank property and equipment	-	12	(330)
Net loss on sale of investment securities	-	-	(21)
Impairment charge on available for sale securities	(7,497)	-	-
Other	4,146	4,049	3,760
Total non-interest income	32,299	26,155	19,746

NON-INTEREST EXPENSE
Salaries and employee benefits	47,623	45,432	45,079
Occupancy expense	11,683	11,491	12,136
Equipment expense	6,421	7,172	7,926
Data processing expense	4,459	4,249	4,283
Amortization of intangible assets	4,710	4,714	4,767
Insurance expense	3,043	2,119	1,333
Professional fees	2,335	2,110	1,558
Advertising expense	2,368	1,856	1,683
Real estate owned (income) expense, net	(628)	103	238
Other	10,626	9,717	10,390
Total non-interest expense	92,640	88,963	89,393

INCOME BEFORE INCOME TAXES	19,320	27,625	25,624

INCOME TAXES	4,426	8,273	8,350

NET INCOME	$14,894	$19,352	$17,274

Basic earnings per share (1)	$0.66	$0.85	$0.77
Diluted earnings per share (1)	$0.65	$0.82	$0.74
Weighted average shares – basic (1)	22,520,961	22,880,333	22,344,118
Weighted average shares – diluted (1)	22,817,356	23,725,782	23,503,241
(1) Data is adjusted for a 5% stock dividend issued in May 2008. See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Dollars in thousands)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total
BALANCE, JANUARY 1, 2006	$18,169	$264,152	$20,757	$(7,425)	$-	$295,653
Comprehensive income:
Net income	-	-	17,274	-	-	17,274
Unrealized gain on securities available for sale net of reclassification adjustment, net of tax (See Note 2)	-	-	-	3,493	-	3,493
Comprehensive income						20,767
Exercise of stock options	473	2,400	-	-	-	2,873
Excess tax benefit related to stock options	-	1,478	-	-	-	1,478
Issuance of common stock	64	1,123	-	-	-	1,187
Common stock issued in acquisition	832	16,997	-	-	-	17,829
Stock options exchanged in acquisition	-	1,954	-	-	-	1,954
Stock dividends	970	16,247	(17,217)	-	-	-
Stock-based compensation	-	506	-	-	-	506
Cash paid for fractional interests resulting from stock dividend	-	-	(20)	-	-	(20)
BALANCE, DECEMBER 31, 2006	$20,508	$304,857	$20,794	$(3,932)	$-	$342,227
Comprehensive income:
Net income	-	-	19,352	-	-	19,352
Unrealized gain on securities available for sale net of reclassification adjustment, net of tax (See Note 2)	-	-	-	2,905	-	2,905
Comprehensive income						22,257
Exercise of stock options	1,106	8,981	-	-	-	10,087
Excess tax benefit related to stock options	-	2,447	-	-	-	2,447
Issuance of common stock	68	1,119	-	-	-	1,187
Stock dividends	1,032	18,758	(19,790)	-	-	-
Stock-based compensation	9	506	-	-	-	515
Cash paid for fractional interests resulting from stock dividend	-	-	(18)	-	-	(18)
Treasury shares purchased	-	-	-	-	(16,525)	(16,525)
BALANCE, DECEMBER 31, 2007	$22,723	$336,668	$20,338	$(1,027)	$(16,525)	$362,177
Comprehensive income:
Net income	-	-	14,894	-	-	14,894
Unrealized loss on securities available for sale net of reclassification adjustment, net of tax (See Note 2)	-	-	-	(12,350)	-	(12,350)
Comprehensive income						2,544
Exercise of stock options	84	632	-	-	-	716
Excess tax benefit related to stock options	-	90	-	-	-	90
Issuance of common stock	134	1,171	-	-	-	1,305
Stock dividends	1,083	11,557	(12,640)	-	-	-
Stock-based compensation	13	1,312	-	-	-	1,325
Cash paid for fractional interests resulting from stock dividend	-	-	(12)	-	-	(12)
Treasury shares purchased	-	-	-	-	(9,637)	(9,637)
BALANCE, DECEMBER 31, 2008	$24,037	$351,430	$22,580	$(13,377)	$(26,162)	$358,508
See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

Years Ended December 31,	2008	2007	2006
OPERATING ACTIVITIES
Net income	$14,894	$19,352	$17,274
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	20,000	8,403	3,807
Depreciation, amortization and accretion	10,767	9,735	9,005
Write down of book value of bank properties and equipment and real estate owned	128	381	189
Impairment charge on available for sale securities	7,497	-	-
Net (gain) loss on call or sale of investment securities available for sale	(47)	-	21
Net gain on sale of branches	(11,454)	(1,443)	-
Net (gain) loss on sale of bank properties and equipment	-	(12)	330
(Gain) loss on real estate owned	(727)	-	46
Gain on sale of loans	(1,325)	(1,689)	(1,127)
Increase in cash value of BOLI	(3,017)	(2,427)	(1,743)
Deferred income taxes	(6,346)	(807)	929
Stock-based compensation	1,325	515	938
Excess tax benefits related to stock options	(90)	(2,447)	(1,724)
Shares contributed to employee benefit plans	609	529	637
Loans originated for sale	(50,322)	(72,806)	(67,784)
Proceeds from the sale of loans	53,496	77,518	66,448
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable	2,763	(1,128)	(1,515)
Other assets	786	6	(646)
Other liabilities	5,254	7,119	2,184
Net cash provided by operating activities	44,191	40,799	27,269
INVESTING ACTIVITIES
Purchases of investment securities available for sale	(305,182)	(258,926)	(249,732)
Purchases of investment securities held to maturity	-	-	(500)
Redemption of restricted equity securities	563	860	2,464
Redemption of investment in capital securities	155	929	-
Proceeds from maturities, prepayments or calls of investment securities available for sale	280,387	292,098	505,102
Proceeds from maturities, prepayments or calls of investment securities held to maturity	5,181	5,686	7,701
Proceeds from sale of investment securities available for sale	-	-	25,449
Net increase in loans	(244,786)	(172,407)	(210,980)
Purchase of bank properties and equipment	(6,736)	(11,587)	(3,036)
Proceeds from sale of bank equipment	-	12	-
Net purchase of BOLI policies	-	(12,690)	-
Proceeds from sale of real estate owned	3,348	-	1,337
Net decrease in cash realized from acquisitions or sales	(83,844)	(19,044)	(15,101)
Net cash (used in) provided by investing activities	(350,914)	(175,069)	62,704
FINANCING ACTIVITIES
Net increase in deposits	292,624	71,375	48,335
Net borrowings of federal funds purchased	41,500	30,000	-
Net repayments of securities sold under agreements to repurchase - customer	(20,145)	(11,268)	(7,281)
Advances from FHLBNY	33,000	-	-
Repayment of advances from FHLBNY	(54,402)	(40,077)	(20,986)
Net borrowings (repayments) of securities sold under agreements to repurchase – FHLBNY	-	15,000	(60,000)
Repayment of obligation under capital lease	(69)	(64)	(78)
Net proceeds from exercise of stock options	716	10,087	2,873
Excess tax benefits related to stock options	90	2,447	1,724
Proceeds from issuance of junior subordinated debt	-	20,620	30,000
Redemption of junior subordinated debt	(5,155)	(30,929)	-
Payments for fractional interests resulting from stock dividend	(12)	(18)	(20)
Proceeds from issuance of common stock	133	35	98
Treasury stock purchased	(9,637)	(16,525)	-
Net cash provided by (used in) financing activities	278,643	50,683	(5,335)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(28,080)	(83,587)	84,638
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	86,513	170,100	85,462
CASH AND CASH EQUIVALENTS, END OF YEAR	$58,433	$86,513	$170,100
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$75,924	$98,244	$79,679
Income taxes paid	7,681	7,439	7,425
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Transfer of loans or bank properties to real estate owned	$3,134	$849	$669
Commitments to purchase investment securities	-	-	27,759
Write-off of debt issuance costs	-	791	-
Net assets acquired and purchase adjustments in bank acquisition	-	-	34,884
Value of shares issued in acquisition	-	-	17,829
Fair value of options exchanged in bank acquisitions	-	-	1,954
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

The Company’s principal business is to serve as a holding company for the Bank. The Company is in the business of attracting customer deposits through its Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate, small business and non-real estate loans, as well as mortgage-backed and investment securities. Med-Vine, Inc. is a Delaware holding company whose principal business is investing in securities. Med-Vine, Inc. holds a portion of the Company’s investment portfolio. The principal business of Sun Financial Services, L.L.C. is to provide annuities and insurance products in the Company’s Community Banking Centers through a contract with a third-party licensed insurance agent. The principal business of 2020 Properties, L.L.C. is to acquire certain loans, judgments, real estate and other assets in satisfaction of debts previously contracted by the Company. Sun Home Loans, Inc. originates residential mortgages through dedicated loan originators utilizing the Company’s existing Community Banking Centers as well as generating business through non-customers. Del-Vine, Inc., a Delaware company, began operations during the second quarter of 2007.  Del-Vine, Inc. invests in a portion of the Company’s loan portfolio.  The Company’s various capital trusts, collectively, the “Issuing Trusts” are presented on a deconsolidated basis. The Issuing Trusts, consisting of Delaware business trusts and one business trust operating in Connecticut, hold junior subordinated debentures issued by the Company.

The Company and the Bank have their administrative offices in Vineland, New Jersey. As of December 31, 2008, the Company had 70 locations, including 62 Community Banking Centers in New Jersey and five Commercial Lending Centers, including one located in Wilmington, Delaware. The Company’s outstanding common stock is traded on the NASDAQ Global Select Market under the symbol “SNBC”. The Company is subject to the reporting requirements of the Securities and Exchange Commission (the "SEC"). The Bank’s primary regulatory agency is the Office of the Comptroller of the Currency (the “OCC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The accounting and reporting policies conform to generally accepted accounting principles in the United States of America (“GAAP”) and to general practices in the banking industry. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The significant estimates include the allowance for loan losses, goodwill, intangible assets, income taxes, stock-based compensation and the fair value of financial instruments. Actual results may differ from these estimates under different assumptions or conditions.

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

Investment Securities. The Company’s debt securities include both those that are held to maturity and those that are available for sale.  The purchase and sale of the Company’s debt securities are recorded as of trade date. At December 31, 2008 and 2007, the Company had no unsettled purchases of investment securities. The following provides further information on the Company’s accounting for debt securities:

Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available for Sale - Debt securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at the estimated fair value. Fair values are based on quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded or in some cases where there is limited activity or less transparency around inputs, internally developed discounted cash flow models.  Unrealized gains and losses are excluded from earnings and are reported net of tax as other comprehensive income or loss until realized. Realized gains and losses on the sale or calls of investment securities are recorded as of trade date, reported in the Consolidated Statements of Income and determined using the adjusted cost of the specific security sold or called.

In accordance with Emerging Issues Task Force (“EITF”) No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Asset, as amended by FASB Staff Position (“FSP”) EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20, when applicable and FSP SFAS No. 115-1 and SFAS No. 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, the Company evaluates its securities portfolio for other-than-temporary impairment throughout the year. Each investment, which has a fair value less than the book value is reviewed on a quarterly basis by management. Management considers at a minimum the following factors that, both individually or in combination, could indicate that the decline is other-than-temporary: 1) the length of time and extent to which the fair value has been less than book value; 2) the financial condition and near-term prospects of the issuer; 3) the intent and ability of the Company to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value; or 4) an adverse change in the estimated future incoming cash flows of the investment. Among the factors that are considered in determining intent and ability is a review of capital adequacy, interest rate risk profile and liquidity at the Company. An impairment charge is recorded against individual securities if the review described above concludes that the decline in value is other-than-temporary. The securities portfolio as of December 31, 2008 was deemed to include two other-than-temporary impaired (“OTTI”) investments. As a result, the Company recorded an OTTI charge of $7.5 million during the year ended December 31, 2008.  The Company did not record any impairment charges during the years ended December 31, 2007 and 2006.

Loans Held for Sale. Included in loans receivable is approximately $4.4 million and $3.9 million of loans held for sale at December 31, 2008 and 2007, respectively. These loans were carried at the lower of cost or estimated fair value, on an aggregate basis.

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

Loan servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. In accordance with SFAS No. 140, the Company subsequently evaluates the loan servicing asset for impairment.  Because loans are sold individually and not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. The Company measures the loans servicing assets by estimating the present value expected future cash flows for each servicing asset, based on their unique characteristics and market-based assumptions for prepayment speeds and records a valuation allowance for the amount by which the carrying amount of the servicing asset exceeds the fair value.  The valuation allowance for the loan servicing assets at December 31, 2008 was $129,000.

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

Bank Owned Life Insurance (“BOLI”). The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value, or the amount that can be realized in accordance with Emerging Issues Task Force (“EITF”) No. 06-5, Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4.  During the fourth quarter of 2007, the Company converted $37.3 million of the existing general account BOLI to a new separate account. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying instruments may have an impact on investment income; however, the fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. Income from these policies and changes in the cash surrender value are recorded in non-interest income.

Securities Sold Under Agreements to Repurchase. The Company enters into sales of securities under agreements to repurchase with its customers and the Federal Home Loan Bank of New York (“FHLBNY”). In accordance with SFAS No. 140, these agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the Statements of Financial Condition. Securities pledged as collateral under agreements to repurchase are reflected as assets in the accompanying Consolidated Statements of Financial Condition.

 Real Estate Owned. Real estate owned is comprised of property acquired through foreclosure, in lieu of deed and bank property that is not in use. The property acquired through foreclosure is carried at the lower of the related loan balance or fair value of the property based on an appraisal less estimated cost to dispose. Losses arising from foreclosure transactions are charged against the allowance for loan losses. Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and any subsequent gains or losses are included in the Company’s results of operations.

Goodwill and Intangible Assets. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.  SFAS No. 142, Goodwill and Other Intangible Assets, outlines a two-step goodwill impairment test.  Significant judgment is applied when goodwill is assessed for impairment.  Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill.  A reporting unit is an operating segment as defined in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.  If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired and step two is therefore unnecessary.  If the carrying amount of the reporting unit exceeds its implied fair value, the second step is performed to measure the amount of the impairment loss, if any.  An implied loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.  The Company believes that its goodwill was not impaired at December 31, 2008 and 2007.

Intangible assets consist of core deposit intangibles (accounted for in accordance with SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions – an amendment of APB Opinion No. 17, an interpretation of APB Opinions Nos. 16 and 17, and an amendment of FASB Interpretation No. 9), net of accumulated amortization. Core deposit intangibles are amortized using the straight-line method based on the characteristics of the particular deposit type.  See Note 10 for further details on goodwill and intangible assets.

Long-Lived Assets. Management evaluates the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impaired loss for long-lived assets and intangibles with definite lives would be based on the fair value of the asset. The Company recognized impairment losses of $128,000, $135,000, and $42,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

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

Treasury Stock. Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders’ equity. At December 31, 2008 and 2007, the Company held 2,106,723 and 1,010,523 shares of treasury stock, respectively.

Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks, interest-earning bank balances and federal funds sold.  The Company is required to maintain an average reserve balance with the Federal Reserve Bank. The amount of the average reserve balance for the years ended December 31, 2008 and 2007 was $100,000.

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

Stock Dividend. On April 29, 2008, April 26, 2007 and April 20, 2006, the Company’s Board of Directors declared 5% stock dividends, which were issued on May 23, 2008, May 24, 2007 and May 18, 2006, respectively, to shareholders of record on May 13, 2008, May 14, 2007 and May 8, 2006, respectively. Accordingly, share data has been adjusted for all periods presented to reflect the increased number of shares outstanding. All stock dividends are declared at the discretion of the Board of Directors.

Other Comprehensive Income (Loss). The Company classifies items of other comprehensive income (loss) by their nature and displays the accumulated balance of other comprehensive income (loss) separately from retained earnings and additional paid-in capital in the equity section of the Consolidated Statements of Financial Condition.  Amounts categorized as other comprehensive income (loss) represent net unrealized gains or losses on investment securities available for sale, net of tax. Reclassifications are made to avoid double counting in comprehensive income (loss) items which are displayed as part of net income for the period. These reclassifications for the years ended December 31, 2008, 2007, and 2006 are as follows:

DISCLOSURE OF RECLASSIFICATION AMOUNTS, NET OF TAX

Years Ended December 31,	2008			2007			2006
Pre-tax		Tax	After-tax	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Unrealized holding (loss) gain on securities available for sale during the year	$(26,991)	9,933	(17,058)	$4,490	$(1,580)	$2,910	$5,367	$(1,888)	$3,479
Less: reclassification adjustment for net loss (gain) included in net income (1)	7,449	(2,741)	4,708	(8)	3	(5)	21	(7)	14
Net unrealized (loss) gaini on securities available for sale	$(19,542)	7,192	(12,350)	$4,482	$(1,577)	$2,905	$5,388	$(1,895)	$3,493
(1) Amount for the year ended December 31, 2008 includes an OTTI charge of $7.5 million and a net gain on securities called prior to maturity of $48,000.  Amount for the year ended December 31, 2007 includes a net gain on securities called prior to maturity of $8,000.  All amounts are included in non-interest income in the Consolidated Statements of Income.

Stock-Based Compensation.  The Company accounts for stock-based compensation issued to employees, and where appropriate non-employees, in accordance with the fair value recognition provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No 123(R)”). The Company adopted SFAS No. 123(R) on January 1, 2006 using the modified prospective approach. Under the fair value provisions of SFAS No. 123(R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate vesting period using the straight-line method.  However, consistent with SFAS 123(R), the amount of stock-based compensation cost recognized at any date must at least equal the portion of the grant date value of the award that is vested at that date and as a result it may be necessary to recognize the expense using a ratable method.  Although the provisions of SFAS No. 123(R) should generally be applied to non-employees, EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees, is used in determining the measurement date of the compensation expense for non-employees.

Determining the fair value of stock-based awards at measurement date requires judgment, including estimating the expected term of the stock options and the expected volatility of the Company’s stock. In addition, judgment is required in estimating the amount of stock-based awards that are expected to be forfeited. If actual results differ significantly from these estimates or different key assumptions were used, it could have a material effect on the Company’s Consolidated Financial Statements.

In accordance with SFAS No. 123(R), the fair value of the stock options granted are estimated on the date of grant using the Black-Scholes option pricing model which uses the assumptions noted in the table below. The expected term of the stock option is estimated using historical exercise behavior of employees at a particular level of management who were granted options with a ten year term. The stock options have historically been granted with this term, and therefore, information necessary to make this estimate was available.  The use of an expected term assumption shorter than the contractual term is not deemed appropriate for non-employees.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected volatility is based on the historical volatility of the Company’s stock price.

Significant weighted average assumptions used to calculate the fair value of the option awards for the years ended December 31, 2008, 2007 and 2006 are as follows:

WEIGHTED AVERAGE ASSUMPTIONS USED IN BLACK-SCHOLES OPTION PRICING MODEL

Years Ended December 31,	2008	2007	2006
Fair value of options granted during the year	$3.58	$3.82	$5.56
Risk-free rate of return	3.31%	4.54%	5.01%
Expected term in months	79	58	112
Expected volatility	30%	27%	28%
Expected dividends (1)	$-	$-	$-
(1) To date, the Company has not paid cash dividends on its common stock.

At December 31, 2008, the Company had five stock-based employee compensation plans, which are described more fully in Note 15.

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

Recent Accounting Principles.  In January 2009, the FASB issued FASB Staff Position (“FSP”) EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. Effective for interim and annual reporting periods ending after December 15, 2008, FSP EITF 99-20-1 amended EITF 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, to achieve a more consistent evaluation of whether there is an OTTI for the debt securities under the scope of EITF 99-20 and the debt securities not within the scope of EITF 99-20 that would fall under the scope of SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. The Company adopted FSP EITF 99-20-1 on December 31, 2008 and this guidance did not have an impact on the Company’s financial condition or results of operations.

In October 2008, the FASB issued FSP SFAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.   FSP SFAS No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP SFAS No. 157-3 was effective upon issuance and included the periods for which financial statements had not been issued.   As a result, the Company applied FSP SFAS No. 157-3 as of September 30, 2008 and this guidance did not have an impact on the Company’s financial condition or results of operations.

In September 2008, the FASB issued FSP SFAS No. 133-1 and FIN No. 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. This statement amends Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, to require disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument and amends FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to require an additional disclosure about the current status of the payment/performance risk of a guarantee.  The provisions of this statement are effective for annual or interim reporting periods ending after November 15, 2008. The Company adopted FSP SFAS No. 133-1 and FIN No. 45-4 on December 31, 2008 and this guidance did not have an impact on the Company’s financial condition or results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles.  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP.  SFAS No. 162 is effective for December 31, 2008.  The Company adopted SFAS No. 162 and it did not have an impact on its financial condition or results of operations and it has not changed the Company’s current practice.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133. SFAS No. 161 enhances the required disclosures regarding derivatives and hedging activities, including disclosures regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and how derivative instruments and related hedged items affect an entity’s financial condition, results of operations, and cash flows. SFAS No. 161 is effective for quarterly interim periods beginning after November 15, 2008, and fiscal years that include those quarterly interim periods. As SFAS No. 161 amends only the disclosure requirements for derivative instruments and hedged items, the adoption of SFAS No. 161 will not impact the Company's financial condition or results of operations.

FSP SFAS No. 157-2, Effective Date of FASB Statement No. 157, issued in February 2008, delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Company is continuing to evaluate the impact of FSP SFAS No. 157-2, but does not expect that it will have a material impact on the Company’s financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. SFAS No. 160 requires that a noncontrolling interest in a subsidiary be reported separately within equity and the amount of consolidated net income specifically attributable to the noncontrolling interest be identified in the consolidated financial statements. SFAS No. 160 also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company has determined that SFAS No. 160 will not have an impact to its financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (“SFAS No. 141(R)”), Business Combinations, which replaces SFAS No. 141, Business Combinations. SFAS No. 141(R) retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (formerly referred to as purchase method) be used for all business combinations and that an acquirer be identified for each business combination. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair values. SFAS No. 141(R) requires the acquirer to recognize acquisition related costs and restructuring costs separately from the business combination as period expense. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of SFAS No. 141(R) will impact the accounting and reporting for acquisitions after December 31, 2008.

In November 2007, the SEC issued Staff Accounting Bulletin ("SAB") No. 109, Written Loan Commitments Recorded at Fair Value through Earnings. SAB No. 109 supersedes SAB No. 105, Application of  Accounting Principles to Loan Commitments, and expresses the current view of the staff that, consistent with guidance in SFAS No. 156, Accounting for Servicing of Financial Assets and SFAS No. 159, The Fair  Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement  No. 115, the expected net future cash flows related to the associated servicing of a loan, including the servicing rights sold to a third party, should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The Company adopted SAB No. 109 on January 1, 2008, as applicable, and it is applied to loan commitments issued or modified on mortgage loans to be held for sale. The adoption of SAB No. 109 did not have a material impact to the Company’s financial condition or results of operations.

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

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS No. 157 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. SFAS No. 157 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. See Note 25 for additional information on SFAS No. 157. The Company adopted SFAS No. 157 on January 1, 2008 and it did not have a material impact on the Company’s financial condition or results of operations.

 3. BRANCH SALES AND CONSOLIDATIONS

On October 24, 2008, the Company completed the sale of its entire six-branch Delaware retail network to Wilmington Savings Fund Society, FSB (“WSFS”). Under the terms of the agreement, WSFS purchased all the retail deposits, which totaled approximately $95 million, and fixed assets including one branch property.  The remaining five branches, which were leased by the Bank, were assigned to WSFS.  All six branches are located in New Castle County. No loans were sold in connection with this transaction. The Company recognized a gain $11.5 million (pre-tax), based on a 12% deposit premium.

During the first quarter of 2008, the Company consolidated one owned branch office and one leased branch office into a new branch office.  In addition, during the third quarter of 2008, the Company consolidated an additional owned branch office into an existing branch office. As a result of these consolidations, the Company added the two owned branch offices to the real estate owned portfolio in the amount of $1.1 million. In addition, the Company recognized an estimated lease buy-out charge on the leased branch office of $72,000. During the fourth quarter, the Company completed the sale of one of the owned branch offices that was transferred to real estate owned and recognized a net gain of $131,000.

During the first quarter of 2007, the Company completed the sales of three branch offices to three separate buyers. The sales of the branch offices included approximately $40 million of aggregate deposits and approximately $19 million of aggregate loans receivable. The Company recognized a net pre-tax gain on the sales of the branch offices of approximately $1.4 million.  In addition, during the third quarter of 2007, the Company consolidated two branch offices.  As a result of the consolidation, the Company recognized lease buy-out charges and other related charges of $185,000 (pre-tax).

4. INVESTMENT SECURITIES

The amortized cost of investment securities and the approximate fair value at December 31, 2008 and 2007 were as follows:

SUMMARY OF INVESTMENT SECURITIES
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2008
Available for sale:
U.S. Treasury obligations	$1,988	$11	$-	$1,999
U.S. Government agencies and mortgage-backed securities	330,584	2,797	(4,862)	328,519
State and municipal obligations	80,304	64	(3,292)	77,076
Trust preferred securities	30,315	-	(15,833)	14,482
Other	1,437	-	-	1,437
Total available for sale	444,628	2,872	(23,987)	423,513
Held to maturity:
Mortgage-backed securities	13,765	23	(187)	13,601
Total held to maturity	13,765	23	(187)	13,601
Total investment securities	$458,393	$2,895	$(24,174)	$437,114

December 31, 2007
Available for sale:
U.S. Treasury obligations	$14,975	$77	$-	$15,052
U.S. Government agencies and mortgage-backed securities	298,686	836	(1,630)	297,892
State and municipal obligations	72,798	364	(440)	72,722
Trust preferred securities	37,810	-	(780)	37,030
Other	3,109	-	-	3,109
Total available for sale	427,378	1,277	(2,850)	425,805
Held to maturity:
Mortgage-backed securities	18,965	-	(210)	18,755
Total held to maturity	18,965	-	(210)	18,755
Total investment securities	$446,343	$1,277	$(3,060)	$444,560

During 2008, securities called prior to maturity of $20.6 million resulted in a gross realized gain of $72,000 and gross realized loss of $25,000. During 2007, securities called prior to maturity of $1.6 million resulted in a gross realized gain of $10,000 and gross realized loss of $2,000. During 2006, called or sold securities of $27.5 million resulted in a gross realized loss of $21,000.

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2008 and 2007:

GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
December 31, 2008
U.S. Government agencies and mortgage-backed securities	$98,264	$(4,888)	$7,480	$(161)	$105,744	$(5,049)
State and municipal obligations	60,440	(3,206)	1,600	(86)	62,040	(3,292)
Trust preferred securities	-	-	12,980	(15,833)	12,980	(15,833)
Total	$158,704	$(8,094)	$22,060	$(16,080)	$180,764	$(24,174)

December 31, 2007
U.S. Government agencies and mortgage-backed securities	$28,553	$(117)	$162,073	$(1,723)	$190,626	$(1,840)
State and municipal obligations	26,366	(289)	10,650	(151)	37,016	(440)
Trust preferred securities	17,001	(780)	-	-	17,001	(780)
Total	$71,920	$(1,186)	$172,723	$(1,874)	$244,643	$(3,060)

Management has reviewed its investment securities at December 31, 2008 and has determined that unrealized losses of $7.5 million on two pooled trust preferred securities classified as available for sale were deemed other-than-temporary.  The Company determines whether the unrealized losses are temporary in accordance with Emerging Issues Task Force (“EITF”) No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Asset, as amended by FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20, when applicable, and FSP SFAS No. 115-1 and SFAS No. 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.  The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities.  Management also evaluates other facts and circumstances that may be indicative of an OTTI condition.  This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

U.S. Government Agencies and Mortgage-Backed Securities - At December 31, 2008, the gross unrealized loss in the category 12 months or longer of $161,000 consisted of five mortgage-backed securities with an estimated fair value of $7.1 million issued and guaranteed by a U.S. Government sponsored agency or carrying the full faith and credit of the United States through a government agency and one non-agency mortgage-backed security with an estimated fair value of $416,000. The gross unrealized loss in the category of less than 12 months of $4.9 million consisted of 11 securities with an estimated fair value of $88.0 million that are issued or guaranteed by a U.S. Government sponsored agency or carrying the full faith and credit of the United States through a government agency and three non—agency securities with an estimated fair value of $10.3 million. The four non-agency securities are all investment grade or better with three securities rated “AAA” by at least two nationally recognized rating agencies with an estimated fair value of $4.5 million and one security recently downgraded to “BBB” with an estimated fair value of $6.1 million. The Company believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  The fixed income markets, in particular those segments that include a credit spread, such as mortgage-backed issues, have been negatively impacted during 2008 as credit spreads widened dramatically. As of December 31, 2008, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its analysis and, in addition to, the Company’s ability and intent to hold these investments for a period of time sufficient to allow for the anticipated recovery of fair value, which may be maturity.

State and Municipal Obligations - At December 31, 2008, the gross unrealized loss in the category 12 months or longer of $86,000 consisted of three municipal securities with an estimated fair value of $1.1 million and rated investment grade or better by at least one nationally recognized rating agency, and one non-rated municipal security with an estimated fair value of $500,000.  The $3.2 million gross unrealized loss in the category of less than 12 months consisted of 147 municipal securities with an estimated fair value of $60.4 million. Of these municipal securities, 138 were rated investment grade or better by at least one nationally recognized rating agency and had an estimated fair value of $52.2 million and 9 were non-rated with an estimated fair value of $8.2 million. The Company believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  The Company believes recovery of fair value is expected as the securities approach their maturity date or as valuations for such securities improve as market yields change. As of December 31, 2008, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its analysis and, in addition to, the Company’s ability and intent to hold these investments for a period of time sufficient to allow for the anticipated recovery of fair value, which may be maturity.

Trust Preferred Securities – At December 31, 2008, the gross unrealized loss in the category of 12 months or longer of $15.8 million consisted of three trust preferred securities. The trust preferred securities are comprised of two non-rated single issuer securities with an estimated fair value of $10.3 million and one investment grade rated pooled security with an estimated fair value of $2.7 million. These trust preferred securities were valued in accordance with FSP SFAS No. 157-3 which clarifies the application of SFAS No. 157 in an inactive market.  The Company determines whether the unrealized losses for certain trust preferred securities are temporary in accordance with EITF 99-20, as amended by FSP EITF 99-20-1, when applicable, and FSP SFAS No. 115-1 and SFAS No. 124-1. The Company believes the unrealized loss on the two single issuer trust preferred securities and the investment grade pooled security are related to general market conditions and the resulting lack of liquidity in the market. The Company has the ability and intent to hold these investments for a period of time sufficient to allow for the anticipated recovery of fair value, which may be maturity. The Company believes recovery of fair value is expected as the securities approach their maturity date or as valuations for such securities improve as market yields change.

The amortized cost and estimated fair value of the investment securities, by contractual maturity, at December 31, 2008 are shown below. Actual maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CONTRACTUAL MATURITIES OF INVESTMENT SECURITIES

December 31, 2008	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$27,344	$27,383	$-	$-
Due after one year through five years	37,021	36,686	-	-
Due after five years through ten years	12,267	12,275	-	-
Due after ten years	98,685	79,594	-	-
Total investment securities, excluding mortgage-backed securities	175,317	155,938	-	-

Mortgage-backed securities	269,311	267,575	13,765	13,601
Total investment securities	$444,628	$423,513	$13,765	$13,601

At December 31, 2008, $131.7 million of U.S. Treasury Notes and U.S. Government agency securities were pledged to secure public deposits.  As of December 31, 2008, the Company had $121.2 million securities pledged as collateral on secured borrowings.

5. LOANS

The components of loans were as follows:

LOAN COMPONENTS

December 31,	2008	2007
Commercial and industrial	$2,234,202	$2,024,728
Home equity	274,360	264,965
Second mortgages	84,388	81,063
Residential real estate	67,473	49,750
Other	79,402	89,413
Total gross loans	2,739,825	2,509,919
Allowance for loan losses	(37,309)	(27,002)
Loans, net	$2,702,516	$2,482,917

Non-accrual loans	$42,233	$26,853

Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the accommodation.  Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property. Loans secured by owner occupied properties are dependent upon the successful operation of the borrower’s business.  If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired.  Loans secured by properties where repayment is dependent upon payment of rent by third party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit.  At December 31, 2008, the Company’s commercial real estate portfolio was $1.71 billion of which $771.9 million, or 45.1%, were classified as owner occupied and $941.4 million, or 54.9%, were classified as non-owner occupied.

The Company also originates residential construction loans.  At December 31, 2008, there were 87 residential construction loans with outstanding loan balances of $62.4 million.

There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 2008. Interest income not recognized as a result of the above non-accrual loans was $2.6 million, $1.6 million and $841,000 for the years ended December 31, 2008, 2007 and 2006, respectively.  The amount of interest included in net income on these loans for the years ended December 31, 2008, 2007 and 2006 was $726,000, $1.0 million and $120,000, respectively.

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 2008 and 2007, along with an analysis of the activity for the years ended December 31, 2008 and 2007, is summarized as follows:

SUMMARY OF LOANS TO RELATED PARTIES

December 31,	2008	2007
Balance, beginning of year	$91,222	$68,935
Additions	11,240	30,248
Repayments	5,291	(7,961)
Balance, end of year	$97,171	$91,222

Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $877.8 million and $844.2 million at December 31, 2008 and 2007, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

Most of the Company’s business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets secure loans.  The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market. As of December 31, 2008, the Company had $159.4 million in loans pledged as collateral on secured borrowings.

6. ALLOWANCE FOR LOAN LOSSES

An analysis of the change in the allowance for loan losses is as follows:

ALLOWANCE FOR LOAN LOSSES

Years Ended December 31,	2008	2007	2006
Balance, beginning of year	$27,002	$25,658	$22,463
Charge-offs	(10,728)	(7,718)	(2,513)
Recoveries	1,035	659	642
Net charge-offs	(9,693)	(7,059)	(1,871)
Provision for loan losses	20,000	8,403	3,807
Purchased allowance resulting from bank acquisition	-	-	1,259
Balance, end of year	$37,309	$27,002	$25,658

Loans collectively evaluated for impairment include consumer loans and residential real estate loans, and are not included in the data that follow:

COMPONENTS OF IMPAIRED LOANS

December 31,	2008	2007
Impaired loans with related allowance for loan losses calculated under SFAS No. 114	$4,307	$17,759
Impaired loans with no related allowance for loan losses calculated under SFAS No. 114	33,435	6,217
Total impaired loans	$37,742	$23,976

Valuation allowance related to impaired loans	$1,679	$2,027

ANALYSIS OF IMPAIRED LOANS

Years Ended December 31,	2008	2007	2006
Average impaired loans	$29,379	$14,053	$16,634
Interest income recognized on impaired loans	$161	$237	$534
Cash basis interest income recognized on impaired loans	$159	$157	$117

7. RESTRICTED EQUITY INVESTMENTS

The Company, through the Bank, is a member of both the Federal Reserve Bank of Philadelphia and the Federal Home Loan Bank of New York (“FHLBNY”), and is required to maintain an investment in the capital stock of each. The Federal Reserve, Federal Home Loan Bank and other bank stock are restricted in that they can only be redeemed by the issuer at par value. The Company's investment at December 31, 2008 and 2007 was as follows:

RESTRICTED EQUITY INVESTMENTS

December 31,	2008	2007
Federal Reserve Bank stock	$9,364	$9,312
Federal Home Loan Bank of New York stock	6,794	7,409
Atlantic Central Bankers Bank stock	148	148
Total	$16,306	$16,869

The Company does not believe that an OTTI of its holdings exists as of December 31, 2008 and will continue to monitor the financial performance of the FHLBNY.

 8. BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment consist of the following major classifications:

SUMMARY OF BANK PROPERTIES AND EQUIPMENT

December 31,	2008	2007
Land	$6,883	$7,204
Buildings	24,650	22,477
Capital lease	5,400	5,400
Leasehold improvements and equipment	36,173	41,222
Total bank properties and equipment	73,106	76,303
Accumulated depreciation	(24,464)	(28,185)
Bank properties and equipment, net	$48,642	$48,118

The Company recognized depreciation expense of $4.7 million, $4.4 million and $5.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

On occasion, the Company engages construction related services from companies affiliated with certain Directors under separate agreements with the Company.  The Company incurred $134,000, $1.9 million, and $22,000 for 2008, 2007, and 2006, respectively, for these services all of which were classified as capital expenditures on the Company’s Consolidated Statements of Financial Condition. Management believes disbursements made to these related parties were equivalent to those that would have been paid to unaffiliated companies for similar services.

9. REAL ESTATE OWNED

Real estate owned consisted of the following:

SUMMARY OF REAL ESTATE OWNED

December 31,	2008	2007
Commercial properties	$139	$300
Residential properties	848	865
Bank properties	975	284
Total	$1,962	$1,449

SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Commercial Properties	Residential Properties	Bank Properties	Total
Beginning balance, December 31, 2007	$300	$865	$284	$1,449
Transfers into real estate owned	1,776	248	1,110	3,134
Sale of real estate owned	(1,937)	(265)	(419)	(2,621)
Ending balance, December 31, 2008	$139	$848	$975	$1,962

Real estate owned increased $513,000 to $2.0 million at December 31, 2008 as compared to December 31, 2007. During 2008, the Company added five properties to the real estate owned portfolio, which included two commercial properties and one residential property acquired through foreclosure or through deed in lieu of foreclosure at a total cost of $2.0 million and two branch properties as a result of the Company’s ongoing branch optimization strategy at a total cost of $1.1 million. The Company also sold five properties during 2008, including two commercial properties, two residential properties and one branch property and recognized a net gain of $727,000 which is included in non-interest expense in the Consolidated Statement of Income.

Expenses applicable to real estate owned include the following:

REAL ESTATE OWNED EXPENSES, NET

Years Ended December 31	2008	2007	2006
Net (gain) loss on sales of real estate	$(727)	$-	$46
Write-down of real estate owned	-	-	135
Operating expenses, net of rental income	99	103	57
Total	$(628)	$103	$238

10. GOODWILL AND INTANGIBLE ASSETS

In the fourth quarter of 2008 and 2007 the Company performed its annual impairment test of goodwill in accordance with SFAS No. 142 and SFAS No. 147, Acquisitions of Certain Financial Institutions—an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. Such testing is based upon a number of factors, which are based upon assumptions and management judgments. These factors include among other things, future growth rates, discount rates and earnings capitalization rates. The test indicated that no impairment charge was necessary at December 31, 2008 and 2007.

Changes in the carrying amount of goodwill are as follows:

GOODWILL

December 31,	2008	2007
Balance, beginning of year	$127,894	$128,117
Net deductions related to business acquisition (1)	-	(223)
Balance, end of year	$127,894	$127,894
(1) In accordance with SFAS No. 123(R), goodwill includes adjustments for any tax benefit resulting from the exercise of awards issued in a business combination.

Information regarding the Company’s intangible assets subject to amortization is as follows:

SUMMARY OF INTANGIBLE ASSETS

December 31,	2008			2007
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Core deposit premium	$66,851	$48,082	$18,769	$66,851	$43,372	$23,479
Total intangible assets	$66,851	$48,082	$18,769	$66,851	$43,372	$23,479

Changes in the carrying amount of the Company’s intangible assets for the years ended December 31, 2008 and 2007 are as follows:

ANALYSIS OF INTANGIBLE ASSETS

December 31,	2008	2007
Balance, beginning of year	$23,479	$28,570
Intangible assets associated with sold branch	-	(377)
Amortization expense	(4,710)	(4,714)
Balance, end of year	$18,769	$23,479

Information regarding the Company’s amortization expense is as follows:

AMORTIZATION OF INTANGIBLE ASSETS

Amount
Actual for Years Ended December 31,
2006	$4,767
2007	4,714
2008	4,710

Expected for Years Ended December 31,
2009	$4,453
2010	3,685
2011	3,685
2012	3,685
2013	2,457
Thereafter	804
Total	$18,769

11. DEPOSITS

Deposits consist of the following major classifications:

SUMMARY OF DEPOSITS

December 31,	2008	2007
Interest-bearing demand deposits	$1,003,517	$754,733
Non-interest-bearing demand deposits	397,492	438,052
Savings deposits	301,278	456,241
Time deposits under $100,000	639,354	674,671
Time deposits $100,000 or more	367,679	335,429
Brokered time deposits	187,044	39,965
Total	$2,896,364	$2,699,091

A summary of time deposits by year of maturity is as follows:

MATURITIES OF TIME DEPOSITS (1)

Years Ended December 31,	Amount
2009	$1,046,406
2010	60,387
2011	6,009
2012	61,032
2013	18,443
Thereafter	1,800
Total	$1,194,077
(1) Amounts include brokered time deposits.

A summary of interest expense on deposits is as follows:

SUMMARY OF INTEREST EXPENSE

Years Ended December 31,	2008	2007	2006
Savings deposits	$7,632	$13,214	$6,687
Time deposits	43,865	48,908	36,618
Interest-bearing demand deposits	14,355	22,130	23,587
Total	$65,852	$84,252	$66,892

12. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF NEW YORK

At December 31, 2008 and 2007, the Company had fixed-rate advances from the FHLBNY of $42.1 million and $63.5 million, respectively, which mature through 2018. At December 31, 2008 and 2007, the interest rates on these fixed-rate advances from the FHLBNY ranged from 3.78% to 5.87% and 3.30% to 5.87%, respectively. The weighted average interest rate for the years ended December 31, 2008 and 2007 was 4.74% and 3.88%, respectively. Interest expense on advances from the FHLBNY was $1.4 million, $3.5 million and $5.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The contractual maturities of the Company’s fixed-rate advances from the FHLBNY at December 31, 2008 are as follows:

CONTRACTUAL MATURITIES OF ADVANCES FROM THE FHLBNY

Years Ended December 31,	Amount
2009	$25,697
2010	10,000
2011	-
2012	-
2013	4,714
Thereafter	1,670
Total	$42,081

13. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company has overnight repurchase agreements with customers as well as term repurchase agreements with the FHLBNY. At December 31, 2008 and 2007, customer repurchase agreements were $20.3 million and $40.5 million, respectively with interest rates ranging from 0.00% to 0.25% and 3.15% to 3.88%, respectively. Interest expense on customer repurchase agreements was $478,000 for the year ended December 31, 2008 and $2.0 million for each of the years ended December 31, 2007 and 2006. Collateral for customer repurchase agreements consisted of U.S. Treasury notes or securities issued or guaranteed by one of the U.S. Government sponsored agencies. The fair value of the collateral was approximately equal to the amounts outstanding.

At December 31, 2008 and 2007, the Company had one FHLBNY repurchase agreement for $15.0 million with an interest rate of 4.84%. Interest expense on FHLBNY repurchase agreements was $775,000, $309,000 and $1.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. Collateral for the FHLBNY repurchase agreements consisted of securities issued or guaranteed by one of the U.S. Government sponsored agencies. The fair value of the collateral was approximately equal to the amount outstanding.

A summary of securities sold under agreements to repurchase, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2008, 2007 and 2006 is as follows:

At or for the Years Ended December 31,	2008	2007	2006
FHLBNY repurchase agreements outstanding at year end	$15,000	$15,000	$-
Weighted average interest rate at year end	4.84%	4.84%	-%
Approximate average amount outstanding during the year	$16,530	$6,370	$27,589
Approximate weighted average rate during the year	4.69%	4.85%	4.66%

Repurchase agreements with customers outstanding at year end	$20,327	$40,472	$51,740
Weighted average interest rate at year end	0.25%	3.60%	4.60%
Approximate average amount outstanding during the year	$34,976	$44,213	$45,726
Approximate weighted average rate during the year	1.37%	4.44%	4.34%

The maximum month end amount of securities sold under agreements to repurchase for the years ended December 31, 2008 and 2007 is as follows:

December 31,	2008	2007
FHLBNY repurchase agreements	$55,000	$15,000
Repurchase agreements with customers	$40,256	$51,599

14. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT

The Company has established Issuer Trusts that have issued guaranteed preferred beneficial interests in the Company’s junior subordinated debentures. These Issuer Trusts are variable interest entities under FIN No. 46 and FIN No. 46(R).

In accordance with FIN No. 46 and FIN No. 46(R), all the Issuer Trusts outstanding at December 31, 2008 and 2007 are deconsolidated. The junior subordinated debentures issued by the Company to the Issuer Trusts at December 31, 2008 and 2007 of $92.8 million and $97.9 million, respectively, are reflected in the Company’s Consolidated Statements of Financial Condition in the liabilities section under the caption “Junior subordinated debentures.” The Company records interest expense on the corresponding debentures in its Consolidated Statements of Income. The Company also recorded the common capital securities issued by the Issuer Trusts in other assets in its Consolidated Statements of Financial Condition at December 31, 2008 and 2007.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Issuer Trust as of December 31, 2008.

SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2008	Capital Securities			Junior Subordinated Debentures
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	6.24% Fixed	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2042	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012
		$90,000		$92,786

On January 23, 2009 and December 30, 2008 the capital securities of Sun Capital Trust VI Sun Capital Trust V, respectively, became eligible for redemption. As a result of the current interest environment, the Company has elected not to call these securities; however the Company maintains the right to call these securities in the future on the respective payment anniversary dates.

While the capital securities have been deconsolidated in accordance with GAAP, they continue to qualify as Tier 1 capital under federal regulatory guidelines. In March 2005, the Federal Reserve amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits. The Federal Reserve’s amended rule will, effective March 31, 2009, limit capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability. The Company does not anticipate that this amended rule will have a material impact on its capital ratios. Management currently operates under a capital plan for the Company and the Bank that is expected to allow the Company and the Bank to maintain “well-capitalized” regulatory capital levels.

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

In January 2008, the Company called the $5.0 million outstanding capital securities of CBNJ Trust I contemporaneously with the redemption of CBNJ Trust I debentures and there was no impact to the Company’s Consolidated Statement of Income.

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

15. STOCK-BASED INCENTIVE PLANS

The 2004 Stock Plan (the “2004 Plan”), as amended in 2007, authorizes the issuance of 1,428,977 shares of common stock pursuant to awards that may be granted in the form of options to purchase common stock (“options”) and awards of shares of common stock (“stock awards”). The maximum number of stock awards, as amended in 2007, that may be granted over time may not exceed 391,525 shares. At December 31, 2008, the amount of shares of common stock available for future grants under the 2004 Plan, as amended, was 419,306 shares, of which 99,612 shares are available for issuance as stock awards. The purpose of the 2004 Plan, as with all of the Company’s stock-based incentive plans, is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, advisory directors, employees and other persons to promote the success of the Company. Under the 2004 Plan, options expire ten years after the date of grant, unless terminated earlier under the option terms. For both options and stock awards, a Committee of non-employee directors has the authority to determine the conditions upon which the options granted will vest. Each director and advisory director of the Company received compensation in the form of stock awards which were immediately vested upon issuance. There were 128,843 stock awards, 96,205 stock awards and 28,523 stock awards issued from the 2004 Plan for the years ended December 31, 2008, 2007 and 2006, respectively.  The Company granted 353,921 options, 282,258 options and 91,019 options for the years ended December 31, 2008, 2007 and 2006, respectively, under the 2004 Plan. These options were granted at the then fair market value of the Company’s stock.  During 2008, there were 98,508 options granted that vest evenly over five years, 194,249 options that vest over five years at a rate of 25% over first two years and the remaining 75% evenly over the remaining three years and 61,164 options that vest over four years at a rate of 33.3% over the first two years and the remaining 66.7% evenly over the remaining two years. During 2007, there were 7,165 options granted that vest evenly over five years and 275,093 options granted that vest evenly over three years.  Options granted during 2006 vest evenly over five years. There are 717,758 options outstanding and 100,934 nonvested restricted stock awards under this plan at December 31, 2008.

In January 2006, as a result of the Advantage Bank (“Advantage”) acquisition, the Company assumed stock options previously granted under the Advantage Plans. Upon merger, all stock options under the Advantage Plans became fully vested and were converted to stock options of the Company.  The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Advantage Plans are both incentive and non-qualified and expire from 2009 through 2014. There are 23,362 stock options outstanding under these plans at December 31, 2008. No additional stock options will be granted under these plans.

In July 2004, as a result of the acquisition of Community Bancorp of New Jersey (“Community”), the Company assumed stock options previously granted under the Community Plans. Upon merger, all stock options under the Community Plans became fully vested and were converted to stock options of the Company. The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Community Plans are both incentive and non-qualified and expire from 2010 through 2012. There are 147,920 stock options outstanding under these plans at December 31, 2008. No additional stock options will be granted under these plans.

Options granted under the 2002 Stock Option Plan (the “2002 Plan”) may be either qualified incentive options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. The 2002 Plan authorizes the issuance of 1,055,323 shares of common stock. The grant of reload options is authorized under the 2002 Plan. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an “original option”) by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the reload feature will reduce the total number of shares eligible for award under the Plan. Under the 2002 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The qualified incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 2002 Plan generally allows 20% of options granted to employees to vest six months after the date of grant, and 20% for each of the next four anniversaries of the grant, subject to employment and other conditions. The vesting provision of the 2002 Plan generally allows options granted to directors to vest as of the date of grant. At December 31, 2008, there were 742,909 options outstanding with the reload feature under the 2002 Plan and 13,891 shares available for grant.

In 2007, the 1997 Stock Option Plan (the “1997 Plan”) expired. As such, no additional options are permitted to be granted from this plan. Options granted under the 1997 Plan may be either qualified incentive options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors.  Under the 1997 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 1997 Plan generally allows for 50% of options to vest one year after the date of grant, and 50% two years after the date of grant, subject to employment and other conditions.  At December 31, 2008, there were 888,041 options outstanding with the reload feature under the 1997 Plan.  All shares granted under the 1997 Plan were fully vested as of December 31, 2008.

In 2005, the 1995 Stock Option Plan (the “1995 Plan”) expired. As such, no additional options were permitted to be granted from this plan. All options previously awarded under the 1995 Plan were either exercised or cancelled during 2007.

There are no equity compensation plans providing for the issuance of shares of the Company which were not approved by the shareholders.

Options outstanding under the 1997, 2002, 2004, Community Plans and Advantage Plans, adjusted for 5% stock dividends where appropriate, are as follows:

SUMMARY OF STOCK OPTIONS GRANTED AND OUTSTANDING
	Incentive	Nonqualified	Total
Stock options granted and outstanding:
December 31, 2008 at prices ranging from $4.51 to $18.36 per share	745,747	1,774,243	2,519,990
December 31, 2007 at prices ranging from $4.51 to $18.36 per share	679,142	1,652,769	2,331,911
December 31, 2006 at prices ranging from $4.51 to $19.60 per share	715,051	2,650,958	3,366,009

Activity in the stock option plans for the years ended December 31, 2008, 2007 and 2006, respectively was as follows:

SUMMARY OF STOCK OPTION ACTIVITY

Years Ended December 31,	2008		2007		2006
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Stock options outstanding, beginning of year	2,331,911	$10.05	3,366,009	$9.33	3,665,670	$8.73
Granted	353,921	12.09	282,258	16.58	91,019	16.73
Exchanged in business acquisition	-	-	-	-	186,046	7.03
Exercised	(84,136)	8.50	(1,177,910)	8.71	(542,826)	5.28
Forfeited	(12,737)	16.58	(112,618)	17.02	(23,808)	17.21
Expired	(68,969)	13.15	(25,828)	18.06	(10,092)	16.37
Stock options outstanding, end of year	2,519,990	$10.27	2,331,911	$10.05	3,366,009	$9.33
Stock options exercisable, end of year	1,949,277	$9.21	1,993,279	$8.90	3,162,220	$8.82

The weighted average grant date fair value of options granted during the years ended December 31, 2008, 2007 and 2006 were $3.58, $3.82 and $5.56, respectively.  The total intrinsic value (market value on date of exercise less exercise price) of options exercised during the years ended December 31, 2008, 2007 and 2006 was $240,000, $8.4 million and $6.2 million, respectively. The aggregate intrinsic value of options outstanding at December 31, 2008 and 2007 was $190,000 and $12.4 million, respectively.  The aggregate intrinsic value of options exercisable at December 31, 2008 and 2007 was $188,000 and $12.4 million, respectively.

The amount of cash received from the exercise of stock options during the years ended December 31, 2008, 2007 and 2006 was $716,000, $10.1 million and $2.9 million, respectively. The total tax benefit from the exercise of stock options for the years ended December 31, 2008, 2007 and 2006 was approximately $90,000, $2.7 million and $1.7 million, respectively.

A summary of the status of the Company’s nonvested options at December 31, 2008, 2007 and 2006, respectively, and changes during the years ended December 31, 2008, 2007 and 2006, respectively, are presented in the following table:

SUMMARY OF NONVESTED STOCK OPTION ACTIVITY

Years Ended December 31,	2008		2007		2006
Nonvested stock options outstanding, beginning of year	338,632	$16.78	203,789	$17.09	430,098	$12.02
Granted	353,921	12.09	282,258	16.58	91,019	16.73
Vested	(109,103)	16.81	(34,797)	16.17	(293,520)	9.55
Forfeited	(12,737)	16.58	(112,618)	17.02	(23,808)	17.21
Nonvested stock options outstanding, end of year	570,713	$13.87	338,632	$16.78	203,789	$17.09

At December 31, 2008, there was $1.5 million of total unrecognized compensation cost related to options granted under the stock option plans.  That cost is expected to be recognized over a weighted average period of 3.0 years.

The following table summarizes options outstanding at December 31, 2008:

SUMMARY OF STOCK OPTIONS OUTSTANDING

December 31, 2008			Options Outstanding			Options Exercisable
Range of Exercise Prices			Number of Options	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$4.51	-	$7.73	208,398	1.67	$6.58	200,898	$6.55
8.49	-	8.49	1,024,327	3.07	8.49	1,024,327	8.49
8.86	-	9.81	531,215	1.19	9.21	526,215	9.21
11.05	-	16.90	662,246	7.93	13.89	143,921	14.62
17.02	-	18.36	93,804	6.72	18.27	53,916	18.32
			2,519,990	3.97	10.27	1,949,277	9.21

A summary of the Company’s nonvested restricted stock awards at December 31, 2008 and 2007, and changes during the years ended December 31, 2008 and 2007, are presented in the following table:

SUMMARY OF NONVESTED RESTRICTED STOCK AWARD ACTIVITY (1)

Year Ended December 31,	2008		2007
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested stock awards outstanding, beginning of year	50,723	$16.47	-	$-
Issued	64,634	12.65	60,079	16.47
Vested	(14,423)	15.91	(9,356)	16.47
Nonvested stock awards outstanding, end of year	100,934	$14.10	50,723	$16.47

During 2008 and 2007, the Company issued 64,634 and 60,079 shares of restricted stock awards, respectively, that were valued at $817,000 and $989,000, respectively, at the time these awards were granted. The value of these shares is based upon the closing price of the common stock on the date of grant.  During 2008, there were 491 shares issued which vest monthly over the following twelve months on a straight-line basis, 40,044 shares issued that vest over five years at a rate of 25% over first two years and the remaining 75% evenly over the remaining three years and 24,099 shares issued that vest over four years at a rate of 33.3% over the first two years and the remaining 66.7% evenly over the remaining two years. At December 31, 2008, there was $857,000 of total unrecognized compensation cost related to these restricted stock awards that is expected to be recognized over a weighted average period of 3.4 years.  The total fair value of the restricted stock vested during 2008 was $229,000.

16. EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan (“ESPP”) and a Directors Stock Purchase Plan (“DSPP”) (collectively, the “Purchase Plans”) wherein 374,244 shares were reserved for issuance pursuant to the Purchase Plans. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2008 and 2007, there were 11,022 shares and 5,870 shares, respectively, purchased through the ESPP. For the years ended December 31, 2008 and 2007, there were 4,672 shares and 3,062 shares, respectively, purchased through the DSPP. At December 31, 2008, there were 215,473 and 2,976 shares remaining in the ESPP and DSPP, respectively.

17. BENEFITS

The Company has established a 401(k) Retirement Plan (the “401(k) Plan”) for all qualified employees. Employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. The Company’s match begins after one year of service. Vesting in the Company’s contribution accrues over four years at 25% each year. Pursuant to the 401(k) Plan, employees can contribute up to 75% of their compensation to a maximum allowed by law. The Company will match 50% of the first 6% of the base contribution that an employee contributes. The Company match consists of a contribution of Company common stock, at market value. The Company’s contribution to the 401(k) Plan was $627,000, $529,000 and $638,000 for the years ended December 31, 2008, 2007 and 2006, respectively. The Company expensed $38,000, $41,000 and $11,000 during the years ended December 31, 2008, 2007 and 2006, respectively, to administer and audit the 401(k) Plan. These expenses were recorded to non-interest expense.

18. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

Visa Litigation

In October 2007, Visa Inc. (“Visa”) announced that it had completed a restructuring in preparation of its initial public offering (“IPO”) planned for the first quarter 2008. At the time of the announcement, the Company was a member of the Visa USA network.  As part of Visa’s restructuring, the Company received 13,325 shares of restricted Class USA stock in Visa in exchange for the Company’s membership interests.  The Company did not recognize a gain or loss upon receipt of Class USA shares in October 2007.  In November 2007, Visa announced that it had reached an agreement with American Express, related to its claim that Visa and its member banks had illegally blocked American Express from the bank-issued card business in the U.S. The Company was not a named defendant in the lawsuit and, therefore, was not directly liable for any amount of the settlement. However, in accordance with Visa’s by-laws, the Company and other Visa U.S.A., Inc. (a wholly-owned subsidiary of Visa) members were obligated to indemnify Visa for certain losses, including the settlement of the American Express matter. The Company's indemnification obligation is limited to its proportionate interest in Visa U.S.A., Inc. The Company determined that its potential indemnification obligations based on its proportionate share of ownership in Visa USA was not material at December 31, 2008.

In March 2008, Visa completed its IPO resulting in the conversion of the Company’s Class USA shares to 12,508 shares of Class B common stock in Visa.  Concurrently, Visa exercised its option to mandatorily redeem 4,836 shares of the Company’s Class B common stock in exchange for cash, which resulted in the Company recognizing a $207,000 gain to other non-interest income. As a result of the IPO and mandatory redemption of Class B shares, Visa deposited $3.0 billion into an escrow account to be used to satisfy settlement obligations with respect to prior litigation and to make payments with respect to the future resolution of covered litigation. In October 2008, Visa announced that it had reached an agreement with Discover and that the lawsuit would be settled, in part, from the escrow account previously established.

In December 2008, Visa deposited an additional $1.1 billion into the escrow account. Visa funded the additional amount into the escrow account by reducing each Class B shareholder's conversion ratio to Visa Class A shares from 0.7143 to 0.6296. Other litigation covered by the Company's indemnification of Visa, which is expected to be settled from the escrow account previously established, remain unresolved as of December 31, 2008. As of December 31, 2008, management believes that the Company's indemnification of Visa, related to the costs of the remaining lawsuits, will be sufficiently funded from the escrow account. The Company has 7,672 Class B shares remaining, with a zero cost basis, that are restricted for a period of three years after the IPO or upon settlement of litigation claims, whichever is later.  The Company has not recognized a gain or loss on the remaining Class B shares in Visa.

Letters of Credit

In the normal course of business, the Company has various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $67.6 million and $60.3 million at December 31, 2008 and 2007, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial condition of the Company will not be affected materially by the final outcome of any letters of credit.

Reserve for Unfunded Commitments

The Company maintains a reserve for unfunded loan commitments and letters of credit which is reported in other liabilities in the Consolidated Statements of Financial Condition consistent with Statement of Position  (“SOP”) No. 01-6, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others. As of the balance sheet date, the Company records estimated losses inherent with unfunded loan commitments in accordance with SFAS No. 5, Accounting for Contingencies, and estimated future obligations under letters of credit in accordance with FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements.  The reserve for unfunded loan commitments and letters of credit as of December 31, 2008 and 2007 was $437,000 and $360,000, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

Leases

Certain office space of the Company is leased from companies affiliated with the Chairman of the Company’s Board of Directors under separate agreements with the Company. Terms of these three agreements at December 31, 2008 are as follows:

SUMMARY OF LEASES WITH AFFILIATES TO THE CHAIRMAN OF THE BOARD OF DIRECTORS

December 31, 2008	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
March 2010	$44	N/A	Fixed
October 2017	$1,212	N/A	CPI
August 2025 (1)	$450	4 five-year terms	Fixed
June 2029 (2)	$269	4 five-year terms	CPI
(1) This lease is recorded as a $5.2 million obligation under capital lease at December 31, 2008.
(2) The terms of the lease agreement were finalized in 2008 and the Company expects to begin incurring lease payments in June 2009.

The following is a schedule by years of future minimum lease payments for the $5.2 million obligation under capital lease together with the present value of the net minimum lease payments as of December 31, 2008:

FUTURE MINIMUM LEASE PAYMENTS UNDER OBLIGATION UNDER CAPITAL LEASE

Years Ended December 31,	Amount
2009	$450
2010	469
2011	506
2012	506
2013	506
Thereafter	6,895
Total minimum lease payments	9,332
Less: Amount representing interest	4,143
Present value of minimum lease payment, net	$5,189

Certain office space of the Company is leased from companies affiliated with certain Directors under separate agreements with the Company. Terms of these three agreements at December 31, 2008 are as follows:

SUMMARY OF LEASES WITH AFFILIATES TO THE DIRECTORS
December 31, 2008	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
February 2010	$96	N/A	Fixed
December 2011	$149	2 five-year terms	Fixed
January 2027	$155	4 five-year terms	Fixed

The Company believes that each of the related party transactions described above were on terms as fair to the Company as could have been obtained from unaffiliated third parties.

The following table shows future minimum payments under noncancelable leases with initial terms of one year or more at December 31, 2008. Future minimum receipts under sub-lease agreements are not material.

FUTURE MINIMUM PAYMENTS UNDER NONCANCELABLE OPERATING LEASES

Years Ended December 31,	Amount
2009	$3,971
2010	3,710
2011	3,494
2012	2,956
2013	2,616
Thereafter	14,363
Total minimum lease payments	$31,110

Rental expense included in occupancy expense for all leases was $4.3 million, $4.3 million and $5.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

19. OTHER RELATED PARTY TRANSACTIONS

During 2007 and 2006, the Company engaged consulting services for the Company’s retail banking initiatives from a company affiliated with a Director.  The Company incurred consulting services of $130,000 and $184,000 in 2007 and 2006, respectively.   Management believes disbursements made to this related party were equivalent to those that would have been paid to unaffiliated companies for similar services.  The Company did not engage consulting services from this company during 2008.

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

In accordance with SFAS No. 133, all derivatives are recognized as either other assets or other liabilities on the Consolidated Statements of Financial Condition at fair value. For those derivative instruments designated as fair value hedges, both the change in the fair value of the hedge and the hedged item are included in current earnings. Because the hedging arrangement is considered highly effective, changes in the interest rate swaps’ interest rate component of fair value is expected to exactly offset the corresponding changes in the fair value of the commercial loans and, as a result, the changes in fair value do not result in an impact on net income. Likewise for those derivatives offered to Bank customers, the interest rate component of fair value is expected to exactly offset the position mirrored with the non-affiliated third party. SFAS No. 157 requires the consideration of non-performance between various counterparties to a derivative transaction in the fair value.

Financial derivatives involve, to varying degrees, interest rate, market and credit risk. The Company manages these risks as part of its asset and liability management process and through credit policies and procedures. The Company seeks to minimize counterparty credit risk by establishing credit limits, and generally requiring bilateral netting and collateral agreements.

 For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based on the exposure being hedged, as a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. Currently, the Company only participates in fair value hedges.

Fair Value Hedges - Interest Rate Swaps. The Company has entered into interest rate swap arrangements to exchange the payments on fixed-rate commercial loan receivables for variable-rate payments based on the one-month LIBOR. The interest rate swaps involve no exchange of principal either at inception or maturity and have maturities and call options identical to the fixed-rate loan agreements. The arrangements have been designated as fair value hedges. The swaps are carried at their fair value and the carrying amount of the commercial loans includes the change in their fair values since the inception of the hedge. Because the hedging arrangement is considered highly effective, the Company expects no earnings impact based on changes to the underlying benchmark interest rates considered in the valuation of these instruments; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by SFAS No. 157. At December 31, 2008, the fair value adjustments related to credit quality were not material. The Company’s fair value interest rate swaps had an aggregate fair value of $6.8 million at December 31, 2008, and were recorded as other liabilities on the Consolidated Statements of Financial Condition.

Information pertaining to outstanding interest rate swap agreements was as follows:

SUMMARY OF INTEREST RATE SWAP AGREEMENTS

	December 31,	December 31,
	2008	2007
Notional amount	$47,434	$49,472
Weighted average pay rate	6.80%	6.79%
Weighted average receive rate	3.89%	7.21%
Weighted average maturity in years	5.3	6.0
Unrealized loss relating to interest rate swaps	$(6,812)	$(1,526)

Customer Derivatives. The Company enters into interest rate swaps in order to provide commercial loan customers the ability to swap from variable to fixed interest rates. Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to a swap agreement. This swap agreement effectively swaps the customer’s variable-rate loan into a fixed-rate loan. In addition, the Company has recently entered into an interest rate cap sale transaction with one commercial customer. The Company then enters into a corresponding swap agreement or interest rate cap purchase transaction with a third-party in order to offset its exposure on the variable and fixed components of the customer agreement. As the interest rate swaps and cap with the customers and third-parties are not designated as hedges under SFAS No. 133, the instruments are marked to market in earnings. As the interest rate swaps and cap are structured to offset each other, the Company expects no earnings impact based on changes to the underlying benchmark interest rates considered in the valuation of these instruments; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by SFAS No. 157. At December 31, 2008, the fair value adjustments related to credit quality were not material. At December 31, 2008 and December 31, 2007, the total notional amount of the swap agreements was $1.22 billion and $767.6 million, respectively. As of December 31, 2008, the notional amount of the cap transaction was $12.9 million; there were no cap transactions outstanding as of December 31, 2007. The aggregate fair value of interest rate swap agreements, entered into with commercial loans customers and recorded as other assets on the Consolidated Statements of Financial Condition, was $90.9 million at December 31, 2008. The aggregate fair value of corresponding interest rate swap agreements, entered into with a third-party and recorded as other liabilities on the Consolidated Statements of Financial Condition, was $91.0 million at December 31, 2008. The Company earned $2.6 million and $1.6 million from facilitating customer derivative transactions during the years ended December 31, 2008 and 2007, respectively.

21. INCOME TAXES

The income tax provision consists of the following:

SUMMARY OF INCOME TAX PROVISION

Years Ended December 31,	2008	2007	2006
Current	$10,772	$9,080	$7,421
Deferred	(6,346)	(807)	929
Income tax provision	$4,426	$8,273	$8,350

Items that gave rise to significant portions of the deferred tax accounts are as follows:

DETAILS OF DEFERRED TAX ASSET

December 31,	2008	2007
Deferred tax asset:
Allowance for loan losses	$15,400	$11,143
Unrealized loss on investment securities	7,739	547
Impairments realized on investment securities	3,063	-
Other	2,073	2,016
Total deferred tax asset	28,275	13,706
Deferred tax liability:
Core deposit intangible amortization	3,555	4,339
Goodwill amortization	4,801	2,892
Property	456	501
Deferred loan costs	2,341	2,371
Other	415	434
Total deferred tax liability	11,568	10,537
Net deferred tax asset	$16,707	$3,169

As of December 31, 2008 and 2007, a valuation allowance against the deferred tax asset was not considered necessary because it is more likely than not that the deferred tax asset will be fully realized.

The provision for income taxes differs from that computed at the statutory rate as follows:

RECONCILIATION OF FEDERAL STATUTORY INCOME TAX

Years Ended December 31,	2008		2007		2006
	Amount	%	Amount	%	Amount	%
Income before income taxes	$19,319		$27,625		$25,624
Tax computed at statutory rate	6,762	35.0%	9,669	35.0%	8,969	35.0%
(Decrease) increase in charge resulting from:
State taxes, net of federal benefit	(87)	(0.5)	(126)	(0.5)	637	2.5
Tax exempt interest (net)	(1,149)	(5.9)	(969)	(3.5)	(476)	(1.8)
BOLI	(1,056)	(5.5)	(434)	(1.6)	(610)	(2.4)
Other, net	(44)	(0.2)	133	0.5	(170)	(0.7)
Total income taxes	$4,426	22.9%	$8,273	29.9%	$8,350	32.6%

In June 2006, the FASB issued FIN No. 48.  FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN No. 48 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has greater than fifty percent likelihood of being realized upon ultimate settlement. FIN No. 48 was applied to all existing tax positions upon initial adoption. FIN No. 48 was effective for fiscal years beginning after December 15, 2006. The Company adopted FIN No. 48 on January 1, 2007 and the initial application of the interpretation did not have an impact to the Company’s financial condition or results of operations. As of the date of adoption, there was no liability for uncertain tax positions and no known unrecognized tax benefits. There were no increases or decreases during 2008 or 2007 to the liability for unrecognized tax benefits, and no liability exists as of December 31, 2008.  This liability is not expected to change during 2009.

The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the results of operations. As of December 31, 2008, the tax years ended December 31, 2007 and 2008 were subject to examination by the Internal Revenue Service (the “IRS”), while the tax years ended December 31, 2005, 2006, 2007 and 2008 were subject to state examination.  The IRS completed its examination of the Company’s 2005 and 2006 tax returns during 2008 which did not result in any material change to the Company’s tax position.  As of December 31, 2008, there were no audits in process by any tax jurisdiction.

22.  STOCK REPURCHASE PLANS

In July 2007, the Board of Directors of the Company authorized the initiation of a stock repurchase plan covering up to 5%, or approximately 1,000,000 shares, of the Company’s outstanding common stock. During 2007, the Company repurchased 1,010,523 shares of outstanding common stock, thus completing in late December the initial repurchase plan. In December 2007, the Board authorized a new stock repurchase plan covering up to approximately 5%, or approximately 1,100,000 additional shares, of common stock to be repurchased in the open market or in privately negotiated transactions. During 2008, the Company repurchased 1,096,200 shares of outstanding common stock under the new plan. At December 31, 2008 and 2007, the Company held 2,106,723 and 1,010,523 treasury shares, respectively.

23. EARNINGS PER SHARE

Earnings per share were calculated as follows:

EARNINGS PER SHARE COMPUTATION

Years Ended December 31,	2008	2007	2006
Net income available to common shareholders	$14,894	$19,352	$17,274

Average common shares outstanding	22,520,961	22,880,333	22,344,118
Net effect of dilutive stock options	296,395	845,449	1,159,123
Dilutive common shares outstanding	22,817,356	23,725,782	23,503,241

Earnings per share – basic	$0.66	$0.85	$0.77
Earnings per share – diluted	$0.65	$0.82	$0.74

Dilutive common stock equivalents	240,390	2,670,212	3,330,146
Average exercise price	$8.48	$8.92	$8.60
Average market price - diluted	$10.98	$16.56	$16.85

There were 818,868 weighted average common stock equivalents, 288,411 weighted average common stock equivalents and 175,566 weighted average common stock equivalents outstanding during the years ended December 31, 2008, 2007 and 2006, respectively, which were not included in the computation of earnings per share – diluted as a result of the stock options’ exercise prices or restricted stock awards’ market value at issuance being greater than the average market price of the Company’s common stock during the period.

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

The Company’s and Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. At December 31, 2008 and 2007, the Company’s and the Bank’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank was “well capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios have been computed in accordance with regulatory practices.

In October 2008, the U.S. government began to take actions to intervene in support of the credit markets, including the TARP whose initiative is to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. In addition, it includes the CPP, which provides direct equity investment of preferred stock by the U.S. Treasury in qualified financial institutions.  The CPP is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends.   Although the Company has a strong capital position, it entered into a Letter Agreement and Securities Purchase with the U.S. Treasury on January 9, 2009, pursuant to which the Company sold 89,310 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A and a warrant to purchase 1,543,376 shares of the Company’s common stock for an aggregate purchase price of $89,310,000 in cash.  The Series A Preferred Stock will qualify as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter.  Pursuant to the ARRA, the Company may repay any assistance received under the TARP with the approval of its primary banking regulator. The warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $8.68 per share of the common stock.

The Company believes that recent actions by the U.S. Treasury, the Congress and banking regulators have changed the rules applicable to companies participating in the CPP and such changes have created a competitive disadvantage for the Company.  Accordingly, as permitted by the ARRA, on February 27, 2009, the Company notified the U.S. Treasury that it intended to redeem in full all of its outstanding shares of Series A Preferred Stock, plus all accrued and unpaid dividends, as soon as possible.  The U.S. Treasury has advised the Company that it must consult with the Company’s primary federal banking regulator, the OCC, before it will permit repayment.  The Company has notified the OCC, as well as the Federal Reserve Board, regarding the repayment.  Once the redemption price is paid and the Series Preferred Stock is redeemed, the related preferred stock dividends will cease to accrue and the warrant issued under the CPP will be liquidated if the Company chooses not to redeem the warrant at fair market value. The Company has sufficient funds to complete the redemption payment and will not have to issue any additional common shares or other securities.

In October 2008, the FDIC announced its TLGP where the FDIC will temporarily guarantee the payment of certain newly-issued senior unsecured debt of insured depository institutions (“Debt Guarantee Program”) as well as all depositor funds in qualifying non-interest-bearing transaction accounts maintained at participating FDIC insured depository institutions (“Transaction Account Guarantee Program”). Both programs under the TLGP were provided to eligible institutions, including the Company, at no cost through December 5, 2008. Participation in the TLGP subsequent to December 5, 2008 is optional.  In December 2008, the Company elected to participate in both programs offered under the TLPG.

Under the Debt Guarantee Program of the TLGP, qualifying senior unsecured debt newly issued during the period from October 14, 2008 to June 30, 2009, is covered by the FDIC guarantee. The maximum amount of debt that eligible institutions can issue under the guarantee is 125% of the par value of the entity’s qualifying senior unsecured debt, excluding debt to affiliates that was outstanding as of September 30, 2008, and scheduled to mature by June 30, 2009. The FDIC will provide guarantee coverage until the earlier of the eligible debt’s maturity or June 30, 2012. Participants in the Debt Guarantee Program will be assessed an annualized fee of 75 basis points (“bps”) for its participation. The Transaction Account Guarantee Program is effective through January 1, 2010 and participants of this program will be assessed an annualized fee of 10 bps for its participation.

In December 2008, the FDIC voted to increase initial base assessment rates uniformly by 7 bps (7 cents for every $100 of deposits), beginning with the first quarter of 2009 in an initial effort to restore the reserve ratio of the Deposit Insurance Fund to at least 1.15 percent of estimated insured deposits as required under the FDIC’s Restoration Plan. On February 27, 2009, the FDIC adopted a final rule to modify the risk-based assessment system and to reset initial base assessment rates. Effective April 1, 2009, initial base assessment rates will range from 12 bps to 45 bps across all risk categories with possible adjustments to these rates based on certain debt-related components.  The FDIC also extended the period of the Restoration Plan from five years to seven years.  Furthermore, the FDIC recently proposed a one-time emergency special assessment of 20 bps, in addition to the risk-based assessment, on assessable deposits as of June 30, 2008, which will be collected on September 30, 2009.

REGULATORY CAPITAL LEVELS
			For Capital Adequacy		To Be Well-Capitalized Under Prompt Corrective
	Actual		Purposes		Action Provisions (1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$357,720	11.37%	$254,575	8.00%	N/A
Sun National Bank	340,815	10.84	251,430	8.00	$314,288	10.00%
Tier I Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	319,974	10.17	127,287	4.00	N/A
Sun National Bank	303,069	9.64	125,715	4.00	188,573	6.00
Leverage Ratio:
Sun Bancorp, Inc.	319,974	9.58	133,649	4.00	N/A
Sun National Bank	303,069	9.10	133,258	4.00	166,573	5.00

December 31, 2007
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$334,126	11.82%	$226,051	8.00%	N/A
Sun National Bank	311,961	11.06	225,697	8.00	$282,122	10.00%
Tier I Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	306,764	10.86	113,025	4.00	N/A
Sun National Bank	284,599	10.09	112,849	4.00	169,273	6.00
Leverage Ratio:
Sun Bancorp, Inc.	306,764	9.67	126,850	4.00	N/A
Sun National Bank	284,599	9.00	126,540	4.00	158,175	5.00
(1) Not applicable for bank holding companies.

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this guidance, the amount available for payment of dividends to the Company by the Bank totaled $40.9 million at December 31, 2008.

25. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted SFAS No. 157 on January 1, 2008 and FSP SFAS No. 157-3 on September 30, 2008.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS No. 157 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. SFAS No. 157 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  FSP SFAS No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  FSP SFAS No. 157-2, issued in February 2008, delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008.

SFAS No. 157 describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2
Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

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

SFAS No. 157 requires the Company to disclose the fair value for financial assets on both a recurring and non-recurring basis.  Those assets and liabilities which will continue to be measured at fair value on a recurring basis are as follows:

SUMMARY OF RECURRING FAIR VALUE MEASUREMENTS

	December 31,	Category Used for Fair Value Measurement
	2008	Level 1	Level 2	Level 3
Assets:
Investment securities available for sale:
U.S. Treasury obligations	$1,999	$1,999	$-	$-
U.S. Government agencies and mortgage-backed securities	328,519	-	328,519	-
State and municipal obligations	77,076	-	77,076	-
Trust preferred securities	14,482	-	-	14,482
Other	1,437	-	1,437	-
Fair value adjustment on hedged commercial loans	6,812	-	6,812	-
Interest rate swaps	90,890	-	90,890	-
Liabilities:
Fair value interest rate swaps	6,821	-	6,821	-
Interest rate swaps	91,033	-	91,033	-

As a result of general market conditions and the illiquidity in the market for both single issuer and pooled trust preferred securities, management deemed it necessary to shift its market value measurement of each of the trust preferred securities from quoted prices for similar assets (Level 2) at January 1, 2008 to an internally developed discounted cash flow model (Level 3) during the third quarter 2008.  In arriving at the discount rate used in the model for each issue, the Company determined a trading group of similar securities quoted on the New York Stock Exchange or the NASDAQ over the counter market, based upon its review of market data points, such as Moody’s or comparable credit ratings, maturity, price, and yield.  The Company indexed the individual securities within the trading group to a comparable interest rate swap (to maturity) in determining the spread.  The average spread on the trading group was matched with the individual trust preferred issues based on their comparable credit rating which was then used in arriving at the discount rate input to the model.

The following provides details of the fair value measurement activity for Level 3 for the year ended December 31, 2008:

FAIR VALUE MEASUREMENT ACTIVITY - LEVEL 3

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Trust Preferred Securities	Total
Balance, January 1, 2008	$-	$-
Total gains (losses), realized/unrealized:
Included in earnings (1)	(7,497)	(7,497)
Included in accumulated other comprehensive loss	(346)	(346)
Purchases, maturities, prepayments and calls, net	-	-
Transfers into Level 3 (2)	22,325	22,325
Balance, December, 2008	$14,482	$14,482
 (1) Amount included in Impairment charge on available for sale securities on Consolidated Statement of Income.
 (2) Transfers into Level 3 are assumed to occur at the end of the quarter in which the transfer occurred.

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures loans held for sale, impaired loans, Small Business Administration ("SBA") servicing assets, restricted equity investments and loans or bank properties transferred into other real estate owned at fair value on a non-recurring basis.  At December 31, 2008, these assets were valued in accordance with GAAP and, except for those specific impaired loans and SBA servicing assets included in the following table, did not require fair value disclosure under the provisions of SFAS No. 157.

SUMMARY OF NON-RECURRING FAIR VALUE MEASUREMENTS
	December 31,	Category Used for Fair Value Measurement			Total Gains (Losses) or Changes in Net Assets During the Year Ended December 31, 2008
	2008	Level 1	Level 2	Level 3
Assets
Impaired loans	$10,643	$-	$-	$10,643	$(5,608)
SBA servicing assets	492	-	492	-	(127)

Under SFAS No. 114, collateral dependent impaired loans are based on the fair value of the collateral which is based on appraisals.  In some cases, adjustments are made to the appraised values for various factors including age of the appraisal, age of the comparables included in the appraisal, and known changes in the market and in the collateral  These adjustments are based upon unobservable inputs, and therefore, the fair value measurement has been categorized as a Level 3 measurement. Specific reserves were calculated for impaired loans with an aggregate carrying amount of $3.6 million at December 31, 2008. The collateral underlying these loans had a fair value of $2.0 million, resulting in a charge-off of $701,000 and a specific reserve in the allowance for loan losses of $1.5 million.  No specific reserve was calculated for impaired loans with an aggregate carrying amount of $8.6 million at December 31, 2008, as the underlying collateral was not below the carrying amount; however, these loans did include a charge-off of $3.4 million for the period ended December 31, 2008.

The SBA servicing assets are reviewed for impairment in accordance with SFAS No. 140.  Because loans are sold individually and not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. The Company measures the loans servicing assets by estimating the present value expected future cash flows for each servicing asset, based on their unique characteristics and market-based assumptions for prepayment speeds and records a valuation allowance for the amount by which the carrying amount of the servicing asset exceeds the fair value.  The Company does not believe the loan servicing assets were other than temporarily impaired and the amount recorded as a valuation allowance at December 31, 2008 was $127,000.

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES

December 31,	2008		2007
	Carrying Amount	Estimated Fair Value(2)	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$58,433	$58,433	$86,513	$86,513
Investment securities available for sale	423,513	423,513	425,805	425,805
Investment securities held to maturity	13,765	13,601	18,965	18,755
Loans receivable, net	2,648,328	2,406,471	2,431,987	2,299,159
Hedged commercial loans (1)	54,188	54,188	50,930	50,930
Restricted equity investments	16,306	16,306	16,869	16,869
Interest rate swaps	90,890	90,890	21,817	21,817
Liabilities:
Demand deposits	1,401,009	1,401,009	1,192,785	1,192,785
Savings deposits	301,278	301,278	456,241	456,241
Time deposits	1,194,077	1,201,256	1,050,065	1,040,246
Federal funds purchased	71,500	71,500	30,000	30,000
Securities sold under agreements to repurchase – customers	20,327	20,327	40,472	40,472
Advances from FHLBNY	42,081	42,113	63,483	62,288
Securities sold under agreements to repurchase – FHLBNY	15,000	16,581	15,000	14,659
Junior subordinated debentures	92,786	27,758	97,941	96,685
Fair value interest rate swaps	6,821	6,821	1,527	1,527
Interest rate swaps	91,033	91,033	21,817	21,817
(1) Includes positive market value adjustment of $6.8 million which is equal to the change in value of related interest rate swaps designated as fair value hedges of these hedged loans in accordance with SFAS No. 133.
(2) Fair values estimated in accordance with SFAS No. 157.

In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose the fair value of financial instruments.  The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a distressed sale.  Fair value is best determined using market observable market prices, however for many of the Company’s financial instruments no quoted market prices are readily available.  In instances where quoted market prices are not readily available, fair value is determined using present value or other techniques appropriate for the particular instrument.  These techniques involve some degree of judgment and as a result are not necessarily indicative of the amounts the Company would realize in a current market exchange.  Different assumptions or estimation techniques may have a material effect on the estimated fair value

Cash and cash equivalents. For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment securities. For investment securities, fair values are based on a combination of quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded and pricing models, discounted cash flow methodologies, or similar techniques that may contain unobservable inputs that are supported by little or no market activity and require significant judgment.

Loans receivable. The fair value of loans receivable is estimated using discounted cash flow analysis.  Projected future cash flows are projected using loan characteristics, and assumptions of voluntary and involuntary prepayment speeds.  Projected cash flows are discounted using rates believed to represent estimates of fair value.  Fair value is established based on the Company’s estimate of most likely trade execution.

Hedged commercial loans. The Hedged Commercial Loans are one component of a declared hedging relationship as defined under FASB 133.  The Interest Rate Swap component of the declared hedging relationship is carried at their fair value and the carrying value of the commercial loans includes a similar change in fair values

Restricted equity securities. Ownership in equity securities of bankers’ bank is restricted and there is no established market for their resale. The carrying amount is a reasonable estimate of fair value.

Interest rate swaps and fair value interest rate swaps. The Company’s derivative financial instruments are not exchange-traded and therefore are valued utilizing models the primary input being readily observable market parameters, specifically the London Interbank Offered Rate (“LIBOR”) swap curve.  In addition the Company incorporates a qualitative fair value adjustment related to credit quality variations between counterparties as required by SFAS No. 157.

Demand deposits, savings deposits and time deposits. The fair value of demand deposits and savings deposits  determined by projecting future cash flows using an estimated economic life based on account characteristics.  The resulting cash flow is discounted using rates available on alternative funding sources.   The fair value of time deposits is estimated using the rate and maturity characteristics of the deposits to estimate their cash flow.  This cash flow is discounted at rates for similar term wholesale funding.

Federal funds purchased. For Federal Funds Purchased, the carrying amount is a reasonable estimate of fair value.

Securities sold under agreements to repurchase - customer. The fair value is estimated to be the amount payable at the reporting date.

Securities sold under agreements to repurchase – FHLBNY and FHLBNY advances. The fair value was estimated by determining the cost or benefit for early termination of the individual borrowing

Junior subordinated debentures. The fair value was estimated by discounting approximate cash flows of the borrowings by yields estimating the fair value of similar issues.

 The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2008 and 2007. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

26. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

The condensed financial statements of Sun Bancorp, Inc. are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31,	2008	2007
Assets:
Cash and due from banks	$14,598	$5,305
Investments in subsidiaries:
Bank subsidiaries	431,603	435,011
Non-bank subsidiaries	2,786	2,941
Accrued interest receivable and other assets	3,358	19,124
Total assets	$452,345	$462,381

Liabilities and Shareholders’ Equity:
Liabilities
Junior subordinated debentures	$92,786	$97,941
Other liabilities	1,051	2,263
Total liabilities	93,837	100,204
Shareholders' equity	358,508	362,177
Total liabilities and shareholders’ equity	$452,345	$462,381

CONDENSED STATEMENTS OF INCOME

Years Ended December 31,	2008	2007	2006
Net interest income	$(5,714)	$(8,468)	$(8,409)
Management fee	5,277	4,616	4,176
Other expenses	(5,079)	(5,402)	(3,863)
Loss before equity in undistributed income of subsidiaries and income tax benefit	(5,516)	(9,254)	(8,096)
Equity in undistributed income of subsidiaries	18,486	25,372	22,550
Income tax benefit	1,924	3,234	2,820
Net Income	$14,894	$19,352	$17,274

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2008	2007	2006
Operating activities:
Net income	$14,894	$19,352	$17,274
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed income of subsidiaries	(18,486)	(25,372)	(22,550)
Stock-based compensation	229	164	432
Write-off of capital securities issuance costs	-	791	-
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable and other assets	16,217	(3,802)	(4,367)
Accounts payable and other liabilities	(1,213)	(1,558)	(114)
Net cash provided by (used) in operating activities	11,641	(10,425)	(9,325)
Investing activities:
Redemption of investment in capital securities	155	929	-
Dividends from subsidiary	10,730	7,195	7,861
Capital contribution to banking subsidiary	-	-	(17,270)
Net cash provided by (used in) investing activities	10,885	8,124	(9,409)
Financing activities:
Proceeds from issuance of junior subordinated debentures	-	20,620	30,000
Redemption of junior subordinated debentures	(5,155)	(30,929)	-
Cash received for exercise of stock options	716	10,087	2,873
Excess tax benefit related to stock options	90	2,447	1,724
Proceeds from issuance of common stock	765	676	798
Purchases of treasury stock	(9,637)	(16,525)	-
Payments for fractional interests resulting from stock dividend	(12)	(18)	(20)
Net cash (used in) provided by financing activities	(13,233)	(13,642)	35,375
Net increase (decrease) in cash	9,293	(15,943)	16,640
Cash, beginning of year	5,305	21,248	4,608
Cash, end of year	$14,598	$5,305	$21,248

* * * * * *

SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for each of the last two years restated for stock dividends (amounts are in thousands, except per share amounts).

QUARTERLY DATA
Three Months Ended	December 31,		September 30,	June 30,	March 31,
2008
Interest income	$43,133		$42,979	$42,883	$45,639
Interest expense	17,661		18,017	18,319	20,976
Net interest income	25,472		24,962	24,564	24,663
Provision for loan losses	7,617		3,723	6,527	2,133
Non-interest income	10,076	(1)	7,046	7,802	7,375
Non-interest expense	22,712		23,050	22,913	23,965
Income before income taxes	5,219		5,235	2,926	5,940
Income taxes	966		1,106	597	1,757
Net income	$4,253		$4,129	$2,329	$4,183

Earnings per share – basic	$0.19		$0.18	$0.10	$0.18
Earnings per share - diluted	$0.19		$0.18	$0.10	$0.18

2007
Interest income	$49,052		$50,022	$49,658	$49,091
Interest expense	23,554		24,567	26,108	24,758
Net interest income	25,498		25,455	23,550	24,333
Provision for loan losses	5,443	(2)	1,260	950	750
Non-interest income	6,822		6,011	6,305	7,017
Non-interest expense	21,528		21,846	22,018	23,571
Income before income taxes	5,349		8,360	6,887	7,029
Income taxes	1,479		2,475	1,975	2,344
Net income	$3,870		$5,885	$4,912	$4,685

Earnings per share – basic	$0.18		$0.27	$0.23	$0.22
Earnings per share - diluted	$0.17		$0.26	$0.22	$0.21

(1) During the fourth quarter, the Company recognized a net gain of $11.5 million (pre-tax) on the sale of its six branch offices located in Delaware, offset by a $7.5 million (pre-tax) OTTI charge on pooled trust preferred securities.
(2) The Company recorded a provision for loan losses during the fourth quarter of 2007 of $5.4 million.  The provision resulted primarily from an increase in delinquent loan charge-offs of $4.8 million during the fourth quarter of 2007.

Basic and diluted earnings per share are computed independently for each of the quarters presented. Consequently, the sum of the quarters may not equal the annual earnings per share.

COMMON STOCK PRICE RANGE AND DIVIDENDS (UNAUDITED)

Shares of the Company’s common stock are quoted on the NASDAQ Global Select Market under the symbol “SNBC”. The following table sets forth the high and low closing sale prices (adjusted for stock dividends) for the common stock for the calendar quarters indicated, as published by the NASDAQ Stock Market.

COMMON STOCK PRICE RANGE

	High	Low
2008
Fourth Quarter	$13.28	$6.92
Third Quarter	$14.49	$8.14
Second Quarter	$13.03	$9.83
First Quarter	$14.43	$11.30

2007
Fourth Quarter	$17.04	$14.09
Third Quarter	$17.12	$13.42
Second Quarter	$17.59	$16.07
First Quarter	$19.29	$16.53

There were 837 holders of record of the Company’s common stock as of March 12, 2009.  This number does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms. At March 12, 2009, there were 21,956,017 shares of the Company’s common stock outstanding.

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

ISSUER PURCHASES OF EQUITY SECURITIES (UNAUDITED)

The following table reports information regarding repurchases of the Company’s common stock during the year ended December 31, 2008.

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs (1)
January 1-31, 2008	2,600	$12.70	2,600	1,097,400
February 1-29, 2008	3,800	12.75	3,800	1,093,600
March 1-31, 2008	55,000	12.69	55,000	1,038,600
April 1-30, 2008	-	-	-	1,038,600
May 1-31, 2008	108,800	10.72	108,800	929,800
June 1-30, 2008	195,600	8.00	195,600	734,200
July 1-31, 2008	180,400	9.28	180,400	553,800
August 1-31, 2008	-	-	-	553,800
September 1-30, 2008	-	-	-	553,800
October 1-31, 2008	-	-	-	553,800
November 1-30, 2008	550,000	7.20	550,000	3,800
December 1-31, 2008	-	-	-	3,800
Total	1,096,200	$8.34	1,096,200	3,800

(1) In December 2007, the Company announced a stock repurchase plan covering up to 5%, or approximately 1,100,000 shares.  The repurchases were made from time to time in the open market or in privately negotiated transactions, subject to the availability of shares, and was substantially complete as of December 31, 2008.

STOCK PERFORMANCE (UNAUDITED)

The following table provides a stock performance graph comparing cumulative total shareholders return on the Common Stock with (a) the cumulative total shareholder return on stocks of all U.S. companies that trade on the NASDAQ Stock Market and the (b) the cumulative total shareholder return on stocks included in the NASDAQ Bank index, as prepared for the NASDAQ by the Center for Research in Security Prices (“CRSP”) at the University of Chicago. All investment comparisons assume the investment of $100 at December 31, 2003. The cumulative returns for the NASDAQ Stock Market and the NASDAQ Bank index are computed assuming the reinvestment of dividends.

CUMULATIVE TOTAL RETURN

December 31,	2003	2004	2005	2006	2007	2008
CRSP NASDAQ U.S. Companies	$100	$108.8	$111.2	$122.1	$132.4	$63.8
CRSP NASDAQ Bank index	100	114.4	111.8	125.5	99.5	72.5
Sun Bancorp, Inc. (1)	100	95.8	81.7	91.5	71.9	35.9
(1) The cumulative return for Sun Bancorp, Inc. reflects a 5% stock dividend paid in, April 2004, April 2005, May 2006, May 2007, and May 2008 and has been calculated based on the historical closing prices of  $26.66, $24.33, $19.75, $21.07, $15.78, and $7.49 on December 31,  2003, 2004, 2005, 2006, 2007 and 2008, respectively.

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical stock performance shown in the table. The Company neither makes nor endorses any predictions as to the stock performance.

ADDITIONAL INFORMATION

The Company’s Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2008 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.