Form 10-K, Exhibit 13
period 2009-12-31
SUN BANCORP INC /NJ/
filed 2010-03-16
CIK 1017793

Exhibit 13

Form 10-K

SELECTED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

At or for the Years Ended December 31,	2009	2008	2007	2006	2005

Selected Balance Sheet Data
Total assets	$3,578,905	$3,622,126	$3,338,392	$3,325,563	$3,107,889
Cash and investments	516,312	512,017	548,152	695,222	814,528
Loans receivable, net of allowance for loan losses	2,657,694	2,702,516	2,482,917	2,339,584	2,027,753
Total deposits	2,909,268	2,896,364	2,699,091	2,667,997	2,471,648
Borrowings	146,193	154,097	154,213	160,622	248,967
Junior subordinated debentures	92,786	92,786	97,941	108,250	77,322
Shareholders’ equity	356,593	358,508	362,177	342,227	295,653

Selected Results of Operations
Interest income	$150,999	$174,634	$197,823	$183,950	$153,229
Net interest income	100,157	99,661	98,836	99,078	97,515
Provision for loan losses	46,666	20,000	8,403	3,807	2,310
Net interest income after provision for loan losses	53,491	79,661	90,433	95,271	95,205
Non-interest income	17,070	32,299	26,155	19,746	18,288
Non-interest expense	104,067	92,640	88,963	89,393	84,660
Net (loss) income	(17,131)	14,894	19,352	17,274	19,521
Net (loss) income available to common shareholders	(22,482)	14,894	19,352	17,274	19,521

Per Share Data (1)
(Loss) Earnings Per Common Share:
Basic	$(0.97)	$0.63	$0.81	$0.74	$0.88
Diluted	(0.97)	0.62	0.78	0.70	0.83
Book Value	15.29	15.57	15.13	14.42	13.39

Selected Ratios:
Return on average assets	(0.47)%	0.44%	0.58%	0.53%	0.63%
Return on average equity	(4.44)	4.09	5.45	5.28	6.76
Ratio of average equity to average assets	10.69	10.72	10.72	10.09	9.27

(1) Data is adjusted for a 5% stock dividend issued in May 2009.

SUN BANCORP, INC. AND SUBSIDIARIES
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
  OVERVIEW
  CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES
  RECENT ACCOUNTING PRINCIPLES
  RESULTS OF OPERATIONS
  LIQUIDITY AND CAPITAL RESOURCES
  FINANCIAL CONDITION
  FORWARD-LOOKING STATEMENTS

OVERVIEW

General Overview

Sun Bancorp, Inc. (the “Company”) is a bank holding company headquartered in Vineland, New Jersey. The Company’s principal subsidiary is Sun National Bank (the “Bank”). At December 31, 2009, the Company had total assets of $3.58 billion, total liabilities of $3.22 billion and total shareholders’ equity of $356.6 million. The Company’s principal business is to serve as a holding company for the Bank. As a registered bank holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System.

Through the Bank, the Company provides commercial and retail banking services. As of December 31, 2009, the Company had 70 locations throughout New Jersey, including 62 Community Banking Centers and five Commercial Lending Centers.

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

The Company funds its lending activities primarily through retail deposits, brokered deposits, the scheduled maturities of its investment portfolio, and other wholesale funding sources.

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

The Company also generates revenue through fees earned on the various services and products offered to its customers and through sales of loans, primarily SBA and residential mortgages. Offsetting these revenue sources are provisions for credit losses on loans, operating expenses and income taxes.

Market Overview

During 2008, the U.S. and global economy declined more than many economists had originally expected. Economists predicted in the early part of 2009 that the recession, which started in December 2007, would be the longest recession since World War II.  While this recession is often compared to the Great Depression, the aggressiveness of policy measures by the government is thought to have significantly reduced the depth of the economic decline.  In addition to the actions taken during 2008 to stabilize the housing market and the banking system, the U.S. Treasury implemented a series of initiatives in 2009 as part of its Financial Stability Plan that along with the American Recovery and Reinvestment Act of 2009 (“ARRA”) would lay the foundations for economic recovery.  The components of the Financial Stability Plan include investments made by the Treasury under the Public-Private Investment Program (“PPIP”), the Financial Stability Trust, and the Homeowner Affordability and Stability Plan (“HASP”).

The ARRA is intended to provide a stimulus to the U.S. economy in the wake of the economic downturn brought about by the sub-prime mortgage crisis and the resulting credit crunch.  The law included federal tax cuts, expansion of unemployment benefits and other social welfare provisions, and domestic spending on education, healthcare, and infrastructure, including energy infrastructure.  The law also included numerous non-economic recovery related items, including a limitation on executive compensation in federally aided banks.

Troubled real estate-related assets, comprised of legacy loans and securities, are at the forefront of the issues currently impacting the U.S. financial system.  The PPIP is a program by which the Treasury will make targeted investment in multiple PPIP’s that will purchase legacy real estate-related assets which should help improve the health of the financial institutions where they are held, leading to increased flow of credit throughout the economy and helping improve market functioning in the near-term.

The Financial Stability Trust includes a comprehensive stress test for major banks, increased balance sheet transparency and disclosure and the Capital Assistance Program (“CAP”).  The program is intended to restore confidence that the nation’s largest banking institutions have a sufficient capital cushion against larger than expected future losses, should they occur, and to support lending to creditworthy borrowers.  The federal banking regulators will conduct forward-looking assessments to evaluate the capital needs of major U.S. banking institutions under a more challenging economic environment.  While banks will be encouraged to access private markets to raise any additional capital needed to establish this buffer, a financial institution that has undergone a comprehensive “stress test” will have access to a Treasury provided “capital buffer.”

The HASP is intended to stem home foreclosures and to provide low cost mortgage refinancing opportunities for certain homeowners suffering from declining home prices.  The Plan creates financial incentives for homeowners, investors, and servicers, to refinance or modify certain existing mortgages which are delinquent or at risk of becoming delinquent.

The Federal Reserve has also responded aggressively to the downturn.  Beginning in September 2007, the Federal Reserve reduced its Federal Funds Target rate by 450 basis points ending 2008 at a historical low, or range of 0.00% to 0.25%.  That same range was in place throughout 2009 and into 2010.  Although the Federal Reserve does not normally try to influence long term rates, it announced a plan in 2009 and committed through its open market activities to purchasing up to $1.25 trillion in mortgage-backed securities, $200 billion in federal agency debt and $300 billion to purchase long-term Treasury bonds, in an attempt to lift the country out of recession by reducing rates on mortgages and consumer debt.  In October 2009, the full amount of announced Treasury bond purchases was completed.

While analysts recognized the challenges, including decreased consumption and wealth reduction resulting from declines in the stock and housing markets, the consensus was that the recession could end sometime in the second half of 2009.   As anticipated, the gross domestic product (“GDP”) posted a gain of 2.2% in the third quarter of 2009 followed by 5.9% in the fourth quarter.  Growth in 2010 is expected to remain sluggish as the economy faces the headwinds of high unemployment, anemic job creation, modest consumer spending and a continued depressed housing sector.

The above actions, together with the overall economy, will continue to affect the markets in which the Company and its customers do business and may adversely impact the Company’s results in the future, depending upon the duration and severity of such conditions. The following discussion provides further detail on the financial condition and results of operations of the Company at and for year ended December 31, 2009.

Executive Summary

The Company’s net loss available to common shareholders for 2009 was $22.5 million, or $0.97 per diluted share, compared to net income of $14.9 million, or $0.62 per diluted share in 2008. Included in 2008 results was a net gain from the sale of the Company’s six Delaware branches of $11.5 million (pre-tax), or $0.29 per share, offset by other-than-temporary impairment (“OTTI”) charges of $7.5 million (pre-tax), or $0.19 per share, on two pooled trust preferred securities included in the Company’s investment portfolio. The following is an overview of key factors affecting the Company’s results for 2009:
  Net interest income (on a tax-equivalent basis) for 2009 was $102.2 million compared to $101.4 million in 2008. Due to historically low interest rates and the rapid downward re-pricing of yields on interest-earning assets as compared to the cost of interest-bearing liabilities, the Company’s net interest margin was compressed to 2.74% during the first quarter of 2009.  Subsequent to the first quarter, the cost of the Company’s deposits and borrowings decreased consistent with open market rate trends which contributed to an improvement in the Company’s net interest margin.  The interest rate spread and net interest margin (on a tax-equivalent basis) was 2.87% and 3.18%, respectively, at December 31, 2009 as compared to 2.83% and 3.30%, respectively, at December 31, 2008.
In addition, the following are the significant charges to its income available to common shareholders during 2009, which totaled $60.8 million, or $1.64 per share:
  The provision for loan losses increased $26.7 million over the prior year 2008 to $46.7 million.  The allowance for loan losses to total loans was 2.21% at December 31, 2009 compared to 1.36% at December 31, 2008.  Total non-performing assets were $105.4 million at December 31, 2009, or 3.86% of total loans and real estate owned, compared to $48.8 million, or 1.78% of total loans and real estate owned, at December 31, 2008.  Net charge-offs for 2009 were $24.0 million, or 0.88% of average loans outstanding, compared to $9.7 million, or 0.37% of average loans outstanding, for 2008.
  OTTI charges of $7.1 million, or $0.18 per share, on two pooled trust preferred securities and one private label mortgage-backed security included in the Company’s investment portfolio due to credit deterioration of the underlying collateral.
  Federal Deposit Insurance Corporation (“FDIC”) special assessment of 5 basis points based on total assets minus Tier 1 capital as of June 30, 2009, which resulted in a charge of $1.6 million, or $0.04 per share.
  The Company’s participation in the Troubled Asset Relief Program (“TARP”) in the earlier part of 2009, which resulted in $5.4 million in preferred stock dividends and original issuance discount accretion, or $0.23 per share.

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

Allowance for Loan Losses. Through the Bank, the Company originates loans that it intends to hold for the foreseeable future or until maturity or repayment. The Company may not be able to collect all principal and interest due on these loans. The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio as of the balance sheet date. The determination of the allowance for loan losses requires management to make significant estimates with respect to the amounts and timing of losses and market and economic conditions. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or estimated net realizable value. A provision for loan losses is charged to operations based on management’s evaluation of the estimated losses that have been incurred in the Company’s loan portfolio. It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans.

Management monitors its allowance for loan losses on a monthly basis and makes adjustments to the allowance through the provision for loan losses as economic conditions and other pertinent factors indicate. The quarterly review and adjustment of the qualitative factors employed in the allowance methodology and the updating of historic loss experience allow for timely reaction to emerging conditions and trends.  In this context, a series of qualitative factors are used in a methodology as a measurement of how current circumstances are affecting the loan portfolio. Included in these qualitative factors are:
  Levels of past due, classified and non-accrual loans, troubled debt restructurings and modifications
  Nature and volume of loans
  Changes in lending policies and procedures, underwriting standards, collections, charge-offs and recoveries, and for commercial loans, the level of loans being approved with exceptions to policy
  Experience, ability and depth of management and staff
  National and local economic and business conditions, including various market segments
  Quality of the Company’s loan review system and degree of Board oversight
  Concentrations of credit by industry, geography and collateral type, with a specific emphasis on real estate, and changes in levels of such concentrations
  Effect of external factors, including the deterioration of collateral values, on the level of estimated credit losses in the current portfolio
Additionally, historic loss experience over a three-year loss horizon, based on a rolling 12-quarter migration analysis, is taken into account for commercial loans and historic loss experience over the more conservative of either the trailing four or eight quarters is calculated for non-commercial loans.  In determining the allowance for loan losses, management has established both specific and general pooled allowances. Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans without reserves (specific allowance). A specific allowance is calculated on individually identified impaired loans.  Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss experience and the qualitative factors described above. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan-to-value ratios, and external factors. Estimates are periodically measured against actual loss experience.

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

Although the Company maintains its allowance for loan losses at levels considered adequate to provide for the inherent risk of loss in its loan portfolio, if economic conditions differ substantially from the assumptions used in making the evaluations there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. Accordingly, the current state of the national economy and local economies of the areas in which the loans are concentrated and their slow recovery from a severe recession could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, the Company’s determination as to the amount of its allowance for loan losses is subject to review by the Bank’s primary regulator, the Office of the Comptroller of the Currency (the “OCC”), as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OCC after a review of the information available at the time of the OCC examination.

Accounting for Income Taxes.  The Company accounts for income taxes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards CodificationTM (the “Codification” or “ASC”) 740, Income Taxes. FASB ASC 740 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Operations. Assessment of uncertain tax positions under FASB ASC 740 requires careful consideration of the technical merits of a position based on management's analysis of tax regulations and interpretations.  Significant judgment may be involved in applying the requirements of FASB ASC 740.

Management expects that the Company’s adherence to FASB ASC 740 may result in increased volatility in quarterly and annual effective income tax rates as FASB ASC 740 requires that any change in judgment or change in measurement of a tax position taken in a prior period be recognized as a discrete event in the period in which it occurs. Factors that could impact management’s judgment include changes in income, tax laws and regulations, and tax planning strategies.

Fair Value Measurement.   The Company accounts for fair value measurement in accordance with FASB ASC 820, Fair Value Measurements and Disclosures. FASB ASC 820 establishes a framework for measuring fair value.  FASB ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, emphasizing that fair value is a market-based measurement and not an entity-specific measurement.  FASB ASC 820 clarifies the application of fair value measurement in a market that is not active.  FASB ASC 820 also includes additional factors for determining whether there has been a significant decrease in market activity, affirms the objective of fair value when a market is not active, eliminates the presumption that all transactions are not orderly unless proven otherwise, and requires an entity to disclose inputs and valuation techniques, and changes therein, used to measure fair value. FASB ASC 820 addresses the valuation techniques used to measure fair value. These valuation techniques include the market approach, income approach and cost approach. The market approach uses prices or relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach involves converting future amounts to a single present amount. The measurement is valued based on current market expectations about those future amounts. The cost approach is based on the amount that currently would be required to replace the service capacity of the asset.

FASB ASC 820 establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

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

The Company measures financial assets and liabilities at fair value in accordance with FASB ASC 820.  These measurements involve various valuation techniques and models, which involve inputs that are observable, when available, and include the following significant financial instruments: investment securities available for sale and derivative financial instruments.  The following is a summary of valuation techniques utilized by the Company for its significant financial assets and liabilities which are valued on a recurring basis.

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

In addition, certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures loans held for sale, impaired loans, SBA servicing assets, restricted equity investments and loans or bank properties transferred into other real estate owned at fair value on a non-recurring basis.

Valuation techniques and models utilized for measuring financial assets and liabilities are reviewed and validated by the Company at least quarterly.

Goodwill. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.  Generally, the Company tests goodwill for impairment annually.  FASB ASC 350-20-35 outlines a two-step goodwill impairment test.  Significant judgment is applied when goodwill is assessed for impairment.  Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill.   As defined in FASB ASC 280, a reporting unit is an operating segment or one level below an operating segment.  The Company has one reportable operating segment, “Community Banking”, as defined in Note 2 of the Notes to Consolidated Financial Statements.  If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired and step two is therefore unnecessary.  If the carrying amount of the reporting unit exceeds its fair value, the second step is performed to measure the amount of the impairment loss, if any.  An implied loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.

In performing step one and step two of the impairment analysis, the Company estimated the fair value of the Company through the consideration of its quoted market valuation, market earnings multiples of peer companies, market earnings multiples of peer companies adjusted to include a market observed control premium (i.e., its acquisition value relative to its peers) and a discounted economic value (i.e., income approach) which is based on internal forecasts, recent financials and the projected outlook for the industry.  The considerations above are sensitive to both the fluctuation of the Company’s stock price and those of peer companies.  The step one impairment test indicated that the Company’s fair value was less than its carrying value, and therefore the Company performed a step two analysis.  In performing the second step of the analysis to determine the implied fair value of goodwill, the estimated fair value of the Company was allocated to all assets and liabilities including any recognized or unrecognized intangible assets. The allocation is done as if the Company had been acquired in a business combination, and the fair value was the price paid to acquire the Company. A hypothetical purchase price allocation involves, among other things, the assessment of core deposit intangibles, the fair value of outstanding advances and other borrowings, and assessing the fair value of our loan portfolio.  These assessments involve valuation techniques that require the use of, among other things, Level 2 and Level 3 market inputs.  For example, the fair value adjustment on our outstanding advances and borrowings is based upon observable trades or modeled prices using current yield curves and market spreads. The valuation of our loan portfolio included consideration of discounts that we believe were consistent with transactions occurring in the marketplace.

The results of this analysis at December 31, 2009 indicated the implied fair value of the Company’s goodwill exceeded the carrying amount of goodwill, and therefore, goodwill was not impaired. However, given the continued turmoil in the capital markets and with bank stocks in general, it is possible that our assumptions and conclusions regarding the valuation of our Company could change adversely in the future and could result in impairment of our goodwill.   While any charge resulting from a partial or full impairment of goodwill would be a non-cash charge and have no impact on the Company’s regulatory capital, the charge could have a material adverse impact on our financial position and results of operations.  For more information on goodwill, see Note 2 and 10 of the Notes to the Consolidated Financial Statements.

RECENT ACCOUNTING PRINCIPLES

In February 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements.  This guidance removes the requirement for a Securities and Exchange Commission (“SEC”) filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of GAAP.  FASB ASU 2010-09 is intended to remove potential conflicts with the SEC’s literature and all of the amendments are effective upon issuance, except for the use of the issued date for conduit debt obligors, which will be effective for interim or annual periods ending after June 15, 2010.

In January 2010, the FASB issued FASB ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  This guidance requires: (1) disclosure of the significant amount transferred in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers; and (2) separate presentation of purchases, sales, issuances and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3). In addition, FASB ASU 2010-06 clarifies the requirements of the following existing disclosures set forth in FASB ASC 820, Fair Value Measurements and Disclosures: (1) For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and (2) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This guidance is effective for interim and annual reporting periods beginning January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning January 1, 2011, and for interim periods within those fiscal years. The Company is continuing to evaluate the impact of the new guidance, but does not expect the guidance will have a material impact on the Company’s financial condition or results of operations.

In August 2009, the FASB issued FASB ASU 2009-05, Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value. This guidance provides clarification for circumstances in which a quoted price in an active market for the identical liability is not available. In such circumstances a reporting entity is required to measure fair value using one or more of the following techniques: (1) A valuation technique that uses: (a) the quoted price of the identical liability when traded as an asset; or (b) quoted prices for similar liabilities or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820 such as an income approach or a market approach. The guidance was effective for the quarter beginning October 1, 2009 and did not have a significant impact on our financial condition or results of operations.

In June 2009, the FASB issued new guidance that impacted FASB ASC 810, Consolidation. The new guidance significantly changes the criteria for determining whether the consolidation of a variable interest entity is required. The new guidance also addresses the effect of changes required by FASB ASC 860, Transfers and Servicing, and addresses concerns that the accounting and disclosures do not always provide timely and useful information about an entity’s involvement in a variable interest entity. The new guidance is effective for interim and annual reporting periods that begin after November 15, 2009. The Company is continuing to evaluate the impact of the new guidance, but does not expect the guidance will have a material impact on the Company’s financial condition or results of operations.

In June 2009, the FASB issued new guidance that impacted FASB ASC 860. The new guidance eliminates the concept of a qualifying special-purpose entity (“QSPE”), modifies the criteria for applying sale accounting to transfers of financial assets or portions of financial assets, differentiates between the initial measurement of an interest held in connection with the transfer of an entire financial asset recognized as a sale and participating interests recognized as a sale and removes the provision allowing classification of interests received in a guaranteed mortgage securitization transaction that does not qualify as a sale as available-for-sale or trading securities. The new guidance will improve the relevance and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and the transferor’s continuing involvement, if any, in transferred financial assets. The new guidance is effective for interim and annual reporting periods that begin after November 15, 2009. The Company is continuing to evaluate the impact of the new guidance, but does not expect the guidance will have a material impact on the Company’s financial condition or results of operations.

In May 2009, the FASB issued a new standard that was incorporated into FASB ASC 855, Subsequent Events.  FASB ASC 855 establishes standards under which an entity shall recognize and disclose events that occur after a balance sheet date, but before the related financial statements are issued or are available to be issued. FASB ASC 855-10 is effective for fiscal years and interim periods ending after June 15, 2009. The Company adopted FASB ASC 855-10 effective June 30, 2009 and the guidance did not have an impact on the Company’s financial condition or results of operations.  FASB ASC 855 was subsequently amended in February 2010 with the issuance of ASU 2010-09.

In April 2009, the FASB issued new guidance that impacted FASB ASC 825-10, Financial Instruments - Overall.  The new guidance requires a public entity to provide disclosures about the fair value of financial instruments in interim financial information.  The new guidance was effective for interim and annual financial periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  An entity adopting this new guidance early was also required to adopt the new guidance impacting FASB ASC 820 and the new guidance impacting FASB ASC 320-10, Investments – Debt and Equity Securities.  The Company adopted the new guidance, effective June 30, 2009, and the guidance did not have an impact on the Company’s financial condition or results of operations.  See Note 25 for disclosures pertaining to fair value of the Company’s financial instruments.

In April 2009, the FASB issued guidance that impacted FASB ASC 320-10 which amends existing guidance for determining whether an impairment is other-than-temporary to debt securities and replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; (b) it is more likely than not it will not have to sell the security before recovery of its cost basis; and (c) it does expect to recover the entire amortized cost basis of the security.  Under this new guidance, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses.  The amount of impairment related to other factors is recognized in other comprehensive income.  For debt securities held at the beginning of the period, the new guidance requires the Company to recognize a cumulative-effect adjustment, net of tax, to the opening balance of retained earnings with a corresponding adjustment to accumulated other comprehensive income for the amount of the OTTI which should have been recognized in other comprehensive income had the guidance been in effect at the beginning of the period.  The Company elected to early adopt this guidance on January 1, 2009 and recorded a cumulative-effect adjustment, net of tax, to retained earnings of $3.1 million with the corresponding offset to other comprehensive income in the Consolidated Statements of Financial Condition. See Note 4 for more information on credit losses recognized in earnings pertaining to the Company’s investment portfolio.

In April 2009, the FASB issued new guidance that impacted FASB ASC 820 which includes additional factors for determining whether there has been a significant decrease in market activity, affirms the objective of fair value when a market is not active, eliminates the presumption that all transactions are not orderly unless proven otherwise, and requires an entity to disclose inputs and valuation techniques, and changes therein, used to measure fair value. This new guidance was effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  An entity adopting this new guidance must also adopt the new guidance on FASB ASC 320-10.  The Company adopted this new guidance, effective March 31, 2009, and the guidance did not have a material impact on the Company’s financial condition or results of operations.

In March 2008, the FASB issued new guidance impacting FASB ASC 815-10, Derivatives and Hedging. This new guidance enhances the required disclosures regarding derivatives and hedging activities, including disclosures regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial condition, results of operations, and cash flows. The new guidance was effective for quarterly interim periods beginning after November 15, 2008, and fiscal years that include those quarterly interim periods. The Company adopted the guidance on January 1, 2009 and the guidance did not have an impact on the Company's financial condition or results of operations.  See Note 20 for more information on the Company’s financial derivative instruments.

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

The Company’s net interest margin and interest rate spread in 2009 were 3.18% and 2.87%, respectively, as compared to 3.30% and 2.83%, respectively, for 2008 and 3.37% and 2.71%, respectively, for 2007.  The net interest margin and interest rate spread for 2007, adjusted for $791,000 of write-off of unamortized issuance costs of redeemed trust preferred securities, were 3.40% and 2.74%, respectively. Due to historically low interest rates, the margin compression during 2009 was the result of the Company’s yields on interest-earnings assets re-pricing downward more quickly than the cost of the Company’s interest-bearing liabilities.

During 2008, the Federal Reserve Board aggressively dropped the target federal funds rate 400 basis points in response to concerns over a weakening economy and continuing problems in the credit markets.  For the entire year of 2009, the Federal Reserve Board maintained this target rate at a historically low range of 0.0% to 0.25%.  Although the yield curve was positive throughout 2009, the slope of the curve steepened significantly as longer term rates increased significantly from December 31, 2008 to December 31, 2009, while short term rates remained relatively stable.

For the first quarter of 2009, the Company’s net interest margin was compressed to its lowest point of 2.74%.  This compression was the result of lower yields earned primarily on the Company’s floating rate loan portfolio, which is primarily tied to the Prime Rate or 1-month LIBOR, combined with the Company’s inability to adjust interest-bearing liability rates down as quickly as open market rates.  The Company’s net interest margin expanded during the remainder of 2009 as a result of better loan pricing, the implementation of interest rate floors on new and renewable variable rate loans and the decrease in the cost of interest-bearing liabilities.

As a result of a gradual improvement in the economy and conditions in the credit markets, there is an anticipation that the Federal Reserve Board will begin to remove excess liquidity from the financial system.  In February 2010, the Federal Reserve Board began this liquidity reduction by increasing the primary credit discount window rate 25 basis points to 0.75%.  Further Federal Reserve Board rate increases could result in compression of the Company’s margin.  Part of the compression could result from the floating-rate loan floors, which provided an income benefit as rates declined, but will initially limit loan rate increases until open market rates adjust sufficiently causing the loans to float above the floor rate.  In addition, the Company expects liability rates will be under upward pressure due to open market conditions and competitive pressures.

From a traditional balance sheet gap analysis, the Company remained modestly asset sensitive at December 31, 2009.  Net interest income simulation analysis at December 31, 2009 shows a position that is relatively neutral to interest rates with a slightly more negative bias as rates increase.  The net income simulation results are impacted by an expected continuation of deposit pricing competition which may limit deposit pricing flexibility in both an increasing and decreasing rate environment, floating-rate loan floors initially limiting loan rate increases and a relatively short maturity liability structure including retail certificates of deposit.

Net interest income (on a tax-equivalent basis) increased $753,000, or 0.7%, to $102.2 million for 2009 compared to $101.4 million for 2008.  Interest income (on a tax-equivalent basis) decreased $23.4 million from 2008 to $153.0 million for 2009, while interest expense decreased $24.1 million from 2008 to $50.8 million for 2009.   Net interest income (on a tax-equivalent basis) increased $1.1 million, or 1.1%, to $101.4 million for 2008 compared to $100.4 million for 2007.  Interest income (on a tax-equivalent basis) decreased $23.0 million from 2007 to $176.4 million for 2008, while interest expense decreased $24.0 million from 2007 to $75.0 million for 2008.

Table 1 provides detail regarding the Company’s average daily balances with corresponding interest income (on a tax-equivalent basis) and interest expense as well as yield and cost information for the years ended December 31, 2009, 2008 and 2007.  Average balances are derived from daily balances. Table 2 further provides certain information regarding changes in interest income and interest expense of the Company for the years ended December 31, 2009, 2008 and 2007.

 TABLE 1: STATEMENTS OF AVERAGE BALANCES, INCOME OR EXPENSE, YIELD OR COST
Years Ended December 31,	2009			2008			2007
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1), (2):
Commercial and industrial	$2,237,940	$104,713	4.68%	$2,119,795	$123,693	5.84%	$1,986,959	$142,891	7.19%
Home equity	265,240	13,219	4.98	269,336	15,574	5.78	247,017	16,010	6.48
Second mortgage	75,084	4,845	6.45	83,348	5,433	6.52	78,176	5,060	6.47
Residential real estate	74,823	4,235	5.66	55,598	3,509	6.31	44,368	3,362	7.58
Other	72,946	4,799	6.58	84,575	5,945	7.03	90,234	7,104	7.87
Total loans receivable	2,726,033	131,811	4.84	2,612,652	154,154	5.90	2,446,754	174,427	7.13
Investment securities (3)	442,868	21,114	4.77	433,226	21,707	5.01	481,775	22,514	4.67
Interest-earning deposits with banks	40,029	83	0.21	15,967	260	1.63	13,871	673	4.85
Federal funds sold	94	-	-	15,279	265	1.73	32,966	1,725	5.23
Total interest-earning assets	3,209,024	153,008	4.77	3,077,124	176,386	5.73	2,975,366	199,339	6.70
Non-interest-earning assets:
Cash and due from banks	60,687			56,104			68,963
Bank properties and equipment	50,522			48,179			44,014
Goodwill and intangible assets	144,461			149,150			153,957
Other assets	145,015			69,855			72,641
Total non-interest-earning assets	400,685			323,288			339,575
Total assets	$3,609,709			$3,400,412			$3,314,941

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$1,073,337	10,672	0.99	$874,463	14,355	1.64	$759,855	22,130	2.91
Savings deposits	297,820	2,937	0.99	395,288	7,632	1.93	455,096	13,214	2.90
Time deposits	1,118,120	30,748	2.75	1,110,941	43,865	3.95	1,022,172	48,908	4.78
Total interest-bearing deposit accounts	2,489,277	44,357	1.78	2,380,692	65,852	2.77	2,237,123	84,252	3.77
Short-term borrowings:
Federal funds purchased	39,607	114	0.29	18,370	421	2.29	2,929	155	5.29
Repurchase agreements with customers	17,997	42	0.23	34,976	478	1.37	44,213	1,961	4.44
Long-term borrowings:
FHLBNY advances (4)	32,178	1,439	4.47	50,582	2,127	4.21	87,306	3,764	4.31
Obligation under capital lease	6,788	466	6.87	5,221	381	7.30	5,288	387	7.32
Junior subordinated debentures	92,786	4,424	4.77	92,871	5,714	6.15	101,330	8,468	8.36
Total borrowings	189,356	6,485	3.42	202,020	9,121	4.51	241,066	14,735	6.11
Total interest-bearing liabilities	2,678,633	50,842	1.90	2,582,712	74,973	2.90	2,478,189	98,987	3.99
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	446,713			422,388			453,281
Other liabilities	98,339			30,919			28,095
Total non-interest-bearing liabilities	545,052			453,307			481,376
Total liabilities	3,223,685			3,036,019			2,959,565
Shareholders’ equity	386,024			364,393			355,376
Total liabilities and shareholders’ equity	$3,609,709			$3,400,412			$3,314,941
Net interest income (5)		$102,166			$101,413			$100,352
Interest rate spread			2.87%			2.83%			2.71%
Net interest margin (6)			3.18%			3.30%			3.37%
Ratio of average interest-earning assets to average interest-bearing liabilities			119.80%			119.14%			120.06%

(1) Average balances include non-accrual loans (see "Non-Performing and Problem Assets").
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 35% marginal federal tax rate for all periods.  The fully taxable equivalent adjustment for the years ended December 31, 2009, 2008 and 2007 was $2.0 million, $1.8 million and $1.5 million, respectively.

(4) Amounts include Advances from the Federal Home Loan Bank of New York (“FHLBNY”) and Securities sold under agreements to repurchase – FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

TABLE 2:  RATE-VOLUME VARIANCE ANALYSIS (1)

Years Ended December 31,	2009 vs. 2008			2008 vs. 2007
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable:
Commercial and industrial	$6,617	$(25,597)	$(18,980)	$9,045	$(28,243)	$(19,198)
Home equity	(233)	(2,122)	(2,355)	1,377	(1,813)	(436)
Second mortgage	(531)	(57)	(588)	334	39	373
Residential real estate	1,116	(390)	726	767	(620)	147
Other	(782)	(364)	(1,146)	(429)	(730)	(1,159)
Total loans receivable	6,187	(28,530)	(22,343)	11,094	(31,367)	(20,273)
Investment securities	472	(1,065)	(593)	(2,370)	1,563	(807)
Interest-earning deposits with banks	175	(352)	(177)	89	(502)	(413)
Federal funds sold	(132)	(133)	(265)	(650)	(810)	(1,460)
Total interest-earning assets	6,702	(30,080)	(23,378)	8,163	(31,116)	(22,953)

Interest expense:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	2,802	(6,485)	(3,683)	2,960	(10,735)	(7,775)
Savings deposits	(1,578)	(3,117)	(4,695)	(1,575)	(4,007)	(5,582)
Time deposits	282	(13,399)	(13,117)	3,976	(9,019)	(5,043)
Total interest-bearing deposit accounts	1,506	(23,001)	(21,495)	5,361	(23,761)	(18,400)
Short-term borrowings:
Federal funds purchased	244	(551)	(307)	399	(133)	266
Repurchase agreements with customers	(161)	(275)	(436)	(344)	(1,139)	(1,483)
Long-term borrowings:
FHLBNY advances (2)	(813)	125	(688)	(1,551)	(86)	(1,637)
Obligation under capital lease	109	(24)	85	(5)	(1)	(6)
Junior subordinated debentures	(5)	(1,285)	(1,290)	(661)	(2,093)	(2,754)
Total borrowings	(626)	(2,010)	(2,636)	(2,162)	(3,452)	(5,614)
Total interest-bearing liabilities	880	(25,011)	(24,131)	3,199	(27,213)	(24,014)
Net change in net interest income	$5,822	$(5,069)	$753	$4,964	$(3,903)	$1,061

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

Interest income (on a tax-equivalent basis) decreased $23.4 million, or 13.3%, to $153.0 million for 2009 compared to $176.4 million in 2008 primarily due to a decrease in interest income earned on loans of $22.3 million.  Yields earned on average loans receivable declined 106 basis points, which resulted in a decrease in interest income of $28.5 million as approximately 52% of the Company’s loan portfolio is priced at a variable rate tied to an index such as Prime or LIBOR.  This decrease was offset by an increase in interest income on loans of $6.2 million as average loans receivable grew $113.4 million, or 4.3%, over the prior year.  The Company relied primarily on core deposit growth supplemented with wholesale borrowings to support its loan funding during 2009 and will continue to do so in 2010.

Interest income (on a tax-equivalent basis) decreased $23.0 million, or 11.5%, for 2008 as compared to 2007 as yields earned on average loan receivables declined 123 basis points, which resulted in a decrease in interest income of $31.4 million as approximately 55% of the Company’s loan portfolio is priced at a variable rate tied to an index such as prime or LIBOR.  This decrease was offset by an increase in interest income on loans of $11.1 million as average loans receivable grew $165.9 million, or 6.8%, over the prior year. The increase in average loans receivable was primarily funded by an increase in deposits as well as by calls or maturities of investment securities. The Company relied primarily on deposit growth supplemented with wholesale borrowings to support its loan funding during 2008. This placed continued pressure on the net interest margin due to the continued intense market competitiveness for deposits in the declining interest rate environment.

 Interest expense decreased $24.2 million, or 32.2%, to $50.8 million for 2009 compared to $75.0 million in 2008 primarily due to a decrease in the cost of interest-bearing deposits of $21.5 million.  The cost of average interest-bearing deposits decreased 99 basis points, which resulted in a decrease in interest expense of $23.0 million, as the Company aggressively lowered interest rates on deposits during 2009, which resulted in a shift from higher cost deposit products, particularly from certificates of deposit, to lower cost core deposit products.  This decrease was offset by an increase in interest expense of $1.5 million as average interest-bearing deposits grew $108.6 million, or 4.6%, over the prior year.  The Company expects market competition for deposits will remain intense through 2010.

 Interest expense decreased $24.0 million, or 24.3%, for 2008 as compared to 2007 as the cost of average interest-bearing deposits declined 100 basis points, which resulted in a decrease in interest expense of $ $23.8 million.  This decrease was offset by an increase in interest expense of $5.4 million as average interest-bearing deposits grew $143.6 million, or 6.4%, over the prior year. In addition, the cost of junior subordinated debentures and customer repurchase agreements decreased 221 basis points and 307 basis points, respectively, which resulted in a combined decrease in interest expense of $3.2 million.

Provision for Loan Losses. The Company recorded a provision for loan losses of $46.7 million during 2009, as compared to $20.0 million during 2008 and $8.4 million during 2007. The Company’s total loans before allowance for loan losses were $2.72 billion at December 31, 2009, as compared to $2.74 billion and $2.51 billion at December 31, 2008 and 2007, respectively.  The ratio of allowance for loan losses to loans receivable was 2.21% at December 31, 2009 compared to 1.36% and 1.08% at December 31, 2008 and 2007, respectively. Net charge-offs were $24.0 million, or 0.88% of average loans outstanding, for the year ended December 31, 2009 as compared to $9.7 million, or 0.37% of average loans outstanding, and $7.1 million, or 0.29% of average loans outstanding, at December 31, 2008 and 2007, respectively. Nearly 55%, or $13.1 million, of 2009 charge-offs were associated with four commercial relationships, which included an $8.0 million charge-down in loans to a distributor of heavy construction equipment, $3.0 million in subsequent charge-downs in a resort-oriented, residential construction project, a $1.1 million charge-down of a loan to a manufacturer of consumer products and a $1.0 million charge-down of a loan to a wholesaler/retailer of golf course greens.  Management has been monitoring the performance, economic climate and future cash flow potential of these relationships for some time and strongly believes all of these borrowers have been profoundly impacted by the severity of the recession and the seemingly prolonged return to stable economic conditions.  As a result of continued distressed economic conditions, increasing trends in delinquencies and non-accruals and declining real estate values, the Company has provided for higher provision levels in anticipation of higher levels of troubled credits and ongoing stress on our portfolio.  The increase in 2008 net charge-offs was primarily due to a $1.2 million charge-off on the participation interest in a residential development loan, $2.2 million in write-downs of commercial loans that were previously classified as non-performing at the end of 2007 and $690,000 in two home equity loans which were junior positions behind substantial first mortgages on properties with diminished equity

At least quarterly, management performs an analysis to identify the inherent risk of loss in the Company’s loan portfolio. This analysis includes a qualitative evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, delinquencies, and other factors. Additionally, management updates the migration analysis and historic loss experience on a quarterly basis.

Non-Interest Income. Non-interest income decreased $15.2 million, or 47.2%, to $17.1 million for 2009 as compared to $32.3 million for 2008. The decrease for 2009 was primarily due to the recognition of a net gain on the sale of the Company’s six branch offices located in Delaware of $11.5 million in 2008.  In addition, the Company experienced a decrease in gains on derivative instruments of $2.3 million due to a planned decline in transaction volume and a decrease in service charges on deposits accounts, such as overdraft fees, of $1.5 million, also the result of lower transaction volume.

Non-interest income increased $6.1 million, or 23.5%, to $32.3 million for 2008 as compared to $26.2 million for 2007. The increase for 2008 was primarily related to a net gain recognized on the sale of the Company’s six branch offices located in Delaware of $11.5 million, offset by an OTTI charge on pooled trust preferred securities of $7.5 million. Income earned on investment products provided by a third-party broker-dealer increased $2.1 million over prior year 2007, which was primarily attributable to the internalization of the Company’s investment products sale force, which previously operated under an agreement with the independent third-party broker-dealer.  In addition, gain on commercial derivative products increased $1.0 million as a result of an increase in transaction volume over prior year 2007 and bank owned life insurance (“BOLI”) income increased $590,000 due to the recognition of a higher yield during 2008 resulting from the BOLI restructuring, including the purchase of $5.9 million of additional BOLI investments in the fourth quarter 2007.

Non-Interest Expense. Non-interest expense increased $11.4 million, or 12.3%, to $104.1 million for 2009 as compared to $92.6 million for 2008.  Salaries and benefits increased $4.1 million primarily due to the addition of several key management and business line staff, severance and other related charges and an increase in health benefit costs.  Insurance expense increased $4.8 million, or 156.5%, primarily due to higher FDIC assessment rates, a special FDIC insurance assessment of $1.6 million, a full-year of additional coverage under the Temporary Liquidity Guarantee Program (“TLGP”) and an overall increase in assessable deposits.  In addition, non-interest expense increased as the cost of real estate owned increased $1.8 million primarily as a result of the write-down of two properties for a total of $950,000 during 2009 and an overall net gain of $589,000 recognized in 2008 on the sale of four real estate properties.

Non-interest expense increased $3.7 million, or 4.1%, to $92.6 million for 2008 as compared to $89.0 million for 2007.  Salaries and benefits increased $2.2 million primarily due to an increase in sales commissions of $1.5 million and stock compensation expense of $662,000.  The increase in sales commissions was attributable to the internalization of the Company’s investment products sale force as previously discussed above.  Insurance expense increased $924,000 over prior year 2007 primarily as a result of the recognition of a full-year of deposit insurance with the FDIC. The FDIC insurance increased during 2008 as a result of growth in assessable deposits and an increase in assessment rates.  In addition, 2007 included a one-time assessment credit of $526,000 as a result of the Federal Deposit Insurance Reform Act of 2005.

Income Tax (Benefit) Expense. Income taxes decreased $20.8 million to a tax benefit position of $16.4 million for the year ended December 31, 2009 as compared to income tax expense of $4.4 million for 2008 primarily as the result of the recognition of a pre-tax loss of $33.5 million.  Income taxes decreased $3.8 million to $4.4 million for the year ended December 31, 2008 from $8.3 million in 2007 as net income before taxes decreased.  The Company’s effective tax rate for 2009 and 2008 decreased as a result of an increase in tax-exempt income, which includes income from BOLI, in relation to taxable income.

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

The major source of the Company's funding is deposits, which management believes will be sufficient to meet the Company’s daily and long-term operating liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans, maturities or calls of investment securities, as well as from a variety of wholesale funding sources including, but not limited to, brokered deposits, federal funds purchased, FHLBNY advances, securities sold under agreements to repurchase, and other secured and unsecured borrowings. Additional liquidity can be obtained from loan sales or participations. In a continued effort to balance deposit growth and net interest margin, especially in the current interest rate environment and with highly competitive local deposit pricing, the Company continually evaluates these other funding sources for funding cost efficiencies.  During the year, the Company aggressively lowered interest rates on deposits while managing overall funding and liquidity. As a result of this planned reduction in deposit rates, the Company has recognized a shift from higher cost deposit products, particularly from certificates of deposit, to lower cost core deposit products.  Core deposits, which exclude all certificates of deposit, increased $269.3 million to $1.97 billion, or 67.8% of total deposits at December 31, 2009, as compared to $1.70 billion, or 58.8% of total deposits at December 31, 2008.  The Company has additional secured borrowing capacity with the Federal Reserve Bank of approximately $313.0 million and the FHLBNY of approximately $38.2 million. At December 31, 2009, $89.0 million and $30.2 million of the Company’s secured borrowing capacity through the Federal Reserve Bank and the FHLBNY, respectively, were utilized.  The Company has additional unsecured borrowing capacity through lines of credit with other financial institutions of approximately $85.0 million.  Management continues to monitor the Company’s liquidity and has taken measures to increase its borrowing capacity by providing additional collateral through the pledging of loans.  As of December 31, 2009, the Company had a par value of $331.5 million and $113.3 million in loans and securities, respectively, pledged as collateral on secured borrowings.

The Company's primary uses of funds are the origination of loans; the funding of the Company’s maturing certificates of deposit, deposit withdrawals, the repayment of borrowings and general operating expenses. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2010 total $806.5 million, or approximately 86.0% of total certificates of deposit.  The Company continues to operate with a core deposit relationship strategy that values a long-term stable customer relationship. This strategy employs a pricing strategy that rewards customers that establish core accounts and maintain a certain minimum threshold account balance.  Based on market conditions and other liquidity considerations, the Company may also avail itself to the secondary borrowings discussed above.

Total loans receivable decreased $22.2 million, or 0.8%, during 2009. The Company anticipates that deposits, cash and cash equivalents on hand, the cash flow from assets, as well as other sources of funds will provide adequate liquidity for the Company’s future operating, investing and financing needs.

Management currently operates under a capital plan for the Company and the Bank that is expected to allow the Company and the Bank to grow capital internally at levels sufficient for achieving its internal growth projections while managing its operating and financial risks. The principal components of the capital plan are to generate additional capital through retained earnings from internal growth, access the capital markets for external sources of capital, such as common equity and capital securities, when necessary or appropriate, redeem existing capital instruments and refinance such instruments at lower rates when conditions permit and maintain sufficient capital for safe and sound operations. The Company continues to assess its plan for contingency capital needs, and when appropriate, the Company’s Board of Directors may consider various capital raising alternatives.  As part of its assessment, the Company performs stress tests on select balance sheet components, deemed to have inherent risk given relevant economic and regulatory conditions, in an effort to gauge potential exposure on its capital position.

On January 9, 2009, the Company entered into a Letter Agreement with the U.S. Treasury under the Troubled Asset Relief Program Capital Purchase Program (“TARP CPP”), pursuant to which the Company issued and sold 89,310 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A and a warrant to purchase 1,620,545 shares of the Company's common stock, for an aggregate purchase price of $89.3 million in cash.

In March 2009, the Board of Directors of the Company determined that continuing to participate in the TARP CPP was contrary to the best interests of the Company, its shareholders and its employees. Accordingly, the Board of Directors approved the repurchase of the preferred stock as authorized under established amendments to the TARP CPP that were a part of the American Recovery and Reinvestment Act of 2009. On April 8, 2009, the Company returned to the U.S. Treasury approximately $90.0 million, which included the original investment amount of $89.3 million plus accrued but unpaid dividends of $657,000, and received in return, and cancelled, the share certificate for the preferred stock. In connection with this transaction, the Company and the U.S. Treasury entered into a Redemption Letter Agreement dated April 8, 2009. Pursuant to the terms of the Redemption Letter Agreement, the Company notified the U.S. Treasury on April 21, 2009 of its intention to repurchase the warrant from the U.S. Treasury. On May 27, 2009, the Company completed the repurchase of the warrant from the U.S. Treasury for $2.1 million ending the Company’s participation in the TARP CPP.

In September 2009, the Company filed a $75 million universal shelf registration statement with the Securities and Exchange Commission (“SEC”).  Although the Company exceeds all minimum capital requirements, the registration statement provides flexibility in the capital raising process should the Company elect to raise additional capital.

The Company is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies.  The Bank is also subject to similar capital requirements adopted by the OCC.  Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Total Capital, Tier 1 Capital, and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets and certain off-balance sheet items as calculated under regulatory accounting practices. It is the Company’s intention to maintain “well capitalized” risk-based capital levels. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At December 31, 2009, the Company’s and the Bank’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank was “well capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios in Table 3 have been computed in accordance with regulatory accounting practices. At December 31, 2009, no conditions or events had occurred that changed the Company’s classification as “adequately capitalized” and the Bank’s classification as “well capitalized.”

TABLE 3:  REGULATORY CAPITAL LEVELS
	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions (1)
December 31, 2009	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$353,116	11.38%	$248,299	8.00%	N/A
Sun National Bank	336,831	10.87	247,986	8.00	$309,982	10.00%
Tier I Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	314,046	10.12	124,149	4.00	N/A
Sun National Bank	297,810	9.61	123,993	4.00	185,989	6.00
Leverage Ratio:
Sun Bancorp, Inc.	314,046	9.08	138,306	4.00	N/A
Sun National Bank	297,810	8.58	138,809	4.00	173,511	5.00

(1) Not applicable to bank holding companies.

The Company’s ratio of tangible equity to tangible assets, which is a non-GAAP financial measure of risk, was 6.24% at December 31, 2009, compared with 6.10% at December 31, 2008.  Tangible equity and tangible assets are calculated by subtracting identifiable intangible assets and goodwill from shareholders’ equity and total assets, respectively, and may be used by investors to assist them in understanding how much loss, exclusive of intangible assets and goodwill, can be absorbed before shareholders’ equity is depleted. The Company’s and Bank’s regulators also exclude intangible assets and goodwill from shareholders’ equity when assessing capital adequacy of each.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines.  These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve Board.  In March 2005, the Federal Reserve Board amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits.  The Federal Reserve’s amended rule was to become effective March 31, 2009, and would have limited capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability.  On March 16, 2009, the Federal Reserve Board extended for two years the ability for bank holding companies to include restricted core capital elements as Tier 1 capital up to 25% of all core capital elements, including goodwill. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2009, the entire $90.0 million in capital securities qualify as Tier 1.

The Bank’s deposits are insured to applicable limits by the FDIC.  The maximum deposit insurance amount has been increased from $100,000 to $250,000 until December 31, 2013.  On October 13, 2008, the FDIC established a Temporary Liquidity Guarantee Program under which the FDIC fully guarantees all non-interest-bearing transaction accounts until December 31, 2009 (the “Transaction Account Guarantee Program”) and all senior unsecured debt of insured depository institutions or their qualified holding companies issued between October 14, 2008 and June 30, 2009, with the FDIC’s guarantee expiring by June 30, 2012 (the “Debt Guarantee Program”).  Senior unsecured debt would include federal funds purchased and certificates of deposit outstanding and to the credit of the bank.  After November 12, 2008, institutions that did not opt out of the Programs by December 5, 2008 were assessed at the rate of ten basis points for transaction account balances in excess of $250,000 and at a rate between 50 and 100 basis points of the amount of debt issued.  In May, 2009, the Debt Guarantee Program issue end date and the guarantee expiration date were both extended, to October 31, 2009 and December 31, 2012, respectively.  Participating holding companies that had not issued FDIC-guaranteed debt prior to April 1, 2009 must apply to remain in the Debt Guarantee Program.  Participating institutions will be subject to surcharges for debt issued after that date.  Effective October 1, 2009, the Transaction Account Guarantee Program was extended until June 30, 2010, with an increased assessment after December 31, 2009.  The Company and the Bank did not opt out of the Debt Guarantee Program.  The Bank did not opt out of the original Transaction Account Guarantee Program or its extension.

During 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the Deposit Insurance Fund (“DIF”). To ensure that the deposit insurance system remains sound and in an effort to restore the reserve ratio of the DIF to at least 1.15 percent of estimated insured deposits as required under the FDIC’s Restoration Plan, the FDIC voted on December 16, 2008 to increase initial base assessment rates uniformly by 7 basis points (7 cents for every $100 of deposits), beginning with the first quarter of 2009. On February 27, 2009, the FDIC adopted a final rule to modify the risk-based assessment system and to reset initial base assessment rates. Effective April 1, 2009, initial base assessment rates range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components.  The FDIC also extended the period of the Restoration Plan from five years to seven years.

In May 2009, the FDIC imposed a special assessment equal to five basis points of assets less Tier 1 capital as of June 30, 2009, payable on September 30, 2009, and reserved the right to impose additional special assessments.  In November, 2009, instead of imposing additional special assessments, the FDIC amended the assessment regulations to require all insured depository institutions to prepay their estimated risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012 on December 30, 2009.  For purposes of estimating the future assessments, each institution’s base assessment rate in effect on September 30, 2009 was used, assuming a 5% annual growth rate in the assessment base and a 3 basis point increase in the assessment rate in 2011 and 2012.  The prepaid assessment will be applied against actual quarterly assessments until exhausted.  Any funds remaining after June 30, 2013 will be returned to the institution.  If the prepayment impairs an institution’s liquidity or otherwise creates significant hardship, it was able to apply for an exemption.  Requiring this prepaid assessment does not preclude the FDIC from changing assessment rates or from further revising the risk-based assessment system.  On December 30, 2009, the Company paid the FDIC prepaid assessment of $18.3 million, of which approximately $1.1 million applies to fourth quarter 2009 and approximately $17.2 million pertains to the future periodswhich will be recognized as expense over the course of the respective periods covered.

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

Table 4 provides the maturity and re-pricing characteristics of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2009.  All amounts are categorized by their actual maturity or re-pricing date with the exception of interest-bearing demand deposits and savings deposits.  As a result of prior experience during periods of rate volatility and management's estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits into categories noted below, based on the estimated duration of those deposits.

TABLE 4:  INTEREST RATE SENSITIVITY SCHEDULE

	Maturity/Re-pricing Time Periods
December 31, 2009	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
Interest-earning assets:
Interest-earning deposits with banks	$5,263	$-	$-	$-	$5,263
Federal funds sold	-	-	-	-	-
Loans receivable	1,420,894	334,238	773,704	100,929	2,629,765
Investment securities	91,545	65,094	153,188	147,894	457,721
Total interest-earning assets	1,517,702	399,332	926,892	248,823	3,092,749
Interest-bearing liabilities:
Interest-bearing demand deposits	335,413	355,236	333,470	166,590	1,190,709
Savings deposits	22,735	86,512	121,648	68,427	299,322
Time certificates	342,515	463,963	130,247	988	937,713
Federal funds purchased	89,000	-	-	-	89,000
FHLBNY advances	299	10,917	3,212	787	15,215
Securities sold under agreements to repurchase - FHLBNY	-	-	15,000	-	15,000
Securities sold under agreements to repurchase - customer	18,677	-	-	-	18,677
Junior subordinated debentures	51,548	-	41,238	-	92,786
Obligation under capital lease	42	149	1,075	7,035	8,301
Total interest-bearing liabilities	860,229	916,777	645,890	243,827	2,666,723
Periodic gap	$657,473	$(517,445)	$281,002	$4,996	$426,026
Cumulative gap	$657,473	$140,028	$421,030	$426,026
Cumulative gap as a % of total assets	18.4%	3.9%	11.8%	11.9%

At December 31, 2009, the Company’s gap analysis showed an asset sensitive position with total interest-bearing assets maturing or re-pricing within one year exceeding interest-earning liabilities maturing or re-pricing during the same time period by $140.0 million, representing a positive one-year gap ratio of 3.9%. All amounts are categorized by their actual maturity, anticipated call or re-pricing date with the exception of interest-bearing demand deposits and savings deposits. Though the rates on interest-bearing demand and savings deposits generally trend with open market rates, they often do not fully adjust to open market rates and frequently adjust with a time lag. As a result of prior experience during periods of rate volatility and management's estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits based on an estimated decay rate for those deposits.

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

Net interest income simulation analysis, at December 31, 2009, shows a position that is slightly liability sensitive as rates increase.  The net income simulation results are impacted by an expected continuation of deposit pricing competition which may limit deposit pricing flexibility in both increasing and decreasing rate environments, floating-rate loan floors initially limiting loan rate increases and a relatively short liability maturity structure including retail certificates of deposit.

Actual results may differ from the simulated results due to such factors as the timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies and differences in actual versus forecasted balance sheet composition and activity. Table 5 provides the Company’s estimated earnings sensitivity profile versus the most likely rate forecast as of December 31, 2009. The Company anticipates that strong deposit pricing competition will continue to limit deposit pricing flexibility in an increasing and a decreasing rate environment.

TABLE 5: SENSITIVITY PROFILE

Change in Interest Rates (Basis Points)	Percentage Change in Net Interest Income Year 1
+200	-2.3%
+100	-1.4%
-100	0.0%
-200	-0.7%

Derivative Financial Instruments. The Company utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. In general, the derivative transactions entered into by the Company fall into one of two types: a fair value hedge of a specific fixed-rate loan agreement and an economic hedge of a derivative offering to a Bank customer. Derivative financial instruments involve, to varying degrees, interest rate, market and credit risk. The Company manages these risks as part of its asset and liability management process and through credit policies and procedures. The Company seeks to minimize counterparty credit risk by establishing credit limits and collateral agreements. The Company does not use derivative financial instruments for trading purposes. For more information on the Company’s financial derivative instruments, please see Note 20 of the Notes to Consolidated Financial Statements.

Disclosures about Contractual Obligations and Commercial Commitments. Purchase obligations include significant contractual cash obligations. Table 6 provides the Company’s contractual cash obligations at December 31, 2009. Included in Table 6 are the minimum contractual obligations under legally enforceable contracts with contract terms that are both fixed and determinable. The majority of these amounts are primarily for services, including core processing systems and telecommunications maintenance.

TABLE 6:  CONTRACTUAL CASH OBLIGATIONS

		Payments Due by Period
December 31, 2009	Total	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Time deposits (1)	$937,713	$806,479	$96,200	$34,047	$987
Long-term debt	234,579	16,356	27,173	8,893	182,157
Leases	42,773	4,752	8,790	6,916	22,315
Purchase obligations (off-balance sheet)	18,317	8,424	8,573	640	680
Total contractual cash obligations	$1,233,382	$836,011	$140,736	$50,496	$206,139
(1) Amount represents the book value of time deposits, including brokered time deposits.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company takes various forms of collateral, such as real estate assets and customer business assets, to secure the commitment. Additionally, all letters of credit are supported by indemnification agreements executed by the customer. The maximum undiscounted exposure related to these commitments at December 31, 2009 was $67.9 million and the portion of the exposure not covered by collateral was approximately $691,000. We believe that the utilization rate of these letters of credit will continue to be substantially less than the amount of these commitments, as has been our experience to date.

The Company maintains a reserve for unfunded loan commitments and letters of credit, which is reported in other liabilities in the Consolidated Statements of Financial Condition, consistent with FASB ASC 825, Financial Instruments.  As of the balance sheet date, the Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 5, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees.  The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements.  The reserve for unfunded loan commitments and letters of credit at December 31, 2009 and December 31, 2008 was $965,000 and $437,000, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

In October 2007, Visa Inc. (“Visa”) announced that it had completed a restructuring in preparation of its initial public offering (“IPO”) planned for the first quarter 2008. At the time of the announcement, the Company was a member of the Visa USA network.  As part of Visa’s restructuring, the Company received 13,325 shares of restricted Class USA stock in Visa in exchange for the Company’s membership interests.  The Company did not recognize a gain or loss upon receipt of Class USA shares in October 2007.  In November 2007, Visa announced that it had reached an agreement with American Express, related to its claim that Visa and its member banks had illegally blocked American Express from the bank-issued card business in the U.S. The Company was not a named defendant in the lawsuit and, therefore, was not directly liable for any amount of the settlement. However, in accordance with Visa’s by-laws, the Company and other Visa USA, Inc. (a wholly-owned subsidiary of Visa) members were obligated to indemnify Visa for certain losses, including the settlement of the American Express matter. On July 16, 2009, Visa deposited an additional $700 million into the litigation escrow account previously established to satisfy specific settlement obligations.  Visa funded the additional amount into the escrow account by reducing each Class B shareholders’ conversion ratio to Visa Class A shares from 0.6296 to 0.5824.  The Company currently has 7,672 Class B shares, with a zero cost basis. The Company's indemnification obligation is limited to its proportionate interest in Visa USA, Inc. The Company determined that its potential indemnification obligations based on its proportionate share of ownership in Visa USA was not material at December 31, 2009.

Table 7 provides the Company’s contractual commitments (see Note 18 of the Notes to Consolidated Financial Statements for additional information) at December 31, 2009.

TABLE 7:  CONTRACTUAL COMMITMENTS

		Amount of Commitment Expiration Per Period
December 31, 2009	Unfunded Commitments	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Lines of credit	$631,458	$337,892	$39,901	$7,523	$246,142
Commercial standby letters of credit	67,857	61,964	5,893	-	-
Construction funding	76,522	72,617	3,905	-	-
Other commitments	31,198	31,198	-	-	-
Total contractual commitments	$807,035	$503,671	$49,699	$7,523	$246,142

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

FINANCIAL CONDITION

The Company’s assets were $3.58 billion at December 31, 2009 compared to $3.62 billion at December 31, 2008. Loans receivable decreased 0.8% to $2.72 billion at December 31, 2009 as compared to December 31, 2008. The investment portfolio increased $3.6 million, or 0.8%, to $457.2 million at December 31, 2009.  Deposits increased 0.4% to $2.91 billion at December 31, 2009 as compared to December 31, 2008. Excluding federal funds purchased and junior subordinated debentures, borrowings decreased $25.4 million, or 30.8%, to $57.2 million at December 31, 2009. Federal funds purchased increased $17.5 million to $89.0 million at December 31, 2009.

Loans. Loans receivable were essentially flat over prior year 2008 as loans decreased $22.2 million, or 0.8%, to $2.72 billion at December 31, 2009 from $2.74 billion at December 31, 2008. The Company’s home equity portfolio, which includes second mortgages, decreased $31.6 million, in comparison to prior year 2008, which was offset by an increase in commercial and industrial loans of $14.9 million over the same period.  Organic loan growth, adjusted for approximately $72.8 million in prepayments, was approximately 1.8%.  The Company continues to see competition for loans across all products and market segments.  During 2009, competitive pressures have been somewhat muted by a lessening in loan demand brought on by the impact of the recent recession.  Despite the current economic environment, the Company has not altered its credit underwriting standards.

The trend of the Company’s lending continues to reflect the geographic and borrower diversification of the commercial loan portfolio.  As the Company’s marketplace has expanded within the State of New Jersey, commercial lending activities have grown, especially in the central and northern parts of the state. The recent recession which impacted all aspects of the national and regional economy and the slow pace of recovery have created increased stress in our loan portfolios and have had adverse effect on the Company’s financial condition and results of operation.  At December 31, 2009 and 2008, the Company did not have more than 10% of its total loans outstanding concentrated in any one industry category including, but not limited to, the hospitality, entertainment and leisure industries and general office space.  The loan categories are based upon borrowers engaged in similar activities who would be similarly impacted by economic or other conditions.

Table 8 provides selected data relating to the composition of the Company’s loan portfolio by type of loan and type of collateral at December 31, 2009, 2008, 2007, 2006, and 2005.

TABLE 8:  SUMMARY OF LOAN PORTFOLIO

December 31,	2009		2008		2007		2006		2005
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Type of Loan:
Commercial and industrial	$2,249,365	84.64%	$2,234,202	82.67%	$2,024,728	81.55%	$1,925,103	82.28%	$1,732,202	85.42%
Home equity	258,592	9.73	274,360	10.15	264,965	10.67	232,321	9.93	155,561	7.67
Second mortgage	68,592	2.58	84,388	3.12	81,063	3.27	77,337	3.31	53,881	2.66
Residential real estate	75,322	2.83	67,473	2.50	49,750	2.00	38,418	1.64	30,162	1.49
Other	65,776	2.47	79,402	2.94	89,413	3.60	92,063	3.94	78,410	3.87
Less: Loan loss allowance	(59,953)	(2.25)	(37,309)	(1.38)	(27,002)	(1.09)	(25,658)	(1.10)	(22,463)	(1.11)
Net loans receivable	$2,657,694	100.00%	$2,702,516	100.00%	$2,482,917	100.00%	$2,339,584	100.00%	$2,027,753	100.00%

Type of Collateral:
Residential real estate:
1-4 family	$460,106	17.31%	$494,828	18.31%	$479,701	19.32%	$426,748	18.24%	$311,096	15.34%
Other	22,992	0.87	24,692	0.91	22,472	0.91	23,006	0.98	16,903	0.84
Construction and land development:
1-4 family	43,803	1.65	64,646	2.39	70,899	2.85	90,782	3.88	72,718	3.59
Other	187,624	7.06	153,205	5.67	102,044	4.11	89,746	3.84	44,906	2.21
Commercial real estate	1,503,301	56.56	1,495,398	55.34	1,366,281	55.03	1,257,441	53.75	1,120,773	55.27
Commercial business loans	425,541	16.01	434,097	16.06	394,779	15.90	403,869	17.26	412,449	20.34
Consumer	50,827	1.91	56,312	2.08	56,301	2.27	54,127	2.31	37,811	1.86
Other	23,453	0.88	16,647	0.62	17,442	0.70	19,523	0.84	33,560	1.66
Less: Loan loss allowance	(59,953)	(2.25)	(37,309)	(1.38)	(27,002)	(1.09)	(25,658)	(1.10)	(22,463)	(1.11)
Net loans receivable	$2,657,694	100.00%	$2,702,516	100.00%	$2,482,917	100.00%	$2,339,584	100.00%	$2,027,753	100.00%

Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the accommodation.  Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property.  Loans secured by owner occupied properties are dependent upon the successful operation of the borrower’s business.  If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired.  Loans secured by properties where repayment is dependent upon payment of rent by third party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit.  At December 31, 2009, commercial and industrial loans secured by commercial real estate properties totaled $1.50 billion of which $735.9 million, or 49.0%, were classified as owner occupied and $767.4 million, or 51.0%, were classified as non-owner occupied.  Management considers these loans to be well diversified across multiple industries.

The following tables provide a breakdown of commercial real estate loan balances by ownership type as well as by industry at December 31, 2009.

TABLE 9: NON-OWNER OCCUPIED COMMERCIAL REAL ESTATE

December 31, 2009	Amount
Office	$202,850
Hotels – Corridor	154,893
Retail	134,643
Transportation and warehousing	89,463
Hotels – Shore	80,981
Light manufacturing	21,119
Health services	13,776
Real estate operators	12,828
Apartment buildings	9,313
Other	47,494
Total	$767,360

TABLE 10: OWNER OCCUPIED COMMERCIAL REAL ESTATE

December 31, 2009	Amount
Restaurants	$79,067
Wholesale trade	73,046
Contractors	63,890
Health services	60,252
Retail	56,674
Golf courses	45,345
Manufacturing	45,259
Automotive retail	41,660
Mining	30,166
Professional services	25,327
Membership organizations	21,492
Transportation and warehousing	20,520
Amusement and recreation	14,712
Marina	13,304
Other	145,227
Total	$735,941

The Company also originates residential construction loans to builders.  These are short-term loans generally for building 1-to-4 family residential dwellings and are secured by parcels of land on which the dwellings are to be constructed as well as any structures in the process of being constructed. Upon completion of construction, these properties are conveyed to third parties and the construction loans are repaid from some form of permanent financing which may or may not be provided by the Company.  Due to a significant decrease in the demand for new housing brought upon by the economic downturn beginning in 2008, the Company’s residential construction loan business has been negatively impacted.  In the course of the periodic credit review process, a number of the Company’s residential construction borrowers received a more adverse risk rating and were assigned classified loan status due to highly diminished activity and strained liquidity and cash flow.  At the present time, new residential construction lending opportunities are greatly limited. At December 31, 2009, there were 67 residential construction loans with outstanding loan balances of $41.5 million, of which 16 of these loans approximating $9.8 million are currently classified as non-performing.

The continuing decline of residential real estate values has given rise to increased monitoring of the Company’s home equity portfolio.  Although the overall portfolio has continued to perform during 2009, the Company has experienced increased delinquencies.  Historically, this portfolio has performed well as the Company has offered these products at conservative advance rates.  Currently, the maximum advance rate for primary residences is a combined loan-to-value ratio of 75%, and the maximum advance rate on second homes and investment properties is 70%. At December 31, 2009, the Company’s home equity portfolio was $258.6 million, or 9.8% of total outstanding loans.

Another segment that has experienced weakness during the economic downturn is the small business sector.  The pace of charge-offs of unsecured, credit scored small business products has declined, but the Company continues to experience an increased level of delinquencies in the small business portfolios.  The volume of loan originations is down primarily due to the continued economic uncertainty.  Loans to new borrowers will only be approved without policy exceptions.  As of December 31, 2009 and 2008, the Company had $13.8 million and $23.6 million, respectively, of these small business loans outstanding.

Table 11 provides the estimated maturity of the Company's loan portfolio at December 31, 2009. The table does not include potential prepayments or scheduled principal payments. Adjustable-rate mortgage loans are shown based on contractual maturities.

TABLE 11: ESTIMATED MATURITY OF LOAN PORTFOLIO

December 31, 2009	Due Within 1 Year	Due After 1 Through 5 Years	Due After 5 Years	Allowance for Loan Loss	Total
Commercial and industrial	$534,483	$825,346	$889,536	$(55,359)	$2,194,006
Home equity	2,001	335	256,256	(2,548)	256,044
Second mortgage	1,205	8,936	58,451	(486)	68,106
Residential real estate	2,426	193	72,703	(494)	74,828
Other	14,604	6,486	44,686	(1,066)	64,710
Total	$554,719	$841,296	$1,321,632	$(59,953)	$2,657,694

Table 12 provides the dollar amount of all loans due after December 31, 2009, which have pre-determined interest rates and which have floating or adjustable interest rates.

TABLE 12: LOANS GREATER THAN 12 MONTHS
December 31, 2009	Fixed-Rates	Floating or Adjustable Rates	Total
Commercial and industrial	$610,692	$1,104,190	$1,714,882
Home equity	5,746	250,845	256,591
Second mortgage	62,029	5,358	67,387
Residential real estate	49,062	23,834	72,896
Other	48,552	2,620	51,172
Total	$776,081	$1,386,847	$2,162,928

See Note 5 of the Notes to Consolidated Financial Statements for additional information on loans.

Non-Performing and Problem Assets

Loan Delinquencies. The Company's collection procedures provide for a late charge assessment after a commercial loan is 10 days past due, or a residential mortgage loan is 15 days past due. The Company contacts the borrower and payment is requested. If the delinquency continues, subsequent efforts are made to contact the borrower. If the loan continues to be delinquent for 90 days or more, the Company usually declares the loan to be in default and payment in full is demanded. The Company will initiate collection and foreclosure proceedings and steps will be taken to liquidate any collateral taken as security for the loan unless other repayment arrangements are made. Delinquent loans are reviewed on a case-by-case basis in accordance with the lending policy.

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

Non-Performing Assets. Total non-performing assets increased $56.6 million from $48.8 million at December 31, 2008 to $105.4 million at December 31, 2009. The increase in non-performing assets from 2008 to 2009 was primarily a result of an increase in non-accrual loans of $45.6 million and an increase in real estate owned of $6.6 million.  The increase in non-accrual loans was primarily the result of four unrelated commercial relationships whose credits totaled $34.8 million at December 31, 2009.  The Company believes that the loans are well secured and in process of collection. Interest income that would have been recorded on non-accrual loans as of December 31, 2009, under the original terms of such loans, would have totaled approximately $3.7 million for 2009. The increase in real estate owned was primarily due to the addition of a commercial warehouse with a carrying value of $8.8 million.  This property was subsequently sold in February 2010 and the Company recognized a loss of $12,000.  The ratio of non-performing assets to net loans increased to 3.96% at December 31, 2009 compared to 1.81% at December 31, 2008.

Table 13 provides a summary of non-performing assets at December 31, 2009, 2008, 2007, 2006, and 2005.

TABLE 13:  SUMMARY OF NON-PERFORMING ASSETS

December 31,	2009	2008	2007	2006	2005
Non-performing loans:
Loans accounted for on a non-accrual basis:
Commercial and industrial	$73,596	$37,528	$23,965	$12,453	$8,823
Home equity	4,737	1,682	1,322	1,170	220
Second mortgage	938	130	73	109	106
Residential real estate	7,443	2,225	574	273	669
Other	1,168	668	919	317	139
Total non-accruing loans	87,882	42,233	26,853	14,322	9,957
Accruing loans that are contractually past due 90 days or more:
Commercial and industrial	6,457	4,014	855	250	85
Home equity	-	286	-	12	-
Second mortgage	891	-	-	-	-
Residential real estate	49	162	330	-	53
Other	561	125	158	36	30
Total loans 90-days past due	7,958	4,587	1,343	298	168
Total non-performing loans	95,840	46,820	28,196	14,620	10,125
Real estate owned	9,527	1,962	1,449	600	1,449
Total non-performing assets	$105,367	$48,782	$29,645	$15,220	$11,574

Total non-performing loans to net loans receivable	3.61%	1.73%	1.14%	0.62%	0.50%
Total non-performing loans to total assets	2.68%	1.29%	0.84%	0.44%	0.33%
Total non-performing assets to net loans receivable	3.96%	1.81%	1.19%	0.65%	0.57%
Total non-performing assets to total assets	2.94%	1.35%	0.89%	0.46%	0.37%
Total allowance for loan losses to total non-performing loans	62.56%	79.69%	95.77%	175.50%	221.86%

Non-accruing commercial and industrial loans of $73.6 million at December 31, 2009 consisted of the following:  $18.7 million to a single heavy machinery dealer; $11.2 million to investment real estate; $10.8 million to service providers; $8.5 million to construction and development; $7.2 million to retail; $7.1 million to contractors; $5.5 million to sand and gravel mining; and $4.6 million to various industries.

The year over year increase is primarily attributable to the increase in non-accruals in the following industries: heavy machinery $18.7 million; commercial office buildings of $8.6 million; and residential construction & development $7.3 million.  Commercial and industrial loans past due 90 days or more and accruing of $6.5 million at December 31, 2009 consisted of the following: $4.1 million to construction and development; $1.3 million to contractors; and $1.1 million to various industries

Potential Problem Loans. At December 31, 2009, there were 14 commercial loan relationships aggregating $107 million for which known information exists as to the potential inability of the borrowers to comply with present loan repayment terms and have therefore, caused management to place them on its internally monitored loan list. The classification of these loans, however, does not imply that management expects losses, but that it believes a higher level of scrutiny is prudent under the circumstances. These loans were not classified as non-accrual and were not considered non-performing. Depending upon the state of the economy, future events, and their impact on these borrowers, these loans and others not currently so identified could be classified as non-performing assets in the future. At December 31, 2009, these loans were current and well collateralized.

Real Estate Owned. Real estate acquired by the Company as a result of foreclosure or in lieu of deed and bank property that is not in use is classified as real estate owned until such time as it is sold. The property acquired through foreclosure or in lieu of deed is carried at the lower of the related loan balance or fair value of the property based on a current appraisal less estimated cost to dispose.  Losses arising from foreclosure are charged against the allowance for loan losses.  Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and any subsequent gains or losses are included in the Company’s results of operations. Table 14 provides a summary of real estate owned at December 31, 2009 and 2008.

TABLE 14: SUMMARY OF REAL ESTATE OWNED

December 31,	2009	2008
Commercial properties	$8,007	$139
Residential properties	531	848
Bank properties	989	975
Total	$9,527	$1,962

Table 15 provides a summary of real estate owned activity for the year ended December 31, 2009.

TABLE 15: SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Underlying Property
	Commercial	Residential	Bank	Total
Beginning balance, January 1, 2009	$139	$848	$975	$1,962
Transfers from loans	8,991	81	-	9,072
Transfers into real estate owned	-	-	14	14
Sale of real estate owned	(323)	(248)	-	(571)
Write down of real estate owned	(800)	(150)	-	(950)
Ending balance, December 31, 2009	$8,007	$531	$989	$9,527

Real estate owned increased $7.6 million to $9.5 million at December 31, 2009 as compared to December 31, 2008. During 2009, the Company added five properties to the real estate owned portfolio, which included three commercial properties and two residential properties acquired through foreclosure at a total cost of $9.1 million.  All five of these properties were previously classified as non-accrual loans at December 31, 2008.  During 2009, the Company sold two commercial properties with carrying values of $183,000 and $139,000 and recognized a loss of $8,000 and a gain of $1,000, respectively, on the sale of these properties.  In addition, the Company sold one residential property with a carrying value of $248,000 and recognized a loss of $59,000. One of the commercial properties added during 2009 consisted of a commercial warehouse with a carrying value of $8.8 million. The Company recognized a write-down of $800,000 on this property as a result of a decline in the fair value of this property.  This property was subsequently sold in February 2010 and the Company recognized a loss of $12,000. In addition, the Company also recognized the write-down of $150,000 on one residential property.  See Note 9 of the Notes to Consolidated Financial Statements for additional information on real estate owned.

Allowances for Losses on Loans. The Company’s allowance for losses on loans was $59.9 million, or 2.21% of loans receivable at December 31, 2009 compared to $37.3 million, or 1.36% of loans receivable, at December 31, 2008. The provision for loan losses was $46.7 million for 2009, $20.0 million for 2008 and $8.4 million for 2007. The increase in the provision for loan losses can be attributed to a continued uncertainty in the economic environment, increased trends in delinquency and non-accruals and a higher level of net charge-offs due to diminished operating cash flows of our borrowers and depreciated collateral values. The increase in net charge-offs during 2009 was primarily due to four commercial relationships, which included an $8.0 million charge-down in loans to a distributor of heavy construction equipment, $3.0 million in subsequent charge-downs in a resort-oriented, residential construction project, a $1.1 million charge-down of a loan to a manufacturer of consumer products and a $1.0 million charge-down of a loan to a wholesaler/retailer of golf course greens.  Management has been monitoring the performance, economic climate and future cash flow potential of these relationships for some time and strongly believes all of these borrowers have been profoundly impacted by the severity of the recession and the seemingly prolonged return to stable economic conditions.  The increase in 2009 net charge-offs resulted in an increase in net charge-offs to average outstanding loans to 0.88% for 2009 as compared to 0.37% for 2008 and 0.29% for 2007.  Non-performing loans also increased $49.0 million to $95.8 million in 2009 as compared to $46.8 million at December 31, 2008. The Company entered 2009 experiencing continued higher levels of delinquency across a majority of its loan portfolios. During the course of 2009, the continuing stress of the economic downturn impacted in particular a number of the Company’s loans to the hospitality industry and lessors of commercial office space.

The Company has continued to maintain adequate provision levels and reserve coverage as the ratio of allowance for loan losses to gross loans outstanding was 2.21% at December 31, 2009 as compared to 1.36% at December 31, 2008.  The provision for loan losses as a percentage of average loans outstanding was 1.71%, 0.77% and 0.34% for the years ended December 31, 2009, 2008 and 2007, respectively.

Table 16 provides information with respect to changes in the Company's allowance for loan losses for the years ended December 31, 2009, 2008, 2007, 2006, and 2005.

TABLE 16: ALLOWANCE FOR LOAN LOSSES

At or for the Years Ended December 31,	2009	2008	2007	2006	2005
Allowance for loan losses, beginning of year	$37,309	$27,002	$25,658	$22,463	$22,037
Charge-offs:
Commercial and industrial	(19,898)	(6,520)	(5,044)	(1,311)	(1,928)
Home equity	(1,795)	(1,012)	(513)	(3)	-
Second mortgage	(81)	(81)	(45)	-	-
Residential real estate	(360)	(346)	-	(22)	(27)
Other	(2,614)	(2,769)	(2,116)	(1,177)	(686)
Total charge-offs	(24,748)	(10,728)	(7,718)	(2,513)	(2,641)
Recoveries:
Commercial and industrial	334	619	274	319	503
Home equity	67	24	-	13	-
Second mortgage	4	1	-	11	4
Residential real estate	5	5	2	-	84
Other	316	386	383	299	166
Total recoveries	726	1,035	659	642	757
Net charge-offs	(24,022)	(9,693)	(7,059)	(1,871)	(1,884)
Purchased allowance resulting from bank acquisition	-	-	-	1,259	-
Provision for loan losses	46,666	20,000	8,403	3,807	2,310
Allowance for loan losses, end of year	$59,953	$37,309	$27,002	$25,658	$22,463
Net loans charged-off as a percent of average loans outstanding	0.88%	0.37%	0.29%	0.08%	0.10%
Allowance for loan losses as a percent of total gross loans outstanding	2.21%	1.36%	1.08%	1.08%	1.10%

Table 17 provides the allocation of the Company's allowance for loan losses by loan category and the percent of loans in each category to loans receivable at December 31, 2009, 2008, 2007, 2006, and 2005. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category since the allowance for loan losses is a valuation reserve applicable to the entire loan portfolio.

TABLE 17:  ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

December 31,	2009		2008		2007		2006		2005
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Allowance for loan losses:
Commercial and industrial	$55,359	92.34%	$33,342	89.37%	$23,170	85.81%	$22,384	87.24%	$19,890	88.54%
Residential real estate	494	0.82	375	1.00	290	1.07	174	0.68	258	1.15
Home equity (1)	3,034	5.06	2,738	7.34	2,175	8.06	1,937	7.55	1,006	4.48
Other	1,066	1.78	854	2.29	1,367	5.06	1,163	4.53	1,309	5.83
Total allowance for loan losses	$59,953	100.00%	$37,309	100.00%	$27,002	100.00%	$25,658	100.00%	$22,463	100.00%
(1) Amount includes both home equity and second mortgages.

See Note 6 of the Notes to Consolidated Financial Statements for additional information on the allowance for loan losses.

Investment Securities  Investment securities available for sale and held to maturity increased $4.4 million, or 1.0%, from $437.3 million at December 31, 2008 to $441.7 million at December 31, 2009. During 2009, the Company realized OTTI charges of $6.8 million on two pooled trust preferred securities, and $351,000 on one private label mortgaged-back security.  The estimated average life of the investment portfolio at December 31, 2009 was 5.9 years with an estimated modified duration of 3.5 years.  The reinvestment strategy for 2010 is expected to maintain the average life, duration and portfolio size at approximately the same levels as December 31, 2009.

The Company’s investment policy is established by senior management and approved by the Board of Directors. It is based on asset and liability management goals and is designed to provide a portfolio of high quality investments that optimizes interest income within acceptable limits of risk and liquidity.

Table 18 provides the estimated fair value and amortized cost of the Company's portfolio of investment securities at December 31, 2009, 2008, and 2007.  For all debt securities classified as available for sale, the carrying value is the estimated fair value.

TABLE 18: SUMMARY OF INVESTMENT SECURITIES

December 31,	2009			2008			2007
		Net			Net			Net
		Unrealized	Estimated		Unrealized	Estimated		Unrealized	Estimated
	Amortized	Gains	Fair	Amortized	Gains	Fair	Amortized	(Losses)	Fair
	Cost	(Losses)	Value	Cost	(Losses)	Value	Cost	Gains	Value
Available for sale:
U.S. Treasury obligations	$2,003	$4	$2,007	$1,988	$11	$1,999	$14,975	$77	$15,052
U.S. Government agencies	47,537	737	48,274	61,273	(330)	60,943	65,496	2	65,498
U.S. Government agency mortgage-backed securities	240,966	7,628	248,594	258,448	2,573	261,021	195,061	(192)	194,869
Other mortgage-backed securities	9,222	(2,342)	6,880	10,863	(4,308)	6,555	38,129	(604)	37,525
State and municipal obligations	104,305	1,384	105,689	80,304	(3,228)	77,076	72,798	(76)	72,722
Trust preferred securities	28,814	(7,940)	20,874	30,315	(15,833)	14,482	37,810	(780)	37,030
Other	2,420	-	2,420	1,437	-	1,437	3,109	-	3,109
Total available for sale investment securities	$435,267	$(529)	$434,738	$444,628	$(21,115)	$423,513	$427,378	$(1,573)	$425,805

Held to maturity:
U.S. Government agency mortgage-backed securities	$5,123	$186	$5,309	$7,762	$22	$7,784	$13,021	$(132)	$12,889
Other mortgage-backed securities	1,832	(20)	1,812	6,003	(186)	5,817	5,944	(78)	5,866
Total held to maturity investment securities	$6,955	$166	$7,121	$13,765	$(164)	$13,601	$18,965	$(210)	$18,755

Table 19 provides the gross unrealized losses and fair value at December 31, 2009, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

TABLE 19:  ANALYSIS OF GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total
December 31, 2009	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Government agency mortgage-backed securities	$27,052	$(318)	$-	$-	$27,052	$(318)
Other mortgage-backed securities	-	-	8,692	(2,362)	8,692	(2,362)
State and municipal obligations	9,365	(284)	5,169	(232)	14,534	(516)
Trust preferred securities	-	-	20,874	(7,940)	20,874	(7,940)
Total	$36,417	$(602)	$34,735	$(10,534)	$71,152	$(11,136)

The Company determines whether the unrealized losses are temporary in accordance with FASB ASC 325-40, when applicable, and FASB ASC 320-10.  The evaluation is based upon factors such as the creditworthiness of the underlying borrowers, performance of the underlying collateral, if applicable, and the level of credit support in the security structure.  Management also evaluates other facts and circumstances that may be indicative of an OTTI condition.  This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

For the year ended December 31, 2009, the Company’s review of its unrealized losses on securities and whether those losses were temporary in nature, determined additional credit losses of $6.8 million on the two pooled trust preferred securities for which the Company had previously recorded an OTTI charge at 2008 year end and $351,000 on the aforementioned private label mortgage-backed security.  Application of the guidance did not have an impact on any other securities in unrealized loss position.

U.S. Government Agency Mortgage-Backed Securities – At December 31, 2009, the gross unrealized loss in the category of less than 12 months of $318,000 consisted of two mortgage-backed securities with an estimated fair value of $27.1 million issued and guaranteed by a U.S. Government sponsored agency.  The Company believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists.  As of December 31, 2009, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Other Mortgage-Backed Securities - At December 31, 2009, the gross unrealized loss in the category 12 months or longer of $2.4 million consisted of four non-agency mortgage-backed securities with an estimated fair value of $8.7 million.  Of these securities, three were rated “AAA” by at least one nationally recognized rating agency and the remaining security was rated as non-investment grade.  The fixed income markets, in particular those segments that include a credit spread, such as mortgage-backed issues, have been negatively impacted since 2008 as credit spreads widened dramatically.  The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists.  As of December 31, 2009, management concluded that an OTTI did not exist on the three securities rated “AAA” and believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  An OTTI charge of $351,000 was recorded on the non-investment grade security as previously mentioned.  Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

State and Municipal Obligations - At December 31, 2009, the gross unrealized loss in the category 12 months or longer of $232,000 consisted of 9 municipal securities with an estimated fair value of $5.2 million. The category consisted of 5 securities rated investment grade by at least one nationally recognized rating agency with a fair market value of $1.6 million, and four non-rated municipal securities with an estimated fair value of $3.6 million.  The $284,000 gross unrealized loss in the category of less than 12 months consisted of 22 municipal securities with an estimated fair value of $9.4 million. Of these municipal securities, 15 were rated investment grade or better by at least one nationally recognized rating agency and 7 were non-rated.  The Company believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  The Company monitors rating changes in those issues rated by a nationally recognized rating agency and performs in-house credit reviews on those non-rated issues.  The Company believes recovery of fair value is expected as the securities approach their maturity date or as valuations for such securities improve as market yields change.   As of December 31, 2009, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Trust Preferred Securities – At December 31, 2009, the gross unrealized loss in the category of 12 months or longer of $7.9 million consisted of three trust preferred securities. The trust preferred securities are comprised of two non-rated single issuer securities with an amortized cost of $20.0 million and an estimated fair value of $16.7 million and one non-investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $4.1 million.  The non-investment grade pooled security is a senior position in the capital structure with approximately 1.34 times principal coverage as of the last reporting date.  In June 2009, the issuer of one of the single issuer trust preferred securities, with an amortized cost of $5.0 million and an estimated fair market value of $2.6 million, elected to defer its normal quarterly dividend payment.  As contractually permitted, the issuer may defer dividend payments up to five years with accumulated dividends, and interest on those deferred dividends, payable upon the resumption of its scheduled dividend payments.  The issuer is currently operating under an agreement with its regulators.  The agreement stipulates the issuer must receive permission from its regulators prior to resuming its scheduled dividend payments.  As of December 31, 2009, the issuer’s subsidiary bank reported that it meets the minimum regulatory requirements to be considered a “well capitalized” institution.  Management will continue to closely monitor the credit of this issuer.  The other single issuer security is paying in accordance with its contractual terms.   As of December 31, 2009, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.  These trust preferred securities were valued in accordance with FASB ASC 820.  The Company reviews projected cash flow analysis and industry standard risk metrics to determine whether the unrealized losses for certain trust preferred securities are temporary. Any adverse change in the present value of projected future cash flows may result in an other-than-temporary credit impairment recognized through earnings.

Expected maturities of individual securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Table 20 provides an estimated maturity summary with the carrying values and weighted average yields on the Company's portfolio of investment securities at December 31, 2009. The investment securities are presented in the table based on current prepayment assumptions. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

TABLE 20:  MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

	1 Year or Less		1 to 5 Years		5 to 10 Years		More than 10 Years		Total
December 31, 2009	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
Available for sale:
U.S. Treasury obligations	$2,007	0.71%	$-	-%	$-	-%	$-	-%	$2,007	0.71%
U.S. Government agencies	10,020	0.81	38,254	4.92	-	-	-	-	48,274	4.06
U.S. Government agency mortgage-backed securities	15,567	4.41	165,831	4.49	46,736	4.83	20,460	5.71	248,594	4.65
Other mortgage-backed securities	-	-	262	3.01	6,618	3.57	-	-	6,880	3.55
State and municipal obligations	22,725	3.82	16,667	6.05	46,705	6.15	19,592	6.04	105,689	5.61
Trust preferred securities	-	-	-	-	-	-	20,874	2.89	20,874	2.89
Other securities	1,920	0.01	500	1.22	-	-	-	-	2,420	0.26
Total available for sale investment securities	$52,239	3.16%	$221,514	4.67%	$100,059	5.36%	$60,926	4.85%	$434,738	4.67%

Held to maturity:
U.S. Government agency mortgage-backed securities	$407	2.88%	$3,614	4.18%	$1,102	4.72%	$-	-%	$5,123	4.20%
Other mortgage-backed securities	629	4.01	1,203	4.35	-	-	-	-	1,832	4.23
Total held to maturity investment securities	$1,036	3.57%	$4,817	4.22%	$1,102	4.72%	$-	-%	$6,955	4.20%

See Note 4 of the Notes to Consolidated Financial Statements for additional information on investment securities.

Restricted Equity Investments. During 2009, restricted equity investments decreased $807,000 to $15.5 million at December 31, 2009 from $16.3 million at December 31, 2008.  The Company, through the Bank, is a member of both the Federal Reserve Bank of Philadelphia (“FRB”), the Federal Home Loan Bank of New York (“FHLBNY”), and Atlantic Central Bankers Bank and is required to maintain an investment in the capital stock of each. The FRB, FHLBNY and other bank stock are restricted in that they can only be redeemed by the issuer at par value.  These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investment in accordance with FASB ASC 942, Financial Services - Depository and Lending.  As of December 31, 2009, management does not believe that an OTTI of these holdings exists and expects to recover the entire cost of these securities.

BOLI.  During 2009, BOLI increased $2.2 million to $77.8 million at December 31, 2009 as a result of an increase in the cash surrender value of the policies, which is included in non-interest income in the Consolidated Statements of Operations. Of the $77.8 million BOLI cash surrender value, the Company had $23.4 million invested in a general account and $54.4 million in a separate account at December 31, 2009. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying investments may have an impact on investment income; however, these fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. While generally protected by the stable value wrap, significant declines in fair value may result in charges in future periods for values outside the wrap coverage.

Other Assets.  Other assets decreased $16.7 million to $89.2 million at December 31, 2009 from $105.9 million at December 31, 2008. This decrease was primarily the result of a decline in the fair value of interest rate swaps entered into with commercial loan customers of $38.0 million, offset by the addition of the FDIC prepaid assessment of $17.2 million and the recognition of a tax receivable of $4.1 million as a result of the Company operating at a loss during 2009.  The decrease in the fair value of the interest rate swaps are offset with a decrease in the fair value of related interest rate swap positions, entered into with a third party, recognized in other liabilities in the Statement of Financial Condition. See Note 20 of the Notes to Consolidated Financial Statements for additional information on derivative instruments.

Deposits.  Deposits at December 31, 2009 totaled $2.91 billion, an increase of $12.9 million, or 0.4%, over December 31, 2008.  Core deposits, which exclude all certificates of deposit, increased $269.3 million to $1.97 billion, or 67.8% of total deposits at December 31, 2009, as compared to $1.70 billion, or 58.8% of total deposits at December 31, 2008.  During 2009, the Company aggressively lowered interest rates on deposits while managing overall funding and liquidity.  As a result of this strategy and a continued effort to balance deposit growth and net interest margin, the Company experienced a decrease in certificates of deposit, including those placed through brokers, of $256.4 million during 2009.

Table 21 provides a summary of deposits at December 31, 2009, 2008, and 2007.

TABLE 21:  SUMMARY OF DEPOSITS

December 31,	2009	2008	2007
Demand deposits	$1,672,233	$1,401,009	$1,192,785
Savings deposits	299,322	301,278	456,241
Time deposits under $100,000	500,467	639,354	674,671
Time deposits $100,000 or more	372,497	367,679	335,429
Brokered time deposits	64,749	187,044	39,965
Total	$2,909,268	$2,896,364	$2,699,091

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

Table 22 provides the distribution of total deposits between core and non-core at December 31, 2009, 2008, and 2007.

TABLE 22:  DISTRIBUTION OF DEPOSITS

December 31,	2009		2008		2007
	Amount	%	Amount	%	Amount	%
Core deposits	$1,971,555	67.8%	$1,702,287	58.8%	$1,649,026	61.1%
Non-core deposits	937,713	32.2	1,194,077	41.2	1,050,065	38.9
Total deposits	$2,909,268	100.0%	$2,896,364	100.0%	$2,699,091	100.0%

Table 23 provides a summary of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2009.

TABLE 23:  CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2009	Amount
Three months or less	$127,902
Over three through six months	157,419
Over six through twelve months	52,689
Over twelve months	34,487
Total	$372,497

See Note 11 of the Notes to Consolidated Financial Statements for additional information on deposits.

Borrowings. Borrowed funds, excluding federal funds purchased and debentures held by trusts, decreased $25.4 million to $57.2 million at December 31, 2009, from $82.6 million at December 31, 2008.

Table 24 provides the maximum month end amount of borrowings by type during the years ended December 31, 2009 and 2008.

TABLE 24:  SUMMARY OF MAXIMUM MONTH END BORROWINGS

Years Ended December 31,	2009	2008
FHLBNY advances	$16,288	$63,052
FHLBNY repurchase agreements	15,000	55,000
FHLBNY overnight line of credit	-	25,000
Federal funds purchased	226,000	71,500
Repurchase agreements with customers	21,867	40,256

Table 25 provides information regarding FHLBNY advances and FHLBNY repurchase agreements, interest rates, approximate weighted average amounts outstanding and their approximate weighted average rates at or for the years ended December 31, 2009, 2008, and 2007.

TABLE 25:  SUMMARY OF FHLBNY BORROWINGS

At or for the Years Ended December 31,	2009	2008	2007
FHLBNY convertible rate advances outstanding at year end	$-	$-	$-
Interest rate at year end	-%	-%	-%
Approximate average amount outstanding during the year	$-	$-	$9,589
Approximate weighted average rate during the year	-%	-%	6.35%

FHLBNY term amortizing advances outstanding at year end	$5,215	$7,081	$13,483
Weighted average interest rate at year end	4.39%	4.37%	4.54%
Approximate average amount outstanding during the year	$5,808	$10,385	$15,904
Approximate weighted average rate during the year	4.41%	4.48%	4.59%

FHLBNY term non-amortizing advances outstanding at year end	$10,000	$35,000	$50,000
Weighted average interest rate at year end	4.59%	4.81%	3.71%
Approximate average amount outstanding during the year	$11,370	$23,667	$53,505
Approximate weighted average rate during the year	4.04%	4.00%	3.78%

FHLBNY repurchase agreements outstanding at year end	$15,000	$15,000	$15,000
Weighted average interest rate at year end	4.84%	4.84%	4.84%
Approximate average amount outstanding during the year	$15,000	$16,530	$6,370
Approximate weighted average rate during the year	4.98%	4.69%	4.85%

Table 26 provides information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2009, 2008, and 2007.

TABLE 26:  SUMMARY OF SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE WITH CUSTOMERS

At or for the Years Ended December 31,	2009	2008	2007
Balance at year end	$18,677	$20,327	$40,472
Weighted average interest rate at year end	0.11%	0.25%	3.60%
Approximate average amount outstanding during the year	$17,997	$34,976	$44,213
Approximate weighted average rate during the year	0.23%	1.37%	4.44%

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

Junior Subordinated Debentures Held by Trusts that Issued Capital Debt. Table 27 provides a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debenture issued by the Company to each Issuer Trust as of December 31, 2009.

TABLE 27:  SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2009	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	6.24% Fixed	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012
		$90,000		$92,786

On January 23, 2009, and December 30, 2008 the capital securities of Sun Capital Trust VI and Sun Capital Trust V, respectively, became eligible for redemption. As a result of the current interest environment, the Company has elected not to call these securities; however the Company maintains the right to call these securities in the future on the respective payment anniversary dates.

The Company has customarily relied on dividend payments from the Bank to fund junior subordinated debenture interest obligations.  As of January 1, 2010, The amount available for payment of dividends to the Company by the Bank was $0 as of January 1, 2010 and no dividends may be paid by the Bank without OCC approval.  The Company believes it is capable of funding its junior subordinated debenture interest obligations through available cash balances maintained at the bank holding company for the period of time necessary until earnings are expected to support a dividend from the Bank.  See Note 24 of the Notes to Consolidated Financial Statements for additional information on dividend limitations.

Other Liabilities. Other liabilities decreased $46.3 million to $74.1 million at December 31, 2009 from $120.4 million at December 31, 2008. This decrease was primarily the result of a decline in the fair value of interest rate swaps entered into with a third party of $40.7 million.  In addition, accrued interest payable on deposits decreased $3.9 million as the Company aggressively lowered interest rates on deposits during 2009.  The decrease in the fair value of the interest rate swaps are offset with a decrease in the fair value of related interest rate swap positions, entered into with commercial loan customers, recognized in other assets of the Statement of Financial Condition. See Note 20 of the Notes to Consolidated Financial Statements for additional information on derivative instruments.

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

Management, including the chief executive officer and chief financial officer, conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment was also conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment of the Company’s internal control over financial reporting also included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. Based on our evaluation under the framework in Internal Control - Integrated Framework, we concluded that the Company’s internal control over financial reporting was effective as of December 31, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Sun Bancorp, Inc.
Vineland, New Jersey

We have audited the internal control over financial reporting of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A.  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2009 of the Company and our report dated March 16, 2010 expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the adoption on January 1, 2009 of the Financial Accounting Standards Board’s revised authoritative guidance related to determining whether the impairment of debt securities is other than temporary.

/s/ Deloitte & Touche LLP

Philadelphia, PA
March 16, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Sun Bancorp, Inc.
Vineland, New Jersey

We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2009 and 2008, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2009.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2009, the Company adopted the Financial Accounting Standards Board’s revised authoritative guidance related to determining whether the impairment of debt securities is other than temporary.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2010 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Philadelphia, PA
March 16, 2010

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except par value amounts)

December 31,	2009	2008
ASSETS
Cash and due from banks	$53,857	$31,237
Interest-earning bank balances	5,263	26,784
Federal funds sold	-	412
Cash and cash equivalents	59,120	58,433
Investment securities available for sale (amortized cost of $435,267 and $444,628 at December 31, 2009 and 2008, respectively)	434,738	423,513
Investment securities held to maturity (estimated fair value of $7,121 and $13,601 at December 31, 2009 and 2008, respectively)	6,955	13,765
Loans receivable (net of allowance for loan losses of $59,953 and $37,309 at December 31, 2009 and 2008, respectively)	2,657,694	2,702,516
Restricted equity investments	15,499	16,306
Bank properties and equipment, net	53,246	48,642
Real estate owned, net	9,527	1,962
Accrued interest receivable	12,235	12,254
Goodwill	127,894	127,894
Intangible assets, net	14,316	18,769
Deferred taxes, net	20,721	16,707
Bank owned life insurance (BOLI)	77,753	75,504
Other assets	89,207	105,861
Total assets	$3,578,905	$3,622,126

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits	$2,909,268	$2,896,364
Federal funds purchased	89,000	71,500
Securities sold under agreements to repurchase – customer	18,677	20,327
Advances from the Federal Home Loan Bank of New York (FHLBNY)	15,215	42,081
Securities sold under agreements to repurchase – FHLBNY	15,000	15,000
Obligation under capital lease	8,301	5,189
Junior subordinated debentures	92,786	92,786
Other liabilities	74,065	120,371
Total liabilities	3,222,312	3,263,618

Commitments and contingencies (see Note 18)

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued	-	-
Common stock, $1 par value, 50,000,000 shares authorized; 25,435,994 shares issued and 23,329,271 shares outstanding at December 31, 2009; 24,037,431 shares issued and 21,930,708 outstanding at December 31, 2008	25,436	24,037
Additional paid-in capital	362,189	351,430
Retained (deficit) earnings	(4,597)	22,580
Accumulated other comprehensive loss	(149)	(13,377)
Deferred compensation plan trust	(124)	-
Treasury stock at cost, 2,106,723 shares at December 31, 2009 and 2008, respectively	(26,162)	(26,162)
Total shareholders' equity	356,593	358,508
Total liabilities and shareholders' equity	$3,578,905	$3,622,126
See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share amounts)

Years Ended December 31,	2009	2008	2007
INTEREST INCOME
Interest and fees on loans	$131,811	$154,154		$174,427
Interest on taxable investment securities	14,627	15,976		17,741
Interest on non-taxable investment securities	3,729	3,256		2,818
Dividends on restricted equity investments	832	983		1,112
Interest on federal funds sold	-	265		1,725
Total interest income	150,999	174,634		197,823
INTEREST EXPENSE
Interest on deposits	44,357	65,852		84,252
Interest on funds borrowed	2,061	3,407		6,267
Interest on junior subordinated debt	4,424	5,714		8,468
Total interest expense	50,842	74,973		98,987
Net interest income	100,157	99,661		98,836
PROVISION FOR LOAN LOSSES	46,666	20,000		8,403
Net interest income after provision for loan losses	53,491	79,661		90,433
NON-INTEREST INCOME
Service charges on deposit accounts	12,440	13,918		13,687
Other service charges	331	317		307
Gain on sale of loans	2,352	1,325		1,689
Gain on derivative instruments	262	2,578		1,567
Investment products income	2,669	3,041		974
BOLI income	2,249	3,017		2,427
Net gain on sale of branches	-	11,454		1,443
Net gain on sale of bank property and equipment	-	-		12
Net impairment losses on available for sale securities:
Total impairment losses	$(9,379)	$(7,497)	$-
Portion of loss recognized in other comprehensive income (before taxes)	2,264	-	-
Net impairment losses recognized in operations	(7,115)	(7,497)		-
Other	3,882	4,146		4,049
Total non-interest income	17,070	32,299		26,155
NON-INTEREST EXPENSE
Salaries and employee benefits	51,773	47,623		45,432
Occupancy expense	11,517	11,683		11,491
Equipment expense	6,574	6,421		7,172
Data processing expense	4,063	4,459		4,249
Amortization of intangible assets	4,453	4,710		4,714
Insurance expense	7,804	3,043		2,119
Professional fees	2,193	2,335		2,110
Advertising expense	2,453	2,368		1,856
Real estate owned expense (income), net	1,155	(628)		103
Other	12,082	10,626		9,717
Total non-interest expense	104,067	92,640		88,963
(LOSS) INCOME BEFORE INCOME TAXES	(33,506)	19,320		27,625
INCOME TAX (BENEFIT) EXPENSE	(16,375)	4,426		8,273
NET (LOSS) INCOME	(17,131)	14,894		19,352
Preferred stock dividends and discount accretion	5,351	-		-
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(22,482)	$14,894		$19,352
Basic (loss) earnings per share (1)	$(0.97)	$0.63		$0.81
Diluted (loss) earnings per share (1)	$(0.97)	$0.62		$0.78
Weighted average shares – basic (1)	23,134,424	23,647,009	24,024,350
Weighted average shares – diluted (1)	23,134,424	23,958,224	24,912,071
(1) Data is adjusted for a 5% stock dividend issued in May 2009. See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Dollars in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive (Loss) Gain	Deferred Compensation Plan Trust	Treasury Stock	Total
BALANCE, JANUARY 1, 2007	$-	$20,508	$304,857	$20,794	$(3,932)	$-	$-	$342,227
Comprehensive income:
Net income	-	-	-	19,352	-	-	-	19,352
Unrealized gains on available for sale securities net of reclassification adjustment, net of tax (See Note 2)	-	-	-	-	2,905	-	-	2,905
Comprehensive income								22,257
Exercise of stock options	-	1,106	8,981	-	-	-	-	10,087
Excess tax benefit related to stock options	-	-	2,447	-	-	-	-	2,447
Issuance of common stock	-	68	1,119	-	-	-	-	1,187
Stock-based compensation	-	9	506	-	-	-	-	515
Stock dividend	-	1,032	18,758	(19,790)	-	-	-	-
Cash paid for fractional shares resulting from stock dividend	-	-	-	(18)	-	-	-	(18)
Treasury shares purchased	-	-	-	-	-	-	(16,525)	(16,525)
BALANCE, DECEMBER 31, 2007	$-	$22,723	$336,668	$20,338	$(1,027)	$-	$(16,525)	$362,177
Comprehensive income:
Net income	-	-	-	14,894	-	-	-	14,894
Unrealized losses on available for sale securities net of reclassification adjustment, net of tax (See Note 2)	-	-	-	-	(12,350)	-	-	(12,350)
Comprehensive income								2,544
Exercise of stock options	-	84	632	-	-	-	-	716
Excess tax benefit related to stock options	-	-	90	-	-	-	-	90
Issuance of common stock	-	134	1,171	-	-	-	-	1,305
Stock-based compensation	-	13	1,312	-	-	-	-	1,325
Stock dividend	-	1,083	11,557	(12,640)	-	-	-	-
Cash paid for fractional shares resulting from stock dividend	-	-	-	(12)	-	-	-	(12)
Treasury shares purchased	-	-	-	-	-	-	(9,637)	(9,637)
BALANCE, DECEMBER 31, 2008	$-	$24,037	$351,430	$22,580	$(13,377)	$-	$(26,162)	$358,508
Adjustment to adopt FASB ASC 320-10 (net of tax of $2.1 million)	-	-	-	3,110	(3,110)	-	-	-
Comprehensive income:
Net loss	-	-	-	(17,131)	-	-	-	(17,131)
Unrealized gains on available for sale securities net of reclassification adjustment, net of tax (See Note 2)	-	-	-	-	14,700	-	-	14,700
Portion of impairment loss transferred to earnings, net of tax (See Note 2)	-	-	-	-	3,110	-	-	3,110
Portion of impairment loss recognized in other comprehensive income, net of tax (See Note 2)	-	-	-	-	(1,472)	-	-	(1,472)
Comprehensive income								793
Issuance of preferred stock (net of original issuance discount of $4.1 million)	85,175	-	-	-	-		-	85,175
Redemption of preferred stock	(89,310)							(89,310)
Preferred stock dividends	-	-	-	(1,104)	-	-	-	(1,104)
Discount accretion	4,135	-	-	(4,135)	-	-	-	-
Preferred stock issuance cost	-	-	-	(112)	-	-	-	(112)
Issuance of warrant	-	-	4,135	-	-	-	-	4,135
Redemption of warrant	-	-	(2,100)	-	-	-	-	(2,100)
Issuance of common stock	-	282	1,049	-	-	(124)	-	1,207
Stock-based compensation	-	18	972	-	-	-	-	990
Stock dividend	-	1,099	6,703	(7,802)	-	-	-	-
Cash paid for fractional shares resulting from stock dividend	-			(3)		-	-	(3)
BALANCE, DECEMBER 31, 2009	$-	$25,436	$362,189	$(4,597)	$(149)	$(124)	$(26,162)	$356,593
See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

Years Ended December 31,	2009	2008	2007
OPERATING ACTIVITIES
Net (loss) income	$(17,131)	$14,894	$19,352
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	46,666	20,000	8,403
Depreciation, amortization and accretion	10,659	10,767	9,735
Write down of book value of bank properties and equipment and real estate owned	1,007	128	381
Impairment charge on available for sale securities	7,115	7,497	-
Net gain on call of investment securities available for sale	(18)	(47)	-
Net gain on sale of branches	-	(11,454)	(1,443)
Net (gain) loss on sale of bank properties and equipment	-	-	(12)
Loss (gain) on real estate owned	66	(727)	-
Gain on sale of loans	(2,352)	(1,325)	(1,689)
Increase in cash value of BOLI	(2,249)	(3,017)	(2,427)
Deferred income taxes	(13,520)	(6,346)	(807)
Stock-based compensation	990	1,325	515
Excess tax benefits related to stock options	-	(90)	(2,447)
Shares contributed to employee benefit plans	675	609	529
Loans originated for sale	(142,351)	(50,322)	(72,806)
Proceeds from the sale of loans	141,597	53,496	77,518
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable	19	2,763	(1,128)
Other assets	(21,273)	786	6
Other liabilities	(7,994)	5,254	7,119
Net cash provided by operating activities	1,906	44,191	40,799
INVESTING ACTIVITIES
Purchases of investment securities available for sale	(105,425)	(305,182)	(258,926)
Purchases of investment securities held to maturity	-	-	-
Net redemption of restricted equity securities	807	563	860
Redemption of investment in capital securities	-	155	929
Proceeds from maturities, prepayments or calls of investment securities available for sale	111,706	280,387	292,098
Proceeds from maturities, prepayments or calls of investment securities held to maturity	6,803	5,181	5,686
Proceeds from sale of investment securities available for sale	-	-	-
Net increase in loans	(7,890)	(244,786)	(172,407)
Purchases of bank properties and equipment	(6,294)	(6,736)	(11,587)
Proceeds from sale of bank equipment	-	-	12
Net purchase of BOLI policies	-	-	(12,690)
Proceeds from sale of real estate owned	505	3,348	-
Net decrease in cash realized from acquisitions or sales	-	(83,844)	(19,044)
Net cash provided by (used) in investing activities	212	(350,914)	(175,069)
FINANCING ACTIVITIES
Net increase in deposits	12,904	292,624	71,375
Net borrowings of federal funds purchased	17,500	41,500	30,000
Net repayments of securities sold under agreements to repurchase - customer	(1,650)	(20,145)	(11,268)
Advances from FHLBNY	-	33,000	-
Repayment of advances from FHLBNY	(26,866)	(54,402)	(40,077)
Net borrowings of securities sold under agreements to repurchase – FHLBNY	-	-	15,000
Repayment of obligation under capital lease	(118)	(69)	(64)
Net proceeds from exercise of stock options	-	716	10,087
Excess tax benefits related to stock options	-	90	2,447
Proceeds from issuance of junior subordinated debt	-	-	20,620
Redemption of junior subordinated debt	-	(5,155)	(30,929)
Proceeds from the issuance of preferred stock and warrant	89,310	-	-
Redemption of preferred stock	(89,310)	-	-
Redemption of warrant	(2,100)	-	-
Payment of preferred stock dividend	(1,104)	-	-
Preferred stock issuance costs	(112)
Proceeds from issuance of common stock	118	133	35
Payments for fractional interests resulting from stock dividend	(3)	(12)	(18)
Treasury stock purchased	-	(9,637)	(16,525)
Net cash (used in) provided by financing activities	(1,431)	278,643	50,683
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	687	(28,080)	(83,587)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	58,433	86,513	170,100
CASH AND CASH EQUIVALENTS, END OF YEAR	$59,120	$58,433	$86,513
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$55,027	$75,924	$98,244
Income taxes paid	3,065	7,681	7,439
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Transfer of loans or bank properties to real estate owned	$9,086	$3,134	$849
New obligation under capital lease	3,230	-	-
Write-off of debt issuance costs	-	-	791
See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables, except share and per share amounts, are in thousands)

1. NATURE OF OPERATIONS

Sun Bancorp, Inc. (the "Company") is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company is the parent company of Sun National Bank (the “Bank”), a national bank and the Company’s principal wholly owned subsidiary. The Bank’s wholly owned subsidiaries are Med-Vine, Inc., Sun Financial Services, L.L.C., 2020 Properties, L.L.C., Sun Home Loans, Inc. and a former subsidiary, Del-Vine, Inc.

The Company’s principal business is to serve as a holding company for the Bank. The Bank is in the business of attracting customer deposits through its Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate, small business and non-real estate loans, as well as mortgage-backed and investment securities. Med-Vine, Inc. is a Delaware holding company whose principal business is investing in securities. Med-Vine, Inc. holds a portion of the Company’s investment portfolio. The principal business of Sun Financial Services, L.L.C. is to offer mutual funds, securities brokerage, annuities and investment advisory services through the Bank’s Community Banking Centers.   The principal business of 2020 Properties, L.L.C. is to acquire certain loans, judgments, real estate and other assets in satisfaction of debts previously contracted by the Company. Sun Home Loans, Inc. originates residential mortgages through dedicated loan originators utilizing the Company’s existing Community Banking Centers as well as generating business through non-customers.  Del-Vine, Inc., a Delaware company which was liquidated in December 2009, invested in a portion of the Company’s loan portfolio.  The Company’s various capital trusts, collectively, the “Issuing Trusts” are presented on a deconsolidated basis. The Issuing Trusts, consisting of Delaware business trusts and one business trust operating in Connecticut, hold junior subordinated debentures issued by the Company.

The Company and the Bank have administrative offices in Vineland and Mount Laurel, New Jersey.  As of December 31, 2009, the Company had 70 locations throughout New Jersey, including 62 Community Banking Centers and five Commercial Lending Centers.  The Company’s outstanding common stock is traded on the NASDAQ Global Select Market under the symbol “SNBC”. The Company is subject to the reporting requirements of the Securities and Exchange Commission (the "SEC"). The Bank’s primary federal regulator is the Office of the Comptroller of the Currency (the “OCC”).

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

Effective July 1, 2009, the Financial Accounting Standards Board (“FASB”) Accounting Standards CodificationTM (the “Codification” or “ASC”) 105-10, GAAP, became the sole source of authoritative GAAP recognized by the FASB, as defined. Rules and interpretive guidance of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  In addition, effective July 1, 2009, changes to the Codification are communicated through an Accounting Standards Update (“ASU”).

Basis of Consolidation. The consolidated financial statements include, after all intercompany balances and transactions have been eliminated, the accounts of the Company, its principal wholly owned subsidiary, the Bank, and the Bank's wholly owned subsidiaries, Med-Vine, Inc., Sun Financial Services, L.L.C., 2020 Properties, L.L.C., Sun Home Loans, Inc. and Del-Vine, Inc. In accordance with FASB ASC 810-10, Consolidation, Sun Capital Trust V, Sun Capital Trust VI, Sun Capital Trust VII, Sun Statutory Trust VII and Sun Capital Trust VIII, collectively, the “Issuing Trusts”, are presented on a deconsolidated basis.  See Note 14 of the Notes to Consolidated Financial Statements for additional information on the Company’s participation in the Issuing Trusts.

Reclassifications. Certain items previously reported in the notes to the 2008 consolidated financial statements have been reclassified to conform to the current year's presentation.

Segment Information.  As defined in accordance with FASB ASC 280, Segment Reporting, the Company has one reportable operating segment, “Community Banking.”  All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others.  For example, lending is dependent upon the ability of the Company to fund itself with deposits and other borrowings and manage interest rate and credit risk.  Accordingly, all significant operating decisions are based upon analysis of the Company as one segment or unit.

Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks, interest-earning bank balances and federal funds sold all of which have original maturity dates of 90 days or less.  The Company is required to maintain an average reserve balance with the Federal Reserve Bank. The amount of the average reserve balance for the years ended December 31, 2009 and 2008 was $100,000.

Investment Securities. The Company’s debt securities include both those that are held to maturity and those that are available for sale.  The purchase and sale of the Company’s debt securities are recorded as of trade date. At December 31, 2009 and 2008, the Company had no unsettled purchases of investment securities. The following provides further information on the Company’s accounting for debt securities:

Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available for Sale - Debt securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at the estimated fair value. Fair values are based on quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded or in some cases where there is limited activity or less transparency around inputs, internally developed discounted cash flow models.  Unrealized gains and losses are excluded from earnings and are reported net of tax as other comprehensive income or loss until realized, including those recognized through an other than temporary impairment charge.  Realized gains and losses on the sale or calls of investment securities are recorded as of trade date, reported in the Consolidated Statements of Operations and determined using the adjusted cost of the specific security sold or called.

In accordance with FASB ASC 325-40, Beneficial Interests in Securitized Financial Assets, and FASB ASC 320-10, Investments – Debt and Equity Securities, the Company evaluates its securities portfolio for other-than-temporary impairment (“OTTI”) throughout the year. Each investment, which has a fair value less than the book value is reviewed on a quarterly basis by management. Management considers at a minimum the following factors that, both individually or in combination, could indicate that the decline is other-than-temporary: (a) the Company has the intent to sell the security; (b) it is more likely than not that it will be required to sell the security before recovery; and (c) the Company does not expect to recover the entire amortized cost basis of the security.  Among the factors that are considered in determining intent is a review of capital adequacy, interest rate risk profile and liquidity at the Company. An impairment charge is recorded against individual securities if the review described above concludes that the decline in value is other-than-temporary. The securities portfolio as of December 31, 2009 was deemed to include three other-than-temporary impaired investments. As a result, the Company recorded an OTTI charge of $7.1 million during the year ended December 31, 2009 as compared to $7.5 million at December 31, 2008. The Company did not record any impairment charges during the year ended December 31, 2007.

Loans Held for Sale. Included in loans receivable are approximately $7.1 million and $4.4 million of loans held for sale at December 31, 2009 and 2008, respectively. These loans were carried at the lower of cost or estimated fair value, on an aggregate basis.

Deferred Loan Fees. Loan fees on loans held for investment, net of certain direct loan origination costs, are deferred and the balance is amortized to income as a yield adjustment over the life of the loan using the interest method.  Loan fees on loans held for sale, net of certain direct loan origination costs, are deferred until the related loans are sold and are included in the determination of the gains or losses upon sale, which are reported in non-interest income.

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

The provision for loan losses charged to expense is based upon historical loan loss experience and a series of qualitative factors and an evaluation of estimated losses in the current commercial loan portfolio, including the evaluation of impaired loans under FASB ASC 310, Receivables. Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans that continue to perform.  A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan.  An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired.  For this purpose, delays less than 90 days are considered to be insignificant.  Impairment losses are included in the provision for loan losses. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss experience and the qualitative factors. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan-to-value ratios, management’s abilities, and external factors.

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

Real Estate Owned. Real estate owned is comprised of property acquired through foreclosure, in lieu of deed and bank property that is not in use. The property acquired through foreclosure is carried at the lower of the related loan balance or fair value of the property based on an appraisal less estimated cost to dispose. Losses arising from foreclosure transactions are charged against the allowance for loan losses. Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and any subsequent gains or losses are included in the Company’s Consolidated Statements of Operations.

Goodwill and Intangible Assets. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.  Generally, the Company tests goodwill for impairment annually.  However, due to capital market turmoil, especially regarding bank stocks and the Company’s stock, as well as declines in credit quality, the Company deemed it appropriate to perform a goodwill analysis on a quarterly basis during 2009.  FASB ASC 350, Intangibles – Goodwill and Other, outlines a two-step goodwill impairment test.  Significant judgment is applied when goodwill is assessed for impairment.  Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill.  A reporting unit is an operating segment,  or one level below an operating segment, as defined in FASB ASC 280.   If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired and step two is therefore unnecessary.  If the carrying amount of the reporting unit exceeds its implied fair value, the second step is performed to measure the amount of the impairment loss, if any.  An implied loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.  At December 31, 2009, the Company performed a step one impairment analysis which indicated that the Company’s fair value was less than its carrying value, and therefore the Company performed a step two analysis.  The results of this analysis indicated that the implied fair value of the Company’s goodwill exceeded the carrying amount of goodwill, and therefore, goodwill was not impaired.  The Company believes that its goodwill was not impaired at December 31, 2009 and December 31, 2008.

Intangible assets consist of core deposit intangibles, net of accumulated amortization. Core deposit intangibles are amortized using the straight-line method based on the characteristics of the particular deposit type.  See Note 10 for further details on goodwill and intangible assets.

Bank Owned Life Insurance (“BOLI”). The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value, or the amount that can be realized in accordance with FASB ASC 325-30, Investments in Insurance Contracts.  At December 31, 2009, the Company had $23.4 million invested in a general account and $54.4 million in a separate account, for a total BOLI cash surrender value of $77.8 million.  The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying instruments may have an impact on investment income; however, the fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. Income from these policies and changes in the cash surrender value are recorded in non-interest income of the Consolidated Statement of Operations.

Long-Lived Assets. Management evaluates the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impaired loss for long-lived assets and intangibles with definite lives would be based on the fair value of the asset. The Company recognized impairment losses of $57,000, $128,000, and $135,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  Impairment losses on long-lived assets are recorded to other non-interest expense in the Company’s Consolidated Statement of Operations.

Loan Servicing Assets. The Company originates certain Small Business Administration (“SBA”) loans for sale to institutional investors. In accordance with FASB ASC 860, Transfers and Servicing, the cost of loan sold is allocated between the servicing rights, the retained portion of the loan and the sold portion of the loan based on the relative fair values of each. The fair value of the loan servicing rights is determined by valuation techniques.

Loan servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. In accordance with FASB ASC 860, the Company subsequently evaluates the loan servicing asset for impairment.  Because loans are sold individually and not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. The Company measures the loans servicing assets by estimating the present value expected future cash flows for each servicing asset, based on their unique characteristics and market-based assumptions for prepayment speeds and records a valuation allowance for the amount by which the carrying amount of the servicing asset exceeds the fair value.  The carrying value of the Company’s loan servicing asset was $559,000 and $492,000 at December 31, 2009 and 2008, respectively.  The valuation allowance for the loan servicing assets at December 31, 2009 and 2008 was $23,000 and $129,000, respectively.

Securities Sold Under Agreements to Repurchase. The Company enters into sales of securities under agreements to repurchase with its customers and the Federal Home Loan Bank of New York (“FHLBNY”). In accordance with FASB ASC 860, these agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the Statements of Financial Condition. Securities pledged as collateral under agreements to repurchase are reflected as assets in the accompanying Consolidated Statements of Financial Condition.

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

Other Comprehensive Income (Loss). The Company classifies items of other comprehensive income (loss) by their nature and displays the accumulated balance of other comprehensive income (loss) separately from retained earnings and additional paid-in capital in the equity section of the Consolidated Statements of Financial Condition.  Amounts categorized as other comprehensive income (loss) represent net unrealized gains or losses on investment securities available for sale, net of tax and the non-credit portion of any other-than-temporary impairment (“OTTI”) loss not recorded in earnings. Reclassifications are made to avoid double counting in comprehensive income (loss) items which are displayed as part of net income for the period. These reclassifications for the years ended December 31, 2009, 2008, and 2007 are as follows:

DISCLOSURE OF RECLASSIFICATION AMOUNTS, NET OF TAX

Years Ended December 31,	2009			2008			2007
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Unrealized holding gain (loss) on securities available for sale during the year	$16,483	$(5,833)	$10,650	$(26,991)	$9,933	$(17,058)	$4,490	$(1,580)	$2,910
Cumulative effect of adopting FASB ASC 320-10	(5,258)	2,148	(3,110)	-	-	-	-	-	-
Less:
Reclassification adjustment for net loss (gain) included in net income	(18)	6	(12)	(48)	18	(30)	(8)	3	(5)
Reclassification adjustment for net impairment loss recognized in earnings (1)	7,115	(2,887)	4,228	7,497	(2,759)	4,738	-	-	-
Reclassification adjustment for portion of impairment loss recognized in other comprehensive loss	2,264	(792)	1,472	-	-	-	-	-	-
Net unrealized gain (loss) on securities available for sale	$20,586	$(7,358)	$13,228	$(19,542)	$7,192	$(12,350)	$4,482	$(1,577)	$2,905
(1) All amounts are included in non-interest income in the Consolidated Statements of Operations.

Treasury Stock. Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders’ equity. At December 31, 2009 and 2008, the Company held 2,106,723 shares of treasury stock.

Stock-Based Compensation.  The Company accounts for stock-based compensation issued to employees, and when appropriate non-employees, in accordance with the fair value recognition provisions of FASB ASC 718, Compensation - Stock Compensation.  Under the fair value provisions of FASB ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate vesting period using the straight-line method.  However, consistent with FASB ASC 718, the amount of stock-based compensation cost recognized at any date must at least equal the portion of the grant date value of the award that is vested at that date and as a result it may be necessary to recognize the expense using a ratable method.  Although the provisions of FASB ASC 718 should generally be applied to non-employees, FASB ASC 505-50, Equity-Based Payments to Non-Employees, is used in determining the measurement date of the compensation expense for non-employees.

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

In accordance with FASB ASC 718, the fair value of the stock options granted are estimated on the date of grant using the Black-Scholes option pricing model which uses the assumptions noted in the table below. The expected term of the stock option is estimated using historical exercise behavior of employees at a particular level of management who were granted options with a ten year term. The stock options have historically been granted with this term, and therefore, information necessary to make this estimate was available.  The use of an expected term assumption shorter than the contractual term is not deemed appropriate for non-employees.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected volatility is based on the historical volatility of the Company’s stock price.

Significant weighted average assumptions used to calculate the fair value of the option awards for the years ended December 31, 2009, 2008 and 2007 are as follows:

WEIGHTED AVERAGE ASSUMPTIONS USED IN BLACK-SCHOLES OPTION PRICING MODEL

Years Ended December 31,	2009	2008	2007
Fair value of options granted during the year	$1.56	$3.41	$3.64
Risk-free rate of return	2.91%	3.31%	4.54%
Expected term in months	79	79	58
Expected volatility	43%	30%	27%
Expected dividends (1)	$-	$-	$-
(1) To date, the Company has not paid cash dividends on its common stock.

At December 31, 2009, the Company had five stock-based employee compensation plans, which are described more fully in Note 15.

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

Income Taxes. The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes. FASB ASC 740 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Operations. Assessment of uncertain tax positions under FASB ASC 740 requires careful consideration of the technical merits of a position based on management's analysis of tax regulations and interpretations.  Significant judgment is applied when addressing the requirements of FASB ASC 740.

(Loss) Earnings Per Share. Basic (loss) earnings per share is computed by dividing net (loss) income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, during the period. Diluted (loss) earnings per share is calculated by dividing net (loss) income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, after consideration of the potential dilutive effect of common stock equivalents, based upon the treasury stock method using an average market price of common shares sold during the period. Retroactive recognition has been given to market values, common stock outstanding and potential common shares for periods prior to the date of the Company’s stock dividends.

Stock Dividend. On April 16, 2009, April 29, 2008 and April 26, 2007, the Company’s Board of Directors declared 5% stock dividends, which were issued on May 14, 2009, May 23, 2008 and May 24, 2007, respectively, to shareholders of record on April 30, 2009, May 13, 2008 and May 14, 2007, respectively. Accordingly, share data has been adjusted for all periods presented to reflect the increased number of shares outstanding. All stock dividends are declared at the discretion of the Board of Directors.

Recent Accounting Principles.  In February 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements.  This guidance removes the requirement for a Securities and Exchange Commission (“SEC”) filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of GAAP.  FASB ASU 2010-09 is intended to remove potential conflicts with the SEC’s literature and all of the its amendments are effective upon issuance, except for the use of the issued date for conduit debt obligors, which will be effective for interim or annual periods ending after June 15, 2010.

In January 2010, the FASB issued FASB ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  This guidance requires: (1) disclosure of the significant amount transferred in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers; and (2) separate presentation of purchases, sales, issuances and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3). In addition, FASB ASU 2010-06 clarifies the requirements of the following existing disclosures set forth in FASB ASC 820, Fair Value Measurements and Disclosures: (1) For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and (2) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This guidance is effective for interim and annual reporting periods beginning January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning January 1, 2011, and for interim periods within those fiscal years. The Company is continuing to evaluate the impact of the new guidance, but does not expect the guidance will have a material impact on the Company’s financial condition or results of operations.

In August 2009, the FASB issued FASB ASU 2009-05, Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value. This guidance provides clarification for circumstances in which a quoted price in an active market for the identical liability is not available. In such circumstances a reporting entity is required to measure fair value using one or more of the following techniques: (1) A valuation technique that uses: (a) the quoted price of the identical liability when traded as an asset; or (b) quoted prices for similar liabilities or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820 such as an income approach or a market approach. The guidance was effective for the quarter beginning October 1, 2009 and did not have a significant impact on our financial condition or results of operations.

In June 2009, the FASB issued new guidance that impacted FASB ASC 810. The new guidance significantly changes the criteria for determining whether the consolidation of a variable interest entity is required. The new guidance also addresses the effect of changes required by FASB ASC 860, and addresses concerns that the accounting and disclosures do not always provide timely and useful information about an entity’s involvement in a variable interest entity. The new guidance is effective for interim and annual reporting periods that begin after November 15, 2009. The Company is continuing to evaluate the impact of the new guidance, but does not expect the guidance will have a material impact on the Company’s financial condition or results of operations.

In June 2009, the FASB issued new guidance that impacted FASB ASC 860. The new guidance eliminates the concept of a qualifying special-purpose entity (“QSPE”), modifies the criteria for applying sale accounting to transfers of financial assets or portions of financial assets, differentiates between the initial measurement of an interest held in connection with the transfer of an entire financial asset recognized as a sale and participating interests recognized as a sale and removes the provision allowing classification of interests received in a guaranteed mortgage securitization transaction that does not qualify as a sale as available-for-sale or trading securities. The new guidance will improve the relevance and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and the transferor’s continuing involvement, if any, in transferred financial assets. The new guidance is effective for interim and annual reporting periods that begin after November 15, 2009. The Company is continuing to evaluate the impact of the new guidance, but does not expect the guidance will have a material impact on the Company’s financial condition or results of operations.

In May 2009, the FASB issued a new standard that was incorporated into FASB ASC 855, Subsequent Events.  FASB ASC 855 establishes standards under which an entity shall recognize and disclose events that occur after a balance sheet date, but before the related financial statements are issued or are available to be issued. FASB ASC 855-10 is effective for fiscal years and interim periods ending after June 15, 2009. The Company adopted FASB ASC 855-10 effective June 30, 2009 and the guidance did not have an impact on the Company’s financial condition or results of operations.  FASB ASC 855 was subsequently amended in February 2010 with the issuance of ASU 2010-09.

In April 2009, the FASB issued new guidance that impacted FASB ASC 825-10, Financial Instruments - Overall.  The new guidance requires a public entity to provide disclosures about the fair value of financial instruments in interim financial information.  The new guidance was effective for interim and annual financial periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  An entity adopting this new guidance early was also required to adopt the new guidance impacting FASB ASC 820 and the new guidance impacting FASB ASC 320-10, Investments – Debt and Equity Securities.  The Company adopted the new guidance, effective June 30, 2009, and the guidance did not have an impact on the Company’s financial condition or results of operations.  See Note 25 for disclosures pertaining to fair value of the Company’s financial instruments.

In April 2009, the FASB issued guidance that impacted FASB ASC 320-10 which amends existing guidance for determining whether an impairment is other-than-temporary to debt securities and replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; (b) it is more likely than not it will not have to sell the security before recovery of its cost basis; and (c) it does expect to recover the entire amortized cost basis of the security.  Under this new guidance, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses.  The amount of impairment related to other factors is recognized in other comprehensive income.  For debt securities held at the beginning of the period, the new guidance requires the Company to recognize a cumulative-effect adjustment, net of tax, to the opening balance of retained earnings with a corresponding adjustment to accumulated other comprehensive income for the amount of the OTTI which should have been recognized in other comprehensive income had the guidance been in effect at the beginning of the period.  The Company elected to early adopt this guidance on January 1, 2009 and recorded a cumulative-effect adjustment, net of tax, to retained earnings of $3.1 million with the corresponding offset to other comprehensive income in the Consolidated Statements of Financial Condition. See Note 4 for more information on credit losses recognized in earnings pertaining to the Company’s investment portfolio.

In April 2009, the FASB issued new guidance that impacted FASB ASC 820 which includes additional factors for determining whether there has been a significant decrease in market activity, affirms the objective of fair value when a market is not active, eliminates the presumption that all transactions are not orderly unless proven otherwise, and requires an entity to disclose inputs and valuation techniques, and changes therein, used to measure fair value. This new guidance was effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  An entity adopting this new guidance must also adopt the new guidance on FASB ASC 320-10.  The Company adopted this new guidance, effective March 31, 2009, and the guidance did not have a material impact on the Company’s financial condition or results of operations.

In March 2008, the FASB issued new guidance impacting FASB ASC 815-10, Derivatives and Hedging. This new guidance enhances the required disclosures regarding derivatives and hedging activities, including disclosures regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial condition, results of operations, and cash flows. The new guidance was effective for quarterly interim periods beginning after November 15, 2008, and fiscal years that include those quarterly interim periods. The Company adopted the guidance on January 1, 2009 and the guidance did not have an impact on the Company's financial condition or results of operations.  See Note 20 for more information on the Company’s financial derivative instruments.

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

4. INVESTMENT SECURITIES

The amortized cost of investment securities and the approximate fair value at December 31, 2009 and 2008 were as follows:

SUMMARY OF INVESTMENT SECURITIES
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2009
Available for sale:
U.S. Treasury obligations	$2,003	$4	$-	$2,007
U.S. Government agencies	47,537	737	-	48,274
U.S. Government agency mortgage-backed securities	240,966	7,946	(318)	248,594
Other mortgage-backed securities	9,222	-	(2,342)	6,880
State and municipal obligations	104,305	1,900	(516)	105,689
Trust preferred securities	28,814	-	(7,940)	20,874
Other	2,420	-	-	2,420
Total available for sale	435,267	10,587	(11,116)	434,738

Held to maturity:
U.S. Government agency mortgage-backed securities	5,123	186	-	5,309
Other mortgage-backed securities	1,832	-	(20)	1,812
Total held to maturity	6,955	186	(20)	7,121
Total investment securities	$442,222	$10,773	$(11,136)	$441,859

December 31, 2008
Available for sale:
U.S. Treasury obligations	$1,988	$11	$-	$1,999
U.S. Government agencies	61,273	28	(358)	60,943
U.S. Government agency mortgage-backed securities	258,448	2,769	(196)	261,021
Other mortgage-backed securities	10,863	-	(4,308)	6,555
State and municipal obligations	80,304	64	(3,292)	77,076
Trust preferred securities	30,315	-	(15,833)	14,482
Other	1,437	-	-	1,437
Total available for sale	444,628	2,872	(23,987)	423,513

Held to maturity:
U.S. Government agency mortgage-backed securities	9,455	23	(3)	9,475
Other mortgage-backed securities	4,310	-	(184)	4,126
Total held to maturity	13,765	23	(187)	13,601
Total investment securities	$458,393	$2,895	$(24,174)	$437,114

 During 2009, securities called prior to maturity of $3.7 million resulted in a gross realized gain of $18,000. During 2008, securities called prior to maturity of $20.6 million resulted in a gross realized gain of $72,000 and gross realized loss of $25,000. During 2007, securities called prior to maturity of $1.6 million resulted in a gross realized gain of $10,000 and a gross realized loss of $2,000.

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008:

GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY
	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
December 31, 2009
U.S. Government agency mortgage-backed securities	$27,052	$(318)	$-	$-	$27,052	$(318)
Other mortgage-backed securities	-	-	8,692	(2,362)	8,692	(2,362)
State and municipal obligations	9,365	(284)	5,169	(232)	14,534	(516)
Trust preferred securities	-	-	20,874	(7,940)	20,874	(7,940)
Total	$36,417	$(602)	$34,735	$(10,534)	$71,152	$(11,136)

December 31, 2008
U.S. Government agencies	$34,853	$(358)	$-	$-	$34,853	$(358)
U.S. Government agency mortgage-backed securities	53,147	(78)	7,063	(121)	60,210	(199)
Other mortgage-backed securities	10,264	(4,452)	417	(40)	10,681	(4,492)
State and municipal obligations	60,440	(3,206)	1,600	(86)	62,040	(3,292)
Trust preferred securities	-	-	12,980	(15,833)	12,980	(15,833)
Total	$158,704	$(8,094)	$22,060	$(16,080)	$180,764	$(24,174)

The Company determines whether the unrealized losses are temporary in accordance with FASB ASC 325-40, when applicable, and FASB ASC 320-10.  The evaluation is based upon factors such as the creditworthiness of the underlying borrowers, performance of the underlying collateral, if applicable, and the level of credit support in the security structure.  Management also evaluates other facts and circumstances that may be indicative of an OTTI condition.  This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

FASB ASC 320-10 requires the Company to assess if an OTTI exists by considering whether (a) the Company has the intent to sell the security, (b) it is more likely than not that it will be required to sell the security before recovery, and (c) it does not expect to recover the entire amortized cost basis of the security. The guidance allows the Company to bifurcate the OTTI on securities not expected to be sold or where the entire amortized cost of the security is not expected to be recovered, into two components representing credit loss and the component representing loss related to other factors. The portion of the fair value decline attributable to credit loss must be recognized through earnings. The credit component is determined by comparing the present value of the cash flows expected to be collected, discounted at the rate in effect before recognizing any other-than-temporary with the amortized cost basis of the debt security.  The Company uses the cash flow expected to be realized from the security, which includes assumptions about interest rates, timing and severity of defaults, estimates of potential recoveries, the cash flow distribution from the bond indenture and other factors, then applies a discount rate equal to the effective yield of the security.  The difference between the present value of the expected cash flows and the amortized book value is considered a credit loss.  The market value of the security is determined using the same expected cash flows; the discount rate is a rate the Company determines from open market and other sources as appropriate for the security.  The difference between the market value and the credit loss is recognized in other comprehensive income.

The new guidance impacting FASB ASC 320-10 was adopted by the Company during the quarter ended March 31, 2009. Upon adoption, a $5.3 million, before tax (or $3.1 million, net of tax) cumulative effect adjustment was recorded to beginning retained earnings. This amount represented the non-credit related impairment loss related to the pooled trust preferred securities included in the Company’s investment portfolio as of January 1, 2009 which had previously incurred an OTTI charge.

For the year ended December 31, 2009, the Company’s review of its unrealized losses on securities and whether those losses were temporary in nature, determined additional credit losses of $6.8 million on the two pooled trust preferred securities for which the Company had previously recorded an OTTI charge at 2008 year end and $351,000 on the aforementioned private label mortgage-backed security.  Application of the guidance did not have an impact on any other securities in unrealized loss position.

The following is a roll-forward for the year ended December 31, 2009 of OTTI charges recognized in earnings as a result of credit losses on investments:

CUMULATIVE OTTI RECOGNIZED IN OPERATIONS
Amount
Cumulative OTTI, January 1, 2009	$2,239
Additional increase as a result of net impairment losses recognized on investments	7,115
Cumulative OTTI, December 31, 2009	$9,354

U.S. Government Agency Mortgage-Backed Securities – At December 31, 2009, the gross unrealized loss in the category of less than 12 months of $318,000 consisted of two mortgage-backed securities with an estimated fair value of $27.1 million issued and guaranteed by a U.S. Government sponsored agency.  The Company believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists.  As of December 31, 2009, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Other Mortgage-Backed Securities - At December 31, 2009, the gross unrealized loss in the category 12 months or longer of $2.4 million consisted of four non-agency mortgage-backed securities with an estimated fair value of $8.7 million.  Of these securities, three were rated “AAA” by at least one nationally recognized rating agency and the remaining security was rated as non-investment grade.  The fixed income markets, in particular those segments that include a credit spread, such as mortgage-backed issues, have been negatively impacted since 2008 as credit spreads widened dramatically.  The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists.  As of December 31, 2009, management concluded that an OTTI did not exist on the three securities rated “AAA” and believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  An OTTI charge of $351,000 was recorded on the non-investment grade security as previously mentioned.  Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

State and Municipal Obligations - At December 31, 2009, the gross unrealized loss in the category 12 months or longer of $232,000 consisted of 9 municipal securities with an estimated fair value of $5.2 million. The category consisted of 5 securities rated investment grade by at least one nationally recognized rating agency with a fair market value of $1.6 million, and four non-rated municipal securities with an estimated fair value of $3.6 million.  The $284,000 gross unrealized loss in the category of less than 12 months consisted of 22 municipal securities with an estimated fair value of $9.4 million. Of these municipal securities, 15 were rated investment grade or better by at least one nationally recognized rating agency and 7 were non-rated.  The Company believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  The Company monitors rating changes in those issues rated by a nationally recognized rating agency and performs in-house credit reviews on those non-rated issues.  The Company believes recovery of fair value is expected as the securities approach their maturity date or as valuations for such securities improve as market yields change.   As of December 31, 2009, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Trust Preferred Securities – At December 31, 2009, the gross unrealized loss in the category of 12 months or longer of $7.9 million consisted of three trust preferred securities. The trust preferred securities are comprised of two non-rated single issuer securities with an amortized cost of $20.0 million and an estimated fair value of $16.7 million and one non-investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $4.1 million.  The non-investment grade pooled security is a senior position in the capital structure with approximately 1.34 times principal coverage as of the last reporting date.  In June 2009, the issuer of one of the single issuer trust preferred securities, with an amortized cost of $5.0 million and an estimated fair market value of $2.6 million, elected to defer its normal quarterly dividend payment.  As contractually permitted, the issuer may defer dividend payments up to five years with accumulated dividends, and interest on those deferred dividends, payable upon the resumption of its scheduled dividend payments.  The issuer is currently operating under an agreement with its regulators.  The agreement stipulates the issuer must receive permission from its regulators prior to resuming its scheduled dividend payments.  As of December 31, 2009, the issuer’s subsidiary bank reported that it meets the minimum regulatory requirements to be considered a “well capitalized” institution.  Management will continue to closely monitor the credit of this issuer.  The other single issuer security is paying in accordance with its contractual terms.   As of December 31, 2009, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.  These trust preferred securities were valued in accordance with FASB ASC 820.  The Company reviews projected cash flow analysis and industry standard risk metrics to determine whether the unrealized losses for certain trust preferred securities are temporary. Any adverse change in the present value of projected future cash flows may result in an other-than-temporary credit impairment recognized through earnings.

The amortized cost and estimated fair value of the investment securities, by contractual maturity, at December 31, 2009 is shown below.  Actual maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CONTRACTUAL MATURITIES OF INVESTMENT SECURITIES

	Available for Sale		Held to Maturity
December 31, 2009	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$31,857	$32,001	$-	$-
Due after one year through five years	32,090	32,664	-	-
Due after five years through ten years	9,413	9,592	-	-
Due after ten years	111,719	105,007	-	-
Total investment securities, excluding mortgage-backed securities	185,079	179,264	-	-

U.S. Government agency mortgage-backed securities	240,966	248,594	5,123	5,309
Other mortgage-backed securities	9,222	6,880	1,832	1,812
Total investment securities	$435,267	$434,738	$6,955	$7,121

At December 31, 2009, $151.5 million of U.S. Government agency securities were pledged to secure public deposits.  As of December 31, 2009, the Company had $113.3 million securities pledged as collateral on secured borrowings.

5. LOANS

The components of loans were as follows:

LOAN COMPONENTS

December 31,	2009	2008
Commercial and industrial	$2,249,365	$2,234,202
Home equity	258,592	274,360
Second mortgages	68,592	84,388
Residential real estate	75,322	67,473
Other	65,776	79,402
Total gross loans	2,717,647	2,739,825
Allowance for loan losses	(59,953)	(37,309)
Loans, net	$2,657,694	$2,702,516

Non-accrual loans	$87,882	$42,233

Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the accommodation.  Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property.  Loans secured by owner occupied properties are dependent upon the successful operation of the borrower’s business.  If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired.  Loans secured by properties where repayment is dependent upon payment of rent by third party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit.  At December 31, 2009, commercial and industrial loans secured by commercial real estate properties totaled $1.50 billion of which $735.9 million, or 49.0%, were classified as owner occupied and $767.4 million, or 51.0%, were classified as non-owner occupied.

The Company also originates residential construction loans to both builders and individuals.  At December 31, 2009, there were 84 residential construction loans with outstanding loan balances of $43.8 million.  At December 31, 2008, there were 87 residential construction loans with outstanding loan balances of $62.4 million.

There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 2009. Interest income not recognized as a result of the above non-accrual loans was $3.7 million, $2.6 million and $1.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.  The amount of interest included in net income on these loans for the years ended December 31, 2009, 2008 and 2007 was $1.9 million, $726,000 and $1.0 million, respectively.

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. The aggregate dollar amount of these loans to related parties as of December 31, 2009 and 2008, along with an analysis of the activity for the years ended December 31, 2009 and 2008, is summarized as follows:

SUMMARY OF LOANS TO RELATED PARTIES

At or for the Years Ended December 31,	2009	2008
Balance, beginning of year	$97,171	$91,222
Additions	2,241	11,240
Repayments	24,917	5,291
Balance, end of year	$74,495	$97,171

Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $807.0 million and $877.8 million at December 31, 2009 and 2008, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

Most of the Company’s business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets secure loans.  The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market. As of December 31, 2009, the Company had $331.5 million in loans pledged as collateral on secured borrowings.

6. ALLOWANCE FOR LOAN LOSSES

An analysis of the change in the allowance for loan losses is as follows:

ALLOWANCE FOR LOAN LOSSES

At or for the Years Ended December 31,	2009	2008	2007
Balance, beginning of year	$37,309	$27,002	$25,658
Charge-offs	(24,748)	(10,728)	(7,718)
Recoveries	726	1,035	659
Net charge-offs	(24,022)	(9,693)	(7,059)
Provision for loan losses	46,666	20,000	8,403
Balance, end of year	$59,953	$37,309	$27,002

Loans collectively evaluated for impairment include consumer loans and residential real estate loans, and are not included in the data that follow:

COMPONENTS OF IMPAIRED LOANS

December 31,	2009	2008
Impaired loans with related allowance for loan losses calculated under SFAS No. 114	$22,999	$4,307
Impaired loans with no related allowance for loan losses calculated under SFAS No. 114	52,328	33,435
Total impaired loans	$75,327	$37,742

Valuation allowance related to impaired loans	$5,561	$1,679

ANALYSIS OF IMPAIRED LOANS

Years Ended December 31,	2009	2008	2007
Average impaired loans	$54,199	$29,379	$14,053
Interest income recognized on impaired loans	220	161	237
Cash basis interest income recognized on impaired loans	220	159	157

7. RESTRICTED EQUITY INVESTMENTS

The Company, through the Bank, is a member of both the Federal Reserve Bank of Philadelphia (“FRB”), the Federal Home Loan Bank of New York (“FHLBNY”), and Atlantic Central Bankers Bank and is required to maintain an investment in the capital stock of each. The FRB, FHLBNY and other bank stock are restricted in that they can only be redeemed by the issuer at par value. These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investment in accordance with FASB ASC 942, Financial Services – Depository and Lending.  As of December 31, 2009, management does not believe that an OTTI of these holdings exists and expects to recover the entire cost of these securities.

The Company's investment at December 31, 2009 and 2008 was as follows:

RESTRICTED EQUITY INVESTMENTS

December 31,	2009	2008
Federal Reserve Bank stock	$9,395	$9,364
FHLBNY stock	5,956	6,794
Atlantic Central Bankers Bank stock	148	148
Total	$15,499	$16,306

 8. BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment consist of the following major classifications:

SUMMARY OF BANK PROPERTIES AND EQUIPMENT

December 31,	2009	2008
Land	$8,683	$6,883
Buildings	25,341	24,650
Capital lease	8,630	5,400
Leasehold improvements and equipment	39,135	36,173
Total bank properties and equipment	81,789	73,106
Accumulated depreciation	(28,543)	(24,464)
Bank properties and equipment, net	$53,246	$48,642

The Company recognized depreciation expense of $4.8 million, $4.7 million and $4.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.

On occasion, the Company engages construction related services from companies affiliated with certain Directors under separate agreements with the Company.  The Company incurred $134,000, and $1.9 million for 2008 and 2007, respectively, for these services all of which were classified as capital expenditures on the Company’s Consolidated Statements of Financial Condition. Management believes disbursements made to these related parties were equivalent to those that would have been paid to unaffiliated companies for similar services. The Company did not engage construction related services with a related party during 2009.

9. REAL ESTATE OWNED

Real estate owned consisted of the following:

SUMMARY OF REAL ESTATE OWNED

December 31,	2009	2008
Commercial properties	$8,007	$139
Residential properties	531	848
Bank properties	989	975
Total	$9,527	$1,962

SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Underlying Property
	Commercial Properties	Residential Properties	Bank Properties	Total
Beginning balance, January 1, 2009	$139	$848	$975	$1,962
Transfers from loans	8,991	81	-	9,072
Transfers into real estate owned	-	-	14	14
Sale of real estate owned	(323)	(248)	-	(571)
Write down of real estate owned	(800)	(150)	-	(950)
Ending balance, December 31, 2009	$8,007	$531	$989	$9,527

During 2009, the Company had five properties transferred from loans, which included one commercial warehouse property for $8.8 million.  The Company subsequently recognized a write-down of the carrying values of the commercial warehouse and one residential property of $800,000 and $150,000, respectively.  The commercial warehouse property was sold in February 2010 and the Company recognized a net loss of $12,000.  During 2009, the Company sold three properties, which included two commercial properties and one residential property and recognized a net loss of $66,000, which is included in non-interest expense in the Consolidated Statement of Operations.

Expenses applicable to real estate owned include the following:

REAL ESTATE OWNED EXPENSES, NET

Years Ended December 31,	2009	2008	2007
Net loss (gain) on sales of real estate	$66	$(727)	$-
Write-down of real estate owned	950	-	-
Operating expenses, net of rental income	139	99	103
Total	$1,155	$(628)	$103

10. GOODWILL AND INTANGIBLE ASSETS

The Company tests goodwill for impairment in accordance with FASB ASC 350, Intangibles – Goodwill and Other.  This test is generally performed on an annual basis; however, due to capital market turmoil, especially regarding bank stocks and the Company’s stock, as well as declines in credit quality, the Company deemed it appropriate to perform a goodwill analysis on a quarterly basis during 2009.  Such testing is based upon a number of factors, which are based upon assumptions and management judgments. These factors include among other things, future growth rates, discount rates and earnings capitalization rates. The Company performed a step one impairment test, which, at December 31, 2009,  indicated that the Company’s fair value was less than its carrying value, and therefore the Company performed a step two analysis.  The results of this analysis at December 31, 2009 indicated the implied fair value of the Company’s goodwill exceeded the carrying amount of goodwill, and therefore, goodwill was not impaired. No impairment charge was necessary at December 31, 2009 and 2008.  Goodwill at December 31, 2009 and 2008 was $127.9 million.

Information regarding the Company’s intangible assets subject to amortization is as follows:

SUMMARY OF INTANGIBLE ASSETS

December 31,	2009			2008
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Core deposit premium	$66,851	$52,535	$14,316	$66,851	$48,082	$18,769
Total intangible assets	$66,851	$52,535	$14,316	$66,851	$48,082	$18,769

Changes in the carrying amount of the Company’s intangible assets for the years ended December 31, 2009 and 2008 are as follows:

ANALYSIS OF INTANGIBLE ASSETS

December 31,	2009	2008
Balance, beginning of year	$18,769	$23,479
Amortization expense	(4,453)	(4,710)
Balance, end of year	$14,316	$18,769

Information regarding the Company’s amortization expense is as follows:

AMORTIZATION OF INTANGIBLE ASSETS

Amount
Actual for Years Ended December 31,
2007	$4,714
2008	4,710
2009	4,453

Expected for Years Ended December 31,
2010	$3,685
2011	3,685
2012	3,685
2013	2,457
2014	804
Thereafter	-
Total	$14,316

11. DEPOSITS

Deposits consist of the following major classifications:

SUMMARY OF DEPOSITS

December 31,	2009	2008
Interest-bearing demand deposits	$1,190,709	$1,003,517
Non-interest-bearing demand deposits	481,524	397,492
Savings deposits	299,322	301,278
Time deposits under $100,000	500,467	639,354
Time deposits $100,000 or more	372,497	367,679
Brokered time deposits	64,749	187,044
Total	$2,909,268	$2,896,364

A summary of time deposits by year of maturity is as follows:

MATURITIES OF TIME DEPOSITS (1)

Years Ended December 31,	Amount
2010	$806,479
2011	20,936
2012	75,264
2013	27,354
2014	6,693
Thereafter	987
Total	$937,713
(1) Amounts include brokered time deposits.

A summary of interest expense on deposits is as follows:

SUMMARY OF INTEREST EXPENSE

Years Ended December 31,	2009	2008	2007
Savings deposits	$2,937	$7,632	$13,214
Time deposits	30,748	43,865	48,908
Interest-bearing demand deposits	10,672	14,355	22,130
Total	$44,357	$65,852	$84,252

12. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF NEW YORK

At December 31, 2009 and 2008, the Company had fixed-rate advances from the FHLBNY of $15.2 million and $42.1 million, respectively, which mature through 2018.  At December 31, 2009 and 2008, the interest rates on these fixed-rate advances from the FHLBNY ranged from 3.78% to 5.87% for both periods. The weighted average interest rate at December 31, 2009 and 2008 was 4.52% and 4.74%, respectively. Interest expense on advances from the FHLBNY was $715,000, $1.4 million and $3.5 million for the years ended December 31, 2009, 2008 and 2007, respectively.

The contractual maturities of the Company’s fixed-rate advances from the FHLBNY at December 31, 2009 are as follows:

CONTRACTUAL MATURITIES OF ADVANCES FROM THE FHLBNY

Years Ended December 31,	Amount
2010	$10,000
2011	-
2012	-
2013	3,672
2014	-
Thereafter	1,543
Total	$15,215

13. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company has overnight repurchase agreements with customers as well as term repurchase agreements with the FHLBNY.  At December 31, 2009 and 2008, customer repurchase agreements were $18.7 million with an interest rate of 0.11% and $20.3 million with interest rates ranging from 0.00% to 0.25%, respectively.  Interest expense on customer repurchase agreements was $42,000, $478,000 and $2.0 million for the years ended December 31, 2009, 2008 and 2007, respectively. Collateral for customer repurchase agreements consisted of U.S. Treasury notes or securities issued or guaranteed by one of the U.S. Government sponsored agencies.  The fair value of the collateral was approximately equal to the amounts outstanding.

At December 31, 2009 and 2008, the Company had one FHLBNY repurchase agreement for $15.0 million with an interest rate of 4.84%. Interest expense on FHLBNY repurchase agreements was $748,000, $775,000 and $309,000 for the years ended December 31, 2009, 2008 and 2007, respectively. Collateral for the FHLBNY repurchase agreements consisted of securities issued or guaranteed by one of the U.S. Government sponsored agencies. The fair value of the collateral was approximately equal to the amount outstanding.

A summary of securities sold under agreements to repurchase, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2009, 2008 and 2007 is as follows:

SUMMARY OF REPURCHASE AGREEMENTS

At or for the Years Ended December 31,	2009	2008	2007
FHLBNY repurchase agreements outstanding at year end	$15,000	$15,000	$15,000
Weighted average interest rate at year end	4.84%	4.84%	4.84%
Approximate average amount outstanding during the year	$15,000	$16,530	$6,370
Approximate weighted average rate during the year	4.98%	4.69%	4.85%

Repurchase agreements with customers outstanding at year end	$18,677	$20,327	$40,472
Weighted average interest rate at year end	0.11%	0.25%	3.60%
Approximate average amount outstanding during the year	$17,997	$34,976	$44,213
Approximate weighted average rate during the year	0.23%	1.37%	4.44%

The maximum month end amount of securities sold under agreements to repurchase for the years ended December 31, 2009 and 2008 is as follows:

SUMMARY OF MAXIMUM MONTH END REPURCHASE AGREEMENTS

December 31,	2009	2008
FHLBNY repurchase agreements	$15,000	$55,000
Repurchase agreements with customers	$21,867	$40,256

14. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT

The Company has established Issuer Trusts that have issued guaranteed preferred beneficial interests in the Company’s junior subordinated debentures. These Issuer Trusts are variable interest entities under FASB ASC 810-10.

In accordance with FASB ASC 810-10, Consolidation, all the Issuer Trusts outstanding at December 31, 2009 and 2008 are deconsolidated. The junior subordinated debentures issued by the Company to the Issuer Trusts at December 31, 2009 and 2008 of $92.8 million are reflected in the Company’s Consolidated Statements of Financial Condition in the liabilities section under the caption “Junior subordinated debentures.” The Company records interest expense on the corresponding debentures in its Consolidated Statements of Operations. The Company also recorded the common capital securities issued by the Issuer Trusts in other assets in its Consolidated Statements of Financial Condition at December 31, 2009 and 2008.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Issuer Trust as of December 31, 2009.

SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2009	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	6.24% Fixed	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012
		$90,000		$92,786

On January 23, 2009 and December 30, 2008 the capital securities of Sun Capital Trust VI and Sun Capital Trust V, respectively, became eligible for redemption. As a result of the current interest environment, the Company has elected not to call these securities; however the Company maintains the right to call these securities in the future on the respective payment anniversary dates.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines.  These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve Board.  In March 2005, the Federal Reserve Board amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits.  The Federal Reserve’s amended rule was to become effective March 31, 2009, and would have limited capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability.  On March 16, 2009, the Federal Reserve Board extended for two years the ability of bank holding companies to include restricted core capital elements as Tier 1 capital up to 25% of all core capital elements, including goodwill. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. Management currently operates under a capital plan for the Company and the Bank that is expected to allow the Company and the Bank to maintain “well capitalized” regulatory capital levels.

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

The Company has customarily relied on dividend payments from the Bank to fund junior subordinated debenture interest obligations.  As of January 1, 2010, proposed dividends from the Bank to the Company will be subject to regulatory approval until net income for the current year combined with the prior two years, as is required and described more fully in Note 24, is sufficient.  The Company believes it is capable of funding the junior subordinated debenture interest obligations through available cash balances maintained at the bank holding company for the period of time necessary until earnings are expected to support a dividend from the Bank.

15. STOCK-BASED INCENTIVE PLANS

The 2004 Stock Plan (the “2004 Plan”), as amended in 2009, authorizes the issuance of 2,500,425 shares of common stock pursuant to awards that may be granted in the form of options to purchase common stock (“options”) and awards of shares of common stock (“stock awards”). The maximum number of stock awards, as amended in 2009, that may be granted over time may not exceed 761,101 shares. At December 31, 2009, the amount of shares of common stock available for future grants under the 2004 Plan, as amended, was 1,100,663 shares, of which 229,029 shares are available for issuance as stock awards. The purpose of the 2004 Plan, as with all of the Company’s stock-based incentive plans, is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, advisory directors, employees and other persons to promote the success of the Company. Under the 2004 Plan, options expire ten years after the date of grant, unless terminated earlier under the option terms. For both options and stock awards, a Committee of non-employee directors has the authority to determine the conditions upon which the options granted will vest. Each director and advisory director of the Company received compensation in the form of stock awards which were immediately vested upon issuance. There were 241,358 stock awards, 135,282 stock awards and 101,014 stock awards issued from the 2004 Plan for the years ended December 31, 2009, 2008 and 2007, respectively.  The Company granted 146,907 options, 371,595 options and 296,338 options for the years ended December 31, 2009, 2008 and 2007, respectively, under the 2004 Plan. These options were granted at the then fair market value of the Company’s stock.  During 2009, there were 26,907 options granted which vest over four years at a rate of 33.3% over the first two years and the remaining 66.7% evenly over the remaining two years and 120,000 options granted that vest 100% two years after the date of grant.  During 2008, there were 103,432 options granted that vest evenly over five years, 203,960 options that vest over five years at a rate of 25% over first two years and the remaining 75% evenly over the remaining three years and 64,203 options that vest over four years at a rate of 33.3% over the first two years and the remaining 66.7% evenly over the remaining two years. During 2007, there were 7,522 options granted that vest evenly over five years and 288,816 options granted that vest evenly over three years.  There are 867,690 options outstanding and 182,297 nonvested restricted stock awards under this plan at December 31, 2009.

In January 2006, as a result of the Advantage Bank (“Advantage”) acquisition, the Company assumed stock options previously granted under the Advantage Plans. Upon merger, all stock options under the Advantage Plans became fully vested and were converted to stock options of the Company.  The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Advantage Plans are both incentive and non-qualified and expire from 2010 through 2014. There are 14,128 stock options outstanding under these plans at December 31, 2009. No additional stock options will be granted under these plans.

In July 2004, as a result of the acquisition of Community Bancorp of New Jersey (“Community”), the Company assumed stock options previously granted under the Community Plans. Upon merger, all stock options under the Community Plans became fully vested and were converted to stock options of the Company. The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Community Plans are both incentive and non-qualified and expire from 2010 through 2012. There are 155,310 stock options outstanding under these plans at December 31, 2009. No additional stock options will be granted under these plans.

Options granted under the 2002 Stock Option Plan (the “2002 Plan”) may be either qualified incentive options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. The 2002 Plan authorizes the issuance of 1,108,089 shares of common stock. The grant of reload options is authorized under the 2002 Plan. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an “original option”) by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the reload feature will reduce the total number of shares eligible for award under the Plan. Under the 2002 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The qualified incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 2002 Plan generally allows 20% of options granted to employees to vest six months after the date of grant, and 20% for each of the next four anniversaries of the grant, subject to employment and other conditions. The vesting provision of the 2002 Plan generally allows options granted to directors to vest as of the date of grant. At December 31, 2009, there were 780,038 options outstanding with the reload feature under the 2002 Plan and 14,604 shares available for grant.

In 2007, the 1997 Stock Option Plan (the “1997 Plan”) expired. As such, no additional options are permitted to be granted from this plan. Options granted under the 1997 Plan may be either qualified incentive options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors.  Under the 1997 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 1997 Plan generally allows for 50% of options to vest one year after the date of grant, and 50% two years after the date of grant, subject to employment and other conditions.  At December 31, 2009, there were 382,445 options outstanding with the reload feature under the 1997 Plan.  All shares granted under the 1997 Plan were fully vested as of December 31, 2009.

There are no equity compensation plans providing for the issuance of shares of the Company which were not approved by the shareholders.

Options outstanding under the 1997, 2002, 2004, Community Plans and Advantage Plans are as follows:

SUMMARY OF STOCK OPTIONS GRANTED AND OUTSTANDING (1)
	Incentive	Nonqualified	Total
Stock options granted and outstanding:
December 31, 2009 at prices ranging from $3.54 to $17.49 per share	846,377	1,353,234	2,199,611
December 31, 2008 at prices ranging from $4.30 to $17.49 per share	782,944	1,862,925	2,645,869
December 31, 2007 at prices ranging from $4.30 to $17.49 per share	713,018	1,735,384	2,448,402
(1) Data is adjusted for a 5% stock dividend issued in May 2009.

Activity in the stock option plans for the years ended December 31, 2009, 2008 and 2007, respectively was as follows:

SUMMARY OF STOCK OPTION ACTIVITY (1)

Years Ended December 31,	2009		2008		2007
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Stock options outstanding, beginning of year	2,645,869	$9.78	2,448,402	$9.57	3,534,185	$8.88
Granted	146,907	3.72	371,595	11.51	296,338	15.80
Exercised	-	-	(88,346)	8.10	(1,236,769)	8.30
Forfeited	(21,075)	15.31	(13,372)	15.79	(118,236)	16.21
Expired	(572,090)	9.04	(72,410)	12.52	(27,117)	17.20
Stock options outstanding, end of year	2,199,611	$9.51	2,645,869	$9.78	2,448,401	$9.57
Stock options exercisable, end of year	1,602,248	$9.19	2,046,654	$8.77	2,092,883	$8.48
Stock options vested or expected to vest(2)	2,092,058	$9.43
(1) Data is adjusted for a 5% stock dividend issued in May 2009. (2) Includes vested shares and nonvested shares after a forfeiture rate, which is based upon historical data, is applied.

The weighted average grant date fair value of options granted during the years ended December 31, 2009, 2008 and 2007 were $1.56, $3.41 and $3.64, respectively.  The total intrinsic value (market value on date of exercise less exercise price) of options exercised during the years ended December 31, 2008 and 2007 was $240,000 and $8.4 million, respectively.  No options were exercised during 2009.  The aggregate intrinsic value of options outstanding at December 31, 2009, 2008 and 2007 was $25,000, 189,000 and $12.3 million, respectively.  The aggregate intrinsic value of options exercisable at December 31, 2009, 2008 and 2007 was $0, $188,000 and $12.4 million, respectively.

The amount of cash received from the exercise of stock options during the years ended December 31, 2008 and 2007 was $716,000 and $10.1 million, respectively. The total tax benefit from the exercise of stock options for the years ended December 31, 2008 and 2007 was approximately $90,000 and $2.7 million, respectively.

A summary of the status of the Company’s nonvested options at December 31, 2009, 2008 and 2007, respectively, and changes during the years ended December 31, 2009, 2008 and 2007, respectively, are presented in the following table:

SUMMARY OF NONVESTED STOCK OPTION ACTIVITY (1)

Years Ended December 31,	2009		2008		2007
Nonvested stock options outstanding, beginning of year	599,215	$13.22	355,518	$15.99	213,941	$16.28
Granted	146,907	3.72	371,595	11.51	296,338	15.80
Vested	(127,684)	15.18	(114,526)	15.97	(36,525)	15.43
Forfeited	(21,075)	15.31	(13,372)	15.79	(118,236)	16.21
Nonvested stock options outstanding, end of year	597,363	$10.39	599,215	$13.22	355,518	$15.99
(1) Data is adjusted for a 5% stock dividend issued in May 2009.

At December 31, 2009, there was $986,000 of total unrecognized compensation cost related to options granted under the stock option plans.  That cost is expected to be recognized over a weighted average period of 2.3 years.

The following table summarizes options outstanding at December 31, 2009:

SUMMARY OF STOCK OPTIONS OUTSTANDING

December 31, 2009			Options Outstanding			Options Exercisable
Range of Exercise Prices			Number of Options	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$3.54	-	$7.36	335,314	4.39	$5.23	200,532	$6.26
8.09	-	8.09	1,075,526	2.07	8.09	1,075,526	8.09
8.44	-	14.70	475,147	7.26	11.69	119,906	11.38
15.33	-	16.49	207,975	6.63	15.94	137,271	15.96
17.49	-	17.49	85,649	5.42	17.49	69,013	17.49
			2,199,611	4.13	9.51	1,602,248	9.19

A summary of the Company’s nonvested restricted stock awards at December 31, 2009, 2008 and 2007, and changes during the years ended December 31, 2009, 2008 and 2007, are presented in the following table:

SUMMARY OF NONVESTED RESTRICTED STOCK AWARD ACTIVITY (1)

Years Ended December 31,	2009		2008		2007
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested stock awards outstanding, beginning of year	105,976	$13.43	53,257	$15.69	-	$-
Issued	116,455	3.87	67,863	12.05	63,081	15.69
Vested	(24,520)	14.44	(15,144)	15.15	(9,824)	15.68
Forfeited	(15,614)	7.88	-
Nonvested stock awards outstanding, end of year	182,297	$7.67	105,976	$13.43	53,257	$15.69
(1) Data is adjusted for a 5% stock dividend issued in May 2009.

During 2009, 2008 and 2007, the Company issued 116,455, 67,863 and 63,081 shares of restricted stock awards, respectively, that were valued at $451,000, $817,000 and $989,000, respectively, at the time these awards were granted. The value of these shares is based upon the closing price of the common stock on the date of grant.  During 2009, there were 59,655 shares issued which cliff vest after four years and 56,800 shares issued that cliff vest after two years.  Compensation expense will be recognized on a straight-line basis over the service period for all of the shares issued during 2009.  At December 31, 2009, there was $866,000 of total unrecognized compensation cost related to these restricted stock awards that is expected to be recognized over a weighted average period of 3.4 years.  The total fair value of the restricted stock vested during 2009 was $354,000.

16. EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan (“ESPP”) and a Directors Stock Purchase Plan (“DSPP”) (collectively, the “Purchase Plans”).  Under the ESPP and the DSPP, as amended and restated in 2009, 323,254 shares and 119,216 shares, respectively, were reserved for issuance pursuant to the Purchase Plans. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2009 and 2008, there were 22,903 shares and 11,573 shares, respectively, purchased through the ESPP. For the years ended December 31, 2009 and 2008, there were 7,527 shares and 4,905 shares, respectively, purchased through the DSPP. At December 31, 2009, there were 203,343 and 45,112 shares remaining in the ESPP and DSPP, respectively.

17. BENEFITS

The Company has established a 401(k) Retirement Plan (the “401(k) Plan”) for all qualified employees. Employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. The Company’s match begins after one year of service. Vesting in the Company’s contribution accrues over four years at 25% each year. Pursuant to the 401(k) Plan, employees can contribute up to 75% of their compensation to the maximum allowed by law. The Company will match 50% of the first 6% of the base contribution that an employee contributes. The Company match consists of a contribution of Company common stock, at market value. The Company’s contribution to the 401(k) Plan was $682,000, $627,000 and $529,000 for the years ended December 31, 2009, 2008 and 2007, respectively. The Company expensed $56,000, $38,000 and $41,000 during the years ended December 31, 2009, 2008 and 2007, respectively, to administer and audit the 401(k) Plan.  These expenses were recorded to non-interest expense in the Company’s Consolidated Statements of Operations.

In April 2009, the Company established the Directors’ Deferred Fee Plan, a deferred stock compensation plan for members of its Board of Directors (the “Directors’ Plan”).  The Directors’ Plan provides Directors with the opportunity to defer, for tax planning purposes, receipt of all or a portion of any Sun Bancorp, Inc. stock earned as director compensation.  The Directors’ Plan balance as of December 31, 2009 was $124,000.

18. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

Visa Litigation

In October 2007, Visa Inc. (“Visa”) announced that it had completed a restructuring in preparation of its initial public offering (“IPO”) planned for the first quarter 2008. At the time of the announcement, the Company was a member of the Visa USA network.  As part of Visa’s restructuring, the Company received 13,325 shares of restricted Class USA stock in Visa in exchange for the Company’s membership interests.  The Company did not recognize a gain or loss upon receipt of Class USA shares in October 2007.  In November 2007, Visa announced that it had reached an agreement with American Express, related to its claim that Visa and its member banks had illegally blocked American Express from the bank-issued card business in the U.S. The Company was not a named defendant in the lawsuit and, therefore, was not directly liable for any amount of the settlement. However, in accordance with Visa’s by-laws, the Company and other Visa USA, Inc. (a wholly-owned subsidiary of Visa) members were obligated to indemnify Visa for certain losses, including the settlement of the American Express matter. On July 16, 2009, Visa deposited an additional $700 million into the litigation escrow account previously established to satisfy specific settlement obligations.  Visa funded the additional amount into the escrow account by reducing each Class B shareholders’ conversion ratio to Visa Class A shares from 0.6296 to 0.5824.  The Company currently has 7,672 Class B shares, with a zero cost basis. The Company's indemnification obligation is limited to its proportionate interest in Visa USA, Inc. The Company determined that its potential indemnification obligations based on its proportionate share of ownership in Visa USA was not material at December 31, 2009.

Letters of Credit

In the normal course of business, the Company has various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $67.9 million and $60.3 million at December 31, 2009 and 2008, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial condition of the Company will not be affected materially by the final outcome of any letters of credit.

Reserve for Unfunded Commitments

The Company maintains a reserve for unfunded loan commitments and letters of credit which is reported in other liabilities in the Consolidated Statements of Financial Condition consistent with FASB ASC 825. As of the balance sheet date, the Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 450, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements.  The reserve for unfunded loan commitments and letters of credit as of December 31, 2009 and 2008 was $965,000 and $437,000, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

Leases

Certain office space of the Company is leased from companies affiliated with the Chairman of the Company’s Board of Directors under separate agreements with the Company. Terms of these three agreements at December 31, 2009 are as follows:

SUMMARY OF LEASES WITH AFFILIATES TO THE CHAIRMAN OF THE BOARD OF DIRECTORS

December 31, 2009	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
March 2010	$11	N/A	Fixed
October 2017	1,212	N/A	CPI
August 2025 (1)	469	4 five-year terms	Fixed
June 2029 (2)	269	4 five-year terms	CPI
(1) This lease is recorded as a $5.1 million obligation under capital lease at December 31, 2009. (2) This lease is recorded as a $3.2 million obligation under capital lease at December 31, 2009.

The following is a schedule by years of future minimum lease payments for the $8.3 million in obligations under capital leases together with the present value of the net minimum lease payments as of December 31, 2009:

FUTURE MINIMUM LEASE PAYMENTS UNDER OBLIGATIONS UNDER CAPITAL LEASES

Years Ended December 31,	Amount
2010	$738
2011	776
2012	776
2013	776
2014	776
Thereafter	10,294
Total minimum lease payments	14,136
Less: Amount representing interest	5,835
Present value of minimum lease payment, net	$8,301

Certain office space of the Company is leased from companies affiliated with certain Directors under separate agreements with the Company. Terms of these three agreements at December 31, 2009 are as follows:

SUMMARY OF LEASES WITH AFFILIATES TO THE DIRECTORS

December 31, 2009	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
February 2010	$9	N/A	Fixed
December 2011	149	2 five-year terms	Fixed
January 2027	155	4 five-year terms	Fixed

The Company believes that each of the related party transactions described above were on terms as fair to the Company as could have been obtained from unaffiliated third parties.

The following table shows future minimum payments under noncancelable leases with initial terms of one year or more at December 31, 2009. Future minimum receipts under sub-lease agreements are not material.

FUTURE MINIMUM PAYMENTS UNDER NONCANCELABLE OPERATING LEASES

Years Ended December 31,	Amount
2010	$4,014
2011	3,833
2012	3,405
2013	2,985
2014	2,379
Thereafter	12,021
Total minimum lease payments	$28,637

Rental expense included in occupancy expense for all leases was $4.4 million, $4.3 million and $4.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

19. OTHER RELATED PARTY TRANSACTIONS

During 2007, the Company engaged consulting services for its retail banking initiatives from a company affiliated with a Director.  The Company incurred consulting services of $130,000 in 2007.   Management believes disbursements made to this related party were equivalent to those that would have been paid to unaffiliated companies for similar services.  The Company did not engage consulting services with a related party during 2009 or 2008.

20. DERIVATIVE INTRUMENTS AND HEDGING ACTIVITIES

Derivative financial instruments involve, to varying degrees, interest rate, market and credit risk. The Company manages these risks as part of its asset and liability management process and through credit policies and procedures. The Company seeks to minimize counterparty credit risk by establishing credit limits and collateral agreements. The Company utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. In general, the derivative transactions entered into by the Company fall into one of two types: a fair value hedge of a specific fixed-rate loan agreement and an economic hedge of a derivative offering to a Bank customer. The Company does not use derivative financial instruments for trading purposes.

Fair Value Hedges - Interest Rate Swaps. The Company has entered into interest rate swap arrangements to exchange the periodic payments on fixed-rate commercial loan agreements for variable-rate payments based on the one-month London Interbank Offered Rate (“LIBOR”) without the exchange of the underlying principal. The interest rate swaps are designated as fair value hedges under FASB ASC 815, Derivatives and Hedging, and are executed for periods and terms that match the related underlying fixed-rate loan agreements. The Company applies the “shortcut” method of accounting under FASB ASC 815, which assumes there is no ineffectiveness as changes in the interest rate component of the swaps’ fair value are expected to exactly offset the corresponding changes in the fair value of the underlying commercial loan agreements.  Because the hedging arrangement is considered highly effective, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. The fair value adjustments related to credit quality are recognized in other income and were not material as of December 31, 2009 and 2008.

The following tables provide information pertaining to interest rate swaps designated as fair value hedges under FASB ASC 815 at December 31, 2009 and December 31, 2008:

SUMMARY OF INTEREST RATE SWAPS DESIGNATED AS FAIR VALUE HEDGES

December 31,	2009		2008
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other liabilities	$44,440	$(3,977)	$47,434	$(6,821)

December 31,	2009	2008
Weighted average pay rate	6.81%	6.80%
Weighted average receive rate	2.22%	3.89%
Weighted average maturity in years	4.6	5.3

Customer Derivatives – Interest Rate Swaps/Caps. The Company enters into interest rate swaps that allow our commercial loan customers to effectively convert a variable-rate commercial loan agreement to a fixed-rate commercial loan agreement.  Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to an interest rate swap agreement, which serves to effectively swap the customer’s variable-rate loan into a fixed-rate loan. The Company then enters into a corresponding swap agreement with a third party in order to economically hedge its exposure on the variable and fixed components of the customer agreement. The interest rate swaps with both the customers and third parties are not designated as hedges under FASB ASC 815 and are marked to market through earnings. As the interest rate swaps are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. The fair value adjustments related to credit quality are recognized in other income and were not material as of December 31, 2009 and 2008.

SUMMARY OF INTEREST RATE SWAPS NOT DESIGNATED AS HEDGING INSTRUMENTS

December 31,	2009		2008
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other assets	$608,169	$52,934	$610,406	$90,890
Other liabilities	608,169	(53,137)	610,406	(91,033)

In addition, the Company has entered into an interest rate cap sale transaction with one commercial customer. The Company entered into a corresponding interest rate cap purchase transaction with a third party in order to offset its exposure on the variable and fixed components of the customer agreement.  As the interest rate caps with both the customer and the third party are not designated as hedges under FASB ASC 815, the instruments are marked to market through earnings. As the interest rate caps are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. The combined notional amount of the two interest rate caps was $30.3 million and $12.9 million at December 31, 2009 and December 31, 2008, respectively.

The Company has an International Swaps and Derivatives Association agreement with a third party that requires a minimum dollar transfer amount upon a margin call.  This requirement is dependent on certain specified credit measures.  The amount of collateral posted with the third party at December 31, 2009 and December 31, 2008 was $74.9 million and $111.2 million, respectively.  The amount of collateral posted with the third party is deemed to be sufficient to collateralize both the fair market value change as well as any additional amounts that may be required as a result of a change in the specified credit measures.  The aggregate fair value of all derivative financial instruments in a liability position with credit measure contingencies and entered into with the third party was $57.1 million and $97.9 million at December 31, 2009 and December 31, 2008, respectively.

21. INCOME TAXES

The income tax provision consists of the following:

SUMMARY OF INCOME TAX (BENEFIT) PROVISION

Years Ended December 31,	2009	2008	2007
Current	$(2,855)	$10,772	$9,080
Deferred	(13,520)	(6,346)	(807)
Income tax (benefit) provision	$(16,375)	$4,426	$8,273

Items that gave rise to significant portions of the deferred tax accounts are as follows:

DETAILS OF DEFERRED TAX ASSET

December 31,	2009	2008
Deferred tax asset:
Allowance for loan losses	$25,028	$15,400
Unrealized loss on investment securities	380	7,739
Impairments realized on investment securities	3,820	3,063
Net operating loss carry forwards	2,588	-
Other	1,723	2,073
Total deferred tax asset	33,539	28,275
Deferred tax liability:
Core deposit intangible amortization	2,771	3,555
Goodwill amortization	6,799	4,801
Property	701	456
Deferred loan costs	2,148	2,341
Other	399	415
Total deferred tax liability	12,818	11,568
Net deferred tax asset	$20,721	$16,707

The Company has $30.0 million of state net operating loss carryforwards at December 31, 2009 all of which will expire on December 31, 2029.  There are no federal net operating loss carryforwards.

As of December 31, 2009 and 2008, a valuation allowance against the deferred tax asset was not considered necessary because it is more likely than not that the deferred tax asset will be fully realized.

The provision for income taxes differs from that computed at the statutory rate as follows:

RECONCILIATION OF FEDERAL STATUTORY INCOME TAX

Years Ended December 31,	2009		2008		2007
	Amount	%	Amount	%	Amount	%
Income (loss) before income taxes	$(33,506)		$19,319		$27,625
Tax computed at statutory rate	(11,727)	35.0%	6,762	35.0%	9,669	35.0%
(Decrease) increase in charge resulting from:
State taxes, net of federal benefit	(2,671)	8.0	(87)	(0.5)	(126)	(0.5)
Tax exempt interest (net)	(1,371)	4.1	(1,149)	(5.9)	(969)	(3.5)
BOLI	(787)	2.4	(1,056)	(5.5)	(434)	(1.6)
Other, net	181	(0.6)	(44)	(0.2)	133	0.5
Total income tax (benefit)	$(16,375)	48.9%	$4,426	22.9%	$8,273	29.9%

ASC 740 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 was applied to all existing tax positions upon initial adoption. ASC 740 was effective for fiscal years beginning after December 15, 2006. The Company adopted ASC 740 on January 1, 2007 and the initial application of the interpretation did not have an impact to the Company’s financial condition or results of operations. As of the date of adoption, there was no liability for uncertain tax positions and no known unrecognized tax benefits. There were no increases or decreases during 2009, 2008 or 2007 to the liability for unrecognized tax benefits, and no liability exists as of December 31, 2009.  This liability is not expected to change during 2010.

The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the results of operations. As of December 31, 2009, the tax years ended December 31, 2007 through 2009 were subject to examination by the Internal Revenue Service (the “IRS”), while the tax years ended December 31, 2006 through 2009 were subject to state examination.  The IRS completed its examination of the Company’s 2005 and 2006 tax returns during 2008 which did not result in any material change to the Company’s tax position.  As of December 31, 2009, there were no audits in process by any tax jurisdiction.

22.  PREFERRED STOCK

In October 2008, the U.S. government began to take actions to intervene in support of the credit markets, which included the Troubled Asset Relief Program (“TARP”) with an initiative to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. In addition, TARP includes the Capital Purchase Program (“TARP CPP”), which provides direct equity investment of preferred stock by the U.S. Treasury in qualified financial institutions.  The CPP is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends.   On January 9, 2009, the Company entered into a Letter Agreement with the U.S. Treasury under the TARP CPP, pursuant to which the Company issued and sold 89,310 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A and a warrant to purchase 1,620,545 shares (adjusted for a 5% stock dividend declared in April 2009) of the Company's common stock, for an aggregate purchase price of $89.3 million in cash.

In March 2009, the Board of Directors of the Company determined that continuing to participate in the TARP CPP was contrary to the best interests of the Company, its shareholders and its employees. Accordingly, the Board of Directors approved the repurchase of the preferred stock as authorized under established amendments to the TARP CPP that were a part of the American Recovery and Reinvestment Act of 2009. On April 8, 2009, the Company returned to the U.S. Treasury approximately $90.0 million, which included the original investment amount of $89.3 million plus accrued but unpaid dividends of $657,000, and received in return, and cancelled, the share certificate for the preferred stock. In connection with this transaction, the Company and the U.S. Treasury entered into a Redemption Letter Agreement dated April 8, 2009. Pursuant to the terms of the Redemption Letter Agreement, the Company notified the U.S. Treasury on April 21, 2009 of its intention to repurchase the warrant from the U.S. Treasury. On May 27, 2009, the Company completed the repurchase of the warrant from the U.S. Treasury for $2.1 million ending the Company’s participation in the TARP CPP.

23. (LOSS) EARNINGS PER SHARE

(Loss) earnings per share were calculated as follows:

(LOSS) EARNINGS PER SHARE COMPUTATION

Years Ended December 31,	2009	2008	2007
Net (loss) income	$(17,131)	$14,894	$19,352
Preferred stock dividend and discount accretion	5,351	-	-
Net (loss) income available to common shareholders	(22,482)	14,894	19.352

Average common shares outstanding	23,134,424	23,647,009	24,024,350
Net effect of dilutive stock options	-	311,215	887,721
Dilutive common shares outstanding	23,134,424	23,958,224	24,912,071

(Loss) earnings per share – basic	$(0.97)	$0.63	$0.81
(Loss) earnings per share – diluted	$(0.97)	$0.62	$0.78

Dilutive common stock equivalents	-	1,976,875	2,803,385
Average exercise price	$-	$8.08	$8.50
Average market price - diluted	$-	$10.46	$15.77

There were 3.2 million weighted average common stock equivalents, 859,736 weighted average common stock equivalents and 302,786 weighted average common stock equivalents outstanding during the years ended December 31, 2009, 2008 and 2007, respectively, which were not included in the computation of diluted earnings per share as a result of the stock options’ exercise prices or stock awards’ value at issuance being greater than the average market price of the Company’s common shares for the respective periods.  Of the 3.2 million weighted average common stock equivalents not included in the computation of diluted EPS during 2009, 617,138 common stock equivalents related to the issuance of the warrant under the TARP CPP.

24. REGULATORY MATTERS

The Company is subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. Under the requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Total Capital, Tier 1 Capital and Leverage (Tier 1 Capital divided by average assets) ratios (set forth in the table below) are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets and certain off-balance sheet items as calculated under regulatory practices.

The Company’s and Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. At December 31, 2009 and December 31, 2008, the Company’s and the Bank’s capital exceeded all minimum regulatory requirements to which they are subject, and the Bank was “well capitalized” as defined under the federal bank regulatory guidelines. The risk-based capital ratios have been computed in accordance with regulatory practices.

REGULATORY CAPITAL LEVELS
	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions (1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2009
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$353,116	11.38%	$248,299	8.00%	N/A
Sun National Bank	336,831	10.87	247,986	8.00	$309,982	10.00%
Tier I Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	314,046	10.12	124,149	4.00	N/A
Sun National Bank	297,810	9.61	123,993	4.00	185,989	6.00
Leverage Ratio:
Sun Bancorp, Inc.	314,046	9.08	138,306	4.00	N/A
Sun National Bank	297,810	8.58	138,809	4.00	173,511	5.00

December 31, 2008
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$357,720	11.37%	$254,575	8.00%	N/A
Sun National Bank	340,815	10.84	251,430	8.00	$314,288	10.00%
Tier I Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	319,974	10.17	127,287	4.00	N/A
Sun National Bank	303,069	9.64	125,715	4.00	188,573	6.00
Leverage Ratio:
Sun Bancorp, Inc.	319,974	9.58	133,649	4.00	N/A
Sun National Bank	303,069	9.10	133,258	4.00	166,573	5.00
(1) Not applicable for bank holding companies.

The Bank’s deposits are insured to applicable limits by the Federal Deposit Insurance Corporation ("FDIC").  The maximum deposit insurance amount has been increased from $100,000 to $250,000 until December 31, 2013.  On October 13, 2008, the FDIC established a Temporary Liquidity Guarantee Program under which the FDIC fully guarantees all non-interest-bearing transaction accounts until December 31, 2009 (the “Transaction Account Guarantee Program”) and all senior unsecured debt of insured depository institutions or their qualified holding companies issued between October 14, 2008 and June 30, 2009, with the FDIC’s guarantee expiring by June 30, 2012 (the “Debt Guarantee Program”).  Senior unsecured debt would include federal funds purchased and certificates of deposit standing to the credit of the bank.  After November 12, 2008, institutions that did not opt out of the Programs by December 5, 2008 were assessed at the rate of ten basis points for transaction account balances in excess of $250,000 and at a rate between 50 and 100 basis points of the amount of debt issued.  In May, 2009, the Debt Guarantee Program issue end date and the guarantee expiration date were both extended, to October 31, 2009 and December 31, 2012, respectively.  Participating holding companies that had not issued FDIC-guaranteed debt prior to April 1, 2009 must apply to remain in the Debt Guarantee Program.  Participating institutions will be subject to surcharges for debt issued after that date.  Effective October 1, 2009, the Transaction Account Guarantee Program was extended until June 30, 2010, with an increased assessment after December 31, 2009.  The Company and the Bank did not opt out of the Debt Guarantee Program.  The Bank did not opt out of the original Transaction Account Guarantee Program or its extension.

During 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the Deposit Insurance Fund (“DIF”). To ensure that the deposit insurance system remains sound and in an effort to restore the reserve ratio of the DIF to at least 1.15 percent of estimated insured deposits as required under the FDIC’s Restoration Plan, the FDIC voted on December 16, 2008 to increase initial base assessment rates uniformly by 7 basis points (7 cents for every $100 of deposits), beginning with the first quarter of 2009. On February 27, 2009, the FDIC adopted a final rule to modify the risk-based assessment system and to reset initial base assessment rates. Effective April 1, 2009, initial base assessment rates will range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components.  The FDIC also extended the period of the Restoration Plan from five years to seven years.

In May 2009, the FDIC imposed a special assessment equal to five basis points of assets less Tier 1 capital as of June 30, 2009, payable on September 30, 2009, and reserved the right to impose additional special assessments.  In November, 2009, instead of imposing additional special assessments, the FDIC amended the assessment regulations to require all insured depository institutions to prepay their estimated risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012 on December 30, 2009.  For purposes of estimating the future assessments, each institution’s base assessment rate in effect on September 30, 2009 was used, assuming a 5% annual growth rate in the assessment base and a 3 basis point increase in the assessment rate in 2011 and 2012.  The prepaid assessment will be applied against actual quarterly assessments until exhausted.  Any funds remaining after June 30, 2013 will be returned to the institution.  If the prepayment would impair an institution’s liquidity or otherwise create significant hardship, it was able to apply for an exemption.  Requiring this prepaid assessment does not preclude the FDIC from changing assessment rates or from further revising the risk-based assessment system.  On December 30, 2009, the Company paid the FDIC prepaid assessment of $18.3 million, of which approximately $1.1 million applies to the fourth quarter 2009 and approximately $17.2 million pertains to future periods which will be recognized as expense over the course of the respective periods covered.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines.  These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve Board.  In March 2005, the Federal Reserve Board amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits.  The Federal Reserve’s amended rule was to become effective March 31, 2009, and would have limited capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability.  On March 16, 2009, the Federal Reserve Board extended for two years the ability for bank holding companies to include restricted core capital elements as Tier 1 capital up to 25% of all core capital elements, including goodwill. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2009, the entire $90.0 million in capital securities qualify as Tier 1.

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this guidance, the amount available for payment of dividends to the Company by the Bank totaled $7.6 million at December 31, 2009 and $0 at January 1, 2010.  As a result of the Bank’s restricted dividend capacity, any proposed dividends after December 31, 2009 will be subject to regulatory approval until earnings are expected to support a dividend from the Bank.

25. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company accounts for fair value measurement in accordance with FASB ASC 820, Fair Value Measurements and Disclosures.  FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  FASB ASC 820 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. FASB ASC 820 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). FASB ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  FASB ASC 820 also clarifies the application of fair value measurement in a market that is not active.

FASB ASC 820 describes three levels of inputs that may be used to measure fair value:

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

FASB ASC 820 requires the Company to disclose the fair value for financial assets on both a recurring and non-recurring basis.  Those assets and liabilities which will continue to be measured at fair value on a recurring basis are as follows:

SUMMARY OF RECURRING FAIR VALUE MEASUREMENTS
		Category Used for Fair Value Measurement
	Total	Level 1	Level 2	Level 3
December 31, 2009
Assets:
Investment securities available for sale:
U.S. Treasury obligations	$2,007	$2,007	$-	$-
U.S. Government agencies	48,274	-	48,274	-
U.S. Government agency mortgage-backed securities	248,594	-	248,594	-
Other mortgage-backed securities	6,880	-	6,880	-
State and municipal obligations	105,689	-	105,689	-
Trust preferred securities	20,874	-	-	20,874
Other	2,420	-	2,420	-
Interest rate swaps	52,934	-	52,934	-
Liabilities:
Fair value interest rate swaps	3,977	-	3,977	-
Interest rate swaps	53,137	-	53,137	-

December 31, 2008
Assets:
Investment securities available for sale:
U.S. Treasury obligations	$1,999	$1,999	$-	$-
U.S. Government agencies	60,943	-	60,943	-
U.S. Government agency mortgage-backed securities	261,021	-	261,021	-
Other mortgage-backed securities	6,555	-	6,555	-
State and municipal obligations	77,076	-	77,076	-
Trust preferred securities	14,482	-	-	14,482
Other	1,437	-	1,437	-
Interest rate swaps	90,890	-	90,890	-
Liabilities:
Fair value interest rate swaps	6,821	-	6,821	-
Interest rate swaps	91,033	-	91,033	-

Available for sale investment securities.  The Company reports U.S. Treasury issues at fair value utilizing Level 1 inputs.  These issues are priced using observable quotations for the indicated security. The majority of the Company’s other investment securities are reported at fair value utilizing Level 2 inputs.  Prices of these securities are obtained through independent pricing services.  Prices obtained through these sources include market derived quotations and matrix pricing and may include both observable and unobservable inputs.  Fair market values take into consideration data such as dealer quotes, new issue pricing, trade prices for similar issues, prepayment estimates, cash flows, market credit spreads and other factors.  The investment securities reported at fair value utilizing Level 3 inputs consist of single issuer and pooled trust preferred securities.  These issues are valued using a discounted cash flow analysis which incorporates among other factors, the contractual cash flow, anticipated timing of expected cash flows, the credit worthiness of the underlying issuers.  The cash flows are discounted at a rate the Company determines from a trading group of similar securities quoted on the New York Stock Exchange (“NASDAQ”) over the counter market based upon its review of market data points such as credit rating, maturity, price and liquidity.  The Company indexed the individual securities within the trading group to a comparable interest rate swap to determine the market spread.  This spread was utilized an input into the cash flow analysis.

Interest rate swaps.   The Company’s derivatives, which are primarily interest rate swaps with small exposures in interest rate caps and floors, are reported at fair value utilizing Level 2 inputs.  Prices of these instruments are obtained through an independent pricing source utilizing pricing information which may include market observed quotations for swaps, Libor rates, forward rates and rate volatility.  When entering into a derivative contract, the Company is exposed to fair value changes due to interest rate movements, and also the potential non-performance of our contract counterparty.  The Company has developed a methodology to value the non-performance risk based on internal credit risk metrics and the unique characteristics of derivative instruments, which include notional exposure rather than principle at risk and interest payment netting .  The results of this methodology are used to adjust the base fair value of the instrument for the potential counterparty credit risk.

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

       The following provides details of the fair value measurement activity for Level 3 for the years ended December 31, 2009 and 2008:

FAIR VALUE MEASUREMENTS USING SIGNIFICANT UNOBSERVABLE INPUTS – LEVEL 3
TRUST PREFERRED SECURITIES

For the Years Ended December 31,	2009	2008
Balance, beginning of period	$14,482	$-
Total gains (losses), realized/unrealized:
Included in earnings (1)	(6,764)	(7,497)
Included in accumulated other comprehensive income (loss)	13,156	(346)
Purchases, maturities, prepayments and calls, net	-	-
Transfers into Level 3 (2)	-	22,325
Balance, end of period	$20,874	$14,482

(1) Amount included in net impairment losses on available for sale securities of the Consolidated Statements of Operations.
(2) Transfers into Level 3 are assumed to occur at the beginning of the quarter in which the transfers occurred.

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures loans held for sale, impaired loans, Small Business Administration ("SBA") servicing assets, restricted equity investments and loans or bank properties transferred into other real estate owned at fair value on a non-recurring basis.  At December 31, 2009 and 2008, these assets were valued in accordance with GAAP and, except for impaired loans, SBA servicing assets and real estate owned included in the following table, did not require fair value disclosure under the provisions of FASB ASC 820.

SUMMARY OF NON-RECURRING FAIR VALUE MEASUREMENTS

		Category Used for Fair Value Measurement			Total (Losses) Gains or Changes in Net Assets
	Total	Level 1	Level 2	Level 3	During the Year
At or for the Year Ended December 31, 2009
Assets
Impaired loans	$40,017	$-	$-	$40,017	$(8,854)
SBA servicing assets	559	-	559	-	105
Real estate owned	8,424	-	8,424	-	(950)

At or for the Year Ended December 31, 2008
Assets
Impaired loans	10,643	-	-	10,643	(5,608)
SBA servicing assets	492	-	492	-	(127)

Under FASB ASC 310, collateral dependent impaired loans are based on the fair value of the underlying collateral which is based on appraisals.  In some cases, adjustments are made to the appraised values for various factors including age of the appraisal, age of the comparables included in the appraisal, and known changes in the market and in the collateral.  These adjustments are based upon unobservable inputs, and therefore, the fair value measurement has been categorized as a Level 3 measurement. Specific reserves were calculated for impaired loans with an aggregate carrying amount of $20.5 million and $3.6 million at December 31, 2009 and 2008, respectively. The collateral underlying these loans had a fair value of $15.6 million and $2.0 million, resulting in a charge-off of $1.2 and $701,000 during the years ended December 31, 2009 and 2008, respectively, and a specific reserve in the allowance for loan losses of $4.9 million and $1.5 million at December 31, 2009 and 2008, respectively.  No specific reserve was calculated for impaired loans with an aggregate carrying amount of $24.4 million and $8.6 million at December 31, 2009 and 2008, respectively, as the underlying collateral was not below the carrying amount; however, these loans did include a charge-off of $7.7 million and $3.4 million during the years ended December 31, 2009 and 2008, respectively.

The SBA servicing assets are reviewed for impairment in accordance with FASB ASC 860, Transfers and Servicing.  Because loans are sold individually and not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. The Company measures the loan servicing assets by estimating the present value expected future cash flows for each servicing asset, based on their unique characteristics and market-based assumptions for prepayment speeds and records a valuation allowance for the amount by which the carrying amount of the servicing asset exceeds the fair value.  As of December 31, 2009, the Company does not believe the loan servicing assets were other than temporarily impaired.  The Company had a valuation allowance of $23,000 and $127,000 at December 31, 2009 and December 31, 2008, respectively.

Once a loan is determined to be uncollectible, the underlying collateral is repossessed and reclassified to real estate owned. These assets are carried at lower of cost or fair value of the collateral, less cost to sell. In some cases, adjustments are made to the appraised values for various factors including age of the appraisal, age of the comparables included in the appraisal, and known changes in the market and in the collateral. During the year ended December 31, 2009, the Company recorded a decrease in fair value of $800,000 and $150,000 on a commercial warehouse and a residential property, respectively.  The adjustment to the commercial warehouse fair value was based upon a third-party purchase offer that has been accepted by the Company.  This property was subsequently sold in February 2010 and the Company recognized a loss of $12,000.  The adjustment to the residential property was based upon observable inputs, such as quoted prices for similar assets in active markets.  Both fair value measurements have been categorized as a Level 2 measurement.  At December 31, 2009, the properties were carried on the Consolidated Statement of Condition at a fair value, less estimated selling cost, of $8.4 million.

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES

December 31,	2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$53,857	$53,857	$58,433	$58,433
Interest-earning bank balances	5,263	5,263	26,784	26,784
Investment securities available for sale	434,738	434,738	423,513	423,513
Investment securities held to maturity	6,955	7,121	13,765	13,601
Loans receivable, net	2,609,362	2,393,950	2,648,328	2,406,471
Hedged commercial loans (1)	48,332	48,412	54,188	54,188
Restricted equity investments	15,499	15,499	16,306	16,306
Interest rate swaps	52,934	52,934	90,890	90,890

Liabilities:
Demand deposits	1,672,233	1,672,233	1,401,009	1,401,009
Savings deposits	299,322	299,322	301,278	301,278
Time deposits	937,713	944,383	1,194,077	1,201,256
Federal funds purchased	89,000	89,000	71,500	71,500
Securities sold under agreements to repurchase – customers	18,677	18,677	20,327	20,327
Advances from FHLBNY	15,215	15,666	42,081	42,113
Securities sold under agreements to repurchase – FHLBNY	15,000	16,272	15,000	16,581
Junior subordinated debentures	92,786	41,660	92,786	27,758
Fair value interest rate swaps	3,977	3,977	6,821	6,821
Interest rate swaps	53,137	53,137	91,033	91,033

(1) Includes positive market value adjustment of $4.0 million and $6.8 million at December 31, 2009 and December 31, 2008, respectively, which is equal to the change in value of related interest rate swaps designated as fair value hedges of these hedged loans in accordance with FASB ASC 815.

In accordance with ASC 825-10-50-10, Fair Value of Financial Instruments, the Company is required to disclose the fair value of financial instruments.  The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a distressed sale.  Fair value is best determined using market observable market prices; however, for many of the Company’s financial instruments no quoted market prices are readily available.  In instances where quoted market prices are not readily available, fair value is determined using present value or other techniques appropriate for the particular instrument.  These techniques involve some degree of judgment and as a result are not necessarily indicative of the amounts the Company would realize in a current market exchange.  Different assumptions or estimation techniques may have a material effect on the estimated fair value

Cash and cash equivalents. For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

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

Hedged commercial loans. The hedged commercial loans are one component of a declared hedging relationship as defined under FASB ASC 815.  The Interest Rate Swap component of the declared hedging relationship is carried at their fair value and the carrying value of the commercial loans includes a similar change in fair values.

Restricted equity securities. Ownership in equity securities of bankers’ bank is restricted and there is no established market for their resale. The carrying amount is a reasonable estimate of fair value.

Interest rate swaps and fair value interest rate swaps. The Company’s derivative financial instruments are not exchange-traded and therefore are valued utilizing models with the primary input being readily observable market parameters, specifically the LIBOR swap curve.  In addition the Company incorporates a qualitative fair value adjustment related to credit quality variations between counterparties as required by FASB ASC 820.

Demand deposits, savings deposits and time deposits. The fair value of demand deposits and savings deposits  is determined by projecting future cash flows using an estimated economic life based on account characteristics.  The resulting cash flow is discounted using rates available on alternative funding sources.   The fair value of time deposits is estimated using the rate and maturity characteristics of the deposits to estimate their cash flow.  This cash flow is discounted at rates for similar term wholesale funding.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2009 and 2008. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

26. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

The condensed financial statements of Sun Bancorp, Inc. are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31,	2009	2008
Assets:
Cash and due from banks	$15,821	$14,598
Investments in subsidiaries:
Bank subsidiaries	430,356	431,603
Non-bank subsidiaries	2,786	2,786
Accrued interest receivable and other assets	1,777	3,358
Total assets	$450,740	$452,345

Liabilities and Shareholders’ Equity:
Liabilities
Junior subordinated debentures	$92,786	$92,786
Other liabilities	1,361	1,051
Total liabilities	94,147	93,837
Shareholders' equity	356,593	358,508
Total liabilities and shareholders’ equity	$450,740	$452,345

CONDENSED STATEMENTS OF OPERATIONS
Years Ended December 31,	2009	2008	2007
Net interest income	$(4,423)	$(5,714)	$(8,468)
Management fee	5,491	5,277	4,616
Other expenses	(5,320)	(5,079)	(5,402)
Loss before equity in undistributed income of subsidiaries and income tax benefit	(4,252)	(5,516)	(9,254)
Equity in undistributed income of subsidiaries	(14,352)	18,486	25,372
Income tax benefit	1,473	1,924	3,234
Net (loss) income	$(17,131)	$14,894	$19,352
Preferred stock dividends and discount accretion	5,351	-	-
Net (loss) income available to common shareholders	$(22,482)	$14,894	$19,352

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2009	2008	2007
Operating activities:
Net income	$(17,131)	$14,894	$19,352
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed income of subsidiaries	14,352	(18,486)	(25,372)
Stock-based compensation	-	229	164
Write-off of capital securities issuance costs	-	-	791
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable and other assets	1,581	16,217	(3,802)
Accounts payable and other liabilities	713	(1,213)	(1,558)
Net cash (used in) provided by operating activities	(485)	11,641	(10,425)
Investing activities:
Redemption of investment in capital securities	-	155	929
Dividends from subsidiary	4,262	10,730	7,195
Net cash provided by investing activities	4,262	10,885	8,124
Financing activities:
Proceeds from issuance of junior subordinated debentures	-	-	20,620
Redemption of junior subordinated debentures	-	(5,155)	(30,929)
Proceeds from issuance of preferred stock and warrant	89,310	-	-
Redemption of preferred stock	(89,310)	-	-
Redemption of preferred warrant	(2,100)	-	-
Payment of preferred stock dividend	(1,104)	-	-
Preferred stock issuance costs	(112)	-	-
Cash received for exercise of stock options	-	716	10,087
Excess tax benefit related to stock options	-	90	2,447
Proceeds from issuance of common stock	765	765	676
Purchases of treasury stock	-	(9,637)	(16,525)
Payments for fractional interests resulting from stock dividend	(3)	(12)	(18)
Net cash used in financing activities	(2,554)	(13,233)	(13,642)
Net increase (decrease) in cash	1,223	9,293	(15,943)
Cash, beginning of year	14,598	5,305	21,248
Cash, end of year	$15,821	$14,598	$5,305

* * * * * *

SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for each of the last two years restated for stock dividends (amounts are in thousands, except per share amounts).

QUARTERLY DATA

Three Months Ended	December 31,	September 30,	June 30,	March 31,
2009
Interest income	$37,867	$37,892	$37,801	$37,439
Interest expense	9,799	11,426	14,017	15,600
Net interest income	28,068	26,466	23,784	21,839
Provision for loan losses	19,479	16,237	6,950	4,000
Non-interest income (1)	5,541	4,476	1,732	5,321
Non-interest expense	25,733	26,867	27,650	23,817
(Loss) income before income taxes	(11,603)	(12,162)	(9,084)	(657)
Income tax (benefit) expense	(5,263)	(5,620)	(4,450)	(1,042)
Net (loss) income	(6,340)	(6,542)	(4,634)	385
Preferred stock dividends and discount accretion	-	-	4,146	1,205
Net loss available to common shareholders	$(6,340)	$(6,542)	$(8,780)	$(820)

Loss per share – basic	$(0.27)	$(0.28)	$(0.38)	$(0.04)
Loss per share - diluted	$(0.27)	$(0.28)	$(0.38)	$(0.04)

2008
Interest income	$43,133	$42,979	$42,883	$45,639
Interest expense	17,661	18,017	18,319	20,976
Net interest income	25,472	24,962	24,564	24,663
Provision for loan losses	7,617 (2)	3,723	6,527	2,133
Non-interest income	10,076	7,046	7,802	7,375
Non-interest expense	22,712	23,050	22,913	23,965
Income before income taxes	5,219	5,235	2,926	5,940
Income taxes	966	1,106	597	1,757
Net income	$4,253	$4,129	$2,329	$4,183

Earnings per share – basic	$0.18	$0.18	$0.10	$0.17
Earnings per share - diluted	$0.18	$0.17	$0.10	$0.17

(1) During the fourth quarter 2009, the Company recognized a pre-tax OTTI charge of $351,000 on one private label mortgage-backed security.  During the third quarter, second quarter and first quarter of 2009, the Company recognized pre-tax OTTI charges of $1.9 million, $4.6 million and $278,000, respectively, on pooled trust preferred securities.
(2) During the fourth quarter 2008, the Company recognized a pre-tax net gain of $11.5 million on the sale of its six branch offices located in Delaware, offset by a $7.5 million pre-tax OTTI charge on pooled trust preferred securities.

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

COMMON STOCK PRICE RANGE

	High	Low
2009
Fourth Quarter	$5.17	$3.47
Third Quarter	$6.11	$4.29
Second Quarter	$7.29	$5.15
First Quarter	$7.61	$3.33

2008
Fourth Quarter	$12.65	$6.59
Third Quarter	$13.80	$7.75
Second Quarter	$12.41	$9.36
First Quarter	$13.74	$10.76

There were 916 holders of record of the Company’s common stock as of March 12, 2010.  This number does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms. At March 12, 2010, there were 23,380,351 shares of the Company’s common stock outstanding.

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

The ability of the Company to pay cash dividends is dependent upon the ability of the Bank to pay dividends to the Company. Because the Bank is a depository institution insured by the FDIC, it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. In addition, the OCC regulations impose certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the Bank. Under Federal Reserve policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where it might not do so absent such a policy. This policy could have the effect of reducing the amount of cash dividends declarable by the Company.  As discussed in Note 14, the amount available for payment of dividends to the Company by the Bank was $0 at January 1, 2010.  As a result of the Bank’s restricted dividend capacity, any proposed dividends from the Bank to the Company will be subject to regulatory approval until net income for the current year combined with the prior two years is sufficient.

STOCK PERFORMANCE (UNAUDITED)

The following table provides a stock performance graph comparing cumulative total shareholders return on the Common Stock with (a) the cumulative total shareholder return on stocks of all U.S. companies that trade on the NASDAQ Stock Market and the (b) the cumulative total shareholder return on stocks included in the NASDAQ Bank index, as prepared for the NASDAQ by the Center for Research in Security Prices (“CRSP”) at the University of Chicago. All investment comparisons assume the investment of $100 at December 31, 2004. The cumulative returns for the NASDAQ Stock Market and the NASDAQ Bank index are computed assuming the reinvestment of dividends.

Comparison of Cumulative Total Return
$140
$120
$100
$80
$60
$40
$20
$0
2004
2005
2006
2007
2008
2009
Sun Bancorp, Inc.
NASDAQ Stock Market (U.S. Companies)
NASDAQ Banks

CUMULATIVE TOTAL RETURN

December 31,	2004	2005	2006	2007	2008	2009
CRSP NASDAQ U.S. Companies	$100.0	$102.1	$112.2	$121.7	$58.6	$79.7
CRSP NASDAQ Bank index	100.0	97.7	109.6	86.9	63.4	51.3
Sun Bancorp, Inc. (1)	100.0	85.2	95.5	75.1	37.4	19.7

(1) The cumulative return for Sun Bancorp, Inc. reflects a 5% stock dividend paid in April 2005, May 2006, May 2007, May 2008 and May 2009 and has been calculated based on the historical closing prices of  $24.33, $19.75, $21.07, $15.78, $7.49, and $3.75 on December 31,  2004, 2005, 2006, 2007, 2008 and 2009, respectively.

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical stock performance shown in the table. The Company neither makes nor endorses any predictions as to the stock performance.

ADDITIONAL INFORMATION

The Company’s Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2009 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.