Form 10-K, Exhibit 13
period 2010-12-31
SUN BANCORP INC /NJ/
filed 2011-03-14
CIK 1017793

 Exhibit 13

SELECTED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

At or for the Years Ended December 31,	2010	2009	2008	2007	2006

Selected Balance Sheet Data
Total assets	$3,417,546	$3,578,905	$3,622,126	$3,338,392	$3,325,563
Cash and investments	680,719	516,312	512,017	548,152	695,222
Loans receivable, net of allowance for loan losses	2,453,457	2,657,694	2,702,516	2,482,917	2,339,584
Total deposits	2,940,460	2,909,268	2,896,364	2,699,091	2,667,997
Borrowings	33,417	146,193	154,097	154,213	160,622
Junior subordinated debentures	92,786	92,786	92,786	97,941	108,250
Shareholders’ equity	268,242	356,593	358,508	362,177	342,227

Selected Results of Operations
Interest income	$145,603	$150,999	$174,634	$197,823	$183,950
Net interest income	110,962	100,157	99,661	98,836	99,078
Provision for loan losses	101,518	46,666	20,000	8,403	3,807
Net interest income after provision for loan losses	9,444	53,491	79,661	90,433	95,271
Non-interest income	15,512	17,070	32,299	26,155	19,746
Non-interest expense	201,052	104,067	92,640	88,963	89,393
Net (loss) income	(185,418)	(17,131)	14,894	19,352	17,274
Net (loss) income available to common shareholders	(185,418)	(22,482)	14,894	19,352	17,274

Per Share Data (1)
(Loss) earnings per common share:
Basic	$(6.56)	$(0.97)	$0.63	$0.81	$0.74
Diluted	(6.56)	(0.97)	0.62	0.78	0.70
Book Value	5.33	15.29	15.57	15.13	14.42

Selected Ratios
Return on average assets	(5.20)%	(0.47)%	0.44%	0.58%	0.53%
Return on average equity	(56.93)	(4.44)	4.09	5.45	5.28
Ratio of average equity to average assets	9.13	10.69	10.72	10.72	10.09

(1) Data is adjusted for a 5% stock dividend issued in May 2009.

SUN BANCORP, INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(All dollar amounts presented in the tables are in thousands)

ORGANIZATION OF INFORMATION

Management’s Discussion and Analysis provides a narrative on the financial condition and results of operations of Sun Bancorp, Inc. (the “Company”) that should be read in conjunction with the accompanying consolidated financial statements. It includes the following sections:

•	OVERVIEW
•	CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES
•	RECENT ACCOUNTING PRINCIPLES
•	RESULTS OF OPERATIONS
•	LIQUIDITY AND CAPITAL RESOURCES
•	FINANCIAL CONDITION
•	FORWARD-LOOKING STATEMENTS

 OVERVIEW

General Overview

The Company is a bank holding company headquartered in Vineland, New Jersey, and has an executive office in Mt. Laurel, New Jersey, with its principal subsidiary being Sun National Bank (the “Bank”). At December 31, 2010, the Company had total assets of $3.42 billion, total liabilities of $3.15 billion and total shareholders’ equity of $268.2 million. The Company’s principal business is to serve as a holding company for the Bank. As a registered bank holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System.

Through the Bank, the Company provides commercial and consumer banking services. As of December 31, 2010, the Company had 66 locations throughout New Jersey.

The Company offers a comprehensive array of lending, depository and financial services to its commercial and consumer customers throughout the marketplace.  The Company’s lending services to businesses include term loans and lines of credit, mortgage loans, construction loans and equipment leasing.  The Company is a Preferred Lender with both the Small Business Administration (“SBA”) and the New Jersey Economic Development Authority.  The Company’s commercial deposit services include business checking accounts and cash management services such as electronic banking, sweep accounts, lockbox services, online banking, remote deposit and controlled disbursement services.  The Company’s lending services to consumers include residential mortgage loans, residential construction loans, second mortgage loans, home equity loans and installment loans.  The Company’s consumer deposit services include checking accounts, savings accounts, money market deposits, certificates of deposit and individual retirement accounts.  In addition, the Company offers mutual funds, securities brokerage, annuities and investment advisory services through a third-party arrangement.

The Company funds its lending activities primarily through retail and brokered deposits, the scheduled maturities of its investment portfolio and other wholesale funding sources.

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

The Company also generates revenue through fees earned on the various services and products offered to its customers and through sales of loans, primarily SBA loans and residential mortgages. Offsetting these revenue sources are provisions for credit losses on loans, operating expenses and income taxes.

Market Overview

The economy has experienced improvement throughout 2010 and continued stability is anticipated into 2011. Household spending continues to increase and business spending has also been rising throughout 2010.  However, the housing sector continues to be depressed.  According to recent estimates released, the U.S. gross domestic product (“GDP”) for the fourth quarter of 2010 increased at an annual rate of 3.2% as compared to 2.6% in the third quarter of 2010. The unemployment rate in the U.S. fell to 9.4% in December 2010 from 9.8% in November 2010, which was the largest monthly drop in over a decade and the lowest level since May 2009. It is anticipated that unemployment will continue to decline slowly as economists believe that sustained GDP growth of 3.5% is required to create significant declines in unemployment.

At the state level, according to the latest South Jersey Business Survey produced by the Federal Reserve Bank of Philadelphia, there was an increase in business activity during the fourth quarter of 2010.  In addition, many firms are optimistic about growth prospects for the region. However, employment among the firms in the region showed little to no improvement in the fourth quarter.

At its latest meeting in January 2011, the Federal Reserve decided to keep the Federal Funds target rate unchanged in a continued effort to help stimulate economic growth. Since December 2008, the Federal Reserve has kept the Federal Funds rate, a key indicator of short-term rates such as credit card rates and HELOC rates, at a range of 0.00%-0.25% with the intent of encouraging consumers and businesses to borrow and spend to help jump start the economy.  However, Federal Reserve policymakers are increasingly focused on when and how to start boosting rates once the recovery is firmly entrenched.  In addition to keeping the Federal Funds rate at historically low levels, the Federal Reserve provided liquidity to the financial system through purchases of Treasury, Agency and Mortgage Backed Securities.  In an article by the Associated Press, it noted that the Federal Reserve is also cautiously considering what to do with its vast holdings of mortgage-backed securities. The challenge being to sell those assets to drain liquidity from the financial system in such a way that will not significantly increase mortgage rates and depreciate home prices.  In February 2010, the Federal Reserve increased its discount window rate to 0.75% from 0.50% which is where it had been since December 2008. The discount window rate is the rate charged on borrowings to member banks.

The housing market continues to languish with indicators of housing activity such as New Home Sales Housing Starts and Existing Home Sales stabilizing but at levels significantly below their peaks in 2005 and 2006.  However, the supply of homes is still believed to be in excess of a year in parts of New Jersey, according to the New Jersey Real Estate Report. And according to an analysis from LPS Applied Analytics, as reported in November 2010 by the Wall Street Journal, the average nationwide borrower whose home is in the foreclosure process has not made a payment in 16 months.

The commercial real estate markets are expected to continue to be a challenge for banks during 2011 and beyond.  Over the next four years, analysts’ project that approximately $1.4 trillion in commercial real estate loans will reach the end of their terms and will require new financing with nearly half of these loans to borrowers who owe more than the property is worth.  Commercial property values have fallen more than 40% nationally since their 2007 peak and with vacancy rates increasing and rents decreasing, further declines in these values are expected.   Analysts believe the pressure on property values will continue as loans that were made during the height of the commercial real estate boom between 2005 and 2007, based on higher appraised values, are now coming up on the end of their terms.

The continued uncertainty with the economy, together with the challenging regulatory environment, will continue to affect the Company and the markets in which it does business, and may adversely impact the Company’s results in the future. The following discussion provides further detail on the financial condition and results of operations of the Company at and for the year ended December 31, 2010.

Executive Summary

The Company’s net loss available to common shareholders for 2010 was $185.4 million, or $6.56 per diluted share, compared to a net loss of $22.5 million, or $0.97 per diluted share, in 2009. The following is an overview of key factors affecting the Company’s results for 2010:

•
Net interest income (on a tax-equivalent basis) for 2010 was $112.8 million compared to $102.2 million in 2009. Due to historically low interest rates on interest-bearing deposits, the Company’s net interest margin improved to 3.50% for 2010 as compared to 3.18% in 2009.  The interest rate spread was 3.28% for the year ended December 31, 2010 as compared to 2.87% for the year ended December 31, 2009.

•	A goodwill impairment charge of $89.7 million during the three months ended June 30, 2010

•	A $49.9 million write-down of the Company’s net deferred tax asset during the three months ended September 30, 2010.

•
During the fourth quarter of 2010, the Company completed multiple loan sales totaling $76.6 million of book balance of criticized and classified commercial real estate loans to strengthen the balance sheet.  The Company recognized a net loss of $25.1 million on these sales.

•
The provision for loan losses increased $54.9 million over the prior year to $101.5 million in 2010.  The 2010 loan loss provision included $21.3 million in losses related to the aforementioned loan sales. The allowance for loan losses to total loans was 3.22% at December 31, 2010 compared to 2.21% at December 31, 2009.  Total non-performing assets were $177.7 million at December 31, 2010, or 7.01% of total loans and real estate owned, compared to $105.4 million, or 3.86% of total loans and real estate owned, at December 31, 2009.  Net charge-offs for 2010 were $79.8 million, or 2.95% of average loans outstanding, compared to $24.0 million, or 0.88% of average loans outstanding, in 2009.

•
Other-than-temporary impairment charges totaling $1.3 million on one pooled trust preferred security and one private label mortgage-backed security included in the Company’s investment portfolio due to credit deterioration of the underlying collateral.

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

Allowance for Loan Losses. Through the Bank, the Company originates loans that it intends to hold for the foreseeable future or until, maturity or repayment. The Company may not be able to collect all principal and interest due on these loans. The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio as of the balance sheet date. The determination of the allowance for loan losses requires management to make significant estimates with respect to the amounts and timing of losses, and market and economic conditions. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or estimated net realizable value. A provision for loan losses is charged to operations based on management’s evaluation of the estimated losses that have been incurred in the Company’s loan portfolio. It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans.

Management monitors its allowance for loan losses on a monthly basis and makes adjustments to the allowance through the provision for loan losses as economic conditions and other pertinent factors indicate. The quarterly review and adjustment of the qualitative factors employed in the allowance methodology and the updating of historic loss experience allow for timely reaction to emerging conditions and trends.  In this context, a series of qualitative factors are used in a methodology as a measurement of how current circumstances are affecting the loan portfolio. Included in these qualitative factors are:

•	Levels of past due, classified and non-accrual loans, troubled debt restructurings and modifications
•	Nature and volume of loans
•	Changes in lending policies and procedures, underwriting standards, collections, charge-offs and recoveries, and for commercial loans, the level of loans being approved with exceptions to policy
•	Experience, ability and depth of management and staff
•	National and local economic and business conditions, including various market segments
•	Quality of the Company’s loan review system and degree of Board oversight
•	Concentrations of credit by industry, geography and collateral type, with a specific emphasis on real estate, and changes in levels of such concentrations
•	Effect of external factors, including the deterioration of collateral values on the level of estimated credit losses in the current portfolio

Additionally, historic loss experience over a three-year loss horizon, based on a rolling 12-quarter migration analysis, is taken into account for commercial loans and historic loss experience over the more conservative of either the trailing four or eight quarters is calculated for non-commercial loans.  In determining the allowance for loan losses, management has established both specific and general pooled allowances. Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans without reserves (specific allowance). A specific allowance is calculated on individually identified impaired loans.  Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss experience and the qualitative factors described above. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan-to-value ratios and external factors. Estimates are periodically measured against actual loss experience.

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

Although the Company maintains its allowance for loan losses at levels considered adequate to provide for the inherent risk of loss in its loan portfolio, if economic conditions differ substantially from the assumptions used in making the evaluations, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. Accordingly, the current state of the national economy and local economies of the areas in which the loans are concentrated and their slow recovery from a severe recession could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, the Company’s determination as to the amount of its allowance for loan losses is subject to review by the Bank’s primary regulator, the Office of the Comptroller of the Currency (the “OCC”), as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OCC after a review of the information available at the time of the OCC examination.

Accounting for Income Taxes.  The Company accounts for income taxes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification TM (the “Codification” or “ASC”) 740, Income Taxes. FASB ASC 740 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Operations. Assessment of uncertain tax positions under FASB ASC 740 requires careful consideration of the technical merits of a position based on management's analysis of tax regulations and interpretations.  Significant judgment may be involved in applying the requirements of FASB ASC 740.

Management expects that the Company’s adherence to FASB ASC 740 may result in increased volatility in quarterly and annual effective income tax rates, as FASB ASC 740 requires that any change in judgment or change in measurement of a tax position taken in a prior period be recognized as a discrete event in the period in which it occurs. Factors that could impact management’s judgment include changes in income, tax laws and regulations, and tax planning strategies.

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

The Company performed an interim goodwill impairment analysis at June 30, 2010.  In performing step one and step two of the impairment analysis at that time, the Company estimated the fair value of the Company through the consideration of its quoted market valuation, market earnings multiples of peer companies, market earnings multiples of peer companies adjusted to include a market observed control premium (i.e., its acquisition value relative to its peers) and a discounted economic value (i.e., income approach), which is based on internal forecasts, recent financials and the projected outlook for the industry.  The considerations above are sensitive to both the fluctuation of the Company’s stock price and those of peer companies.  The interim step one impairment test completed at June 30, 2010 indicated that the Company’s fair value was less than its carrying value, and therefore the Company performed a step two analysis.  In performing the second step of the analysis to determine the implied fair value of goodwill, the estimated fair value of the Company was allocated to all assets and liabilities, including any recognized or unrecognized intangible assets. The allocation is done as if the Company had been acquired in a business combination, and the fair value was the price paid to acquire the Company. A hypothetical purchase price allocation involves, among other things, the assessment of core deposit intangibles, the fair value of outstanding advances and other borrowings, and assessing the fair value of our loan portfolio.  These assessments involve valuation techniques that require the use of, among other things, Level 2 and Level 3 market inputs.  For example, the fair value adjustment on our outstanding advances and borrowings is based upon observable trades or modeled prices using current yield curves and market spreads. The valuation of our loan portfolio included consideration of discounts that we believe were consistent with transactions occurring in the marketplace.

The results of this analysis at June 30, 2010 indicated the Company’s carrying amount of goodwill exceeded the implied fair value of the goodwill, and therefore, goodwill was impaired. As a result, the Company recorded a non-cash impairment charge of $89.7 million of goodwill associated with previous acquisitions, included in non-interest expense in the consolidated statements of operations. At December 31, 2010, the Company performed its annual goodwill impairment test, and step one of the analysis indicated that the Company’s implied fair value was greater than its carrying value; therefore, the Company’s goodwill was not impaired at December 31, 2010. However, given the continued turmoil in the capital markets and with bank stocks in general, it is possible that our assumptions and conclusions regarding the valuation of our Company could change adversely in the future and could result in

impairment of our goodwill.   While any charge resulting from a partial or full impairment of goodwill would be a non-cash charge and have no impact on the Company’s regulatory capital, the charge could have a material adverse impact on our financial position and results of operations.  For more information on goodwill, see Notes 2 and 10 of the Notes to the Consolidated Financial Statements.

RECENT ACCOUNTING PRINCIPLES

In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. This guidance temporarily delays the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public entities. This guidance will have no impact on the Company’s financial condition or results of operations.  However, it is anticipated that this guidance will have an impact on the Company’s financial statement disclosures. The Company is continuing to evaluate the impact of the new guidance to its financial statements.

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This guidance requires disclosure on a disaggregated basis at two levels, portfolio segments and classes of financing receivables. This guidance also requires a roll forward schedule of the allowance for loan losses on a portfolio segment basis, with the ending balance further disaggregated on the basis of the impairment method, the related recorded investment in financing receivables, the non-accrual status of financing receivables by class, and impaired financing receivables by class. Additional disclosures are required that relate to the credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables, the aging of past due financing receivables, the nature and extent of troubled debt restructurings and their effect on the allowance for loan losses, the nature and extent of financing receivables modified as troubled debt restructurings within the previous 12 months that defaulted during the reporting period by class of financing receivables and their effect on the allowance for credit losses, and significant purchases and sales of financing receivables during the period disaggregated by portfolio segment. The new guidance is effective for interim and annual reporting periods ending on or after December 15, 2010. The Company adopted the new guidance, with the exception of the disclosures related to troubled debt restructurings, on December 31, 2010 and the guidance did not have an impact on the Company’s financial condition or results of operations. See Notes 5 and 6 of the Notes to the Consolidated Financial Statements for more information on the Company’s loan portfolio and allowance for loan losses.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. This guidance removes the requirement for a SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of GAAP. FASB ASU 2010-09 is intended to remove potential conflicts with the SEC’s literature and all of the amendments were effective upon issuance, except for the use of the issued date for conduit debt obligors, which was effective for interim or annual periods ending after June 15, 2010. The Company adopted the new guidance upon issuance and the guidance did not have an impact on the Company’s financial condition or results of operations.

In January 2010, the FASB issued FASB ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This guidance requires: (1) disclosure of the significant amounts transferred in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers; and (2) separate presentation of purchases, sales, issuances and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3). In addition, FASB ASU 2010-06 clarifies the requirements of the following existing disclosures set forth in FASB ASC 820, Fair Value Measurements and Disclosures: (1) for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and (2) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This guidance was effective for interim and annual reporting periods beginning January 1, 2010, except for disclosures about purchases, sale, issuances and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning January 1, 2011, and for interim periods within those fiscal years. The Company adopted the guidance on January 1, 2010 and the guidance did not have an impact on the Company’s financial condition or results of operations. See Note 25 of the Notes to the Consolidated Financial Statements for more information on the Company’s fair value measurements.

In June 2009, the FASB issued new guidance that impacted FASB ASC 810. The new guidance significantly changes the criteria for determining whether the consolidation of a variable interest entity is required. The new guidance also addresses the effect of changes required by FASB ASC 860, Transfers and Servicing, and addresses concerns that the accounting and disclosures do not always provide timely and useful information about an entity’s involvement in a variable interest entity. The guidance was effective January 1, 2010 and did not have an impact on the Company’s financial condition or results of operations.

In June 2009, the FASB issued new guidance that impacted FASB ASC 860. The new guidance eliminates the concept of a qualifying special-purpose entity (“QSPE”), modifies the criteria for applying sale accounting to transfers of financial assets or portions of financial assets, differentiates between the initial measurement of an interest held in connection with the transfer of an entire financial asset recognized as a sale and participating interests recognized as a sale, and removes the provision allowing classification of interests received in a guaranteed mortgage securitization transaction that does not qualify as a sale as available for sale or trading securities. The new guidance will improve the relevance and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and the transferor’s continuing involvement, if any, in transferred financial assets. The guidance was effective for January 1, 2010 and did not have an impact on the Company’s financial condition or results of operations.

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

Net Interest Income. Net interest income is the most significant component of the Company’s income from operations. Net interest income is the difference between interest earned on total interest-earning assets (primarily loans and investment securities), on a fully taxable equivalent basis, where appropriate, and interest paid on total interest-bearing liabilities (primarily deposits and borrowed funds). Fully taxable equivalent basis represents income on total interest-earning assets that is either tax-exempt or taxed at a reduced rate, adjusted to give effect to the prevailing incremental federal tax rate, and adjusted for nondeductible carrying costs and state income taxes, where applicable.  Yield calculations, where appropriate, include these adjustments.  Net interest income depends on the volume and interest rate earned on interest-earning assets, and the volume and interest rate paid on interest-bearing liabilities.

The Company’s net interest margin and interest rate spread in 2010 were 3.50% and 3.28%, respectively, as compared to 3.18% and 2.87%, respectively, for 2009 and 3.30% and 2.83%, respectively, for 2008.  The increase in the margin during 2010 was primarily the result of the decrease in the Company’s costs of interest-bearing liabilities.

During 2008, the Federal Reserve Board aggressively dropped the target federal funds rate 400 basis points in response to concerns over a weakening economy and continuing problems in the credit markets.  For the entire year of 2009, the Federal Reserve Board maintained this target rate at a historically low range of 0.0% to 0.25%.  Although the yield curve was positive throughout 2009, the slope of the curve steepened significantly in 2010 as longer term rates increased significantly from December 31, 2008 to December 31, 2010, while short term rates remained relatively stable.

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

Net interest income (on a tax-equivalent basis) increased $10.6 million, or 10.4%, to $112.8 million for 2010 compared to $102.2 million for 2009.  Interest income (on a tax-equivalent basis) decreased $5.6 million from 2009 to $147.4 million for 2010, while interest expense decreased $16.2 million from 2009 to $34.6 million for 2010.   Net interest income (on a tax-equivalent basis) increased $753,000, or 0.7%, to $102.2 million for 2009 compared to $101.4 million for 2008.  Interest income (on a tax-equivalent basis) decreased $23.4 million from 2008 to $153.0 million for 2009, while interest expense decreased $24.2 million from 2008 to $50.8 million for 2009.

Table 1 provides detail regarding the Company’s average daily balances with corresponding interest income (on a tax-equivalent basis) and interest expense, as well as yield and cost information for the years ended December 31, 2010, 2009 and 2008.  Average balances are derived from daily balances. Table 2 further provides certain information regarding changes in interest income and interest expense of the Company for the years ended December 31, 2010, 2009 and 2008.

 TABLE 1: STATEMENTS OF AVERAGE BALANCES, INCOME OR EXPENSE, YIELD OR COST
Years Ended December 31,	2010			2009			2008
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1), (2):
Commercial and industrial	$2,245,118	$105,210	4.69%	$2,237,940	$104,713	4.68%	$2,119,795	$123,693	5.84%
Home equity	251,599	11,714	4.66	265,240	13,219	4.98	269,336	15,574	5.78
Second mortgage	62,349	3,889	6.24	75,084	4,845	6.45	83,348	5,433	6.52
Residential real estate	79,547	4,415	5.55	74,823	4,235	5.66	55,598	3,509	6.31
Other	60,874	4,163	6.84	72,946	4,799	6.58	84,575	5,945	7.03
Total loans receivable	2,699,487	129,391	4.79	2,726,033	131,811	4.84	2,612,652	154,154	5.90
Investment securities (3)	452,365	17,846	3.95	442,868	21,114	4.77	433,226	21,707	5.01
Interest-earning deposits with banks	69,803	166	0.24	40,029	83	0.21	15,967	260	1.63
Federal funds sold	-	-	-	94	-	-	15,279	265	1.73
Total interest-earning assets	3,221,655	147,403	4.58	3,209,024	153,008	4.77	3,077,124	176,386	5.73
Non-interest-earning assets:
Cash and due from banks	47,393			60,687			56,104
Bank properties and equipment	52,944			50,522			48,179
Goodwill and intangible assets	95,010			144,461			149,150
Other assets	150,558			145,015			69,855
Total non-interest-earning assets	345,905			400,685			323,288
Total assets	$3,567,560			$3,609,709			$3,400,412

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$1,312,871	10,692	0.81	$1,073,337	10,672	0.99	$874,463	14,355	1.64
Savings deposits	295,121	2,283	0.77	297,820	2,937	0.99	395,288	7,632	1.93
Time deposits	899,038	15,805	1.76	1,118,120	30,748	2.75	1,110,941	43,865	3.95
Total interest-bearing deposit accounts	2,507,030	28,780	1.15	2,489,277	44,357	1.78	2,380,692	65,852	2.77
Short-term borrowings:
Federal funds purchased	16,907	89	0.53	39,607	114	0.29	18,370	421	2.29
Repurchase agreements with customers	16,069	29	0.18	17,997	42	0.23	34,976	478	1.37
Long-term borrowings:
FHLBNY advances (4)	22,710	1,076	4.74	32,178	1,439	4.47	50,582	2,127	4.21
Obligation under capital lease	8,212	550	6.70	6,788	466	6.87	5,221	381	7.30
Junior subordinated debentures	92,786	4,117	4.44	92,786	4,424	4.77	92,871	5,714	6.15
Total borrowings	156,684	5,861	3.74	189,356	6,485	3.42	202,020	9,121	4.51
Total interest-bearing liabilities	2,663,714	34,641	1.30	2,678,633	50,842	1.90	2,582,712	74,973	2.90
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	481,757			446,713			422,388
Other liabilities	96,420			98,339			30,919
Total non-interest-bearing liabilities	578,177			545,052			453,307
Total liabilities	3,241,891			3,223,685			3,036,019
Shareholders’ equity	325,669			386,024			364,393
Total liabilities and shareholders’ equity	$3,567,560			$3,609,709			$3,400,412
Net interest income (5)		$112,762			$102,166			$101,413
Interest rate spread			3.28%			2.87%			2.83%
Net interest margin (6)			3.50%			3.18%			3.30%
Ratio of average interest-earning assets to average interest- bearing liabilities			120.95%			119.80%			119.14%

(1) Average balances include non-accrual loans (see "Non-Performing and Problem Assets").
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 35% marginal federal tax rate for all periods.  The fully taxable equivalent adjustment for the years ended December 31, 2010, 2009 and 2008 was $1.8 million, $2.0 million and $1.8 million, respectively.

(4) Amounts include Advances from the Federal Home Loan Bank of New York (“FHLBNY”) and Securities sold under agreements to repurchase – FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

TABLE 2:  RATE-VOLUME VARIANCE ANALYSIS (1)

Years Ended December 31,	2010 vs. 2009			2009 vs. 2008
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable:
Commercial and industrial	$336	$ 161	$497	$6,617	($25,597)	$(18,980)
Home equity	(659)	(846)	(1,505)	(233)	(2,122)	(2,355)
Second mortgage	(798)	(158)	(956)	(531)	(57)	(588)
Residential real estate	263	(83)	180	1,116	(390)	726
Other	(820)	184	(636)	(782)	(364)	(1,146)
Total loans receivable	(1,678)	(742)	(2,420)	6,187	(28,530)	(22,343)
Investment securities	443	(3,711)	(3,268)	472	(1,065)	(593)
Interest-earning deposits with banks	69	14	83	175	(352)	(177)
Federal funds sold	-	-	-	-	-	-
Total interest-earning assets	(1,166)	(4,439)	(5,605)	6,702	(30,080)	(23,378)

Interest expense:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	2,141	(2,121)	20	2,802	(6,485)	(3,683)
Savings deposits	(26)	(628)	(654)	(1,578)	(3,117)	(4,695)
Time deposits	(5,250)	(9,693)	(14,943)	282	(13,399)	(13,117)
Total interest-bearing deposit accounts	(3,135)	(12,442)	(15,577)	1,506	(23,001)	(21,495)
Short-term borrowings:
Federal funds purchased	(91)	66	(25)	244	(551)	(307)
Repurchase agreements with customers	(5)	(8)	(13)	(161)	(275)	(436)
Long-term borrowings:
FHLBNY advances (2)	(436)	73	(363)	(813)	125	(688)
Obligation under capital lease	96	(12)	84	109	(24)	85
Junior subordinated debentures	-	(307)	(307)	(5)	(1,285)	(1,290)
Total borrowings	(436)	(188)	(624)	(626)	(2,010)	(2,636)
Total interest-bearing liabilities	(3,571)	(12,630)	(16,201)	880	(25,011)	(24,131)
Net change in net interest income	$2,405	$8,191	$10,596	$5,822	$(5,069)	$753
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

Interest income (on a tax-equivalent basis) decreased $5.6 million, or 3.7%, to $147.4 million for 2010 compared to $153.0 million in 2009, primarily due to a decrease in interest income earned on investments of $3.3 million.  Yields earned on investments declined 82 basis points due primarily to the sale of $170.6 million in available for sale securities. Interest income on loans decreased $2.4 million as average loans receivable declined $26.5 million, or 1.0%, over the prior year.  The Company relied primarily on core deposit growth supplemented with wholesale borrowings to support its loan funding during 2010.

Interest income (on a tax-equivalent basis) decreased $23.4 million, or 13.3%, to $153.0 million for 2009 compared to $176.4 million in 2008, primarily due to a decrease in interest income earned on loans of $22.3 million.  Yields earned on average loans receivable declined 106 basis points, which resulted in a decrease in interest income of $28.5 million as approximately 52% of the Company’s loan portfolio is priced at a variable rate tied to an index such as Prime or LIBOR.  This decrease was offset by an increase in interest income on loans of $6.2 million as average loans receivable grew $113.4 million, or 4.3%, over the prior year.  The Company relied primarily on core deposit growth supplemented with wholesale borrowings to support its loan funding during 2009.

Interest expense decreased $16.2 million, or 31.9%, to $34.6 million for 2010 compared to $50.8 million in 2009, primarily due to a decrease in the cost of interest-bearing deposits of $15.6 million, or 63 basis points.  The Company continued to lower interest rates on its deposit products during 2010.

 Interest expense decreased $24.2 million, or 32.2%, to $50.8 million for 2009 compared to $75.0 million in 2008, primarily due to a decrease in the cost of interest-bearing deposits of $21.5 million.  The cost of average interest-bearing deposits decreased 99 basis points, as the Company aggressively lowered interest rates on deposits during 2009, which resulted in a shift from higher cost deposit products, particularly from certificates of deposit, to lower cost core deposit products.  The costs of borrowings decreased 109 basis points due primarily to decreased interest rates on federal funds purchased and customer repurchase agreements.

Provision for Loan Losses. The Company recorded a provision for loan losses of $101.5 million during 2010, as compared to $46.7 million during 2009 and $20.0 million during 2008. The Company’s total loans before allowance for loan losses were $2.54 billion at December 31, 2010, as compared to $2.72 billion and $2.74 billion at December 31, 2009 and 2008, respectively.  The ratio of allowance for loan losses to loans receivable was 3.22% at December 31, 2010 compared to 2.21% and 1.36% at December 31, 2009 and 2008, respectively. Net charge-offs were $79.8 million, or 2.95% of average loans outstanding, for the year ended December 31, 2010 as compared to $24.0 million, or 0.88% of average loans outstanding, and $9.7 million, or 0.37% of average loans outstanding, at December 31, 2009 and 2008, respectively. The charge-offs in 2010 included $21.7 million in losses recorded on the sale of $76.6 million in book balance of criticized and classified commercial real estate loans during e three month period ended December 31, 2010. Excluding the charge-offs related to the loan sale, total commercial charge-offs were $51.8 million in 2010. Charge-offs were primarily driven by six commercial relationships for $23.2 million, of which $9.2 million related to a multi-bank borrower fraud. The Company continues to provide for higher provision levels based on a continuing elevated level of delinquencies, non-accrual loans and criticized and classified loans, as well as continued pressure on collateral values, which reflect, in part, the impact of the recent recession on many of the Company’s commercial customers, specifically those in the hospitality industry.

The increase in 2009 net charge-offs as compared to 2008 was primarily due to $13.1 million of charge-offs associated with four commercial relationships, including an $8.0 million charge-down in loans to a distributor of heavy construction equipment, $3.0 million in subsequent charge-downs in a resort-oriented, residential construction project, a $1.1 million charge-down of a loan to a manufacturer of consumer products and a $1.0 million charge-down of a loan to a wholesaler/retailer of golf course greens.

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

Non-Interest Income. Non-interest income decreased $1.6 million, or 9.1%, to $15.5 million for 2010 as compared to $17.1 million for 2009. The primary drivers of this change are a $12.2 million increase in the loss on derivative credit valuations as compared to the prior year period offset by a $5.8 million reduction in other-than-temporary impairment on investment securities from 2009 to 2010 and a $4.8 million increase on gains on the sale of available-for-sale securities included in other income in the consolidated statements of operations.

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

Non-Interest Expense. Non-interest expense increased $97.0 million, or 93.2%, to $201.1 million for 2010 as compared to $104.1 million for 2009.  The primary driver of this increase was the goodwill impairment charge of $89.7 million recorded in the quarter ended June 30, 2010.  Salaries and benefits increased $3.4 million, or 6.7%, from the prior year primarily due to the addition of several key management and business line staff, severance and other related charges, and an increase in health benefit costs.  Problem loan expenses increased $3.2 million, or 163.6% from 2009 to 2010 due to credit deterioration in the commercial real estate loan portfolio.

Non-interest expense increased $11.4 million, or 12.3%, to $104.1 million for 2009 as compared to $92.6 million for 2008.  Salaries and benefits increased $4.1 million primarily due to the addition of several key management and business line staff, severance and other related charges, and an increase in health benefit costs.  Insurance expense increased $4.8 million, or 156.5%, primarily due to higher FDIC assessment rates, a special FDIC insurance assessment of $1.6 million, a full year of additional coverage under the Temporary Liquidity Guarantee Program (“TLGP”) and an overall increase in assessable deposits.  In addition, non-interest expense increased as the cost of real estate owned increased $1.8 million, primarily as a result of the write-down of two properties for a total of $950,000 during 2009 and an overall net gain of $589,000 recognized in 2008 on the sale of four real estate properties.

Income Tax Expense. Income tax expense increased $25.7 million from a tax benefit position of $16.4 million for the year ended December 31, 2009 to income tax expense of $9.3 million for 2010.  This increase is the result of a $49.9 million deferred tax valuation allowance recorded in the quarter ended September 30, 2010. This increase was partially offset by the income tax benefit the Company was able to realize through the carry back of its losses created by a net loss of $176.1 million for the year ended December 31, 2010, net of the non-taxable goodwill impairment charge of $89.7 million.  Income taxes decreased $20.8 million to a tax benefit position of $16.4 million for the year ended December 31, 2009 as compared to income tax expense of $4.4 million for 2008, primarily as the result of the recognition of a pre-tax loss of $33.5 million.

LIQUIDITY AND CAPITAL RESOURCES

The liquidity of the Company is the ability to maintain cash flows that are adequate to fund operations and meet its other obligations on a timely and cost-effective basis in various market conditions. The ability of the Company to meet its current financial obligations is a function of balance sheet structure, the ability to liquidate assets and the availability of alternative sources of funds. To meet the needs of the clients and manage the risk of the Company, the Company engages in liquidity planning and management.

The major source of the Company's funding is deposits, which management believes will be sufficient to meet the Company’s daily and long-term operating liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans, maturities or calls of investment securities, as well as from a variety of wholesale funding sources including, but not limited to, brokered deposits, federal funds purchased, FHLBNY advances, securities sold under agreements to repurchase, and other secured and unsecured borrowings. Additional liquidity can be obtained from loan sales or participations. In a continued effort to balance deposit growth and net interest margin, especially in the current interest rate environment and with highly competitive local deposit pricing, the Company continually evaluates these other funding sources for funding cost efficiencies.  During the year, the Company aggressively lowered interest rates on deposits while managing overall funding and liquidity. As a result of this planned reduction in deposit rates, the Company has recognized a shift from higher cost deposit products, particularly from certificates of deposit, to lower cost core deposit products.  Core deposits, which exclude all certificates of deposit, increased $170.5 million to $2.14 billion, or 72.8% of total deposits, at December 31, 2010, as compared to $1.97 billion, or 67.8% of total deposits, at December 31, 2009.  The Company has additional secured borrowing capacity with the Federal Reserve Bank of approximately $256.3 million and the FHLBNY of approximately $32.2 million. At December 31, 2010, $0 and $19.0 million of the Company’s secured borrowing capacity through the Federal Reserve Bank and the FHLBNY was utilized, respectively. The Company has additional unsecured borrowing capacity through lines of credit with other financial institutions of approximately $45.0 million.  Management continues to monitor the Company’s liquidity and has taken measures to increase its borrowing capacity by providing additional collateral through the pledging of loans.  As of December 31, 2010, the Company had a par value of $421.5 million and $23.8 million in loans and securities, respectively, pledged as collateral on secured borrowings.

The Company's primary uses of funds are the origination of loans, the funding of the Company’s maturing certificates of deposit, deposit withdrawals, the repayment of borrowings and general operating expenses. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2011 total $579.2 million, or approximately 72.5% of total certificates of deposit.  The Company continues to operate with a core deposit relationship strategy that values a long-term stable customer relationship. This strategy employs a pricing strategy that rewards customers that establish core accounts and maintain a certain minimum threshold account balance.  Based on market conditions and other liquidity considerations, the Company may also avail itself to the secondary borrowings discussed above.

Total loans receivable decreased $204.2 million, or 7.7%, during 2010. The Company anticipates that deposits, cash and cash equivalents on hand, the cash flow from assets, as well as other sources of funds will provide adequate liquidity for the Company’s future operating, investing and financing needs.

Management currently operates under a capital plan for the Company and the Bank that is expected to allow the Company and the Bank to grow capital internally at levels sufficient for achieving its internal growth projections while managing its operating and financial risks. The principal components of the capital plan are to generate additional capital through retained earnings from internal growth, access the capital markets for external sources of capital, such as common equity and capital securities, when necessary or appropriate, redeem existing capital instruments and refinance such instruments at lower rates when conditions permit, and maintain sufficient capital for safe and sound operations. The Company continues to assess its plan for contingency capital needs, and when appropriate, the Company’s Board of Directors may consider various capital raising alternatives.  As part of its assessment, the Company performs stress tests on select balance sheet components, deemed to have inherent risk given relevant economic and regulatory conditions, in an effort to gauge potential exposure on its capital position.

On July 7, 2010, the Company entered into Securities Purchase Agreements with WLR SBI Acquisition Co, LLC, an affiliate of WL Ross & Co. LLC (“WL Ross”), members and affiliates of the Bank’s founding Brown Family (the “Brown Family”), certain affiliates of Siguler Guff & Company, LP (the “Siguler Guff Shareholders”) and certain other institutional and accredited investors (the “Other Investors”) (collectively, the “Investors”).  On September 22, 2010, the Company completed the sale of 4,672,750 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”) and 88,009 shares of its Mandatorily Convertible Cumulative Non-Voting Perpetual Stock, Series B (the “Series B Preferred Stock”), for aggregate consideration of $106.7 million in cash and resulted in approximately $98.5 million in net proceeds to the Company after expenses. At the Annual Meeting of Shareholders held on November 1, 2010, the Company’s shareholders’ approved the amendment to the Company’s Amended and Restated Certificate of Incorporation allowing for the conversion of 88,009 shares of Series B Preferred Stock to 22,002,250 shares of the Company’s common stock at a conversion price of $4.00 (exclusive of certain anti-dilution adjustments). Upon conversion, WL Ross beneficially owned approximately 24.8% of the Company’s outstanding common stock, the Brown Family beneficially owned approximately 29.0% of the Company’s outstanding common stock and Siguler Guff beneficially owned 9.9% of the Company’s outstanding common stock.  None of the Other Investors beneficially own more than 2% of the Company’s voting securities.

            The Company is subject to regulatory capital requirements adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. Under the requirements, the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Total Capital, Tier 1 Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets and certain off-balance sheet items as calculated under regulatory practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. The Company’s and the Bank’s risk-based capital ratios have been computed in accordance with regulatory practices.  The Company and the Bank were in compliance with these regulatory capital requirements of the Federal Reserve Board and the OCC as of December 31, 2010. As discussed below and elsewhere herein, additional capital requirements have been imposed on the Bank by the OCC, which the Bank was also in full compliance with as of December 31, 2010.

On April 15, 2010, the Bank entered into an Agreement with the OCC (the “OCC Agreement”) which contained requirements to develop and implement a profitability and capital plan which will provide for the maintenance of adequate capital to support the Bank’s risk profile in the current economic environment.  The capital plan was also required to contain a dividend policy allowing dividends only if the Bank is in compliance with the capital plan, and obtains prior approval from the OCC. During the second quarter of 2010, the Company delivered its profit and capital plans to the OCC.

The Bank also agreed to: (a) implement a program to protect the Bank’s interest in criticized or classified assets, (b) review and revise the Bank’s loan review program; (c) implement a program for the maintenance of an adequate allowance for loan losses; and (d) revise the Bank’s credit administration policies. During the second quarter of 2010, the Company revised and implemented changes to policies and procedures pursuant to the OCC Agreement. As noted earlier in this section, the Bank also agreed that its brokered deposits will not exceed 3.5% of its total liabilities unless approved by the OCC. Management does not expect this restriction will limit its access to liquidity as the Bank does not rely on brokered deposits as a major source of funding. At December 31, 2010, the Bank’s brokered deposits represented 2.8% of its total liabilities.

The Bank is also subject to individual minimum capital ratios established by the OCC for the Bank requiring the

Bank to continue to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, to continue to maintain a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and to achieve, by June 30, 2010, and thereafter maintain, a Total Capital ratio at least equal to 11.50% of risk-weighted assets. At December 31, 2010, the Bank exceeded all of the three capital ratio requirements established by the OCC as its Leverage ratio was 8.57%, its Tier 1 Capital ratio was 10.98%, and its Total Capital ratio was 12.25%.

Management is taking all of the necessary actions to ensure the Bank becomes fully compliant with all requirements of the OCC Agreement.

TABLE 3:  REGULATORY CAPITAL LEVELS
	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions (1)
December 31, 2010	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$350,697	12.68%	$221,242	8.00%	N/A
Sun National Bank	338,196	12.25	220,904	8.00	$276,131	10.00%
Tier I Capital (to Risk-Weighted Assets) (1)
Sun Bancorp, Inc.	315,523	11.41	110,621	4.00	N/A
Sun National Bank	303,074	10.98	110,452	4.00	165,678	6.00
Leverage Ratio:
Sun Bancorp, Inc.	315,523	8.93	141,351	4.00	N/A
Sun National Bank	303,074	8.57	141,407	4.00	176,759	5.00

(1) Not applicable to bank holding companies.

The Company’s ratio of tangible equity to tangible assets, which is a non-GAAP financial measure of risk, was 6.51% at December 31, 2010, compared with 6.24% at December 31, 2009.  Tangible equity and tangible assets are calculated by subtracting identifiable intangible assets and goodwill from shareholders’ equity and total assets, respectively, and may be used by investors to assist them in understanding how much loss, exclusive of intangible assets and goodwill, can be absorbed before shareholders’ equity is depleted. The Company’s and Bank’s regulators also exclude intangible assets and goodwill from shareholders’ equity when assessing capital adequacy of each.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines.  These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve Board.  In March 2005, the Federal Reserve Board amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits.  The Federal Reserve’s amended rule was to become effective March 31, 2009, and would have limited capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability.  On March 16, 2009, the Federal Reserve Board extended for two years the ability for bank holding companies to include restricted core capital elements as Tier 1 capital up to 25% of all core capital elements, including goodwill. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2010, the entire $90.0 million in capital securities qualify as Tier 1.

The Bank’s deposits are insured to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) which was signed into law on July 21, 2010, the maximum deposit insurance limit is $250,000. In April 2010, the FDIC adopted an interim rule providing a six-month extension of the Transaction Account Guarantee (“TAG”) program for insured depository institutions until December 31, 2010. Insured institutions that were participating in the TAG program that wanted to opt out of the extension had until April 30, 2010 to submit their request. For institutions that chose to remain in the TAG program, after July 1, 2010, the basis for calculating the current assessments, as well as, the interest rates on negotiable order of withdrawal (“NOW”) accounts guaranteed under the program, were modified. The Bank opted to participate in the extension which expired on December 31, 2010.

In addition, the Dodd-Frank Act amended the Federal Deposit Insurance Act to provide for full deposit insurance coverage for non interest-bearing transaction accounts for a two year period beginning December 31, 2010.  This will apply to all insured depository institutions with no opt in or opt out requirements.

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Further, per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC. As a result of these restrictions, the amount available for payment of dividends to the Company by the Bank totaled $0 at December 31, 2010.

During 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the Deposit Insurance Fund (“DIF”). To ensure that the deposit insurance system remains sound and in an effort to restore the reserve ratio of the DIF to at least 1.15% of estimated insured deposits as required under the FDIC’s Restoration Plan, the FDIC voted on December 16, 2008 to increase initial base assessment rates uniformly by 7 basis points (7 cents for every $100 of deposits), beginning with the first quarter of 2009. On February 27, 2009, the FDIC adopted a final rule to modify the risk-based assessment system and to reset initial base assessment rates. Effective April 1, 2009, initial base assessment rates range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components.  The FDIC also extended the period of the Restoration Plan from five years to seven years.

In May 2009, the FDIC imposed a special assessment equal to 5 basis points of assets, less Tier 1 capital, as of June 30, 2009, payable on September 30, 2009, and reserved the right to impose additional special assessments.  In November 2009, instead of imposing additional special assessments, the FDIC amended the assessment regulations to require all insured depository institutions to prepay their estimated risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012 on December 30, 2009.  For purposes of estimating the future assessments, each institution’s base assessment rate in effect on September 30, 2009 was used, assuming a 5% annual growth rate in the assessment base and a 3 basis point increase in the assessment rate in 2011 and 2012.  The prepaid assessment will be applied against actual quarterly assessments until exhausted.  Any funds remaining after June 30, 2013 will be returned to the institution.  If the prepayment impairs an institution’s liquidity or otherwise creates significant hardship, it was able to apply for an exemption.  Requiring this prepaid assessment does not preclude the FDIC from changing assessment rates or from further revising the risk-based assessment system.  On December 30, 2009, the Company paid the FDIC prepaid assessment of $18.3 million which will be recognized as expense for a three-year period from that date.  At December 31, 2010, the remaining balance of the FDIC prepaid assessment was $11.1 million, with $6.1 million being recognized in expense during 2010.

The Dodd-Frank Act requires changes to a number of components of the FDIC insurance assessment, with an implementation date of April 1, 2011. The changes amend the current methodology used to determine the assessments paid by institutions with assets greater than $10 billion, including changing the assessment base from deposits to total average assets less tier 1 capital. Additionally, the FDIC has developed a scorecard approach to determine a separate assessment rate for each institution with assets greater than $10 billion.

In addition to risk-based deposit insurance premiums, additional assessments may be imposed by the Financing Corporation, a separate U.S. government agency affiliated with the FDIC, on insured deposits to pay for the interest cost of Financing Corporation bonds. Financing Corporation assessment rates for 2010 ranged from $.0102 to $.0104 for each $100 of deposits. These premiums and assessments are not expected to have a material impact on the Company’s financial condition or results of operations.

Under federal law, deposits and certain claims for administrative expenses and employee compensation against an insured depository institution are afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver appointed by regulatory authorities. Such priority creditors would include the FDIC.

See Note 24 of the Notes to Consolidated Financial Statements for additional information regarding regulatory matters.

Asset and Liability Management. Interest rate, credit and operational risks are among the most significant market risks impacting the performance of the Company. The Company has an Asset Liability Committee (“ALCO"), composed of senior management representatives from a variety of areas within the Company. ALCO, which meets monthly, devises strategies and tactics to maintain the net interest income of the Company within acceptable ranges over a variety of interest rate scenarios. Should the Company’s risk modeling indicate an undesired exposure to changes in interest rates, there are a number of remedial options available, including changing the investment portfolio characteristics, and changing loan and deposit pricing strategies. Two of the tools used in monitoring the Company’s sensitivity to interest rate changes are gap analysis and net interest income simulation.

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

Table 4 provides the maturity and re-pricing characteristics of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2010.  All amounts are categorized by their actual maturity or re-pricing date with the exception of interest-bearing demand deposits and savings deposits.  As a result of prior experience during periods of rate volatility and management's estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits into categories noted below, based on the estimated duration of those deposits.

TABLE 4:  INTEREST RATE SENSITIVITY SCHEDULE

	Maturity/Re-pricing Time Periods
December 31, 2010	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
Interest-earning assets:
Interest-earning deposits with banks	$150,704	$-	$-	$-	$150,704
Loans receivable	1,366,733	277,826	668,079	71,265	2,383,903
Investment securities	121,320	116,627	154,190	109,978	502,115
Total interest-earning assets	1,638,757	394,453	822,269	181,243	3,036,722
Interest-bearing liabilities:
Interest-bearing demand deposits	366,564	436,945	397,381	163,968	1,364,858
Savings deposits	30,574	91,733	117,317	39,462	279,086
Time certificates	237,906	341,345	218,513	670	798,434
FHLBNY advances	267	813	1,855	1,064	3,999
Securities sold under agreements to repurchase - FHLBNY	-	-	15,000	-	15,000
Securities sold under agreements to repurchase - customer	6,307	-	-	-	6,307
Junior subordinated debentures	82,580	-	10,206	-	92,786
Obligation under capital lease	59	184	1,170	6,698	8,111
Total interest-bearing liabilities	724,257	871,020	761,442	211,862	2,568,581
Periodic gap	$914,500	$(476,567)	$60,827	$(30,619)	$468,141
Cumulative gap	$914,500	$437,933	$498,760	$468,141
Cumulative gap as a % of total assets	26.8%	12.8%	14.6%	13.7%

At December 31, 2010, the Company’s gap analysis showed an asset-sensitive position with total interest-bearing assets maturing or re-pricing within one year, exceeding interest-earning liabilities maturing or re-pricing during the same time period by $437.9 million, representing a positive one-year gap ratio of 12.8%. All amounts are categorized by their actual maturity, anticipated call or re-pricing date with the exception of interest-bearing demand deposits and savings deposits. Though the rates on interest-bearing demand and savings deposits generally trend with open market rates, they often do not fully adjust to open market rates and frequently adjust with a time lag. As a result of prior experience during periods of rate volatility and management's estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits based on an estimated decay rate for those deposits.

Net Interest Income Simulation. Due to the inherent limitations of gap analysis, the Company also uses simulation models to measure the impact of changing interest rates on its operations. The simulation model attempts to capture the cash flow and re-pricing characteristics of the current assets and liabilities on the Company’s balance sheet. Assumptions regarding such things as prepayments, rate change behaviors, level and composition of new balance sheet activity, and new product lines are incorporated into the simulation model. Net interest income is simulated over a 12-month horizon under a variety of linear yield curve shifts, subject to certain limits agreed to by ALCO.

Net interest income simulation analysis, at December 31, 2010, shows a position that is slightly liability sensitive as rates increase.  The net income simulation results are impacted by an expected continuation of deposit pricing competition which may limit deposit pricing flexibility in both increasing and decreasing rate environments, floating-rate loan floors initially limiting loan rate increases and a relatively short liability maturity structure including retail certificates of deposit.

Actual results may differ from the simulated results due to such factors as the timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies and differences in actual versus forecasted balance sheet composition and activity. Table 5 provides the Company’s estimated earnings sensitivity profile versus the most likely rate forecast as of December 31, 2010. The Company anticipates that strong deposit pricing competition will continue to limit deposit pricing flexibility in an increasing and a decreasing rate environment.

TABLE 5: SENSITIVITY PROFILE

Change in Interest Rates (Basis Points)	Percentage Change in Net Interest Income Year 1
+200	4.2%
+100	1.4%
-100	-2.3%
-200	-5.0%

Derivative Financial Instruments. The Company utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. In general, the derivative transactions entered into by the Company fall into one of two types: a fair value hedge of a specific fixed-rate loan agreement and an economic hedge of a derivative offering to a Bank customer. Derivative financial instruments involve, to varying degrees, interest rate, market and credit risk. The Company manages these risks as part of its asset and liability management process, and through credit policies and procedures. The Company seeks to minimize counterparty credit risk by establishing credit limits and collateral agreements. The Company does not use derivative financial instruments for trading purposes. For more information on the Company’s financial derivative instruments, please see Note 19 of the Notes to Consolidated Financial Statements.

Disclosures about Contractual Obligations and Commercial Commitments. Purchase obligations include significant contractual cash obligations. Table 6 provides the Company’s contractual cash obligations at December 31, 2010. Included in Table 6 are the minimum contractual obligations under legally enforceable contracts with contract terms that are both fixed and determinable. The majority of these amounts are primarily for services, including core processing systems and telecommunications maintenance.

TABLE 6:  CONTRACTUAL OBLIGATIONS

		Payments Due by Period
December 31, 2010	Total	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Time deposits (1)	$798,434	$579,190	$206,946	$11,628	$670
Long-term debt	168,479	5,179	24,393	4,817	134,090
Leases	39,268	4,700	8,200	6,385	19,983
Purchase obligations (off-balance sheet)	14,144	5,210	7,092	1,842	-
Total contractual cash obligations	$1,020,325	$594,279	$246,631	$24,672	$154,743
(1) Amount represents the book value of time deposits, including brokered time deposits.

The Company maintains a reserve for unfunded loan commitments and letters of credit, which is reported in other liabilities in the Consolidated Statements of Financial Condition, consistent with FASB ASC 825, Financial Instruments.  As of the balance sheet date, the Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 5, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees.  The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements.  The reserve for unfunded loan commitments and letters of credit at December 31, 2010 and December 31, 2009 was $1.5 million and $965,000, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

In October 2007, Visa Inc. (“Visa”) announced that it had completed a restructuring in preparation of its initial public offering planned for the first quarter of 2008. At the time of the announcement, the Company was a member of the Visa USA network.  As part of Visa’s restructuring, the Company received 13,325 shares of restricted Class USA stock in Visa in exchange for the Company’s membership interests.  The Company did not recognize a gain or loss upon receipt of Class USA shares in October 2007.  In November 2007, Visa announced that it had reached an agreement with American Express, related to its claim that Visa and its member banks had illegally blocked American Express from the bank-issued card business in the U.S. The Company was not a named defendant in the lawsuit and, therefore, was not directly liable for any amount of the settlement. However, in accordance with Visa’s by-laws, the Company and other Visa USA, Inc. (a wholly-owned subsidiary of Visa) members were obligated to indemnify Visa for certain losses, including the settlement of the American Express matter. On May 28, 2010, Visa deposited an additional $500 million into the litigation escrow account previously established to satisfy specific settlement obligations.  Visa funded the additional amount into the escrow account by reducing each Class B shareholders’ conversion ratio to Visa Class A shares from 0.5824 to 0.5550. Furthermore, on October 8, 2010, Visa deposited another $800 million into the litigation escrow account further reducing the conversion ratio from 0.5550 to 0.5102. The Company currently has 7,672 Class B shares, with a zero cost basis. The Company's indemnification obligation is limited to its proportionate interest in Visa USA, Inc. The Company determined that its potential indemnification obligations based on its proportionate share of ownership in Visa USA was not material at December 31, 2010.

Table 7 provides the Company’s off balance sheet commitments (see Note 18 of the Notes to Consolidated Financial Statements for additional information) at December 31, 2010

TABLE 7:  OFF BALANCE SHEET COMMITMENTS

		Amount of Commitment Expiration Per Period
December 31, 2010	Unfunded Commitments	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Lines of credit	$297,369	$145,404	$18,403	$1,765	$131,797
Commercial standby letters of credit	57,503	51,949	5,554	-	-
Construction funding	55,602	45,760	9,842	-	-
Other commitments	27,806	27,806	-	-	-
Total off balance sheet commitments	$438,280	$270,919	$33,799	$1,765	$131,797

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company takes various forms of collateral, such as real estate assets and customer business assets, to secure the commitment. Additionally, all letters of credit are supported by indemnification agreements executed by the customer. The maximum undiscounted exposure related to these commitments at December 31, 2010 was $57.5 million and the portion of the exposure not covered by collateral was approximately $846,000. We believe that the utilization rate of these letters of credit will continue to be substantially less than the amount of these commitments, as has been our experience to date.

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

FINANCIAL CONDITION

The Company’s assets were $3.42 billion at December 31, 2010 compared to $3.58 billion at December 31, 2009. Gross loans receivable decreased $182.5 million, or 6.7%, to $2.54 billion at December 31, 2010 as compared to $2.72 million at December 31, 2009. The investment portfolio increased $36.3 million, or 7.9%, to $493.5 million at December 31, 2010 from $457.2 million at December 31, 2009.  Deposits increased 1.1% to $2.94 billion at December 31, 2010 as compared to $2.91 billion at December 31, 2009. Excluding federal funds purchased and junior subordinated debentures, borrowings decreased $23.6 million, or 48.2%, to $25.3 million at December 31, 2010. Federal funds purchased decreased to $0 at December 31, 2010 from $89.0 million at December 31, 2019.

Loans. Loans receivable decreased $182.5 million from the prior year end to $2.54 billion at December 31, 2010 as the Company sold $76.6 million of book balance of criticized and classified commercial real estate loans. The Company’s home equity portfolio, which includes second mortgages, decreased $33.5 million, in comparison to the prior year end. The Company continues to see competition for loans across all products and market segments.  During 2010, competitive pressures have been somewhat muted by a lessening in loan demand brought on by the impact of the recent recession.

The trend of the Company’s lending continues to reflect the geographic and borrower diversification of the commercial loan portfolio.  As the Company’s marketplace has expanded within the State of New Jersey, commercial lending activities have grown, especially in the central and northern parts of the state. The recent recession which impacted all aspects of the national and regional economy and the slow pace of recovery have created increased stress in our loan portfolios and have had an adverse effect on the Company’s financial condition and results of operation.  At December 31, 2010 and 2009, the Company did not have more than 10% of its total loans outstanding concentrated in any one industry category, including, but not limited to, the hospitality, entertainment and leisure industries, and general office space.  The loan categories are based upon borrowers engaged in similar activities who would be similarly impacted by economic or other conditions.

Table 8 provides selected data relating to the composition of the Company’s loan portfolio by type of loan and type of collateral at December 31, 2010, 2009, 2008, 2007 and 2006.

TABLE 8:  SUMMARY OF LOAN PORTFOLIO

December 31,	2010		2009		2008		2007		2006
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Type of Loan:
Commercial and industrial	$2,103,492	85.74%	$2,249,365	84.64%	$2,234,202	82.67%	$2,024,728	81.55%	$1,925,103	82.28%
Home equity	239,729	9.77	258,592	9.73	274,360	10.15	264,965	10.67	232,321	9.93
Second mortgage	53,912	2.20	68,592	2.58	84,388	3.12	81,063	3.27	77,337	3.31
Residential real estate	79,074	3.22	75,322	2.83	67,473	2.50	49,750	2.00	38,418	1.64
Other	58,963	2.40	65,776	2.47	79,402	2.94	89,413	3.60	92,063	3.94
Less: Loan loss allowance	(81,713)	(3.33)	(59,953)	(2.25)	(37,309)	(1.38)	(27,002)	(1.09)	(25,658)	(1.10)
Net loans receivable	$2,453,457	100.00%	$2,657,694	100.00%	$2,702,516	100.00%	$2,482,917	100.00%	$2,339,584	100.00%

Type of Collateral:
Residential real estate:
1-4 family	$426,488	17.38%	$460,106	17.31%	$494,828	18.31%	$479,701	19.32%	$426,748	18.24%
Other	19,835	0.81	22,992	0.87	24,692	0.91	22,472	0.91	23,006	0.98
Construction and land development:
1-4 family	28,816	1.17	43,803	1.65	64,646	2.39	70,899	2.85	90,782	3.88
Other	147,909	6.03	187,624	7.06	153,205	5.67	102,044	4.11	89,746	3.84
Commercial real estate	1,385,210	56.46	1,503,301	56.56	1,495,398	55.34	1,366,281	55.03	1,257,441	53.75
Commercial business loans	466,870	19.03	425,541	16.01	434,097	16.06	394,779	15.90	403,869	17.26
Consumer	43,835	1.79	50,827	1.91	56,312	2.08	56,301	2.27	54,127	2.31
Other	16,207	0.66	23,453	0.88	16,647	0.62	17,442	0.70	19,523	0.84
Less: Loan loss allowance	(81,713)	(3.33)	(59,953)	(2.25)	(37,309)	(1.38)	(27,002)	(1.09)	(25,658)	(1.10)
Net loans receivable	$2,453,457	100.00%	$2,657,694	100.00%	$2,702,516	100.00%	$2,482,917	100.00%	$2,339,584	100.00%

Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the accommodation.  Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property.  Loans secured by owner occupied properties are dependent upon the successful operation of the borrower’s business.  If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired.  Loans secured by properties where repayment is dependent upon payment of rent by third-party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit.  At December 31, 2010, commercial and industrial loans secured by commercial real estate properties totaled $1.40 billion of which $713.6 million, or 51.0%, were classified as owner occupied and $685.6 million, or 49.0%, were classified as non-owner occupied.  Management considers these loans to be well diversified across multiple industries.

Table 9 provides the estimated maturity of the Company's loan portfolio at December 31, 2010. The table does not include potential prepayments or scheduled principal payments. Adjustable-rate mortgage loans are shown based on contractual maturities.

TABLE 9: ESTIMATED MATURITY OF LOAN PORTFOLIO

December 31, 2010	Due Within 1 Year	Due After 1 Through 5 Years	Due After 5 Years	Allowance for Loan Loss	Total
Commercial and industrial	$519,434	$818,636	$765,422	$(76,759)	$2,026,733
Home equity (1)	11,670	9,796	272,175	(3,084)	290,557
Residential real estate	2,865	232	75,977	(661)	78,413
Other	428	3,577	54,958	(1,209)	57,754
Total	$534,397	$832,241	$1,168,532	$(81,713)	$2,453,457
(1) Amount includes both home equity and second mortgages.

Table 10 provides the dollar amount of all loans due one year or more after December 31, 2010, which have pre-determined interest rates and which have floating or adjustable interest rates.

TABLE 10: LOANS GREATER THAN 12 MONTHS
December 31, 2010	Fixed-Rates	Floating or Adjustable Rates	Total
Commercial and industrial	$564,833	$1,019,225	$1,584,058
Home equity	986	227,502	228,488
Second mortgage	48,959	4,524	53,483
Residential real estate	39,648	36,741	76,389
Other	57,087	1,448	58,535
Total	$711,513	$1,289,440	$2,000,953

See Notes 5 and 6 of the Notes to Consolidated Financial Statements for additional information on loans.

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

Interest accruals are generally discontinued when a loan becomes 90 days past due or when collection of principal or interest is considered doubtful. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the allowance for loan losses. Generally, commercial loans are charged-off no later than 180 days delinquent and residential real estate loans are typically charged-off at 90 days delinquent, unless the loan is well secured and in the process of collection or other extenuating circumstances support collection. In all cases, loans must be placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Non-Performing Assets. Total non-performing assets increased $72.3 million from $105.4 million at December 31, 2009 to $177.7 million at December 31, 2010. This increase was primarily a result of an increase in non-accrual loans of $83.3 million, of which $11.8 million was a troubled debt restructuring (“TDR”). Commercial non-accrual loans were $160.3 million at December 31, 2010. During 2010, the Company sold $67.9 million of non-performing loans, however, the continued migration of credits in the commercial portfolio continued to keep the level of non-accrual loans elevated. Interest income that would have been recorded on non-accrual loans as of December 31, 2010, under the original terms of such loans, would have totaled approximately $5.4 million for 2010. The ratio of non-performing assets to net loans increased to 7.24% at December 31, 2010 compared to 3.96% at December 31, 2009.

Table 11 provides a summary of non-performing assets at December 31, 2010, 2009, 2008, 2007, and 2006.

TABLE 11:  SUMMARY OF NON-PERFORMING ASSETS

December 31,	2010	2009	2008	2007	2006
Non-performing loans:
Loans accounted for on a non-accrual basis:
Commercial and industrial	$148,517	$73,596	$37,528	$23,965	$12,453
Home equity lines of credit	4,616	4,737	1,682	1,322	1,170
Home equity term loans	1,134	938	130	73	109
Residential real estate	4,243	7,443	2,225	574	273
Other	916	1,168	668	919	317
Total non-accruing loans	159,426	87,882	42,233	26,853	14,322
TDR, non-accruing	11,796	-	-	-	-
Accruing loans that are contractually past due 90 days or more:
Commercial and industrial	1,167	6,457	4,014	855	250
Home equity lines of credit	379	-	286	-	12
Home equity term loans	-	891	-	-	-
Residential real estate	72	49	162	330	-
Other	936	561	125	158	36
Total loans 90-days past due	2,554	7,958	4,587	1,343	298
Total non-performing loans	173,776	95,840	46,820	28,196	14,620
Real estate owned	3,913	9,527	1,962	1,449	600
Total non-performing assets	$177,689	$105,367	$48,782	$29,645	$15,220

Total non-performing loans to net loans receivable	7.08%	3.61%	1.73%	1.14%	0.62%
Total non-performing loans to total assets	5.08%	2.68%	1.29%	0.84%	0.44%
Total non-performing assets to net loans receivable	7.24%	3.96%	1.81%	1.19%	0.65%
Total non-performing assets to total assets	5.20%	2.94%	1.35%	0.89%	0.46%
Total allowance for loan losses to total non-performing loans	47.02%	62.56%	79.69%	95.77%	175.50%

Potential Problem Loans. At December 31, 2010, there were 16 loan relationships aggregating $62.0 million for which known information exists as to the potential inability of the borrowers to comply with present loan repayment terms and have therefore caused management to place them on its internally monitored loan list. The classification of these loans, however, does not imply that management expects losses, but that it believes a higher level of scrutiny is prudent under the circumstances. These loans were not classified as non-accrual and were not considered non-performing. Depending upon the state of the economy, future events and their impact on these borrowers, these loans and others not currently so identified could be classified as non-performing assets in the future. At December 31, 2010, these loans were current and well collateralized.

Real Estate Owned. Real estate acquired by the Company as a result of foreclosure or in lieu of deed and bank property that is not in use is classified as real estate owned until such time as it is sold. The property acquired through foreclosure or in lieu of deed is carried at the lower of the related loan balance or fair value of the property based on a current appraisal less estimated cost to dispose.  Losses arising from foreclosure are charged against the allowance for loan losses.  Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and any subsequent gains or losses are included in the Company’s results of operations. Table 12 provides a summary of real estate owned at December 31, 2010 and 2009.

TABLE 12: SUMMARY OF REAL ESTATE OWNED

December 31,	2010	2009
Commercial properties	$1,261	$8,007
Residential properties	497	531
Bank properties	2,155	989
Total	$3,913	$9,527

Table 13 provides a summary of real estate owned activity for the year ended December 31, 2010.

TABLE 13: SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Underlying Property
At or for year-ended December 31, 2010	Commercial	Residential	Bank	Total
Balance, beginning of year	$8,007	$531	$989	$9,527
Transfers into real estate owned	3,128	201	1,296	4,625
Transfers into operations	(1,900)	-	-	(1,900)
Sale of real estate owned	(7,974)	(57)	-	(8,031)
Write down of real estate owned	-	(24)	(130)	(154)
Other(1)	-	(154)	-	(154)
Balance, end of year	$1,261	$497	$2,155	$3,913
(1)	Insurance proceeds received and applied as cost recovery of the carrying value of the property.

Real estate owned decreased $5.6 million to $3.9 million at December 31, 2010 as compared to December 31, 2009. During 2010, the Company transferred $3.3 million in book value of loans into real estate owned, including four commercial properties aggregating $3.1 million and one residential property for $201,000.  In addition, four bank properties aggregating $1.3 million in book value were closed during 2010 and the balances transferred into real estate owned. The Company moved one commercial property, with an estimated fair value of $1.9 million, into operations. In 2010, the Company recorded $154,000 of write-downs of real estate owned, including $130,000 on the carrying value of two bank properties and $24,000 on the carrying value of two residential properties. There was one commercial property and two residential properties, with carrying amounts of $8.0 million and $57,000, respectively, sold during the year ended December 31, 2010 resulting in a combined gain of $18,000, which is included in non-interest expense in the consolidated statements of operations. The Company received insurance proceeds on one residential property and recognized a reduction of carrying value of $154,000. See Note 9 of the Notes to Consolidated Financial Statements for additional information on real estate owned.

Allowances for Losses on Loans. The Company’s allowance for losses on loans was $81.7 million, or 3.22% of loans receivable, at December 31, 2010 compared to $59.9 million, or 2.21% of loans receivable, at December 31, 2009. The provision for loan losses was $101.5 million for 2010, $46.7 million for 2009 and $20.0 million for 2008. The increase in the provision for loan losses is partially due to $21.3 million in losses recorded on the sale of $76.6 million in book balance of criticized and classified commercial real estate loans in December 2010. The remainder of the increase can be attributed to a continued uncertainty in the economic environment, increased trends in delinquency and non-accruals, and a higher level of net charge-offs due to diminished operating cash flows of our borrowers and depreciated collateral values. Net charge-offs were $79.8 million for the year ended December 31, 2010 as compared to $24.0 million for the year ended December 31, 2009.  The increase in net charge-offs during 2010 was primarily due to $21.7 million of losses recorded on the sale of commercial real estate loans, six commercial relationships of $23.0 million, of which $9.2 million related to a borrower fraud. For the credit related charge-offs, management has been monitoring the performance, economic climate and future cash flow potential of these relationships for some time and strongly believes all of these borrowers have been profoundly impacted by the severity of the recession and the seemingly prolonged return to stable economic conditions.  The increase in 2010 net charge-offs resulted in an increase in net charge-offs to average outstanding loans to 2.95% for 2010 as compared to 0.88% for 2009 and 0.37% for 2008.  Non-performing loans also increased $71.5 million to $159.4 million at December 31, 2010 as compared to $87.9 million at December 31, 2009. During 2010, the Company entered into its first TDR agreements, two of which were on non-accrual status and had carrying amounts of $11.8 million. The third TDR was on accrual status due to sustained payment performance and had a carrying value of $20.3 million at December 31, 2010. Throughout 2010, the Company experienced continued higher levels of delinquency across a majority of its loan portfolios. The continuing stress of the economic downturn impacted, in particular, a number of the Company’s loans to the hospitality, self-storage, and construction, land and development relationships.

Table 14 provides information with respect to changes in the Company's allowance for loan losses for the years ended December 31, 2010, 2009, 2008, 2007, and 2006.

TABLE 14: ALLOWANCE FOR LOAN LOSSES

At or for the Years Ended December 31,	2010	2009	2008	2007	2006
Allowance for loan losses, beginning of year	$59,953	$37,309	$27,002	$25,658	$22,463
Charge-offs:
Commercial and industrial	(74,014)	(19,898)	(6,520)	(5,044)	(1,311)
Home equity	(3,435)	(1,795)	(1,012)	(513)	(3)
Second mortgage	(761)	(81)	(81)	(45)	-
Residential real estate	(1,085)	(360)	(346)	-	(22)
Other	(1,507)	(2,614)	(2,769)	(2,116)	(1,177)
Total charge-offs	(80,802)	(24,748)	(10,728)	(7,718)	(2,513)
Recoveries:
Commercial and industrial	482	334	619	274	319
Home equity	60	67	24	-	13
Second mortgage	26	4	1	-	11
Residential real estate	199	5	5	2	-
Other	277	316	386	383	299
Total recoveries	1,044	726	1,035	659	642
Net charge-offs	(79,758)	(24,022)	(9,693)	(7,059)	(1,871)
Purchased allowance resulting from bank acquisition	-	-	-	-	1,259
Provision for loan losses	101,518	46,666	20,000	8,403	3,807
Allowance for loan losses, end of year	$81,713	$59,953	$37,309	$27,002	$25,658
Net loans charged-off as a percent of average loans outstanding	2.95%	0.88%	0.37%	0.29%	0.08%
Allowance for loan losses as a percent of total gross loans outstanding	3.22%	2.21%	1.36%	1.08%	1.08%

Table 15 provides the allocation of the Company's allowance for loan losses by loan category and the percent of loans in each category to loans receivable at December 31, 2010, 2008, 2007, 2006, and 2005. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category since the allowance for loan losses is a valuation reserve applicable to the entire loan portfolio.

TABLE 15:  ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

December 31,	2010		2009		2008		2007		2006
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Allowance for loan losses:
Commercial and industrial	$76,759	82.97%	$55,359	82.77%	$33,342	81.55%	$23,170	80.67%	$22,384	81.34%
Residential real estate	661	3.12	494	2.77	375	2.46	290	1.98	174	1.62
Home equity (1)	3,084	11.58	3,034	12.04	2,738	13.09	2,175	13.79	1,937	13.08
Other	1,209	2.33	1,066	2.42	854	2.90	1,367	3.56	1,163	3.95
Total allowance for loan losses	$81,713	100.0%	$59,953	100.00%	$37,309	100.00%	$27,002	100.00%	$25,658	100.00%
(1) Amount includes both home equity and second mortgages.

See Note 6 of the Notes to Consolidated Financial Statements for additional information on the allowance for loan losses.

Investment Securities. Investment securities available for sale and held to maturity increased $34.2 million, or 7.7%, from $441.7 million at December 31, 2009 to $475.9 million at December 31, 2010. During 2010, the Company realized OTTI charges of $950,000 on a single issuer trust preferred security with a par value of $5.0 million and $379,000 on a private label mortgage-backed security with a  par value of $7.9 million. The cumulative OTTI on the private label mortgage-backed security is $730,000.  The estimated average life of the investment portfolio at December 31, 2010 was 6.9 years with an estimated modified duration of 4.6 years.  The reinvestment strategy for

2011 is expected to maintain the average life, duration and portfolio size at approximately the same levels as December 31, 2010.

The Company’s investment policy is established by senior management and approved by the Board of Directors. It is based on asset and liability management goals, and is designed to provide a portfolio of high quality investments that optimizes interest income within acceptable limits of risk and liquidity.

Table 16 provides the estimated fair value and amortized cost of the Company's portfolio of investment securities at December 31, 2010, 2009, and 2008.  For all debt securities classified as available for sale, the carrying value is the estimated fair value.

TABLE 16: SUMMARY OF INVESTMENT SECURITIES
December 31,	2010			2009			2008
	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value
Available for sale:
U.S. Treasury obligations	$47,017	$2	$47,019	$2,003	$4	$2,007	$1,988	$11	$1,999
U.S. Government agencies	-	-	-	47,537	737	48,274	61,273	(330)	60,943
U.S. Government agency mortgage-backed securities	329,973	(1,486)	328,487	240,966	7,628	248,594	258,448	2,573	261,021
Other mortgage-backed securities	7,472	(1,335)	6,137	9,222	(2,342)	6,880	10,863	(4,308)	6,555
State and municipal obligations	82,744	(347)	82,397	104,305	1,384	105,689	80,304	(3,228)	77,076
Trust preferred securities	12,867	(7,225)	5,642	28,814	(7,940)	20,874	30,315	(15,833)	14,482
Other	3,182		3,182	2,420	-	2,420	1,437	-	1,437
Total available for sale investment securities	$483,255	$(10,391)	$472,864	$435,267	$(529)	$434,738	$444,628	$(21,115)	$423,513

Held to maturity:
U.S. Government agency mortgage-backed securities	$2,887	$116	$3,003	$5,123	$186	$5,309	$7,762	$22	$7,784
Other mortgage-backed securities	152	-	152	1,832	(20)	1,812	6,003	(186)	5,817
Total held to maturity investment securities	$3,039	$166	$3,155	$6,955	$166	$7,121	$13,765	$(164)	$13,601

Table 17 provides the gross unrealized losses and fair value at December 31, 2010, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

TABLE 17:  ANALYSIS OF GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total
December 31, 2010	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Government agency mortgage-backed securities	$158,432	$(4,348)	$-	$-	$158,432	$(4,348)
Other mortgage-backed securities	-	-	6,289	(1,335)	6,289	(1,335)
State and municipal obligations	34,135	(940)	-	-	34,135	(940)
Trust preferred securities	-	-	5,642	(7,225)	5,642	(7,225)
Total	$192,567	$(5,288)	$11,931	$(8,560)	$204,498	$(13,848)

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

For the year ended December 31, 2010, the Company reviewed its unrealized losses on securities to determine whether such losses were considered to be OTTI.  As previously discussed, this review indicated $1.3 million of such unrealized losses were due to deterioration in credit of the underlying securities.  Based on such, the $1.3 million decline was recorded as an OTTI charge during the year ended December 31, 2010.  Application of the guidance did not have an impact on any other securities in unrealized loss position.

U.S. Government Agency Mortgage-Backed Securities – At December 31, 2010, the gross unrealized loss in the category of less than 12 months of $4.3 million consisted of 17 mortgage-backed securities with an estimated fair value of $158.4 million issued and guaranteed by a U.S. Government sponsored agency.  The Company believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists.  As of December 31, 2010, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities and that it is not more likely than not it will be required to sell the securities before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Other Mortgage-Backed Securities - At December 31, 2010, the gross unrealized loss in the category of 12 months or longer of $1.3 million consisted of three non-agency mortgage-backed securities with an estimated fair value of $6.3 million.  Of these securities, two were rated “AAA” by at least one nationally recognized rating agency and the remaining security was rated as non-investment grade.  The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists.  As of December 31, 2010, management concluded that an OTTI did not exist on the two securities rated “AAA” and believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  An OTTI charge of $379,000 was recorded on the non-investment grade security as previously mentioned.  Management also concluded that it does not intend to sell the securities and that it is not more likely than not it will be required to sell the securities before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities, adjusted for any OTTI charges.

State and Municipal Obligations - At December 31, 2010, the gross unrealized loss in the category of less than 12 months of $940,000 consisted of 75 municipal securities with an estimated fair value of $34.1 million. The category consisted of 74 securities rated investment grade by at least one nationally recognized rating agency with a fair market value of $32.7 million, and one non-rated municipal security with an estimated fair value of $1.4 million.  The Company believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  The Company monitors rating changes in those issues rated by a nationally recognized rating agency and performs in-house credit reviews on those non-rated issues.  The Company believes recovery of fair value is expected as the securities approach their maturity date or as valuations for such securities improve as market yields change.   As of December 31, 2010, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities and that it is not more likely than not it will be required to sell the securities before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Trust Preferred Securities – At December 31, 2010, the gross unrealized loss in the category of 12 months or longer of $7.2 million consisted of two trust preferred securities. The trust preferred securities are comprised of one non-rated single issuer security with an amortized cost of $4.1 million and an estimated fair value of $1.3 million, and one non-investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $4.4 million.  The non-investment grade pooled security is a senior position in the capital structure with approximately 1.28 times principal coverage as of the last reporting date, adjusted for any OTTI charges.

  In August 2009, the issuer of the single issuer trust preferred security elected to defer its normal quarterly dividend payment. As contractually permitted, the issuer may defer dividend payments up to five years with accumulated dividends, and interest on those deferred dividends, payable upon the resumption of its scheduled dividend payments. The issuer is currently operating under an agreement with its regulators. The agreement stipulates the issuer must receive permission from its regulators prior to resuming its scheduled dividend payments.

During the year ended December 31, 2010, the Company recorded an OTTI charge of $4.0 million related to this deferring single issuer trust preferred security. The $4.0 million OTTI charge was comprised of a credit related charge of $950,000 and a market valuation charge of $3.1 million. Based on the Company’s most recent evaluation, the Company does not expect the issuer to default on the security based primarily on the issuer’s subsidiary bank reporting that it meets the minimum regulatory requirements to be considered “well capitalized” institution. However the Company recognizes the length of time the issue has been in deferral, the difficult economic environment and some weakened performance measures increased the probability that a full recovery of principal and anticipated dividends may not be realized. In recognition of that increased probability, the Company concluded that the decline in the security was other than temporary.

Expected maturities of individual securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Table 18 provides an estimated maturity summary with the carrying values and weighted average yields on the Company's portfolio of investment securities at December 31, 2010. The investment securities are presented in the table based on current prepayment assumptions. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

TABLE 18:  MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

	1 Year or Less		1 to 5 Years		5 to 10 Years		More than 10 Years		Total
December 31, 2010	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
Available for sale:
U.S. Treasury obligations	$45,000	0.09%	$2,019	0.65%	$-	-%	$-	-%	$47,019	0.11%
U.S. Government agencies	-	-			-	-	-	-	-	-
U.S. Government agency mortgage-backed securities	-	-	-	-	51,462	3.45	277,025	2.59	328,487	2.72
Other mortgage-backed securities	-	-	-	-	-	-	6,137	2.98	6,137	2.98
State and municipal obligations	21,086	1.77	606	5.08	3,423	4.21	57,282	4.29	82,397	3.65
Trust preferred securities	-	-	-	-	-	-	5,642	1.49	5,642	1.49
Other securities	3,182	0.20	-	-	-	-	-	-	3,182	0.20
Total available for sale investment securities	$69,268	0.55%	$2,625	1.18%	$54,885	3.50%	$346,086	2.86%	$472,864	2.58%

Held to maturity:
U.S. Government agency mortgage-backed securities	$-	-%	$-	-%	$2,887	4.43%	$-	-%	$2,887	4.43%
Other mortgage-backed securities	-	-	-	-	-	-	152	2.14	152	2.14
Total held to maturity investment securities	$-	-%	$-	-%	$2,887	4.43%	$152	2.14%	$3,039	4.20%

See Note 4 of the Notes to Consolidated Financial Statements for additional information on investment securities.

Restricted Equity Investments. During 2010, restricted equity investments increased $2.1 million to $17.6 million at December 31, 2010 from $15.5 million at December 31, 2009.  The Company, through the Bank, is a member of the Federal Reserve Bank of Philadelphia (“FRB”), the Federal Home Loan Bank of New York (“FHLBNY”) and Atlantic Central Bankers Bank, and is required to maintain an investment in the capital stock of each. The FRB, FHLBNY and other bank stock are restricted in that they can only be redeemed by the issuer at par value.  These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investment in accordance with FASB ASC 942, Financial Services - Depository and Lending.  As of December 31, 2010, management does not believe that an OTTI of these holdings exists and expects to recover the entire cost of these securities.

BOLI.  During 2010, BOLI decreased $3.1 million to $74.7 million at December 31, 2010 as a result of a decrease in the cash surrender value of the policies as a result of the death of an executive officer insured under the policy. This decrease is included in non-interest income in the consolidated statements of operations. Of the $74.7 million BOLI cash surrender value, the Company had $24.2 million invested in a general account and $50.5 million in a separate account at December 31, 2010. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying investments may have an impact on investment income; however, these fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. While generally protected by the stable value wrap, significant declines in fair value may result in charges in future periods for values outside the wrap coverage.

Cash and cash equivalents. Cash and cash equivalents increased $128.1 million to $187.2 million at December 31, 2010 from $59.1 million at December 31, 2009. This increase is primarily due to principal pay downs in the loan portfolio as well as $54.8 million in proceeds from commercial real estate sales in 2010.

Goodwill. Goodwill decreased $89.7 million from $127.9 million at December 31, 2009 to $38.2 million at December 31, 2010 due to an impairment charge recorded as of June 30, 2010. See Critical Accounting Policies, Judgments and Estimates section for additional detail.

Deferred Taxes, net. Deferred taxes, net, decreased $16.5 million to $4.2 million at December 31, 2010 from $20.7 million at December 31, 2009 due to a valuation allowance recorded as of September 30, 2010.

Deposits.  Deposits at December 31, 2010 totaled $2.94 billion, an increase of $31.2 million, or 1.1%, from December 31, 2009.  Core deposits, which exclude all certificates of deposit, increased $170.5 million to $2.14 billion, or 72.8% of total deposits, at December 31, 2010 as compared to $1.97 billion, or 67.8% of total deposits, at December 31, 2009.

Table 19 provides a summary of deposits at December 31, 2010, 2009, and 2008.

TABLE 19:  SUMMARY OF DEPOSITS

December 31,	2010	2009	2008
Demand deposits	$1,862,940	$1,672,233	$1,401,009
Savings deposits	279,086	299,322	301,278
Time deposits under $100,000	480,993	500,467	639,354
Time deposits $100,000 or more	228,121	372,497	367,679
Brokered time deposits	89,320	64,749	187,044
Total	$2,940,460	$2,909,268	$2,896,364

Consumer and commercial deposits are attracted principally from within the Company's primary market area through a wide complement of deposit products that include checking, savings, money market, certificates of deposits and individual retirement accounts.  The Company continues to operate with a core deposit relationship strategy that values the importance of building a long-term stable relationship with each and every customer.  The relationship pricing strategy rewards customers that establish core accounts and maintain a certain minimum threshold account balance. Management regularly meets to evaluate internal cost of funds, to analyze the competition, to review the Company's cash flow requirements for lending and liquidity, and executes any appropriate pricing changes when necessary.

Table 20 provides the distribution of total deposits between core and non-core at December 31, 2010, 2009, and 2008.

TABLE 20:  DISTRIBUTION OF DEPOSITS

December 31,	2010		2009		2008
	Amount	%	Amount	%	Amount	%
Core deposits	$2,142,026	72.8%	$1,971,555	67.8%	$1,702,287	58.8%
Non-core deposits	798,434	27.2	937,713	32.2	1,194,077	41.2
Total deposits	$2,940,460	100.0%	$2,909,268	100.0%	$2,896,364	100.0%

Table 21 provides a summary of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2010.

TABLE 21:  CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2010	Amount
Three months or less	$76,740
Over three through six months	62,144
Over six through twelve months	45,272
Over twelve months	43,963
Total	$228,120

See Note 11 of the Notes to Consolidated Financial Statements for additional information on deposits.

Borrowings. Borrowed funds, excluding federal funds purchased and debentures held by trusts, decreased $23.8 million to $33.4 million at December 31, 2010, from $57.2 million at December 31, 2009.

Table 22 provides the maximum month end amount of borrowings by type during the years ended December 31, 2010 and 2009.

TABLE 22:  SUMMARY OF MAXIMUM MONTH END BORROWINGS

Years Ended December 31,	2010	2009
FHLBNY advances	$15,116	$16,288
FHLBNY repurchase agreements	15,000	15,000
FHLBNY overnight line of credit	-	-
Federal funds purchased	80,500	226,000
Repurchase agreements with customers	20,249	21,867

Table 23 provides information regarding FHLBNY advances and FHLBNY repurchase agreements, interest rates, approximate weighted average amounts outstanding and their approximate weighted average rates at or for the years ended December 31, 2010, 2009, and 2008.

TABLE 23:  SUMMARY OF FHLBNY BORROWINGS

At or for the Years Ended December 31,	2010	2009	2008
FHLBNY term amortizing advances outstanding at year end	$3,999	$5,215	$7,081
Weighted average interest rate at year end	4.51%	4.39%	4.37%
Approximate average amount outstanding during the year	$4,561	$5,808	$10,385
Approximate weighted average rate during the year	4.45%	4.41%	4.48%

FHLBNY term non-amortizing advances outstanding at year end	$-	$10,000	$35,000
Weighted average interest rate at year end	-%	4.59%	4.81%
Approximate average amount outstanding during the year	$2,500	$11,370	$23,667
Approximate weighted average rate during the year	5.80%	4.04%	4.00%

FHLBNY repurchase agreements outstanding at year end	$15,000	$15,000	$15,000
Weighted average interest rate at year end	4.84%	4.84%	4.84%
Approximate average amount outstanding during the year	$15,000	$15,000	$16,530
Approximate weighted average rate during the year	4.91%	4.98%	4.69%

Table 24 provides information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2010, 2009, and 2008.

TABLE 24:  SUMMARY OF SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE WITH CUSTOMERS

At or for the Years Ended December 31,	2010	2009	2008
Balance at year end	$6,307	$18,677	$20,327
Weighted average interest rate at year end	0.21%	0.11%	0.25%
Approximate average amount outstanding during the year	$15,243	$17,997	$34,976
Approximate weighted average rate during the year	0.19%	0.23%	1.37%

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

Junior Subordinated Debentures Held by Trusts that Issued Capital Debt. Table 25 provides a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debenture issued by the Company to each Issuer Trust as of December 31, 2010.

TABLE 25:  SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2010	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	6.24% Fixed	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012
		$90,000		$92,786

On January 23, 2009 and December 30, 2008, the capital securities of Sun Capital Trust VI and Sun Capital Trust V, respectively, became eligible for redemption. As a result of the current interest environment, the Company has elected not to call these securities; however, the Company maintains the right to call these securities in the future on the respective payment anniversary dates.

The Company has customarily relied on dividend payments from the Bank to fund junior subordinated debenture interest obligations.  The amount available for payment of dividends to the Company by the Bank was $0 as of December 31, 2010 and no dividends may be paid by the Bank without OCC approval. Per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC.  The Company believes it is capable of funding its junior subordinated debenture interest obligations through available cash balances maintained at the bank holding company for the period of time necessary until earnings are expected to support a dividend from the Bank.  See Note 24 of the Notes to Consolidated Financial Statements for additional information on dividend limitations.

Other Liabilities. Other liabilities increased $8.5 million to $82.6 million at December 31, 2010 from $74.1 million at December 31, 2009. The increase was primarily due to the increase in the fair value of interest rate swaps entered into with a third party of $6.7 million. The increase in the fair value of the interest rate swaps was partially offset with an increase in the fair value of related interest rate swap positions, entered into with commercial customers, recognized in other assets of the consolidated statements of financial condition. See Note 19 of the Notes to the Consolidated Financial Statements for additional information on derivative instruments.

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

•	statements and assumptions relating to financial performance;
•	statements relating to the anticipated effects on results of operations or financial condition from recent or future developments or events;
•	statements relating to our business and growth strategies and our regulatory capital levels;
•	statements relating to potential sales of our criticized and classified assets; and
•	any other statements, projections or assumptions that are not historical facts.

Actual future results may differ materially from our forward-looking statements, and we qualify all forward-looking statements by various risks and uncertainties we face, some of which are beyond our control, as well as the assumptions underlying the statements, including, among others, the following factors:

•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;
•	market volatility;
•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;
•	the overall quality of the composition of our loan and securities portfolios;
•	the market for criticized and classified assets that we may sell;
•
legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and impending regulations, changes in banking, securities and tax laws and regulations and their application by our regulators and changes in the scope and cost of Federal Deposit Insurance Corporation (“FDIC”) insurance and other coverages;

•	the effects of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”);
•	inflation, interest rate, market and monetary fluctuations;
•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;
•
the effect of and our compliance with the terms of the Agreement by and between our wholly owned subsidiary, Sun National Bank (the “Bank”) and the Office of the Comptroller of the Currency (the “OCC”) dated April 15, 2010 (the “OCC Agreement”) as well as compliance with the individual minimum capital ratios established for the Bank by the OCC;

•
the results of examinations of us by the Federal Reserve and of the Bank by the OCC, including the possibility that the OCC may, among other things, require the Bank to increase its allowance for loan losses or to write-down assets;

•	our ability to control operating costs and expenses;
•	our ability to manage delinquency rates;
•	our ability to retain key members of our senior management team;
•	the costs of litigation, including settlements and judgments;
•	the increased competitive pressures among financial services companies;
•
the timely development of and acceptance of new products and services and the perceived overall value of these products and services by businesses and consumers, including the features, pricing and quality compared to our competitors’ products and services;

•	technological changes;
•	acquisitions;

•	changes in consumer and business spending, borrowing and saving habits and demand for financial services in our market area;
•	adverse changes in securities markets;
•	the inability of key third-party providers to perform their obligations to us;
•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

•	war or terrorist activities;
•
other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere herein or in the documents incorporated by reference herein and our other filings with the Securities and Exchange Commission (“SEC”); and

•	our success at managing the risks involved in the foregoing.

The development of any or all of these factors could have an adverse impact on our financial position and results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference herein or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, unless otherwise required to do so by law or regulation.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed herein or in the documents incorporated by reference herein might not occur, and you should not put undue reliance on any forward-looking statements.

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

Management, including the chief executive officer and chief financial officer, conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment was also conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment of the Company’s internal control over financial reporting also included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. Based on our evaluation under the framework in Internal Control - Integrated Framework, we concluded that the Company’s internal control over financial reporting was effective as of December 31, 2010.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Sun Bancorp, Inc.
Vineland, New Jersey

We have audited the internal control over financial reporting of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A.  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2010 of the Company and our report dated March 14, 2011 expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the adoption on January 1, 2009 of the Financial Accounting Standards Board’s revised authoritative guidance related to determining whether the impairment of debt securities is other than temporary.

/s/ Deloitte & Touche LLP

Philadelphia, PA
March 14, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Sun Bancorp, Inc.
Vineland, New Jersey

We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2010 and 2009, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the Consolidated Financial Statements on January 1, 2009, the Company adopted the Financial Accounting Standards Board’s revised authoritative guidance related to determining whether the impairment of debt securities is other than temporary.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2011 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Philadelphia, PA
March 14, 2011

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except par value amounts)

December 31,	2010	2009
ASSETS
Cash and due from banks	$36,522	$53,857
Interest-earning bank balances	150,704	5,263
Cash and cash equivalents	187,226	59,120
Investment securities available for sale (amortized cost of $483,255 and $435,267 at December 31, 2010 and 2009, respectively)	472,864	434,738
Investment securities held to maturity (estimated fair value of $3,155 and $7,121 at December 31, 2010 and 2009, respectively)	3,039	6,955
Loans receivable (net of allowance for loan losses of $81,713 and $59,953 at December 31, 2010 and 2009, respectively)	2,453,457	2,657,694
Restricted equity investments	17,590	15,499
Bank properties and equipment, net	53,428	53,246
Real estate owned, net	3,913	9,527
Accrued interest receivable	10,004	12,235
Goodwill	38,188	127,894
Intangible assets, net	10,631	14,316
Deferred taxes, net	4,245	20,721
Bank owned life insurance (BOLI)	74,656	77,753
Other assets	88,305	89,207
Total assets	$3,417,546	$3,578,905

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits	$2,940,460	$2,909,268
Federal funds purchased	-	89,000
Securities sold under agreements to repurchase – customer	6,307	18,677
Advances from the Federal Home Loan Bank of New York (FHLBNY)	3,999	15,215
Securities sold under agreements to repurchase – FHLBNY	15,000	15,000
Obligation under capital lease	8,111	8,301
Junior subordinated debentures	92,786	92,786
Other liabilities	82,641	74,065
Total liabilities	3,149,304	3,222,312

Commitments and contingencies (see Note 18)

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued	-	-
Common stock, $1 par value, 100,000,000 shares authorized; 50,463,594 shares issued and 50,356,871 shares outstanding at December 31, 2010; 25,435,994 shares issued and 23,329,271 shares outstanding at December 31, 2009	52,464	25,436
Additional paid-in capital	438,335	362,189
Retained deficit	(190,015)	(4,597)
Accumulated other comprehensive loss	(6,146)	(149)
Deferred compensation plan trust	(234)	(124)
Treasury stock at cost, 2,106,723 shares at December 31, 2010 and 2009, respectively	(26,162)	(26,162)
Total shareholders' equity	268,242	356,593
Total liabilities and shareholders' equity	$3,417,546	$3,578,905
See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

Years Ended December 31,	2010	2009	2008
INTEREST INCOME
Interest and fees on loans	$129,391	$131,811	$154,154
Interest on taxable investment securities	11,993	14,627	15,976
Interest on non-taxable investment securities	3,344	3,729	3,256
Dividends on restricted equity investments	875	832	983
Interest on federal funds sold	-	-	265
Total interest income	145,603	150,999	174,634
INTEREST EXPENSE
Interest on deposits	28,780	44,357	65,852
Interest on funds borrowed	1,744	2,061	3,407
Interest on junior subordinated debentures	4,117	4,424	5,714
Total interest expense	34,641	50,842	74,973
Net interest income	110,962	100,157	99,661
PROVISION FOR LOAN LOSSES	101,518	46,666	20,000
Net interest income after provision for loan losses	9,444	53,491	79,661
NON-INTEREST INCOME
Service charges on deposit accounts	11,572	12,440	13,918
Other service charges	364	331	317
Gain on sale of loans	3,560	2,352	1,325
Net gain on sale of available for sale securities	4,751	-	-
Gain on derivative instruments	-	262	2,578
Investment products income	2,831	2,669	3,041
BOLI income	2,074	2,249	3,017
Net gain on sale of branches	-	-	11,454
Net impairment losses on available for sale securities:
Total impairment losses	$(4,944)	$(9,379)	$(7,497)
Portion of loss recognized in other comprehensive income (before taxes)	3,615	2,264	-
Net impairment losses recognized in operations	(1,329)	(7,115)	(7,497)
Derivative credit adjustment	(12,214)	(53)	(152)
Other	3,903	3,935	4,298
Total non-interest income	15,512	17,070	32,299
NON-INTEREST EXPENSE
Salaries and employee benefits	55,219	51,773	47,623
Occupancy expense	12,508	11,517	11,683
Equipment expense	6,783	6,574	6,421
Data processing expense	4,359	4,063	4,459
Amortization of intangible assets	3,685	4,453	4,710
Goodwill impairment	89,706	-	-
Insurance expense	7,696	7,804	3,043
Professional fees	2,724	2,193	2,335
Advertising expense	2,335	2,453	2,368
Problem loan expense	5,162	1,958	1,111
Real estate owned expense (income), net	801	1,155	(628)
Office supplies expense	1,501	1,702	1,942
Other	8,573	8,422	7,573
Total non-interest expense	201,052	104,067	92,640
(LOSS) INCOME BEFORE INCOME TAXES	(176,096)	(33,506)	19,320
INCOME TAX EXPENSE (BENEFIT)	9,322	(16,375)	4,426
NET (LOSS) INCOME	(185,418)	(17,131)	14,894
Preferred stock dividends and discount accretion	-	5,351	-
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(185,418)	$(22,482)	$14,894
Basic (loss) earnings per common share	$(6.56)	$(0.97)	$0.63
Diluted (loss) earnings per common share	$(6.56)	$(0.97)	$0.62
Weighted average common shares – basic	28,258,953	23,134,424	23,647,009
Weighted average common shares – diluted	28,258,953	23,134,424	23,958,224
See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Dollars in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comp- rehensive (Loss) Gain	Deferred Comp- ensation Plan Trust	Treasury Stock	Total
BALANCE, JANUARY 1, 2008	$-	$22,723	$336,668	$20,338	$(1,027)	$-	$(16,525)	$362,177
Comprehensive income:
Net income	-	-	-	14,894	-	-	-	14,894
Unrealized gains on available for sale securities net of classification adjustment, net of tax (See Note 2)	-	-	-	-	(12,350)	-	-	(12,350)
Comprehensive income								2,544
Exercise of stock options	-	84	632	-	-	-	-	716
Excess tax benefit related to stock options	-	-	90	-	-	-	-	90
Issuance of common stock	-	134	1,171	-	-	-	-	1,305
Stock-based compensation	-	13	1,312	-	-	-	-	1,325
Stock dividend	-	1,083	11,557	(12,640)	-	-	-	-
Cash paid for fractional shares resulting from stock dividend	-	-	-	(12)	-	-	-	(12)
Treasury shares purchased	-	-	-	-	-	-	(9,637)	(9,637)
BALANCE, DECEMBER 31, 2008	$-	$24,037	$351,430	$22,580	$(13,377)	$-	$(26,162)	$358,508
Adjustment to adopt FASB ASC 320-10 (net of tax of $2.1 million)	-	-	-	3,110	(3,110)	-	-	-
Comprehensive income:
Net loss	-	-	-	(17,131)	-	-	-	(17,131)
Unrealized losses on available for sale securities net of reclassification adjustment, net of tax (See Note 2)	-	-	-	-	13,228	-	-	13,228
Portion of impairment loss transferred to earnings, net of tax (See Note 2)	-	-	-	-	3,110	-	-	3,110
Comprehensive income								793
Issuance of preferred stock (net of original issuance discount of $4.1 million)	85,175	-	-	-	-		-	85,175
Redemption of preferred stock	(89,310)							(89,310)
Preferred stock dividends	-	-	-	(1,104)	-	-	-	(1,104)
Discount accretion	4,135	-	-	(4,135)	-	-	-	-

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comp- rehensive (Loss) Gain	Deferred Comp- ensation Plan Trust	Treasury Stock	Total
Preferred stock issuance cost	-	-	-	(112)	-	-	-	(112)
Issuance of warrant	-	-	4,135	-	-	-	-	4,135
Redemption of warrant	-	-	(2,100)	-	-	-	-	(2,100)
Issuance of common stock	-	282	1,049	-	-	(124)	-	1,207
Stock-based compensation	-	18	972	-	-	-	-	990
Stock dividend	-	1,099	6,703	(7,802)	-		-	-
Cash paid for fractional shares resulting from stock dividend	-			(3)		-	-	(3)
BALANCE, DECEMBER 31, 2009	$-	$25,436	$362,189	$(4,597)	$(149)	$(124)	$(26,162)	$356,593
Comprehensive loss:
Net loss	-	-	-	(185,418)	-	-	-	(185,418)
Unrealized losses on available for sale securities net of reclassification adjustment, net of tax (See Note 2)	-	-	-	-	(5,997)	-	-	(5,997)
Comprehensive loss								(191,415)
Issuance of preferred stock (see Note 22)	88,009	-	-	-	-		-	88,009
Redemption of preferred stock (see Note 22)	(88,009)							(88,009)
Issuance of common stock	-	26,983	81,074	-	-	(110)	-	107,947
Preferred and common stock issuance costs (see Note 22)			(7,495)					(7,495)
Stock-based compensation	-	45	2,567	-	-	-	-	2,612
BALANCE, DECEMBER 31, 2010	$-	$52,464	$438,335	$(190,015)	$(6,146)	$(234)	$(26,162)	$268,242
See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

Years Ended December 31,	2010	2009	2008
OPERATING ACTIVITIES
Net (loss) income	$(185,418)	$(17,131)	$14,894
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	101,518	46,666	20,000
Depreciation, amortization and accretion	11,574	10,659	10,767
Goodwill impairment	89,706	-	-
Impairment of bank properties and equipment and real estate owned	277	1,007	128
Impairment charge on available for sale securities	1,329	7,115	7,497
Net gain on sales and calls of investment securities available for sale	(4,673)	(18)	(47)
Net gain on sale of branches	-	-	(11,454)
(Gain) loss on real estate owned	(18)	66	(727)
Gain on sale of loans	(3,560)	(2,352)	(1,325)
Increase in cash surrender value of BOLI	(2,074)	(2,249)	(3,017)
Deferred income taxes	20,342	(13,520)	(6,346)
Stock-based compensation	2,612	990	1,325
Excess tax benefits related to stock options	-	-	(90)
Shares contributed to employee benefit plans	644	675	609
Credit valuation adjustment	12,214	-	-
Swap termination payments	(10,266)	-	-
Mortgage loans originated for sale	(189,077)	(142,351)	(50,322)
Proceeds from the sale of mortgage loans	185,520	141,597	53,496
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable	2,231	19	2,763
Other assets	5,898	(21,273)	786
Other liabilities	(1,169)	(7,994)	5,254
Net cash provided by operating activities	37,610	1,906	44,191
INVESTING ACTIVITIES
Purchases of investment securities available for sale	(465,629)	(105,425)	(305,182)
Net (purchase) redemption of restricted equity securities	(2,091)	807	563
Redemption of investment in capital securities	-	-	155
Proceeds from maturities, prepayments or calls of investment securities available for sale	246,278	111,706	280,387
Proceeds from maturities, prepayments or calls of investment securities held to maturity	3,911	6,803	5,181
Proceeds from sale of investment securities available for sale	175,381	-	-
Proceeds from the sale of commercial real estate loans	54,808	-	-
Net decrease (increase) in loans	51,794	(7,890)	(244,786)
Purchases of bank properties and equipment	(5,090)	(6,294)	(6,736)
Return of surrender value of BOLI	5,171	-	-
Proceeds from sale of real estate owned	8,049	505	3,348
Insurance proceeds from real estate owned	154	-	-
Net decrease in cash realized from acquisitions or sales	-	-	(83,844)
Net cash provided by (used) in investing activities	72,736	212	(350,914)
FINANCING ACTIVITIES
Net increase in deposits	31,192	12,904	292,624
Net (repayments) borrowings of federal funds purchased	(89,000)	17,500	41,500
Net repayments of securities sold under agreements to repurchase - customer	(12,370)	(1,650)	(20,145)
Advances from FHLBNY	-	-	33,000
Repayment of advances from FHLBNY	(11,216)	(26,866)	(54,402)
Repayment of obligation under capital lease	(190)	(118)	(69)
Net proceeds from exercise of stock options	-	-	716
Excess tax benefits related to stock options	-	-	90
Redemption of junior subordinated debt	-	-	(5,155)
Proceeds from the issuance of preferred stock and warrant	-	89,310	-
Proceeds from the issuance of preferred stock (see Note 22)	88,009	-	-
Redemption of preferred stock	(88,009)	(89,310)	-
Redemption of warrant	-	(2,100)	-
Payment of preferred stock dividend	-	(1,104)	-
Preferred stock issuance costs	(7,495)	(112)
Proceeds from issuance of common stock	106,839	118	133
Payments for fractional interests resulting from stock dividend	-	(3)	(12)
Treasury stock purchased	-	-	(9,637)
Net cash provided by (used in) financing activities	17,760	(1,431)	278,643
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	128,106	687	(28,080)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	59,120	58,433	86,513
CASH AND CASH EQUIVALENTS, END OF YEAR	$187,226	$59,120	$58,433
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$32,766	$55,027	$75,924
Income taxes paid	110	3,065	7,681
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Transfer of real estate owned to bank property	$1,900	$-	$-
Transfer of loans or bank properties to real estate owned	4,625	9,086	3,134
Commitments to purchase investment securities	2,500	-	-
New obligation under capital lease	-	3,230	-
See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts presented in the tables, except share and per share amounts, are in thousands)

1. NATURE OF OPERATIONS

Sun Bancorp, Inc. (the "Company") is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company is the parent company of Sun National Bank (the “Bank”), a national bank and the Company’s principal wholly owned subsidiary. The Bank’s wholly owned subsidiaries are Sun Financial Services, L.L.C., 2020 Properties, L.L.C., Sun Home Loans, Inc. The Bank’s former subsidiary, Med-Vine, Inc. was dissolved in December 2010.

The Company’s principal business is to serve as a holding company for the Bank. The Bank is in the business of attracting customer deposits through its Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate, small business and non-real estate loans, as well as mortgage-backed and investment securities. The principal business of Sun Financial Services, L.L.C. is to offer mutual funds, securities brokerage, annuities and investment advisory services through the Bank’s Community Banking Centers.   The principal business of 2020 Properties, L.L.C. is to acquire certain loans, judgments, real estate and other assets in satisfaction of debts previously contracted by the Company. Sun Home Loans, Inc. originates residential mortgages through dedicated loan originators utilizing the Company’s existing Community Banking Centers as well as generating business through non-customers.  Med-Vine, Inc., a Delaware holding company, which was liquidated in December 2010, invested in securities and held a portion of the Company’s investment portfolio.  The Company’s various capital trusts, Sun Capital Trust V, Sun Capital Trust VI, Sun Capital Trust VII, Sun Statutory Trust VII and Sun Capital Trust VIII, collectively, the “Issuing Trusts” are presented on a deconsolidated basis. The Issuing Trusts, consisting of Delaware business trusts and one business trust operating in Connecticut, hold junior subordinated debentures issued by the Company.

Through the Bank, the Company provides commercial and consumer banking services. As of December 31, 2010, the Company had more than 66 locations throughout New Jersey.

The Company’s outstanding common stock is traded on the NASDAQ Global Select Market under the symbol “SNBC”. The Company is subject to the reporting requirements of the Securities and Exchange Commission ("SEC"). The Bank’s primary federal regulator is the Office of the Comptroller of the Currency (the “OCC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The accounting and reporting policies conform to generally accepted accounting principles in the United States of America (“GAAP”) and to general practices in the banking industry. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reporting period. The significant estimates include the allowance for loan losses, goodwill, intangible assets, income taxes, stock-based compensation, and the fair value of financial instruments. Actual results may differ from these estimates under different assumptions or conditions.

Basis of Consolidation. The consolidated financial statements include, after all intercompany balances and transactions have been eliminated, the accounts of the Company, its principal wholly owned subsidiary, the Bank, and the Bank's wholly owned subsidiaries, Sun Financial Services, L.L.C., 2020 Properties, L.L.C., and Sun Home Loans, Inc. In accordance with FASB ASC 810-10, Consolidation, the Issuing Trusts are deconsolidated.  See Note 14 of the Notes to Consolidated Financial Statements for additional information on the Company’s participation in the Issuing Trusts.

Segment Information.  In accordance with FASB ASC 280, Segment Reporting, the Company has one reportable operating segment, “Community Banking.”  All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others.  For example, lending is dependent upon the ability of the Company to fund itself with deposits and other borrowings, and manage interest rate and credit risk.  Accordingly, all significant operating decisions are based upon analysis of the Company as one segment or unit.

Cash and Cash Equivalents. Cash and cash equivalents include cash and amounts due from banks, interest-earning bank balances and federal funds sold, all of which have original maturity dates of 90 days or less.  The Company is required to maintain an average reserve balance with the Federal Reserve Bank of Philadelphia (“FRB”). The amount of the average reserve balance for the years ended December 31, 2010 and 2009 was $100,000.

Investment Securities. The Company’s investment securities include both held to maturity and available for sale.  The purchase and sale of the Company’s investment securities are recorded based on trade date accounting. At December 31, 2010, the Company had a $2.5 million payable for the purchase of an available for sale security included in Other Liabilities on the consolidated statements of financial condition as the transaction was unsettled at year end. At December 31, 2009, the Company had no unsettled purchases of investment securities. The following provides further information on the Company’s accounting for debt securities:

Held to Maturity - Investment securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available for Sale - Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability and the yield of alternative investments, are classified as available for sale. These assets are carried at their estimated fair value. Fair values are based on quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded, or in some cases where there is limited activity or less transparency around inputs, internally developed discounted cash flow models.  Unrealized gains and losses are excluded from earnings and are reported net of tax in accumulated other comprehensive income or loss on the consolidated statements of financial condition until realized, including those recognized through the non-credit component of an other-than-temporary impairment (“OTTI”) charge.

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

In accordance with FASB ASC 325-40, Beneficial Interests in Securitized Financial Assets, and FASB ASC 320-10, Investments – Debt and Equity Securities, (“FASB ASC 320-10”) the Company evaluates its securities portfolio for OTTI throughout the year. Each investment, which has a fair value less than the book value is reviewed on a quarterly basis by management. Management considers, at a minimum, whether the following factors exist that, both individually or in combination, could indicate that the decline is other-than-temporary: (a) the Company has the intent to sell the security; (b) it is more likely than not that it will be required to sell the security before recovery; and (c) the Company does not expect to recover the entire amortized cost basis of the security.  Among the factors that are considered in determining the Company’s intent is a review of capital adequacy, interest rate risk profile and liquidity at the Company. An impairment charge is recorded against individual securities if the review described above concludes that the decline in value is other-than-temporary. During 2010, it was determined that two available-for-sale securities were other-than-temporarily impaired investments. As a result, the Company recorded $1.3 million of credit related OTTI charges through earnings during the year ended December 31, 2010 as compared to $7.1 million for the year ended December 31, 2009 and $7.5 million for the year ended December 31, 2008.

Loans Held for Sale. Included in Loans Receivable on the consolidated statements of financial condition, is approximately $13.9 million and $7.1 million of loans held for sale at December 31, 2010 and 2009, respectively. These loans represented residential mortgages which were carried at the lower of cost or estimated fair value, on an aggregate basis.

Deferred Loan Fees. Loan fees on loans held for investment, net of certain direct loan origination costs, are deferred and the balance is amortized to income as a yield adjustment over the life of the loan using the interest method.  Loan fees on loans held for sale, net of certain direct loan origination costs, are deferred until the related loans are sold and are included in the determination of the gains or losses upon sale, which are reported in gain on sale of loans in the consolidated statements of operations.

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

The provision for loan losses is based upon historical loan loss experience, a series of qualitative factors and an evaluation of estimated losses in the current commercial loan portfolio, including the evaluation of impaired loans under FASB ASC 310, Receivables, (“FASB ASC 310”). Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans that continue to perform.  A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan.  An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired.  For this purpose, delays less than 90 days are considered to be insignificant.  Impairment losses are included in the provision for loan losses. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss experience qualitative factors. Included in these qualitative factors are:

•	Levels of past due, classified and non-accrual loans, troubled debt restructurings and modifications
•	Nature and volume of loans
•	Changes in lending policies and procedures, underwriting standards, collections, charge-offs and recoveries, and for commercial loans, the level of loans being approved with exceptions to policy
•	Experience, ability and depth of management and staff
•	National and local economic and business conditions, including various market segments
•	Quality of the Company’s loan review system and degree of Board oversight
•	Concentrations of credit by industry, geography and collateral type, with a specific emphasis on real estate, and changes in levels of such concentrations
•	Effect of external factors, including the deterioration of collateral values, on the level of estimated credit losses in the current portfolio

Commercial loans, including commercial real estate loans, are placed on non-accrual at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Generally, commercial loans and commercial real estate loans are charged-off no later than 180 days delinquent unless the loan is well secured and in the process of collection, or other extenuating circumstances support collection. Residential real estate loans are typically placed on non-accrual at the time the loan is 90 days delinquent. Other consumer loans are typically charged-off at 180 days delinquent. In all cases, loans must be placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Restricted Equity Securities. Certain securities are classified as restricted equity securities because ownership is restricted and there is not an established market for their resale. These securities are carried at cost and are evaluated for impairment on a quarterly basis.

Bank Properties and Equipment. Land is carried at cost. Bank properties and equipment are stated at cost, less accumulated depreciation. Depreciation, which is recoded in Equipment expense on the consolidated statements of operations, is computed by the straight-line method based on the estimated useful lives of the assets, generally as follows:

Asset Type	Estimated Useful Life
Buildings	40 years
Leasehold improvements	Lesser of the useful life or the remaining lease term, including renewals, if applicable
Equipment	2.5 to 10 years

Real Estate Owned. Real estate owned is comprised of property acquired through foreclosure, deed in lieu and bank property that is not in use. Property acquired through foreclosure is carried at the lower cost or fair value of the property based on an appraisal less estimated costs to dispose. Credit losses arising from foreclosure transactions are charged against the allowance for loan losses. Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and any subsequent gains or losses are included in Real estate owned expense (income) on the Company’s consolidated statements of operations.

Goodwill and Intangible Assets. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.  Generally, the Company tests goodwill for impairment annually as of December 31, 2010.  However, due to concerns about credit quality, performance as it relates to its peers, as well as recent events specific to the Company, including the written agreement the Bank entered into with the OCC on April 15, 2010 (the “OCC Agreement”), the mandated individual minimum capital ratios as well as information obtained while taking actions to raise capital to meet the individual minimum capital requirements established by the OCC, management determined it was necessary to perform a goodwill impairment analysis at June 30, 2010. FASB ASC 350, Intangibles – Goodwill and Other, outlines a two-step goodwill impairment test.  Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill.  A reporting unit is an operating segment, or one level below an operating segment, as defined in FASB ASC 280.   If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired and step two is therefore unnecessary.  If the carrying amount of the reporting unit exceeds its fair value, the second step is performed to measure the amount of the impairment loss, if any. At June 30, 2010, the Company determined it had failed step one of the impairment test.  Accordingly, the Company performed the step-two analysis.  Results of the step two analysis indicated that the Company’s carrying amount of goodwill exceeded the implied fair value of goodwill. As a result, the Company recorded a non-cash impairment charge of $89.7 million during the second quarter of 2010, which is included in non-interest expense in the consolidated statements of operations. At December 31, 2010, the Company performed its annual goodwill impairment test, and step one of the analysis indicated that the Company’s fair value was greater than its carrying value; therefore, the Company’s goodwill was not impaired at December 31, 2010.

Intangible assets, net on the consolidated statements of financial condition, consist of core deposit intangibles, net of accumulated amortization from the Bank’s previous acquisitions. Core deposit intangibles are amortized using the straight-line method based on the characteristics of the particular deposit type and are evaluated annually for impairment.  See Note 10 for further details on goodwill and intangible assets.

Bank Owned Life Insurance (“BOLI”). The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value, or the amount that can be realized in accordance with FASB ASC 325-30, Investments in Insurance Contracts.  At December 31, 2010, the Company had $24.2 million invested in a general account and $50.5 million in a separate account, for a total BOLI cash surrender value of $74.7 million.  The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying instruments may have an impact on investment income; however, the fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. Income from these policies and changes in the cash surrender value are recorded in BOLI income of the consolidated statements of operations.

Long-Lived Assets. Management evaluates the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impaired loss for long-lived assets and intangibles with definite lives would be based on the fair value of the asset. The Company recognized impairment losses of $123,000, $57,000 and $128,000 for the years ended December 31, 2010, 2009 and 2008, respectively.  Impairment losses on long-lived assets are recorded to other non-interest expense in the Company’s consolidated statements of operations.

Loan Servicing Assets. The Company originates certain Small Business Administration (“SBA”) loans for sale to institutional investors. In accordance with FASB ASC 860, Transfers and Servicing, (“FASB ASC 860”), the cost of loans sold is allocated between the servicing rights, the retained portion of the loan and the sold portion of the loan based on the relative fair values of each. The fair value of the loan servicing rights is determined by valuation techniques. Valuation adjustments to the loan servicing assets for the years ended December 31, 2010, 2009 and 2008 were $0, $105,000 of income and $129,000 of expense, respectively. These adjustments are reflected in other income on the consolidated statements of operations.

Loan servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. In accordance with FASB ASC 860, the Company regularly evaluates the loan servicing asset for impairment.  Because loans are sold individually and are not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. The Company measures the loan servicing assets by estimating the present value of expected future cash flows for each servicing asset, based on their unique characteristics and market-based assumptions for prepayment speeds and records a valuation allowance for the amount by which the carrying amount of the servicing asset exceeds the fair value.  The carrying value of the Company’s loan servicing asset was $463,000 and $559,000 at December 31, 2010 and 2009 respectively.  The valuation allowance for the loan servicing assets at December 31, 2010 and 2009 was $23,000, respectively.

Securities Sold Under Agreements to Repurchase. The Company enters into sales of securities under agreements to repurchase with its customers and the Federal Home Loan Bank of New York (“FHLBNY”). In accordance with

FASB ASC 860, these agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. Securities pledged as collateral under agreements to repurchase are reflected as assets in the accompanying consolidated statements of financial condition.

Accounting for Derivative Financial Instruments and Hedging Activities. The Company recognizes all derivative instruments at fair value as either assets or liabilities in other assets or other liabilities on the consolidated statements of financial condition. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. For derivatives not designated as hedges, the gain or loss is recognized in current earnings.

The Company’s derivative financial instruments are not exchange-traded and therefore are valued utilizing models that use as their basis readily observable market parameters, specifically the LIBOR swap curve, and are classified within Level 2 of the valuation hierarchy.

The Company had three derivative financial instruments that had 100% credit valuation adjustments due to credit deterioration based upon the nonperformance of the corresponding loan. Given the unobservable inputs used to fair value these instruments, they are classified within Level 3 of the valuation hierarchy. The fair value of these instruments was $0 as of December 31, 2010.

Accumulated Other Comprehensive Loss. The Company classifies items of accumulated other comprehensive loss by their nature and displays the accumulated balance of accumulated other comprehensive loss separately from retained earnings and additional paid-in capital in the equity section of the consolidated statements of financial condition.  Amounts categorized as accumulated other comprehensive loss represent net unrealized gains or losses on investment securities available for sale, net of tax and the non-credit portion of any OTTI loss not recorded in earnings. Reclassifications are made to avoid double counting items which are displayed as part of net income for the period. These reclassifications for the years ended December 31, 2010, 2009, and 2008 are as follows:

DISCLOSURE OF RECLASSIFICATION AMOUNTS, NET OF TAX

Years Ended December 31,	2010			2009			2008
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Unrealized holding (loss) gain on securities available for sale during the year	$(2,903)	1,138	$(1,765)	$16,483	$(5,833)	$10,650	$(26,991)	$9,933	$(17,058)
Cumulative effect of adopting FASB ASC 320-10	-	-	-	(5,258)	2,148	(3,110)	-	-	-
Less:
Reclassification adjustment for net loss (gain) included in net income	(4,673)	1,831	(2,842)	(18)	6	(12)	(48)	18	(30)
Reclassification adjustment for net impairment loss recognized in earnings (1)	1,329	(521)	808	7,115	(2,887)	4,228	7,497	(2,759)	4,738
Reclassification adjustment for portion of impairment loss recognized in other comprehensive loss	(3,615)	1,417	(2,198)	2,264	(792)	1,472	-	-	-
Net unrealized gain (loss) on securities available for sale	$(9,862)	$3,865	$(5,997)	$20,586	$(7,358)	$13,228	$(19,542)	$7,192	$(12,350)
(1) All amounts are included in non-interest income in the Consolidated statements of operations.

Treasury Stock. Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders’ equity. At December 31, 2010 and 2009, the Company held 2,106,723 shares of treasury stock.

Stock-Based Compensation.  The Company accounts for stock-based compensation issued to employees and non-employee directors, in accordance with the fair value recognition provisions of FASB ASC 718, Compensation - Stock Compensation, (“FASB ASC 718”).  Under the fair value provisions of FASB ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate vesting period using the straight-line method.  However, consistent with FASB ASC 718, the amount of stock-based compensation cost recognized at any date must at least equal the portion of the grant date value of the award that is vested at that date and as a result it may be necessary to recognize the expense using a ratable method.  Although the provisions of FASB ASC 718 should generally be applied to non-employees, FASB ASC 505-50, Equity-Based Payments to Non-Employees, is used in determining the measurement date of the compensation expense for non-employees.

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

In accordance with FASB ASC 718, the fair value of the stock options granted is estimated on the date of grant using the Black-Scholes option pricing model which uses the assumptions noted in the table below. The expected term of a stock option is estimated using historical exercise behavior of employees at a particular level of management who were granted options with a comparable term. The stock options have historically been granted a 10 year term.  The use of an expected term assumption shorter than the contractual term is not deemed appropriate for non-employees.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected volatility is based on the historical volatility of the Company’s stock price.

Significant weighted average assumptions used to calculate the fair value of the option awards for the years ended December 31, 2010, 2009 and 2008 are as follows:

WEIGHTED AVERAGE ASSUMPTIONS USED IN BLACK-SCHOLES OPTION PRICING MODEL

Years Ended December 31,	2010	2009	2008
Fair value of options granted during the year	$2.75	$1.56	$3.41
Risk-free rate of return	3.05%	2.91%	3.31%
Expected term in months	111	79	79
Expected volatility	45%	43%	30%
Expected dividends (1)	$-	$-	$-
(1) To date, the Company has not paid cash dividends on its common stock.

At December 31, 2010, the Company had five stock-based employee compensation plans, which are described more fully in Note 15 of the consolidated financial statements.

Interest Income on Loans. Interest income on loans is credited to operations based upon the principal amount outstanding. Interest accruals are generally discontinued when a loan becomes 90 days past due, or when principal or interest is considered doubtful of collection. When interest accruals are discontinued, interest credited to income in the current year is reversed and interest accrued in the prior year is charged to the allowance for loan losses.

Income Taxes. The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes, (“FASB ASC 740”). FASB ASC 740 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated statements of operations. Assessment of uncertain tax positions under FASB ASC 740 requires careful consideration of the technical merits of a position based on management's analysis of tax regulations and interpretations.  Significant judgment is applied when addressing the requirements of FASB ASC 740. During 2010, the Company established a valuation allowance of $61.9 million against the net deferred tax asset after concluding that it was more likely than not that the full deferred tax asset would not be realized. See Note 20 of the Notes to Consolidated Financial Statements for additional information on the Company’s application of FASB ASC 740.

(Loss) Earnings Per Common Share. Basic (loss) earnings per share is computed by dividing net (loss) income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, during the period. Diluted (loss) earnings per share is calculated by dividing net (loss) income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, after consideration of the potential dilutive effect of common stock equivalents, based upon the treasury stock method using an average market price of common shares sold during the period. Dilution is not considered when the Company is in a net loss position. Retroactive recognition has been given to market values, common stock outstanding and potential common shares for periods prior to the date of the Company’s stock dividends noted below.

Stock Dividend. On April 16, 2009 and April 29, 2008, the Company’s Board of Directors declared 5% stock dividends, which were issued on May 14, 2009 and May 23, 2008, respectively, to shareholders of record on April 30, 2009 and May 13, 2008, respectively. Accordingly, share data has been adjusted for all periods presented to reflect the increased number of shares outstanding. All stock dividends are declared at the discretion of the Board of Directors.

Recent Accounting Principles.  In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. This guidance temporarily delays the effective date of the disclosures about troubled debt restructurings in Update No. 2010-20 for public entities. This guidance will have no impact on the Company’s financial condition or results of operations.  However, it is anticipated that this guidance will have an impact on the Company’s financial statement disclosures. The Company is continuing to evaluate the impact of the new guidance to its financial statements.

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This guidance requires disclosure on a disaggregated basis at two levels, portfolio segments and classes of financing receivables. This guidance also requires a roll forward schedule of the allowance for loan losses on a portfolio segment basis, with the ending balance further disaggregated on the basis of the impairment method, the related recorded investment in financing receivables, the non-accrual status of financing receivables by class, and impaired financing receivables by class. Additional disclosures are required that relate to the credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables, the aging of past due financing receivables, the nature and extent of troubled debt restructurings and their effect on the allowance for loan losses, the nature and extent of financing receivables modified as troubled debt restructurings within the previous 12 months that defaulted during the reporting period by class of financing receivables and their effect on the allowance for credit losses, and significant purchases and sales of financing receivables during the period disaggregated by portfolio segment. The new guidance is effective for interim and annual reporting periods ending on or after December 15, 2010. The Company adopted the new guidance, with the exception of the disclosures related to troubled debt restructurings, on December 31, 2010 and the guidance did not have an impact on the Company’s financial condition or results of operations. See Notes 5 and 6 of the Notes to Consolidated Financial Statements for more information on the Company’s loan portfolio and allowance for loan losses.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. This guidance removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of GAAP. FASB ASU 2010-09 is intended to remove potential conflicts with the SEC’s literature and all of the amendments were effective upon issuance, except for the use of the issued date for conduit debt obligors, which was effective for interim or annual periods ending after June 15, 2010. The Company adopted the new guidance upon issuance and it did not have an impact on the Company’s financial condition or results of operations.

In January 2010, the FASB issued FASB ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, (“FASB ASU 2010-06”). This guidance requires: (1) disclosure of the significant amounts transferred in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers; and (2) separate presentation of purchases, sales, issuances and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3). In addition, FASB ASU 2010-06 clarifies the requirements of the following existing disclosures set forth in FASB ASC 820, Fair Value Measurements and Disclosures: (1) for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and (2) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This guidance was effective for interim and annual reporting periods beginning January 1, 2010, except for disclosures about purchases, sale, issuances and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning January 1, 2011, and for interim periods within those fiscal years. The Company adopted the guidance on January 1, 2010 and the guidance did not have a material impact on the Company’s financial condition or results of operations. See Note 25 of the Notes to Consolidated Financial Statements for more information on the Company’s fair value measurements.

In June 2009, the FASB issued new guidance that impacted FASB ASC 810. The new guidance significantly changes the criteria for determining whether the consolidation of a variable interest entity is required. The new guidance also addresses the effect of changes required by FASB ASC 860, Transfers and Servicing, and addresses concerns that the accounting and disclosures do not always provide timely and useful information about an entity’s involvement in a variable interest entity. The guidance was effective January 1, 2010 and did not have an impact on the Company’s financial condition or results of operations.

In June 2009, the FASB issued new guidance that impacted FASB ASC 860. The new guidance eliminates the concept of a qualifying special-purpose entity (“QSPE”), modifies the criteria for applying sale accounting to transfers of financial assets or portions of financial assets, differentiates between the initial measurement of an interest held in connection with the transfer of an entire financial asset recognized as a sale and participating interests recognized as a sale, and removes the provision allowing classification of interests received in a guaranteed mortgage securitization transaction that does not qualify as a sale as available for sale or trading securities. The new guidance will improve the relevance and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and the transferor’s continuing involvement, if any, in transferred financial assets. The guidance was effective for January 1, 2010 and did not have an impact on the Company’s financial condition or results of operations.

 3. BRANCH SALES AND CONSOLIDATIONS

During the third quarter of 2010, the Company consolidated four owned branch offices and one leased branch office into existing branch offices. As a result of these consolidations, the Company added the four owned branch offices to the real estate owned portfolio in the amount of $1.3 million, which included a loss on the transfer of $130,000.

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

4. INVESTMENT SECURITIES

The amortized cost of investment securities and the approximate fair value at December 31, 2010 and 2009 were as follows:

SUMMARY OF INVESTMENT SECURITIES
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2010
Available for sale:
U.S. Treasury obligations	$47,017	$2	$-	$47,019
U.S. Government agency mortgage-backed securities	329,973	2,862	(4,348)	328,487
Other mortgage-backed securities	7,472	-	(1,335)	6,137
State and municipal obligations	82,744	593	(940)	82,397
Trust preferred securities	12,867	-	(7,225)	5,642
Other	3,182	-	-	3,182
Total available for sale	483,255	3,457	(13,848)	472,864

Held to maturity:
U.S. Government agency mortgage-backed securities	2,887	116	-	3,003
Other mortgage-backed securities	152	-	-	152
Total held to maturity	3,039	116	-	3,155
Total investment securities	$486,294	$3,573	$(13,848)	$476,019

December 31, 2009
Available for sale:
U.S. Treasury obligations	$2,003	$4	$-	$2,007
U.S. Government agencies	47,537	737	-	48,274
U.S. Government agency mortgage-backed securities	240,966	7,946	(318)	248,594
Other mortgage-backed securities	9,222	-	(2,342)	6,880
State and municipal obligations	104,305	1,900	(516)	105,689
Trust preferred securities	28,814	-	(7,940)	20,874
Other	2,420	-	-	2,420
Total available for sale	435,267	10,587	(11,116)	434,738

Held to maturity:
U.S. Government agency mortgage-backed securities	5,123	186	-	5,309
Other mortgage-backed securities	1,832	-	(20)	1,812
Total held to maturity	6,955	186	(20)	7,121
Total investment securities	$442,222	$10,773	$(11,136)	$441,859

 During 2010, the Company had 16 securities called prior to maturity for $49.2 million of proceeds, resulting in gross realized gains and losses of $27,000 and $104,000, respectively, 72 available for sale securities were sold prior to maturity for gross proceeds of $175.4 million, which resulted in gross realized gains and losses of $4.7 million and $86,000, respectively, and 21 securities matured, generating $73.3 million of gross proceeds. During 2009, the Company had 11 securities called prior to maturity of $3.7 million resulted in a gross realized gain of $18,000 and 14 securities matured at $27.3 million. During 2008, the Company had 22 securities called prior to maturity of $20.6 million resulted in a gross realized gains and losses of $72,000 and $25,000, respectively, and 30 securities matured at $180.9 million.

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009:

GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY
	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
December 31, 2010
U.S. Government agency mortgage-backed securities	$158,432	$(4,348)	$-	$-	$158,432	$(4,348)
Other mortgage-backed securities	-	-	6,289	(1,335)	6,289	(1,335)
State and municipal obligations	34,135	(940)	-	-	34,135	(940)
Trust preferred securities	-	-	5,642	(7,225)	5,642	(7,225)
Total	$192,567	$(5,288)	$11,931	$(8,560)	$204,498	$(13,848)

December 31, 2009
U.S. Government agency mortgage-backed securities	$27,052	$(318)	$-	$-	$27,052	$(318)
Other mortgage-backed securities	-	-	8,692	(2,362)	8,692	(2,362)
State and municipal obligations	9,365	(284)	5,169	(232)	14,534	(516)
Trust preferred securities	-	-	20,874	(7,940)	20,874	(7,940)
Total	$36,417	$(602)	$34,735	$(10,534)	$71,152	$(11,136)

The Company determines whether unrealized losses are temporary in nature in accordance with FASB ASC 325-40, when applicable, and FASB ASC 320-10.  The evaluation is based upon factors such as the creditworthiness of the underlying borrowers, performance of the underlying collateral, if applicable, and the level of credit support in the security structure.  Management also evaluates other facts and circumstances that may be indicative of an OTTI condition.  This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost and near-term prospects of the issuer.

FASB ASC 320-10 requires the Company to assess if OTTI exists by considering whether (a) the Company has the intent to sell the security, (b) it is more likely than not that it will be required to sell the security before recovery, and (c) it does not expect to recover the entire amortized cost basis of the security. The guidance allows the Company to bifurcate the identified OTTI into a credit loss component and a component representing loss related to other factors. The portion of the fair value decline attributable to credit loss must be recognized through earnings when identified. The Company determines the credit component by calculating the cash flow expected to be realized from the security, which includes assumptions about interest rates, timing and severity of defaults, estimates of potential recoveries, the cash flow distribution from the bond indenture and other factors. A discount rate is applied which equals the effective yield of the security.  The difference between the present value of the expected cash flows and the amortized book value is considered a credit loss.  The market value of the security is determined using the same expected cash flows; the discount rate is a rate the Company determines from open market and other sources as appropriate for the security.  The difference between the market value and the present value of cash flows expected to be collected is recognized in accumulated other comprehensive (loss) income on the consolidated statements of financial condition.

The new guidance impacting FASB ASC 320-10 was adopted by the Company during the quarter ended March 31, 2009. Upon adoption, a $5.3 million, before tax (or $3.1 million, net of tax) cumulative effect adjustment was recorded to beginning retained earnings (deficit) on the consolidated statements of financial condition. This amount represented the non-credit related impairment loss related to the pooled trust preferred securities included in the Company’s investment portfolio as of January 1, 2009 which had previously incurred an OTTI charge.

For the year ended December 31, 2010, the Company’s investment impairment review identified credit losses of $950,000 on a single issuer trust preferred security and $379,000 on a private label mortgage-backed security for which the Company had recorded an OTTI charge in 2009. For the year ended December 31, 2009, the Company recorded $6.8 million on the two pooled trust preferred securities for which the Company had previously recorded an OTTI charge in 2008 and $351,000 on the private-label mortgage-backed security referred to above. Application of the guidance did not have an impact on any other securities in unrealized loss position.

The following is a roll-forward for the year ended December 31, 2010 of OTTI charges recognized in earnings as a result of credit losses on investments:

CUMULATIVE OTTI RECOGNIZED IN OPERATIONS
At or for the Year Ended December 31, 2010	Amount
Cumulative OTTI, beginning of year	$9,354
Additional increase as a result of net impairment losses recognized on investments	1,329
Cumulative OTTI, end of year	$10,683

At or for the Year Ended December 31, 2009	Amount
Cumulative OTTI, beginning of year	$2,239
Additional increase as a result of net impairment losses recognized on investments	7,115
Cumulative OTTI, end of year	$9,354

U.S. Government Agency Mortgage-Backed Securities. At December 31, 2010, the gross unrealized loss in the category of less than 12 months of $4.3 million consisted of 17 mortgage-backed securities with an estimated fair value of $158.4 million issued and guaranteed by a U.S. Government sponsored agency.  The Company believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists.  As of December 31, 2010, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Other Mortgage-Backed Securities.  At December 31, 2010, the gross unrealized loss in the category 12 months or longer of $1.3 million consisted of three non-agency mortgage-backed securities with an estimated fair value of $6.3 million.  Of these securities, two were rated “AAA” by at least one nationally recognized rating agency and the remaining security was rated as non-investment grade.  The fixed income markets, in particular those segments that include a credit spread, such as mortgage-backed issues, have been negatively impacted since 2008 as credit spreads widened dramatically.  The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists.  As of December 31, 2010, management concluded that an OTTI did not exist on the securities rated “AAA” and believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  An OTTI charge of $379,000 and $351,000 for the year ended December 31, 2010 and 2009, respectively, was recorded on the non-investment grade security as previously mentioned.  Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

State and Municipal Obligations. At December 31, 2010, the gross unrealized loss in the category of less than 12 months of $940,000 consisted of 75 municipal securities with an estimated fair value of $34.1 million. Of these municipal securities, one was rated “AAA” by at least one nationally recognized rating agency, 72 were rated investment grade or better by at least one nationally recognized rating agency and two were non-rated.  The Company believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased.  The Company monitors rating changes in those issues rated by a nationally recognized rating agency and performs in-house credit reviews on those non-rated issues.  The Company believes recovery of fair value is expected as the securities approach their maturity date or as valuations for such securities improve as market yields change.   As of December 31, 2010, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Trust Preferred Securities. At December 31, 2010, the gross unrealized loss in the category of 12 months or longer of $7.2 million consisted of two trust preferred securities. The trust preferred securities are comprised of one non-rated single issuer security with an amortized cost of $4.1 million and an estimated fair value of $1.2 million, and one non-investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $4.4 million.

For the pooled security, the Company monitors each issuer in the collateral pool with respect to financial performance using data from the issuer’s most recent regulatory reports as well as information on issuer deferrals and defaults. Also the security structure is monitored with respect to collateral coverage and current levels of subordination. Expected future cash flows are projected assuming additional defaults and deferrals based on the performance of the collateral pool. The non-investment grade pooled security is in a senior position in the capital structure. The security had a 1.28 times principal coverage. As of the most recent reporting date interest has been paid in accordance with the terms of the security. The Company reviews projected cash flow analysis for adverse changes in the present value of projected future cash flows that may result in an other-than-temporary credit impairment to be recognized through earnings. The most recent valuations assumed no recovery on any defaulted collateral, no recovery on any deferring collateral and additional 3.6% defaults or deferrals’ every 3 years with no recovery rate. As of December 31, 2010, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

The financial performance of the single issuer trust preferred security is monitored on a quarterly basis using data from the issuer’s most recent regulatory reports to assess the probability of cash flow impairment. Expected future cash flows are projected incorporating the contractual cash flow of the security adjusted, if necessary, for potential changes in the amount or timing of cash flows due to the underlying creditworthiness of the issuer and covenants in the security.

In August 2009, the issuer of the single issuer trust preferred security elected to defer its normal quarterly dividend payment.  As contractually permitted, the issuer may defer dividend payments up to five years with accumulated dividends, and interest on those deferred dividends, payable upon the resumption of its scheduled dividend payments. The issuer is currently operating under an agreement with its regulators. The agreement stipulates the issuer must receive permission from its regulators prior to resuming its scheduled dividend payments.

During the third quarter 2010, the Company recorded an OTTI charge of $4.0 million related to this deferring single issuer trust preferred security.  The $4.0 million OTTI charge was comprised of a credit related charge through non-interest income on the consolidated statement of operations of $950,000 and a market valuation charge of $3.1 million through accumulated other comprehensive loss on the consolidated statements of financial condition.  Based on the Company’s most recent evaluation, the Company does not expect the issuer to default on the security based primarily on the issuer’s subsidiary bank reporting that it meets the minimum regulatory requirements to be considered a “well capitalized” institution. However the Company recognizes the length of time the issue has been in deferral, the difficult economic environment and some weakened performance measures increases the probability that a full recovery of principal and anticipated dividends may not be realized. In recognition of that increased probability, the Company concluded that the decline in the security was other than temporary.

The amortized cost and estimated fair value of the investment securities, by contractual maturity, at December 31, 2010 is shown below.  Actual maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CONTRACTUAL MATURITIES OF INVESTMENT SECURITIES

	Available for Sale		Held to Maturity
December 31, 2010	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$66,245	$66,268	$-	$-
Due after one year through five years	5,622	5,626	-	-
Due after five years through ten years	3,379	3,423	-	-
Due after ten years	70,564	62,923	-	-
Total investment securities, excluding mortgage- backed securities	145,810	138,240	-	-

U.S. Government agency mortgage-backed securities	329,973	328,487	2,887	3,003
Other mortgage-backed securities	7,472	6,137	152	152
Total investment securities	$483,255	$472,864	$3,039	$3,155

At December 31, 2010, the Company had $237.3 million, amortized cost, and $235.0 million, estimated fair value, of investment securities pledged to secure public deposits. At December 31, 2010, the Company had $34.3 million, amortized cost, and $35.1 million, estimated fair value, of investment securities pledged as collateral on secured borrowings.

5. LOANS

The components of loans were as follows:

Loan Components
As of December 31, 2010
Commercial:
Commercial and industrial	$530,462
CRE owner occupied	713,587
CRE non-owner occupied	685,587
Land and development	173,856
Consumer:
Home equity lines of credit	239,729
Home equity term loans	53,912
Residential real estate	79,074
Other	58,963
Total gross loans	2,535,170
Allowance for loan losses	(81,713)
Loans, net	$2,453,457

Loans past due 90 days and accruing	$2,554
Troubled debt restructuring, accruing	20,341

Loans on Non-accrual Status
As of December 31, 2010
Commercial:
Commercial & industrial	$25,178
CRE owner occupied	30,920
CRE non-owner occupied	44,295
Land and development	48,124
Consumer:
Home equity lines of credit	4,616
Home equity term loans	1,134
Residential real estate	4,243
Other	916
Total non-accrual loans	$159,426
Troubled debt restructurings, non-accrual	11,796

Loan Components
As of December 31, 2009
Commercial and industrial	$2,249,365
Home equity lines of credit	258,592
Home equity term loans	68,592
Residential real estate	75,322
Other	65,776
Total gross loans	2,717,647
Allowance for loan losses	(59,953)
Loans, net	$2,657,694

Non-accrual loans	$87,882
Loans past due 90 days and accruing	7,958

Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the accommodation. Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property. Loan secured by owner-occupied properties are dependent upon the successfully operation of the borrower’s business. If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired. Loans secured by properties where repayment is dependent upon payment of rent by third-party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit. At December 31, 2010, commercial and industrial loans secured by commercial real estate properties totaled $1.40 billion of which $713.6 million, or 51.0%, were classified as owner occupied and $685.6 million, or 49.0%, were classified as non-owner occupied.

As of December 31, 2010, the Company had $81.1 million outstanding on 25 residential construction, commercial construction and land development relationships whose agreements included interest reserves. As of December 31, 2009, the Company had $108.7 million outstanding on 28 residential construction, commercial construction and land development relationships whose agreements included interest reserves. The total amount available in those reserves to fund interest payments was $2.4 million and $6.5 million for the periods ended December 31, 2010 and December 31, 2009, respectively. The Company had six residential construction relationships with interest reserves of $3.4 million on non-accrual status as of December 31, 2010. As these relationships are in technical default, no additional funding of the interest reserves will be made. There were no loans with interest reserves on non-accrual status as of December 31, 2009. Construction projects are monitored throughout their lives by professional inspectors engaged by the Company. The budgets for loan advances and borrower equity injections are developed at underwriting time in conjunction with the review of the plans and specifications for the project being financed.  Advances of the Company’s funds are based on the prepared budgets and will not be made unless the project has been inspected by the Company’s professional inspector who must certify that the work related to the advance is in place and properly complete. As it relates to construction project financing, the Company does not extend, renew or restructure terms unless its borrower posts cash collateral in an interest reserve.

The Company’s home equity loan portfolio represents 11.6% of total loans outstanding at December 31, 2010 and is the largest component of the Company’s non-commercial portfolio. The home equity loan portfolio decreased $33.5 million, or 10.3%, from December 31, 2009. Usage of home equity lines of credit has remained constant, at approximately 50.0% over the past year with approximately 43.6% of the overall home equity loan portfolio balance being in a first lien position.

Included in the Company’s loan portfolio are modified commercial loans. Per FASB ASC 310-40, Troubled Debt Restructuring, a modification is one in which the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider, such as providing for a below market interest rate and/or forgiving principal or previously accrued interest; this modification may stem from an agreement or be imposed by law or a court, and may involve a multiple note structure. Generally, prior to the modification, the loans which are modified as a troubled debt restructuring (“TDR”) are already classified as non-performing. These loans may only be returned to performing (i.e. accrual status) after considering the borrower’s sustained repayment performance for a reasonable amount of time, generally six months; this sustained repayment performance may include the period of time just prior to the restructuring. During 2010, the Company entered into TDR agreements with three commercial relationships. As of December 31, 2010, the total carrying value of the TDRs was $32.1 million, of which $20.3 million was performing. The Company granted concessions by lowering the fixed interest rate on two of the borrowings to a rate below the current market rate and by extending the term on the third borrowing. The carrying amount of the performing TDR has remained on accrual status as the borrower has continued to demonstrate a sustained payment performance consistent with the terms of the TDR.

There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 2010. Interest income not recognized as a result of the above non-accrual loans was $5.4 million, $3.7 million and $2.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.  The amount of interest included in net income on these loans for the years ended December 31, 2010, 2009 and 2008 was $3.9 million, $1.9 million and $726,000, respectively.

Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $438.3 million and $807.0 million at December 31, 2010 and 2009, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

Most of the Company’s business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets secure loans.  The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market. As of December 31, 2010, the Company had $421.5 million in loans pledged as collateral on secured borrowings.

6. ALLOWANCE FOR LOAN LOSSES

An analysis of the change in the allowance for loan losses is as follows:

ALLOWANCE FOR LOAN LOSSES

At or for the Years Ended December 31,	2010	2009	2008
Balance, beginning of year	$59,953	$37,309	$27,002
Charge-offs	(80,802)	(24,748)	(10,728)
Recoveries	1,044	726	1,035
Net charge-offs	(79,758)	(24,022)	(9,693)
Provision for loan losses	101,518	46,666	20,000
Balance, end of year	$81,713	$59,953	$37,309

The allowance for loan losses was $81.7 million, $60.0 million and $37.3 million at December 31, 2010, 2009 and 2008, respectively. The ratio of allowance for loan losses to gross loans was 3.22%, 2.21% and 1.36% at December 31, 2010, 2009 and 2008, respectively.

The provision for loan losses charged to expense is based upon historical loan loss experience and a series of qualitative factors and an evaluation of estimated losses in the current commercial loan portfolio, including the evaluation of impaired loans under FASB ASC 310. Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans that continue to perform.

A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in a loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Impairment losses are included in the provision for loan losses on the consolidated statements of operations. Impaired loans include accruing and non-accruing TDR loans. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss experience and qualitative factors, which generally include consumer loans, residential real estate loans, and small business loans. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan-to-value ratios, management’s abilities, and external factors.

The following table presents the Company’s components of impaired loans, segregated by class of loans. Commercial and consumer loans that were collectively evaluated for impairment are not included in the data that follows:

Impaired Loans
For the Year Ended December 31, 2010
	Recorded Investment	UPB	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial & industrial	$8,650	$9,570	$-	$5,387	$58	$58
CRE owner occupied	32,325	65,398	-	37,502	18	18
CRE non-owner occupied	24,047	33,445	-	9,398	-	-
Land and development	21,044	33,387	-	12,343	9	9
Consumer:
Residential real estate	-	-	-	23	-	-
Other	-	-	-	644	-	-
With an allowance recorded:
Commercial:
Commercial & industrial	$26,938	$32,365	$6,109	$20,959	$454	$438
CRE owner occupied	20,365	25,099	4,800	22,463	433	420
CRE non-owner occupied	20,275	26,512	4,770	8,998	-	-
Land and development	27,085	28,460	5,401	9,209	29	29
Consumer:
Other	-	-	-	323	-	-
Total commercial	$180,729	$254,236	$21,080	$126,259	$1,001	$972
Total consumer	$-	$-	$-	$990	$-	$-

COMPONENTS OF IMPAIRED LOANS

For the Year Ended December 31, 2009
Impaired loans with an allowance recorded	$22,999
Impaired loans with no related allowance	52,328
Total impaired loans	$75,327

Valuation allowance related to impaired loans	$5,561

ANALYSIS OF IMPAIRED LOANS

For the Years Ended December 31,	2009	2008
Average impaired loans	$54,199	$29,379
Interest income recognized on impaired loans	220	161
Cash basis interest income recognized on impaired loans	220	159

The following table presents the Company’s distribution of risk ratings loan portfolio, segregated by class, as of December 31, 2010:

Credit Quality Indicators
As of December 31, 2010
Credit Risk by Internally Assigned Grade
	Commercial				Consumer
	Commercial & industrial	CRE owner occupied	CRE non-owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other
Grade:
Pass	$470,278	$578,444	$575,713	$87,576	$232,024	$52,414	$71,782	$56,964
Special Mention	12,753	21,311	14,338	6,520	-	-	-	-
Substandard	47,431	113,832	95,536	79,760	7,705	1,498	7,292	1,999
Total	$530,462	$713,587	$685,587	$173,856	$239,729	$53,912	$79,074	$58,963

The Company’s primary tool for assessing risk when evaluating a credit in terms of its underwriting, structure, documentation and eventual collectibility is a risk rating system where the loan is assigned a numeric value.   Behind each numeric category is a defined set of characteristics reflective of the particular level of risk.

The risk rating system is based on a nine point grade using a two-digit scale.  The upper five grades are for “pass” categories, while the lower four grades represent “criticized” categories which are equivalent to the guidelines utilized by the Office of the Comptroller of the Currency (“OCC”).

The loan officer is responsible for assigning, maintaining, and documenting accurate risk ratings for all commercial loans and commercial real estate loans.  The loan officer assigns a risk rating at the inception of the credit, reaffirms it at each renewal, extension, or modification, and adjusts the rating based on the performance of the credit.  As part of the credit review process, a regional credit officer will review risk ratings for accuracy.  The loan officer’s risk rating will also be reviewed periodically by the loan review department and the Bank’s regulators.

To calculate risk ratings in a consistent fashion, the Company uses a Risk Rating Form that provides for a numerical grade to be assigned to up to six characteristics of a credit including elements of its financial condition, abilities of management, position in the market, collateral support and the impact of changing conditions. When combined, an overall risk rating is provided.  A separate set of risk rating elements are provided for credits associated with the financing of real estate projects.

The following table presents the Company’s analysis of past due loans, segregated by class of loans, as of December 31, 2010:

Aging of Receivables
For the Year Ended December 31, 2010
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial & industrial	$6,743	$815	$25,152	$32,710	$497,752	$530,462	$558
CRE owner occupied	8,478	2,072	40,063	50,613	662,974	713,587	609
CRE non-owner occupied	8,655	13,119	18,436	40,210	645,377	685,587	-
Land and development	11,748	9,797	36,359	57,904	115,952	173,856	-
Consumer:
Home equity lines of credit	2,667	817	4,292	7,776	231,953	239,729	379
Home equity term loans	340	111	1,134	1,585	52,327	53,912	-
Residential real estate	1,901	2,870	4,242	9,013	70,061	79,074	72
Other	1,027	535	1,737	3,299	55,664	58,963	936
Total	$41,559	$30,136	$131,415	$203,110	$2,332,060	$2,535,170	$2,554

7. RESTRICTED EQUITY INVESTMENTS

The Company, through the Bank, is a member of the FRB, the FHLBNY and Atlantic Central Bankers Bank, and is required to maintain an investment in the capital stock of each. These investments are restricted in that they can only be redeemed by the issuer at par value. These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investment in accordance with FASB ASC 942, Financial Services – Depository and Lending.  As of December 31, 2010, management does not believe that an impairment of these holdings exists and expects to recover the entire cost of these securities.

The Company's restricted equity investment at December 31, 2010 and 2009 were as follows:

RESTRICTED EQUITY INVESTMENTS

December 31,	2010	2009
FRB stock	$12,101	$9,395
FHLBNY stock	5,341	5,956
Atlantic Central Bankers Bank stock	148	148
Total	$17,590	$15,499

8. BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment consist of the following major classifications:

SUMMARY OF BANK PROPERTIES AND EQUIPMENT

December 31,	2010	2009
Land	$10,459	$8,683
Buildings	27,561	25,341
Capital lease	8,630	8,630
Leasehold improvements and equipment	39,575	39,135
Total bank properties and equipment	86,225	81,789
Accumulated depreciation	(32,797)	(28,543)
Bank properties and equipment, net	$53,428	$53,246

The Company recognized depreciation expense of $5.4 million, $4.8 million and $4.7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

On occasion, the Company engages construction related services from companies affiliated with certain directors under separate agreements with the Company. The Company did not engage in any construction related services with related parties during 2010 or 2009. The Company incurred $134,000 in 2008 for these services all of which were classified as capital expenditures on the Company’s consolidated statements of financial condition. Management believes disbursements made to these related parties were equivalent to those that would have been paid to unaffiliated companies for similar services.

9. REAL ESTATE OWNED

Real estate owned consisted of the following:

SUMMARY OF REAL ESTATE OWNED

December 31,	2010	2009
Commercial properties	$1,261	$8,007
Residential properties	497	531
Bank properties	2,155	989
Total	$3,913	$9,527

SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Underlying Property
At or for the year ended December 31, 2010	Commercial Properties	Residential Properties	Bank Properties	Total
Balance, beginning of year	$8,007	$531	$989	$9,527
Transfers into real estate owned	3,128	201	1,296	4,625
Transfers into operations	(1,900)	-	-	(1,900)
Sale of real estate owned	(7,974)	(57)	-	(8,031)
Write down of real estate owned	-	(24)	(130)	(154)
Other (1)	-	(154)	-	(154)
Balance, end of year	$1,261	$497	$2,155	$3,913
(1) Insurance proceeds received and applied as cost recovery of the carrying value of the property.

During 2010, the Company transferred $3.3 million in book value of loans into real estate owned, including four commercial properties aggregating $3.1 million and one residential property for $201,000.  In addition, four bank properties aggregating $1.3 million in book value were closed during 2010 and the balances transferred into real estate owned. The Company moved one commercial property, with an estimated fair value of $1.9 million, into operations. In 2010, the Company recorded $154,000 of write-downs of real estate owned, including $130,000 on the carrying value of two bank properties and $24,000 on the carrying value of two residential properties. There was one commercial property and two residential properties, with carrying amounts of $8.0 million and $57,000, respectively, sold during the year ended December 31, 2010, which resulted in a combined gain of $18,000, which is included in non-interest expense in the consolidated statements of operations. The Company received insurance proceeds on one residential property and recognized a reduction of carrying value of $154,000. The Company currently maintains 12 properties in the real estate owned portfolio, six of which are former bank branches. During the third quarter of 2010, four of the bank branches were consolidated into four previously existing bank branches.

Expenses applicable to real estate owned include the following:

REAL ESTATE OWNED EXPENSES, NET

Years Ended December 31,	2010	2009	2008
Net (gain) loss on sales of real estate	$(18)	$66	$(727)
Write-down of real estate owned	383	950	-
Operating expenses, net of rental income	436	139	99
Total	$801	$1,155	$(628)

10. GOODWILL AND INTANGIBLE ASSETS

Generally, the Company tests goodwill for impairment annually at year end. However, due to concerns about credit quality, performance as it relates to its peers, as well as recent events specific to the Company, including the written agreement (the “Agreement”) the Bank entered into with the OCC on April 15, 2010, the mandated individual minimum capital ratios as well as information obtained while taking actions to raise capital to meet the individual minimum capital requirements established by the OCC, it was deemed appropriate to perform a goodwill analysis at June 30, 2010. See Note 15 for more information on the Agreement.

In performing step one and step two of the impairment analysis, the market value assigned to the Company’s stock was based upon an acquisition value relative to recent acquisition transactions by companies in the Company’s geographic proximity and comparable size. The acquisition value is sensitive to both the fluctuation of the Company’s stock price and the stock price of peer companies. In determining the value of the Company, it was noted that the recent credit quality trends, such as the increase in non-performing assets, more specifically non-accrual loans, increased significantly over prior quarter changes, which could impact a purchaser’s outlook on the Company’s loan portfolio, especially given the uncertainty with the regulatory environment. In addition, the Company deemed it appropriate to take into consideration information obtained as a result of the extensive due diligence performed by sophisticated investors, who carefully reviewed the Company’s fundamentals, prospects, market, credit expectations, and regulatory environment. These factors, in addition to a discounted cash flow analysis and comparisons of the Company to its peers, resulted in an estimated Company fair value less than its carrying value, and therefore the Company was deemed to have failed step one and was required to perform a step two analysis. In performing step two of the analysis, the Company assessed the fair value of its assets and liabilities, not already carried at fair value at the respective reporting date, using valuation techniques that require the use of, among other things, level 2 and level 3 market values, as defined by FASB ASC 820, Fair Value Measurements and Disclosures. This value was deemed by management to be a reasonable exit price of the Company’s stock and was allocated amongst the Company’s fair value of its assets and liabilities, including any recognized and unrecognized intangible assets.

The step-two analysis indicated that the Company’s carrying amount of goodwill exceeded the implied fair value of the goodwill.  As a result, the Company recorded a non-cash impairment charge of $89.7 million during the second quarter, which is included in non-interest expense in the Condensed Consolidated statements of operations, on goodwill.  Goodwill at December 31, 2010 and 2009 was $38.2 million and $127.9 million, respectively.

The Company has a core deposit premium intangible asset that resulted from previous acquisitions. The carrying value of this asset was $10.6 million, $14.3 million, and $18.8 million, at December 31, 2010, 2009 and 2008, respectively. The Company incurred amortization expense of $3.7 million, $4.5 million and $4.7 million on its core deposit intangible during the years ended December 31, 2010, 2009 and 2008, respectively.

Information regarding the Company’s expected amortization expense is as follows:

AMORTIZATION OF INTANGIBLE ASSETS

Amount
Expected for Years Ended December 31,
2011	3,685
2012	3,685
2013	2,457
2014	804
2015	-
Thereafter	-
Total	$10,631

11. DEPOSITS

Deposits consist of the following major classifications:

SUMMARY OF DEPOSITS

December 31,	2010	2009
Interest-bearing demand deposits	$1,364,858	$1,190,709
Non-interest-bearing demand deposits	498,082	481,524
Savings deposits	279,086	299,322
Time deposits under $100,000	480,993	500,467
Time deposits $100,000 or more	228,121	372,497
Brokered time deposits	89,320	64,749
Total	$2,940,460	$2,909,268

A summary of time deposits by year of maturity is as follows:

MATURITIES OF TIME DEPOSITS (1)

Years Ended December 31,	Amount
2011	$579,190
2012	144,551
2013	62,395
2014	6,582
2015	5,046
Thereafter	670
Total	$798,434
(1) Amounts include brokered time deposits.

A summary of interest expense on deposits is as follows:

SUMMARY OF INTEREST EXPENSE

Years Ended December 31,	2010	2009	2008
Savings deposits	$2,283	$2,937	$7,632
Time deposits	15,805	30,748	43,865
Interest-bearing demand deposits	10,692	10,672	14,355
Total	$28,780	$44,357	$65,852

12. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF NEW YORK

At December 31, 2010 and 2009, the Company had fixed-rate advances from the FHLBNY of $4.0 million and $15.2 million, respectively, which mature through 2018.  At December 31, 2010 and 2009, the interest rates on these fixed-rate advances from the FHLBNY ranged from 3.78% to 5.87% for both periods. The weighted average interest rate at December 31, 2010 and 2009 was 4.51% and 4.52%, respectively. Interest expense on advances from the FHLBNY was $348,000, $715,000 and $1.4 million for the years ended December 31, 2010, 2009 and 2008, respectively, and are included in interest on funds borrowed on the consolidated statements of operations.

The contractual maturities of the Company’s fixed-rate advances from the FHLBNY at December 31, 2010 are as follows:

CONTRACTUAL MATURITIES OF ADVANCES FROM THE FHLBNY

Years Ended December 31,	Amount
2011	$-
2012	-
2013	2,611
2014	-
2015	-
Thereafter	1,388
Total	$3,999

13. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company has overnight repurchase agreements with customers, as well as term repurchase agreements with the FHLBNY.  At December 31, 2010 and 2009, customer repurchase agreements were $6.3 million with an interest rate of 0.21% and $18.7 million with interest rate of 0.11%, respectively.  Interest expense on customer repurchase agreements was $30,000, $42,000 and $478,000 million for the years ended December 31, 2010, 2009 and 2008, respectively, and are included in interest on funds borrowed on the consolidated statements of operations. Collateral for customer repurchase agreements consisted of U.S. Treasury notes or securities issued or guaranteed by one of the U.S. Government sponsored agencies.  The fair value of the collateral was approximately equal to the amounts outstanding.

At December 31, 2010 and 2009, the Company had one FHLBNY repurchase agreement for $15.0 million with an interest rate of 4.84%. Interest expense on FHLBNY repurchase agreements was $737,000, $748,000 and $775,000 for the years ended December 31, 2010, 2009 and 2008, respectively, and are included in interest on funds borrowed on the consolidated statements of operations. Collateral for the FHLBNY repurchase agreements consisted of securities issued or guaranteed by one of the U.S. Government sponsored agencies. The fair value of the collateral was approximately equal to the amount outstanding.

A summary of securities sold under agreements to repurchase, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2010, 2009 and 2008 is as follows:

SUMMARY OF REPURCHASE AGREEMENTS

At or for the Years Ended December 31,	2010	2009	2008
FHLBNY repurchase agreements outstanding at year end	$15,000	$15,000	$15,000
Weighted average interest rate at year end	4.84%	4.84%	4.84%
Approximate average amount outstanding during the year	$15,000	$15,000	$16,530
Approximate weighted average rate during the year	4.91%	4.98%	4.69%

Repurchase agreements with customers outstanding at year end	$6,307	$18,677	$20,327
Weighted average interest rate at year end	0.21%	0.11%	0.25%
Approximate average amount outstanding during the year	$15,243	$17,997	$34,976
Approximate weighted average rate during the year	0.19%	0.23%	1.37%

The maximum month end amount of securities sold under agreements to repurchase for the years ended December 31, 2010 and 2009 is as follows:

SUMMARY OF MAXIMUM MONTH END REPURCHASE AGREEMENTS

December 31,	2010	2009
FHLBNY repurchase agreements	$15,000	$15,000
Repurchase agreements with customers	$20,249	$21,867

14. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT

The Company has established Issuer Trusts that have issued guaranteed preferred beneficial interests in the Company’s junior subordinated debentures. These Issuer Trusts are variable interest entities under FASB ASC 810-10, Consolidation, (“FASB ASC 810-10”).

In accordance with FASB ASC 810-10, all the Issuer Trusts outstanding at December 31, 2010 and 2009 are deconsolidated. The junior subordinated debentures issued by the Company to the Issuer Trusts at December 31, 2010 and 2009 of $92.8 million are reflected as Junior subordinated debentures in the Company’s Consolidated statements of financial condition. The Company records interest expense on the corresponding debentures in its consolidated statements of operations. The Company also recorded the common capital securities issued by the Issuer Trusts in other assets in its consolidated statements of financial condition at December 31, 2010 and 2009.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Issuer Trust as of December 31, 2010.

SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2010	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	6.24% Fixed	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012
		$90,000		$92,786

On January 23, 2009 and December 30, 2008 the capital securities of Sun Capital Trust VI and Sun Capital Trust V, respectively, became eligible for redemption. As a result of the current interest environment, the Company has elected not to call these securities; however the Company maintains the right to call these securities in the future on the respective payment anniversary dates.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines.  These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve Board.  In March 2005, the Federal Reserve Board amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits.  The Federal Reserve’s amended rule was to become effective March 31, 2009, and would have limited capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill, less any associated deferred tax liability.  On March 16, 2009, the Federal Reserve Board extended for two years the ability of bank holding companies to include restricted core capital elements as Tier 1 capital up to 25% of all core capital elements, including goodwill. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. Management currently operates under a capital plan for the Company and the Bank that is expected to allow the Company and the Bank to maintain regulatory capital levels at or above the levels set for them.

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

The Company has customarily relied on dividend payments from the Bank to fund junior subordinated debenture interest obligations.  The amount available for payment of dividends to the Company by the Bank was $0 as of December 31, 2010 and no dividends may be paid by the Bank without OCC approval. Per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC.  The Company believes it is capable of funding its junior subordinated debenture interest obligations through available cash balances maintained at the bank holding company for the period of time necessary until earnings are expected to support a dividend from the Bank.  See Note 24 of the Notes to Consolidated Financial Statements for additional information on dividend limitations.

15. STOCK-BASED INCENTIVE PLANS

In September 2010, the Board of Directors of the Company adopted a Stock-Based Incentive Plan (the “2010 Plan”). The purpose of the 2010 Plan, as is all of the Company’s stock-based plans, is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to officers, employees, directors, and other persons providing services to the Company, or any present or future parent or subsidiary of the Company to promote the long-term interests of the Company and its shareholders. The 2010 Plan authorizes the issuance of 4,900,000 shares of common stock pursuant to awards that may be granted in the form of options to purchase common stock (“Options”) and awards of shares of common stock (“Stock Awards”). The maximum number of Stock Awards may not exceed 1,400,000 shares. Under the 2010 Plan, Options expire ten years after the date of grant, unless terminated earlier under the option terms. For both Options and Stock Awards, a Committee of non-employee directors has the authority to determine the conditions upon which the options granted will vest. At December 31, 2010, there were no options or awards granted under the 2010 Plan.

In September 2010, the Board of Directors of the Company adopted a Performance Equity Plan (the “2010 Performance Plan”). The 2010 Performance Plan authorizes the issuance of 2,700,000 shares of common stock pursuant to awards that may be granted in the form of Options at an exercise price which is 110% of the fair market value of the Company’s common stock on the date of grant. The purpose of the 2010 Performance Plan is to establish an effective link between incentive compensation and performance for officers and employees with the Company’s stockholders by rewarding actions that result in building long-term shareholder value. Under the 2010 Performance Plan, Options expire ten years after the date of grant, unless terminated earlier under the option terms. For Options, a Committee of non-employee directors has the authority to determine the conditions upon which the options granted will vest. At December 31, 2010, there were no options or stock awards granted under the 2010 Plan.

The 2004 Stock Plan, as amended in 2009, (the “2004 Plan”), authorizes the issuance of 2,500,425 shares of common stock pursuant to awards that may be granted in the form of options to purchase common stock (“Options”) and awards of shares of common stock (“Stock Awards”). The maximum number of stock awards that may be granted over time may not exceed 761,101 shares. At December 31, 2010, the amount of shares of common stock available for future grants under the 2004 Plan, as amended, was 186,587 shares, of which 9,495 shares are available for issuance as stock awards. Under the 2004 Plan, options expire 10 years after the date of grant, unless terminated earlier under the option terms. For both Options and Stock Awards, a Committee of non-employee directors has the authority to determine the conditions upon which the options granted will vest. Each director and advisory director of the Company received compensation in the form of stock awards which were immediately vested upon issuance. There were 220,534, 241,358 and 135,282 stock awards issued from the 2004 Plan for the years ended December 31, 2010, 2009 and 2008, respectively.  The Company granted 763,994, 146,907 and 371,595 options for the years ended December 31, 2010, 2009 and 2008, respectively, under the 2004 Plan. These options were granted at the then fair market value of the Company’s stock.  During 2010, there were 503,300 options granted under the 2004 Plan which vested 25% immediately and the remaining 75% evenly over three years, 94,657 options granted which vest evenly over five years, 75,000 options granted that vest 100% two years after the date of grant, 47,037 options granted which vested immediately, and 44,000 options granted which vest evenly over four years beginning two years after the date of grant. During 2009, there were 26,907 options granted which vest over four years at a rate of 33.3% over the first two years and the remaining 66.7% evenly over the remaining two years, and 120,000 options granted that vest 100% two years after the date of grant. During 2008, there were 103,432 options granted that vest evenly over five years, 203,960 options that vest over five years at a rate of 25% over first two years and the remaining 75% evenly over the remaining three years, and 64,203 options that vest over four years at a rate of 33.3% over the first two years and the remaining 66.7% evenly over the remaining two years.  There are 1,562,232 options outstanding and 309,481 nonvested restricted stock awards under the 2004 Plan at December 31, 2010.

In January 2006, as a result of the Advantage Bank (“Advantage”) acquisition, the Company assumed stock options previously granted under the Advantage Plans. Upon merger, all stock options under the Advantage Plans became fully vested and were converted to stock options of the Company.  The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Advantage Plans are both incentive and non-qualified and expire from 2011 through 2014. There are 12,362 stock options outstanding under these plans at December 31, 2010. No additional stock options will be granted under these plans.

In July 2004, as a result of the acquisition of Community Bancorp of New Jersey (“Community”), the Company assumed stock options previously granted under the Community Plans. Upon merger, all stock options under the Community Plans became fully vested and were converted to stock options of the Company. The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Community Plans are both incentive and non-qualified and expire from 2011 through 2012. There are 23,522 stock options outstanding under these plans at December 31, 2010. No additional stock options will be granted under these plans.

Options granted under the 2002 Stock Option Plan (the “2002 Plan”) may be either qualified incentive options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. The 2002 Plan authorizes the issuance of 1,108,089 shares of common stock. The grant of reload options is authorized under the 2002 Plan. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an “original option”) by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the reload feature will reduce the total number of shares eligible for award under the Plan. Under the 2002 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The qualified incentive options expire 10 years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 2002 Plan generally allows 20% of options granted to employees to vest six months after the date of grant, and 20% for each of the next four anniversaries of the grant, subject to employment and other conditions. The vesting provision of the 2002 Plan generally allows options granted to directors to vest as of the date of grant. At December 31, 2010, there were 780,038 options outstanding with the reload feature under the 2002 Plan and 14,604 shares available for grant.

In 2007, the 1997 Stock Option Plan (the “1997 Plan”) expired. As such, no additional options are permitted to be granted from this plan. Options granted under the 1997 Plan may be either qualified incentive options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors.  Under the 1997 Plan, the nonqualified options expire 10 years and 10 days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 1997 Plan generally allows for 50% of options to vest one year after the date of grant, and 50% two years after the date of grant, subject to employment and other conditions.  At December 31, 2010, there were 349,985 options outstanding with the reload feature under the 1997 Plan.  All shares granted under the 1997 Plan were fully vested as of December 31, 2010.

There are no equity compensation plans providing for the issuance of shares of the Company which were not approved by the shareholders.

Options outstanding under the 1997, 2002, 2004, Community Plans and Advantage Plans are as follows:

SUMMARY OF STOCK OPTIONS GRANTED AND OUTSTANDING (1)
	Incentive	Nonqualified	Total
Stock options granted and outstanding:
December 31, 2010 at prices ranging from $3.51 to $17.49 per share	887,319	1,840,820	2,728,139
December 31, 2009 at prices ranging from $3.54 to $17.49 per share	846,377	1,353,234	2,199,611
December 31, 2008 at prices ranging from $4.30 to $17.49 per share	782,944	1,862,925	2,645,869
(1) Data is adjusted for a 5% stock dividend issued in May 2009.

Activity in the stock option plans for the years ended December 31, 2010, 2009 and 2008, respectively was as follows:

SUMMARY OF STOCK OPTION ACTIVITY (1)

Years Ended December 31,	2010		2009		2008
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Stock options outstanding, beginning of year	2,199,611	$9.51	2,645,869	$9.78	2,448,402	$9.57
Granted	763,994	4.77	146,907	3.72	371,595	11.51
Exercised	-	-	-	-	(88,346)	8.10
Forfeited	(29,521)	8.16	(21,075)	15.31	(13,372)	15.79
Expired	(205,945)	8.27	(572,090)	9.04	(72,410)	12.52
Stock options outstanding, end of year	2,728,139	$8.29	2,199,611	$9.51	2,645,869	$9.78
Stock options exercisable, end of year	1,750,189	$9.37	1,602,248	$9.19	2,046,654	$8.77
Stock options vested or expected to vest(2)	2,584,682	$8.36
(1) Data is adjusted for a 5% stock dividend issued in May 2009. (2) Includes vested shares and nonvested shares after a forfeiture rate assumption, which is based upon historical data, is applied.

The weighted average grant date fair value per share of options granted during the years ended December 31, 2010, 2009 and 2008 were $2.75, $1.56 and $3.41, respectively.  The aggregate intrinsic value of options outstanding at December 31, 2010, 2009 and 2008 was $284,000, 25,000 and $189,000, respectively.

No options were exercised during 2010 or 2009.  The amount of cash received from the exercise of stock options during the year ended December 31, 2008 was $716,000. The total tax benefit from the exercise of stock options for the year ended December 31, 2008 was approximately $90,000.  The total intrinsic value (market value on date of exercise less exercise price) of options exercised during the year ended December 31, 2008 was $240,000. The aggregate intrinsic value of options exercisable at December 31, 2010, 2009 and 2008 was $0, $0 and $188,000, respectively.

A summary of the Company’s nonvested options at December 31, 2010, 2009 and 2008, respectively, are presented in the following table:

SUMMARY OF NONVESTED STOCK OPTION ACTIVITY (1)

Years Ended December 31,	2010		2009		2008
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested stock options outstanding, beginning of year	597,363	$15.31	599,215	$13.22	355,518	$15.99
Granted	763,994	4.77	146,907	3.72	371,595	11.51
Vested	(353,886)	17.82	(127,684)	15.18	(114,526)	15.97
Forfeited	(29,521)	8.16	(21,075)	15.31	(13,372)	15.79
Nonvested stock options outstanding, end of year	977,950	$6.38	597,363	$10.39	599,215	$13.22
(1)Data is adjusted for a 5% stock dividend issued in May 2009.

At December 31, 2010, there was $3.8 million of total unrecognized compensation cost related to options granted under the stock option plans.  That cost is expected to be recognized over a weighted average period of 2.5 years.

A summary of the Company’s nonvested stock awards at December 31, 2010, 2009 and 2008, respectively, are presented in the following table:

SUMMARY OF NONVESTED STOCK AWARD ACTIVITY (1)

Years Ended December 31,	2010		2009		2008
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested stock awards outstanding, beginning of year	182,297	$7.67	105,976	$13.43	53,257	$15.69
Issued	176,250	4.76	116,455	3.87	67,863	12.05
Vested	(48,066)	6.79	(24,520)	14.44	(15,144)	15.15
Forfeited	(1,000)	3.54	(15,614)	7.88	-
Nonvested stock awards outstanding, end of year	309,481	$6.16	182,297	$7.67	105,976	$13.43
(1) Data is adjusted for a 5% stock dividend issued in May 2009.

During 2010, 2009 and 2008, the Company issued 176,250, 116,455 and 67,863 shares of stock awards, respectively, that were valued at $839,000, $451,000 and $817,000, respectively, at the time these awards were granted. The value of these shares is based upon the closing price of the Company’s common stock on the date of grant.  During 2010, there were 116,250 shares issued, of which 25% vested immediately and the remaining 75% will vest evenly over three years, 35,000 shares issued that cliff vest after two years and 25,000 shares issued that cliff vest after four years.  Compensation expense will be recognized on a straight-line basis over the service period for all of the shares issued during 2010.  At December 31, 2010, there was $1.1 million of total unrecognized compensation cost related to these stock awards that is expected to be recognized over a weighted average period of 2.1 years.  The total compensation expense recognized on stock awards which vested during 2010 was $326,000.

16. EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan (“ESPP”) and a Directors Stock Purchase Plan (“DSPP”) (collectively, the “Purchase Plans”).  Under the ESPP and the DSPP, as amended and restated in 2009, 323,254 shares and 119,216 shares, respectively, were reserved for issuance. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of the Company’s common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of the Company’s common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2010 and 2009, there were 25,321 shares and 22,903 shares, respectively, purchased through the ESPP. For the years ended December 31, 2010 and 2009, there were 11,497 shares and 7,527 shares, respectively, purchased through the DSPP. At December 31, 2010, there were 178,022 and 33,615 shares remaining in the ESPP and DSPP, respectively.

17. BENEFITS

The Company has established a 401(k) Retirement Plan (the “401(k) Plan”) for all qualified employees. Employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. The Company’s match begins after one year of service. Vesting in the Company’s match contribution accrues evenly over four years. Pursuant to the 401(k) Plan, employees can contribute up to 75% of their compensation to the maximum allowed by law. The Company will match 50% of the first 6% of the base contribution that an employee contributes. The Company match consists of a contribution of the Company’s common stock, at market value. The Company’s contribution to the 401(k) Plan was $641,000, $682,000 and $627,000 for the years ended December 31, 2010, 2009 and 2008, respectively. The Company expensed $33,000, $56,000 and $38,000 during the years ended December 31, 2010, 2009 and 2008, respectively, to administer the 401(k) Plan.  These expenses were recorded in other expense in the Company’s consolidated statements of operations.

In April 2009, the Company established the Directors’ Deferred Fee Plan, a deferred stock compensation plan for members of its Board of Directors (the “Directors’ Plan”).  The Directors’ Plan provides Directors with the opportunity to defer, for tax planning purposes, receipt of all or a portion of any Sun Bancorp, Inc. stock earned as compensation.  The Directors’ Plan balance as of December 31, 2010 and 2009 was $234,000 and $124,000, respectively.

In September 2010, in an effort to facilitate the succession plan of the Company’s Chairmanship, the Company established a Salary Continuation Plan (the “Salary Plan”) to compensate the Chairman of the Company for advising the incoming Chairman and the Board of Directors, as well as reward him for his many years of service to the Company. Under the Salary Plan, for a period of three years, the Chairman will receive a monthly payment equal to his base salary in effect and due to him at retirement. The Company recorded $1.1 million in expense during the year ended December 31, 2010 related to the Salary Plan.

18. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

Letters of Credit. In the normal course of business, the Company has various commitments and contingent liabilities, such as customers' letters of credit (including standby letters of credit of $57.5 million and $67.9 million at December 31, 2010 and 2009, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial condition of the Company will not be affected materially by the final outcome of any letters of credit.

Reserve for Unfunded Commitments. The Company maintains a reserve for unfunded loan commitments and letters of credit which is reported in other liabilities in the consolidated statements of financial condition consistent with FASB ASC 825. As of December 31, 2010, the Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 450, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements.  The reserve for unfunded loan commitments and letters of credit as of December 31, 2010 and 2009 was $1.5 million and $965,000, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

Leases. The following is a schedule of the Company’s future minimum lease payments under capital leases as of December 31, 2010:

FUTURE MINIMUM LEASE PAYMENTS UNDER OBLIGATIONS UNDER CAPITAL LEASES

Years Ended December 31,	Amount
2011	$776
2012	776
2013	776
2014	776
2015	776
Thereafter	9,518
Total minimum lease payments	13,397
Less: Amount representing interest	5,286
Present value of minimum lease payment, net	$8,111

The following table shows future minimum payments under noncancelable operating leases with initial terms of one year or more at December 31, 2010. Future minimum receipts under sub-lease agreements are deemed not material.

FUTURE MINIMUM PAYMENTS UNDER NONCANCELABLE OPERATING LEASES

Years Ended December 31,	Amount
2011	$3,924
2012	3,548
2013	3,101
2014	2,492
2015	2,321
Thereafter	10,485
Total minimum lease payments	$25,871

Rental expense, which is included in occupancy expense on the Company’s consolidated statements of operations for all leases was $4.5 million, $4.4 million and $4.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

19. DERIVATIVE INTRUMENTS AND HEDGING ACTIVITIES

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

Fair Value Hedges - Interest Rate Swaps. The Company has entered into interest rate swap arrangements to exchange the periodic payments on fixed-rate commercial loan agreements for variable-rate payments based on the one-month London Interbank Offered Rate (“LIBOR”) without the exchange of the underlying principal. The interest rate swaps are designated as fair value hedges under FASB ASC 815, Derivatives and Hedging, (“FASB AC 815”), and are executed for periods and terms that match the related underlying fixed-rate loan agreements. The Company applies the “shortcut” method of accounting under FASB ASC 815, which assumes there is no ineffectiveness as changes in the interest rate component of the swaps’ fair value are expected to exactly offset the corresponding changes in the fair value of the underlying commercial loan agreements.  Because the hedging arrangement is considered highly effective, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. The fair value adjustments related to credit quality were not material as of December 31, 2010 and 2009.

  The following tables provide information pertaining to interest rate swaps designated as fair value hedges under FASB ASC 815 at December 31, 2010 and 2009:

SUMMARY OF INTEREST RATE SWAPS DESIGNATED AS FAIR VALUE HEDGES

December 31,	2010		2009
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other liabilities	$39,663	$(4,721)	$44,440	$(3,977)

SUMMARY OF INTEREST RATE SWAPS COMPONENTS

December 31,	2010	2009
Weighted average pay rate	6.83%	6.81%
Weighted average receive rate	2.27%	2.22%
Weighted average maturity in years	4.2	4.6

Customer Derivatives – Interest Rate Swaps/Caps. The Company enters into interest rate swaps that allow our commercial loan customers to effectively convert a variable-rate commercial loan agreement to a fixed-rate commercial loan agreement.  Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to an interest rate swap agreement, which serves to effectively swap the customer’s variable-rate loan into a fixed-rate loan. The Company then enters into a corresponding swap agreement with a third party in order to economically hedge its exposure on the variable and fixed components of the customer agreement. The interest rate swaps with both the customers and third parties are not designated as hedges under FASB ASC 815 and are marked to market through earnings. As the interest rate swaps are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. The Company recognized $12.2 million, $53,000 and $152,000, respectively, of fair value credit adjustment charges during the years ended December 31, 2010, 2009 and 2008, respectively, which are included in the derivative credit valuation adjustment in the consolidated statements of operations as a reduction in other income.

SUMMARY OF INTEREST RATE SWAPS NOT DESIGNATED AS HEDGING INSTRUMENTS

December 31,	2010		2009
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other assets	$520,921	$56,637	$608,169	$52,934
Other liabilities	520,921	(58,779)	608,169	(53,137)

In addition, the Company has entered into an interest rate floor sale transaction with one commercial customer. The Company entered into a corresponding interest rate floor purchase transaction with a third party in order to offset its exposure on the variable and fixed components of the customer agreement.  As the interest rate floors with both the customer and the third party are not designated as hedges under FASB ASC 815, the instruments are marked to market through earnings. As the interest rate floors are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. The combined notional amount of the two interest rate caps was $17.2 million and $17.8 million at December 31, 2010 and December 31, 2009, respectively.

The Company has an International Swaps and Derivatives Association agreement with a third party that requires a minimum dollar transfer amount upon a margin call.  This requirement is dependent on certain specified credit measures.  The amount of collateral posted with the third party at December 31, 2010 and 2009 was $78.0 million and $74.9 million, respectively.  The amount of collateral posted with the third party is deemed to be sufficient to collateralize both the fair market value change as well as any additional amounts that may be required as a result of a change in the specified credit measures.  The aggregate fair value of all derivative financial instruments in a liability position with credit measure contingencies and entered into with the third party was $63.5 million and $57.1 million at December 31, 2010 and 2009, respectively.

20.  INCOME TAXES

The income tax expense (benefit) consists of the following:

SUMMARY OF INCOME TAX EXPENSE (BENEFIT)

Years Ended December 31,	2010	2009	2008
Current	$(11,020)	$(2,855)	$10,772
Deferred	20,342	(13,520)	(6,346)
Income tax provision (benefit)	$9,322	$(16,375)	$4,426

Items that gave rise to significant portions of the deferred tax accounts are as follows:

DETAILS OF DEFERRED TAX ASSET, NET

December 31,	2010	2009
Deferred tax asset:
Allowance for loan losses	$33,988	$25,028
Goodwill amortization	5,437	-
Unrealized loss on investment securities	4,245	380
Impairments realized on investment securities	687	3,820
Fixed assets	169	-
Net operating loss carry forwards	20,322	2,588
Alternative minimum tax credits	1,975	-
Other	3,736	1,723
Total deferred tax asset before valuation allowance	70,559	33,539
Less: valuation allowance	(61,892)
Deferred tax liability:
Core deposit intangible amortization	1,987	2,771
Goodwill amortization	-	6,799
Fixed assets	-	701
Deferred loan costs	2,075	2,148
Other	360	399
Total deferred tax liability	4,422	12,818
Net deferred tax asset	$4,245	$20,721

The Company has $38.8 million of federal net operating loss carryforwards at December 31, 2010 all of which will expire in 2030. The Company also has $115.4 million of state net operating loss carryforwards at December 31, 2010 of which $3.0 million expire in 2015, $37.1 million expire in 2029 and $75.3 million expire in 2030.

 During the year ended December 31, 2010, the Company established a valuation allowance of $61.9 million against the net deferred tax asset after concluding that it was more likely than not that the full deferred tax asset would not be realized.  Management considered all positive and negative evidence regarding the ultimate ability to fully realize the deferred tax assets, including past operating results and the forecast of future taxable income. The valuation allowance was primarily recorded because the Company is a three-year cumulative loss company.  The remaining $4.2 million deferred tax asset relates to the unrealized loss on investment securities. The intent of management is to hold these securities until their recovery, which may be maturity, and ultimately not realize the loss.

The provision for income taxes differs from that computed at the statutory rate as follows:

RECONCILIATION OF FEDERAL STATUTORY INCOME TAX

Years Ended December 31,	2010		2009		2008
	Amount	%	Amount	%	Amount	%
Income (loss) before income taxes	$(176,096)		$(33,506)		$19,319
Tax computed at statutory rate	(61,634)	35.0%	(11,727)	35.0%	6,762	35.0%
(Decrease) increase in charge resulting from:
State taxes, net of federal benefit	(8,514)	4.8	(2,671)	8.0	(87)	(0.5)
Tax exempt interest (net)	(1,233)	0.7	(1,371)	4.1	(1,149)	(5.9)
BOLI	(726)	0.4	(787)	2.4	(1,056)	(5.5)
Nondeductible goodwill	18,980	(10.8)	-	-	-	-
Valuation allowance	61,892	(35.1)
Other, net	557	(0.3)	181	(0.6)	(44)	(0.2)
Total income tax expense (benefit)	$9,322	(5.3)%	$(16,375)	48.9%	$4,426	22.9%

FASB ASC 740 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 was applied to all existing tax positions upon initial adoption. There was no liability for uncertain tax positions and no known unrecognized tax benefits at December 31, 2010 or 2009.

The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the results of operations. As of December 31, 2010, the tax years ended December 31, 2007 through 2010 were subject to examination by the Internal Revenue Service (the “IRS”), while the tax years ended December 31, 2007 through 2010 were subject to state examination.  The IRS completed its examination of the Company’s 2005 and 2006 tax returns during 2008 which did not result in any material change to the Company’s tax position.  As of December 31, 2010, there were no audits in process by any tax jurisdiction.

21.  TROUBLED ASSET RELIEF PROGRAM

In October 2008, the U.S. government began to take actions to intervene in support of the credit markets, which included the Troubled Asset Relief Program (“TARP”), with an initiative to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. In addition, TARP includes the Capital Purchase Program (“TARP CPP”), which provides direct equity investment of preferred stock by the U.S. Treasury in qualified financial institutions.  The TARP CPP is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends.   On January 9, 2009, the Company entered into a Letter Agreement with the U.S. Treasury under the TARP CPP, pursuant to which the Company issued and sold 89,310 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A and a warrant to purchase 1,620,545 shares (adjusted for a 5% stock dividend declared in April 2009) of the Company's common stock, for an aggregate purchase price of $89.3 million in cash.

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

22.  SECURITIES PURCHASE AGREEMENTS

On July 7, 2010, the Company entered into Securities Purchase Agreements with WLR SBI Acquisition Co, LLC, an affiliate of WL Ross & Co. LLC (“WL Ross”), members and affiliates of the Bank’s founding Brown Family (the “Brown Family”), certain affiliates of Siguler Guff & Company, LP (the “Siguler Guff Shareholders”) and certain other institutional and accredited investors (the “Other Investors”) (collectively, the “Investors”).  On September 22, 2010, the Company completed the sale of 4,672,750 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”) and 88,009 shares of its Mandatorily Convertible Cumulative Non-Voting Perpetual Stock, Series B (the “Series B Preferred Stock”), for aggregate consideration of $106.7 million in cash and resulted in approximately $98.5 million in net proceeds to the Company after expenses. At the Annual Meeting of Shareholders held on November 1, 2010, the Company’s shareholders’ approved the amendment to the Company’s Amended and Restated Certificate of Incorporation allowing for the conversion of 88,009 shares of Series B Preferred Stock to 22,002,250 shares of the Company’s common stock at a conversion price of $4.00. Upon conversion, WL Ross beneficially owned approximately 24.8% of the Company’s outstanding common stock, the Brown Family beneficially owned approximately 29.0% of the Company’s outstanding common stock and Siguler Guff beneficially owned 9.9% of the Company’s outstanding common stock.  None of the Other Investors beneficially own more than 2% of the Company’s common stock.

23. (LOSS) EARNINGS PER COMMON SHARE

(Loss) earnings per share were calculated as follows:

(LOSS) EARNINGS PER COMMON SHARE COMPUTATION

Years Ended December 31,	2010	2009	2008
Net (loss) income	$(185,418)	$(17,131)	$14,894
Preferred stock dividend and discount accretion	-	5,351	-
Net (loss) income available to common shareholders	(185,418)	(22,482)	14,894

Average common shares outstanding	28,258,953	23,134,424	23,647,009
Net effect of dilutive stock options	-	-	311,215
Dilutive common shares outstanding	28,258,953	23,134,424	23,958,224

(Loss) earnings per share – basic	$(6.56)	$(0.97)	$0.63
(Loss) earnings per share – diluted	$(6.56)	$(0.97)	$0.62

Dilutive common stock equivalents	-	-	1,976,875
Average exercise price	$-	$-	$8.08
Average market price - diluted	$-	$-	$10.46

Weighted average common stock equivalents outstanding totaled 2.6 million, 3.2 million and 859,736 at December 31, 2010, 2009 and 2008, respectively, which were not included in the computation of diluted earnings per share as a result of the stock options’ exercise prices or stock awards’ value at issuance being greater than the average market price of the Company’s common shares for the respective periods.  Of the 3.2 million weighted average common stock equivalents not included in the computation of diluted earnings per share during 2009, 617,138 common stock equivalents related to the issuance of the warrant under the TARP CPP.

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

The Company’s and Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. The Company’s and the Bank’s risk-based capital ratios have been computed in accordance with regulatory practices. The Company and the Bank were in compliance with these regulatory capital requirements of the Federal Reserve Board and the OCC as of December 31, 2010. As discussed below and elsewhere herein, additional capital requirements have been imposed on the Bank by the OCC, which the Bank was also in full compliance with as of December 31, 2010.

On April 15, 2010, the Bank entered into the OCC Agreement which contained requirements to develop and implement a profitability and capital plan which will provide for the maintenance of adequate capital to support the Bank’s risk profile in the current economic environment. The capital plan was also required to contain a dividend policy allowing dividends only if the Bank is in compliance with the capital plan, and obtains prior approval from the OCC. During the second quarter of 2010, the Company delivered its profit and capital plans to the OCC.

The Bank also agreed to: (a) implement a program to protect the Bank’s interest in criticized or classified assets, (b) review and revise the Bank’s loan review program; (c) implement a program for the maintenance of an adequate allowance for loan losses; and (d) revise the Bank’s credit administration policies. During the second quarter of 2010, the Company revised and implemented changes to policies and procedures pursuant to the Agreement. As noted earlier in this section, the Bank also agreed that its brokered deposits will not exceed 3.5% of its total liabilities unless approved by the OCC. Management does not expect this restriction will limit its access to liquidity as the Bank does not rely on brokered deposits as a major source of funding. As of December 31, 2010, the Bank’s brokered deposits represented 2.8% of its total liabilities.

The Bank is also subject to individual minimum capital ratios established by the OCC for the Bank requiring to continue to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, to continue to maintain a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and to maintain a Total Capital ratio at least equal to 11.50% of risk-weighted assets. At December 31, 2010, the Bank met all of the three capital ratios established by the OCC as our Leverage ratio was 8.57%, our Tier 1 Capital ratio was 10.98%, and our Total Capital ratio was 12.25%.

The following table provides both the Company’s and the Bank’s risk-based capital ratios as of December 31, 2010 and 2009.

REGULATORY CAPITAL LEVELS
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2010
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$350,697	12.68%	$221,242	8.00%	N/A
Sun National Bank	338,196	12.25	220,904	8.00	$276,131	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	315,523	11.41	110,621	4.00	N/A
Sun National Bank	303,074	10.98	110,452	4.00	165,678	6.00
Leverage Ratio:
Sun Bancorp, Inc.	315,523	8.93	141,351	4.00	N/A
Sun National Bank	303,074	8.57	141,407	4.00	176,759	5.00

December 31, 2009
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$353,116	11.38%	$248,299	8.00%	N/A
Sun National Bank	336,831	10.87	247,986	8.00	$309,982	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	314,046	10.12	124,149	4.00	N/A
Sun National Bank	297,810	9.61	123,993	4.00	185,989	6.00
Leverage Ratio:
Sun Bancorp, Inc.	314,046	9.08	138,306	4.00	N/A
Sun National Bank	297,810	8.58	138,809	4.00	173,511	5.00
(1) Not applicable for bank holding companies.

The Bank’s deposits are insured to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) which was signed into law on July 21, 2010, the maximum deposit insurance limit is $250,000. In April 2010, the FDIC adopted an interim rule providing a six-month extension of the Transaction Account Guarantee (“TAG”) program for insured depository institutions until December 31, 2010. Insured institutions that were participating in the TAG program that wanted to opt out of the extension had until April 30, 2010 to submit their request. For institutions that chose to remain in the TAG program, after July 1, 2010, the basis for calculating the current assessments, as well as, the interest rates on negotiable order of withdrawal (“NOW”) accounts guaranteed under the program, were modified. The Bank opted to participate in the extension which expired on December 31, 2010.

In addition, the Dodd-Frank Act amended the Federal Deposit Insurance Act to provide for full deposit insurance coverage for non-interest-bearing transaction accounts for a two year period beginning December 31, 2010. This will apply to insured depository institutions with no opt in or opt out requirements.

In November 2009, instead of imposing additional special assessments, the FDIC amended the assessment regulations to require all insured depository institutions to prepay their estimated risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012 on December 30, 2009. For purposes of estimating the future assessments, each institution’s base assessment rate in effect on September 30, 2009 was used, assuming a 5 percent annual growth rate in the assessment base and a 3 basis point increase in the assessment rate in 2011 and 2010. The prepaid assessment will be applied against actual quarterly assessments until exhausted. Any funds remaining after June 30, 2013 will be returned to the institution. If the prepayment would impair an institution’s liquidity or otherwise create significant hardship, it was able to apply for an exemption. Requiring this prepaid assessment did not preclude the FDIC from changing assessment rates or from further revising the risk-based assessment system. On December 31, 2009, the Company paid the FDIC prepaid assessment of $18.3 million, of which approximately $6.1 million applied to 2010. The remaining prepaid assessment of approximately $11.1 million at December 31, 2010 will be recognized as expense over the course of the respective periods covered.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines.  These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve Board.  In March 2005, the Federal Reserve Board amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits.  The Federal Reserve’s amended rule was to become effective March 31, 2009, and would have limited capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability.  On March 16, 2009, the Federal Reserve Board extended for two years the ability for bank holding companies to include restricted core capital elements as Tier 1 capital up to 25% of all core capital elements, including goodwill. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2010, the entire $90.0 million in capital securities qualified as Tier 1 capital.

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this guidance, the amount available for payment of dividends to the Company by the Bank totaled $0 at December 31, 2010.  Per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC.

25. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company accounts for fair value measurements in accordance with FASB ASC 820, Fair Value Measurements and Disclosures, (“FASB ASC 820”).  FASB ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  FASB ASC 820 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. FASB ASC 820 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). FASB ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement and also clarifies the application of fair value measurement in a market that is not active.

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

In accordance with FASB ASU 2010-06, the Company is required to disclose the significant amount of transfers in and out of Level 1, Level 2 and Level 3 fair value measurements and the reasons for such transfers. For the years ended December 31, 2010 and 2009, there were no transfers between levels of fair value measurements. FASB ASU 2010-06 also requires the Company to disclose its policy for recognizing the transfers between levels, which is to assume the transfer occurs at the beginning of the quarter in which the transfer is reported.

FASB ASC 820 requires the Company to disclose the fair value of financial assets on both a recurring and non-recurring basis.  Those assets and liabilities which will continue to be measured at fair value on a recurring basis are as follows:

SUMMARY OF RECURRING FAIR VALUE MEASUREMENTS
		Category Used for Fair Value Measurement
	Total	Level 1	Level 2	Level 3
December 31, 2010
Assets:
Investment securities available for sale:
U.S. Treasury obligations	$47,019	$47,019	$-	$-
U.S. Government agency mortgage-backed securities	328,487	-	328,487	-
Other mortgage-backed securities	6,137	-	6,137	-
State and municipal obligations	82,397	-	82,397	-
Trust preferred securities	5,642	-	-	5,642
Other	3,182	-	3,182	-
Interest rate swaps	56,637	-	56,637	-
Interest rate floor	344	-	344	-
Liabilities:
Fair value interest rate swaps	4,721	-	4,721	-
Interest rate swaps	58,779	-	58,779	-
Interest rate floor	344	-	344	-

December 31, 2009
Assets:
Investment securities available for sale:
U.S. Treasury obligations	$2,007	$2,007	$-	$-
U.S. Government agencies	48,274	-	48,274	-
U.S. Government agency mortgage-backed securities	248,594	-	248,594	-
Other mortgage-backed securities	6,880	-	6,880	-
State and municipal obligations	105,689	-	105,689	-
Trust preferred securities	20,874	-	-	20,874
Other	2,420	-	2,420	-
Interest rate swaps	52,934	-	52,934	-
Interest rate floor	269	-	269	-
Liabilities:
Fair value interest rate swaps	3,977	-	3,977	-
Interest rate swaps	53,137	-	53,137	-
Interest rate floor	269	-	269	-

Level 1 Valuation Techniques and Inputs

U.S. Treasury securities.  The Company reports U.S. Treasury securities at fair value utilizing Level 1 inputs. These securities are priced using observable quotations for the indicated security.

 Level 2 Valuation Techniques and Inputs

The majority of the Company’s investment securities are reported at fair value utilizing Level 2 inputs. Prices of these securities are obtained through independent, third-party pricing services. Prices obtained through these sources include market derived quotations and matrix pricing and may include both observable and unobservable inputs. Fair market values take into consideration data such as dealer quotes, new issue pricing, trade prices for similar issues, prepayment estimates, cash flows, market credit spreads and other factors. The Company reviews the output from the third-party providers for reasonableness by the pricing consistency among securities with similar characteristics, where available, and comparing values with other pricing sources available to the Company.

In general, the Level 2 valuation process uses the following significant inputs in determining the fair value of the Company’s different classes of investments:

U.S. Government agency securities.  These securities are evaluated based on either a nominal spread basis for non-callable securities or on an option adjusted spread (“OAS”) basis for callable securities. The nominal spread and OAS levels are derived from observations of identical or comparable securities actively trading in the markets.

U.S. Government agency mortgage-backed securities.  The Company’s agency mortgage-backed securities generally include fixed-rate agency mortgage-backed pools and adjustable-rate agency mortgage-backed pools.

Fixed-rate agency mortgage-backed pools are evaluated based on spreads to actively traded To-Be-Announced (“TBA”) and seasoned securities, the pricing of which is provided by inter-dealer brokers, broker dealers and other contributing firms active in trading the security class. Further delineation is made by weighted average coupon (“WAC”) and weighted average maturity (“WAM”) with spreads on individual securities relative to actively traded securities as determined and quality controlled using OAS valuations.

Adjustable-rate agency mortgage-backed pools are evaluated on a bond equivalent effective margin (“BEEM”) basis obtained from broker dealers and other contributing firms active in the market. BEEM levels are established for key sectors using characteristics such as month-to-roll, index, periodic and life caps and index margins and convertibility. Individual securities are then evaluated based on how their characteristics map to the sectors established.

Agency collateralized mortgage obligations (“CMOs”) are evaluated based on nominal spread and OAS values of securities with comparable tranche type, average life, average life variance and prepayment characteristics of the underlying collateral.

Other mortgage-backed securities.  The Company’s other mortgage-backed securities consist of whole loan, non-agency CMOs. These securities are evaluated based on generic tranche and generic prepayment speed estimates of various types of collateral from contributing firms and broker/dealers in the whole loan CMO market.

State and municipal obligations.  These securities are evaluated using information on identical or similar securities provided by market makers, broker/dealers and buy-side firms, new issue sales and bid-wanted lists. The individual securities are then priced based on mapping the characteristics of the security such as obligation type (general obligation, revenue, etc.), maturity, state discount and premiums, call features, taxability and other considerations.

Other securities.  The other securities category is comprised primarily of money market mutual funds.  Given the short maturity structure and the expectation that the investment can be redeemed at par value, the fair value of these investments is assumed to be the book value.

Interest rate swaps. The Company’s interest rate swaps, including fair value interest rate swaps and small exposures in interest rate caps and floors, are reported at fair value utilizing models provided by an independent third-party and observable market data. When entering into an interest rate swap agreement, the Company is exposed to fair value changes due to interest rate movements, and also the potential nonperformance of its contract counterparty. Interest rate swaps are evaluated based on a zero coupon LIBOR curve created from readily observable data on LIBOR, interest rate futures and the interest rate swap markets. The zero coupon curve is used to discount the projected cash flows on each individual interest rate swap. In addition, the Company has developed a methodology to value the nonperformance risk based on internal credit risk metrics and the unique characteristics of derivative instruments, which include notional exposure rather than principal at risk and interest payment netting. The results of this methodology are used to adjust the base fair value of the instrument for the potential counterparty credit risk. Interest rate caps and floors are evaluated using industry standard options pricing models and observed market data on LIBOR and Eurodollar option and cap/floor volatilities.

Level 3 Valuation Techniques and Inputs

Trust preferred securities.  The trust preferred securities are evaluated based on whether the security is an obligation of a single issuer or part of a securitization pool. For single issuer obligations, the Company uses present value cash flow models which incorporate the contractual cash flow for each issue adjusted as necessary for any potential changes in amount or timing of cash flows. The cash flow model of a pooled issue incorporates anticipated loss rates and severities of the underlying collateral as well as credit support provided within the securitization. The cash flow model for the pooled issue owned by the Company at December 31, 2010 assumes no recovery on defaulted collateral, no recovery on securities in deferral and an additional 3.6% future default rate assumption on the remaining performing collateral every three years with no recovery rate.

For trust preferred securities, projected cash flows are discounted at a rate based on a trading group of similar securities quoted on the New York Stock Exchange (“NYSE”) or over-the-counter markets which is reviewed for market data points such as credit rating, maturity, price and liquidity. The Company indexes the market securities to a comparable maturity interest rate swap to determine the market spread, which is then used as the discount rate in the cash flow models. As of the reporting date, that market spreads were 6.0% and 17.5%, respectively, for the two trust preferred securities.  The 17.5% discount rate is reflective of the single issuer that is currently deferring interest rate payments.

The following provides details of the Level 3 fair value measurement activity for the years ended December 31, 2010 and 2009:

FAIR VALUE MEASUREMENTS USING SIGNIFICANT UNOBSERVABLE INPUTS – LEVEL 3
TRUST PREFERRED SECURITIES

For the Years Ended December 31,	2010	2009
Balance, beginning of year	$20,874	$14,482
Total gains (losses), realized/unrealized:
Included in earnings (1)	(950)	(6,764)
Included in accumulated other comprehensive income (loss)	718	13,156
Purchases	-	-
Maturities	-	-
Prepayments	-	-
Calls	(15,000)	-
Transfers into Level 3	-	-
Balance, end of year	$5,642	$20,874
(1) Amount included in net impairment losses on available for sale securities of the Consolidated statements of operations.

Certain assets are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures loans held for sale, impaired loans, SBA servicing assets, restricted equity investments and loans or bank properties transferred into other real estate owned at fair value on a non-recurring basis.  At December 31, 2010 and 2009, these assets were valued in accordance with GAAP and the following table summarizes these assets requiring fair value disclosure under the provisions of FASB ASC 820.

SUMMARY OF NON-RECURRING FAIR VALUE MEASUREMENTS

		Category Used for Fair Value Measurement			Total (Losses) Gains Or Changes in Net Assets
	Total	Level 1	Level 2	Level 3
December 31, 2010
Assets:
Impaired loans	$152,263	$-	$-	$152,263	$(75,903)
Real estate owned	860	-	-	860	(130)

December 31, 2009
Assets:
Impaired loans	$40,017	$-	$-	$40,017	$(8,854)
SBA servicing assets	559	-	559	-	105
Real estate owned	8,424	-	450	7,974	(950)

Under FASB ASC 310, collateral dependent impaired loans are based on the fair value of the underlying collateral which is based on appraisals. It is the policy of the Company to obtain a current appraisal or evaluation when a loan has been identified as non-performing. The type of appraisal obtained will be commensurate with the size and complexity of the loan.  The resulting value will be adjusted for the potential cost of liquidation.  New appraisals are obtained on an annual basis until the loan is repaid in full, liquidated or returns to performing status.

While the loan policy dictates that a loan be assigned to the special assets department when it is placed on non-accrual status, there is a need for loan officers to consistently and accurately determine collateral values when a loan is initially designated as criticized or classified. The most effective means of determining the fair value of real estate collateral at a point in time is by obtaining a current appraisal or evaluation of the property. In anticipation of the receipt of a current appraisal or evaluation, the Company has provided for an alternative and interim means of determining the fair value of the real estate collateral.

The most recent appraised or reported value of the collateral securing a loan, net of a discount, is the Company’s basis for determining fair value. The discount is based on the age of the existing appraisal or evaluation and on the nature of the property. Values developed from the discounting of real estate and equipment collateral will be subject to a further 10% discount for the cost of liquidation based on the net value of the collateral.

The following steps are taken to determine the fair value of commercial real estate securing a loan that will be potentially subject to impairment:

Loan Category Used for Impairment Review	Method of Determining the Value
Loans less than $1 million	Evaluation or restricted use appraisal

Loans $1 million or greater
Existing appraisal 18 months or less	Restricted use appraisal
Existing appraisal greater than 18 months	Summary appraisal

Loans secured primarily by residential real estate
Loans less than $1 million	Automated valuation model
Loans $1 million or greater	Summary form appraisal

An evaluation report, as defined by the OCC, is a written report prepared by an appraiser that describes the real estate collateral, its condition, current and projected uses and sources of information used in the analysis, and provides an estimate of value in situations when an appraisal is not required.

A restricted use appraisal report is defined as a written report prepared under the Uniform Standards of Professional Appraisal Practice (“USPAP”). A restricted use appraisal is for the Company’s use only and contains a brief statement of information significant to the solution of the appraisal problem. This report can be used for ongoing collateral monitoring.

A summary appraisal report is defined as a written report prepared under the USPAP which contains a detailed summary of all information significant to the solution of the appraisal problem. This report is more detailed than a restricted use report and provides sufficient information to enable the user to understand the rationale for the opinions and conclusions in the report.

On a quarterly basis, or more frequently as necessary, the Company will review the circumstances of each collateral dependent loan and real estate owned property.  A collateral dependent loan is defined as one that relies solely on the operation or the sale of the collateral for repayment. Adjustments to any specific reserve relating to a collateral shortfall, as compared to the outstanding loan balance, will be made if justified by appraisals, market conditions or current events concerning the credit.

All appraisals received which are utilized to determine valuations for criticized and classified loans or properties placed in real estate owned are provided under an “as is value”. Partially charged off loans are measured for impairment upon receipt of an updated appraisal based on the relationship between the remaining balance of the charged down loan and the discounted appraised value. Such loans will remain on non-accrual status unless performance by the borrower warrants a return to accrual status. Recognition of non-accrual status occurs at the time a loan can no longer support principal and interest payments in accordance with the original terms and conditions of the loan documents. When impairment is determined, a specific reserve reflecting any calculated shortfall between the value of the collateral and the outstanding balance of the loan is recorded. Subsequent adjustments, prior to receipt of a new appraisal, to any specific reserve relating will be made if justified by market conditions or current events concerning the credit. If an internal discount-based evaluation is being used, the discount percentage may be adjusted to reflect market changes, changes to the collateral value of similar credits or circumstances of the individual credit itself. The amount of charge off is determined by calculating the difference between the current loan balance and the current collateral valuation, plus estimated cost to liquidate.

Impaired loan fair value measurements are based upon unobservable inputs, and therefore, are categorized as a Level 3 measurement. Specific reserves were calculated for impaired loans with an aggregate carrying amount of $94.7 million and $23.0 million at December 31, 2010 and 2009, respectively. The collateral underlying these loans had a fair value of $73.6 million and $15.6 million, including a specific reserve in the allowance for loan losses of $21.1 million and $5.6 million at December 31, 2010 and 2009, respectively. There were charge-offs of $16.8 million and $1.2 million during the year ended December 31, 2010 and 2009, respectively. No specific reserve was calculated for impaired loans with an aggregate carrying amount of $78.7 million and $52.3 million at December 31, 2010 and 2009, respectively, as the underlying collateral was not below the carrying amount; however, these loans did include charge-offs of $38.0 million and $7.7 million during the year ended December 31, 2010 and 2009, respectively.

Once a loan is determined to be uncollectible, the underlying collateral is repossessed and reclassified as real estate owned. The balance of other real estate owned also includes bank properties transferred from operations. These assets are carried at lower of cost or fair value of the collateral, less cost to sell. In some cases, adjustments are made to the appraised values for various factors including age of the appraisal, age of comparable properties included in the appraisal, and known changes in the market and the collateral. During the year ended December 31, 2010, the Company recorded a decrease in fair value of $130,000 on two bank properties. During the year ended December 31,

2009, the Company recorded a decrease in fair value of $800,000 and $150,000 on a commercial warehouse and a residential property, respectively. The adjustments to the residential property were based upon observable inputs, such as quoted prices for similar assets in active markets and were therefore, categorized as a Level 2 measurement. The adjustments to the bank properties and commercial property were based upon unobservable inputs, and therefore categorized as Level 3 measurements. Total real estate owned at December 31, 2010 and 2009 was carried on the consolidated statements of financial condition at $860,000 and $8.4 million, respectively.

The SBA servicing assets are reviewed for impairment in accordance with FASB ASC 860, Transfers and Servicing.  Because loans are sold individually and not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. The Company measures the SBA servicing assets by estimating the present value of expected future cash flows for each servicing asset, based on their unique characteristics and market-based prepayment assumptions. A valuation allowance is recorded for the amount by which the carrying amount of the servicing asset exceeds the calculated fair value. The Company had a valuation allowance of $23,000 on its SBA servicing assets at December 31, 2010 and 2009, respectively.

In accordance with ASC 825-10-50-10, Fair Value of Financial Instruments, (“FASB ASC 825-10-50-10”), the Company is required to disclose the fair value of its financial instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a distressed sale. Fair value is best determined using observable market prices; however, for many of the Company’s financial instruments, no quoted market prices are readily available. In instances where quoted market prices are not readily available, fair value is determined using cash flow models or other techniques appropriate for the particular instrument. These techniques involve some degree of judgment and, as a result, are not necessarily indicative of the amounts the Company would realize in a current market exchange. Utilizing different assumptions or estimation techniques may have a material effect on the estimated fair value.

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES

December 31,	2010		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$36,522	$36,522	$53,857	$53,857
Interest-earning bank balances	150,704	150,704	5,263	5,263
Investment securities available for sale	472,864	472,864	434,738	434,738
Investment securities held to maturity	3,039	3,155	6,955	7,121
Loans receivable, net	2,453,457	2,223,752	2,609,362	2,393,950
Hedged commercial loans (1)	39,669	44,372	48,332	48,412
Restricted equity investments	17,590	17,590	15,499	15,499
Interest rate swaps	56,637	56,637	52,934	52,934
Interest rate floor	344	344	269	269

Liabilities:
Demand deposits	1,862,940	1,884,033	1,672,233	1,672,233
Savings deposits	279,086	281,512	299,322	299,322
Time deposits	798,434	810,299	937,713	944,383
Federal funds purchased	-	-	89,000	89,000
Securities sold under agreements to repurchase – customers	6,307	6,307	18,677	18,677
Advances from FHLBNY	3,999	4,287	15,215	15,666
Securities sold under agreements to repurchase – FHLBNY	15,000	16,050	15,000	16,272
Junior subordinated debentures	92,786	47,730	92,786	41,660
Fair value interest rate swaps	4,721	4,721	3,977	3,977
Interest rate swaps	58,779	58,779	53,137	53,137
Interest rate floor	344	344	269	269
 (1) Includes positive market value adjustment of $4.7 million and $4.0 million at December 31, 2010 and December 31, 2009, respectively, which is equal to the change in value of related interest rate swaps designated as fair value hedges of these hedged loans in accordance with FASB ASC 815.

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

Loans receivable. The fair value of loans receivable is estimated using a discounted cash flow analysis.  Projected future cash flows are calculated using loan characteristics, and assumptions of voluntary and involuntary prepayment speeds.  Projected cash flows are prepared using discount rates believed to represent current market rates.

Hedged commercial loans. The hedged commercial loans are one component of a declared hedging relationship as defined under FASB ASC 815.  The Interest Rate Swap component of the declared hedging relationship is carried at their fair value and the carrying value of the commercial loans includes a similar change in fair values.

Restricted equity securities. Ownership in equity securities of FRB, FHLBNY, and Atlantic Central Bankers Bank is restricted and there is no established market for their resale. The carrying amount is a reasonable estimate of fair value.

Interest rate swaps/floors and fair value interest rate swaps. The Company’s derivative financial instruments are not exchange-traded and therefore are valued utilizing models with the primary input being readily observable market parameters, specifically the LIBOR swap curve.  In addition, the Company incorporates a qualitative fair value adjustment related to credit quality variations between counterparties as required by FASB ASC 820.

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

Securities sold under agreements to repurchase – FHLBNY and FHLBNY advances. The fair value was estimated by determining the cost or benefit for early termination of the individual borrowing.

Junior subordinated debentures. The fair value was estimated by discounting approximate cash flows of the borrowings by yields estimating the fair value of similar issues.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2010 and 2009. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

26. RELATED PARTY TRANSCATIONS

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. Related party activity for the years ended December 31, 2010 and 2009 is summarized as follows:

SUMMARY OF LOANS TO RELATED PARTIES

At or for the Years Ended December 31,	2010	2009
Balance, beginning of year	$74,495	$97,171
Additions	6,572	2,241
Repayments	12,808	24,917
Balance, end of year	$68,259	$74,495
Certain office space of the Company is leased from companies affiliated with the Chairman of the Company’s Board of Directors under separate agreements with the Company. Terms of these three agreements at December 31, 2010 are as follows:

SUMMARY OF LEASES WITH AFFILIATES TO THE CHAIRMAN OF THE BOARD OF DIRECTORS

December 31, 2010	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
October 2017	$1,212	N/A	CPI
August 2025 (1)	506	4 five-year terms	Fixed
June 2029 (2)	269	4 five-year terms	CPI
(1) This lease is recorded as a $5.0 million obligation under capital lease at December 31, 2010. (2) This lease is recorded as a $3.1 million obligation under capital lease at December 31, 2010.

  Certain office space of the Company is leased from companies affiliated with certain Directors under separate agreements with the Company. Terms of these two agreements at December 31, 2010 are as follows:

SUMMARY OF LEASES WITH AFFILIATES TO THE DIRECTORS

December 31, 2010	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
December 2011	$149	2 five-year terms	Fixed
January 2027	155	4 five-year terms	Fixed

The Company believes that each of the related party transactions described above were on terms as fair to the Company as could have been obtained from unaffiliated third parties.

27. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

The condensed financial statements of Sun Bancorp, Inc. are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31,	2010	2009
Assets:
Cash and due from banks	$12,529	$15,821
Investments in subsidiaries:
Bank subsidiaries	345,791	430,356
Non-bank subsidiaries	2,786	2,786
Accrued interest receivable and other assets	1,838	1,777
Total assets	$362,944	$450,740

Liabilities and Shareholders’ Equity:
Liabilities
Junior subordinated debentures	$92,786	$92,786
Other liabilities	1,916	1,361
Total liabilities	94,702	94,147
Shareholders' equity	268,242	356,593
Total liabilities and shareholders’ equity	$362,944	$450,740

CONDENSED STATEMENTS OF OPERATIONS
Years Ended December 31,	2010	2009	2008
Interest expense	$(4,117)	$(4,423)	$(5,714)
Management fee	6,936	5,491	5,277
Other expenses	(6,734)	(5,320)	(5,079)
Loss before equity in undistributed income of subsidiaries and income tax benefit	(3,915)	(4,252)	(5,516)
Equity in undistributed (loss) income of subsidiaries	(182,850)	(14,352)	18,486
Income tax benefit	1,347	1,473	1,924
Net (loss) income	$(185,418)	$(17,131)	$14,894
Preferred stock dividends and discount accretion	-	5,351	-
Net (loss) income available to common shareholders	$(185,418)	$(22,482)	$14,894

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2010	2009	2008
Operating activities:
Net (loss) income	$(185,418)	$(17,131)	$14,894
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Undistributed loss (income) of subsidiaries	182,849	14,352	(18,486)
Stock-based compensation	2,612	-	229
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable and other assets	(61)	1,581	16,217
Accounts payable and other liabilities	555	713	(1,213)
Net cash (used in) provided by operating activities	537	(485)	11,641
Investing activities:
Payments for investments in and advances to subsidiaries	(103,173)	-	-
Redemption of investment in capital securities	-	-	155
Dividends from subsidiary	-	4,262	10,730
Net cash (used in) provided by investing activities	(103,173)	4,262	10,885
Financing activities:
Redemption of junior subordinated debentures		-	(5,155)
Proceeds from issuance of preferred stock and warrant	88,009	89,310	-
Redemption of preferred stock	(88,009)	(89,310)	-
Redemption of preferred warrant	-	(2,100)	-
Payment of preferred stock dividend	-	(1,104)	-
Preferred stock issuance costs	(7,495)	(112)	-
Cash received for exercise of stock options	-	-	716
Excess tax benefit related to stock options	-	-	90
Proceeds from issuance of common stock	106,839	765	765
Purchases of treasury stock	-	-	(9,637)
Payments for fractional interests resulting from stock dividend	-	(3)	(12)
Net cash provided by (used in) financing activities	99,344	(2,554)	(13,233)
Net (decrease) increase in cash	(3,292)	1,223	9,293
Cash, beginning of year	15,821	14,598	5,305
Cash, end of year	$12,529	$15,821	$14,598

* * * * * *

SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for 2010 and 2009 restated for stock dividends (amounts are in thousands, except per share amounts).

QUARTERLY DATA

Three Months Ended	December 31,	September 30,	June 30,	March 31,
2010
Interest income	$35,354	$36,572	$36,870	$36,807
Interest expense	8,081	8,686	8,690	9,184
Net interest income	27,273	27,886	28,180	27,623
Provision for loan losses	35,511	42,429	13,978	9,600
Non-interest income (loss)(1)	7,797	(2,352)	4,416	5,651
Non-interest expense(2)	27,949	29,341	117,686	26,076
(Loss) income before income taxes	(28,390)	(46,236)	(99,068)	(2,402)
Income tax expense (benefit)	103	28,757	(17,898)	(1,640)
Net (loss) income	(28,493)	(74,993)	(81,170)	(762)
Preferred stock dividends and discount accretion	(274)	274	-	-
Net loss available to common shareholders	$(28,219)	$(75,267)	$(81,170)	$(762)

Loss per common share – basic	$(0.67)	$(3.14)	$(3.46)	$(0.03)
Loss per common share - diluted	$(0.67)	$(3.14)	$(3.46)	$(0.03)

2009
Interest income	$37,867	$37,892	$37,801	$37,439
Interest expense	9,799	11,426	14,017	15,600
Net interest income	28,068	26,466	23,784	21,839
Provision for loan losses	19,479	16,237	6,950	4,000
Non-interest income(3)	5,541	4,476	1,732	5,321
Non-interest expense	25,733	26,867	27,650	23,817
(Loss) income before income taxes	(11,603)	(12,162)	(9,084)	(657)
Income tax (benefit) expense	(5,263)	(5,620)	(4,450)	(1,042)
Net (loss) income	(6,340)	(6,542)	(4,634)	385
Preferred stock dividends and discount accretion	-	-	4,146	1,205
Net loss available to common shareholders	$(6,340)	$(6,542)	$(8,780)	$(820)

Loss per common share – basic	$(0.27)	$(0.28)	$(0.38)	$(0.04)
Loss per common share - diluted	$(0.27)	$(0.28)	$(0.38)	$(0.04)

 (1) During the fourth quarter 2010, the Company recognized a pre-tax OTTI charge of $379,000 on one private label mortgage-backed security.  During the third quarter of 2010, the Company recognized a pre-tax OTTI charge of $950,000.
 (2) During the second quarter 2010, the Company recognized a goodwill impairment charge of $89.7 million.
 (3) During the fourth quarter 2009, the Company recognized a pre-tax OTTI charge of $351,000 on one private label mortgage-backed security.  During the third quarter, second quarter and first quarter of 2009, the Company recognized pre-tax OTTI charges of $1.9 million, $4.6 million and $278,000, respectively, on pooled trust preferred securities.

Basic and diluted earnings per share are computed independently for each of the quarters presented. Consequently, the sum of the quarters may not equal the annual earnings per share.

COMMON STOCK PRICE RANGE AND DIVIDENDS (UNAUDITED)

Shares of the Company’s common stock are quoted on the NASDAQ Global Select Market under the symbol “SNBC”. The following table sets forth the high and low sale prices (adjusted for stock dividends) for the common stock for the calendar quarters indicated, as published by the NASDAQ Stock Market.

COMMON STOCK PRICE RANGE

	High	Low
2010
Fourth Quarter	$5.45	$3.78
Third Quarter	$5.58	$3.41
Second Quarter	$5.80	$3.36
First Quarter	$4.25	$3.33

2009
Fourth Quarter	$5.48	$3.37
Third Quarter	$6.33	$4.21
Second Quarter	$7.37	$4.98
First Quarter	$7.67	$3.33

There were 953 holders of record of the Company’s common stock as of March 7, 2011.  This number does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms. At March 7, 2011, there were 50,391,073 shares of the Company’s common stock outstanding.

To date, the Company has not paid cash dividends on its common stock. Future declarations of dividends by the Board of Directors would depend upon a number of factors, including the Company’s and the Bank’s financial condition and results of operations, investment opportunities available to the Company or the Bank, approval of the OCC, capital requirements, regulatory limitations, tax considerations, the amount of net proceeds retained by the Company and general economic conditions. No assurances can be given that any dividends will be paid or, if payment is made, will continue to be paid.

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Further, per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC. As a result of these restrictions, the amount available for payment of dividends to the Company by the Bank totaled $0 at December 31, 2010.

STOCK PERFORMANCE (UNAUDITED)

The following table provides a stock performance graph comparing cumulative total shareholders return on the Common Stock with (a) the cumulative total shareholder return on stocks of all U.S. companies that trade on the NASDAQ Stock Market and the (b) the cumulative total shareholder return on stocks included in the NASDAQ Bank index, as prepared for the NASDAQ by the Center for Research in Security Prices (“CRSP”) at the University of Chicago. All investment comparisons assume the investment of $100 at December 31, 2005. The cumulative returns for the NASDAQ Stock Market and the NASDAQ Bank index are computed assuming the reinvestment of dividends.

CUMULATIVE TOTAL RETURN

December 31,	2005	2006	2007	2008	2009	2010
CRSP NASDAQ U.S. Companies	$100.0	$109.8	$119.1	$57.4	$82.5	$97.9
CRSP NASDAQ Bank index	100.0	112.2	89.0	64.9	54.3	64.3
Sun Bancorp, Inc. (1)	100.0	112.0	88.1	43.9	23.1	28.5
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

ADDITIONAL INFORMATION

The Company’s Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2010 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.