Form 10-K, Exhibit 13
period 2011-12-31
SUN BANCORP INC /NJ/
filed 2012-03-14
CIK 1017793

Exhibit 13

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	September 30,	September 30,	September 30,	September 30,	September 30,
At or for the Years Ended December 31,	2011	2010	2009	2008	2007

Selected Balance Sheet Data
Total assets	$3,183,916	$3,417,546	$3,578,905	$3,622,126	$3,338,392
Cash and investments	652,537	680,719	516,312	512,017	548,152
Loans receivable, net of allowance for loan losses	2,272,647	2,453,457	2,657,694	2,702,516	2,482,917
Total deposits	2,667,977	2,940,460	2,909,268	2,896,364	2,699,091
Borrowings	31,269	33,417	146,193	154,097	154,213
Junior subordinated debentures	92,786	92,786	92,786	92,786	97,941
Shareholders’ equity	309,083	268,242	356,593	358,508	362,177

Selected Results of Operations
Interest income	$126,680	$145,603	$150,999	$174,634	$197,823
Net interest income	103,528	110,962	100,157	99,661	98,836
Provision for loan losses	74,266	101,518	46,666	20,000	8,403
Net interest income after provision for loan losses	29,262	9,444	53,491	79,661	90,433
Non-interest income	13,468	15,512	17,070	32,299	26,155
Non-interest expense	110,225	201,052	104,067	92,640	88,963
Net (loss) income	(67,505)	(185,418)	(17,131)	14,894	19,352
Net (loss) income available to common shareholders	(67,505)	(185,418)	(22,482)	14,894	19,352

Per Share Data (1)
(Loss) earnings per common share:
Basic	$(0.88)	$(6.56)	$(0.97)	$0.63	$0.81
Diluted	(0.88)	(6.56)	(0.97)	0.62	0.78
Book Value	3.61	5.33	15.29	15.57	15.13

Selected Ratios
Return on average assets	(2.05)%	(5.20)%	(0.47)%	0.44%	0.58%
Return on average equity	(22.57)	(56.93)	(4.44)	4.09	5.45
Ratio of average equity to average assets	9.10	9.13	10.69	10.72	10.72

(1)	Data is adjusted for a 5% stock dividend issued in May 2009.

SUN BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

(All dollar amounts except share and per share amounts presented in the tables are in thousands)

ORGANIZATION OF INFORMATION

Management’s Discussion and Analysis provides a narrative on the financial condition and results of operations of Sun Bancorp, Inc. (the “Company”) and should be read in conjunction with the accompanying consolidated financial statements. It includes the following sections:

•	OVERVIEW

•	CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

•	RECENT ACCOUNTING PRINCIPLES

•	RESULTS OF OPERATIONS

•	LIQUIDITY AND CAPITAL RESOURCES

•	FINANCIAL CONDITION

•	FORWARD-LOOKING STATEMENTS

OVERVIEW

General Overview

The Company is a bank holding company headquartered in Vineland, New Jersey, and has an executive office in Mt. Laurel, New Jersey, with its principal subsidiary being Sun National Bank (the “Bank”). At December 31, 2011, the Company had total assets of $3.2 billion, total liabilities of $2.9 billion and total shareholders’ equity of $309.1 million. The Company’s principal business is to serve as a holding company for the Bank. As a registered bank holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System.

Through the Bank, the Company provides commercial and consumer banking services. As of December 31, 2011, the Company had 65 locations throughout New Jersey.

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

Market Overview

The economic recovery has been slower than anticipated through most of 2011, but signs of growth have appeared in the fourth quarter of 2011 and continued into 2012. Interest rates have remained near historical lows. The unemployment rate in the U.S. decreased to 8.5% in December 2011 from 9.1% in September 2011 and 10.0% in December 2010. According to recently released estimates, the U.S. gross domestic product for the fourth quarter of 2011 increased at an annual rate of 3.0% as compared to 1.8% growth in the third quarter of 2011. This increase primarily reflected an increase in private inventory investment, personal consumption and in residential fixed investment that were partially offset by slower nonresidential fixed investment, a decline in federal government spending, an increase in imports, and a larger decrease in state and local government spending. The significant job growth which occurred during 2011 coupled with the increased spending has created some optimism in the markets that an economic recovery is underway. However, the debt crisis in Europe as well as the continuing weakness in the housing sector continue to temper that optimism.

At the state level, according to the latest South Jersey Business Survey produced by the Federal Reserve Bank of Philadelphia, there has been an increase in business activity. Employment among the firms in the region continues to improve.

At its latest meeting in January 2012, the Federal Reserve decided to keep the Federal Funds target rate unchanged in a continued effort to help stimulate economic growth. Since December 2008, the Federal Reserve has kept the Federal Funds rate, a key indicator of short-term rates such as credit card rates and HELOC rates, at a range of 0.00%-0.25% with the intent of encouraging consumers and businesses to borrow and spend to help jump start the economy. The Committee expects to maintain the current target range through late 2014. In addition, Federal Reserve policymakers decided to continue its program to extend the average maturity of its holdings of securities. The Federal Reserve policymakers continue to consider providing additional monetary policy accommodations to support the economic recovery.

The continued uncertainty with the economy, together with the challenging regulatory environment, will continue to affect the Company and the markets in which it does business, and may adversely impact the Company’s results in the future. The following discussion provides further detail on the financial condition and results of operations of the Company at and for the year ended December 31, 2011.

Executive Summary

The Company’s net loss available to common shareholders for 2011 was $67.5 million, or $0.88 per diluted share, compared to a net loss of $185.4 million, or $6.56 per diluted share, in 2010. The following is an overview of key factors affecting the Company’s results for 2011:

•

Net interest income (on a tax-equivalent basis) for 2011 was $104.9 million compared to $112.8 million in 2010. The Company’s net interest margin was 3.50% for both of the years ended December 31, 2011 and 2010. The interest rate spread was 3.30% for the year ended December 31, 2011 as compared to 3.28% for the year ended December 31, 2010.

•

During May 2011, the Company completed a loan sale totaling $159.8 million of book balance of primarily criticized and classified commercial real estate loans to strengthen the balance sheet. The Company recognized a net loss of $44.3 million on this sale.

•

The provision for loan losses decreased $27.3 million from the prior year to $74.3 million in 2011. The 2011 loan loss provision included $44.3 million in losses related to the aforementioned loan sale. The allowance for loan losses to total loans was 1.80% at December 31, 2011 compared to 3.22% at December 31, 2010. Total non-performing assets were $112.7 million at December 31, 2011, or 4.86% of total loans and real estate owned, compared to $177.7 million, or 7.01% of total loans and real estate owned, at December 31, 2010. Net charge-offs for 2011 were $114.7 million, or 4.83% of average loans outstanding, compared to $79.8 million, or 2.95% of average loans outstanding, in 2010.

•

An other-than-temporary impairment charge totaling $250 thousand on one pooled trust preferred security included in the Company’s investment portfolio was recognized during the year ended December 31, 2011 due to credit deterioration of the underlying collateral. Net impairment losses were $1.3 million for the year ended December 31, 2010.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The discussion and analysis of the financial condition and results of operations are based on the Consolidated Financial Statements, which are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. Management evaluates these estimates and assumptions on an ongoing basis, including those related to the allowance for loan losses, goodwill, intangible assets, income taxes, stock-based compensation and the fair value of financial instruments. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the basis for making judgments on the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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

Additionally, historic loss experience over a three-year loss horizon, based on a rolling 12-quarter migration analysis, is taken into account for commercial loans and historic loss experience over the more conservative of either the trailing four or eight quarters is calculated for non-commercial loans. In determining the allowance for loan losses, management has established both specific and general pooled allowances. Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those deemed impaired (specific allowance). A specific allowance is calculated on individually identified impaired loans. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss experience and the qualitative factors described above. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan-to-value ratios and external factors. Estimates are periodically measured against actual loss experience.

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

Accounting for Income Taxes. The Company accounts for income taxes in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 740, Income Taxes (“FASB ASC 740”). FASB ASC 740 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated statements of operations. Assessment of uncertain tax positions under FASB ASC 740 requires careful consideration of the technical merits of a position based on management’s analysis of tax regulations and interpretations. Significant judgment may be involved in applying the requirements of FASB ASC 740.

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

Fair Value Measurement. The Company accounts for fair value measurement in accordance with FASB ASC 820, Fair Value Measurements and Disclosures (“FASB ASC 820”). FASB ASC 820 establishes a framework for measuring fair value. FASB ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, emphasizing that fair value is a market-based measurement and not an entity-specific measurement. FASB ASC 820 clarifies the application of fair value measurement in a market that is not active. FASB ASC 820 also includes additional factors for determining whether there has been a significant decrease in market activity, affirms the objective of fair value when a market is not active, eliminates the presumption that all transactions are not orderly unless proven otherwise, and requires an entity to disclose inputs and valuation techniques, and changes therein, used to measure fair value. FASB ASC 820 addresses the valuation techniques used to measure fair value. These valuation techniques include the market approach, income approach and cost approach. The market approach uses prices or relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach involves converting future amounts to a single present amount. The measurement is valued based on current market expectations about those future amounts. The cost approach is based on the amount that currently would be required to replace the service capacity of the asset.

FASB ASC 820 establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

• Level 1 -	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

• Level 2 -

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

• Level 3 -

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

Investment securities available- for-sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated using quoted prices of securities with similar characteristics or discounted cash flows based on observable market inputs and are classified within Level 2 of the fair value hierarchy. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Level 3 market value measurements include an internally developed discounted cash flow model combined with using market data points of similar securities with comparable credit ratings in addition to market yield curves with similar maturities in determining the discount rate. In addition, significant estimates and unobservable inputs are required in the determination of Level 3 market value measurements. If actual results differ significantly from the estimates and inputs applied, it could have a material effect on the Company’s consolidated financial statements.

Derivative financial instruments. The Company’s derivative financial instruments are not exchange-traded and therefore are valued utilizing models that use as their basis readily observable market parameters, specifically the London Interbank Offered Rate (“LIBOR”) swap curve, and are classified within Level 2 of the valuation hierarchy.

In addition, certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures impaired loans, SBA servicing assets, restricted equity investments and loans or bank properties transferred into other real estate owned at fair value on a non-recurring basis.

Valuation techniques and models utilized for measuring financial assets and liabilities are reviewed and validated by the Company at least quarterly.

Goodwill. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company tests goodwill for impairment annually. FASB ASC 350, Intangibles – Goodwill and Other, outlines a two-step goodwill impairment test. Significant judgment is applied when goodwill is assessed for impairment. Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. As defined in FASB ASC 280, Segment Reporting, a reporting unit is an operating segment or one level below an operating segment. The Company has one reportable operating segment, “Community Banking”, as defined in Note 2 of the Notes to Consolidated Financial Statements. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired and step two is therefore unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed to measure the amount of the impairment loss, if any. An implied loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.

The Company performed a goodwill impairment analysis at December 31, 2011. In performing step one of the impairment analysis, the Company estimated the fair value of the Company through the consideration of its quoted market valuation, market earnings multiples of peer companies and market earnings multiples of peer companies adjusted to include a market observed control premium (i.e., its acquisition value relative to its peers). The considerations above are sensitive to both the fluctuation of the Company’s stock price and those of peer companies. The step one impairment test completed at December 31, 2011 indicated that the Company’s fair value was above its carrying value, and therefore the Company did not need to perform a step two analysis. As a result, the Company’s goodwill balance was not considered impaired at December 31, 2011.

However, given the continued turmoil in the capital markets and with bank stocks in general, it is possible that our assumptions and conclusions regarding the valuation of our Company could change adversely in the future and could result in impairment of the Company’s goodwill. While any charge resulting from a partial or full impairment of goodwill would be a non-cash charge and have no impact on the Company’s regulatory capital, the charge could have a material adverse impact on our financial position and results of operations. For more information on goodwill, see Notes 2 and 10 of the Notes to Consolidated Financial Statements.

RECENT ACCOUNTING PRINCIPLES

In December 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. This amendment results in common offsetting requirements and disclosure requirements in GAAP and IFRS. This guidance is not intended to change, but enhance, the application requirements in Topic 210. This guidance is effective for public entities during interim and annual periods beginning after January 1, 2013. As this guidance amends only the disclosure requirements and not the application of the accounting standard, the adoption will not impact the Company’s financial condition.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This guidance allows an entity to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. If, after assessing the totality of events or circumstances, an entity determines it is not more likely that not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step goodwill impairment test is unnecessary. This guidance is effective for public entities for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011; retroactive application of this guidance is permitted. The Company is continuing to evaluate the impact of the new guidance, but does not expect application of this guidance to have any impact on the Company’s financial condition or results of operations.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. Subsequently in December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. This guidance eliminates the presentation option of presenting the component of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, the guidance requires the consecutive presentation of the statement of net income and other comprehensive income and requires the entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. These changes will apply to both annual and interim financial statements. This guidance is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. As this guidance amends only presentation requirements, the adoption will not impact the Company’s financial condition or results of operations.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). This amendment results in common fair value measurement and disclosure requirements in GAAP and IFRS. This guidance is not intended to change the application requirements in Topic 820. This guidance is effective for public entities during interim and annual periods beginning after December 15, 2011. As this guidance amends only the disclosure requirements and not the application of the accounting standard, the adoption will not impact the Company’s financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. This guidance removes from the assessment of effective control the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed upon terms, even in the event of default by the transferee. The update also eliminates the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets. This guidance is effective for public entities for the first interim or annual period beginning on or after December 15, 2011. The Company is continuing to evaluate the impact of the new guidance, but does not expect the guidance will have a material impact on the Company’s financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This guidance clarifies the guidance from ASU 2010-20, Receivables (Topic 310) on a creditor’s evaluation of whether a concession has been granted and whether a debtor is experiencing financial difficulties. This guidance also requires the disclosures related to troubled debt restructurings from Update 2010-20 be effective for public entities for the first interim or annual period beginning on or after June 15, 2011. This guidance was adopted by the Company and applied retroactively to January 1, 2011. The guidance did not have an impact on the Company’s financial condition or results of operations.

RESULTS OF OPERATIONS

The following discussion focuses on the major components of the Company’s operations and presents an overview of the significant changes in the results of operations during the past three fiscal years. This discussion should be reviewed in conjunction with the consolidated financial statements and notes thereto presented elsewhere in this Annual Report. All earnings per share amounts are presented assuming dilution.

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

The Company’s net interest margin and interest rate spread in 2011 were 3.50% and 3.30%, respectively, as compared to 3.50% and 3.28%, respectively, for 2010 and 3.18% and 2.87%, respectively, for 2009. The decline in the yield on interest-bearing assets of 31 basis points in 2011 from 2010 was almost directly offset by a decline of 33 basis points in costs of interest-bearing liabilities. The increase in the margin during 2010 from 2009 was primarily the result of the decrease in the Company’s costs of interest-bearing liabilities.

For the entire year of 2009, the Federal Reserve Board maintained the federal funds target rate at a historically low range of 0.0% to 0.25%. Although the yield curve was positive throughout 2009, the slope of the curve steepened significantly in 2010 into 2011 as longer term rates increased significantly from December 31, 2009 to December 31, 2011, while short term rates remained relatively stable.

As a result of a gradual improvement in the economy and conditions in the credit markets, there is an anticipation that the Federal Reserve Board will begin to remove excess liquidity from the financial system. In February 2010, the Federal Reserve Board began this liquidity reduction by increasing the primary credit discount window rate by 25 to 75 basis points. Further Federal Reserve Board rate increases could result in compression of the Company’s margin. Part of the compression could result from the floating-rate loan floors, which provided an income benefit as rates declined, but will initially limit loan rate increases until open market rates adjust sufficiently causing the loans to float above the floor rate. In addition, the Company expects liability rates will be under upward pressure due to open market conditions and competitive pressures.

Net interest income (on a tax-equivalent basis) decreased $7.9 million, or 7.0%, to $104.9 million for 2011 compared to $112.8 million for 2010. Net interest income (on a tax-equivalent basis) increased $10.6 million, or 10.4%, to $112.8 million for 2010 compared to $102.2 million for 2009.

Table 1 provides detail regarding the Company’s average daily balances with corresponding interest income (on a tax-equivalent basis) and interest expense, as well as yield and cost information for the years ended December 31, 2011, 2010 and 2009. Average balances are derived from daily balances. Table 2 further provides certain information regarding changes in interest income and interest expense of the Company for the years ended December 31, 2011, 2010 and 2009.

TABLE 1: STATEMENTS OF AVERAGE BALANCES, INCOME OR EXPENSE, YIELD OR COST

	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX
Years Ended December 31,	2011			2010			2009
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1), (2):
Commercial and industrial	$1,954,701	$92,107	4.71%	$2,245,118	$105,210	4.69%	$2,237,940	$104,713	4.68%
Home equity	232,278	9,774	4.21	251,599	11,714	4.66	265,240	13,219	4.98
Second mortgage	48,998	2,863	5.84	62,349	3,889	6.24	75,084	4,845	6.45
Residential real estate	87,858	4,547	5.18	79,547	4,415	5.55	74,823	4,235	5.66
Other	51,041	3,502	6.86	60,874	4,163	6.84	72,946	4,799	6.58

Total loans receivable	2,374,876	112,793	4.75	2,699,487	129,391	4.79	2,726,033	131,811	4.84
Investment securities (3)	505,006	14,940	2.96	452,365	17,846	3.95	442,868	21,114	4.77
Interest-earning deposits with banks	117,830	288	0.24	69,803	166	0.24	40,029	83	0.21
Federal funds sold	—	—	—	—	—	—	94	—	—

Total interest-earning assets	2,997,712	128,021	4.27	3,221,655	147,403	4.58	3,209,024	153,008	4.77

Non-interest-earning assets:
Cash and due from banks	72,455			47,393			60,687
Bank properties and equipment, net	54,589			52,944			50,522
Goodwill and intangible assets, net	46,961			95,010			144,461
Other assets	114,158			150,558			145,015

Total non-interest-earning assets	288,163			345,905			400,685

Total assets	$3,285,875			$3,567,560			$3,609,709

	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX
Years Ended December 31,	2011			2010			2009
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
Interest-bearing liabilities:
Interest-bearing deposit accounts:

Interest-bearing demand deposits	$1,317,816	$7,024	0.53%	$1,312,871	$10,692	0.81%	$1,073,337	$10,672	0.99%
Savings deposits	271,970	1,412	0.52	295,121	2,283	0.77	297,820	2,937	0.99
Time deposits	675,464	10,301	1.53	899,038	15,805	1.76	1,118,120	30,748	2.75

Total interest-bearing deposit accounts	2,265,250	18,737	0.83	2,507,030	28,780	1.15	2,489,277	44,357	1.78

Short-term borrowings:
Federal funds purchased	36	—	—	16,907	89	0.53	39,607	114	0.29
Repurchase agreements with customers	6,681	7	0.10	16,069	29	0.18	17,997	42	0.23
Long-term borrowings:
FHLBNY advances (4)	18,316	884	4.83	22,710	1,076	4.74	32,178	1,439	4.47
Obligation under capital lease	7,988	527	6.60	8,212	550	6.70	6,788	466	6.87
Junior subordinated debentures	92,786	2,997	3.23	92,786	4,117	4.44	92,786	4,424	4.77

Total borrowings	125,807	4,415	3.51	156,684	5,861	3.74	189,356	6,485	3.42

Total interest-bearing liabilities	2,391,057	23,152	0.97	2,663,714	34,641	1.30	2,678,633	50,842	1.90

Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	509,678			481,757			446,713
Other liabilities	86,013			96,420			98,339

Total non-interest-bearing liabilities	595,691			578,177			545,052

Total liabilities	2,986,748			3,241,891			3,223,685
Shareholders’ equity	299,127			325,669			386,024

Total liabilities and shareholders’ equity	$3,285,875			$3,567,560			$3,609,709

Net interest income (5)		$104,869			$112,762			$102,166

Interest rate spread			3.30%			3.28%			2.87%
Net interest margin (6)			3.50%			3.50%			3.18%
Ratio of average interest-earning assets to average interest-bearing liabilities			125.37%			120.95%			119.80%

(1)	Average balances include non-accrual loans (see “Non-Performing and Problem Assets”).

(2)	Loan fees are included in interest income and the amount is not material for this analysis.

(3)

Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustment for the years ended December 31, 2011, 2010 and 2009 was $1.3 million, $1.8 million and $2.0 million, respectively.

(4)	Amounts include Advances from the Federal Home Loan Bank of New York (“FHLBNY”) and Securities sold under agreements to repurchase – FHLBNY.

(5)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

TABLE 2: RATE-VOLUME VARIANCE ANALYSIS (1)

	XXX	XXX	XXX	XXX	XXX	XXX
Years Ended December 31,	2011 vs. 2010			2010 vs. 2009
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable:
Commercial and industrial	$(13,680)	$577	$(13,103)	$336	$161	$497
Home equity	(860)	(1,080)	(1,940)	(659)	(846)	(1,505)
Second mortgage	(792)	(234)	(1,026)	(798)	(158)	(956)
Residential real estate	442	(310)	132	263	(83)	180
Other	(674)	13	(661)	(820)	184	(636)

Total loans receivable	(15,564)	(1,034)	(16,598)	(1,678)	(742)	(2,420)
Investment securities	1,908	(4,814)	(2,906)	443	(3,711)	(3,268)
Interest-earning deposits with banks	117	5	122	69	14	83
Federal funds sold	—	—	—	—	—	—

Total interest-earning assets	(13,539)	(5,843)	(19,382)	(1,166)	(4,439)	(5,605)

Interest expense:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	40	(3,708)	(3,668)	2,141	(2,121)	20
Savings deposits	(167)	(704)	(871)	(26)	(628)	(654)

	XXX	XXX	XXX	XXX	XXX	XXX
Years Ended December 31,	2011 vs. 2010			2010 vs. 2009
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net
Time deposits	(3,587)	(1,917)	(5,504)	(5,250)	(9,693)	(14,943)

Total interest-bearing deposit accounts	(3,714)	(6,329)	(10,043)	(3,135)	(12,442)	(15,577)

Short-term borrowings:
Federal funds purchased	(44)	(45)	(89)	(91)	66	(25)
Repurchase agreements with customers	(17)	(5)	(22)	(5)	(8)	(13)
Long-term borrowings:
FHLBNY advances (2)	82	(274)	(192)	(436)	73	(363)
Obligation under capital lease	(15)	(8)	(23)	96	(12)	84
Junior subordinated debentures	—	(1,120)	(1,120)	—	(307)	(307)

Total borrowings	6	(1,452)	(1,446)	(436)	(188)	(624)

Total interest-bearing liabilities	(3,708)	(7,781)	(11,489)	(3,571)	(12,630)	(16,201)

Net change in net interest income	$(9,831)	$1,938	$(7,893)	$2,405	$8,191	$10,596

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

(2)	Amounts include Advances from the FHLBNY and Securities sold under agreements to repurchase — FHLBNY.

Interest income (on a tax-equivalent basis) decreased $19.4 million, or 13.1%, to $128.0 million for 2011 compared to $147.4 million in 2010, primarily due to a decrease of $324.6 million, or 12.0% in average loan balances as well as a decrease of four basis points in the yield on loans and a decrease of 99 basis points in yield on average investments. These declines were due to the overall decline in market interest rates during 2011. Interest income on loans decreased $16.6 million as average loans receivable declined $324.6 million, or 12.0%, over the prior year. Interest income on investments decreased $2.9 million even as average investments increased $52.6 million, or 11.6%, over the prior year. During 2011, the Company sold $102.2 million in higher yielding available-for-sale securities.

Interest income (on a tax-equivalent basis) decreased $5.6 million, or 3.7%, to $147.4 million for 2010 compared to $153.0 million in 2009, primarily due to a decrease in interest income earned on investments of $3.3 million. Yields earned on investments declined 82 basis points due primarily to the sale of $170.6 million in available for sale securities the proceeds of which were reinvested at lower yields. Interest income on loans decreased $2.4 million from 2009 to 2010 as average loans receivable declined $26.5 million, or 1.0%, over the same period.

Interest expense decreased $11.5 million, or 33.2%, to $23.2 million for 2011 compared to $34.6 million in 2010, primarily due to a decrease in the cost of interest-bearing deposits of $10.0 million, or 32 basis points. The Company continued to lower interest rates on its deposit products throughout 2011.

Interest expense decreased $16.2 million, or 31.9%, to $34.6 million for 2010 compared to $50.8 million in 2009, primarily due to a decrease in the cost of interest-bearing deposits of $15.6 million, or 63 basis points.

Provision for Loan Losses. The Company recorded a provision for loan losses of $74.3 million during 2011, as compared to $101.5 million during 2010 and $46.7 million during 2009. The Company’s total loans before allowance for loan losses were $2.31 billion at December 31, 2011, as compared to $2.54 billion and $2.72 billion at December 31, 2010 and 2009, respectively. The ratio of allowance for loan losses to loans held-for-investment was 1.82% at December 31, 2011 compared to 3.22% and 2.21% at December 31, 2010 and 2009, respectively. Net charge-offs were $114.7 million, or 4.83% of average loans outstanding, for the year ended December 31, 2011 as compared to $79.8 million, or 2.95% of average loans outstanding, and $24.0 million, or 0.88% of average loans outstanding, for the years ended December 31, 2010 and 2009, respectively. The charge-offs in 2011 included $69.4 million in losses recorded on the sale of $159.8 million in book balance of primarily criticized and classified commercial real estate loans during May 2011. Excluding the charge-offs related to the loan sale, total commercial charge-offs were $43.2 million in 2011. Charge-offs were primarily driven by 3 commercial relationships for $25.0 million. The Company is providing lower provision levels due to a decrease in non-accrual loans and criticized and classified loans and stabilizing delinquencies.

The charge-offs in 2010 included $21.7 million in losses recorded on the sale of $76.6 million in book balance of criticized and classified commercial real estate loans during the fourth quarter of 2010. Excluding the charge-offs related to the loan sale, total commercial charge-offs were $51.8 million in 2010. Charge-offs were primarily driven by six commercial relationships for $23.2 million, of which $9.2 million related to a multi-bank borrower fraud.

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

Non-Interest Income. Non-interest income decreased $2.0 million, or 13.2%, to $13.5 million for 2011 as compared to $15.5 million for 2010. The primary drivers of this change were a $3.1 million decrease in gains on the sale of available-for-sale securities and a decrease of $717 thousand in service charges on deposit accounts as compared to the prior year; partially offset by a decrease of $1.1 million in impairment losses on available-for-sale securities and an increase of $890 thousand in bank-owned life insurance income over the same period from a death benefit recorded in 2011.

Non-interest income decreased $1.6 million, or 9.1%, to $15.5 million for 2010 as compared to $17.1 million for 2009. The primary drivers of this change are a $12.2 million increase in the loss on derivative credit valuations as compared to the prior year period; partially offset by a $5.8 million reduction in other-than-temporary impairment on investment securities from 2009 to 2010 and a $4.8 million increase on gains on the sale of available-for-sale securities.

Non-Interest Expense. Non-interest expense decreased $90.8 million, or 45.2%, to $110.2 million for 2011 as compared to $201.1 million for 2010. The primary driver of this decrease was the prior year goodwill impairment charge of $89.7 million. Salaries and employee benefits decreased $2.7 million, or 4.9%, from the prior year primarily due to staffing reductions that occurred towards the end of 2010. Problem loan costs increased $3.2 million, or 61.6% from 2010 to 2011 due to loan sale related expenses as well as credit deterioration in the commercial real estate loan portfolio. Other expense decreased by $2.8 million, or 33.1%, for the same period due to positive derivative credit valuation adjustments recorded in 2011.

Non-interest expense increased $97.0 million, or 93.2%, to $201.1 million for 2010 as compared to $104.1 million for 2009. The primary driver of this increase was the goodwill impairment charge of $89.7 million recorded in the quarter ended June 30, 2010. Salaries and employee benefits increased $3.4 million, or 6.7%, from the prior year primarily due to the addition of several key management and business line staff, severance and other related charges, and an increase in health benefit costs. Problem loan expenses increased $3.2 million, or 163.6% from 2009 to 2010 due to credit deterioration in the commercial real estate loan portfolio.

Income Tax Expense. Income tax expense decreased $9.3 million from $9.3 million for the year ended December 31, 2010 to $10 thousand for 2011. As the Company remained in a cumulative loss position at December 31, 2011, a full deferred tax valuation allowance is still considered appropriate. As such, the Company recorded no federal income tax expense in 2011.

Income tax expense increased $25.7 million from a tax benefit position of $16.4 million for the year ended December 31, 2009 to income tax expense of $9.3 million for 2010. This increase is the result of a $49.9 million deferred tax valuation allowance recorded during 2010. This increase was partially offset by the income tax benefit the Company was able to realize through the carry back of its losses created by a net loss of $176.1 million for the year ended December 31, 2010, net of a non-taxable goodwill impairment charge of $89.7 million.

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

The major source of the Company’s funding is deposits, which management believes will be sufficient to meet the Company’s daily and long-term operating liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans, maturities or calls of investment securities, as well as from a variety of wholesale funding sources including, but not limited to, brokered deposits, federal funds purchased, FHLBNY advances, securities sold under agreements to repurchase, and other secured and unsecured borrowings. Additional liquidity can be obtained from loan sales or participations. In a continued effort to balance deposit growth and net interest margin, especially in the current interest rate environment and with highly competitive local deposit pricing, the Company continually evaluates these other funding sources for funding cost efficiencies. During the year, the Company aggressively lowered interest rates on deposits while managing overall funding and liquidity. As a result of this planned reduction in deposit rates, the Company experienced an overall decline in its deposit balances. Core deposits, which exclude all certificates of deposit, decreased $107.6 million to $2.03 billion, or 76.3% of total deposits, at December 31, 2011, as compared to $2.14 billion, or 72.8% of total deposits, at December 31, 2010. The Company has additional secured borrowing capacity with the

Federal Reserve Bank of approximately $195.7 million and the FHLBNY of approximately $93.1 million. At December 31, 2011, $0 and $17.7 million of the Company’s secured borrowing capacity through the Federal Reserve Bank and the FHLBNY was utilized, respectively. The Company has additional unsecured borrowing capacity through lines of credit with other financial institutions of approximately $55.0 million. Management continues to monitor the Company’s liquidity and has taken measures to increase its borrowing capacity by providing additional collateral through the pledging of loans. As of December 31, 2011, the Company had a par value of $351.8 million and $114.7 million in loans and securities, respectively, pledged as collateral on secured borrowings.

The Company’s primary uses of funds are the origination of loans, the funding of the Company’s maturing certificates of deposit, deposit withdrawals, the repayment of borrowings and general operating expenses. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2012 total $512.8 million, or approximately 80.9% of total certificates of deposit. The Company continues to operate with a core deposit relationship strategy that values a long-term stable customer relationship. This strategy employs a pricing strategy that rewards customers that establish core accounts and maintain a certain minimum threshold account balance. Based on market conditions and other liquidity considerations, the Company may also avail itself to the secondary borrowings discussed above.

Total loans receivable decreased $220.9 million, or 8.7%, during 2011. The Company anticipates that deposits, cash and cash equivalents on hand, the cash flow from assets, as well as other sources of funds will provide adequate liquidity for the Company’s future operating, investing and financing needs.

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

On July 7, 2010, the Company entered into securities purchase agreements with WLR SBI AcquisitionCo, LLC, an affiliate of WL Ross & Co. LLC (“WL Ross”), members and affiliates of the Bank’s founding Brown Family (the “Brown Family”), certain affiliates of Siguler Guff & Company, LP (the “Siguler Guff Shareholders”) and certain other institutional and accredited investors (the “Other Investors”). On September 22, 2010, the Company completed the issuance and sale of 4,672,750 shares of its common stock and 88,009 shares of its Mandatorily Convertible Cumulative Non-Voting Perpetual Stock, Series B (the “Series B Preferred Stock”) for net proceeds of $98.5 million. At the Company’s Annual Meeting of Shareholders held on November 1, 2010, its shareholders approved an amendment to our Amended and Restated Certificate of Incorporation allowing for the conversion of the 88,009 shares of Series B Preferred Stock into 22,002,250 shares of common stock at a conversion price of $4.00 per share.

On March 22, 2011, the Company completed a public offering of 28,750,000 shares of common stock at a public offering price of $3.00 per share, which included the full exercise of the over-allotment option granted to the underwriters to purchase an additional 3,750,000 shares of common stock. After deducting the underwriting discount and offering expenses payable by the Company, the net proceeds were $81.4 million. The Company’s three largest shareholders, WL Ross, Siguler Guff, and the Brown Family, along with certain officers and directors, purchased an aggregate of 10,193,224 shares in the offering. WL Ross and the Siguler Guff Shareholders maintained their percentage interest in the Company in the offering. Pursuant to the terms of the securities purchase agreements entered into between WL Ross, the Siguler Guff Shareholders, the Brown Family and the Company in connection with the private placement of Company securities in July 2010, each of these investors was entitled to purchase shares in the offering at $2.85 per share which represented the public offering price less the underwriting discount of $0.15 per share paid to the underwriters on the other shares sold.

On April 11, 2011, the Company issued and sold in a private placement transaction an additional 3,802,131 shares at $2.85 per share totaling $10.8 million in additional stock proceeds pursuant to the exercise of gross-up rights contained in the previously executed securities purchase agreements with the three investors noted above. The gross-up rights were triggered by the underwriters’ exercise of the over-allotment option in the public offering. On August 8, 2011, the Company issued in a private placement approximately 2,378,232 additional shares at $2.85 per share totaling $6.8 million in stock proceeds pursuant to the exercise of gross-up rights. The transactions were triggered pursuant to the gross-up rights issued to Anchorage Capital Group, LLC (“Anchorage”), in connection with its purchase of shares in the public offering.

At December 31, 2011, WL Ross beneficially owned approximately 24.8% of our outstanding common stock, the Brown Family beneficially owned approximately 19.2% of our outstanding common stock and the Siguler Guff Shareholders and Anchorage each beneficially owned approximately 9.9% of our outstanding common stock. None of the Other Investors beneficially owned more than 2% of our common stock.

The Company is subject to regulatory capital requirements adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. Under the requirements, the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Total Capital, Tier 1 Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets and certain off-balance sheet items as calculated under regulatory practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. The Company’s and the Bank’s risk-based capital ratios have been computed in accordance with regulatory practices. The Company and the Bank were in compliance with these regulatory capital requirements of the Federal Reserve Board and the OCC as of December 31, 2011. As discussed below and elsewhere herein, additional capital requirements have been imposed on the Bank by the OCC, which the Bank was also in full compliance with as of December 31, 2011.

On April 15, 2010, the Bank entered into an Agreement with the OCC (the “OCC Agreement”) which contained requirements to develop and implement a profitability and capital plan which will provide for the maintenance of adequate capital to support the Bank’s risk profile in the current economic environment. The capital plan was also required to contain a dividend policy allowing dividends only if the Bank is in compliance with the capital plan, and obtains prior approval from the OCC. During the second quarter of 2010, the Company delivered its profit and capital plans to the OCC. The Company continues to maintain and update appropriate capital and profit plan in accordance with the OCC Agreement.

The Bank also agreed to: (a) implement a program to protect the Bank’s interest in criticized or classified assets, (b) review and revise the Bank’s loan review program; (c) implement a program for the maintenance of an adequate allowance for loan losses; and (d) revise the Bank’s credit administration policies. During the second quarter of 2010, the Company revised and implemented changes to policies and procedures pursuant to the OCC Agreement. As noted earlier in this section, the Bank also agreed that its brokered deposits will not exceed 3.5% of its total liabilities unless approved by the OCC. Management does not expect this restriction will limit its access to liquidity as the Bank does not rely on brokered deposits as a major source of funding. At December 31, 2011, the Bank’s brokered deposits represented 2.8% of its total liabilities.

The Bank is also subject to individual minimum capital ratios established by the OCC for the Bank requiring the Bank to continue to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, to continue to maintain a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and to achieve, by June 30, 2010, and thereafter maintain, a Total Capital ratio at least equal to 11.50% of risk-weighted assets. At December 31, 2011, the Bank exceeded all of the three capital ratio requirements established by the OCC as its Leverage ratio was 9.64%, its Tier 1 Capital ratio was 12.13%, and its Total Capital ratio was 13.39%.

Management is taking all of the necessary actions to ensure the Bank becomes fully compliant with all requirements of the OCC Agreement.

TABLE 3: REGULATORY CAPITAL LEVELS

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions (1)
December 31, 2011	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$385,034	15.22%	$202,415	8.00%	N/A
Sun National Bank	338,240	13.39	202,120	8.00	$252,650	10.00%
Tier I Capital (to Risk-Weighted Assets) (1)
Sun Bancorp, Inc.	353,283	13.96	101,208	4.00	N/A
Sun National Bank	306,534	12.13	101,060	4.00	151,590	6.00
Leverage Ratio:
Sun Bancorp, Inc.	353,283	11.09	127,381	4.00	N/A
Sun National Bank	306,534	9.64	127,240	4.00	159,050	5.00

(1)	Not applicable to bank holding companies.

The Company’s ratio of tangible equity to tangible assets, which is a non-GAAP financial measure of risk, was 8.41% at December 31, 2011, compared with 6.51% at December 31, 2010. Tangible equity and tangible assets are calculated by subtracting identifiable intangible assets and goodwill from shareholders’ equity and total assets, respectively, and may be used by investors to assist them in understanding how much loss, exclusive of intangible assets and goodwill, can be absorbed before shareholders’ equity is depleted. The Company’s and Bank’s regulators also exclude intangible assets and goodwill from shareholders’ equity when assessing capital adequacy of each.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve Board. In March 2005, the Federal Reserve Board amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits. The Federal Reserve’s amended rule was to become effective March 31, 2009, and would have limited capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability. On March 16, 2009, the Federal Reserve Board extended for two years the ability for bank holding companies to include restricted core capital elements as Tier 1 capital up to 25% of all core capital elements, including goodwill. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2011, the entire $90.0 million in capital securities qualify as Tier 1.

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Further, per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC. As a result of these restrictions, the amount available for payment of dividends to the Company by the Bank totaled $0 at December 31, 2011.

The Bank’s deposits are insured to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) which was signed into law on July 21, 2010, the maximum deposit insurance limit is $250 thousand.

In addition, the Dodd-Frank Act amended the Federal Deposit Insurance Act to provide for full deposit insurance coverage for non interest-bearing transaction accounts for a two year period beginning December 31, 2010. This applies to all insured depository institutions with no opt in or opt out requirements.

In May 2009, the FDIC imposed a special assessment equal to five basis points of assets, less Tier 1 capital, as of June 30, 2009, payable on September 30, 2009, and reserved the right to impose additional special assessments. In November 2009, instead of imposing additional special assessments, the FDIC amended the assessment regulations to require all insured depository institutions to prepay their estimated risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012 on December 30, 2009. For purposes of estimating the future assessments, each institution’s base assessment rate in effect on September 30, 2009 was used, assuming a 5% annual growth rate in the assessment base and a three basis point increase in the assessment rate in 2011 and 2012. The prepaid assessment will be applied against actual quarterly assessments until exhausted. Any funds remaining after June 30, 2013 will be returned to the institution. If the prepayment impairs an institution’s liquidity or otherwise creates significant hardship, it was able to apply for an exemption. Requiring this prepaid assessment does not preclude the FDIC from changing assessment rates or from further revising the risk-based assessment system. On December 30, 2009, the Company paid the FDIC prepaid assessment of $18.3 million which was to be recognized as expense for a three-year period from that date. At December 31, 2011, the remaining balance of the FDIC prepaid assessment was $6.5 million, with $4.7 million being recognized in expense during 2011.

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

In addition to risk-based deposit insurance premiums, additional assessments may be imposed by the Financing Corporation (“FICO”), a separate U.S. government agency affiliated with the FDIC, on insured deposits to pay for the interest cost of FICO bonds. The FICO assessment rates for 2011 ranged from $.0068 to $.0102 for each $100 of deposits. These premiums and assessments are not expected to have a material impact on the Company’s financial condition or results of operations.

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

See Note 23 of the Notes to Consolidated Financial Statements for additional information regarding regulatory matters.

Asset and Liability Management. Interest rate, credit and operational risks are among the most significant market risks impacting the performance of the Company. The Company has an Asset Liability Committee (“ALCO”), composed of senior management representatives from a variety of areas within the Company. ALCO, which meets at least quarterly, devises strategies and tactics to maintain the net interest income of the Company within acceptable ranges over a variety of interest rate scenarios. Should the Company’s risk modeling indicate an undesired exposure to changes in interest rates, there are a number of remedial options available, including changing the investment portfolio characteristics, and changing loan and deposit pricing strategies. Two of the tools used in monitoring the Company’s sensitivity to interest rate changes are gap analysis and net interest income simulation.

Gap Analysis. Banks are concerned with the extent to which they are able to match maturities or re-pricing characteristics of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring the bank’s interest rate sensitivity gap. Gap analysis measures the volume of interest-earning assets that will mature or re-price within a specific time period, compared to the interest-bearing liabilities maturing or re-pricing within that same time period. On a monthly basis, the Company and the Bank monitor their gap, primarily cumulative through both six month and one year maturities.

Table 4 provides the maturity and re-pricing characteristics of the Company’s interest-earning assets and interest-bearing liabilities at December 31, 2011. All amounts are categorized by their actual maturity or re-pricing date with the exception of interest-bearing demand deposits and savings deposits. As a result of prior experience during periods of rate volatility and management’s estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits into categories noted below, based on the estimated duration of those deposits.

TABLE 4: INTEREST RATE SENSITIVITY SCHEDULE

	September 30,	September 30,	September 30,	September 30,	September 30,
	Maturity/Re-pricing Time Periods
December 31, 2011	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
Interest-earning assets:
FHLB interest- bearing deposits	$996	$—	$—	$—	$996
Loans receivable	1,290,911	294,135	553,879	61,056	2,199,982
Investment securities	123,795	155,635	191,845	59,054	530,239
Federal funds sold	50,053	—	—	—	50,053

Total interest-earning assets	1,465,756	449,770	745,724	120,110	2,781,360

Interest-bearing liabilities:
Interest-bearing & non-interest demand deposits	590,555	163,373	369,906	122,200	1,246,034
Savings deposits	73,569	31,663	85,908	70,904	262,044
Time certificates	175,024	337,889	120,060	574	633,547
Federal Home Loan Bank Advances	291	15,888	697	857	17,733

Securities sold under agreements to repurchase	5,668	—	—	—	5,668

Guaranteed interest in Company’s subordinated debt	82,469	10,290	(104)	(445)	92,211
Other Borrowings	63	196	1,316	6,293	7,868

Total interest-bearing liabilities	927,640	559,300	577,784	200,382	2,265,106

Periodic gap	$538,114	$(109,530)	$167,940	$(80,272)	$516,253

Cumulative gap	$538,114	$428,585	$596,525	$516,253

Cumulative gap as a % of total assets	16.9%	13.5%	18.7%	16.2%

At December 31, 2011, the Company’s gap analysis showed an asset-sensitive position with total interest-bearing assets maturing or re-pricing within one year, exceeding interest-earning liabilities maturing or re-pricing during the same time period by $428.6 million, representing a positive one-year gap ratio of 13.5%. All amounts are categorized by their actual maturity, anticipated call or re-pricing date with the exception of interest-bearing demand deposits and savings deposits. Though the rates on interest-bearing demand and savings deposits generally trend with open market rates, they often do not fully adjust to open market rates and frequently adjust with a time lag. As a result of prior experience during periods of rate volatility and management’s estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits based on an estimated decay rate for those deposits.

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

Net interest income simulation analysis, at December 31, 2011, shows a position that is slightly asset sensitive as rates increase. The net income simulation results are impacted by an expected continuation of deposit pricing competition which may limit deposit pricing flexibility in both increasing and decreasing rate environments, floating-rate loan floors initially limiting loan rate increases and a relatively short liability maturity structure including retail certificates of deposit.

Actual results may differ from the simulated results due to such factors as the timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies and differences in actual versus forecasted balance sheet composition and activity. Table 5 provides the Company’s estimated earnings sensitivity profile versus the most likely rate forecast as of December 31, 2011. The Company anticipates that strong deposit pricing competition will continue to limit deposit pricing flexibility in an increasing and a decreasing rate environment.

TABLE 5: SENSITIVITY PROFILE

Change in Interest Rates (Basis Points)	Percentage Change in Net Interest Income Year 1
+200	0.5%
+100	0.0%
-100	-1.6%
-200	-3.8%

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

Disclosures about Contractual Obligations and Commercial Commitments. Purchase obligations include significant contractual cash obligations. Table 6 provides the Company’s contractual cash obligations at December 31, 2011. Included in Table 6 are the minimum contractual obligations under legally enforceable contracts with contract terms that are both fixed and determinable. The majority of these amounts are primarily for services, including core processing systems and telecommunications maintenance.

TABLE 6: CONTRACTUAL OBLIGATIONS

	September 30,	September 30,	September 30,	September 30,	September 30,
		Payments Due by Period
December 31, 2011	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
Time deposits (1)	$633,547	$512,805	$108,097	$12,071	$573
Long-term debt	168,898	19,283	5,593	5,299	138,723
Leases	56,064	4,914	8,977	8,125	34,048
Purchase obligations (off-balance sheet)	12,304	5,603	6,300	374	27

Total contractual cash obligations	$870,812	$542,605	$128,539	$26,297	$173,371

(1)	Amount represents the book value of time deposits, including brokered time deposits.

The Company maintains a reserve for unfunded loan commitments and letters of credit, which is reported in other liabilities in the Consolidated Statements of Financial Condition, consistent with FASB ASC 825, Financial Instruments. As of the balance sheet date, the Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 450, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements. The reserve for unfunded loan commitments and letters of credit at December 31, 2011 and December 31, 2010 was $381 thousand and $1.5 million, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

Table 7 provides the Company’s off balance sheet commitments (see Note 18 of the Notes to Consolidated Financial Statements for additional information) at December 31, 2011.

TABLE 7: OFF BALANCE SHEET COMMITMENTS

	September 30,	September 30,	September 30,	September 30,	September 30,
		Amount of Commitment Expiration Per Period
December 31, 2011	Unfunded Commitments	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
Lines of credit	$295,809	$105,458	$46,022	$8,582	$135,747
Commercial standby letters of credit	51,940	51,935	5	—	—
Construction funding	37,777	31,992	5,785	—	—
Other commitments	37,841	37,841	—	—	—

Total off balance sheet commitments	$423,367	$227,226	$51,812	$8,582	$135,747

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company takes various forms of collateral, such as real estate assets and customer business assets, to secure the commitment. Additionally, all letters of credit are supported by indemnification agreements executed by the customer. The maximum undiscounted exposure related to these commitments at December 31, 2011 was $51.9 million and the portion of the exposure not covered by collateral was approximately $754 thousand. We believe that the utilization rate of these letters of credit will continue to be substantially less than the amount of these commitments, as has been our experience to date.

Impact of Inflation and Changing Prices. The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with GAAP, which requires the measurement of financial condition and operating results without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company’s operations. Nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

FINANCIAL CONDITION

The Company’s assets were $3.18 billion at December 31, 2011 compared to $3.42 billion at December 31, 2010. Gross loans receivable and loans held-for-sale decreased $220.9 million, or 8.7%, to $2.31 billion at December 31, 2011 as compared to $2.54 billion at December 31, 2010. The investment portfolio increased $39.2 million, or 7.9%, to $532.7 million at December 31, 2011 from $493.5 million at December 31, 2010. Deposits decreased 9.3% to $2.67 billion at December 31, 2011 as compared to $2.94 billion at December 31, 2010. Excluding junior subordinated debentures, borrowings decreased $1.9 million, or 7.5%, to $23.4 million at December 31, 2011.

Loans. Gross loans held-for-investment decreased $230.2 million from the prior year end to $2.29 billion at December 31, 2011 as the Company sold $159.8 million of book balance of criticized and classified commercial real estate loans. The Company’s home equity portfolio, which includes second mortgages, decreased $27.7 million, in comparison to the prior year end. The Company continues to see competition for loans across all products and market segments. During 2011, competitive pressures have increased as interest rates fell to historical lows and loan activity has increased as the economy improves.

The trend of the Company’s lending continues to reflect the geographic and borrower diversification of the commercial loan portfolio. As the Company’s marketplace has expanded within the State of New Jersey, commercial lending activities have grown, especially in the central and northern parts of the state. The recent recession which impacted all aspects of the national and regional economy and the slow pace of recovery have created increased stress in our loan portfolios and have had an adverse effect on the Company’s financial condition and results of operation. At December 31, 2011 and 2010, the Company did not have more than 10% of its total loans outstanding concentrated in any one industry category, including, but not limited to, the hospitality, entertainment and leisure industries, and general office space. The loan categories are based upon borrowers engaged in similar activities who would be similarly impacted by economic or other conditions.

Table 8 provides selected data relating to the composition of the Company’s loan portfolio by type of loan and type of collateral at December 31, 2011, 2010, 2009, 2008 and 2007.

TABLE 8: SUMMARY OF LOAN PORTFOLIO

	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX
December 31,	2011		2010		2009		2008		2007
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Type of Loan:
Commercial and industrial	$1,878,026	82.64%	$2,103,492	85.74%	$2,249,365	84.64%	$2,234,202	82.67%	$2,024,728	81.55%
Home equity	224,517	9.88	239,729	9.77	258,592	9.73	274,360	10.15	264,965	10.67
Second mortgage	41,470	1.82	53,912	2.20	68,592	2.58	84,388	3.12	81,063	3.27
Residential real estate	123.630	5.44	79,074	3.22	75,322	2.83	67,473	2.50	49,750	2.00
Other	46,671	2.05	58,963	2.40	65,776	2.47	79,402	2.94	89,413	3.60
Less: Loan loss allowance	(41,667)	(1.83)	(81,713)	(3.33)	(59,953)	(2.25)	(37,309)	(1.38)	(27,002)	(1.09)

Net loans receivable	$2,272,647	100.00%	$2,453,457	100.00%	$2,657,694	100.00%	$2,702,516	100.00%	$2,482,917	100.00%

Type of Collateral:
Residential real estate:
1-4 family	$429,106	18.88%	$426,488	17.38%	$460,106	17.31%	$494,828	18.31%	$479,701	19.32%
Other	15,127	0.67	19,835	0.81	22,992	0.87	24,692	0.91	22,472	0.91
Construction and land development:
1-4 family	15,807	0.70	28,816	1.17	43,803	1.65	64,646	2.39	70,899	2.85
Other	82,116	3.61	147,909	6.03	187,624	7.06	153,205	5.67	102,044	4.11
Commercial real estate	1,226,349	53.96	1,385,210	56.46	1,503,301	56.56	1,495,398	55.34	1,366,281	55.03
Commercial business loans	500,301	22.01	466,870	19.03	425,541	16.01	434,097	16.06	394,779	15.90
Consumer	37,087	1.63	43,835	1.79	50,827	1.91	56,312	2.08	56,301	2.27
Other	8,421	0.37	16,207	0.66	23,453	0.88	16,647	0.62	17,442	0.70
Less: Loan loss allowance	(41,667)	(1.83)	(81,713)	(3.33)	(59,953)	(2.25)	(37,309)	(1.38)	(27,002)	(1.09)

Net loans receivable	$2,272,647	100.00%	$2,453,457	100.00%	$2,657,694	100.00%	$2,702,516	100.00%	$2,482,917	100.00%

Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the accommodation. Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property. Loans secured by owner occupied properties are dependent upon the successful operation of the borrower’s business. If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired. Loans secured by properties where repayment is dependent upon payment of rent by third-party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit. At December 31, 2011, commercial and industrial loans secured by commercial real estate properties totaled $1.23 billion of which $604.3 million, or 49.1%, were classified as owner occupied and $626.8 million, or 50.9%, were classified as non-owner occupied. Management considers these loans to be well diversified across multiple industries.

The Company’s home equity loan portfolio, including second mortgages, represents 11.7% of total loans outstanding at December 31, 2011 and is the largest component of the Company’s non-commercial portfolio. The home equity loan portfolio decreased $27.7 million, or 9.4%, from December 31, 2010. Usage of home equity lines of credit has remained constant, at approximately 49.4% over the past year with approximately 49.3% of the overall home equity loan portfolio balance being in a first lien position. At December 31, 2011, residential real estate loans represent 5.4% of total loans outstanding. The residential loan portfolio increased $44.6 million, or 56.3%, from December 31, 2010. This increase is due to the Company’s strategy implemented in 2011 to increase its held-for-investment jumbo residential mortgage portfolio.

Table 9 provides the estimated maturity of the Company’s loan portfolio at December 31, 2011. The table does not include potential prepayments or scheduled principal payments. Adjustable-rate mortgage loans are shown based on contractual maturities.

TABLE 9: ESTIMATED MATURITY OF LOAN PORTFOLIO

	September 30,	September 30,	September 30,	September 30,	September 30,
December 31, 2011	Due Within 1 Year	Due After 1 Through 5 Years	Due After 5 Years	Allowance for Loan Loss	Total
Commercial and industrial	$421,891	$859,461	$596,674	$(34,227)	$1,843,799
Home equity (1)	443	6,461	259,083	(2,566)	263,421
Residential real estate	5,920	207	117,503	(903)	122,727
Other	8,763	4,262	33,646	(3,971)	42,700

Total	$437,017	$870,391	$1,006,906	$(41,667)	$2,272,647

(1)	Amount includes both home equity and second mortgages.

Table 10 provides the dollar amount of all loans due one year or more after December 31, 2011, which have pre-determined interest rates and which have floating or adjustable interest rates.

TABLE 10: LOANS GREATER THAN 12 MONTHS

	September 30,	September 30,	September 30,
December 31, 2011	Fixed-Rates	Floating or Adjustable Rates	Total
Commercial and industrial	$509,087	$947,048	$1,456,135
Home equity	572	223,850	224,422
Second mortgage	39,346	1,776	41,122
Residential real estate	67,456	50,254	117,710
Other	35,602	2,306	37,908

Total	$652,063	$1,225,234	$1,877,297

See Notes 5 and 6 of the Notes to Consolidated Financial Statements for additional information on loans.

Non-Performing and Problem Assets

Loan Delinquencies. The Company’s collection procedures provide for a late charge assessment after a commercial loan is 10 days past due, or a residential mortgage loan is 15 days past due. The Company contacts the borrower and payment is requested. If the delinquency continues, subsequent efforts are made to contact the borrower. If the loan continues to be delinquent for 90 days or more, the Company usually declares the loan to be in default and payment in full is demanded. The Company will initiate collection and foreclosure proceedings and steps will be taken to liquidate any collateral taken as security for the loan unless other repayment arrangements are made. Delinquent loans are reviewed on a case-by-case basis in accordance with the lending policy.

Interest accruals are generally discontinued when a loan becomes 90 days past due or when collection of principal or interest is considered doubtful. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the allowance for loan losses. Generally, commercial loans and commercial real estate loans are charged-off no later than 180 days delinquent, unless the loan is well secured and in the process of collection or other extenuating circumstances support collection. Residential real estate loans are typically placed on non-accrual at the time the loan is 90 days delinquent. Other consumer loans are typically charged-off at 180 days delinquent. In all cases, loans must be placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Non-Performing Assets. Total non-performing assets decreased $65.0 million from $177.7 million at December 31, 2010 to $112.7 million at December 31, 2011. This decrease was primarily a result of a decrease in non-accrual loans of $63.7 million due to the May 2011 loan sale. Commercial non-accrual loans were $98.9 million at December 31, 2011. During 2011, the Company sold $110.8 million of non-performing loans. Interest income that would have been recorded on non-accrual loans as of December 31, 2011, under the original terms of such loans, would have totaled approximately $4.9 million for 2011. The ratio of non-performing assets to net loans decreased to 4.96% at December 31, 2011 compared to 7.24% at December 31, 2010.

Table 11 provides a summary of non-performing assets at December 31, 2011, 2010, 2009, 2008 and 2007.

TABLE 11: SUMMARY OF NON-PERFORMING ASSETS

	XXXX	XXXX	XXXX	XXXX	XXXX
December 31,	2011	2010	2009	2008	2007
Non-performing loans:
Loans accounted for on a non-accrual basis:
Commercial and industrial	$81,041	$148,517	$73,596	$37,528	$23,965
Home equity lines of credit	3,620	4,616	4,737	1,682	1,322
Home equity term loans	1,246	1,134	938	130	73
Residential real estate	2,522	4,243	7,443	2,225	574
Other	1,227	916	1,168	668	919

Total non-accruing loans	89,656	159,426	87,882	42,233	26,853

TDR, non-accruing	17,875	11,796	—	—	—

Accruing loans that are contractually past due 90 days or more:
Commercial and industrial	138	1,167	6,457	4,014	855
Home equity lines of credit	—	379	—	286	—
Home equity term loans	—	—	891	—	—
Residential real estate	—	72	49	162	330
Other	16	936	561	125	158

Total loans 90-days past due	154	2,554	7,958	4,587	1,343

Total non-performing loans	107,685	173,776	95,840	46,820	28,196
Real estate owned	5,020	3,913	9,527	1,962	1,449

Total non-performing assets	$112,705	$177,689	$105,367	$48,782	$29,645

Total non-performing loans to net loans receivable	4.74%	7.08%	3.61%	1.73%	1.14%
Total non-performing loans to total assets	3.38%	5.08%	2.68%	1.29%	0.84%
Total non-performing assets to net loans receivable	4.96%	7.24%	3.96%	1.81%	1.19%
Total non-performing assets to total assets	3.54%	5.20%	2.94%	1.35%	0.89%
Total allowance for loan losses to total non-performing loans	38.69%	47.02%	62.56%	79.69%	95.77%

Potential Problem Loans. At December 31, 2011, there were 36 loan relationships aggregating $81.2 million for which known information exists as to the potential inability of the borrowers to comply with present loan repayment terms and have therefore caused management to place them on its internally monitored loan list. The classification of these loans, however, does not imply that management expects losses, but that it believes a higher level of scrutiny is prudent under the circumstances. These loans were not classified as non-accrual and were not considered non-performing. Depending upon the state of the economy, future events and their impact on these borrowers, these loans and others not currently so identified could be classified as non-performing assets in the future. At December 31, 2011, these loans were current and well collateralized.

Real Estate Owned. Real estate acquired by the Company as a result of foreclosure or deed in lieu and bank property that is not in use is classified as real estate owned until such time as it is sold. The property acquired through foreclosure or deed in lieu is carried at the lower of the related loan balance or fair value of the property based on a current appraisal less estimated cost to dispose. Losses arising from foreclosure are charged against the allowance for loan losses. Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and any subsequent gains or losses are included in the Company’s results of operations. Table 12 provides a summary of real estate owned at December 31, 2011 and 2010.

TABLE 12: SUMMARY OF REAL ESTATE OWNED

	September 30,	September 30,
December 31,	2011	2010
Commercial properties	$1,777	$1,261
Residential properties	1,683	497
Bank properties	1,560	2,155

Total	$5,020	$3,913

Table 13 provides a summary of real estate owned activity for the year ended December 31, 2011.

TABLE 13: SUMMARY OF REAL ESTATE OWNED ACTIVITY

	September 30,	September 30,	September 30,	September 30,
	Underlying Property
At or for year-ended December 31, 2011	Commercial	Residential	Bank	Total
Balance, beginning of year	$1,261	$497	$2,155	$3,913
Transfers into real estate owned	809	2,535	—	3,344
Transfers into operations	—	—	—	—
Sale of real estate owned	(33)	(1,349)	(189)	(1,571)
Write down of real estate owned	(260)	—	(406)	(666)
Other	—	—	—	—

Balance, end of year	$1,777	$1,683	$1,560	$5,020

Real estate owned increased $1.1 million to $5.0 million at December 31, 2011 as compared to December 31, 2010. During 2011, the Company transferred $3.3 million in book value of loans into real estate owned, including four commercial properties aggregating $809 thousand and nine residential properties for $2.5 million. In 2011, the Company recorded $666 thousand of write-downs of real estate owned, including $406 thousand on the carrying value of five bank properties and $260 thousand on the carrying value of two commercial properties. There was one commercial property, one bank property and five residential properties, with carrying amounts of $33 thousand, $189 thousand and $1.3 million, respectively, sold during the year ended December 31, 2011 resulting in a net gain of $26 thousand, which is included in real estate owned expense, net in the consolidated statements of operations. The Company recognized a reduction of carrying value of $1.6 million on these sales. See Note 9 of the Notes to Consolidated Financial Statements for additional information on real estate owned.

Allowances for Losses on Loans. The Company’s allowance for losses on loans was $41.7 million, or 1.82% of gross loans held-for-investment, at December 31, 2011 compared to $81.7 million, or 3.24% of gross loans held-for-investment, at December 31, 2010. The provision for loan losses was $74.3 million for 2011, $101.5 million for 2010 and $46.7 million for 2009. The decrease in the provision for loan losses is partially due to a decrease in non-accrual loans and criticized and classified loans and stabilizing delinquencies. Net charge-offs were $114.7 million for the year ended December 31, 2011 as compared to $79.8 million for the year ended December 31, 2010. The increase in net charge-offs during 2011 was primarily due to $69.4 million of losses recorded on the sale of commercial real estate loans, and 3 commercial relationships of $25.0 million. For the credit related charge-offs, management has been monitoring the performance, economic climate and future cash flow potential of these relationships for some time and strongly believes all of these borrowers have been profoundly impacted by the severity of the recession and the seemingly prolonged return to stable economic conditions. The increase in 2011 net charge-offs resulted in an increase in net charge-offs to average outstanding loans to 4.83% for 2011 as compared to 2.95% for 2010 and 0.88% for 2009. Non-performing loans also decreased $66.1 million to $107.7 million at December 31, 2011 as compared to $173.8 million at December 31, 2010. During 2011, the Company entered into four troubled debt restructuring agreements (“TDR”), which were on non-accrual status and had a carrying amount of $17.9 million at December 31, 2011.

Table 14 provides information with respect to changes in the Company’s allowance for loan losses for the years ended December 31, 2011, 2010, 2009, 2008, and 2007.

TABLE 14: ALLOWANCE FOR LOAN LOSSES

At or for the Years Ended December 31,	2011	2010	2009	2008	2007
Allowance for loan losses, beginning of year	$81,713	$59,953	$37,309	$27,002	$25,658
Charge-offs:
Commercial and industrial	(112,108)	(74,014)	(19,898)	(6,520)	(5,044)
Home equity	(3,038)	(3,435)	(1,795)	(1,012)	(513)
Second mortgage	(299)	(761)	(81)	(81)	(45)
Residential real estate	(1,064)	(1,085)	(360)	(346)	—
Other	(1,303)	(1,507)	(2,614)	(2,769)	(2,116)

Total charge-offs	(117,812)	(80,802)	(24,748)	(10,728)	(7,718)

Recoveries:
Commercial and industrial	2,459	482	334	619	274
Home equity	60	60	67	24	—
Second mortgage	28	26	4	1	—
Residential real estate	43	199	5	5	2
Other	523	277	316	386	383

Total recoveries	3,113	1,044	726	1,035	659

Net charge-offs	(114,699)	(79,758)	(24,022)	(9,693)	(7,059)
Provision for loan losses	74,266	101,518	46,666	20,000	8,403
Reserves transferred	387	—	—	—	—
Allowance for loan losses, end of year	$41,667	$81,713	$59,953	$37,309	$27,002
Net loans charged-off as a percent of average loans outstanding	4.83%	2.95%	0.88%	0.37%	0.29%
Allowance for loan losses as a percent of total gross loans outstanding	1.80%	3.22%	2.21%	1.36%	1.08%

Table 15 provides the allocation of the Company’s allowance for loan losses by loan category and the percent of loans in each category to loans receivable at December 31, 2011, 2010, 2009, 2008, and 2007. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category since the allowance for loan losses is a valuation reserve applicable to the entire loan portfolio.

TABLE 15: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX	XXXX
December 31,	2011		2010		2009		2008		2007
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Allowance for loan losses:
Commercial and industrial	$34,227	82.14%	$76,759	82.97	$55,359	82.77%	$33,342	81.55%	$23,170	80.67%
Residential real estate	903	2.17	661	3.12	494	2.77	375	2.46	290	1.98
Home equity (1)	2,566	6.16	3,084	11.58	3,034	12.04	2,738	13.09	2,175	13.79
Other	3,971	9.53	1209	2.33	1,066	2.42	854	2.90	1,367	3.56

Total allowance for loan losses	$41,667	100.0%	$81,713	100.0%	$59,953	100.00%	$37,309	100.00%	$27,002	100.00%

(1)	Amount includes both home equity and second mortgages.

See Note 6 of the Notes to Consolidated Financial Statements for additional information on the allowance for loan losses.

Investment Securities. Investment securities available for sale and held to maturity increased $41.0 million, or 8.6%, from $475.9 million at December 31, 2010 to $516.9 million at December 31, 2011. During 2011, the Company realized OTTI charges of $250 thousand on a single issuer trust preferred security with a par value of $5.0 million. The cumulative OTTI on the single issuer trust preferred security is $1.2 million. The estimated average life of the investment portfolio at December 31, 2011 was 3.8 years with an estimated modified duration of 2.9 years. The reinvestment strategy for 2012 is expected to maintain the average life, duration and portfolio size at approximately the same levels as December 31, 2011.

The Company’s investment policy is established by senior management and approved by the Board of Directors. It is based on asset and liability management goals, and is designed to provide a portfolio of high quality investments that optimizes interest income within acceptable limits of risk and liquidity.

Table 16 provides the estimated fair value and amortized cost of the Company’s portfolio of investment securities at December 31, 2011, 2010, and 2009. For all debt securities classified as available for sale, the carrying value is the estimated fair value.

TABLE 16: SUMMARY OF INVESTMENT SECURITIES

	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX
December 31,	2011			2010			2009
	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value
Available for sale:
U.S. Treasury obligations	$11,999	$80	$12,079	$47,017	$2	$47,019	$2,003	$4	$2,007
U.S. Government agencies	—	—	—	—	—	—	47,537	737	48,274
U.S. Government agency mortgage-backed securities	423,269	5,635	428,904	329,973	(1,486)	328,487	240,966	7,628	248,594
Other mortgage-backed securities	323	(27)	296	7,472	(1,335)	6,137	9,222	(2,342)	6,880
State and municipal obligations	45,424	3,361	48,785	82,744	(347)	82,397	104,305	1,384	105,689
Trust preferred securities	12,619	(7,711)	4,908	12,867	(7,225)	5,642	28,814	(7,940)	20,874
Corporate Bonds	19,689	(281)	19,408	—	—	—	—	—	—
Other	1,165	—	1,165	3,182	—	3,182	2,420	—	2,420

Total available for sale investment securities	$514,488	$1,057	$515,545	$483,255	$(10,391)	$472,864	$435,267	$(529)	$434,738

Held to maturity:
U.S. Government agency mortgage-backed securities	$1,344	$69	$1,413	$2,887	$116	$3,003	$5,123	$186	$5,309
Other mortgage-backed securities	—	—	—	152	—	152	1,832	(20)	1,812

Total held to maturity investment securities	$1,344	$69	$1,413	$3,039	$166	$3,155	$6,955	$166	$7,121

Table 17 provides the gross unrealized losses and fair value at December 31, 2011, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

TABLE 17: ANALYSIS OF GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Less than 12 Months		12 Months or Longer		Total
December 31, 2011	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Government agency mortgage-backed securities	$79,221	$(627)	$7,224	$(2)	$86,445	$(629)
Other mortgage-backed securities	—	—	296	(27)	296	(27)
State and municipal obligations	—	—	233	(12)	233	(12)
Corporate bonds	14,231	(338)	—	—	14,231	(338)
Trust preferred securities	—	—	4,908	(7,711)	4,908	(7,711)

Total	$93,452	$(965)	$12,661	$(7,752)	$106,113	$(8,717)

The Company determines whether the unrealized losses are temporary in accordance with FASB ASC 325, Investments-Other.- and FASB ASC 320, Investments-Debt and Equity Securities. The evaluation is based upon factors such as the creditworthiness of the underlying borrowers, performance of the underlying collateral, if applicable, and the level of credit support in the security structure. Management also evaluates other facts and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

For the year ended December 31, 2011, the Company reviewed its unrealized losses on securities to determine whether such losses were considered to be OTTI. As previously discussed, this review indicated $250 thousand of such unrealized losses were due to deterioration in credit of the underlying securities. Based on such, the $250 thousand decline was recorded as an OTTI charge during the year ended December 31, 2011 on one single issuer trust preferred security. Application of the guidance did not have an impact on any other securities in unrealized loss position.

U.S. Government Agency Mortgage-Backed Securities — At December 31, 2011, the gross unrealized loss in the category of less than 12 months of $627 thousand consisted of six mortgage-backed securities with an estimated fair value of $79.2 million issued and guaranteed by a U.S. Government sponsored agency. The gross unrealized loss in the category of 12 months or longer of $2 thousand consisted of one mortgage-backed security with an estimated fair value of $7.2 million issued and guaranteed by a U.S. Government sponsored agency. The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists. As of December 31, 2011, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities and that it is not more likely than not it will be required to sell the securities before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Other Mortgage-Backed Securities — At December 31, 2011, the gross unrealized loss in the category of 12 months or longer of $27 thousand consisted of one non-agency mortgage-backed security with an estimated fair value of $296 thousand. This security was rated “AAA” by at least one nationally recognized rating agency. The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists. As of December 31, 2011, management concluded that an OTTI did not exist on the this security and believes the unrealized loss is due to increases in market interest rates since the time the underlying security was purchased.

State and Municipal Obligations — At December 31, 2011, the gross unrealized loss in the category of 12 months or longer of $12 thousand consisted of one municipal security with an estimated fair value of $233 thousand. This security was rated “A1” by at least one nationally recognized rating agency. The Company believes the unrealized loss is due to increases in market interest rates since the time the underlying security was purchased. The Company monitors rating changes in this security. The Company believes recovery of fair value is expected as the security approached its maturity date or as valuations for the security improve as market yields change. As of December 31, 2011, management concluded that an OTTI did not exist on this security based upon its assessment. Management also concluded that it does not intend to sell the security and that it is not more likely than not it will be required to sell the security before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

Corporate Bonds — At December 31, 2011, the gross unrealized loss in the category of less than 12 months of $338 thousand consisted of three corporate bonds with an estimated fair value of $14.2 million. The Company believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased. The Company monitors corporate debt ratings as well as evaluates the credit quality of the issuer to determine if an OTTI exists. As of December 31, 2011, management concluded that an OTTI did not exist on the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Trust Preferred Securities — At December 31, 2011, the gross unrealized loss in the category of 12 months or longer of $7.7 million consisted of two trust preferred securities. The trust preferred securities are comprised of one non-rated single issuer security with an amortized cost of $3.8 million and an estimated fair value of $1.1 million, and one non-investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $3.8 million. The non-investment grade pooled security is a senior position in the capital structure with approximately 2.00 times principal coverage as of the last reporting date.

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

During the year ended December 31, 2011, the Company recorded a credit related OTTI charge of $250 thousand related to this deferring single issuer trust preferred security. Based on the Company’s most recent evaluation, the Company does not expect the issuer to default on the security based primarily on the issuer’s subsidiary bank reporting that it meets the minimum regulatory requirements to be considered a “well capitalized” institution. However the Company recognizes the length of time the issue has been in deferral, the difficult economic environment and some weakened performance measures increased the probability that a full recovery of principal and anticipated dividends may not be realized. In recognition of that increased probability, the Company concluded that the decline in the security was other than temporary.

Expected maturities of individual securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Table 18 provides an estimated maturity summary with the carrying values and weighted average yields on the Company’s portfolio of investment securities at December 31, 2011. The investment securities are presented in the table based on current prepayment assumptions. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

TABLE 18: MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

	xxx	xxx	xxx	xxx	xxx	xxx		xxx	xxx	xxx	xxx
	1 Year or Less		1 to 5 Years		5 to 10 Years		More than 10 Years			Total
December 31, 2011	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value		Yield	Carrying Value	Yield
Available for sale:
U.S. Treasury obligations	$2,019	0.65%	$10,060	0.78%	$—	—%		$—	—%	$12,079	0.66%
U.S. Government agencies	—	—	—	—	—	—		—	—	—	—
U.S. Government agency mortgage-backed securities	—	—	—	—	37,431	2.10		391,473	2.08	428,904	2.08
Other mortgage-backed securities	—	—	—	—	—	—		296	3.08	296	3.08
State and municipal obligations	6,636	2.65	225	5.23	4,204	4.24		37,719	4.22	48,785	4.01
Corporate Bonds	—	—	19,408	2.11	—	—		—	—	19,408	2.11
Trust preferred securities	—	—	—	—	—	—		4,908	1.46	4,908	1.46
Other securities	1,165	0.43	—	—	—	—		—	—	1,165	0.43

Total available for sale investment securities	$9,820	1.85%	$29,694	1.42%	$41,635	2.32%		$434,396	2.26%	$515,545	2.21%

Held to maturity:
U.S. Government agency mortgage-backed securities	$—	—%	$353	4.69%	$991	4.65%		$—	—%	$1,344	4.66%
Other mortgage-backed securities	—	—	—	—	—	—		—	—	—	—

Total held to maturity investment securities	$—	—%	$353	4.68%	$991	4.65%	$		—%	$1,344	4.66%

See Note 4 of the Notes to Consolidated Financial Statements for additional information on investment securities.

Restricted Equity Investments. During 2011, restricted equity investments decreased $1.8 million to $15.8 million at December 31, 2011 from $17.6 million at December 31, 2010. The Company, through the Bank, is a member of the Federal Reserve Bank of Philadelphia (“FRB”), the Federal Home Loan Bank of New York (“FHLBNY”) and Atlantic Central Bankers Bank, and is required to maintain an investment in the capital stock of each. The FRB, FHLBNY and the Atlantic Central Bankers Bank stock are restricted in that they can only be redeemed by the issuer at par value. These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investment in accordance with FASB ASC 942, Financial Services — Depository and Lending. As of December 31, 2011, management does not believe that an OTTI of these holdings exists and expects to recover the entire cost of these securities.

Bank Owned Life Insurance. During 2011, bank owned life insurance (“BOLI”) increased $215 thousand to $74.9 million at December 31, 2011. Of the $74.9 million BOLI cash surrender value, the Company had $24.6 million invested in a general account and $50.3 million in a separate account at December 31, 2011. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying investments may have an impact on investment income; however, these fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. While generally protected by the stable value wrap, significant declines in fair value may result in charges in future periods for values outside the wrap coverage.

Cash and Cash Equivalents. Cash and cash equivalents decreased $67.4 million to $119.8 million at December 31, 2011 from $187.2 million at December 31, 2010. This decrease is primarily due to the decrease of $272.5 million in deposits partially offset by the decrease of $220.9 million in gross loans receivable during the same period.

Goodwill. The goodwill balance was $38.2 million at December 31, 2011 and 2010. See Critical Accounting Policies, Judgments and Estimates section for additional detail.

Deferred Taxes, net. Deferred taxes, net, decreased $4.7 million from a net asset of $4.2 million at December 31, 2010 to a liability of $432 thousand at December 31, 2011 due to an increase in unrealized gains on investment securities.

Deposits. Deposits at December 31, 2011 totaled $2.67 billion, a decrease of $272.5 million, or 9.3%, from December 31, 2010. Core deposits, which exclude all certificates of deposit, decreased $107.6 million to $2.03 billion, or 76.3% of total deposits, at December 31, 2011 as compared to $2.14 billion, or 72.8% of total deposits, at December 31, 2010.

Table 19 provides a summary of deposits at December 31, 2011, 2010, and 2009.

TABLE 19: SUMMARY OF DEPOSITS

	September 30,	September 30,	September 30,
December 31,	2011	2010	2009
Demand deposits	$1,772,386	$1,862,940	$1,672,233
Savings deposits	262,044	279,086	299,322
Time deposits under $100,000	376,369	480,993	500,467
Time deposits $100,000 or more	177,747	228,121	372,497
Brokered time deposits	79,431	89,320	64,749

Total	$2,667,977	$2,940,460	$2,909,268

Consumer and commercial deposits are attracted principally from within the Company’s primary market area through a wide complement of deposit products that include checking, savings, money market, certificates of deposits and individual retirement accounts. The Company continues to operate with a core deposit relationship strategy that values the importance of building a long-term stable relationship with each and every customer. The relationship pricing strategy rewards customers that establish core accounts and maintain a certain minimum threshold account balance. Management regularly meets to evaluate internal cost of funds, to analyze the competition, to review the Company’s cash flow requirements for lending and liquidity, and executes any appropriate pricing changes when necessary.

Table 20 provides the distribution of total deposits between core and non-core at December 31, 2011, 2010, and 2009.

TABLE 20: DISTRIBUTION OF DEPOSITS

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
December 31,	2011		2010		2009
	Amount	%	Amount	%	Amount	%
Core deposits	$2,034,430	76.3%	$2,142,026	72.8%	$1,971,555	67.8%
Non-core deposits	633,547	23.7	798,434	27.2	937,713	32.2

Total deposits	$2,667,977	100.0%	$2,940,460	100.0%	$2,909,268	100.0%

Table 21 provides a summary of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2011.

TABLE 21: CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

September 30,
December 31, 2011	Amount
Three months or less	$56,896
Over three through six months	46,831
Over six through twelve months	50,007
Over twelve months	24,013

Total	$177,747

See Note 11 of the Notes to Consolidated Financial Statements for additional information on deposits.

Borrowings. Borrowed funds, excluding debentures held by trusts, decreased $1.9 million to $23.4 million at December 31, 2011, from $25.3 million at December 31, 2010.

Table 22 provides the maximum month end amount of borrowings by type during the years ended December 31, 2011 and 2010.

TABLE 22: SUMMARY OF MAXIMUM MONTH END BORROWINGS

	September 30,	September 30,
Years Ended December 31,	2011	2010
FHLBNY advances	$3,895	$15,116
FHLBNY repurchase agreements	15,000	15,000
FHLBNY overnight line of credit	—	—
Federal funds purchased	—	80,500
Repurchase agreements with customers	8,249	20,249

Table 23 provides information regarding FHLBNY advances and FHLBNY repurchase agreements, interest rates, approximate weighted average amounts outstanding and their approximate weighted average rates at or for the years ended December 31, 2011, 2010, and 2009.

TABLE 23: SUMMARY OF FHLBNY BORROWINGS

	September 30,	September 30,	September 30,
At or for the Years Ended December 31,	2011	2010	2009
FHLBNY term amortizing advances outstanding at year end	$2,733	$3,999	$5,215
Weighted average interest rate at year end	4.75%	4.51%	4.39%
Approximate average amount outstanding during the year	$3,317	$4,561	$5,808
Approximate weighted average rate during the year	4.62%	4.45%	4.41%

FHLBNY term non-amortizing advances outstanding at year end	$—	$—	$10,000
Weighted average interest rate at year end	—	—%	4.59%
Approximate average amount outstanding during the year	$—	$2,500	$11,370
Approximate weighted average rate during the year	—	5.80%	4.04%

FHLBNY repurchase agreements outstanding at year end	$15,000	$15,000	$15,000
Weighted average interest rate at year end	4.84%	4.84%	4.84%
Approximate average amount outstanding during the year	$15,000	$15,000	$15,000
Approximate weighted average rate during the year	4.91%	4.91%	4.98%

Table 24 provides information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2011, 2010, and 2009.

TABLE 24: SUMMARY OF SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE WITH CUSTOMERS

	September 30,	September 30,	September 30,
At or for the Years Ended December 31,	2011	2010	2009
Balance at year end	$5,668	$6,307	$18,677
Weighted average interest rate at year end	0.08%	0.21%	0.11%
Approximate average amount outstanding during the year	$6,659	$15,243	$17,997
Approximate weighted average rate during the year	0.10%	0.19%	0.23%

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

Junior Subordinated Debentures Held by Trusts that Issued Capital Debt. Table 25 provides a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debenture issued by the Company to each Issuer Trust as of December 31, 2011.

TABLE 25: SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

	xxx	xxx	xxx	xxx	xxx	xxx
December 31, 2011	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	3-mo LIBOR plus 1.35%	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012

		$90,000		$92,786

On January 23, 2009 and December 30, 2008, the capital securities of Sun Capital Trust VI and Sun Capital Trust V, respectively, became eligible for redemption. As a result of the current interest environment, the Company has elected not to call these securities; however, the Company maintains the right to call these securities in the future on the respective payment anniversary dates.

The Company has customarily relied on dividend payments from the Bank to fund junior subordinated debenture interest obligations. The amount available for payment of dividends to the Company by the Bank was $0 as of December 31, 2011 and no dividends may be paid by the Bank without OCC approval. Per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC. The Company believes it is capable of funding its junior subordinated debenture interest obligations through available cash balances maintained at the bank holding company for the period of time necessary until earnings are expected to support a dividend from the Bank. See Note 23 of the Notes to Consolidated Financial Statements for additional information on dividend limitations.

Other Liabilities. Other liabilities was $82.4 million at December 31, 2011 and $82.6 million at December 31, 2010. See Note 19 of the Notes to Consolidated Financial Statements for additional information on derivative instruments.

FORWARD-LOOKING STATEMENTS

Sun Bancorp, Inc. (the “Company”) may from time to time make written or oral “forward-looking statements,” including statements contained in the company’s filings with the securities and exchange commission, in its reports to shareholders and in other communications by the Company, which are made in good faith by the company pursuant to the “safe harbor” provisions of the private securities litigation reform act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” “could.”

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

•	technological changes;

•	acquisitions;

•	changes in consumer and business spending, borrowing and saving habits and demand for financial services in our market area;

•	adverse changes in securities markets;

•	the inability of key third-party providers to perform their obligations to us;

•	changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Financial Accounting Standards Board;

•	war or terrorist activities;

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

******

NON-GAAP FINANCIAL MEASURES

This Annual Report on Form 10-K of the Company contains financial information by methods other than in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in their analysis of the Company’s performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management uses these measures to evaluate the underlying performance and efficiency of operations. Management believes these measures reflect core trends of the business.

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

Management, including the chief executive officer and chief financial officer, conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment was also conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment of the Company’s internal control over financial reporting also included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. Based on our evaluation under the framework in Internal Control — Integrated Framework, we concluded that the Company’s internal control over financial reporting was effective as of December 31, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sun Bancorp, Inc.

Vineland, New Jersey

We have audited the internal control over financial reporting of Sun Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2011 of the Company and our report dated March 14, 2012 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 14, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sun Bancorp, Inc.

Vineland, New Jersey

We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2012 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 14, 2012

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except par value amounts)

	September 30,	September 30,
December 31,	2011	2010
ASSETS
Cash and due from banks	$68,773	$36,522
Interest-earning bank balances	51,049	150,704

Cash and cash equivalents	119,822	187,226
Investment securities available for sale (amortized cost of $514,488 and $483,255 at December 31, 2011 and 2010, respectively)	515,545	472,864
Investment securities held to maturity (estimated fair value of $1,413 and $3,155 at December 31, 2011 and 2010, respectively)	1,344	3,039
Loans receivable (net of allowance for loan losses of $41,667 and $81,713 at December 31, 2011 and 2010, respectively)	2,249,455	2,439,633
Loans held-for-sale	23,192	13,824
Restricted equity investments	15,826	17,590
Bank properties and equipment, net	54,756	53,428
Real estate owned, net	5,020	3,913
Accrued interest receivable	8,912	10,004
Goodwill	38,188	38,188
Intangible assets, net	6,947	10,631
Deferred taxes, net	—	4,245
Bank owned life insurance (BOLI)	74,871	74,656
Other assets	70,038	88,305

Total assets	$3,183,916	$3,417,546

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$2,667,977	2,940,460
Securities sold under agreements to repurchase — customers	5,668	6,307
Advances from the Federal Home Loan Bank of New York (FHLBNY)	2,733	3,999
Securities sold under agreements to repurchase — FHLBNY	15,000	15,000
Obligation under capital lease	7,868	8,111
Junior subordinated debentures	92,786	92,786
Deferred taxes, net	432	—
Other liabilities	82,369	82,641

Total liabilities	2,874,833	3,149,304

Commitments and contingencies (see Note 18)

SHAREHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $1 par value, 200,000,000 shares authorized; 87,825,038 shares issued and 85,718,315 shares outstanding at December 31, 2011; 52,463,594 shares issued and 50,356,871 shares outstanding at December 31, 2010	87,825	52,464
Additional paid-in capital	504,508	438,335
Retained deficit	(257,520)	(190,015)
Accumulated other comprehensive income (loss)	625	(6,146)
Deferred compensation plan trust	(193)	(234)
Treasury stock at cost, 2,106,723 shares at December 31, 2011 and 2010, respectively	(26,162)	(26,162)

Total shareholders’ equity	309,083	268,242

Total liabilities and shareholders’ equity	$3,183,916	$3,417,546

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	September 30,	September 30,	September 30,
Years Ended December 31,	2011	2010	2009
INTEREST INCOME
Interest and fees on loans	$112,793	$129,391	$131,811
Interest on taxable investment securities	10,507	11,993	14,627
Interest on non-taxable investment securities	2,487	3,344	3,729
Dividends on restricted equity investments	893	875	832

Total interest income	126,680	145,603	150,999

INTEREST EXPENSE
Interest on deposits	18,737	28,780	44,357
Interest on funds borrowed	1,418	1,744	2,061
Interest on junior subordinated debentures	2,997	4,117	4,424

Total interest expense	23,152	34,641	50,842

Net interest income	103,528	110,962	100,157
PROVISION FOR LOAN LOSSES	74,266	101,518	46,666

Net interest income after provision for loan losses	29,262	9,444	53,491

NON-INTEREST INCOME
Service charges on deposit accounts	11,219	11,936	12,771
Gain on sale of loans	3,247	3,560	2,352
Net gain on sale of investment securities	1,688	4,751	—
Gain on derivative instruments	—	—	262
Investment products income	2,913	2,831	2,669
BOLI income	2,964	2,074	2,249
Net impairment losses on investment securities:
Total impairment	$(250)	$(4,944)	$(9,379)
Portion of loss recognized in other comprehensive income (before taxes)	—	3,615	2,264

Net impairment losses recognized in operations	(250)	(1,329)	(7,115)
Derivative credit adjustment	(12,538)	(12,214)	(53)
Other	4,225	3,903	3,935

Total non-interest income	13,468	15,512	17,070

NON-INTEREST EXPENSE
Salaries and employee benefits	52,501	55,219	51,773
Occupancy expense	13,373	12,508	11,517
Equipment expense	7,342	6,783	6,574
Data processing expense	4,352	4,359	4,063
Amortization of intangible assets	3,685	3,685	4,453
Goodwill impairment	—	89,706	—
Insurance expense	6,186	7,696	7,804
Professional fees	3,271	2,724	2,193
Advertising expense	2,946	2,335	2,453
Problem loan expense	8,342	5,162	1,958
Real estate owned expense, net	1,186	801	1,155
Office supplies expense	1,307	1,501	1,702
Other	5,734	8,573	8,422

Total non-interest expense	110,225	201,052	104,067

LOSS BEFORE INCOME TAXES	(67,495)	(176,096)	(33,506)
INCOME TAX EXPENSE (BENEFIT)	10	9,322	(16,375)

NET LOSS	(67,505)	(185,418)	(17,131)
Preferred stock dividends and discount accretion	—	—	5,351

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(67,505)	$(185,418)	$(22,482)

Basic loss per common share	$(0.88)	$(6.56)	$(0.97)

Diluted loss per common share	$(0.88)	$(6.56)	$(0.97)

Weighted average common shares — basic	76,653,990	28,258,953	23,134,424

Weighted average common shares — diluted	76,653,990	28,258,953	23,134,424

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in thousands)

	Septem	Septem	Septem	Septem	Septem	Septem	Septem	Septem
	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comp- rehensive (Loss) Gain	Deferred Comp- ensation Plan Trust	Treasury Stock	Total
BALANCE, JANUARY 1, 2009	$—	$24,037	$351,430	$22,580	$(13,377)	$—	$(26,162)	$358,508
Adjustment to adopt FASB ASC 320-10 (net of tax of $2.1 million)	—	—	—	3,110	(3,110)	—	—	—
Comprehensive income:
Net loss	—	—	—	(17,131)	—	—	—	(17,131)
Unrealized losses on available for sale securities net of reclassification adjustment, net of tax (See Note 2)	—	—	—	—	13,228	—	—	13,228
Portion of impairment loss transferred to earnings ,net of tax (See Note 2)	—	—	—	—	3,110	—	—	3,110

Comprehensive income								793
Issuance of preferred stock (net of original issuance discount of $4.1 million)	85,175	—	—	—	—		—	85,175
Redemption of preferred stock	(89,310)							(89,310)
Preferred stock dividends	—	—	—	(1,104)	—	—	—	(1,104)
Discount accretion	4,135	—	—	(4,135)	—	—	—	—
Redemption of warrant	—	—	(2,100)	—	—	—	—	(2,100)
Issuance of common stock	—	282	1,049	—	—	(124)	—	1,207
Stock-based compensation	—	18	972	—	—	—	—	990
Stock dividend	—	1,099	6,703	(7,802)	—		—	—
Cash paid for fractional shares resulting from stock dividend	—	—	—	(3)	—	—	—	(3)

BALANCE, DECEMBER 31, 2009	$—	$25,436	$362,189	$(4,597)	$(149)	$(124)	$(26,162)	$356,593

Comprehensive loss:
Net loss	—	—	—	(185,418)	—	—	—	(185,418)
Unrealized losses on available for sale securities net of reclassification adjustment, net of tax (See Note 2)	—	—	—	—	(5,997)	—	—	(5,997)

Comprehensive loss								(191,415)
Issuance of preferred stock (See Note 21)	88,009	—	—	—	—		—	88,009
Redemption of preferred stock (See Note 21)	(88,009)	—	—	—	—		—	(88,009)
Issuance of common stock	—	26,983	81,074	—	—	(110)	—	107,947
Preferred and common stock issuance costs (See Note 21)	—	—	(7,495)	—	—	—	—	(7,495)
Stock-based compensation	—	45	2,567	—	—	—	—	2,612

BALANCE, DECEMBER 31, 2010	$—	$52,464	$438,335	$(190,015)	$(6,146)	$(234)	$(26,162)	$268,242

Comprehensive loss:
Net loss	—	—	—	(67,505)	—	—	—	(67,505)
Unrealized gain on available for sale securities, net of reclassification adjustment, net of tax (See Note 2)	—	—	—	—	6,771	—	—	6,771

Comprehensive loss								(60,734)
Capital raise	—	34,930	64,621	—	—	—	—	99,551
Deferred cost of capital raise	—	—	(571)	—	—	—	—	(571)
Issuance of common stock	—	354	742	—	—	41	—	1,137
Stock based compensation	—	77	1,381	—	—	—	—	1,458

BALANCE, DECEMBER 31, 2011	$—	$87,825	$504,508	$(257,520)	$625	$(193)	$(26,162)	$309,083

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	September 30,	September 30,	September 30,
Years Ended December 31,	2011	2010	2009
OPERATING ACTIVITIES
Net (loss) income	$(67,505)	$(185,418)	$(17,131)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	74,266	101,518	46,666
(Decrease) increase in reserve for unfunded commitments	(1,109)	525	—
Depreciation, amortization and accretion	11,978	11,574	10,659
Goodwill impairment	—	89,706	—
Impairment of bank properties and equipment and real estate owned	1,394	277	1,007
Impairment charge on available for sale securities	250	1,329	7,115
Net gain on sales and calls of investment securities	(1,901)	(4,673)	(18)
(Gain) loss on real estate owned	(26)	(18)	66
Purchase of trading securities	(41,371)	—	—
Proceeds from sale of trading securities	41,367	—	—
Gain on sale of loans	(3,247)	(3,560)	(2,352)
Increase in cash surrender value of BOLI	(2,199)	(2,074)	(2,249)
Deferred income taxes	—	20,342	(13,520)
Stock-based compensation	1,458	2,612	990
Shares contributed to employee benefit plans	1,096	644	675
Credit valuation adjustment	(2,042)	1,948	—
Mortgage loans originated for sale	(141,482)	(189,077)	(142,351)
Proceeds from the sale of mortgage loans	135,895	185,520	141,597
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable	1,092	2,231	19
Other assets	12,629	5,373	(21,273)
Other liabilities	11,872	(1,169)	(7,994)

Net cash provided by operating activities	32,415	37,610	1,906

INVESTING ACTIVITIES
Purchases of investment securities available for sale	(248,524)	(465,629)	(105,425)
Net redemption (purchase) of restricted equity securities	1,764	(2,091)	807
Proceeds from maturities, prepayments or calls of investment securities available for sale	151,002	246,278	111,706
Proceeds from maturities, prepayments or calls of investment securities held to maturity	1,693	3,911	6,803
Proceeds from sale of investment securities available for sale	63,001	175,381	—
Proceeds from the sale of commercial real estate loans	98,628	54,808	—
Net decrease (increase) in loans	12,447	51,794	(7,890)
Purchases of bank properties and equipment	(8,384)	(5,090)	(6,294)
Return of surrender value of BOLI	2,230	5,171	—
Proceeds from sale of real estate owned	1,597	8,049	505
Insurance proceeds from real estate owned	—	154	—

Net cash provided by investing activities	75,454	72,736	212

FINANCING ACTIVITIES
Net (decrease) increase in deposits	(272,105)	31,192	12,904
Net (repayments) borrowings of federal funds purchased	—	(89,000)	17,500
Net repayments of securities sold under agreements to repurchase — customer	(639)	(12,370)	(1,650)
Repayment of advances from FHLBNY	(1,266)	(11,216)	(26,866)
Repayment of obligation under capital lease	(243)	(190)	(118)
Proceeds from the issuance of preferred stock and warrant	—	—	89,310
Proceeds from the issuance of preferred stock (see Note 21)	—	88,009	—
Redemption of preferred stock	—	(88,009)	(89,310)
Redemption of warrant	—	—	(2,100)
Payment of preferred stock dividend	—	—	(1,104)
Preferred stock issuance costs	—	(7,495)	(112)
Common stock issuance costs	(571)	—	—
Proceeds from issuance of common stock	99,551	106,839	118

	September 30,	September 30,	September 30,
Years Ended December 31,	2011	2010	2009
Payments for fractional interests resulting from stock dividend	—	—	(3)

Net cash provided by (used in) financing activities	(175,273)	17,760	(1,431)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(67,404)	128,106	687
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	187,226	59,120	58,433

CASH AND CASH EQUIVALENTS, END OF YEAR	$119,822	$187,226	$59,120

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$25,048	$32,766	$55,027
Income taxes paid	154	110	3,065
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Transfer of real estate owned to bank property	$—	$1,900	$—
Transfer of loans or bank properties to real estate owned	3,344	4,625	9,086
Commitments to purchase investment securities	—	2,500	—
New obligation under capital lease	—	—	3,230

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts presented in the tables, except share and per share amounts, are in thousands)

1. NATURE OF OPERATIONS

Sun Bancorp, Inc. (the “Company”) is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company is the parent company of Sun National Bank (the “Bank”), a national bank and the Company’s principal wholly owned subsidiary. The Bank’s wholly owned subsidiaries are Sun Financial Services, L.L.C., 2020 Properties, L.L.C. and 4040 Properties, L.L.C. The Bank’s former subsidiary, Sun Home Loans, Inc., was merged into the Bank on September 16, 2011.

The Company’s principal business is to serve as a holding company for the Bank. The Bank is in the business of attracting customer deposits through its Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate, small business, residential mortgage and non-real estate loans, as well as mortgage-backed and investment securities. The principal business of Sun Financial Services, L.L.C. is to offer mutual funds, securities brokerage, annuities and investment advisory services through the Bank’s Community Banking Centers. The principal business of 2020 Properties, L.L.C. and 4040 Properties, L.L.C. is to acquire certain loans, judgments, real estate and other assets in satisfaction of debts previously contracted by the Company. The Company’s various capital trusts, Sun Capital Trust V, Sun Capital Trust VI, Sun Capital Trust VII, Sun Statutory Trust VII and Sun Capital Trust VIII, collectively, the “Issuing Trusts,” are presented on a deconsolidated basis. The Issuing Trusts, consisting of Delaware business trusts and one business trust operating in Connecticut, hold junior subordinated debentures issued by the Company.

Through the Bank, the Company provides commercial and consumer banking services. As of December 31, 2011, the Company had more than 65 locations throughout New Jersey.

The Company’s outstanding common stock is traded on the NASDAQ Global Select Market under the symbol “SNBC”. The Company is subject to the reporting requirements of the Securities and Exchange Commission (“SEC”). The Bank’s primary federal regulator is the Office of the Comptroller of the Currency (the “OCC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices in the banking industry. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The significant estimates include the allowance for loan losses, goodwill, intangible assets, income taxes, stock-based compensation, and the fair value of financial instruments. Actual results may differ from these estimates under different assumptions or conditions.

Basis of Consolidation. The consolidated financial statements include, after all intercompany balances and transactions have been eliminated, the accounts of the Company, its principal wholly owned subsidiary, the Bank, and the Bank’s wholly owned subsidiaries, Sun Financial Services, L.L.C., 2020 Properties, L.L.C., and 4040 Properties, L.L.C. In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 810, Consolidation, the Issuing Trusts are deconsolidated. See Note 14 of the Notes to Consolidated Financial Statements for additional information on the Company’s participation in the Issuing Trusts.

Segment Information. In accordance with FASB ASC 280, Segment Reporting (FASB ASC 280), the Company has one reportable operating segment, “Community Banking.” All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, lending is dependent upon the ability of the Company to fund itself with deposits and other borrowings, and manage interest rate and credit risk. Accordingly, all significant operating decisions are based upon analysis of the Company as one segment or unit.

Cash and Cash Equivalents. Cash and cash equivalents includes cash and amounts due from banks, interest-earning bank balances and federal funds sold, all of which have original maturity dates of 90 days or less. The Company is required to maintain an average reserve balance with the Federal Reserve Bank of Philadelphia (“FRB”). The amount of the average reserve balance for the years ended December 31, 2011 and 2010 was $100,000.

Investment Securities. The Company’s investment securities include both held-to-maturity and available-for-sale. The purchase and sale of the Company’s investment securities are recorded based on trade date accounting. At December 31, 2011, the Company had no unsettled transactions. At December 31, 2010, the Company had a $2.5 million payable for the purchase of an available for sale security included in other liabilities on the consolidated statements of financial condition as the transaction was unsettled at year end. The following provides further information on the Company’s accounting for debt securities:

Held-to-Maturity — Investment securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available- for-Sale — Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability and the yield of alternative investments, are classified as available-for-sale. These assets are carried at their estimated fair value. Fair values are based on quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded, or in some cases where there is limited activity or less transparency around inputs, internally developed discounted cash flow models. Unrealized gains and losses are excluded from earnings and are reported net of tax in accumulated other comprehensive income (loss) on the consolidated statements of financial condition until realized, including those recognized through the non-credit component of an other-than-temporary impairment (“OTTI”) charge.

Trading — From time to time, the Company purchases debt securities principally for the purpose of selling in the near-term. Any trading security balances held as of the reporting date are classified as held-for-trading and accounted for at fair value. Realized and unrealized gains and losses on trading securities are included in other income on the consolidated statements of operations. Fair values of trading securities are based on quoted market prices, pricing models (utilizing indicators of general market conditions or other economic measurements), or management’s estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time. The Company had no investment securities classified as trading at December 31, 2011 and 2010.

In accordance with FASB ASC 325-40, Beneficial Interests in Securitized Financial Assets, and FASB ASC 320-10, the Company evaluates its securities portfolio for OTTI throughout the year. Each investment, which has a fair value less than the book value is reviewed on a quarterly basis by management. Management considers, at a minimum, whether the following factors exist that, both individually or in combination, could indicate that the decline is other-than-temporary: (a) the Company has the intent to sell the security; (b) it is more likely than not that it will be required to sell the security before recovery; and (c) the Company does not expect to recover the entire amortized cost basis of the security. Among the factors that are considered in determining the Company’s intent is a review of capital adequacy, interest rate risk profile and liquidity at the Company. An impairment charge is recorded against individual securities if the review described above concludes that the decline in value is other-than-temporary. During 2011, it was determined that one available-for-sale security was an other-than-temporarily impaired investment. As a result, the Company recorded $250 thousand of credit related OTTI charges through earnings during the year ended December 31, 2011 as compared to $1.3 million for the year ended December 31, 2010 and $7.1 million for the year ended December 31, 2009.

Loans Held-for-Sale. The Company had $23.2 million and $13.8 million of loans held-for-sale at December 31, 2011 and 2010, respectively. These loans represent residential mortgages originated with the intent to sell which are carried at the lower of cost or estimated fair value, on an aggregate basis.

Deferred Loan Fees. Loan fees on loans held-for-investment, net of certain direct loan origination costs, are deferred and the balance is amortized to income as a yield adjustment over the life of the loan using the interest method. Loan fees on loans held-for-sale, net of certain direct loan origination costs, are deferred until the related loans are sold and are included in the determination of the gains or losses upon sale, which are reported in gain on sale of loans in the consolidated statements of operations.

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

The provision for loan losses is based upon historical loan loss experience, a series of qualitative factors and an evaluation of estimated losses in the current commercial loan portfolio, including the evaluation of impaired loans under FASB ASC 310, Receivables (“FASB ASC 310”). Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans that continue to perform. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Impairment losses are included in the provision for loan losses. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss experience qualitative factors. Included in these qualitative factors are:

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

Real Estate Owned. Real estate owned is comprised of property acquired through foreclosure, deed in lieu and bank property that is not in use. Property acquired through foreclosure is carried at the lower of cost or fair value of the property based on an appraisal less estimated disposal costs. Credit losses arising from foreclosure transactions are charged against the allowance for loan losses. Bank properties are carried at the lower of cost or fair value less estimated disposal cost. Costs to maintain real estate owned and any subsequent gains or losses are included in real estate owned expense, net on the Company’s consolidated statements of operations.

Goodwill and Intangible Assets. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Generally, the Company tests goodwill for impairment annually as of December 31, 2011. FASB ASC 350, Intangibles — Goodwill and Other, outlines a two-step goodwill impairment test. Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. A reporting unit is an operating segment, or one level below an operating segment, as defined in FASB ASC 280. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired and step two is therefore unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed to measure the amount of the impairment loss, if any. At December 31, 2011, the Company performed its annual goodwill impairment test, and step one of the analysis indicated that the Company’s fair value was greater than its carrying value; therefore, the Company’s goodwill was not impaired at December 31, 2011.

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

Bank Owned Life Insurance (“BOLI”). The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value, or the amount that can be realized in accordance with FASB ASC 325-30, Investments in Insurance Contracts . At December 31, 2011, the Company had $24.6 million invested in a general account and $50.3 million in a separate account, for a total BOLI cash surrender value of $74.9 million. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying instruments may have an impact on investment income; however, the fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. Income from these policies and changes in the cash surrender value are recorded in BOLI income of the consolidated statements of operations.

Long-Lived Assets. Management evaluates the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impaired loss for long-lived assets and intangibles with definite lives would be based on the fair value of the asset. The Company recognized impairment losses of $338 thousand, $123 thousand and $57 thousand for the years ended December 31, 2011, 2010 and 2009, respectively. Impairment losses on long-lived assets are recorded in other expense in the Company’s consolidated statements of operations.

Loan Servicing Assets. The Company originates certain Small Business Administration (“SBA”) loans for sale to institutional investors. In accordance with FASB ASC 860, Transfers and Servicing (“FASB ASC 860”), the cost of loans sold is allocated between the servicing rights, the retained portion of the loan and the sold portion of the loan based on the relative fair values of each. The fair value of the loan servicing rights is determined by valuation techniques. Valuation adjustments to the loan servicing assets for the years ended December 31, 2011, 2010 and 2009 were $0, $0 and $105 thousand of income, respectively. These adjustments are reflected in other income on the consolidated statements of operations.

Loan servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. In accordance with FASB ASC 860, the Company regularly evaluates the loan servicing asset for impairment. Because loans are sold individually and are not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. The Company measures the loan servicing assets by estimating the present value of expected future cash flows for each servicing asset, based on their unique characteristics and market-based assumptions for prepayment speeds and records a valuation allowance for the amount by which the carrying amount of the servicing asset exceeds the fair value. The gross carrying value of the Company’s loan servicing asset was $429 thousand and $486 thousand at December 31, 2011 and 2010 respectively. The valuation allowance for the loan servicing assets at December 31, 2011 and 2010 was $23 thousand. The net carrying value of the loan servicing asset is included within other assets on the consolidated statements of financial condition

Securities Sold Under Agreements to Repurchase. The Company enters into sales of securities under agreements to repurchase with its customers and the Federal Home Loan Bank of New York (“FHLBNY”). In accordance with FASB ASC 860, these agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. Securities pledged as collateral under agreements to repurchase are reflected as assets in the accompanying consolidated statements of financial condition.

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

Accumulated Other Comprehensive Loss. The Company classifies items of accumulated other comprehensive loss by their nature and displays the accumulated balance of accumulated other comprehensive loss separately from retained earnings and additional paid-in capital in the equity section of the consolidated statements of financial condition. Amounts categorized as accumulated other comprehensive loss represent net unrealized gains or losses on investment securities available for sale, net of tax and the non-credit portion of any OTTI loss not recorded in earnings. Reclassifications are made to avoid double counting items which are displayed as part of net income for the period. These reclassifications for the years ended December 31, 2011, 2010, and 2009 are as follows:

DISCLOSURE OF RECLASSIFICATION AMOUNTS, NET OF TAX

Years Ended December 31,	2011			2010			2009
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Unrealized holding (loss) gain on securities available for sale during the year	$13,053	$(5,332)	$7,721	$(2,903)	$1,138	$(1,765)	$16,483	$(5,833)	$10,650
Cumulative effect of adopting FASB ASC 320-10	—	—	—	—	—	—	(5,258)	2,148	(3,110)
Less:
Reclassification adjustment for net gain included in net income	(1,855)	757	(1,098)	(4,673)	1,831	(2,842)	(18)	6	(12)
Reclassification adjustment for net impairment loss recognized in earnings (1)	250	(102)	148	1,329	(521)	808	7,115	(2,887)	4,228
Reclassification adjustment for portion of impairment loss recognized in other comprehensive loss	—	—	—	(3,615)	1,417	(2,198)	2,264	(792)	1,472

Net unrealized gain (loss) on securities available for sale	$11,448	$(4,677)	$6,771	$(9,862)	$3,865	$(5,997)	$20,586	$(7,358)	$13,228

(1)	All amounts are included in non-interest income in the Consolidated statements of operations.

Treasury Stock. Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders’ equity. At December 31, 2011 and 2010, the Company held 2,106,723 shares of treasury stock.

Stock-Based Compensation. The Company accounts for stock-based compensation issued to employees and non-employee directors, in accordance with the fair value recognition provisions of FASB ASC 718, Compensation—Stock Compensation, (“FASB ASC 718”). Under the fair value provisions of FASB ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate vesting period using the straight-line method. However, consistent with FASB ASC 718, the amount of stock-based compensation cost recognized at any date must at least equal the portion of the grant date value of the award that is vested at that date and, as a result, it may be necessary to recognize the expense using a ratable method. Although the provisions of FASB ASC 718 should generally be applied to non-employees, FASB ASC 505-50, Equity-Based Payments to Non-Employees, is used in determining the measurement date of the compensation expense for non-employees.

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

Significant weighted average assumptions used to calculate the fair value of the option awards for the years ended December 31, 2011, 2010 and 2009 are as follows:

WEIGHTED AVERAGE ASSUMPTIONS USED IN BLACK-SCHOLES OPTION PRICING MODEL

	September 30,	September 30,	September 30,
Years Ended December 31,	2011	2010	2009
Fair value of options granted during the year	$2.11	$2.75	$1.56
Risk-free rate of return	2.72%	3.05%	2.91%
Expected term in months	78	111	79
Expected volatility	47%	45%	43%
Expected dividends (1)	$—	$—	$—

(1)	To date, the Company has not paid cash dividends on its common stock.

At December 31, 2011, the Company had five stock-based employee compensation plans, which are described more fully in Note 15.

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

Income Taxes. The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“FASB ASC 740”). FASB ASC 740 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated statements of operations. Assessment of uncertain tax positions under FASB ASC 740 requires careful consideration of the technical merits of a position based on management’s analysis of tax regulations and interpretations. Significant judgment is applied when addressing the requirements of FASB ASC 740. At December 31, 2011, the Company had a valuation allowance of $91.4 million against the gross deferred tax asset. As the Company remained in a cumulative loss position, a full deferred tax valuation allowance is still appropriate at December 31, 2011. See Note 20 for additional information on the Company’s application of FASB ASC 740.

Loss Per Common Share. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, during the period. Diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, after consideration of the potential dilutive effect of common stock equivalents, based upon the treasury stock method using an average market price of common shares sold during the period. Dilution is not considered when the Company is in a net loss position. Retroactive recognition has been given to market values, common stock outstanding and potential common shares for periods prior to the date of the Company’s stock dividends noted below.

Stock Dividend. On April 16, 2009, the Company’s Board of Directors declared a 5% stock dividend, which was issued on May 14, 2009 to shareholders of record on April 30, 2009. Accordingly, share data has been adjusted for all periods presented to reflect the increased number of shares outstanding. All stock dividends are declared at the discretion of the Board of Directors.

Recent Accounting Principles. In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. This amendment results in common offsetting requirements and disclosure requirements in GAAP and IFRS. This guidance is not intended to change, but enhance, the application requirements in Topic 210. This guidance is effective for public entities during interim and annual periods beginning after January 1, 2013. As this guidance amends only the disclosure requirements and not the application of the accounting standard, the adoption will not impact the Company’s financial condition.

In September 2011, the FASB issued ASU 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This guidance allows an entity to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. If, after assessing the totality of events or circumstances, an entity determines it is not more likely that not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step goodwill impairment test is unnecessary. This guidance is effective for public entities for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011; retroactive application of this guidance is permitted. The Company is continuing to evaluate the impact of the new guidance, but does not expect application of this guidance to have any impact on the Company’s financial condition or results of operations.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. Subsequently in December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. This guidance eliminates the presentation option of presenting the component of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, the guidance requires the consecutive presentation of the statement of net income and other comprehensive income and requires the entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. These changes will apply to both annual and interim financial statements. This guidance is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. As this guidance amends only presentation requirements, the adoption will not impact the Company’s financial condition or results of operations.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). This amendment results in common fair value measurement and disclosure requirements in GAAP and IFRS. This guidance is not intended to change the application requirements in Topic 820. This guidance is effective for public entities during interim and annual periods beginning after December 15, 2011. As this guidance amends only the disclosure requirements and not the application of the accounting standard, the adoption will not impact the Company’s financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. This guidance removes from the assessment of effective control the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed upon terms, even in the event of default by the transferee. The update also eliminates the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets. This guidance is effective for public entities for the first interim or annual period beginning on or after December 15, 2011. The Company is continuing to evaluate the impact of the new guidance, but does not expect the guidance will have a material impact on the Company’s financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This guidance clarifies the guidance from ASU 2010-20, Receivables (Topic 310) on a creditor’s evaluation of whether a concession has been granted and whether a debtor is experiencing financial difficulties. This guidance also requires the disclosures related to troubled debt restructurings from Update 2010-20 as effective for public entities for the first interim or annual period beginning on or after June 15, 2011. This guidance was adopted by the Company and applied retroactively to January 1, 2011. The guidance did not have an impact on the Company’s financial condition or results of operations.

3. BRANCH SALES AND CONSOLIDATIONS

During the third quarter of 2010, the Company consolidated four owned branch offices and one leased branch office into existing branch offices. As a result of these consolidations, the Company added the four owned branch offices to the real estate owned portfolio in the amount of $1.3 million, which included a loss on the transfer of $130 thousand.

4. INVESTMENT SECURITIES

The amortized cost of investment securities and the approximate fair value at December 31, 2011 and 2010 were as follows:

SUMMARY OF INVESTMENT SECURITIES

	September 30,	September 30,	September 30,	September 30,
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2011
Available for sale:
U.S. Treasury obligations	$11,999	$80	$—	$12,079
U.S. Government agencies
U.S. Government agency mortgage-backed securities	423,269	6,264	(629)	428,904
Other mortgage-backed securities	323	—	(27)	296
State and municipal obligations	45,424	3,373	(12)	48,785
Trust preferred securities	12,619	—	(7,711)	4,908
Corporate bonds	19,689	57	(338)	19,408
Other	1,165	—	—	1,165

Total available for sale	514,488	9,774	(8,717)	515,545

Held to maturity:
U.S. Government agency mortgage-backed securities	1,344	69	—	1,413
Other mortgage-backed securities	—	—	—	—

Total held to maturity	1,344	69	—	1,413

Total investment securities	$515,832	$9,843	$(8,717)	$516,958

December 31, 2010
Available for sale:
U.S. Treasury obligations	$47,017	$2	$—	$47,019
U.S. Government agencies
U.S. Government agency mortgage-backed securities	329,973	2,862	(4,348)	328,487
Other mortgage-backed securities	7,472	—	(1,335)	6,137
State and municipal obligations	82,744	593	(940)	82,397
Trust preferred securities	12,867	—	(7,225)	5,642
Other	3,182	—	—	3,182

Total available for sale	483,255	3,457	(13,848)	472,864

Held to maturity:
U.S. Government agency mortgage-backed securities	2,887	116	—	3,003
Other mortgage-backed securities	152	—	—	152

Total held to maturity	3,039	116	—	3,155

Total investment securities	$486,294	$3,573	$(13,848)	$476,019

During 2011, the Company had nine securities called prior to maturity for $27.0 million of proceeds, resulting in gross realized gains of $46 thousand, respectively, 22 available for sale securities were sold prior to maturity for gross proceeds of $61.4 million, which resulted in gross realized gains and losses of $1.9 million and $1.0 million, respectively, three trading securities were sold for gross proceeds of $42.2 million, resulting in gross realized gains of $880 thousand and 20 securities matured, generating $63.6 million of gross proceeds. During 2010, the Company had 16 securities called prior to maturity for $49.2 million of proceeds, resulting in gross realized gains and losses of $27 thousand and $104 thousand, respectively, 72 available for sale securities were sold prior to maturity for gross proceeds of $175.4 million, which resulted in gross realized gains and losses of $4.7 million and $86 thousand, respectively, and 21 securities matured, generating $73.3 million of gross proceeds.

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2011 and 2010:

GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
December 31, 2011
U.S. Government agency mortgage-backed securities	$79,221	$(627)	$7,224	$(2)	$86,445	$(629)
Other mortgage-backed securities	—	—	296	(27)	296	(27)
State and municipal obligations	—	—	233	(12)	233	(12)
Corporate bonds	14,231	(338)	—	—	14,231	(338)
Trust preferred securities	—	—	4,908	(7,711)	4,908	(7,711)

Total	$93,452	$(965)	$12,661	$(7,752)	$106,113	$(8,717)
December 31, 2010
U.S. Government agency mortgage-backed securities	$158,432	$(4,348)	$—	$—	$158,432	$(4,348)
Other mortgage-backed securities	—	—	6,289	(1,335)	6,289	(1,335)
State and municipal obligations	34,135	(940)	—	—	34,135	(940)
Trust preferred securities	—	—	5,642	(7,225)	5,642	(7,225)

Total	$192,567	$(5,288)	$11,931	$(8,560)	$204,498	$(13,848)

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

For the year ended December 31, 2011, the Company’s investment impairment review identified credit losses of $250 thousand on a single issuer trust preferred security for which the Company had recorded an OTTI charge in 2010. For the year ended December 31, 2010, the Company’s investment impairment review identified credit losses of $950 thousand on a single issuer trust preferred security and $379 thousand on a private label mortgage-backed security for which the Company had recorded an OTTI charge in 2009. Application of the guidance did not have an impact on any other securities in an unrealized loss position at December 31, 2011 or 2010.

The following is a roll-forward for the years ended December 31, 2011 and 2010 of OTTI charges recognized in earnings as a result of credit losses on investments:

CUMULATIVE OTTI RECOGNIZED IN OPERATIONS

September 30,
At or for the Year Ended December 31, 2011	Amount
Cumulative OTTI, beginning of year	$10,683
Additional increase as a result of net impairment losses recognized on investments	250
Decrease as a result of the sale of an investment with net impairment losses	(730)

Cumulative OTTI, end of year	$10,203

September 30,
At or for the Year Ended December 31, 2010	Amount
Cumulative OTTI, beginning of year	$9,354
Additional increase as a result of net impairment losses recognized on investments	1,329

Cumulative OTTI, end of year	$10,683

U.S. Government Agency Mortgage-Backed Securities. At December 31, 2011, the gross unrealized loss in the category of less than 12 months of $627 thousand consisted of six mortgage-backed securities with an estimated fair value of $79.2 million issued and guaranteed by a U.S. Government sponsored agency. The gross unrealized loss in the category of 12 months or longer of $2 thousand consisted of one mortgage-backed security with an estimated fair value of $7.2 million issued and guaranteed by a U.S. Government sponsored agency. The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists. As of December 31, 2011, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Other Mortgage-Backed Securities. At December 31, 2011, the gross unrealized loss in the category 12 months or longer of $27 thousand consisted of one non-agency mortgage-backed security with an estimated fair value of $296 thousand. This security was rated “AAA” by at least one nationally recognized rating agency. The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists. As of December 31, 2011, management concluded that an OTTI did not exist on this security and believes the unrealized loss is due to increases in market interest rates since the time the underlying security was purchased. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

State and Municipal Obligations. At December 31, 2011, the gross unrealized loss in the category of 12 months or longer of $12 thousand consisted of one municipal security with an estimated fair value of $233 thousand. This security was rated “A1” by at least one nationally recognized rating agency. The Company believes the unrealized loss is due to increases in market interest rates since the time the underlying security was purchased. The Company monitors rating changes in those issues rated by a nationally recognized rating agency and performs in-house credit reviews on those non-rated issues. The Company believes recovery of fair value is expected as the security approaches its maturity date or as valuations for the security improves as market yields change. As of December 31, 2011, management concluded that an OTTI did not exist on the security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

Corporate Bonds. At December 31, 2011, the gross unrealized loss in the category of less than 12 months of $338 thousand consisted of three corporate debt securities with an estimated fair value of $14.2 million. As of December 31, 2011, management concluded that an OTTI did not exist on these securities and believes the unrealized losses are due to increases in market interest rates since the time the underlying securities were purchased. The Company monitors corporate debt ratings as well as evaluates the credit quality of the issuer to determine if an OTTI exists. As of December 31, 2011, management concluded that an OTTI did not exist on the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell the securities, and that it is not more likely than not it will be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Trust Preferred Securities. At December 31, 2011, the gross unrealized loss in the category of 12 months or longer of $7.7 million consisted of two trust preferred securities. The trust preferred securities are comprised of one non-rated single issuer security with an amortized cost of $3.8 million and an estimated fair value of $1.1 million, and one non-investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $3.8 million.

For the pooled security, the Company monitors each issuer in the collateral pool with respect to financial performance using data from the issuer’s most recent regulatory reports as well as information on issuer deferrals and defaults. Also the security structure is monitored with respect to collateral coverage and current levels of subordination. Expected future cash flows are projected assuming additional defaults and deferrals based on the performance of the collateral pool. The non-investment grade pooled security is in a senior position in the capital structure. The security had a 2.00 times principal coverage. As of the most recent reporting date interest has been paid in accordance with the terms of the security. The Company reviews projected cash flow analysis for adverse changes in the present value of projected future cash flows that may result in an other-than-temporary credit impairment to be recognized through earnings. The most recent valuations assumed no recovery on any defaulted collateral, no recovery on any deferring collateral and additional 3.6% defaults or deferrals’ every 3 years with no recovery rate. As of December 31, 2011, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

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

During the year ended December 31, 2011, the Company recorded a credit related OTTI charge of $250 thousand related to this deferring single issuer trust preferred security. Based on the Company’s most recent evaluation, the Company does not expect the issuer to default on the security based primarily on the issuer’s subsidiary bank reporting that it meets the minimum regulatory requirements to be considered a “well capitalized” institution. However the Company recognizes the length of time the issue has been in deferral, the difficult economic environment and some weakened performance measures increases the probability that a full recovery of principal and anticipated dividends may not be realized. In recognition of that increased probability, the Company concluded that the decline in the security was other than temporary.

The amortized cost and estimated fair value of the investment securities, by contractual maturity, at December 31, 2011 is shown below. Actual maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CONTRACTUAL MATURITIES OF INVESTMENT SECURITIES

	September 30,	September 30,	September 30,	September 30,
	Available for Sale		Held to Maturity
December 31, 2011	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$9,789	$9,820	$—	$—
Due after one year through five years	29,903	29,693	—	—
Due after five years through ten years	3,817	4,204	—	—
Due after ten years	47,387	42,628	—	—

Total investment securities, excluding mortgage-backed securities	90,896	86,346	—	—

U.S. Government agency mortgage-backed securities	423,269	428,904	1,344	1,413
Other mortgage-backed securities	323	296	—	—

Total investment securities	$514,488	$515,545	$1,344	$1,413

At December 31, 2011, the Company had $122.1 million, amortized cost, and $126.3 million, estimated fair value, of investment securities pledged to secure public deposits. At December 31, 2011, the Company had $113.1 million, amortized cost, and $114.7 million, estimated fair value, of investment securities pledged as collateral on secured borrowings.

5. LOANS RECEIVABLE

The components of loans receivable, net were as follows:

	September 30,	September 30,
Loan Components
December 31,	2011	2010
Commercial:
Commercial and industrial	$551,396	$530,462
CRE owner occupied	604,361	713,587
CRE non-owner occupied	626,795	685,587
Land and development	95,474	173,856
Consumer:
Home equity lines of credit	224,517	239,729
Home equity term loans	41,470	53,912
Residential real estate	100,438	65,250
Other	46,671	58,963

Total gross loans	2,291,122	2,521,346
Allowance for loan losses	(41,667)	(81,713)

Loans, net	$2,249,455	$2,439,633

Loans past due 90 days and accruing	$154	$2,554
Troubled debt restructuring, accruing	—	20,341

	September 30,	September 30,
Loans on Non-accrual Status
December 31,	2011	2010
Commercial
Commercial and industrial	$6,501	$25,178
CRE owner occupied	32,579	30,920
CRE non-owner occupied	9,873	44,295
Land and development	32,088	48,124
Consumer:
Home equity lines of credit	3,620	4,616
Home equity term loans	1,246	1,134
Residential real estate	2,522	4,243
Other	1,227	916

Total non-accrual loans	$89,656	$159,426

Troubled debt restructurings, non-accrual	$17,875	$11,796

Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the accommodation. Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property. Loans secured by owner-occupied properties are dependent upon the successful operation of the borrower’s business. If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired. Loans secured by properties where repayment is dependent upon payment of rent by third-party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit. At December 31, 2011, commercial and industrial loans secured by commercial real estate properties totaled $1.2 billion of which $604.4 million, or 49.1%, were classified as owner occupied and $626.8 million, or 50.9%, were classified as non-owner occupied.

As of December 31, 2011, the Company had $31.4 million outstanding on 18 residential construction, commercial construction and land development relationships whose agreements included interest reserves. As of December 31, 2010, the Company had $81.1 million outstanding on 25 residential construction, commercial construction and land development relationships whose agreements included interest reserves. The total amount available in those reserves to fund interest payments was $956 thousand and $2.4 million for the periods ended December 31, 2011 and December 31, 2010, respectively. The Company had six residential construction relationships with interest reserves of $2.4 million on non-accrual status as of December 31, 2011. As these relationships are in technical default, no additional funding of the interest reserves will be made. The Company had six residential construction relationships with interest reserves of $3.4 million on non-accrual status as of December 31, 2010. Construction projects are monitored throughout their lives by professional inspectors engaged by the Company. The budgets for loan advances and borrower equity injections are developed at underwriting time in conjunction with the review of the plans and specifications for the project being financed. Advances of the Company’s funds are based on the prepared budgets and will not be made unless the project has been inspected by the Company’s professional inspector who must certify that the work related to the advance is in place and properly complete. As it relates to construction project financing, the Company does not extend, renew or restructure terms unless its borrower posts cash collateral in an interest reserve.

Included in the Company’s loan portfolio are modified commercial loans. Per FASB ASC 310-40, Troubled Debt Restructuring, a modification is one in which the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider, such as providing for a below market interest rate and/or forgiving principal or previously accrued interest; this modification may stem from an agreement or be imposed by law or a court, and may involve a multiple note structure. Generally, prior to the modification, the loans which are modified as a troubled debt restructuring (“TDR”) are already classified as non-performing. These loans may only be returned to performing (i.e. accrual status) after considering the borrower’s sustained repayment performance for a reasonable amount of time, generally six months; this sustained repayment performance may include the period of time just prior to the restructuring. During 2011, the Company entered into four TDR agreements. As of December 31, 2011, the total carrying value of the TDRs were $17.9 million, of which $0 was performing. The Company granted a partial debt forgiveness on all four agreements.

There were no irrevocable commitments to lend additional funds on non-accrual loans at December 31, 2011. Interest income not recognized as a result of the above non-accrual loans was $4.9 million, $5.4 million and $3.7 million for the years ended December 31, 2011, 2010 and 2009, respectively. The amount of interest included in net income on these loans for the years ended December 31, 2011, 2010 and 2009 was $3.8 million, $3.9 million and $1.9 million, respectively.

Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $400.5 million and $438.3 million at December 31, 2011 and 2010, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

Most of the Company’s business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets are used to secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market. As of December 31, 2011, the Company had $351.8 million in loans pledged as collateral on secured borrowings.

6. ALLOWANCE FOR LOAN LOSSES

An analysis of the change in the allowance for loan losses is as follows:

Allowance for Loan Losses and Recorded Investment in Financing Receivables

	September 30,	September 30,	September 30,	September 30,	September 30,
	For the Year Ended December 31, 2011
	Commercial and industrial	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:
Beginning balance	$76,759	$2,883	$661	$1,410	$81,713
Charge-offs	(112,108)	(3,337)	(1,064)	(1,303)	(117,812)
Recoveries	2,459	88	43	523	3,113

Net charge-offs	(109,649)	(3,249)	(1,021)	(780)	(114,699)
Provision for loan losses	67,117	2,932	1,263	2,954	74,266
Reserves transferred	—	—	—	387	387

Ending balance	$34,227	$2,566	$903	$3,971	$41,667

Ending balance: individually evaluated for impairment	$5,429	$—	$14	$47	$5,490

Ending balance: collectively evaluated for impairment	$28,798	$2,566	$889	$3,924	$36,177

Financing Receivables:
Ending balance	$1,878,026	$265,987	$100,438	$46,671	$2,291,122

Ending balance: individually evaluated for impairment	$98,916	$4,595	$2,522	$97	$106,130

Ending balance: collectively evaluated for impairment	$1,779,110	$261,392	$97,916	$46,574	$2,184,992

(1)	Amount includes both home equity lines of credit and term loans

(2)	Includes the unallocated portion of the allowance for loan losses.

	September 30,	September 30,
At or for the Years Ended December 31,	2010	2009
Balance, beginning of year	$59,953	$37,309
Charge-offs	(80,802)	(24,748)
Recoveries	1,044	726

Net charge-offs	(79,758)	(24,022)
Provision for loan losses	101,518	46,666

Balance, end of year	$81,713	$59,953

The allowance for loan losses was $41.7 million, $81.7 million and $60.0 million at December 31, 2011, 2010 and 2009, respectively. The ratio of allowance for loan losses to loans held-for-investment was 1.82%, 3.22% and 2.21% at December 31, 2011, 2010 and 2009, respectively.

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

The following tables present the Company’s components of impaired loans, segregated by class of loans. Commercial and consumer loans that were collectively evaluated for impairment are not included in the data that follows:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Impaired Loans For the Year Ended December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial & industrial	$9,401	$12,778	$—	$9,180	$67	$67
CRE owner occupied	32,202	55,982	—	36,266	357	357
CRE non-owner occupied	7,308	8,584	—	15,299	36	36
Land and development	25,925	26,148	—	29,932	57	57
Consumer:
Residential real estate	2,433	2,758	—	470	—	—
Home Equity Lines of Credit	3,398	4,402	—	637	—	—
Home Equity Term Loans	1,197	1,306	—	228	—	—
Other	50	50	—	2	—	—

With an allowance recorded:
Commercial:
Commercial & industrial	$4,955	$6,110	$262	$13,368	$337	$337
CRE owner occupied	9,706	14,449	2,448	18,929	212	212
CRE non-owner occupied	2,565	3,468	229	6,211	438	438
Land and development	6,854	7,063	2,490	7,937	—	—
Consumer:
Residential Real Estate	89	164	14	45	—	—
Other	47	47	47	19	—	—

Total commercial	$98,916	$134,582	$5,429	$136,582	$1,504	$1,493
Total consumer	$7,214	$8,726	$61	$1,354	$—	$—

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Impaired Loans For the Year Ended December 31, 2010
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial & industrial	$8,650	$9,570	$—	$5,387	$58	$58
CRE owner occupied	32,325	65,398	—	37,502	18	18
CRE non-owner occupied	24,047	33,445	—	9,398	—	—
Land and development	21,044	33,387	—	12,343	9	9
Consumer:
Residential real estate	—	—	—	23	—	—
Other	—	—	—	644	—	—

With an allowance recorded:
Commercial:
Commercial & industrial	$26,938	$32,365	$6,109	$20,959	$454	$438
CRE owner occupied	20,365	25,099	4,800	22,463	433	420
CRE non-owner occupied	20,275	26,512	4,770	8,998	—	—
Land and development	27,085	28,460	5,401	9,209	29	29
Consumer:
Other	—	—	—	323	—	—

Total commercial	$180,729	$254,236	$21,080	$126,259	$1,001	$972
Total consumer	$—	$—	$—	$990	$—	$—

COMPONENTS OF IMPAIRED LOANS

September 30,
For the Year Ended December 31, 2009
Impaired loans with an allowance recorded	$22,999
Impaired loans with no related allowance	52,328

Total impaired loans	$75,327

Valuation allowance related to impaired loans	$5,561

ANALYSIS OF IMPAIRED LOANS

September 30,
For the Year Ended December 31, 2009
Average impaired loans	$54,199
Interest income recognized on impaired loans	220
Cash basis interest income recognized on impaired loans	220

In accordance with FASB ASC 310, those impaired loans which are fully collateralized do not result in a specific allowance for loan losses. Included in impaired loans at December 31, 2011 were four TDR relationships, three of which were fully collateralized and one of which had specific reserves totaling $45 thousand. In addition, one of the TDRs at December 31, 2011 included a $6.5 million line of credit, of which $4.6 million was utilized and $1.9 million was available.

The following table presents an analysis of the Company’s TDR agreements for the years ended December 31, 2011 and 2010, respectively:

	September 30,	September 30,	September 30,
Troubled Debt Restructuring as of December 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial and industrial	4	$8,277	$7,855
CRE owner occupied	6	19,363	9,329
Land and development	1	1,745	691

	September 30,	September 30,	September 30,
Troubled Debt Restructuring as of December 31, 2010
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial and industrial	12	$12,833	$10,391
CRE owner occupied	7	22,284	21,747

	September 30,	September 30,	September 30,
Troubled Debt Restructurings That Subsequently Defaulted For the Year Ended December 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial and industrial (1)	5	$12,832	$11,380
CRE owner occupied	7	22,295	14,208

(1)

One of the above contracts was charged off during the twelve months ended December 31, 2011. The recorded investment on this contract is now $0. The other contracts are displayed in the table above outstanding as of December 31, 2011.

The following tables present the Company’s distribution of risk ratings loan portfolio, segregated by class, as of December 31, 2011 and 2010:

	Sep 30,	Sep 30,	Sep 30,	Sep 30,	Sep 30,	Sep 30,	Sep 30,	Sep 30,
Credit Quality Indicators As of December 31, 2011
	Commercial				Consumer
Credit Risk by Internally Assigned Grade	Commercial & industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other
Grade:
Pass	$501,605	$515,555	$567,295	$42,268	$218,066	$40,138	$94,681	$44,821
Special Mention	26,062	24,483	30,013	5,799	—	—	—	—
Substandard	23,729	64,323	29,487	47,407	6,451	1,332	5,757	1,850

Total	$551,396	$604,361	$626,795	$95,474	$224,517	$41,470	$100,438	$46,671

	Septm 30,	Septm 30,	Septm 30,	Septm 30,	Septm 30,	Septm 30,	Septm 30,	Septm 30,
Credit Quality Indicators As of December 31, 2010
	Commercial				Consumer
Credit Risk by Internally Assigned Grade	Commercial & industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other
Grade:
Pass	$470,278	$578,444	$575,713	$87,576	$232,024	$52,414	$71,782	$56,964
Special Mention	12,753	21,311	14,338	6,520	—	—	—	—
Substandard	47,431	113,832	95,536	79,760	7,705	1,498	7,292	1,999

Total	$530,462	$713,587	$685,587	$173,856	$239,729	$53,912	$79,074	$58,963

The Company’s primary tool for assessing risk when evaluating a credit in terms of its underwriting, structure, documentation and eventual collectability is a risk rating system in which the loan is assigned a numeric value. Behind each numeric category is a defined set of characteristics reflective of the particular level of risk.

The risk rating system is based on a nine point grade using a two-digit scale. The upper five grades are for “pass” categories, while the lower four grades represent “criticized” categories which are equivalent to the guidelines utilized by the OCC.

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

The following tables present the Company’s analysis of past due loans, segregated by class of loans, as of December 31, 2011 and 2010:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Aging of Receivables For the Year Ended December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial & industrial	$1,024	$4,600	$6,407	$12,031	$539,365	$551,396	$—
CRE owner occupied	6,408	1,176	35,003	42,587	561,774	604,361	—
CRE non-owner occupied	2,187	4,981	8,398	15,566	611,229	626,795	—
Land and development	371	—	32,088	32,459	63,015	95,474	—
Consumer:
Home equity lines of credit	2,001	1,016	3,182	6,199	218,318	224,517	138
Home equity term loans	687	145	1,200	2,032	39,438	41,470	—
Residential real estate	3,324	565	2,307	6,196	94,242	100,438	—
Other	891	227	902	2,020	44,651	46,671	16

Total	$16,893	$12,710	$89,487	$119,090	$2,172,032	$2,291,122	$154

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Aging of Receivables For the Year Ended December 31, 2010
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial & industrial	$6,743	$815	$25,152	$32,710	$497,752	$530,462	$558
CRE owner occupied	8,478	2,072	40,063	50,613	662,974	713,587	609
CRE non-owner occupied	8,655	13,119	18,436	40,210	645,377	685,587	—
Land and development	11,748	9,797	36,359	57,904	115,952	173,856	—
Consumer:
Home equity lines of credit	2,667	817	4,292	7,776	231,953	239,729	379
Home equity term loans	340	111	1,134	1,585	52,327	53,912	—
Residential real estate	1,901	2,870	4,242	9,013	70,061	65,250	72
Other	1,027	535	1,737	3,299	55,664	58,963	936

Total	$41,559	$30,136	$131,415	$203,110	$2,332,060	$2,521,346	$2,554

7. RESTRICTED EQUITY INVESTMENTS

The Company, through the Bank, is a member of the FRB, the FHLBNY and Atlantic Central Bankers Bank, and is required to maintain an investment in the capital stock of each. These investments are restricted in that they can only be redeemed by the issuer at par value. These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investment in accordance with FASB ASC 942, Financial Services — Depository and Lending. As of December 31, 2011, management does not believe that an impairment of these holdings exists and expects to recover the entire cost of these securities.

The Company’s restricted equity investments at December 31, 2011 and 2010 were as follows:

RESTRICTED EQUITY INVESTMENTS

	September 30,	September 30,
December 31,	2011	2010
FRB stock	$10,536	$12,101
FHLBNY stock	5,142	5,341
Atlantic Central Bankers Bank stock	148	148

Total	$15,826	$17,590

8. BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment consist of the following major classifications:

SUMMARY OF BANK PROPERTIES AND EQUIPMENT

	September 30,	September 30,
December 31,	2011	2010
Land	$9,193	$10,459
Buildings	31,689	27,561
Capital lease	8,630	8,630
Leasehold improvements and equipment	42,899	39,575

Total bank properties and equipment	92,411	86,225
Accumulated depreciation	(37,655)	(32,797)

Bank properties and equipment, net	$54,756	$53,428

The Company recognized depreciation expense of $6.3 million, $5.4 million and $4.8 million for the years ended December 31, 2011, 2010 and 2009, respectively.

On occasion, the Company engages construction related services from companies affiliated with certain directors under separate agreements with the Company. The Company did not engage in any construction related services with related parties during 2011 or 2010.

9. REAL ESTATE OWNED

Real estate owned consisted of the following:

SUMMARY OF REAL ESTATE OWNED

	September 30,	September 30,
December 31,	2011	2010
Commercial properties	$1,777	$1,261
Residential properties	1,683	497
Bank properties	1,560	2,155

Total	$5,020	$3,913

SUMMARY OF REAL ESTATE OWNED ACTIVITY

	September 30,	September 30,	September 30,	September 30,
	Underlying Property
At or for the year ended December 31, 2011	Commercial Properties	Residential Properties	Bank Properties	Total
Balance, beginning of year	$1,261	$497	$2,155	$3,913
Transfers into real estate owned	809	2,535	—	3,344
Transfers into operations	—	—	—	—
Sale of real estate owned	(33)	(1,349)	(189)	(1,571)
Write down of real estate owned	(260)	—	(406)	(666)
Other	—	—	—	—

Balance, end of year	$1,777	$1,683	$1,560	$5,020

During 2011, the Company transferred $3.3 million in book value of loans into real estate owned, including four commercial properties aggregating $809 thousand and nine residential properties for $2.5 million. In 2011, the Company recorded $666 thousand of write-downs of real estate owned, including $406 thousand on the carrying value of five bank properties and $260 thousand on the carrying value of two commercial properties. There was one commercial property, one bank property and five residential properties, with carrying amounts of $33 thousand, $189 thousand and $1.3 million, respectively, sold during the year ended December 31, 2011, which resulted in a net gain of $26 thousand, which is included in real estate owned expense, net in the consolidated statements of operations. At December 31, 2011, the Company maintained 18 properties in the real estate owned portfolio, five of which are former bank branches.

Expenses applicable to real estate owned include the following:

REAL ESTATE OWNED EXPENSES, NET

	September 30,	September 30,	September 30,
Years Ended December 31,	2011	2010	2009
Net (gain) loss on sales of real estate	$(26)	$(18)	$66
Write-down of real estate owned	667	383	950
Operating expenses, net of rental income	545	436	139

Total	$1,186	$801	$1,155

10. GOODWILL AND INTANGIBLE ASSETS

In accordance with FASB ASC 280, the Company tests goodwill for impairment annually at year end and the current year analysis was performed at December 31, 2011.

In performing step one of the impairment analysis as defined by FASB ASC 280, the market value assigned to the Company’s stock was based upon an acquisition value relative to recent acquisition transactions by companies in the Company’s geographic proximity and comparable size. The acquisition value is sensitive to both the fluctuation of the Company’s stock price and the stock price of peer companies. The analysis resulted in an estimated Company fair value above its carrying value, and therefore the Company was deemed to have no goodwill impairment during 2011. During the year ended December 31, 2010, the Company recorded a goodwill impairment charge of $89.7 million.

The Company has a core deposit premium intangible asset that resulted from previous acquisitions. The carrying value of this asset was $6.9 million, $10.6 million, and $14.3 million, at December 31, 2011, 2010 and 2009, respectively. The Company incurred amortization expense of $3.7 million, $3.7 million and $4.5 million on its core deposit intangible during the years ended December 31, 2011, 2010 and 2009, respectively.

Information regarding the Company’s expected amortization expense is as follows:

AMORTIZATION OF INTANGIBLE ASSETS

September 30,
Amount
Expected for Years Ended December 31,
2012	3,685
2013	2,457
2014	805
2015	—
2016	—
Thereafter	—

Total	$6,947

11. DEPOSITS

Deposits consist of the following major classifications:

SUMMARY OF DEPOSITS

	September 30,	September 30,
December 31,	2011	2010
Interest-bearing demand deposits	$1,244,590	$1,364,858
Non-interest-bearing demand deposits	527,796	498,082
Savings deposits	262,044	279,086
Time deposits under $100,000	376,369	480,993
Time deposits $100,000 or more	177,747	228,121
Brokered time deposits	79,431	89,320

Total	$2,667,977	$2,940,460

A summary of time deposits by year of maturity is as follows:

MATURITIES OF TIME DEPOSITS (1)

September 30,
Years Ended December 31,	Amount
2012	$512,805
2013	70,783
2014	37,315
2015	9,823
2016	2,248
Thereafter	573

Total	$633,547

(1)	Amounts include brokered time deposits.

A summary of interest expense on deposits is as follows:

SUMMARY OF INTEREST EXPENSE

	September 30,	September 30,	September 30,
Years Ended December 31,	2011	2010	2009
Savings deposits	$1,412	$2,283	$2,937
Time deposits	10,301	15,805	30,748
Interest-bearing demand deposits	7,024	10,692	10,672

Total	$18,737	$28,780	$44,357

12. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF NEW YORK

At December 31, 2011 and 2010, the Company had fixed-rate advances from the FHLBNY of $2.7 million and $4.0 million, respectively, which mature through 2018. At December 31, 2011 and 2010, the interest rates on these fixed-rate advances from the FHLBNY ranged from 3.78% to 5.87% for both periods. The weighted average interest rate at December 31, 2011 and 2010 was 4.62% and 4.51%, respectively. Interest expense on advances from the FHLBNY was $153 thousand, $348 thousand and $715 thousand for the years ended December 31, 2011, 2010 and 2009, respectively, and are included in interest on funds borrowed on the consolidated statements of operations.

The contractual maturities of the Company’s fixed-rate advances from the FHLBNY at December 31, 2011 are as follows:

CONTRACTUAL MATURITIES OF ADVANCES FROM THE FHLBNY

September 30,
Years Ended December 31,	Amount
2012	$—
2013	1,466
2014	—
2015	—
2016	—
Thereafter	1,267

Total	$2,733

13. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company has overnight repurchase agreements with customers, as well as term repurchase agreements with the FHLBNY. At December 31, 2011 and 2010, customer repurchase agreements were $5.7 million with an interest rate of 0.08% and $6.3 million with interest rate of 0.21%, respectively. Interest expense on customer repurchase agreements was $7 thousand, $30 thousand and $42 thousand for the years ended December 31, 2011, 2010 and 2009, respectively, and is included in interest on funds borrowed on the consolidated statements of operations. Collateral for customer repurchase agreements consisted of U.S. Treasury notes or securities issued or guaranteed by one of the U.S. Government sponsored agencies. The fair value of the collateral was approximately equal to the amounts outstanding.

At December 31, 2011 and 2010, the Company had one FHLBNY repurchase agreement for $15.0 million with an interest rate of 4.84%. Interest expense on FHLBNY repurchase agreements was $737 thousand, $737 thousand and $748 thousand for the years ended December 31, 2011, 2010 and 2009, respectively, and is included in interest on funds borrowed on the consolidated statements of operations. Collateral for the FHLBNY repurchase agreements consists of securities issued or guaranteed by one of the U.S. Government sponsored agencies. The fair value of the collateral exceeded the amount outstanding at December 31, 2011, 2010 and 2009.

A summary of securities sold under agreements to repurchase, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2011, 2010 and 2009 is as follows:

SUMMARY OF REPURCHASE AGREEMENTS

	September 30,	September 30,	September 30,
At or for the Years Ended December 31,	2011	2010	2009
FHLBNY repurchase agreements outstanding at year end	$15,000	$15,000	$15,000
Weighted average interest rate at year end	4.84%	4.84%	4.84%
Approximate average amount outstanding during the year	$15,000	$15,000	$15,000
Approximate weighted average rate during the year	4.91%	4.91%	4.98%

Repurchase agreements with customers outstanding at year end	$5,668	$6,307	$18,677
Weighted average interest rate at year end	0.08%	0.21%	0.11%
Approximate average amount outstanding during the year	$6,659	$15,243	$17,997
Approximate weighted average rate during the year	0.10%	0.19%	0.23%

The maximum month end amount of securities sold under agreements to repurchase for the years ended December 31, 2011 and 2010 is as follows:

SUMMARY OF MAXIMUM MONTH END REPURCHASE AGREEMENTS

	September 30,	September 30,
December 31,	2011	2010
FHLBNY repurchase agreements	$15,000	$15,000
Repurchase agreements with customers	$8,249	$20,249

14. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT

The Company has established Issuer Trusts that have issued guaranteed preferred beneficial interests in the Company’s junior subordinated debentures. These Issuer Trusts are variable interest entities under FASB ASC 810-10, Consolidation (“FASB ASC 810-10”).

In accordance with FASB ASC 810-10, all the Issuer Trusts outstanding at December 31, 2011 and 2010 are deconsolidated. The junior subordinated debentures issued by the Company to the Issuer Trusts at December 31, 2011 and 2010 of $92.8 million are reflected as junior subordinated debentures in the Company’s consolidated statements of financial condition. The Company records interest expense on the corresponding debentures in its consolidated statements of operations. The Company also recorded the common capital securities issued by the Issuer Trusts in other assets in its consolidated statements of financial condition at December 31, 2011 and 2010.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Issuer Trust as of December 31, 2011.

SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
December 31, 2011	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	3-mo LIBOR plus 1.35%	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012

		$90,000		$92,786

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

Sun Statutory Trust VII has a fixed rate of 6.24% for a period of five years from the date of issuance and beginning in year six a variable rate of London Interbank Offered Rate (“LIBOR”) plus 1.35%. Sun Capital Trust VII has a fixed rate of 6.428% for a period of five years from the date of issuance and beginning in year six a variable rate of LIBOR plus 1.53%. Sun Capital Trust V, Sun Capital Trust VI, Sun Statutory Trust VII, Sun Capital Trust VII and Sun Capital Trust VIII do not have interest rate caps.

The Company has customarily relied on dividend payments from the Bank to fund junior subordinated debenture interest obligations. The amount available for payment of dividends to the Company by the Bank was $0 as of December 31, 2011 and no dividends may be paid by the Bank without OCC approval. Per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC. See Note 23 for additional information on dividend limitations.

15. STOCK-BASED INCENTIVE PLANS

In September 2010, the Board of Directors of the Company adopted a Stock-Based Incentive Plan (the “2010 Plan”). The purpose of the 2010 Plan, as is all of the Company’s stock-based plans, is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to officers, employees, directors, and other persons providing services to the Company, or any present or future parent or subsidiary of the Company to promote the long-term interests of the Company and its shareholders. The 2010 Plan authorizes the issuance of 4,900,000 shares of common stock pursuant to awards that may be granted in the form of options to purchase common stock (“Options”) and awards of shares of common stock (“Stock Awards”). The maximum number of Stock Awards may not exceed 1,400,000 shares. Under the 2010 Plan, Options expire ten years after the date of grant, unless terminated earlier under the option terms. For both Options and Stock Awards, a Committee of non-employee directors has the authority to determine the conditions upon which the options granted will vest. At December 31, 2011, there were 226,000 options and no awards granted under the 2010 Plan.

In September 2010, the Board of Directors of the Company adopted a Performance Equity Plan (the “2010 Performance Plan”). The 2010 Performance Plan authorizes the issuance of 2,700,000 shares of common stock pursuant to awards that may be granted in the form of Options at an exercise price which is 110% of the fair market value of the Company’s common stock on the date of grant. The purpose of the 2010 Performance Plan is to establish an effective link between incentive compensation and performance for officers and employees with the Company’s stockholders by rewarding actions that result in building long-term shareholder value. Under the 2010 Performance Plan, Options expire ten years after the date of grant, unless terminated earlier under the option terms. For Options, a Committee of non-employee directors has the authority to determine the conditions upon which the options granted will vest. At December 31, 2011, there were no options or stock awards granted under the 2010 Performance Plan.

The 2004 Stock Plan, as amended in 2009, (the “2004 Plan”), authorizes the issuance of 2,500,425 shares of common stock pursuant to awards that may be granted in the form of options to purchase common stock (“Options”) and awards of shares of common stock (“Stock Awards”). The maximum number of stock awards that may be granted over time may not exceed 761,101 shares. At December 31, 2011, the amount of shares of common stock available for future grants under the 2004 Plan, as amended, was 170,087 shares, of which 9,495 shares are available for issuance as stock awards. Under the 2004 Plan, options expire 10 years after the date of grant, unless terminated earlier under the option terms. For both Options and Stock Awards, a Committee of non-employee directors has the authority to determine the conditions upon which the options granted will vest. Each director and advisory director of the Company received compensation in the form of stock awards which were immediately vested upon issuance. There were 0, 220,534 and 241,358 stock awards issued from the 2004 Plan for the years ended December 31, 2011, 2010 and 2009, respectively. The Company granted 16,500, 763,994 and 146,907 options for the years ended December 31, 2011, 2010 and 2009, respectively, under the 2004 Plan. These options were granted at the then fair market value of the Company’s stock. During 2011, there were 16,500 options granted under the 2004 Plan which vest evenly over four years beginning two years after the date of grant. During 2010, there were 503,300 options granted under the 2004 Plan which vested 25% immediately and the remaining 75% evenly over three years, 94,657 options granted which vest evenly over five years, 75,000 options granted that vest 100% two years after the date of grant, 47,037 options granted which vested immediately, and 44,000 options granted which vest evenly over four years beginning two years after the date of grant. During 2009, there were 26,907 options granted which vest over four years at a rate of

33.3% over the first two years and the remaining 66.7% evenly over the remaining two years, and 120,000 options granted that vest 100% two years after the date of grant. There are 1,485,406 options outstanding and 178,819 non-vested restricted stock awards under the 2004 Plan at December 31, 2011.

In January 2006, as a result of the Advantage Bank (“Advantage”) acquisition, the Company assumed stock options previously granted under the Advantage Plans. Upon merger, all stock options under the Advantage Plans became fully vested and were converted to stock options of the Company. The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Advantage Plans are both incentive and non-qualified and expire from 2012 through 2014. There are 4,348 stock options outstanding under these plans at December 31, 2011. No additional stock options will be granted under these plans.

In July 2004, as a result of the acquisition of Community Bancorp of New Jersey (“Community”), the Company assumed stock options previously granted under the Community Plans. Upon merger, all stock options under the Community Plans became fully vested and were converted to stock options of the Company. The number of shares of common stock that may be purchased pursuant to any such option is equal to the number of shares covered by the option multiplied by the merger exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the merger exchange ratio. Stock options previously granted under the Community Plans are both incentive and non-qualified and expire from 2011 through 2012. There are 23,522 stock options outstanding under these plans at December 31, 2011. No additional stock options will be granted under these plans.

Options granted under the 2002 Stock Option Plan (the “2002 Plan”) may be either qualified incentive options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. The 2002 Plan authorizes the issuance of 1,108,089 shares of common stock. The grant of reload options is authorized under the 2002 Plan. The award of a reload option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an “original option”) by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the reload feature will reduce the total number of shares eligible for award under the Plan. Under the 2002 Plan, the nonqualified options expire ten years and ten days after the date of grant, unless terminated earlier under the option terms. The qualified incentive options expire 10 years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 2002 Plan generally allows 20% of options granted to employees to vest six months after the date of grant, and 20% for each of the next four anniversaries of the grant, subject to employment and other conditions. The vesting provision of the 2002 Plan generally allows options granted to directors to vest as of the date of grant. At December 31, 2011, there were 780,038 options outstanding with the reload feature under the 2002 Plan and 14,604 shares available for grant.

In 2007, the 1997 Stock Option Plan (the “1997 Plan”) expired. As such, no additional options are permitted to be granted from this plan. Options granted under the 1997 Plan may be either qualified incentive options or nonqualified options as determined by the Compensation Committee of the Board of Directors or the Board of Directors. Under the 1997 Plan, the nonqualified options expire 10 years and 10 days after the date of grant, unless terminated earlier under the option terms. The incentive options expire ten years after the date of grant, unless terminated earlier under the option terms. The vesting provision of the 1997 Plan generally allows for 50% of options to vest one year after the date of grant, and 50% two years after the date of grant, subject to employment and other conditions. At December 31, 2011, there were 326,263 options outstanding with the reload feature under the 1997 Plan. All shares granted under the 1997 Plan were fully vested as of December 31, 2010.

There are no equity compensation plans providing for the issuance of shares of the Company which were not approved by the shareholders.

Options outstanding under the 1997, 2002, 2004, 2010, Community Plans and Advantage Plans are as follows:

SUMMARY OF STOCK OPTIONS GRANTED AND OUTSTANDING (1)

	September 30,	September 30,	September 30,
	Incentive	Nonqualified	Total
Stock options granted and outstanding:
December 31, 2011 at prices ranging from $3.09 to $17.49 per share	1,012,612	1,815,465	2,828,077
December 31, 2010 at prices ranging from $3.51 to $17.49 per share	887,319	1,840,820	2,728,139
December 31, 2009 at prices ranging from $3.54 to $17.49 per share	846,377	1,353,234	2,199,611

(1)	Data is adjusted for a 5% stock dividend issued in May 2009.

Activity in the stock option plans for the years ended December 31, 2011, 2010 and 2009, respectively was as follows:

SUMMARY OF STOCK OPTION ACTIVITY (1)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Years Ended December 31,	2011		2010		2009
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Stock options outstanding, beginning of year	2,728,139	$8.29	2,199,611	$9.51	2,645,869	$9.78
Granted	242,500	4.28	763,994	4.77	146,907	3.72
Exercised	—	—	—	—	—	—
Forfeited	(63,095)	4.84	(29,521)	8.16	(21,075)	15.31
Expired	(79,467)	11.39	(205,945)	8.27	(572,090)	9.04

Stock options outstanding, end of year	2,828,077	$7.94	2,728,139	$8.29	2,199,611	$9.51

Stock options exercisable, end of year	2,037,549	$8.73	1,750,189	$9.37	1,602,248	$9.19

Stock options vested or expected to vest (2)	2,599,466	$7.98

(1)	Data is adjusted for a 5% stock dividend issued in May 2009.

(2)	Includes vested shares and nonvested shares after a forfeiture rate assumption, which is based upon historical data, is applied.

The weighted average grant date fair value per share of options granted during the years ended December 31, 2011, 2010 and 2009 were $2.11, $2.75 and $1.56, respectively. The aggregate intrinsic value of options outstanding at December 31, 2011, 2010 and 2009 was $0, $284 thousand and $25 thousand, respectively.

No options were exercised during 2011, 2010 or 2009. The aggregate intrinsic value of options exercisable at December 31, 2011, 2010 and 2009 was $0.

A summary of the Company’s nonvested options at December 31, 2011, 2010 and 2009, respectively, are presented in the following table:

SUMMARY OF NONVESTED STOCK OPTION ACTIVITY (1)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Years Ended December 31,	2011		2010		2009
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested stock options outstanding, beginning of year	977,950	$6.38	597,363	$15.31	599,215	$13.22
Granted	242,500	4.28	763,994	4.77	146,907	3.72
Vested	(366,827)	6.29	(353,886)	17.82	(127,684)	15.18
Forfeited	(63,095)	4.84	(29,521)	8.16	(21,075)	15.31

Nonvested stock options outstanding, end of year	790,528	$5.90	977,950	$6.38	597,363	$10.39

(1)	Data is adjusted for a 5% stock dividend issued in May 2009.

At December 31, 2011, there was $1.3 million of total unrecognized compensation cost related to options granted under the stock option plans. That cost is expected to be recognized over a weighted average period of 2.4 years.

A summary of the Company’s nonvested stock awards at December 31, 2011, 2010 and 2009, respectively, are presented in the following table:

SUMMARY OF NONVESTED STOCK AWARD ACTIVITY (1)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Years Ended December 31,	2011		2010		2009
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested stock awards outstanding, beginning of year	309,481	$6.16	182,297	$7.67	105,976	$13.43
Issued	—	—	176,250	4.76	116,455	3.87
Vested	(110,973)	6.56	(48,066)	6.79	(24,520)	14.44
Forfeited	(19,689)	4.83	(1,000)	3.54	(15,614)	7.88

Nonvested stock awards outstanding, end of year	178,819	$6.05	309,481	$6.16	182,297	$7.67

(1)	Data is adjusted for a 5% stock dividend issued in May 2009.

During 2011, 2010 and 2009, the Company issued 0, 176,250 and 116,455 shares of stock awards, respectively, that were valued at $0, $839 thousand and $451 thousand, respectively, at the time these awards were granted. The value of these shares is based upon the closing price of the Company’s common stock on the date of grant. At December 31, 2011, there was $371 thousand of total unrecognized compensation cost related to these stock awards that is expected to be recognized over a weighted average period of 1.5 years. The total compensation expense recognized on stock awards which vested during 2011 was $550 thousand.

16. EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan (“ESPP”) and a Directors Stock Purchase Plan (“DSPP”) (collectively, the “Purchase Plans”). Under the ESPP and the DSPP, as amended and restated in 2009, 323,254 shares and 119,216 shares, respectively, were reserved for issuance. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of the Company’s common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of the Company’s common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2011 and 2010, there were 36,167 shares and 25,321 shares, respectively, purchased through the ESPP. For the years ended December 31, 2011 and 2010, there were 15,538 shares and 11,497 shares, respectively, purchased through the DSPP. At December 31, 2011, there were 141,855 and 18,077 shares remaining in the ESPP and DSPP, respectively.

17. BENEFITS

The Company has established a 401(k) Retirement Plan (the “401(k) Plan”) for all qualified employees. Employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. The Company’s match begins after one year of service. Vesting in the Company’s match contribution accrues evenly over four years. Pursuant to the 401(k) Plan, employees can contribute up to 75% of their compensation to the maximum allowed by law. The Company will match 50% of the first 6% of the base contribution that an employee contributes. The Company match consists of a contribution of the Company’s common stock, at market value. The Company’s contribution to the 401(k) Plan was $644 thousand, $641 thousand and $682 thousand for the years ended December 31, 2011, 2010 and 2009, respectively.

In April 2009, the Company established the Directors’ Deferred Fee Plan, a deferred stock compensation plan for members of its Board of Directors (the “Directors’ Plan”). The Directors’ Plan provides Directors with the opportunity to defer, for tax planning purposes, receipt of all or a portion of any Sun Bancorp, Inc. stock earned as compensation. The Directors’ Plan balance as of December 31, 2011 and 2010 was $193 thousand and $234 thousand, respectively.

In September 2010, in an effort to facilitate the succession plan of the Company’s Chairmanship, the Company established a Salary Continuation Plan (the “Salary Plan”) to compensate the Chairman of the Company for advising the incoming Chairman and the Board of Directors, as well as reward him for his many years of service to the Company. Under the Salary Plan, for a period of three years, the Chairman will receive a monthly payment equal to his base salary in effect and due to him at retirement. At December 31, 2011, the Company had an accrued liability of $1.1 million in other liabilities on the consolidated statements of financial condition related to the Salary Plan.

18. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

Letters of Credit. In the normal course of business, the Company has various commitments and contingent liabilities, such as customers’ letters of credit (including standby letters of credit of $51.9 million and $57.5 million at December 31, 2011 and 2010, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the judgment of management, the financial condition of the Company will not be affected materially by the final outcome of any letters of credit.

Reserve for Unfunded Commitments. The Company maintains a reserve for unfunded loan commitments and letters of credit which is reported in other liabilities in the consolidated statements of financial condition consistent with FASB ASC 825, Financial Instruments. As of December 31, 2011, the Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 450, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements. The reserve for unfunded loan commitments and letters of credit as of December 31, 2011 and 2010 was $381 thousand and $1.5 million, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

Leases. The following is a schedule of the Company’s future minimum lease payments under capital leases as of December 31, 2011:

FUTURE MINIMUM LEASE PAYMENTS UNDER OBLIGATIONS UNDER CAPITAL LEASES

September 30,
Years Ended December 31,	Amount
2012	$776
2013	776
2014	776
2015	797
2016	839
Thereafter	8,658

Total minimum lease payments	12,622
Less: Amount representing interest	4,753

Present value of minimum lease payment, net	$7,869

The following table shows future minimum payments under noncancelable operating leases with initial terms of one year or more at December 31, 2011. Future minimum receipts under sub-lease agreements are deemed not material.

FUTURE MINIMUM PAYMENTS UNDER NONCANCELABLE OPERATING LEASES

September 30,
Years Ended December 31,	Amount
2012	$4,138
2013	3,987
2014	3,439
2015	3,290
2016	3,199
Thereafter	25,389

Total minimum lease payments	$43,442

Rental expense, which is included in occupancy expense on the Company’s consolidated statements of operations for all leases was $4.5 million, $4.5 million and $4.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

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

Fair Value Hedges—Interest Rate Swaps. The Company has entered into interest rate swap arrangements to exchange the periodic payments on fixed-rate commercial loan agreements for variable-rate payments based on the one-month London Interbank Offered Rate (“LIBOR”) without the exchange of the underlying principal. The interest rate swaps are designated as fair value hedges under FASB ASC 815, Derivatives and Hedging (“FASB ASC 815”), and are executed for periods and terms that match the related underlying fixed-rate loan agreements. The Company applies the “shortcut” method of accounting under FASB ASC 815, which assumes there is no ineffectiveness as changes in the interest rate component of the swaps’ fair value are expected to exactly offset the corresponding changes in the fair value of the underlying commercial loan agreements. Because the hedging arrangement is considered highly effective, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820, Fair Value Measurements and Disclosures (“FASB ASC 820”). The fair value adjustments related to credit quality were not material as of December 31, 2011 and 2010.

The following tables provide information pertaining to interest rate swaps designated as fair value hedges under FASB ASC 815 at December 31, 2011 and 2010:

SUMMARY OF INTEREST RATE SWAPS DESIGNATED AS FAIR VALUE HEDGES

	September 30,	September 30,	September 30,	September 30,
December 31,	2011		2010
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other liabilities	$33,663	$(4,489)	$39,663	$(4,721)

SUMMARY OF INTEREST RATE SWAPS COMPONENTS

	September 30,	September 30,
December 31,	2011	2010
Weighted average pay rate	6.83%	6.83%
Weighted average receive rate	2.27%	2.27%
Weighted average maturity in years	3.4	4.2

Customer Derivatives – Interest Rate Swaps/Caps. The Company enters into interest rate swaps that allow our commercial loan customers to effectively convert a variable-rate commercial loan agreement to a fixed-rate commercial loan agreement. Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to an interest rate swap agreement, which serves to effectively swap the customer’s variable-rate loan into a fixed-rate loan. The Company then enters into a corresponding swap agreement with a third party in order to economically hedge its exposure on the variable and fixed components of the customer agreement. The interest rate swaps with both the customers and third parties are not designated as hedges under FASB ASC 815 and are marked to market through earnings. As the interest rate swaps are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. The Company recognized a positive fair value credit adjustment of $2.0 million during the year ended December 31 2011 and charges of $1.9 million and $53 thousand during the years ended December 31, 2010 and 2009, respectively. These amounts are included in the derivative credit valuation adjustment in the consolidated statements of operations.

SUMMARY OF INTEREST RATE SWAPS NOT DESIGNATED AS HEDGING INSTRUMENTS

	September 30,	September 30,	September 30,	September 30,
December 31,	2011		2010
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other assets	$400,311	$50,355	$520,921	$56,637
Other liabilities	400,311	(50,462)	520,921	(58,779)

In addition, the Company has entered into an interest rate floor sale transaction with one commercial customer. The Company entered into a corresponding interest rate floor purchase transaction with a third party in order to offset its exposure on the variable and fixed components of the customer agreement. As the interest rate floors with both the customer and the third party are not designated as hedges under FASB ASC 815, the instruments are marked to market through earnings. As the interest rate floors are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. The combined notional amount of the two interest rate caps was $16.6 million and $17.2 million at December 31, 2011 and December 31, 2010, respectively.

The Company has an International Swaps and Derivatives Association agreement with a third party that requires a minimum dollar transfer amount upon a margin call. This requirement is dependent on certain specified credit measures. The amount of collateral posted with the third party at December 31, 2011 and 2010 was $62.6 million and $78.0 million, respectively. The amount of collateral posted with the third party is deemed to be sufficient to collateralize both the fair market value change as well as any additional amounts that may be required as a result of a change in the specified credit measures. The aggregate fair value of all derivative financial instruments in a liability position with credit measure contingencies and entered into with the third party was $55.0 million and $63.5 million at December 31, 2011 and 2010, respectively.

20. INCOME TAXES

The income tax expense (benefit) consists of the following:

SUMMARY OF INCOME TAX EXPENSE (BENEFIT)

	September 30,	September 30,	September 30,
Years Ended December 31,	2011	2010	2009
Current	$10	$(11,020)	$(2,855)
Deferred	—	20,342	(13,520)

Income tax provision (benefit)	$10	$9,322	$(16,375)

Items that gave rise to significant portions of the deferred tax accounts are as follows:

DETAILS OF DEFERRED TAX (LIABILITY) ASSET, NET

	September 30,	September 30,
December 31,	2011	2010
Deferred tax asset:
Allowance for loan losses	$17,319	$33,988
Goodwill amortization	3,263	5,437
Unrealized loss on investment securities	—	4,245
Impairments realized on investment securities	490	687
Fixed assets	1,588	169
Net operating loss carry forwards	66,334	20,322
Alternative minimum tax credits	1,975	1,975
Other	3,804	3,736

Total deferred tax asset before valuation allowance	94,773	70,559

Less: valuation allowance	(91,416)	(61,892)
Deferred tax liability:
Core deposit intangible amortization	1,203	1,987
Unrealized gain on investment securities	432	—
Deferred loan costs	1,817	2,075
Other	337	360
Total deferred tax liability	3,789	4,422

Net deferred tax (liability) asset	$(432)	$4,245

The Company has $152.2 million of federal net operating loss carryforwards at December 31, 2011 of which $38.8 will expire in 2030 and $113.5 will expire in 2031. The Company also has $223.8 million of state net operating loss carryforwards at December 31, 2011 of which $2.9 million expire in 2015, $37.1 million expire in 2029, $74.7 million expire in 2030 and $109.0 million expire in 2031.

During the year ended December 31, 2010, the Company established a valuation allowance of $61.9 million against the net deferred tax asset after concluding that it was more likely than not that the full deferred tax asset would not be realized. Management considered all positive and negative evidence regarding the ultimate ability to fully realize the deferred tax assets, including past operating results and the forecast of future taxable income. The valuation allowance was recorded at December 31, 2011 and 2010 because of these considerations as well as the fact that the Company is a three-year cumulative loss company. At December 31, 2011, the valuation allowance was $91.4 million. The net deferred tax liability of $432 thousand relates to unrealized gains on investment securities.

The provision for income taxes differs from that computed at the statutory rate as follows:

RECONCILIATION OF FEDERAL STATUTORY INCOME TAX

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2011		2010		2009
Years Ended December 31,	Amount	%	Amount	%	Amount	%
Loss before income taxes	$(67,495)		$(176,096)		$(33,506)
Tax computed at statutory rate	(23,624)	35.0%	(61,634)	35.0%	(11,727)	35.0%
(Decrease) increase in charge resulting from:
State taxes, net of federal benefit	(3,949)	5.9	(8,514)	4.8	(2,671)	8.0
Tax exempt interest (net)	(900)	1.3	(1,233)	0.7	(1,371)	4.1
BOLI	(1,037)	1.5	(726)	0.4	(787)	2.4
Nondeductible goodwill	—	—	18,980	(10.8)	—	—
Valuation allowance	29,524	(43.7)	61,892	(35.1)
Other, net	(4)	0.0	557	(0.3)	181	(0.6)

Total income tax expense (benefit)	$10	0.0%	$9,322	(5.3)%	$(16,375)	48.9%

FASB ASC 740 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 was applied to all existing tax positions upon initial adoption. There was no liability for uncertain tax positions and no known unrecognized tax benefits at December 31, 2011 or 2010.

The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the results of operations. As of December 31, 2011, the tax years ended December 31, 2008 through 2010 were subject to examination by the Internal Revenue Service (the “IRS”), while the tax years ended December 31, 2007 through 2010 were subject to state examination. The IRS completed its examination of the Company’s 2005 and 2006 tax returns during 2008 which did not result in any material change to the Company’s tax position. As of December 31, 2011, an IRS audit of tax years 2008 through 2010 was in process. In February 2012, the State of New Jersey initiated an audit of tax years 2007 through 2010.

21. SECURITIES PURCHASE AGREEMENTS

On July 7, 2010, the Company entered into securities purchase agreements with WLR SBI AcquisitionCo, LLC, an affiliate of WL Ross & Co. LLC (“WL Ross”), members and affiliates of the Bank’s founding Brown Family (the “Brown Family”), certain affiliates of Siguler Guff & Company, LP (the “Siguler Guff Shareholders”) and certain other institutional and accredited investors (the “Other Investors”). On September 22, 2010, the Company completed the issuance and sale of 4,672,750 shares of its common stock and 88,009 shares of its Mandatorily Convertible Cumulative Non-Voting Perpetual Stock, Series B (the “Series B Preferred Stock”) for net proceeds of $98.5 million. At the Company’s Annual Meeting of Shareholders held on November 1, 2010, its shareholders approved an amendment to our Amended and Restated Certificate of Incorporation allowing for the conversion of the 88,009 shares of Series B Preferred Stock into 22,002,250 shares of common stock at a conversion price of $4.00 per share.

On March 22, 2011, the Company completed a public offering of 28,750,000 shares of common stock at a public offering price of $3.00 per share, which included the full exercise of the over-allotment option granted to the underwriters to purchase an additional 3,750,000 shares of common stock. After deducting the underwriting discount and offering expenses payable by the Company, the net proceeds were $81.4 million. The Company’s three largest shareholders, WL Ross, Siguler Guff, and the Brown Family, along with certain officers and directors, purchased an aggregate of 10,193,224 shares in the offering. WL Ross and the Siguler Guff Shareholders maintained their percentage interest in the Company in the offering. Pursuant to the terms of the securities purchase agreements entered into between WL Ross, the Siguler Guff Shareholders, the Brown Family and the Company in connection with the private placement of Company securities in July 2010, each of these investors was entitled to purchase shares in the offering at $2.85 per share which represented the public offering price less the underwriting discount of $0.15 per share paid to the underwriters on the other shares sold.

On April 11, 2011, the Company issued and sold in a private placement transaction an additional 3,802,131 shares at $2.85 per share totaling $10.8 million in additional stock proceeds pursuant to the exercise of gross-up rights contained in the previously executed security purchase agreements with the three investors noted above. The gross-up rights were triggered by the underwriters’ exercise of the over-allotment option in the public offering. On August 8, 2011, the Company issued approximately 2,378,232 additional shares at $2.85 per share totaling $6.8 million in stock proceeds pursuant to the exercise of gross-up rights. The transactions were triggered pursuant to the gross-up rights issued to Anchorage Capital Group, LLC (“Anchorage”), in connection with its purchase of shares in the public offering.

22. LOSS PER COMMON SHARE

Loss per share was calculated as follows:

LOSS PER COMMON SHARE COMPUTATION

	September 30,	September 30,	September 30,
Years Ended December 31,	2011	2010	2009
Net (loss) income	$(67,505)	$(185,418)	$(17,131)
Preferred stock dividend and discount accretion	—	—	5,351

Net (loss) income available to common shareholders	$(67,505)	$(185,418)	$(22,482)

Average common shares outstanding	76,653,990	28,258,953	23,134,424
Net effect of dilutive stock options	—	—	—

Dilutive common shares outstanding	76,653,990	28,258,953	23,134,424

(Loss) earnings per share – basic	$(0.88)	$(6.56)	$(0.97)
(Loss) earnings per share – diluted	$(0.88)	$(6.56)	$(0.97)

Dilutive common stock equivalents	—	—	—
Average exercise price	$—	$—	$—
Average market price – diluted	$—	$—	$—

Weighted average common stock equivalents outstanding totaled 3.1 million, 2.6 million and 3.2 million at December 31, 2011, 2010 and 2009, respectively, which were not included in the computation of diluted earnings per share as a result of the stock options’ exercise prices or stock awards’ value at issuance being greater than the average market price of the Company’s common shares for the respective periods.

23. REGULATORY MATTERS

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

The Company’s and Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. The Company’s and the Bank’s risk-based capital ratios have been computed in accordance with regulatory practices. The Company and the Bank were in compliance with these regulatory capital requirements of the Federal Reserve Board and the OCC as of December 31, 2011. As discussed below and elsewhere herein, additional capital requirements have been imposed on the Bank by the OCC, which the Bank was also in full compliance with as of December 31, 2011.

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

The Bank also agreed to: (a) implement a program to protect the Bank’s interest in criticized or classified assets, (b) review and revise the Bank’s loan review program; (c) implement a program for the maintenance of an adequate allowance for loan losses; and (d) revise the Bank’s credit administration policies. During the second quarter of 2010, the Company revised and implemented changes to policies and procedures pursuant to the Agreement. As noted earlier in this section, the Bank also agreed that its brokered deposits will not exceed 3.5% of its total liabilities unless approved by the OCC. Management does not expect this restriction will limit its access to liquidity as the Bank does not rely on brokered deposits as a major source of funding. As of December 31, 2011, the Bank’s brokered deposits represented 2.8% of its total liabilities.

The Bank is also subject to individual minimum capital ratios established by the OCC for the Bank requiring to continue to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, to continue to maintain a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and to maintain a Total Capital ratio at least equal to 11.50% of risk-weighted assets. At December 31, 2011, the Bank met all of the three capital ratios established by the OCC as our Leverage ratio was 9.64%, our Tier 1 Capital ratio was 12.13%, and our Total Capital ratio was 13.39%.

The following table provides both the Company’s and the Bank’s risk-based capital ratios as of December 31, 2011 and 2010.

REGULATORY CAPITAL LEVELS

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2011
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$385,034	15.22%	$202,415	8.00%	N/A
Sun National Bank	338,240	13.39	202,120	8.00	$252,650	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	353,283	13.96	101,208	4.00	N/A
Sun National Bank	306,534	12.13	101,060	4.00	151,590	6.00
Leverage Ratio:
Sun Bancorp, Inc.	353,283	11.09	127,381	4.00	N/A
Sun National Bank	306,534	9.64	127,240	4.00	159,050	5.00

December 31, 2010
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$350,697	12.68%	$221,242	8.00%	N/A
Sun National Bank	338,196	12.25	220,904	8.00	$276,131	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	315,523	11.41	110,621	4.00	N/A
Sun National Bank	303,074	10.98	110,452	4.00	165,678	6.00
Leverage Ratio:
Sun Bancorp, Inc.	315,523	8.93	141,351	4.00	N/A
Sun National Bank	303,074	8.57	141,407	4.00	176,759	5.00

(1)	Not applicable for bank holding companies.

At December 31, 2011 and 2010, the Company and the Bank exceeded the required ratios for classification as “well capitalized,” although due to the fact that it was subject to the OCC Agreement, it cannot be deemed “well capitalized.”

The Bank’s deposits are insured to applicable limits by the FDIC. Pursuant to the Dodd-Frank Act, the Federal Deposit Insurance Act was amended to increase the maximum deposit insurance amount from $100,000 to $250,000 and extended the unlimited deposit insurance coverage for non interest-bearing transaction accounts until December 31, 2012.

In addition, the Dodd-Frank Act amended the Federal Deposit Insurance Act to provide for full deposit insurance coverage for non-interest-bearing transaction accounts for a two year period beginning December 31, 2010. This will apply to insured depository institutions with no opt in or opt out requirements.

In November 2009, instead of imposing additional special assessments, the FDIC amended the assessment regulations to require all insured depository institutions to prepay their estimated risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012 on December 30, 2009. For purposes of estimating the future assessments, each institution’s base assessment rate in effect on September 30, 2009 was used, assuming a five percent annual growth rate in the assessment base and a three basis point increase in the assessment rate in 2011 and 2010. The prepaid assessment will be applied against actual quarterly assessments until exhausted. Any funds remaining after June 30, 2013 will be returned to the institution. If the prepayment would impair an institution’s liquidity or otherwise create significant hardship, it was able to apply for an exemption. Requiring this prepaid assessment did not preclude the FDIC from changing assessment rates or from further revising the risk-based assessment system. On December 31, 2009, the Company paid the FDIC prepaid assessment of $18.3 million, of which approximately $4.7 million applied to 2011. The remaining prepaid assessment of approximately $6.5 million at December 31, 2011 will be recognized as expense over the course of the respective periods covered.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the Federal Reserve Board. In March 2005, the Federal Reserve Board amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits. The Federal Reserve’s amended rule was to become effective March 31, 2009, and would have limited capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability. On March 16, 2009, the Federal Reserve Board extended for two years the ability for bank holding companies to include restricted core capital elements as Tier 1 capital up to 25% of all core capital elements, including goodwill. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2011, the $90.0 million in capital securities qualified as Tier 1 capital.

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this guidance, the amount available for payment of dividends to the Company by the Bank totaled $0 at December 31, 2011. Per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC.

24. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company accounts for fair value measurements in accordance with FASB ASC 820. FASB ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FASB ASC 820 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. FASB ASC 820 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). FASB ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement and also clarifies the application of fair value measurement in a market that is not active.

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

In accordance with FASB ASU 2010-06, the Company is required to disclose the significant amount of transfers in and out of Level 1, Level 2 and Level 3 fair value measurements and the reasons for such transfers. For the years ended December 31, 2011 and 2010, there were no transfers between levels of fair value measurements. FASB ASU 2010-06 also requires the Company to disclose its policy for recognizing the transfers between levels, which is to assume the transfer occurs at the beginning of the quarter in which the transfer is reported.

FASB ASC 820 requires the Company to disclose the fair value of financial assets on both a recurring and non-recurring basis. Those assets and liabilities which will continue to be measured at fair value on a recurring basis are as follows:

SUMMARY OF RECURRING FAIR VALUE MEASUREMENTS

	September 30,	September 30,	September 30,	September 30,
		Category Used for Fair Value Measurement
	Total	Level 1	Level 2	Level 3
December 31, 2011
Assets:
Investment securities available for sale:
U.S. Treasury obligations	$12,079	$12,079	$—	$—
U.S. Government agencies	—	—	—	—
U.S. Government agency mortgage-backed securities	428,904	—	428,904	—
Other mortgage-backed securities	296	—	296	—
State and municipal obligations	48,785	—	48,785	—
Trust preferred securities	4,908	—	—	4,908
Corporate bonds	19,408	—	19,408	—
Other	665	665	—	—
Interest rate swaps	50,355	—	50,355	—
Interest rate floor	360	—	360	—
Liabilities:
Fair value interest rate swaps	4,489	—	4,489	—
Interest rate swaps	50,462	—	50,462	—
Interest rate floor	360	—	360	—

December 31, 2010
Assets:
Investment securities available for sale:
U.S. Treasury obligations	$47,019	$47,019	$—	$—
U.S. Government agencies	—	—	—	—
U.S. Government agency mortgage-backed securities	328,487	—	328,487	—
Other mortgage-backed securities	6,137	—	6,137	—
State and municipal obligations	82,397	—	82,397	—
Trust preferred securities	5,642	—	—	5,642
Other	2,682	2,682	—	—
Interest rate swaps	56,637	—	56,637	—
Interest rate floor	344	—	344	—
Liabilities:
Fair value interest rate swaps	4,721	—	4,721	—
Interest rate swaps	58,779	—	58,779	—
Interest rate floor	344	—	344	—

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

Corporate bonds. The fair value measurements for corporate bonds consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit quality information and the bond’s terms and conditions, among other things. If relevant and observable prices are available, those valuations would be classified as Level 2. If prices are not available, other valuation techniques would be used and the item would be classified as Level 3.

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

Level 3 Valuation Techniques and Inputs

Trust preferred securities. The trust preferred securities are evaluated based on whether the security is an obligation of a single issuer or part of a securitization pool. For single issuer obligations, the Company uses present value cash flow models which incorporate the contractual cash flow for each issue adjusted as necessary for any potential changes in amount or timing of cash flows. The cash flow model of a pooled issue incorporates anticipated loss rates and severities of the underlying collateral as well as credit support provided within the securitization. The cash flow model for the pooled issue owned by the Company at December 31, 2011 assumes no recovery on defaulted collateral, no recovery on securities in deferral and an additional 3.6% future default rate assumption on the remaining performing collateral every three years with no recovery rate.

For trust preferred securities, projected cash flows are discounted at a rate based on a trading group of similar securities quoted on the New York Stock Exchange (“NYSE”) or over-the-counter markets which is reviewed for market data points such as credit rating, maturity, price and liquidity. The Company indexes the market securities to a comparable maturity interest rate swap to determine the market spread, which is then used as the discount rate in the cash flow models. As of the reporting date, that market spreads were 6.25% and 17.5%, respectively, for the two trust preferred securities. The 17.5% discount rate is reflective of the single issuer that is currently deferring interest rate payments.

The following provides details of the Level 3 fair value measurement activity for the years ended December 31, 2011 and 2010:

FAIR VALUE MEASUREMENTS USING SIGNIFICANT UNOBSERVABLE INPUTS — LEVEL 3

TRUST PREFERRED SECURITIES

	September 30,	September 30,
For the Years Ended December 31,	2011	2010
Balance, beginning of year	$5,642	$20,874
Total gains (losses), realized/unrealized:
Included in earnings (1)	(250)	(950)
Included in accumulated other comprehensive income (loss)	(484)	718
Purchases	—	—
Maturities	—	—
Prepayments	—	—
Calls	—	(15,000)
Transfers into Level 3	—	—

Balance, end of year	$4,908	$5,642

(1)	Amount included in net impairment losses on available for sale securities of the Consolidated statements of operations.

Certain assets are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures loans held for sale, impaired loans, SBA servicing assets, restricted equity investments and loans or bank properties transferred into other real estate owned at fair value on a non-recurring basis. At December 31, 2011 and 2010, these assets were valued in accordance with GAAP and the following table summarizes these assets requiring fair value disclosure under the provisions of FASB ASC 820.

SUMMARY OF NON-RECURRING FAIR VALUE MEASUREMENTS

	September 30,	September 30,	September 30,	September 30,	September 30,
		Category Used for Fair Value Measurement			Total (Losses) Gains Or Changes in Net Assets
	Total	Level 1	Level 2	Level 3
December 31, 2011
Assets:
Impaired loans	$82,031	$—	$—	$82,031	$(90,390)
Real estate owned	2,272	—	—	2,272	(666)

December 31, 2010
Assets:
Impaired loans	$152,263	$—	$—	$152,263	$(75,903)
Real estate owned	860	—	—	860	130

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

A summary form appraisal report is defined as a written report prepared under the USPAP which contains a detailed summary of all information significant to the solution of the appraisal problem. This report is more detailed than a restricted use report and provides sufficient information to enable the user to understand the rationale for the opinions and conclusions in the report.

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

Impaired loan fair value measurements are based upon unobservable inputs, and therefore, are categorized as a Level 3 measurement. Specific reserves were calculated for impaired loans with an aggregate carrying amount of $24.1 million and $94.7 million at December 31, 2011 and 2010, respectively. The collateral underlying these loans had a fair value of $18.7 million and $73.6 million, including a specific reserve in the allowance for loan losses of $5.4 million and $21.1 million at December 31, 2011 and 2010, respectively. There were charge-offs of $20.6 million and $16.8 million during the year ended December 31, 2011 and 2010, respectively. No specific reserve was calculated for impaired loans with an aggregate carrying amount of $63.3 million and $78.7 million at December 31, 2011 and 2010, respectively, as the underlying collateral was not below the carrying amount; however, these loans did include charge-offs of $64.4 million and $38.0 million during the year ended December 31, 2011 and 2010, respectively.

Once a loan is determined to be uncollectible, the underlying collateral is repossessed and reclassified as real estate owned. The balance of other real estate owned also includes bank properties transferred from operations. These assets are carried at lower of cost or fair value of the collateral, less cost to sell. In some cases, adjustments are made to the appraised values for various factors including age of the appraisal, age of comparable properties included in the appraisal, and known changes in the market and the collateral. During the year ended December 31, 2011, the Company recorded a decrease in fair value of $406 thousand on five bank properties and $260 thousand on two commercial properties. During the year ended December 31, 2010, the Company recorded a decrease in fair value of $130 thousand on two bank properties. The adjustments to the residential property were based upon observable inputs, such as quoted prices for similar assets in active markets and were therefore, categorized as a Level 2 measurement. The adjustments to the bank and commercial properties were based upon unobservable inputs, and therefore categorized as Level 3 measurements. Total real estate owned measured at fair value at December 31, 2011 and 2010 was $2.3 million and $860 thousand, respectively.

The SBA servicing assets are reviewed for impairment in accordance with FASB ASC 860, Transfers and Servicing . Because loans are sold individually and not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. The Company measures the SBA servicing assets by estimating the present value of expected future cash flows for each servicing asset, based on their unique characteristics and market-based prepayment assumptions. A valuation allowance is recorded for the amount by which the carrying amount of the servicing asset exceeds the calculated fair value. The Company had a valuation allowance of $23 thousand on its SBA servicing assets at December 31, 2011 and 2010, respectively.

In accordance with ASC 825-10-50-10, Fair Value of Financial Instruments (“FASB ASC 825-10-50-10”), the Company is required to disclose the fair value of its financial instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a distressed sale. Fair value is best determined using observable market prices; however, for many of the Company’s financial instruments, no quoted market prices are readily available. In instances where quoted market prices are not readily available, fair value is determined using cash flow models or other techniques appropriate for the particular instrument. These techniques involve some degree of judgment and, as a result, are not necessarily indicative of the amounts the Company would realize in a current market exchange. Utilizing different assumptions or estimation techniques may have a material effect on the estimated fair value.

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES

	September 30,	September 30,	September 30,	September 30,
December 31,	2011		2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$68,773	$68,773	$36,522	$36,522
Interest-earning bank balances	51,049	51,049	150,704	150,704
Investment securities available for sale	515,545	515,545	472,864	472,864
Investment securities held to maturity	1,344	1,413	3,039	3,155
Loans receivable, net	2,215,785	2,031,013	2,453,457	2,223,752
Loans held-for-sale	23,192	23,287	13,824	13,510
Hedged commercial loans (1)	33,670	38,148	39,669	44,372
Restricted equity investments	15,826	15,826	17,590	17,590
Interest rate swaps	50,355	50,355	56,637	56,637
Interest rate floor	360	360	344	344

Liabilities:
Demand deposits	1,772,386	1,797,554	1,862,940	1,884,033
Savings deposits	262,044	264,469	279,086	281,512
Time deposits	633,547	638,036	798,434	810,299
Federal funds purchased	—	—	—	—
Securities sold under agreements to repurchase — customers	5,668	5,668	6,307	6,307
Advances from FHLBNY	2,733	3,017	3,999	4,287
Securities sold under agreements to repurchase — FHLBNY	15,000	15,382	15,000	16,050
Junior subordinated debentures	92,786	46,973	92,786	47,730
Fair value interest rate swaps	4,489	4,489	4,721	4,721
Interest rate swaps	50,462	50,462	58,779	58,779
Interest rate floor	360	360	344	344

(1)

Includes positive market value adjustment of $4.5 million and $4.7 million at December 31, 2011 and December 31, 2010, respectively, which is equal to the change in value of related interest rate swaps designated as fair value hedges of these hedged loans in accordance with FASB ASC 815.

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

Securities sold under agreements to repurchase — customer. The fair value is estimated to be the amount payable at the reporting date.

Securities sold under agreements to repurchase — FHLBNY and FHLBNY advances. The fair value was estimated by determining the cost or benefit for early termination of the individual borrowing.

Junior subordinated debentures. The fair value was estimated by discounting approximate cash flows of the borrowings by yields estimating the fair value of similar issues.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2011 and 2010. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

25. RELATED PARTY TRANSCATIONS

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. Related party activity for the years ended December 31, 2011 and 2010 is summarized as follows:

SUMMARY OF LOANS TO RELATED PARTIES

	September 30,	September 30,
At or for the Years Ended December 31,	2011	2010
Balance, beginning of year	$68,259	$74,495
Additions	5,980	6,572
Repayments	16,486	12,808

Balance, end of year	$57,753	$68,259

Interest income earned on related party loans was $1.7 million and $2.1 million for the years ended December 31, 2011 and 2010, respectively.

Certain office space of the Company is leased from companies affiliated with the Chairman of the Company’s Board of Directors under separate agreements with the Company. Terms of these three agreements at December 31, 2011 are as follows:

SUMMARY OF LEASES WITH AFFILIATES TO THE CHAIRMAN OF THE BOARD OF DIRECTORS

	September 30,	September 30,	September 30,
December 31, 2011	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
October 2027	$1,142	2 five-year terms	CPI
August 2025 (1)	506	4 five-year terms	Fixed
June 2029 (2)	269	4 five-year terms	CPI

(1)	This lease is recorded as a $4.9 million obligation under capital lease at December 31, 2011.

(2)	This lease is recorded as a $3.0 million obligation under capital lease at December 31, 2011.

Certain office space of the Company is leased from companies affiliated with certain Directors under separate agreements with the Company. Terms of these two agreements at December 31, 2011 are as follows:

SUMMARY OF LEASES WITH AFFILIATES TO THE DIRECTORS

	September 30,	September 30,	September 30,
December 31, 2011	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
January 2017	$167	1 five-year terms	Fixed
January 2027	173	4 five-year terms	Fixed

The Company believes that each of the related party transactions described above were on terms as fair to the Company as could have been obtained from unaffiliated third parties.

26. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

The condensed financial statements of Sun Bancorp, Inc. are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	September 30,	September 30,
December 31,	2011	2010
Assets:
Cash and due from banks	$47,614	$12,529
Investments in subsidiaries:
Bank subsidiaries	417,323	345,791
Non-bank subsidiaries	2,786	2,786
Accrued interest receivable and other assets	1,302	1,838

Total assets	$469,025	$362,944

Liabilities and Shareholders’ Equity:
Liabilities
Junior subordinated debentures	$92,786	$92,786
Other liabilities	2,166	1,916

Total liabilities	94,952	94,702
Shareholders’ equity	374,073	268,242

Total liabilities and shareholders’ equity	$469,025	$362,944

CONDENSED STATEMENTS OF OPERATIONS

	September 30,	September 30,	September 30,
Years Ended December 31,	2011	2010	2009
Interest expense	$(2,997)	$(4,117)	$(4,423)
Management fee	5,172	6,936	5,491
Other expenses	(5,054)	(6,734)	(5,320)

Loss before equity in undistributed loss of subsidiaries and income tax benefit	(2,879)	(3,915)	(4,252)
Equity in undistributed loss of subsidiaries	(65,614)	(182,850)	(14,352)
Income tax benefit	988	1,347	1,473

Net loss	$(67,505)	$(185,418)	$(17,131)
Preferred stock dividends and discount accretion	—	—	5,351

Net loss available to common shareholders	$(67,505)	$(185,418)	$(22,482)

CONDENSED STATEMENTS OF CASH FLOWS

	September 30,	September 30,	September 30,
Years Ended December 31,	2011	2010	2009
Operating activities:
Net loss	$(67,505)	$(185,418)	$(17,131)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Undistributed loss of subsidiaries	65,614	182,849	14,352
Stock-based compensation	110	2,612	—
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable and other assets	498	(61)	1,581
Accounts payable and other liabilities	291	555	713

Net cash (used in) provided by operating activities	(992)	537	(485)

Investing activities:
Payments for investments in and advances to subsidiaries	(64,000)	(103,173)	—
Dividends from subsidiary	—	—	4,262

Net cash (used in) provided by investing activities	(64,000)	(103,173)	4,262

	September 30,	September 30,	September 30,
Years Ended December 31,	2011	2010	2009
Financing activities:
Proceeds from issuance of preferred stock and warrant	—	88,009	89,310
Redemption of preferred stock	—	(88,009)	(89,310)
Redemption of preferred warrant	—	—	(2,100)
Payment of preferred stock dividend	—	—	(1,104)
Preferred stock issuance costs	—	(7,495)	(112)
Proceeds from issuance of common stock	100,077	106,839	765
Payments for fractional interests resulting from stock dividend	—	—	(3)

Net cash provided by (used in) financing activities	100,077	99,344	(2,554)

Net increase (decrease) in cash	35,085	(3,292)	1,223
Cash, beginning of year	12,529	15,821	14,598

Cash, end of year	$47,614	$12,529	$15,821

* * * * * *

SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for 2011 and 2010 (amounts are in thousands, except per share amounts).

QUARTERLY DATA

	September 30,	September 30,	September 30,	September 30,
Three Months Ended	December 31,	September 30,	June 30,	March 31,
2011
Interest income	$30,816	$31,510	$32,305	$32,049
Interest expense	5,087	5,329	5,813	6,923

Net interest income	25,729	26,181	26,492	25,126
Provision for loan losses	6,826	2,321	4,836	60,283
Non-interest income (loss)(1)	6,804	5,770	4,993	(4,099)
Non-interest expense	27,226	26,973	28,244	27,782

(Loss) income before income taxes	(1,519)	2,657	(1,595)	(67,038)
Income tax expense (benefit)	—	(23)	4	29

Net (loss) income	(1,519)	2,680	(1,599)	(67,067)

Net loss available to common shareholders	$(1,519)	2,680	(1,599)	(67,067)

Loss per common share — basic	$(.02)	$.03	$(.02)	$(1.25)
Loss per common share — diluted	$(.02)	$.03	$(.02)	$(1.25)

2010
Interest income	$35,354	$36,572	$36,870	$36,807
Interest expense	8,081	8,686	8,690	9,184

Net interest income	27,273	27,886	28,180	27,623
Provision for loan losses	35,511	42,429	13,978	9,600
Non-interest income(1)	7,797	(2,352)	4,416	5,651
Non-interest expense(2)	27,949	29,341	117,686	26,076

(Loss) income before income taxes	(28,390)	(46,236)	(99,068)	(2,402)
Income tax (benefit) expense	103	28,757	(17,898)	(1,640)

Net (loss) income	(28,493)	(74,993)	(81,170)	(762)

Preferred stock dividends and discount accretion	(274)	274	—	—

Net loss available to common shareholders	$(28,219)	$(75,267)	$(81,170)	$(762)

Loss per common share — basic	$(0.67)	$(3.14)	$(3.46)	$(0.03)
Loss per common share — diluted	$(0.67)	$(3.14)	$(3.46)	$(0.03)

(1)

During the first quarter 2011, the Company recognized a pre-tax OTTI charge of $250 thousand on a single-issuer trust preferred security. During the fourth quarter 2010, the Company recognized a pre-tax OTTI charge of $379 thousand on one private label mortgage-backed security. During the third quarter of 2010, the Company recognized a pre-tax OTTI charge of $950 thousand.

(2)	During the second quarter 2010, the Company recognized a goodwill impairment charge of $89.7 million.

Basic and diluted loss per share are computed independently for each of the quarters presented. Consequently, the sum of the quarters may not equal the annual loss per share.

COMMON STOCK PRICE RANGE AND DIVIDENDS (UNAUDITED)

Shares of the Company’s common stock are quoted on the NASDAQ Global Select Market under the symbol “SNBC”. The following table sets forth the high and low sale prices (adjusted for stock dividends) for the common stock for the calendar quarters indicated, as published by the NASDAQ Stock Market.

COMMON STOCK PRICE RANGE

	September 30,	September 30,
	High	Low
2011
Fourth Quarter	$3.17	$2.18
Third Quarter	$3.80	$2.33
Second Quarter	$3.96	$3.25
First Quarter	$4.95	$3.05

2010
Fourth Quarter	$5.45	$3.78
Third Quarter	$5.58	$3.41
Second Quarter	$5.80	$3.36
First Quarter	$4.25	$3.33

There were 952 holders of record of the Company’s common stock as of March 5, 2012. This number does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms. At March 5, 2012, there were 85,794,605 shares of the Company’s common stock outstanding.

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

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Further, per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC. As a result of these restrictions, the amount available for payment of dividends to the Company by the Bank totaled $0 at December 31, 2011.

STOCK PERFORMANCE (UNAUDITED)

The following table provides a stock performance graph comparing cumulative total shareholders return on the Common Stock with (a) the cumulative total shareholder return on stocks of all U.S. companies that trade on the NASDAQ Stock Market and the (b) the cumulative total shareholder return on stocks included in the NASDAQ Bank index, as prepared for the NASDAQ by the Center for Research in Security Prices (“CRSP”) at the University of Chicago. All investment comparisons assume the investment of $100 at December 31, 2006. The cumulative returns for the NASDAQ Stock Market and the NASDAQ Bank index are computed assuming the reinvestment of dividends.

CUMULATIVE TOTAL RETURN

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
December 31,	2006	2007	2008	2009	2010	2011
CRSP NASDAQ U.S. Companies	$100.0	$108.5	$66.4	$95.4	$113.2	$113.8
CRSP NASDAQ Bank index	100.0	79.3	57.8	48.4	57.3	51.2
Sun Bancorp, Inc. (1)	100.0	78.6	39.2	20.6	25.5	13.3

(1)

The cumulative return for Sun Bancorp, Inc. reflects a 5% stock dividend paid in May 2006, May 2007, May 2008 and May 2009 and has been calculated based on the historical closing prices of $21.07, $15.78, $7.49, $3.75, $4.64 and $2.42 on December 31, 2006, 2007, 2008, 2009, 2010 and 2011, respectively.

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical stock performance shown in the table. The Company neither makes nor endorses any predictions as to the stock performance.

ADDITIONAL INFORMATION

The Company’s Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2011 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.