Form 10-K, Exhibit 13
period 2013-12-31
SUN BANCORP INC /NJ/
filed 2014-03-14
CIK 1017793

Exhibit 13

SUN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

At or for the Years Ended December 31,	2013	2012	2011	2010	2009
Selected Balance Sheet Data
Total assets	$3,087,553	$3,224,031	$3,183,916	$3,417,546	$3,578,905
Cash and investments	751,559	631,596	652,537	680,719	516,312
Loans receivable, net of allowance for loan losses	2,102,167	2,351,222	2,272,647	2,453,457	2,657,694
Total deposits	2,621,571	2,713,224	2,667,977	2,940,460	2,909,268
Borrowings	68,765	70,992	31,269	33,417	146,193
Junior subordinated debentures	92,786	92,786	92,786	92,786	92,786
Shareholders’ equity	245,337	262,595	309,083	268,242	356,593
Selected Results of Operations
Interest income	$105,082	$115,433	$126,680	$145,603	$150,999
Net interest income	89,769	97,848	103,528	110,962	100,157
Provision for loan losses	1,147	57,215	74,266	101,518	46,666
Net interest income after provision for loan losses	88,622	40,633	29,262	9,444	53,491
Non-interest income	31,681	28,675	13,468	15,512	17,070
Non-interest expense	129,949	119,833	110,225	201,052	104,067
Net loss	(9,943)	(50,491)	(67,505)	(185,418)	(17,131)
Net loss available to common shareholders	(9,943)	(50,491)	(67,505)	(185,418)	(22,482)
Per Share Data (1)
Loss per common share:
Basic	$(0.12)	$(0.59)	$(0.88)	$(6.56)	$(0.97)
Diluted	(0.12)	(0.59)	(0.88)	(6.56)	(0.97)
Book Value	2.83	3.05	3.61	5.33	15.29
Selected Ratios
Return on average assets	(0.31)%	(1.60)%	(2.05)%	(5.20)%	(0.47)%
Return on average equity	(3.81)	(17.19)	(22.57)	(56.93)	(4.44)
Ratio of average equity to average assets	8.09	9.31	9.10	9.13	10.69

(1)	Data is adjusted for a 5% stock dividend issued in May 2009.

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

OVERVIEW

General Overview

The Company is a bank holding company headquartered in Vineland, New Jersey, and has an executive office in Mt. Laurel, New Jersey, with its principal subsidiary being Sun National Bank (the “Bank”). At December 31, 2013, the Company had total assets of $3.1 billion, total liabilities of $2.8 billion and total shareholders’ equity of $245.3 million. The Company’s principal business is to serve as a holding company for the Bank. As a registered bank holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “FRB”).

Through the Bank, the Company provides commercial and consumer banking services. As of December 31, 2013, the Company had 59 locations throughout New Jersey.

The Company offers a comprehensive array of lending, depository and financial services to its commercial and consumer customers throughout the marketplace. The Company’s lending services to businesses include term loans and lines of credit, mortgage loans, construction loans and equipment leasing. The Company is a Preferred Lender with both the Small Business Administration (“SBA”) and the New Jersey Economic Development Authority. The Company’s commercial deposit services include business checking accounts and cash management services such as electronic banking, sweep accounts, lockbox services, merchant services, online banking, remote deposit and controlled disbursement services. The Company’s lending services to consumers include residential mortgage loans, residential construction loans, home equity term loans, home equity lines of credit and installment loans. The Company’s consumer deposit services include checking accounts, savings accounts, money market deposits, certificates of deposit and individual retirement accounts. In addition, the Company offers mutual funds, securities brokerage, annuities and investment advisory services through a third-party arrangement.

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

The Company also generates revenue through fees earned on the various services and products offered to its customers and through sales of loans, primarily residential mortgages. Offsetting these revenue sources are provisions for credit losses on loans, operating expenses and income taxes.

In 2013, the Company experienced financial losses as a result of several factors. Significant regulatory compliance costs were incurred in connection with the acceleration of regulatory remediation and compliance efforts and mortgage platform enhancements. Due to the economic downturn and a very competitive lending environment, commercial loan production and loan yields declined, thereby pressuring net interest margin. While these items negatively impacted the Company’s operations throughout 2013, there were signs of improvement in both the local and national economy which created additional opportunities for the Company during the second half of 2013 and into 2014. In addition, through the implementation of aggressive workout strategies and conservative lending standards, the Company made substantial progress in reducing its problem loans and ensuring that high quality assets were added to the balance sheet.

Market Overview

The economic recovery has been slower than anticipated through most of 2013, but signs of growth appeared in the second half of 2013 and continued into 2014. Interest rates have remained near historical lows. The unemployment rate in the U.S. declined to 6.7% in December 2013 from 7.2% in September 2013 and 7.8% in December 2012. According to recently released estimates, the U.S. gross domestic product for the fourth quarter of 2013 grew at an annual rate of 3.2% and 1.9% for the full year as compared to 4.1% growth in the fourth quarter of 2012 and 2.8% for all of 2012. This increase primarily reflected growth in personal consumption expenditures, exports and fixed investment other than residential, as well as inventory investments from the private sector and local government spending partially offset by lower federal government spending and residential fixed investments. The increase in job growth which occurred during 2013 coupled with increased spending and some improvement in the housing sector have created some optimism in the markets that an economic recovery may be underway. However, the federal debt ceiling talks, as well as the continuing weakness in the housing sector have continued to temper that optimism.

At the state level, according to the latest South Jersey Business Survey produced by the Federal Reserve Bank of Philadelphia (the “Federal Reserve Bank”), growth in business activity continued in the fourth quarter of 2013 and most indicators for growth over the next six months showed notable improvement from the previous quarter. Sales have increased modestly, employment continues to improve and overall optimism about further growth over the next six months has increased. In Northern New Jersey, business activity is expected to continue to increase at a slow pace. Overall, New Jersey’s unemployment rate remains one of the highest in the U.S. but has declined sharply to 7.3% as of December 2013.

At its latest meeting in January 2014, the FRB decided to keep the Federal Funds target rate unchanged in a continued effort to help stimulate economic growth. Since December 2008, the FRB has kept the Federal Funds rate, a key indicator of short-term rates such as credit card rates and HELOC rates, at a range of 0.00%-0.25% with the intent of encouraging consumers and businesses to borrow and spend to help jump start the economy. The FRB expects to maintain the current target range through late 2014. However, some FRB officials have discussed the possibility of increasing rates as soon as 2015. While the FRB had previously considered a reduction in unemployment to 6.5% to be a signal to increase rates, that viewpoint has changed because a significant amount of the decrease in unemployment is associated with individuals exiting the workforce. In January 2014, the FRB’s tapering of its quantitative easing program began as monthly bond purchases were reduced by $10 billion to $75 billion per month. While recent indicators have suggested a weakening in the economy, it is still anticipated that this tapering will continue.

The continued uncertainty with the economy, together with the challenging regulatory environment, will continue to affect the Company and the markets in which it does business, and may adversely impact the Company’s results in the future. The following discussion provides further detail on the financial condition and results of operations of the Company at and for the year ended December 31, 2013.

Executive Summary

The Company’s net loss available to common shareholders for 2013 was $9.9 million, or a loss of $0.12 per diluted share, compared to a net loss of $50.5 million, or a loss of $0.59 per diluted share, in 2012. The following is an overview of key factors affecting the Company’s results for 2013:

•	As a result of the implementation of aggressive workout strategies, the ratio of non-performing loans/loans held-for-investment decreased to 1.78% at December 31, 2013; down from 3.64% in the fourth quarter of 2012.

•	Significant asset quality improvement achieved resulting from the sale of $34.8 million of classified loans, $86.1 million of payoffs in the classified loan category and upgrades of $22.6 million from classified to pass rated.

•	Provision expense totaled $1.1 million during 2013 as compared to $57.2 million during 2012. The allowance for loan losses equaled $35.5 million at December 31, 2013, a decrease of $10.3 million from December 31, 2012. The allowance for loan losses equaled 1.66% of gross loans held-for-investment and 93.5% of non-performing loans held for investment at December 31, 2013 as compared to 2.02% and 55.3%, respectively, at December 31, 2012.

•	Commercial loan production was $290 million during the year ended December 31, 2013 versus $378 million in the prior year. The Company continues to strive to maintain a disciplined underwriting and pricing strategy in this uncertain economic environment. The lending team also focused internally throughout much of the year on policy revisions, asset quality improvement efforts and portfolio management to the detriment of new loan production.

•	The net interest margin equaled 3.05% for 2013 versus 3.43% in 2012. The net interest margin in 2013 was negatively impacted by high levels of cash as well as the overall low interest rate environment.

•	Non-interest income increased $3.0 million to $31.7 million during 2013 as compared to 2012 primarily due to an increase of $3.3 million in the gains recorded on the sale of investment securities. There also was an increase in mortgage banking revenue, net of $1.0 million over the same period. These increases were partially offset by a decrease of $1.9 million in service charges on deposit accounts.

•	Non-interest expense increased $10.1 million from $119.8 million in 2012 to $129.9 million in 2013. This increase was due primarily to an increase of $14.8 million in professional fees resulting from the acceleration of regulatory remediation efforts and mortgage platform enhancements. This increase was partially offset by a decrease of $2.3 million in problem loan expense due to risk reduction and decreases of $1.2 million in both salaries and benefits and amortization of intangible assets.

•	Total risk-based capital for the Bank was 13.65% at December 31, 2013, well above 11.50%, the regulatory required level.

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

Management monitors its allowance for loan losses on a monthly basis and makes adjustments to the allowance through the provision for loan losses as economic conditions and other pertinent factors indicate. The quarterly review and adjustment of the qualitative factors employed in the allowance methodology and the updating of historic loss experience allow for timely reaction to emerging conditions and trends. In this context, a series of qualitative factors are used in a methodology as a measurement of how current circumstances are affecting the loan portfolio. Included in these qualitative factors are:

•	Levels of past due, classified and non-accrual loans, troubled debt restructurings and modifications;

•	Nature and volume of loans;

•	Historical loss trends;

•	Changes in lending policies and procedures, underwriting standards, collections, and for commercial loans, the level of loans being approved with exceptions to policy;

•	Experience, ability and depth of management and staff;

•	National and local economic and business conditions, including various market segments;

•	Quality of the Company’s loan review system and degree of Board oversight; and

•	Effect of external factors, including the deterioration of collateral values, on the level of estimated credit losses in the current portfolio.

Additionally, for the commercial loan portfolio, historic loss and recovery experience over a three-year horizon, based on a rolling 12-quarter migration analysis, is taken into account for the quantitative factor component. For the non-commercial loan quantitative component, the average loss history and recovery experience over a 12-quarter time period is utilized for the allowance calculation. In determining the allowance for loan losses, management has established both specific and general pooled allowances. Values assigned to the qualitative factors and those developed from historic loss and recovery experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans and those criticized and classified loans through the use of both a general pooled allowance and a specific allowance. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan-to-value ratios and external factors. Estimates are periodically measured against actual loss experience. A specific allowance is calculated on individually identified impaired loans. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss and recovery experience and the qualitative factors described above.

As changes in the Company’s operating environment occur and as recent loss experience fluctuates, the factors for each category of loan based on type and risk rating will change to reflect current circumstances and the quality of the loan portfolio. Given that the components of the allowance are based partially on historical losses, recoveries and on risk rating changes in response to recent events, required reserves may trail the emergence of any unforeseen deterioration in credit quality.

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

Fair Value Measurement. The Company accounts for fair value measurement in accordance with FASB ASC 820, Fair Value Measurements and Disclosures (“FASB ASC 820”). FASB ASC 820 establishes a framework for measuring fair value. FASB ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, emphasizing that fair value is a market-based measurement and not an entity-specific measurement. FASB ASC 820 clarifies the application of fair value measurement in a market that is not active. FASB ASC 820 also includes additional factors for determining whether there has been a significant decrease in market activity, affirms the objective of fair value when a market is not active, eliminates the presumption that all transactions are not orderly unless proven otherwise, and requires an entity to disclose inputs and valuation techniques, and changes therein, used to measure fair value. FASB ASC 820 addresses the valuation techniques used to measure fair value. These valuation techniques include the market approach, income approach and cost approach. The market approach uses price or relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach involves converting future amounts to a single present amount. The measurement is valued based on current market expectations about those future amounts. The cost approach is based on the amount that currently would be required to replace the service capacity of the asset.

FASB ASC 820 establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

• Level 1—	Quoted prices in active markets for identical assets or liabilities.

• Level 2—	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

• Level 3—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The Company’s policy is to recognize transfers that occur between the fair value hierarchy, Levels 1, 2, and 3, at the beginning of the quarter of when the transfer occurred.

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

Residential mortgage loans held-for-sale. The Company’s residential mortgage loans held-for-sale are recorded at fair value utilizing Level 2 measurements. This fair value measurement is determined based upon third party quotes obtained on similar loans.

The Company adopted the fair value option on these loans which allows the Company to record the mortgage loans held-for-sale portfolio at fair market value as opposed to the lower of cost or market. The Company economically hedges its residential loans held- for-sale portfolio with forward sale agreements which are reported at fair value. A lower of cost or market accounting treatment would not allow the Company to record the excess of the fair market value over book value but would require the Company to record the corresponding reduction in value on the hedges. Both the loans and related hedges are carried at fair value which reduces earnings volatility as the amounts more closely offset. For residential mortgage loans held-for-sale, the aggregate fair value exceeded the aggregate principal balance by $312 thousand and $2.1 million at December 31, 2013 and December 31, 2012, respectively.

Interest rate lock commitments on residential mortgages. The Company enters into interest rate lock commitments on its residential mortgage loans originated for sale. The determination of the fair value of interest rate lock commitments is based on agreed upon pricing with the respective investor on each loan and includes a pull through percentage. The pull through percentage represents an estimate of loans in the pipeline to be delivered to an investor versus the total loans committed for delivery. Significant changes in this input could result in a significantly higher or lower fair value measurement. As the pull through percentage is a significant unobservable input, this is deemed a Level 3 valuation input. The pull through percentage, which is based upon historical experience, was 75% as of December 31, 2013.

In addition, certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures impaired loans, commercial loans held-for-sale, SBA servicing assets, restricted equity investments and loans or bank properties transferred in other real estate owned at fair value on a non-recurring basis.

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

The Company performed a goodwill impairment analysis at December 31, 2013. In performing step one of the impairment analysis, the Company estimated the fair value of the Company through the consideration of its quoted market valuation, market earnings multiples of peer companies and market earnings multiples of peer companies adjusted to include a market observed control premium (i.e., its acquisition value relative to its peers). The considerations above are sensitive to both the fluctuation of the Company’s stock price and those of peer companies. The step one impairment test completed at December 31, 2013 indicated that the Company’s fair value was above its carrying value, and therefore the Company did not need to perform a step two analysis. As a result, the Company’s goodwill balance was not considered impaired at December 31, 2013.

However, given the continued economic uncertainty, it is possible that our assumptions and conclusions regarding the valuation of our Company could change adversely in the future and could result in impairment of the Company’s goodwill. While any charge resulting from a partial or full impairment of goodwill would be a non-cash charge and have no impact on the Company’s regulatory capital, the charge could have a material adverse impact on our financial position and results of operations. For more information on goodwill, see Notes 2 and 10 of the Notes to Consolidated Financial Statements.

RECENT ACCOUNTING PRINCIPLES

In January 2014, the FASB issued ASU 2014-4, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either the creditor obtaining legal title to the residential real estate property upon completion of foreclosure or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. For public entities, the amendments are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The amendments in this update seek to eliminate the diversity in practice in the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists by presenting the unrecognized tax benefit, or a portion of the unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset. To the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward are not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2013. The Company has evaluated the impact of the adoption of this accounting standards update on its financial statements and future financial statements will reflect the required disclosures.

In July 2013, the FASB issued ASU 2013-10, Derivatives and Hedging (Topic 815) – Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. ASU 2013-10 permits the use of the Fed Funds Effective Swap Rate (OIS) as a U.S. benchmark interest rate for hedge accounting purposes. It also removes the restriction on using different benchmark rates for similar hedges. ASU 2013-10 was effective for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013 and did not materially affect the Company’s financial statements.

In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this update aim to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments seek to attain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account instead of directly to income or expense in the same reporting period. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. The Company’s financial statements include the disclosures required upon the adoption of this accounting standards update.

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

The Company’s net interest margin and interest rate spread in 2013 were 3.05% and 2.92%, respectively, as compared to 3.43% and 3.27%, respectively, for 2012 and 3.50% and 3.30%, respectively, for 2011. The margin decrease from 2012 is due primarily to the decline in the yield on interest-bearing assets of 47 basis points, which was partially offset by a decline of 12 basis points in costs of interest-bearing liabilities. The margin decrease in 2012 from 2011 was primarily due to the decline in the yield on interest-bearing assets of 23 basis points, which was partially offset by a decline of 20 basis points in costs of interest-bearing liabilities.

Net interest income (on a tax-equivalent basis) decreased $8.2 million, or 8.3%, to $90.5 million for 2013 compared to $98.7 million for 2012. Net interest income (on a tax-equivalent basis) decreased $6.2 million, or 5.9%, to $98.7 million for 2012 compared to $104.9 million for 2011.

Table 1 provides detail regarding the Company’s average daily balances with corresponding interest income (on a tax-equivalent basis) and interest expense, as well as yield and cost information for the years ended December 31, 2013, 2012 and 2011. Average balances are derived from daily balances. Table 2 further provides certain information regarding changes in interest income and interest expense of the Company for the years ended December 31, 2013, 2012 and 2011.

TABLE 1: STATEMENTS OF AVERAGE BALANCES, INCOME OR EXPENSE, YIELD OR COST

Years Ended December 31,	2013			2012			2011
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1), (2):
Commercial	$1,688,702	$74,191	4.39%	$1,814,626	$82,165	4.53%	$1,954,701	$92,107	4.71%
Home equity lines of credit	196,597	7,563	3.85	216,218	8,738	4.04	232,278	9,774	4.21
Home equity term loans	28,038	1,611	5.75	37,021	2,128	5.75	48,998	2,863	5.84
Residential real estate	312,617	10,846	3.47	207,553	8,199	3.95	87,858	4,547	5.18
Other	28,285	1,961	6.93	35,636	2,477	6.95	51,041	3,502	6.86

Total loans receivable	2,254,239	96,172	4.27	2,311,054	103,707	4.49	2,374,876	112,793	4.75
Investment securities (3)	413,861	8,884	2.15	537,710	12,529	2.33	505,006	14,940	2.96
Interest-earning deposits with banks	295,199	746	0.25	28,646	68	0.24	117,830	288	0.24

Total interest-earning assets	2,963,299	105,802	3.57	2,877,410	116,304	4.04	2,997,712	128,021	4.27

Non-interest-earning assets:
Cash and due from banks	70,673			73,000			72,455
Bank properties and equipment, net	49,357			52,781			54,589
Goodwill and intangible assets, net	40,031			43,280			46,961
Other assets	101,593			108,299			114,158

Total non-interest-earning assets	261,654			277,360			288,163

Total assets	$3,224,953			$3,154,770			$3,285,875

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$1,243,074	$4,228	0.34%	$1,225,609	$4,778	0.39%	$1,317,816	$7,024	0.53%
Savings deposits	268,414	843	0.31	263,307	900	0.34	271,970	1,412	0.52
Time deposits	667,984	6,278	0.94	643,822	7,876	1.22	675,464	10,301	1.53

Total interest-bearing deposit accounts	2,179,472	11,349	0.52	2,132,738	13,554	0.64	2,265,250	18,737	0.83

Short-term borrowings:
Federal funds purchased	14	—	—	5,437	20	0.37	36	—	—
Repurchase agreements with customers	1,565	2	0.13	5,157	7	0.14	6,681	7	0.10
Long-term borrowings:
FHLBNY advances (4)	61,050	1,275	2.09	37,038	898	2.42	18,316	884	4.83
Obligation under capital lease	7,468	499	6.68	7,737	513	6.63	7,988	527	6.60
Junior subordinated debentures	92,786	2,188	2.36	92,786	2,594	2.80	92,786	2,997	3.23

Total borrowings	162,883	3,964	2.43	148,155	4,032	2.72	125,807	4,415	3.51

Total interest-bearing liabilities	2,342,355	15,313	0.65	2,280,893	17,586	0.77	2,391,057	23,152	0.97

Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	543,490			499,435			509,678
Other liabilities	78,209			80,777			86,013

Total non-interest-bearing liabilities	621,699			580,212			595,691

Total liabilities	2,964,054			2,861,105			2,986,748
Shareholders’ equity	260,899			293,665			299,127

Total liabilities and shareholders’ equity	$3,224,953			$3,154,770			$3,285,875

Net interest income (5)		$90,489			$98,718			$104,869

Interest rate spread			2.92%			3.27%			3.30%
Net interest margin (6)			3.05%			3.43%			3.50%
Ratio of average interest-earning assets to average interest- bearing liabilities			126.51%			126.15%			125.37%

(1)	Average balances include non-accrual loans and loans held-for-sale (see “Non-Performing and Problem Assets”).
(2)	Loan fees are included in interest income and the amount is not material for this analysis.
(3)	Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustment for the years ended December 31, 2013, 2012 and 2011 was $720 thousand, $870 thousand and $1.3 million, respectively.
(4)	Amounts include Advances from the Federal Home Loan Bank of New York (“FHLBNY”) and Securities sold under agreements to repurchase – FHLBNY.
(5)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

TABLE 2: RATE-VOLUME VARIANCE ANALYSIS (1)

Years Ended December 31,	2013 vs. 2012			2012 vs. 2011
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable:
Commercial	$(5,583)	$(2,391)	$(7,974)	$(6,458)	$(3,484)	$(9,942)
Home equity lines of credit	(768)	(407)	(1,175)	(656)	(380)	(1,036)
Home equity term loans	(516)	(1)	(517)	(691)	(44)	(735)
Residential real estate	3,739	(1,092)	2,647	3,568	84	3,652
Other	(510)	(6)	(516)	(1,004)	(21)	(1,025)

Total loans receivable	(3,638)	(3,897)	(7,535)	(5,241)	(3,845)	(9,086)
Investment securities	(2,716)	(929)	(3,645)	(193)	(2,218)	(2,411)
Interest-earning deposits with banks	673	5	678	(217)	(3)	(220)

Total interest-earning assets	(5,681)	(4,821)	(10,502)	(5,651)	(6,066)	(11,717)

Interest expense:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	67	(617)	(550)	(470)	(1,776)	(2,246)
Savings deposits	17	(74)	(57)	(44)	(468)	(512)
Time deposits	285	(1,883)	(1,598)	(459)	(1,966)	(2,425)

Total interest-bearing deposit accounts	369	(2,574)	(2,205)	(973)	(4,210)	(5,183)

Short-term borrowings:
Federal funds purchased	(10)	(10)	(20)	20	—	20
Repurchase agreements with customers	(5)	—	(5)	—	—	—
Long-term borrowings:
FHLBNY advances	515	(138)	377	157	(143)	14
Obligation under capital lease	(18)	4	(14)	(13)	(1)	(14)
Junior subordinated debentures	—	(406)	(406)	(2)	(401)	(403)

Total borrowings	482	(550)	(68)	162	(545)	(383)

Total interest-bearing liabilities	851	(3,124)	(2,273)	(811)	(4,755)	(5,566)

Net change in net interest income	$(6,532)	$(1,697)	$(8,229)	$(4,840)	$(1,311)	$(6,151)

(1)	For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by the prior year rate) and (ii) changes in rate (changes in rate multiplied by the prior year average volume). The combined effect of changes in both volume and rate has been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.

Interest income (on a tax-equivalent basis) decreased $10.5 million, or 9.0%, to $105.8 million for 2013 compared to $116.3 million in 2012, primarily due to a decrease of $125.9 million, or 6.9% in average commercial loan balances and a decrease of $123.8 million, or 23.0%, in average investment securities and a corresponding increase of $266.6 million in interest-earning deposits. There were also decreases of 22 basis points in the yield on average loans and 18 basis points on average investment securities. The rate declines were due to the overall decline in market interest rates during 2013. Significant pressures on loan yields existed through 2013 due to the competitive lending environment.

Interest income (on a tax-equivalent basis) decreased $11.7 million, or 9.2%, to $116.3 million for 2012 compared to $128.0 million in 2011, primarily due to a decrease of 26 basis points in the yield on average loans and a decrease of 63 basis points in yield on average investments, as well as a decrease of $63.8 million, or 2.7%, in average loan balances.

Interest expense decreased $2.3 million, or 12.9%, to $15.3 million for 2013 compared to $17.6 million in 2012, primarily due to a decrease in the cost of interest-bearing deposits of $2.2 million, or 12 basis points. The Company continued to lower interest rates on its deposit products throughout 2013.

Interest expense decreased $5.6 million, or 24.0%, to $17.6 million for 2012 compared to $23.2 million in 2011, primarily due to a decrease in the cost of interest-bearing deposits of $5.2 million, or 19 basis points.

Provision for Loan Losses. The Company recorded a provision for loan losses of $1.1 million during 2013, as compared to $57.2 million during 2012 and $74.3 million during 2011. The Company’s total loans held-for-investment before allowance for loan losses were $2.14 billion at December 31, 2013, as compared to $2.28 billion at December 31, 2012. The ratio of allowance for loan losses to loans held-for-investment was 1.66% at December 31, 2013 compared to 2.02% at December 31, 2012. Net charge-offs were $11.5 million, or 0.51% of average loans outstanding, for the year ended December 31, 2013 as compared to $52.4 million, or 2.26% of average loans outstanding, and $114.7 million, or 4.83% of average loans outstanding, for the years ended December 31, 2012 and 2011, respectively. Total gross charge-offs in 2013 were $24.2 million, of which $20.7 million related to the commercial portfolio. Charge-offs recorded in 2013 included $10.2 million related to the sale of $34.8 million of classified commercial loans. Excluding charge-offs related to the loan sale, commercial charge-offs were largely driven by $6.5 million related to three legacy non-performing loans. The Company’s provision levels declined due to charge-offs from prior year loan sales, significant reductions in problem loans as aggressive workout strategies resulted in payoffs and the release of Hurricane Sandy related reserves of $1.7 million which occurred because the impact on the Company’s borrowers was not as significant as originally expected.

The charge-offs in 2012 included $13.1 million in losses recorded on the sale of $35.1 million in book balance of criticized and classified commercial real estate loans. Excluding charge-offs related to the loan sale, commercial charge-offs were largely driven by charge-offs of $23.2 million taken on 10 loan relationships.

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

Non-Interest Income. Non-interest income increased $3.0 million, or 10.5%, to $31.7 million for 2013, as compared to $28.7 million for 2012. The primary drivers of this change were a $3.3 million increase in gains on the sale of investment securities and an increase of $1.0 million in mortgage banking revenue, net as compared to the prior year.

Non-interest income increased $15.2 million, or 112.9%, to $28.7 million for 2012 as compared to $13.5 million for 2011. The primary drivers of this change were a $7.3 million increase in gains on the sale of residential mortgage loans and a decrease of $10.3 million in derivative credit evaluation adjustment charges as compared to the prior year. The increase in gains on the sale of mortgage loans resulted from the expansion of the Company’s mortgage operations which began in the first quarter of 2012. Derivative credit valuation adjustments were higher in 2011 compared to 2012 due to swap termination costs associated with the May 2011 commercial loan sale.

Non-Interest Expense. Non-interest expense increased $10.1 million, or 8.4%, to $129.9 million for 2013 as compared to $119.8 million for 2012. The primary driver of this increase was the increase in professional fees of $14.8 million from the prior year due to the acceleration of regulatory remediation efforts and mortgage platform enhancements. Partially offsetting this increase were decreases of $2.3 million in problem loan expense, $1.2 million in amortization of intangible assets and $1.2 million in salaries and employee benefits. The reduction in problem loan expenses was the result of overall reductions in the level of problem loans. Amortization of intangibles decreased due to a portion of the core deposit intangible asset being fully amortized during 2013. Salaries and employee benefits expense declined due to staff reductions.

Non-interest expense increased $9.6 million, or 8.7%, to $119.8 million for 2012 as compared to $110.2 million for 2011. The primary drivers of this increase were the increases in commission expense and salaries and employee benefits of $5.8 million and $4.2 million, respectively, from the prior year primarily due to the expansion of the Company’s mortgage operations. In addition, there was an increase of $1.3 million in provision for unfunded commitments as this reserve was reduced by $1.1 million in 2011 due to a reduction in unfunded commitments. Partially offsetting these increases was a decrease in problem loan costs of $2.7 million, or 31.9% from 2011 to 2012 due to loan sale related expenses in 2011.

Income Tax Expense. Income tax expense increased $331 thousand from a tax benefit of $34 thousand to an expense of $297 thousand at December 31, 2013. As the Company remained in a cumulative loss position at December 31, 2013, a full deferred tax valuation allowance is still considered appropriate. The tax expense in 2013 relates to the tax amortization of the Company’s indefinite-lived intangible assets that is not available to offset existing deferred tax assets.

Income tax expense decreased $44 thousand from $10 thousand for the year ended December 31, 2011 to a tax benefit of $34 thousand for 2012. The tax benefit in 2012 relates to a prior period federal refund owed to the Company.

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

The major source of the Company’s funding on a consolidated basis is deposits, which management believes will be sufficient to meet the Company’s daily and long-term operating liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans, loan sales or participations and maturities or calls of investment securities. Additional liquidity can be obtained in a variety of wholesale funding sources as well, including, but not limited to, federal funds purchased, FHLBNY advances, securities sold under agreements to repurchase, and other secured and unsecured borrowings. Through the Bank, the Company also purchases brokered deposits for funding purposes; however, this funding source is currently limited to 6.0% of the Bank’s total liabilities in accordance with a written agreement between the Bank and the OCC and the OCC’s subsequent approved increase to the limit, as discussed later in this section. In a continued effort to balance deposit growth and net interest margin, especially in the current interest rate environment and with competitive local deposit pricing, the Company continually evaluates these other funding sources for funding cost efficiencies. During 2013, the Company continued to lower deposit rates, but at a rate slower than in the previous year. Core deposits, which exclude all certificates of deposit, decreased $8.5 million to $2.01 billion, or 76.6% of total deposits, at December 31, 2013, as compared to $2.02 billion, or 74.3% of total deposits, at December 31, 2012. At December 31, 2013, the Company had additional secured borrowing capacity with the FRB of approximately $168.9 million, of which none was utilized, and the FHLBNY of approximately $98.3 million, of which $61.0 million was utilized. In addition to secured borrowings, the Company also has unsecured borrowing capacity through lines of credit with other financial institutions of $35.0 million, of which none were utilized as of December 31, 2013. Management continues to monitor the Company’s liquidity and has taken measures to increase its borrowing capacity by providing additional collateral through the pledging of loans. As of December 31, 2013 the Company had a par value of $241.7 million and $117.9 million in loans and securities, respectively, pledged as collateral on secured borrowings.

The Company’s primary uses of funds are the origination of loans, the funding of the Company’s maturing certificates of deposit, deposit withdrawals, the repayment of borrowings and general operating expenses. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2014 total $367.7 million, or approximately 59.82% of total certificates of deposit. The Company continues to operate with a core deposit relationship strategy that values a long-term stable customer relationship. This strategy employs a pricing strategy that rewards customers that establish core accounts and maintain a certain minimum threshold account balance. Based on market conditions and other liquidity considerations, the Company may also avail itself to the secondary borrowings discussed above.

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

At December 31, 2013, WL Ross beneficially owned approximately 24.5% of our outstanding common stock, the Brown Family beneficially owned approximately 19.4% of our outstanding common stock and the Siguler Guff Shareholders and Anchorage each beneficially owned approximately 9.8% of our outstanding common stock. None of the Other Investors beneficially owned more than 2% of our common stock.

The Company is subject to regulatory capital requirements adopted by the FRB for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. Under the requirements, the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Total Capital, Tier 1 Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets and certain off-balance sheet items as calculated under regulatory practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. The Company’s and the Bank’s risk-based capital ratios have been computed in accordance with regulatory practices. The Company and the Bank were in compliance with these regulatory capital requirements of the FRB and the OCC as of December 31, 2013. As discussed below and elsewhere herein, additional capital requirements have been imposed on the Bank by the OCC, which the Bank was also in full compliance with as of December 31, 2013.

On April 15, 2010, the Bank entered into an Agreement with the OCC (the “OCC Agreement”) which contained requirements to develop and implement a profitability and capital plan that provides for the maintenance of adequate capital to support the Bank’s risk profile in the current economic environment. The capital plan was also required to contain a dividend policy allowing dividends only if the Bank is in compliance with the capital plan, and obtains prior approval from the OCC. In addition, we are required to seek the prior approval of the Federal Reserve Bank, before paying interest, principal or other sums on trust preferred securities or any related subordinated debentures, declaring or paying cash dividends or taking dividends from the Bank, repurchasing outstanding stock or incurring indebtedness. The Company is also required to take certain remedial steps and submit plans and progress reports to the Federal Reserve Bank.

The Bank also agreed to: (a) implement a program to protect the Bank’s interest in criticized or classified assets, (b) review and revise the Bank’s loan review program; (c) implement a program for the maintenance of an adequate allowance for loan losses; and (d) revise the Bank’s credit administration policies. The Bank also agreed that its brokered deposits will not exceed 3.5% of its total liabilities unless approved by the OCC. Effective October 18, 2012, the OCC approved an increase of this limit to 6.0%. Management does not expect this restriction will limit its access to liquidity as the Bank does not rely on brokered deposits as a major source of funding. At December 31, 2013, the Bank’s brokered deposits represented 3.8% of its total liabilities.

The Bank is also subject to individual minimum capital ratios established by the OCC requiring the Bank to continue to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, to continue to maintain a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and to achieve, by June 30, 2010, and thereafter maintain, a Total Capital ratio at least equal to 11.50% of risk-weighted assets. At December 31, 2013, the Bank exceeded all of the three capital ratio requirements established by the OCC as its Leverage ratio was 9.02%, its Tier 1 Capital ratio was 12.40%, and its Total Capital ratio was 13.65%.

Management is working towards taking all of the necessary actions for the Bank to become fully compliant with all requirements of the OCC Agreement.

TABLE 3: REGULATORY CAPITAL LEVELS

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions (1)
December 31, 2013	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$332,295	14.41%	$184,494	8.00%	N/A
Sun National Bank	314,107	13.65	184,070	8.00	$230,088	10.00%
Tier I Capital (to Risk-Weighted Assets) (1)
Sun Bancorp, Inc.	284,781	12.34	92,247	4.00	N/A
Sun National Bank	285,257	12.40	92,035	4.00	138,053	6.00
Leverage Ratio:
Sun Bancorp, Inc.	284,781	8.99	126,682	4.00	N/A
Sun National Bank	285,257	9.02	126,479	4.00	158,099	5.00

(1)	Not applicable to bank holding companies.

The Company’s ratio of tangible equity to tangible assets, which is a non-GAAP financial measure of risk, was 6.75% at December 31, 2013, compared with 6.95% at December 31, 2012. Tangible equity and tangible assets are calculated by subtracting identifiable intangible assets and goodwill from shareholders’ equity and total assets, respectively, and may be used by investors to assist them in understanding how much loss, exclusive of intangible assets and goodwill, can be absorbed before shareholders’ equity is depleted. The Company’s and Bank’s regulators also exclude intangible assets and goodwill from shareholders’ equity when assessing the capital adequacy of each.

The Company’s capital securities qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the FRB. Under FRB results, restricted core capital elements, which are qualifying trust preferred securities, qualifying cumulative perpetual preferred stock (and related surplus) and certain minority interests in consolidated subsidiaries, are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. However, under the Dodd-Frank Act, bank holding companies are prohibited from including in their Tier 1 capital hybrid debt and equity securities, including trust preferred securities, issued on or after May 19, 2010. Any such instruments issued before May 19, 2010 by a bank holding company, such as the Company, with total consolidated assets of less than $15 billion as of December 31, 2009, may continue to be included as Tier 1 capital (subject to the 25% limitation). The portion that exceeds the 25 percent capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2013, $71.2 million of a total of $90.0 million in capital securities qualified as Tier 1 with $18.8 million qualifying as Tier 2.

Basel III Capital Rules

Regulatory reforms have recently been instituted, which will also impose restrictions on our current business practices. Recent items affecting us include the final Basel III rule.

On July 2, 2013, the FRB voted to adopt final Basel III Capital Rules for U.S. banking organizations. The final rules establish an integrated regulatory capital framework and will implement in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act. Under the final rule, minimum requirements will increase for both the quantity and quality of capital held by banking organizations. Consistent with the international Basel framework, the final rule includes a new minimum ratio of common equity tier 1 capital to risk-weighted assets that will apply to all covered financial institution holding companies and all supervised financial institutions. The rule also raised the minimum ratio of tier 1 capital to risk-weighted assets and includes a minimum leverage ratio of 4 percent for all banking organizations. These new minimum capital ratios will become effective for us on January 1, 2015 and will be fully phased-in on January 1, 2019 and are separate from the individual minimum capital ratios established by the OCC.

In addition, the final rule will impose limits on capital distributions by, and discretionary bonus payments to executive officers of, banking organizations that do not maintain a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets. The capital conservation buffer will be phased-in over a transition period from January 1, 2016 to January 1, 2019.

The final rule emphasizes common equity tier 1 capital, the most loss-absorbing form of capital, and implements strict eligibility criteria for regulatory capital instruments. The final rule also improves the methodology for calculating risk-weighted assets to enhance risk sensitivity. Banks and regulators use risk weighting to assign different levels of risk to different classes of assets.

The chart below contains the Basel III regulatory capital levels that we must satisfy during the applicable transition period, from January 1, 2015 until January 1, 2019, which are in addition to and separate from the individual minimum capital ratios established by the OCC.

	Basel III Regulatory Capital Levels
	January 1, 2015	January 1, 2016	January 1, 2017	January 1, 2018	January 1, 2019
Tier 1 common equity	4.5%	5.125%	5.75%	6.375%	7.0%
Tier 1 risk-based capital ratio	6.0%	6.625%	7.25%	7.875%	8.5%
Total risk-based capital ratio	8.0%	8.625%	9.25%	9.875%	10.5%

The Basel III Capital Rules also revise the “prompt corrective action” regulations pursuant to Section 38 of the Federal Deposit Insurance Act, by (i) introducing a common equity tier 1 capital ratio requirement at each level (other than critically undercapitalized), with the required common equity tier 1 capital ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category (other than critically undercapitalized), with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to the current 6%), and (iii) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and still be adequately capitalized. The Basel III Capital Rules do not change the total risk-based capital requirement for any prompt corrective action category.

We currently anticipate that our capital ratios, on a Basel III basis, will exceed the regulatory minimum requirements to be considered well-capitalized. However, we are evaluating options to mitigate the capital impact of the final rule prior to its effective implementation date.

The ability of the Bank to pay dividends to the Company is governed by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this guidance, the Bank would not be able to pay a dividend to the Company at December 31, 2013. Moreover, per the OCC Agreement, and the Federal Reserve Bank requirements, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC and the Federal Reserve Bank.

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

Volcker Rule.

On December 10, 2013, the Federal Reserve Bank, the OCC, the FDIC, the CFTC and the SEC issued final rules to implement the Volcker Rule contained in section 619 of the Dodd-Frank Act, generally to become effective on July 21, 2015. The Volcker Rule prohibits an insured depository institution and its affiliates (referred to as “banking entities”) from: (i) engaging in “proprietary trading” and (ii) investing in or sponsoring certain types of funds (“covered funds”) subject to certain limited exceptions. These prohibitions impact the ability of U.S. banking entities to provide investment management products and services that are competitive with nonbanking firms generally and with non-U.S. banking organizations in overseas markets. The rule also effectively prohibits short-term trading strategies by any U.S. banking entity if those strategies involve instruments other than those specifically permitted for trading.

The final Volcker Rule regulations do provide certain exemptions allowing banking entities to continue underwriting, market-making and hedging activities and trading certain government obligations, as well as various exemptions and exclusions from the definition of “covered funds.” However, the level of required compliance activity depends on the size of the banking entity and the extent of its trading.

On January 14, 2014, the five federal agencies approved an interim final rule to permit banking entities to retain interests in certain collateralized debt obligations backed primarily by trust preferred securities from the investment prohibitions of the Volcker Rule. Under the interim final rule, the agencies permit the retention of an interest in or sponsorship of covered funds by banking entities if certain qualifications are met. In addition, the agencies released a non-exclusive list of issuers that meet the requirements of the interim final rule. At December 31, 2013, the Company had an investment in one pool of trust preferred securities with an amortized cost of $8.8 million and estimated fair value of $5.4 million. This pool was included in the list of non-exclusive issuers that meet the requirements of the interim final rule released by the agencies.

At December 31, 2013, the Bank had 11 collateralized loan obligation securities with an amortized cost of $73.9 million and an estimated fair value of $73.2 million. These securities are subject to the provisions of the Volcker Rule. However, a final determination has yet to be made on whether banks will be required to divest these investments. Discussion has been ongoing among the regulators, Congress and the investors in collateralized loan obligations. Based on the current status of these discussions and through the Bank’s communication with its investment advisors, the Bank’s management believes it will either be able to hold these collateralized loan obligation investments in its portfolio or have them modified such that the perceived risk will be adequately eliminated.

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

Gap Analysis. Banks are concerned with the extent to which they are able to match maturities or re-pricing characteristics of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring the bank’s interest rate sensitivity gap. Gap analysis measures the volume of interest-earning assets that will mature or re-price within a specific time period, compared to the interest-bearing liabilities maturing or re-pricing within that same time period. On a monthly basis, the Company and the Bank monitor their gap, primarily cumulative through both nine month and one year maturities.

TABLE 4: INTEREST RATE SENSITIVITY SCHEDULE

	Maturity/Re-pricing Time Periods
December 31, 2013	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
Interest-earning assets:
FHLB interest- bearing deposits	$1,070	$—	$—	$—	$1,070
Loans receivable	1,028,629	307,527	615,866	159,374	2,111,396
Investment securities	123,986	39,576	168,269	138,954	470,785
Federal funds sold	228,865	—	—	—	228,685

Total interest-earning assets	1,382,550	347,103	784,135	298,328	2,812,116

Interest-bearing liabilities:
Interest-bearing & non-interest demand deposits	490,393	175,475	400,056	126,917	1,192,840
Savings deposits	72,896	34,944	95,095	70,966	273,901
Time certificates	141,429	226,522	245,989	761	614,701
Federal Home Loan Bank Advances	27	84	845	60,000	60,956
Securities sold under agreements to repurchase	478	—	—	—	478
Guaranteed interest in Company’s subordinated debt	92,779	(20)	(104)	(393)	92,263
Other Borrowings	72	224	1,640	5,395	7,331

Total interest-bearing liabilities	798,074	437,229	743,521	263,646	2,242,470

Periodic gap	$584,476	$(90,126)	$40,614	$34,682	$569,646

Cumulative gap	$584,476	$494,350	$534,964	$569,646

Cumulative gap as a % of total assets	18.93%	16.01%	17.33%	18.45%

At December 31, 2013, the Company’s gap analysis showed an asset-sensitive position with total interest-bearing assets maturing or re-pricing within one year, exceeding interest-earning liabilities maturing or re-pricing during the same time period by $494.4 million, representing a positive one-year gap ratio of 16.01%. All amounts are categorized by their actual maturity, anticipated call or re-pricing date with the exception of interest-bearing demand deposits and savings deposits. Though the rates on interest-bearing demand and savings deposits generally trend with open market rates, they often do not fully adjust to open market rates and frequently adjust with a time lag. As a result of prior experience during periods of rate volatility and management’s estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits based on an estimated duration for those deposits.

Net Interest Income Simulation. Due to the inherent limitations of gap analysis, the Company also uses simulation models to measure the impact of changing interest rates on its operations. The simulation model attempts to capture the cash flow and re-pricing characteristics of the current assets and liabilities on the Company’s balance sheet. Assumptions regarding such things as prepayments and rate change behaviors are incorporated into the simulation model. Net interest income is simulated over a 12-month horizon under a variety of linear yield curve shifts, subject to certain limits agreed to by ALCO.

Net interest income simulation analysis at December 31, 2013, shows a position that is relatively neutral to interest rates with a more negative bias as rates decrease. The net income simulation results are impacted by an expected continuation of deposit pricing competition which may limit deposit pricing flexibility in both increasing and decreasing rate environments, floating-rate loan floors initially limiting loan rate increases and a relatively short liability maturity structure including retail certificates of deposits.

Actual results may differ from the simulated results due to such factors as the timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies and differences in actual versus forecasted balance sheet composition and activity. Table 5 provides the Company’s estimated earnings sensitivity profile versus the most likely rate forecast as of December 31, 2013. The Company anticipates that strong deposit pricing competition will continue to limit deposit pricing flexibility in an increasing and a decreasing rate environment.

TABLE 5: SENSITIVITY PROFILE

Change in Interest Rates (Basis Points)	Percentage Change in Net Interest Income Year 1
+200	4.4%
+100	2.0%
-100	-0.9%
-200	-2.0%

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

Disclosures about Contractual Obligations and Commercial Commitments. Purchase obligations include significant contractual cash obligations. Table 6 provides the Company’s contractual cash obligations at December 31, 2013. Included in Table 6 are the minimum contractual obligations under legally enforceable contracts with contract terms that are both fixed and determinable. The majority of these amounts are primarily for services, including core processing systems and telecommunications maintenance.

TABLE 6: CONTRACTUAL OBLIGATIONS

		Payments Due by Period
December 31, 2013	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
Time deposits (1)	$614,700	$367,705	$159,029	$87,205	$761
Long-term debt	210,911	3,628	7,262	7,256	192,765
Capital Leases	11,072	776	1,636	1,678	6,982
Operating Leases	45,464	4,188	9,240	8,306	23,730
Purchase obligations (off-balance sheet)	12,511	6,386	4,966	1,159	—

Total contractual cash obligations	$894,658	$382,683	$182,133	$105,604	$224,238

(1)	Amount represents the book value of time deposits, including brokered time deposits.

The Company maintains a reserve for unfunded loan commitments and letters of credit, which is reported in other liabilities in the Consolidated Statements of Financial Condition, consistent with FASB ASC 825, Financial Instruments. As of the balance sheet date, the Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 450, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements. The reserve for unfunded loan commitments and letters of credit at December 31, 2013 and December 31, 2012 was $454 thousand and $613 thousand, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

Table 7 provides the Company’s off balance sheet commitments (see Note 18 of the Notes to Consolidated Financial Statements for additional information) at December 31, 2013.

TABLE 7: OFF BALANCE SHEET COMMITMENTS

		Amount of Commitment Expiration Per Period
December 31, 2013	Unfunded Commitments	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
Lines of credit	$442,942	$181,849	$54,197	$16,039	$190,857
Commercial standby letters of credit	34,565	34,053	512	—	—
Construction funding	65,902	33,673	32,229	—	—
Other commitments	25,343	25,343	—	—	—

Total off balance sheet commitments	$568,752	$274,918	$86,938	$16,039	$190,857

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company takes various forms of collateral, such as real estate assets and customer business assets, to secure the commitment. Additionally, all letters of credit are supported by indemnification agreements executed by the customer. The maximum undiscounted exposure related to these commitments at December 31, 2013 was $34.6 million and the portion of the exposure not covered by collateral was approximately $773 thousand. We believe that the utilization rate of these letters of credit will continue to be substantially less than the amount of these commitments, as has been our experience to date.

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

FINANCIAL CONDITION

The Company’s assets were $3.09 billion at December 31, 2013 compared to $3.22 billion at December 31, 2012. Gross loans receivable and loans held-for-sale decreased $238.7 million, or 10.0%, to $2.16 billion at December 31, 2013 as compared to $2.40 billion at December 31, 2012. The investment portfolio decreased $4.2 million, or 0.9%, to $457.8 million at December 31, 2013 from $462.0 million at December 31, 2012. Deposits decreased 3.4% to $2.62 billion at December 31, 2013 as compared to $2.71 billion at December 31, 2012. Cash and cash equivalents increased by $124.2 million to $267.8 million at December 31, 2013 as compared to $143.6 million at December 31, 2012. Excluding junior subordinated debentures, borrowings decreased $2.2 million, or 3.1%, to $68.9 million at December 31, 2013.

Loans. Gross loans held-for-investment decreased $138.5 million from the prior year end to $2.14 billion at December 31, 2013. Commercial loans decreased $138.0 million due primarily to commercial loan paydowns generated from workout strategies and the sale of $34.8 million of book balance of classified commercial loans. Commercial loan production has been slow due to a competitive environment and the Company maintaining a very selective approach to originating new loan relationships. The Company’s home equity portfolio, which includes home equity term loans, decreased $24.8 million, in comparison to the prior year end. Partially offsetting these decreases was an increase of $32.1 million of residential mortgages. Loans held-for-sale declined by $100.2 million, or 82.9% from $120.9 million at December 31, 2012 to $20.7 million at December 31, 2013 due to declines in residential mortgage production resulting from increased market rates.

The trend of the Company’s lending continues to reflect the geographic and borrower diversification of the commercial loan portfolio. As the Company’s marketplace has expanded within the State of New Jersey, commercial lending activities have grown, especially in the central and northern parts of the state. The recent recession which impacted all aspects of the national and regional economy and the slow pace of recovery have created increased stress in our loan portfolios and have had an adverse effect on the Company’s financial condition and results of operations. At December 31, 2013 and 2012, the Company did not have more than 10% of its total loans outstanding concentrated in any one industry category, including, but not limited to, the hospitality, entertainment and leisure industries, and general office space. The loan categories are based upon borrowers engaged in similar activities who would be similarly impacted by economic or other conditions.

Table 8 provides selected data relating to the composition of the Company’s loan portfolio by type of loan and type of collateral at December 31, 2013, 2012, 2011, 2010 and 2009.

TABLE 8: SUMMARY OF LOAN PORTFOLIO

December 31,	2013		2012		2011		2010		2009
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Type of Loan:
Commercial	$1,587,566	75.52%	$1,725,567	77.37%	$1,878,026	83.49%	$2,103,492	86.22%	$2,249,365	84.85%
Home equity lines of credit	188,478	8.97	207,720	9.31	224,517	9.98	239,729	9.83	258,592	9.75
Home equity term loans	25,279	1.20	30,842	1.38	41,470	1.84	53,912	2.21	68,592	2.59
Residential real estate	305,552	14.54	273,413	12.26	100,438	4.47	65,250	2.67	68,616	2.59
Other	30,829	1.47	38,618	1.74	46,671	2.07	58,963	2.42	65,776	2.48
Less: Loan loss allowance	(35,537)	(1.69)	(45,873)	(2.06)	(41,667)	(1.85)	(81,713)	(3.35)	(59,953)	(2.26)

Net loans receivable	$2,102,167	100.00%	$2,230,287	100.00%	$2,249,455	100.00%	$2,439,633	100.00%	$2,650,988	100.00%

Type of Collateral:
Residential real estate:
1-4 family	$545,836	25.98%	$543,439	24.37%	$405,914	18.04%	$412,664	16.92%	$453,400	17.10%
Other	47,974	2.28	19,425	0.87	15,127	0.67	19,835	0.81	22,992	0.87
Construction and land development:
1-4 family	16,255	0.77	6,438	0.29	15,807	0.70	28,816	1.18	43,803	1.65
Other	50,311	2.39	50,753	2.28	82,116	3.65	147,909	6.06	187,624	7.08
Commercial real estate	998,867	47.52	1,096,982	49.19	1,226,349	54.52	1,385,210	56.78	1,503,301	56.71
Commercial business loans	447,921	21.31	522,202	23.41	500,301	22.24	466,870	19.14	425,541	16.05
Consumer	24,990	1.19	30,536	1.37	37,087	1.65	43,835	1.80	50,827	1.92
Other	5,550	0.25	6,385	0.28	8,421	0.37	16,207	0.66	23,453	0.88
Less: Loan loss allowance	(35,537)	(1.69)	(45,873)	(2.06)	(41,667)	(1.85)	(81,713)	(3.35)	(59,953)	(2.26)

Net loans receivable	$2,102,167	100.00%	$2,230,287	100.00%	$2,249,455	100.00%	$2,439,633	100.00%	$2,650,988	100.00%

Many of the Company’s commercial loans have a real estate component as part of the collateral securing the loan. Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property. Loans secured by owner occupied properties are dependent upon the successful operation of the borrower’s business. If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired. Loans secured by properties where repayment is dependent upon payment of rent by third-party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit. At December 31, 2013, commercial loans secured by commercial real estate properties totaled $1.04 billion of which $468.4 million, or 44.8%, were classified as owner occupied and $576.1 million, or 55.2%, were classified as non-owner occupied. Management considers these loans to be well diversified across multiple industries.

The Company’s home equity loan portfolio, including home equity term loans, represents 10.2% of total loans outstanding at December 31, 2013. The home equity loan portfolio decreased $24.8 million, or 10.4%, from December 31, 2012. Usage of home equity lines of credit has remained constant, at approximately 46.2% over the past year with approximately 48.8% of the overall home equity loan portfolio balance being in a first lien position. At December 31, 2013, residential real estate loans represent 14.5% of total loans outstanding and are the largest component of the Company’s non-commercial portfolio. The residential loan portfolio increased $32.1 million, or 11.8%, from December 31, 2012 as a result of increased production.

Table 9 provides the estimated maturity of the Company’s loan portfolio at December 31, 2013. The table does not include potential prepayments or scheduled principal payments. Adjustable-rate mortgage loans are shown based on contractual maturities.

TABLE 9: ESTIMATED MATURITY OF LOAN PORTFOLIO

December 31, 2013	Due Within 1 Year	Due After 1 Through 5 Years	Due After 5 Years	Allowance for Loan Loss	Total
Commercial	$317,070	$892,816	$377,680	$27,828	$1,559,738
Home equity (1)	1,398	5,446	206,913	3,375	210,382
Residential real estate	2,218	231	303,103	2,898	302,654
Other	5,087	4,349	21,393	1,436	29,393

Total	$325,773	$902,842	$909,089	$35,537	$2,102,167

(1)	Amount includes both home equity lines of credit and term loans.

Table 10 provides the dollar amount of all loans due one year or more after December 31, 2013, which have pre-determined interest rates and which have floating or adjustable interest rates.

TABLE 10: LOANS GREATER THAN 12 MONTHS

December 31, 2013	Fixed-Rates	Floating or Adjustable Rates	Total
Commercial	$471,648	$798,848	$1,270,496
Home equity (1)	25,631	186,728	212,359
Residential real estate	171,825	131,509	303,334
Other	23,717	2,025	25,742

Total	$692,821	$1,119,110	$1,811,931

(1)	Amount includes both home equity lines of credit and term loans.

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

Non-Performing Assets. Total non-performing assets decreased $62.6 million from $103.1 million at December 31, 2012 to $40.5 million at December 31, 2013. This decrease was primarily a result of a decrease in non-accrual loans of $57.7 million due primarily to the commercial loan sales in 2013 which resulted in a reduction of $23.2 million of non-accrual loans. The remaining reduction resulted from aggressive workout strategies implemented in 2013. Commercial non-accrual loans were $28.9 million at December 31, 2013. Interest income that would have been recorded on non-accrual loans as of December 31, 2013, under the original terms of such loans, would have totaled approximately $4.2 million for 2013.

Table 11 provides a summary of non-performing assets at December 31, 2013, 2012, 2011, 2010 and 2009.

TABLE 11: SUMMARY OF NON-PERFORMING ASSETS

December 31,	2013	2012	2011	2010	2009
Non-performing loans:
Loans accounted for on a non-accrual basis:
Commercial	$20,893	$53,315	$81,041	$148,517	$73,596
Commercial, held-for-sale	—	10,224	—	—	—
Home equity lines of credit	3,749	3,714	3,620	4,616	4,737
Home equity term loans	1,240	1,226	1,246	1,134	938
Residential real estate	3,341	5,747	2,522	4,243	7,443
Other	591	658	1,227	916	1,168

Total non-accruing loans	29,814	74,884	89,656	159,426	87,882

TDR, non-accruing	8,163	18,244	17,875	11,796	—

TDR, non-accruing, held-for-sale	—	2,499	—	—	—

Accruing loans that are contractually past due 90 days or more:
Commercial	—	—	138	1,167	6,457
Home equity lines of credit	—	—	—	379	—
Home equity term loans	—	—	—	—	891
Residential real estate	—	—	—	72	49
Other	—	—	16	936	561

Total loans 90-days past due	—	—	154	2,554	7,958

Total non-performing loans	37,977	95,627	107,685	173,776	95,840
Real estate owned	2,503	7,473	5,020	3,913	9,527

Total non-performing assets	$40,480	$103,100	$112,705	$177,689	$105,367

Total non-performing loans to gross loans held-for-investment	1.78%	4.20%	4.70%	6.85%	3.53%
Total non-performing assets to total gross loans held-for-investment, loans held-for-sale and real estate owned	1.87%	4.29%	4.86%	7.00%	3.86%
Total allowance for loan losses to total non-performing loans	93.58%	47.97%	38.69%	47.02%	62.56%

Potential Problem Loans. At December 31, 2013, there were two loan relationships aggregating $11.0 million for which known information exists as to the potential inability of the borrowers to comply with present loan repayment terms and have therefore caused management to place them on its internally monitored loan list. The classification of these loans, however, does not imply that management expects losses, but that it believes a higher level of scrutiny is prudent under the circumstances. These loans were not classified as non-accrual and were not considered non-performing. Depending upon the state of the economy, future events and their impact on these borrowers, these loans and others not currently so identified could be classified as non-performing assets in the future. At December 31, 2013, these loans were current and well collateralized.

Real Estate Owned. Real estate acquired by the Company as a result of foreclosure or deed in lieu and bank property that is not in use is classified as real estate owned until such time as it is sold. The property acquired through foreclosure or deed in lieu is carried at the lower of the related loan balance or fair value of the property based on a current appraisal less estimated cost to dispose. Losses arising from foreclosure are charged against the allowance for loan losses. Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and any subsequent gains or losses are included in the Company’s results of operations. Table 12 provides a summary of real estate owned at December 31, 2013 and 2012.

TABLE 12: SUMMARY OF REAL ESTATE OWNED

December 31,	2013	2012
Commercial properties	$1,227	$5,382
Residential properties	1,276	696
Bank properties	—	1,395

Total	$2,503	$7,473

Table 13 provides a summary of real estate owned activity for the year ended December 31, 2013.

TABLE 13: SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Underlying Property
At or for year-ended December 31, 2013	Commercial	Residential	Bank	Total
Balance, beginning of year	$5,382	$696	$1,395	$7,473
Transfers into real estate owned	2,477	1,373	—	3,850
Sale of real estate owned	(6,628)	(722)	(1,395)	(8,745)
Write down of real estate owned	(4)	(71)	—	(75)

Balance, end of year	$1,227	$1,276	$—	$2,503

Real estate owned decreased $5.0 million to $2.5 million at December 31, 2013 as compared to December 31, 2012. During 2013, the Company transferred $3.9 million in book value of loans into real estate owned, including six commercial properties aggregating $2.5 million and 15 residential properties for $1.4 million. In 2013, the Company recorded $75 thousand of write-downs of real estate owned, including $71 thousand on the carrying value of two residential properties and $4 thousand on the carrying value of one commercial property. There were 23 commercial properties, six bank properties, and five residential properties, with carrying amounts of $6.6 million, $722 thousand and $1.4 million, respectively, sold during the year ended December 31, 2013 resulting in a net loss of $1.2 million, which is included in real estate owned expense, net in the consolidated statements of operations. The Company recognized a reduction of carrying value of $8.7 million on these sales. See Note 9 of the Notes to Consolidated Financial Statements for additional information on real estate owned.

Allowances for Losses on Loans. The Company’s allowance for losses on loans was $35.5 million, or 1.66% of gross loans held-for-investment, at December 31, 2013 compared to $45.9 million, or 2.02% of gross loans held-for-investment, at December 31, 2012. The provision for loan losses was $1.1 million for 2013, $57.2 million for 2012 and $74.3 million for 2011. The decrease in the provision for loan losses is due to lower net charge-offs, and the release of $1.7 million in Hurricane Sandy related reserves as the impact on the Company’s borrowers was not as significant as originally expected. Net charge-offs were $11.5 million for the year ended December 31, 2013 as compared to $53.0 million for the year ended December 31, 2012. The decrease in net charge-offs during 2013 was primarily due to commercial loan sale related charge-offs of $10.3 million in 2013 compared to $13.2 million in 2012. Also. recoveries recorded in 2013 were $12.5 million as compared to $2.6 million in 2012. Across the commercial and consumer loan portfolio, the Company continues to closely monitor areas of weakness and take expedient and appropriate action as necessary to ensure adequate reserves are in place to absorb losses inherent in the loan portfolio.

The decrease in 2013 net charge-offs resulted in a decrease in net charge-offs to average outstanding loans to 0.51% for 2013 as compared to 2.29% for 2012 and 4.83% for 2011. Non-performing loans also decreased $57.7 million to $38.0 million at December 31, 2013 as compared to $95.6 million at December 31, 2012 as a result of continued workout success and payoffs of non-performing loans. During 2013, the Company entered into three troubled debt restructuring agreements (“TDR”), which were on non-accrual status and had a carrying amount of $2.0 million at December 31, 2013.

Table 14 provides information with respect to changes in the Company’s allowance for loan losses for the years ended December 31, 2013, 2012, 2011, 2010, and 2009.

TABLE 14: ALLOWANCE FOR LOAN LOSSES

At or for the Years Ended December 31,	2013	2012	2011	2010	2009
Allowance for loan losses, beginning of year	$45,873	$41,667	$81,713	$59,953	$37,309
Charge-offs:
Commercial	(21,090)	(51,265)	(112,108)	(74,014)	(19,898)
Home equity lines of credit	(1,488)	(2,222)	(3,038)	(3,435)	(1,795)
Home equity term loans	(158)	(267)	(299)	(761)	(81)
Residential real estate	(409)	(249)	(1,064)	(1,085)	(360)
Other	(878)	(1,610)	(1,303)	(1,507)	(2,614)

Total charge-offs	(24,023)	(55,613)	(117,812)	(80,802)	(24,748)

Recoveries:
Commercial	11,747	1,950	2,459	482	334
Home equity lines of credit	454	422	60	60	67
Home equity term loans	34	28	28	26	4
Residential real estate	15	14	43	199	5
Other	290	190	523	277	316

Total recoveries	12,540	2,604	3,113	1,044	726

Net charge-offs	(11,483)	(53,009)	(114,699)	(79,758)	(24,022)
Provision for loan losses	1,147	57,215	74,266	101,518	46,666
Reserves transferred	—	—	387	—	—
Allowance for loan losses, end of year	$35,537	$45,873	$41,667	$81,713	$59,953
Net loans charged-off as a percent of average loans outstanding	0.51%	2.29%	4.83%	2.95%	0.88%
Allowance for loan losses as a percent of total gross loans outstanding	1.66%	2.02%	1.80%	3.22%	2.21%

Table 15 provides the allocation of the Company’s allowance for loan losses by loan category and the percent of loans in each category to loans receivable at December 31, 2013, 2012, 2011, 2010, and 2009. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category since the allowance for loan losses is a valuation reserve applicable to the entire loan portfolio.

TABLE 15: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

December 31,	2013		2012		2011		2010		2009
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Allowance for loan losses:
Commercial	$27,828	78.31%	$33,197	72.37%	$34,227	82.14%	$76,759	82.97%	$55,359	82.77%
Residential real estate	2,898	8.15	3,333	7.27	903	2.17	661	3.12	494	2.77
Home equity (1)	3,375	9.50	2,734	5.96	2,566	6.16	3,084	11.58	3,034	12.04
Other	1,436	4.04	6,609	14.41	3,971	9.53	1,209	2.33	1,066	2.42

Total allowance for loan losses	$35,537	100.0%	$45,873	100.0%	$41,667	100.0%	$81,713	100.0%	$59,953	100.00%

(1)	Amount includes both home equity term loans and lines of credit.

See Note 6 of the Notes to Consolidated Financial Statements for additional information on the allowance for loan losses.

Investment Securities. Investment securities available for sale and held to maturity decreased $3.3 million, or 0.7%, from $444.1 million at December 31, 2012 to $440.8 million at December 31, 2013. For the years ended December 31, 2013 and 2012, the Company’s investment impairment review did not identify any credit related losses. During 2011, the Company realized OTTI charges of $250 thousand on a single issuer trust preferred security with a par value of $5.0 million. The cumulative OTTI on the single issuer trust preferred security is $1.2 million at December 31, 2013. The estimated average life of the investment portfolio at December 31, 2013 was 5.9 years with an estimated modified duration of 4.9 years. The reinvestment strategy for 2014 is expected to increase the portfolio size as the Company continues to redeploy its excess cash and maintain the average life and duration at approximately the same levels as December 31, 2013.

The Company’s investment policy is established by senior management and approved by the Board of Directors. It is based on asset and liability management goals, and is designed to provide a portfolio of high quality investments that optimizes interest income within acceptable limits of risk and liquidity.

Table 16 provides the estimated fair value and amortized cost of the Company’s portfolio of investment securities at December 31, 2013, 2012, and 2011. For all debt securities classified as available for sale, the carrying value is the estimated fair value.

TABLE 16: SUMMARY OF INVESTMENT SECURITIES

December 31,	2013			2012			2011
	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value
Available for sale:
U.S. Treasury securities	$2,496	$4	$2,500	$9,998	$13	$10,011	$11,999	$80	$12,079
U.S. Government agency securities	4,969	(562)	4,407	4,966	(17)	4,949	—		—
U.S. Government agency mortgage-backed securities	325,316	(7,252)	318,064	348,854	6,124	354,978	423,269	5,635	428,904
Other mortgage-backed securities	277	16	293	287	(1)	286	323	(27)	296
State and municipal securities	29,240	1,213	30,453	36,848	3,322	40,170	45,424	3,361	48,785
Trust preferred securities	12,626	(4,659)	7,967	12,622	(6,740)	5,882	12,619	(7,711)	4,908
Collateralized Loan Obligations	73,915	(686)	73,229	—	—	—	—	—	—
Corporate Bonds	—	—	—	24,449	993	25,442	19,689	(281)	19,408
Other securities	3,184	—	3,184	1,464	—	1,464	1,165		1,165

Total available for sale investment securities	$452,023	$(11,926)	$440,097	$439,488	$3,694	$443,182	$514,488	$1,057	$515,545

Held to maturity:
U.S. Government agency mortgage-backed securities	$431	$11	$442	$662	$48	$710	$1,344	$69	$1,413
Other mortgage-backed securities	250	—	250	250	—	250	—	—	—

Total held to maturity investment securities	$681	$11	$692	$912	$48	$960	$1,344	$69	$1,413

Table 17 provides the gross unrealized losses and fair value at December 31, 2013, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

TABLE 17: ANALYSIS OF GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total
December 31, 2013	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Government agency securities	$—	$—	$4,407	$(562)	$4,407	$(562)
U.S. Government agency mortgage-backed securities	246,348	(7,374)	7,961	(921)	254,309	(8,295)
Trust preferred securities	—	—	7,967	(4,659)	7,967	(4,659)
Collateralized loan obligations	45,729	(686)	—	—	45,729	(686)

Total	$292,077	$(8,060)	$20,335	$(6,142)	$312,412	$(14,202)

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

For the year ended December 31, 2013, the Company reviewed its unrealized losses on securities to determine whether such losses were considered to be OTTI. As previously discussed, this review indicated no such unrealized losses were due to deterioration in credit of the underlying securities.

U.S. Government Agency Securities. At December 31, 2013, the gross unrealized loss in the category of 12 months or longer of $562 thousand consisted of one agency security with an estimated fair value of $4.4 million issued and guaranteed by a U.S. Government sponsored agency. The Company monitors certain factors such as market rates and possible credit deterioration to determine if an OTTI exists. As of December 31, 2013, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

U.S. Government Agency Mortgage-Backed Securities – At December 31, 2013, the gross unrealized loss in the category of less than 12 months of $7.4 million consisted of 34 mortgage-backed securities with an estimated fair value of $246.3 million issued and guaranteed by a U.S. Government sponsored agency. The gross unrealized loss in the category of 12 months or longer of $921 thousand consisted of two mortgage-backed securities with an estimated fair value of $8.0 million, issued and guaranteed by a U.S. Government sponsored agency. The Company monitors key credit metrics such as market rates and possible credit deterioration to determine if an OTTI exists. As of December 31, 2013, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Collateralized Loan Obligations - At December 31, 2013, the gross unrealized loss in the category of less than 12 months of $686 thousand consisted of four AAA and three AA rated collateralized loan obligation securities with an estimated fair value of $45.7 million. The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists. As of December 31, 2013, management concluded that an OTTI did not exist on any aforementioned securities based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Trust Preferred Securities – At December 31, 2013, the gross unrealized loss in the category of 12 months or longer of $4.7 million consisted of two trust preferred securities. The trust preferred securities are comprised of one non-rated single issuer security with an amortized cost of $3.8 million and an estimated fair value of $2.5 million, and one investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $5.4 million.

For the pooled security, the Company monitors each issuer in the collateral pool with respect to financial performance using data from the issuer’s most recent regulatory reports as well as information on issuer deferrals and defaults. Also, the security structure is monitored with respect to collateral coverage and current levels of subordination. Expected future cash flows are projected assuming additional defaults and deferrals based on the performance of the collateral pool. The investment grade pooled security is in a senior position in the capital structure. The security had a 2.5 times principal coverage. As of the most recent reporting date, interest has been paid in accordance with the terms of the security. The Company reviews projected cash flow analysis for adverse changes in the present value of projected future cash flows that may result in an other-than-temporary credit impairment to be recognized through earnings. The most recent valuations assumed no recovery on any defaulted collateral, no recovery on any deferring collateral and an additional 3.6% of defaults or deferrals every three years with no recovery rate. As of December 31, 2013, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

The financial performance of the non-rated single issuer trust preferred security is monitored on a quarterly basis using data from the issuer’s most recent regulatory reports to assess the probability of cash flow impairment. Expected future cash flows are projected by incorporating the contractual cash flow of the security adjusted, if necessary, for potential changes in the amount or timing of cash flows due to the underlying creditworthiness of the issuer and covenants in the security.

In August 2009, the issuer of the non-rated single issuer trust preferred security elected to defer its normal quarterly dividend payment. As contractually permitted, the issuer may defer dividend payments up to five years with accumulated dividends, and interest on those deferred dividends, payable upon the resumption of its scheduled dividend payments. The issuer is currently operating under an agreement with its regulators. The agreement stipulates the issuer must receive permission from its regulators prior to resuming its scheduled dividend payments. The contractual deferred period for the issuer ends on September 1, 2014.

During the year ended December 31, 2013, the Company did not record an OTTI credit-related charge related to this deferring single issuer trust preferred security. Based on the Company’s most recent evaluation, the Company does not expect the issuer to default on the security based primarily on the issuer’s subsidiary bank reporting that it meets the minimum regulatory requirements to be considered a “well capitalized” institution. The Company recognizes the length of time the issue has been in deferral, the difficult economic environment and some weakened performance measures, while recently improving, increases the probability that a full recovery of principal and anticipated dividends may not be realized. The cumulative OTTI on this security as of December 31, 2013 was $1.2 million. Based upon the current capital position of the issuer and recent improvements in the financial performance of the issuer, the Company concluded that an additional impairment charge was not warranted at December 31, 2013.

Expected maturities of individual securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Table 18 provides an estimated maturity summary with the carrying values and weighted average yields on the Company’s portfolio of investment securities at December 31, 2013. The investment securities are presented in the table based on current prepayment assumptions. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

TABLE 18: MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

	1 Year or Less		1 to 5 Years		5 to 10 Years		More than 10 Years		Total
December 31, 2013	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
Available for sale:
U.S. Treasury securities	$—	—%	$2,500	0.35%	$—	—%	$—	—%	$2,500	0.35%
U.S. Government agency securities	—	—	—	—	4,407	2.08	—	—	4,407	2.08
U.S. Government agency mortgage-backed securities	—	—	8,296	2.46	39,870	2.08	269,898	2.18	318,064	2.17
Other mortgage-backed securities	—	—	—	—	—	—	293	2.58	293	2.58
State and municipal securities	—	—	990	4.24	14,060	4.15	15,403	4.30	30,453	4.23
Corporate bonds	—	—	—	—	—	—	7,967	1.17	7,967	1.17
Collateralized loan obligations	—	—	—	—	16,994	1.95	56,235	1.67	73,229	1.73
Other securities	3,184	0.09	—	—	—	—	—	—	3,184	0.09

Total available for sale investment securities	$3,184	0.09%	$11,786	2.16%	$75,331	2.44%	$349,796	2.17%	$440,097	2.20%

Held to maturity:
U.S. Government agency mortgage-backed securities	$—	—%	$431	4.62%	$—	—%	$—	—%	$431	4.62%
Other mortgage-backed securities	—	—	250	0.64	—	—	—	—	250	0.64

Total held to maturity investment securities	$—	—%	$681	3.16%	$—	—%	$—	—%	$681	3.16%

See Note 4 of the Notes to Consolidated Financial Statements for additional information on investment securities.

Restricted Equity Investments. During 2013, restricted equity investments decreased $867 thousand to $17.0 million at December 31, 2013 from $17.9 million at December 31, 2012. The Company, through the Bank, is a member of the Federal Reserve Bank, FHLBNY and Atlantic Central Bankers Bank, and is required to maintain an investment in the capital stock of each. The FRB, FHLBNY and the Atlantic Central Bankers Bank stock are restricted in that they can only be redeemed by the issuer at par value. These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investment in accordance with FASB ASC 942, Financial Services—Depository and Lending. As of December 31, 2013, management does not believe that an OTTI of these holdings exists and expects to recover the entire cost of these securities.

Bank Owned Life Insurance. During 2013, bank owned life insurance (“BOLI”) increased $378 thousand to $77.2 million at December 31, 2013. Of the $77.2 million BOLI cash surrender value, the Company had $26.2 million invested in a general account and $51.0 million in a separate account at December 31, 2013. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying investments may have an impact on investment income; however, these fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. While generally protected by the stable value wrap, significant declines in fair value may result in charges in future periods for values outside the wrap coverage.

Cash and Cash Equivalents. Cash and cash equivalents increased $124.2 million to $267.8 million at December 31, 2013 from $143.6 million at December 31, 2012. This increase is primarily due to an increase in interest earning bank balances as a result of the sale of commercial real estate loans, commercial loan pay downs generated from workout strategies and the sales of jumbo residential mortgage loans out of the portfolio. The Company began to strategically redeploy this excess cash throughout 2013 and intends to continue this process in 2014.

Goodwill. The goodwill balance was $38.2 million at December 31, 2013 and 2012. See the Critical Accounting Policies, Judgments and Estimates section for additional detail.

Deferred Taxes, net. Deferred taxes, net, changed $6.1 million from a net deferred tax liability of $1.5 million at December 31, 2012 to a net deferred tax asset of $4.6 million at December 31, 2013 due to an increase in the unrealized losses on investment securities as the Company sold $197.0 million of investment securities in 2013 for a net gain of $3.5 million as well as overall market rate declines. The Company maintains a valuation allowance of $119.3 million against the remaining portion of the gross deferred tax asset as the Company is a three-year cumulative loss company and it is more likely than not that the full deferred tax asset will not be realized.

Deposits. Deposits at December 31, 2013 totaled $2.6 billion, a decrease of $91.7 million, or 3.4%, from December 31, 2012. Core deposits, which exclude all certificates of deposit, decreased $8.5 million to $2.01 billion, or 76.6% of total deposits, at December 31, 2013 as compared to $2.02 billion, or 74.3% of total deposits, at December 31, 2012.

Table 19 provides a summary of deposits at December 31, 2013, 2012, and 2011.

TABLE 19: SUMMARY OF DEPOSITS

December 31,	2013	2012	2011
Demand deposits	$1,740,298	$1,751,183	$1,772,386
Savings deposits	266,573	264,155	262,044
Time deposits under $100,000	300,315	323,768	376,369
Time deposits $100,000 or more	206,455	256,725	177,747
Brokered time deposits	107,930	117,393	79,431

Total	$2,621,571	$2,713,224	$2,667,977

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

Table 20 provides the distribution of total deposits between core and non-core at December 31, 2013, 2012, and 2011.

TABLE 20: DISTRIBUTION OF DEPOSITS

December 31,	2013		2012		2011
	Amount	%	Amount	%	Amount	%
Core deposits (1)	$2,006,871	76.55%	$2,015,338	74.28%	$2,034,430	76.3%
Non-core deposits	614,700	23.45	697,886	25.72	633,547	23.7

Total deposits	$2,621,571	100.0%	$2,713,224	100.0%	$2,667,977	100.0%

(1)	Core deposits are calculated by excluding time deposits and brokered deposits from total deposits.

Table 21 provides a summary of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2013.

TABLE 21: CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2013	Amount
Three months or less	$39,681
Over three through six months	49,062
Over six through twelve months	30,473
Over twelve months	87,239

Total	$206,455

See Note 11 of the Notes to Consolidated Financial Statements for additional information on deposits.

Borrowings. Borrowed funds, excluding debentures held by trusts, decreased $1.9 million to $61.4 million at December 31, 2013, from $63.4 million at December 31, 2012.

Table 22 provides the maximum month end amount of borrowings by type during the years ended December 31, 2013 and 2012.

TABLE 22: SUMMARY OF MAXIMUM MONTH END BORROWINGS

Years Ended December 31,	2013	2012
FHLBNY advances	$61,303	$2,625
FHLBNY repurchase agreements	—	45,000
FHLBNY overnight line of credit	—	37,000
Repurchase agreements with customers	3,172	7,278

Table 23 provides information regarding FHLBNY advances and FHLBNY repurchase agreements, interest rates, approximate weighted average amounts outstanding and their approximate weighted average rates at or for the years ended December 31, 2013, 2012, and 2011.

TABLE 23: SUMMARY OF FHLBNY BORROWINGS

At or for the Years Ended December 31,	2013	2012	2011
FHLBNY term amortizing advances outstanding at year end	$956	$1,415	$2,733
Weighted average interest rate at year end	5.87%	5.43%	4.75%
Approximate average amount outstanding during the year	$1,047	$2,023	$3,317
Approximate weighted average rate during the year	5.87%	5.00%	4.62%
FHLBNY term non-amortizing advances outstanding at year end	$60,000	$60,000	$—
Weighted average interest rate at year end	2.02%	2.02%	—%
Approximate average amount outstanding during the year	$60,000	$16,250	$—
Approximate weighted average rate during the year	2.02	1.99%	—%
FHLBNY repurchase agreements outstanding at year end	$—	$—	$15,000
Weighted average interest rate at year end	—%	—%	4.84%
Approximate average amount outstanding during the year	$—	$18,333	$15,000
Approximate weighted average rate during the year	—%	2.30%	4.91%

Table 24 provides information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2013, 2012, and 2011.

TABLE 24: SUMMARY OF SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE WITH CUSTOMERS

At or for the Years Ended December 31,	2013	2012	2011
Balance at year end	$478	$1,968	$5,668
Weighted average interest rate at year end	2.12%	0.17%	0.08%
Approximate average amount outstanding during the year	$1,469	$4,859	$6,659
Approximate weighted average rate during the year	0.14%	0.15%	0.10%

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

Junior Subordinated Debentures Held by Trusts that Issued Capital Debt. Table 25 provides a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debenture issued by the Company to each Issuer Trust as of December 31, 2013.

TABLE 25: SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2013	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	3-mo LIBOR plus 1.35%	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012

		$90,000		$92,786

On January 23, 2009 and December 30, 2008, the capital securities of Sun Capital Trust VI and Sun Capital Trust V, respectively, became eligible for redemption. As a result of the current interest environment, the Company has elected not to call these securities; however, the Company maintains the right to call these securities in the future on the respective payment anniversary dates.

The Company has customarily relied on dividend payments from the Bank to fund junior subordinated debenture interest obligations. The amount available for payment of dividends to the Company by the Bank was $0 as of December 31, 2013 and no dividends may be paid by the Bank without OCC approval. Per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC. The Company believes it is capable of funding its junior subordinated debenture interest obligations through available cash balances maintained at the bank holding company for the period of time necessary until earnings are expected to support a dividend from the Bank. See Note 23 of the Notes to Consolidated Financial Statements for additional information on dividend limitations.

Other Liabilities. Other liabilities totaled $59.1 million at December 31, 2013 and $82.9 million at December 31, 2012. Derivative liabilities are the primary component of other liabilities. See Note 19 of the Notes to Consolidated Financial Statements for additional information on derivative instruments.

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

Actual future results may differ materially from our forward-looking statements, and we qualify all forward-looking statements by various risks and uncertainties we face, some of which are beyond our control, as well as the assumptions underlying the statements, including, among others, the following factors:

•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

•	market volatility;

•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

•	the overall quality of the composition of our loan and securities portfolios;

•	the market for criticized and classified assets that we may sell;

•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and impending regulations, changes in banking, securities and tax laws and regulations and their application by our regulators and changes in the scope and cost of FDIC insurance and other coverages;

•	the effects of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the FRB;

•	inflation, interest rate, market and monetary fluctuations;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;

•	the effect of and our compliance with the terms of the OCC Agreement, Federal Reserve Bank requirements, as well as compliance with the individual minimum capital ratios established for the Bank by the OCC;

•	the results of examinations of us by the Federal Reserve Bank and of the Bank by the OCC, including the possibility that the OCC may, among other things, require the Bank to increase its allowance for loan losses or to write-down assets;

•	our ability to control operating costs and expenses;

•	our ability to manage delinquency rates;

•	our ability to retain key members of our senior management team;

•	the costs of litigation, including settlements and judgments;

•	the increased competitive pressures among financial services companies;

•	the timely development of and acceptance of new products and services and the perceived overall value of these products and services by businesses and consumers, including the features, pricing and quality compared to our competitors’ products and services;

•	technological changes;

•	acquisitions;

•	changes in consumer and business spending, borrowing and saving habits and demand for financial services in our market area;

•	adverse changes in securities markets;

•	the inability of key third-party providers to perform their obligations to us;

•	changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Financial Accounting Standards Board;

•	war or terrorist activities;

•	other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere herein or in the documents incorporated by reference herein and our other filings with the Securities and Exchange Commission (“SEC”); and

•	our success at managing the risks involved in the foregoing.

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

Tangible Equity to Tangible Assets Ratio:

Tangible equity and tangible assets are calculated by subtracting identifiable intangible assets and goodwill from shareholders’ equity and total assets, respectively, and may be used by investors to assist them in understanding how much loss, exclusive of intangible assets and goodwill, can be absorbed before shareholders’ equity is depleted. The Company’s and the Bank’s regulators also exclude intangible assets and goodwill from shareholders’ equity when assessing the capital adequacy of each.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Years Ended December 31,	2013	2012	2011
Total assets	$3,087,553	$3,224,031	$3,183,926
Less: Intangible assets	805	3,262	6,947
Less: Goodwill	38,188	38,188	38,188

Tangible assets	$3,048,560	$3,182,581	$3,138,791

Total stockholders’ equity	$245,337	$262,595	$309,083
Less: Intangible assets	805	3,262	6,947
Less Goodwill	38,188	38,188	38,188

Tangible stockholders’ equity	$206,344	$221,145	$263,948

Total stockholders’ equity to total assets ratio	7.95%	8.14%	9.71%
Tangible common equity to tangible assets ratio	6.75%	6.95%	8.41%

Tax Equivalent Net Interest Income:

Tax-equivalent net interest income is net interest income plus the taxes that would have been paid had tax-exempt securities been taxable. This number attempts to enhance the comparability of the performance of assets that have different tax liabilities.

The following table provides a reconciliation of tax equivalent net interest income to GAAP net interest income using a 35% tax rate:

Years Ended December 31,	2013	2012	2011
Net interest income, as presented	$89,769	$97,848	$103,528
Effect of tax-exempt income	720	870	1,341

Net interest income, tax equivalent	$90,489	$98,718	$104,869

Core Deposits:

Core deposits are calculated by excluding time deposits and brokered deposits from total deposits.

The following table provides a reconciliation of core deposits to GAAP total deposits:

Years Ended December 31,	2013	2012
Total deposits	$2,621,571	$2,713,224
Less: Time deposits	506,770	580,493
Less: Brokered deposits	107,930	117,393

Core deposits	$2,006,871	$2,015,338

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

Management, including the Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment was also conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment of the Company’s internal control over financial reporting also included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. Based on our evaluation under the framework in Internal Control—Integrated Framework, we concluded that the Company’s internal control over financial reporting was effective as of December 31, 2013.

Deloitte & Touche LLP, an independent registered public accounting firm, has audited the consolidated financial statements included in this Annual Report and has issued a report on the effectiveness of our internal control over financial reporting. Their reports follow this statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sun Bancorp, Inc.

Vineland, New Jersey

We have audited the internal control over financial reporting of Sun Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have not examined and, accordingly, we do not express an opinion or any other form of assurance on management’s statement referring to compliance with laws and regulations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2013 of the Company and our report dated March 13, 2014 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Philadelphia, PA
March 13, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sun Bancorp, Inc.

Vineland, New Jersey

We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2014 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Philadelphia, PA
March 13, 2014

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except par value amounts)

December 31,	2013	2012
ASSETS
Cash and due from banks	$38,075	$51,564
Interest-earning bank balances	229,687	92,052

Cash and cash equivalents	267,762	143,616
Restricted cash	26,000	26,000
Investment securities available for sale (amortized cost of $452,023 and $439,488 at December 31, 2013 and 2012, respectively)	440,097	443,182
Investment securities held to maturity (estimated fair value of $692 and $960 at December 31, 2013 and 2012, respectively)	681	912
Loans receivable (net of allowance for loan losses of $35,537 and $45,873 at December 31, 2013 and 2012, respectively)	2,102,167	2,230,287
Loans held-for-sale, at lower of cost or market	—	21,922
Loans held-for-sale, at fair value	20,662	99,013
Restricted equity investments, at cost	17,019	17,886
Bank properties and equipment, net	49,095	50,805
Real estate owned, net	2,503	7,473
Accrued interest receivable	7,112	8,054
Goodwill	38,188	38,188
Intangible assets, net	805	3,262
Deferred taxes, net	4,575	—
Bank owned life insurance (BOLI)	77,236	76,858
Other assets	33,651	56,573

Total assets	$3,087,553	$3,224,031

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$2,621,571	2,713,224
Securities sold under agreements to repurchase – customers	478	1,968
Advances from the Federal Home Loan Bank of New York (FHLBNY)	60,956	61,415
Obligation under capital lease	7,331	7,609
Junior subordinated debentures	92,786	92,786
Deferred taxes, net	—	1,509
Other liabilities	59,094	82,925

Total liabilities	2,842,216	2,961,436

Commitments and contingencies (see Note 18)
SHAREHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $1 par value, 200,000,000 shares authorized; 88,711,035 shares issued and 86,714,414 shares outstanding at December 31, 2013; 88,300,637 shares issued and 86,193,914 shares outstanding at December 31, 2012	88,711	88,301
Additional paid-in capital	506,719	506,537
Retained deficit	(317,954)	(308,011)
Accumulated other comprehensive (loss) income	(7,055)	2,186
Deferred compensation plan trust	(522)	(256)
Treasury stock at cost, 1,996,621 shares at December 31, 2013; and 2,106,723 at December 31, 2012	(24,562)	(26,162)

Total shareholders’ equity	245,337	262,595

Total liabilities and shareholders’ equity	$3,087,553	$3,224,031

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

Years Ended December 31,	2013	2012		2011
INTEREST INCOME
Interest and fees on loans	$96,172		$103,707	$112,793
Interest on taxable investment securities	6,668		9,138	10,507
Interest on non-taxable investment securities	1,338		1,618	2,487
Dividends on restricted equity investments	904		970	893

Total interest income	105,082		115,433	126,680

INTEREST EXPENSE
Interest on deposits	11,349		13,553	18,737
Interest on funds borrowed	1,776		1,438	1,418
Interest on junior subordinated debentures	2,188		2,594	2,997

Total interest expense	15,313		17,585	23,152

Net interest income	89,769		97,848	103,528
PROVISION FOR LOAN LOSSES	1,147		57,215	74,266

Net interest income after provision for loan losses	88,622		40,633	29,262

NON-INTEREST INCOME
Service charges on deposit accounts	9,056		10,954	11,219
Mortgage banking revenue, net	11,598		10,551	3,247
Gain on sale of investment securities	3,489		234	1,855
Investment products income	2,684		2,296	2,913
BOLI income	1,882		1,986	2,964
Net impairment losses on available for sale securities:
Total impairment	$—	$		$(250)
Portion of loss recognized in other comprehensive income (before taxes)	—		—	—

Net impairment losses recognized in operations	—		—	(250)
Derivative credit adjustment	(1,588)		(2,275)	(12,538)
Other	4,560		4,929	4,058

Total non-interest income	31,681		28,675	13,468

NON-INTEREST EXPENSE
Salaries and employee benefits	53,037		54,241	50,017
Commission expense	7,696		8,259	2,484
Occupancy expense	13,519		13,011	13,373
Equipment expense	7,356		7,399	7,342
Amortization of intangible assets	2,457		3,685	3,685
Data processing expense	4,244		4,384	4,352
Professional fees	18,246		3,459	3,560
Insurance expense	5,966		5,824	6,186
Advertising expense	2,830		2,809	2,946
Problem loan expense	3,407		5,681	8,342
Real estate owned expense, net	2,270		2,358	1,186
Office supplies expense	857		1,247	1,307
Other	8,064		7,476	5,445

Total non-interest expense	129,949		119,833	110,225

LOSS BEFORE INCOME TAXES	(9,646)		(50,525)	(67,495)
INCOME TAX EXPENSE (BENEFIT)	297		(34)	10

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(9,943)		$(50,491)	$(67,505)

Basic loss per common share	$(0.12)		$(0.59)	$(0.88)

Diluted loss per common share	$(0.12)		$(0.59)	$(0.88)

Weighted average common shares – basic	86,415,812		85,938,714	76,653,990

Weighted average common shares – diluted	86,415,812		85,938,714	76,653,990

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Dollars in thousands)

	For the Year Ended December 31,
	2013	2012	2011
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(9,943)	$(50,491)	(67,505)
Other Comprehensive Income, net of tax (See Note 2)
Unrealized (losses) gains on securities:
Unrealized holding (losses) gains arising during period	$(7,170)	$1,649	7,721
Less: reclassification adjustment for gains included in net income	(2,071)	(88)	(1,098)
Reclassification adjustment for net impairment loss recognized in earnings	—	—	148
Reclassification adjustment for portion of impairment loss recognized in other comprehensive loss	—	—	—

Other comprehensive (loss) income	(9,241)	1,561	6,771

COMPREHENSIVE LOSS	$(19,184)	$(48,930)	(60,734)

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Deficit	Accumulated Other Comp- rehensive (Loss) Gain	Deferred Comp- ensation Plan Trust	Treasury Stock	Total
BALANCE, JANUARY 1, 2011	$—	$52,464	$438,335	$(190,015)	$(6,146)	$(234)	$(26,162)	$268,242
Net loss	—	—	—	(67,505)	—	—	—	(67,505)
Other comprehensive loss	—	—	—	—	6,771	—	—	6,771
Capital raise	—	34,930	64,621	—	—		—	99,551
Deferred cost of capital raise	—	—	(571)	—	—		—	(571)
Issuance of common stock	—	354	742	—	—	41	—	1,137
Stock-based compensation	—	77	1,381	—	—	—	—	1,458

BALANCE, DECEMBER 31, 2011	$—	$87,825	$504,508	$(257,520)	$625	$(193)	$(26,162)	$309,083

Net loss	—	—	—	(50,491)	—	—	—	(50,491)
Other comprehensive income	—	—	—	—	1,561	—	—	1,561
Issuance of common stock	—	396	794	—	—	(63)	—	1,127
Stock based compensation	—	80	1,235	—	—	—	—	1,315

BALANCE, DECEMBER 31, 2012	$—	$88,301	$506,537	$(308,011)	$2,186	$(256)	$(26,162)	$262,595

Net loss	—	—	—	(9,943)	—	—	—	(9,943)
Other comprehensive loss	—	—	—	—	(9,241)	—	—	(9,241)
Issuance of common stock	—	365	(386)	—	—	(266)	1,600	1,313
Stock based compensation	—	45	568	—	—	—	—	613
BALANCE, DECEMBER 31, 2013	$—	$88,711	$506,719	$(317,954)	$(7,055)	$(522)	$(24,562)	$245,337

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

Years Ended December 31,	2013	2012	2011
OPERATING ACTIVITIES
Net loss	$(9,943)	$(50,491)	$(67,505)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,147	57,215	74,266
(Decrease) increase in reserve for unfunded commitments	(159)	232	(1,109)
Depreciation, amortization and accretion	10,119	12,700	11,978
Impairment of bank properties and equipment and real estate owned	204	1,736	1,394
Impairment charge on available for sale securities	—	—	250
Net gain on sales and calls of investment securities	(3,500)	(151)	(1,901)
Loss (gain) on real estate owned	1,242	345	(26)
Purchase of trading securities	—	—	(41,371)
Proceeds from sale of trading securities	—	—	41,367
Decrease (increase) in fair value of interest rate lock commitments	728	(847)	—
Gain on sale of mortgage loans	(12,110)	(8,414)	(3,247)
Gain on sale of jumbo residential mortgage loans, net	(1,968)	—	—
Mark-to-market on loans held for sale	1,752	(2,065)	—
Increase in cash surrender value of BOLI	(1,882)	(1,987)	(2,199)
Deferred income taxes	297	—	—
Stock-based compensation	613	1,315	1,458
Shares contributed to employee benefit plans	1,580	1,126	1,096
Derivative credit valuation adjustment	205	54	(2,042)
Mortgage loans originated for sale	(472,027)	(471,185)	(141,482)
Proceeds from the sale of mortgage loans	568,128	405,842	135,895
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable	942	858	1,092
Other assets	4,434	4,378	12,629
Other liabilities	(4,769)	11,698	11,872

Net cash provided by (used in) operating activities	85,033	(37,641)	32,415

INVESTING ACTIVITIES
Purchases of investment securities available for sale	(303,330)	(117,411)	(248,524)
Purchases of investment securities held to maturity	—	(250)	—
Net redemption (purchase) of restricted equity securities	867	(2,060)	1,764
Proceeds from maturities, prepayments or calls of investment securities available for sale	95,542	141,795	151,002
Proceeds from maturities, prepayments or calls of investment securities held to maturity	228	676	1,693
Proceeds from sale of investment securities available for sale	197,018	47,500	63,001
Increase in restricted cash	—	—	(26,000)
Proceeds from the sale of commercial real estate loans	20,771	—	98,628
Proceeds from the sale of jumbo residential mortgage loans	144,199	—	—
Proceeds from the sale of repossessed assets	280	—	—
Net (increase) decrease in loans	(27,430)	(67,475)	12,447
Purchases of bank properties and equipment	(4,159)	(3,869)	(8,384)
Return of surrender value of BOLI	1,504	—	2,230
Proceeds from sale of real estate owned	7,503	3,559	1,597

Net cash provided by investing activities	132,993	2,465	49,454

FINANCING ACTIVITIES
Net (decrease) increase in deposits	(91,653)	45,247	(272,105)
Net repayments of securities sold under agreements to repurchase—customer	(1,490)	(3,700)	(639)
Repayments of short-tem advances from FHLBNY	(459)	(1,318)	(1,266)
Borrowings of long-term advances from FHLBNY	—	60,000	—
Repayments under securities sold under agreements to repurchase—FHLB	—	(15,000)	—
Repayment of obligation under capital lease	(278)	(259)	(243)
Common stock issuance costs	—	—	(571)
Proceeds from issuance of common stock	—	—	99,551

Net cash (used in) provided by financing activities	(93,880)	84,970	(175,273)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	124,146	49,794	(93,404)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	143,616	93,822	187,226

CASH AND CASH EQUIVALENTS, END OF YEAR	$267,762	$143,616	$93,822

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$15,619	$21,137	$25,048
Income taxes paid	—	—	154
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Transfer of loans and bank properties to real estate owned	$3,851	$7,679	$3,344
Transfer of loans from held-for-sale to held-for-investment	413	9,905	6,374

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts presented in the tables, except share and per share amounts, are in thousands)

1. NATURE OF OPERATIONS

Sun Bancorp, Inc. (the “Company”) is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company is the parent company of Sun National Bank (the “Bank”), a national bank and the Company’s principal wholly owned subsidiary. The Bank’s wholly owned subsidiaries are Sun Financial Services, L.L.C., and 2020 Properties, L.L.C. and 4040 Properties, L.L.C. The Bank’s former subsidiary, Sun Home Loans, Inc., was merged into the Bank on September 16, 2011 pursuant to New Jersey law.

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

Through the Bank, the Company provides commercial and consumer banking services. As of December 31, 2013, the Company had 59 locations throughout New Jersey.

The Company’s outstanding common stock is traded on the NASDAQ Global Select Market under the symbol “SNBC.” The Company is subject to the reporting requirements of the Securities and Exchange Commission (“SEC”). The Bank’s primary federal regulator is the Office of the Comptroller of the Currency (the “OCC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices in the banking industry. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. The significant estimates include the allowance for loan losses, other-than-temporary impairment on investment securities, goodwill, intangible assets, income taxes, stock-based compensation, and the fair value of financial instruments. Actual results may differ from these estimates.

Prior Period Revision. Previously, the Company presented restricted cash, with respect to amounts held as collateral against letters of credit, in “Cash and due from banks” on the consolidated statements of financial condition. During the fourth quarter of 2013, the Company identified that certain of these balances should be classified as restricted cash. The table below reports the impact of these revisions on the consolidated statements of financial condition at December 31, 2012:

	Revised	As Reported
At December 31,	2012	2012
Cash and due from banks	$51,564	$77,564
Restricted cash	26,000	—

The table below reports the impact of these revisions to the consolidated statements of cash flows for the year ended December 31, 2011:

Years Ended December 31,	Revised 2011	As reported 2011
Change in investing assets and liabilities:
Increase in restricted cash	$(26,000)	$—
Net cash provided by investing activities	49,454	75,454
Net decrease in cash and cash equivalents	(93,404)	(67,404)
Cash and cash equivalents, end of year	93,822	119,822

Reclassifications. Certain reclassifications have been made to prior periods in the consolidated financial statements of operations to conform to current reporting. On the consolidated statements of operations, commission expense, which was previously reported in the combined financial statement caption of salaries and employee benefits, has been reclassified to conform to current financial statement presentation. In addition, as discussed further below, mortgage banking revenue, net combines certain items which were classified separately in prior annual reporting periods. There was no impact from these reclassifications on the Company’s results of operations and no material impact to the Company’s cash flows for the fiscal years ended December 31, 2012 and 2011.

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

Segment Information. As defined in accordance with FASB ASC 280, Segment Reporting (FASB ASC 280), the Company has one reportable and operating segment, “Community Banking.” All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, lending is dependent upon the ability of the Company to fund itself with deposits and other borrowings and manage interest rate and credit risk. Accordingly, all significant operating decisions are based upon analysis of the Company as one segment or unit.

Cash and Cash Equivalents. Cash and cash equivalents includes cash and amounts due from banks, interest-earning bank balances and federal funds sold, all of which have original maturity dates of 90 days or less.

Restricted Cash. Restricted cash includes cash held as collateral against customer letters of credit held with another bank.

Investment Securities. The Company’s investment portfolio includes both held-to-maturity and available-for-sale securities. The purchase and sale of the Company’s investment securities are recorded based on trade date accounting. At December 31, 2013 and 2012, the Company had no unsettled transactions. The following provides further information on the Company’s accounting for debt securities:

Held-to-Maturity—Investment securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available- for-Sale—Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability and the yield of alternative investments, are classified as available-for-sale. These assets are carried at their estimated fair value. Fair values are based on quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded, or in some cases where there is limited activity or less transparency around inputs, internally developed discounted cash flow models. Unrealized gains and losses are excluded from earnings and are reported net of tax in accumulated other comprehensive income (loss) on the consolidated statements of financial condition until realized, including those recognized through the non-credit component of an other-than-temporary impairment (“OTTI”) charge.

In accordance with FASB ASC 325-40, Beneficial Interests in Securitized Financial Assets (FASB ASC 325-40), and FASB ASC 320, Investment – Debt and Equity Securities (FASB ASC 320), the Company evaluates its securities portfolio for OTTI throughout the year. Each investment, which has a fair value less than the book value, is reviewed on a quarterly basis by management. Management considers, at a minimum, whether the following factors exist that, both individually or in combination, could indicate that the decline is other-than-temporary: (a) the Company has the intent to sell the security; (b) it is more likely than not that it will be required to sell the security before recovery; and (c) the Company does not expect to recover the entire amortized cost basis of the security. Among the factors that are considered in determining the Company’s intent is a review of capital adequacy, interest rate risk profile and liquidity at the Company. An impairment charge is recorded against individual securities if the review described above concludes that the decline in value is other-than-temporary. During 2013 and 2012, it was determined there were no other-than-temporarily impaired investments. As a result, the Company did not record credit related OTTI charges through earnings during the years ended December 31, 2013 and 2012, as compared to $250 thousand for the year ended December 31, 2011.

Loans Held-for-Sale. The Company had $20.7 million and $120.9 million of loans held-for-sale at December 31, 2013 and 2012, respectively. The balance at December 31, 2013 included residential mortgages originated with the intent to sell which were recorded at fair value. The balance at December 31, 2012 includes $99.0 million of residential mortgages originated with the intent to sell which were recorded at fair value and $21.9 million of commercial real estate loans, recorded at lower of cost or market. Effective July 1, 2012, the Company elected the fair value option under FASB ASC 825, The Fair Value Option for Financial Instruments, (“FASB ASC 825”), on its residential mortgage loans held-for-sale portfolio. This election resulted in a positive market value adjustment of $2.1 million, which was recognized in gain on sale of loans on the consolidated statements of operations for the twelve months ended December 31, 2012.

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

The provision for loan losses is based upon historical loan loss experience, a series of qualitative factors and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans under FASB ASC 310, Receivables (“FASB ASC 310”). Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans that continue to perform. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Impairment losses are included in the provision for loan losses. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss experience qualitative factors. Included in these qualitative factors are:

•	Levels of past due, classified and non-accrual loans, and troubled debt restructurings

•	Nature, volume and concentrations of loans

•	Historical loss trends

•	Changes in lending policies and procedures, underwriting standards, collections, and for commercial loans, the level of loans being approved with exceptions to policy

•	Experience, ability and depth of management and staff

•	National and local economic and business conditions, including various market segments

•	Quality of the Company’s loan review system and degree of Board oversight; and

•	Effect of external factors, including the deterioration of collateral values, on the level of estimated credit losses in the current portfolio

Commercial loans, including commercial real estate loans, are placed on non-accrual status at the time the loan has been delinquent for 90 days unless the loan is well secured and in the process of collection. Generally, commercial loans and commercial real estate loans are charged-off no later than 180 days after becoming delinquent unless the loan is well secured and in the process of collection, or other extenuating circumstances support collection. Residential real estate loans are typically placed on non-accrual status at the time the loan has been delinquent for 90 days. Other consumer loans are typically charged-off at 180 days delinquent. In all cases, loans must be placed on non-accrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

Goodwill and Intangible Assets. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company tests goodwill for impairment annually as of December 31. The Company elected to not apply the qualitative evaluation option permitted under Accounting Standards Update (“ASU”) 2011-8, Intangibles – Goodwill and Other (Topic 35): Testing Goodwill for Impairment issued in September 2011. Therefore, the Company utilizes the two-step goodwill impairment test outlined in FASB ASC 350, Intangibles – Goodwill and Other (“FASB ASC 350”). Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. A reporting unit is an operating segment, or one level below an operating segment, as defined in FASB ASC 280. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired and step two is therefore unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed to measure the amount of the impairment loss, if any. At December 31, 2013, the Company performed its annual goodwill impairment test, and step one of the analysis indicated that the Company’s fair value was greater than its carrying value; therefore, the Company’s goodwill was not impaired at December 31, 2013 and 2012. The carrying amount of goodwill totaled $38.2 million at December 31, 2013 and 2012.

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

Bank Owned Life Insurance (“BOLI”). The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value, or the amount that can be realized in accordance with FASB ASC 325-30, Investments in Insurance Contracts. At December 31, 2013, the Company had $26.2 million invested in a general account and $51.0 million in a separate account, for a total BOLI cash surrender value of $77.2 million. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying instruments may have an impact on investment income; however, the fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. Income from these policies and changes in the cash surrender value are recorded in BOLI income of the consolidated statements of operations.

Loan Servicing Assets. The Company originates certain Small Business Administration (“SBA”) loans for sale to institutional investors. In accordance with FASB ASC 860, Transfers and Servicing (“FASB ASC 860”), the cost of loans sold is allocated between the servicing rights, the retained portion of the loan and the sold portion of the loan based on the relative fair values of each.

Loan servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. In accordance with FASB ASC 860, the Company regularly evaluates the loan servicing asset for impairment. Because loans are sold individually and are not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. The Company measures the loan servicing assets by estimating the present value of expected future cash flows for each servicing asset, based on their unique characteristics and market-based assumptions for prepayment speeds and records a valuation allowance for the amount by which the carrying amount of the servicing asset exceeds the fair value. The gross carrying value of the Company’s loan servicing assets was $364 thousand and $389 thousand at December 31, 2013 and 2012, respectively. The fair value of the loan servicing rights is determined by valuation techniques. Valuation adjustments to the loan servicing assets for the years ended December 31, 2013, 2012 and 2011 were $58 thousand of expense, $95 thousand of expense and $0, respectively. These adjustments are reflected in other income on the consolidated statements of operations. The valuation allowance for the loan servicing assets at December 31, 2013 and 2012 was $177 thousand and $118 thousand, respectively. The net carrying value of the loan servicing asset is included within other assets on the consolidated statements of financial condition.

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

Mortgage Banking Revenue, Net. Mortgage banking revenue, net includes revenues associated with the sale of residential mortgage loans originated with the intent to sell, net of recourse liability provision as well as gain on bulk sales of jumbo residential mortgage loans. The components of this line item are as follows:

	For the Year Ended December 31,
	2013	2012
Gains on the sale of residential mortgage loans (1)	$12,510	$7,967
Gain on bulk sale of jumbo residential mortgage loans	1,968	—
Market value adjustment on loans held-for-sale (1)	(1,752)	2,512
Fair value adjustment on interest rate lock commitments (2)	(728)	847
Recourse liability provision (3)	(400)	(775)

Mortgage banking revenue, net	$11,598	$10,551

(1)	Reported in gain on sale of loans in the Company’s 2012 Form 10-K consolidated statements of operations.
(2)	Reported in other non-interest income in the Company’s 2012 Form 10-K consolidated statements of operations.
(3)	Reported in other non-interest expense in the Company’s 2012 Form 10-K consolidated statements of operations.

Accumulated Other Comprehensive Loss. The Company classifies items of accumulated other comprehensive loss by their nature and displays the details of other comprehensive loss in the consolidated statement of comprehensive loss. Amounts categorized as accumulated other comprehensive loss represent net unrealized gains or losses on investment securities available for sale, net of tax and the non-credit portion of any OTTI loss not recorded in earnings. Reclassifications are made to avoid double counting items which are displayed as part of net loss for the period. These reclassifications for the years ended December 31, 2013, 2012 and 2011 are as follows:

DISCLOSURE OF RECLASSIFICATION AMOUNTS, NET OF TAX

Years Ended December 31,	2013			2012			2011
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Unrealized holding (loss) gain on securities available for sale during the year	$(12,120)	$4,950	$(7,170)	$2,788	$(1,139)	$1,649	$13,053	$(5,332)	$7,721
Less:
Reclassification adjustment for net gain included in net income (1)	(3,500)	1,429	(2,071)	(151)	63	(88)	(1,855)	757	(1,098)
Reclassification adjustment for net impairment loss recognized in earnings (1)	—	—	—	—	—	—	250	(102)	148

Net unrealized (loss) gain on securities available for sale	$(15,620)	$6,379	$(9,241)	$2,637	$(1,076)	$1,561	$11,448	$(4,677)	$6,771

(1)	All pre-tax amounts are included in non-interest income in the Consolidated statements of operations.

Treasury Stock. Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders’ equity. At December 31, 2013 and 2012, the Company held 1,996,621 shares of treasury stock and 2,106,723 shares, respectively.

Stock-Based Compensation. The Company accounts for stock-based compensation issued to employees, and when appropriate, non-employee, in accordance with the fair value recognition provisions of FASB ASC 718, Compensation—Stock Compensation, (“FASB ASC 718”). Under the fair value provisions of FASB ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate vesting period using the straight-line method. However, consistent with FASB ASC 718, the amount of stock-based compensation cost recognized at any date must at least equal the portion of the grant date value of the award that is vested at that date and, as a result, it may be necessary to recognize the expense using a ratable method. Although the provisions of FASB ASC 718 should generally be applied to non-employees, FASB ASC 505-50, Equity-Based Payments to Non-Employees, is used in determining the measurement date of the compensation expense for non-employees.

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

The Company’s stock-based incentive plans authorize the issuance of shares of common stock pursuant to awards that may be granted in the form of stock options to purchase common stock (“Options”) and awards of shares of common stock (“Stock Awards”). The purpose of the Company’s stock-based incentive plans is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, advisory directors, employees and other persons to promote the success of the Company. Under the Company’s stock-based incentive plans, Options generally expire ten years after the date of grant, unless terminated earlier under the Option’s terms. A committee of non-employee directors has the authority to determine the conditions upon which the Options granted will vest. Options are granted at the then fair market value of the Company’s stock. All or a portion of any Stock Awards earned as compensation by a director may be deferred under the Company’s Directors’ Deferred Fee Plan.

In accordance with FASB ASC 718, the fair value of the Options granted is estimated on the date of grant using the Black-Scholes option pricing model which uses the assumptions noted in the table below. The expected term of an Option is estimated using historical exercise behavior of employees at a particular level of management who were granted Options with a comparable term. The Options have historically been granted a 10 year term. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected volatility is based on the historical volatility of the Company’s stock price.

Significant weighted average assumptions used to calculate the fair value of the Option awards for the years ended December 31, 2013, 2012 and 2011 are as follows:

WEIGHTED AVERAGE ASSUMPTIONS USED IN BLACK-SCHOLES OPTION PRICING MODEL

Years Ended December 31,	2013	2012	2011
Fair value of Options granted during the year	$1.85	$1.52	$2.11
Risk-free rate of return	0.85%	0.98%	2.72%
Expected term in months	59	61	78
Expected volatility	62%	62%	47%
Expected dividends (1)	$—	$—	$—

(1)	To date, the Company has not paid cash dividends on its common stock.

At December 31, 2013, the Company had five stock-based employee compensation plans, which are described more fully in Note 15.

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

Income Taxes. The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“FASB ASC 740”). FASB ASC 740 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated statements of operations. Assessment of uncertain tax positions under FASB ASC 740 requires careful consideration of the technical merits of a position based on management’s analysis of tax regulations and interpretations. Significant judgment is applied when addressing the requirements of FASB ASC 740. At December 31, 2013, the Company had a valuation allowance of $119.3 million against its gross deferred tax asset and a net deferred tax asset of $4.6 million. As the Company remained in a cumulative loss position, a full deferred tax valuation allowance is still appropriate at December 31, 2013. See Note 20 for additional information on the Company’s application of FASB ASC 740.

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

Recent Accounting Principles. In January 2014, the FASB issued ASU 2014-4, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either the creditor obtaining legal title to the residential real estate property upon completion of foreclosure or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. For public entities, the amendments are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exisits. The amendments in this update seek to eliminate the diversity in practice in the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists by presenting the unrecognized tax benefit, or a portion of the unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset. To the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward are not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2013. The Company has evaluated the impact of this adoption of this accounting standards update on its financial statements and future financial statements will reflect the required disclosures.

In July 2013, the FASB issued ASU 2013-10, Derivatives and Hedging (Topic 815) – Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. ASU 2013-10 permits the use of the Fed Funds Effective Swap Rate (OIS) as a U.S. benchmark interest rate for hedge accounting purposes. It also removes the restriction on using different benchmark rates for similar hedges. ASU 2013-10 is effective for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013 and did not materially affect the Company’s financial statements.

In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this update aim to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments seek to attain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account instead of directly to income or expense in the same reporting period. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. The Company’s financial statements include the disclosures required upon the adoption of this accounting standards update.

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

3. BRANCH SALES AND CONSOLIDATIONS

During 2013, the Company consolidated three leased branch offices into one existing branch office. The Company recognized $439 thousand in expenses as a result of this consolidation. During 2012, the Company consolidated three owned branch offices and one leased branch office into existing branch offices. As a result of these 2012 consolidations, the Company added the three owned branch offices to the real estate owned portfolio in the amount of $1.4 million, which included a loss on the transfer of $236 thousand. No branch sales or consolidations occurred in 2011.

4. INVESTMENT SECURITIES

The amortized cost of investment securities and the approximate fair value at December 31, 2013 and 2012 were as follows:

SUMMARY OF INVESTMENT SECURITIES

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2013
Available for sale:
U.S. Treasury securities	$2,496	$4	$—	$2,500
U.S. Government agency securities	4,969	—	(562)	4,407
U.S. Government agency mortgage-backed securities	325,316	1,043	(8,295)	318,064
Other mortgage-backed securities	277	16	—	293
State and municipal securities	29,240	1,213	—	30,453
Trust preferred securities	12,626	—	(4,659)	7,967
Collateralized Loan Obligations	73,915		(686)	73,229
Other securities	3,184	—	—	3,184

Total available for sale	452,023	2,276	(14,202)	440,097

Held to maturity:
U.S. Government agency mortgage-backed securities	431	11	—	442
Other securities	250	—	—	250

Total held to maturity	681	11	—	692

Total investment securities	$452,704	$2,287	$(14,202)	$440,789

December 31, 2012
Available for sale:
U.S. Treasury securities	$9,998	$13	$—	$10,011
U.S. Government agency securities	4,966	—	(17)	4,949
U.S. Government agency mortgage-backed securities	348,854	7,104	(980)	354,978
Other mortgage-backed securities	287	—	(1)	286
State and municipal securities	36,848	3,322	—	40,170
Trust preferred securities	12,622	—	(6,740)	5,882
Corporate bonds	24,449	993	—	25,442
Other securities	1,464	—	—	1,464

Total available for sale	439,488	11,432	(7,738)	443,182

Held to maturity:
U.S. Government agency mortgage-backed securities	662	48	—	710
Other securities	250	—	—	250

Total held to maturity	912	48	—	960

Total investment securities	$440,400	$11,480	$(7,738)	$444,142

During 2013, the Company had two securities called prior to maturity for $1.5 million of proceeds, resulting in gross realized gains of $11 thousand, 42 available for sale securities were sold prior to maturity for gross proceeds of $199.6 million, which resulted in gross realized gains of $3.5 million and three securities matured, generating $10.2 million of gross proceeds. During 2012, the Company had six securities called prior to maturity for $7.0 million of proceeds, resulting in gross realized gains and losses of $10 thousand and $93 thousand, eight available for sale securities were sold prior to maturity for gross proceeds of $47.5 million, which resulted in gross realized gains and losses of $475 thousand and $241 thousand, respectively, and eight securities matured, generating $9.1 million of gross proceeds. The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2013 and 2012:

GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
December 31, 2013
U.S. Government agency securities	$—	$—	$4,407	$(562)	$4,407	$(562)
U.S. Government agency mortgage-backed securities	246,348	(7,374)	7,961	(921)	254,309	(8,295)
Trust preferred securities	—	—	7,967	(4,659)	7,967	(4,659)
Collateralized Loan Obligations	45,729	(686)	—	—	45,729	(686)

Total	$292,077	$(8,060)	$20,335	$(6,142)	$312,412	$(14,202)
December 31, 2012
U.S. Government agency securities	$4,949	$(17)	$—	$—	$4,949	$(17)
U.S. Government agency mortgage-backed securities	69,145	(980)	—	—	69,145	(980)
Other mortgage-backed securities	286	(1)	—	—	286	(1)
Trust preferred securities	—	—	5,882	(6,740)	5,882	(6,740)

Total	$74,380	$(998)	$5,882	$(6,740)	$80,262	$(7,738)

The Company determines whether unrealized losses are temporary in nature in accordance with FASB ASC 325-40, when applicable, and FASB ASC 320-10, Investments – Overall, (“FASB ASC 320-10”). The evaluation is based upon factors such as the creditworthiness of the underlying borrowers, performance of the underlying collateral, if applicable, and the level of credit support in the security structure. Management also evaluates other factors and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost and near-term prospects of the issuer.

FASB ASC 320-10 requires the Company to assess if an OTTI exists by considering whether the Company has the intent to sell the security or it is more likely than not that it will be required to sell the security before recovery. If either of these situations apply, the guidance requires the Company to record an OTTI charge to earnings for the difference between the amortized cost basis of the security and the fair value of the security. If neither of these situations apply, the Company is required to assess whether it is expected to recover the entire amortized cost basis of the security. If the Company is not expected to recover the entire amortized cost basis of the security, the guidance requires the Company to bifurcate the identified OTTI into a credit loss component and a component representing loss related to other factors. A discount rate is applied which equals the effective yield of the security. The difference between the present value of the expected flows and the amortized book value is considered a credit loss. When a market price is not readily available, the market value of the security is determined using the same expected cash flows; the discount rate is a rate the Company determines from the open market and other sources as appropriate for the security. The difference between the market value and the present value of cash flows expected to be collected is recognized in accumulated other comprehensive loss on the consolidated statements of financial condition. Application of this guidance resulted in no OTTI charges during the years ended December 31, 2013 and 2012.

The following is a roll-forward for the years ended December 31, 2013 and 2012 of OTTI charges recognized in earnings as a result of credit losses on investments:

CUMULATIVE OTTI RECOGNIZED IN OPERATIONS

At or for the Year Ended December 31, 2013	Amount
Cumulative OTTI, beginning of year	$10,203
Additional increase as a result of net impairment losses recognized on investments	—
Decrease as a result of the sale of an investment with net impairment losses	—

Cumulative OTTI, end of year	$10,203

At or for the Year Ended December 31, 2012	Amount
Cumulative OTTI, beginning of year	$10,203
Additional increase as a result of net impairment losses recognized on investments	—
Decrease as a result of the sale of an investment with net impairment losses	—

Cumulative OTTI, end of year	$10,203

At or for the Year Ended December 31, 2011	Amount
Cumulative OTTI, beginning of year	$10,683
Additional increase as a result of net impairment losses recognized on investments	250
Decrease as a result of the sale of an investment with net impairment losses	(730)

Cumulative OTTI, end of year	$10,203

U.S. Government Agency Securities. At December 31, 2013, the gross unrealized loss in the category of less than 12 months of $562 thousand consisted of one agency security with an estimated fair value of $4.4 million issued and guaranteed by a U.S. Government sponsored agency. The Company monitors certain factors such as market rates and possible credit deterioration to determine if an OTTI exists. As of December 31, 2013, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

U.S. Government Agency Mortgage-Backed Securities. At December 31, 2013, the gross unrealized loss in the category of less than 12 months of $7.4 million consisted of 34 mortgage-backed securities with an estimated fair value of $246.3 million. The gross unrealized loss in the category of 12 months or longer of $921 thousand consisted of two mortgage-backed securities with an estimated fair value of $8.0 million, issued and guaranteed by a U.S. Government sponsored agency. The Company monitors certain factors such as market rates and possible credit deterioration to determine if an OTTI exists. As of December 31, 2013, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Collateralized Loan Obligation Securities. At December 31, 2013, the gross unrealized loss in the category of less than 12 months of $686 thousand consisted of four AAA and three AA rated collateralized loan obligation securities with an estimated fair value of $45.7 million. The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists. As of December 31, 2013, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

These securities are subject to the provisions of the Volcker Rule. However, a final determination has yet to be made on whether banks will be required to divest these investments. Discussion has been ongoing among the regulators, Congress and the investors in collateralized loan obligations. Based on the current status of these discussions and through the Company’s communication with its investment advisors, the Company believes it will either be able to hold these collateralized loan obligation investments in its portfolio or have them modified such that the perceived risk will be adequately eliminated.

Trust Preferred Securities. At December 31, 2013, the gross unrealized loss in the category of 12 months or longer of $4.7 million consisted of two trust preferred securities. The trust preferred securities are comprised of one non-rated single issuer security with an amortized cost of $3.8 million and an estimated fair value of $2.5 million, and one investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $5.4 million.

For the pooled security, the Company monitors each issuer in the collateral pool with respect to financial performance using data from the issuer’s most recent regulatory reports as well as information on issuer deferrals and defaults. Also the security structure is monitored with respect to collateral coverage and current levels of subordination. Expected future cash flows are projected assuming additional defaults and deferrals based on the performance of the collateral pool. The investment grade pooled security is in a senior position in the capital structure. The security had a 2.5 times principal coverage. As of the most recent reporting date interest has been paid in accordance with the terms of the security. The Company reviews projected cash flow analysis for adverse changes in the present value of projected future cash flows that may result in an other-than-temporary credit impairment to be recognized through earnings. The most recent valuations assumed no recovery on any defaulted collateral, no recovery on any deferring collateral and an additional 3.6% of defaults or deferrals’ every three years with no recovery rate. As of December 31, 2013, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

On January 14, 2014, the five federal agencies approved an interim final rule to permit banking entities to retain interests in certain collateralized debt obligations backed primarily by trust preferred securities from the investment prohibitions of the Volcker Rule. Under the interim final rule, the agencies permit the retention of an interest in or sponsorship of covered funds by banking entities if certain qualifications are met. In addition, the agencies released a non-exclusive list of issuers that meet the requirements of the interim final rule. The pooled security was included in the list of non-exclusive issuers that meet the requirements of the interim final rule released by the agencies and therefore will not be required to be sold by the Company.

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

In August 2009, the issuer of the single issuer trust preferred security elected to defer its normal quarterly dividend payment. As contractually permitted, the issuer may defer dividend payments up to five years with accumulated dividends, and interest on those deferred dividends, payable upon the resumption of its scheduled dividend payments. The issuer is currently operating under an agreement with its regulators. The agreement stipulates the issuer must receive permission from its regulators prior to resuming its scheduled dividend payments. The contractual deferred period ends for the issuer on September 1, 2014.

During the year ended December 31, 2013, the Company did not record an OTTI credit-related charge related to this deferring single issuer trust preferred security. Based on the Company’s most recent evaluation, the Company does not expect the issuer to default on the security based primarily on the issuer’s subsidiary bank reporting that it meets the minimum regulatory requirements to be considered a “well-capitalized” institution. The Company recognizes that the length of time the issue has been in deferral, the difficult economic environment and some weakened performance measures, while recently improving, increases the probability that a full recovery of principal and anticipated dividends may not be realized. The cumulative OTTI on this security as of December 31, 2013 was $1.2 million. Based upon the current capital position of the issuer and recent improvements in the financial performance of the issuer, the Company concluded that an additional impairment charge is not warranted at December 31, 2013.

The amortized cost and estimated fair value of the investment securities, by contractual maturity, at December 31, 2013 is shown below. Actual maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CONTRACTUAL MATURITIES OF INVESTMENT SECURITIES

	Available for Sale		Held to Maturity
December 31, 2013	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$3,184	$3,184	$—	$—
Due after one year through five years	3,430	3,490	250	250
Due after five years through ten years	35,452	35,460	—	—
Due after ten years	84,364	79,606	—	—

Total investment securities, excluding mortgage-backed securities	126,430	121,740	250	250
U.S. Government agency mortgage-backed securities	325,316	318,064	431	442
Other mortgage-backed securities	277	293	—	—

Total investment securities	$452,023	$440,097	$681	$692

At December 31, 2013, the Company had $97.0 million, amortized cost, and $95.9 million, estimated fair value, of investment securities pledged to secure public deposits. At December 31, 2013, the Company had $121.6 million, amortized cost, and $119.8 million, estimated fair value, of investment securities pledged as collateral on secured borrowings.

5. LOANS RECEIVABLE

The components of loans receivable, net were as follows:

Loan Components
December 31,	2013	2012
Commercial:
Commercial	$478,734	$556,966
CRE owner occupied	468,442	527,825
CRE non-owner occupied	576,084	584,857
Land and development	64,306	55,919
Consumer:
Home equity lines of credit	188,478	207,720
Home equity term loans	25,279	30,842
Residential real estate	305,552	273,413
Other	30,829	38,618

Total gross loans	2,137,704	2,276,160
Allowance for loan losses	(35,537)	(45,873)

Loans, net	$2,102,167	$2,230,287

Loans past due 90 days and accruing	$—	$—
Troubled debt restructuring, accruing	—	—

Loans on Non-accrual Status
December 31,	2013	2012
Commercial
Commercial	$2,358	$12,156
Commercial, held-for-sale	—	1,114
CRE owner occupied	14,408	14,957
CRE owner occupied, held-for-sale	—	3,223
CRE non-owner occupied	1,969	5,305
CRE non-owner occupied, held-for-sale	—	5,298
Land and development	2,158	20,897
Land and development, held-for-sale	—	589
Consumer:
Home equity lines of credit	3,749	3,714
Home equity term loans	1,240	1,226
Residential real estate	3,341	5,747
Other	591	658

Total non-accrual loans	$29,814	$74,884

Troubled debt restructurings, non-accrual	$8,163	$18,244

Troubled debt restructurings, non-accrual , held-for-sale	$—	$2,499

Interest income not recognized as a result of the non-accrual loans was $4.2 million, $7.7 million and $4.9 million for the years ended December 31, 2013, 2012 and 2011, respectively. The amount of interest included in net income on these loans for the years ended December 31, 2013, 2012 and 2011 was $1.2 million, $5.0 million and $3.8 million, respectively.

Many of the Company’s commercial loans have a real estate component as part of the collateral securing the loan. Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property. Loans secured by owner-occupied properties are dependent upon the successful operation of the borrower’s business. If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired. Loans secured by properties where repayment is dependent upon payment of rent by third-party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit.

As of December 31, 2013, the Company had $54.5 million outstanding on 17 residential construction, commercial construction and land development relationships for which the agreements included interest reserves. As of December 31, 2012, the Company had $24.3 million outstanding on 19 residential construction, commercial construction and land development relationships for which the agreements included interest reserves. The total amount available in those reserves to fund interest payments was $4.3 million and $3.6 million at December 31, 2013 and December 31, 2012, respectively. There were no relationships with interest reserves which were on non-accrual status as of December 31, 2013 and 2012. Construction projects are monitored throughout their lives by professional inspectors engaged by the Company. The budgets for loan advances and borrower equity injections are developed at underwriting time in conjunction with the review of the plans and specifications for the project being financed. Advances of the Company’s funds are based on the prepared budgets and will not be made unless the project has been inspected by the Company’s professional inspector who must certify that the work related to the advance is in place and properly complete. As it relates to construction project financing, the Company does not extend, renew or restructure terms unless its borrower posts cash collateral in an interest reserve.

Included in the Company’s loan portfolio are modified commercial loans. Per FASB ASC 310-40, Troubled Debt Restructurings, a modification is one in which the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider, such as providing for a below market interest rate and/or forgiving principal or previously accrued interest; this modification may stem from an agreement or be imposed by law or a court, and may involve a multiple note structure. Generally, prior to the modification, the loans which are modified as a troubled debt restructuring (“TDR”) are already classified as non-performing. These loans may only be returned to performing (i.e. accrual status) after considering the borrower’s sustained repayment performance for a reasonable amount of time, generally six months; this sustained repayment performance may include the period of time just prior to the restructuring.

Under approved lending decisions, the Company had commitments to lend additional funds totaling approximately $568.8 million and $842.4 million at December 31, 2013 and 2012, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

Most of the Company’s business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets are used to secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market. As of December 31, 2013, the Company had $241.7 million in loans pledged as collateral on secured borrowings.

6. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows:

Allowance for Loan Losses and Recorded Investment in Financing Receivables

	For the Year Ended December 31, 2013
	Commercial	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:
Beginning balance	$33,197	$2,734	$3,333	$6,609	$45,873
Charge-offs	(21,090)	(1,646)	(409)	(878)	(24,023)
Recoveries	11,747	488	15	290	12,540

Net charge-offs	(9,343)	(1,158)	(394)	(588)	(11,483)
Provision for loan losses	3,974	1,799	(41)	(4,585)	1,147

Ending balance	$27,828	$3,375	$2,898	$1,436	$35,537

Ending balance: individually evaluated for impairment	$916	$—	$—	$17	$933

Ending balance: collectively evaluated for impairment	$26,912	$3,375	$2,898	$1,419	$34,604

Financing Receivables:
Ending balance	$1,587,567	$213,757	$305,552	$30,828	$2,137,704

Ending balance: individually evaluated for impairment	$28,772	$4,988	$2,569	$586	$36,915

Ending balance: collectively evaluated for impairment	$1,558,795	$208,769	$302,983	$30,242	$2,100,789

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

	For the Year Ended December 31, 2012
	Commercial	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:
Beginning balance	$34,227	$2,566	$903	$3,971	$41,667
Charge-offs	(51,265)	(2,489)	(249)	(1,610)	(55,613)
Recoveries	1,950	450	14	190	2,604

Net charge-offs	(49,315)	(2,039)	(235)	(1,420)	(53,009)
Provision for loan losses	48,285	2,207	2,665	4,058	57,215
Ending balance	$33,197	$2,734	$3,333	$6,609	$45,873

Ending balance: individually evaluated for impairment	$951	$—	$98	$—	$1,049

Ending balance: collectively evaluated for impairment	$32,246	$2,734	$3,235	$6,609	$44,824

Financing Receivables:
Ending balance	$1,725,567	$238,562	$273,413	$38,618	$2,276,160

Ending balance: individually evaluated for impairment	$71,443	$4,756	$5,612	$631	$82,442

Ending balance: collectively evaluated for impairment	$1,654,124	$233,806	$267,801	$37,987	$2,193,718

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

	For the Year Ended December 31, 2011
	Commercial	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:
Beginning balance	$76,759	$2,883	$661	$1,410	$81,713
Charge-offs	(112,108)	(3,337)	(1,064)	(1,303)	(117,812)
Recoveries	2,459	88	43	523	3,113

Net charge-offs	(109,649)	(3,249)	(1,021)	(780)	(114,699)
Provision for loan losses	67,117	2,932	1,263	2,954	74,266
Reserves transferred	—	—	—	387	387
Ending balance	$34,227	$2,566	$903	$3,971	$41,667

Ending balance: individually evaluated for impairment	$5,429	$—	$14	$47	$5,490

Ending balance: collectively evaluated for impairment	$28,798	$2,566	$889	$3,924	$36,177

Financing Receivables:
Ending balance	$1,878,026	$265,987	$100,438	$46,671	$2,291,122

Ending balance: individually evaluated for impairment	$98,916	$4,595	$2,522	$97	$106,130

Ending balance: collectively evaluated for impairment	$1,779,110	$261,392	$97,916	$46,574	$2,184,992

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

Risk Characteristics

Commercial Loans. Included in this segment is commercial and industrial, commercial real estate owner occupied, commercial real estate non-owner occupied, and land and development. Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the loan. Commercial real estate owner occupied loans rely on the cash flow from the successful operation of the borrower’s business to make repayment. If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired. Commercial real estate non-owner occupied loans rely on the payment of rent by third party tenants. The borrower’s ability to repay the loan or sell the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit. Commercial and industrial loans are primarily secured by assets of the business, such as accounts receivable and inventory. Due to the nature of the collateral securing these loans, the liquidation of these assets may be problematic and costly. Commercial real estate owner occupied and non-owner occupied loans are secured by the underlying properties. The local economy and real estate market affect the appraised value of these properties which may impact the ultimate repayment of these loans. Land and development loans are primarily repaid by the sale of the developed properties or by conversion to a permanent term loan. These loans are dependent upon the completion of the project on time and within budget, which may be impacted by general economic conditions. The Company requires cash collateral in an interest reserve in order to extend credit on construction projects to mitigate the credit risk.

Home Equity Loans. This segment consists of both home equity lines of credit and home equity term loans on single family residences. These loans rely on the personal income of the borrower for repayment which may be impacted by economic conditions, such as unemployment levels, interest rates and the housing market. These loans are primarily secured by second liens on properties. The secondary source of repayment may be impaired by the real estate market and local regulations.

Residential Real Estate Loans. Included in this segment are residential mortgages on single family residences. These loans rely on the personal income of the borrower for repayment which may be impacted by economic conditions, such as unemployment levels, interest rates and the housing market. These loans are primarily secured by liens on the underlying properties. The secondary source of repayment may be impaired by the real estate market and local regulations.

Other Loans. Other loans consist of personal credit lines, mobile home loans and consumer installment loans. These loans rely on the borrowers’ personal income for repayment and are either unsecured or secured by personal use assets and mobile homes. These loans may be impacted by economic conditions such as unemployment levels. The liquidation of the assets securing these loans may be difficult and costly.

The allowance for loan losses was $35.5 million, $45.9 million and $41.7 million at December 31, 2013, 2012 and 2011, respectively. The ratio of allowance for loan losses to loans held-for-investment was 1.66%, 2.02% and 1.82% at December 31, 2013, 2012 and 2011, respectively.

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

A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in a loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Impairment losses are included in the provision for loan losses on the consolidated statements of operations. Impaired loans include accruing and non-accruing TDR loans. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historical loss and recovery experience and qualitative factors. Such loans generally include consumer loans, residential real estate loans, and small business loans. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan-to-value ratios, management’s abilities and external factors.

The following tables present the Company’s components of impaired loans, segregated by class of loans. Commercial and consumer loans that were collectively evaluated for impairment are not included in the data that follows:

Impaired Loans
As of December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial & industrial	$3,206	$3,281	$—	$1,884	$—	$—
CRE owner occupied	18,503	27,367	—	13,528	—	—
CRE non-owner occupied	1,969	2,251	—	66	—	—
Land and development	2,512	2,549	—	2,669	—	—
Consumer:
Residential real estate	2,569	3,135	—	1,689	—	—
Home Equity Lines of Credit	3,749	5,051	—	3,132	—	—
Home Equity Term Loans	1,238	1,456	—	918	—	—
Other	560	1,567	—	481	—	—

With an allowance recorded:
Commercial:
Commercial & industrial	$423	$425	$423	$73	$—	$—
CRE owner occupied	2,164	2,164	494	47	—	—
Consumer:
Other	26	27	17	16	—	—

Total commercial	$28,777	$38,037	$917	$18,267	$—	$—
Total consumer	$8,142	$11,236	$17	$6,236	$—	$—

Impaired Loans
As of December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial & industrial	$17,257	$19,094	$—	$13,112	$—	$—
Commercial & industrial, held for sale	1,125	2,252		1,987	—	—
CRE owner occupied	22,586	42,558	—	18,650	—	—
CRE owner occupied, held for sale	5,596	17,091		11,217	—	—
CRE non-owner occupied	5,305	6,979	—	5,379	—	—
CRE non-owner occupied, held for sale	5,428	9,583		5,269	—	—
Land and development	20,649	31,333	—	22,321	—	—
Land and development, held for sale	589	2,124		1,255	—	—
Consumer:
Residential real estate	5,428	5,852	—	4,176	—	—
Home Equity Lines of Credit	3,582	4,610	—	2,443	—	—
Home Equity Term Loans	1,174	1,285	—	864	—	—
Other	631	1,395	—	193	—	—

With an allowance recorded:
Commercial:
CRE owner occupied	4,649	8,779	649	4,675	—	—
Land and development	997	1,013	302	287	—	—
Consumer:
Residential Real Estate	184	194	98	67	—	—
Total commercial	$84,181	$140,806	$951	$84,152	$—	$—
Total consumer	$10,999	$13,336	$98	$7,743	$—	$—

Impaired Loans
As of December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial & industrial	$9,401	$12,778	$—	$3,640	$—	$—
CRE owner occupied	32,202	55,982	—	31,568	—	—
CRE non-owner occupied	7,308	8,328	—	4,698	—	—
Land and development	25,925	26,148	—	25,037	—	—
Consumer:
Residential real estate	2,434	2,758	—	470	—	—
Home Equity Lines of Credit	3,398	4,402	—	637	—	—
Home Equity Term Loans	1,197	1,306	—	228	—	—
Other	50	50	—	2	—	—

With an allowance recorded:
Commercial:
Commercial & industrial	$4,955	$6,110	$262	$5,662	$207	$207
CRE owner occupied	9,706	14,449	2,448	9,152	—	—
CRE non-owner occupied	2,565	3,468	229	1,143	—	—
Land and development	6,854	7,063	2,490	6,129	—	—
Consumer:
Residential Real Estate	89	164	14	45	—	—
Other	47	47	47	19	—	—

Total commercial	$98,916	$134,326	$5,429	$87,029	$207	$207
Total consumer	$7,215	$8,727	$61	$1,401	$—	$—

In accordance with FASB ASC 310, those impaired loans which are collateral dependent do not result in a specific allowance for loan losses. Included in impaired loans at December 31, 2013 were three TDRs, all of which were collateral dependent. In addition, one of the TDRs at December 31, 2013 included a commitment to lend additional funds of $100,000 as of December 31, 2013.

The following table presents an analysis of the Company’s TDR agreements entered into during the twelve months ended December 31, 2013, 2012 and 2011:

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial and industrial	1	$1,417	$1,392
CRE owner occupied	1	413	406
Residential real estate	1	199	197

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
CRE owner occupied	1	$8,955	$8,955
CRE non-owner occupied	1	272	265
Land and development	1	371	413

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
CRE owner occupied	2	441	423
Land and development	1	1,745	737

The following tables present information regarding the types of concessions granted on loans that were restructured during the twelve months ended December 31, 2013, 2012 and 2011:

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2013
	Number of Contracts	Concession Granted
Commercial and industrial	1	Modified principal repayment terms.
CRE owner occupied	1	Interest rate concession.
Residential real estate	1	Modified term debt to interest only for a 6 month period.

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2012
	Number of Contracts	Concession Granted
CRE owner occupied	1	Reduction in the outstanding principal balance.
CRE non-owner occupied	1	Interest rate concession.
Land and development	1	Interest rate concession.

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2011
	Number of Contracts	Concession Granted
CRE Owner occupied	2	Reduction in the outstanding principal balance.
Land and development	1	Interest rate concession.

During the twelve months ended December 31, 2013, the Company did not have any TDR agreements that had subsequently defaulted that were entered into within the respective preceding twelve months. All TDRs are currently on non-accrual status.

Troubled Debt Restructurings That Subsequently Defaulted For the Year Ended December 31, 2012
	Number of Contracts	Outstanding Recorded Investment
Land and development	1	$748

Troubled Debt Restructurings That Subsequently Defaulted For the Year Ended December 31, 2011
	Number of Contracts	Outstanding Recorded Investment
Commercial and industrial	4	$13,614
CRE owner occupied	8	6,862

The following tables present the Company’s distribution of risk ratings loan portfolio, segregated by class, as of December 31, 2013, 2012 and 2011:

Credit Quality Indicators
As of December 31, 2013
Credit Risk by Internally Assigned Grade
	Commercial				Consumer
	Commercial & industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other
Grade:
Pass	$415,875	$407,486	$550,426	$61,303	$181,796	$24,016	$299,625	$29,994
Special Mention	37,064	17,741	9,464	494	—	—	—	—
Substandard	25,372	41,051	16,194	2,509	6,682	1,263	5,927	809
Doubtful	423	2,164	—	—				26

Total	$478,734	$468,442	$576,084	$64,306	$188,478	$25,279	$305,552	$30,829

Credit Quality Indicators
As of December 31, 2012
	Commercial				Consumer
	Commercial & industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other
Grade:
Pass	$479,983	$456,576	$544,645	$32,791	$200,429	$29,561	$265,139	$37,561
Special Mention	36,233	19,955	24,885	—	—	—	—	—
Substandard	40,750	51,294	15,327	23,128	7,291	1,281	8,274	1,057

Total	$556,966	$527,825	$584,857	$55,919	$207,720	$30,842	$273,413	$38,618

Credit Quality Indicators
As of December 31, 2011
	Commercial				Consumer
	Commercial & industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other
Grade:
Pass	$501,605	$515,555	$567,295	$42,268	$218,066	$40,138	$94,681	$44,821
Special Mention	26,062	24,483	30,013	5,799	—	—	—	—
Substandard	23,729	64,323	29,487	47,407	6,451	1,332	5,757	1,850

Total	$551,396	$604,361	$626,795	$95,474	$224,517	$41,470	$100,438	$46,671

The Company’s primary tool for assessing risk when evaluating a credit in terms of its underwriting, structure, documentation and eventual collectability is a risk rating system in which the loan is assigned a numeric value. Behind each numeric category is a defined set of characteristics reflective of the particular level of risk.

The risk rating system is based on a fourteen point grade using a two-digit scale. The upper seven grades are for “pass” categories, the middle grade is for the “criticized” category, while the lower six grades represent “classified” categories which are equivalent to the guidelines utilized by the OCC.

The portfolio manager is responsible for assigning, maintaining, and documenting accurate risk ratings for all commercial loans and commercial real estate loans. The portfolio manager assigns a risk rating at the inception of the loan, reaffirms it annually, and adjusts the rating based on the performance of the loan. As part of the loan review process, a regional credit officer will review risk ratings for accuracy. The portfolio manager’s risk rating will also be reviewed periodically by the loan review department and the Bank’s regulators.

To calculate risk ratings in a consistent fashion, the Company uses a Risk Rating Methodology that assesses quantitative and qualitative components which include elements of its financial condition, abilities of management, position in the market, collateral and guarantor support and the impact of changing conditions. When combined with professional judgment, an overall risk rating is assigned.

The following tables present the Company’s analysis of past due loans, segregated by class of loans, as of December 31, 2013, 2012 and 2011:

Aging of Receivables
As of December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial & industrial	$9,149	$2,726	$3,452	$15,327	$463,407	$478,734	$—
CRE owner occupied	4,901	5,865	3,753	14,519	453,923	468,442	—
CRE non-owner occupied	899	4,661	1,070	6,630	569,454	576,084	—
Land and development	—	—	2,512	2,512	61,794	64,306	—
Consumer:
Home equity lines of credit	3,030	1,457	2,324	6,811	181,667	188,478	—
Home equity term loans	1,032	223	825	2,080	23,199	25,279	—
Residential real estate	12,776	1,927	1,086	15,789	289,763	305,552	—
Other	340	202	378	920	29,909	30,829	—

Total	$32,127	$17,061	$15,400	$64,588	$2,073,116	$2,137,704	$—

Aging of Receivables
As of December 31, 2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial & industrial	$3,192	$797	$2,350	$6,339	$550,627	$556,966	$—
CRE owner occupied	5,828	223	10,811	16,862	510,963	527,825	—
CRE non-owner occupied	4,037	1	2,974	7,012	577,845	584,857	—
Land and development	3,823	—	12,139	15,962	39,957	55,919	—
Consumer:
Home equity lines of credit	2,296	880	2,518	5,694	202,026	207,720	—
Home equity term loans	960	340	972	2,272	28,570	30,842	—
Residential real estate	8,387	328	5,288	14,003	259,410	273,413	—
Other	599	273	499	1,371	37,247	38,618	—

Total	$29,122	$2,842	$37,551	$69,515	$2,206,645	$2,276,160	$—

Aging of Receivables
As of December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial & industrial	$1,024	$4,600	$6,407	$12,031	$539,635	$551,396	$—
CRE owner occupied	6,408	1,176	35,003	42,587	561,774	604,361	—
CRE non-owner occupied	2,187	4,81	8,398	15,566	611,229	626,795	—
Land and development	371	—	32,088	32,459	63,015	95,474	—
Consumer:
Home equity lines of credit	2,001	1,016	3,182	6,199	218,318	224,517	138
Home equity term loans	687	145	1,200	2,032	39,438	41,470	—
Residential real estate	3,324	565	2,307	6,196	94,242	100,438	—
Other	891	227	902	2,020	44,651	46,671	16

Total	$16,893	$12,710	$89,487	$119,090	$2,172,032	$2,291,122	$154

7. RESTRICTED EQUITY INVESTMENTS

The Company, through the Bank, is a member of the FRB, the FHLBNY and Atlantic Central Bankers Bank, and is required to maintain an investment in the capital stock of each. These investments are restricted in that they can only be redeemed by the issuer at par value. These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investments in accordance with FASB ASC 942, Financial Services – Depository and Lending. As of December 31, 2013, management does not believe that an impairment of these holdings exists and expects to recover the entire cost of these securities.

The Company’s restricted equity investments at December 31, 2013 and 2012 were as follows:

RESTRICTED EQUITY INVESTMENTS

December 31,	2013	2012
FRB stock	$9,870	$10,783
FHLBNY stock	7,001	6,955
Atlantic Central Bankers Bank stock	148	148

Total	$17,019	$17,886

8. BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment consist of the following major classifications:

SUMMARY OF BANK PROPERTIES AND EQUIPMENT

December 31,	2013	2012
Land	$8,998	$8,998
Buildings	30,624	30,617
Capital lease	8,630	8,630
Leasehold improvements and equipment	46,962	44,781

Total bank properties and equipment	95,214	93,026
Accumulated depreciation	(46,119)	(42,221)

Bank properties and equipment, net	$49,095	$50,805

The Company recognized depreciation expense of $5.5 million, $5.7 million and $6.3 million for the years ended December 31, 2013, 2012 and 2011, respectively.

On occasion, the Company engages construction related services from companies affiliated with certain directors under separate agreements with the Company. The Company did not engage in any construction related services with related parties during 2013, 2012 or 2011.

9. REAL ESTATE OWNED

Real estate owned consisted of the following:

SUMMARY OF REAL ESTATE OWNED

December 31,	2013	2012
Commercial properties	$1,227	$5,382
Residential properties	1,276	696
Bank properties	—	1,395

Total	$2,503	$7,473

SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Underlying Property
At or for the year ended December 31, 2013	Commercial Properties	Residential Properties	Bank Properties	Total
Balance, beginning of year	$5,382	$696	$1,395	$7,473
Transfers into real estate owned	2,477	1,373	—	3,850
Sale of real estate owned	(6,628)	(722)	(1,395)	(8,745)
Write down of real estate owned	(4)	(71)	—	(75)

Balance, end of year	$1,227	$1,276	$—	$2,503

During 2013, the Company transferred $3.9 million in book value of loans into real estate owned, including six commercial properties aggregating $2.5 million and 14 residential properties for $1.4 million. In 2013, the Company recorded $75 thousand of write-downs of real estate owned, including $71 thousand on the carrying value of two residential properties and $4 thousand on the carrying value of 1 commercial property. There were 23 commercial properties, six bank properties, and five residential properties, with carrying amounts of $6.6 million, $1.4 million and $722 thousand, respectively, sold during the year ended December 31, 2013, which resulted in a net loss of $1.2 million, which is included in real estate owned expense, net in the consolidated statements of operations. At December 31, 2013, the Company maintained 15 properties in the real estate owned portfolio.

Expenses applicable to real estate owned include the following:

REAL ESTATE OWNED EXPENSES, NET

Years Ended December 31,	2013	2012	2011
Net loss (gain) on sales of real estate	$1,209	$345	$(26)
Write-down of real estate owned	75	1,433	667
Operating expenses, net of rental income	986	580	545

Total	$2,270	$2,358	$1,186

10. GOODWILL AND INTANGIBLE ASSETS

In accordance with FASB ASC 350, the Company tests goodwill for impairment annually at year end and the current year analysis was performed at December 31, 2013.

In performing step one of the impairment analysis as defined by FASB ASC 350, the market value assigned to the Company’s stock was based upon an acquisition value relative to recent acquisition transactions by companies in the Company’s geographic proximity and comparable size. The acquisition value is sensitive to both the fluctuation of the Company’s stock price and the stock price and equity of peer companies. The analysis resulted in an estimated Company fair value above its carrying value, and therefore the Company was deemed to have no goodwill impairment during 2013, 2012 and 2011. The total accumulated goodwill impairment as of December 31, 2013 was $89.7 million.

The Company has a core deposit premium intangible asset that resulted from previous acquisitions. The carrying value of this asset was $805 thousand and $3.3 million, at December 31, 2013 and 2012, respectively. The Company incurred amortization expense of $2.5 million, $3.7 million and $3.7 million on its core deposit intangible during the years ended December 31, 2013, 2012 and 2011, respectively.

Information regarding the Company’s expected amortization expense is as follows:

AMORTIZATION OF INTANGIBLE ASSETS

Amount
Expected for Years Ended December 31,
2014	805
Thereafter	—

Total	$805

11. DEPOSITS

Deposits consist of the following major classifications:

SUMMARY OF DEPOSITS

December 31,	2013	2012
Interest-bearing demand deposits	$1,179,292	$1,215,548
Non-interest-bearing demand deposits	561,006	535,635
Savings deposits	266,573	264,155
Time deposits under $100,000	300,309	323,768
Time deposits $100,000 or more	206,461	256,725
Brokered time deposits	107,930	117,393

Total	$2,621,571	$2,713,224

A summary of time deposits by year of maturity is as follows:

MATURITIES OF TIME DEPOSITS (1)

Years Ended December 31,	Amount
2014	367,705
2015	113,737
2016	45,292
2017	60,739
2018	26,466
Thereafter	761

Total	$614,700

(1)	Amounts include brokered time deposits.

A summary of interest expense on deposits is as follows:

SUMMARY OF INTEREST EXPENSE

Years Ended December 31,	2013	2012	2011
Savings deposits	$844	$900	$1,412
Time deposits	6,277	7,875	10,301
Interest-bearing demand deposits	4,228	4,778	7,024

Total	$11,349	$13,553	$18,737

12. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF NEW YORK

At December 31, 2013, the Company had fixed-rate advances from the FHLBNY of $61.0 million, with maturity dates through 2022 and interest rates ranging from 1.60% to 5.87%. At December 31, 2012, the Company had fixed-rate advances from the FHLBNY of $61.4 million, with maturity dates through 2022 and interest rates ranging from 1.60% to 5.87%. The weighted average interest rate at December 31, 2013 and 2012 was 2.08% and 2.10%, respectively. Interest expense on advances from the FHLBNY was $1.3 million, $425 thousand and $153 thousand for the years ended December 31, 2013, 2012 and 2011, respectively, and is included in interest on funds borrowed on the consolidated statements of operations.

The contractual maturities of the Company’s fixed-rate advances from the FHLBNY at December 31, 2013 are as follows:

CONTRACTUAL MATURITIES OF ADVANCES FROM THE FHLBNY

Years Ended December 31,	Amount
2014	—
2015	—
2016	—
2017	—
2018	956
Thereafter	60,000

Total	$60,956

13. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company has overnight repurchase agreements with customers, as well as term repurchase agreements with the FHLBNY. At December 31, 2013 and 2012, customer repurchase agreements were $478 thousand with an interest rate of 0.08% and $2.0 million with interest rate of 0.17%, respectively. Interest expense on customer repurchase agreements was $2 thousand, $7 thousand and $7 thousand for the years ended December 31, 2013, 2012 and 2011, respectively, and is included in interest on funds borrowed on the consolidated statements of operations. Collateral for customer repurchase agreements consisted of U.S. Treasury notes or securities issued or guaranteed by one of the U.S. Government sponsored agencies. The fair value of the collateral was approximately equal to the amounts outstanding.

At December 31, 2013 and 2012, the Company did not have any FHLBNY repurchase agreements. Interest expense on FHLBNY repurchase agreements was $0, $472 thousand and $737 thousand for the years ended December 31, 2013, 2012 and 2011, respectively, and is included in interest on funds borrowed on the consolidated statements of operations. Collateral for the FHLBNY repurchase agreements consists of securities issued or guaranteed by one of the U.S. Government sponsored agencies. The fair value of the collateral exceeded the amount outstanding at December 31, 2013, 2012 and 2011.

A summary of securities sold under agreements to repurchase, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2013, 2012 and 2011 is as follows:

SUMMARY OF REPURCHASE AGREEMENTS

At or for the Years Ended December 31,	2013	2012	2011
FHLBNY repurchase agreements outstanding at year end	$—	$—	$15,000
Weighted average interest rate at year end	—%	—%	4.84%
Approximate average amount outstanding during the year	$—	$18,333	$15,000
Approximate weighted average rate during the year	—%	2.30%	4.91%
Repurchase agreements with customers outstanding at year end	$478	$1,968	$5,668
Weighted average interest rate at year end	0.08%	0.17%	0.08%
Approximate average amount outstanding during the year	$1,469	$4,859	$6,659
Approximate weighted average rate during the year	0.14%	0.15%	0.10%

The maximum month end amount of securities sold under agreements to repurchase for the years ended December 31, 2013 and 2012 is as follows:

SUMMARY OF MAXIMUM MONTH END REPURCHASE AGREEMENTS

December 31,	2013	2012
FHLBNY repurchase agreements	$—	$45,000
Repurchase agreements with customers	$3,172	$7,278

14. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT

The Company has established Issuer Trusts that have issued guaranteed preferred beneficial interests in the Company’s junior subordinated debentures. These Issuer Trusts are variable interest entities under FASB ASC 810-10, Consolidation (“FASB ASC 810-10”).

In accordance with FASB ASC 810-10, all the Issuer Trusts outstanding at December 31, 2013 and 2012 are deconsolidated. The junior subordinated debentures issued by the Company to the Issuer Trusts at December 31, 2013 and 2012 of $92.8 million are reflected as junior subordinated debentures in the Company’s consolidated statements of financial condition. The Company records interest expense on the corresponding debentures in its consolidated statements of operations. The Company also recorded the common capital securities issued by the Issuer Trusts in other assets in its consolidated statements of financial condition at December 31, 2013 and 2012.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Issuer Trust as of December 31, 2013.

SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2013	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	3-mo LIBOR plus 1.35%	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012

		$90,000		$92,786

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

The Company has customarily relied on dividend payments from the Bank to fund junior subordinated debenture interest obligations. The amount available for payment of dividends to the Company by the Bank was $0 as of December 31, 2013 and no dividends may be paid by the Bank without OCC approval. Per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC. See Note 23 for additional information on dividend limitations.

15. STOCK-BASED INCENTIVE PLANS

In September 2010, the Board of Directors of the Company adopted a Stock-Based Incentive Plan (the “2010 Plan”). The purpose of the 2010 Plan, as is all of the Company’s stock-based plans, is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to officers, employees, directors, and other persons providing services to the Company, or any present or future parent or subsidiary of the Company to promote the long-term interests of the Company and its shareholders. The 2010 Plan authorizes the issuance of 4,900,000 shares of common stock pursuant to awards that may be granted in the form of Options to purchase common stock and Stock Awards of common stock. The maximum number of Stock Awards may not exceed 1,400,000 shares. At December 31, 2013, the amount of common stock available under the 2010 Plan was 4,135,646 shares, of which 927,388 shares are available for issuance as stock awards. Under the 2010 Plan, Options expire ten years after the date of grant, unless terminated earlier under the Option terms. For both Options and Stock Awards, a Committee of non-employee directors has the authority to determine the conditions upon which the Options granted will vest. At December 31, 2013, there were 554,757 Options and 1,025,807 Stock Awards granted and 263,015 Options and 553,195 Stock Awards forfeited under the 2010 Plan. There are 288,947 Options and 431,834 Stock Awards outstanding under the 2010 Plan at December 31, 2013.

In September 2010, the Board of Directors of the Company adopted a Performance Equity Plan (the “2010 Performance Plan”). The 2010 Performance Plan authorizes the issuance of 2,700,000 shares of common stock pursuant to awards that may be granted in the form of Options at an exercise price which is 110% of the fair market value of the Company’s common stock on the date of grant. The purpose of the 2010 Performance Plan is to establish an effective link between incentive compensation and performance for officers and employees with the Company’s stockholders by rewarding actions that result in building long-term shareholder value. Under the 2010 Performance Plan, the performance incentives required that the Company’s return on assets target metrics be achieved by December 31, 2013 in order for such equity awards to be earned or such awards were to be forfeited. As of December 31, 2013, target metrics had not been achieved, which resulted in the forfeiture of all outstanding stock option awards made pursuant to the 2010 Performance Plan. Shares underlying such options were returned to plan reserves under the terms of 2010 Performance Plan.

The 2004 Stock Plan, as amended in 2009, (the “2004 Plan”), authorizes the issuance of 2,500,425 shares of common stock pursuant to awards that may be granted in the form of Options to purchase common stock and Stock Awards of common stock. The maximum number of Stock Awards that may be granted over time may not exceed 761,101 shares. At December 31, 2013, the amount of shares of common stock available for future grants under the 2004 Plan, as amended, was 953,814 shares, of which 420,945 shares are available for issuance as Stock Awards. Under the 2004 Plan, Options expire 10 years after the date of grant, unless terminated earlier under the Option terms. For both Options and Stock Awards, a Committee of non-employee directors has the authority to determine the conditions upon which the Options granted will vest. Each director and advisory director of the Company received compensation in the form of Stock Awards which were immediately vested upon issuance. There were no Stock Awards issued from the 2004 Plan for the years ended December 31, 2013, 2012 and 2011. The Company granted 0, 0, and 16,500 Options for the years ended December 31, 2013, 2012 and 2011, respectively, under the 2004 Plan. These Options were granted at the then fair market value of the Company’s stock. During 2013 and 2012, there were no Options granted under the 2004 Plan. During 2011, there were 16,500 Options granted under the 2004 Plan which vested evenly over four years beginning two years after the date of grant. There are 1,206,455 Options and no Stock Awards outstanding under the 2004 Plan at December 31, 2013.

In January 2006, as a result of the Advantage Bank (“Advantage”) acquisition, the Company assumed Options previously granted under the Advantage Plans. Upon merger, all Options under the Advantage Plans became fully vested and were converted to Options of the Company. The number of shares of common stock that may be purchased pursuant to any such Option is equal to the number of shares covered by the Option multiplied by the merger exchange ratio, with the exercise price of each converted Option equal to the original exercise price divided by the merger exchange ratio. Options previously granted under the Advantage Plans are both incentive and non-qualified and expire from 2012 through 2014. There are 136 Options outstanding under these plans at December 31, 2013. No additional Options will be granted under these plans.

There are no equity compensation plans providing for the issuance of shares of the Company which were not approved by the shareholders.

Options outstanding under the 2004, 2010, and Advantage Plans are as follows:

SUMMARY OF STOCK OPTIONS GRANTED AND OUTSTANDING

	Incentive	Nonqualified	Total
Options granted and outstanding:
December 31, 2013 at prices ranging from $2.85 to $17.49 per share	562,730	932,808	1,495,538
December 31, 2012 at prices ranging from $2.85 to $17.49 per share	803,152	950,060	1,753,212
December 31, 2011 at prices ranging from $3.09 to $17.49 per share	1,012,612	1,815,465	2,828,077

Activity in the stock option plans for the years ended December 31, 2013, 2012 and 2011, respectively was as follows:

SUMMARY OF STOCK OPTION ACTIVITY

Years Ended December 31,	2013		2012		2011
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of year	1,753,212	$7.35	2,828,077	$7.94	2,728,139	$8.29
Granted	96,110	3.59	232,647	2.92	242,500	4.28
Exercised	(2,795)	2.85	—	—	—	—
Forfeited	(153,790)	3.48	(97,117)	3.79	(63,095)	4.84
Expired	(197,199)	8.61	(1,210,395)	8.16	(79,467)	11.39

Options outstanding, end of year	1,495,538	$7.35	1,753,212	$7.35	2,828,077	$7.94

Options exercisable, end of year	1,249,267	$8.10	1,178,775	$8.61	2,037,549	$8.73

Options vested or expected to vest (1)	1,245,881	$7.48	1,531,125	$7.46	2,599,466	$7.98

(1)	Includes vested shares and nonvested shares after a forfeiture rate assumption, which is based upon historical data, is applied.

The weighted average grant date fair value per share of Options granted during the years ended December 31, 2013, 2012 and 2011 were $1.85, $1.52 and $2.11, respectively. The aggregate intrinsic value of Options outstanding at December 31, 2013, 2012 and 2011 was $70 thousand, $132, and $0 thousand, respectively.

During 2013, 2,795 shares were exercised for total proceeds of $8 thousand. No Options were exercised during 2012 or 2011. The aggregate intrinsic value of Options exercisable at December 31, 2013, 2012 and 2011 was $19 thousand, $0, and $0, respectively.

A summary of the Company’s nonvested Options at December 31, 2013, 2012 and 2011, respectively, are presented in the following table:

SUMMARY OF NONVESTED OPTION ACTIVITY

Years Ended December 31,	2013		2012		2011
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested Options outstanding, beginning of year	584,741	$4.83	790,528	$5.90	977,950	$6.38
Granted	96,110	3.59	232,647	2.92	242,500	4.28
Vested	(280,790)	6.26	(341,317)	6.30	(366,827)	6.29
Forfeited	(153,790)	3.48	(97,117)	3.79	(63,095)	4.84

Nonvested Options outstanding, end of year	246,271	$3.55	584,741	$4.83	790,528	$5.90

At December 31, 2013, there was $536 thousand of total unrecognized compensation cost related to Options granted under the stock option plans. That cost is expected to be recognized over a weighted average period of 2.85 years.

A summary of the Company’s nonvested Stock Awards at December 31, 2013, 2012 and 2011, respectively, are presented in the following table:

SUMMARY OF NONVESTED STOCK AWARD ACTIVITY

Years Ended December 31,	2013		2012		2011
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested Stock Awards outstanding, beginning of year	639,037	$3.30	175,989	$6.07	309,481	$6.16
Issued	437,671	3.54	588,136	2.88	—	—
Vested	(99,899)	4.73	(106,012)	5.57	(110,973)	6.56
Forfeited	(544,975)	3.37	(19,076)	3.21	(19,689)	4.83

Nonvested Stock Awards outstanding, end of year	431,834	$3.13	639,037	$3.30	178,819	$6.05

During 2013, 2012 and 2011, the Company issued 437,671, 588,136, and 0 shares of Stock Awards, respectively, that were valued at $1.6 million, $1.8 million and $0, respectively, at the time these Stock Awards were granted. The value of these shares is based upon the closing price of the Company’s common stock on the date of grant. At December 31, 2013, there was $3.1 million of total unrecognized compensation cost related to these Stock Awards that is expected to be recognized over a weighted average period of 2.89 years. The total compensation expense recognized on Stock Awards which vested during 2013, 2012 and 2011 was $263 thousand, $469 thousand and $550 thousand, respectively.

16. EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan (“ESPP”) and a Directors Stock Purchase Plan (“DSPP”) (collectively, the “Purchase Plans”). Under the ESPP, as amended and restated in 2009, 323,254 shares were reserved for issuance. Under the DSPP, as amended and restated in 2013, 319,216 shares were reserved for issuance. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of the Company’s common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of the Company’s common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2013, 2012 and 2011 there were 36,217 shares, 38,787 shares and 36,167 shares, respectively, purchased through the ESPP. For the years ended December 31, 2013, 2012 and 2011, there were 15,504 shares, 16,754 shares and 15,538 shares, respectively, purchased through the DSPP. At December 31, 2013, there were 66,852 and 185,820 shares available for issuance in the ESPP and DSPP, respectively.

17. BENEFITS

The Company has established a 401(k) Retirement Plan (the “401(k) Plan”) for all qualified employees. Employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. The Company’s match begins after one year of service. Vesting in the Company’s match contribution accrues evenly over four years. Pursuant to the 401(k) Plan, employees can contribute up to 75% of their compensation to the maximum allowed by law. The Company will match 50% of the first 6% of the base contribution that an employee contributes. The Company match consists of a contribution of the Company’s common stock, at market value. The Company’s contribution to the 401(k) Plan was $705 thousand, $670 thousand and $644 thousand for the years ended December 31, 2013, 2012 and 2011, respectively.

In April 2009, the Company established the Directors’ Deferred Fee Plan, a deferred stock compensation plan for members of its Board of Directors (the “Directors’ Plan”). The Directors’ Plan provides Directors with the opportunity to defer, for tax planning purposes, receipt of all or a portion of any Sun Bancorp, Inc. stock earned as compensation. The Directors’ Plan balance as of December 31, 2013 and 2012 was $522 thousand and $256 thousand, respectively.

In September 2010, in an effort to facilitate the succession plan of the Company’s Chairmanship, the Company established a Salary Continuation Plan (the “Salary Plan”) to compensate the then Chairman of the Company (Mr. Bernard A. Brown) for advising the successor Chairman and the Board of Directors, as well as reward him for his many years of service to the Company. At December 31, 2013, the Company had an accrued liability of $225 thousand in other liabilities on the consolidated statements of financial condition related to the Salary Plan.

18. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

Letters of Credit. In the normal course of business, the Company has various commitments and contingent liabilities, such as customers’ letters of credit (including standby letters of credit of $34.6 million and $40.5 million at December 31, 2013 and 2012, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Reserve for Unfunded Commitments. The Company maintains a reserve for unfunded loan commitments and letters of credit which is reported in other liabilities in the consolidated statements of financial condition consistent with FASB ASC 825, Financial Instruments. As of December 31, 2013, the Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 450, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements. The reserve for unfunded loan commitments and letters of credit as of December 31, 2013 and 2012 was $454 thousand and $613 thousand, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

Reserve for residential mortgage loans sold with recourse. The Company maintains a reserve for residential mortgage loans sold with recourse to third-party purchasers which is reported in other liabilities in the consolidated statements of financial condition. As of December 31, 2013, the Company records estimated losses inherent with residential mortgage loans sold with recourse in accordance with FASB ASC 450, Contingencies. This reserve is determined based upon the probability of future losses which is calculated using historical Company and industry loss data. The reserve for residential mortgage loan recourse as of December 31, 2013 and 2012 was $647 thousand and $325 thousand, respectively. Management believes this reserve level is sufficient to address potential recourse exposure.

Leases. The following is a schedule of the Company’s future minimum lease payments under capital leases as of December 31, 2013:

FUTURE MINIMUM LEASE PAYMENTS UNDER OBLIGATIONS UNDER CAPITAL LEASES

Years Ended December 31,	Amount
2014	776
2015	797
2016	839
2017	839
2018	839
Thereafter	6,982

Total minimum lease payments	11,072
Less: Amount representing interest	3,739

Present value of minimum lease payment, net	$7,333

The following table shows future minimum payments under noncancelable operating leases with initial terms of one year or more at December 31, 2013. Future minimum receipts under sub-lease agreements are deemed not material.

FUTURE MINIMUM PAYMENTS UNDER NONCANCELABLE OPERATING LEASES

Years Ended December 31,	Amount
2014	4,188
2015	4,660
2016	4,580
2017	4,235
2018	4,070
Thereafter	23,730

Total minimum lease payments	$45,464

Rental expense, which is included in occupancy expense on the Company’s consolidated statements of operations for all leases was $5.4 million, $4.8 million and $4.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

19. DERIVATIVE FIANANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

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

Fair Value Hedges—Interest Rate Swaps. The Company utilizes interest rate swap agreements to hedge interest rate risk. The designated hedged items are subordinated notes related to commercial loans that provide a fixed interest receipt for the Company. The interest rate risk is the uncertainty of future interest rate levels and the impact of changes in rates on the fair value of the loans. The hedging of interest rate risk is intended to reduce the volatility of the fair value of the loans due to changes in the interest rate market.

The Company previously entered into interest rate swaps with a counterparty whereby the Company makes payments based on a fixed interest rate and receives payments from the counterparty based on a floating interest rate, both calculated based on the principal amount of the underlying subordinated note, without the exchange of the underlying principal. The Company no longer enters into these interest rate swap transactions, the last of which occurred in August 2007. The interest rate swaps are designated as fair value hedges under FASB ASC 815, Derivatives and Hedging (“FASB ASC 815”). The critical terms assessed by the Company for each hedge of subordinated notes include the notional amounts of the swap compared to the principal amount of the notes, expiration/maturity dates, benchmark interest rate, prepayment terms and cash payment dates. At December 31, 2013 and 2012, the total outstanding notional amount of these swaps was $21.2 million and $30.1 million, respectively. For each of these swap agreements, the floating rate is based on the one-month London Interbank Offered Rate (“LIBOR”) paid on the first day of the month which matches the interest payment date on each subordinated note. The expiration dates for these swap agreements range from August 1, 2014 to August 1, 2022 and are consistent with the underlying subordinated note maturities and the swaps had a fair value of $0 at inception. At hedge inception and on an ongoing basis, conditions supporting hedge effectiveness are evaluated. The Company believes that all conditions required in paragraph ASC 815-20-25-104 have been met, as all terms of the subordinated note and the interest rate swap match. Because the Company’s evaluations have concluded that the critical terms of the subordinated notes and the interest rate swaps meet the criteria outlined in ASC 815-20-25-104, the “short-cut” method of accounting is applied, which assumes there is no ineffectiveness of a hedging arrangement’s ability to hedge risk as changes in the interest rate component of the swaps’ fair value are expected to exactly offset the corresponding changes in the fair value of the underlying subordinated notes, as described above. Because the hedging arrangement is considered perfectly effective, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in a net impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820, Fair Value Measurements and Disclosures (“FASB ASC 820”). The fair value adjustments related to credit quality were not material as of December 31, 2013 and 2012.

The following tables provide information pertaining to interest rate swaps designated as fair value hedges under FASB ASC 815 at December 31, 2013 and 2012:

SUMMARY OF INTEREST RATE SWAPS DESIGNATED AS FAIR VALUE HEDGES

December 31,	2013		2012
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other liabilities	$21,172	$(1,632)	$30,545	$(3,503)

SUMMARY OF INTEREST RATE SWAPS COMPONENTS

December 31,	2013	2012
Weighted average pay rate	6.94%	6.85%
Weighted average receive rate	2.04%	2.22%
Weighted average maturity in years	1.9	2.6

Customer Derivatives – Interest Rate Swaps/Floors. The Company enters into interest rate swaps that allow our commercial loan customers to effectively convert a variable-rate commercial loan agreement to a fixed-rate commercial loan agreement. Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to an interest rate swap agreement, which serves to effectively swap the customer’s variable-rate loan into a fixed-rate loan. The Company then enters into a corresponding swap agreement with a third party in order to economically hedge its exposure on the variable and fixed components of the customer agreement. The interest rate swaps with both the customers and third parties are not designated as hedges under FASB ASC 815 and are marked to market through earnings. As the interest rate swaps are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. The Company recognized $1.6 million, $2.3 million and $12.5 million in negative fair value adjustment charges during the years ended December 31, 2013, 2012 and 2011, respectively. These balances included swap termination fees of $1.4 million, $2.2 million and $14.6 million during the years ended December 31, 2013, 2012 and 2011, respectively. These amounts are included in the derivative credit valuation adjustment in the consolidated statements of operations as a reduction to other income.

SUMMARY OF INTEREST RATE SWAPS NOT DESIGNATED AS HEDGING INSTRUMENTS

December 31,	2013		2012
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other assets	$251,207	$23,299	$358,753	$40,594
Other liabilities	251,207	(23,526)	358,753	(40,646)

In addition, the Company has entered into an interest rate floor sale transaction with one commercial customer. The Company entered into a corresponding interest rate floor purchase transaction with a third party in order to offset its exposure on the variable and fixed components of the customer agreement. As the interest rate floors with both the customer and the third party are not designated as hedges under FASB ASC 815, the instruments are marked to market through earnings. As the interest rate floors are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. There were no fair value adjustments for the interest rate floor transactions for the years ended December 31, 2013, 2012 and 2011. The combined notional amount of the two interest rate floors was $15.2 million and $15.9 million at December 31, 2013 and December 31, 2012, respectively. These transactions are recorded in other assets in the consolidated statements of financial condition.

The Company has an International Swaps and Derivatives Association agreement with a third party that requires a minimum dollar transfer amount upon a margin call. This requirement is dependent on certain specified credit measures. The amount of collateral posted with the third party at December 31, 2013 and 2012 was $33.9 million and $54.6 million, respectively. The amount of collateral posted with the third party is deemed to be sufficient to collateralize both the fair market value change as well as any additional amounts that may be required as a result of a change in the specified credit measures. The aggregate fair value of all derivative financial instruments in a liability position with credit measure contingencies and entered into with the third party was $25.2 million and $44.1 million at December 31, 2013 and 2012, respectively.

Interest rate lock commitments on residential mortgages. As a part of its normal residential mortgage operations, the Bank will enter into an interest rate lock commitment with a potential borrower. The Bank enters into a corresponding commitment to an investor to sell that loan at a specific price shortly after origination. In accordance with FASB ASC 820, adjustments are recorded through earnings in mortgage banking revenue, net in the consolidated statements of operations to account for the net change in fair value of these transactions. For the years ended December 31, 2013 and 2012, the Company recognized $728 thousand in negative fair value adjustments and $847 thousand in positive fair value adjustments, respectively. For the year ended December 31, 2011, $0 fair value adjustments were recorded. The interest rate lock commitment had total notional amounts of $12.8 million and $90.1 million for the held-for-sale pipeline, respectively, as of December 31, 2013 and 2012.

20. INCOME TAXES

The income tax expense (benefit) consists of the following:

SUMMARY OF INCOME TAX EXPENSE (BENEFIT)

Years Ended December 31,	2013	2012	2011
Current	$—	$(34)	$10
Deferred	297	—	—

Income tax provision (benefit)	$297	$(34)	$10

Items that gave rise to significant portions of the deferred tax accounts are as follows:

DETAILS OF DEFERRED TAX ASSET (LIABILITY), NET

December 31,	2013	2012
Deferred tax asset:
Allowance for loan losses	$14,702	$19,239
Goodwill amortization	—	1,262
Impairments realized on investment securities	490	490
Fixed assets	4,354	2,596
Net operating loss carry forwards	96,117	85,466
Unrealized loss on investment securities	4,872	—
Alternative minimum tax credits	2,010	2,010
Other	4,585	5,194

Total deferred tax asset before valuation allowance	127,130	116,257

Less: valuation allowance	(119,349)	(113,398)
Deferred tax liability:
Core deposit intangible amortization	103	420
Goodwill amortization	297	—
Unrealized gain on investment securities	—	1,509
Deferred loan costs	2,496	2,119
Other	310	320

Total deferred tax liability	3,206	4,368

Net deferred tax asset (liability)	$4,575	$(1,509)

The Company has $225.9 million of federal net operating loss carryforwards at December 31, 2013 of which $38.4 million will expire in 2030, $112.5 million will expire in 2031, $50.0 million will expire in 2032 and $25.0 million will expire in 2033. The Bank also has $291.7 million of state net operating loss carryforwards at December 31, 2013 of which $3.0 million expire in 2015, $37.3 million expire in 2029, $74.7 million expire in 2030, $109.8 million expire in 2031, $45.2 million expire in 2032 and $21.7 million expire in 2033. The Company also has state net operating loss carrfyforwards, however they are not expected to be realized.

At December 31, 2013, the Company had a valuation allowance of $119.3 million against the gross deferred tax asset as it is more likely than not that the full deferred tax asset will not be realized. Management considered all positive and negative evidence regarding the ultimate ability to fully realize the deferred tax assets, including past operating results and the forecast of future taxable income. In addition, the Company is a three-year cumulative loss company. The net deferred tax asset of $4.6 million relates primarily to unrealized losses on investment securities offset by deferred taxes owed on indefinite-lived intangible assets. Tax expense of $297 thousand was recorded in 2013 relating to the deferred tax liability on the Company’s indefinite-lived intangible assets that is not available to offset existing deferred tax assets.

The provision for income taxes differs from that computed at the statutory rate as follows:

RECONCILIATION OF FEDERAL STATUTORY INCOME TAX

Years Ended December 31,	2013		2012		2011
	Amount	%	Amount	%	Amount	%
Loss before income taxes	$(9,646)		$(50,525)		$(67,495)
Tax computed at statutory rate	(3,377)	35.0%	(17,683)	35.0%	(23,624)	35.0%
(Decrease) increase in charge resulting from:
State taxes, net of federal benefit	(635)	6.6	(3,040)	6.0	(3,949)	5.9
Tax exempt interest (net)	(530)	5.5	(638)	1.3	(900)	1.3
BOLI	(659)	6.8	(695)	1.4	(1,037)	1.5
Valuation allowance	5,951	(61.7)	21,981	(43.5)	29,524	(43.7)
Other, net	(453)	4.7	41	(0.1)	(4)	0.0

Total income tax expense (benefit)	$297	(3.1)%	$(34)	0.1%	$10	0.0%

FASB ASC 740 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 was applied to all existing tax positions upon initial adoption. There was no liability for uncertain tax positions and no known unrecognized tax benefits at December 31, 2013 or 2012.

The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the results of operations. As of December 31, 2013, the 2010 through 2013 tax years were subject to examination by the Internal Revenue Service (the “IRS”) and to state examination. During 2012, the IRS completed its examination of the Company’s 2008 through 2010 tax returns, which did not result in any material change to the Company’s tax position. However, the federal statute remains open for 2010.

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

Loss per share was calculated as follows:

LOSS PER COMMON SHARE COMPUTATION

Years Ended December 31,	2013	2012	2011
Net loss	$(9,943)	$(50,491)	$(67,505)

Net loss available to common shareholders	$(9,943)	$(50,491)	$(67,505)

Average common shares outstanding	86,415,812	85,938,714	76,653,990
Net effect of dilutive stock options	—	—	—

Dilutive common shares outstanding	86,415,812	85,938,714	76,653,990

Loss per share – basic	$(0.12)	$(0.59)	$(0.88)
Loss per share – diluted	$(0.12)	$(0.59)	$(0.88)

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

The Company’s and Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. The Company’s and the Bank’s risk-based capital ratios have been computed in accordance with regulatory practices. The Company and the Bank were in compliance with these regulatory capital requirements of the FRB and the OCC as of December 31, 2012. As discussed below and elsewhere herein, additional capital requirements have been imposed on the Bank by the OCC, which the Bank was also in full compliance with as of December 31, 2013.

On April 15, 2010, the Bank entered into the OCC Agreement which contained requirements to develop and implement a profitability and capital plan that provides for the maintenance of adequate capital to support the Bank’s risk profile in the current economic environment. The capital plan was also required to contain a dividend policy allowing dividends only if the Bank is in compliance with the capital plan, and obtains prior approval from the OCC. During the second quarter of 2010, the Company delivered its profit and capital plans to the OCC. Updated profit and capital plans were subsequently submitted as required.

The Bank also agreed to: (a) implement a program to protect the Bank’s interest in criticized or classified assets, (b) review and revise the Bank’s loan review program; (c) implement a program for the maintenance of an adequate allowance for loan losses; and (d) revise the Bank’s credit administration policies. During the second quarter of 2010, the Company revised and implemented changes to policies and procedures pursuant to the OCC Agreement and must continue to implement such changes. As noted earlier in this section, the Bank also agreed that its brokered deposits will not exceed 3.5% of its total liabilities unless approved by the OCC. Effective October 18, 2012, the OCC approved an increase of this limit to 6.0%. Management does not expect that this restriction will limit its access to liquidity as the Bank does not rely on brokered deposits as a major source of funding. As of December 31, 2013, the Bank’s brokered deposits represented 3.8% of its total liabilities.

In addition, the Company is required to seek the prior approval of the Federal Reserve Bank of Philadelphia (the “Federal Reserve Bank”) before paying interest, principal or other sums on trust preferred securities or any related subordinated debentures, declaring or paying cash dividends or taking dividends from the Bank, repurchasing outstanding stock or incurring indebtedness. The Company is also required to take certain remedial steps and submit plans and progress reports to the Federal Reserve Bank.

The Bank is also subject to individual minimum capital ratios established by the OCC requiring the Bank to continue to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, to continue to maintain a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and to maintain a Total Capital ratio at least equal to 11.50% of risk-weighted assets. At December 31, 2013, the Bank met all of the three capital ratios established by the OCC as its Leverage ratio was 9.02%, its Tier 1 Capital ratio was 12.40%, and its Total Capital ratio was 13.65%.

The following table provides both the Company’s and the Bank’s risk-based capital ratios as of December 31, 2013 and 2012.

REGULATORY CAPITAL LEVELS

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$332,295	14.41%	$184,494	8.00%	N/A
Sun National Bank	314,107	13.65	184,070	8.00	$230,088	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	284,781	12.34	92,247	4.00	N/A
Sun National Bank	284,257	12.40	92,035	4.00	138,053	6.00
Leverage Ratio:
Sun Bancorp, Inc.	284,781	8.99	126,682	4.00	N/A
Sun National Bank	285,257	9.02	126,479	4.00	158,099	5.00
December 31, 2012
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$340,111	13.72%	$198,340	8.00%	N/A
Sun National Bank	322,041	13.02	197,964	8.00	$247,455	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	293,008	11.82	99,170	4.00	N/A
Sun National Bank	290,922	11.76	98,982	4.00	148,473	6.00
Leverage Ratio:
Sun Bancorp, Inc.	293,008	9.30	126,080	4.00	N/A
Sun National Bank	290,922	9.24	125,902	4.00	157,377	5.00

(1)	Not applicable for bank holding companies.

At December 31, 2013 and 2012, although the Company and the Bank exceeded the required ratios for classification as “well capitalized,” due to the fact that it was subject to the OCC Agreement, it cannot be deemed “well capitalized.”

The ability of the Bank to pay dividends to the Company is controlled by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this guidance, the Bank would not be able to pay a dividend to the Company at December 31, 2013. Moreover, per the OCC Agreement and the Federal Reserve Bank requirements referenced above, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC and the Federal Reserve Bank.

The Bank’s deposits are insured to applicable limits by the FDIC. Pursuant to the Dodd-Frank Act, the Federal Deposit Insurance Act was amended to increase the maximum deposit insurance amount from $100,000 to $250,000.

In November 2009, instead of imposing additional special assessments, the FDIC amended the assessment regulations to require all insured depository institutions to prepay their estimated risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012 on December 30, 2009. For purposes of estimating the future assessments, each institution’s base assessment rate in effect on September 30, 2009 was used, assuming a five percent annual growth rate in the assessment base and a three basis point increase in the assessment rate in 2011 and 2010. The prepaid assessment will be applied against actual quarterly assessments until exhausted. Any funds remaining after June 30, 2013 will be returned to the institution. If the prepayment would impair an institution’s liquidity or otherwise create significant hardship, it was able to apply for an exemption. Requiring this prepaid assessment did not preclude the FDIC from changing assessment rates or from further revising the risk-based assessment system. On December 31, 2009, the Company paid the FDIC prepaid assessment of $18.3 million. The remaining prepaid assessment of $1.6 million was refunded during the second quarter of 2013. FDIC assessment expense of $4.3 million was recognized during the year ended December 31, 2013.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the FRB. In March 2005, the FRB amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits. The FRB’s amended rule was to become effective March 31, 2009, and would have limited capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability. On March 16, 2009, the FRB extended for two years the ability for bank holding companies to include restricted core capital elements as Tier 1 capital up to 25% of all core capital elements, including goodwill. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2013, $71.3 million in capital securities qualified as Tier 1 capital.

On December 10, 2013, the Federal Reserve Bank, the OCC, the FDIC, the Commodity Futures Trading Commission (“CFTC”) and the SEC issued final rules to implement the Volcker Rule contained in section 619 of the Dodd-Frank Act, generally to become effective on July 21, 2015. The Volcker Rule prohibits an insured depository institution and its affiliates (referred to as “banking entities”) from: (i) engaging in “proprietary trading” and (ii) investing in or sponsoring certain types of funds (“covered funds”) subject to certain limited exceptions. These prohibitions impact the ability of U.S. banking entities to provide investment management products and services that are competitive with nonbanking firms generally and with non-U.S. banking organizations in overseas markets. The rule also effectively prohibits short-term trading strategies by any U.S. banking entity if those strategies involve instruments other than those specifically permitted for trading.

The final Volcker Rule regulations do provide certain exemptions allowing banking entities to continue underwriting, market-making and hedging activities and trading certain government obligations, as well as various exemptions and exclusions from the definition of “covered funds.” The level of required compliance activity depends on the size of the banking entity and the extent of its trading.

On January 14, 2014, the five federal agencies approved an interim final rule to permit banking entities to retain interests in certain collateralized debt obligations backed primarily by trust preferred securities from the investment prohibitions of the Volcker Rule. Under the interim final rule, the agencies permit the retention of an interest in or sponsorship of covered funds by banking entities if certain qualifications are met. In addition, the agencies released a non-exclusive list of issuers that meet the requirements of the interim final rule. At December 31, 2013, the Company had an investment in one pool of trust preferred securities with an amortized cost of $8.8 million and estimated fair value of $5.4 million. This pool was included in the list of non-exclusive issuers that meet requirements of the interim final rule release by the agencies.

At December 31, 2013, the Company had 11 collateralized loan obligation securities with an amortized cost of $73.9 million and an estimated fair value of $73.2 million. These securities are subject to the provisions of the Volcker Rule. However, a final determination has yet to be made on whether banks will be required to divest these investments. Discussion has been ongoing among the regulators, Congress and the investors in collateralized loan obligations. Based on the current status of these discussions and through the Company’s communication with its investment advisors, the Company’s management believes it will either be able to hold these collateralized loan obligation investments in its portfolio or have them modified such that the perceived risk will be adequately eliminated.

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

FASB ASC 820 requires the Company to disclose the fair value of financial assets on both a recurring and non-recurring basis. Those assets and liabilities which will continue to be measured at fair value on a recurring basis are as follows:

SUMMARY OF RECURRING FAIR VALUE MEASUREMENTS

		Category Used for Fair Value Measurement
	Total	Level 1	Level 2	Level 3
December 31, 2013
Assets:
Investment securities available for sale:
U.S. Treasury securities	$2,500	$2,500	$—	$—
U.S. Government agency securities	4.407	—	4.407	—
U.S. Government agency mortgage-backed securities	318,064	—	318,064	—
Other mortgage-backed securities	293	—	293	—
State and municipal securities	30,453	—	30,453	—
Trust preferred securities	7,967	—	—	7,967
Collateralized loan obligations	73,229	—	73,229	—
Other securities	3,184	3,184	—	—
Hedged commercial loans	22,435	—	22,435	—
Residential loans held-for-sale	20,662	—	20,662	—
Interest rate lock commitments on residential mortgages	119	—	—	119
Interest rate swaps	23,299	—	23,299	—
Interest rate floor	132	—	132	—
Liabilities:
Fair value interest rate swaps	1,635	—	1,635	—
Interest rate swaps	23,526	—	23,526	—
Interest rate floor	132	—	132	—
December 31, 2012
Assets:
Investment securities available for sale:
U.S. Treasury securities	$10,011	$10,011	$—	$—
U.S. Government agency securities	4,949	—	4,949	—
U.S. Government agency mortgage-backed securities	354,978	—	354,978	—
Other mortgage-backed securities	286	—	286	—
State and municipal securities	40,170	—	40,170	—
Trust preferred securities	5,882	—	—	5,882
Corporate bonds	25,442	—	25,442	—
Other securities	1,464	1,464	—	—
Hedged commercial loans	30,454	—	30,454	—
Residential loans held-for-sale	99,013	—	99,013	—
Interest rate lock commitments on residential mortgages	847	—	—	847
Interest rate swaps	40,594	—	40,594	—
Interest rate floor	275	—	275	—
Liabilities:
Fair value interest rate swaps	3,503	—	3,503	—
Interest rate swaps	40,646	—	40,646	—
Interest rate floor	275	—	275	—

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

U.S. Government agency mortgage-backed securities. The Company’s agency mortgage-backed securities generally fall into one of two categories, fixed-rate agency mortgage-backed pools or adjustable-rate agency mortgage-backed pools.

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

Adjustable-rate agency mortgage-backed pools are valued on a bond equivalent effective margin (“BEEM”) basis obtained from broker dealers and other contributing firms active in the market. BEEM levels are established for key sectors using characteristics such as month-to-roll, index, periodic and life caps and index margins and convertibility. Individual securities are then evaluated based on how their characteristics map to the sectors established.

Other mortgage-backed securities. The Company’s other mortgage-backed securities consist of whole loan, non-agency collateralized mortgage obligations (“CMOs,” individually, each a “CMO”). These securities are evaluated based on generic tranche and generic prepayment speed estimates of various types of collateral from contributing firms and broker/dealers in the whole loan CMO market.

State and municipal securities. These securities are evaluated using information on identical or similar securities provided by market makers, broker/dealers and buy-side firms, new issue sales and bid-wanted lists. The individual securities are then priced based on mapping the characteristics of the security such as obligation type (general obligation, revenue, etc.), maturity, state discount and premiums, call features, taxability and other considerations.

Corporate bonds. The fair value measurements for corporate bonds consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit quality information and the bond’s terms and conditions, among other things. Since relevant and observable prices are available, those valuations would be classified as Level 2.

Collateralized loan obligations. The fair value measurements for collateralized loan obligations are obtained through quotes obtained from broker/dealers based on similar actively traded securities. Those valuations would be classified as Level 2.

Hedged commercial loans. The hedged commercial loans are one component of a declared hedging relationship as defined under FASB ASC 815. The interest rate swap component of the declared hedging relationships is carried at its fair value and the carrying value of the commercial loans included a similar change in fair values. The fair value of these loans is estimated through discounted cash flow analysis which utilizes available credit and interest rate market data on performance of similar loans. This is considered a Level 2 input.

Residential mortgage loans held-for-sale. The Company’s residential mortgage loans held-for-sale are recorded at fair value utilizing Level 2 measurements. This fair value measurement is determined based upon third party quotes obtained on similar loans. The Company believes the fair value measurement of such loans reduced certain timing differences between related revenue and expense recognition in the Company’s financial statements and better aligns with the management of the portfolio from a business perspective. The fair value option allows the Company to record the mortgage loans held-for-sale portfolio at fair market value as opposed to the lower of cost or market. The Company economically hedges its residential loans held for sale portfolio with forward sale agreements which are reported at fair value. A lower of cost or market accounting treatment would not allow the Company to record the excess of the fair market value over book value but would require the Company to record the corresponding reduction in value on the hedges. Both the loans and related hedges are carried at fair value which reduces earnings volatility as the amounts more closely offset. For loans held-for-sale for which the fair value option has been elected, the aggregate fair value exceeded the aggregate principal balance by $312 thousand and $2.1 million as of December 31, 2013 and December 31, 2012, respectively. Interest income on these loans is recognized in interest and fees on loans in the consolidated statements of operations. There were no residential mortgage loans held for sale that were nonaccrual or 90 or more days past due as of December 31, 2013 or 2012.

Interest rate swaps. The Company’s interest rate swaps, including fair value interest rate swaps and small exposures in interest rate caps and floors, are reported at fair value utilizing models provided by an independent, third-party and observable market data. When entering into an interest rate swap agreement, the Company is exposed to fair value changes due to interest rate movements, and also the potential nonperformance of its contract counterparty. Interest rate swaps are evaluated based on a zero coupon LIBOR curve created from readily observable data on LIBOR, interest rate futures and the interest rate swap markets. The zero coupon curve is used to discount the projected cash flows on each individual interest rate swap. In addition, the Company has developed a methodology to value the nonperformance risk based on internal credit risk metrics and the unique characteristics of derivative instruments, which include notional exposure rather than principal at risk and interest payment netting. The results of this methodology are used to adjust the base fair value of the instrument for the potential counterparty credit risk. Interest rate caps and floors are evaluated using industry standard options pricing models and observed market data on LIBOR and Eurodollar option and cap/floor volatilities.

Level 3 Valuation Techniques and Inputs

Trust preferred securities. The trust preferred securities are evaluated based on whether the security is an obligation of a single issuer or part of a securitization pool. For single issuer obligations, the Company uses discounted cash flow models which incorporate the contractual cash flow for each issue adjusted as necessary for any potential changes in amount or timing of cash flows. The cash flow model of a pooled issue incorporates anticipated loss rates and severities of the underlying collateral as well as credit support provided within the securitization. At least quarterly, the Company’s Treasury personnel review the modeling assumptions which include default assumptions, discount and forward rates. Changes in these assumptions could potentially have a significant impact on the fair value of the trust preferred securities.

The cash flow model for the pooled issue owned by the Company at December 31, 2013 assumes no recovery on defaulted collateral, no recovery on securities in deferral and an additional 3.6% future default rate assumption on the remaining performing collateral every three years with no recovery rate.

For trust preferred securities, projected cash flows are discounted at a rate based on a trading group of similar securities quoted on the New York Stock Exchange (“NYSE”) or over-the-counter markets which is reviewed for market data points such as credit rating, maturity, price and liquidity. The Company indexes the market securities to a comparable maturity interest rate swap to determine the market spread, which is then used as the discount rate in the cash flow models. As of the reporting date, the market spreads were 5.0% for the pooled security and 8.0% for the single issuer that is currently deferring interest payments. An increase or decrease of 3% in the discount rate on the pooled issue would result in a decrease of $1.5 million or an increase of $2.2 million in the security fair value, respectively. An increase or decrease of 3% in the discount rate on the single issuer would result in a decrease of $934 thousand or an increase of $430 thousand in the security fair value, respectively.

The following provides details of the Level 3 fair value measurement activity for the years ended December 31, 2013 and 2012:

FAIR VALUE MEASUREMENTS USING SIGNIFICANT UNOBSERVABLE INPUTS – LEVEL 3

INVESTMENT SECURITIES

For the Years Ended December 31,	2013	2012
Balance, beginning of year	$5,882	$4,908
Total gains (losses), realized/unrealized:
Included in earnings	—	—
Included in accumulated other comprehensive income	2,085	974
Purchases	10,500	—
Maturities	—	—
Prepayments	—	—
Calls	—	—
Transfers out of Level 3	(10,500)	—

Balance, end of year	$7,967	$5,882

There was a transfer between Level 3 and Level 2 of the fair value hierarchy during the year ended December 31, 2013 for a change in valuation method of collateralized loan obligation investment securities. The valuation method used as of March 31, 2013 was a third party pricing service that utilized model-based valuations, whereby the inputs could change based on changes in market indices, selling prices of similar securities, management’s assumptions related to the credit rating of the security, prepayment assumptions and other factors, such as credit loss assumptions and management’s assertion of the current market conditions. The transfer occurred on April 1, 2013 and the fair value valuation method was changed as of that same date to utilize market-based broker quotes, which is deemed a Level 2 input. There were no transfers between the three levels for the year ended December 31, 2012. The Company evaluates its hierarchy on a quarterly basis to ensure proper classification.

Interest rate lock commitments on residential mortgages. The determination of the fair value of interest rate lock commitments is based on agreed upon pricing with the respective investor on each loan and includes a pull through percentage. The pull through percentage represents an estimate of loans in the pipeline to be delivered to an investor versus the total loans committed for delivery. Significant changes in this input could result in a significantly higher or lower fair value measurement. As the pull through percentage is a significant unobservable input, this is deemed a Level 3 valuation input. The pull through percentage, which is based upon historical experience, was 75% and 70% as of December 31, 2013 and 2012, respectively. An increase or decrease of 20% in the pull through assumption would result in a positive or negative change of $7 thousand in the fair value of interest rate lock commitments at December 31, 2013. The fair value of interest rate lock commitments was $119 thousand and $847 thousand at December 31, 2013 and 2012, respectively.

FAIR VALUE MEASUREMENTS USING SIGNIFICANT UNOBSERVABLE INPUTS – LEVEL 3

INTEREST RATE LOCK COMMITMENTS ON RESIDENTIAL MORTGAGES

For the Years Ended December 31,	2013	2012
Balance, beginning of year	$847	$—
Total gains (losses), realized/unrealized:
Included in earnings(1)	(728)	847
Included in accumulated other comprehensive income (loss)	—	—
Transfers into Level 3	—	—

Balance, end of year	$119	847

(1)	Amount included in mortgage banking revenue, net on the consolidated statements of operations.

Certain assets are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures impaired loans, SBA servicing assets, restricted equity investments and loans or bank properties transferred into other real estate owned at fair value on a non-recurring basis. At December 31, 2013 and 2012, these assets were valued in accordance with GAAP, and except for impaired loans, real estate owned and SBA servicing assets included in the following table, did not require fair value disclosure under the provisions of FASB ASC 820. The related changes in fair value for the years ended December 31, 2013 and 2012 are as follows:

SUMMARY OF NON-RECURRING FAIR VALUE MEASUREMENTS

		Category Used for Fair Value Measurement			Total (Losses) Gains Or Changes in Net Assets
	Total	Level 1	Level 2	Level 3
December 31, 2013
Assets:
Impaired loans	$10,353	$—	$—	$10,353	$(17,131)
Real estate owned	726	—	—	726	(75)
SBA servicing asset	364	—	—	364	(25)
December 31, 2012
Assets:
Impaired loans	$75,550	$—	$—	$75,550	$(33,105)
Commercial real estate loans held-for-sale	21,922		21,922	—	5,890
Real estate owned	1,881	—	—	1,881	(1,322)
SBA servicing asset	389			389	(95)

Under FASB ASC 310, the fair value of collateral dependent impaired loans is based on the fair value of the underlying collateral, typically real estate, which is based on valuations. It is the policy of the Company to obtain a current appraisal or evaluation when a loan has been identified as non-performing. The type of appraisal obtained will be commensurate with the size and complexity of the loan. The resulting value will be adjusted for the potential cost of liquidation and decline of values in the market. New appraisals are obtained on an annual basis until the loan is repaid in full, liquidated or returns to performing status.

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

The most recent appraised or reported value of the collateral securing a loan, net of a discount for the estimated cost of liquidation, is the Company’s basis for determining fair value.

The following table summarizes the Company’s appraisal approach based upon loan category.

Loan Category Used for Impairment Review	Method of Determining the Value
Loans less than $1 million	Evaluation or restricted use appraisal
Loans $1 million or greater
Existing appraisal 18 months or less	Restricted use appraisal
Existing appraisal greater than 18 months	Summary form appraisal
Commercial loans secured primarily by residential real estate
Loans less than $1 million	Automated valuation model
Loans $1 million or greater	Summary form appraisal
Non-commercial loans secured primarily by residential real estate
Loans less than $250,000	Automated valuation model or Summary form appraisal
Loans $250,000 or greater	Summary form appraisal

An evaluation report, as defined by the OCC, is a written report prepared by an appraiser that describes the real estate collateral, its condition, current and projected uses and sources of information used in the analysis, and provides an estimate of value in situations when an appraisal is not required.

A restricted use appraisal report is defined as a written report prepared under the Uniform Standards of Professional Appraisal Practice (“USPAP”). A restricted use appraisal is for the Company’s use only and contains a brief statement of information significant to the determination of the value of the collateral under review. This report can be used for ongoing collateral monitoring.

A summary form appraisal report is defined as a written report prepared under the USPAP which contains a detailed summary of all information significant to the determination of the collateral valuation. This report is more detailed than a restricted use report and provides sufficient information to enable the user to understand the rationale for the opinions and conclusions in the report.

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

All appraisals received which are utilized to determine valuations for criticized and classified loans or properties placed in real estate owned are provided under an “as is value”. Partially charged off loans are measured for impairment upon receipt of an updated appraisal based on the relationship between the remaining balance of the charged down loan and the discounted appraised value. Such loans will remain on non-accrual status unless performance by the borrower warrants a return to accrual status. Recognition of non-accrual status occurs at the time a loan can no longer support principal and interest payments in accordance with the original terms and conditions of the loan documents. When impairment is determined, a specific reserve reflecting any calculated shortfall between the value of the collateral and the outstanding balance of the loan is recorded. Subsequent adjustments, prior to receipt of a new appraisal, to any related specific reserve will be made if justified by market conditions or current events concerning the loan. If an internal discount-based evaluation is being used, the discount percentage may be adjusted to reflect market changes, changes to the collateral value of similar credits or circumstances of the individual loan itself. The amount of charge off is determined by calculating the difference between the current loan balance and the current collateral valuation, plus estimated cost to liquidate.

Impaired loan fair value measurements are based upon unobservable inputs, and therefore, are categorized as a Level 3 measurement. Specific reserves were calculated for impaired loans with an aggregate carrying amount of $2.6 million and $5.8 million at December 31, 2013 and 2012, respectively. The collateral underlying these loans had a fair value of $1.7 million and $4.8 million, including a specific reserve in the allowance for loan losses of $933 thousand and $1.0 million at December 31, 2013 and 2012, respectively. There were charge-offs recorded of $3.0 million during the year ended December 31, 2013, all of which related to loans which were fully charged off. There were charge-offs recorded of $2.0 million during the year ended December 31, 2012, of which $1.7 million related to loans which were fully charged off. No specific reserve was calculated for impaired loans with an aggregate carrying amount of $8.7 million and $70.8 million at December 31, 2013 and 2012, respectively, as the underlying collateral was not below the carrying amount; however, these loans did include charge-offs of $14.1 million, of which $11.6 million related to loans which were fully charged off at December 31, 2013, and $30.1 million, of which $13.8 million related to loans which were fully charged off at December 31, 2012.

Once a loan is determined to be uncollectible, the underlying collateral is repossessed and reclassified as other real estate owned. The balance of other real estate owned also includes bank properties transferred from operations. These assets are carried at lower of cost or fair value of the collateral, less cost to sell. In some cases, adjustments are made to the appraised values for various factors including age of the appraisal, age of comparable properties included in the appraisal, and known changes in the market and the collateral. During the year ended December 31, 2013, the Company recorded a decrease in fair value of $4 thousand on one commercial property and $71 thousand on two residential properties. During the year ended December 31, 2012, the Company recorded a decrease in fair value of $733 thousand on six bank properties, $439 thousand on six commercial properties, and $149 thousand on four residential properties. The adjustments to the bank, commercial, and residential properties were based upon unobservable inputs, and therefore categorized as Level 3 measurements. Total real estate owned measured at fair value at December 31, 2013 and 2012 was $726 thousand and $1.9 million, respectively.

From time to time, the Company may identify commercial loans which it intends to sell to a third-party. The Company signed a definitive agreement on January 17, 2013 to sell $45.8 million of loans, having a book balance of $35.1 million, to a third-party investor for gross proceeds of $21.9 million. As the formal approval to sell these loans occurred during 2012, the related loans were transferred to held-for-sale as of December 31, 2012 at lower of cost or estimated fair value. The estimated fair value was determined based upon the agreed upon sales price with the third-party purchaser, which is considered a Level 2 input, and resulted in a net loss of $5.9 million upon transfer to loans held-for-sale. This sale was executed in January 2013.

The SBA servicing assets are reviewed for impairment in accordance with FASB ASC 860, Transfers and Servicing. Because loans are sold individually and not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. The Company measures the SBA servicing assets by estimating the present value of expected future cash flows for each servicing asset, based on their unique characteristics and market-based prepayment assumptions. This is a Level 3 input. A valuation allowance is recorded for the amount by which the carrying amount of the servicing asset exceeds the calculated fair value. The Company had a valuation allowance of $177 thousand and $118 thousand on its SBA servicing assets at December 31, 2013 and 2012, respectively.

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

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES

December 31,	2013		2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$38,075	$38,075	$51,564	$51,564
Interest-earning bank balances	229,687	229,687	92,052	92,052
Restricted Cash	26,000	26,000	26,000	26,000
Investment securities available for sale	440,097	440,097	443,182	443,182
Investment securities held to maturity	681	692	912	960
Loans receivable, net	2,079,732	1,964,856	2,203,307	2,055,025
Loans held-for-sale	20,662	20,662	123,005	123,005
Hedged commercial loans (1)	22,435	22,435	26,980	26,980
Restricted equity investments	17,019	17,019	17,886	17,886
Interest rate lock commitments on residential mortgages	119	119	847	847
Interest rate swaps	23,299	23,299	40,594	40,594
Interest rate floor	132	132	275	275
Liabilities:
Demand deposits	1,740,298	1,795,685	1,751,183	1,729,671
Savings deposits	266,573	272,264	264,155	262,636
Time deposits	614,700	615,735	697,886	695,093
Securities sold under agreements to repurchase – customers	478	478	1,968	1,968
Advances from FHLBNY	60,956	61,072	61,415	62,784
Securities sold under agreements to repurchase – FHLBNY	—	—	—	—
Junior subordinated debentures	92,786	63,747	92,786	57,072
Fair value interest rate swaps	1,632	1,632	3,503	3,503
Interest rate swaps	23,526	23,526	40,646	40,646
Interest rate floor	132	132	275	275

(1)	Includes positive market value adjustment of $1.6 million and $3.5 million at December 31, 2013 and December 31, 2012, respectively, which is equal to the change in value of related interest rate swaps designated as fair value hedges of these hedged loans in accordance with FASB ASC 815.

Cash and cash equivalents. For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value. This is a Level 1 fair value input.

Restricted cash. For restricted cash, the carrying amount is a reasonable estimate of fair value. This is a level 1 fair value import.

Investment securities. For investment securities, fair values are based on a combination of quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded and pricing models, discounted cash flow methodologies, or similar techniques that may contain unobservable inputs that are supported by little or no market activity and require significant judgment. The fair value of available-for-sale securities is measured utilizing Level 1, Level 2 and Level 3 inputs. The fair value of held-to-maturity securities is measured utilizing Level 2 inputs.

Loans receivable. The fair value of loans receivable is estimated using a discounted cash flow analysis. Projected future cash flows are calculated using loan characteristics, and assumptions of voluntary and involuntary prepayment speeds. For performing loans Level 2 inputs are utilized as the cash flow analysis is performed using available market data on the performance of similar loans. Projected cash flows are prepared using discount rates believed to represent current market rates. For non-performing loans, the cash flow assumptions are considered Level 3 inputs as market data is not readily available.

Loans held-for-sale. Loans held-for-sale includes residential mortgage loans that are originated with the intent to sell. These loans are recorded at fair value under ASC 825. The fair value of loans held-for-sale is valued using the quoted market price of such loans, which is a Level 2 input. At December 31, 2012, loans held-for-sale also included $21.9 million of commercial real estate loans recorded at lower of cost or estimated fair value for which the fair value was determined based upon the agreed upon sales price with the third-party purchaser.

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

Securities sold under agreements to repurchase—customer. The fair value is estimated to be the amount payable at the reporting date. This is considered a Level 2 input.

Securities sold under agreements to repurchase – FHLBNY and FHLBNY advances. The fair value is estimated through Level 2 inputs by determining the cost or benefit for early termination of the individual borrowing.

Junior subordinated debentures. The fair value was estimated by discounting approximate cash flows of the borrowings by yields estimating the fair value of similar issues. The valuation model considers current market spreads known and anticipated credit issues of the underlying collateral, term and reinvestment period and market transactions of similar issues, if available. This is a Level 3 input under the fair value hierarchy.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2013 and 2012. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

25. RELATED PARTY TRANSACTIONS

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. Related party activity for the years ended December 31, 2013 and 2012 is summarized as follows:

SUMMARY OF LOANS TO RELATED PARTIES

At or for the Years Ended December 31,	2013	2012
Balance, beginning of year	$57,821	$57,753
Additions	1,845	5,947
Transfers (1)	(8,561)
Repayments	(8,156)	(5,879)

Balance, end of year	$42,949	$57,821

(1)	Former director left the Company during 2013.

Interest income earned on related party loans was $1.6 million and $2.0 million for the years ended December 31, 2013 and 2012, respectively.

Certain office space of the Company is leased from companies affiliated with the former Chairman of the Company’s Board of Directors under separate agreements with the Company. Terms of these three agreements at December 31, 2013 are as follows:

SUMMARY OF LEASES WITH AFFILIATES TO THE FORMER CHAIRMAN OF THE BOARD OF DIRECTORS

December 31, 2013	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
October 2027	$1,195	2 five-year terms	CPI
August 2025 (1)	506	4 five-year terms	Fixed
June 2029 (2)	269	4 five-year terms	CPI

(1)	This lease is recorded as a $4.5 million obligation under capital lease at December 31, 2013.
(2)	This lease is recorded as a $2.8 million obligation under capital lease at December 31, 2013.

Certain office space of the Company is leased from companies affiliated with certain Directors under separate agreements with the Company. Terms of these two agreements at December 31, 2013 are as follows:

SUMMARY OF LEASES WITH AFFILIATES TO THE DIRECTORS

December 31, 2013	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
January 2017	$167	1 five-year term	Fixed
January 2027	174	4 five-year terms	Fixed

The Company believes that each of the related party transactions described above were on terms as fair to the Company as could have been obtained from unaffiliated third parties.

26. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

The condensed financial statements of Sun Bancorp, Inc. are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31,	2013	2012
Assets:
Cash and due from banks	$17,437	$17,962
Investments in subsidiaries:
Bank subsidiaries	316,714	334,584
Non-bank subsidiaries	2,786	2,786
Accrued interest receivable and other assets	3,311	2,040

Total assets	$340,249	$357,372

Liabilities and Shareholders’ Equity:
Liabilities
Junior subordinated debentures	$92,786	$92,786
Other liabilities	2,126	1,991

Total liabilities	94,912	94,777
Shareholders’ equity	245,337	262,595

Total liabilities and shareholders’ equity	$340,249	$357,372

CONDENSED STATEMENTS OF OPERATIONS

Years Ended December 31,	2013	2012	2011
Interest expense	$(2,188)	$(2,594)	$(2,997)
Management fee	4,573	3,438	5,172
Other expenses	(4,311)	(3,791)	(5,054)

Loss before equity in undistributed loss of subsidiaries and income tax benefit	(1,926)	(2,947)	(2,879)
Equity in undistributed loss of subsidiaries	(8,681)	(48,560)	(65,614)
Income tax benefit	664	1,016	988

Net loss available to common shareholders	$(9,943)	$(50,491)	$(67,505)

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2013	2012	2011
Operating activities:
Net loss	$(9,943)	$(50,491)	$(67,505)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Undistributed loss of subsidiaries	8,681	48,560	65,614
Stock-based compensation	(167)	(75)	110
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable and other assets	(621)	(1,024)	498
Accounts payable and other liabilities	(389)	(234)	291

Net cash (used in) provided by operating activities	(2,105)	(3,264)	(992)

Investing activities:
Payments for investments in and advances to subsidiaries	—	(28,000)	(64,000)

Net cash used in investing activities	—	(28,000)	(64,000)

Financing activities:
Proceeds from issuance of preferred stock and warrant	—	—	—
Redemption of preferred stock	—	—	—
Preferred stock issuance costs	—	—	—
Proceeds from issuance of common stock	1,580	1,612	100,077

Net cash provided by financing activities	1,580	1,612	100,077

Net (decrease) increase in cash	(525)	(29,652)	35,085
Cash, beginning of year	17,962	47,614	12,529

Cash, end of year	$17,437	$17,962	$47,614

* * * * * *

SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for 2013 and 2012 (amounts are in thousands, except per share amounts).

QUARTERLY DATA

Three Months Ended	December 31,	September 30,	June 30,	March 31,
2013
Interest income	$25,500	$26,788	$25,713	$27,083
Interest expense	3,565	3,808	3,937	4,005

Net interest income	21,935	22,980	21,776	23,078
Provision for loan losses	2,135	724	(1,883)	171
Non-interest income	4,742	5,799	10,258	10,882
Non-interest expense	32,457	32,917	33,239	31,336

(Loss) income before income taxes	(7,915)	(4,862)	678	2,453
Income tax expense	297	—	—	—

Net (loss) income available to common shareholders	$(8,212)	(4,862)	678	2,453

(Loss) income per common share – basic	$(0.09)	$(0.06)	$0.01	$0.03
(Loss) income per common share—diluted	$(0.09)	$(0.06)	$0.01	$0.03
2012
Interest income	$28,155	$28,469	$29,402	$29,407
Interest expense	4,174	4,135	4,519	4,757

Net interest income	23,981	24,334	24,883	24,650
Provision for loan losses(1)	24,154	1,868	510	30,683
Non-interest income	6,716	9,478	6,962	5,519
Non-interest expense	31,497	30,750	30,022	27,564

(Loss) income before income taxes	(24,954)	1,194	1,313	(28,078)
Income tax benefit	—	(34)	—	—

Net (loss) income available to common shareholders	$(24,954)	1,228	1,313	(28,078)

(Loss) income per common share – basic	$(0.29)	$0.01	$0.02	$(0.33)
(Loss) income per common share—diluted	$(0.29)	$0.01	$0.02	$(0.33)

(1)	During the fourth quarter of 2012, the $24.2 million of provision for loan losses recorded by the Company included $6.7 million relating to accelerated resolutions of three non-performing commercial real estate relationships, $5.9 million for the transfer of commercial real estate loans to held-for sale and $4.3 million for additional reserves required from the impact of Hurricane Sandy.

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

COMMON STOCK PRICE RANGE

	High	Low
2013
Fourth Quarter	$3.93	$3.07
Third Quarter	$4.00	$3.05
Second Quarter	$3.47	$2.90
First Quarter	$3.76	$3.07
2012
Fourth Quarter	$3.55	$2.80
Third Quarter	$3.39	$2.56
Second Quarter	$3.62	$2.21
First Quarter	$3.69	$2.40

There were 906 holders of record of the Company’s common stock as of March 10, 2014. This number does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms. At March 10, 2014, there were 86,752,960 shares of the Company’s common stock outstanding.

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

The ability of the Bank to pay dividends to the Company is governed by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this guidance, the Bank was not able to pay a dividend to the Company at December 31, 2013. Moreover, per the OCC Agreement, and the Federal Reserve Bank requirements, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC and the Federal Reserve Bank.

STOCK PERFORMANCE (UNAUDITED)

The following table provides a stock performance graph comparing cumulative total shareholders return on the Common Stock with (a) the cumulative total shareholder return on stocks of all U.S. companies that trade on the NASDAQ Stock Market and (b) the cumulative total shareholder return on stocks included in the NASDAQ Bank index, as prepared for the NASDAQ by the Center for Research in Security Prices (“CRSP”) at the University of Chicago. All investment comparisons assume the investment of $100 at December 31, 2008. The cumulative returns for the NASDAQ Stock Market and the NASDAQ Bank index are computed assuming the reinvestment of dividends.

CUMULATIVE TOTAL RETURN

December 31,	2008	2009	2010	2011	2012	2013
CRSP NASDAQ U.S. Companies	$100.0	$143.74	$170.17	$171.08	$202.39	$281.91
CRSP NASDAQ Bank index	100.0	83.21	98.95	88.50	105.88	151.53
Sun Bancorp, Inc. (1)	100.0	52.59	65.08	33.94	49.65	49.37

(1)	The cumulative return for Sun Bancorp, Inc. reflects a 5% stock dividend paid in May 2007, May 2008 and May 2009 and has been calculated based on the historical closing prices of $7.49, $3.75, $4.64, $2.42, $3.54, and $3.52 on December 31, 2008, 2009, 2010, 2011, 2012 and 2013, respectively.

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical stock performance shown in the table. The Company neither makes nor endorses any predictions as to the stock performance.

ADDITIONAL INFORMATION

The Company’s Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2013 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 226 Landis Avenue, Vineland, NJ 08360.