Form 10-K, Exhibit 13
period 2014-12-31
SUN BANCORP INC /NJ/
filed 2015-03-16
CIK 1017793

Exhibit 13

SUN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

At or for the Years Ended December 31,	2014	2013	2012	2011	2010

Selected Balance Sheet Data

Total assets	$2,715,348	$3,087,553	$3,224,031	$3,183,916	$3,417,546
Cash and investments	971,383	751,559	631,596	652,537	680,719
Loans receivable, net of allowance for loan losses	1,486,898	2,102,167	2,351,222	2,272,647	2,453,457
Total deposits	2,093,609	2,621,571	2,713,224	2,667,977	2,940,460
Borrowings	68,978	68,765	70,992	31,269	33,417
Junior subordinated debentures	92,786	92,786	92,786	92,786	92,786
Shareholders’ equity	245,323	245,337	262,595	309,083	268,242

Selected Results of Operations

Interest income	$90,212	$105,082	$115,433	$126,680	$145,603
Interest expense	12,261	15,313	17,585	23,152	34,641
Net interest income	77,951	89,769	97,848	103,528	110,962
Provision for loan losses	14,803	1,147	57,215	74,266	101,518
Net interest income after provision for loan losses	63,148	88,622	40,633	29,262	9,444
Non-interest income	17,763	31,681	28,675	13,468	15,512
Non-interest expense	109,402	129,949	119,833	110,225	201,052
Loss before income taxes	(28,491)	(9,646)	(50,525)	(67,495)	(176,096)
Income tax expense (benefit)	1,317	297	(34)	10	9,322
Net loss available to common shareholders	(29,808)	(9,943)	(50,491)	(67,505)	(185,418)

Per Share Data (1)
Loss per common share:
Basic	$(1.67)	$(0.58)	$(2.94)	$(4.40)	$(32.81)
Diluted	(1.67)	(0.58)	(2.94)	(4.40)	(32.81)
Book Value	13.18	14.15	15.28	20.16	47.46

Selected Ratios
Return on average assets	(1.02)%	(0.31)%	(1.60)%	(2.05)%	(5.20)%
Return on average equity	(12.0)	(3.8)	(17.2)	(22.6)	(56.9)
Ratio of average equity to average assets	8.52	8.09	9.31	9.10	9.13

(1)	Prior period data is retroactively adjusted for the impact of a 1-for-5 reverse stock split effective August 11, 2014.

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

•	OVERVIEW

•	CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

•	RECENT ACCOUNTING PRINCIPLES

•	RESULTS OF OPERATIONS

•	LIQUIDITY AND CAPITAL RESOURCES

•	MARKET RISK

•	FINANCIAL CONDITION

•	FORWARD-LOOKING STATEMENTS

OVERVIEW

General Overview

The Company is a bank holding company headquartered in Mount Laurel, New Jersey, with its principal subsidiary being Sun National Bank (the “Bank”). At December 31, 2014, the Company had total assets of $2.7 billion, total liabilities of $2.5 billion and total shareholders’ equity of $245.3 million. The Company’s principal business is to serve as a holding company for the Bank. As a registered bank holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “FRB”). As a national bank, the Bank is subject to the supervision and regulation of the Office of the Comptroller of the Currency (the “OCC”).

Through the Bank, the Company provides community banking services. As of December 31, 2014, the Company had 57 locations primarily throughout New Jersey, including 47 branch offices. The Company also had one loan production office in both New York and Pennsylvania.

The Company is continuing to implement a comprehensive strategic restructuring to refocus on serving commercial borrowers in the communities in which the Bank operates. On June 30, 2014, the Board of Directors of the Company and the Bank approved a comprehensive restructuring plan, which includes, among other things, the Bank exiting Sun Home Loans, its retail, consumer mortgage banking origination business and exiting its healthcare and asset-based lending businesses, the sale of seven branch locations in the Cape May County area to Sturdy Savings Bank, significant classified asset and operating expense reductions and the declaration of a 1-for-5 reverse stock split effective August 11, 2014. The Company also announced the consolidation of three additional branch offices, which were completed during the fourth quarter of 2014. A total of four branches were closed during 2014. During the second quarter of 2014, the Company recorded approximately $20 million in one-time charges relating to restructuring initiatives, which primarily included approximately $16 million in losses on commercial and consumer loan sales and approximately $3 million of severance related costs. During the second half of 2014, the Company experienced reduced levels of non-interest expense as a result of the implementation of the restructuring plan and reduced non-interest income as a result of the exit from Sun Home Loans.

The Company provides an array of community banking services to consumers, small businesses and mid-size companies. The Company’s lending services to businesses include term loans and lines of credit, mortgage loans and commercial mortgages. The Company’s lending services to consumers consist primarily of lines of credit of overdraft sweeps. The Company is a Preferred Lender with both the Small Business Administration (“SBA”) and the New Jersey Economic Development Authority. The Company’s commercial deposit services include business checking and money market accounts and cash management solutions such as online banking, electronic bill payment and wire transfer services, lockbox services, remote deposit and controlled disbursement services. The Company’s consumer deposit services include checking accounts, savings accounts, money market accounts, certificates of deposit and individual retirement accounts. In addition, the Company, through its wealth management subsidiary, Sun Financial Services LLC, offers client access to mutual funds, securities brokerage, annuities and investment advisory services. During 2014 and in prior years, the Company offered residential mortgage loans, but completed its exit from this business in the second half of 2014. Additionally, the Company has ceased its offering of home equity term loans, home equity lines of credit and installment loans.

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

The Company also generates revenue through fees earned on the various services and products offered to its customers and through sales of loans, primarily residential mortgages, through its secondary mortgage banking operation, which was terminated in the second half of 2014. Offsetting these revenue sources are provisions for credit losses on loans, operating expenses and income taxes.

On July 2, 2014 the Company entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with Sturdy Savings Bank, pursuant to which the Bank agreed to sell certain assets and certain liabilities relating to seven branch offices in and around Cape May County, New Jersey. The Purchase Agreement provides for a purchase price equal to the sum of a deposit premium of 8.765% of the average daily closing balance of deposits for the 31 days prior to the closing date, the carrying value of loans identified and approved by both parties, the aggregate amount of cash on hand and accrued interest on the loans acquired. The Purchase Agreement contains certain customary representations, warranties, indemnities and covenants of the parties. The transaction closed on March 6, 2015 resulting in the sale of approximately $153 million in deposits, $64 million in loans, $4 million of fixed assets and $1 million of cash. The transaction resulted in a net cash payment of approximately $75 million by the Company to Sturdy Savings Bank. After transaction costs, the net gain on the branch sale transaction recorded by the Company in the first quarter of 2015 will be approximately $9.2 million.

Market Overview

The U.S economy experienced moderate growth in 2014. Interest rates remained at historical lows and equity markets grew for the third straight year. The labor market has improved as unemployment decreased from 6.7% in December 2013 to 5.6% in December 2014. Inflation decreased 0.7% from 1.5% in December 2013 to 0.8% in December 2014. The gross domestic product finished 2014 at an increase of 2.4% after recovering from a 2.1% decrease in the first quarter. Oil prices decreased to their lowest level in five years which allowed for more discretionary spending while the consumer price index rose slightly by 0.8% in 2014.

At its latest meeting in February 2015, the Federal Open Market Committee (the “FOMC”) kept the Federal Funds target rate at zero to 0.25% in an effort to help stimulate economic growth. Although FRB officials are suggesting there will be a rate increase, the timing will be based on the timing of economic recovery. The FOMC noted that economic activity has been expanding at a solid pace and that labor market conditions have improved, with strong job gains and a lower unemployment rate. The FOMC stated that a range of labor market indicators suggests that underutilization of labor resources continues to diminish. Inflation is expected to gradually rise to 2% over the medium term as labor markets improve and lower energy prices and other factors dissipate. Additionally, the FOMC is maintaining its existing policy regarding reinvestment of mortgage backed securities and treasury cash flows to sustain its accommodative posture.

At the state level, according to the latest South Jersey Business Survey produced by the Federal Reserve Bank of Philadelphia, (the “Federal Reserve Bank”), overall business conditions improved in the fourth quarter of 2014 and although still positive, some indicators fell which suggest a slower growth pace. In Northern New Jersey, business activity is expected to continue to increase at a slow pace. Future indicators suggest continued growth as firms are more optimistic about future sales and employment growth over the next six months. In New Jersey the unemployment rate dropped from 7.2% in December 2013 to 6.2% in December 2014 but is still 0.6% above the national average of 5.6%.

Economic indicators predict continued moderate growth in 2015. Consumer spending is expected to increase resulting from higher hourly worker compensation, continued lower fuel costs, low unemployment rates fueled by higher job availability, and low inflation which is expected to hover around 2%. The rate at which the economy will grow is still uncertain and will affect the Company and the markets in which it does business. The following discussion provides further detail on the financial condition and results of operations of the Company at and for the year ended December 31, 2014.

OCC Written Agreement

On April 15, 2010, the Bank entered into an Agreement with the OCC which contained requirements to develop and implement a profitability and capital plan that provides for the maintenance of adequate capital to support the Bank’s risk profile. The capital plan was also required to contain a dividend policy allowing dividends only if the Bank is in compliance with the capital plan, and obtains prior approval from the OCC. The Bank also agreed to: (a) implement a program to protect the Bank’s interest in criticized or classified assets, (b) review and revise the Bank’s loan review program; (c) implement a program for the maintenance of an adequate allowance for loan losses; and (d) revise the Bank’s credit administration policies. The Bank also agreed that its brokered deposits will not exceed 3.5% of its total liabilities unless approved by the OCC. Effective October 18, 2012, the OCC approved an increase of this limit to 6.0%.

Minimum Capital Ratios

The OCC has also imposed an individual minimum capital requirement on the Bank. An individual minimum capital requirement requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be “well capitalized.” In accordance with the individual minimum capital requirements the Bank is required to maintain Tier 1 Capital at least equal to 8.50% of adjusted total assets, Tier 1 Capital at least equal to 9.50% of risk-weighted assets and to achieve and thereafter maintain Total Capital at least equal to 11.50% of risk-weighted assets. At December 31, 2014, the Bank was in compliance with its individual minimum capital requirement. The Bank had Tier 1 Capital equal to 9.68% of adjusted total assets, Tier 1 Capital equal to 16.12% of risk-weighted assets and Total Capital equal to 17.37% of risk-weighted assets at December 31, 2014.

Federal Reserve Bank Requirements

The Company is required to seek the prior approval of the Federal Reserve Bank before paying interest, principal or other sums on trust preferred securities or any related subordinated debentures, declaring or paying cash dividends or receiving dividends from the Bank, repurchasing outstanding stock or incurring indebtedness. The Company also was required to submit, and periodically update, a capital plan, a profit plan and cash flow projections, as well as other progress reports to the Federal Reserve Bank.

Executive Summary

In 2014, the Company experienced financial losses primarily due to the impact of the restructuring plan announced in the second quarter. Due to a very competitive lending environment, commercial loan production, loan yields declined and the Company’s cash levels were elevated, thereby pressuring net interest margin. While these items negatively impacted the Company’s operations throughout 2014, there were improvements in both the local and national economy which created additional opportunities for the Company during 2014. In addition, through the implementation of aggressive workout strategies and conservative lending standards, the Company made substantial progress in reducing its problem loans and ensuring that high quality assets were added to the balance sheet. As a result of the strategies implemented in 2014, the Company’s cash levels grew substantially throughout the year. In 2015, the Company anticipates deploying its excess cash to facilitate loan growth and investment purchases.

The Company’s net loss available to common shareholders for 2014 was $29.8 million, or a loss of $1.67 per diluted share, compared to a net loss of $9.9 million, or a loss of $0.58 per diluted share in 2013. The following is an overview of key factors affecting the Company’s results and significant events for 2014:

•	In the first quarter the board appointed Thomas O’Brien as CEO.

•	Negotiated sale of seven Cape May branch locations, consolidated three branches and completed orderly exit of Sun Home Loans residential lending business, health care lending and asset-based lending.

•	Total risk-based capital for the Bank was 17.37% at December 31, 2014, well above the regulatory required level of 11.50%.

•	Loans receivable decreased 29% from $2.1billion to $1.5 billion due to a strategic reduction of the loan portfolio completed through both loan sales and paydowns.

•	The net interest margin equaled 2.92% for 2014 as compared to 3.05% in 2013. The net interest margin in 2014 was negatively impacted by high levels of cash generated due primarily to loan paydowns and loan sales which occurred throughout the year.

•	Non-interest expense decreased 15.8%, from $129.9 million in 2013 to $109.4 million in 2014 driven by lower professional fees and salary expenses,

•	Provision for loan losses increased from $1.1 million in 2013 to $14.8 million in 2014 primarily due to the sale of non-performing loans. The allowance for loan losses decreased from $35.5 million in 2013 to $23.2 million in 2014 due to a corresponding decrease in loans and an improvement in the risk profile of the loan portfolio. The allowance for loan losses equaled 1.54% of gross loans held-for-investment at December 31, 2014 as compared to 1.66% at December 31, 2013.

•	Recorded a non-recurring charge of $2.3 million for leased office vacancy costs in the fourth quarter.

•	Office space leases were renegotiated resulting in an approximately $15 million reduction in long-term contractual obligations.

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

Management monitors its allowance for loan losses on a monthly basis and makes adjustments to the allowance through the provision for loan losses as economic conditions and other pertinent factors indicate. Our allowance for loans losses methodology considers a number of quantitative and qualitative factors. The quarterly review and adjustment of the qualitative factors employed in the allowance methodology and the updating of historic loss experience allow for timely reaction to emerging conditions and trends. In this context, a series of qualitative factors are used in a methodology as a measurement of how current circumstances are affecting the loan portfolio. Included in these qualitative factors are:

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

Although the Company maintains its allowance for loan losses at levels considered adequate to provide for the inherent risk of loss in its loan portfolio, if economic conditions differ substantially from the assumptions used in making the evaluations or loan performance deteriorates further from current levels, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. Accordingly, the current state of the national economy and local economies of the areas in which the loans are concentrated and their slow recovery from a severe recession could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, the Company’s determination as to the amount of its allowance for loan losses is subject to review by the Bank’s primary regulator, the OCC, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OCC after a review of the information available at the time of the OCC examination.

Accounting for Income Taxes. The Company accounts for income taxes in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 740, Income Taxes (“FASB ASC 740”). FASB ASC 740 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities and of its gross deferred tax assets. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated statements of operations. Assessment of uncertain tax positions under FASB ASC 740 requires careful consideration of the technical merits of a position based on management’s analysis of tax regulations and interpretations. Significant judgment may be involved in applying the requirements of FASB ASC 740.

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

FASB ASC 820 establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

•	Level 1 -	Quoted prices in active markets for identical assets or liabilities.

•	Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

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

Residential mortgage loans held-for-sale. The Company’s residential mortgage loans held-for-sale are recorded at fair value utilizing Level 2 measurements. This fair value measurement is determined based upon third party quotes obtained on similar loans. Consistent with our exit from the residential mortgage business, the outstanding principal balance of residential mortgage loans held-for-sale was $0 at December 31, 2014. The outstanding principal balance of residential mortgage loans held-for-sale was $13.7 million at December 31, 2013.

The Company adopted the fair value option on these loans which allows the Company to record the mortgage loans held-for-sale portfolio at fair market value as opposed to the lower of cost or market. The Company economically hedged its residential loans held- for-sale portfolio with forward sale agreements which are reported at fair value. A lower of cost or market accounting treatment would not allow the Company to record the excess of the fair market value over book value but would require the Company to record the corresponding reduction in value on the hedges. Both the loans and related hedges were carried at fair value which reduces earnings volatility as the amounts more closely offset. For residential mortgage loans held-for-sale, the aggregate fair value exceeded the aggregate principal balance by $312 thousand at December 31, 2013.

Interest rate lock commitments on residential mortgages. The Company entered into interest rate lock commitments on its residential mortgage loans originated for sale. The determination of the fair value of interest rate lock commitments was based on agreed upon pricing with the respective investor on each loan and includes a pull through percentage. The pull through percentage represented an estimate of loans in the pipeline to be delivered to an investor versus the total loans committed for delivery. Significant changes in this input could result in a significantly higher or lower fair value measurement. As the pull through percentage is a significant unobservable input, this is deemed a Level 3 valuation input. There was no pull through assumption at December 31, 2014 as there were no outstanding commitments. The pull through percentage, which is based upon historical experience, was 75% as of December 31, 2013.

In addition, certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures impaired loans, other loans held-for-sale, SBA servicing assets, restricted equity investments and loans or bank properties transferred in other real estate owned at fair value on a non-recurring basis.

Valuation techniques and models utilized for measuring financial assets and liabilities are reviewed and validated by the Company at least quarterly.

Goodwill. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company tests goodwill for impairment annually. The Company elected not to apply the qualitative evaluation option permitted under Accounting Standards Update 2011-8, Intangibles – Goodwill and Other (Topic 35): Testing Goodwill for Impairment, issued in September 2011. Therefore, the Company utilizes the two-step goodwill impairment test outlined in FASB ASC 350, Intangibles – Goodwill and Other. Significant judgment is applied when goodwill is assessed for impairment. Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. As defined in FASB ASC 280, Segment Reporting, a reporting unit is an operating segment or one level below an operating segment. The Company has one reportable operating segment, “Community Banking”, as defined in Note 2 of the Notes to Consolidated Financial Statements and there are no components to this operating segment. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired and step two is therefore unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed to measure the amount of the impairment loss, if any. An implied loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.

The Company performed a goodwill impairment analysis at December 31, 2014. In performing step one of the impairment analysis, the Company estimated the fair value of the Company through the consideration of its quoted market valuation, market earnings multiples of peer companies and market earnings multiples of peer companies adjusted to include a market observed control premium (i.e., its acquisition value relative to its peers). The considerations above are sensitive to both the fluctuation of the Company’s stock price and those of peer companies. The step one impairment test completed at December 31, 2014 indicated that the Company’s fair value was above its carrying value, and therefore the Company did not need to perform a step two analysis. As a result, the Company’s goodwill balance was not considered impaired at December 31, 2014.

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

RECENT ACCOUNTING PRINCIPLES

In February 2015, the FASB issued ASU 2015-02: Consolidation – Amendments to the Consolidation Analysis (Topic 225-20). The amendments in this Update affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: (1) modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities; (2) eliminate the presumption that a general partner should consolidate a limited partnership; (3) affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and (4) provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In January 2015, the FASB issued ASU 2015-01: Income Statement – Extraordinary and Unusual Items (Subtopic 225-20). The amendments in this Update eliminate from GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement—Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. Presently, an event or transaction is presumed to be an ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an extraordinary item. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In November 2014, the FASB issued ASU 2014-17: Business Combinations – Pushdown Accounting (Topic 805). The amendments in this Update provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The amendments in this Update were effective on November 18, 2014. The Company has evaluated this accounting standards update and determined that it is not applicable at this time.

In November 2014, the FASB issued ASU 2014-16: Derivatives and Hedging (Topic 815). The amendments in this Update affect hybrid financial instruments issued in the form of a share. An entity (an issuer or an investor) should determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of relevant facts and circumstances. That is, an entity should determine the nature of the host contract by considering the economic characteristics and risks of the entire hybrid financial instrument, including the embedded derivative feature that is being evaluated for separate accounting from the host contract. The amendments in this Update are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In August 2014, the FASB issued ASU 2014-15: Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The amendments in this Update provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In August 2014, the FASB issued ASU 2014-14: Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40). The amendments in this Update affect creditors that hold government-guaranteed mortgage loans, including those guaranteed by the FHA and the VA. The amendments in this Update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if certain conditions are met. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The amendments in this Update are effective for public entities for annual periods and interim periods within those annual periods, beginning after December 15, 2014. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In June 2014, the FASB issued ASU 2014-12: Stock Compensation – Accounting for Share-Based Payments When the Terms of Award Provide that a Performance Target Could Be Achieved after the Requisite Service Period (Topic 718). The amendments in this Update apply to all entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments in this Update require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. The amendments in ASU 2014-12 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 and may be applied either prospectively to all awards granted or modified after the effective date, or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In June 2014, the FASB issued ASU 2014-11: Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The accounting changes in the amendment affect all entities that enter into repurchase-to-maturity transactions or repurchase financings. The amendments in this update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting and for repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty which will result in secured borrowing accounting for the repurchase agreement. All entities are subject to new disclosure requirements for certain transactions that involve a transfer of a financial asset accounted for as a sale. The accounting changes in this Update are effective for public business entities for the first interim or annual period beginning after December 15, 2014. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In May 2014, the FASB issued ASU 2014-09: Revenue from Contracts with Customers (Topic 606): Summary and Amendments That Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs-Contracts with Customers (Subtopic 340-40), Conforming Amendments to Other Topics and Subtopics in the Codification and Status Tables, Background Information and Basis for Conclusions. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the considerations to which the entity expects to be entitled in exchange for those goods or services. The guidance in this Update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. For a public entity, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either the creditor obtaining legal title to the residential real estate property upon completion of foreclosure or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. For public entities, the amendments are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

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

The Company’s net interest margin and interest rate spread in the year ended December 31, 2014 were 2.92% and 2.77%, respectively, as compared to 3.05% and 2.92%, respectively, for the year ended December 31, 2013 and 3.43% and 3.27%, respectively, for 2012. The margin decrease from 2013 to 2014 is due primarily to the decline in the yield on interest-earning assets of 20 basis points, which was partially offset by a decline of five basis points in costs of interest-bearing liabilities. The decline in the yield is primarily due to the decrease in average balance of the commercial loans receivable and a decrease in the average yield earned on commercial loans receivable. The margin decrease in 2013 from 2012 was primarily due to the decline in the yield on interest-bearing assets of 47 basis points, which was partially offset by a decline of 12 basis points in costs of interest-bearing liabilities.

Net interest income (on a tax-equivalent basis) decreased $11.9 million, or 13.1%, to $78.6 million for the year ended December 31, 2014 compared to $90.5 million for the year ended December 31, 2013. Net interest income (on a tax-equivalent basis) decreased $8.2 million, or 8.3%, to $90.5 million for the year ended December 31, 2013 compared to $98.7 million for the year ended December 31, 2012.

Table 1 provides detail regarding the Company’s average daily balances with corresponding interest income (on a tax-equivalent basis) and interest expense, as well as yield and cost information for the years ended December 31, 2014, 2013 and 2012. Average balances are derived from daily balances. Table 2 further provides certain information regarding changes in interest income and interest expense of the Company for the years ended December 31, 2014, 2013 and 2012.

TABLE 1: STATEMENTS OF AVERAGE BALANCES, INCOME OR EXPENSE, YIELD OR COST

Years Ended December 31,	2014			2013			2012
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Interest-earning assets:
Loans receivable (1), (2):
Commercial	$1,368,385	$58,773	4.30%	$1,688,702	$74,191	4.39%	$1,814,626	$82,165	4.53%
Home equity lines of credit	181,951	7,066	3.88	196,597	7,563	3.85	216,218	8,738	4.04
Home equity term loans	23,142	1,300	5.62	28,038	1,611	5.75	37,021	2,128	5.75
Residential real estate	323,301	11,352	3.51	312,617	10,846	3.47	207,553	8,199	3.95
Other	13,752	935	6.80	28,285	1,961	6.93	35,636	2,477	6.95

Total loans receivable	1,910,531	79,426	4.16	2,254,239	96,172	4.27	2,311,054	103,707	4.49
Investment securities (3)	440,710	10,582	2.40	413,861	8,884	2.15	537,710	12,529	2.33
Interest-earning deposits with banks	344,326	866	0.25	295,199	746	0.25	28,646	68	0.24

Total interest-earning assets	2,695,567	90,874	3.37	2,963,299	105,802	3.57	2,877,410	116,304	4.04

Non-interest-earning assets:
Cash and due from banks	60,589			70,673			73,000
Bank properties and equipment, net	46,777			49,357			52,781
Goodwill and intangible assets, net	38,470			40,031			43,280
Other assets	84,320			101,593			108,299

Total non-interest-earning assets	230,156			261,654			277,360

Total assets	$2,925,723			$3,224,953			$3,154,770

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$1,052,717	$2,869	0.27%	$1,243,074	$4,228	0.34%	$1,225,609	$4,778	0.39%
Savings deposits	258,808	672	0.26	268,414	843	0.31	263,307	900	0.34
Time deposits	565,472	4,817	0.85	667,984	6,278	0.94	643,822	7,876	1.22

Total interest-bearing deposit accounts	1,876,997	8,358	0.45	2,179,472	11,349	0.52	2,132,738	13,554	0.64

Short-term borrowings:
Federal funds purchased	—	—	—	14	—	—	5,437	20	0.37
Repurchase agreements with customers	735	1	0.14	1,565	2	0.13	5,157	7	0.14
Long-term borrowings:
FHLBNY advances (4)	60,865	1,264	2.08	61,050	1,275	2.09	37,038	898	2.42
Obligation under capital lease	7,181	489	6.81	7,468	499	6.68	7,737	513	6.63
Junior subordinated debentures	92,786	2,150	2.32	92,786	2,188	2.36	92,786	2,594	2.80

Total borrowings	161,567	3,904	2.42	162,883	3,964	2.43	148,155	4,032	2.72

Total interest-bearing liabilities	2,038,564	12,262	0.60	2,342,355	15,313	0.65	2,280,893	17,586	0.77

Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	588,717			543,490			499,435
Other liabilities	49,115			78,209			80,777

Total non-interest-bearing liabilities	637,832			621,699			580,212

Total liabilities	2,676,396			2,964,054			2,861,105
Shareholders’ equity	249,327			260,899			293,665

Total liabilities and shareholders’ equity	$2,925,723			$3,224,953			$3,154,770

Net interest income (5)		$78,612			$90,489			$98,718

Interest rate spread			2.77%			2.92%			3.27%
Net interest margin (6)			2.92%			3.05%			3.43%
Ratio of average interest-earning assets to average interest- bearing liabilities			132%			127%			126%

(1)	Average balances include non-accrual loans and loans held-for-sale (see “Non-Performing and Problem Assets”).
(2)	Loan fees are included in interest income and the amount is not material for this analysis.
(3)	Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustment for the years ended December 31, 2014, 2013 and 2012 was $664 thousand, $720 thousand and $870 thousand, respectively.
(4)	Amounts include Advances from the Federal Home Loan Bank of New York (“FHLBNY”) and Securities sold under agreements to repurchase – FHLBNY.
(5)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

TABLE 2: RATE-VOLUME VARIANCE ANALYSIS (1)

Years Ended December 31,	2014 vs. 2013			2013 vs. 2012
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable:
Commercial	$(13,865)	$(1,553)	$(15,418)	$(5,583)	$(2,391)	$(7,974)
Home equity lines of credit	(562)	65	(497)	(768)	(407)	(1,175)
Home equity term loans	(276)	(35)	(311)	(516)	(1)	(517)
Residential real estate	377	129	506	3,739	(1,092)	2,647
Other	(989)	(37)	(1,026)	(510)	(6)	(516)

Total loans receivable	(15,315)	(1,431)	(16,746)	(3,638)	(3,897)	(7,535)
Investment securities	435	1,263	1,698	(2,716)	(929)	(3,645)
Interest-earning deposits with banks	120	—	120	673	5	678

Total interest-earning assets	(14,760)	(168)	(14,928)	(5,681)	(4,821)	(10,502)

Interest expense:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	(591)	(768)	(1,359)	67	(617)	(550)
Savings deposits	(29)	(142)	(171)	17	(74)	(57)
Time deposits	(907)	(554)	(1,461)	285	(1,883)	(1,598)

Total interest-bearing deposit accounts	(1,527)	(1,464)	(2,991)	369	(2,574)	(2,205)

Short-term borrowings:
Federal funds purchased	—	—	—	(10)	(10)	(20)
Repurchase agreements with customers	(1)	—	(1)	(5)	—	(5)
Long-term borrowings:
FHLBNY advances	(5)	(6)	(11)	515	(138)	377
Obligation under capital lease	(19)	9	(10)	(18)	4	(14)
Junior subordinated debentures	—	(38)	(38)	—	(406)	(406)

Total borrowings	(25)	(35)	(60)	482	(550)	(68)

Total interest-bearing liabilities	(1,552)	(1,499)	(3,051)	851	(3,124)	(2,273)

Net change in net interest income	$(13,208)	$1,331	$(11,877)	$(6,532)	$(1,697)	$(8,229)

(1)	For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by the prior year rate) and (ii) changes in rate (changes in rate multiplied by the prior year average volume). The combined effect of changes in both volume and rate has been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.

Interest income (on a tax-equivalent basis) decreased $14.9 million, or 14.1%, to $90.9 million for 2014 compared to $105.8 million in 2013, primarily due to a decrease of $320.3 million, or 19.0% in average commercial loan balances and a $49.1 million in average interest-bearing deposits with other banking institutions, reflecting primarily a nine basis point decline in the average yield on commercial loans and the decline in the average balance commercial loans, which are among the Company’s higher yielding assets. The decline in average commercial loans is due to paydowns and loan sale activity in 2014. The impact of these changes was partially offset by a $26.8 million, or 6.5%, increase in average investment securities. There were also decreases of 11 basis points in the yield on average loans, offset by an increase of 38 basis points on average investment securities. The yield on total interest earning assets decreased by 18 basis points. Significant pressures on loan yields existed through 2014 due to the competitive lending environment and the Bank’s strategic decision to maintain a very selective approach to new loan relationships.

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

Interest expense decreased $3.1 million, or 19.9%, to $12.3 million for 2014 compared to $15.3 million in 2013, primarily due to a decrease in the cost of interest-bearing deposits of $3.0 million, or seven basis points. The Company continued to lower interest rates on its deposit products throughout 2014.

Interest expense decreased $2.3 million, or 12.9%, to $15.3 million for 2013 compared to $17.6 million in 2012, primarily due to a decrease in the cost of interest-bearing deposits of $2.2 million, or 12 basis points.

Provision for Loan Losses. The Company recorded a provision for loan losses of $14.8 million during 2014, as compared to $1.1 million during 2013 and $57.2 million during 2012. The Company’s total loans held-for-investment before allowance for loan losses were $1.51 billion at December 31, 2014, as compared to $2.14 billion at December 31, 2013. The ratio of allowance for loan losses to loans held-for-investment was 1.54% at December 31, 2014 compared to 1.66% at December 31, 2013. Net charge-offs were $27.1 million, or 1.42% of average loans outstanding, for the year ended December 31, 2014 as compared to $11.5 million, or 0.51% of average loans outstanding, and $52.4 million, or 2.26% of average loans outstanding, for the years ended December 31, 2013 and 2012, respectively. Total gross charge-offs in 2014 were $31.1 million, of which $20.1 million related to the commercial portfolio. Approximately $20.9 million of the charge-offs recorded in 2014 were attributed to sale activity, of which $14.3 million related to the sale of classified commercial loans. Excluding charge-offs related to loan sale activity, the majority of charge-offs were driven by four commercial loans attributing to $4.5 million in charge-offs. The increase in the provision for loan losses was due primarily to the impact of these loan sale charge-offs.

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

At least quarterly, management performs an analysis to identify the inherent risk of loss in the Company’s loan portfolio. This analysis includes a qualitative evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, delinquencies, and other factors. Additionally, management updates the migration analysis and historic loss experience on a quarterly basis. See “Non-Performing and Problem Assets” and “Allowance for Loan Losses.”

Non-Interest Income. Non-interest income decreased $13.9 million, or 43.9%, to $17.8 million for 2014, as compared to $31.7 million for 2013. The primary drivers of this change were the reduction in mortgage banking revenue, net, of $10.4 million as the Company exited this business during 2014, as well as a $3.4 million reduction in gain on sale of investment securities, reflecting higher sales of securities in 2013.

Non-interest income increased $3.0 million, or 10.5%, to $31.7 million for 2013 as compared to $28.7 million for 2012. The primary drivers of this change were a $3.3 million increase in gains on the sale of investment securities and an increase of $1.0 million in mortgage banking revenue, net as compared to the prior year.

Non-Interest Expense. Non-interest expense decreased $20.5 million, or 15.8%, to $109.4 million for 2014 as compared to $129.9 million for 2013. The primary driver of this decrease was the decrease in professional fees of $11.8 million from the prior year due to the reduction of regulatory remediation efforts and mortgage platform enhancements that occurred in 2013 with the assistance of outside consultants and professionals. Salaries and employee benefits declined by $3.7 million and commission expense declined by $5.2 million as a result of headcount reductions from the Company’s restructuring efforts and elimination of the residential mortgage business, respectively. Additionally, amortization of intangible assets, problem loan expense and real estate owned expense declined by $1.7 million, $1.4 million and $1.0 million, respectively, from the prior year. All remaining core deposit intangible assets were fully amortized during 2014. Problem loan expense decreased due to the significant reduction in non-performing loans or other problem loans from the prior year. Real estate owned expense declined as the Company significantly reduced its real estate owned properties from the prior year. These decreases were partially offset by an increase of $2.7 million in occupancy expense as the Company recognized charges associated with the restructuring of one lease and the vacancies in several other locations in 2014.

During 2014, the Company identified seven leased facilities which have been either fully or partially vacated as a part of the implementation of the Company’s overall restructuring plan. As a result, during 2014, the Company recognized a charge of $2.7 million for leased office vacancy charges. For each of these leased facilities, a discounted cash flow analysis was performed over the remaining life of the lease inclusive of a sub-lease assumption based on current market rates, if applicable. At December 31, 2014, the Company has a liability of $3.9 million associated with these lease vacancy costs. Prior to the recording of the charge noted above, the Company had an existing liability of $1.2 million for straight-line rent recognition on these leases as required under FASB ASC 840, Leases.

In 2014, the Company renegotiated its existing lease with a related party for its operations facility in Vineland, New Jersey which resulted in a change in the lease termination from October 2027 to October 2017. In connection with the renegotiation, the Company made a one-time payment of $583 thousand in January 2015 to the landlord and the monthly payments were adjusted retroactively to November 2014. As this facility was partially vacated during 2014, this payment was included in the overall analysis to determine the lease vacancy charge noted above.

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

Income Tax Expense. Income tax expense increased $1.0 million for the year ended December 31, 2014 from $297 thousand for the year ended December 31, 2013. The tax expense in 2014 relates to the tax amortization of the Company’s indefinite-lived intangible assets that is not available to offset existing deferred tax assets which was first recorded in the fourth quarter of 2013. As the Company remained in a cumulative loss position at December 31, 2014, a full deferred tax valuation allowance is still considered appropriate.

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

The major source of the Company’s funding on a consolidated basis is deposits, which management believes will be sufficient to meet the Company’s daily and long-term operating liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans, loan sales or participations and maturities or calls of investment securities. Additional liquidity can be obtained in a variety of wholesale funding sources as well, including, but not limited to, federal funds purchased, FHLBNY advances, securities sold under agreements to repurchase, and other secured and unsecured borrowings. Through the Bank, the Company also purchases brokered deposits for funding purposes; however, this funding source is currently limited to 6.0% of the Bank’s total liabilities in accordance with a written agreement between the Bank and the OCC and the OCC’s subsequent approved increase to the limit, as discussed later in this section. In a continued effort to balance deposit growth and net interest margin, especially in the current interest rate environment and with competitive local deposit pricing, the Company continually evaluates these other funding sources for funding cost efficiencies. During 2014, the Company continued to lower deposit rates to align itself with the market and continued to manage its excess cash position while undergoing the restructuring.

Core deposits, which exclude all certificates of deposit, decreased $219.2 million to $1.64 billion, or 78.1% of total deposits, at December 31, 2014, as compared to $2.01 billion, or 76.6% of total deposits, at December 31, 2013. At December 31, 2014, the Company had additional secured borrowing capacity with the FRB of approximately $142.6 million, of which none was utilized, and the FHLBNY of approximately $169.9 million, of which $60.8 million was utilized. In addition to secured borrowings, the Company also has unsecured borrowing capacity through lines of credit with other financial institutions of $35.0 million, of which none were utilized as of December 31, 2014. Management continues to monitor the Company’s liquidity and has taken measures to increase its borrowing capacity by providing additional collateral through the pledging of loans. As of December 31, 2014 the Company had a par value of $280.0 million and $157.9 million in loans and securities, respectively, pledged as collateral on secured borrowings.

The Company’s primary uses of funds are loan originations, the funding of the Company’s maturing certificates of deposit, deposit withdrawals, the repayment of borrowings and general operating expenses. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2015 total $331.5 million, or approximately 67.8% of total certificates of deposit. The Company continues to operate with a core deposit relationship strategy that values a long-term stable customer relationship. This strategy employs a pricing strategy that rewards customers that establish core accounts and maintain a certain minimum threshold account balance. Based on market conditions and other liquidity considerations, the Company may also avail itself to the secondary borrowings discussed above.

The Company anticipates that deposits, cash and cash equivalents on hand, the cash flow from assets, as well as other sources of funds will provide adequate liquidity for the Company’s future operating, investing and financing needs. At December 31, 2014, the Company had $532.2 million of cash held at the FRB. It is anticipated these excess funds will be strategically deployed in 2015.

Management currently operates under a capital plan for the Company and the Bank that is expected to allow the Company and the Bank to grow capital internally at levels sufficient for achieving its internal growth projections while managing its operating and financial risks. The principal components of the capital plan are to generate additional capital through retained earnings from internal growth, access the capital markets for external sources of capital, such as common equity, when necessary or appropriate, redeem existing capital instruments and refinance such instruments at lower rates when conditions permit, and maintain sufficient capital for safe and sound operations. The Company continues to assess its plan for contingency capital needs, and when appropriate, the Company’s Board of Directors may consider various capital raising alternatives. As part of its assessment, the Company performs stress tests on select balance sheet components, deemed to have inherent risk given relevant economic and regulatory conditions, in an effort to gauge potential exposure on its capital position.

In August 2014, the Company raised approximately $20 million in new equity through a privately negotiated sale of its common stock to several institutions and private investors. The Company issued a total of 1,133,144 shares of common stock in this transaction at a price per share of $17.65.

The Company is subject to regulatory capital requirements adopted by the FRB for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. Under the requirements for 2014, the federal bank regulatory agencies established quantitative measures to ensure that minimum thresholds for Total Capital, Tier 1 Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets and certain off-balance sheet items as calculated under regulatory practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. The Company’s and the Bank’s risk-based capital ratios have been computed in accordance with regulatory practices. The Company and the Bank were in compliance with these regulatory capital requirements of the FRB and the OCC as of December 31, 2014. As discussed below and elsewhere herein, additional capital requirements have been imposed on the Bank by the OCC, which the Bank was also in full compliance with as of December 31, 2014.

On April 15, 2010, the Bank entered into an Agreement with the OCC (the “OCC Agreement”) which contained requirements to develop and implement a profitability and capital plan that provides for the maintenance of adequate capital to support the Bank’s risk profile. The capital plan was also required to contain a dividend policy allowing dividends only if the Bank is in compliance with the capital plan, and obtains prior approval from the OCC. In addition, we are required to seek the prior approval of the Federal Reserve Bank, before paying interest, principal or other sums on trust preferred securities or any related subordinated debentures, declaring or paying cash dividends or taking dividends from the Bank, repurchasing outstanding stock or incurring indebtedness. The Company is also required to take certain remedial steps and submit plans and progress reports to the Federal Reserve Bank.

The Bank also agreed to: (a) implement a program to protect the Bank’s interest in criticized or classified assets, (b) review and revise the Bank’s loan review program; (c) implement a program for the maintenance of an adequate allowance for loan losses; and (d) revise the Bank’s credit administration policies. The Bank also agreed that its brokered deposits will not exceed 3.5% of its total liabilities unless approved by the OCC. Effective October 18, 2012, the OCC approved an increase of this limit to 6.0%. Management does not expect this restriction will limit its access to liquidity as the Bank does not rely on brokered deposits as a major source of funding. At December 31, 2014, the Bank’s brokered deposits represented 3.1% of its total liabilities.

On June 30, 2014, for regulatory capital purposes, the Company contributed $7.5 million in additional capital to the Bank.

The OCC also imposed an individual minimum capital requirement on the Bank. An individual minimum capital requirement requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be “well capitalized.” In accordance with the individual minimum capital requirement, the Bank is required to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and a Total Capital ratio at least equal to 11.50% of risk-weighted assets. At December 31, 2014, the Bank exceeded all of the three capital ratio requirements established by the OCC as its Leverage ratio was 9.68%, its Tier 1 Capital ratio was 16.12%, and its Total Capital ratio was 17.37%.

Management is working towards taking all of the necessary actions for the Bank to become fully compliant with all requirements of the OCC Agreement.

TABLE 3A: REGULATORY CAPITAL LEVELS

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions (1)
December 31, 2014	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$317,945	19.25%	$132,147	8.00%	N/A
Sun National Bank	286,374	17.37	131,876	8.00	$164,844	10.00%
Tier I Capital (to Risk-Weighted Assets) (1)
Sun Bancorp, Inc.	276,349	16.73	66,073	4.00	N/A
Sun National Bank	265,728	16.12	65,938	4.00	98,907	6.00
Leverage Ratio:
Sun Bancorp, Inc.	276,349	10.06	109,894	4.00	N/A
Sun National Bank	265,728	9.68	109,760	4.00	137,200	5.00

(1)	Not applicable to bank holding companies.

TABLE 3B: INDIVIDUAL MINIMUM CAPITAL REQUIREMENT LEVELS – SUN NATIONAL BANK

	Actual		Individual Minimum Capital Requirement
December 31, 2014	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)	286,374	17.37	189,571	11.50%

Tier I Capital (to Risk-Weighted Assets)	265,728	16.12	156,602	9.50

Leverage Ratio	265,728	9.68	233,240	8.50

The Company’s ratio of tangible equity to tangible assets, which is a non-GAAP financial measure of risk, was 7.73% at December 31, 2014, compared with 6.75% at December 31, 2013. Tangible equity and tangible assets are calculated by subtracting identifiable intangible assets and goodwill from shareholders’ equity and total assets, respectively, and may be used by investors to assist them in understanding how much loss, exclusive of intangible assets and goodwill, can be absorbed before shareholders’ equity is depleted. The Company’s and Bank’s regulators also exclude intangible assets and goodwill from shareholders’ equity when assessing the capital adequacy of each.

The Company’s capital securities qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the FRB. Under FRB results, restricted core capital elements, which are qualifying trust preferred securities, qualifying cumulative perpetual preferred stock (and related surplus) and certain minority interests in consolidated subsidiaries, are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. However, under the Dodd-Frank Act, bank holding companies are prohibited from including in their Tier 1 capital hybrid debt and equity securities, including trust preferred securities, issued on or after May 19, 2010. Any such instruments issued before May 19, 2010 by a bank holding company, such as the Company, with total consolidated assets of less than $15 billion as of December 31, 2009, may continue to be included as Tier 1 capital (subject to the 25% limitation). The portion that exceeds the 25 percent capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2014, $69.1 million of a total of $90.0 million in capital securities qualified as Tier 1 with $20.9 million qualifying as Tier 2.

Final Capital Rules

Pursuant to the Dodd-Frank Act, the federal bank regulatory agencies issued rules that subject many national banks, including the Bank, to consolidated capital requirements (the “Final Capital Rules”). The Final Capital Rules also revised the quantity and quality of required minimum risk-based and leverage capital requirements applicable to the Bank, consistent with the Dodd-Frank Act and the Basel III capital standards. The Final Capital Rules revised the quantity and quality of capital required by (1) establishing a new minimum common equity Tier 1 ratio of 4.5% of risk-weighted assets; (2) raising the minimum capital ratio from 4.0% to 6.0% of risk-weighted assets; (3) maintaining the minimum total capital ratio of 8.0% of risk-weighted assets; and (4) maintaining a minimum Tier 1 leverage capital ratio of 4.0%.

Furthermore, the Final Capital Rules added a requirement for a minimum common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets, or the Conservation Buffer, to be applied to the common equity Tier 1 capital ratio, the Tier 1 capital ratio and the total capital ratio. The required minimum Conservation Buffer will be phased in incrementally between 2016 and 2019. If a bank’s or bank holding company’s Conservation Buffer is less than the required minimum and its net income for the four calendar quarters preceding the applicable calendar quarter, net of any capital distributions and associated tax effects not already reflected in net income, or Eligible Retained Income, is negative, it would be prohibited from making capital distributions or certain discretionary cash bonus payments to executive officers. As a result, under the Final Capital Rules, should the Company fail to maintain the Conservation Buffer, it would be subject to limits on, and in the event the Company has negative Eligible Retained Income for any four consecutive calendar quarters, the Company would be prohibited in, its ability to obtain capital distributions from the Bank.

The chart below sets forth the new regulatory capital levels including the Conservation Buffer, during the applicable transition period:

	Regulatory Capital Levels
	January 1, 2015	January 1, 2016	January 1, 2017	January 1, 2018	January 1, 2019
Tier 1 common equity	4.5%	5.125%	5.75%	6.375%	7.0%
Tier 1 risk-based capital ratio	6.0%	6.625%	7.25%	7.875%	8.5%
Total risk-based capital ratio	8.0%	8.625%	9.25%	9.875%	10.5%

Moreover, the Final Capital Rules revised existing and establish new risk weights for certain exposures, including, among other exposures, commercial loans, which generally include commercial real estate loans, past due loans and government sponsored enterprise exposures. Under the Final Capital Rules, pre-sold construction loans have a risk weight of 50%, unless the purchase contract is cancelled, in which case the risk weight is 100%. High-volatility commercial real estate exposures have a risk weight of 150%, preferred stock issued by a government sponsored enterprise has a risk weight of 100% and exposures to government sponsored enterprises that are not equity exposures have a risk weight of 20%.

The new minimum regulatory capital ratios and changes to the calculation of risk-weighted assets (each as described above) under the Final Capital Rules became effective for the Bank on January 1, 2015. The required minimum Conservation Buffer will be phased in incrementally, starting at 0.625% on January 1, 2016 and increasing to 1.25% on January 1, 2017, 1.875% on January 1, 2018 and 2.5% on January 1, 2019.

The OCC may, in addition, establish higher capital requirements than those set forth in its capital regulations when particular circumstances warrant. Pursuant to this authority, the OCC established an individual minimum capital requirement for the Bank that requires the Bank to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and a Total Capital ratio at least equal to 11.50% of risk-weighted assets. Under the federal banking laws, failure to meet the minimum regulatory capital requirements could subject a bank to a variety of enforcement remedies available to federal bank regulatory agencies. At December 31, 2014, the Bank’s capital ratios exceeded all of the OCC’s regulatory capital requirements as well as these individual minimum capital requirements.

The Final Capital Rules also revised the “Prompt Corrective Action” regulations of FDICIA. Prior to January 1, 2015, a bank was considered “well capitalized” if its ratio of total capital to risk-weighted assets was at least 10%, its ratio of Tier 1 (core) capital to risk-weighted assets was at least 6%, its ratio of core capital to total assets was at least 5%, and it was not subject to any order or directive by the OCC to meet a specific capital level. As of December 31, 2014, the Bank was within the required ratios for classification as “well capitalized,” although due to the fact that it was subject to the OCC Agreement, it cannot be deemed “well capitalized.” Under the Final Capital Rules, effective January 1, 2015, to be well capitalized, a national bank must maintain a Total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 risk-based capital ratio of 6.5% or greater and a Tier 1 leverage capital ratio of 5.0% or greater and not be subject to any order or directive by the OCC to meet a specific capital level.

Dividends

The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to the Company. All national banks are limited in the payment of dividends without the approval of the OCC of a total amount not to exceed the net income for that year to date plus the retained net income for the preceding two years. Federal law also prohibits national banks from paying dividends that would be greater than the bank’s undivided profits after deducting statutory bad debt in excess of the bank’s allowance for loan losses. Due to our net loss position over the last two years, any proposed dividends from the Bank to the Company will be subject to regulatory approval until such time as net income for the current year combined with the prior two years is sufficient. Under FDICIA, an insured depository institution such as the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDICIA). Payment of dividends by the Bank also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe and unsound banking practice. Further, pursuant to the terms of the OCC Agreement, the Bank may not pay dividends if it is not in compliance with its approved capital plan or if the effect of the dividend would be to cause the Bank to not be in compliance and, in either event, not without prior OCC approval. The Bank did not seek OCC approval to pay a dividend in 2014.

Volcker Rule.

On December 10, 2013, the Federal Reserve Bank, the OCC, the FDIC, the CFTC and the SEC issued final rules to implement the Volcker Rule contained in section 619 of the Dodd-Frank Act. While the Dodd-Frank Act provided that banks and bank holding companies were required to conform their activities and investments by July 21, 2014, in connection with issuing the final Volcker Rule, the FRB extended the conformance period until July 21, 2015. The FRB is permitted, by rule or order, to extend the conformance period for one year at a time, for a total of not more than 3 years. On December 18, 2014, the FRB issued an order that further extends until July 21, 2016 the conformance period under the Volcker Rule. The FRB stated in the order that it intends to exercise its authority against next year and grant the final one-year extension in order to permit banks and bank holding companies until July 21, 2017 to conform to the requirements of the Volcker Rule.

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

On January 14, 2014, the five federal agencies approved an interim final rule to permit banking entities to retain interests in certain collateralized debt obligations backed primarily by trust preferred securities from the investment prohibitions of the Volcker Rule. Under the interim final rule, the agencies permit the retention of an interest in or sponsorship of covered funds by banking entities if certain qualifications are met. In addition, the agencies released a non-exclusive list of issuers that meet the requirements of the interim final rule. At December 31, 2014, the Company had an investment in one pool of trust preferred securities with an amortized cost of $8.8 million and estimated fair value of $6.2 million. This pool was included in the list of non-exclusive issuers that meet the requirements of the interim final rule released by the agencies and therefore was not required to be sold by the Company.

At December 31, 2014, the Bank had 12 collateralized loan obligation securities with an amortized cost of $69.9 million and an estimated fair value of $68.6 million. These securities are subject to the provisions of the Volcker Rule. As a result, the Company will likely be required to divest these investments unless their terms can be modified such that the investments are no longer covered by the Volcker Rule. While there is proposed legislation in Congress regarding the delay to the divestiture requirement for collateralized loan obligations, the outcome of the legislation is unclear at this time. The Company cannot give assurances that the legislation will or will not be enacted. However, based on the Company’s communications with its investment advisors, in the event that the proposed legislation is not enacted, the Company believes these investments can be modified to avoid a required divestiture under the Volcker Rule.

See Note 21 of the Notes to Consolidated Financial Statements for additional information regarding regulatory matters.

MARKET RISK

Asset and Liability Management. Interest rate, credit and operational risks are among the most significant market risks impacting the performance of the Company. The Company and the Bank have an Asset Liability Committee (“ALCO”), composed of senior management representatives from a variety of areas within the Company. The Company and the Bank also have an ALCO composed of members of the Company’s and the Bank’s Board of Directors. ALCO devises strategies and tactics to maintain the net interest income of the Company within acceptable ranges over a variety of interest rate scenarios. Should the Company’s risk modeling indicate an undesired exposure to changes in interest rates, there are a number of remedial options available including changing the investment portfolio characteristics, and changing loan and deposit pricing strategies. Two of the tools used in monitoring the Company’s sensitivity to interest rate changes are gap analysis and net interest income simulation.

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

TABLE 4: INTEREST RATE SENSITIVITY SCHEDULE

	Maturity/Re-pricing Time Periods
December 31, 2014	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
Interest-earning assets:
FHLB interest- bearing deposits	$233	$—	$—	$—	$233
Loans receivable	721,132	236,340	464,327	139,114	1,560,912
Investment securities	124,624	35,316	146,851	105,648	412,438
Interest-bearing cash	505,652	—	—	—	505,652

Total interest-earning assets	1,351,641	271,655	611,177	244,762	2,479,235

Interest-bearing liabilities:
Interest-bearing & non-interest demand deposits	365,753	154,371	348,109	92,818	961,051
Savings deposits	71,855	35,459	85,912	53,697	246,923
Time certificates	102,316	229,240	156,904	867	489,327
Federal Home Loan Bank Advances	32	99	25,655	35,000	60,786

Securities sold under agreements to repurchase	1,156	—	—	—	1,156
Guaranteed interest in Company’s subordinated debt	93,277	(20)	(104)	(367)	92,786
Other Borrowings	77	261	1,798	4,899	7,035

Total interest-bearing liabilities	634,466	419,409	618,275	186,914	1,859,064

Periodic gap	$717,175	$(147,754)	$(7,098)	$57,848	$620,171

Cumulative gap	$717,175	$569,421	$562,323	$620,171

Cumulative gap as a % of total assets	26.39%	20.95%	20.69%	22.82%

At December 31, 2014, the Company’s gap analysis showed an asset-sensitive position with total interest-bearing assets maturing or re-pricing within one year, exceeding interest-earning liabilities maturing or re-pricing during the same time period by $569.4 million, representing a positive one-year gap ratio of 20.95%. All amounts are categorized by their actual maturity, anticipated call or re-pricing date with the exception of interest-bearing demand deposits and savings deposits. Though the rates on interest-bearing demand and savings deposits generally trend with open market rates, they often do not fully adjust to open market rates and frequently adjust with a time lag. As a result of prior experience during periods of rate volatility and management’s estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits based on an estimated duration for those deposits.

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

Net interest income simulation analysis at December 31, 2014 shows a position that is asset sensitive and will benefit from a rise in interest rates. A large factor causing this asset sensitive position is the high levels of cash on the Company’s balance sheet, which the Company intends to strategically deploy in 2015. After this excess liquidity is deployed, the Company expects that its interest rate risk profile will be more neutral. The net income simulation results are impacted by high cash levels, an expected continuation of deposit pricing competition which may limit deposit pricing flexibility in both increasing and decreasing rate environments, floating-rate loan floors initially limiting loan rate increases and a relatively short liability maturity structure including retail certificates of deposits.

Actual results may differ from the simulated results due to such factors as the timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies and differences in actual versus forecasted balance sheet composition and activity. Table 5 provides the Company’s estimated earnings sensitivity profile versus the most likely rate forecast as of December 31, 2014. The Company anticipates that strong deposit pricing competition will continue to limit deposit pricing flexibility in an increasing and a decreasing rate environment.

TABLE 5: SENSITIVITY PROFILE

Change in Interest Rates (Basis Points)	Percentage Change in Net Interest Income Year 1
+300	13.2%
+200	8.7%
+100	4.2%
-100	-2.4%
-200	-3.2%
-300	-4.1%

Derivative Financial Instruments. The Company utilizes certain derivative financial instruments to enhance its ability to manage interest rate risk that exists as part of its ongoing business operations. In general, the derivative transactions entered into by the Company fall into one of two types: a fair value hedge of a specific fixed-rate loan agreement and an economic hedge of a derivative offering to a Bank customer. Derivative financial instruments involve, to varying degrees, interest rate, market and credit risk. The Company manages these risks as part of its asset and liability management process and through credit policies and procedures. The Company seeks to minimize counterparty credit risk by establishing credit limits and collateral agreements. The Company does not use derivative financial instruments for trading purposes. For more information on the Company’s financial derivative instruments, please see Note 18 of the Notes to Consolidated Financial Statements.

Disclosures about Contractual Obligations and Commercial Commitments. Purchase obligations include significant contractual cash obligations. Table 6 provides the Company’s contractual cash obligations at December 31, 2014. Included in Table 6 are the minimum contractual obligations under legally enforceable contracts with contract terms that are both fixed and determinable. The majority of these amounts are primarily for services, including core processing systems and telecommunications maintenance.

TABLE 6: CONTRACTUAL OBLIGATIONS

		Payments Due by Period
December 31, 2014	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
Time deposits (1)	$457,909	$302,941	$141,933	$8,704	$4,331
Long-term debt	60,787	—	—	787	60,000
Capital Leases	10,296	797	1,678	1,678	6,143
Operating Leases	26,433	4,842	8,697	4,944	7,950
Purchase obligations (off-balance sheet)	13,415	8,432	4,799	184	—

Total contractual cash obligations	$568,840	$317,012	$157,107	$16,297	$78,425

(1)	Amount represents the book value of time deposits, including brokered time deposits.

The Company maintains a reserve for unfunded loan commitments and letters of credit, which is reported in other liabilities in the Consolidated Statements of Financial Condition, consistent with FASB ASC 825, Financial Instruments. As of the balance sheet date, the Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 450, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements. The reserve for unfunded loan commitments and letters of credit at December 31, 2014 and December 31, 2013 was $603 thousand and $454 thousand, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

Table 7 provides the Company’s off balance sheet commitments (see Note 17 of the Notes to Consolidated Financial Statements for additional information) at December 31, 2014.

TABLE 7: OFF BALANCE SHEET COMMITMENTS

		Amount of Commitment Expiration Per Period
December 31, 2014	Unfunded Commitments	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
Lines of credit	$335,061	$325,760	$2,280	$4,562	$2,460
Commercial standby letters of credit	17,451	17,440	11	—	—
Construction funding	37,657	37,657	—	—	—
Other commitments	11,943	11,943	—	—	—

Total off balance sheet commitments	$402,111	$392,798	$2,291	$4,562	$2,460

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company takes various forms of collateral, such as real estate assets and customer business assets, to secure the commitment. Additionally, all letters of credit are supported by indemnification agreements executed by the customer. The maximum undiscounted exposure related to these commitments at December 31, 2014 was $17.5 million and the portion of the exposure not covered by collateral was approximately $430 thousand. We believe that the utilization rate of these letters of credit will continue to be substantially less than the amount of these commitments, as has been our experience to date.

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

FINANCIAL CONDITION

Consistent with its restructuring plan and capital plan, the Company has been managing a decline in its balance sheet. The Company’s assets were $2.72 billion at December 31, 2014 compared to $3.09 billion at December 31, 2013. Gross loans receivable and loans held-for-sale decreased $642.4 million, or 29.8%, to $1.52 billion at December 31, 2014 as compared to $2.16 billion at December 31, 2013. The investment portfolio decreased $47.8 million, or 10.5%, to $410.0 million at December 31, 2014 from $457.8 million at December 31, 2013. Deposits decreased $530.0 million, or 20.2%, to $2.09 billion at December 31, 2014 as compared to $2.62 billion at December 31, 2013. Cash and cash equivalents increased by $281.6 million, or 104.8%, to $548.4 million at December 31, 2014 as compared to $267.8 million at December 31, 2013. Borrowings increased $213 thousand, or 0.3%, to $69.0 million at December 31, 2014.

Loans. Gross loans held-for-investment decreased $625.9 million from the prior year end to $1.51 billion at December 31, 2014. Commercial loans decreased $534.6 million due primarily to commercial loan paydowns generated from workout strategies and the sale of $95.9 million of book balance of classified commercial loans. The Company’s home equity portfolio, which includes home equity term loans, decreased $39.6 million from December 31, 2013 to December 31, 2014. Additionally, residential mortgages decreased $28.6 million, or 9.3%, from the prior year to $277.0 million as of December 31, 2014 due to paydowns as well as the sale of $58.8 million of residential mortgage loans from the portfolio. Loans held-for-sale declined by $16.6 million, or 80.2% from $20.7 million at December 31, 2013 to $4.1 million at December 31, 2014 due to the Company’s exit from the residential mortgage banking business. At December 31, 2014, loans held-for-sale consists primarily of non-performing consumer loans identified for sale out of the portfolio.

During 2014, the Company concentrated on significantly reducing the level of problem loans in its portfolio as well as exiting certain business lines, such as asset-based lending, health care lending and syndicated lending. This occurred through both loan sales to individual investors and strategic exits from certain relationships. Loan production was slow during the majority of the year due to this initiative, the competitive lending environment and the Company maintaining a very selective approach to originating new loan relationships. The Company expects to see loan growth in 2015, especially in the northern parts of New Jersey and Manhattan. At December 31, 2014 and 2013, the Company did not have more than 10% of its total loans outstanding concentrated in any one industry category, including, but not limited to, the hospitality, entertainment and leisure industries, and general office space. The loan categories are based upon borrowers engaged in similar activities who would be similarly impacted by economic or other conditions.

Table 8 provides selected data relating to the composition of the Company’s loan portfolio by type of loan and type of collateral at December 31, 2014, 2013, 2012, 2011 and 2010.

TABLE 8: SUMMARY OF LOAN PORTFOLIO

December 31,	2014		2013		2012		2011		2010
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Type of Loan:
Commercial	$1,052,932	70.81%	$1,587,566	75.52%	$1,725,567	77.37%	$1,878,026	83.49%	$2,103,492	86.22%
Home equity lines of credit	156,926	10.55	188,478	8.97	207,720	9.31	224,517	9.98	239,729	9.83
Home equity term loans	17,239	1.16	25,279	1.20	30,842	1.38	41,470	1.84	53,912	2.21
Residential real estate	276,993	18.63	305,552	14.54	273,413	12.26	100,438	4.47	65,250	2.67
Other	6,054	0.41	30,829	1.47	38,618	1.74	46,671	2.07	58,963	2.42
Less: Loan loss allowance	(23,246)	(1.56)	(35,537)	(1.69)	(45,873)	(2.06)	(41,667)	(1.85)	(81,713)	(3.35)

Net loans receivable	$1,486,898	100.0%	$2,102,167	100.0%	$2,230,287	100.0%	$2,249,455	100.0%	$2,439,633	100.0%

Type of Collateral:
Residential real estate:
1-4 family	$493,518	33.19%	$545,836	25.98%	$543,439	24.37%	$405,914	18.04%	$412,664	16.92%
Other	50,321	3.38	47,974	2.28	19,425	0.87	15,127	0.67	19,835	0.81
Construction and land development:
1-4 family	11,271	0.76	16,255	0.77	6,438	0.29	15,807	0.70	28,816	1.18
Other	58,731	3.95	50,311	2.39	50,753	2.28	82,116	3.65	147,909	6.06
Commercial real estate	688,775	46.32	998,867	47.52	1,096,982	49.19	1,226,349	54.52	1,385,210	56.78
Commercial business loans	206,466	13.89	447,921	21.31	522,202	23.41	500,301	22.24	466,870	19.14
Consumer	1,062	.007	24,990	1.19	30,536	1.37	37,087	1.65	43,835	1.80
Other	—	—	5,550	0.25	6,385	0.28	8,421	0.37	16,207	0.66
Less: Loan loss allowance	(23,246)	(1.56)	(35,537)	(1.69)	(45,873)	(2.06)	(41,667)	(1.85)	(81,713)	(3.35)

Net loans receivable	$1,486,898	100.0%	$2,102,167	100.0%	$2,230,287	100.0%	$2,249,455	100.0%	$2,439,633	100.0%

Many of the Company’s commercial loans have a real estate component as part of the collateral securing the loan. Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property. Loans secured by owner occupied properties are dependent upon the successful operation of the borrower’s business. If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired. Loans secured by properties where repayment is dependent upon payment of rent by third-party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit. At December 31, 2014, commercial loans secured by commercial real estate properties totaled $740.3 million, of which $278.7 million, or 37.7%, were classified as owner occupied and $461.6 million, or 62.3%, were classified as non-owner occupied. Management considers these loans to be well diversified across multiple industries.

The Company’s home equity loan portfolio, including home equity term loans, represents 11.7% of total loans outstanding at December 31, 2014. The home equity loan portfolio decreased $39.6 million, or 18.5%, from December 31, 2013 due to loan sales and paydowns. At December 31, 2014, residential real estate loans represent 18.6% of total loans outstanding and are the largest component of the Company’s non-commercial portfolio. The residential loan portfolio decreased $28.6 million, or 8.7%, from December 31, 2013, mainly driven by loan sale activity of $21.9 million in carrying value.

Table 9 provides the estimated maturity of the Company’s loan portfolio at December 31, 2014. The table does not include potential prepayments or scheduled principal payments. Adjustable-rate mortgage loans are shown based on contractual maturities.

TABLE 9: ESTIMATED MATURITY OF LOAN PORTFOLIO

December 31, 2013	Due Within 1 Year	Due After 1 Through 5 Years	Due After 5 Years	Allowance for Loan Loss	Total
Commercial	$180,724	$548,452	$323,756	$19,173	$1,033,759
Home equity (1)	1,127	3,169	169,869	1,688	172,477
Residential real estate	17	48	276,928	2,012	274,981
Other	2,822	1,077	2,155	373	5,681

Total	$184,689	$552,746	$772,708	$23,246	$1,486,898

(1)	Amount includes both home equity lines of credit and term loans.

Table 10 provides the dollar amount of all loans due one year or more after December 31, 2014, which have pre-determined interest rates and which have floating or adjustable interest rates.

TABLE 10: LOANS GREATER THAN 12 MONTHS

December 31, 2014	Fixed-Rates	Floating or Adjustable Rates	Total
Commercial	$318,829	$553,379	$872,208
Home equity (1)	17,087	155,951	173,038
Residential real estate	157,670	119,306	276,976
Other	1,370	1,862	3,232

Total	$494,957	$830,497	$1,325,454

(1)	Amount includes both home equity lines of credit and term loans.

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

Non-Performing Assets. Total non-performing assets decreased $24.8 million from $40.5 million at December 31, 2013 to $15.7 million at December 31, 2014. This decrease was primarily a result of a decrease in non-accrual loans of $22.8 million due primarily to the commercial and consumer loan sales in 2014. The remaining reduction resulted from aggressive workout strategies implemented in 2014. Commercial non-accrual loans held-for-investment were $3.7 million at December 31, 2014. Interest income that would have been recorded on non-accrual loans as of December 31, 2014, under the original terms of such loans, would have totaled approximately $556 thousand for 2014.

Table 11 provides a summary of non-performing assets at December 31, 2014, 2013, 2012, 2011 and 2010.

TABLE 11: SUMMARY OF NON-PERFORMING ASSETS

December 31,	2014	2013	2012	2011	2010
Non-performing loans:
Loans accounted for on a non-accrual basis:
Commercial	$3,423	$20,893	$53,315	$81,041	$148,517
Commercial, held-for-sale	289	—	10,224	—	—

Home equity lines of credit	1,348	3,749	3,714	3,620	4,616

Home equity lines of credit, held-for-sale	1,228	—	—	—	—

Home equity term loans	407	1,240	1,226	1,246	1,134

Home equity term loans, held-for-sale	286	—	—	—	—
Residential real estate	5,117	3,341	5,747	2,522	4,243
Residential real estate, held-for-sale	2,280	—	—	—	—
Other	432	591	658	1,227	916

Total non-accruing loans	14,810	29,814	74,884	89,656	159,426

TDR, non-accruing	318	8,163	18,244	17,875	11,796

TDR, non-accruing, held-for-sale	—	—	2,499	—	—

Accruing loans that are contractually past due 90 days or more:
Commercial	—	—	—	138	1,167
Home equity lines of credit	—	—	—	—	379
Home equity term loans	—	—	—	—	—
Residential real estate	—	—	—	—	72
Other	—	—	—	16	936

Total loans 90-days past due	—	—	—	154	2,554

Total non-performing loans	15,128	37,977	95,627	107,685	173,776
Real estate owned	522	2,503	7,473	5,020	3,913

Total non-performing assets	$15,650	$40,480	$103,100	$112,705	$177,689

Total held-for-investment non-performing loans to gross loans held-for-investment	0.73%	1.78%	4.20%	4.70%	6.85%
Total non-performing assets to total gross loans held-for-investment, loans held-for-sale and real estate owned	1.03%	1.87%	4.29%	4.86%	7.00%
Total allowance for loan losses to total held-for-investment non-performing loans	210%	94%	48%	39%	47%

Potential Problem Loans. At December 31, 2014, there were three loan relationships aggregating $2.3 million for which known information exists that causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms. The classification of these loans, however, does not imply that management expects losses, but that it believes a higher level of scrutiny is prudent under the circumstances. These loans were not classified as non-accrual and were not considered non-performing. Depending upon the state of the economy, future events and their impact on these borrowers, these loans and others not currently so identified could be classified as non-performing assets in the future. At December 31, 2014, these loans were current and well collateralized.

Real Estate Owned. Real estate acquired by the Company as a result of foreclosure or deed in lieu and bank property that is not in use is classified as real estate owned until such time as it is sold. The property acquired through foreclosure or deed in lieu is carried at the lower of cost or fair value of the property based on a current appraisal less estimated cost to dispose. Losses arising from foreclosure are charged against the allowance for loan losses. Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and any subsequent gains or losses are included in the Company’s results of operations. Table 12 provides a summary of real estate owned at December 31, 2014 and 2013.

TABLE 12: SUMMARY OF REAL ESTATE OWNED

December 31,	2014	2013
Commercial properties	$90	$1,227
Residential properties	54	1,276
Bank properties	378	—

Total	$522	$2,503

Table 13 provides a summary of real estate owned activity for the year ended December 31, 2014.

TABLE 13: SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Underlying Property
At or for year-ended December 31, 2014	Commercial	Residential	Bank	Total
Balance, beginning of year	$1,227	$1,276	$—	$2,503
Transfers into real estate owned	—	567	378	945
Sale of real estate owned	(373)	(1,722)	—	(2,095)
Write down of real estate owned	(764)	(67)	—	(831)

Balance, end of year	$90	$54	$378	$522

Real estate owned decreased $2.0 million to $522 thousand at December 31, 2014 as compared to December 31, 2013. During 2014, the Company transferred $945 thousand in book value of loans into real estate owned, including four residential properties for $567 thousand and one former bank branch office for $378 thousand. In 2014, the Company recorded $831 thousand of write-downs of real estate owned, including $763 thousand on the carrying value of one commercial property, and $67 thousand on one residential property. There was one commercial property, and sixteen residential properties, with carrying amounts of $374 thousand, and $1.7 million, respectively, sold during the year ended December 31, 2014 resulting in a net loss of $541 thousand, which is included in real estate owned expense, net in the consolidated statements of operations. See Note 9 of the Notes to Consolidated Financial Statements for additional information on real estate owned.

Allowances for Losses on Loans. The Company’s allowance for losses on loans was $23.2 million, or 1.54% of gross loans held-for-investment, at December 31, 2014 compared to $35.5 million, or 1.66% of gross loans held-for-investment, at December 31, 2013. The provision for loan losses was $14.8 million for 2014, $1.1 million for 2013 and $57.2 million for 2012. The increase in the provision for loan losses in 2014 is due to higher net charge-offs driven by sales of classified loans. Net charge-offs were $27.1 million for the year ended December 31, 2014 as compared to $11.5 million for the year ended December 31, 2013. Across the commercial and consumer loan portfolio, the Company continues to closely monitor areas of weakness and take expedient and appropriate action as necessary to ensure adequate reserves are in place to absorb losses inherent in the loan portfolio.

The increase in 2014 net charge-offs resulted in an increase in net charge-offs to average outstanding loans to 1.42% for 2014 as compared to 0.51% for 2013 and 2.29% for 2012. Non-performing loans decreased $22.8 million to $15.1 million at December 31, 2014 as compared to $38.0 million at December 31, 2013 as a result of continued workout success, payoffs and sales of primarily non-performing classified loans. During 2014, the Company did not enter into any troubled debt restructuring agreements (“TDR”).

Table 14 provides information with respect to changes in the Company’s allowance for loan losses for the years ended December 31, 2014, 2013, 2012, 2011, and 2010.

TABLE 14: ALLOWANCE FOR LOAN LOSSES

At or for the Years Ended December 31,	2014	2013	2012	2011	2010
Allowance for loan losses, beginning of year	$35,537	$45,873	$41,667	$81,713	$59,953
Charge-offs:
Commercial	(20,056)	(21,090)	(51,265)	(112,108)	(74,014)
Home equity lines of credit	(3,928)	(1,488)	(2,222)	(3,038)	(3,435)
Home equity term loans	(640)	(158)	(267)	(299)	(761)
Residential real estate	(3,124)	(409)	(249)	(1,064)	(1,085)
Other	(3,332)	(878)	(1,610)	(1,303)	(1,507)

Total charge-offs	(31,080)	(24,023)	(55,613)	(117,812)	(80,802)

Recoveries:
Commercial	3,045	11,747	1,950	2,459	482
Home equity lines of credit	318	454	422	60	60
Home equity term loans	83	34	28	28	26
Residential real estate	198	15	14	43	199
Other	342	290	190	523	277

Total recoveries	3,986	12,540	2,604	3,113	1,044

Net charge-offs	(27,094)	(11,483)	(53,009)	(114,699)	(79,758)
Provision for loan losses	14,803	1,147	57,215	74,266	101,518
Reserves transferred	—	—	—	387	—
Allowance for loan losses, end of year	$23,246	$35,537	$45,873	$41,667	$81,713
Net loans charged-off as a percent of average loans outstanding	1.42%	0.51%	2.29%	4.83%	2.95%
Allowance for loan losses as a percent of total gross loans outstanding	1.54%	1.66%	2.02%	1.80%	3.22%

Table 15 provides the allocation of the Company’s allowance for loan losses by loan category and the percent of loans in each category to loans receivable at December 31, 2014, 2013, 2012, 2011, and 2010. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category since the allowance for loan losses is a valuation reserve applicable to the entire loan portfolio.

TABLE 15: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

December 31,	2014		2013		2012		2011		2010
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Allowance for loan losses:
Commercial	$19,173	82.48%	$27,828	78.31%	$33,197	72.37%	$34,227	82.14%	$76,759	82.97%
Residential real estate	2,012	8.66	2,898	8.15	3,333	7.27	903	2.17	661	3.12
Home equity(1)	1,688	7.26	3,375	9.50	2,734	5.96	2,566	6.16	3,084	11.58
Other	373	1.60	1,436	4.04	6,609	14.41	3,971	9.53	1,209	2.33

Total allowance for loan losses	$23,246	100.0%	$35,537	100.0%	$45,873	100.0%	$41,667	100.0%	$81,713	100.0%

(1)	Amount includes both home equity term loans and lines of credit.

See Note 6 of the Notes to Consolidated Financial Statements for additional information on the allowance for loan losses.

Investment Securities. Investment securities available-for-sale and held-to-maturity decreased $45.8 million, or 10.4%, from $440.8 million at December 31, 2013 to $395.0 million at December 31, 2014. This decrease was primarily the result of principal paydowns. For the years ended December 31, 2014, 2013 and 2012, the Company’s investment impairment review did not identify any credit related losses. During 2011, the Company realized OTTI charges of $250 thousand on a single issuer trust preferred security with a par value of $5.0 million. The cumulative OTTI on the single issuer trust preferred security is $1.2 million at December 31, 2014. The estimated average life of the investment portfolio at December 31, 2014 was 4.1 years with an estimated modified duration of 2.5 years. The reinvestment strategy for 2015 is expected to increase the portfolio size as the Company continues to redeploy its excess cash and maintain the average life and duration at approximately the same levels as December 31, 2014.

The Company’s investment policy is established by senior management and approved by the Board of Directors. It is based on asset and liability management goals, and is designed to provide a portfolio of high quality investments that optimizes interest income within acceptable limits of risk and liquidity.

Table 16 provides the estimated fair value and amortized cost of the Company’s portfolio of investment securities at December 31, 2014, 2013, and 2012. For all debt securities classified as available for sale, the carrying value is the estimated fair value.

TABLE 16: SUMMARY OF INVESTMENT SECURITIES

December 31,	2014			2013			2012
	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value
Available for sale:
U.S. Treasury securities	$2,499	$4	$2,503	$2,496	$4	$2,500	$9,998	$13	$10,011
U.S. Government agency securities	4,973	(187)	4,786	4,969	(562)	4,407	4,966	(17)	4,949
U.S. Government agency mortgage-backed securities	263,215	1,941	265,156	325,316	(7,252)	318,064	348,854	6,124	354,978
Other mortgage-backed securities	265	—	265	277	16	293	287	(1)	286
State and municipal securities	28,981	1,941	30,922	29,240	1,213	30,453	36,848	3,322	40,170
Trust preferred securities	12,014	(2,604)	9,410	12,626	(4,659)	7,967	12,622	(6,740)	5,882
Collateralized loan obligations	69,931	(1,328)	68,603	73,915	(686)	73,229	—	—	—
Corporate bonds	—	—	—	—	—	—	24,449	993	25,442
Other securities	12,855	—	12,855	3,184	—	3,184	1,464	—	1,464

Total available for sale investment securities	$394,733	$(233)	$394,500	$452,023	$(11,926)	$440,097	$439,488	$3,694	$443,182

Held to maturity:
U.S. Government agency mortgage-backed securities	$239	$12	$251	$431	$11	$442	$662	$48	$710
Other securities	250	—	250	250	—	250	250	—	250

Total held to maturity investment securities	$489	$12	$501	$681	$11	$692	$912	$48	$960

Table 17 provides the gross unrealized losses and fair value at December 31, 2014, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

TABLE 17: ANALYSIS OF GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total
December 31, 2014	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses

U.S. Government agency securities	$—	$—	$4,786	$(187)	$4,786	$(187)
U.S. Government agency mortgage-backed securities	7,801	(35)	33,453	(1,016)	41,254	(1,051)
Trust preferred securities	—	—	9,410	(2,604)	9,410	(2,604)
Collateralized loan obligations	23,710	(256)	44,894	(1,072)	68,604	(1,328)

Total	$31,511	$(291)	$92,543	$(4,879)	$124,054	$(5,170)

The Company determines whether the unrealized losses are temporary in accordance with FASB ASC 325, Investments-Other and FASB ASC 320, Investments-Debt and Equity Securities. The evaluation is based upon factors such as the creditworthiness of the underlying borrowers, performance of the underlying collateral, if applicable, and the level of credit support in the security structure. Management also evaluates other facts and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

For the year ended December 31, 2014, the Company reviewed its unrealized losses on securities to determine whether such losses were considered to be OTTI. As previously discussed, this review indicated no such unrealized losses were due to deterioration in credit of the underlying securities.

U.S. Government Agency Securities. At December 31, 2014, the gross unrealized loss in the category of 12 months or longer of $187 thousand consisted of one agency security with an estimated fair value of $4.8 million issued and guaranteed by a U.S. Government sponsored agency. The Company monitors certain factors such as market rates and possible credit deterioration to determine if an OTTI exists. As of December 31, 2014, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

U.S. Government Agency Mortgage-Backed Securities - At December 31, 2014, the gross unrealized loss in the category of less than 12 months of $35 thousand consisted of two mortgage-backed securities with an estimated fair value of $7.8 million issued and guaranteed by a U.S. Government sponsored agency. The gross unrealized loss in the category of 12 months or longer of $1.0 million consisted of six mortgage-backed securities with an estimated fair value of $33.5 million, issued and guaranteed by a U.S. Government sponsored agency. The Company monitors key credit metrics such as market rates and possible credit deterioration to determine if an OTTI exists. As of December 31, 2014, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Collateralized Loan Obligations - At December 31, 2014, the gross unrealized loss in the category of 12 months or longer of $1.1 million consisted of three AAA and five AA rated collateralized loan obligation securities with an estimated fair value of $44.9 million. The gross unrealized loss in the category of less than 12 months of $256 thousand consisted of three AAA and one AA rated collateralized loan obligation securities with an estimated fair value of $23.7 million. The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists. As of December 31, 2014, management concluded that an OTTI did not exist on any aforementioned securities based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Trust Preferred Securities - At December 31, 2014, the gross unrealized loss in the category of 12 months or longer of $2.6 million consisted of two trust preferred securities. The trust preferred securities are comprised of one non-rated single issuer security with an amortized cost and estimated fair value of $3.2 million and one investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $6.2 million.

For the pooled security, the Company monitors each issuer in the collateral pool with respect to financial performance using data from the issuer’s most recent regulatory reports as well as information on issuer deferrals and defaults. Also, the security structure is monitored with respect to collateral coverage and current levels of subordination. Expected future cash flows are projected assuming additional defaults and deferrals based on the performance of the collateral pool. The investment grade pooled security is in a senior position in the capital structure. The security had a 3.3 times principal coverage. As of the most recent reporting date, interest has been paid in accordance with the terms of the security. The Company reviews projected cash flow analysis for adverse changes in the present value of projected future cash flows that may result in an other-than-temporary credit impairment to be recognized through earnings. The most recent valuations assumed no recovery on any defaulted collateral, no recovery on any deferring collateral and an additional 3.6% of defaults or deferrals every three years with no recovery rate. As of December 31, 2014, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

At December 31, 2014, the book value of the non-rated single issuer trust preferred security approximates fair value. The financial performance of the non-rated single issuer trust preferred security is monitored on a quarterly basis using data from the issuer’s most recent regulatory reports to assess the probability of cash flow impairment. Expected future cash flows are projected by incorporating the contractual cash flow of the security adjusted, if necessary, for potential changes in the amount or timing of cash flows due to the underlying creditworthiness of the issuer and covenants in the security.

In August 2009, the issuer of the non-rated single issuer trust preferred security elected to defer its normal quarterly dividend payment. As contractually permitted, the issuer may defer dividend payments up to five years with accumulated dividends, and interest on those deferred dividends, payable upon the resumption of its scheduled dividend payments. The issuer is currently operating under an agreement with its regulators. The agreement stipulates that the issuer must receive permission from its regulators prior to resuming its scheduled dividend payments. In September 2014, the deferred dividends of $590 thousand were paid by the issuer. As this security is still deemed to be in non-performing status, this payment and a quarterly dividend payment of $25 thousand in December 2014 were recorded as a reduction of outstanding principal for this security.

During the year ended December 31, 2014, the Company did not record an OTTI credit-related charge related to this single issuer trust preferred security. Based on the Company’s most recent evaluation, the Company does not expect the issuer to default on the security based primarily on the issuer’s subsidiary bank reporting that it meets the minimum regulatory requirements to be considered a “well capitalized” institution. The Company recognizes the difficult economic environment and some weakened performance measures, while recently improving, increases the probability that a full recovery of principal may not be realized. The cumulative OTTI on this security as of December 31, 2014 was $1.2 million. Based upon the current capital position of the issuer, recent improvements in the financial performance of the issuer and the fact that the book value of the security approximates fair value, the Company concluded that an additional impairment charge was not warranted at December 31, 2014.

Expected maturities of individual securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Table 18 provides an estimated maturity summary with the carrying values and weighted average yields on the Company’s portfolio of investment securities at December 31, 2014. The investment securities are presented in the table based on current prepayment assumptions. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

TABLE 18: MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

	1 Year or Less		1 to 5 Years		5 to 10 Years		More than 10 Years		Total
December 31, 2014	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
Available for sale:
U.S. Treasury securities	2,503	0.35	—	—	—	—	—	—	2,503	0.35
U.S. Government agency securities	—	—	—	—	4,786	2.08	—	—	4,786	2.08
U.S. Government agency mortgage-backed securities	—	—	4,446	2.55	33,107	2.11	227,603	2.13	265,156	2.13
Other mortgage-backed securities	—	—	—	—	—	—	265	2.62	265	2.62
State and municipal securities	—	—	992	4.24	14,156	4.15	15,774	4.30	30,922	4.23
Trust preferred securities	—	—	—	—	—	—	9,410	1.13	9,410	1.13
Collateralized loan obligations	—	—	—	—	6,764	2.23	61,839	1.70	68,603	1.75
Other securities	12,607	4.50	248	0.60	—	—	—	—	12,855	4.42

Total available for sale investment securities	$15,110	3.81%	$5,686	2.76%	$58,813	2.61%	$314,891	2.12%	$394,500	2.27%

Held to maturity:
U.S. Government agency mortgage-backed securities	$—	—	$239	3.94	$—	—	$—	—	$239	3.94
Other mortgage-backed securities	—	—	250	0.58	—	—	—	—	250	0.58

Total held to maturity investment securities	$—	—%	$489	2.22%	$—	—%	$—	—%	$489	2.22%

See Note 4 of the Notes to Consolidated Financial Statements for additional information on investment securities.

Restricted Equity Investments. During 2014, restricted equity investments decreased $2.1 million to $15.0 million at December 31, 2014 from $17.0 million at December 31, 2013. The Company, through the Bank, is a member of the Federal Reserve Bank, FHLBNY and Atlantic Central Bankers Bank, and is required to maintain an investment in the capital stock of each. The FRB, FHLBNY and the Atlantic Central Bankers Bank stock are restricted in that they can only be redeemed by the issuer at par value. These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investment in accordance with FASB ASC 942, Financial Services - Depository and Lending. As of December 31, 2014, management does not believe that an OTTI of these holdings exists and expects to recover the entire cost of these securities.

Bank Owned Life Insurance. During 2014, bank owned life insurance (“BOLI”) increased $1.9 million to $79.1 million at December 31, 2014. Of the $79.1 million BOLI cash surrender value, the Company had $27.0 million invested in a general account and $52.1 million in a separate account at December 31, 2014. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying investments may have an impact on investment income; however, these fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. While generally protected by the stable value wrap, significant declines in fair value may result in charges in future periods for values outside the wrap coverage.

Cash and Cash Equivalents. Cash and cash equivalents increased $280.7 million to $548.4 million at December 31, 2014 from $267.8 million at December 31, 2013. This increase is primarily due to an increase in interest earning bank balances as a result of the sale of commercial real estate loans, commercial loan pay downs generated from workout strategies and the sales of residential mortgage loans out of the portfolio. The Company plans to begin to strategically redeploy this excess cash in 2015.

Goodwill. The goodwill balance was $38.2 million at December 31, 2014 and 2013. See the Critical Accounting Policies, Judgments and Estimates section for additional detail.

Deferred Taxes, net. Deferred taxes, net, changed $6.1 million from a net deferred tax asset of $4.6 million at December 31, 2013 to a net deferred tax liability of $1.5 million at December 31, 2014 due to a decrease in the net unrealized losses on investment securities resulting from overall market rate improvement throughout 2014 as well as the impact of deferred taxes owed on indefinite-lived assets. The Company maintains a valuation allowance of $132.6 million against the remaining portion of the gross deferred tax asset as the Company is a three-year cumulative loss company and it is more likely than not that the full deferred tax asset will not be realized.

Deposits. Deposits at December 31, 2014 totaled $2.1 billion, a decrease of $529.7 million, or 20.2%, from December 31, 2013. This decrease was due to a planned reduction in government deposits as well as the transfer of $183.4 million of deposits to held-for-sale as a result of the pending sale of seven branch locations to Sturdy Savings Bank. Core deposits, which exclude all certificates of deposit, decreased $372.9 million to $1.63 billion, or 78.1% of total deposits, at December 31, 2014 as compared to $2.01 billion, or 76.6% of total deposits, at December 31, 2013. At December 31, 2014, the Company had 57 locations primarily throughout New Jersey, including 47 branch offices. The Bank has entered into an agreement with Sturdy Savings Bank with respect to the sale of seven of the Bank’s branch location that is expected to close in the first quarter of 2015. In addition, a total of three branch offices were consolidated in 2014. The Bank contemplates further reduction of its branch network to between 30 and 35 locations, through a combination of consolidations and/or sales. However, it has not entered into any agreements nor submitted any notice to its regulator with respect to any location at this time.

Table 19 provides a summary of deposits at December 31, 2014, 2013, and 2012.

TABLE 19: SUMMARY OF DEPOSITS

December 31,	2014	2013	2012
Demand deposits	$1,409,978	$1,740,298	$1,751,183
Savings deposits	224,017	266,573	264,155
Time deposits under $100,000	231,111	300,315	323,768
Time deposits $100,000 or more	150,977	206,455	256,725
Brokered time deposits	75,821	107,930	117,393

Total	$2,091,904	$2,621,571	$2,713,224

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

Table 20 provides the distribution of total deposits between core and non-core at December 31, 2014, 2013, and 2012.

TABLE 20: DISTRIBUTION OF DEPOSITS

December 31,	2014		2013		2012
	Amount	%	Amount	%	Amount	%
Core deposits (1)	$1,633,995	78.11%	$2,006,871	76.55%	$2,015,338	74.28%
Non-core deposits	457,909	21.89	614,700	23.45	697,886	25.72

Total deposits	$2,091,904	100.0%	$2,621,571	100.0%	$2,713,224	100.0%

(1)	Core deposits are calculated by excluding time deposits and brokered deposits from total deposits.

Table 21 provides a summary of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2014.

TABLE 21: CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2014	Amount
Three months or less	$27,371
Over three through six months	37,438
Over six through twelve months	33,714
Over twelve months	52,454

Total	$150,977

See Note 11 of the Notes to Consolidated Financial Statements for additional information on deposits.

Borrowings. Borrowed funds increased $509 thousand to $61.9 million at December 31, 2014, from $61.4 million at December 31, 2013.

Table 22 provides the maximum month end amount of borrowings by type during the years ended December 31, 2014 and 2013.

TABLE 22: SUMMARY OF MAXIMUM MONTH END BORROWINGS

Years Ended December 31,	2014	2013
FHLBNY advances	$60,943	$61,303
FHLBNY repurchase agreements	—	—
FHLBNY overnight line of credit	—	—
Repurchase agreements with customers	1,156	3,172

Table 23 provides information regarding FHLBNY advances and FHLBNY repurchase agreements, interest rates, approximate weighted average amounts outstanding and their approximate weighted average rates at or for the years ended December 31, 2014, 2013, and 2012.

TABLE 23: SUMMARY OF FHLBNY BORROWINGS

At or for the Years Ended December 31,	2014	2013	2012
FHLBNY term amortizing advances outstanding at year end	$787	$956	$1,415
Weighted average interest rate at year end	5.87%	5.87%	5.43%
Approximate average amount outstanding during the year	$865	$1,047	$2,023
Approximate weighted average rate during the year	5.87%	5.87%	5.00%

FHLBNY term non-amortizing advances outstanding at year end	$60,000	$60,000	$60,000
Weighted average interest rate at year end	2.02%	2.02%	2.02%
Approximate average amount outstanding during the year	$60,000	$60,000	$16,250
Approximate weighted average rate during the year	2.02%	2.02%	1.99%

FHLBNY repurchase agreements outstanding at year end	$—	$—	$—
Weighted average interest rate at year end	—%	—%	—%
Approximate average amount outstanding during the year	$—	$—	$18,333
Approximate weighted average rate during the year	—%	—%	2.30%

Table 24 provides information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2014, 2013, and 2012.

TABLE 24: SUMMARY OF SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE WITH CUSTOMERS

At or for the Years Ended December 31,	2014	2013	2012
Balance at year end	$1,156	$478	$1,968
Weighted average interest rate at year end	0.13%	2.12%	0.17%
Approximate average amount outstanding during the year	$759	$1,469	$4,859
Approximate weighted average rate during the year	0.09%	0.14%	0.15%

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

Junior Subordinated Debentures Held by Trusts that Issued Capital Debt. Table 25 provides a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debenture issued by the Company to each Issuer Trust as of December 31, 2014.

TABLE 25: SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2014	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	3-mo LIBOR plus 1.35%	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012

		$90,000		$92,786

On January 23, 2009 and December 30, 2008, the capital securities of Sun Capital Trust VI and Sun Capital Trust V, respectively, became eligible for redemption. As a result of the current interest environment, the Company has elected not to call these securities; however, the Company maintains the right to call these securities in the future on the respective payment anniversary dates.

The Company maintains sufficient cash to fund junior subordinated debenture interest obligations. Cash balances at the Company totaled $29.8 million at December 31, 2014. Should a dividend from the Bank be necessary to fund the junior subordinated debenture interest obligations of the holding company, prior approval by the OCC would be required. Per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC. The Company believes it is capable of funding its junior subordinated debenture interest obligations through available cash balances maintained at the bank holding company for the period of time necessary until earnings are expected to support a dividend from the Bank. See Note 21 of the Notes to Consolidated Financial Statements for additional information on dividend limitations.

Other Liabilities. Other liabilities totaled $31.4 million at December 31, 2014 and $59.1 million at December 31, 2013. Derivative liabilities are the primary component of other liabilities. See Note 18 of the Notes to Consolidated Financial Statements for additional information on derivative instruments.

FORWARD-LOOKING STATEMENTS

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the company’s filings with the securities and exchange commission, in its reports to shareholders and in other communications by the Company, which are made in good faith by the company pursuant to the “safe harbor” provisions of the private securities litigation reform act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” “could.” These forward-looking statements may include, among other things:

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

Actual future results may differ materially from our forward-looking statements, and we qualify all forward-looking statements by various risks and uncertainties we face, some of which are beyond our control, as well as the assumptions underlying the statements, including, among others, the following factors:

•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

•	market volatility;

•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

•	the overall quality of the composition of our loan and securities portfolios;

•	the market for criticized and classified assets that we may sell;

•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and impending regulations, changes in banking, securities and tax laws and regulations and their application by our regulators and changes in the scope and cost of FDIC insurance and other coverages;

•	the effects of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the FRB;

•	inflation, interest rate, market and monetary fluctuations;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;

•	the effect of and our compliance with the terms of the OCC Agreement, Federal Reserve Bank requirements, as well as compliance with the individual minimum capital ratios established for the Bank by the OCC;

•	the results of examinations of us by the Federal Reserve Bank and of the Bank by the OCC, including the possibility that the OCC may, among other things, require the Bank to increase its allowance for loan losses or to write-down assets;

•	our ability to control operating costs and expenses;

•	our ability to manage delinquency rates;

•	our ability to retain key members of our senior management team;

•	the costs of litigation, including settlements and judgments;

•	the increased competitive pressures among financial services companies;

•	the timely development of and acceptance of new products and services and the perceived overall value of these products and services by businesses and consumers, including the features, pricing and quality compared to our competitors’ products and services;

•	technological changes;

•	acquisitions;

•	changes in consumer and business spending, borrowing and saving habits and demand for financial services in our market area;

•	adverse changes in securities markets;

•	the inability of key third-party providers to perform their obligations to us;

•	changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies and the Financial Accounting Standards Board;

•	the potential impact on the Company’s operations and customers resulting from natural or man-made disasters, war, terrorist activities or cyber attacks;

•	other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere herein or in the documents incorporated by reference herein and our other filings with the Securities and Exchange Commission (“SEC”); and

•	our success at managing the risks involved in the foregoing.

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

* * * * * *

NON-GAAP FINANCIAL MEASURES

This Annual Report on Form 10-K of the Company contains financial information by methods other than in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in their analysis of the Company’s performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management uses these measures to evaluate the underlying performance and efficiency of operations. Management believes these measures reflect core trends of the business. Reconciliations of these ratios to GAAP are presented below.

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

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Years Ended December 31,	2014	2013	2012
Total assets	$2,715,348	$3,087,553	$3,224,031
Less: Intangible assets	—	805	3,262
Less: Goodwill	38,188	38,188	38,188

Tangible assets	$2,677,160	$3,048,560	$3,182,581

Total stockholders’ equity	$245,323	$245,337	$262,595
Less: Intangible assets	—	805	3,262
Less Goodwill	38,188	38,188	38,188
Tangible equity	$207,135	$206,344	$221,145

Tangible equity to tangible assets ratio	7.74%	6.75%	6.95%

Core Deposits:

Core deposits are calculated by excluding time deposits and brokered deposits from total deposits.

The following table provides a reconciliation of core deposits to GAAP total deposits:

Years Ended December 31,	2014	2013
Total deposits	$2,091,904	$2,621,571
Less: Time deposits	382,088	506,770
Less: Brokered deposits	75,821	107,930

Core deposits	$1,633,995	$2,006,871

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

Management, including the Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment was also conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment of the Company’s internal control over financial reporting also included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. Based on our evaluation under the framework in Internal Control - Integrated Framework, we concluded that the Company’s internal control over financial reporting was effective as of December 31, 2014.

Deloitte & Touche LLP, an independent registered public accounting firm, has audited the consolidated financial statements included in this Annual Report and has issued a report on the effectiveness of our internal control over financial reporting. Their reports follow this statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sun Bancorp, Inc.

Mount Laurel, New Jersey

We have audited the internal control over financial reporting of Sun Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, and RI-A. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2014 of the Company and our report dated March 13, 2015 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 13, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sun Bancorp, Inc.

Mount Laurel, New Jersey

We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2015 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 13, 2015

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except par value amounts)

December 31,	2014	2013
ASSETS
Cash and due from banks	$42,548	$38,075
Interest-earning bank balances	505,885	229,687

Cash and cash equivalents	548,433	267,762
Restricted cash	13,000	26,000
Investment securities available for sale (amortized cost of $394,733 and $452,023 at December 31, 2014 and 2013, respectively)	394,500	440,097
Investment securities held to maturity (estimated fair value of $501 and $692 at December 31, 2014 and 2013, respectively)	489	681
Loans receivable (net of allowance for loan losses of $23,246 and $35,537 at December 31, 2014 and 2013, respectively)	1,486,898	2,102,167
Loans held-for-sale, at lower of cost or market	4,083	—
Loans held-for-sale, at fair value	—	20,662
Restricted equity investments, at cost	14,961	17,019
Branch assets held-for-sale	69,064	—
Bank properties and equipment, net	40,155	49,095
Real estate owned, net	522	2,503
Accrued interest receivable	5,397	7,112
Goodwill	38,188	38,188
Intangible assets, net	—	805
Deferred taxes, net	—	4,575
Bank owned life insurance (BOLI)	79,132	77,236
Other assets	20,526	33,651

Total assets	$2,715,348	$3,087,553

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$2,091,904	2,621,571
Branch deposits held-for-sale	183,395	—
Securities sold under agreements to repurchase - customers	1,156	478
Advances from the Federal Home Loan Bank of New York (FHLBNY)	60,787	60,956
Obligation under capital lease	7,035	7,331
Junior subordinated debentures	92,786	92,786
Deferred taxes, net	1,514	—
Other liabilities	31,448	59,094

Total liabilities	2,470,025	2,842,216

Commitments and contingencies (see Note 17)

SHAREHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $5 par value, 40,000,000 shares authorized; 18,900,877 shares issued and 18,615,950 shares outstanding at December 31, 2014; 17,742,207 shares issued and 17,342,883 shares outstanding at December 31, 2013(1)	94,508	88,711
Additional paid-in capital	514,071	506,719
Retained deficit	(347,762)	(317,954)
Accumulated other comprehensive loss	(138)	(7,055)
Deferred compensation plan trust	(599)	(522)
Treasury stock at cost, 284,927 shares at December 31, 2014; and 399,324 at December 31, 2013(1)	(14,757)	(24,562)

Total shareholders’ equity	245,323	245,337

Total liabilities and shareholders’ equity	$2,715,348	$3,087,553

See Notes to Consolidated Financial Statements.

(1)	Prior period share data was retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

Years Ended December 31,	2014	2013	2012
INTEREST INCOME
Interest and fees on loans	$79,427	$96,172	$103,707
Interest on taxable investment securities	8,715	6,668	9,138
Interest on non-taxable investment securities	1,232	1,338	1,618
Dividends on restricted equity investments	838	904	970

Total interest income	90,212	105,082	115,433

INTEREST EXPENSE
Interest on deposits	8,358	11,349	13,553
Interest on funds borrowed	1,753	1,776	1,438
Interest on junior subordinated debentures	2,150	2,188	2,594

Total interest expense	12,261	15,313	17,585

Net interest income	77,951	89,769	97,848
PROVISION FOR LOAN LOSSES	14,803	1,147	57,215

Net interest income after provision for loan losses	63,148	88,622	40,633

NON-INTEREST INCOME
Service charges on deposit accounts	8,803	9,056	10,954
Mortgage banking revenue, net	1,546	11,598	10,551
Gain on sale of investment securities	50	3,489	234
Investment products income	2,447	2,684	2,296
BOLI income	1,896	1,882	1,986
Derivative credit adjustment	(1,232)	(1,588)	(2,275)
Other	4,253	4,560	4,929

Total non-interest income	17,763	31,681	28,675

NON-INTEREST EXPENSE
Salaries and employee benefits	49,339	53,037	54,241
Commission expense	2,475	7,696	8,259
Occupancy expense	16,230	13,519	13,011
Equipment expense	7,287	7,356	7,399
Amortization of intangible assets	805	2,457	3,685
Data processing expense	4,979	4,244	4,384
Professional fees	6,487	18,246	3,459
Insurance expense	5,567	5,966	5,824
Advertising expense	2,062	2,830	2,809
Problem loan expense	2,039	3,407	5,681
Real estate owned expense, net	1,724	2,270	2,358
Office supplies expense	974	857	1,247
Other	9,434	8,064	7,476

Total non-interest expense	109,402	129,949	119,833

LOSS BEFORE INCOME TAXES	(28,491)	(9,646)	(50,525)
INCOME TAX EXPENSE (BENEFIT)	1,317	297	(34)

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(29,808)	$(9,943)	$(50,491)

Basic loss per common share(1)	$(1.67)	$(0.58)	$(2.94)

Diluted loss per common share(1)	$(1.67)	$(0.58)	$(2.94)

Weighted average common shares – basic(1)	17,830,018	17,283,162	17,187,742

Weighted average common shares – diluted(1)	17,830,018	17,283,162	17,187,742

See Notes to Consolidated Financial Statements.

(1)	Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Dollars in thousands)

	For the Year Ended December 31,
	2014	2013	2012
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(29,808)	$(9,943)	(50,491)

Other Comprehensive Income, net of tax (See Note 2)
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during period	$6,947	$(7,170)	1,649
Less: reclassification adjustment for gains included in net income	(30)	(2,071)	(88)

Other comprehensive income (loss)	6,917	(9,241)	1,561

COMPREHENSIVE LOSS	$(22,891)	$(19,184)	(48,930)

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Gain (Loss)	Deferred Compensation Plan Trust	Treasury Stock	Total
BALANCE, JANUARY 1, 2012	$—	$87,825	$504,508	$(257,520)	$625	$(193)	$(26,162)	$309,083

Net loss	—	—	—	(50,491)	—	—	—	(50,491)
Other comprehensive income	—	—	—	—	1,561	—	—	1,561
Issuance of common stock	—	396	794	—	—	(63)	—	1,127
Stock-based compensation	—	80	1,235	—	—	—	—	1,315

BALANCE, DECEMBER 31, 2012	$—	$88,301	$506,537	$(308,011)	$2,186	$(256)	$(26,162)	$262,595

Net loss	—	—	—	(9,943)	—	—	—	(9,943)
Other comprehensive loss	—	—	—	—	(9,241)	—	—	(9,241)
Issuance of common stock	—	365	(386)	—	—	(266)	1,600	1,313
Stock based compensation	—	45	568	—	—	—	—	613

BALANCE, DECEMBER 31, 2013	$—	$88,711	$506,719	$(317,954)	$(7,055)	$(522)	$(24,562)	$245,337

Net loss	—	—	—	(29,808)	—	—	—	(29,808)
Other comprehensive income	—	—	—	—	6,917	—	—	6,917
Exercise of stock options			(75)	—	—	—	91	16
Capital raise		5,666	14,334	—	—	—	—	20,000
Issuance of common stock	—	131	(6,134)	—	—	(77)	8,071	1,991
Stock based compensation	—	—	(773)	—	—	—	1,643	870

BALANCE, DECEMBER 31, 2014	$—	$94,508	$514,071	$(347,762)	$(138)	$(599)	$(14,757)	$245,323

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

Years Ended December 31,	2014	2013	2012
OPERATING ACTIVITIES
Net loss	$(29,808)	$(9,943)	$(50,491)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	14,803	1,147	57,215
Increase (decrease) in reserve for unfunded commitments	149	(159)	232
Depreciation, amortization and accretion	7,142	10,119	12,700
Impairment of bank properties and equipment and real estate owned	1,059	204	1,736
Net gain on sales and calls of investment securities	(50)	(3,500)	(151)
Loss on real estate owned	541	1,242	345
Decrease (increase) in fair value of interest rate lock commitments	119	728	(847)
Gain on sale of mortgage loans	(1,844)	(12,110)	(8,414)
Gain on sale of jumbo residential mortgage loans, net	(134)	(1,968)	—
Gain on sale of consumer loans	(459)	—	—
Mark-to-market on loans held for sale	1,098	1,752	(2,065)
Increase in cash surrender value of BOLI	(1,896)	(1,882)	(1,987)
Deferred income taxes	1,313	297	—
Stock-based compensation	871	613	1,315
Shares contributed to employee benefit plans	2,141	1,580	1,126
Derivative credit valuation adjustment	(138)	205	54
Mortgage loans originated for sale	(77,752)	(472,027)	(471,185)
Proceeds from the sale of mortgage loans	93,340	568,128	405,842
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable	1,715	942	858
Other assets	986	4,434	4,378
Other liabilities	844	(4,769)	11,698

Net cash provided by (used in) operating activities	14,040	85,033	(37,641)

INVESTING ACTIVITIES
Purchases of investment securities available for sale	(33,630)	(303,330)	(117,411)
Purchases of investment securities held to maturity	—	—	(250)
Net redemption (purchase) of restricted equity securities	2,058	867	(2,060)
Proceeds from maturities, prepayments or calls of investment securities available for sale	62,194	95,542	141,795
Proceeds from maturities, prepayments or calls of investment securities held to maturity	189	228	676
Proceeds from sale of investment securities available for sale	28,276	197,018	47,500
Proceeds from the sale of commercial real estate loans	57,147	20,771	—
Proceeds from the sale of jumbo residential mortgage loans	59,482	144,199	—
Proceeds from the sale of consumer loans	15,682	—	—
Proceeds from the sale of repossessed assets	138	280	—
Net decrease (increase) in loans	405,617	(27,430)	(67,475)
Purchases of bank properties and equipment	(2,116)	(4,159)	(3,869)
Restricted cash transferred to cash and cash equivalents	13,000	—	—
Cash transferred to held-for-sale	(1,064)	—	—
Return of surrender value of BOLI	—	1,504	—
Proceeds from sale of real estate owned	1,554	7,503	3,559

Net cash provided by investing activities	608,527	132,993	2,465

FINANCING ACTIVITIES
Net (decrease) increase in deposits	(362,125)	(91,653)	45,247
Net borrowings (repayments) of securities sold under agreements to repurchase - customer	678	(1,490)	(3,700)
Repayments of short-term advances from FHLBNY	(169)	(459)	(1,318)
Borrowings of long-term advances from FHLBNY	—	—	60,000
Repayments under securities sold under agreements to repurchase - FHLB	—	—	(15,000)
Repayment of obligation under capital lease	(296)	(278)	(259)
Proceeds from issuance of common stock	20,000	—	—
Proceeds from exercise of stock options	16	—	—

Net cash (used in) provided by financing activities	(341,896)	(93,880)	84,970

NET INCREASE IN CASH AND CASH EQUIVALENTS	280,671	124,146	49,794
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	267,762	143,616	93,822

CASH AND CASH EQUIVALENTS, END OF YEAR	$548,433	$267,762	$143,616

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$12,633	$15,619	$21,137
Income taxes paid	—	—	—
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Transfer of loans and bank properties to real estate owned	$945	$3,851	$7,679
Transfer of loans from held-for-sale to held-for-investment	—	413	9,905

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

The Company’s principal business is to serve as a holding company for the Bank. The Bank is in the business of attracting customer deposits through its Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate, small business non-real estate loans, as well as mortgage-backed and investment securities. The principal business of Sun Financial Services, L.L.C. is to offer mutual funds, securities brokerage, annuities and investment advisory services through the Bank’s Community Banking Centers. The principal business of 2020 Properties, L.L.C. and 4040 Properties, L.L.C. is to acquire and thereafter liquidate certain real estate and other assets in satisfaction of debts previously contracted by the Bank. The Company’s five capital trusts, Sun Capital Trust V, Sun Capital Trust VI, Sun Capital Trust VII, Sun Statutory Trust VII and Sun Capital Trust VIII, collectively, the “Issuing Trusts,” are presented on a deconsolidated basis. The Issuing Trusts, consisting of four Delaware business trusts and one Connecticut business trust, hold junior subordinated debentures issued by the Company.

Through the Bank, the Company provides commercial and consumer banking services. As of December 31, 2014, the Company had 57 locations primarily throughout New Jersey including 47 branch offices. The Company also had one loan production office located in both New York and Pennsylvania.

The Company’s outstanding common stock is traded on the NASDAQ Global Select Market under the symbol “SNBC.” The Company is subject to the reporting requirements of the Securities and Exchange Commission (“SEC”). The Company’s primary federal regulator is the Board of Governors of the Federal Reserve System (the “FRB”) and the Bank’s primary federal regulator is the Office of the Comptroller of the Currency (the “OCC”).

The Company declared a 1-for-5 reverse stock split effective August 11, 2014 for shareholders of record as of August 8, 2014. Prior periods have been revised to reflect the impact of this transaction.

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

Basis of Consolidation. The consolidated financial statements include, after all intercompany balances and transactions have been eliminated, the accounts of the Company, its principal wholly owned subsidiary, the Bank, and the Bank’s wholly owned subsidiaries, Sun Financial Services, L.L.C., 2020 Properties, L.L.C., and 4040 Properties, L.L.C. In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 810, Consolidation, the Issuing Trusts are deconsolidated. See Note 13 of the Notes to Consolidated Financial Statements for additional information on the Company’s participation in the Issuing Trusts.

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

Investment Securities. The Company’s investment portfolio includes both held-to-maturity and available-for-sale securities. The purchase and sale of the Company’s investment securities are recorded based on trade date accounting. At December 31, 2014 and 2013, the Company had no unsettled transactions. The following provides further information on the Company’s accounting for debt securities:

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

Available-for-Sale - Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability and the yield of alternative investments, are classified as available-for-sale. These assets are carried at their estimated fair value. Fair values are based on quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded, or in some cases where there is limited activity or less transparency around inputs, internally developed discounted cash flow models. Unrealized gains and losses are excluded from earnings and are reported net of tax in accumulated other comprehensive income (loss) on the consolidated statements of financial condition until realized, including those recognized through the non-credit component of an other-than-temporary impairment (“OTTI”) charge.

In accordance with FASB ASC 325-40, Beneficial Interests in Securitized Financial Assets (FASB ASC 325-40), and FASB ASC 320, Investment - Debt and Equity Securities (FASB ASC 320), the Company evaluates its securities portfolio for OTTI throughout the year. Each investment, which has a fair value less than the book value, is reviewed on a quarterly basis by management. Management considers, at a minimum, whether the following factors exist that, both individually or in combination, could indicate that the decline is other-than-temporary: (a) the Company has the intent to sell the security; (b) it is more likely than not that it will be required to sell the security before recovery; and (c) the Company does not expect to recover the entire amortized cost basis of the security. Among the factors that are considered in determining the Company’s intent is a review of capital adequacy, interest rate risk profile and liquidity at the Company. An impairment charge is recorded against individual securities if the review described above concludes that the decline in value is other-than-temporary. During 2014, 2013 and 2012, it was determined there were no other-than-temporarily impaired investments. As a result, the Company did not record credit related OTTI charges through earnings during the years ended December 31, 2014, 2013 and 2012.

Loans Held-for-Sale. The Company had $4.1 million and $20.7 million of loans held-for-sale at December 31, 2014 and 2013, respectively. The balance at December 31, 2014 primarily includes consumer loans identified for sale out of the portfolio, recorded at lower of cost or market. The balance at December 31, 2013 included residential mortgages originated with the intent to sell which were recorded at fair value. Effective July 1, 2012, the Company elected the fair value option under FASB ASC 825, The Fair Value Option for Financial Instruments, (“FASB ASC 825”), on its residential mortgage loans held-for-sale portfolio. This election resulted in a positive market value adjustment of $2.1 million, which was recognized in gain on sale of loans on the consolidated statements of operations for the twelve months ended December 31, 2012. As of December 31, 2014, the Company had no residential mortgage loans held-for-sale.

Deferred Loan Fees. Loan fees on loans held-for-investment, net of certain direct loan origination costs, are deferred and the balance is amortized to income as a yield adjustment over the life of the loan using the interest method. Loan fees on loans held-for-sale, net of certain direct loan origination costs, are deferred until the related loans are sold and are included in the determination of the gains or losses upon sale, which are reported in mortgage banking revenue, net in the consolidated statements of operations.

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

Goodwill and Intangible Assets. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company tests goodwill for impairment annually as of December 31. The Company elected to not apply the qualitative evaluation option permitted under Accounting Standards Update (“ASU”) 2011-8, Intangibles – Goodwill and Other (Topic 35): Testing Goodwill for Impairment issued in September 2011. Therefore, the Company utilizes the two-step goodwill impairment test outlined in FASB ASC 350, Intangibles – Goodwill and Other (“FASB ASC 350”). Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. A reporting unit is an operating segment, or one level below an operating segment, as defined in FASB ASC 280. The Company has one reportable operating segment, “Community Banking,” and there are no components to this operating segment. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired and step two is therefore unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed to measure the amount of the impairment loss, if any. At December 31, 2014, the Company performed its annual goodwill impairment test, and step one of the analysis indicated that the Company’s fair value was greater than its carrying value; therefore, the Company’s goodwill was not impaired at December 31, 2014 and 2013. The carrying amount of goodwill totaled $38.2 million at December 31, 2014 and 2013.

Intangible assets, net on the consolidated statements of financial condition, consist of core deposit intangibles, net of accumulated amortization from the Bank’s previous acquisitions. Core deposit intangibles are amortized using the straight-line method based on the characteristics of the particular deposit type and are evaluated annually for impairment. The Company’s core deposit intangibles were fully amortized as of December 31, 2014. See Note 10 for further details on goodwill and intangible assets.

Bank Owned Life Insurance (“BOLI”). The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value, or the amount that can be realized in accordance with FASB ASC 325-30, Investments in Insurance Contracts. At December 31, 2014, the Company had $27.0 million invested in a general account and $52.1 million in a separate account, for a total BOLI cash surrender value of $79.1 million. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying instruments may have an impact on investment income; however, the fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. Income from these policies and changes in the cash surrender value are recorded in BOLI income of the consolidated statements of operations.

Loan Servicing Assets. The Company previously originated certain Small Business Administration (“SBA”) loans for sale to institutional investors. In accordance with FASB ASC 860, Transfers and Servicing (“FASB ASC 860”), the cost of loans sold was allocated between the servicing rights, the retained portion of the loan and the sold portion of the loan based on the relative fair values of each.

Loan servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. In accordance with FASB ASC 860, the Company regularly evaluates the loan servicing asset for impairment. Because loans were sold individually and were not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. The Company measures the loan servicing assets by estimating the present value of expected future cash flows for each servicing asset, based on their unique characteristics and market-based assumptions for prepayment speeds and records a valuation allowance for the amount by which the carrying amount of the servicing asset exceeds the fair value. The gross carrying value of the Company’s loan servicing assets was $342 thousand and $364 thousand at December 31, 2014 and 2013, respectively. The fair value of the loan servicing rights is determined by valuation techniques. Valuation adjustments to the loan servicing assets for the years ended December 31, 2014, 2013 and 2012 were $0, $58 thousand of expense and $95 thousand of expense, respectively. These adjustments are reflected in other income on the consolidated statements of operations. The valuation allowance for the loan servicing assets at December 31, 2014 and 2013 was $177 thousand. The net carrying value of the loan servicing asset is included within other assets in the consolidated statements of financial condition.

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

Accounting for Derivative Financial Instruments and Hedging Activities. The Company recognizes all derivative instruments at fair value as either assets or liabilities in other assets or other liabilities in the consolidated statements of financial condition. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. For derivatives not designated as hedges, the gain or loss is recognized in current earnings.

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

Mortgage Banking Revenue, Net. Mortgage banking revenue, net includes revenues associated with the sale of residential mortgage loans originated with the intent to sell, net of recourse liability provision as well as gain on bulk sales of jumbo residential mortgage loans. The components of this line item are as follows:

	2014	2013	2012
Gains on the sale of residential mortgage loans	$2,303	$12,510	$7,967
Gain on bulk sale of jumbo residential mortgage loans	134	1,968	—
Market value adjustment on loans held-for-sale	(312)	(1,752)	2,512
Fair value adjustment on interest rate lock commitments	(119)	(728)	847
Recourse liability provision	(460)	(400)	(775)

Mortgage banking revenue, net	$1,546	$11,598	$10,551

Accumulated Other Comprehensive Loss. The Company classifies items of accumulated other comprehensive loss by their nature and displays the details of other comprehensive loss in the consolidated statement of comprehensive loss. Amounts categorized as accumulated other comprehensive loss represent net unrealized gains or losses on investment securities available for sale, net of tax and the non-credit portion of any OTTI loss not recorded in earnings. Reclassifications are made to avoid double counting items which are displayed as part of net loss for the period. These reclassifications for the years ended December 31, 2014, 2013 and 2012 are as follows:

DISCLOSURE OF RECLASSIFICATION AMOUNTS, NET OF TAX

Years Ended December 31,	2014			2013			2012
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Unrealized holding gain (loss) on securities available for sale during the year	$11,743	$(4,796)	$6,947	$(12,120)	$4,950	$(7,170)	$2,788	$(1,139)	$1,649
Less:
Reclassification adjustment for net gain included in net income (1)	(50)	20	(30)	(3,500)	1,429	(2,071)	(151)	63	(88)

Net unrealized (loss) gain on securities available for sale	$11,693	$(4,776)	$6,917	$(15,620)	$6,379	$(9,241)	$2,637	$(1,076)	$1,561

(1)	All pre-tax amounts are included in non-interest income in the consolidated statements of operations.

Treasury Stock. Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders’ equity. At December 31, 2014 and 2013, the Company held 284,927 shares of treasury stock and 399,324 shares, respectively.

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

Determining the fair value of stock-based awards at the measurement date requires judgment, including estimating the expected term of the stock options and the expected volatility of the Company’s stock. In addition, judgment is required in estimating the amount of stock-based awards that are expected to be forfeited. If actual results differ significantly from these estimates or different key assumptions are used, it could have a material effect on the Company’s consolidated financial statements.

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

Significant weighted average assumptions used to calculate the fair value of the Option awards for the years ended December 31, 2014, 2013 and 2012 are as follows:

WEIGHTED AVERAGE ASSUMPTIONS USED IN BLACK-SCHOLES OPTION PRICING MODEL

Years Ended December 31,	2014	2013	2012
Fair value of Options granted during the year(1)	$8.70	$9.25	$7.61
Risk-free rate of return	1.32%	0.85%	0.98%
Expected term in months	54	59	61
Expected volatility	54%	62%	62%
Expected dividends(2)	$—	$—	$—

(1)	Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.
(2)	To date, the Company has not paid cash dividends on its common stock.

At December 31, 2014, the Company had three stock-based employee compensation plans, which are described more fully in Note 14.

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

Income Taxes. The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“FASB ASC 740”). FASB ASC 740 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated statements of operations. Assessment of uncertain tax positions under FASB ASC 740 requires careful consideration of the technical merits of a position based on management’s analysis of tax regulations and interpretations. Significant judgment is applied when addressing the requirements of FASB ASC 740. At December 31, 2014, the Company had a valuation allowance of $132.6 million against its gross deferred tax asset and a net deferred tax liability of $1.5 million. As the Company remained in a cumulative loss position, a full deferred tax valuation allowance is still appropriate at December 31, 2014. Once the Company is no longer in a cumulative loss position and has sufficient projected future earnings to absorb the deferred tax asset, the existing valuation allowance may be reversed. The Company will continue to regularly assess its performance to determine if a reversal of the valuation allowance is warranted. The recognition of the deferred tax asset valuation allowance differs between GAAP and regulatory accounting. While the reversal of a valuation allowance would be immediately recorded under GAAP, the amount of deferred tax asset includable in regulatory capital is limited to the lessor of 10% of tier 1 capital or to the amount expected to be realized in the next twelve months. See Note 19 for additional information on the Company’s application of FASB ASC 740.

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

Recent Accounting Principles. In February 2015, the FASB issued ASU 2015-02: Consolidation - Amendments to the Consolidation Analysis (Topic 225-20). The amendments in this Update affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: (1) modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities; (2) eliminate the presumption that a general partner should consolidate a limited partnership; (3) affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and (4) provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In January 2015, the FASB issued ASU 2015-01: Income Statement - Extraordinary and Unusual Items (Subtopic 225-20). The amendments in this Update eliminate from GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement—Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. Presently, an event or transaction is presumed to be an ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an extraordinary item. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In November 2014, the FASB issued ASU 2014-17: Business Combinations - Pushdown Accounting (Topic 805). The amendments in this Update provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The amendments in this Update were effective on November 18, 2014. The Company has evaluated this accounting standards update and determined that it is not applicable at this time.

In November 2014, the FASB issued ASU 2014-16: Derivatives and Hedging (Topic 815). The amendments in this Update affect hybrid financial instruments issued in the form of a share. An entity (an issuer or an investor) should determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of relevant facts and circumstances. That is, an entity should determine the nature of the host contract by considering the economic characteristics and risks of the entire hybrid financial instrument, including the embedded derivative feature that is being evaluated for separate accounting from the host contract. The amendments in this Update are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In August 2014, the FASB issued ASU 2014-15: Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The amendments in this Update provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In June 2014, the FASB issued ASU 2014-12: Stock Compensation - Accounting for Share-Based Payments When the Terms of Award Provide that a Performance Target Could Be Achieved after the Requisite Service Period (Topic 718). The amendments in this Update apply to all entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments in this Update require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. The amendments in ASU 2014-12 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 and may be applied either prospectively to all awards granted or modified after the effective date, or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In August 2014, the FASB issued ASU 2014-14: Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40). The amendments in this Update affect creditors that hold government-guaranteed mortgage loans, including those guaranteed by the FHA and the VA. The amendments in this Update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if certain conditions are met. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The amendments in this Update are effective for public entities for annual periods and interim periods within those annual periods, beginning after December 15, 2014. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In June 2014, the FASB issued ASU 2014-11: Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The accounting changes in the amendment affect all entities that enter into repurchase-to-maturity transactions or repurchase financings. The amendments in this update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting and for repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty which will result in secured borrowing accounting for the repurchase agreement. All entities are subject to new disclosure requirements for certain transactions that involve a transfer of a financial asset accounted for as a sale. The accounting changes in this Update are effective for public business entities for the first interim or annual period beginning after December 15, 2014. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In May 2014, the FASB issued ASU 2014-09: Revenue from Contracts with Customers (Topic 606): Summary and Amendments That Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs-Contracts with Customers (Subtopic 340-40), Conforming Amendments to Other Topics and Subtopics in the Codification and Status Tables, Background Information and Basis for Conclusions. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the considerations to which the entity expects to be entitled in exchange for those goods or services. The guidance in this Update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. For a public entity, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In January 2014, the FASB issued ASU 2014-4, Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either the creditor obtaining legal title to the residential real estate property upon completion of foreclosure or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. For public entities, the amendments are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

3. BRANCH SALES AND CONSOLIDATIONS

On July 2, 2014 the Company entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with Sturdy Savings Bank, pursuant to which the Bank agreed to sell certain assets and certain liabilities relating to seven branch offices in and around Cape May County, New Jersey. The Purchase Agreement provides for a purchase price equal to the sum of a deposit premium of 8.765% of the average daily closing balance of deposits for the 31 days prior to the closing date, the Company’s carrying value of loans identified and approved by both parties, the aggregate amount of cash on hand and accrued interest on the loans acquired.

The Purchase Agreement contains certain customary representations, warranties, indemnities and covenants of the parties, The transaction closed on March 6, 2015 resulting in the sale of approximately $153 million in deposits, $64 million in loans, $4 million of fixed assets and $1 million of cash. The transaction resulted in a net cash payment of approximately $75 million by the Company to Sturdy Savings Bank. After transaction costs, the net gain on the branch sale transaction recorded by Company in the first quarter of 2015 will be approximately $9.2 million. The following summarizes the branch assets and liabilities classified as held-for-sale at December 31, 2014 related to the Purchase Agreement:

Assets:
Cash	$1,064
Loans held-for-sale	63,965
Properties and equipment, net	4,035

Total branch assets held-for-sale	$69,064

Liabilities:
Deposits held-for-sale	$183,395

During 2014, the Company closed four leased branch offices. The Company recognized $293 thousand in expenses as a result of these closures. During 2013, the Company consolidated three leased branch offices into one existing branch office. The Company recognized $439 thousand in expenses as a result of this consolidation. During 2012, the Company consolidated three owned branch offices and one leased branch office into existing branch offices. As a result of these 2012 consolidations, the Company added the three owned branch offices to the real estate owned portfolio in the amount of $1.4 million, which included a loss on the transfer of $236 thousand.

4. INVESTMENT SECURITIES

The amortized cost of investment securities and the approximate fair value at December 31, 2014 and 2013 were as follows:

SUMMARY OF INVESTMENT SECURITIES

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2014
Available for sale:
U.S. Treasury securities	$2,499	$4	$—	$2,503
U.S. Government agency securities	4,973	—	(187)	4,786
U.S. Government agency mortgage-backed securities	263,215	2,992	(1,051)	265,156
Other mortgage-backed securities	265	—	—	265
State and municipal securities	28,981	1,941	—	30,922
Trust preferred securities	12,014	—	(2,604)	9,410
Collateralized Loan Obligations	69,931	—	(1,328)	68,603
Other securities	12,855	—	—	12,855

Total available for sale	394,733	4,937	(5,170)	394,500

Held to maturity:
U.S. Government agency mortgage-backed securities	239	12	—	251
Other securities	250	—	—	250

Total held to maturity	489	12	—	501

Total investment securities	$395,222	$4,949	$(5,170)	$395,001

December 31, 2013
Available for sale:
U.S. Treasury securities	$2,496	$4	$—	$2,500
U.S. Government agency securities	4,969	—	(562)	4,407
U.S. Government agency mortgage-backed securities	325,316	1,043	(8,295)	318,064
Other mortgage-backed securities	277	16	—	293
State and municipal securities	29,240	1,213	—	30,453
Trust preferred securities	12,626	—	(4,659)	7,967
Collateralized Loan Obligations	73,915		(686)	73,229
Other securities	3,184	—	—	3,184

Total available for sale	452,023	2,276	(14,202)	440,097

Held to maturity:
U.S. Government agency mortgage-backed securities	431	11	—	442
Other securities	250	—	—	250

Total held to maturity	681	11	—	692

Total investment securities	$452,704	$2,287	$(14,202)	$440,789

During 2014, the Company sold four securities prior to maturity for proceeds of $18.3 million and a gain of $50 thousand and received proceeds of $10.0 million from the payoff of one security. During 2013, the Company had two securities called prior to maturity for $1.5 million of proceeds, resulting in gross realized gains of $11 thousand, 42 available for sale securities were sold prior to maturity for gross proceeds of $199.6 million, which resulted in gross realized gains of $3.5 million and three securities matured, generating

$10.2 million of gross proceeds. The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2014 and 2013:

GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
December 31, 2014

U.S. Government agency securities	$—	$—	$4,786	$(187)	$4,786	$(187)
U.S. Government agency mortgage-backed securities	7,801	(35)	33,453	(1,016)	41,254	(1,051)
Trust preferred securities	—	—	9,410	(2,604)	9,410	(2,604)
Collateralized Loan Obligations	23,710	(256)	44,894	(1,072)	68,604	(1,328)

Total	$31,511	$(291)	$92,543	$(4,879)	$124,054	$(5,170)

December 31, 2013
U.S. Government agency securities	$—	$—	$4,407	$(562)	$4,407	$(562)
U.S. Government agency mortgage-backed securities	246,348	(7,374)	7,961	(921)	254,309	(8,295)
Other mortgage-backed securities	—	—	—	—	—	—
Trust preferred securities	—	—	7,967	(4,659)	7,967	(4,659)
Collateralized Loan Obligations	45,729	(686)	—	—	45,729	(686)

Total	$292,077	$(8,060)	$20,335	$(6,142)	$312,412	$(14,202)

The Company determines whether unrealized losses are temporary in nature in accordance with FASB ASC 325-40, when applicable, and FASB ASC 320-10, Investments - Overall, (“FASB ASC 320-10”). The evaluation is based upon factors such as the creditworthiness of the underlying borrowers, performance of the underlying collateral, if applicable, and the level of credit support in the security structure. Management also evaluates other factors and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost and near-term prospects of the issuer.

FASB ASC 320-10 requires the Company to assess if an OTTI exists by considering whether the Company has the intent to sell the security or it is more likely than not that it will be required to sell the security before recovery. If either of these situations applies, the guidance requires the Company to record an OTTI charge to earnings on debt securities for the difference between the amortized cost basis of the security and the fair value of the security. If neither of these situations applies, the Company is required to assess whether it is expected to recover the entire amortized cost basis of the security. If the Company is not expected to recover the entire amortized cost basis of the security, the guidance requires the Company to bifurcate the identified OTTI into a credit loss component and a component representing loss related to other factors. A discount rate is applied which equals the effective yield of the security. The difference between the present value of the expected flows and the amortized book value is considered a credit loss. When a market price is not readily available, the market value of the security is determined using the same expected cash flows; the discount rate is a rate the Company determines from the open market and other sources as appropriate for the security. The difference between the market value and the present value of cash flows expected to be collected is recognized in accumulated other comprehensive loss on the consolidated statements of financial condition. Application of this guidance resulted in no OTTI charges during the years ended December 31, 2014 and 2013.

As of December 31, 2014, the Company’s cumulative OTTI balance was $10.2 million. There were no OTTI charges recognized in earnings as a result of credit losses on investments in the years ended December 31, 2014, 2013 and 2012:

U.S. Government Agency Securities. At December 31, 2014, the gross unrealized loss in the category of greater than 12 months of $187 thousand consisted of one agency security with an estimated fair value of $4.8 million issued and guaranteed by a U.S. Government sponsored agency. The Company monitors certain factors such as market rates and possible credit deterioration to determine if an OTTI exists. As of December 31, 2014, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

U.S. Government Agency Mortgage-Backed Securities. At December 31, 2014, the gross unrealized loss in the category of less than 12 months of $35 thousand consisted of two mortgage-backed securities with an estimated fair value of $7.8 million. The gross unrealized loss in the category of 12 months or longer of $1.0 million consisted of six mortgage-backed securities with an estimated fair value of $33.5 million, issued and guaranteed by a U.S. Government sponsored agency. The Company monitors certain factors such as market rates and possible credit deterioration to determine if an OTTI exists. As of December 31, 2014, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Collateralized Loan Obligation Securities. At December 31, 2014, the gross unrealized loss in the category of 12 months or longer of $1.1 million consisted of three AAA and five AA rated collateralized loan obligation securities with an estimated fair value of $44.9 million. The gross unrealized loss in the category of less than 12 months of $ 256 thousand consisted of three AAA and one AA rated collateralized loan obligation securities with an estimated fair value of $23.7 million. The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists. As of December 31, 2014, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

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

Trust Preferred Securities. At December 31, 2014, the gross unrealized loss in the category of 12 months or longer of $2.6 million consisted of two trust preferred securities. The trust preferred securities are comprised of one non-rated single issuer security with an amortized cost and estimated fair value of $3.2 million, and one investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $6.2 million.

For the pooled security, the Company monitors each issuer in the collateral pool with respect to financial performance using data from the issuer’s most recent regulatory reports as well as information on issuer deferrals and defaults. Also the security structure is monitored with respect to collateral coverage and current levels of subordination. Expected future cash flows are projected assuming additional defaults and deferrals based on the performance of the collateral pool. The investment grade pooled security is in a senior position in the capital structure. The security had a 3.3 times principal coverage. As of the most recent reporting date interest has been paid in accordance with the terms of the security. The Company reviews projected cash flow analysis for adverse changes in the present value of projected future cash flows that may result in an other-than-temporary credit impairment to be recognized through earnings. The most recent valuations assumed no recovery on any defaulted collateral, no recovery on any deferring collateral and an additional 3.6% of defaults or deferrals every three years with no recovery rate. As of December 31, 2014, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

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

At December 31, 2014, the book value of the non-rated single issuer trust preferred security approximates fair value. The financial performance of the single issuer trust preferred security is monitored on a quarterly basis using data from the issuer’s most recent regulatory reports to assess the probability of cash flow impairment. Expected future cash flows are projected incorporating the contractual cash flow of the security adjusted, if necessary, for potential changes in the amount or timing of cash flows due to the underlying creditworthiness of the issuer and covenants in the security.

In August 2009, the issuer of the single issuer trust preferred security elected to defer its normal quarterly dividend payment. As contractually permitted, the issuer may defer dividend payments up to five years with accumulated dividends, and interest on those deferred dividends, payable upon the resumption of its scheduled dividend payments. The issuer is currently operating under an agreement with its regulators. The agreement stipulates the issuer must receive permission from its regulators prior to resuming its scheduled dividend payments. In September 2014, the deferred dividends of $590 thousand were paid by the issuer. As this security is still deemed to be in non-performing status, this payment and a quarterly dividend payment of $25 thousand in December 2014 were recorded as a reduction of outstanding principal for this security. It is anticipated that this single issuer trust preferred security, due to sustained performance, will be upgraded to performing status in the first quarter of 2015, which will result in income recognition for future dividend payments.

During the year ended December 31, 2014, the Company did not record an OTTI credit-related charge related to this single issuer trust preferred security. Based on the Company’s most recent evaluation, the Company does not expect the issuer to default on the security based primarily on the issuer’s subsidiary bank reporting that it meets the minimum regulatory requirements to be considered a “well-capitalized” institution. The Company recognizes that the difficult economic environment and some weakened performance measures, while recently improving, increases the probability that a full recovery of principal may not be realized. The cumulative OTTI on this security as of December 31, 2014 was $1.2 million. Based upon the current capital position of the issuer, recent improvements in the financial performance of the issuer and the fact that the book value of the security approximates fair value, the Company concluded that an additional impairment charge is not warranted at December 31, 2014.

The amortized cost and estimated fair value of the investment securities, by contractual maturity, at December 31, 2014 is shown below. Actual maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CONTRACTUAL MATURITIES OF INVESTMENT SECURITIES

	Available for Sale		Held to Maturity
December 31, 2014	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$15,106	$15,109	$—	$—
Due after one year through five years	1,181	1,240	250	250
Due after five years through ten years	25,347	25,707	—	—
Due after ten years	89,619	87,023	—	—

Total investment securities, excluding mortgage- backed securities	131,253	129,079	250	250

U.S. Government agency mortgage-backed securities	263,215	265,156	239	251
Other mortgage-backed securities	265	265	—	—

Total investment securities	$394,733	$394,500	$489	$501

At December 31, 2014, the Company had $28.0 million, amortized cost, and $29.8 million, estimated fair value, of investment securities pledged to secure public deposits. At December 31, 2014, the Company had $156.5 million, amortized cost, and $157.9 million, estimated fair value, of investment securities pledged as collateral on secured borrowings.

5. LOANS RECEIVABLE

The components of loans receivable, net were as follows:

Loan Components
December 31,	2014	2013
Commercial:
Commercial and industrial	$242,494	$478,734
CRE owner occupied	278,651	468,442
CRE non-owner occupied	461,631	576,084
Land and development	70,156	64,306
Consumer:
Home equity lines of credit	156,926	188,478
Home equity term loans	17,239	25,279
Residential real estate	276,993	305,552
Other	6,054	30,829

Total gross loans	1,510,144	2,137,704
Allowance for loan losses	(23,246)	(35,537)

Loans, net	$1,486,898	$2,102,167

Loans past due 90 days and accruing	$—	$—

Loans on Non-accrual Status
December 31,	2014	2013
Commercial
Commercial	$155	$2,358
Commercial, held-for-sale	28	—
CRE owner occupied	3,268	14,408
CRE owner occupied, held-for-sale	32	—
CRE non-owner occupied	—	1,969
CRE non-owner occupied, held-for-sale	229	—
Land and development	—	2,158
Land and development, held-for-sale	—	—
Consumer:
Home equity lines of credit	1,348	3,749
Home equity, held-for-sale	1,228	—
Home equity term loans	407	1,240
Home equity term loans, held-for-sale	286	—
Residential real estate	5,117	3,341
Residential real estate, held-for-sale	2,280	—
Other	432	591

Total non-accrual loans	$14,810	$29,814

Troubled debt restructurings, non-accrual	$318	$8,163

Troubled debt restructurings, non-accrual , held-for-sale	$—	$—

Interest income not recognized as a result of the non-accrual loans was $$1.5 million, $4.2 million and $7.7 million for the years ended December 31, 2014, 2013 and 2012, respectively. The amount of interest included in net income on these loans for the years ended December 31, 2014, 2013 and 2012 was $1.2 million, $1.2 million and $5.0 million, respectively.

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

As of December 31, 2014, the Company had $44.7 million outstanding on nine residential construction, commercial construction and land development relationships for which the agreements included interest reserves. As of December 31, 2013, the Company had $54.5 million outstanding on 17 residential construction, commercial construction and land development relationships for which the agreements included interest reserves. The total amount available in those reserves to fund interest payments was $1.9 million and $4.3 million at December 31, 2014 and December 31, 2013, respectively. There were no relationships with interest reserves which were on non-accrual status as of December 31, 2014 and 2013. Construction projects are monitored throughout their lives by professional inspectors engaged by the Company. The budgets for loan advances and borrower equity injections are developed at underwriting time in conjunction with the review of the plans and specifications for the project being financed. Advances of the Company’s funds are based on the prepared budgets and will not be made unless the project has been inspected by the Company’s professional inspector who must certify that the work related to the advance is in place and properly complete. As it relates to construction project financing, the Company does not extend, renew or restructure terms unless its borrower posts cash collateral in an interest reserve.

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

Under approved lending decisions, the Company had commitments to lend additional funds totaling $348.6 million and $568.8 million at December 31, 2014 and 2013, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

Most of the Company’s business activity is with customers located within its local market area. Generally, commercial real estate, residential real estate and other assets are used to secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market. As of December 31, 2014, the Company had $280.0 million in loans pledged as collateral on secured borrowings.

6. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows:

Allowance for Loan Losses and Recorded Investment in Financing Receivables

	For the Year Ended December 31, 2014
	Commercial	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:

Beginning balance	$27,828	$3,375	$2,898	$1,436	$35,537
Charge-offs	(20,056)	(4,568)	(3,124)	(3,332)	(31,080)
Recoveries	3,045	401	198	342	3,986

Net charge-offs	(17,011)	(4,167)	(2,926)	(2,990)	(27,094)
Provision for loan losses	5,017	4,030	3,541	2,215	14,803

Ending balance	$15,834	$3,238	$3,513	$661	$23,246

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$15,834	$3,238	$3,513	$661	$23,246

Financing Receivables:
Ending balance	$1,052,932	$174,165	$276,993	$6,054	$1,510,144

Ending balance: individually evaluated for impairment	$3,584	$1,751	$4,759	$135	$10,229

Ending balance: collectively evaluated for impairment	$1,049,348	$172,414	$272,234	$5,919	$1,499,915

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

	For the Year Ended December 31, 2013
	Commercial	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:

Beginning balance	$33,197	$2,734	$3,333	$6,609	$45,873
Charge-offs	(21,090)	(1,646)	(409)	(878)	(24,023)
Recoveries	11,747	488	15	290	12,540

Net charge-offs	(9,343)	(1,158)	(394)	(588)	(11,483)
Provision for loan losses	3,974	1,799	(41)	(4,585)	1,147

Ending balance	$27,828	$3,375	$2,898	$1,436	$35,537

Ending balance: individually evaluated for impairment	$916	$—	$—	$17	$933

Ending balance: collectively evaluated for impairment	$26,912	$3,375	$2,898	$1,419	$34,604

Financing Receivables:
Ending balance	$1,587,567	$213,757	$305,552	$30,828	$2,137,704

Ending balance: individually evaluated for impairment	$28,772	$4,988	$2,569	$586	$36,915

Ending balance: collectively evaluated for impairment	$1,558,795	$208,769	$302,983	$30,242	$2,100,789

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

	For the Year Ended December 31, 2012
	Commercial	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:

Beginning balance	$34,227	$2,566	$903	$3,971	$41,667
Charge-offs	(51,265)	(2,489)	(249)	(1,610)	(55,613)
Recoveries	1,950	450	14	190	2,604

Net charge-offs	(49,315)	(2,039)	(235)	(1,420)	(53,009)
Provision for loan losses	48,285	2,207	2,665	4,058	57,215
Reserves transferred	0	0	0	0	0

Ending balance	$33,197	$2,734	$3,333	$6,609	$45,873

Ending balance: individually evaluated for impairment	$951	$—	$98	$—	$1,049

Ending balance: collectively evaluated for impairment	$32,246	$2,734	$3,235	$6,609	$44,824

Financing Receivables:
Ending balance	$1,725,567	$238,562	$273,413	$38,618	$2,276,160

Ending balance: individually evaluated for impairment	$71,443	$4,756	$5,612	$631	$82,442

Ending balance: collectively evaluated for impairment	$1,654,124	$233,806	$267,801	$37,987	$2,193,718

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

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

Home Equity Loans. This segment consists of both home equity lines of credit and home equity term loans on single family residences. These loans rely on the personal income of the borrower for repayment which may be impacted by economic conditions, such as unemployment levels, interest rates and the housing market. These loans are primarily secured by second liens on properties, which serves as the secondary source of repayment. The secondary source of repayment may be impaired by the real estate market and local regulations. The Company ceased all home equity lines of credit and all home equity term loan origination activity in the second half of 2014.

Residential Real Estate Loans. Included in this segment are residential mortgages on single family residences. These loans rely on the personal income of the borrower for repayment which may be impacted by economic conditions, such as unemployment levels, interest rates and the housing market. These loans are primarily secured by liens on the underlying properties, which serves as the secondary source of repayment. The secondary source of repayment may be impaired by the real estate market and local regulations. Beginning in the third quarter of 2014, the Company ceased all origination activity for both its portfolio and for sale to the secondary market.

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

The allowance for loan losses was $23.2 million, $35.5 million and $45.9 million at December 31, 2014, 2013 and 2012, respectively. The ratio of allowance for loan losses to loans held-for-investment was 1.54%, 1.66% and 2.02% at December 31, 2014, 2013 and 2012, respectively.

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

A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in a loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Impairment losses are included in the provision for loan losses in the consolidated statements of operations. Impaired loans include accruing and non-accruing TDR loans. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historical loss and recovery experience and qualitative factors. Such loans generally include consumer loans, residential real estate loans, and small business loans. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan-to-value ratios, management’s abilities and external factors.

The following tables present the Company’s components of impaired loans, segregated by class of loans. Commercial and consumer loans that were collectively evaluated for impairment are not included in the data that follows:

Impaired Loans
As of December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial & industrial	$147	$149	$—	$161	$19	$—
Commercial & industrial, held-for-sale	28	50	—	52	—	—
CRE owner occupied	3,297	4,499	—	3,875	—	—
CRE owner occupied, held-for-sale	32	74	—	136	—	—
CRE non-owner occupied	—	—	—	—	—	—
CRE non-owner occupied, held-for-sale	229	352	—	53	—	—
Land and development	140	223	—	181	—	—
Consumer:
Residential real estate	4,852	5,587	3	4,513	—	97
Residential real estate, held-for-sale	3,478	4,984	—	1,365	—	—
Home Equity Lines of Credit	405	456	—	420	—	—
Home Equity Lines of Credit, held-for-sale	619	903	—	1,282	—	—
Home Equity Term Loans	1,347	1,863	—	1,385	—	—
Home Equity Term Loans, held-for-sale	3,266	4,743	—	3,735	—	—
Other	150	348	—	138	—	—
With an allowance recorded:
Commercial:
Commercial & industrial	$—	$—	$—	$—	$—	$—
CRE owner occupied	—	—	—	—	—	—
Consumer:
Other	—	—	—	—	—	—

Total commercial	$3,873	$5,348	$—	$4,458	$19	$97
Total consumer	$14,118	$18,884	$3	$12,836	$—	$—

Impaired Loans As of December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial & industrial	$3,206	$3,281	$—	$1,884	$—	$—
CRE owner occupied	18,503	27,367	—	13,528	—	—
CRE non-owner occupied	1,969	2,251	—	66	—	—
Land and development	2,512	2,549	—	2,669	—	—
Consumer:
Residential real estate	2,569	3,135	—	1,689	—	—
Home Equity Lines of Credit	3,749	5,051	—	3,132	—	—
Home Equity Term Loans	1,238	1,456	—	918	—	—
Other	560	1,567	—	481	—	—

With an allowance recorded:
Commercial:
Commercial & industrial	423	425	423	73	—	—
CRE owner occupied	2,164	2,164	494	47	—	—
Consumer:
Other	26	27	17	16	—	—
Total commercial	$28,777	$38,037	$917	$18,267	$—	$—
Total consumer	$8,142	$11,236	$17	$6,236	$—	$—

Impaired Loans As of December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial & industrial	$17,257	$19,094	$—	$13,112	$—	$—
Commercial & industrial, held for sale	1,125	2,252		1,987
CRE owner occupied	22,586	42,558	—	18,650	—	—
CRE owner occupied, held for sale	5,596	17,091		11,217
CRE non-owner occupied	5,305	6,979	—	5,379	—	—
CRE non-owner occupied, held for sale	5,428	9,583		5,269
Land and development	20,649	31,333	—	22,321	—	—
Land and development, held for sale	589	2,124		1,255
Consumer:
Residential real estate	5,428	5,852	—	4,176	—	—
Home Equity Lines of Credit	3,582	4,610	—	2,443	—	—
Home Equity Term Loans	1,174	1,285	—	864	—	—
Other	631	1,395	—	193	—	—

With an allowance recorded:
Commercial:
CRE owner occupied	4,649	8,779	649	4,675	—	—
Land and development	997	1,013	302	287	—	—
Consumer:
Residential Real Estate	184	194	98	67	—	—
Total commercial	$84,181	$140,806	$951	$84,152	$—	$—
Total consumer	$10,999	$13,336	$98	$7,743	$—	$—

In accordance with FASB ASC 310, those impaired loans for which the collateral is sufficient to support the outstanding principal do not result in a specific allowance for loan losses. Included in impaired loans at December 31, 2014 were three TDRs for which the collateral is sufficient to support the outstanding principal, one of which was in accruing status. In addition, one of the TDRs at December 31, 2014 included a commitment to lend additional funds of $91 thousand as of December 31, 2014.

There were no new TDR agreements entered into during the twelve months ended December 31, 2014. The following table presents an analysis of the Company’s TDR agreements entered into during the twelve months ended December 31, 2013 and 2012:

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial and industrial	1	$1,417	$1,392
CRE owner occupied	1	413	406
Residential real estate	1	199	197

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
CRE owner occupied	1	$8,955	$8,955
CRE owner occupied	1	272	265
Residential real estate	1	371	413

The following tables present information regarding the types of concessions granted on loans that were restructured during the twelve months ended December 31, 2013 and 2012:

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

During the twelve months ended December 31, 2014 and 2013, the Company did not have any TDR agreements that had subsequently defaulted that were entered into within the respective preceding twelve months. The residential real estate TDR as of December 31, 2013 returned to accrual status during 2014.

Troubled Debt Restructurings That Subsequently Defaulted For the Year Ended December 31, 2012
	Number of Contracts	Outstanding Recorded Investment
Land and development	1	$748

The following tables present the Company’s distribution of risk ratings loan portfolio, segregated by class, as of December 31, 2014, 2013 and 2012:

Credit Quality Indicators As of December 31, 2014
Credit Risk by Internally Assigned Grade
	Commercial				Consumer
	Commercial & industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other
Grade:
Pass	$235,985	$267,018	$451,921	$70,018	$155,084	$16,819	$272,044	$5,902
Special Mention	6,304	6,669	—	—	—	—	—	—
Substandard	205	4,964	9,710	138	1,842	420	4,949	152
Doubtful	—	—	—	—	—	—	—	—

Total	$242,494	$278,651	$461,631	$70,156	$156,926	$17,239	$276,993	$6,054

Credit Quality Indicators As of December 31, 2013
	Commercial				Consumer
	Commercial & industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other
Grade:
Pass	$415,875	$407,486	$550,426	$61,303	$181,796	$24,016	$299,625	$29,994
Special Mention	37,064	17,741	9,464	494	—	—	—	—
Substandard	25,372	41,051	16,194	2,509	6,682	1,263	5,927	809
Doubtful	423	2,164	—	—				26

Total	$478,734	$468,442	$576,084	$64,306	$188,478	$25,279	$305,552	$30,829

Credit Quality Indicators As of December 31, 2012
	Commercial				Consumer
	Commercial & industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other
Grade:
Pass	$479,983	$456,576	$544,645	$32,791	$200,429	$29,561	$265,139	$37,561
Special Mention	36,233	19,955	24,885	—	—	—	—	—
Substandard	40,750	51,294	15,327	23,128	7,291	1,281	8,274	1,057

Total	$556,966	$527,825	$584,857	$55,919	$207,720	$30,842	$273,413	$38,618

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

To calculate risk ratings in a consistent fashion, the Company uses a Risk Rating Methodology that assesses quantitative and qualitative components which include elements of the Company’s financial condition, abilities of management, position in the market, collateral and guarantor support and the impact of changing conditions. When combined with professional judgment, an overall risk rating is assigned.

The following tables present the Company’s analysis of past due loans, segregated by class of loans, as of December 31, 2014, 2013 and 2012:

Aging of Receivables
As of December 31, 2014
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial & industrial	$4,212	$105	$151	$4,468	$238,026	$242,494	$—
CRE owner occupied	1,685	23	1,321	3,029	275,622	278,651	—
CRE non-owner occupied	2,786	166	—	2,952	458,679	461,631	—
Land and development	—	—	140	140	70,016	70,156	—
Consumer:
Home equity lines of credit	2,001	903	796	3,700	153,226	156,926	—
Home equity term loans	254	188	147	589	16,650	17,239	—
Residential real estate	4,183	670	3,719	8,572	268,421	276,993	—

Other	45	12	136	193	5,861	6,054	—

Total	$15,166	$2,069	$6,411	$23,643	$1,486,501	$1,510,144	$—

Aging of Receivables
As of December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial & industrial	$9,149	$2,726	$3,452	$15,327	$463,407	$478,734	$—
CRE owner occupied	4,901	5,865	3,753	14,519	453,923	468,442	—
CRE non-owner occupied	899	4,661	1,070	6,630	569,454	576,084	—
Land and development	—	—	2,512	2,512	61,794	64,306	—
Consumer:
Home equity lines of credit	3,030	1,457	2,324	6,811	181,667	188,478	—
Home equity term loans	1,032	223	825	2,080	23,199	25,279	—
Residential real estate	12,776	1,927	1,086	15,789	289,763	305,552	—

Other	340	202	378	920	29,909	30,829	—

Total	$32,127	$17,061	$15,400	$64,588	$2,073,116	$2,137,704	$—

Aging of Receivables
As of December 31, 2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial & industrial	$3,192	$797	$2,350	$6,339	$550,627	$556,966	$—
CRE owner occupied	5,828	223	10,811	16,862	510,963	527,825	—
CRE non-owner occupied	4,037	1	2,974	7,012	577,845	584,857	—
Land and development	3,823	—	12,139	15,962	39,957	55,919	—
Consumer:
Home equity lines of credit	2,296	880	2,518	5,694	202,026	207,720	—
Home equity term loans	960	340	972	2,272	28,570	30,842	—
Residential real estate	8,387	328	5,288	14,003	259,410	273,413	—
Other	599	273	499	1,371	37,247	38,618	—

Total	$29,122	$2,842	$37,551	$69,515	$2,206,645	$2,276,160	$—

7. RESTRICTED EQUITY INVESTMENTS

The Company, through the Bank, is a member of the FRB, the FHLBNY and Atlantic Central Bankers Bank, and is required to maintain an investment in the capital stock of each. These investments are restricted in that they can only be redeemed by the issuer at par value. These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investments in accordance with FASB ASC 942, Financial Services – Depository and Lending. As of December 31, 2014, management does not believe that an impairment of these holdings exists and expects to recover the entire cost of these securities.

The Company’s restricted equity investments at December 31, 2014 and 2013 consisted of the following:

RESTRICTED EQUITY INVESTMENTS

December 31,	2014	2013
FRB stock	$9,168	$9,870
FHLBNY stock	5,645	7,001
Atlantic Central Bankers Bank stock	148	148

Total	$14,961	$17,019

8. BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment consist of the following major classifications:

SUMMARY OF BANK PROPERTIES AND EQUIPMENT

December 31,	2014	2013
Land	$8,060	$8,998
Buildings	27,293	30,624
Capital lease	8,630	8,630
Leasehold improvements and equipment	40,435	46,962

Total bank properties and equipment	84,418	95,214
Accumulated depreciation	(44,263)	(46,119)

Bank properties and equipment, net	$40,155	$49,095

The Company recognized depreciation expense of $5.7 million, $5.5 million and $5.7 million for the years ended December 31, 2014, 2013 and 2012, respectively.

9. REAL ESTATE OWNED

Real estate owned consisted of the following:

SUMMARY OF REAL ESTATE OWNED

December 31,	2014	2013
Commercial properties	$90	$1,227
Residential properties	54	1,276
Bank properties	378	—

Total	$522	$2,503

SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Underlying Property
At or for the year ended December 31, 2014	Commercial Properties	Residential Properties	Bank Properties	Total
Balance, beginning of year	$1,227	$1,276	$—	$2,503
Transfers into real estate owned	—	567	378	945
Sale of real estate owned	(373)	(1,722)	(0)	(2,095)
Write down of real estate owned	(764)	(67)	—	(831)

Balance, end of year	$90	$54	$378	$522

During 2014, the Company transferred $945 thousand in book value of loans into real estate owned, including one bank property for $378 thousand and four residential properties for $567 thousand. In 2014, the Company recorded $831 thousand of write-downs of real estate owned, including $764 thousand on the carrying value of two commercial properties and $67 thousand on the carrying value of one residential property. There was one commercial property and 15 residential properties, with carrying amounts of $373 thousand and $1.7 million, respectively, sold during the year ended December 31, 2014, which resulted in a net loss of $469 thousand, which is included in real estate owned expense, net in the consolidated statements of operations. At December 31, 2014, the Company maintained three properties in the real estate owned portfolio.

Expenses applicable to real estate owned include the following:

REAL ESTATE OWNED EXPENSES, NET

Years Ended December 31,	2014	2013	2012
Net loss on sales of real estate	$469	$1,209	$345
Write-down of real estate owned	831	75	1,433
Operating expenses, net of rental income	424	986	580

— Total	$1,724	$2,270	$2,358

10. GOODWILL AND INTANGIBLE ASSETS

In accordance with FASB ASC 350, the Company tests goodwill for impairment annually at year end and the current year analysis was performed at December 31, 2014. The Company has one reportable operating segment, “Community Banking,” and there are no components to this operating segment.

In performing step one of the impairment analysis as defined by FASB ASC 350, the market value assigned to the Company’s stock was based upon an acquisition value relative to recent acquisition transactions by companies in the Company’s geographic proximity and comparable size. The acquisition value is sensitive to both the fluctuation of the Company’s stock price and the stock price and equity of peer companies. The analysis resulted in an estimated Company fair value above its carrying value, and therefore the Company was deemed to have no goodwill impairment during 2014, 2013 and 2012. The total accumulated goodwill impairment as of December 31, 2014 was $89.7 million.

The Company has a core deposit premium intangible asset that resulted from previous acquisitions. The asset is fully amortized as of December 31, 2014. The carrying value of this asset was $805 thousand, at December 31, 2013. The Company incurred amortization expense of $805 thousand, $2.5 million and $3.7 million on its core deposit intangible during the years ended December 31, 2014, 2013 and 2012, respectively.

11. DEPOSITS

Deposits consist of the following major classifications:

SUMMARY OF DEPOSITS

December 31,	2014	2013
Interest-bearing demand deposits	$861,914	$1,179,292
Non-interest-bearing demand deposits	548,064	561,006
Savings deposits	224,017	266,573
Time deposits under $100,000	231,111	300,309
Time deposits $100,000 or more	150,977	206,461
Brokered time deposits	75,821	107,930

Total	$2,091,904	$2,621,571

A summary of time deposits by year of maturity is as follows:

MATURITIES OF TIME DEPOSITS(1)

Years Ended December 31,	Amount
2015	302,941
2016	56,647
2017	62,942
2018	22,344
2019	8,507
Thereafter	4,528

Total	$457,909

(1)	Amounts include brokered time deposits.

A summary of interest expense on deposits is as follows:

SUMMARY OF INTEREST EXPENSE

Years Ended December 31,	2014	2013	2012
Savings deposits	$671	$844	$900
Time deposits	4,818	6,277	7,875
Interest-bearing demand deposits	2,869	4,228	4,778

Total	$8,358	$11,349	$13,553

12. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF NEW YORK

At December 31, 2014, the Company had fixed-rate advances from the FHLBNY of $60.8 million, with maturity dates through 2022 and interest rates ranging from 1.60% to 5.87%. These advances require quarterly interest payments and balloon principal payments at maturity. At December 31, 2013, the Company had fixed-rate advances from the FHLBNY of $61.0 million, with maturity dates through 2022 and interest rates ranging from 1.60% to 5.87%. The weighted average interest rate at December 31, 2014 and 2013 was 2.07% and 2.08%, respectively. Interest expense on advances from the FHLBNY was $1.3 million, $1.3 million and $425 thousand for the years ended December 31, 2014, 2013 and 2012, respectively, and is included in interest on funds borrowed on the consolidated statements of operations.

The contractual maturities of the Company’s fixed-rate advances from the FHLBNY at December 31, 2014 were as follows:

CONTRACTUAL MATURITIES OF ADVANCES FROM THE FHLBNY

Years Ended December 31,	Amount
2014	—
2015	—
2016	—
2017	—
2018	787
Thereafter	60,000

Total	$60,787

13. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT

The Company has established Issuer Trusts that have issued guaranteed preferred beneficial interests in the Company’s junior subordinated debentures. These Issuer Trusts are variable interest entities under FASB ASC 810-10, Consolidation (“FASB ASC 810-10”).

In accordance with FASB ASC 810-10, all the Issuer Trusts outstanding at December 31, 2014 and 2013 are deconsolidated. The junior subordinated debentures issued by the Company to the Issuer Trusts at December 31, 2014 and 2013 of $92.8 million are reflected as junior subordinated debentures in the Company’s consolidated statements of financial condition. The Company records interest expense on the corresponding debentures in its consolidated statements of operations. The Company also recorded the common capital securities of $2.8 million issued by the Issuer Trusts in other assets in its consolidated statements of financial condition at December 31, 2014 and 2013.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Issuer Trust as of December 31, 2014.

SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2014	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	3-mo LIBOR plus 1.35%	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	3-mo LIBOR plus 1.53%	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012

		$90,000		$92,786

As of December 31, 2014, the capital securities are eligible for redemption. As a result of the current interest environment, the Company has elected not to call these securities; however the Company maintains the right to call these securities in the future on the respective payment anniversary dates.

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

The interest rates on the junior subordinated debentures reset on a quarterly basis and interest payments are made on a quarterly basis. The three-month LIBOR rate at December 31, 2014 was 0.26%. The Company maintains sufficient cash to fund junior subordinated debenture interest obligations. Cash balances at the Company totaled $29.8 million at December 31, 2014. Should a dividend from the Bank be necessary to fund the junior subordinated debenture interest obligations of the holding company, prior approval by the OCC would be required. Per the OCC Agreement, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC. See Note 21 for additional information on dividend limitations.

14. STOCK-BASED INCENTIVE PLANS

The purpose of the Company’s stock-based incentive plans is to attract and retain personnel for positions of substantial responsibility and to establish an effective link between incentive compensation and performance for officers and employees with the Company’s stockholders by rewarding actions that result in building long-term shareholder value.

In June 2014, the Board of Directors of the Company adopted a Performance Equity Plan (the “2014 Performance Plan”). The 2014 Performance Plan authorizes the issuance of 1,000,000 shares of common stock pursuant to awards that may be granted in the form of Options at an exercise price which shall not be less than 100% of the fair market value of the Company’s common stock on the date of grant. As of December 31, 2014, no shares have been issued under the 2014 Performance Plan.

In September 2010, the Board of Directors of the Company adopted a Stock-Based Incentive Plan (the “2010 Plan”). The 2010 Plan authorizes the issuance of 980,000 shares of common stock pursuant to awards that may be granted in the form of Options to purchase common stock and Stock Awards of common stock. The maximum number of Stock Awards may not exceed 280,000 shares. At December 31, 2014, the amount of common stock available under the 2010 Plan was 529,480 shares, of which 1,256 shares are available for issuance as stock awards. Under the 2010 Plan, Options expire ten years after the date of grant, unless terminated earlier under the Option terms. For both Options and Stock Awards, a Committee of non-employee directors has the authority to determine the conditions upon which the Options granted will vest. At December 31, 2014, there were 255,220 Options and 423,992 Stock Awards granted and 83,444 Options and 145,248 Stock Awards forfeited under the 2010 Plan. There are 170,416 Options and 248,654 Stock Awards outstanding under the 2010 Plan at December 31, 2014.

In September 2010, the Board of Directors of the Company adopted a Performance Equity Plan (the “2010 Performance Plan”). The 2010 Performance Plan authorizes the issuance of 540,000 shares of common stock pursuant to awards that may be granted in the form of Options at an exercise price which is 110% of the fair market value of the Company’s common stock on the date of grant. Under the 2010 Performance Plan, the performance incentives required that the Company’s return on assets target metrics be achieved by

December 31, 2013 in order for such equity awards to be earned or such awards were to be forfeited. As of December 31, 2013, target metrics had not been achieved, which resulted in the forfeiture of all outstanding stock option awards made pursuant to the 2010 Performance Plan. Shares underlying such options were returned to plan reserves under the terms of 2010 Performance Plan. The 2010 Performance Plan was terminated in May 2014.

The 2004 Stock Plan, as amended in 2009, (the “2004 Plan”), authorized the issuance of 500,085 shares of common stock pursuant to awards that could have been granted in the form of Options to purchase common stock and Stock Awards of common stock. As the 2004 Stock Plan, as amended expired in 2014, no shares of common stock are available for future grants under the this Plan. Options previously issued under the 2004 Stock Plan expire 10 years after the date of grant, unless terminated earlier under the Option terms. For both Options and Stock Awards, a Committee of non-employee directors had the authority to determine the conditions upon which the Options granted would vest. There were no Stock Awards or Options issued from the 2004 Plan for the years ended December 31, 2014, 2013 and 2012. There are 148,485 Options and no Stock Awards outstanding under the 2004 Plan at December 31, 2014.

There are no equity compensation plans providing for the issuance of shares of the Company which were not approved by the shareholders.

Options outstanding under the 2004 and 2010 Plans are as follows:

SUMMARY OF STOCK OPTIONS GRANTED AND OUTSTANDING

	Incentive	Nonqualified	Total
Options granted and outstanding:
December 31, 2014 at prices ranging from $14.25 to $87.45 per share	111,605	207,296	318,901
December 31, 2013 at prices ranging from $14.25 to $87.45 per share	112,546	186,561	299,107
December 31, 2012 at prices ranging from $14.25 to $87.45 per share	160,630	190,012	350,642

Activity in the stock option plans for the years ended December 31, 2014, 2013 and 2012, respectively was as follows:

SUMMARY OF STOCK OPTION ACTIVITY (1)

Years Ended December 31,	2014		2013		2012
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of year	299,107	$36.80	350,642	$36.75	565,615	$39.70
Granted	144,296	19.33	19,222	17.95	46,529	14.60
Exercised	(802)	14.98	(559)	14.25	—	—
Forfeited	(24,324)	17.12	(30,758)	17.40	(19,423)	18.95
Expired	(98,579)	43.63	(39,440)	43.05	(242,079)	40.80

Options outstanding, end of year	318,901	$28.34	299,107	$36.75	350,642	$36.75

Options exercisable, end of year	161,984	$37.14	249,853	$40.50	235,755	$43.05

Options vested or expected to vest (2)	287,202	$29.34	249,176	$37.40	306,225	$37.30

(1)	Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.
(2)	Includes vested shares and nonvested shares after a forfeiture rate assumption, which is based upon historical data, is applied.

The weighted average grant date fair value per share of Options granted during the years ended December 31, 2014, 2013 and 2012 were $8.70, $9.25 and $7.60, respectively. The aggregate intrinsic value of Options outstanding at December 31, 2014, 2013 and 2012 was $188 thousand, $70, and $132 thousand, respectively.

During 2014 and 2013, 802 and 559 shares were exercised for total proceeds of $16 thousand and $8 thousand, respectively. No Options were exercised during 2012. The aggregate intrinsic value of Options exercisable at December 31, 2014, 2013 and 2012 was $46 thousand, $19, and $0, respectively.

A summary of the Company’s nonvested Options at December 31, 2014, 2013 and 2012, respectively, are presented in the following table:

SUMMARY OF NONVESTED OPTION ACTIVITY (1)

Years Ended December 31,	2014		2013		2012
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested Options outstanding, beginning of year	49,254	$17.75	116,948	$24.15	158,105	$29.50
Granted	144,296	8.70	19,222	17.95	46,529	14.60
Vested	(12,309)	8.44	(56,158)	31.30	(68,263)	31.50
Forfeited	(24,324)	7.91	(30,758)	17.40	(19,423)	18.95

Nonvested Options outstanding, end of year	156,917	$11.68	49,254	$17.75	116,948	$24.15

(1)	Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.

At December 31, 2014, there was $837 thousand of total unrecognized compensation cost related to Options granted under the stock option plans. That cost is expected to be recognized over a weighted average period of 2.1 years.

A summary of the Company’s nonvested Stock Awards at December 31, 2014, 2013 and 2012, respectively, are presented in the following table:

SUMMARY OF NONVESTED STOCK AWARD ACTIVITY (1)

Years Ended December 31,	2014		2013		2012
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested Stock Awards outstanding, beginning of year	86,366	$15.65	127,807	$16.50	35,197	$30..35
Issued	218,824	14.14	87,534	17.70	117,627	14.40
Vested	(21,930)	17.05	(19,980)	23.65	(21,202)	27.85
Forfeited	(34,606)	15.41	(108,995)	16.85	(3,815)	16.05

Nonvested Stock Awards outstanding, end of year	248,654	$14.22	86,366	$15.65	127,807	$16.50

(1)	Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.

During 2014, 2013 and 2012, the Company issued 218,824, 87,534, and 117,627 shares of Stock Awards, respectively, that were valued at $3.1 million, $1.6 million and $1.8 million, respectively, at the time these Stock Awards were granted. The value of these shares is based upon the closing price of the Company’s common stock on the date of grant. At December 31, 2014, there was $3.0 million of total unrecognized compensation cost related to these Stock Awards that is expected to be recognized over a weighted average period of 3.3 years. The total compensation expense recognized on Stock Awards which vested during 2014, 2013 and 2012 was $359 thousand, $263 thousand and $469 thousand, respectively.

15. EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan (“ESPP”) and a Directors Stock Purchase Plan (“DSPP”) (collectively, the “Purchase Plans”). Under the ESPP, as amended and restated in 2009, 323,254 shares were reserved for issuance. Under the DSPP, as amended and restated in 2013, 319,216 shares were reserved for issuance. Under the terms of the Purchase Plans, the Company grants participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees are permitted, through payroll deduction, to purchase up to $25,000 of fair market value of the Company’s common stock per year. Under the DSPP, directors are permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of the Company’s common stock per year. Participants incur no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2014, 2013 and 2012 there were 3,920 shares, 7,243 shares and 7,757 shares, respectively, purchased through the ESPP. For the years ended December 31, 2014, 2013 and 2012, there were 4,606 shares, 3,101 shares and 3,351 shares, respectively, purchased through the DSPP. As of October 31, 2014, the ESPP and DSPP, as amended and restated, were terminated, and all shares held in the Purchase Plans were distributed to participants.

16. BENEFITS

The Company has established a 401(k) Retirement Plan (the “401(k) Plan”) for all qualified employees. Employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. The Company’s match begins after one year of service. Vesting in the Company’s match contribution accrues evenly over four years. Pursuant to the 401(k) Plan, employees can contribute up to 75% of their compensation to the maximum allowed by law. The Company will match 50% of the first 6% of the base contribution that an employee contributes. The Company match consists of a contribution of the Company’s common stock, at market value. The Company’s contribution to the 401(k) Plan was $566 thousand, $705 thousand and $670 thousand for the years ended December 31, 2014, 2013 and 2012, respectively.

In April 2009, the Company established the Directors’ Deferred Fee Plan, a deferred stock compensation plan for members of its Board of Directors (the “Directors’ Plan”). The Directors’ Plan provides Directors with the opportunity to defer, for tax planning purposes, receipt of all or a portion of any Sun Bancorp, Inc. stock earned as compensation. The Directors’ Plan balance as of December 31, 2014 and 2013 was $599 thousand and $522 thousand, respectively. Effective January 1, 2015, the Company match was changed to 100% of the first 3% and 50% of the next 2% of the base contribution that an employee contributes. The Company match will be paid at the end of each year and 100% of the match will immediately vest.

17. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

Letters of Credit. In the normal course of business, the Company has various commitments and contingent liabilities, such as customers’ letters of credit (including standby letters of credit of $17.5 million and $34.6 million at December 31, 2014 and 2013, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Reserve for Unfunded Commitments. The Company maintains a reserve for unfunded loan commitments and letters of credit which is reported in other liabilities in the consolidated statements of financial condition consistent with FASB ASC 825, Financial Instruments. As of December 31, 2014, the Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 450, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements. The reserve for unfunded loan commitments and letters of credit as of December 31, 2014 and 2013 was $603 thousand and $454 thousand, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

Reserve for residential mortgage loans sold with recourse. The Company maintains a reserve for residential mortgage loans sold with recourse to third-party purchasers which is reported in other liabilities in the consolidated statements of financial condition. As of December 31, 2014, the Company records estimated losses inherent with residential mortgage loans sold with recourse in accordance with FASB ASC 450, Contingencies. This reserve is determined based upon the probability of future losses which is calculated using historical Company and industry loss data. The reserve for residential mortgage loan recourse as of December 31, 2014 and 2013 was $758 thousand and $647 thousand, respectively. Two residential mortgage loans with outstanding principal of $716 thousand were repurchased in 2014. Management believes this reserve level is sufficient to address potential recourse exposure.

Leases. The following is a schedule of the Company’s future minimum lease payments under capital leases as of December 31, 2014:

FUTURE MINIMUM LEASE PAYMENTS UNDER OBLIGATIONS UNDER CAPITAL LEASES

Years Ended December 31,	Amount
2015	797
2016	839
2017	839
2018	839
2019	839
Thereafter	6,143

Total minimum lease payments	10,296
Less: Amount representing interest	3,260

Present value of minimum lease payment, net	$7,036

The following table shows future minimum payments under noncancelable operating leases with initial terms of one year or more at December 31, 2014. Future minimum receipts under sub-lease agreements are deemed not material.

FUTURE MINIMUM PAYMENTS UNDER NONCANCELABLE OPERATING LEASES

Years Ended December 31,	Amount
2015	4,842
2016	4,644
2017	4,053
2018	2,747
2019	2,197
Thereafter	7,950

Total minimum lease payments	$26,433

Rental expense, which is included in occupancy expense on the Company’s consolidated statements of operations for all leases was $7.6 million, $5.4 million and $4.8 million for the years ended December 31, 2014, 2013 and 2012, respectively.

During 2014, the Company identified seven leased facilities which have been either fully or partially vacated as a part of the implementation of the Company’s overall restructuring plan. As a result, during 2014, the Company recognized a charge of $2.7 million for leased office vacancy charges. For each of these leased facilities, a discounted cash flow analysis was performed over the remaining life of the lease inclusive of a sub-lease assumption based on current market rates, if applicable. At December 31, 2014, the Company has a liability of $3.9 million associated with these lease vacancy costs. Prior to the recording of the charge noted above, the Company had an existing liability of $1.2 million for straight-line rent recognition on these leases as required FASB ASC 840, Leases.

In 2014, the Company renegotiated its existing lease with a related party for its operations facility in Vineland, New Jersey which resulted in a change in the lease termination from October 2027 to October 2017. In connection with the renegotiation, the Company made a one-time payment of $583 thousand in January 2015 to the landlord and the monthly payments were adjusted retroactively to November 2014. As this facility was partially vacated in 2014, this payment was included in the overall analysis to determine the lease vacancy charge noted above.

18. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

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

The Company previously entered into interest rate swaps with a counterparty whereby the Company makes payments based on a fixed interest rate and receives payments from the counterparty based on a floating interest rate, both calculated based on the principal amount of the underlying subordinated note, without the exchange of the underlying principal. The Company no longer enters into these interest rate swap transactions, the last of which occurred in August 2007. The interest rate swaps are designated as fair value hedges under FASB ASC 815, Derivatives and Hedging (“FASB ASC 815”). The critical terms assessed by the Company for each hedge of subordinated notes include the notional amounts of the swap compared to the principal amount of the notes, expiration/maturity dates, benchmark interest rate, prepayment terms and cash payment dates. At December 31, 2014 and 2013, the total outstanding notional amount of these swaps was $8.9 million and $21.2 million, respectively. For each of these swap agreements, the floating rate is based on the one-month London Interbank Offered Rate (“LIBOR”) paid on the first day of the month which matches the interest payment date on each subordinated note. The expiration dates for these swap agreements range from February 1, 2015 to August 1, 2022 and are consistent with the underlying subordinated note maturities and the swaps had a fair value of $0 at inception. At hedge inception and on an ongoing basis, conditions supporting hedge effectiveness are evaluated. The Company believes that all conditions required in paragraph ASC 815-20-25-104 have been met, as all terms of the subordinated note and the interest rate swap match. Because the Company’s evaluations have concluded that the critical terms of the subordinated notes and the interest rate swaps meet the criteria outlined in ASC 815-20-25-104, the “short-cut” method of accounting is applied, which assumes there is no ineffectiveness of a hedging arrangement’s ability to hedge risk as changes in the interest rate component of the swaps’ fair value are expected to exactly offset the corresponding changes in the fair value of the underlying subordinated notes, as described above. Because the hedging arrangement is considered perfectly effective, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in a net impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820, Fair Value Measurements and Disclosures (“FASB ASC 820”). The fair value adjustments related to credit quality were not material as of December 31, 2014, 2013 and 2012.

The following tables provide information pertaining to interest rate swaps designated as fair value hedges under FASB ASC 815 at December 31, 2014 and 2013:

SUMMARY OF INTEREST RATE SWAPS DESIGNATED AS FAIR VALUE HEDGES

December 31,	2014		2013
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other liabilities	$8,937	$(765)	$21,172	$(1,632)

SUMMARY OF INTEREST RATE SWAPS COMPONENTS

December 31,	2014	2013
Weighted average pay rate	7.24%	6.94%
Weighted average receive rate	2.09%	2.04%
Weighted average maturity in years	2.05	1.9

Customer Derivatives – Interest Rate Swaps/Floors. The Company enters into interest rate swaps that allow our commercial loan customers to effectively convert a variable-rate commercial loan agreement to a fixed-rate commercial loan agreement. Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to an interest rate swap agreement, which serves to effectively swap the customer’s variable-rate into a fixed-rate. The Company then enters into a corresponding swap agreement with a third party in order to economically hedge its exposure through the customer agreement. The interest rate swaps with both the customers and third parties are not designated as hedges under FASB ASC 815 and are marked to market through earnings. As the interest rate swaps are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. The Company recognized $1.2 million, $1.6 million and $2.3 million in negative fair value adjustment charges during the years ended December 31, 2014, 2013 and 2012, respectively. These balances included swap termination fees of $1.4 million, $1.4 million and $2.2 million during the years ended December 31, 2014, 2013 and 2012, respectively. These amounts are included in the derivative credit valuation adjustment in the consolidated statements of operations as a reduction to other income.

SUMMARY OF INTEREST RATE SWAPS NOT DESIGNATED AS HEDGING INSTRUMENTS

December 31,	2014		2013
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other assets	$174,524	$12,294	$251,207	$23,299
Other liabilities	174,524	(12,419)	251,207	(23,526)

The Company has an International Swaps and Derivatives Association agreement with a third party that requires a minimum dollar transfer amount upon a margin call. This requirement is dependent on certain specified credit measures. The amount of collateral posted with the third party at December 31, 2014 and 2013 was $29.2 million and $33.9 million, respectively. The amount of collateral posted with the third party is deemed to be sufficient to collateralize both the fair market value change as well as any additional amounts that may be required as a result of a change in the specified credit measures. The aggregate fair value of all derivative financial instruments in a liability position with credit measure contingencies and entered into with the third party was $13.2 million and $25.2 million at December 31, 2014 and 2013, respectively.

Interest rate lock commitments on residential mortgages. As a part of its normal residential mortgage operations, the Bank will enter into an interest rate lock commitment with a potential borrower. The Bank enters into a corresponding commitment to an investor to sell that loan at a specific price shortly after origination. In accordance with FASB ASC 820, adjustments are recorded through earnings in mortgage banking revenue, net in the consolidated statements of operations to account for the net change in fair value of these transactions. For the years ended December 31, 2014 and 2013, the Company recognized $119 thousand and $728 thousand in negative fair value adjustments, respectively. The interest rate lock commitment had total notional amounts of $0 and $12.8 million for the held-for-sale pipeline, respectively, as of December 31, 2014 and 2013.

19. INCOME TAXES

The income tax expense (benefit) consists of the following:

SUMMARY OF INCOME TAX EXPENSE (BENEFIT)

Years Ended December 31,	2014	2013	2012
Current	$4	$—	$(34)
Deferred	1,313	297	—

Income tax provision (benefit)	$1,317	$297	$(34)

Items that gave rise to significant portions of the deferred tax accounts are as follows:

DETAILS OF DEFERRED TAX ASSET (LIABILITY), NET

December 31,	2014	2013
Deferred tax asset:
Allowance for loan losses	$9,742	$14,702
Impairments realized on investment securities	490	490
Fixed assets	4,720	4,354
Net operating loss carry forwards	111,593	96,117
Unrealized loss on investment securities	95	4,872
Alternative minimum tax credits	2,010	2,010
Other	6,603	4,585

Total deferred tax asset before valuation allowance	135,253	127,130

Less: valuation allowance	(132,646)	(119,349)
Deferred tax liability:
Core deposit intangible amortization	—	103
Goodwill amortization	1,610	297
Deferred loan costs	2,211	2,496
Other	300	310

Total deferred tax liability	4,121	3,206

Net deferred tax (liability) asset	$(1,514)	$4,575

The Company has $264.3 million of federal net operating loss carryforwards at December 31, 2014 of which $38.4 million will expire in 2030, $112.5 million will expire in 2031, $50.0 million will expire in 2032, $25.7 million will expire in 2033 and $37.7 million will expire in 2034. The Bank also has $326.5 million of state net operating loss carryforwards at December 31, 2014 of which $3.0 million expire in 2015, $37.43 million expire in 2029, $74.7 million expire in 2030, $109.8 million expire in 2031, $45.2 million expire in 2032, $22.3 million expire in 2033 and $34.1 million expire in 2034.

At December 31, 2014, the Company had a valuation allowance of $132.6 million against the gross deferred tax asset as it is more likely than not that the full deferred tax asset will not be realized. Management considered all positive and negative evidence regarding the ultimate ability to fully realize the deferred tax assets, including past operating results and the forecast of future taxable income. In addition, the Company is a three-year cumulative loss company. The net deferred tax liability of $1.5 million relates primarily to deferred taxes owed on indefinite-lived intangible assets. Tax expense of $1.3 million and $297 thousand was recorded in 2014 and 2013, respectively, relating to the deferred tax liability on the Company’s indefinite-lived intangible assets that is not available to offset existing deferred tax assets.

The provision for income taxes differs from that computed at the statutory rate as follows:

RECONCILIATION OF FEDERAL STATUTORY INCOME TAX

Years Ended December 31,	2014		2013		2012
	Amount	%	Amount	%	Amount	%
Loss before income taxes	$(28,491)		$(9,646)		$(50,525)
Tax computed at statutory rate	(9,972)	35.0%	(3,377)	35.0%	(17,683)	35.0%
(Decrease) increase in charge resulting from:
State taxes, net of federal benefit	(1,606)	5.6	(635)	6.6	(3,040)	6.0
Tax exempt interest (net)	(469)	1.7	(530)	5.5	(638)	1.3
BOLI	(664)	2.3	(659)	6.8	(695)	1.4
Valuation allowance	13,297	(46.7)	5,067	(52.5)	21,981	(43.5)
Other, net	731	(2.5)	431	(4.5)	41	(0.1)

Total income tax expense (benefit)	$1,317	(4.6)%	$297	(3.1)%	$(34)	0.1%

FASB ASC 740 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 was applied to all existing tax positions upon initial adoption. There was no liability for uncertain tax positions and no known unrecognized tax benefits at December 31, 2014 or 2013.

The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the results of operations. As of December 31, 2014, the 2011 through 2014 tax years were subject to examination by the Internal Revenue Service (the “IRS”) and to state examination. During 2012, the IRS completed its examination of the Company’s 2008 through 2010 tax returns, which did not result in any material change to the Company’s tax position.

20. LOSS PER COMMON SHARE

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

Loss per share was calculated as follows:

LOSS PER COMMON SHARE COMPUTATION

Years Ended December 31,	2014	2013	2012
Net loss	$(29,808)	$(9,943)	$(50,491)

Net loss available to common shareholders	$(29,808)	$(9,943)	$(50,491)

Average common shares outstanding	17,830,018	17,283,162	17,187,742
Net effect of dilutive stock options	—	—	—

Dilutive common shares outstanding	17,830,018	17,283,162	17,187,742

Loss per share – basic(1)	$(1.67)	$(0.58)	$(2.94)
Loss per share – diluted(1)	$(1.67)	$(0.58)	$(2.94)

(1)	Prior period data is retroactively adjusted for the impact of a 1-for-5 reverse stock split on August 11, 2014.

21. REGULATORY MATTERS

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

Prior to January 1, 2015, the OCC’s capital regulations required national banks to meet four minimum capital ratios: a 1.5% Tangible capital ratio, a 4.0% Tier 1 leverage capital ratio, a 4.0% Tier 1 risk-based capital ratio, and an 8.0% Total risk-based capital ratio. Pursuant to the Dodd-Frank Act, the federal bank regulatory agencies issued the Final Capital Rules. The Final Capital Rules revised the quantity and quality of required minimum risk-based and leverage capital requirements applicable to the Bank, consistent with the Dodd-Frank Act and the Basel III capital standards. The Final Capital Rules revised the quantity and quality of capital required by (1) establishing a new minimum common equity Tier 1 ratio of 4.5% of risk-weighted assets; (2) raising the minimum capital ratio from 4.0% to 6.0% of risk-weighted assets; (3) maintaining the minimum total capital ratio of 8.0% of risk-weighted assets; and (4) maintaining a minimum Tier 1 leverage capital ratio of 4.0%.

Furthermore, the Final Capital Rules added a requirement for a minimum common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets, or the Conservation Buffer, to be applied to the common equity Tier 1 capital ratio, the Tier 1 capital ratio and the total capital ratio. The required minimum Conservation Buffer will be phased in incrementally between 2016 and 2019. If a bank’s or bank holding company’s Conservation Buffer is less than the required minimum and its net income for the four calendar quarters preceding the applicable calendar quarter, net of any capital distributions and associated tax effects not already reflected in net income, or Eligible Retained Income, is negative, it would be prohibited from making capital distributions or certain discretionary cash bonus payments to executive officers. As a result, under the Final Capital Rules, should we fail to maintain the Conservation Buffer we would be subject to limits on, and in the event we have negative Eligible Retained Income for any four consecutive calendar quarters, we would be prohibited in, our ability to obtain capital distributions from the Bank.

The following table provides both the Company’s and the Bank’s risk-based capital ratios as of December 31, 2014 and 2013.

REGULATORY CAPITAL LEVELS

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2014
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$317,945	19.25%	$132,147	8.00	N/A
Sun National Bank	286,374	17.37	131,876	8.00	$164,844	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	276,349	16.73	66,073	4.00	N/A
Sun National Bank	265,728	16.12	65,938	4.00	98,907	6.00
Leverage Ratio:
Sun Bancorp, Inc.	276,349	10.06	109,894	4.00	N/A
Sun National Bank	265,728	9.68	109,760	4.00	137,200	5.00

December 31, 2013
Total Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	$332,295	14.41%	$184,494	8.00%	N/A
Sun National Bank	314,107	13.65	184,070	8.00	$230,088	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Sun Bancorp, Inc.	284,781	12.34	92,247	4.00	N/A
Sun National Bank	284,257	12.40	92,035	4.00	138,053	6.00
Leverage Ratio:
Sun Bancorp, Inc.	284,781	8.99	126,682	4.00	N/A
Sun National Bank	285,257	9.02	126,479	4.00	158,099	5.00

(1)	Not applicable for bank holding companies.

At December 31, 2014 and 2013, although the Company and the Bank exceeded the required ratios for classification as “well capitalized,” due to the fact that it was subject to the OCC Agreement, it cannot be deemed “well capitalized.”

The Bank is also subject to individual minimum capital ratios established by the OCC requiring the Bank to continue to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, to continue to maintain a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and to maintain a Total Capital ratio at least equal to 11.50% of risk-weighted assets. At December 31, 2014, the Bank met all of the three capital ratios established by the OCC as its Leverage ratio was 9.68%, its Tier 1 Capital ratio was 16.12%, and its Total Capital ratio was 17.37%.

On April 15, 2010, the Bank entered into the OCC Agreement which contained requirements to develop and implement a profitability and capital plan that provides for the maintenance of adequate capital to support the Bank’s risk profile. The capital plan was also required to contain a dividend policy allowing dividends only if the Bank is in compliance with the capital plan, and obtains prior approval from the OCC. During the second quarter of 2010, the Company delivered its profit and capital plans to the OCC. Updated profit and capital plans were subsequently submitted as required.

The Bank also agreed to: (a) implement a program to protect the Bank’s interest in criticized or classified assets, (b) review and revise the Bank’s loan review program; (c) implement a program for the maintenance of an adequate allowance for loan losses; and (d) revise the Bank’s credit administration policies. During the second quarter of 2010, the Company revised and implemented changes to policies and procedures pursuant to the OCC Agreement and must continue to implement such changes. As noted earlier in this section, the Bank also agreed that its brokered deposits will not exceed 3.5% of its total liabilities unless approved by the OCC. Effective October 18, 2012, the OCC approved an increase of this limit to 6.0%. Management does not expect that this restriction will limit its access to liquidity as the Bank does not rely on brokered deposits as a major source of funding. As of December 31, 2014, the Bank’s brokered deposits represented 3.1% of its total liabilities.

In addition, the Company is required to seek the prior approval of the Federal Reserve Bank of Philadelphia (the “Federal Reserve Bank”) before paying interest, principal or other sums on trust preferred securities or any related subordinated debentures, declaring or paying cash dividends or receiving dividends from the Bank, repurchasing outstanding stock or incurring indebtedness. The Company also was required to submit, and periodically update, a capital plan, a profit plan and cash flow projections, as well as other progress reports to the Federal Reserve Bank. In August 2014, the Company raised approximately $20 million in equity through a privately negotiated sale of its common stock to several institutions and private investors. The Company issued a total of 1,133,144 shares of common stock in this transaction at a price per share of $17.65.

The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to the Company. All national banks are limited in the payment of dividends without the approval of the OCC of a total amount not to exceed the net income for that year to date plus the retained net income for the preceding two years. Federal law also prohibits national banks from paying dividends that would be greater than the bank’s undivided profits after deducting statutory bad debt in excess of the bank’s allowance for loan losses. Due to our net loss position over the last two years, any proposed dividends from the Bank to the Company will be subject to regulatory approval until such time as net income for the current year combined with the prior two years is sufficient. Under FDICIA, an insured depository institution such as the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDICIA). Payment of dividends by the Bank also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe and unsound banking practice. Further, pursuant to the terms of the OCC Agreement, the Bank may not pay dividends if it is not in compliance with its approved capital plan or if the effect of the dividend would be to cause the Bank to not be in compliance and, in either event, not without prior OCC approval. The Bank did not seek OCC approval to pay a dividend in 2014.

In November 2009, instead of imposing additional special assessments, the FDIC amended the assessment regulations to require all insured depository institutions to prepay their estimated risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012 on December 30, 2009. For purposes of estimating the future assessments, each institution’s base assessment rate in effect on September 30, 2009 was used, assuming a five percent annual growth rate in the assessment base and a three basis point increase in the assessment rate in 2011 and 2010. The prepaid assessment will be applied against actual quarterly assessments until exhausted. Any funds remaining after June 30, 2013 would be returned to the institution. If the prepayment would impair an institution’s liquidity or otherwise create significant hardship, it was able to apply for an exemption. Requiring this prepaid assessment did not preclude the FDIC from changing assessment rates or from further revising the risk-based assessment system. On December 31, 2009, the Company paid the FDIC prepaid assessment of $18.3 million. The remaining prepaid assessment of $1.6 million was refunded during the second quarter of 2013. FDIC assessment expense of $3.8 million was recognized during the year ended December 31, 2014.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the FRB. In March 2005, the FRB amended its risk-based capital standards to expressly allow the continued limited inclusion of outstanding and prospective issuances of capital securities in a bank holding company’s Tier 1 capital, subject to tightened quantitative limits. The FRB’s amended rule was to become effective March 31, 2009, and would have limited capital securities and other restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability. On March 16, 2009, the FRB extended for two years the ability for bank holding companies to include restricted core capital elements as Tier 1 capital up to 25% of all core capital elements, including goodwill. The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2014, $69.1 million in capital securities qualified as Tier 1 capital.

On December 10, 2013, the Federal Reserve Bank, the OCC, the FDIC, the Commodity Futures Trading Commission and the SEC issued final rules to implement the Volcker Rule contained in Section 619 of the Dodd-Frank Act. While the Dodd-Frank Act provided that banks and bank holding companies were required to conform their activities and investments by July 21, 2014, in connection with issuing the final Volcker Rule, the FRB extended the conformance period until July 21, 2015. The FRB is permitted, by rule or order, to extend the conformance period for one year at a time, for a total of not more than three years. On December 18, 2014, the FRB issued an order that further extends until July 21, 2016 the conformance period under the Volcker Rule. The FRB stated in the order that it intends to exercise its authority against next year and grant the final one-year extension in order to permit banks and bank holding companies until July 21, 2017 to conform to the requirements of the Volcker Rule.

The final Volcker Rule regulations do provide certain exemptions allowing banking entities to continue underwriting, market-making and hedging activities and trading certain government obligations, as well as various exemptions and exclusions from the definition of “covered funds.” The level of required compliance activity depends on the size of the banking entity and the extent of its trading.

On January 14, 2014, the five federal agencies approved an interim final rule to permit banking entities to retain interests in certain collateralized debt obligations backed primarily by trust preferred securities from the investment prohibitions of the Volcker Rule. Under the interim final rule, the agencies permit the retention of an interest in or sponsorship of covered funds by banking entities if certain qualifications are met. In addition, the agencies released a non-exclusive list of issuers that meet the requirements of the interim final rule. At December 31, 2014, the Company had an investment in one pool of trust preferred securities with an amortized cost of $8.8 million and estimated fair value of $6.2 million. This pool was included in the list of non-exclusive issuers that meet requirements of the interim final rule release by the agencies and therefore was not required to be sold by the Company.

At December 31, 2014, the Company had 12 collateralized loan obligation securities with an amortized cost of $69.9 million and an estimated fair value of $68.6 million. These securities are subject to the provisions of the Volcker Rule. As a result, the Company will likely be required to divest these investments unless their terms can be modified such that the investments are no longer covered by the Volcker Rule. While there is proposed legislation in Congress regarding a delay to the divestiture requirement for collateralized loan obligations, the outcome of the legislation is unclear at this time. The Company cannot give assurances that the legislation will or will not be enacted. However, based on the Company’s communication with its investment advisors, in the event that the proposed legislation is not enacted, the Company believes these investments can be modified to avoid a required divestiture under the Volcker Rule.

22. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

FASB ASC 820 requires the Company to disclose the fair value of financial assets on both a recurring and non-recurring basis. Those assets and liabilities which will continue to be measured at fair value on a recurring basis are as follows:

SUMMARY OF RECURRING FAIR VALUE MEASUREMENTS

		Category Used for Fair Value Measurement
	Total	Level 1	Level 2	Level 3
December 31, 2014
Assets:
Investment securities available for sale:
U.S. Treasury securities	$2,502	$2,502	$—	$—
U.S. Government agency securities	4,786	—	4,786	—
U.S. Government agency mortgage-backed securities	265,156	—	265,156	—
Other mortgage-backed securities	265	—	265	—
State and municipal securities	30,921	—	30,921	—
Trust preferred securities	9,410	—	—	9,410
Collateralized loan obligations	68,603	—	68,603	—
Other securities	12,855	12,855	—	—
Hedged commercial loans	9,726	—	9,726	—
Interest rate swaps	12,294	—	12,294	—
Interest rate floor	—	—	—	—
Liabilities:
Fair value interest rate swaps	765	—	765	—
Interest rate swaps	12,419	—	12,419	—
Interest rate floor	—	—	—	—
December 31, 2013
Assets:
Investment securities available for sale:
U.S. Treasury securities	$2,500	$2,500	$—	$—
U.S. Government agency securities	4.407	—	4.407	—
U.S. Government agency mortgage-backed securities	318,064	—	318,064	—
Other mortgage-backed securities	293	—	293	—
State and municipal securities	30,453	—	30,453	—
Trust preferred securities	7,967	—	—	7,967
Collateralized loan obligations	73,229	—	73,229	—
Other securities	3,184	3,184	—	—
Hedged commercial loans	22,435	—	22,435	—
Residential loans held-for-sale	20,662	—	20,662	—
Interest rate lock commitments on residential mortgages	119	—	—	119
Interest rate swaps	23,299	—	23,299	—
Interest rate floor	132	—	132	—
Liabilities:
Fair value interest rate swaps	1,635	—	1,635	—
Interest rate swaps	23,526	—	23,526	—
Interest rate floor	132	—	132	—

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

Residential mortgage loans held-for-sale. The Company’s residential mortgage loans held-for-sale are recorded at fair value utilizing Level 2 measurements. This fair value measurement is determined based upon third party quotes obtained on similar loans. The Company believes the fair value measurement of such loans reduced certain timing differences between related revenue and expense recognition in the Company’s financial statements and better aligned with the management of the portfolio from a business perspective. The fair value option allowed the Company to record the mortgage loans held-for-sale portfolio at fair market value as opposed to the lower of cost or market. The Company economically hedged its residential loans held for sale portfolio with forward sale agreements which are reported at fair value. A lower of cost or market accounting treatment did not allow the Company to record the excess of the fair market value over book value but required the Company to record the corresponding reduction in value on the hedges. Both the loans and related hedges were carried at fair value which reduced earnings volatility as the amounts more closely offset. For loans held-for-sale for which the fair value option was elected, the aggregate fair value exceeded the aggregate principal balance by $312 thousand as of December 31, 2013. Interest income on these loans was recognized in interest and fees on loans in the consolidated statements of operations. There were no residential mortgage loans held for sale at December 31, 2014. There were no residential mortgage loans held for sale that were nonaccrual or 90 or more days past due as of December 31, 2013.

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

The cash flow model for the pooled issue owned by the Company at December 31, 2014 assumes no recovery on defaulted collateral, no recovery on securities in deferral and an additional 3.6% future default rate assumption on the remaining performing collateral every three years with no recovery rate.

For trust preferred securities, projected cash flows are discounted at a rate based on a trading group of similar securities quoted on the New York Stock Exchange (“NYSE”) or over-the-counter markets which is reviewed for market data points such as credit rating, maturity, price and liquidity. The Company indexes the market securities to a comparable maturity interest rate swap to determine the market spread, which is then used as the discount rate in the cash flow models. As of the reporting date, the market spreads were 4.0% for the pooled security and 5.0% for the single issuer. An increase or decrease of 3% in the discount rate on the pooled issue would result in a decrease of $1.7 million or an increase of $2.7 million in the security fair value, respectively. An increase or decrease of 3% in the discount rate on the single issuer would result in a decrease of $951 thousand or an increase of $1.6 million in the security fair value, respectively.

The following provides details of the Level 3 fair value measurement activity for the years ended December 31, 2014 and 2013:

FAIR VALUE MEASUREMENTS USING SIGNIFICANT UNOBSERVABLE INPUTS – LEVEL 3

INVESTMENT SECURITIES

For the Years Ended December 31,	2014	2013
Balance, beginning of year	$7.967	$5,882
Total gains (losses), realized/unrealized:
Included in earnings	—	—
Included in accumulated other comprehensive income	2,054	2,085
Purchases	—	10,500
Maturities	—	—
Prepayments	(611)	—
Calls	—	—
Transfers out of Level 3	—	(10,500)

Balance, end of year	$9,410	$7,967

There were no transfers between the three levels for the year ended December 31, 2014. There was a transfer between Level 3 and Level 2 of the fair value hierarchy during the year ended December 31, 2013 for a change in valuation method of collateralized loan obligation investment securities. The valuation method used as of March 31, 2013 was a third party pricing service that utilized model-based valuations, whereby the inputs could change based on changes in market indices, selling prices of similar securities, management’s assumptions related to the credit rating of the security, prepayment assumptions and other factors, such as credit loss assumptions and management’s assertion of the current market conditions. The transfer occurred on April 1, 2013 and the fair value valuation method was changed as of that same date to utilize market-based broker quotes, which is deemed a Level 2 input. The Company evaluates its hierarchy on a quarterly basis to ensure proper classification.

Interest rate lock commitments on residential mortgages. The determination of the fair value of interest rate lock commitments is based on agreed upon pricing with the respective investor on each loan and includes a pull through percentage. The pull through percentage represents an estimate of loans in the pipeline to be delivered to an investor versus the total loans committed for delivery. Significant changes in this input could result in a significantly higher or lower fair value measurement. As the pull through percentage is a significant unobservable input, this is deemed a Level 3 valuation input. The pull through percentage, which is based upon historical experience, was 75% as of December 31, 2014 and 2013, respectively. The Company had no interest rate lock commitments at December 31, 2014. An increase or decrease of 20% in the pull through assumption would result in a positive or negative change of $7 thousand in the fair value of interest rate lock commitments at December 31, 2013. The fair value of interest rate lock commitments was $0 and $119 thousand at December 31, 2014 and 2013, respectively.

FAIR VALUE MEASUREMENTS USING SIGNIFICANT UNOBSERVABLE INPUTS – LEVEL 3

INTEREST RATE LOCK COMMITMENTS ON RESIDENTIAL MORTGAGES

For the Years Ended December 31,	2014	2013
Balance, beginning of year	$119	$847
Total losses, realized/unrealized:
Included in earnings(1)	(119)	(728)
Included in accumulated other comprehensive income (loss)	—	—
Transfers into Level 3	—	—

Balance, end of year	$—	119

(1)	Amount included in mortgage banking revenue, net on the consolidated statements of operations.

Certain assets are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures impaired loans, SBA servicing assets, restricted equity investments and loans or bank properties transferred into other real estate owned at fair value on a non-recurring basis. At December 31, 2013 and 2012, these assets were valued in accordance with GAAP, and except for impaired loans, real estate owned and SBA servicing assets included in the following table, did not require fair value disclosure under the provisions of FASB ASC 820. The related changes in fair value for the years ended December 31, 2014 and 2013 are as follows:

SUMMARY OF NON-RECURRING FAIR VALUE MEASUREMENTS

		Category Used for Fair Value Measurement			Total (Losses) Gains Or Changes in Net Assets
	Total	Level 1	Level 2	Level 3
December 31, 2014
Assets:
Impaired loans	$1,826	$—	$—	$1,826	$(1,452)
Loans held-for-sale, at lower of cost or market	4,083	—	4,083	—	(4,852)
Real estate owned	144	—	—	144	(835)

December 31, 2013
Assets:
Impaired loans	$10,353	$—	$—	$10,353	$(17,131)
Real estate owned	726	—	—	726	(75)
SBA servicing asset	364			364	(25)

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

Impaired loan fair value measurements are based upon unobservable inputs, and therefore, are categorized as a Level 3 measurement. No impaired loans had specific reserves calculated at December 31, 2014. Specific reserves were calculated for impaired loans with an aggregate carrying amount of $2.6 million at December 31, 2013. The collateral underlying these loans had a fair value of $4.8 million, including a specific reserve in the allowance for loan losses of $933 thousand at December 31, 2013. There were charge-offs recorded on impaired loans of $3.0 million during the year ended December 31, 2013, all of which related to loans which were fully charged off. No specific reserve was calculated for impaired loans with an aggregate carrying amount of $1.8 million and $8.7 million at December 31, 2014 and 2013, respectively, as the underlying collateral was not below the carrying amount; however, these loans did include charge-offs of $921 thousand, of which $531 thousand related to loans which were fully charged off at December 31, 2014, and $14.1 million, of which $11.6 million related to loans which were fully charged off at December 31, 2013.

Loans held-for-sale, at lower of cost or market with an aggregate carrying amount of $4.1 million at December 31, 2014, included market adjustments of $778 thousand and charge-offs of $2.9 million during the year ended December 31, 2014 to reduce the balance of the loans to fair value. The fair value of these loans was determined through the use of broker quotes based on market data; therefore, this is a level 2 input.

Once a loan is determined to be uncollectible, the underlying collateral is repossessed and reclassified as other real estate owned. The balance of other real estate owned also includes bank properties transferred from operations. These assets are carried at lower of cost or fair value of the collateral, less cost to sell. In some cases, adjustments are made to the appraised values for various factors including age of the appraisal, age of comparable properties included in the appraisal, and known changes in the market and the collateral. During the year ended December 31, 2014, the Company recorded a decrease in fair value of $768 thousand on one commercial property and $67 thousand on one residential property. During the year ended December 31, 2013, the Company recorded a decrease in fair value of $4 thousand on one commercial property, and $71 thousand on two residential properties. The adjustments to the bank, commercial, and residential properties were based upon unobservable inputs, and therefore categorized as Level 3 measurements. Total real estate owned measured at fair value at December 31, 2014 and 2013 was $144 thousand and $726 thousand, respectively.

The SBA servicing assets are reviewed for impairment in accordance with FASB ASC 860, Transfers and Servicing. Because loans are sold individually and not pooled, the Company does not stratify groups of loans based on risk characteristics for purposes of measuring impairment. The Company measures the SBA servicing assets by estimating the present value of expected future cash flows for each servicing asset, based on their unique characteristics and market-based prepayment assumptions. This is a Level 3 input. A valuation allowance is recorded for the amount by which the carrying amount of the servicing asset exceeds the calculated fair value. The Company had a valuation allowance of $177 thousand on its SBA servicing assets at December 31, 2014 and 2013.

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

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

December 31,	2014		2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$43,491	$43,491	$38,075	$38,075
Interest-earning bank balances	505,885	505,885	229,687	229,687
Restricted cash	13,000	13,000	26,000	26,000
Investment securities available for sale	394,500	394,500	440,097	440,097
Investment securities held to maturity	489	501	681	692
Loans receivable, net	1,477,172	1,412,372	2,079,732	1,964,856
Loans held-for-sale, at fair value	—	—	20,662	20,662
Loans held-for-sale, at lower of cost or market	4,083	4,083	—	—
Hedged commercial loans (1)	9,726	9,726	22,435	22,435
Brach assets held-for-sale	69,064	69,064	—	—
Restricted equity investments	14,961	14,961	17,019	17,019
Interest rate lock commitments on residential mortgages	—	—	119	119
Interest rate swaps	12,294	12,294	23,299	23,299
Interest rate floor	—	—	132	132

Liabilities:
Demand deposits	1,409,978	1,444,488	1,740,298	1,795,685
Savings deposits	224,017	232,572	266,573	272,264
Time deposits	457,909	458,233	614,700	615,735
Deposits held-for-sale	183,395	199,469	—	—
Securities sold under agreements to repurchase – customers	1,156	1,156	478	478
Advances from FHLBNY	60,787	60,935	60,956	61,072

Junior subordinated debentures	92,786	67,837	92,786	63,747
Fair value interest rate swaps	765	765	1,632	1,632
Interest rate swaps	12,419	12,419	23,526	23,526
Interest rate floor	—	—	132	132

(1)	Includes positive market value adjustment of $765 thousand and $1.6 million at December 31, 2014 and December 31, 2013, respectively, which is equal to the change in value of related interest rate swaps designated as fair value hedges of these hedged loans in accordance with FASB ASC 815.

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

Loans receivable, net. The fair value of loans receivable is estimated using a discounted cash flow analysis. Projected future cash flows are calculated using loan characteristics, and assumptions of voluntary and involuntary prepayment speeds. For performing loans Level 2 inputs are utilized as the cash flow analysis is performed using available market data on the performance of similar loans. Projected cash flows are prepared using discount rates believed to represent current market rates. For non-performing loans, the cash flow assumptions are considered Level 3 inputs as market data is not readily available.

Loans held-for-sale, at fair value. Loans held-for-sale at December 31, 2013 includes residential mortgage loans that are originated with the intent to sell. These loans are recorded at fair value under ASC 825. The fair value of loans held-for-sale is valued using the quoted market price of such loans, which is a Level 2 input.

Loans held-for-sale, at lower of cost or market. Loans held-for-sale, at lower of cost or market includes primarily consumer loans identified for sale out of the portfolio. These loans are recorded at lower of cost or market. The fair value of these loans is determined through the use of broker quotes based on market data; therefore, this is a Level 2 input.

Hedged commercial loans. The hedged commercial loans are one component of a declared hedging relationship as defined under FASB ASC 815. The interest rate swap component of the declared hedging relationship is carried at their fair value and the carrying value of the commercial loans includes a similar change in fair values. The fair value of these loans is measured utilizing Level 2 inputs.

Branch assets held-for-sale. This category includes loans receivable and cash balances, identified at certain branches for sale. As these assets are under agreement of sale at net book value, the carrying value is deemed to equal fair value. This is a Level 2 fair value input.

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

Deposits held-for-sale. The fair value is determined by applying the agreed upon deposit premium per a branch sale agreement. This is a level 2 input.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2014 and 2013. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

23. RELATED PARTY TRANSACTIONS

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions. Related party activity for the years ended December 31, 2014 and 2013 is summarized as follows:

SUMMARY OF LOANS TO RELATED PARTIES

At or for the Years Ended December 31,	2014	2013
Balance, beginning of year	$50,417	$57,821
Additions	1,049	1,845
Other reductions(1)	(123)	(574)
Repayments	(13,276)	(8,675)

Balance, end of year	$38,066	$50,417

(1)	Represents balances at the beginning of the period for related parties who left the Company during the course of the year.

Interest income earned on related party loans was $1.6 million and $1.6 million for the years ended December 31, 2014 and 2013, respectively.

Certain office space of the Company is leased from companies affiliated with former Directors who remain affiliates of the Company under separate agreements with the Company. Terms of these five agreements at December 31, 2014 are as follows:

SUMMARY OF LEASES WITH AFFILIATES

December 31, 2014	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
January 2017	$167	2 five-year terms	Fixed
October 2017(1)	1,354	2 five-year terms	CPI
August 2025(2)	527	4 five-year terms	Fixed
January 2027	174	4 five-year terms	Fixed
June 2029(3)	269	4 five-year terms	CPI

(1)	This lease was amended in January 2015 retroactive to November 2014 and previously had an expiration in October 2027.
(2)	This lease is recorded as a $4.4 million obligation under capital lease at December 31, 2014.
(3)	This lease is recorded as a $2.7 million obligation under capital lease at December 31, 2014.

At the time of each of the related party transactions described above, the Company determined that each transaction was on terms as fair to the Company as could have been obtained from unaffiliated third parties.

24. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

The condensed financial statements of Sun Bancorp, Inc. are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31,	2014	2013
Assets:
Cash and due from banks	$29,775	$17,437
Investments in subsidiaries:
Bank subsidiaries	303,795	316,714
Non-bank subsidiaries	2,786	2,786
Accrued interest receivable and other assets	3,681	3,311

Total assets	$340,037	$340,249

Liabilities and Shareholders’ Equity:
Liabilities
Junior subordinated debentures	$92,786	$92,786
Other liabilities	1,928	2,126

Total liabilities	94,714	94,912
Shareholders’ equity	245,323	245,337

Total liabilities and shareholders’ equity	$340,037	$340,249

CONDENSED STATEMENTS OF OPERATIONS

Years Ended December 31,	2014	2013	2012
Interest expense	$(2,150)	$(2,188)	$(2,594)
Management fee	4,130	4,573	3,438
Other expenses	(4,037)	(4,311)	(3,791)

Loss before equity in undistributed loss of subsidiaries and income tax benefit	(2,057)	(1,926)	(2,947)
Equity in undistributed loss of subsidiaries	(28,480)	(8,681)	(48,560)
Income tax benefit	729	664	1,016

Net loss available to common shareholders	$(29,808)	$(9,943)	$(50,491)

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2014	2013	2012
Operating activities:
Net loss	$(29,808)	$(9,943)	$(50,491)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Undistributed loss of subsidiaries	28,480	8,681	48,560
Stock-based compensation	226	167	(75)
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable and other assets	(730)	(621)	(1,024)
Accounts payable and other liabilities	(487)	(389)	(234)

Net cash used in operating activities	(2,319)	(2,105)	(3,264)

Investing activities:
Payments for investments in and advances to subsidiaries	(7,500)	—	(28,000)

Net cash used in investing activities	(7,500)	—	(28,000)

Financing activities:
Proceeds from issuance of common stock	22,157	1,580	1,612

Net cash provided by financing activities	22,157	1,580	1,612

Net increase (decrease) in cash	12,338	(525)	(29,652)
Cash, beginning of year	17,437	17,962	47,614

Cash, end of year	$29,775	$17,437	$17,962

* * * * * *

SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for 2014 and 2013 (amounts are in thousands, except per share amounts).

QUARTERLY DATA(1)

Three Months Ended	December 31,	September 30,	June 30,	March 31,
2014
Interest income	$19,840	$21,955	$23,777	$24,640
Interest expense	2,814	3,034	3,165	3,248

Net interest income	17,026	18,921	20,612	21,392
Provision for loan losses	—	—	14,803	—

Non-interest income	4,142	4,695	3,977	4,949
Non-interest expense	23,705	24,132	33,677	27,888

Loss before income taxes	(2,537)	(516)	(23,891)	(1,547)
Income tax expense	292	309	357	359

Net loss available to common shareholders	$(2,829)	(825)	(24,248)	(1,906)

Loss per common share - basic	$(0.15)	$(0.05)	$(1.39)	$(0.11)
Loss per common share - diluted	$(0.15)	$(0.05)	$(1.39)	$(0.11)

2013
Interest income	$25,500	$26,788	$25,713	$27,083
Interest expense	3,565	3,808	3,937	4,005

Net interest income	21,935	22,980	21,776	23,078
Provision for loan losses	2,135	724	(1,883)	171
Non-interest income	4,742	5,799	10,258	10,882
Non-interest expense	32,457	32,917	33,239	31,336

(Loss) income before income taxes	(7,915)	(4,862)	678	2,453
Income tax expense	297	—	—	—

Net (loss) income available to common shareholders	$(8,212)	(4,862)	678	2,453

(Loss) income per common share - basic	$(0.09)	$(0.06)	$0.01	$0.03
(Loss) income per common share - diluted	$(0.09)	$(0.06)	$0.01	$0.03

(1)	Prior period share data was retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014

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

COMMON STOCK PRICE RANGE(1)

	High	Low
2014
Fourth Quarter	$20.50	$17.18
Third Quarter	$22.00	$18.09
Second Quarter	$20.80	$16.45
First Quarter	$18.00	$15.80

2013
Fourth Quarter	$19.65	$15.35
Third Quarter	$20.00	$15.25
Second Quarter	$17.35	$14.50
First Quarter	$18.80	$15.35

(1)	Prior period share data was retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014

There were 515 holders of record of the Company’s common stock as of March 9, 2015. This number does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms. At March 9, 2015, there were 18,618,630 shares of the Company’s common stock outstanding.

To date, the Company has not paid cash dividends on its common stock. Future declarations of dividends by the Board of Directors would depend upon a number of factors, including the Company’s and the Bank’s financial condition and results of operations, investment opportunities available to the Company or the Bank, approval of the FRB, capital requirements, regulatory limitations, tax considerations, the amount of net proceeds retained by the Company and general economic conditions. No assurances can be given that any dividends will be paid or, if payment is made, will continue to be paid.

The ability of the Bank to pay dividends to the Company is governed by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this guidance, the Bank was not able to pay a dividend to the Company at December 31, 2014. Moreover, per the OCC Agreement, and the FRB requirements, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC and the Federal Reserve Bank.

STOCK PERFORMANCE (UNAUDITED) {UPDATE}

The following table provides a stock performance graph comparing cumulative total shareholders return on the Common Stock with (a) the cumulative total shareholder return on stocks of all U.S. companies that trade on the NASDAQ Stock Market and (b) the cumulative total shareholder return on stocks included in the NASDAQ Bank index, as prepared for the NASDAQ by the Center for Research in Security Prices (“CRSP”) at the University of Chicago. All investment comparisons assume the investment of $100 at December 31, 2009. The cumulative returns for the NASDAQ Stock Market and the NASDAQ Bank index are computed assuming the reinvestment of dividends.

CUMULATIVE TOTAL RETURN

December 31,	2009	2010	2011	2012	2013	2014
Sun Bancorp, Inc.(1)	$100.0	$123.73	$64.53	$94.40	$93.87	$103.47
CRSP NASDAQ U.S. Companies	100.0	118.15	117.22	138.02	193.47	222.16
CRSP NASDAQ U.S. Companies	100.0	114.16	102.17	121.26	171.86	180.31

(1)	The cumulative return for Sun Bancorp, Inc. reflects a 5% stock dividend paid in May 2009 and has been calculated based on the historical closing prices of $18.75, $23.20, $12.10, $17.70, $17.60 and $19.40 on December 31, 2009, 2010, 2011, 2012, 2013 and 2014, respectively. Prior period stock prices have been retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical stock performance shown in the table. The Company neither makes nor endorses any predictions as to the stock performance.

ADDITIONAL INFORMATION

The Company’s Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2014 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 350 Fellowship Road, Suite 101, Mount Laurel, NJ 08054.