Form 10-K, Exhibit 13
period 2015-12-31
SUN BANCORP INC /NJ/
filed 2016-03-14
CIK 1017793

Exhibit 13

SUN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

At or for the Years Ended December 31,	2015	2014	2013	2012	2011
Selected Balance Sheet Data
Total assets	$2,210,584	$2,715,348	$3,087,553	$3,224,031	$3,183,916
Cash and investments	508,173	971,383	751,559	631,596	652,537
Loans receivable, net of allowance for loan losses	1,530,501	1,486,898	2,102,167	2,351,222	2,272,647
Total deposits	1,746,102	2,091,904	2,621,571	2,713,224	2,667,977
Borrowings	92,305	68,978	68,765	70,992	31,269
Junior subordinated debentures	92,786	92,786	92,786	92,786	92,786
Shareholders’ equity	256,388	245,323	245,337	262,595	309,083
Selected Results of Operations
Interest income	$70,208	$90,212	$105,082	$115,433	$126,680
Interest expense	9,610	12,261	15,313	17,585	23,152
Net interest income	60,598	77,951	89,769	97,848	103,528
(Release of) provision for loan losses	(3,280)	14,803	1,147	57,215	74,266
Net interest income after (release of) provision for loan losses	63,878	63,148	88,622	40,633	29,262
Non-interest income	27,625	17,763	31,681	28,675	13,468
Non-interest expense	80,086	109,402	129,949	119,833	110,225
Income (loss) before income taxes	11,417	(28,491)	(9,646)	(50,525)	(67,495)
Income tax expense (benefit)	1,197	1,317	297	(34)	10
Net income (loss) available to common shareholders	10,220	(29,808)	(9,943)	(50,491)	(67,505)
Per Share Data (1)
Earnings (loss) per common share:
Basic	$0.55	$(1.67)	$(0.58)	$(2.94)	$(4.40)
Diluted	0.55	(1.67)	(0.58)	(2.94)	(4.40)
Book Value	13.72	13.18	14.15	15.28	20.16
Selected Ratios
Return on average assets	0.4%	(1.0)%	(0.3)%	(1.6)%	(2.1)%
Return on average equity	4.0	(12.0)	(3.8)	(17.2)	(22.6)
Ratio of average equity to average assets	10.5	8.5	8.1	9.3	9.1

(1)	Prior period data is retroactively adjusted for the impact of a 1-for-5 reverse stock split effective August 11, 2014.

SUN BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

(All dollar amounts except share and per share amounts presented in the tables are in thousands)

ORGANIZATION OF INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations provides a narrative on the financial condition and results of operations and cash flows of Sun Bancorp, Inc. (the “Company”) and should be read in conjunction with the accompanying consolidated financial statements. It includes the following sections:

•	OVERVIEW
•	CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES
•	RECENT ACCOUNTING PRINCIPLES
•	RESULTS OF OPERATIONS
•	LIQUIDITY AND CAPITAL RESOURCES
•	MARKET RISK
•	FINANCIAL CONDITION
•	FORWARD-LOOKING STATEMENTS

OVERVIEW

General Overview

The Company is a bank holding company headquartered in Mount Laurel, New Jersey, with its principal subsidiary being Sun National Bank (the “Bank”). At December 31, 2015, the Company had total assets of $2.21 billion, total liabilities of $1.95 billion and total shareholders’ equity of $256.4 million. The Company’s principal business is to serve as a holding company for the Bank. As a registered bank holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “FRB”). As a national bank, the Bank is subject to the supervision and regulation of the Office of the Comptroller of the Currency (the “OCC”).

As of December 31, 2015, the Company had 37 locations primarily throughout New Jersey, including 31 branch offices. The Company also had one loan production office in each of New York and Pennsylvania.

The Company provides an array of community banking services to consumers, small businesses and mid-size companies. The Company’s lending services to businesses include term loans and lines of credit and commercial mortgages. The Company’s commercial deposit services include business checking and money market accounts and cash management solutions such as online banking, electronic bill payment and wire transfer services, lockbox services, remote deposit and controlled disbursement services. The Company’s consumer deposit services include checking accounts, savings accounts, money market accounts, certificates of deposit and individual retirement accounts. In addition, the Company, through its wealth management subsidiary, Prosperis Financial Solutions, LLC, offers client access to mutual funds, securities brokerage, annuities and investment advisory services. The Company’s lending services to consumers consist primarily of lines of credit of overdraft sweeps.  During 2014 and in prior years, the Company offered residential mortgage loans, but completed its exit from this business in the second half of 2014. Additionally, the Company ceased its offering of home equity term loans, home equity lines of credit and installment loans at that time.

The Company funds its lending activities primarily through retail and brokered deposits, the scheduled maturities of its investment portfolio and other wholesale funding sources.

As a financial institution with a primary focus on traditional banking activities, the Company generates the majority of its revenue through net interest income, which is defined as the difference between interest income earned on loans and investments and interest paid on deposits and borrowings. Growth in net interest income is dependent upon the Company’s ability to prudently manage the balance sheet for growth, combined with how successfully it maintains or increases net interest margin, which is net interest income as a percentage of average interest-earning assets.   The Company also generates revenue through fees earned on the various services and products offered to its customers.  Offsetting these revenue sources are provisions for credit losses on loans, operating expenses and income taxes.

On June 30, 2014, the Board of Directors of the Company and the Bank approved a comprehensive restructuring plan, which included, among other things, the Bank exiting Sun Home Loans, its residential mortgage banking origination business and its healthcare and asset-based lending businesses, the sale or consolidation of certain branch locations, significant classified asset and operating expense reductions and the declaration of a 1-for-5 reverse stock split effective August 11, 2014.  A total of four branches were closed during 2014. During the second quarter of 2014, the Company recorded approximately $20 million in one-time charges relating to restructuring initiatives.  During the second half of 2014 and through 2015, the Company experienced reduced levels of non-interest expense as a result of the implementation of the restructuring plan and reduced non-interest income as a result of the exit from Sun Home Loans.

On March 6, 2015, the Company completed the sale of seven branch locations to Sturdy Savings Bank. In accordance with the sale, the Company sold $153.3 million of deposits, $63.8 million of loans, $4.0 million of fixed assets and $897 thousand of cash. The transaction resulted in a net cash payment of approximately $71.5 million by the Company to Sturdy Savings Bank. After transaction costs, the net gain on the branch sale transaction recorded by the Company in the first quarter of 2015 was $9.2 million.

On August 28, 2015, the Company sold its Hammonton branch location to Cape Bank.  In accordance with the sale, the Company sold $32.0 million in deposits, $4.8 million in loans, $354 thousand in fixed assets and $143 thousand of cash.  The transaction resulted in a net cash payment of approximately $25.5 million by the Company to Cape Bank.  After transaction costs, the net gain on the branch sale transaction recorded by the Company in the third quarter of 2015 was $1.3 million.  During the third quarter of 2015, the Bank also consolidated nine additional branches, which resulted in combined restructuring charges of $3.5 million in 2015.

As a result of the implementation and completion of the comprehensive restructuring plan, the Company’s primary lending focus is centered around commercial relationships, specifically commercial real estate and commercial and industrial loan originations, as well as both originations and participations in multi-family loans. With the Bank’s branch network rationalized, the Company is focusing on enhancing its brand and building a relationship-based deposit gathering strategy which the Company anticipates will generate additional deposit-related income from service charges, cash management and related commercial banking products and services.

Market Overview

The economy was sluggish in 2015. Although interest rates have begun to rise slightly, they remained near historical lows. The unemployment rate in the U.S. declined to 4.9% in January 2016 from 5.6% in December 2014. While this is an eight-year low, concerns still exist about economic growth as the labor participation rate reached a 37 year low and wage growth has been minimal. Based upon initial estimates, the U.S. gross domestic product for the fourth quarter of 2015 increased at an annual rate of 1.0% as compared to a 2.0% increase in the third quarter of 2015. The significant decline from the prior quarter is due to a decrease in personal consumption expenditures and downturns in nonresidential fixed investment, exports and state and local government spending.  At the state level, according to the latest South Jersey Business Survey produced by the Federal Reserve Bank, growth in business activity and sales was modest in the fourth quarter of 2015. Expectations are generally positive but optimism has diminished from the prior quarter, with weaker employment forecasts. In Northern New Jersey, business activity is expected to continue to increase at a modest pace. New Jersey’s unemployment rate has declined substantially to 5.1% as of December 31, 2015 as compared to 6.3% in December 2014 as a result of private sector growth.

At its meeting in December 2015, the Federal Open Market Committee (the “FOMC”) increased the target range for the federal funds rate from zero to 0.25% to 0.25% to 0.50%. This is the first change in the target rate since December 2008. At its meeting in January 2016, the FOMC decided to maintain the target range for the federal funds rate at 0.25% to 0.50% noting that labor market conditions have improved further since December even as economic growth slowed in late 2015. The FOMC continues to expect a rise in inflation to 2% over the medium term. In determining the timing and size of future adjustments to the target range for the federal funds rate, the FOMC will assess realized and expected economic conditions relative to its objectives of maximum employment and 2% inflation. The FOMC is maintaining its existing policy of reinvesting principal payments from its holdings of agency debt and agency mortgage-backed securities and of rolling over maturing Treasury securities at auction.

Although moderately improving, the economy is still experiencing uncertainty in certain sectors, and, together with the challenging regulatory environment and increasing rate environment, will continue to affect the Company and the markets in which it does business and may adversely impact the Company’s results in the future.

Economic indicators predict continued moderate growth in 2016. Consumer spending is expected to increase resulting from higher hourly worker compensation, continued lower fuel costs, low unemployment rates fueled by higher job availability, and low inflation which is expected to hover around 2%. The rate at which the economy will grow is still uncertain and will affect the Company and the markets in which it does business. The following discussion provides further detail on the financial condition and results of operations of the Company at and for the year ended December 31, 2015.

Regulatory Matters

On April 15, 2010, the Bank entered into written agreement with the OCC (the “OCC Agreement”) which contained requirements to develop and implement a profitability and capital plan that would provide for the maintenance of adequate capital to support the Bank’s risk profile.  Pursuant to the OCC Agreement the Bank also agreed to: (a) adopt and implement a program to protect the Bank’s interest in criticized or classified assets; (b) review and revise the Bank’s loan review program; (c) adopt and implement a program for the maintenance of an adequate allowance for loan losses; and (d) revise the Bank’s credit administration policies. The Bank also agreed that its brokered deposits would not exceed 6.0% of its total liabilities unless approved by the OCC.

The OCC had also imposed an individual minimum capital requirement on the Bank. An individual minimum capital requirement requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be “well capitalized.” In accordance with the individual minimum capital requirement, the Bank was required to maintain Tier 1 Capital at least equal to 8.50% of adjusted total assets, Tier 1 Capital at least equal to 9.50% of risk-weighted assets and Total Capital at least equal to 11.50% of risk-weighted assets. At December 31, 2015, the Bank was in compliance with its individual minimum capital requirement.

Effective January 21, 2016, the OCC Agreement and the individual minimum capital requirement to which the Bank was subject were terminated and the requirements noted above were eliminated.

Separately, on January 21, 2016, without admitting or denying any wrongdoing, the Bank entered into a Consent Order with the OCC to pay a $25,000 civil money penalty in connection with various deficiencies identified by the OCC in the mortgage banking practices of Sun Home Loans, a former division of the Bank, which was closed in July 2014 when the Bank exited the residential mortgage lending business as part of its comprehensive restructuring plan. The identified deficiencies occurred from July 2011 through September 2013.

The Company is required to seek the prior approval of the Federal Reserve Bank before paying interest, principal or other sums on trust preferred securities or any related subordinated debentures, declaring or paying cash dividends or receiving dividends from the Bank, repurchasing outstanding stock or incurring indebtedness. The Company is also required to submit, and periodically update, a capital plan, a profit plan and cash flow projections, as well as other progress reports to the Federal Reserve Bank.

Executive Summary

In 2015, the Company recorded four consecutive quarters with positive earnings and its first annual profit since 2008.  These results demonstrated the successful execution of the comprehensive restructuring plan that was implemented in the second half of 2014 and completed in 2015.  The Company has significantly enhanced its lending and credit teams and its expense management culture. Through the continuation of previously implemented aggressive workout strategies and conservative lending standards during 2015, the Company made further substantial reductions in its problem loans and focused on ensuring that high quality assets were added to the balance sheet.  During the second half of 2015, the Company began deploying its excess cash balances into loans. In 2016, the Company anticipates deploying the remaining excess cash to facilitate loan growth and investment purchases.

The Company’s net income available to common shareholders for 2015 was $10.2 million, or $0.55 per diluted share, compared to a net loss of $29.8 million, or a loss of $1.67 per diluted share, in 2014. The following is an overview of key factors affecting the Company’s results and significant events for 2015:

•

Completed the sale of eight branch locations in Southern New Jersey for a total gain of $10.6 million and consolidated nine branches.  Total branch office locations declined to 31 at December 31, 2015 from 47 at December 31, 2014.

•	Total risk-based capital for the Bank was 19.11% at December 31, 2015, well above the regulatory required level of 11.50%.
•

Loans receivable increased 3% to $1.53 billion at December 31, 2015 from $1.49 billion at December 31, 2014 due to purchases of multifamily loan participations as well as organic growth achieved by our new lending team, partially offset by pay down activity.

•	The net interest margin equaled 2.74% for 2015 as compared to 2.92% in 2014. The net interest margin in 2015 was negatively impacted by a decline in average commercial loans.
•

Non-interest expense decreased 26.8% to $80.1 million in 2015 from $109.4 million in 2014 driven by lower salaries and benefits and occupancy expense due primarily to the significant reduction in branch locations.

•

A negative provision for loan losses of $3.3 million was recorded in 2015 as compared to a provision for loan losses of $14.8 million in 2014 due to the implementation of several credit enhancements and an overall reduction of risk in the loan portfolio. The allowance for loan losses decreased to $18.0 million at December 31, 2015 from $23.2 million at December 31, 2014 as a result of the significant improvement in the risk profile of the loan portfolio. The allowance for loan losses equaled 1.16% of gross loans held-for-investment at December 31, 2015 as compared to 1.54% at December 31, 2014.

•	Recorded a net charge of $619 thousand for leased office vacancy costs in 2015.
•	Successfully remediated the various financial, process and compliance issues necessary for the termination of the OCC Agreement.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The discussion and analysis of the financial condition and results of operations are based on the Consolidated Financial Statements, which are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. Management evaluates these estimates and assumptions on an ongoing basis, including those related to the allowance for loan losses, income taxes, stock-based compensation, the fair value of financial instruments and goodwill. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the basis for making judgments on the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Allowance for Loan Losses. Through the Bank, the Company originates loans that it intends to hold for the foreseeable future or until maturity or repayment. The Company may not be able to collect all principal and interest due on these loans. The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio as of the balance sheet date. The determination of the allowance for loan losses requires management to make significant estimates with respect to the amounts and timing of losses, and market and economic conditions. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or estimated net realizable value. A provision for loan losses is charged to operations based on management’s evaluation of the estimated losses that have been incurred in the Company’s loan portfolio. It is the policy of management to provide for unidentified losses on loans in its portfolio in addition to classified loans.

Management monitors its allowance for loan losses on a monthly basis and makes adjustments to the allowance through the provision for loan losses as economic conditions and other pertinent factors indicate. The Company’s allowance for loan losses methodology considers a number of quantitative and qualitative factors. The quarterly review and adjustment of the qualitative factors employed in the allowance methodology and the updating of historic loss experience allow for timely reaction to emerging conditions and trends. In this context, a series of qualitative factors are used in a methodology as a measurement of how current circumstances are affecting the loan portfolio. Included in these qualitative factors are:

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

Additionally, for the commercial loan portfolio, historic loss and recovery experience over a three-year horizon, based on a rolling 28-quarter migration analysis, is taken into account for the quantitative factor component. The Company previously used a 12-quarter commercial loan migration analysis, however during the fourth quarter of 2015, the Company began to use a 28-quarter analysis to better align its allowance model with the Company’s credit cycle. This methodology change was completed in conjunction with the completion of the Company’s comprehensive restructuring plan and resulted in a corresponding reduction in qualitative factor assumptions. For the non-commercial loan quantitative component, the average one-year loss history and recovery experience over a 12-quarter time period is utilized for the allowance calculation.

Values assigned to the qualitative factors and those developed from historic loss and recovery experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans and those criticized and classified loans through the use of both a general pooled allowance and a specific allowance. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan-to-value ratios and external factors. Estimates are periodically measured against actual loss experience. When a loan is determined to be non-performing, the Company typically performs an impairment analysis utilizing a current appraisal value discounted for an estimated cost of disposal.  In certain cases, a discounted cash flow analysis may be performed to determine whether an impairment exists. A specific allowance may be calculated on individually identified impaired loans. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss and recovery experience and the qualitative factors described above.

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

Accounting for Income Taxes. The Company accounts for income taxes in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 740, Income Taxes (“FASB ASC 740”). FASB ASC 740 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities and of its gross deferred tax assets and related valuation allowances. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws as well as future earnings projections. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. The recognition of the deferred tax asset valuation allowance differs between GAAP and regulatory accounting. While any reversal of a valuation allowance would be immediately recorded under GAAP, the amount of deferred tax asset includable in regulatory capital is generally limited to temporary tax differences and does not include net operating losses or tax credit carry-forwards.

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

Stock-based Compensation. The Company accounts for stock-based compensation issued to employees, and when appropriate, non-employees, in accordance with the fair value recognition provisions of FASB ASC 718, Compensation – Stock Compensation, (“FASB ASC 718”). Under the fair value provisions of FASB ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and it is recognized as expense over the appropriate vesting period using the straight-line method. However, consistent with FASB ASC 718, the amount of stock-based compensation cost recognized at any date must at least equal the portion of the grant date value of the award that is vested at that date and, as a result, it may be necessary to recognize the expense using a ratable method. Although the provisions of FASB ASC 718 should generally be applied to non-employees, FASB ASC 505-50, Equity-Based Payments to Non-Employees, is used in determining the measurement date of the compensation expense for non-employees.

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

•	Level 1-	Quoted prices in active markets for identical assets or liabilities.

•	Level 2-

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

•	Level 3-

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

The Company’s policy is to recognize transfers that occur between the fair value hierarchy, Levels 1, 2 and 3, at the beginning of the quarter of when the transfer occurred.

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

In addition, certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures impaired loans, other loans held-for-sale, bank properties and equipment, bank properties transferred to other real estate owned and SBA servicing assets at fair value on a non-recurring basis.

Valuation techniques and models utilized for measuring financial assets and liabilities are reviewed and validated by the Company quarterly.

Goodwill. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company tests goodwill for impairment annually as of December 31, unless circumstances indicate that a test is required at an earlier date. The Company elected not to apply the qualitative evaluation option permitted under Accounting Standards Update 2011-8, Intangibles – Goodwill and Other (Topic 35): Testing Goodwill for Impairment, issued in September 2011. Therefore, the Company utilizes the two-step goodwill impairment test outlined in FASB ASC 350, Intangibles – Goodwill and Other. Significant judgment is applied when goodwill is assessed for impairment. Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. As defined in FASB ASC 280, Segment Reporting, a reporting unit is an operating segment or one level below an operating segment. The Company has one reportable operating segment, “Community Banking”, as defined in Note 2 of the Notes to Consolidated Financial Statements and there are no components to this operating segment. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired and step two is therefore unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed to measure the amount of the impairment loss, if any. An implied loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.

The Company performed a goodwill impairment analysis at December 31, 2015. In performing step one of the impairment analysis, the Company estimated the fair value of the Company through the consideration of its quoted market valuation, market earnings multiples of peer companies and market earnings multiples of peer companies adjusted to include a market observed control premium (i.e., its acquisition value relative to its peers). The considerations above are sensitive to both the fluctuation of the Company’s stock price and those of peer companies. The step one impairment test completed at December 31, 2015 indicated that the Company’s fair value was above its carrying value, and therefore the Company did not need to perform a step two analysis. As a result, the Company’s goodwill balance was not considered impaired at December 31, 2015.

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

RECENT ACCOUNTING PRINCIPLES

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02: Leases (Topic 842). This ASU is intended to improve financial reporting about leasing transactions and affects all companies and other organizations that lease assets such as real estate, airplanes, and manufacturing equipment. The ASU will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with over twelve month terms. The accounting by organizations that own the assets leased by the lessee will remain largely unchanged from current requirements under GAAP. However, the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. The amendments in this ASU are effective for public business entities for fiscal years and interim periods beginning after December 15, 2018. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In January 2016, the FASB issued ASU 2016-01: Financial Instruments- Overall (Subtopic 825-10).  The amendments in this ASU affect all entities that hold financial assets or owe financial liabilities. The amendments in this ASU make targeted improvements to GAAP as follows: (1) Require certain equity investments to be measured at fair value with changes in fair value recognized in net income; (2) Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (3) Eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (4) Eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (5) Require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (6) Require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (7) Require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and (8) Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In February 2015, the FASB issued ASU 2015-02: Consolidation – Amendments to the Consolidation Analysis (Topic 225-20).The amendments in this ASU affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: (1) modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities; (2) eliminate the presumption that a general partner should consolidate a limited partnership; (3) affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and (4) provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The amendments in this ASU are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company does not expect the adoption of this guidance to have an impact on its financial condition or results of operations.

In January 2015, the FASB issued ASU 2015-01: Income Statement – Extraordinary and Unusual Items (Subtopic 225-20). The amendments in this ASU eliminate from GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement – Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. Presently, an event or transaction is presumed to be an ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an extraordinary item. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015.  The Company does not expect the adoption of this guidance to have an impact on its financial condition or results of operations.

In November 2014, the FASB issued ASU 2014-16: Derivatives and Hedging (Topic 815). The amendments in this ASU affect hybrid financial instruments issued in the form of a share. An entity (an issuer or an investor) should determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of relevant facts and circumstances. That is, an entity should determine the nature of the host contract by considering the economic characteristics and risks of the entire hybrid financial instrument, including the embedded derivative feature that is being evaluated for separate accounting from the host contract. The amendments in this ASU are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company does not expect the adoption of this guidance to have an impact on its financial condition or results of operations.

In August 2014, the FASB issued ASU 2014-15: Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The amendments in this ASU provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company does not expect the adoption of this guidance to have an impact on its financial condition or results of operations.

In June 2014, the FASB issued ASU 2014-12: Stock Compensation – Accounting for Share-Based Payments When the Terms of Award Provide that a Performance Target Could Be Achieved after the Requisite Service Period (Topic 718). The amendments in this ASU apply to all entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments in this ASU require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 and may be applied either prospectively to all awards granted or modified after the effective date, or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. Early adoption is permitted. The Company does not expect the adoption of this guidance to have an impact on its financial condition or results of operations.

RESULTS OF OPERATIONS

The following discussion focuses on the major components of the Company’s operations and presents an overview of the significant changes in the results of operations during the past three fiscal years. This discussion should be reviewed in conjunction with the consolidated financial statements and notes thereto presented elsewhere in this Report. All earnings per share amounts are presented assuming dilution.

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

The Company’s net interest margin and interest rate spread in the year ended December 31, 2015 were 2.74% and 2.57%, respectively, as compared to 2.92% and 2.77%, respectively, for the year ended December 31, 2014 and 3.05% and 2.92%, respectively, for the year ended 2013. The margin decrease from 2014 to 2015 is due primarily to the decline in the yield on interest-earning assets of 20 basis points. The decline in the average yield is primarily due to the decrease in the average balance of  total interest earning assets and a decrease in the average yield earned on commercial loans receivable. The margin decrease from 2013 to 2014 was primarily due to the decline in the average yield on average interest-bearing assets of 20 basis points, which was partially offset by a decline of five basis points in the cost of interest-bearing liabilities.

Net interest income (on a tax-equivalent basis) decreased $17.6 million, or 22.3%, to $61.1 million for the year ended December 31, 2015 as compared to $78.6 million for the year ended December 31, 2014. Net interest income (on a tax-equivalent basis) decreased $11.9 million, or 13.1%, to $78.6 million for the year ended December 31, 2014 compared to $90.5 million for the year ended December 31, 2013.

Table 1 provides detail regarding the Company’s average daily balances with corresponding interest income (on a tax-equivalent basis) and interest expense, as well as average yield and average cost information for the years ended December 31, 2015, 2014 and 2013. Average balances are derived from daily balances. Table 2 further provides certain information regarding changes in interest income and interest expense of the Company for the years ended December 31, 2015, 2014 and 2013.

TABLE 1: STATEMENTS OF AVERAGE BALANCES, INCOME OR EXPENSE, YIELD OR COST

Years Ended December 31,	2015			2014			2013
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Interest-earning assets:
Loans receivable (1), (2):
Commercial	$1,104,871	$45,234	4.09%	$1,368,385	$58,773	4.30%	$1,688,702	$74,191	4.39%
Home equity	160,560	6,614	4.12	205,093	8,366	4.08	224,635	9,174	4.08
Residential real estate	268,890	9,260	3.44	323,301	11,352	3.51	312,617	10,846	3.47
Other	2,239	161	7.19	13,752	935	6.80	28,285	1,961	6.93
Total loans receivable	1,536,560	61,269	3.99	1,910,531	79,426	4.16	2,254,239	96,172	4.27
Investment securities (3)	353,229	8,514	2.41	440,710	10,582	2.40	413,861	8,884	2.15
Interest-earning deposits with banks	338,365	880	0.26	344,326	866	0.25	295,199	746	0.25
Total interest-earning assets	2,228,154	70,663	3.17	2,695,567	90,874	3.37	2,963,299	105,802	3.57
Non-interest-earning assets:
Cash and due from banks	35,801			60,589			70,673
Bank properties and equipment, net	36,297			46,777			49,357
Goodwill and intangible assets, net	38,188			38,470			40,031
Other assets	81,982			84,320			101,593
Total non-interest-earning assets	192,268			230,156			261,654
Total assets	$2,420,422			$2,925,723			$3,224,953
Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$790,237	$1,416	0.18%	$1,052,717	$2,869	0.27%	$1,243,074	$4,228	0.34%
Savings deposits	221,309	467	0.21	258,808	672	0.26	268,414	843	0.31
Time deposits	408,230	3,454	0.85	565,472	4,817	0.85	667,984	6,278	0.94
Total interest-bearing deposit accounts	1,419,776	5,337	0.38	1,876,997	8,358	0.45	2,179,472	11,349	0.52
Short-term borrowings:
Federal funds purchased	—	—	—	—	—	—	14	—	—
Repurchase agreements with customers	50	—	—	735	1	0.14	1,565	2	0.13
Long-term borrowings:
FHLBNY advances (4)	78,704	1,603	2.04	60,865	1,264	2.08	61,050	1,275	2.09
Obligation under capital lease	6,870	470	6.84	7,181	489	6.81	7,468	499	6.68
Junior subordinated debentures	92,786	2,200	2.37	92,786	2,150	2.32	92,786	2,188	2.36
Total borrowings	178,410	4,273	2.40	161,567	3,904	2.42	162,883	3,964	2.43
Total interest-bearing liabilities	1,598,186	9,610	0.60	2,038,564	12,262	0.60	2,342,355	15,313	0.65
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	541,605			588,717			543,490
Other liabilities	26,837			49,115			78,209
Total non-interest-bearing liabilities	568,442			637,832			621,699
Total liabilities	2,166,628			2,676,396			2,964,054
Shareholders’ equity	253,795			249,327			260,899
Total liabilities and shareholders’ equity	$2,420,423			$2,925,723			$3,224,953
Net interest income (5)		$61,053			$78,612			$90,489
Interest rate spread			2.57%			2.77%			2.92%
Net interest margin (6)			2.74%			2.92%			3.05%
Ratio of average interest-earning assets to average interest- bearing liabilities			139%			132%			127%

(1)	Average balances include non-accrual loans and loans held-for-sale (see “Non-Performing and Problem Assets”).
(2)	Loan fees are included in interest income and the amount is not material for this analysis.
(3)

Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustment for the years ended December 31, 2015, 2014 and 2013 was $458 thousand, $664 thousand and $720 thousand, respectively.

(4)	Amounts include Advances from the Federal Home Loan Bank of New York (“FHLBNY”) and Securities sold under agreements to repurchase – FHLBNY.
(5)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

TABLE 2: RATE-VOLUME VARIANCE ANALYSIS (1)

Years Ended December 31,	2015 vs. 2014			2014 vs. 2013
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable:
Commercial	$(10,800)	$(2,739)	$(13,539)	$(13,865)	$(1,553)	$(15,418)
Home equity	(1,833)	81	(1,752)	(838)	30	(808)
Residential real estate	(1,870)	(222)	(2,092)	377	129	506
Other	(824)	50	(774)	(989)	(37)	(1,026)
Total loans receivable	(15,327)	(2,830)	(18,157)	(15,315)	(1,431)	(16,746)
Investment securities	(2,112)	44	(2,068)	435	1,263	1,698
Interest-earning deposits with banks	(14)	28	14	120	—	120
Total interest-earning assets	(17,453)	(2,758)	(20,211)	(14,760)	(168)	(14,928)
Interest expense:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	(622)	(831)	(1,453)	(591)	(768)	(1,359)
Savings deposits	(79)	(126)	(205)	(29)	(142)	(171)
Time deposits	(1,363)	—	(1,363)	(907)	(554)	(1,461)
Total interest-bearing deposit accounts	(2,064)	(957)	(3,021)	(1,527)	(1,464)	(2,991)
Short-term borrowings:
Federal funds purchased	—	—	—	—	—	—
Repurchase agreements with customers	(1)	—	(1)	(1)	—	(1)
Long-term borrowings:
FHLBNY advances	364	(25)	339	(5)	(6)	(11)
Obligation under capital lease	(21)	2	(19)	(19)	9	(10)
Junior subordinated debentures	—	50	50	—	(38)	(38)
Total borrowings	342	27	369	(25)	(35)	(60)
Total interest-bearing liabilities	(1,722)	(930)	(2,652)	(1,552)	(1,499)	(3,051)
Net change in net interest income	$(15,731)	$(1,828)	$(17,559)	$(13,208)	$1,331	$(11,877)

(1)

For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by the prior year average rate) and (ii) changes in rate (changes in average rate multiplied by the prior year average volume). The combined effect of changes in both volume and rate has been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.

Interest income (on a tax-equivalent basis) decreased $20.2 million, or 22.2%, to $70.7 million for 2015 compared to $90.9 million in 2014, primarily due to a decrease of $263.5 million, or 19.3% in average commercial loan balances, and $87.5 million, or 19.9% decrease in average investment security balances. The decline in average commercial loan balances is due to pay down activity in 2015 as the Company exited certain relationships which were not in line with the Company’s long-term strategy. The decline in average investment security balances is due to sales and pay downs. The average yield on total interest earning assets decreased by 20 basis points. Significant pressures on loan yields existed through 2015 due to the competitive lending environment and the Bank’s strategic decision to maintain a very selective approach to new loan relationships. The decline in interest income also reflects the decline in the average balances of residential mortgage loans and home equity loans resulting from the Company’s exit from these businesses in 2014.

Interest income (on a tax-equivalent basis) decreased $14.9 million, or 14.1%, to $90.9 million for 2014 compared to $105.8 million in 2013, primarily due to a decrease of $320.3 million, or 19.0% in average commercial loan balances and a $49.1 million decrease in average interest-bearing deposits with other banking institutions, reflecting primarily a nine basis point decline in the average yield on commercial loans and the decline in the average balance of commercial loans.  The impact of these changes was partially offset by a $26.8 million, or 6.5% increase in average investment securities.  There was also a decrease of 11 basis points in the yield on average loans, offset by an increase of 38 basis points in the yield on average investment securities.  The yield on total interest earning assets decreased by 18 basis points.

Interest expense decreased $2.7 million, or 21.6%, to $9.6 million for 2015 compared to $12.3 million in 2014. This was primarily driven by a decline in average interest-bearing deposits of $457.2 million, or 24.4%, reflecting the transfer of deposits in connection with the disposition of branches in accordance with our comprehensive restructuring plan as well as the Company’s effort to strategically government deposits.  The cost of interest-bearing deposits also declined by seven basis points from 2014 to 2015, which was partially offset by an increase in interest expense on FHLBNY advances of $339 million, or 26.8%, due to higher average balance of $17.8 million.

Interest expense decreased $3.1 million, or 19.9%, to $12.3 million for 2014 compared to $15.3 million in 2013, primarily due to a decrease in the cost of interest-bearing deposits of $3.0 million, or seven basis points.

Provision for Loan Losses. The Company recorded a negative provision for loan losses of $3.3 million during 2015, as compared to a provision for loan losses of $14.8 million during 2014. The negative provision for 2015 reflects lower net charge-offs and reductions in legacy loan portfolio balances as well as continued reductions in non-performing loans. The Company’s total loans held-for-investment before allowance for loan losses were $1.55 billion at December 31, 2015, as compared to $1.51 billion at December 31, 2014. The ratio of allowance for loan losses to loans held-for-investment was 1.16% at December 31, 2015 compared to 1.54% at December 31, 2014. Net charge-offs were $2.0 million, or 0.13% of average loans outstanding, for the year ended December 31, 2015 as compared to $27.1 million, or 1.42% of average loans outstanding for the year ended December 31, 2014. Total gross charge-offs in 2015 were $7.5 million, of which $2.7 million related to the commercial portfolio. Approximately $5.1 million of the gross charge-offs recorded in 2015 were attributed to sale activity, of which $0.7 million related to the sale of classified commercial loans.

The Company recorded a provision for loan losses of $14.8 million during 2014, as compared to $1.1 million during 2013. The Company’s total loans held-for-investment before allowance for loan losses were $1.51 billion at December 31, 2014, as compared to $2.14 billion at December 31, 2013. The ratio of allowance for loan losses to loans held-for-investment was 1.54% at December 31, 2014 compared to 1.66% at December 31, 2013. Net charge-offs were $27.1 million, or 1.42% of average loans outstanding, for the year ended December 31, 2014 as compared to $11.5 million, or 0.51% of average loans outstanding for the year ended December 31, 2013.  Total gross charge-offs in 2014 were $31.1 million, of which $20.1 million related to the commercial portfolio. Approximately $20.9 million of the charge-offs recorded in 2014 were attributed to sale activity, of which $14.3 million related to the sale of classified commercial loans. Excluding charge-offs related to loan sale activity, the majority of charge-offs were driven by four commercial loans attributing to $4.5 million in charge-offs. The increase in the provision for loan losses in 2014 was due primarily to the impact of these loan sale charge-offs.

Charge-offs recorded in 2013 included $10.2 million related to the sale of $34.8 million of classified commercial loans. Excluding charge-offs related to the loan sale, commercial charge-offs were largely driven by $6.5 million related to three legacy non-performing loans. The Company’s provision levels declined in 2013 due to charge-offs from prior year loan sales, significant reductions in problem loans as aggressive workout strategies resulted in payoffs and the release of Hurricane Sandy related reserves of $1.7 million which occurred because the impact on the Company’s borrowers was not as significant as originally expected.

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

Non-Interest Income. Non-interest income increased $9.9 million, or 55.5%, to $27.6 million for 2015, as compared to $17.8 million for 2014. The primary drivers of this change were the gain recognized on the sale of bank branches of $10.6 million, as well as the gain on the sale of investment securities of $1.5 million and the gain on the sale of loans of $1.4 million during 2015.  These items were partially offset by a decrease of $2.8 million in deposit service charges and fees to $7.0 million for 2015, as compared to $9.8 million for 2014.  This decrease was attributed to the smaller deposit base as a result of the sale of bank branches, managed runoff of certain accounts and implementation of a revised relationship-based retail deposit and pricing strategy.

Non-interest income decreased $13.9 million, or 43.9%, to $17.8 million for 2014, as compared to $31.7 million for 2013. The primary drivers of this change were the reduction in mortgage banking revenue, net, of $10.4 million as the Company exited this business during 2014, as well as a $3.4 million reduction in the gain on the sale of investment securities, reflecting higher sales of securities in 2013.

Non-Interest Expense. Non-interest expense decreased $29.3 million, or 26.8%, to $80.1 million for 2015 as compared to $109.4 million for 2014. The primary driver of this decrease was the decrease in salaries and employee benefits of $14.8 million as a result of the headcount reductions from the Company restructuring that began in 2014 and continued in 2015, and the consolidation and sale of ten bank branches during 2015.  Occupancy expense declined $3.4 million to $12.8 million for 2015, mainly as a result of the decrease in branch locations.  Additionally, professional fees declined $3.3 million, to $3.2 million as a result of the reduction of regulatory remediation efforts and restructuring efforts that occurred in 2014 with the assistance of outside consultants and professionals. Finally, other expense decreased $6.6 million, mainly driven by loan sale fees incurred in 2014 of $1.9 million, reductions in other real estate expense and problem loan costs of $1.6 million and $780 thousand, respectively, from the prior year and an overall reduction in costs in conjunction with the Company’s comprehensive restructuring plan. Equipment expense increased $733 thousand due to the write-down of fixed assets resulting from branch consolidations.

Non-interest expense decreased $20.5 million, or 15.8%, to $109.4 million for 2014 as compared to $129.9 million for 2013. The primary driver of this decrease was the decrease in professional fees of $11.8 million from 2013 due to the reduction of regulatory remediation efforts and mortgage platform enhancements that occurred in 2013 with the assistance of outside consultants and professionals. Salaries and employee benefits declined by $3.7 million and commission expense declined by $5.2 million as a result of headcount reductions from the Company’s restructuring efforts and the elimination of the residential mortgage business, respectively. Additionally, amortization of intangible assets, problem loan expense and real estate owned expense declined by $1.7 million, $1.4 million and $1.0 million, respectively, from 2013. All remaining core deposit intangible assets were fully amortized during 2014. Problem loan expense decreased due to the significant reduction in non-performing loans or other problem loans from the prior year. Real estate owned expense declined as the Company significantly reduced its real estate owned properties from 2013. These decreases were partially offset by an increase of $2.7 million in occupancy expense as the Company recognized charges associated with the restructuring of one lease and the vacancies in several other locations in 2014.

During 2014, the Company identified seven leased facilities which were either fully or partially vacated and would not be occupied in the future due to the implementation of the Company’s comprehensive restructuring plan. During 2015, an additional three locations were vacated. As a result, the Company recognized net charges of $619 thousand and $2.7 million for leased office vacancy costs in the years ended December 31, 2015 and 2014, respectively. For each of these leased facilities, a discounted cash flow analysis was performed over the remaining life of the lease inclusive of a sub-lease assumption based on current market rates, if applicable. During 2015, the Company recorded $486 thousand of reductions to the lease vacancy liability as a result of three sublease agreements obtained during the year with terms more favorable than previous expectations. At December 31, 2015, the Company had a liability of $2.9 million associated with these lease vacancy costs included in other liabilities on the consolidated statements of financial condition.

In 2014, the Company renegotiated its existing lease with a related party for its operations facility in Vineland, New Jersey which resulted in a change in the lease termination date from October 2027 to October 2017. In connection with the renegotiation, the Company made a one-time payment of $583 thousand in January 2015 to the landlord and the monthly payments were adjusted retroactively to November 2014. As this facility was partially vacated during 2014, this payment was included in the overall analysis to determine the lease vacancy charge noted above.

Income Tax Expense. Income tax expense was $1.2 million for the year ended December 31, 2015 as compared to $1.3 million for the year ended December 31, 2014 and $297 thousand for the year ended December 31, 2013. The tax expense in 2015, 2014 and 2013 relates to the tax amortization of the Company’s goodwill that is not available to offset existing deferred tax assets which was first recorded in the fourth quarter of 2013. As the Company remained in a cumulative loss position at December 31, 2015, a full deferred tax valuation allowance is still considered appropriate. In evaluating the need to reverse the valuation allowance, the Company will consider all positive and negative evidence regarding the ultimate ability to fully realize the deferred tax assets, including past operating results and the forecast of future taxable income.

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

The major source of the Company’s funding on a consolidated basis is deposits, which management believes will be sufficient to meet the Company’s daily and long-term operating liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans, loan sales or participations and maturities or calls of investment securities. Additional liquidity can be obtained in a variety of wholesale funding sources as well, including, but not limited to, federal funds purchased, FHLBNY advances, securities sold under agreements to repurchase, and other secured and unsecured borrowings. Through the Bank, the Company also purchases brokered deposits for funding purposes; however, this funding was limited to 6.0% of the Bank’s total liabilities at December 31, 2015 in accordance with the OCC Agreement. This requirement was eliminated with the termination of the OCC Agreement in January 2016. In a continued effort to balance deposit growth and net interest margin, especially in the current interest rate environment and with competitive local deposit pricing, the Company continually evaluates these other funding sources for funding cost efficiencies. During 2015, the Company continued to lower deposit rates to align itself with the market and continued to manage its excess cash position while undergoing the implementation of the comprehensive restructuring plan. The Company’s deposit strategy is to lessen volatility and costs associated with excessive low-balance single product accounts and to grow core relationship balances while reducing high-cost or rate-sensitive balances.

Core deposits, which exclude all certificates of deposit, decreased by $226 million to $1.4 billion, or 80.6% of total deposits, at December 31, 2015, as compared to $1.64 billion, or 78.1% of total deposits, at December 31, 2014. At December 31, 2015, the Company had additional secured borrowing capacity with the FRB of approximately $96.5 million, of which none was utilized, and the FHLBNY of approximately $184.9 million, of which $85.6 million was utilized. In addition to secured borrowings, the Company also has unsecured borrowing capacity through lines of credit with other financial institutions of $35.0 million, of which none were utilized as of December 31, 2015. Management continues to monitor the Company’s liquidity and has taken measures to increase its borrowing capacity by providing additional collateral through the pledging of loans. As of December 31, 2015, the Company had a par value of $245.6 million and $111.3 million in loans and securities, respectively, pledged as collateral on secured borrowings.

The Company’s primary uses of funds are loan originations, the funding of the Company’s maturing certificates of deposit, deposit withdrawals, the repayment of borrowings and general operating expenses. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2016 total $218.5 million, or approximately 64.6% of total certificates of deposit. The Company continues to operate with a core deposit relationship strategy that values a long-term stable customer relationship. This strategy employs a pricing strategy that rewards customers that establish core accounts and maintain a certain minimum threshold account balance. Based on market conditions and other liquidity considerations, the Company may also avail itself to the secondary borrowings discussed above. During 2015, the Company’s primary use of funds was in connection with the transfer of deposits as part of the branch dispositions.

The Company anticipates that deposits, cash and cash equivalents on hand, the cash flow from assets, as well as other sources of funds will provide adequate liquidity for the Company’s future operating, investing and financing needs. At December 31, 2015, the Company had $182.2 million of cash held at the FRB. It is anticipated these excess funds will be strategically deployed in 2016.

Management currently operates under a capital plan for the Company that is expected to allow the Company to grow capital internally at levels sufficient for achieving its internal growth projections while managing its operating and financial risks. The principal components of the capital plan are to generate additional capital through retained earnings from internal growth, access the capital markets for external sources of capital, such as common equity, when necessary or appropriate, redeem existing capital instruments and refinance such instruments at lower rates when conditions permit, and maintain sufficient capital for safe and sound operations. The Company continues to assess its plan for contingency capital needs, and when appropriate, the Company’s Board of Directors may consider various capital raising alternatives. As part of its assessment, the Company performs stress tests on select balance sheet components, deemed to have inherent risk given relevant economic and regulatory conditions, in an effort to gauge potential exposure on its capital position.

In August 2014, the Company raised approximately $20 million in equity through a privately negotiated sale of its common stock to several institutions and private investors. The Company issued a total of 1,133,144 shares of common stock in this transaction at a price per share of $17.65.

The Company is subject to regulatory capital requirements adopted by the FRB for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. The federal bank regulatory agencies established quantitative measures to ensure that minimum thresholds for Total Capital, Tier 1 Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets and certain off-balance sheet items as calculated under regulatory practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulatory agencies about components, risk weightings and other factors. The Company’s and the Bank’s risk-based capital ratios have been computed in accordance with regulatory requirements. The Company and the Bank were in compliance with the regulatory capital requirements of the FRB and the OCC as of December 31, 2015. As discussed below and elsewhere herein, additional capital requirements had been imposed on the Bank by the OCC, which the Bank was also in full compliance with as of December 31, 2015.

On April 15, 2010, the Bank entered into the OCC Agreement with the OCC which contained requirements to develop and implement a profitability and capital plan that would provide for the maintenance of adequate capital to support the Bank’s risk profile.

In accordance with the OCC Agreement, the Bank also agreed to: (a) adopt and implement a program to protect the Bank’s interest in criticized or classified assets; (b) review and revise the Bank’s loan review program; (c) adopt and implement a program for the maintenance of an adequate allowance for loan losses; and (d) revise the Bank’s credit administration policies. The Bank also agreed that its brokered deposits would not exceed 6.0% of its total liabilities unless approved by the OCC.  At December 31, 2015, the Bank’s brokered deposits represented 2.2% of its total liabilities.

The OCC also imposed an individual minimum capital requirement on the Bank which required the Bank to establish and maintain levels of capital greater than those generally required for a bank to be “well capitalized.” In accordance with the individual minimum capital requirement, through December 31, 2015, the Bank was required to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and a Total Capital ratio at least equal to 11.50% of risk-weighted assets. At December 31, 2015, the Bank exceeded all of the three capital ratio requirements established by the OCC as its Leverage ratio was 12.39%, its Tier 1 Capital ratio was 17.91%, and its Total Capital ratio was 19.11%.

Effective January 21, 2016, the OCC terminated the OCC Agreement and the individual minimum capital requirement to which the Bank was subject and the requirements noted above were eliminated.

In addition, the Company is required to seek the prior approval of the Federal Reserve Bank, before paying interest, principal or other sums on trust preferred securities or any related subordinated debentures, declaring or paying cash dividends or taking dividends from the Bank, repurchasing outstanding stock or incurring indebtedness. The Company is also required to take certain remedial steps and submit plans and progress reports to the Federal Reserve Bank.

TABLE 3A: REGULATORY CAPITAL LEVELS

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions (1)
December 31, 2015 (2)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk-based capital (to risk-weighted assets):
Sun Bancorp, Inc.	$328,575	21.04%	$124,914	8.00%	N/A
Sun National Bank	297,735	19.11	124,649	8.00	$155,811	10.00%
Tier 1 common equity capital ratio (to risk-weighted assets):
Sun Bancorp, Inc.	219,939	14.09	70,264	4.50	N/A
Sun National Bank	279,100	17.91	70,115	4.50	101,277	6.50
Tier I capital (to risk-weighted assets)
Sun Bancorp, Inc.	274,928	17.61	93,685	6.00	N/A
Sun National Bank	279,100	17.91	93,487	6.00	124,648	8.00
Leverage capital:
Sun Bancorp, Inc.	274,928	12.19	90,203	4.00	N/A
Sun National Bank	279,100	12.39	90,069	4.00	112,587	5.00

(1)	Not applicable to bank holding companies.
(2)

The Basel III guidelines and the Dodd-Frank Act established a new minimum Tier 1 common equity risk-based capital ratio and revised the “Prompt Corrective Action” regulations, effective January 1, 2015.

TABLE 3B: INDIVIDUAL MINIMUM CAPITAL REQUIREMENT LEVELS – SUN NATIONAL BANK

	Actual		Individual Minimum Capital Requirement
December 31, 2015	Amount	Ratio	Amount	Ratio
Total risk-based capital (to risk-weighted assets)	$297,735	19.11%	$179,183	11.50%
Tier I capital (to risk-weighted assets)	279,100	17.91	148,020	9.50
Leverage capital	279,100	12.39	191,398	8.50

The Company’s ratio of tangible equity to tangible assets, which is a non-GAAP financial measure of risk, was 10.0% at December 31, 2015, compared with 7.7% at December 31, 2014. Tangible equity and tangible assets are calculated by subtracting identifiable intangible assets and goodwill from shareholders’ equity and total assets, respectively, and may be used by investors to assist them in understanding how much loss, exclusive of intangible assets and goodwill, can be absorbed before shareholders’ equity is depleted. The Company’s and Bank’s regulators also exclude intangible assets and goodwill from shareholders’ equity when assessing the capital adequacy of each.

The Company’s capital securities qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the FRB. Under FRB results, restricted core capital elements, which are qualifying trust preferred securities, qualifying cumulative perpetual preferred stock (and related surplus) and certain minority interests in consolidated subsidiaries, are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. However, under the Dodd-Frank Act, bank holding companies are prohibited from including in their Tier 1 capital hybrid debt and equity securities, including trust preferred securities, issued on or after May 19, 2010. Any such instruments issued before May 19, 2010 by a bank holding company, such as the Company, with total consolidated assets of less than $15 billion as of December 31, 2009, may continue to be included as Tier 1 capital (subject to the 25% limitation). The portion that exceeds the 25 percent capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2015, $55.0 million of a total of $90.0 million in capital securities qualified as Tier 1 with $35.0 million qualifying as Tier 2.

Final Capital Rules

Pursuant to the Dodd-Frank Act, the federal bank regulatory agencies issued rules that subject many national banks and bank holding companies, including the Bank and the Company, to consolidated capital requirements effective January 1, 2015 (the “Final Capital Rules”). The Final Capital Rules also revised the quantity and quality of required minimum risk-based and leverage capital requirements applicable to the Bank and the Company, consistent with the Dodd-Frank Act and the Basel III capital standards. The Final Capital Rules revised the quantity and quality of capital required by (1) establishing a new minimum common equity Tier 1 capital ratio of 4.5% of risk-weighted assets; (2) increasing the minimum Tier 1 capital ratio from 4.0% to 6.0% of risk-weighted assets; (3) maintaining the minimum total capital ratio of 8.0% of risk-weighted assets; and (4) maintaining a minimum Tier 1 leverage capital ratio of 4.0%.

The Final Capital Rules further require that certain items be deducted from common equity Tier 1 capital, including (1) goodwill and other intangible assets, other than mortgage servicing rights, net of deferred tax liabilities (“DTLs”); (2) deferred tax assets that arise from operating losses and tax credit carryforwards, net of valuation allowances and DTLs; (3) after-tax gain-on-sale associated with a securitization exposure; and (4) defined benefit pension fund assets held by a depository institution holding company, net of DTLs.  In addition, banking organizations must deduct from common equity Tier 1 capital the amount of certain assets, including mortgage servicing assets, that exceed certain thresholds.  The Final Capital Rules also allow all but the largest banking organizations to make a one-time election not to recognize unrealized gains and losses on available-for-sale debt securities in regulatory capital, as under prior capital rules.

Furthermore, the Final Capital Rules added a requirement for a minimum common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets (the “Conservation Buffer”), to be applied to the common equity Tier 1 capital ratio, the Tier 1 capital ratio and the total capital ratio. The required minimum Conservation Buffer will be phased in incrementally between 2016 and 2019. If a bank’s or bank holding company’s Conservation Buffer is less than the required minimum and its net income for the four calendar quarters preceding the applicable calendar quarter, net of any capital distributions and associated tax effects not already reflected in net income (“Eligible Retained Income”), is negative, it would be prohibited from making capital distributions or certain discretionary cash bonus payments to executive officers. As a result, under the Final Capital Rules, should the Company fail to maintain the Conservation Buffer, it would be subject to limits on, and in the event the Company has negative Eligible Retained Income for any four consecutive calendar quarters, the Company would be prohibited in, its ability to obtain capital distributions from the Bank.

The chart below sets forth the new regulatory capital levels including the Conservation Buffer, during the applicable transition period:

	Regulatory Capital Levels
	January 1, 2016	January 1, 2017	January 1, 2018	January 1, 2019
Tier 1 common equity	5.125%	5.75%	6.375%	7.0%
Tier 1 risk-based capital ratio	6.625%	7.25%	7.875%	8.5%
Total risk-based capital ratio	8.625%	9.25%	9.875%	10.5%

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

The new minimum regulatory capital ratios and changes to the calculation of risk-weighted assets (each as described above) under the Final Capital Rules became effective for the Bank and the Company on January 1, 2015. The required minimum Conservation Buffer will be phased in incrementally, starting at 0.625% on January 1, 2016 and increasing to 1.25% on January 1, 2017, 1.875% on January 1, 2018 and 2.5% on January 1, 2019.

The OCC may, in addition, establish higher capital requirements than those set forth in its capital regulations when particular circumstances warrant. Pursuant to this authority, the OCC established an individual minimum capital requirement for the Bank that required the Bank to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and a Total Capital ratio at least equal to 11.50% of risk-weighted assets. The OCC terminated the individual minimum capital requirement effective January 21, 2016.  Under the federal banking laws, failure to meet the minimum regulatory capital requirements could subject a bank to a variety of enforcement remedies available to federal bank regulatory agencies. At December 31, 2015, the Bank’s capital ratios exceeded all of the OCC’s regulatory capital requirements as well as the individual minimum capital requirement.

The Final Capital Rules also revised the “Prompt Corrective Action” regulations of FDICIA. To be deemed “well capitalized” a national bank must maintain a Total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 risk-based capital ratio of 6.5% or greater and a Tier 1 leverage capital ratio of 5.0% or greater and not be subject to any order or directive by the OCC to meet a specific capital level. As of December 31, 2015, the Bank was within the required ratios for classification as “well capitalized,” however, due to the fact that the Bank was subject to the OCC Agreement during 2015, it could not be deemed “well capitalized” for that period.

Dividends

The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to the Company. All national banks are limited in the payment of dividends without the approval of the OCC of a total amount not to exceed the net income for that year to date plus the retained net income for the preceding two years. Federal law also prohibits national banks from paying dividends that would be greater than the bank’s undivided profits after deducting statutory bad debt in excess of the bank’s allowance for loan losses. Due to the Bank’s history of losses, any proposed dividends from the Bank to the Company are subject to regulatory approval until such time as net income for the current year combined with the prior two years is sufficient. Under FDICIA, an insured depository institution such as the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDICIA). Payment of dividends by the Bank also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe and unsound banking practice. During 2015, the Bank was subject to the OCC Agreement, which prohibited the Bank from paying any dividends if it was not in compliance with its approved capital plan or if the effect of the dividend would be to cause the Bank to not be in compliance and, in either event, not without prior OCC approval. The Bank did not seek OCC approval to pay a dividend in 2015.   The OCC terminated the OCC Agreement effective January 21, 2016.

Volcker Rule.

On December 10, 2013, the Federal Reserve Bank, the OCC, the FDIC, the Commodity Futures Trading Commission (“CFTC”) and the SEC issued final rules to implement the Volcker Rule contained in section 619 of the Dodd-Frank Act. While the Dodd-Frank Act provided that banks and bank holding companies were required to conform their activities and investments by July 21, 2014, in connection with issuing the final Volcker Rule, the FRB extended the conformance period until July 21, 2015. The FRB is permitted, by rule or order, to extend the conformance period for one year at a time, for a total of not more than 3 years. On December 18, 2014, the FRB issued an order that further extends until July 21, 2016 the conformance period under the Volcker Rule. The FRB stated in the order that it intends to exercise its authority again in 2016 and grant the final one-year extension in order to permit banks and bank holding companies until July 21, 2017 to conform to the requirements of the Volcker Rule.

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

On January 14, 2014, the five federal agencies, including the FRB and OCC, approved an interim final rule to permit banking entities to retain interests in certain collateralized debt obligations backed primarily by trust preferred securities from the investment prohibitions of the Volcker Rule. Under the interim final rule, the agencies permit the retention of an interest in or sponsorship of covered funds by banking entities if certain qualifications are met. In addition, the agencies released a non-exclusive list of issuers that meet the requirements of the interim final rule. At December 31, 2015, the Company had an investment in one pool of trust preferred securities with an amortized cost of $8.8 million and estimated fair value of $7.1 million. This pool was included in the list of non-exclusive issuers that meet the requirements of the interim final rule released by the agencies and therefore was not required to be sold by the Company.

At December 31, 2015, the Bank had four collateralized loan obligation securities with an amortized cost of $24.0 million and an estimated fair value of $23.7 million which were subject to the provisions of the Volcker Rule. As a result, the Company will likely be required to divest these investments unless their terms can be modified such that the investments are no longer covered by the Volcker Rule. While there is proposed legislation in Congress regarding the delay to the divestiture requirement for collateralized loan obligations, the outcome of the legislation is unclear at this time. The Company cannot give assurances that the legislation will or will not be enacted. However, based on the Company’s communications with its investment advisors, in the event that the proposed legislation is not enacted, the Company believes these investments can be modified to avoid a required divestiture under the Volcker Rule.

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

TABLE 4: INTEREST RATE SENSITIVITY SCHEDULE

	Maturity/Re-pricing Time Periods
December 31, 2015	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
Interest-earning assets:
FHLB interest- bearing deposits	$294	$—	$—	$—	$294
Loans receivable	640,186	120,232	579,228	199,648	1,539,294
Investment securities	104,141	37,892	111,862	49,357	303,252
Interest-bearing cash	182,185	—	—	—	182,185
Total interest-earning assets	926,806	158,124	691,090	249,005	2,025,025
Interest-bearing liabilities:
Interest-bearing & non-interest demand deposits	177,549	190,779	276,070	80,666	725,064
Savings deposits	25,838	61,265	80,811	53,891	221,805
Time certificates	84,103	135,876	121,885	507	342,371
Federal Home Loan Bank Advances	48	148	40,410	45,000	85,606
Securities sold under agreements to repurchase	—	—	—	—	—
Guaranteed interest in Company’s subordinated debt	92,786	—	—	—	92,786
Other Borrowings	99	306	1,948	4,345	6,698
Total interest-bearing liabilities	380,423	388,374	521,124	184,409	1,474,330
Periodic gap	$546,383	$(230,250)	$169,966	$64,596	$550,695
Cumulative gap	$546,383	$316,133	$486,099	$550,695
Cumulative gap as a % of total assets	24.74%	14.31%	22.01%	24.93%

At December 31, 2015, the Company’s gap analysis showed an asset-sensitive position with total interest-bearing assets maturing or re-pricing within one year, exceeding interest-earning liabilities maturing or re-pricing during the same time period by $316.1 million, representing a positive one-year gap ratio of 14.3%. All amounts are categorized by their actual maturity, anticipated call or re-pricing date with the exception of interest-bearing demand deposits and savings deposits. Though the rates on interest-bearing demand and savings deposits generally trend with open market rates, they often do not fully adjust to open market rates and frequently adjust with a time lag. As a result of prior experience during periods of rate volatility and management’s estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits based on an estimated duration for those deposits.

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

Net interest income simulation analysis at December 31, 2015 shows a position that is asset sensitive and will benefit from a rise in interest rates. A large factor causing this asset sensitive position is the high levels of cash on the Company’s balance sheet, which the Company intends to strategically deploy in 2016. After this excess liquidity is deployed, the Company expects that its interest rate risk profile will be more neutral. The net income simulation results are impacted by high cash levels, an expected continuation of deposit pricing competition which may limit deposit pricing flexibility in both increasing and decreasing rate environments, floating-rate loan floors initially limiting loan rate increases and a relatively short liability maturity structure including retail certificates of deposits.

Actual results may differ from the simulated results due to such factors as the timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies and differences in actual versus forecasted balance sheet composition and activity. Table 5 provides the Company’s estimated earnings sensitivity profile versus the most likely rate forecast as of December 31, 2015. The Company anticipates that strong deposit pricing competition will continue to limit deposit pricing flexibility in an increasing and a decreasing rate environment.

TABLE 5: SENSITIVITY PROFILE

Change in Interest Rates (Basis Points)	Percentage Change in Net Interest Income Year 1
+300	15.7%
+200	10.5%
+100	5.3%
-100	-1.5%

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

Disclosures about Contractual Obligations and Commercial Commitments. Purchase obligations include significant contractual cash obligations. Table 6 provides the Company’s contractual cash obligations at December 31, 2015. Included in Table 6 are the minimum contractual obligations under legally enforceable contracts with contract terms that are both fixed and determinable. The majority of these amounts are primarily for services, including core processing systems and telecommunications maintenance.

TABLE 6: CONTRACTUAL OBLIGATIONS

		Payments Due by Period
December 31, 2015	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
Time deposits (1)	$338,134	$218,492	$101,543	$14,233	$3,866
Long-term debt	60,787	—	—	787	60,000
Capital Leases	9,499	839	1,678	1,702	5,280
Operating Leases	20,178	4,371	6,274	3,936	5,597
Purchase obligations (off-balance sheet)	7,421	4,195	3,078	144	4.00
Total contractual cash obligations	$436,019	$227,897	$112,573	$20,802	$74,747

(1)	Amount represents the book value of time deposits, including brokered time deposits.

The Company maintains a reserve for unfunded loan commitments and letters of credit, which is reported in other liabilities in the Consolidated Statements of Financial Condition, consistent with FASB ASC 825, Financial Instruments. As of the balance sheet date, the Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 450, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements. The reserve for unfunded loan commitments and letters of credit at December 31, 2015 and December 31, 2014 was $628 thousand and $603 thousand, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

Table 7 provides the Company’s off balance sheet commitments (see Note 17 of the Notes to Consolidated Financial Statements for additional information) at December 31, 2015.

TABLE 7: OFF BALANCE SHEET COMMITMENTS

		Amount of Commitment Expiration Per Period
December 31, 2015	Unfunded Commitments	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
Lines of credit	$280,682	$263,538	$14,613	$1,327	$1,204
Commercial standby letters of credit	13,280	13,277	3	—	—
Construction funding	31,011	955	30,056	—	—
Commitments to fund new loans	22,581	22,581	—	—	—
Total off balance sheet commitments	$347,554	$300,351	$44,672	$1,327	$1,204

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company takes various forms of collateral, such as real estate assets and customer business assets, to secure the commitment. Additionally, all letters of credit are supported by indemnification agreements executed by the customer. The maximum undiscounted exposure related to these commitments at December 31, 2015 was $13.3 million and the portion of the exposure not covered by collateral was approximately $151 thousand. We believe that the utilization rate of these letters of credit will continue to be substantially less than the amount of these commitments, as has been our experience to date.

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

FINANCIAL CONDITION

Consistent with its comprehensive restructuring plan and capital plan, the Company has been managing a decline in its balance sheet. The Company’s total assets were $2.21 billion at December 31, 2015 compared to $2.72 billion at December 31, 2014. Gross loans held for investment increased by $38.4 million, or 2.5%, to $1.55 billion at December 31, 2015 as compared to $1.51 billion at December 31, 2014. The investment portfolio decreased $111.1 million, or 27.1%, to $298.9 million at December 31, 2015 from $410.0 million at December 31, 2014. Deposits decreased $347.7 million, or 16.6%, to $1.74 billion at December 31, 2015 as compared to $2.09 billion at December 31, 2014. Cash and cash equivalents decreased by $344.1 million, or 62.8%, to $204.3 million at December 31, 2015 as compared to $548.4 million at December 31, 2014. Borrowings, excluding junior subordinated debentures, increased $23.3 million, or 33.8%, to $92.3 million at December 31, 2015.

Loans . Gross loans held-for-investment increased $38.4 million to $1.55 billion at December 31, 2015 as compared to $1.51 billion at December 31, 2014. Commercial loans increased by $99.7 million due primarily to the purchase of $98.9 million in multifamily loan participations in 2015. The Company’s home equity portfolio, which includes home equity term loans, decreased $26.5 million from December 31, 2014 to December 31, 2015. Additionally, residential mortgages decreased by $27.0 million, or 9.8%, from the prior year to $250.0 million as of December 31, 2015 due to pay downs as well as the sale of $3.5 million of residential mortgage loans from the portfolio. The declines in the home equity and residential loan portfolios reflect the Company’s exit from these businesses in 2014.

During 2015, the Company continued to focus on reducing the level of problem loans in its portfolio as well as exiting certain higher risk relationships.  This occurred through both loan sales to individual investors and strategic exits from certain relationships. Loan production was slow during the first half of 2015 due to this initiative, the competitive lending environment, the Company maintaining a very selective approach to originating new loan relationships and the establishment of a new lending team. Commercial loan production grew in the second half of 2015 and the Company also acquired $98.9 million of multifamily loan participations. The Company expects to see loan growth in 2016, especially in the central and northern parts of New Jersey as well as Manhattan. At December 31, 2015 and 2014, the Company did not have more than 10% of its total loans outstanding concentrated in any one industry category, including, but not limited to, healthcare, hospitality, entertainment and leisure industries, and general office space. The loan categories are based upon borrowers engaged in similar activities who would be similarly impacted by economic or other conditions.

Table 8 provides selected data relating to the composition of the Company’s loan portfolio by type of loan and type of collateral at December 31, 2015, 2014, 2013, 2012 and 2011.

TABLE 8: SUMMARY OF LOAN PORTFOLIO

December 31,	2015		2014		2013		2012		2011
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Type of Loan:
Commercial	$1,152,642	75.31%	$1,052,932	70.81%	$1,587,566	75.52%	$1,725,567	77.37%	$1,878,026	83.49%
Home equity lines of credit	130,401	8.52	156,926	10.55	188,478	8.97	207,720	9.31	224,517	9.98
Home equity term loans	12,383	0.81	17,239	1.16	25,279	1.20	30,842	1.38	41,470	1.84
Residential real estate	249,975	16.33	276,993	18.63	305,552	14.54	273,413	12.26	100,438	4.47
Other	3,108	0.20	6,054	0.41	30,829	1.47	38,618	1.74	46,671	2.07
Less: Loan loss allowance	(18,008)	(1.16)	(23,246)	(1.56)	(35,537)	(1.69)	(45,873)	(2.06)	(41,667)	(1.85)
Net loans receivable	$1,530,501	100.0%	$1,486,898	100.0%	$2,102,167	100.0%	$2,230,287	100.0%	$2,249,455	100.0%
Type of Collateral:
Residential real estate:
1-4 family	$428,204	27.98%	$493,518	33.19%	$545,836	25.98%	$543,439	24.37%	$405,914	18.04%
Other (1)	235,686	15.40	50,321	3.38	47,974	2.28	19,425	0.87	15,127	0.67
Construction and land development:
1-4 family	22,226	1.45	11,271	0.76	16,255	0.77	6,438	0.29	15,807	0.70
Other	45,845	3.00	58,731	3.95	50,311	2.39	50,753	2.28	82,116	3.65
Commercial real estate	617,904	40.37	688,775	46.32	998,867	47.52	1,096,982	49.19	1,226,349	54.52
Commercial business loans	195,874	12.80	206,466	13.89	447,921	21.31	522,202	23.41	500,301	22.24
Consumer	1,515	0.10	1,062	0.007	24,990	1.19	30,536	1.37	37,087	1.65
Other	1,255	0.08	—	—	5,550	0.25	6,385	0.28	8,421	0.37
Less: Loan loss allowance	(18,008)	(1.18)	(23,246)	(1.56)	(35,537)	(1.69)	(45,873)	(2.06)	(41,667)	(1.85)
Net loans receivable	$1,530,501	100.0%	$1,486,898	100.0%	$2,102,167	100.0%	$2,230,287	100.0%	$2,249,455	100.0%

(1)	Amount primarily represents multifamily residential real estate properties.

Many of the Company’s commercial loans have a real estate component as part of the collateral securing the loan. Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property. Loans secured by owner occupied properties are dependent upon the successful operation of the borrower’s business. If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired. Loans secured by properties where repayment is dependent upon payment of rent by third-party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit. At December 31, 2015, commercial loans secured by commercial real estate properties totaled $617.9 million, of which $227.8 million, or 36.9%, were classified as owner occupied and $390.1 million, or 63.1%, were classified as non-owner occupied. Management considers these loans to be well diversified across multiple industries.

The Company’s home equity loan portfolio, including home equity term loans, represents 9.2% of total loans outstanding at December 31, 2015. The home equity loan portfolio decreased $31.4 million, or 18.0%, from December 31, 2014 due to loan sales and pay downs.  At December 31, 2015, residential real estate loans represent 16.1% of total loans outstanding and are the largest component of the Company’s non-commercial portfolio. The residential loan portfolio decreased $27.0 million, or 9.8%, from December 31, 2015, mainly driven by pay downs.

Table 9 provides the estimated maturity of the Company’s loan portfolio at December 31, 2015. The table does not include potential prepayments or scheduled principal payments. Adjustable-rate mortgage loans are shown based on contractual maturities.

TABLE 9: ESTIMATED MATURITY OF LOAN PORTFOLIO

December 31, 2015	Due Within 1 Year	Due After 1 Through 5 Years	Due After 5 Years	Allowance for Loan Loss	Total
Commercial	$137,479	$716,254	$298,910	$(12,120)	$1,140,523
Home equity (1)	259	3,984	138,541	(2,849)	139,935
Residential real estate	13	334	249,628	(3,029)	246,946
Other	1,497	861	749	(10)	3,097
Total	$139,248	$721,433	$687,828	$(18,008)	$1,530,501

(1)	Amount includes both home equity lines of credit and term loans.

Table 10 provides the dollar amount of all loans due one year or more after December 31, 2015, which have pre-determined interest rates and which have floating or adjustable interest rates.

TABLE 10: LOANS GREATER THAN 12 MONTHS

December 31, 2015	Fixed-Rates	Floating or Adjustable Rates	Total
Commercial	$459,764	$555,400	$1,015,164
Home equity (1)	12,273	130,251	142,524
Residential real estate	144,316	105,646	249,962
Other	1,154	457	1,611
Total	$617,507	$791,754	$1,409,261

(1)	Amount includes both home equity lines of credit and term loans.

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

Interest accruals are generally discontinued when a loan becomes 90 days past due or when collection of principal or interest is considered doubtful. When interest accruals are discontinued, interest credited to income in the current year is reversed. Generally, commercial loans, including commercial real estate loans are charged-off no later than 180 days delinquent, unless the loan is well secured and in the process of collection or other extenuating circumstances support collection. Residential real estate loans are typically placed on non-accrual at the time the loan is 90 days delinquent. Other consumer loans are typically charged-off at 180 days delinquent. In all cases, loans must be placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Non-Performing Assets. Total non-performing assets decreased by $12.3 million from $15.7 million at December 31, 2014 to $3.4 million at December 31, 2015. This decrease was primarily a result of a decrease in non-accrual loans of $8.5 million due primarily to the commercial and consumer loan sales in 2015. The remaining reduction resulted from aggressive workout strategies implemented in 2014. Commercial non-accrual loans held-for-investment were $0.6 million at December 31, 2015. Interest income that would have been recorded on non-accrual loans as of December 31, 2015, under the original terms of such loans, would have totaled approximately $95 thousand for 2015.

Table 11 provides a summary of non-performing assets at December 31, 2015, 2014, 2013, 2012 and 2011.

TABLE 11: SUMMARY OF NON-PERFORMING ASSETS

December 31,	2015	2014	2013	2012	2011
Non-performing loans:
Loans accounted for on a non-accrual basis:
Commercial	$600	$3,423	$20,893	$53,315	$81,041
Commercial, held-for-sale	—	289	—	10,224	—
Home equity lines of credit	88	1,348	3,749	3,714	3,620
Home equity lines of credit, held-for-sale	—	1,228	—	—	—
Home equity term loans	—	407	1,240	1,226	1,246
Home equity term loans, held-for-sale	—	286	—	—	—
Residential real estate	1,417	5,117	3,341	5,747	2,522
Residential real estate, held-for-sale	—	2,280	—	—	—
Other	102	432	591	658	1,227
Total non-accruing loans	2,207	14,810	29,814	74,884	89,656
TDR, non-accruing	910	318	8,163	18,244	17,875
TDR, non-accruing, held-for-sale	—	—	—	2,499	—
Accruing loans that are contractually past due 90 days or more:
Commercial	—	—	—	—	138
Home equity lines of credit	—	—	—	—	—
Home equity term loans	—	—	—	—	—
Residential real estate	—	—	—	—	—
Other	—	—	—	—	16
Total loans 90-days past due	—	—	—	—	154
Total non-performing loans	3,117	15,128	37,977	95,627	107,685
Real estate owned	281	522	2,503	7,473	5,020
Total non-performing assets	$3,398	$15,650	$40,480	$103,100	$112,705
Total held-for-investment non-performing loans to gross loans held-for-investment	0.20%	0.73%	1.78%	4.20%	4.70%
Total non-performing assets to total gross loans held-for- investment, loans held-for-sale and real estate owned	0.22%	1.03%	1.87%	4.29%	4.86%
Total allowance for loan losses to total held-for-investment non-performing loans	578%	210%	94%	48%	39%

Potential Problem Loans. At December 31, 2015, there were 11 loan relationships aggregating $2.9 million for which known information exists that causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms. The classification of these loans, however, does not imply that management expects losses, but that it believes a higher level of scrutiny is prudent under the circumstances. These loans were not classified as non-accrual and were not considered non-performing. Depending upon the state of the economy, future events and their impact on these borrowers, these loans and others not currently so identified could be classified as non-performing assets in the future. At December 31, 2015, these loans were current and well collateralized.

Real Estate Owned. Real estate acquired by the Company as a result of foreclosure or deed in lieu and bank property that is not in use is classified as real estate owned until such time as it is sold. The property acquired through foreclosure or deed in lieu is carried at the lower of cost or fair value of the property based on a current appraisal less estimated cost to dispose. Losses arising from foreclosure are charged against the allowance for loan losses. Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and any subsequent gains or losses are included in the Company’s results of operations. Table 12 provides a summary of real estate owned at December 31, 2015 and 2014.

TABLE 12: SUMMARY OF REAL ESTATE OWNED

December 31,	2015	2014
Commercial properties	$—	$90
Residential properties	—	54
Bank properties	281	378
Total	$281	$522

Table 13 provides a summary of real estate owned activity for the year ended December 31, 2015.

TABLE 13: SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Underlying Property
At or for year-ended December 31, 2015	Commercial	Residential	Bank	Total
Balance, beginning of year	$90	$54	$378	$522
Transfers into real estate owned	—	—	909	909
Sale of real estate owned	(90)	(54)	(950)	(1,094)
Write down of real estate owned	—	—	(56)	(56)
Balance, end of year	$—	$—	$281	$281

Real estate owned decreased by $241 thousand to $281 thousand at December 31, 2015 from $522 thousand at December 31, 2014. During 2015, the Company transferred three bank properties and no loans into real estate owned. In 2015, the Company recorded $56 thousand of write-downs of real estate owned for one bank property. There was one commercial property, one residential property and four bank properties with carrying amounts of $90 thousand, $54 thousand, and $950 thousand, respectively, sold during the year ended December 31, 2015 resulting in a net loss of $43 thousand, which is included in other expense in the consolidated statements of operations. See Note 9 of the Notes to Consolidated Financial Statements for additional information on real estate owned.

Allowances for Losses on Loans. The Company’s allowance for losses on loans was $18.0 million, or 1.16% of gross loans held-for-investment, at December 31, 2015 compared to $23.2 million, or 1.54% of gross loans held-for-investment, at December 31, 2014.  A negative provision for loan losses of $3.3 million was recorded for 2015, as compared to provision for loan losses of $14.8 million for 2014 and a provision for loan losses of $1.1 million for 2013. The decrease in the provision for loan losses in 2015 is attributed to lower net charge-offs and reductions in legacy loan portfolio balances as well as continued reductions in non-performing loans.  Net charge-offs were $2.0 million for the year ended December 31, 2015 as compared to $27.1 million for the year ended December 31, 2014 and $11.5 million for the year ended December 31, 2013. Across the commercial and consumer loan portfolio, the Company continues to closely monitor areas of weakness and take expedient and appropriate action as necessary to ensure adequate reserves are in place to absorb losses inherent in the loan portfolio.

The decrease in 2015 net charge-offs resulted in an decrease in net charge-offs to average outstanding loans to 0.13% for 2015 as compared to 1.42% for 2014 and 0.51% for 2013. Non-performing loans decreased by $12.0 million to $3.1 million at December 31, 2015 as compared to $15.1 million at December 31, 2014 and $38.0 million at December 31, 2013 as a result of continued workout success, payoffs and loan sales. During 2015, the Company entered into eight troubled debt restructuring agreements (“TDR”), all of which were related to residential mortgage loans.

Table 14 provides information with respect to changes in the Company’s allowance for loan losses for the years ended December 31, 2015, 2014, 2013, 2012 and 2011.

TABLE 14: ALLOWANCE FOR LOAN LOSSES

At or for the Years Ended December 31,	2015	2014	2013	2012	2011
Allowance for loan losses, beginning of year	$23,246	$35,537	$45,873	$41,667	$81,713
Charge-offs:
Commercial	(1,212)	(20,056)	(21,090)	(51,265)	(112,108)
Home equity lines of credit	(2,608)	(3,928)	(1,488)	(2,222)	(3,038)
Home equity term loans	(727)	(640)	(158)	(267)	(299)
Residential real estate	(2,809)	(3,124)	(409)	(249)	(1,064)
Other	(157)	(3,332)	(878)	(1,610)	(1,303)
Total charge-offs	(7,513)	(31,080)	(24,023)	(55,613)	(117,812)
Recoveries:
Commercial	4,208	3,045	11,747	1,950	2,459
Home equity lines of credit	337	318	454	422	60
Home equity term loans	147	83	34	28	28
Residential real estate	819	198	15	14	43
Other	44	342	290	190	523
Total recoveries	5,555	3,986	12,540	2,604	3,113
Net charge-offs	(1,958)	(27,094)	(11,483)	(53,009)	(114,699)
Provision for loan losses	(3,280)	14,803	1,147	57,215	74,266
Reserves transferred	—	—	—	—	387
Allowance for loan losses, end of year	$18,008	$23,246	$35,537	$45,873	$41,667
Net loans charged-off as a percent of average loans outstanding	0.13%	1.42%	0.51%	2.29%	4.83%
Allowance for loan losses as a percent of total gross loans outstanding	1.16%	1.54%	1.66%	2.02%	1.80%

Table 15 provides the allocation of the Company’s allowance for loan losses by loan category and the percent of loans in each category to loans receivable at December 31, 2015, 2014, 2013, 2012 and 2011. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category since the allowance for loan losses is a valuation reserve applicable to the entire loan portfolio.

TABLE 15: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

December 31,	2015		2014		2013		2012		2011
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Allowance for loan losses:
Commercial	$12,120	67.30%	$19,173	82.48	$27,828	78.31%	$33,197	72.37%	$34,227	82.14%
Residential real estate	3,029	16.82	2,012	8.66	2,898	8.15	3,333	7.27	903	2.17
Home equity(1)	2,849	15.82	1,688	7.26	3,375	9.50	2,734	5.96	2,566	6.16
Other	10	0.06	373	1.60	1,436	4.04	6,609	14.41	3,971	9.53
Total allowance for loan losses	$18,008	100.00%	$23,246	100.00%	$35,537	100.00%	$45,873	100.00%	$41,667	100.00%

(1)	Amount includes both home equity term loans and lines of credit.

See Note 6 of the Notes to Consolidated Financial Statements for additional information on the allowance for loan losses.

Investment Securities. Investment securities available-for-sale and held-to-maturity decreased $111.9 million, or 28.3%, from $395.0 million at December 31, 2014 to $283.1 million at December 31, 2015. This decrease was primarily the result of principal pay downs as well as sales. The Company sold all of its state and municipal securities in order to reduce the operational complexities associated with the monitoring of those investments. For the years ended December 31, 2015, 2014 and 2013, the Company’s investment impairment review did not identify any credit related losses. The estimated average life of the investment portfolio at December 31, 2015 was 4.6 years with an estimated modified duration of 2.7 years. The reinvestment strategy for 2016 is expected to increase the portfolio size as the Company continues to redeploy its excess cash and maintain the average life and duration at approximately the same levels as December 31, 2015.

The Company’s investment policy is established by senior management and approved by the Board of Directors. It is based on asset and liability management goals, and is designed to provide a portfolio of high quality investments that optimizes interest income within acceptable limits of risk and liquidity.

Table 16 provides the estimated fair value and amortized cost of the Company’s portfolio of investment securities at December 31, 2015, 2014 and 2013. For all debt securities classified as available for sale, the carrying value is the estimated fair value.

TABLE 16: SUMMARY OF INVESTMENT SECURITIES

December 31,	2015			2014			2013
	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value
Available for sale:
U.S. Treasury securities	$2,494	$(10)	$2,484	$2,499	$4	$2,503	$2,496	$4	$2,500
U.S. Government agency securities	4,976	(74)	4,902	4,973	(187)	4,786	4,969	(562)	4,407
U.S. Government agency mortgage-backed securities	205,586	(74)	205,512	263,215	1,941	265,156	325,316	(7,252)	318,064
Other mortgage-backed securities	183	(1)	182	265	—	265	277	16	293
State and municipal securities	—	—	—	28,981	1,941	30,922	29,240	1,213	30,453
Trust preferred securities	12,018	(1,844)	10,174	12,014	(2,604)	9,410	12,626	(4,659)	7,967
Collateralized loan obligations	59,956	(960)	58,996	69,931	(1,328)	68,603	73,915	(686)	73,229
Other securities	625	—	625	12,855	—	12,855	3,184	—	3,184
Total available for sale investment securities	$285,838	$(2,963)	$282,875	$394,733	$(233)	$394,500	$452,023	$(11,926)	$440,097
Held to maturity:
U.S. Government agency mortgage-backed securities	$—	$—	$—	$239	$12	$251	$431	$11	$442
Other securities	250	—	250	250	—	250	250	—	250
Total held to maturity investment securities	$250	$—	$250	$489	$12	$501	$681	$11	$692

Table 17 provides the gross unrealized losses and fair value at December 31, 2015, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

TABLE 17: ANALYSIS OF GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total
December 31, 2015	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Treasury securities	$2,484	$(10)	$—	$—	$2,484	$(10)
U.S. Government agency mortgage-backed securities	56,753	(254)	27,028	(901)	83,781	(1,155)
U.S. Government agency securities	—	—	4,902	(74)	4,902	(74)
Other mortgage-backed securities	182	(1)	—	—	182	(1)
Trust preferred securities	—	—	10,175	(1,844)	10,175	(1,844)
Collateralized loan obligations	12,864	(135)	46,133	(824)	58,997	(959)
Total	$72,283	$(400)	$88,238	$(3,643)	$160,521	$(4,043)

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

For the year ended December 31, 2015, the Company reviewed its unrealized losses on securities to determine whether such losses were considered to be OTTI. As previously discussed, this review indicated no such unrealized losses were due to deterioration in credit of the underlying securities.

U.S. Treasury Securities. At December 31, 2015, the gross unrealized loss in the category of less than 12 months of $10 thousand consisted of one U.S. Treasury security with an estimated fair value of $2.5 million issued and guaranteed by the U.S. Treasury. The Company monitors certain factors such as market rates and possible credit deterioration to determine if an OTTI exists. As of December 31, 2015, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

U.S. Government Agency Securities. At December 31, 2015, the gross unrealized loss in the category of 12 months or longer of $74 thousand consisted of one agency security with an estimated fair value of $4.9 million issued and guaranteed by a U.S. Government sponsored agency. The Company monitors certain factors such as market rates and possible credit deterioration to determine if an OTTI exists. As of December 31, 2015, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

U.S. Government Agency Mortgage-Backed Securities. At December 31, 2015, the gross unrealized loss in the category of less than 12 months of $254 thousand consisted of eighteen mortgage-backed securities with an estimated fair value of $56.8 million issued and guaranteed by a U.S. Government sponsored agency. The gross unrealized loss in the category of 12 months or longer of $901 thousand consisted of six mortgage-backed securities with an estimated fair value of $27.0 million, issued and guaranteed by a U.S. Government sponsored agency. The Company monitors key credit metrics such as market rates and possible credit deterioration to determine if an OTTI exists. As of December 31, 2015, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Collateralized Loan Obligations. At December 31, 2015, the gross unrealized loss in the category of 12 months or longer of $824 thousand consisted of four AAA and four AA rated collateralized loan obligation securities with an estimated fair value of $46.1 million. The gross unrealized loss in the category of less than 12 months of $135 thousand consisted of one AAA rated collateralized loan obligation security with an estimated fair value of $12.9 million. The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists. As of December 31, 2015, management concluded that an OTTI did not exist on any aforementioned securities based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Trust Preferred Securities. At December 31, 2015, the gross unrealized loss in the category of 12 months or longer of $1.8 million consisted of two trust preferred securities. The trust preferred securities are comprised of one non-rated single issuer security with an amortized cost of $3.2 million and estimated fair value of $3.1 million and one investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $7.1 million at December 31, 2015.

For the pooled security, the Company monitors each issuer in the collateral pool with respect to financial performance using data from the issuer’s most recent regulatory reports as well as information on issuer deferrals and defaults. Also, the security structure is monitored with respect to collateral coverage and current levels of subordination. Expected future cash flows are projected assuming additional defaults and deferrals based on the performance of the collateral pool. The investment grade pooled security is in a senior position in the capital structure. The security had a 3.3 times principal coverage. As of the most recent reporting date, interest has been paid in accordance with the terms of the security. The Company reviews projected cash flow analysis for adverse changes in the present value of projected future cash flows that may result in an other-than-temporary credit impairment to be recognized through earnings. The most recent valuations assumed no recovery on any defaulted collateral, no recovery on any deferring collateral and an additional 3.6% of defaults or deferrals every three years with no recovery rate. As of December 31, 2015, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

The financial performance of the non-rated single issuer trust preferred security is monitored on a quarterly basis using data from the issuer’s most recent regulatory reports to assess the probability of cash flow impairment. Expected future cash flows are projected by incorporating the contractual cash flow of the security adjusted, if necessary, for potential changes in the amount or timing of cash flows due to the underlying creditworthiness of the issuer and covenants in the security. As of December 31, 2015, management concluded that an OTTI did not exist on this security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

In August 2009, the issuer of the non-rated single issuer trust preferred security elected to defer its normal quarterly dividend payment. As contractually permitted, the issuer may defer dividend payments up to five years with accumulated dividends, and interest on those deferred dividends, payable upon the resumption of its scheduled dividend payments. The issuer is currently operating under an agreement with its regulators. The agreement stipulates that the issuer must receive permission from its regulators prior to resuming its scheduled dividend payments. In September 2014, the deferred dividends of $590 thousand were paid by the issuer. As this security was still deemed to be in non-performing status, this payment and a quarterly dividend payment of $25 thousand in December 2014 were recorded as a reduction of outstanding principal for this security.  As this security was deemed to be in non-performing status during 2014, these 2014 payments were recorded as a reduction of outstanding principal for this security. Due to sustained performance, this security was upgraded to performing status in the first quarter of 2015. In March 2015, the Company received another dividend payment of $25 thousand, which was recognized as interest income. Subsequent quarterly dividend payments were received as scheduled and recognized as interest income in 2015.

During the year ended December 31, 2015, the Company did not record an OTTI credit-related charge related to this single issuer trust preferred security. Based on the Company’s most recent evaluation, the Company does not expect the issuer to default on the security based primarily on the issuer’s subsidiary bank reporting that it meets the minimum regulatory requirements to be considered a “well capitalized” institution. The Company recognizes the difficult economic environment and some weakened performance measures, while recently improving, increases the probability that a full recovery of principal may not be realized. The cumulative OTTI on this security as of December 31, 2015 was $1.2 million. Based upon the current capital position of the issuer, recent improvements in the financial performance of the issuer and the fact that the book value of the security approximates fair value, the Company concluded that an additional impairment charge was not warranted at December 31, 2015.

Expected maturities of individual securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Table 18 provides an estimated maturity summary with the carrying values and weighted average yields on the Company’s portfolio of investment securities at December 31, 2015. The investment securities are presented in the table based on current prepayment assumptions. Yields on tax-exempt obligations have been calculated on a tax-equivalent basis.

TABLE 18: MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

	1 Year or Less		1 to 5 Years		5 to 10 Years		More than 10 Years		Total
December 31, 2015	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
Available for sale:
U.S. Treasury securities	$—	—%	$2,484	0.77%	$—	—%	$—	—%	$2,484	0.77%
U.S. Government agency securities	—	—	—	—	4,902	2.08	—	—	4,902	2.08
U.S. Government agency mortgage-backed securities	—	—	2,648	1.96	29,378	1.97	173,485	2.21	205,511	2.17
Other mortgage-backed securities	—	—	—	—	—	—	182	3.09	182	3.09
State and municipal securities	—	—	—	—	—	—	—	—	—	—
Trust preferred securities	—	—	—	—	—	—	10,175	1.31	10,175	1.31
Collateralized loan obligations	—	—	—	—	32,806	1.92	26,190	2.01	58,996	1.96
Other securities	625	2.95	—	—	—	—	—	—	625	2.95
Total available for sale investment securities	$625	2.95%	$5,132	1.38%	$67,086	1.95%	$210,032	2.14%	$282,875	2.08%
Held to maturity:
U.S. Government agency mortgage-backed securities	$—	—	$—	—	$—	—	$—	—	$—	—
Other mortgage-backed securities	—	—	250	0.58	—	—	—	—	250	0.58
Total held to maturity investment securities	$—	—%	$250	0.58%	$—	—%	$—	—%	$250	0.58%

See Note 4 of the Notes to Consolidated Financial Statements for additional information on investment securities.

Restricted Equity Investments. During 2015, restricted equity investments increased by $772 thousand to $15.7 million at December 31, 2015 from $15.0 million at December 31, 2014. The Company, through the Bank, is a member of the Federal Reserve Bank, FHLBNY and Atlantic Central Bankers Bank, and is required to maintain an investment in the capital stock of each. The FRB, FHLBNY and the Atlantic Central Bankers Bank stock are restricted in that they can only be redeemed by the issuer at par value. These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investment in accordance with FASB ASC 942, Financial Services - Depository and Lending. As of December 31, 2015, management does not believe that an OTTI of these holdings exists and expects to recover the entire cost of these securities.

Bank Owned Life Insurance. During 2015, bank owned life insurance (“BOLI”) increased $2.0 million to $81.2 million at December 31, 2015. Of the $81.2 million BOLI cash surrender value, the Company had $27.8 million invested in a general account and $53.4 million in a separate account at December 31, 2015. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying investments may have an impact on investment income; however, these fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. While generally protected by the stable value wrap, significant declines in fair value may result in charges in future periods for values outside the wrap coverage.

Cash and Cash Equivalents. Cash and cash equivalents decreased $344.1 million to $204.3 million at December 31, 2015 from $548.4 million at December 31, 2014. This increase is primarily due to a reduction in deposits resulting from the sale of the Hammonton branch location in 2015 as well as the planned run-off of deposit balances, specifically government accounts.  The Company plans to continue to strategically redeploy its excess cash in 2016.

Goodwill. The goodwill balance was $38.2 million at December 31, 2015 and 2014. See the Critical Accounting Policies, Judgments and Estimates section for additional detail.

Deferred Taxes, net. Deferred taxes, net, was a liability of $1.5 million at December 31, 2015 and 2014.  The Company maintains a valuation allowance of $128.8 million against the remaining portion of the gross deferred tax asset at December 31, 2015 as the Company is a three-year cumulative loss company and it is more likely than not that the full deferred tax asset will not be realized.

Deposits. Deposits at December 31, 2015 totaled $1.74 billion, a decrease of $347.7 million, or 16.6%, from December 31, 2014. This decrease was due to a planned reduction in government deposits as well as the completion of the sale of seven of its branch locations to Sturdy Savings Bank on March 6, 2015 and the sale of the Hammonton branch location on August 28, 2015. Core deposits, which exclude all certificates of deposit, decreased $227.9 million to $1.41 billion, or 80.6% of total deposits, at December 31, 2015 as compared to $1.63 billion, or 78.1% of total deposits, at December 31, 2014. At December 31, 2015, the Company had 37 locations primarily throughout New Jersey, including 31 branch offices. In addition, nine branch locations were consolidated in 2015.

Table 19 provides a summary of deposits at December 31, 2015, 2014 and 2013.

TABLE 19: SUMMARY OF DEPOSITS

December 31,	2015	2014	2013
Demand deposits	$1,186,348	$1,409,978	$1,740,298
Savings deposits	221,620	224,017	266,573
Time deposits under $100,000	183,168	231,111	300,315
Time deposits $100,000 or more	111,633	150,977	206,455
Brokered time deposits	43,333	75,821	107,930
Total	$1,746,102	$2,091,904	$2,621,571

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

Table 20 provides the distribution of total deposits between core and non-core at December 31, 2015, 2014 and 2013.

TABLE 20: DISTRIBUTION OF DEPOSITS

December 31,	2015		2014		2013
	Amount	%	Amount	%	Amount	%
Core deposits (1)	1,407,968	80.63%	$1,633,995	78.11%	$2,006,871	76.55%
Non-core deposits	338,134	19.39	457,909	21.89	614,700	23.45
Total deposits	$1,746,102	100.0%	$2,091,904	100.0%	$2,621,571	100.0%

(1)	Core deposits are calculated by excluding time deposits and brokered deposits from total deposits.

Table 21 provides a summary of certificates of deposit of $100,000 or more by remaining maturity at December 31, 2015.

TABLE 21: CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

December 31, 2015	Amount
Three months or less	$25,148
Over three through six months	25,274
Over six through twelve months	22,947
Over twelve months	38,264
Total	$111,633

See Note 11 of the Notes to Consolidated Financial Statements for additional information on deposits.

Borrowings. Borrowed funds increased $23.7 million to $85.6 million at December 31, 2015, from $61.9 million at December 31, 2014.

Table 22 provides the maximum month end amount of borrowings by type during the years ended December 31, 2015 and 2014.

TABLE 22: SUMMARY OF MAXIMUM MONTH END BORROWINGS

Years Ended December 31,	2015	2014
FHLBNY advances	$85,607	$60,943
FHLBNY repurchase agreements	—	—
FHLBNY overnight line of credit	—	—
Repurchase agreements with customers	—	1,156

Table 23 provides information regarding FHLBNY advances and FHLBNY repurchase agreements, interest rates, approximate weighted average amounts outstanding and their approximate weighted average rates at or for the years ended December 31, 2015, 2014 and 2013.

TABLE 23: SUMMARY OF FHLBNY BORROWINGS

At or for the Years Ended December 31,	2015	2014	2013
FHLBNY term amortizing advances outstanding at year end	$607	$787	$956
Weighted average interest rate at year end	5.87%	5.87%	5.87%
Approximate average amount outstanding during the year	$690	$865	$1,047
Approximate weighted average rate during the year	5.87%	5.87%	5.87%
FHLBNY term non-amortizing advances outstanding at year end	$85,000	$60,000	$60,000
Weighted average interest rate at year end	2.00%	2.02%	2.02%
Approximate average amount outstanding during the year	$78,014	$60,000	$60,000
Approximate weighted average rate during the year	2.00%	2.02%	2.02%

Table 24 provides information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2015, 2014 and 2013.

TABLE 24: SUMMARY OF SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE WITH CUSTOMERS

At or for the Years Ended December 31,	2015	2014	2013
Balance at year end	$—	$1,156	$478
Weighted average interest rate at year end	—	0.13%	2.12%
Approximate average amount outstanding during the year	$50	$759	$1,469
Approximate weighted average rate during the year	—	0.09%	0.14%

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

Junior Subordinated Debentures Held by Trusts that Issued Capital Debt. Table 25 provides a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debenture issued by the Company to each Issuer Trust as of December 31, 2015.

TABLE 25: SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2015	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	3-mo LIBOR plus 1.35%	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012
		$90,000		$92,786

Each of the capital securities is eligible for redemption. As a result of the current interest environment, the Company has elected not to call these securities; however, the Company maintains the right to call these securities in the future on the respective payment anniversary dates.

The Company maintains sufficient cash to fund annual junior subordinated debenture interest obligations of approximately $2.2 million. Cash balances at the Company totaled $29.2 million at December 31, 2015. Should a dividend from the Bank be necessary to fund the junior subordinated debenture interest obligations of the holding company, prior approval by the OCC would be required. Per the OCC Agreement, a dividend could only be declared if it was in accordance with the approved capital plan, the Bank remained in compliance with the capital plan following the payment of the dividend and the dividend was approved by the OCC; this requirement was subsequently eliminated upon the termination of the OCC Agreement on January 21, 2016. In addition, the Company is required to seek the prior approval of the Federal Reserve Bank before paying interest, principal or other sums on trust preferred securities or any related subordinated debentures, declaring or paying cash dividends or receiving dividends from the Bank, repurchasing outstanding stock or incurring indebtedness. The Company believes it is capable of funding its junior subordinated debenture interest obligations through available cash balances maintained at the bank holding company for the period of time necessary until earnings are expected to support a dividend from the Bank. See Note 21 of the Notes to Consolidated Financial Statements for additional information on dividend limitations.

Other Liabilities. Other liabilities totaled $21.6 million at December 31, 2015 and $31.4 million at December 31, 2014. Derivative liabilities are the primary component of other liabilities. See Note 18 of the Notes to Consolidated Financial Statements for additional information on derivative instruments.

FORWARD-LOOKING STATEMENTS

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the company’s filings with the securities and exchange commission, in its reports to shareholders and in other communications by the Company, which are made in good faith by the company pursuant to the “safe harbor” provisions of the private securities litigation reform act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.” These forward-looking statements may include, among other things:

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

•	the effects of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the FRB;
•	inflation, interest rate, market and monetary fluctuations;
•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;
•	the effect of and our compliance with Federal Reserve Bank requirements;
•

the results of examinations of us by the Federal Reserve Bank and of the Bank by the OCC, including the possibility that the OCC may, among other things, require the Bank to increase its allowance for loan losses or to write-down assets;

•	changes in business strategy or an inability to execute strategy due to the occurrence of unanticipated events;
•	our ability to attract deposits and other sources of liquidity;
•	our ability to increase market share and control operating costs and expenses;
•	our ability to manage delinquency rates;
•	our ability to retain key members of our senior management team;
•	the costs of litigation, including settlements and judgments;
•	the increased competitive pressures among financial services companies;
•

the timely development of and acceptance of new products and services and the perceived overall value of these products and services by businesses and consumers, including the features, pricing and quality compared to our competitors’ products and services;

•	technological changes;

•	acquisitions;
•	changes in the financial performance and/or condition of the Bank’s borrowers;
•	changes in consumer and business spending, borrowing and saving habits and demand for financial services in our market area;
•	adverse changes in securities markets;
•	the inability of key third-party providers to perform their obligations to us;
•	changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies and the Financial Accounting Standards Board;
•	the potential impact on the Company’s operations and customers resulting from natural or man-made disasters, war, terrorist activities or cyber-attacks;
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

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Years Ended December 31,	2015	2014	2013
Total assets	$2,210,584	$2,715,348	$3,087,553
Less: Intangible assets	—	—	805
Less: Goodwill	38,188	38,188	38,188
Tangible assets	$2,172,396	$2,677,160	$3,048,560
Total stockholders’ equity	$256,388	$245,323	$245,337
Less: Intangible assets	—	—	805
Less Goodwill	38,188	38,188	38,188
Tangible equity	$218,200	$207,135	$206,344
Tangible equity to tangible assets ratio	10.0%	7.7%	6.8%

Core Deposits:

Core deposits are calculated by excluding time deposits and brokered deposits from total deposits.

The following table provides a reconciliation of core deposits to GAAP total deposits:

Years Ended December 31,	2015	2014
Total deposits	$1,746,102	$2,091,904
Less: Time deposits	294,801	382,088
Less: Brokered deposits	43,333	75,821
Core deposits	$1,407,968	$1,633,995

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

Management, including the Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment was also conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment of the Company’s internal control over financial reporting also included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. Based on our evaluation under the framework in Internal Control - Integrated Framework, we concluded that the Company’s internal control over financial reporting was effective as of December 31, 2015.

Deloitte & Touche LLP, an independent registered public accounting firm, has audited the consolidated financial statements included in this Annual Report and has issued a report on the effectiveness of our internal control over financial reporting. Their reports follow this statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sun Bancorp, Inc.

Mount Laurel, New Jersey

We have audited the internal control over financial reporting of Sun Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, and RI-A. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2015 of the Company and our report dated March 14, 2016 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 14, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sun Bancorp, Inc.

Mount Laurel, New Jersey

We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2016 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 14, 2016

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except par value amounts)

December 31,	2015	2014
ASSETS
Cash and due from banks	$21,836	$42,548
Interest-earning bank balances	182,479	505,885
Cash and cash equivalents	204,315	548,433
Restricted cash	5,000	13,000
Investment securities available for sale (amortized cost of $285,838 and $394,733 at December 31, 2015 and 2014, respectively)	282,875	394,500
Investment securities held to maturity (estimated fair value of $250 and $501 at December 31, 2015 and 2014, respectively)	250	489
Loans receivable (net of allowance for loan losses of $18,008 and $23,246 at December 31, 2015 and 2014, respectively)	1,530,501	1,486,898
Loans held-for-sale, at lower of cost or market	—	4,083
Restricted equity investments, at cost	15,733	14,961
Branch assets held-for-sale	—	69,064
Bank properties and equipment, net	31,596	40,155
Real estate owned, net	281	522
Accrued interest receivable	4,657	5,397
Goodwill	38,188	38,188
Bank owned life insurance (BOLI)	81,175	79,132
Other assets	16,013	20,526
Total assets	$2,210,584	$2,715,348
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$1,746,102	$2,091,904
Branch deposits held-for-sale	—	183,395
Securities sold under agreements to repurchase - customers	—	1,156
Advances from the Federal Home Loan Bank of New York (FHLBNY)	85,607	60,787
Obligation under capital lease	6,698	7,035
Junior subordinated debentures	92,786	92,786
Deferred taxes, net	1,524	1,514
Other liabilities	21,479	31,448
Total liabilities	1,954,196	2,470,025
Commitments and contingencies (see Note 17)
SHAREHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $5 par value, 40,000,000 shares authorized; 18,910,829 shares issued and 18,693,091 shares outstanding at December 31, 2015; 18,900,877 shares issued and 18,615,950 shares outstanding at December 31, 2014	94,554	94,504
Additional paid-in capital	510,659	514,075
Retained deficit	(337,542)	(347,762)
Accumulated other comprehensive loss	(1,752)	(138)
Deferred compensation plan trust	(1,122)	(599)
Treasury stock at cost, 217,738 shares at December 31, 2015; and 284,927 at December 31, 2014	(8,409)	(14,757)
Total shareholders’ equity	256,388	245,323
Total liabilities and shareholders’ equity	$2,210,584	$2,715,348

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

Years Ended December 31,	2015	2014	2013
INTEREST INCOME
Interest and fees on loans	$61,271	$79,427	$96,172
Interest on taxable investment securities	7,268	8,715	6,668
Interest on non-taxable investment securities	851	1,232	1,338
Dividends on restricted equity investments	818	838	904
Total interest income	70,208	90,212	105,082
INTEREST EXPENSE
Interest on deposits	5,337	8,358	11,349
Interest on funds borrowed	2,073	1,753	1,776
Interest on junior subordinated debentures	2,200	2,150	2,188
Total interest expense	9,610	12,261	15,313
Net interest income	60,598	77,951	89,769
(REVERSAL OF) PROVISION FOR LOAN LOSSES	(3,280)	14,803	1,147
Net interest income after (reversal of) provision for loan losses	63,878	63,148	88,622
NON-INTEREST INCOME
Service charges on deposit accounts	6,988	9,782	10,070
Interchange fees	2,115	2,357	2,420
Gain on sale of bank branches	10,553	—	—
Net gain (loss) on sale of loans	1,444	(327)	—
Net gain on sales and calls of investment securities	1,468	50	3,489
Investment products income	2,025	2,447	2,684
BOLI income	2,043	1,896	1,882
Other income	989	1,558	11,136
Total non-interest income	27,625	17,763	31,681
NON-INTEREST EXPENSE
Salaries and employee benefits	37,013	51,814	60,733
Occupancy expense	12,811	16,230	13,519
Equipment expense	8,417	7,287	7,497
Data processing expense	5,018	4,979	4,244
Professional fees	3,230	6,487	18,246
Insurance expense	4,528	5,567	5,966
Advertising expense	1,520	2,062	2,830
Problem loan expense	1,259	2,039	3,407
Other expense	6,290	12,937	13,507
Total non-interest expense	80,086	109,402	129,949
INCOME (LOSS) BEFORE INCOME TAXES	11,417	(28,491)	(9,646)
INCOME TAX EXPENSE	1,197	1,317	297
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$10,220	$(29,808)	$(9,943)
Basic earnings (loss) per common share(1)	$0.55	$(1.67)	$(0.58)
Diluted earnings (loss) per common share(1)	$0.55	$(1.67)	$(0.58)
Weighted average common shares – basic(1)	18,648,339	17,830,018	17,283,162
Weighted average common shares – diluted(1)	18,710,159	17,830,018	17,283,162

See Notes to Consolidated Financial Statements.

(1)	The 2013 period was retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands)

	For the Year Ended December 31,
	2015	2014	2013
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$10,220	$(29,808)	$(9,943)
Other Comprehensive Income (Loss), net of tax (See Note 2)
Unrealized (loss) gain on securities:
Unrealized holding (loss) gain arising during period	(746)	6,947	(7,170)
Reclassification adjustment for gains included in net income	(868)	(30)	(2,071)
Other comprehensive (loss) income	(1,614)	6,917	(9,241)
COMPREHENSIVE INCOME (LOSS)	$8,606	$(22,891)	$(19,184)

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Deferred Compensation Plan Trust	Treasury Stock	Total
BALANCE, JANUARY 1, 2013	$—	$88,301	$506,537	$(308,011)	$2,186	$(256)	$(26,162)	$262,595
Net loss	—	—	—	(9,943)	—	—	—	(9,943)
Other comprehensive loss	—	—	—	—	(9,241)	—	—	(9,241)
Issuance of common stock	—	365	(386)	—	—	(266)	1,600	1,313
Stock-based compensation	—	45	568	—	—	—	—	613
BALANCE, DECEMBER 31, 2013	$—	$88,711	$506,719	$(317,954)	$(7,055)	$(522)	$(24,562)	$245,337
Net loss	—	—	—	(29,808)	—	—	—	(29,808)
Other comprehensive income	—	—	—	—	6,917	—	-	6,917
Exercise of stock options	—	—	(75)	—	—	—	91	16
Capital raise	—	5,666	14,334	—	—	—	—	20,000
Issuance of common stock	—	127	(6,130)	—	—	(77)	8,071	1,991
Stock-based compensation	—	—	(773)	—	—	—	1,643	870
BALANCE, DECEMBER 31, 2014	$—	$94,504	$514,075	$(347,762)	$(138)	$(599)	$(14,757)	$245,323
Net income	—	—	—	10,220	—	—	—	10,220
Other comprehensive loss	—	—	—	—	(1,614)	—	—	(1,614)
Exercise of stock options	—	—	(53)	—	—	—	68	15
Issuance of common stock	—	50	(5,058)	—	—	(523)	5,993	462
Stock-based compensation	—	—	1,695	—	—	—	287	1,982
BALANCE, DECEMBER 31, 2015	$—	$94,554	$510,659	$(337,542)	$(1,752)	$(1,122)	$(8,409)	$256,388

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

Years Ended December 31,	2015	2014	2013
OPERATING ACTIVITIES
Net income (loss)	$10,220	$(29,808)	$(9,943)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
(Recovery of) provision for loan losses	(3,280)	14,803	1,147
Increase (decrease) in off-balance sheet reserves	701	149	(159)
Depreciation, amortization and accretion	7,599	7,142	10,119
Impairment of bank properties and equipment and real estate owned	2,666	1,059	204
Net gain on sales and calls of investment securities	(1,468)	(50)	(3,489)
(Gain) loss on other real estate owned	(43)	541	1,242
Decrease in fair value of interest rate lock commitments	—	119	728
Gain on sale of mortgage loans	—	(1,844)	(12,110)
Gain on sale of jumbo residential mortgage loans, net	—	(134)	(1,968)
Gain on sale of consumer loans	(1,444)	(459)	—
Gain on sale of branches	(10,553)	—	—
Mark-to-market on loans held-for-sale	—	1,098	1,752
Increase in cash surrender value of BOLI	(2,043)	(1,896)	(1,882)
Deferred income taxes	1,124	1,313	297
Stock-based compensation	1,982	871	613
Shares contributed to employee benefit plans	—	2,141	1,580
Derivative credit valuation adjustment	(87)	(138)	205
Mortgage loans originated for sale	—	(77,752)	(472,027)
Proceeds from the sale of mortgage loans	—	93,340	568,128
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable	740	1,715	942
Other assets	(4,185)	986	4,423
Other liabilities	(3,535)	844	(4,769)
Net cash (used in) provided by operating activities	(1,606)	14,040	85,033
INVESTING ACTIVITIES
Purchases of investment securities available for sale	(13,757)	(33,630)	(303,330)
Net (purchase) redemption of restricted equity securities	(772)	2,058	867
Proceeds from maturities, prepayments or calls of investment securities available for sale	66,288	62,194	95,542
Proceeds from maturities, prepayments or calls of investment securities held to maturity	37	189	228
Proceeds from sale of investment securities	57,798	28,276	197,018
Proceeds from the sale of commercial loans	432	57,147	20,771
Proceeds from the sale of jumbo residential mortgage loans	—	59,482	144,199
Proceeds from the sale of consumer loans	10,317	15,682	—
Proceeds from the sale of repossessed assets	—	138	280
Proceeds from the sale of branch	11,578	—	—
Proceeds from the sale of branch loans	63,756	—	—
Net (increase) decrease in loans	(45,208)	405,617	(27,430)
Purchases of bank properties and equipment	(1,012)	(2,116)	(4,159)
Proceeds from the sale of bank properties and equipment	4,387	—	—
Restricted cash transferred to cash and cash equivalents	8,000	13,000	—
Cash transferred to held-for-sale	—	(1,064)	—
Return of surrender value of BOLI	—	—	1,504
Proceeds from sale of real estate owned	1,050	1,554	7,503
Net cash provided by investing activities	162,894	608,527	132,993
FINANCING ACTIVITIES
Net decrease in deposits	(345,658)	(362,125)	(91,653)
Cash paid in sale of deposits	(183,690)	—	—
Net (repayments) borrowings of securities sold under agreements to repurchase - customer	(1,156)	678	(1,490)
Repayments of short-term advances from FHLBNY	—	(169)	(459)
Borrowings of long-term advances from FHLBNY	24,820	—	—
Repayment of obligation under capital lease	(337)	(296)	(278)
Proceeds from issuance of common stock	600	20,000	—
Proceeds from exercise of stock options	15	16	—
Net cash used in financing activities	(505,406)	(341,896)	(93,880)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(344,118)	280,671	124,146
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	548,433	267,762	143,616
CASH AND CASH EQUIVALENTS, END OF YEAR	$204,315	$548,433	$267,762
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$9,744	$12,633	$15,619
Income taxes paid	—	—	—
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Transfer of loans and bank properties to real estate owned	$908	$945	$3,851
Transfer of loans from held-for-sale to held-for-investment	—	—	413

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts presented in the tables, except share and per share amounts, are in thousands)

1. NATURE OF OPERATIONS

Sun Bancorp, Inc. (the “Company”) is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company is the parent company of Sun National Bank (the “Bank”), a national bank and the Company’s principal wholly owned subsidiary. The Bank’s wholly owned subsidiaries are Prosperis Financial Solutions, LLC, 2020 Properties, L.L.C. and 4040 Properties, L.L.C.

The Company’s principal business is to serve as a holding company for the Bank. The Bank is in the business of attracting customer deposits through its Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate, small business non-real estate loans, as well as mortgage-backed and investment securities. The principal business of Prosperis Financial Solutions, LLC is to offer mutual funds, securities brokerage, annuities and investment advisory services through the Bank’s Community Banking Centers. The principal business of 2020 Properties, L.L.C. and 4040 Properties, L.L.C. is to acquire and thereafter liquidate certain real estate and other assets in satisfaction of debts previously contracted by the Bank. The Company’s five capital trusts, Sun Capital Trust V, Sun Capital Trust VI, Sun Capital Trust VII, Sun Statutory Trust VII and Sun Capital Trust VIII, collectively, the “Issuing Trusts,” are presented on a deconsolidated basis. The Issuing Trusts, consisting of four Delaware business trusts and one Connecticut business trust, hold junior subordinated debentures issued by the Company.

Through the Bank, the Company provides commercial and consumer banking services. As of December 31, 2015, the Company had 37 locations primarily throughout New Jersey including 31 branch offices. The Company also has headquarters, back office and loan production locations, including one loan production office located in each of New York and Pennsylvania.

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

The Company declared a 1-for-5 reverse stock split effective August 11, 2014 for shareholders of record as of August 8, 2014. The 2013 period has been revised to reflect the impact of this transaction.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices in the banking industry. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. The significant estimates include the allowance for loan losses, other-than-temporary impairment (“OTTI”) on investment securities, goodwill, income taxes, stock-based compensation, and the fair value of financial instruments. Actual results may differ from these estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications. Certain reclassifications have been made to prior periods in the consolidated statements of operations to conform to current reporting. On the consolidated statements of operations, commission expense, which was previously reported in a separate line item, has been included within the combined financial statement caption of salaries and employee benefits. In addition, several items associated with retail service fees which were previously included within other income have been combined with the previous financial statement caption of service charges on deposit accounts into a new financial statement caption of deposit service charges and fees. Interchange fees were reclassified from other income into a new financial statement caption. In addition, certain other financial statement captions were reclassified into other income and other expense due to the immaterial nature of the amounts. There was no impact from these reclassifications on the Company’s results of operations or cash flows for the years ended December 31, 2014 and 2013. The table below reports the impact of these reclassifications to the consolidated statements of operations for the years ended December 31, 2014 and 2013:

Year Ended December 31, 2014	As Reclassified	As Reported
Non-interest income:
Deposit service charges and fees	$9,782	$—
Service charges on deposit accounts	—	8,803
Interchange fees	2,357	—
Mortgage banking revenue, net	—	1,546
Derivative credit valuation adjustment	—	(1,232)
Net gain (loss) on sale of loans	(327)	—
Other	1,558	4,253

Non-interest expense:
Salaries and employee benefits	51,814	49,339
Commission expense	—	2,475
Amortization of intangible assets	—	805
Real estate owned expense, net	—	1,724
Office supplies expense	—	974
Other	12,937	9,434

Year Ended December 31, 2013	As Reclassified	As reported
Non-interest income:
Deposit service charges and fees	$10,070	$—
Service charges on deposit accounts	—	9,056
Interchange fees	2,420	—
Mortgage banking revenue, net	—	11,598
Derivative credit valuation adjustment	—	(1,588)
Other	11,136	4,560

Non-interest expense:
Salaries and employee benefits	60,733	53,037
Commission expense	—	7,696
Amortization of intangible assets	—	2,457
Real estate owned expense, net	—	2,270
Office supplies expense	—	857
Equipment expense	7,497	7,356
Other	13,507	8,064

Basis of Consolidation. The consolidated financial statements include, after all intercompany balances and transactions have been eliminated, the accounts of the Company, its principal wholly owned subsidiary, the Bank, and the Bank’s wholly owned subsidiaries, Prosperis Financial Solutions, LLC, 2020 Properties, L.L.C., and 4040 Properties, L.L.C. In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 810, Consolidation, the Issuing Trusts are deconsolidated. See Note 13 of the Notes to Consolidated Financial Statements for additional information on the Company’s participation in the Issuing Trusts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Investment Securities. The Company’s investment portfolio includes both held-to-maturity and available-for-sale securities. The purchase and sale of the Company’s investment securities are recorded based on trade date accounting. At December 31, 2015 and 2014, the Company had no unsettled transactions. The following provides further information on the Company’s accounting for debt securities:

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

Available-for-Sale - Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability and the yield of alternative investments, are classified as available-for-sale. These assets are carried at their estimated fair value. Fair values are based on quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded, or in some cases where there is limited activity or less transparency around inputs, internally developed discounted cash flow models. Unrealized gains and losses are excluded from earnings and are reported net of tax in accumulated other comprehensive income (loss) on the consolidated statements of financial condition until realized, including those recognized through the non-credit component of an OTTI charge.

In accordance with FASB ASC 325-40, Beneficial Interests in Securitized Financial Assets (FASB ASC 325-40), and FASB ASC 320, Investment - Debt and Equity Securities (FASB ASC 320), the Company evaluates its securities portfolio for OTTI throughout the year. Each investment, which has a fair value less than the book value, is reviewed on a quarterly basis by management. Management considers, at a minimum, whether the following factors exist that, both individually or in combination, could indicate that the decline is other-than-temporary: (a) the Company has the intent to sell the security; (b) it is more likely than not that it will be required to sell the security before recovery; and (c) the Company does not expect to recover the entire amortized cost basis of the security. Among the factors that are considered in determining the Company’s intent is a review of capital adequacy, interest rate risk profile and liquidity at the Company. An impairment charge is recorded against individual securities if the review described above concludes that the decline in value is other-than-temporary. During 2015, 2014 and 2013, it was determined that there were no other-than-temporarily impaired investments. As a result, the Company did not record credit related OTTI charges through earnings during the years ended December 31, 2015, 2014 and 2013.

Loans Held-for-Sale. The Company had $0 and $4.1 million of loans held-for-sale at December 31, 2015 and 2014, respectively. The balance at December 31, 2014 primarily includes consumer loans identified for sale recorded at lower of cost or market.

Deferred Loan Fees. Loan fees on loans held-for-investment, net of certain direct loan origination costs, are deferred and the balance is amortized to income as a yield adjustment over the life of the loan using the interest method.

Allowance for Loan Losses. The allowance for loan losses is determined by management based upon past experience, evaluation of estimated loss and impairment in the loan portfolio, current economic conditions and other pertinent factors. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral less estimated selling costs. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The provision for loan losses is based upon historical loan loss experience, a series of qualitative factors and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans under FASB ASC 310, Receivables (“FASB ASC 310”). Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans that continue to perform. For the commercial loan portfolio, historic loss and recovery experience over a three-year horizon, based on a rolling 28-quarter migration analysis, is taken into account for the quantitative factor component. The Company previously used a 12-quarter commercial loan migration analysis, however during the fourth quarter of 2015, the Company began to use a 28-quarter analysis to better align its allowance model with the Company’s credit cycle. This methodology change was completed in conjunction with the completion of the Company’s comprehensive restructuring plan and resulted in a corresponding reduction in qualitative factor assumptions. For the non-commercial loan quantitative component, the average loss history and recovery experience for a one-year period based on a rolling 12-quarter time period is utilized for the allowance calculation.  A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Impairment losses are included in the provision for loan losses. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historical loss experience and qualitative factors. Included in these qualitative factors are:

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

Commercial loans, including commercial real estate loans, are placed on non-accrual status at the time the loan has been delinquent for 90 days unless the loan is well secured and in the process of collection. Generally, commercial loans, including commercial real estate loans, are charged-off no later than 180 days after becoming delinquent unless the loan is well secured and in the process of collection, or other extenuating circumstances support collection. Residential real estate loans are typically placed on non-accrual status at the time the loan has been delinquent for 90 days. Other consumer loans are typically charged-off at 180 days delinquent. In all cases, loans must be placed on non-accrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

Bank Properties and Equipment. Land is carried at cost. Bank properties and equipment are stated at cost, less accumulated depreciation. Depreciation, which is recorded in equipment expense on the consolidated statements of operations, is computed by the straight-line method based on the estimated useful lives of the assets, generally as follows:

Asset Type	Estimated Useful Life
Buildings	40 years
Leasehold improvements	Lesser of the useful life or the remaining lease term, including renewals, if applicable
Furniture, Fixtures and Equipment	Three to 10 years
Computer Software	Three years

Real Estate Owned. Real estate owned is comprised of property acquired through foreclosure, deed in lieu and bank property that is not in use. Property acquired through foreclosure is carried at the lower of cost or fair value of the property based on an appraisal less estimated disposal costs. Credit losses arising from foreclosure transactions are charged against the allowance for loan losses. Bank properties are carried at the lower of cost or fair value less estimated disposal cost. Costs to maintain real estate owned and any subsequent gains or losses are included in other expense on the Company’s consolidated statements of operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company tests goodwill for impairment annually as of December 31, unless circumstances indicate that a test is required at an earlier date. The Company elected to not apply the qualitative evaluation option permitted under Accounting Standards Update (“ASU”) 2011-8, Intangibles – Goodwill and Other (Topic 35): Testing Goodwill for Impairment issued in September 2011. Therefore, the Company utilizes the two-step goodwill impairment test outlined in FASB ASC 350, Intangibles – Goodwill and Other (“FASB ASC 350”). Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. A reporting unit is an operating segment, or one level below an operating segment, as defined in FASB ASC 280. The Company has one reportable operating segment, “Community Banking,” and there are no components to this operating segment. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired and step two is therefore unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed to measure the amount of the impairment loss, if any. At December 31, 2015, the Company performed its annual goodwill impairment test, and step one of the analysis indicated that the Company’s fair value was greater than its carrying value; therefore, the Company’s goodwill was not impaired at December 31, 2015 and 2014. The carrying amount of goodwill totaled $38.2 million at December 31, 2015 and 2014.

Bank Owned Life Insurance (“BOLI”). The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value, or the amount that can be realized in accordance with FASB ASC 325-30, Investments in Insurance Contracts. At December 31, 2015, the Company had $27.8 million invested in a general account and $53.4 million in a separate account, for a total BOLI cash surrender value of $81.2 million. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying instruments may have an impact on investment income; however, the fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. Income from these policies and changes in the cash surrender value are recorded in BOLI income of the consolidated statements of operations.

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

The Company’s derivative financial instruments are not exchange-traded and therefore are valued utilizing models that use as their basis readily observable market parameters, specifically the LIBOR swap curve.

Accumulated Other Comprehensive Loss. The Company classifies items of accumulated other comprehensive loss by their nature and displays the details of other comprehensive loss in the consolidated statement of comprehensive loss. Amounts categorized as accumulated other comprehensive loss represent net unrealized gains or losses on investment securities available for sale, net of tax and the non-credit portion of any OTTI loss not recorded in earnings. Reclassifications are made to avoid double counting items which are displayed as part of net income (loss) for the period. These reclassifications for the years ended December 31, 2015, 2014 and 2013 are as follows:

DISCLOSURE OF RECLASSIFICATION AMOUNTS, NET OF TAX

Years Ended December 31,	2015			2014			2013
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Unrealized holding (loss) gain on securities available for sale during the year	$(1,262)	$516	$(746)	$11,743	$(4,796)	$6,947	$(12,120)	$4,950	$(7,170)
Reclassification adjustment for net gain included in net income (1)	(1,468)	600	(868)	(50)	20	(30)	(3,500)	1,429	(2,071)
Net unrealized (loss) gain on securities available for sale	$(2,730)	$1,116	$(1,614)	$11,693	$(4,776)	$6,917	$(15,620)	$6,379	$(9,241)

(1)	All pre-tax amounts are included in non-interest income in the consolidated statements of operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Treasury Stock. Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders’ equity. At December 31, 2015 and 2014, the Company held 217,738 and 284,927 shares of treasury stock, respectively.

Stock-Based Compensation. The Company accounts for stock-based compensation issued to employees, and when appropriate, non-employees, in accordance with the fair value recognition provisions of FASB ASC 718, Compensation - Stock Compensation, (“FASB ASC 718”). Under the fair value provisions of FASB ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate vesting period using the straight-line method. However, consistent with FASB ASC 718, the amount of stock-based compensation cost recognized at any date must at least equal the portion of the grant date value of the award that is vested at that date and, as a result, it may be necessary to recognize the expense using a ratable method. Although the provisions of FASB ASC 718 should generally be applied to non-employees, FASB ASC 505-50, Equity-Based Payments to Non-Employees, is used in determining the measurement date of the compensation expense for non-employees.

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

The Company’s stock-based incentive plan authorizes the issuance of shares of common stock pursuant to awards that may be granted in the form of stock options to purchase common stock (“Options”) and awards of shares of common stock (“Stock Awards”). The purpose of the Company’s stock-based incentive plan is to give the Company a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and consultants and to provide the Company and its subsidiaries and affiliates with a compensation plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in Company shareholder value.  Under the Company’s stock-based incentive plan, Options expire ten years after the date of grant, unless terminated earlier under the Option’s terms. For both Options and Stock Awards a committee of non-employee directors has the authority to determine the conditions upon which the Options or Stock Awards granted will vest.

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

Significant weighted average assumptions used to calculate the fair value of the Options for the years ended December 31, 2015, 2014 and 2013 are as follows:

WEIGHTED AVERAGE ASSUMPTIONS USED IN BLACK-SCHOLES OPTION PRICING MODEL

Years Ended December 31,	2015	2014	2013
Fair value of Options granted during the year(1)	$6.16	$8.70	$9.25
Risk-free rate of return	1.35%	1.32%	0.85%
Expected term in months	46	54	59
Expected volatility	40%	54%	62%
Expected dividends(2)	$—	$—	$—

(1)	The 2013 period was retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.
(2)	To date, the Company has not paid cash dividends on its common stock.

At December 31, 2015, the Company had one stock-based employee compensation plan, which is described more fully in Note 14.

Interest Income on Loans. Interest income on loans is credited to operations based upon the principal amount outstanding. Interest accruals are generally discontinued when a loan becomes 90 days past due, or when principal or interest is considered doubtful of collection. When interest accruals are discontinued or unpaid, interest credited to income in the current year is reversed and unpaid interest accrued in the prior year is charged to the allowance for loan losses. Any interest payments received while interest accruals are discontinued are applied to the principal balance of the loan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes. The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“FASB ASC 740”). FASB ASC 740 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated statements of operations. Assessment of uncertain tax positions under FASB ASC 740 requires careful consideration of the technical merits of a position based on management’s analysis of tax regulations and interpretations. Significant judgment is applied when addressing the requirements of FASB ASC 740. At December 31, 2015, the Company had a valuation allowance of $128.8 million against its gross deferred tax asset and a net deferred tax liability of $1.5 million. As the Company remained in a cumulative loss position, a full deferred tax valuation allowance is still appropriate at December 31, 2015. Once the Company is no longer in a cumulative loss position and has sufficient projected future earnings to absorb the deferred tax asset, the existing valuation allowance may be reversed. The Company will continue to regularly assess its performance to determine if a reversal of the valuation allowance is warranted. See Note 19 for additional information on the Company’s application of FASB ASC 740.

Earnings (Loss) Per Common Share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, during the period. Diluted earnings (loss) per share is calculated by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, after consideration of the potential dilutive effect of common stock equivalents, based upon the treasury stock method using an average market price of common shares sold during the period. Dilution is not considered when the Company is in a net loss position.

Recent Accounting Principles. In February 2016, the FASB issued ASU 2016-02: Leases (Topic 842). This ASU is intended to improve financial reporting about leasing transactions and affects all companies and other organizations that lease assets such as real estate, airplanes, and manufacturing equipment. The ASU will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with over twelve month terms. The accounting by organizations that own the assets leased by the lessee will remain largely unchanged from current requirements under GAAP. However, the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. The amendments in this ASU are effective for public business entities for fiscal years and interim periods beginning after December 15, 2018. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In January 2016, the FASB issued ASU 2016-01: Financial Instruments- Overall (Subtopic 825-10).  The amendments in this ASU affect all entities that hold financial assets or owe financial liabilities. The amendments in this ASU make targeted improvements to GAAP as follows: (1) Require certain equity investments to be measured at fair value with changes in fair value recognized in net income; (2) simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (3) eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (4) eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (5) require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (6) require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (7) require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and (8) clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2015, the FASB issued ASU 2015-02: Consolidation – Amendments to the Consolidation Analysis (Topic 225-20).The amendments in this ASU affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: (1) modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities; (2) eliminate the presumption that a general partner should consolidate a limited partnership; (3) affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; and (4) provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The amendments in this ASU are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company does not expect the adoption of this guidance to have an impact on its financial condition or results of operations.

In January 2015, the FASB issued ASU 2015-01: Income Statement – Extraordinary and Unusual Items (Subtopic 225-20). The amendments in this ASU eliminate from GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement – Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. Presently, an event or transaction is presumed to be an ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an extraordinary item. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company does not expect the adoption of this guidance to have an impact on its financial condition or results of operations.

In November 2014, the FASB issued ASU 2014-16: Derivatives and Hedging (Topic 815). The amendments in this ASU affect hybrid financial instruments issued in the form of a share. An entity (an issuer or an investor) should determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of relevant facts and circumstances. That is, an entity should determine the nature of the host contract by considering the economic characteristics and risks of the entire hybrid financial instrument, including the embedded derivative feature that is being evaluated for separate accounting from the host contract. The amendments in this ASU are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company does not expect the adoption of this guidance to have an impact on its financial condition or results of operations.

In August 2014, the FASB issued ASU 2014-15: Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The amendments in this ASU provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company does not expect the adoption of this guidance to have an impact on its financial condition or results of operations.

In June 2014, the FASB issued ASU 2014-12: Stock Compensation – Accounting for Share-Based Payments When the Terms of Award Provide that a Performance Target Could Be Achieved after the Requisite Service Period (Topic 718). The amendments in this ASU apply to all entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments in this ASU require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 and may be applied either prospectively to all awards granted or modified after the effective date, or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. Early adoption is permitted. The Company does not expect the adoption of this guidance to have an impact on its financial condition or results of operations.

3. BRANCH SALES AND CONSOLIDATIONS

On March 6, 2015, the Company sold seven branch offices to Sturdy Savings Bank. In accordance with the sale, the Company sold $153.3 million of deposits, $63.8 million of loans, $4.0 million of fixed assets and $897 thousand of cash.  The transaction resulted in a net cash payment of approximately $71.5 million by the Company to Sturdy Savings Bank.  After transaction costs, the sale resulted in a net gain of $9.2 million in the year ended December 31, 2015 which was recorded in gain on sale of bank branches in the audited condensed consolidated statements of operations.

On August 28, 2015, the Company sold its Hammonton branch location to Cape Bank. In accordance with the sale, the Company sold $32.0 million in deposits, $4.8 million in loans, $354 thousand in fixed assets and $143 thousand of cash.  The transaction resulted in a net cash payment of approximately $25.5 million by the Company to Cape Bank.  After transaction costs, the sale resulted in a net gain of $1.3 million which was recorded in gain on sale of bank branches in the consolidated statements of operations.

During 2015, the Company closed five leased and four owned branch offices. The Company recognized $3.5 million in expenses as a result of these closures. During 2014, the Company closed four leased branch offices.  The Company recognized $293 thousand in expenses as a result of these closures.  During 2013, the Company consolidated three leased branch offices into one existing branch office. The Company recognized $439 thousand in expenses as a result of this consolidation.

4. INVESTMENT SECURITIES

The amortized cost of investment securities and the approximate fair value at December 31, 2015 and 2014 were as follows:

SUMMARY OF INVESTMENT SECURITIES

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2015
Available for sale:
U.S. Treasury securities	$2,494	$-	$(10)	$2,484
U.S. Government agency securities	4,976	—	(74)	4,902
U.S. Government agency mortgage-backed securities	205,586	1,082	(1,156)	205,512
Other mortgage-backed securities	183	—	(1)	182
State and municipal securities	—	—	—	—
Trust preferred securities	12,018	—	(1,844)	10,174
Collateralized loan obligations	59,956	—	(960)	58,996
Other securities	625	—	—	625
Total available for sale	285,838	1,082	(4,045)	282,875
Held to maturity:
U.S. Government agency mortgage-backed securities	—	—	—	—
Other securities	250	—	—	250
Total held to maturity	250	—	—	250
Total investment securities	$286,088	$1,082	$(4,045)	$283,125
December 31, 2014
Available for sale:
U.S. Treasury securities	$2,499	$4	$—	$2,503
U.S. Government agency securities	4,973	—	(187)	4,786
U.S. Government agency mortgage-backed securities	263,215	2,992	(1,051)	265,156
Other mortgage-backed securities	265	—	—	265
State and municipal securities	28,981	1,941	—	30,922
Trust preferred securities	12,014	—	(2,604)	9,410
Collateralized loan obligations	69,931	—	(1,328)	68,603
Other securities	12,855	—	—	12,855
Total available for sale	394,733	4,937	(5,170)	394,500
Held to maturity:
U.S. Government agency mortgage-backed securities	239	12	—	251
Other securities	250	—	—	250
Total held to maturity	489	12	—	501
Total investment securities	$395,222	$4,949	$(5,170)	$395,001

4. INVESTMENT SECURITIES (Continued)

During 2015, the Company had two securities called prior to maturity for $130 thousand of proceeds, resulting in gross realized gains of $2 thousand, 103 available for sale securities were sold prior to maturity for gross proceeds of $42.8 million, which resulted in gross realized gains of $1.3 million and one security matured, generating $2.5 million of gross proceeds. During 2014, the Company sold four securities prior to maturity for proceeds of $18.3 million and a gain of $50 thousand and received proceeds of $10.0 million from the payoff of one security. The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2015 and 2014:

GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
December 31, 2015
U.S. Treasury securities	$2,484	$(10)	$—	$—	$2,484	$(10)
U.S. Government agency securities	—	—	4,902	(74)	4,902	(74)
U.S. Government agency mortgage-backed securities	56,753	(254)	27,028	(902)	83,781	(1,156)
Other mortgage-backed securities	182	(1)	—	—	182	(1)
Trust preferred securities	—	—	10,175	(1,844)	10,175	(1,844)
Collateralized loan obligations	12,864	(135)	46,133	(825)	58,997	(960)
Total	$72,283	$(400)	$88,238	$(3,645)	$160,521	$(4,045)
December 31, 2014
U.S. Government agency securities	$—	$—	$4,786	$(187)	$4,786	$(187)
U.S. Government agency mortgage-backed securities	7,801	(35)	33,453	(1,016)	41,254	(1,051)
Trust preferred securities	—	—	9,410	(2,604)	9,410	(2,604)
Collateralized loan obligations	23,710	(256)	44,894	(1,072)	68,604	(1,328)
Total	$31,511	$(291)	$92,543	$(4,879)	$124,054	$(5,170)

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

FASB ASC 320-10 requires the Company to assess if an OTTI exists by considering whether the Company has the intent to sell the security or it is more likely than not that it will be required to sell the security before recovery. If either of these situations applies, the guidance requires the Company to record an OTTI charge to earnings on debt securities for the difference between the amortized cost basis of the security and the fair value of the security. If neither of these situations applies, the Company is required to assess whether it is expected to recover the entire amortized cost basis of the security. If the Company is not expected to recover the entire amortized cost basis of the security, the guidance requires the Company to bifurcate the identified OTTI into a credit loss component and a component representing loss related to other factors. A discount rate is applied which equals the effective yield of the security. The difference between the present value of the expected flows and the amortized book value is considered a credit loss, which would be recorded through earnings as an OTTI charge. When a market price is not readily available, the market value of the security is determined using the same expected cash flows; the discount rate is a rate the Company determines from the open market and other sources as appropriate for the security. The difference between the market value and the present value of cash flows expected to be collected is recognized in accumulated other comprehensive loss on the consolidated statements of financial condition. Application of this guidance resulted in no OTTI charges during the years ended December 31, 2015 and 2014.

As of December 31, 2015, the Company’s cumulative OTTI balance was $8.2 million. There were no OTTI charges recognized in earnings as a result of credit losses on investments in the years ended December 31, 2015, 2014 and 2013.

4. INVESTMENT SECURITIES (Continued)

U.S. Treasury Securities. At December 31, 2015, the gross unrealized loss in the category of less than 12 months of $10 thousand consisted of one U.S. Treasury security with an estimated fair value of $2.5 million issued and guaranteed by the U.S. Treasury. The Company monitors certain factors such as market rates and possible credit deterioration to determine if an OTTI exists. As of December 31, 2015, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

U.S. Government Agency Securities. At December 31, 2015, the gross unrealized loss in the category of 12 months or longer of $74 thousand consisted of one agency security with an estimated fair value of $4.9 million issued and guaranteed by a U.S. Government sponsored agency. The Company monitors certain factors such as market rates and possible credit deterioration to determine if an OTTI exists. Upon evaluation, Management has determined that interest rate changes and market conditions have driven the unrealized loss in this security. As of December 31, 2015, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

U.S. Government Agency Mortgage-Backed Securities. At December 31, 2015, the gross unrealized loss in the category of less than 12 months of $254 thousand consisted of eighteen mortgage-backed securities with an estimated fair value of $56.8 million issued and guaranteed by a U.S. Government sponsored agency. The gross unrealized loss in the category of 12 months or longer of $902 thousand consisted of six mortgage-backed securities with an estimated fair value of $27.0 million, issued and guaranteed by a U.S. Government sponsored agency. The Company monitors key credit metrics such as market rates and possible credit deterioration to determine if an OTTI exists. Upon evaluation, Management determined that interest rate changes and market conditions have driven the unrealized losses in these securities. As of December 31, 2015, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Collateralized Loan Obligations. At December 31, 2015, the gross unrealized loss in the category of 12 months or longer of $825 thousand consisted of four AAA and four AA rated collateralized loan obligation securities with an estimated fair value of $46.1 million. The gross unrealized loss in the category of less than 12 months of $135 thousand consisted of one AAA rated and two AA and rated collateralized loan obligation securities with an estimated fair value of $12.9 million. The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists. Upon evaluation, Management has determined that interest rate changes and market conditions have driven the unrealized losses in these securities. As of December 31, 2015, management concluded that an OTTI did not exist on any aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

At December 31, 2015 the Company had four collateralized loan obligation securities with an amortized cost of $24.0 million and an estimated fair value of $23.7 million. These securities are subject to the provisions of the Volcker Rule. As a result, the Company will likely be required to divest these investments unless their terms can be modified such that the investments are no longer covered by the Volcker Rule. While there is proposed legislation in Congress regarding a delay to the divestiture requirement for collateralized loan obligations, the outcome of the legislation is unclear at this time. The Company cannot give assurances that the legislation will or will not be enacted. However, based on the Company’s communication with its investment advisors, in the event that the proposed legislation is not enacted, the Company believes these investments can be modified to avoid a required divestiture under the Volcker Rule.

Trust Preferred Securities. At December 31, 2015, the gross unrealized loss in the category of 12 months or longer of $1.8 million consisted of two trust preferred securities. The trust preferred securities are comprised of one non-rated single issuer security with an amortized cost of $3.2 million and estimated fair value of $3.1 million and one investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $7.1 million at December 31, 2015.

For the pooled security, the Company monitors each issuer in the collateral pool with respect to financial performance using data from the issuer’s most recent regulatory reports as well as information on issuer deferrals and defaults. Also the security structure is monitored with respect to collateral coverage and current levels of subordination. Expected future cash flows are projected assuming additional defaults and deferrals based on the performance of the collateral pool. The investment grade pooled security is in a senior position in the capital structure. The security had a 3.3 times principal coverage. As of the most recent reporting date interest has been paid in accordance with the terms of the security. The Company reviews projected cash flow analysis for adverse changes in the present value of projected future cash flows that may result in an other-than-temporary credit impairment to be recognized through earnings. The most recent valuations assumed no recovery on any defaulted collateral, no recovery on any deferring collateral and an additional 3.6% of defaults or deferrals every three years with no recovery rate. As of December 31, 2015, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

4. INVESTMENT SECURITIES (Continued)

At December 31, 2015, the amortized cost and fair value of the non-rated single issuer trust was $3.2 million and $3.1 million, respectively. The financial performance of the single issuer trust preferred security is monitored on a quarterly basis using data from the issuer’s most recent regulatory reports to assess the probability of cash flow impairment. Expected future cash flows are projected incorporating the contractual cash flow of the security adjusted, if necessary, for potential changes in the amount or timing of cash flows due to the underlying creditworthiness of the issuer and covenants in the security. During the year ended December 31, 2015, the Company did not record an OTTI credit-related charge related to this single issuer trust preferred security. Based on the Company’s most recent evaluation, the Company does not expect the issuer to default on the security based primarily on the issuer’s subsidiary bank reporting that it meets the minimum regulatory requirements to be considered a “well-capitalized” institution. The Company recognizes that the difficult economic environment and some weakened performance measures, while recently improving, increase the probability that a full recovery of principal may not be realized. The cumulative OTTI on this security as of December 31, 2015 was $1.2 million. Based upon the current capital position of the issuer, recent improvements in the financial performance of the issuer and the fact that the book value of the security approximates fair value, the Company concluded that an additional impairment charge is not warranted at December 31, 2015.

In August 2009, the issuer of the non-rated single issuer trust preferred security elected to defer its normal quarterly dividend payment. As contractually permitted, the issuer may defer dividend payments up to five years with accumulated dividends, and interest on those deferred dividends, payable upon the resumption of its scheduled dividend payments. The issuer is currently operating under an agreement with its regulators. The agreement stipulates that the issuer must receive permission from its regulators prior to resuming its scheduled dividend payments. In September 2014, the deferred dividends of $590 thousand were paid by the issuer. In December 2014, the issuer made its normal dividend payment of $25 thousand. As this security was deemed to be in non-performing status during 2014, these 2014 payments were recorded as a reduction of outstanding principal for this security. Due to sustained performance, this security was upgraded to performing status in the first quarter of 2015. In March 2015, the Company received another dividend payment of $25 thousand, which was recognized as interest income. Subsequent quarterly dividend payments were received as scheduled and recognized as interest income.

The amortized cost and estimated fair value of the investment securities, by contractual maturity, at December 31, 2015 is shown below. Actual maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CONTRACTUAL MATURITIES OF INVESTMENT SECURITIES

	Available for Sale		Held to Maturity
December 31, 2015	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$625	$625	$—	$—
Due after one year through five years	2,494	2,484	250	250
Due after five years through ten years	38,453	37,709	—	—
Due after ten years	38,497	36,363	—	—
Total investment securities, excluding mortgage- backed securities	80,069	77,181	250	250
U.S. Government agency mortgage-backed securities	205,586	205,512	—	—
Other mortgage-backed securities	183	182	—	—
Total investment securities	$285,838	$282,875	$250	$250

At December 31, 2015, the Company had $12.4 million, amortized cost, and $12.3 million, estimated fair value, of investment securities pledged to secure public deposits. At December 31, 2015, the Company had $111.1 million, amortized cost, and $111.2 million, estimated fair value, of investment securities pledged as collateral on secured borrowings.

5. LOANS RECEIVABLE

The components of loans receivables, net at December 31, 2015 and 2014 were as follows:

Loans Receivable Components
December 31,	2015	2014
Commercial:
Commercial and industrial	$230,681	$242,494
CRE owner occupied	228,191	278,651
CRE non-owner occupied	625,700	461,631
Land and development	68,070	70,156
Consumer:
Home equity lines of credit	130,401	156,926
Home equity term loans	12,383	17,239
Residential real estate	249,975	276,993
Other	3,108	6,054
Total gross loans receivable	1,548,509	1,510,144
Allowance for loan losses	(18,008)	(23,246)
Loans receivable, net	$1,530,501	$1,486,898

Loans on Non-accrual Status
December 31,	2015	2014
Commercial:
Commercial	$219	$155
Commercial, held-for-sale	—	28
CRE owner occupied	381	3,268
CRE owner occupied, held-for-sale	—	32
CRE non-owner occupied, held-for-sale	—	229
Consumer:
Home equity lines of credit	—	1,348
Home equity, held-for-sale	—	1,228
Home equity term loans	88	407
Home equity term loans, held-for-sale	—	286
Residential real estate	1,417	5,117
Residential real estate, held-for-sale	—	2,280
Other	102	432
Total non-accrual loans	$2,207	$14,810
Troubled debt restructurings, non-accrual	$910	$318

Interest income not recognized as a result of non-accrual loans was $95 thousand, $1.5 million and $4.2 million for the years ended December 31, 2015, 2014 and 2013, respectively. The amount of interest included in net income on these loans for the years ended December 31, 2015, 2014 and 2013 was $59 thousand, $1.2 million and $1.2 million, respectively.

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

As of December 31, 2015, the Company had $8.8 million outstanding on two residential construction, commercial construction and land development relationships for which the agreements included interest reserves. As of December 31, 2014, the Company had $44.7 million outstanding on nine residential construction, commercial construction and land development relationships for which the agreements included interest reserves. The total amount available in those reserves to fund interest payments was $0.6 million and $1.9 million at December 31, 2015 and December 31, 2014, respectively. There were no relationships with interest reserves which were on non-accrual status as of December 31, 2015 and 2014. Construction projects are monitored throughout their lives by the Company through either internal resources or professional inspectors engaged by the Company. The budgets for loan advances and

5. LOANS RECEIVABLE (Continued)

borrower equity injections are developed at the time of underwriting in conjunction with the review of the plans and specifications for the project being financed. Advances of the Company’s funds are based on the prepared budgets and will not be made unless the project has been inspected by the Company’s professional inspector who must certify that the work related to the advance is in place and properly complete. As it relates to construction project financing, the Company does not extend, renew or restructure terms unless its borrower posts cash collateral in an interest reserve.

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

Under approved lending decisions, the Company had commitments to lend additional funds totaling $280.7 million and $348.6 million at December 31, 2015 and 2014, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

Most of the Company’s business activity is with customers located within the State of New Jersey. Generally, commercial real estate, residential real estate and other assets are used to secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market. As of December 31, 2015, the Company had $245.6 million in loans pledged as collateral on secured borrowings.

6. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 2015, 2014 and 2013 were as follows:

Allowance for Loan Losses and Recorded Investment in Financing Receivables

	For the Year Ended December 31, 2015
	Commercial	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:
Beginning balance	$15,834	$3,238	$3,513	$661	$23,246
Charge-offs	(1,212)	(3,334)	(2,809)	(158)	(7,513)
Recoveries	4,208	484	819	44	5,555
Net charge-offs	2,996	(2,850)	(1,990)	(114)	(1,958)
Provision for loan losses	(6,710)	2,461	1,506	(537)	(3,280)
Ending balance	$12,120	$2,849	$3,029	$10	$18,008
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$12,120	$2,849	$3,029	$10	$18,008
Financing Receivables:
Ending balance	$1,152,643	$142,784	$249,975	$3,107	$1,548,509
Ending balance: individually evaluated for impairment	$958	$88	$1,970	$101	$3,117
Ending balance: collectively evaluated for impairment	$1,151,685	$142,696	$248,005	$3,006	$1,545,392

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

6. ALLOWANCE FOR LOAN LOSSES (Continued)

	For the Year Ended December 31, 2014
	Commercial	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:
Beginning balance	$27,828	$3,375	$2,898	$1,436	$35,537
Charge-offs	(20,056)	(4,568)	(3,124)	(3,332)	(31,080)
Recoveries	3,045	401	198	342	3,986
Net charge-offs	(17,011)	(4,167)	(2,926)	(2,990)	(27,094)
Provision for loan losses	5,017	4,030	3,541	2,215	14,803
Ending balance	$15,834	$3,238	$3,513	$661	$23,246
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$15,834	$3,238	$3,513	$661	$23,246
Financing Receivables:
Ending balance	$1,052,932	$174,165	$276,993	$6,054	$1,510,144
Ending balance: individually evaluated for impairment	$3,584	$1,751	$4,759	$135	$10,229
Ending balance: collectively evaluated for impairment	$1,049,348	$172,414	$272,234	$5,919	$1,499,915

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

	For the Year Ended December 31, 2013
	Commercial	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:
Beginning balance	$33,197	$2,734	$3,333	$6,609	$45,873
Charge-offs	(21,090)	(1,646)	(409)	(878)	(24,023)
Recoveries	11,747	488	15	290	12,540
Net charge-offs	(9,343)	(1,158)	(394)	(588)	(11,483)
Provision for loan losses	3,974	1,799	(41)	(4,585)	1,147
Ending balance	$27,828	$3,375	$2,898	$1,436	$35,537
Ending balance: individually evaluated for impairment	$916	$—	$—	$17	$933
Ending balance: collectively evaluated for impairment	$26,912	$3,375	$2,898	$1,419	$34,604
Financing Receivables:
Ending balance	$1,587,567	$213,757	$305,552	$30,828	$2,137,704
Ending balance: individually evaluated for impairment	$28,772	$4,988	$2,569	$586	$36,915
Ending balance: collectively evaluated for impairment	$1,558,795	$208,769	$302,983	$30,242	$2,100,789

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

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

6. ALLOWANCE FOR LOAN LOSSES (Continued)

dependent upon the completion of the project on time and within budget, which may be impacted by general economic conditions. The Company requires cash collateral in an interest reserve in order to extend credit on construction projects to mitigate the credit risk.

Home Equity Loans. This segment consists of both home equity lines of credit and home equity term loans on single family residences. These loans rely on the personal income of the borrower for repayment which may be impacted by economic conditions, such as unemployment levels, interest rates and the housing market. These loans are primarily secured by second liens on properties, which serve as the secondary source of repayment. The secondary source of repayment may be impaired by the real estate market and local regulations. The Company ceased all home equity lines of credit and all home equity term loan origination activity in the second half of 2014.

Residential Real Estate Loans. Included in this segment are residential mortgages on single family residences. These loans rely on the personal income of the borrower for repayment which may be impacted by economic conditions, such as unemployment levels, interest rates and the housing market. These loans are primarily secured by a lien on the underlying property, which serves as the secondary source of repayment. The secondary source of repayment may be impaired by the real estate market and local regulations. Beginning in the third quarter of 2014, the Company ceased all origination activity for both its portfolio and for sale to the secondary market.

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

The allowance for loan losses was $18.0 million, $23.2 million and $35.5 million at December 31, 2015, 2014 and 2013, respectively. The ratio of allowance for loan losses to loans held-for-investment was 1.16%, 1.54% and 1.66% at December 31, 2015, 2014 and 2013, respectively.

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

6. ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present the Company’s components of impaired loans, segregated by class of loans at December 31, 2015, 2014 and 2013. Commercial and consumer loans that were collectively evaluated for impairment are not included in the data that follows:

Impaired Loans As of December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial and industrial	$227	$721	$—	$231	$—	$—
CRE owner occupied	683	2,066	—	702	—	—
Consumer:
Residential real estate	1,970	2,100	—	1,999	—	—
Home Equity Term Loans	88	96	—	91	—	—
Other	101	101	—	101	—	—
With an allowance recorded:
Commercial:
Commercial and industrial	—	—	—	—	—	—
CRE owner occupied	—	—	—	—	—	—
Consumer:
Other	—	—	—	—	—	—
Total commercial	$910	$2,787	$—	$933	$—	$—
Total consumer	$2,159	$2,297	$—	$2,191	$—	$—

6. ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans As of December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial and industrial	$147	$149	$—	$161	$19	$—
Commercial and industrial, held-for-sale	28	50	—	52	—	—
CRE owner occupied	3,297	4,499	—	3,875	—	—
CRE owner occupied, held-for-sale	32	74	—	136	—	—
CRE non-owner occupied, held-for-sale	229	352	—	53	—	—
Land and development	140	223	—	181	—	—
Consumer:
Residential real estate	4,852	5,587	—	4,513	—	97
Residential real estate, held-for-sale	3,478	4,984	—	1,365	—	—
Home Equity Lines of Credit	405	456	—	420	—	—
Home Equity Lines of Credit, held-for-sale	619	903	—	1,282	—	—
Home Equity Term Loans	1,347	1,863	—	1,385	—	—
Home Equity Term Loans, held-for-sale	3,266	4,743	—	3,735	—	—
Other	150	348	—	138	—	—
With an allowance recorded:
Commercial:
Commercial and industrial	—	—	—	—	—	—
CRE owner occupied	—	—	—	—	—	—
Consumer:
Other	—	—	—	—	—	—
Total commercial	$3,873	$5,348	$—	$4,458	$19	$97
Total consumer	$14,118	$18,884	$—	$12,836	$—	$—

6. ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans As of December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial and industrial	$3,206	$3,281	$—	$1,884	$—	$—
CRE owner occupied	18,503	27,367	—	13,528	—	—
CRE non-owner occupied	1,969	2,251	—	66	—	—
Land and development	2,512	2,549	—	2,669	—	—
Consumer:
Residential real estate	2,569	3,135	—	1,689	—	—
Home Equity Lines of Credit	3,749	5,051	—	3,132	—	—
Home Equity Term Loans	1,238	1,456	—	918	—	—
Other	560	1,567		481
With an allowance recorded:
Commercial:
Commercial and industrial	423	425	423	73	—	—
CRE owner occupied	2,164	2,164	494	47	—	—
Consumer:
Other	26	27	17	16	—	—
Total Commercial	$28,777	$38,037	$917	$18,267	$—	$—
Total Consumer	$8,142	$11,236	$17	$6,236	$—	$—

In accordance with FASB ASC 310, those impaired loans for which the collateral is sufficient to support the outstanding principal do not result in a specific allowance for loan losses. Included in impaired loans at December 31, 2015 were nine TDRs totaling $1.1 million for which the collateral is sufficient to support the outstanding principal, one of which was in accruing status. In addition, there were no TDRs at December 31, 2015 that included a commitment to lend additional funds at December 31, 2015.

There were eight TDR agreements entered into during the twelve months ended December 31, 2015.  There were no TDR agreements entered into during the twelve months ended December 31, 2014. The following table presents an analysis of the Company’s TDR agreements entered into during the twelve months ended December 31, 2015 and 2013:

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2015
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial and industrial	1	$11	$11
CRE owner occupied	2	205	205
Residential real estate	5	739	670

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
CRE owner occupied	1	$1,417	$1,392
CRE owner occupied	1	413	406
Residential real estate	1	199	197

6. ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present information regarding the types of concessions granted on loans that were restructured during the twelve months ended December 31, 2015 and 2013:

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2015
	Number of Contracts	Concession Granted
Commercial and industrial	1	Modified principal repayment terms.
CRE owner occupied	2	Modified principal repayment terms.
Residential real estate	5	Rate reduction, modified principal repayment terms and debt forgiveness.
Troubled Debt Restructurings for the Twelve Months Ended December 31, 2013
	Number of Contracts	Concession Granted
Commercial and industrial	1	Modified principal repayment terms.
CRE non-owner occupied	1	Interest rate concession.
Residential real estate	1	Modified term debt to interest only for a 6 month period.

During the twelve months ended December 31, 2015, 2014 and 2013, the Company did not have any TDR agreements that had subsequently defaulted that were entered into within the respective preceding twelve months. The residential real estate TDR as of December 31, 2014 returned to accrual status during 2015.

The following tables present the Company’s distribution of risk ratings loan portfolio, segregated by class, as of December 31, 2015, 2014 and 2013:

Credit Quality Indicators As of December 31, 2015
	Commercial				Consumer
	Commercial and industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other	Total
Grade:
Pass	$227,220	$223,695	$625,700	$68,070	$130,401	$12,294	$247,002	$3,007	$1,537,389
Special Mention	2,926	2,273	—	—	—	—	—	—	5,199
Substandard	535	2,223	—	—	—	89	2,973	101	5,921
Doubtful	—	—	—	—	—	—	—	—	-
Total	$230,681	$228,191	$625,700	$68,070	$130,401	$12,383	$249,975	$3,108	$1,548,509

Credit Quality Indicators As of December 31, 2014
	Commercial				Consumer
	Commercial and industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other	Total
Grade:
Pass	$235,985	$267,018	$451,921	$70,018	$155,084	$16,819	$272,044	$5,902	$1,474,791
Special Mention	6,304	6,669	—	—	—	—	—	—	12,973
Substandard	205	4,964	9,710	138	1,842	420	4,949	152	22,380
Doubtful	—	—	—	—	—	—	—	—	—
Total	$242,494	$278,651	$461,631	$70,156	$156,926	$17,239	$276,993	$6,054	$1,510,144

6. ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Indicators As of December 31, 2013
	Commercial				Consumer
	Commercial and industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other	Total
Grade:
Pass	$415,875	$407,486	$550,426	$61,303	$181,796	$24,016	$299,625	$29,994	$1,970,521
Special Mention	37,064	17,741	9,464	494	—	—	—	—	64,763
Substandard	25,372	41,051	16,194	2,509	6,682	1,263	5,927	809	99,807
Doubtful	423	2,164	—	—	—	—	—	26	2,613
Total	$478,734	$468,442	$576,084	$64,306	$188,478	$25,279	$305,552	$30,829	$2,137,704

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

The portfolio manager is responsible for assigning, maintaining, and documenting accurate risk ratings for all commercial loans and commercial real estate loans. The portfolio manager assigns a risk rating at the inception of the loan and adjusts the rating based on the performance of the loan. As part of the loan review process, a regional credit officer will review risk ratings for accuracy. The portfolio manager’s risk rating will also be reviewed periodically by the loan review department and the Bank’s regulators.

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

6. ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present the Company’s analysis of past due loans, segregated by class of loans, as of December 31, 2015, 2014 and 2013:

	Aging of Receivables
	As of December 31, 2015
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial and industrial	$1	$1	$228	$230	$230,451	$230,681	$—
CRE owner occupied	736	35	622	1,393	226,798	228,191	—
CRE non-owner occupied	—	—	—	—	625,700	625,700	—
Land and development	—	—	—	—	68,070	68,070	—
Consumer:
Home equity lines of credit	136	31	—	167	130,234	130,401	—
Home equity term loans	14	—	—	14	12,369	12,383	—
Residential real estate	3,504	1,623	911	6,038	243,937	249,975	—
Other	15	3	101	119	2,989	3,108	—
Total	$4,406	$1,693	$1,862	$7,961	$1,540,548	$1,548,509	$—
	Aging of Receivables
	As of December 31, 2014
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial and industrial	$4,212	$105	$151	$4,468	$238,026	$242,494	$—
CRE owner occupied	1,685	23	1,321	3,029	275,622	278,651	—
CRE non-owner occupied	2,786	166	—	2,952	458,679	461,631	—
Land and development	—	—	140	140	70,016	70,156	—
Consumer:
Home equity lines of credit	2,001	903	796	3,700	153,226	156,926	—
Home equity term loans	254	188	147	589	16,650	17,239	—
Residential real estate	4,183	670	3,719	8,572	268,421	276,993	—
Other	45	12	136	193	5,861	6,054	—
Total	$15,166	$2,069	$6,411	$23,643	$1,486,501	$1,510,144	$—
	Aging of Receivables
	As of December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial and industrial	$9,149	$2,726	$3,452	$15,327	$463,407	$478,734	$—
CRE owner occupied	4,901	5,865	3,753	14,519	453,923	468,442	—
CRE non-owner occupied	899	4,661	1,070	6,630	569,454	576,084	—
Land and development	—	—	2,512	2,512	61,794	64,306	—
Consumer:
Home equity lines of credit	3,030	1,457	2,324	6,811	181,667	188,478	—
Home equity term loans	1,032	223	825	2,080	23,199	25,279	—
Residential real estate	12,776	1,927	1,086	15,789	289,763	305,552	—
Other	340	202	378	920	29,909	30,829	—
Total	$32,127	$17,061	$15,400	$64,588	$2,073,116	$2,137,704	$—

7. RESTRICTED EQUITY INVESTMENTS

The Company, through the Bank, is a member of the FRB, the FHLBNY and Atlantic Central Bankers Bank, and is required to maintain an investment in the capital stock of each. These investments are restricted in that they can only be redeemed by the issuer at par value. These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investments in accordance with FASB ASC 942, Financial Services – Depository and Lending. As of December 31, 2015, management does not believe that an impairment of these holdings exists and expects to recover the entire cost of these securities.

The Company’s restricted equity investments at December 31, 2015 and 2014 consisted of the following:

RESTRICTED EQUITY INVESTMENTS

December 31,	2015	2014
FRB stock	$9,420	$9,168
FHLBNY stock	6,165	5,645
Atlantic Central Bankers Bank stock	148	148
Total	$15,733	$14,961

8. BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment at December 31, 2015 and 2014 consist of the following major classifications:

SUMMARY OF BANK PROPERTIES AND EQUIPMENT

December 31,	2015	2014
Land	$7,011	$8,060
Buildings	22,715	27,293
Capital lease	8,630	8,630
Leasehold improvements and equipment	36,044	40,435
Total bank properties and equipment	74,401	84,418
Accumulated depreciation	(42,805)	(44,263)
Bank properties and equipment, net	31,596	$40,155

The Company recognized depreciation expense of $5.6 million, $5.7 million and $5.5 million for the years ended December 31, 2015, 2014 and 2013, respectively.

9. REAL ESTATE OWNED

Real estate owned at December 31, 2015 and 2014 consisted of the following:

SUMMARY OF REAL ESTATE OWNED

December 31,	2015	2014
Commercial properties	$—	$90
Residential properties	—	54
Bank properties	281	378
Total	$281	$522

9. REAL ESTATE OWNED (Continued)

SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Underlying Property
At or for the year ended December 31, 2015	Commercial Properties	Residential Properties	Bank Properties	Total
Balance, beginning of year	$90	$54	$378	$522
Transfers into real estate owned	—	—	909	909
Sale of real estate owned	(90)	(54)	(950)	(1,094)
Write down of real estate owned	—	—	(56)	(56)
Balance, end of year	$—	$—	$281	$281

During 2015, the Company did not transfer any loans into real estate owned, and transferred four bank properties for $909 thousand. In 2015, the Company recorded $56 thousand of write-downs of real estate owned on the carrying value of one bank property. There was one commercial property, one residential property and four bank properties with carrying amounts of $90 thousand, $54 thousand and $950 thousand, respectively, sold during the year ended December 31, 2015, which resulted in a net loss of $43 thousand, which is included in real estate owned expense, net in the consolidated statements of operations. At December 31, 2015, the Company maintained one bank property in the real estate owned portfolio.

10. GOODWILL AND INTANGIBLE ASSETS

In accordance with FASB ASC 350, the Company tests goodwill for impairment annually at year end and the current year analysis was performed at December 31, 2015. The Company has one reportable operating segment, “Community Banking,” and there are no components to this operating segment.

In performing step one of the impairment analysis as defined by FASB ASC 350, the market value assigned to the Company’s stock was based upon an acquisition value relative to recent acquisition transactions by companies in the Company’s geographic proximity and comparable size. The acquisition value is sensitive to both the fluctuation of the Company’s stock price and the stock price and equity of peer companies. The analysis resulted in an estimated Company fair value above its carrying value, and therefore the Company was deemed to have no goodwill impairment during 2015, 2014 and 2013. The total accumulated goodwill impairment as of December 31, 2015 was $89.7 million.

The Company had a core deposit premium intangible asset that resulted from previous acquisitions. The asset is fully amortized as of December 31, 2014. The Company incurred amortization expense of $0, $805 thousand and $2.5 million on its core deposit intangible during the years ended December 31, 2015, 2014 and 2013, respectively.

11. DEPOSITS

Deposits at December 31, 2015 and 2014 consist of the following major classifications:

SUMMARY OF DEPOSITS

December 31,	2015	2014
Interest-bearing demand deposits	$724,881	$861,914
Non-interest-bearing demand deposits	461,467	548,064
Savings deposits	221,620	224,017
Time deposits $250,000 or less	282,584	367,393
Time deposits over $250,000	12,217	14,695
Brokered time deposits	43,333	75,821
Total	$1,746,102	$2,091,904

A summary of time deposits at December 31, 2015 by year of maturity is as follows:

MATURITIES OF TIME DEPOSITS(1)

Years Ended December 31,	Amount
2016	218,492
2017	78,214
2018	23,329
2019	7,112
2020	7,121
Thereafter	3,866
Total	$338,134

(1)	Amounts include brokered time deposits.

A summary of interest expense on deposits for the year ended December 31, 2015, 2014 and 2013 is as follows:

SUMMARY OF INTEREST EXPENSE

Years Ended December 31,	2015	2014	2013
Savings deposits	$467	$671	$844
Time deposits	3,454	4,818	6,277
Interest-bearing demand deposits	1,416	2,869	4,228
Total	$5,337	$8,358	$11,349

12. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF NEW YORK

At December 31, 2015, the Company had fixed-rate advances from the FHLBNY of $85.6 million, with maturity dates through 2022 and interest rates ranging from 1.60% to 5.87%. These advances require quarterly interest payments and balloon principal payments at maturity. At December 31, 2014, the Company had fixed-rate advances from the FHLBNY of $60.8 million, with maturity dates through 2021 and interest rates ranging from 1.60% to 5.87%. The weighted average interest rate at December 31, 2015 and 2014 was 2.03% and 2.07%, respectively. Interest expense on advances from the FHLBNY was $1.6 million, $1.3 million and $1.3 million for the years ended December 31, 2015, 2014 and 2013, respectively, and is included in interest on funds borrowed on the consolidated statements of operations.

12. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF NEW YORK (Continued)

The contractual maturities of the Company’s fixed-rate advances from the FHLBNY at December 31, 2015 were as follows:

CONTRACTUAL MATURITIES OF ADVANCES FROM THE FHLBNY

Years Ended December 31,	Amount
2015	—
2016	—
2017	—
2018	607
2019	25,000
Thereafter	60,000
Total	$85,607

13. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT

The Company has established Issuer Trusts that have issued guaranteed preferred beneficial interests in the Company’s junior subordinated debentures. These Issuer Trusts are variable interest entities under FASB ASC 810-10, Consolidation (“FASB ASC 810-10”).

In accordance with FASB ASC 810-10, all the Issuer Trusts outstanding at December 31, 2015 and 2014 are deconsolidated. The junior subordinated debentures issued by the Company to the Issuer Trusts at December 31, 2015 and 2014 of $92.8 million are reflected as junior subordinated debentures in the Company’s consolidated statements of financial condition. The Company records interest expense on the corresponding debentures in its consolidated statements of operations. The Company also recorded the common capital securities of $2.8 million issued by the Issuer Trusts in other assets in its consolidated statements of financial condition at December 31, 2015 and 2014.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Issuer Trust as of December 31, 2015.

SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2015	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	3-mo LIBOR plus 1.35%	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	3-mo LIBOR plus 1.53%	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012
		$90,000		$92,786

As of December 31, 2015, each of the capital securities is eligible for redemption. As a result of the current interest rate environment, the Company has elected not to call these securities; however the Company maintains the right to call these securities in the future on the respective payment anniversary dates.

13. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT (Continued)

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the FRB. Under FRB rules, restricted core capital elements, which are qualifying trust preferred securities, qualifying cumulative perpetual preferred stock (and related surplus) and certain minority interests in consolidated subsidiaries, are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. However, under the Dodd-Frank Act, bank holding companies are prohibited from including in their Tier 1 capital hybrid debt and equity securities, including trust preferred securities, issued on or after May 19, 2010. Any such instruments issued before May 19, 2010 by a bank holding company, such as the Company, with total consolidated assets of less than $15 billion as of December 31, 2009, may continue to be included as Tier 1 capital (subject to the 25% limitation). The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. Management currently operates under a capital plan for the Company that is expected to allow the Company to maintain regulatory capital levels at or above the levels set for them.

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

The interest rates on the junior subordinated debentures reset on a quarterly basis and interest payments are made on a quarterly basis. The three-month LIBOR rate at December 31, 2015 was 0.61%. The Company maintains sufficient cash to fund junior subordinated debenture interest obligations. Cash balances at the Company totaled $29.2 million at December 31, 2015. Should a dividend from the Bank be necessary to fund the junior subordinated debenture interest obligations of the holding company, prior approval by the OCC would be required. See Note 21 for additional information on dividend limitations.

14. STOCK-BASED INCENTIVE PLANS

In March 2015, the Board of Directors of the Company approved the Sun Bancorp, Inc. 2015 Omnibus Stock Incentive Plan (the “2015 Plan”).  The purpose of the 2015 Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants who will contribute toward the growth, profitability and success of the Company by providing stock-based incentives that offer an opportunity to participate in the Company’s future performance and to align the interests of such officers, employees, directors and/or consultants with those of the shareholders of the Company.

The 2015 Plan, which was approved by shareholders in May 2015, became effective in May 2015, at which time the company ceased new grants under the 2014 Performance Plan, the 2010 Plan, and the 2004 Plan (each as defined below and collectively, the “Prior Plans”). Any awards outstanding under the Prior Plans remain in full force and effect under such plans according to their respective terms. The 2015 Plan authorizes the issuance of 1,400,000 shares of common stock pursuant to awards that may be granted in the form of Options and Stock Awards. Under the 2015 Plan, Options expire 10 years after the date of grant, unless terminated earlier under the option terms. For both Options and Stock Awards, a Committee of non-employee directors has the authority to determine the conditions upon which the Options or Stock Awards granted will vest. At December 31, 2015, there were no Options and 60,569 Stock Awards granted under the 2015 Plan.

In June 2014, the Board of Directors of the Company adopted a Performance Equity Plan (the “2014 Performance Plan”).  The 2014 Performance Plan authorized the issuance of 1,000,000 shares of common stock pursuant to awards that could be granted in the form of Options at an exercise price which could not be less than 100% of the fair market value of the Company’s common stock on the date of grant. As of December 31, 2015, no shares were issued under the 2014 Performance Plan.  The 2014 Performance Plan was terminated in May 2015 with the adoption of the 2015 Plan.

In September 2010, the Board of Directors of the Company adopted a Stock-Based Incentive Plan (the “2010 Plan”). The 2010 Plan authorized the issuance of 980,000 shares of common stock pursuant to awards that could be granted in the form of Options to purchase common stock and Stock Awards of common stock. The maximum number of Stock Awards could not exceed 280,000 shares. Under the 2010 Plan, Options expired 10 years after the date of grant, unless terminated earlier under the Option terms. For both Options and Stock Awards, a Committee of non-employee directors had the authority to determine the conditions upon which the Options granted will vest. At December 31, 2015, there were 337,080 Options and 196,773 Stock Awards outstanding under the 2010 Plan. At December 31, 2015, there were no shares of common stock available for issuance under the 2010 Plan as it was terminated in May 2015 with the adoption of the 2015 Plan.

14. STOCK-BASED INCENTIVE PLANS (Continued)

The 2004 Stock Plan, as amended in 2009, (the “2004 Plan”), authorized the issuance of 500,085 shares of common stock pursuant to awards that could have been granted in the form of Options to purchase common stock and Stock Awards of common stock. As the 2004 Stock Plan, as amended expired in 2014, no shares of common stock were available for future grants under the Plan. Options previously issued under the 2004 Stock Plan expired ten years after the date of grant, unless terminated earlier under the Option terms. For both Options and Stock Awards, a Committee of non-employee directors had the authority to determine the conditions upon which the Options granted would vest. There were no Stock Awards or Options issued from the 2004 Plan for the years ended December 31, 2014 and 2013. There are 140,228 Options and no Stock Awards outstanding under the 2004 Plan at December 31, 2015. The 2004 Plan was terminated in May 2015 with the adoption of the 2015 Plan.

There are no equity compensation plans providing for the issuance of shares of the Company which were not approved by the shareholders.

Options outstanding under the 2004 Plan, 2010 Plan and 2015 Plan are as follows:

SUMMARY OF STOCK OPTIONS GRANTED AND OUTSTANDING

	Incentive	Nonqualified	Total
Options granted and outstanding:
December 31, 2015 at prices ranging from $14.25 to $87.45 per share	188,525	320,804	509,329
December 31, 2014 at prices ranging from $14.25 to $87.45 per share	111,605	207,296	318,901
December 31, 2013 at prices ranging from $14.25 to $87.45 per share	112,546	186,561	299,107

Activity in the stock option plans for the years ended December 31, 2015, 2014 and 2013, respectively, was as follows:

SUMMARY OF STOCK OPTION ACTIVITY (1)

Years Ended December 31,	2015		2014		2013
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of year	318,901	$28.34	299,107	$36.75	350,642	$36.75
Granted	222,059	18.92	144,296	19.33	19,222	17.95
Exercised	(811)	15.20	(802)	14.98	(559)	14.25
Forfeited	(20,454)	17.47	(24,324)	17.12	(30,758)	17.40
Expired	(10,366)	64.17	(98,579)	43.63	(39,440)	43.05
Options outstanding, end of year	509,329	23.91	318,901	$28.34	299,107	$36.75
Options exercisable, end of year	164,384	$33.93	161,984	$37.14	249,853	$40.50
Options vested or expected to vest (2)	480,995	$24.28	287,202	$29.34	249,176	$37.40

(1)	The 2013 period was retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.
(2)	Includes vested shares and nonvested shares after a forfeiture rate assumption, which is based upon historical data, is applied.

The weighted average grant date fair value per share of Options granted during the years ended December 31, 2015, 2014 and 2013 were $6.16, $8.70 and $9.25, respectively. The aggregate intrinsic value of Options outstanding at December 31, 2015, 2014 and 2013 was $615 thousand, $188 thousand, and $70 thousand, respectively.

During 2015 and 2014 and 2013, 811, 802 and 559 shares were exercised for total proceeds of $15 thousand, $16 thousand and $8 thousand, respectively. The aggregate intrinsic value of Options exercisable at December 31, 2015, 2014 and 2013 was $107 thousand, $46 thousand, and $19 thousand, respectively.

14. STOCK-BASED INCENTIVE PLANS (Continued)

A summary of the Company’s nonvested Options at December 31, 2015, 2014 and 2013, respectively, are presented in the following table:

SUMMARY OF NONVESTED OPTION ACTIVITY (1)

Years Ended December 31,	2015		2014		2013
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested Options outstanding, beginning of year	156,917	$11.68	49,254	$17.75	116,948	$24.15
Granted	222,059	6.16	144,296	8.70	19,222	17.95
Vested	(13,577)	7.96	(12,309)	8.44	(56,158)	31.30
Forfeited	(20,454)	7.30	(24,324)	7.91	(30,758)	17.40
Nonvested Options outstanding, end of year	344,945	$7.24	156,917	$11.68	49,254	$17.75

(1)	The 2013 period was retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.

At December 31, 2015, there was $1.35 million of total unrecognized compensation cost related to Options granted under the stock option plans. That cost is expected to be recognized over a weighted average period of 3.2 years.

A summary of the Company’s nonvested Stock Awards at December 31, 2015, 2014 and 2013, respectively, are presented in the following table:

SUMMARY OF NONVESTED STOCK AWARD ACTIVITY (1)

Years Ended December 31,	2015		2014		2013
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested Stock Awards outstanding, beginning of year	248,654	$14.22	86,366	$15.65	127,807	$16.50
Issued	60,569	19.22	218,824	14.14	87,534	17.70
Vested	(24,959)	17.53	(21,930)	17.05	(19,980)	23.65
Forfeited	(4,300)	15.90	(34,606)	15.41	(108,995)	16.85
Nonvested Stock Awards outstanding, end of year	279,964	$14.98	248,654	$14.22	86,366	$15.65

(1)	The 2013 period was retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.

During 2015, 2014 and 2013, the Company issued 60,569, 218,824, and 87,534 shares of Stock Awards, respectively, that were valued at $1.2 million, $3.1 million and $1.6 million, respectively, at the time these Stock Awards were granted. The value of these shares is based upon the closing price of the Company’s common stock on the date of grant. At December 31, 2015, there was $3.0 million of total unrecognized compensation cost related to these Stock Awards that is expected to be recognized over a weighted average period of 2.6 years. The total compensation expense recognized on Stock Awards which vested during 2015, 2014 and 2013 was $1.24 million, $359 thousand and $263 thousand, respectively.

15. EMPLOYEE AND DIRECTOR STOCK PURCHASE PLANS

In 1997, the Company adopted an Employee Stock Purchase Plan (“ESPP”) and a Directors Stock Purchase Plan (“DSPP”) (collectively, the “Purchase Plans”). Under the ESPP, as amended and restated in 2009, 323,254 shares were reserved for issuance. Under the DSPP, as amended and restated in 2013, 319,216 shares were reserved for issuance. Under the terms of the Purchase Plans, the Company granted participants an option to purchase shares of Company common stock with an exercise price equal to 95% of market prices. Under the ESPP, employees were permitted, through payroll deduction, to purchase up to $25,000 of fair market value of the Company’s common stock per year. Under the DSPP, directors were permitted to remit funds, on a regular basis, to purchase up to $25,000 of fair market value of the Company’s common stock per year. Participants incurred no brokerage commissions or service charges for purchases made under the Purchase Plans. For the years ended December 31, 2015 and 2014, there were 0 and 3,920 shares, respectively, purchased through the ESPP. For the years ended December 31, 2015 and 2014, there were 0 and 4,606 shares, respectively, purchased through the DSPP. As of October 31, 2014, the ESPP and DSPP, as amended and restated, were terminated, and all shares held in the Purchase Plans were distributed to participants.

16. BENEFITS

The Company has established a 401(k) Retirement Plan (the “401(k) Plan”) for all qualified employees. Employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. The Company’s match begins after one year of service. Vesting in the Company’s match contribution accrues evenly over four years. Pursuant to the 401(k) Plan, employees can contribute up to 75% of their compensation to the maximum allowed by law. The Company will match 50% of the first 6% of the base contribution that an employee contributes. The Company match consists of a contribution of the Company’s common stock, at market value. The Company’s contribution to the 401(k) Plan was $0, $566 thousand and $705 thousand for the years ended December 31, 2015, 2014 and 2013, respectively. Effective January 1, 2015, the Company match was changed to 100% of the first 3% and 50% of the next 2% of the base contribution that an employee contributes. The Company match will be paid after the end of each year, at which time 100% of the match will immediately vest.  For the 2015 year, the Company processed the annual match on January 29, 2016 for a total of $674 thousand.

In April 2009, the Company established the Directors’ Deferred Fee Plan, a deferred stock compensation plan for members of its Board of Directors (the “Directors’ Plan”). The Directors’ Plan provides Directors with the opportunity to defer, for tax planning purposes, receipt of all or a portion of any Sun Bancorp, Inc. stock earned as compensation. The Directors’ Plan balance as of December 31, 2015 and 2014 was $1.1 million and $599 thousand, respectively.

17. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

Letters of Credit. In the normal course of business, the Company has various commitments and contingent liabilities, such as customers’ letters of credit (including standby letters of credit of $13.3 million and $17.5 million at December 31, 2015 and 2014, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Reserve for Unfunded Commitments. The Company maintains a reserve for unfunded loan commitments and letters of credit which is reported in other liabilities in the consolidated statements of financial condition consistent with FASB ASC 825, Financial Instruments. The Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 450, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements. The reserve for unfunded loan commitments and letters of credit as of December 31, 2015 and 2014 was $628 thousand and $603 thousand, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

17. COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Reserve for residential mortgage loans sold with recourse. The Company maintains a reserve for residential mortgage loans sold with recourse to third-party purchasers which is reported in other liabilities in the consolidated statements of financial condition. As of December 31, 2015, the Company records estimated losses inherent with residential mortgage loans sold with recourse in accordance with FASB ASC 450, Contingencies. This reserve is determined based upon the probability of future losses which is calculated using historical Company and industry loss data. The reserve for residential mortgage loan recourse as of December 31, 2015 and 2014 was $683 thousand and $758 thousand, respectively. Three residential mortgage loans with outstanding principal balances of $707 thousand were repurchased in 2015 resulting in charges of $67 thousand against the reserve. Management believes this reserve level is sufficient to address potential recourse exposure.

Leases.

The following is a schedule of the Company’s future minimum lease payments under capital leases as of December 31, 2015:

FUTURE MINIMUM LEASE PAYMENTS UNDER OBLIGATIONS UNDER CAPITAL LEASES

Years Ended December 31,	Amount
2016	$839
2017	839
2018	839
2019	839
2020	863
Thereafter	5,280
Total minimum lease payments	$9,499
Less: Amount representing interest	2,801
Present value of minimum lease payment, net	$6,698

The following table shows future minimum payments under noncancelable operating leases with initial terms of one year or more at December 31, 2015. Future minimum receipts under sub-lease agreements are deemed not material.

FUTURE MINIMUM PAYMENTS UNDER NONCANCELABLE OPERATING LEASES

Years Ended December 31,	Amount
2016	$4,371
2017	3,740
2018	2,534
2019	2,094
2020	1,842
Thereafter	5,597
Total minimum lease payments	$20,178

Rental expense, which is included in occupancy expense on the Company’s consolidated statements of operations for all leases was $4.2 million, $7.6 million and $5.4 million for the years ended December 31, 2015, 2014 and 2013, respectively.

During 2015 and 2014, the Company identified three and seven leased facilities, respectively, which have been either fully or partially vacated as a part of the implementation of the Company’s comprehensive restructuring plan. As a result, during the years ended December 31, 2015 and 2014, the Company recognized net charges of $619 thousand and $2.7 million, respectively, for leased office vacancy costs. For each of these leased facilities, a discounted cash flow analysis was performed over the remaining life of the lease inclusive of a sub-lease assumption based on current market rates, if applicable. At December 31, 2015, the Company had a liability of $2.9 million associated with these lease vacancy costs included in other liabilities on the consolidated statements of financial condition.

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

The Company previously entered into interest rate swaps with a counterparty whereby the Company makes payments based on a fixed interest rate and receives payments from the counterparty based on a floating interest rate, both calculated based on the principal amount of the underlying subordinated note, without the exchange of the underlying principal. The Company no longer enters into these interest rate swap transactions, the last of which occurred in August 2007. The interest rate swaps are designated as fair value hedges under FASB ASC 815, Derivatives and Hedging (“FASB ASC 815”). The critical terms assessed by the Company for each hedge of subordinated notes include the notional amounts of the swap compared to the principal amount of the notes, expiration/maturity dates, benchmark interest rate, prepayment terms and cash payment dates. At December 31, 2015 and 2014, the total outstanding notional amount of these swaps was $5.6 million and $8.9 million, respectively. For each of these swap agreements, the floating rate is based on the one-month London Interbank Offered Rate (“LIBOR”) paid on the first day of the month which matches the interest payment date on each subordinated note. The expiration dates for these swap agreements range from April 1, 2016 to August 1, 2022 and are consistent with the underlying subordinated note maturities and the swaps had a fair value of $0 at inception. At hedge inception and on an ongoing basis, conditions supporting hedge effectiveness are evaluated. The Company believes that all conditions required in paragraph ASC 815-20-25-104 have been met, as all terms of the subordinated note and the interest rate swap match. Because the Company’s evaluations have concluded that the critical terms of the subordinated notes and the interest rate swaps meet the criteria outlined in ASC 815-20-25-104, the “short-cut” method of accounting is applied, which assumes there is no ineffectiveness of a hedging arrangement’s ability to hedge risk as changes in the interest rate component of the swaps’ fair value are expected to exactly offset the corresponding changes in the fair value of the underlying subordinated notes, as described above. Because the hedging arrangement is considered perfectly effective, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in a net impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820, Fair Value Measurements and Disclosures (“FASB ASC 820”). The fair value adjustments related to credit quality were not material as of December 31, 2015, 2014 and 2013.

The following tables provide information pertaining to interest rate swaps designated as fair value hedges under FASB ASC 815 at December 31, 2015 and 2014:

SUMMARY OF INTEREST RATE SWAPS DESIGNATED AS FAIR VALUE HEDGES

December 31,	2015		2014
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other liabilities	$5,572	$(351)	$8,937	$(765)

SUMMARY OF INTEREST RATE SWAPS COMPONENTS

December 31,	2015	2014
Weighted average pay rate	7.28%	7.24%
Weighted average receive rate	1.98%	2.09%
Weighted average maturity in years	1.53	2.05

18. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

Customer Derivatives – Interest Rate Swaps/Floors. The Company enters into interest rate swaps that allow our commercial loan customers to effectively convert a variable-rate commercial loan agreement to a fixed-rate commercial loan agreement. Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to an interest rate swap agreement, which serves to effectively swap the customer’s variable-rate into a fixed-rate. The Company then enters into a corresponding swap agreement with a third party in order to economically hedge its exposure through the customer agreement. The interest rate swaps with both the customers and third parties are not designated as hedges under FASB ASC 815 and are marked to market through earnings. As the interest rate swaps are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. The Company recognized $88 thousand, $1.2 million and $1.6 million in negative fair value adjustment charges during the years ended December 31, 2015, 2014 and 2013, respectively. These balances included swap termination fees of $2 thousand, $1.4 million and $1.4 million during the years ended December 31, 2015, 2014 and 2013, respectively. These amounts are included in the derivative credit valuation adjustment in the consolidated statements of operations as a reduction to other income.

SUMMARY OF INTEREST RATE SWAPS NOT DESIGNATED AS HEDGING INSTRUMENTS

December 31,	2015		2014
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other assets	$98,976	$5,611	$174,524	$12,294
Other liabilities	(98,976)	(5,649)	174,524	(12,419)

The Company has an International Swaps and Derivatives Association agreement with a third party that requires a minimum dollar transfer amount upon a margin call. This requirement is dependent on certain specified credit measures. The amount of collateral posted with the third party at December 31, 2015 and 2014 was $19.2 million and $29.2 million, respectively. The amount of collateral posted with the third party is deemed to be sufficient to collateralize both the fair market value change as well as any additional amounts that may be required as a result of a change in the specified credit measures. The aggregate fair value of all derivative financial instruments in a liability position with credit measure contingencies and entered into with the third party was $6.0 million and $13.2 million at December 31, 2015 and 2014, respectively.

19. INCOME TAXES

The income tax expense for the years ended December 31, 2015, 2014 and 2013 consists of the following:

SUMMARY OF INCOME TAX EXPENSE

Years Ended December 31,	2015	2014	2013
Current	$73	$4	$—
Deferred	1,124	1,313	297
Income tax expense	$1,197	$1,317	$297

19. INCOME TAXES (Continued)

Items that gave rise to significant portions of the deferred tax accounts at December 31, 2015 and 2014 are as follows:

DETAILS OF DEFERRED TAX LIABILITY, NET

December 31,	2015	2014
Deferred tax asset:
Allowance for loan losses	$7,613	$9,742
Impairments realized on investment securities	490	490
Fixed assets	3,002	4,720
Net operating loss carry forwards	111,335	111,593
Unrealized loss on investment securities	1,210	95
Alternative minimum tax credits	2,078	2,010
Other	6,270	6,603
Total deferred tax asset before valuation allowance	131,998	135,253
Less: valuation allowance	(128,793)	(132,646)
Deferred tax liability:
Goodwill amortization	2,734	1,610
Deferred loan costs	1,700	2,211
Other	295	300
Total deferred tax liability	4,729	4,121
Net deferred tax liability	$(1,524)	$(1,514)

The Company had $263.9 million of federal net operating loss carryforwards at December 31, 2015 of which $37.3 million will expire in 2030, $112.5 million will expire in 2031, $50.0 million will expire in 2032, $25.7 million will expire in 2033 and $38.6 million will expire in 2034. The Bank also has $323.7 million of state net operating loss carryforwards at December 31, 2015 of which $36.5 million expire in 2029, $74.7 million expire in 2030, $109.8 million expire in 2031, $45.2 million expire in 2032, $22.3 million expire in 2033 and $35.3 million expire in 2034. The Company’s alternative minimum tax credits of $2.1 million at December 31, 2015 have no expiration date.

At December 31, 2015, the Company had a valuation allowance of $128.8 million against the gross deferred tax asset as it is more likely than not that the full deferred tax asset will not be realized. Management considered all positive and negative evidence regarding the ultimate ability to fully realize the deferred tax assets, including past operating results and the forecast of future taxable income. In addition, the Company is a three-year cumulative loss company. The net deferred tax liability of $1.5 million relates primarily to deferred taxes owed on goodwill. Tax expense of $1.1 million and $1.3 million was recorded in 2015 and 2014, respectively, primarily relating to the deferred tax liability on the Company’s goodwill that is not available to offset existing deferred tax assets.

The provision for income taxes differs from that computed at the statutory rate as follows:

RECONCILIATION OF FEDERAL STATUTORY INCOME TAX

Years Ended December 31,	2015		2014		2013
	Amount	%	Amount	%	Amount	%
Income (loss) before income taxes	$11,417		$(28,491)		$(9,646)
Tax computed at statutory rate	3,996	35.0%	(9,972)	35.0%	(3,377)	35.0%
Increase (decrease) in charge resulting from:
State taxes, net of federal benefit	804	7.0	(1,606)	5.6	(635)	6.6
Tax exempt interest, net	(309)	(2.7)	(469)	1.7	(530)	5.5
BOLI	(715)	(6.3)	(664)	2.3	(659)	6.8
Valuation allowance	(3,853)	(33.7)	13,297	(46.7)	5,067	(52.5)
Other, net	1,274	11.2	731	(2.5)	431	(4.5)
Total income tax expense	$1,197	10.5%	$1,317	(4.6)%	$297	(3.1)%

19. INCOME TAXES (Continued)

FASB ASC 740 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 was applied to all existing tax positions upon initial adoption. There was no liability for uncertain tax positions and no known unrecognized tax benefits at December 31, 2015 or 2014.

The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the results of operations. As of December 31, 2015, the 2012 through 2015 tax years were subject to examination by the Internal Revenue Service (the “IRS”) and to state examination.  There are currently no IRS examinations in process, and the Company was recently notified by New Jersey of its intention to audit the 2012 through 2014 tax years.

20. EARNINGS (LOSS) PER COMMON SHARE

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

Earnings (loss) per share for the years ended December 31, 2015, 2014 and 2013 were calculated as follows:

EARNINGS (LOSS) PER COMMON SHARE COMPUTATION

Years Ended December 31,	2015	2014	2013
Net income (loss)	$10,220	$(29,808)	$(9,943)
Net income (loss) available to common shareholders	$10,220	$(29,808)	$(9,943)
Average common shares outstanding	18,648,339	17,830,018	17,283,162
Net effect of dilutive stock options	61,820	—	—
Dilutive common shares outstanding	18,710,159	17,830,018	17,283,162
Earnings (loss) per share – basic(1)	$0.55	$(1.67)	$(0.58)
Earnings (loss) per share – diluted(1)	$0.55	$(1.67)	$(0.58)

(1)	The 2013 period data is retroactively adjusted for the impact of a 1-for-5 reverse stock split on August 11, 2014.

21. REGULATORY MATTERS

The Company is subject to risk-based capital guidelines adopted by the FRB for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. Under the requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Total Capital, Tier 1 Capital and Leverage (Tier 1 Capital divided by average assets) ratios (set forth in the table below) are maintained. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements.

Pursuant to the Dodd-Frank Act, the federal bank regulatory agencies issued the Final Capital Rules. The Final Capital Rules revised the quantity and quality of required minimum risk-based and leverage capital requirements applicable to the Bank and the Company, consistent with the Dodd-Frank Act and the Basel III capital standards. The Final Capital Rules revised the quantity and quality of capital required by (1) establishing a new minimum common equity Tier 1capital ratio of 4.5% of risk-weighted assets; (2) increasing the minimum capital ratio from 4.0% to 6.0% of risk-weighted assets; (3) maintaining the minimum total capital ratio of 8.0% of risk-weighted assets; and (4) maintaining a minimum Tier 1 leverage capital ratio of 4.0%.

Furthermore, the Final Capital Rules added a requirement for a minimum common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets (“the Conservation Buffer”) to be applied to the common equity Tier 1 capital ratio, the Tier 1 capital ratio and the total capital ratio. The required minimum Conservation Buffer will be phased in incrementally between 2016 and 2019. If a bank’s or bank holding company’s Conservation Buffer is less than the required minimum and its net income for the four calendar quarters preceding the applicable calendar quarter, net of any capital distributions and associated tax effects not already reflected in

21. REGULATORY MATTERS (Continued)

net income (“Eligible Retained Income”) is negative, it would be prohibited from making capital distributions or certain discretionary cash bonus payments to executive officers. As a result, under the Final Capital Rules, should we fail to maintain the Conservation Buffer we would be subject to limits on, and in the event we have negative Eligible Retained Income for any four consecutive calendar quarters, we would be prohibited in, our ability to obtain capital distributions from the Bank.

The following table provides both the Company’s and the Bank’s risk-based capital ratios as of December 31, 2015 and 2014.

REGULATORY CAPITAL LEVELS

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2015 (2)
Total risk-based capital (to risk-weighted assets):
Sun Bancorp, Inc.	$328,575	21.04%	$124,914	8.00%	N/A
Sun National Bank	297,735	19.11	124,649	8.00	$155,811	10.00%
Tier 1 common equity capital ratio (to risk-weighted assets):
Sun Bancorp, Inc.	219,939	14.09	70,264	4.50	N/A
Sun National Bank	279,100	17.91	70,115	4.50	101,277	6.50
Tier 1 capital (to risk-weighted assets):
Sun Bancorp, Inc.	274,928	17.61	93,685	6.00	N/A
Sun National Bank	279,100	17.91	93,487	6.00	124,648	8.00
Leverage capital:
Sun Bancorp, Inc.	274,928	12.19	90,203	4.00	N/A
Sun National Bank	279,100	12.39	90,069	4.00	112,587	5.00
December 31, 2014
Total risk-based capital (to risk-weighted assets):
Sun Bancorp, Inc.	$317,945	19.25%	$132,147	8.00	N/A
Sun National Bank	286,374	17.37	131,876	8.00	$164,844	10.00%
Tier 1 capital (to risk-weighted assets):
Sun Bancorp, Inc.	276,349	16.73	66,073	4.00	N/A
Sun National Bank	265,728	16.12	65,938	4.00	98,907	6.00
Leverage capital:
Sun Bancorp, Inc.	276,349	10.06	109,894	4.00	N/A
Sun National Bank	265,728	9.68	109,760	4.00	137,200	5.00

(1)	Not applicable for bank holding companies.
(2)

The Basel III guidelines and the Dodd-Frank Act established a new minimum Tier 1 common equity risk-based capital ratio and revised the “Prompt Corrective Action” regulations, effective January 1, 2015.

At December 31, 2015 and 2014, although the Company and the Bank exceeded the required ratios for classification as “well capitalized,” due to the fact that it was subject to the OCC Agreement, it could not be deemed “well capitalized.”

At December 31, 2015 the Bank was also subject to individual minimum capital ratios established by the OCC requiring the Bank to continue to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, to continue to maintain a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and to maintain a Total Capital ratio at least equal to 11.50% of risk-weighted assets. At December 31, 2015, the Bank met all of the three capital ratios established by the OCC as its Leverage ratio was 12.39%, its Tier 1 Capital ratio was 17.91%, and its Total Capital ratio was 19.11%.

On April 15, 2010, the Bank entered into the OCC Agreement which contained requirements to develop and implement a profitability and capital plan that would provide for the maintenance of adequate capital to support the Bank’s risk profile.

The Bank also agreed to: (a) adopt and implement a program to protect the Bank’s interest in criticized or classified assets; (b) review and revise the Bank’s loan review program; (c) adopt and implement a program for the maintenance of an adequate allowance for loan losses; and (d) revise the Bank’s credit administration policies. The Bank also agreed that its brokered deposits will not exceed 6.0% of its total deposits unless approved by the OCC. Effective January 21, 2016, the OCC terminated the OCC Agreement and the individual minimum capital requirement to which the Bank was subject and the requirements noted above were eliminated.

21. REGULATORY MATTERS (Continued)

Separately, on January 21 2016, without admitting or denying any wrongdoing, the Bank entered into a Consent Order with the OCC to pay a $25,000 civil money penalty in connection with various deficiencies identified by the OCC in the mortgage banking practices of Sun Home Loans, a former division of the Bank which was closed in July 2014 when the Bank exited the residential mortgage lending business as part of a comprehensive strategic restructuring.  The identified deficiencies occurred from July 2011 through September 2013.

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

The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to the Company. All national banks are limited in the payment of dividends without the approval of the OCC of a total amount not to exceed the net income for that year to date plus the retained net income for the preceding two years. Federal law also prohibits national banks from paying dividends that would be greater than the bank’s undivided profits after deducting statutory bad debt in excess of the bank’s allowance for loan losses. Due to the Bank’s history of losses, any proposed dividends from the Bank to the Company are subject to regulatory approval until such time as net income for the current year combined with the prior two years is sufficient. Under FDICIA, an insured depository institution such as the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDICIA). Payment of dividends by the Bank also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe and unsound banking practice. During 2015, the Bank was subject to the OCC Agreement, which prohibited the Bank from paying any dividends if it was not in compliance with its approved capital plan or if the effect of the dividend would be to cause the Bank to not be in compliance and, in either event, not without prior OCC approval. The Bank did not seek OCC approval to pay a dividend in 2015.

FDIC assessment expense of $3.1 million, $3.8 million and $4.3 million was recognized during the years ended December 31, 2015, 2014 and 2013, respectively.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the FRB. Under FRB rules, restricted core capital elements, which are qualifying trust preferred securities, qualifying cumulative perpetual preferred stock (and related surplus) and certain minority interests in consolidated subsidiaries, are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. However, under the Dodd-Frank Act, bank holding companies are prohibited from including in their Tier 1 capital hybrid debt and equity securities, including trust preferred securities, issued on or after May 19, 2010. Any such instruments issued before May 19, 2010 by a bank holding company, such as the Company, with total consolidated assets of less than $15 billion as of December 31, 2009, may continue to be included as Tier 1 capital (subject to the 25% limitation). At December 31, 2015, $55.0 million in capital securities qualified as Tier 1 capital with $35.0 million qualifying as Tier 2.

On December 10, 2013, the Federal Reserve Bank, the OCC, the FDIC, the Commodity Futures Trading Commission and the SEC issued final rules to implement the Volcker Rule contained in Section 619 of the Dodd-Frank Act. While the Dodd-Frank Act provided that banks and bank holding companies were required to conform their activities and investments by July 21, 2014, in connection with issuing the final Volcker Rule, the FRB extended the conformance period until July 21, 2015. The FRB is permitted, by rule or order, to extend the conformance period for one year at a time, for a total of not more than three years. On December 18, 2014, the FRB issued an order that further extends until July 21, 2016 the conformance period under the Volcker Rule. The FRB stated in the order that it intends to exercise its authority again in 2016 and grant the final one-year extension in order to permit banks and bank holding companies until July 21, 2017 to conform to the requirements of the Volcker Rule.

21. REGULATORY MATTERS (Continued)

The final Volcker Rule regulations do provide certain exemptions allowing banking entities to continue underwriting, market-making and hedging activities and trading certain government obligations, as well as various exemptions and exclusions from the definition of “covered funds.” The level of required compliance activity depends on the size of the banking entity and the extent of its trading.

On January 14, 2014, the five federal agencies, including the FRB and OCC, approved an interim final rule to permit banking entities to retain interests in certain collateralized debt obligations backed primarily by trust preferred securities from the investment prohibitions of the Volcker Rule. Under the interim final rule, the agencies permit the retention of an interest in or sponsorship of covered funds by banking entities if certain qualifications are met. In addition, the agencies released a non-exclusive list of issuers that meet the requirements of the interim final rule. At December 31, 2015, the Company had an investment in one pool of trust preferred securities with an amortized cost of $8.8 million and estimated fair value of $7.1 million. This pool was included in the list of non-exclusive issuers that meet requirements of the interim final rule release by the agencies and therefore was not required to be sold by the Company.

At December 31, 2015, the Company had four collateralized loan obligation securities with an amortized cost of $24 million and an estimated fair value of $23.7 million. These securities are subject to the provisions of the Volcker Rule. As a result, the Company will likely be required to divest these investments unless their terms can be modified such that the investments are no longer covered by the Volcker Rule. While there is proposed legislation in Congress regarding a delay to the divestiture requirement for collateralized loan obligations, the outcome of the legislation is unclear at this time. The Company cannot give assurances that the legislation will or will not be enacted. However, based on the Company’s communication with its investment advisors, in the event that the proposed legislation is not enacted, the Company believes these investments can be modified to avoid a required divestiture under the Volcker Rule.

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

22. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

FASB ASC 820 requires the Company to disclose the fair value of financial assets on both a recurring and non-recurring basis. Those assets and liabilities which will continue to be measured at fair value on a recurring basis are as follows:

SUMMARY OF RECURRING FAIR VALUE MEASUREMENTS

		Category Used for Fair Value Measurement
	Total	Level 1	Level 2	Level 3
December 31, 2015
Assets:
Investment securities available for sale:
U.S. Treasury securities	$2,484	$2,484	$—	$—
U.S. Government agency securities	4,902	—	4,902	—
U.S. Government agency mortgage-backed securities	205,512	—	205,512	—
Other mortgage-backed securities	182	—	182	—
Trust preferred securities	10,174	—	—	10,174
Collateralized loan obligations	58,996	—	58,996	—
Other securities	625	625	—	—
Hedged commercial loans	5,924	—	5,924	—
Interest rate swaps	5,611	—	5,611	—
Liabilities:
Fair value interest rate swaps	351	—	351	—
Interest rate swaps	5,649	—	5,649	—
December 31, 2014
Assets:
Investment securities available for sale:
U.S. Treasury securities	$2,503	$2,503	$—	$—
U.S. Government agency securities	4,786	—	4,786	—
U.S. Government agency mortgage-backed securities	265,156	—	265,156	—
Other mortgage-backed securities	265	—	265	—
State and municipal securities	30,922	—	30,922	—
Trust preferred securities	9,410	—	—	9,410
Collateralized loan obligations	68,603	—	68,603	—
Other securities	12,855	12,855	—	—
Hedged commercial loans	9,726	—	9,726	—
Interest rate swaps	12,294	—	12,294	—
Liabilities:
Fair value interest rate swaps	765	—	765	—
Interest rate swaps	12,419	—	12,419	—

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

22. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

22. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

The cash flow model for the pooled issue owned by the Company at December 31, 2015 assumes no recovery on defaulted collateral, no recovery on securities in deferral and an additional 3.6% future default rate assumption on the remaining performing collateral every three years with no recovery rate.

For trust preferred securities, projected cash flows are discounted at a rate based on a trading group of similar securities quoted on the New York Stock Exchange (“NYSE”) or over-the-counter markets which is reviewed for market data points such as credit rating, maturity, price and liquidity. The Company indexes the market securities to a comparable maturity interest rate swap to determine the market spread, which is then used as the discount rate in the cash flow models. As of the reporting date, the market spreads were 2.5% for the pooled security and 5.25% for the single issuer. An increase or decrease of 3% in the discount rate on the pooled issue would result in a decrease of $2.1 million or an increase of $2.7 million in the security fair value, respectively. An increase or decrease of 3% in the discount rate on the single issuer would result in a decrease of $917 thousand or an increase of $1.5 million in the security fair value, respectively.

The following provides details of the Level 3 fair value measurement activity for the years ended December 31, 2015 and 2014:

FAIR VALUE MEASUREMENTS USING SIGNIFICANT UNOBSERVABLE INPUTS – LEVEL 3

INVESTMENT SECURITIES

For the Years Ended December 31,	2015	2014
Balance, beginning of year	$9,410	$7.967
Total gains (losses), realized/unrealized:
Included in earnings	3	—
Included in accumulated other comprehensive income	762	2,054
Purchases	—	—
Maturities	—	—
Prepayments	—	(611)
Calls	—	—
Transfers out of Level 3	—	—
Balance, end of year	$10,175	$9,410

There were no transfers between the three levels for the years ended December 31, 2015 and 2014, respectively.

22. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Certain assets are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures impaired loans, loans held-for-sale, bank properties and equipment, bank properties transferred to other real estate owned and SBA servicing assets at fair value on a non-recurring basis. At December 31, 2015 and 2014, these assets were valued in accordance with GAAP, and except for impaired loans, real estate owned and loans held for sale included in the following table, did not require fair value disclosure under the provisions of FASB ASC 820. The related changes in fair value for the years ended December 31, 2015 and 2014 are as follows:

SUMMARY OF NON-RECURRING FAIR VALUE MEASUREMENTS

		Category Used for Fair Value Measurement			Total (Losses) Gains Or Changes
	Total	Level 1	Level 2	Level 3	in Net Assets
December 31, 2015
Assets:
Impaired loans	$1,161	$—	$—	$1,161	$(64)
Real estate owned	281	—	—	281	(56)
December 31, 2014
Assets:
Impaired loans	$1,826	$—	$—	$1,826	$(1,452)
Loans held-for-sale, at lower of cost or market	4,083	—	4,083	—	(4,852)
Real estate owned	144	—	—	144	(835)

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

22. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

Impaired loan fair value measurements are based upon unobservable inputs, and therefore, are categorized as a Level 3 measurement.  No specific reserves were calculated for impaired loans with an aggregate carrying amount of $1.2 million and $1.8 million at December 31, 2015 and 2014, respectively, as the underlying collateral was not below the carrying amount; however, these loans did include charge-offs of $888 thousand, of which $823 thousand related to loans which were fully charged off at December 31, 2015, and $921 thousand, of which $531 thousand related to loans which were fully charged off at December 31, 2014.

Once a loan is determined to be uncollectible, the underlying collateral is repossessed and reclassified as other real estate owned. The balance of other real estate owned also includes bank properties transferred from operations. These assets are carried at lower of cost or fair value of the collateral, less cost to sell. In some cases, adjustments are made to the appraised values for various factors including age of the appraisal, age of comparable properties included in the appraisal, and known changes in the market and the collateral. During the year ended December 31, 2015, the Company recorded a decrease in fair value of $56 thousand on one bank property. During the year ended December 31, 2014, the Company recorded a decrease in fair value of $768 thousand on one commercial property, and $67 thousand on one residential property. The adjustments to the bank, commercial, and residential properties were based upon unobservable inputs, and therefore categorized as Level 3 measurements. Total real estate owned measured at fair value at December 31, 2015 and 2014 was $281 thousand and $144 thousand, respectively.

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

22. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

December 31,	2015		2014
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$21,836	$21,836	$43,491	$43,491
Interest-earning bank balances	182,479	182,479	505,885	505,885
Restricted cash	5,000	5,000	13,000	13,000
Investment securities available for sale	282,875	282,875	394,500	394,500
Investment securities held to maturity	250	250	489	501
Loans receivable, net	1,524,577	1,460,080	1,477,172	1,412,372
Loans held-for-sale, at lower of cost or market	—	—	4,083	4,083
Hedged commercial loans (1)	5,924	5,924	9,726	9,726
Brach assets held-for-sale	—	—	69,064	69,064
Restricted equity investments	15,733	15,733	14,961	14,961
Interest rate swaps	5,611	5,611	12,294	12,294
Liabilities:
Demand deposits	1,186,348	1,166,898	1,409,978	1,444,488
Savings deposits	221,620	213,498	224,017	232,572
Time deposits	338,134	339,294	457,909	458,233
Deposits held-for-sale	—	—	183,395	199,469
Securities sold under agreements to repurchase – customers	—	—	1,156	1,156
Advances from FHLBNY	85,607	85,790	60,787	60,935
Junior subordinated debentures	92,786	63,520	92,786	67,837
Fair value interest rate swaps	351	351	765	765
Interest rate swaps	5,649	5,649	12,419	12,419

(1)

Includes positive market value adjustment of $351 thousand and $765 thousand at December 31, 2015 and December 31, 2014, respectively, which is equal to the change in value of related interest rate swaps designated as fair value hedges of these hedged loans in accordance with FASB ASC 815.

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

22. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

Branch deposits held-for-sale. The fair value is determined by applying the agreed upon deposit premium per a branch sale agreement. This is a level 2 input.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2015 and 2014. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

23. RELATED PARTY TRANSACTIONS

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions.

Related party activity for the years ended December 31, 2015 and 2014 is summarized as follows:

SUMMARY OF LOANS TO RELATED PARTIES

At or for the Years Ended December 31,	2015	2014
Balance, beginning of year	$38,066	$50,417
Additions	—	1,049
Other reductions(1)	—	(123)
Repayments	(36,057)	(13,276)
Balance, end of year	$2,009	$38,066

(1)	Represents balances at the beginning of the period for related parties who left the Company during the course of the year.

23. RELATED PARTY TRANSACTIONS (Continued)

Interest income earned on related party loans was $86 thousand and $1.6 million for the years ended December 31, 2015 and 2014, respectively.

Certain office space of the Company is leased from companies affiliated with former Directors who remain affiliates of the Company under separate agreements with the Company.

Terms of these five agreements at December 31, 2015 are as follows:

SUMMARY OF LEASES WITH AFFILIATES

December 31, 2015	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
January 2017	$167	2 five-year terms	Fixed
October 2017(1)	1,225	2 five-year terms	CPI
August 2025(2)	527	4 five-year terms	Fixed
January 2027	174	4 five-year terms	Fixed
June 2029(3)	269	4 five-year terms	CPI

(1)	This lease was amended in January 2015 retroactive to November 2014 and previously had an expiration in October 2027.
(2)	This lease is recorded as a $4.3 million obligation under capital lease at December 31, 2015.
(3)	This lease is recorded as a $2.6 million obligation under capital lease at December 31, 2015.

At the time of each of the related party transactions described above, the Company determined that each transaction was on terms as fair to the Company as could have been obtained from unaffiliated third parties.

24. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

The condensed financial statements of Sun Bancorp, Inc. are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31,	2015	2014
Assets:
Cash and due from banks	$29,222	$29,775
Investments in subsidiaries:
Bank subsidiaries	315,551	303,795
Non-bank subsidiaries	2,786	2,786
Accrued interest receivable and other assets	3,683	3,681
Total assets	$351,242	$340,037
Liabilities and Shareholders’ Equity:
Liabilities
Junior subordinated debentures	$92,786	$92,786
Other liabilities	2,068	1,928
Total liabilities	94,854	94,714
Shareholders’ equity	256,388	245,323
Total liabilities and shareholders’ equity	$351,242	$340,037

24. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF OPERATIONS

Years Ended December 31,	2015	2014	2013
Interest expense	$(2,200)	$(2,150)	$(2,188)
Other expenses	(3,791)	(4,037)	(4,311)
Management fee income	3,886	4,130	4,573
Loss before equity in undistributed loss of subsidiaries and income tax benefit	(2,105)	(2,057)	(1,926)
Equity in undistributed loss of subsidiaries	11,639	(28,480)	(8,681)
Income tax benefit	686	729	664
Net income (loss) available to common shareholders	$10,220	$(29,808)	$(9,943)

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2015	2014	2013
Operating activities:
Net income (loss)	$10,220	$(29,808)	$(9,943)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Undistributed (income) loss of subsidiaries	(11,639)	28,480	8,681
Stock-based compensation	252	226	167
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable and other assets	(28)	(730)	(621)
Accounts payable and other liabilities	27	(487)	(389)
Net cash used in operating activities	(1,168)	(2,319)	(2,105)
Investing activities:
Payments for investments in and advances to subsidiaries	—	(7,500)	—
Net cash used in investing activities	—	(7,500)	—
Financing activities:
Proceeds from exercise of stock options	15	16	—
Proceeds from issuance of common stock	600	22,141	1,580
Net cash provided by financing activities	615	22,157	1,580
Net (decrease) increase in cash	(553)	12,338	(525)
Cash, beginning of year	29,775	17,437	17,962
Cash, end of year	$29,222	$29,775	$17,437

* * * * * *

SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for 2015 and 2014 (amounts are in thousands, except per share amounts).

QUARTERLY DATA(1)

Three Months Ended	December 31,	September 30,	June 30,	March 31,
2015
Interest income	$17,167	$17,589	$17,793	$17,659
Interest expense	2,352	2,372	2,418	2,468
Net interest income	14,815	15,217	15,375	15,191
Recovery of provision for loan losses	(300)	(1,762)	(1,218)	—
Non-interest income	3,204	6,453	4,881	13,087
Non-interest expense	16,621	19,885	18,362	25,218
Income before income taxes	1,698	3,547	3,112	3,060
Income tax expense	246	383	284	284
Net income available to common shareholders	1,452	3,164	2,828	2,776
Earnings per common share - basic	$0.08	$0.17	$0.15	$0.15
Earnings per common share - diluted	$0.08	$0.17	$0.15	$0.15

2014
Interest income	$19,840	$21,955	$23,777	$24,640
Interest expense	2,814	3,034	3,165	3,248
Net interest income	17,026	18,921	20,612	21,392
Provision for loan losses	—	—	14,803	—
Non-interest income	4,142	4,695	3,977	4,949
Non-interest expense	23,705	24,132	33,677	27,888
Loss before income taxes	(2,537)	(516)	(23,891)	(1,547)
Income tax expense	292	309	357	359
Net loss available to common shareholders	$(2,829)	(825)	(24,248)	(1,906)
Loss per common share - basic	$(0.15)	$(0.05)	$(1.39)	$(0.11)
Loss per common share - diluted	$(0.15)	$(0.05)	$(1.39)	$(0.11)

(1)	Prior period share data was retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014

Basic and diluted earnings (loss) per share are computed independently for each of the quarters presented. Consequently, the sum of the quarters may not equal the annual loss per share.

COMMON STOCK PRICE RANGE AND DIVIDENDS (UNAUDITED)

Shares of the Company’s common stock are quoted on the NASDAQ Global Select Market under the symbol “SNBC”. The following table sets forth the high and low sale prices (adjusted for stock dividends) for the common stock for the calendar quarters indicated, as published by the NASDAQ Stock Market.

COMMON STOCK PRICE RANGE(1)

	High	Low
2015
Fourth Quarter	$22.10	$19.08
Third Quarter	$20.99	$18.96
Second Quarter	$20.07	$18.75
First Quarter	$19.44	$17.15
2014
Fourth Quarter	$20.50	$17.18
Third Quarter	$22.00	$18.09
Second Quarter	$20.80	$16.45
First Quarter	$18.00	$15.80

(1)	Prior period share data was retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014

There were 560 holders of record of the Company’s common stock as of March 9, 2016. This number does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms. At March 9, 2016, there were 18,748,416 shares of the Company’s common stock outstanding.

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

The ability of the Bank to pay dividends to the Company is governed by certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfer to surplus or to fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profits and a national bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. Also, banking regulators have indicated that national banks should generally pay dividends only out of current operating earnings. Following this guidance, the Bank was not able to pay a dividend to the Company at December 31, 2015. Moreover, per the OCC Agreement which was terminated on January 21, 2016, and the FRB requirements, a dividend may only be declared if it is in accordance with the approved capital plan, the Bank remains in compliance with the capital plan following the payment of the dividend and the dividend is approved by the OCC and the Federal Reserve Bank.

STOCK PERFORMANCE (UNAUDITED)

The following table provides a stock performance graph comparing cumulative total shareholders return on the Common Stock with (a) the cumulative total shareholder return on stocks of all U.S. companies that trade on the NASDAQ Stock Market and (b) the cumulative total shareholder return on stocks included in the NASDAQ Bank index, as prepared for the NASDAQ by the Center for Research in Security Prices (“CRSP”) at the University of Chicago. All investment comparisons assume the investment of $100 at December 31, 2010. The cumulative returns for the NASDAQ Stock Market and the NASDAQ Bank index are computed assuming the reinvestment of dividends.

CUMULATIVE TOTAL RETURN

December 31,	2010	2011	2012	2013	2014	2015
Sun Bancorp, Inc.(1)	$100.00	$52.16	$76.29	$75.86	$83.62	$88.97
CRSP NASDAQ U.S. Companies	100.00	99.21	116.82	163.75	188.03	201.40
CRSP NASDAQ U.S. Companies	100.00	89.50	106.23	150.55	157.95	171.92

(1)

The cumulative return for Sun Bancorp, Inc. has been calculated based on the historical closing prices of $23.20, $12.10, $17.70, $17.60, $19.40 and $20.64 on December 31, 2010, 2011, 2012, 2013, 2014 and 2015, respectively. Prior period stock prices have been retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical stock performance shown in the table. The Company neither makes nor endorses any predictions as to the stock performance.

ADDITIONAL INFORMATION

The Company’s Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2015 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 350 Fellowship Road, Suite 101, Mount Laurel, NJ 08054.