Form 10-K, Exhibit 13
period 2016-12-31
SUN BANCORP INC /NJ/
filed 2017-03-10
CIK 1017793

Exhibit 13

SUN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

At or for the Years Ended December 31,	2016	2015	2014	2013	2012
Selected Balance Sheet Data
Total assets	$2,262,262	$2,210,584	$2,715,348	$3,087,553	$3,224,031
Cash and investments	450,935	508,173	971,383	751,559	631,596
Loans receivable, net of allowance for loan losses	1,594,377	1,530,501	1,486,898	2,102,167	2,351,222
Total deposits	1,741,363	1,746,102	2,091,904	2,621,571	2,713,224
Borrowings	91,708	92,305	68,978	68,765	70,992
Junior subordinated debentures	92,786	92,786	92,786	92,786	92,786
Shareholders’ equity	319,709	256,388	245,323	245,337	262,595
Selected Results of Operations
Interest income	$69,610	$70,208	$90,212	$105,082	$115,433
Interest expense	10,706	9,610	12,261	15,313	17,585
Net interest income	58,904	60,598	77,951	89,769	97,848
(Release of) provision for loan losses	(1,682)	(3,280)	14,803	1,147	57,215
Net interest income after (release of) provision for loan losses	60,586	63,878	63,148	88,622	40,633
Non-interest income	13,389	27,625	17,763	31,681	28,675
Non-interest expense	64,953	80,086	109,402	129,949	119,833
Income (loss) before income taxes	9,022	11,417	(28,491)	(9,646)	(50,525)
Income tax (benefit) expense	(52,395)	1,197	1,317	297	(34)
Net income (loss) available to common shareholders	61,417	10,220	(29,808)	(9,943)	(50,491)
Per Share Data (1)
Earnings (loss) per common share:
Basic	$3.26	$0.55	$(1.67)	$(0.58)	$(2.94)
Diluted	3.24	0.55	(1.67)	(0.58)	(2.94)
Book Value	16.90	13.72	13.18	14.15	15.28
Selected Ratios
Return on average assets	2.8%	0.4%	(1.0)%	(0.3)%	(1.6)%
Return on average equity	23.3	4.0	(12.0)	(3.8)	(17.2)
Ratio of average equity to average assets	12.1	10.5	8.5	8.1	9.3

(1)	Prior period data for 2013 and 2012 is retroactively adjusted for the impact of a 1-for-5 reverse stock split effective August 11, 2014.

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

OVERVIEW

General Overview

The Company is a bank holding company headquartered in Mount Laurel, New Jersey, with its principal subsidiary being Sun National Bank (the “Bank”). At December 31, 2016, the Company had total assets of $2.26 billion, total liabilities of $1.94 billion and total shareholders’ equity of $319.7 million. The Company’s principal business is to serve as a holding company for the Bank. As a registered bank holding company, the Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “FRB”). As a national bank, the Bank is subject to the supervision and regulation of the Office of the Comptroller of the Currency (the “OCC”).

As of December 31, 2016, the Company had 35 locations primarily throughout New Jersey, including 30 branch offices. The Company also had one loan production office in New York.

Through the Bank, the Company provides an array of community banking services to consumers, small businesses and mid-size companies. The Company’s lending services to businesses include term loans and lines of credit and commercial mortgages. The Company’s commercial deposit services include business checking and money market accounts and cash management solutions such as online banking, electronic bill payment and wire transfer services, lockbox services, remote deposit and controlled disbursement services. The Company’s consumer deposit services include checking accounts, savings accounts, money market accounts, certificates of deposit and individual retirement accounts. In addition, the Company, through its subsidiary, Prosperis Financial Solutions, LLC, offers client access to mutual funds, securities brokerage, annuities and investment advisory services. The Company’s lending services to consumers consist primarily of lines of credit of overdraft sweeps.  During 2014 and in prior years, the Company offered residential mortgage loans, but completed its exit from this business in the second half of 2014. Additionally, the Company ceased its offering of home equity term loans, home equity lines of credit and installment loans at that time.

The Company funds its lending activities primarily through retail, commercial and brokered deposits, the scheduled maturities of its investment portfolio and other wholesale funding sources.

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

In June, 2014, the Board of Directors of the Company and the Bank approved a comprehensive strategic restructuring plan (the “Restructuring Plan”) to refocus on serving commercial borrowers in the communities in which the Bank operates. Pursuant to the Restructuring Plan, during 2014 and 2015, the Bank exited Sun Home Loans, its residential mortgage banking origination business and its healthcare and asset-based lending businesses, it sold seven branch locations in the Cape May County area to Sturdy Savings Bank and sold its Hammonton branch to Cape Bank. In addition, the Bank consolidated nine branch locations, significantly reduced classified asset and operating expense and declared of a 1-for-5 reverse stock split. Upon finalization of the branch consolidation in the third quarter of 2015, the Company’s Restructuring Plan was completed.

On March 6, 2015, the Company completed the sale of seven branch locations to Sturdy Savings Bank. In accordance with the sale agreement, the Company sold $153.3 million of deposits, $63.8 million of loans, $4.0 million of fixed assets and $897 thousand of cash. The transaction resulted in a net cash payment of approximately $71.5 million by the Company to Sturdy Savings Bank. After transaction costs, the net gain on the branch sale transaction recorded by the Company in the first quarter of 2015 was $9.2 million.

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

As a result of the implementation and completion of the Restructuring Plan, the Company’s primary lending focus is centered around commercial relationships, specifically commercial real estate, multi-family and commercial and industrial loan originations. The Company will also selectively partner with high quality banks for loan participation opportunities. With the Bank’s branch network rationalized, the Company is focusing on enhancing its brand and building a relationship-based deposit gathering strategy which the Company anticipates will generate additional deposit-related income from service charges, cash management and related commercial banking products and services.

Market Overview

The economy has grown slowly with suggestions of inflationary pressure during 2016. The labor markets have continued to tighten and wages are accelerating. Interest rates have remained near historical lows with a market expectation of rising rates in 2017. The unemployment rate in the U.S. was 4.7% in December 2016 as compared to 5.0% in December 2015. While the unemployment rate has remained near an eight-year low, concerns still exist about economic growth as the labor participation rate continues to be low and wage growth has been minimal. Based upon initial estimates, the U.S. gross domestic product for the fourth quarter of 2016 increased at an annual rate of 1.9% as compared to a 3.5% increase in the third quarter of 2016. The deceleration in GDP from the prior quarter reflected a decrease in exports, an acceleration in imports, a decline in personal consumption expenditures and downturns in federal government spending, which were partly offset by an increase in residential and non-residential fixed investment, private inventory investment and state and local government spending.  Consumer spending is expected to increase resulting from higher hourly worker compensation, continued lower fuel costs, low unemployment rates fueled by higher job availability and low inflation which is expected to hover around 2%. The rate at which the economy will grow is still uncertain and will affect the Company and the markets in which it does business. At the state level, according to the latest South Jersey Business Survey produced by the Federal Reserve Bank of Philadelphia (the “Federal Reserve Bank”), growth in business activity and sales continued to improve and employment continued to expand in the fourth quarter of 2016. Expectations are for continued growth with employment either unchanged or experiencing a slight improvement. In Northern New Jersey, business activity is expected to continue to increase at a modest pace. New Jersey’s unemployment rate has declined to 4.7% as of December 2016 as compared to 5.1% in December 2015 as a result of private sector growth.

At its meeting in December 2016, the Federal Open Market Committee (the “FOMC”) raised the Federal Funds target rate by 25 basis points to a range of 0.50% to 0.75%.  The FOMC cited the strength of the labor market, the moderate expansion of economic activity and the anticipated rate of inflation of two percent over the medium term as justification for the increase. The FOMC expects economic conditions to warrant gradual increases in the fed funds rate in the near term. The FOMC is maintaining its existing policy of reinvesting principal payments from its holdings of agency debt and agency mortgage-backed securities and of rolling over maturing Treasury securities at auction.  With the new Administration under President Donald J. Trump, significant uncertainty exists around the timing, size and composition of any future fiscal and other economic policy initiatives. The prospects for more expansionary fiscal policies in coming years have increased forecasts for economic growth and possibly higher inflation.  However, the continued rise of the U.S. dollar may continue to hold down the level of inflation.

Although moderately improving, the economy is still experiencing uncertainty in certain sectors, and, together with the challenging regulatory environment and increasing rate environment, will continue to affect the Company and the markets in which it does business and may adversely impact the Company’s results in the future.

Regulatory Matters

Prior to 2016, the Bank was subject to the OCC Agreement, which imposed an individual capital requirement on the Bank, restricted the Bank’s ability to pay dividends and imposed a variety of other operating restrictions and requirements.  In addition, the Company had been required to seek prior approval from the Federal Reserve Bank before paying interest, principal or other sums on trust preferred securities or any related subordinated debentures, declaring or paying cash dividends or receiving dividends from the Bank, repurchasing outstanding stock or incurring indebtedness, among other individual restrictions and requirements.  The OCC terminated the OCC Agreement and the individual restrictions and requirements thereunder in January 2016.  Similarly, in October 2016, the Federal Reserve Bank terminated the individual restrictions and requirements placed on the Company.

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

Executive Summary

In 2016, the Company recorded its second consecutive year of positive earnings and its eighth consecutive quarter of profitability, before taking into account the significant positive impact of the partial reversal of the deferred tax asset valuation allowance in the fourth quarter of 2016.  These results demonstrate the Company’s continued ability to generate operating earnings through successful execution of the Company’s business plan.  The Company has significantly enhanced its lending and credit teams and its expense management culture. Through the continuation of previously implemented workout strategies and conservative lending standards, the Company maintained a strong credit risk monitoring environment and focused on ensuring that high quality assets were added to the balance sheet.  During 2016, the Company continued to deploy its excess cash balances into loans. In 2017, the Company anticipates deploying the remaining excess cash to facilitate loan growth and investment purchases.

Net income available to common shareholders for 2016 was $61.4 million, or $3.24 per diluted share, compared to net income of $10.2 million, or $0.55 per diluted share in 2015.  As a result of the Company’s ability to generate positive earnings for eight consecutive quarters, along with its demonstrated ability to meet or exceed budget, the Company reversed $53.7 million of its deferred tax asset valuation allowance during the fourth quarter of 2016.  As a result of the reversal, the Company will begin recording federal and state tax expense on its earnings beginning in the first quarter of 2017. The following is an overview of key factors affecting the Company’s results and significant events for 2016 in addition to the partial reversal of the deferred tax asset valuation allowance:

•	Total risk-based capital for the Bank was 19.8% at December 31, 2016.
•

Loans receivable, net increased by 4.2% to $1.59 billion at December 31, 2016 from $1.53 billion at December 31, 2015 due to commercial loan originations, partially offset by pay downs of commercial and consumer loans.

•

The net interest margin equaled 2.94% for 2016 as compared to 2.74% in 2015. The net interest margin in 2016 was positively impacted by commercial loan growth along with a reduction of low-yielding interest-earning bank balances.

•

Non-interest expense decreased by 18.9% to $65.0 million in 2016 from $80.1 million in 2015 driven by lower salaries and benefits, occupancy expense and equipment expense due primarily to branch sales and consolidations which occurred in 2015, reflecting the completion of a restructuring that commenced in 2014.

•

A negative provision for loan losses of $1.7 million was recorded in 2016 as compared to a negative provision for loan losses of $3.3 million in 2015. The allowance for loan losses decreased to $15.5 million at December 31, 2016 from $18.0 million at December 31, 2015 as a result of the continued improvement in the risk profile of the loan portfolio with classified loans decreasing from December 31, 2015 to December 31, 2016. The allowance for loan losses equaled 0.97% of gross loans held-for-investment at December 31, 2016 as compared to 1.16% at December 31, 2015.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The discussion and analysis of the financial condition and results of operations are based on the Consolidated Financial Statements, which are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. Management evaluates these estimates and assumptions on an ongoing basis, including those related to the allowance for loan losses, income taxes and the fair value of financial instruments. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the basis for making judgments on the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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

Additionally, for the commercial loan portfolio, historic loss and recovery experience over a two-year horizon, based on a rolling 28-quarter migration analysis, is taken into account for the quantitative factor component. The Company previously used a 12-quarter commercial loan migration analysis, however during the fourth quarter of 2015, the Company began to use a 28-quarter analysis to better align its allowance model with the Company’s credit cycle. This methodology change was completed in conjunction with the completion of the Company’s Restructuring Plan and resulted in a corresponding reduction in qualitative factor assumptions. For the non-commercial loan quantitative component, the average one-year loss history and recovery experience over a 12-quarter time period is utilized for the allowance calculation.

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

In determining whether to establish or maintain a valuation allowance against a deferred tax asset, the Company reviews available evidence to determine whether it is more likely than not that all or a portion of the Company’s net deferred tax asset will be realized in future periods.  Consideration is given to various positive and negative factors that could affect the realization of the net deferred tax assets. In making such a determination, the Company considers, among other things, future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, historical financial performance, the ability to carry back losses to recoup taxes previously paid, the length of statutory carry forward periods and experience with operating loss and tax credit carry forwards not expiring unused. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

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

Valuation techniques and models utilized for measuring financial assets and liabilities are reviewed and validated by the Company on a quarterly basis.

RECENT ACCOUNTING PRINCIPLES

In November 2016, The FASB issued ASU 2016-18: Statement of Cash Flows (Topic 230): Restricted Cash.  The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows.  The amendments in this Update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustment should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently evaluating the adoption of this Accounting Standards Update of its financial statements.

In August 2016, the FASB issued ASU 2016-15: Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this Update address the following eight specific cash flow issues with the objective of reducing the existing diversity in practice: (1) debt prepayments or debt extinguishment cost (cash outflow-financing), (2) settlement of debt instruments with coupon interest rates insignificant to the effective interest rate, Interest payment (cash outflow-operating), principal payment (cash outflow-financing), (3) contingent consideration payments made soon after business combination (cash outflow-investing), (4) proceeds from settlement of insurance claims (classification on basis of the nature of each loss), (5) proceeds from corporate/bank-owned life insurance, proceeds (cash inflow-investing), payments (cash outflow-investing/operating), (6) distribution received from equity method investees, cumulative earnings approach (cash inflow-investing), nature of distribution approach (cash inflow-operating/investing), (7) beneficial interest in securitization transactions, assets (noncash transaction), cash receipts from trade receivable (cash inflow-investing), (8) separately identifiable cash flows (classified based on source-financing/investing/operating).  The amendments in this Update are effective for public business entities for the fiscal years beginning after December 15, 2017 and interim periods within those fiscal years.  Early adoption is permitted, including adoption in an interim period.  If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.  An entity that elects early adoption must adopt all of the amendments in the same period.   The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In June 2016, the FASB issued ASU 2016-13: Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which applies to entities holding financial assets and net investment in leases that are not accounted for at fair value through net income.  The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash.  The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually.  The amendments in ASU 2016-13 for public business entities are effective for the fiscal years beginning after December 15, 2019.  Early adoption is permitted as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In March 2016, the FASB issued ASU 2016-09: Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which applies to all entities that issue share-based payment awards to their employees. The amendments involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments are part of FASB's Simplification Initiative, the stated objective of which is to identify, evaluate, and improve areas of GAAP for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. The amendments in ASU 2016-09 for public business entities are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted for any entity in any interim or annual period and if so elected, adjustments should be reflected as of the beginning of the fiscal year that includes the interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

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

In May 2014, the FASB issued ASU 2014-09: Revenue from Contracts with Customers (Topic 606): Summary and Amendments That Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs-Contracts with Customers (Subtopic 340-40), Conforming Amendments to Other Topics and Subtopics in the Codification and Status Tables, Background Information and Basis for Conclusions. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the considerations to which the entity expects to be entitled in exchange for those goods or services. The guidance in this Update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. For a public entity, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is not permitted. The Company does not expect the adoption of this guidance to have a material impact on its financial condition or results of operations.

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

The Company’s net interest margin and interest rate spread in the year ended December 31, 2016 were 2.94% and 2.75%, respectively, as compared to 2.74% and 2.57%, respectively, for the year ended December 31, 2015 and 2.92% and 2.77%, respectively, for the year ended December 31, 2014. The margin increase from 2015 to 2016 is due primarily to commercial loan growth along with a reduction of excess liquidity through a decrease of lower yielding interest-earning bank balances. The increase in the average yield is primarily due to the increase of $98.1 million, or 8.9%, in average commercial loan receivable from 2015 to 2016, partially offset by the impact of a decrease of $48.9 million, or 13.8%, in average investment securities. The margin decrease from 2014 to 2015 was primarily due to a decrease of $263.5 million, or 19.3%, in average commercial loans receivable from 2014 to 2015 and a reduction of $87.5 million, or 19.9%, in average investment securities.

Net interest income (on a tax-equivalent basis) decreased by $2.1 million, or 3.52%, to $58.9 million for the year ended December 31, 2016 as compared to $61.1 million for the year ended December 31, 2015, reflecting an overall reduction in the average balance sheet. Average interest-earning assets decreased by $224.3 million, or 10.0%, from the year ended December 31, 2015 to the year ended December 31, 2016 due primarily to a decrease of $233.3 million, or 17.5%, in average deposits during that time period.  Net interest income (on a tax-equivalent basis) decreased $17.6 million, or 22.3%, to $61.1 million for the year ended December 31, 2015 compared to $78.6 million for the year ended December 31, 2014.

Table 1 provides detail regarding the Company’s average daily balances with corresponding interest income (on a tax-equivalent basis) and interest expense, as well as average yield and average cost information for the years ended December 31, 2016, 2015 and 2014. Average balances are derived from daily balances. Table 2 further provides certain information regarding changes in interest income and interest expense of the Company for the years ended December 31, 2016, 2015 and 2014.

TABLE 1: STATEMENTS OF AVERAGE BALANCES, INCOME OR EXPENSE, YIELD OR COST

Years Ended December 31,	2016			2015			2014
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Interest-earning assets:
Loans receivable (1), (2):
Commercial	$1,202,992	$48,405	4.02%	$1,104,871	$45,234	4.09%	$1,368,385	$58,773	4.30%
Home equity	132,073	5,577	4.22	162,799	6,775	4.16	218,845	9,301	4.25
Residential real estate	235,458	8,031	3.41	268,890	9,260	3.44	323,301	11,352	3.51
Total loans receivable	1,570,523	62,013	3.95	1,536,560	61,269	3.99	1,910,531	79,426	4.16
Investment securities (3)	304,314	6,924	2.28	353,229	8,514	2.41	440,710	10,582	2.40
Interest-earning bank balances	129,016	672	0.52	338,365	880	0.26	344,326	866	0.25
Total interest-earning assets	2,003,853	69,609	3.47	2,228,154	70,663	3.17	2,695,567	90,874	3.37

Total non-interest-earning assets	182,363			192,268			230,156
Total assets	$2,186,216			$2,420,422			$2,925,723
Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$692,105	$1,507	0.22%	$790,237	$1,416	0.18%	$1,052,717	$2,869	0.27%
Savings deposits	238,009	767	0.32	221,309	467	0.21	258,808	672	0.26
Time deposits	378,204	3,684	0.97	408,230	3,454	0.85	565,472	4,817	0.85
Total interest-bearing deposit accounts	1,308,318	5,958	0.46	1,419,776	5,337	0.38	1,876,997	8,358	0.45
Short-term borrowings:
Repurchase agreements with customers	—	—	—	50	—	—	735	1	0.14
Long-term borrowings:
FHLBNY advances	85,513	1,728	2.02	78,704	1,603	2.04	60,865	1,264	2.08
Obligation under capital lease	6,489	445	6.86	6,870	470	6.84	7,181	489	6.81
Junior subordinated debentures	92,786	2,574	2.77	92,786	2,200	2.37	92,786	2,150	2.32
Total borrowings	184,788	4,747	2.57	178,410	4,273	2.40	161,567	3,904	2.42
Total interest-bearing liabilities	1,493,106	10,705	0.72	1,598,186	9,610	0.60	2,038,564	12,262	0.60
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	406,370			541,605			588,717
Other liabilities	22,624			26,837			49,115
Total non-interest-bearing liabilities	428,994			568,442			637,832
Total liabilities	1,922,100			2,166,628			2,676,396

Shareholders’ equity	264,116			253,795			249,327
Total liabilities and shareholders’ equity	$2,186,216			$2,420,423			$2,925,723
Net interest income		$58,904			$61,053			$78,612
Interest rate spread (4)			2.75%			2.57%			2.77%
Net interest margin (5)			2.94%			2.74%			2.92%
Ratio of average interest-earning assets to average interest-bearing liabilities			134%			139%			132%

(1)	Average balances include non-accrual loans and loans held-for-sale (see “Non-Performing and Problem Assets”).
(2)	Loan fees are included in interest income and the amount is not material for this analysis.
(3)

Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustment for the years ended December 31, 2016, 2015 and 2014 was zero, $458 thousand and $664 thousand, respectively.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

TABLE 2: RATE-VOLUME VARIANCE ANALYSIS (1)

Years Ended December 31,	2016 vs. 2015			2015 vs. 2014
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable:
Commercial	$3,917	$(746)	$3,171	$(10,800)	$(2,739)	$(13,539)
Home equity	(1,298)	100	(1,198)	(2,333)	(193)	(2,526)
Residential real estate	(1,150)	(79)	(1,229)	(1,870)	(222)	(2,092)
Total loans receivable	1,469	(725)	744	(15,003)	(3,154)	(18,157)
Investment securities	(1,133)	(457)	(1,590)	(2,112)	44	(2,068)
Interest-earning deposits with banks	(751)	543	(208)	(14)	28	14
Total interest-earning assets	(415)	(639)	(1,054)	(17,129)	(3,082)	(20,211)
Interest expense:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	(187)	278	91	(622)	(831)	(1,453)
Savings deposits	37	263	300	(79)	(126)	(205)
Time deposits	(261)	491	230	(1,363)	—	(1,363)
Total interest-bearing deposit accounts	(411)	1,032	621	(2,064)	(957)	(3,021)
Short-term borrowings:
Repurchase agreements with customers	—	—	—	(1)	—	(1)
Long-term borrowings:
FHLBNY advances	140	(15)	125	364	(25)	339
Obligation under capital lease	(26)	1	(25)	(21)	2	(19)
Junior subordinated debentures	—	374	374	—	50	50
Total borrowings	114	360	474	342	27	369
Total interest-bearing liabilities	(297)	1,392	1,095	(1,722)	(930)	(2,652)
Net change in net interest income	$(118)	$(2,031)	$(2,149)	$(15,407)	$(2,152)	$(17,559)

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

Interest income (on a tax-equivalent basis) decreased $1.1 million, or 1.5%, to $69.6 million for 2016 compared to $70.7 million in 2015, primarily due to a decrease of $48.9 million, or 13.8%, in average investment securities. This decline was offset by an increase of $34.0 million, or 2.2%, in average loans receivable.  Average commercial loans increased by $98.1 million, or 8.9%, from 2015 to 2016 due to commercial real estate loan production in excess of pay downs.  Average residential real estate loans and average home equity loans decreased by a combined $64.1 million, or 14.9% from 2015 to 2016 due to continued run-off in this portfolio as a result of the Bank’s exit from its consumer loan business in 2014. The average yield on total interest earning assets increased by 30 basis points, from 2015 to 2016 as interest-earning bank balances were utilized to fund new loans.

Interest income (on a tax-equivalent basis) decreased $20.2 million, or 22.2%, to $70.7 million for 2015 compared to $90.9 million in 2014, primarily due to a decrease of $263.5 million, or 19.3% in average commercial loan balances, and $87.5 million, or 19.9% decrease in average investment security balances. The decline in average commercial loan balances is due to pay down activity in 2015 as the Company exited certain relationships which were not in line with the Company’s long-term strategy. The decline in average investment security balances is due to sales and pay downs. The average yield on total interest earning assets decreased by 20 basis points, from 2014 to 2015. Significant pressures on loan yields existed through 2015 due to the competitive lending environment and the Bank’s strategic decision to maintain a very selective approach to new loan relationships. The decline in interest income also reflects the decline in the average balances of residential mortgage loans and home equity loans resulting from the Company’s exit from these businesses in 2014.

Interest expense increased by $1.1 million, or 11.4%, to $10.7 million for 2016 compared to $9.6 million in 2015, primarily due to an increase in the average cost to borrow of twelve basis points, from 0.60% at December 31, 2015, to 0.72% at December 31, 2016.  The average cost of interest-bearing deposit accounts increased by eight basis points to 0.46% at December 31, 2016 from

0.38% at December 31, 2015 due to increases in rates on savings and time deposit products in 2016, reflecting the overall modest increase in market rates. The impact of the average cost increase was partially offset by a decline in average interest-bearing deposits of $111.5 million, or 7.9%, from 2015 to 2016.  This decrease was primarily due to the timing of branch sales completed in 2015. The average cost of junior subordinated debentures also increased by 40 basis points during the fiscal year ending December 31, 2016, to end at 2.77% due to the LIBOR-based pricing of the debentures and the general rise in market interest rates during 2016.  Additionally, the average balance of FHLBNY advances increased $6.8 million, or 8.0%, from 2015 to 2016.

Interest expense decreased by $2.7 million, or 21.6%, to $9.6 million for 2015 compared to $12.3 million in 2014. This was primarily driven by a decline in average interest-bearing deposits of $457.2 million, or 24.4%, reflecting the transfer of deposits in connection with the disposition of branches in accordance with the Company’s Comprehensive Restructuring plan as well as the Company’s effort to strategically reduce government deposits.  The cost of interest-bearing deposits also declined by seven basis points from 2014 to 2015, which was partially offset by an increase in interest expense on FHLBNY advances of $339 thousand, or 26.8%, due to an increase in the average balance of $17.8 million.

Provision for Loan Losses. The Company recorded a negative provision for loan losses of $1.7 million during 2016 as compared to a negative provision of $3.3 million during 2015 and a provision for loan losses of $14.8 million during 2014. The provision was negative in 2016 primarily due to periods of higher charge-offs falling out of the Company’s seven-year migration analysis. The amount of the negative provision in 2016 was lower than 2015 due to significant improvements in asset quality metrics and limited negative migration in commercial loans resulting in reductions in several qualitative factors during 2015.

The Company’s gross loans held-for-investment were $1.61 billion at December 31, 2016, as compared to $1.55 billion at December 31, 2015 and $1.51 billion at December 31, 2014. The ratio of allowance for loan losses to loans held-for-investment was 0.97% at December 31, 2016 compared to 1.16% at December 31, 2015 and 1.54% at December 31, 2014. Net charge-offs were $785 thousand, or 0.05% of average loans outstanding, for the year ended December 31, 2016 as compared to $2.0 million, or 0.13% of average loans outstanding, for the year ended December 31, 2015 and $27.1 million, or 1.42% of average loans outstanding for the year ended December 31, 2014.  Total gross charge-offs in 2016 were $2.4 million, of which $681 thousand related to the commercial portfolio. Approximately $860 thousand of the gross charge-offs recorded in 2016 were attributed to consumer loan sale activity.  Total gross charge-offs in 2015 were $7.5 million, of which $2.7 million related to the commercial portfolio. Approximately $5.1 million of the gross charge-offs recorded in 2015 were attributed to loan sale activity, of which $653 thousand related to the sale of classified commercial loans. Total gross charge-offs in 2014 were $31.1 million, of which $20.1 million related to the commercial portfolio. Approximately $20.9 million of the charge-offs recorded in 2014 were attributed to sale activity, of which $14.3 million related to the sale of classified commercial loans.

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

Non-Interest Income. Non-interest income decreased by $14.2 million, or 51.5%, to $13.4 million for 2016, as compared to $27.6 million for 2015. The primary drivers of this change were the gains recognized in 2015 on the sale of bank branches of $10.6 million, as well as gain on the sale of loans of $1.4 million as part of the Company’s restructuring efforts commenced in 2014, and a decrease of $1.0 million in the gain on the sale of investment securities.  In addition, service charges on deposit accounts decreased by $767 thousand from 2015 to 2016 due primarily to reduced volume resulting from branch sales in 2015, investment products income declined by $318 thousand and interchange fees decreased by $210 thousand from 2015.

Non-interest income increased by $9.9 million, or 55.5%, to $27.6 million for 2015, as compared to $17.8 million for 2014. The primary drivers of this change were the gain recognized on the sale of bank branches of $10.6 million, as well as the gain on the sale of investment securities of $1.5 million and the gain on the sale of loans of $1.4 million during 2015.  These items were partially offset by a decrease of $2.8 million in deposit service charges and fees to $7.0 million for 2015 as compared to $9.8 million for 2014.  This decrease was attributed to the smaller deposit base as a result of the sale of bank branches, managed runoff of certain accounts and implementation of a revised relationship-based retail deposit and pricing strategy.

Non-Interest Expense. Non-interest expense decreased by $15.1 million, or 18.9%, to $65.0 million for 2016 as compared to $80.1 million for 2015 primarily reflecting the positive results of the restructuring that occurred during 2014 and 2015. The primary driver of this decrease was the decrease in occupancy expense of $3.8 million from 2015, due primarily to the branch consolidations and sales which occurred during 2015.  Additionally, equipment expense declined by $3.6 million from 2015 as a result of prior year charges of $2.7 million due to branch consolidations and $1.1 million of lower depreciation expense.  Insurance expense decreased $2.4 million from 2015, attributed to lower rates on deposit insurance premiums.  Also, salaries and employee benefits declined by $2.0 million from 2015 as a result of headcount reductions from the Company’s prior year restructuring efforts. Finally, other expense and professional fees declined by $1.1 million and $1.0 million, respectively, from 2015.  The decrease in other expense was mainly due to lower loan sale costs and the decline in professional fees was driven by lower consulting fees.

Non-interest expense decreased by $29.3 million, or 26.8%, to $80.1 million for 2015 as compared to $109.4 million for 2014. The primary driver of this decrease was the decrease in salaries and employee benefits of $14.8 million as a result of the headcount reductions from the Company restructuring that began in 2014 and continued in 2015, and the consolidation and sale of ten bank branches during 2015.  Occupancy expense declined by $3.4 million to $12.8 million for 2015, mainly as a result of the decrease in branch locations.  Additionally, professional fees declined by $3.3 million, to $3.2 million as a result of the reduction of regulatory remediation efforts and restructuring efforts that occurred in 2014 with the assistance of third-party consultants and professionals. Finally, other expense decreased by $6.6 million, mainly driven by loan sale fees incurred in 2014 of $1.9 million, reductions in other real estate expense and problem loan costs of $1.6 million and $780 thousand, respectively, from the prior year and an overall reduction in costs in conjunction with the Restructuring Plan. Equipment expense increased by $733 thousand due to the write-down of fixed assets resulting from branch consolidations.

During 2014, the Company identified seven leased facilities which were either fully or partially vacated and would not be occupied in the future due to the implementation of the Restructuring Plan. During 2015, an additional three locations were vacated. As a result, the Company recognized net charges of $619 thousand and $2.7 million for leased office vacancy costs in the years ended December 31, 2015 and 2014, respectively. For each of these leased facilities, a discounted cash flow analysis was performed over the remaining life of the lease inclusive of a sub-lease assumption based on current market rates, if applicable. During 2015, the Company recorded $486 thousand of reductions to the lease vacancy liability as a result of three sublease agreements obtained during the year with terms more favorable than previous expectations. At December 31, 2016, the Company had a liability of $2.0 million associated with these lease vacancy costs included in other liabilities on the consolidated statements of financial condition.

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

Income Tax (Benefit) Expense. The income tax benefit was $52.4 million for the year ended December 31, 2016 as compared to income tax expense of $1.2 million for the year ended December 31, 2015 and $1.3 million of expense for the year ended December 31, 2014. The tax benefit in 2016 relates to a deferred tax asset valuation allowance reversal of $53.7 million recorded in the fourth quarter of 2016. The Company concluded that, as of December 31, 2016, it is more likely than not that the Company will generate sufficient taxable income within the applicable net operating loss carry-forward periods to realize a portion of its gross deferred tax assets. Accordingly, during the fourth quarter of 2016, the Company recorded the reversal of a portion of the valuation allowance established against the deferred tax assets of the Company. The Company has considered all positive and negative evidence regarding the ability to fully realize the deferred tax asset, including past operating results and the forecast of future taxable income. This conclusion, and the resulting partial reversal of the deferred tax asset valuation allowance, is based upon consideration of a number of factors, including the Company’s completion of eight consecutive quarters of profitability, its demonstrated ability to meet or exceed budgets, its forecast of future profitability under multiple scenarios that support the partial utilization of net operating loss carryforwards prior to their expiration and improvements in credit risk management and credit quality measures that have resulted in reduced credit risk and improve management’s ability to forecast future credit losses, among others.  See Note 18 of the Notes to Consolidated Financial Statements for additional information on the deferred tax asset valuation allowance reversal.

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

The major source of the Company’s funding on a consolidated basis is deposits, which management believes will be sufficient to meet the Company’s daily and long-term operating liquidity needs. The ability of the Company to retain and attract new deposits is dependent upon the variety and effectiveness of its customer account products, customer service and convenience, and rates paid to customers. The Company also obtains funds from the repayment and maturities of loans, loan sales or participations and maturities or calls of investment securities. Additional liquidity can be obtained in a variety of wholesale funding sources as well, including, but not limited to, federal funds purchased, FHLBNY advances, securities sold under agreements to repurchase, and other secured and unsecured borrowings. The Company also purchases brokered deposits for funding purposes and takes listing service deposits. In a continued effort to balance deposit growth and net interest margin, especially in the current interest rate environment and with competitive local deposit pricing, the Company continually evaluates these other funding sources for funding cost efficiencies. During

2016, the Company increased its deposit rates to align itself with the market and continued to manage its excess cash position. The Company’s deposit strategy is to lessen volatility and costs associated with excessive low-balance single product accounts and to grow core relationship balances while reducing high-cost or rate-sensitive balances. The Company experienced a net decrease in deposits of $4.7 million in 2016 as compared to a net decrease of $345.7 million in 2015, reflecting the stabilization of the Company’s deposit base in 2016, due to the completion of the Company’s Restructuring Plan beginning in 2014.

Core deposits, which exclude all certificates of deposit, decreased by $71.2 million to $1.34 billion, or 76.8% of total deposits, at December 31, 2016, as compared to $1.41 billion, or 80.6% of total deposits, at December 31, 2015. At December 31, 2016, the Company had additional secured borrowing capacity with the Federal Reserve Bank (“FRB”) of approximately $88.7 million, of which none was utilized, and the FHLBNY of approximately $128.6 million, of which $85.4 million was utilized. In addition to secured borrowings, the Company also has unsecured borrowing capacity through lines of credit with other financial institutions of $25.0 million, of which none were utilized as of December 31, 2016. Management continues to monitor the Company’s liquidity and has taken measures to increase its borrowing capacity by providing additional collateral through the pledging of loans. As of December 31, 2016, the Company had a par value of $217.2 million and $64.5 million in loans and securities, respectively, pledged as collateral on secured borrowings.

The Company’s primary uses of funds are commercial loan originations, the funding of the Company’s maturing certificates of deposit, deposit withdrawals, the repayment of borrowings and general operating expenses. Commercial loan originations totaled $379.8 million in 2016 and pay downs were $318.3 million. Certificates of deposit scheduled to mature during the 12 months ending December 31, 2016 total $279.6 million, or approximately 69.1% of total certificates of deposit. The Company continues to operate with a core deposit relationship strategy that values a long-term stable customer relationship. This strategy employs a pricing strategy that rewards customers that establish core accounts and maintain a certain minimum threshold account balance. Based on market conditions and other liquidity considerations, the Company may also avail itself to the secondary borrowings discussed above. Investment purchases totaled $99.0 million in 2016 while payments were $86.0 million.

The Company anticipates that deposits, cash and cash equivalents on hand, the cash flow from assets, as well as other sources of funds will provide adequate liquidity for the Company’s future operating, investing and financing needs. At December 31, 2016, the Company had $114.4 million of cash held at the FRB. It is anticipated these excess funds will be strategically deployed in 2017.

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

The Company is subject to regulatory capital requirements adopted by the FRB for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. The federal bank regulatory agencies established quantitative measures to ensure that minimum thresholds for Total Capital, Tier 1 Common Equity Capital, Tier 1 Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets and certain off-balance sheet items as calculated under regulatory practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulatory agencies about components, risk weightings and other factors. The Company’s and the Bank’s risk-based capital ratios have been computed in accordance with regulatory requirements. The Company and the Bank were in compliance with the regulatory capital requirements of the FRB and the OCC as of December 31, 2016. As discussed below and elsewhere herein, additional capital requirements had been imposed on the Bank by the OCC, which the Bank was also in full compliance with as of December 31, 2016.

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

The OCC also imposed an individual minimum capital requirement on the Bank which required the Bank to establish and maintain levels of capital greater than those generally required for a bank to be “well capitalized.” In accordance with the individual minimum capital requirement, through December 31, 2016, the Bank was required to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and a Total Capital ratio at least equal to 11.50% of risk-weighted assets.

Effective January 21, 2016, the OCC terminated the OCC Agreement and the individual minimum capital requirement to which the Bank was subject and the requirements noted above were eliminated.

In addition, the Company was required to seek the prior approval of the Federal Reserve Bank, before paying interest, principal or other sums on trust preferred securities or any related subordinated debentures, declaring or paying cash dividends or taking dividends from the Bank, repurchasing outstanding stock or incurring indebtedness. The Company was also required to take certain remedial steps and submit plans and progress reports to the Federal Reserve Bank. These requirements were terminated by the Federal Reserve Bank in October 2016.

The Company’s ratio of tangible equity to tangible assets, which is a non-GAAP financial measure of risk, was 12.7% at December 31, 2016, compared with 10.0% at December 31, 2015. Tangible equity and tangible assets are calculated by subtracting identifiable intangible assets and goodwill from shareholders’ equity and total assets, respectively, and may be used by investors to assist them in understanding how much loss, exclusive of intangible assets and goodwill, can be absorbed before shareholders’ equity is depleted. The Company’s and Bank’s regulators also exclude intangible assets and goodwill from shareholders’ equity when assessing the capital adequacy of each.

The Company’s capital securities qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the FRB. Under FRB results, restricted core capital elements, which are qualifying trust preferred securities, qualifying cumulative perpetual preferred stock (and related surplus) and certain minority interests in consolidated subsidiaries, are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. However, under the Dodd-Frank Act, bank holding companies are prohibited from including in their Tier 1 capital hybrid debt and equity securities, including trust preferred securities, issued on or after May 19, 2010. Any such instruments issued before May 19, 2010 by a bank holding company, such as the Company, with total consolidated assets of less than $15 billion as of December 31, 2009, may continue to be included as Tier 1 capital (subject to the 25% limitation). The portion that exceeds the 25 percent capital limitation qualifies as Tier 2, or supplementary capital of the Company. At December 31, 2016, $62.0 million of a total of $90.0 million in capital securities qualified as Tier 1 with $28.0 million qualifying as Tier 2.

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

Furthermore, the Final Capital Rules added a requirement for a minimum common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets (the “Conservation Buffer”), to be applied to the common equity Tier 1 capital ratio, the Tier 1 capital ratio and the total capital ratio. The required minimum Conservation Buffer is being phased in incrementally between 2016 and 2019.

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

The new minimum regulatory capital ratios and changes to the calculation of risk-weighted assets (each as described above) under the Final Capital Rules became effective for the Bank and the Company on January 1, 2015. The required minimum Conservation Buffer will be phased in incrementally, starting at 0.625% on January 1, 2016 increased to 1.25% on January 1, 2017, and will increase to 1.875% on January 1, 2018 and 2.5% on January 1, 2019.

The chart below sets forth the new regulatory capital levels including the Conservation Buffer, during the applicable transition period:

	Regulatory Capital Levels
	January 1, 2016	January 1, 2017	January 1, 2018	January 1, 2019
Tier 1 common equity	5.125%	5.75%	6.375%	7.0%
Tier 1 risk-based capital ratio	6.625%	7.25%	7.875%	8.5%
Total risk-based capital ratio	8.625%	9.25%	9.875%	10.5%

At December 31, 2016 the Bank exceeded all regulatory capital requirements, including the Conservation Buffer of 0.625%.  If the fully phased in conservation buffer of 2.5% were in effect at December 31, 2016, the Company would be in compliance.

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

TABLE 3A: REGULATORY CAPITAL LEVELS

	Actual		For Capital Adequacy Purposes		Minimum Capital Requirement with Conservation Buffer		To Be Well-Capitalized Under Prompt Corrective Action Provisions (1)
December 31, 2016	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk-based capital (to risk-weighted assets):
Sun Bancorp, Inc.	$354,078	21.63%	$130,929	8.00%	$141,157	8.625%	N/A
Sun National Bank	324,196	19.85	130,664	8.00	140,872	8.625	$163,330	10.00%
Tier 1 common equity capital ratio (to risk-weighted assets):
Sun Bancorp, Inc.	262,386	16.03	73,647	4.50	83,876	5.125	N/A
Sun National Bank	308,043	18.86	73,498	4.50	83,707	5.125	106,164	6.50
Tier I capital (to risk-weighted assets)
Sun Bancorp, Inc.	309,910	18.94	98,196	6.00	108,425	6.625	N/A
Sun National Bank	308,043	18.86	97,998	6.00	108,206	6.625	130,664	8.00
Leverage capital:
Sun Bancorp, Inc.	309,910	14.57	85,092	4.00	N/A		N/A
Sun National Bank	308,043	14.50	84,959	4.00	N/A		106,199	5.00

At December 31, 2016 Tier 1 capital at the Company and the Bank includes $15.4 million associated with temporary tax differences included in the deferred tax asset which was recovered in the fourth quarter of 2016.

Dividends

The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to the Company. All national banks are limited in the payment of dividends without the approval of the OCC of a total amount not to exceed the net income for that year to date plus the retained net income for the preceding two years. Federal law also prohibits national banks from paying dividends that would be greater than the bank’s undivided profits after deducting statutory bad debt in excess of the bank’s allowance for loan losses. Due to the Bank’s history of losses, and current retained deficit as of December 31, 2016, the Bank may not pay dividends; however, federal law permits the Bank to distribute cash or other assets to the Company through a reduction of capital, subject to approval by the OCC.  At such time as the retained deficit is eliminated any proposed dividends from the Bank to the Company are subject to regulatory approval until such time as net income for the current year combined with the prior two years is sufficient. Under the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), an insured depository institution such as the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDICIA). Payment of dividends by the Bank also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe and unsound banking practice. During 2015, the Bank was subject to the OCC Agreement, which prohibited the Bank from paying any dividends if it was not in compliance with its approved capital plan or if the effect of the dividend would be to cause the Bank to not be in compliance and, in either event, not without prior OCC approval. The Bank did not seek OCC approval to pay a dividend in 2016.

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

TABLE 4: INTEREST RATE SENSITIVITY SCHEDULE

	Maturity/Re-pricing Time Periods
December 31, 2016	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
Interest-earning assets:
FHLB interest- bearing deposits	$137	$—	$—	$—	$137
Loans receivable	622,438	131,654	623,008	214,602	1,591,702
Investment securities	79,414	38,845	137,687	61,134	317,080
Interest-bearing cash	114,362	—	—	—	114,362
Total interest-earning assets	816,351	170,499	760,695	275,736	2,023,281
Interest-bearing liabilities:
Interest-bearing & non-interest demand deposits	258,867	240,210	190,107	8,522	697,706
Savings deposits	50,757	96,013	85,225	9,766	241,761
Time certificates	169,684	153,531	84,934	83	408,232
Federal Home Loan Bank Advances	52	160	40,205	45,000	85,417
Securities sold under agreements to repurchase	—	—	—	—	—
Guaranteed interest in Company’s subordinated debt	92,786	—	—	—	92,786
Other Borrowings	106	328	2,158	3,701	6,293
Total interest-bearing liabilities	572,252	490,242	402,629	67,072	1,532,195
Periodic gap	$244,099	$(319,743)	$358,066	$208,664	$491,086
Cumulative gap	$244,099	$(75,644)	$282,422	$491,086
Cumulative gap as a % of total assets	10.79%	-3.34%	12.48%	21.71%

At December 31, 2016, the Company’s gap analysis showed a liability-sensitive position with total interest-bearing liabilities maturing or re-pricing within one year, exceeding interest-earning assets maturing or re-pricing during the same time period by $75.6 million, representing a negative one-year gap ratio of 3.3%. The one-year gap ratio was a positive 14.3% at December 31, 2015. The decrease in cumulative gap as a percentage of total assets compared to the prior year is primarily due to a shift in maturities from a time period of over one year to under one year.  All amounts are categorized by their actual maturity, anticipated call or re-pricing date with the exception of interest-bearing demand deposits and savings deposits. Though the rates on interest-bearing demand and savings deposits generally trend with open market rates, they often do not fully adjust to open market rates and frequently adjust with a time lag. As a result of prior experience during periods of rate volatility and management’s estimate of future rate sensitivities, the Company allocates the interest-bearing demand deposits and savings deposits based on an estimated duration for those deposits.

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

Net interest income simulation analysis at December 31, 2016 shows a position that is asset sensitive and will benefit from a rise in interest rates. A large factor causing this asset sensitive position is the high levels of cash on the Company’s balance sheet, which the Company intends to strategically deploy in 2017. After this excess liquidity is deployed, the Company expects that its interest rate risk profile will be more neutral. The net income simulation results are impacted by high cash levels, an expected continuation of deposit pricing competition which may limit deposit pricing flexibility in both increasing and decreasing rate environments, floating-rate loan floors initially limiting loan rate increases and a relatively short liability maturity structure including retail certificates of deposits.

Actual results may differ from the simulated results due to such factors as the timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies and differences in actual versus forecasted balance sheet composition and activity. The percent change in net interest income at +300 basis points was 15.7% at December 31, 2015 as compared to 7.2% at December 31, 2016. Compared to the prior year, the percent change in net interest income declined primarily due to an increase in fixed rate loans, resulting in lower interest income.  Table 5 provides the Company’s estimated earnings sensitivity profile versus the most likely rate forecast as of December 31, 2016. The Company anticipates that strong deposit pricing competition will continue to limit deposit pricing flexibility in an increasing and a decreasing rate environment.

TABLE 5: SENSITIVITY PROFILE

Change in Interest Rates (Basis Points)	Percentage Change in Net Interest Income Year 1
+300	7.2%
+200	4.8%
+100	2.4%
-100	-1.2%

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

Disclosures about Contractual Obligations and Commercial Commitments. Purchase obligations include significant contractual cash obligations. Table 6 provides the Company’s contractual cash obligations at December 31, 2016. Included in Table 6 are the minimum contractual obligations under legally enforceable contracts with contract terms that are both fixed and determinable. The majority of these amounts are primarily for services, including core processing systems and telecommunications maintenance.

TABLE 6: CONTRACTUAL OBLIGATIONS

		Payments Due by Period
December 31, 2016	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
Time deposits (1)	$404,597	$279,634	$113,016	$8,644	$3,303
Long-term debt	85,416	—	—	416	85,000
Capital Leases	8,660	839	1,678	1,773	4,370
Operating Leases	14,089	3,687	3,829	3,008	3,565
Purchase obligations (off-balance sheet)	22,212	7,252	9,975	4,985	—
Total contractual cash obligations	$534,974	$291,412	$128,498	$18,826	$96,238

(1)	Amount represents the book value of time deposits, including brokered time deposits.

The Company maintains a reserve for unfunded loan commitments and letters of credit, which is reported in other liabilities in the Consolidated Statements of Financial Condition, consistent with FASB ASC 825, Financial Instruments. As of the balance sheet date, the Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 450, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements. The reserve for unfunded loan commitments and letters of credit at December 31, 2016 and December 31, 2015 was $611 thousand and $628 thousand, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

Table 7 provides the Company’s off balance sheet commitments (see Note 17 of the Notes to Consolidated Financial Statements for additional information) at December 31, 2016.

TABLE 7: OFF BALANCE SHEET COMMITMENTS

		Amount of Commitment Expiration Per Period
December 31, 2016	Unfunded Commitments	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
Lines of credit	$343,216	$116,168	$92,275	$7,726	$127,046
Commercial standby letters of credit	10,123	9,683	440	—	—
Construction funding	42,340	3,102	39,238	—	—
Commitments to fund new loans	37,850	37,850	—	—	—
Total off balance sheet commitments	$433,529	$166,803	$131,953	$7,726	$127,046

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event of a draw by the beneficiary that complies with the terms of the letter of credit, the Company would be required to honor the commitment. The Company takes various forms of collateral, such as real estate assets and customer business assets, to secure the commitment. Additionally, all letters of credit are supported by indemnification agreements executed by the customer. The maximum undiscounted exposure related to these commitments at December 31, 2016 was $10.1 million and the portion of the exposure not covered by collateral was approximately $1.2 million. The Company believes that the utilization rate of these letters of credit will continue to be substantially less than the amount of these commitments, as has been our experience to date.

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

FINANCIAL CONDITION

The Company’s total assets were $2.26 billion at December 31, 2016 compared to $2.21 billion at December 31, 2015. Gross loans held for investment increased by $61.4 million, or 4.0%, to $1.61 billion at December 31, 2016 as compared to $1.55 billion at December 31, 2015. The investment portfolio increased $12.8 million, or 4.3%, to $311.7 million at December 31, 2016 from $298.9 million at December 31, 2015. The net deferred tax asset increased by $53.1 million from a liability of $1.5 million at December 31, 2015 due to a $53.7 million deferred tax asset valuation allowance reversal.  Cash and cash equivalents decreased by $70.1 million, or 34.3%, to $139.2 million at December 31, 2016 as compared to $209.3 million at December 31, 2015. Deposits decreased $4.7 million, or 0.27%, to $1.74 billion at December 31, 2016. Borrowings, excluding junior subordinated debentures, increased $597 thousand, or 6.3%, to $91.7 million at December 31, 2016.

Loans . Gross loans held-for-investment increased by $61.4 million to $1.61 billion at December 31, 2016 as compared to $1.55 billion at December 31, 2015. Commercial loans increased by $124.5 million during 2016 due in part to the purchase of $65.5 million in multifamily loan participations in 2016 as well as commercial real estate loan originations. The Company’s home equity portfolio, which includes home equity term loans, decreased by $23.3 million from December 31, 2015 to December 31, 2016. Additionally, residential mortgages decreased by $39.1 million, or 15.6%, from the prior year to $210.9 million as of December 31, 2016 due to pay downs as well as the sale of $1.5 million of residential mortgage loans from the portfolio. The declines in the home equity and residential loan portfolios reflect the Company’s exit from these businesses.

During 2015, the Company continued to focus on reducing the level of problem loans in its portfolio as well as exiting certain higher risk relationships.  This occurred through both loan sales to individual investors and strategic exits from certain relationships.  Loan production was slow during 2015 due to this initiative, the competitive lending environment, the Company maintaining a very selective approach to originating new loan relationships and the establishment of a new lending team.  Commercial loan production grew in 2016 as the Company returned its focus to originating relationship-based, consistent quality commercial real estate loans. The Company expects to see further loan growth in 2017, especially in the central and northern parts of New Jersey as well as the five boroughs of New York City.

Table 8 provides selected data relating to the composition of the Company’s loan portfolio by type of loan and type of collateral at December 31, 2016, 2015, 2014, 2013 and 2012.

TABLE 8: SUMMARY OF LOAN PORTFOLIO

December 31,	2016		2015		2014		2013		2012
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Type of Loan:
Commercial and industrial	$235,945	14.80%	$230,681	15.07%	$242,494	16.31%	$478,735	22.77%	$556,966	24.97%
Commercial real estate	974,010	61.09	853,892	55.79	740,282	49.79	1,044,526	49.69	1,112,682	49.89
Land & development	67,165	4.21	68,070	4.45	70,156	4.72	64,306	3.06	55,919	2.51
Home equity lines of credit	110,377	6.92	130,401	8.52	156,926	10.55	188,478	8.97	207,720	9.31
Home equity term loans	9,104	0.57	12,383	0.81	17,239	1.16	25,279	1.20	30,842	1.38
Residential real estate	210,874	13.23	249,975	16.33	276,993	18.63	305,552	14.54	273,413	12.26
Other	2,442	0.15	3,108	0.20	6,054	0.41	30,829	1.47	38,618	1.74
Less: Allowance for loan losses	(15,541)	(0.97)	(18,008)	(1.16)	(23,246)	(1.56)	(35,537)	(1.69)	(45,873)	(2.06)
Net loans receivable	$1,594,376	100.0%	$1,530,502	100.0%	$1,486,898	100.0%	$2,102,167	100.0%	$2,230,287	100.0%
Type of Collateral:
Residential real estate:
1-4 family	$374,137	23.47%	$428,204	27.98%	$493,518	33.19%	$545,836	25.98%	$543,439	24.37%
Other (1)	337,307	21.16	235,686	15.40	50,321	3.38	47,974	2.28	19,425	0.87
Construction and land development:
1-4 family	39,713	2.49	22,226	1.45	11,271	0.76	16,255	0.77	6,438	0.29
Other	27,452	1.72	45,845	3.00	58,731	3.95	50,311	2.39	50,753	2.28
Commercial real estate	636,565	39.93	617,904	40.37	688,775	46.32	998,867	47.52	1,096,982	49.19
Commercial business loans	192,667	12.08	195,874	12.80	206,466	13.89	447,921	21.31	522,202	23.41
Consumer	961	0.06	1,515	0.10	1,062	0.007	24,990	1.19	30,536	1.37
Other	1,116	0.07	1,255	0.08	—	—	5,550	0.25	6,385	0.28
Less: Allowance for loan losses	(15,541)	(0.97)	(18,008)	(1.18)	(23,246)	(1.56)	(35,537)	(1.69)	(45,873)	(2.06)
Net loans receivable	$1,594,377	100.0%	$1,530,501	100.0%	$1,486,898	100.0%	$2,102,167	100.0%	$2,230,287	100.0%

(1)	Amount primarily represents multifamily residential real estate properties.

Many of the Company’s commercial loans have a real estate component as part of the collateral securing the loan. Additionally, the Company makes commercial real estate loans for the acquisition, refinance, improvement and construction of real property. Loans secured by owner occupied properties are dependent upon the successful operation of the borrower’s business. If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired. Loans secured by properties where repayment is dependent upon payment of rent by third-party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit. At December 31, 2016, commercial loans secured by commercial real estate properties totaled $636.6 million, of which $231.1 million, or 36.3%, were classified as owner occupied and $405.5 million, or 63.7%, were classified as non-owner occupied. Management considers these loans to be well diversified across multiple industries.

The Company’s home equity loan portfolio, including home equity term loans, represents 7.5% of net loans receivable at December 31, 2016. The home equity loan portfolio decreased by $23.3 million, or 16.3%, from December 31, 2015 due to pay downs.  At December 31, 2016, residential real estate loans represent 13.2% of net loans receivable and are the largest component of the Company’s non-commercial portfolio. The residential loan portfolio decreased by $39.1 million, or 15.6%, from December 31, 2016, mainly driven by pay downs.

Table 9 provides the estimated maturity of the Company’s loan portfolio at December 31, 2016. The table does not include potential prepayments or scheduled principal payments. Adjustable-rate mortgage loans are shown based on contractual maturities.

TABLE 9: ESTIMATED MATURITY OF LOAN PORTFOLIO

December 31, 2016	Due Within 1 Year	Due After 1 Through 5 Years	Due After 5 Years	Allowance for Loan Loss	Total
Commercial and industrial	$66,758	$138,106	$31,081	$(2,153)	$233,792
Commercial real estate	87,177	571,166	315,667	(7,550)	966,460
Land & development	21,115	44,057	1,994	(603)	66,563
Home equity (1)	127	6,043	113,311	(2,349)	117,132
Residential real estate	—	329	210,545	(2,648)	208,226
Other	556	565	1,321	(238)	2,204
Total	$175,733	$760,266	$673,919	$(15,541)	$1,594,377

(1)	Amount includes both home equity lines of credit and term loans.

Table 10 provides the dollar amount of all loans due one year or more after December 31, 2016, which have pre-determined floating or adjustable interest rates.

TABLE 10: LOANS GREATER THAN 12 MONTHS

December 31, 2016	Fixed-Rates	Floating or Adjustable Rates	Total
Commercial and industrial	$90,539	$78,648	$169,187
Commercial real estate	449,766	437,067	886,833
Land & development	14,425	31,626	46,051
Home equity (1)	9,080	110,274	119,354
Residential real estate	127,794	83,079	210,873
Other	651	1,236	1,887
Total	$692,255	$741,930	$1,434,185

(1)	Amount includes both home equity lines of credit and term loans.

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

Non-Performing Assets. Total non-performing assets decreased by $297 thousand from $3.4 million at December 31, 2015 to $3.1 million at December 31, 2016. Residential real estate non-accrual loans decreased from $1.4 million at December 31, 2015 to $810 thousand at December 31, 2016, partially offset by increases of $130 thousand in commercial non-accrual loans and $494 thousand in troubled debt restructurings (“TDR”). Interest income that would have been recorded on non-accrual loans as of December 31, 2016, under the original terms of such loans, would have totaled approximately $109 thousand for 2016.

Table 11 provides a summary of non-performing assets at December 31, 2016, 2015, 2014, 2013 and 2012.

TABLE 11: SUMMARY OF NON-PERFORMING ASSETS

December 31,	2016	2015	2014	2013	2012
Non-performing loans:
Loans accounted for on a non-accrual basis:
Commercial and industrial	$—	$219	$155	$2,358	$15,319
Commercial real estate	730	381	3,128	16,377	17,092
Land & development	—	—	140	2,158	20,904
Commercial and industrial, held-for-sale	—	—	28	—	1,125
Commercial real estate, held-for-sale	—	—	261	—	8,510
Land & development, held-for-sale	—	—	—	—	589
Home equity lines of credit	—	88	1,348	3,749	3,714
Home equity lines of credit, held-for-sale	—	—	1,228	—	—
Home equity term loans	72	—	407	1,240	1,226
Home equity term loans, held-for-sale	—	—	286	—	—
Residential real estate	810	1,417	5,117	3,341	5,747
Residential real estate, held-for-sale	—	—	2,280	—	—
Other	85	102	432	591	658
Total non-accruing loans	1,697	2,207	14,810	29,814	74,884
TDR, non-accruing	1,404	910	318	8,163	18,244
TDR, non-accruing, held-for-sale	—	—	—	—	2,499
Accruing loans that are contractually past due 90 days or more:
Commercial and industrial	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Land & development	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—
Home equity term loans	—	—	—	—	—
Residential real estate	—	—	—	—	—
Other	—	—	—	—	—
Total loans 90-days past due	—	—	—	—	—
Total non-performing loans	3,101	3,117	15,128	37,977	95,627
Real estate owned	—	281	522	2,503	7,473
Total non-performing assets	$3,101	$3,398	$15,650	$40,480	$103,100
Total held-for-investment non-performing loans to gross loans held-for-investment	0.19%	0.20%	0.73%	1.78%	4.20%
Total non-performing assets to total gross loans held-for- investment, loans held-for-sale and real estate owned	0.19%	0.22%	1.03%	1.87%	4.29%
Total allowance for loan losses to total held-for-investment non-performing loans	501%	578%	210%	94%	48%

Potential Problem Loans. At December 31, 2016, there were 12 loan relationships aggregating $44.6 million for which known information exists that causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms. The classification of these loans, however, does not imply that management expects losses, but that it believes a higher level of scrutiny is prudent under the circumstances. These loans were not classified as non-accrual and were not considered non-performing. Depending upon the state of the economy, future events and their impact on these borrowers, these loans and others not currently so identified could be classified as non-performing assets in the future. At December 31, 2016, these loans were current and well collateralized.

Real Estate Owned. Real estate acquired by the Company as a result of foreclosure or deed in lieu and bank property that is not in use is classified as real estate owned until such time as it is sold. The property acquired through foreclosure or deed in lieu is carried at the lower of cost or fair value of the property based on a current appraisal less estimated cost to dispose. Losses arising from foreclosure are charged against the allowance for loan losses. Bank property is carried at the lower of cost or fair value less estimated cost to dispose. Costs to maintain real estate owned and any subsequent gains or losses are included in the Company’s results of operations. Table 12 provides a summary of real estate owned at December 31, 2016 and 2015.

Troubled debt restructurings. Loans modified in a TDR are individually classified as impaired and are generally placed on non-accrual status and reported as non-performing loans. Loans modified in a TDR totaled $3.8 million at December 31, 2016 and $1.1 million at December 31, 2015. These balances include loans in accruing status of $2.4 million at December 31, 2016 and $190 thousand at December 31, 2015. Non-performing TDRs remain in non-accrual status until the Company determines that future collection of principal and interest is reasonably assured. If the Company has agreed to modify the contractual terms of a borrower’s loan, the Company requires the borrower to demonstrate performance according to the restructured terms, generally for a period of at least six months, prior to returning the loan to accrual status.  A TDR which has been returned to accrual status is excluded from non-performing loans, but remains classified as impaired.

TABLE 12: SUMMARY OF REAL ESTATE OWNED

December 31,	2016	2015
Commercial properties	$—	$—
Residential properties	—	—
Bank properties	—	281
Total	$—	$281

Table 13 provides a summary of real estate owned activity for the year ended December 31, 2016.

TABLE 13: SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Underlying Property
At or for year-ended December 31, 2016	Commercial	Residential	Bank	Total
Balance, beginning of year	$—	$—	$281	$281
Transfers into real estate owned	—	—	—	—
Sale of real estate owned	—	—	(266)	(266)
Loss on sale of real estate owned	—	—	(15)	(15)
Balance, end of year	$—	$—	$—	$—

Real estate owned decreased by $281 thousand to zero at December 31, 2016 from $281 thousand at December 31, 2015. During 2016, one Bank-owned property, with a carrying value of $281 thousand was sold resulting in a net loss of $15 thousand, which is included in other expense in the consolidated statements of operations. See Note 9 of the Notes to Consolidated Financial Statements for additional information on real estate owned.

Allowances for Losses on Loans. The Company’s allowance for losses on loans was $15.5 million, or 0.97% of gross loans held-for-investment, at December 31, 2016 compared to $18.0 million, or 1.16% of gross loans held-for-investment, at December 31, 2015.  A negative provision for loan losses of $1.7 million was recorded for 2016, as compared to a negative provision for loan losses of $3.3 million for 2015 and a provision for loan losses of $14.8 million for 2014. The negative provision for loan losses in 2016 is attributed to lower net charge-offs and reductions in legacy loan portfolio balances as well as continued reductions in non-performing loans. These balances decreased at a slower rate in 2016 from 2015 helping to result in the smaller negative provision for loan losses in 2016 compared to 2015. Net charge-offs were $785 thousand for the year ended December 31, 2016 as compared to $2.0 million for the year ended December 31, 2015 and $27.1 million for the year ended December 31, 2014. Across the commercial and consumer loan portfolio, the Company continues to closely monitor areas of weakness and take expedient and appropriate action as necessary to ensure adequate reserves are in place to absorb losses inherent in the loan portfolio.

The decrease in net charge-offs from 2014 and 2015 to 2016 resulted in a decrease in net charge-offs to average outstanding loans to 0.05% for 2016 as compared to 0.13% for 2015 and 1.42% for 2014. Non-performing loans were $3.1 million at December 31, 2016 and December 31, 2015 and $15.1 million at December 31, 2014 as a result of continued workout success, payoffs and problem loan sales. During 2016, the Company entered into eight TDR agreements, three of which were for commercial loans, with the remainder being for residential mortgage loans.

Table 14 provides information with respect to changes in the Company’s allowance for loan losses for the years ended December 31, 2016, 2015, 2014, 2013 and 2012.

TABLE 14: ALLOWANCE FOR LOAN LOSSES

At or for the Years Ended December 31,	2016	2015	2014	2013	2012
Allowance for loan losses, beginning of year	$18,008	$23,246	$35,537	$45,873	$41,667
Charge-offs:
Commercial and industrial	(256)	(375)	(10,563)	(11,013)	(8,203)
Commercial real estate	(425)	(837)	(9,205)	(9,285)	(28,349)
Land & development	—	—	(289)	(792)	(14,713)
Home equity lines of credit	(445)	(2,608)	(3,928)	(1,488)	(2,222)
Home equity term loans	(9)	(727)	(640)	(158)	(267)
Residential real estate	(1,025)	(2,809)	(3,124)	(409)	(249)
Other	(265)	(157)	(3,332)	(878)	(1,610)
Total charge-offs	(2,425)	(7,513)	(31,080)	(24,023)	(55,613)
Recoveries:
Commercial and industrial	252	3,417	1,235	2,577	1,117
Commercial real estate	170	440	1,343	5,596	491
Land & development	713	351	467	3,574	342
Home equity lines of credit	348	337	318	454	422
Home equity term loans	3	147	83	34	28
Residential real estate	37	819	198	15	14
Other	117	44	342	290	190
Total recoveries	1,640	5,555	3,986	12,540	2,604
Net charge-offs	(785)	(1,958)	(27,094)	(11,483)	(53,009)
Provision for loan losses	(1,682)	(3,280)	14,803	1,147	57,215
Reserves transferred	—	—	—	—	—
Allowance for loan losses, end of year	$15,541	$18,008	$23,246	$35,537	$45,873
Net loans charged-off as a percent of average loans outstanding	0.05%	0.13%	1.42%	0.51%	2.29%
Allowance for loan losses as a percent of total gross loans outstanding	0.97%	1.16%	1.54%	1.66%	2.02%

Table 15 provides the allocation of the Company’s allowance for loan losses by loan category and the percent of loans in each category to loans receivable at December 31, 2016, 2015, 2014, 2013 and 2012. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category since the allowance for loan losses is a valuation reserve applicable to the entire loan portfolio.

TABLE 15: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

December 31,	2016		2015		2014		2013		2012
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Allowance for loan losses:
Commercial and industrial	$2,153	13.85%	$2,761	15.33%	$5,134	22.09%	$12,061	33.94%	$12,997	28.33
Commercial real estate	7,550	48.58	8,142	45.21	9,616	41.37	14,518	40.85	18,986	41.39
Land & development	603	3.88	1,058	5.88	958	4.12	1,249	3.51	1,214	2.65
Residential real estate	2,648	17.04	3,029	16.82	3,514	15.12	2,898	8.15	3,333	7.27
Home equity(1)	2,349	15.11	2,816	15.64	3,256	14.01	3,441	9.68	2,734	5.96
Other	238	1.53	202	1.12	768	3.30	1,370	3.86	6,609	14.41
Total allowance for loan losses	$15,541	100.00%	$18,008	100.00%	$23,246	100.00%	$35,537	100.00%	$45,873	100.00%

(1)	Amount includes both home equity term loans and lines of credit.

See Note 6 of the Notes to Consolidated Financial Statements for additional information on the allowance for loan losses.

Investment Securities. Investment securities available-for-sale and held-to-maturity increased by $12.8 million, or 4.5%, from $283.1 million at December 31, 2015 to $295.9 million at December 31, 2016. This increase was primarily the result of purchases of investment securities of $99.7 million offset by principal pay downs. In 2015, the Company sold all of its state and municipal securities given its tax position and in order to reduce the operational complexities associated with the monitoring of those investments. For the years ended December 31, 2016, 2015 and 2014, the Company’s investment impairment review did not identify any credit related losses. The estimated average life of the investment portfolio at December 31, 2016 was 4.5 years with an estimated modified duration of 3.0 years. The reinvestment strategy for 2017 is expected to increase the portfolio size as the Company continues to redeploy its excess cash and maintain the average life and duration at approximately the same levels as December 31, 2016.

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

On January 14, 2014, the five federal agencies, including the FRB and OCC, approved an interim final rule to permit banking entities to retain interests in certain collateralized debt obligations backed primarily by trust preferred securities from the investment prohibitions of the Volcker Rule. Under the interim final rule, the agencies permit the retention of an interest in or sponsorship of covered funds by banking entities if certain qualifications are met. In addition, the agencies released a non-exclusive list of issuers that meet the requirements of the interim final rule. At December 31, 2016, the Company had an investment in one pool of trust preferred securities with an amortized cost of $8.8 million and estimated fair value of $6.7 million. This pool was included in the list of non-exclusive issuers that meet the requirements of the interim final rule released by the agencies and therefore was not required to be sold by the Company.

At December 31, 2016, the Company was in full compliance with the requirements of the Volcker Rule. See Note 20 of the Notes to Consolidated Financial Statements for additional information regarding regulatory matters.

Table 16 provides the estimated fair value and amortized cost of the Company’s portfolio of investment securities at December 31, 2016, 2015 and 2014. For all debt securities classified as available for sale, the carrying value is the estimated fair value.

TABLE 16: SUMMARY OF INVESTMENT SECURITIES

December 31,	2016			2015			2014
	Amortized Cost	Net Unrealized Losses	Estimated Fair Value	Amortized Cost	Net Unrealized Losses	Estimated Fair Value	Amortized Cost	Net Unrealized Gains (Losses)	Estimated Fair Value
Available for sale:
U.S. Treasury securities	$2,498	—	$2,498	$2,494	$(10)	$2,484	$2,499	$4	$2,503
U.S. Government agency securities	—	—	—	4,976	(74)	4,902	4,973	(187)	4,786
U.S. Government agency mortgage-backed securities	246,535	(1,991)	244,544	205,586	(74)	205,512	263,215	1,941	265,156
Other mortgage-backed securities	115	(1)	114	183	(1)	182	265	—	265
State and municipal securities	—	—	—	—	—	—	28,981	1,941	30,922
Trust preferred securities	12,023	(2,172)	9,851	12,018	(1,844)	10,174	12,014	(2,604)	9,410
Collateralized loan obligations	37,471	(152)	37,319	59,956	(960)	58,996	69,931	(1,328)	68,603
Other securities	1,386	(26)	1,360	625	—	625	12,855	—	12,855
Total available for sale investment securities	$300,028	$(4,342)	$295,686	$285,838	$(2,963)	$282,875	$394,733	$(233)	$394,500
Held to maturity:
U.S. Government agency mortgage-backed securities	$—	$—	$—	$—	$—	$—	$239	$12	$251
Other securities	250	—	250	250	—	250	250	—	250
Total held to maturity investment securities	$250	$—	$250	$250	$—	$250	$489	$12	$501

Table 17 provides the gross unrealized losses and fair value at December 31, 2016, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

TABLE 17: ANALYSIS OF GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total
December 31, 2016	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Government agency mortgage-backed securities	$108,070	$(1,683)	$54,643	$(891)	$162,713	$(2,574)
Other mortgage-backed securities	—	—	114	(1)	114	(1)
Trust preferred securities	—	—	9,851	(2,172)	9,851	(2,172)
Collateralized loan obligations	—	—	33,825	(160)	33,825	(160)
Other securities	975	(26)	—	—	975	(26)
Total	$109,045	$(1,709)	$98,433	$(3,224)	$207,478	$(4,933)

The Company determines whether the unrealized losses are temporary in accordance with FASB ASC 325, Investments-Other and FASB ASC 320, Investments-Debt and Equity Securities. The evaluation is based upon factors such as the creditworthiness of the underlying borrowers, performance of the underlying collateral, if applicable, and the level of credit support in the security structure. Management also evaluates other facts and circumstances that may be indicative of an other than temporary impairment (“OTTI”) condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

For the year ended December 31, 2016, the Company reviewed its unrealized losses on securities to determine whether such losses were considered to be OTTI. As previously discussed, this review indicated no such unrealized losses were due to deterioration in credit of the underlying securities.

U.S. Government Agency Mortgage-Backed Securities. At December 31, 2016, the gross unrealized loss in the category of less than 12 months of $1.7 million consisted of 16 mortgage-backed securities with an estimated fair value of $108.1 million issued and guaranteed by a U.S. Government sponsored agency. The gross unrealized loss in the category of 12 months or longer of $891 thousand consisted of 20 mortgage-backed securities with an estimated fair value of $54.6 million, issued and guaranteed by a U.S. Government sponsored agency. The Company monitors key credit metrics such as market rates and possible credit deterioration to determine if an OTTI exists. As of December 31, 2016, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Collateralized Loan Obligations. At December 31, 2016, the gross unrealized loss in the category of 12 months or longer of $160 thousand consisted of three AAA and one AA-rated collateralized loan obligation security with an estimated fair value of $33.8 million. The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists. As of December 31, 2016, management concluded that an OTTI did not exist on any aforementioned securities based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Other Securities. At December 31, 2016, the gross unrealized loss in the category of less than 12 months of $26 thousand consisted of one security with an estimated fair value of $975 thousand issued and guaranteed by a U.S. Government sponsored agency.  The Company monitors key credit metrics such as market rates and possible credit deterioration to determine if an OTTI exists. Upon evaluation, Management has determined that interest rate changes and market conditions have driven the unrealized loss in this security. As of December 31, 2016, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

Trust Preferred Securities. At December 31, 2016, the gross unrealized loss in the category of 12 months or longer of $2.2 million consisted of two trust preferred securities. The trust preferred securities are comprised of one non-rated single issuer security with an amortized cost of $3.2 million and estimated fair value of $3.2 million and one investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $6.7 million at December 31, 2016.

For the pooled security, the Company monitors each issuer in the collateral pool with respect to financial performance using data from the issuer’s most recent regulatory reports as well as information on issuer deferrals and defaults. Also, the security structure is monitored with respect to collateral coverage and current levels of subordination. Expected future cash flows are projected assuming additional defaults and deferrals based on the performance of the collateral pool. The investment grade pooled security is in a senior position in the capital structure. The security had a 3.67 times principal coverage. As of the most recent reporting date, interest has been paid in accordance with the terms of the security. The Company reviews projected cash flow analysis for adverse changes in the present value of projected future cash flows that may result in an other-than-temporary credit impairment to be recognized through earnings. The most recent valuations assumed no recovery on any defaulted collateral, no recovery on any deferring collateral and an additional 3.6% of defaults or deferrals every three years with no recovery rate. As of December 31, 2016, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

The financial performance of the non-rated single issuer trust preferred security is monitored on a quarterly basis using data from the issuer’s most recent regulatory reports to assess the probability of cash flow impairment. Expected future cash flows are projected by incorporating the contractual cash flow of the security adjusted, if necessary, for potential changes in the amount or timing of cash flows due to the underlying creditworthiness of the issuer and covenants in the security. As of December 31, 2016, management concluded that an OTTI did not exist on this security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

During the year ended December 31, 2016, the Company did not record an OTTI credit-related charge related to this single issuer trust preferred security. Based on the Company’s most recent evaluation, the Company does not expect the issuer to default on the security based primarily on the issuer’s subsidiary bank reporting that it meets the minimum regulatory requirements to be considered a “well capitalized” institution. The Company recognizes the difficult economic environment and some weakened performance measures, while recently improving, increases the probability that a full recovery of principal may not be realized. The cumulative OTTI charged against earnings in prior years on this security as of December 31, 2016 was $1.2 million. Based upon the current capital position of the issuer, recent improvements in the financial performance of the issuer and the fact that the book value of the security approximates fair value, the Company concluded that an additional impairment charge was not warranted at December 31, 2016.

Expected maturities of individual securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Table 18 provides an estimated maturity summary with the carrying values and weighted average yields on the Company’s portfolio of investment securities at December 31, 2016. The investment securities are presented in the table based on current prepayment assumptions.

TABLE 18: MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

	1 Year or Less		1 to 5 Years		5 to 10 Years		More than 10 Years		Total
December 31, 2016	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
Available for sale:
U.S. Treasury securities	$2,498	0.77%	$—	—%	$—	—%	$—	—%	$2,498	0.77%
U.S. Government agency mortgage-backed securities	25	1.15	1,061	2.29	40,990	1.82	202,468	2.20	244,544	2.14
Other mortgage-backed securities	—	—	114	3.18	—	—	—	—	114	3.18
Trust preferred securities	—	—	—	—	—	—	9,851	1.63	9,851	—
Collateralized loan obligations	—	—	—	—	37,319	2.40	—	—	37,319	2.40
Other securities	137	4.50	248	0.45	—	—	975	2.26	1,360	2.16
Total available for sale investment securities	$2,660	0.97%	$1,423	2.04%	$78,309	2.10%	$213,294	2.17%	$295,686	2.08%
Held to maturity:
U.S. Government agency mortgage-backed securities	$—	—	$—	—	$—	—	$—	—	$—	—
Other mortgage-backed securities	250	0.58	—	—	—	—	—	—	250	0.58
Total held to maturity investment securities	$250	0.58%	$—	—%	$—	—%	$—	—%	$250	0.58%

See Note 4 of the Notes to Consolidated Financial Statements for additional information on investment securities.

Restricted Equity Investments. During 2016, restricted equity investments increased by $58 thousand to $15.8 million at December 31, 2016 from $15.7 million at December 31, 2015. The Company, through the Bank, is a member of the FRB, FHLBNY and Atlantic Central Bankers Bank, and is required to maintain an investment in the capital stock of each. The FRB, FHLBNY and the Atlantic Central Bankers Bank stock are restricted in that they can only be redeemed by the issuer at par value. These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investment in accordance with FASB ASC 942, Financial Services - Depository and Lending. As of December 31, 2016, management does not believe that an OTTI of these holdings exists and expects to recover the entire cost of these securities.

Bank Owned Life Insurance. During 2016, bank owned life insurance (“BOLI”) increased by $1.9 million to $83.1 million at December 31, 2016 from $81.2 million at December 31, 2015. Of the $83.1 million BOLI cash surrender value, the Company had $28.5 million invested in a general account and $54.6 million in a separate account at December 31, 2016. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying investments may have an impact on investment income; however, these fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. While generally protected by the stable value wrap, significant declines in fair value may result in charges in future periods for values outside the wrap coverage.

Cash and Cash Equivalents. Cash and cash equivalents decreased by $70.1 million to $134.2 million at December 31, 2016 from $204.3 million at December 31, 2015. This decrease is primarily due to loan growth and investment purchases during 2016.

Goodwill. The goodwill balance was $38.2 million at December 31, 2016 and 2015. See Note 2 of the Notes to Consolidated Financial Statements for additional detail.

Deferred Taxes, net. Deferred taxes, net was an asset of $51.6 million at December 31, 2016 and a liability of $1.5 million at December 31, 2015.  The Company’s fourth quarter financial results include the reversal of a portion of the valuation allowance recorded against the deferred tax assets of the Company. This reversal resulted in the recognition of a one-time income tax benefit of $53.7 million. The Company concluded that, as of December 31, 2016, it is more likely than not that the Company will generate sufficient taxable income within the applicable net operating loss carry-forward periods to realize a portion of its deferred tax assets. Accordingly, during the fourth quarter of 2016, the Company recorded the reversal of a portion of the valuation allowance established against the deferred tax assets of the Company. The Company has considered all positive and negative evidence regarding the ability to fully realize the deferred tax asset, including past operating results and the forecast of future taxable income. This conclusion, and the resulting partial reversal of the deferred tax asset valuation allowance, is based upon consideration of a number of factors, including the Company’s completion of eight consecutive quarters of profitability, its demonstrated ability to meet or exceed budgets, its forecast of future profitability under multiple scenarios that support the partial utilization of net operating loss carryforwards prior to their expiration and improvements in credit risk management and credit quality measures that have resulted in reduced credit risk and improve management’s ability to forecast future credit losses, among others. The Bank did not factor in any growth in earnings to forecast its future profitability given the stable results in previous quarters.  If the Bank successfully demonstrates earnings growth in future periods, additional reversals in the valuation allowance may be recorded.  After recognizing the partial reversal, the Company had a remaining valuation allowance of $73.2 million at December 31, 2016. The ability to recognize the remaining deferred tax assets that continue to be subject to a valuation allowance will be evaluated on a quarterly basis to determine if there are significant events that would affect the Company’s ability to utilize these deferred tax assets.

The Company determined the amount of the valuation allowance reversal utilizing its current federal tax rate of 35% and its effective state tax rate of 5.85%.  Any change in the Federal corporate tax rate could significantly impact the amount of the deferred tax asset the Company may recognize.

Deposits. Deposits at December 31, 2016 totaled $1.74 billion, a decrease of $4.7 million, or 0.3%, from December 31, 2015.  Core deposits, which exclude all certificates of deposit, decreased $71.2 million to $1.34 billion, or 76.8% of total deposits, at December 31, 2016 as compared to $1.41 billion, or 80.6% of total deposits, at December 31, 2015.

Table 19 provides a summary of deposits at December 31, 2016, 2015 and 2014.

TABLE 19: SUMMARY OF DEPOSITS

December 31,	2016	2015	2014
Demand deposits	$1,095,012	$1,186,348	$1,409,978
Savings deposits	241,754	221,620	224,017
Time deposits under $250,000	338,615	282,584	284,577
Time deposits $250,000 or more	28,789	12,217	97,511
Brokered time deposits	37,193	43,333	75,821
Total	$1,741,363	$1,746,102	$2,091,904

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

Table 20 provides the distribution of total deposits between core and non-core at December 31, 2016, 2015 and 2014.

TABLE 20: DISTRIBUTION OF DEPOSITS

December 31,	2016		2015		2014
	Amount	%	Amount	%	Amount	%
Core deposits (1)	1,336,766	76.77%	1,407,968	80.63%	$1,633,995	78.11%
Non-core deposits	404,597	23.23	338,134	19.39	457,909	21.89
Total deposits	$1,741,363	100.0%	$1,746,102	100.0%	$2,091,904	100.0%

(1)	Core deposits are calculated by excluding time deposits and brokered deposits from total deposits.

Table 21 provides a summary of certificates of deposit of $250,000 or more by remaining maturity at December 31, 2016.

TABLE 21: CERTIFICATES OF DEPOSIT OF $250,000 OR MORE

December 31, 2016	Amount
Three months or less	$6,401
Over three through six months	6,786
Over six through twelve months	7,797
Over twelve months	7,805
Total	$28,789

See Note 11 of the Notes to Consolidated Financial Statements for additional information on deposits.

Borrowings. Borrowed funds decreased by $191 thousand to $85.4 million at December 31, 2016, from $85.6 million at December 31, 2015.

Table 22 provides the maximum month end amount of borrowings by type during the years ended December 31, 2016 and 2015.

TABLE 22: SUMMARY OF MAXIMUM MONTH END BORROWINGS

Years Ended December 31,	2016	2015
FHLBNY advances	$85,416	$85,607

Table 23 provides information regarding FHLBNY advances and FHLBNY repurchase agreements, interest rates, approximate weighted average amounts outstanding and their approximate weighted average rates at or for the years ended December 31, 2016, 2015 and 2014.

TABLE 23: SUMMARY OF FHLBNY BORROWINGS

At or for the Years Ended December 31,	2016	2015	2014
FHLBNY term amortizing advances outstanding at year end	$416	$607	$787
Weighted average interest rate at year end	5.87%	5.87%	5.87%
Approximate average amount outstanding during the year	$505	$690	$865
Approximate weighted average rate during the year	5.87%	5.87%	5.87%
FHLBNY term non-amortizing advances outstanding at year end	$85,000	$85,000	$60,000
Weighted average interest rate at year end	2.00%	2.00%	2.02%
Approximate average amount outstanding during the year	$85,000	$78,014	$60,000
Approximate weighted average rate during the year	2.00%	2.00%	2.02%

Table 24 provides information regarding securities sold under agreements to repurchase with customers, interest rates, approximate average amounts outstanding and their approximate weighted average rates at December 31, 2016, 2015 and 2014.

TABLE 24: SUMMARY OF SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE WITH CUSTOMERS

At or for the Years Ended December 31,	2016	2015	2014
Balance at year end	$—	$—	$1,156
Weighted average interest rate at year end	—	—	0.13%
Approximate average amount outstanding during the year	$—	$50	$759
Approximate weighted average rate during the year	—	—	0.09%

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

Junior Subordinated Debentures Held by Trusts that Issued Capital Debt. Table 25 provides a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debenture issued by the Company to each Issuer Trust as of December 31, 2016.

TABLE 25: SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2016	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	3-mo LIBOR plus 1.35%	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	6.428% Fixed	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012
		$90,000		$92,786

Each of the capital securities is eligible for redemption and the Company maintains the right to call these securities in the future on the respective payment anniversary dates.

The Company maintains sufficient cash to fund annual junior subordinated debenture interest obligations of approximately $2.2 million. Cash balances at the Company totaled $27.0 million at December 31, 2016. Should a dividend from the Bank be necessary to fund the junior subordinated debenture interest obligations of the holding company, prior approval by the OCC would be required. Per the OCC Agreement, a dividend could only be declared if it was in accordance with the approved capital plan, the Bank remained in compliance with the capital plan following the payment of the dividend and the dividend was approved by the OCC; this requirement was subsequently eliminated upon the termination of the OCC Agreement on January 21, 2016. The Company believes it is capable of funding its junior subordinated debenture interest obligations through available cash balances maintained at the bank holding company for the period of time necessary until earnings are expected to support a dividend from the Bank. See Note 20 of the Notes to Consolidated Financial Statements for additional information on dividend limitations.

Other Liabilities. Other liabilities totaled $16.7 million at December 31, 2016 and $21.5 million at December 31, 2015. Derivative liabilities are the primary component of other liabilities. See Note 17 of the Notes to Consolidated Financial Statements for additional information on derivative instruments.

FORWARD-LOOKING STATEMENTS

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the company’s filings with the securities and exchange commission, in its reports to shareholders and in other communications by the Company, which are made in good faith by the company pursuant to the “safe harbor” provisions of the private securities litigation reform act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.” These forward-looking statements may include, among other things:

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
•

other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere herein or in the documents incorporated by reference herein and our other filings with the SEC;

•	our ability to continue to pay dividends;
•	our ability to recapture the remaining benefits of our deferred tax asset; and
•	our success at managing the risks involved in the foregoing.

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

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Years Ended December 31,	2016	2015	2014
Total assets	$2,262,262	$2,210,584	$2,715,348
Less: Goodwill	38,188	38,188	38,188
Tangible assets	$2,224,074	$2,172,396	$2,677,160
Total stockholders’ equity	$319,709	$256,388	$245,323
Less: Goodwill	38,188	38,188	38,188
Tangible equity	$281,521	$218,200	$207,135
Tangible equity to tangible assets ratio	12.7%	10.0%	7.7%

Core Deposits:

Core deposits are calculated by excluding time deposits and brokered deposits from total deposits.

The following table provides a reconciliation of core deposits to GAAP total deposits:

Years Ended December 31,	2016	2015
Total deposits	$1,741,363	$1,746,102
Less: Time deposits	367,404	294,801
Less: Brokered time deposits	37,193	43,333
Core deposits	$1,336,766	$1,407,968

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

Management, including the Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment was also conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment of the Company’s internal control over financial reporting also included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, RI-A. Based on our evaluation under the framework in Internal Control - Integrated Framework, we concluded that the Company’s internal control over financial reporting was effective as of December 31, 2016.

Deloitte & Touche LLP, an independent registered public accounting firm, has audited the consolidated financial statements included in this Annual Report and has issued a report on the effectiveness of our internal control over financial reporting. Their reports follow this statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sun Bancorp, Inc.

Mount Laurel, New Jersey

We have audited the internal control over financial reporting of Sun Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income for Schedules RC, RI, and RI-A. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2016 of the Company and our report dated March 9, 2017 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 9, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sun Bancorp, Inc.

Mount Laurel, New Jersey

We have audited the accompanying consolidated statements of financial condition of Sun Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2017 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 9, 2017

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except par value amounts)

December 31,	2016	2015
ASSETS
Cash and due from banks	$19,645	$21,836
Interest-earning bank balances	114,563	182,479
Cash and cash equivalents	134,208	204,315
Restricted cash	5,000	5,000
Investment securities available for sale (amortized cost of $300,028 and $285,838 at December 31, 2016 and 2015, respectively)	295,686	282,875
Investment securities held to maturity (estimated fair value of $250 at December 31, 2016 and 2015)	250	250
Loans receivable (net of allowance for loan losses of $15,541 and $18,008 at December 31, 2016 and 2015, respectively)	1,594,377	1,530,501
Restricted equity investments, at cost	15,791	15,733
Bank properties and equipment, net	30,148	31,596
Real estate owned, net	—	281
Accrued interest receivable	5,122	4,657
Goodwill	38,188	38,188
Bank owned life insurance (BOLI)	83,109	81,175
Deferred taxes, net	51,573	—
Other assets	8,810	16,013
Total assets	$2,262,262	$2,210,584
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$1,741,363	$1,746,102
Advances from the Federal Home Loan Bank of New York (FHLBNY)	85,416	85,607
Obligation under capital lease	6,292	6,698
Junior subordinated debentures	92,786	92,786
Deferred taxes, net	—	1,524
Other liabilities	16,696	21,479
Total liabilities	1,942,553	1,954,196
Commitments and contingencies (see Note 16)
SHAREHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $5 par value, 40,000,000 shares authorized; 19,030,704 shares issued and 18,922,726 shares outstanding at December 31, 2016; 18,910,829 shares issued and 18,693,091 shares outstanding at December 31, 2015	95,154	94,554
Additional paid-in capital	508,593	510,659
Retained deficit	(276,501)	(337,542)
Accumulated other comprehensive loss	(2,568)	(1,752)
Deferred compensation plan trust	(1,160)	(1,122)
Treasury stock at cost, 107,978 shares at December 31, 2016; and 217,738 at December 31, 2015	(3,809)	(8,409)
Total shareholders’ equity	319,709	256,388
Total liabilities and shareholders’ equity	$2,262,262	$2,210,584

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

Years Ended December 31,	2016	2015	2014
INTEREST INCOME
Interest and fees on loans	$62,014	$61,271	$79,427
Interest on taxable investment securities	6,715	7,268	8,715
Interest on non-taxable investment securities	—	851	1,232
Dividends on restricted equity investments	881	818	838
Total interest income	69,610	70,208	90,212
INTEREST EXPENSE
Interest on deposits	5,958	5,337	8,358
Interest on funds borrowed	2,173	2,073	1,753
Interest on junior subordinated debentures	2,575	2,200	2,150
Total interest expense	10,706	9,610	12,261
Net interest income	58,904	60,598	77,951
(REVERSAL OF) PROVISION FOR LOAN LOSSES	(1,682)	(3,280)	14,803
Net interest income after (reversal of) provision for loan losses	60,586	63,878	63,148
NON-INTEREST INCOME
Service charges on deposit accounts	6,221	6,988	9,782
Interchange fees	1,905	2,115	2,357
Gain on sale of bank branches	—	10,553	—
Net gain (loss) on sale of loans	101	1,444	(327)
Net gain on sales and calls of investment securities	426	1,468	50
Investment products income	1,707	2,025	2,447
BOLI income	1,934	2,043	1,896
Other income	1,095	989	1,558
Total non-interest income	13,389	27,625	17,763
NON-INTEREST EXPENSE
Salaries and employee benefits	34,971	37,013	51,814
Occupancy expense	8,988	12,811	16,230
Equipment expense	4,786	8,417	7,287
Data processing expense	4,503	5,018	4,979
Professional fees	2,246	3,230	6,487
Insurance expense	2,164	4,528	5,567
Advertising expense	1,660	1,520	2,062
Problem loan expense	411	1,259	2,039
Other expense	5,224	6,290	12,937
Total non-interest expense	64,953	80,086	109,402
INCOME (LOSS) BEFORE INCOME TAXES	9,022	11,417	(28,491)
INCOME TAX (BENEFIT) EXPENSE	(52,395)	1,197	1,317
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$61,417	$10,220	$(29,808)
Basic earnings (loss) per common share	$3.26	$0.55	$(1.67)
Diluted earnings (loss) per common share	$3.24	$0.55	$(1.67)
Weighted average common shares – basic	18,843,077	18,648,339	17,830,018
Weighted average common shares – diluted	18,933,330	18,710,159	17,830,018

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands)

	For the Year Ended December 31,
	2016	2015	2014
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$61,417	$10,220	$(29,808)
Other Comprehensive Income (Loss), net of tax (See Note 2)
Unrealized (loss) gain on securities:
Unrealized holding (loss) gain arising during period	(793)	(746)	6,947
Reclassification adjustment for gains included in net income	(23)	(868)	(30)
Other comprehensive (loss) income	(816)	(1,614)	6,917
COMPREHENSIVE INCOME (LOSS)	$60,601	$8,606	$(22,891)

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Deferred Compensation Plan Trust	Treasury Stock	Total
BALANCE, JANUARY 1, 2014	$—	$88,711	$506,719	$(317,954)	$(7,055)	$(522)	$(24,562)	$245,337
Net loss	—	—	—	(29,808)	—	—	—	(29,808)
Other comprehensive loss	—	—	—	—	6,917	—	-	6,917
Exercise of stock options	—	—	(75)	—	—	—	91	16
Capital Raise	—	5,666	14,334	—	—	—	—	20,000
Issuance of common stock	—	127	(6,130)	—	—	(77)	8,071	1,991
Stock-based compensation	—	—	(773)	—	—	—	1,643	870
BALANCE, DECEMBER 31, 2014	$—	$94,504	$514,075	$(347,762)	$(138)	$(599)	$(14,757)	$245,323
Net loss	—	—	—	10,220	—	—	—	10,220
Other comprehensive income	—	—	—	—	(1,614)	—	—	(1,614)
Exercise of stock options	—	—	(53)	—	—	—	68	15
Issuance of common stock	—	50	(5,058)	—	—	(523)	5,993	462
Stock-based compensation	—	—	1,695	—	—	—	287	1,982
BALANCE, DECEMBER 31, 2015	$—	$94,554	$510,659	$(337,542)	$(1,752)	$(1,122)	$(8,409)	$256,388
Net income	—	—	—	61,417	—	—	—	61,417
Other comprehensive loss	—	—	—	—	(816)	—	—	(816)
Exercise of stock options	—	—	(88)	—	—	—	159	71
Issuance of common stock	—	600	(4,507)	—	—	(38)	4,441	496
Stock-based compensation	—	—	2,529	—	—	—	—	2,529
Dividends paid to common shareholders	—	—	—	(376)	—	—	—	(376)
BALANCE, DECEMBER 31, 2016	$—	$95,154	$508,593	$(276,501)	$(2,568)	$(1,160)	$(3,809)	$319,709

See Notes to Consolidated Financial Statements.

SUN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

Years Ended December 31,	2016	2015	2014
OPERATING ACTIVITIES
Net income (loss)	$61,417	$10,220	$(29,808)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Release of provision for loan losses	(1,682)	(3,280)	14,803
Increase in off-balance sheet reserves	446	701	149
Depreciation, amortization and accretion	3,055	7,599	7,142
Impairment of bank properties and equipment and real estate owned	—	2,666	1,059
Gain on sales and calls of investment securities	(426)	(1,468)	(50)
Loss (gain) on other real estate owned	15	(43)	541
Decrease in fair value of interest rate lock commitments	—	—	119
Gain on sale of mortgage loans	—	—	(1,844)
Gain on sale of jumbo residential mortgage loans, net	—	—	(134)
Gain on sale of consumer loans	(101)	(1,444)	(459)
Gain on sale of branches	—	(10,553)	—
Mark-to-market on loans held-for-sale	—	—	1,098
Increase in cash surrender value of BOLI	(1,934)	(2,043)	(1,896)
Deferred income taxes	(52,533)	1,124	1,313
Stock-based compensation	2,529	1,982	871
Shares contributed to employee benefit plans	—	—	2,141
Mortgage loans originated for sale	—	—	(77,752)
Proceeds from the sale of mortgage loans	—	—	93,340
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable	(465)	740	1,715
Other assets	2,534	(4,272)	848
Other liabilities	(949)	(3,535)	844
Net cash provided by (used in) operating activities	11,906	(1,606)	14,040
INVESTING ACTIVITIES
Purchases of available for sale investment securities	(98,971)	(13,757)	(33,630)
Net (purchase) redemption of restricted equity securities	(58)	(772)	2,058
Proceeds from maturities, prepayments or calls of investment securities available for sale	50,326	66,288	62,194
Proceeds from maturities, prepayments or calls of investment securities held to maturity	—	37	189
Proceeds from sale of investment securities available for sale	35,744	57,798	28,276
Proceeds from the sale of commercial and consumer loans	1,809	10,749	72,829
Proceeds from the sale of jumbo residential mortgage loans	—	—	59,482
Proceeds from the sale of repossessed assets	—	—	138
Proceeds from the sale of branch	—	11,578	—
Proceeds from the sale of branch loans	—	63,756	—
Proceeds from the sale of bank properties and equipment	150	4,387	—
Transfer of restricted cash to cash and cash equivalents	—	8,000	13,000
Net (increase) decrease in loans	(63,535)	(45,208)	405,617
Purchases of bank properties and equipment	(2,167)	(1,012)	(2,116)
Cash transferred to held-for-sale	—	—	(1,064)
Proceeds from sale of real estate owned	266	1,050	1,554
Net cash (used in) provided by investing activities	(76,436)	162,894	608,527
FINANCING ACTIVITIES
Net decrease in deposits	(4,675)	(345,658)	(362,125)
Cash paid in sale of deposits	—	(183,690)	—
Cash dividends paid to shareholders	(376)	—	—
Net redemptions of securities sold under agreements to repurchase – customer	—	(1,156)	678
(Repayments) borrowings of advances from FHLBNY	(191)	24,820	(169)
Repayment of obligation under capital lease	(406)	(337)	(296)
Proceeds from issuance of common stock	—	600	20,000
Proceeds from exercise of stock options	71	15	16
Net cash used in financing activities	(5,577)	(505,406)	(341,896)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(70,107)	(344,118)	280,671
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	204,315	548,433	267,762
CASH AND CASH EQUIVALENTS, END OF YEAR	$134,208	$204,315	$548,433
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$10,598	$9,744	$12,633
Income taxes paid	114	—	—
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Transfer of loans and bank properties to real estate owned	$—	$908	$945

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

Through the Bank, the Company provides commercial and consumer banking services. As of December 31, 2016, the Company had 35 locations primarily throughout New Jersey including 30 branch offices. The Company also has headquarters, back office and loan production locations, including one loan production office located in New York.

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

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities. The Company’s investment portfolio includes both held-to-maturity and available-for-sale securities. The purchase and sale of the Company’s investment securities are recorded based on trade date accounting. At December 31, 2016 and 2015, the Company had no unsettled transactions. The following provides further information on the Company’s accounting for debt securities:

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

Available-for-Sale - Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability and the yield of alternative investments, are classified as available-for-sale. These assets are carried at their estimated fair value. Fair values are based on quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded, or in some cases where there is limited activity or less transparency around inputs, internally developed discounted cash flow models. Unrealized gains and losses are excluded from earnings and are reported net of tax in accumulated other comprehensive loss on the consolidated statements of financial condition until realized, including those recognized through the non-credit component of an OTTI charge.

In accordance with FASB ASC 325-40, Beneficial Interests in Securitized Financial Assets (FASB ASC 325-40), and FASB ASC 320, Investment - Debt and Equity Securities (FASB ASC 320), the Company evaluates its securities portfolio for OTTI throughout the year. Each investment, which has a fair value less than the book value, is reviewed on a quarterly basis by management. Management considers, at a minimum, whether the following factors exist that, both individually or in combination, could indicate that the decline is other-than-temporary: (a) the Company has the intent to sell the security; (b) it is more likely than not that it will be required to sell the security before recovery; and (c) the Company does not expect to recover the entire amortized cost basis of the security. Among the factors that are considered in determining the Company’s intent is a review of capital adequacy, interest rate risk profile and liquidity at the Company. An impairment charge is recorded against individual securities if the review described above concludes that the decline in value is other-than-temporary. During 2016, 2015 and 2014, it was determined that there were no other-than-temporarily impaired investments. As a result, the Company did not record credit related OTTI charges through earnings during the years ended December 31, 2016, 2015 and 2014.

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

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The provision for loan losses is based upon historical loan loss experience, a series of qualitative factors and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans under FASB ASC 310, Receivables (“FASB ASC 310”). Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans that continue to perform. For the commercial loan portfolio, historic loss and recovery experience over a two-year horizon, based on a rolling 28-quarter migration analysis, is taken into account for the quantitative factor component. The Company previously used a 12-quarter commercial loan migration analysis, however during the fourth quarter of 2015, the Company began to use a 28-quarter analysis to better align its allowance model with the Company’s credit cycle. This methodology change was completed in conjunction with the completion of the Company’s comprehensive restructuring plan and resulted in a corresponding reduction in qualitative factor assumptions. For the non-commercial loan quantitative component, the average loss history and recovery experience for a one-year period based on a rolling 12-quarter time period is utilized for the allowance calculation.  A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Impairment losses are included in the provision for loan losses. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historical loss experience and qualitative factors. Included in these qualitative factors are:

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

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill. Goodwill is the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company tests goodwill for impairment annually as of December 31, unless circumstances indicate that a test is required at an earlier date. The Company elected to not apply the qualitative evaluation option permitted under Accounting Standards Update (“ASU”) 2011-8, Intangibles – Goodwill and Other (Topic 35): Testing Goodwill for Impairment issued in September 2011. Therefore, the Company utilizes the two-step goodwill impairment test outlined in FASB ASC 350, Intangibles – Goodwill and Other (“FASB ASC 350”). Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. A reporting unit is an operating segment, or one level below an operating segment, as defined in FASB ASC 280. The Company has one reportable operating segment, “Community Banking,” and there are no components to this operating segment. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired and step two is therefore unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed to measure the amount of the impairment loss, if any. At each of December 31, 2016 and December 31, 2015, the Company performed its annual goodwill impairment test, and step one of the analysis indicated that the Company’s fair value was greater than its carrying value. Therefore, the Company’s goodwill was not impaired at December 31, 2016 and 2015. The carrying amount of goodwill totaled $38.2 million at December 31, 2016 and 2015.

Bank Owned Life Insurance (“BOLI”). The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value, or the amount that can be realized in accordance with FASB ASC 325-30, Investments in Insurance Contracts. At December 31, 2016, the Company had $28.5 million invested in a general account and $54.6 million in a separate account, for a total BOLI cash surrender value of $83.1 million. The BOLI separate account is invested in a mortgage-backed securities fund, which is managed by an independent investment firm. Pricing volatility of these underlying instruments may have an impact on investment income; however, the fluctuations would be partially mitigated by a stable value wrap agreement which is a component of the separate account. Income from these policies and changes in the cash surrender value are recorded in BOLI income of the consolidated statements of operations.

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

Accumulated Other Comprehensive Loss. The Company classifies items of accumulated other comprehensive loss by their nature and displays the details of other comprehensive loss in the consolidated statement of comprehensive income (loss). Amounts categorized as accumulated other comprehensive loss represent net unrealized gains or losses on investment securities available for sale, net of tax and the non-credit portion of any OTTI loss not recorded in earnings. Reclassifications are made to avoid double counting items which are displayed as part of net income (loss) for the period. These reclassifications for the years ended December 31, 2016, 2015 and 2014 are as follows:

DISCLOSURE OF RECLASSIFICATION AMOUNTS, NET OF TAX

Years Ended December 31,	2016			2015			2014
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Unrealized holding (loss) gain on securities available for sale during the year	$(1,340)	$547	$(793)	$(1,262)	$516	$(746)	$11,743	$(4,796)	$6,947
Reclassification adjustment for net gain included in net income (1)	(39)	16	(23)	(1,468)	600	(868)	(50)	20	(30)
Net unrealized (loss) gain on securities available for sale	$(1,379)	$563	$(816)	$(2,730)	$1,116	$(1,614)	$11,693	$(4,776)	$6,917

(1)	All pre-tax amounts are included in non-interest income in the consolidated statements of operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Treasury Stock. Stock held in treasury by the Company is accounted for using the cost method which treats stock held in treasury as a reduction to total shareholders’ equity. At December 31, 2016 and 2015, the Company held 107,978 and 217,738 shares of treasury stock, respectively.

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

Significant weighted average assumptions used to calculate the fair value of the Options for the years ended December 31, 2016, 2015 and 2014 are as follows:

WEIGHTED AVERAGE ASSUMPTIONS USED IN BLACK-SCHOLES OPTION PRICING MODEL

Years Ended December 31,	2016	2015	2014
Fair value of Options granted during the year	$5.90	$6.16	$8.70
Risk-free rate of return	1.29%	1.35%	1.32%
Expected term in months	50	46	54
Expected volatility	33%	40%	54%
Expected dividends(1)	$—	$—	$—

(1)The Company did not declare cash dividends on its common stock prior to the options granted in 2016. Future option grants will include a dividend assumption.

At December 31, 2016, the Company had one stock-based compensation plan, which is described more fully in Note 14.

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

In determining whether to establish or maintain a valuation allowance against a deferred tax asset, the Company reviews available evidence to determine whether it is more likely than not that all or a portion of the Company’s net deferred tax assets will be realized in future periods. Consideration is given to various positive and negative factors that could affect the realization of the net deferred tax assets. In making such a determination, the Company considers, among other things, future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, historical financial performance, the ability to carry back losses to recoup taxes previously paid, the length of statutory carry forward periods, experience with operating loss and tax credit carry forwards not expiring unused. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.  See Note 18 for additional information on the Company’s application of FASB ASC 740.

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

Recent Accounting Principles. In November 2016, The FASB issued ASU 2016-18: Statement of Cash Flows (Topic 230): Restricted Cash.  The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows.  The amendments in this Update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption is permitted, including adoption in an interim period. If early an entity early adopts the amendments in an interim period, any adjustment should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently evaluating the adoption of this accounting standards update on its financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In August 2016, the FASB issued ASU 2016-15: Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this Update address the following eight specific cash flow issues with the objective of reducing the existing diversity in practice: (1) debt prepayments or debt extinguishment cost (cash outflow-financing), (2) settlement of debt instruments with coupon interest rates insignificant to the effective interest rate, Interest payment (cash outflow-operating), principal payment (cash outflow-financing), (3) contingent consideration payments made soon after business combination (cash outflow-investing), (4) proceeds from settlement of insurance claims (classification on basis of the nature of each loss), (5) proceeds from corporate/bank-owned life insurance, proceeds (cash inflow-investing), payments (cash outflow-investing/operating), (6) distribution received from equity method investees, cumulative earnings approach (cash inflow-investing), nature of distribution approach (cash inflow-operating/investing), (7) beneficial interest in securitization transactions, assets (noncash transaction), cash receipts from trade receivable (cash inflow-investing), (8) separately identifiable cash flows (classified based on source-financing/investing/operating).  The amendments in this Update are effective for public business entities for the fiscal years beginning after December 15, 2017 and interim periods within those fiscal years.  Early adoption is permitted, including adoption in an interim period.  If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.  An entity that elects early adoption must adopt all of the amendments in the same period.   The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In June 2016, the FASB issued ASU 2016-13: Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which applies to entities holding financial assets and net investment in leases that are not accounted for at fair value through net income.  The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash.  The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually.  The amendments in ASU 2016-13 for public business entities are effective for the fiscal years beginning after December 15, 2019.  Early adoption is permitted as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  The Company is currently evaluating the impact of the adoption of this accounting standards update on its financial statements.

In March 2016, the FASB issued ASU 2016-09: Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which applies to all entities that issue share-based payment awards to their employees. The amendments involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments are part of FASB's Simplification Initiative, the stated objective of which is to identify, evaluate, and improve areas of GAAP for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. The amendments in ASU 2016-09 for public business entities are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted for any entity in any interim or annual period and if so elected, adjustments should be reflected as of the beginning of the fiscal year that includes the interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company does not expect guidance to have a material effect on its financial condition, results of operations or cash flows.

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

In May 2014, the FASB issued ASU 2014-09: Revenue from Contracts with Customers (Topic 606): Summary and Amendments That Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs-Contracts with Customers (Subtopic 340-40), Conforming Amendments to Other Topics and Subtopics in the Codification and Status Tables, Background Information and Basis for Conclusions. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the considerations to which the entity expects to be entitled in exchange for those goods or services. The guidance in this Update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. For a public entity, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is not permitted. The Company does not expect the adoption of this guidance to have a material impact on its financial condition or results of operations.

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

On August 28, 2015, the Company sold its Hammonton branch location to Cape Bank. In accordance with the sale, the Company sold $32.0 million in deposits, $4.8 million in loans, $354 thousand in fixed assets and $143 thousand of cash.  The transaction resulted in a net cash payment of approximately $25.5 million by the Company to Cape Bank.  After transaction costs, the sale resulted in a net gain of $1.3 million which was recorded in gain on sale of bank branches in the consolidated statements of operations

During 2015, the Company closed five leased and four owned branch offices. The Company recognized $3.5 million in expenses as a result of these closures. During 2014, the Company closed four leased branch offices.  The Company recognized $293 thousand in expenses as a result of these closures.

4. INVESTMENT SECURITIES

The amortized cost of investment securities and the approximate fair value at December 31, 2016 and 2015 were as follows:

SUMMARY OF INVESTMENT SECURITIES

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2016
Available for sale:
U.S. Treasury securities	$2,498	$—	$—	$2,498
U.S. Government agency securities	—	—	—	—
U.S. Government agency mortgage-backed securities	246,535	583	(2,574)	244,544
Other mortgage-backed securities	115	—	(1)	114
Trust preferred securities	12,023	—	(2,172)	9,851
Collateralized loan obligations	37,471	8	(160)	37,319
Other securities	1,386	—	(26)	1,360
Total available for sale	300,028	591	(4,933)	295,686
Held to maturity:
Other securities	250	—	—	250
Total held to maturity	250	—	—	250
Total investment securities	$300,278	$591	$(4,933)	$295,936
December 31, 2015
Available for sale:
U.S. Treasury securities	$2,494	$—	$(10)	$2,484
U.S. Government agency securities	4,976	—	(74)	4,902
U.S. Government agency mortgage-backed securities	205,586	1,082	(1,156)	205,512
Other mortgage-backed securities	183	—	(1)	182
Trust preferred securities	12,018	—	(1,844)	10,174
Collateralized loan obligations	59,956	—	(960)	58,996
Other securities	625	—	—	625
Total available for sale	285,838	1,082	(4,045)	282,875
Held to maturity:
Other securities	250	—	—	250
Total held to maturity	250	—	—	250
Total investment securities	$286,088	$1,082	$(4,045)	$283,125

4. INVESTMENT SECURITIES (Continued)

During 2016, the Company had one security called prior to maturity for $5.0 million of gross proceeds, six available-for-sale securities were sold prior to maturity for gross proceeds of $30.3 million, which resulted in net realized gains of $39 thousand. Additionally the Bank had one security mature in 2016 for gross proceeds of $248 thousand. During 2015, the Company had two securities called prior to maturity for gross proceeds of $130 thousand and a gain of $2 thousand, 103 available for sale securities were sold prior to maturity for gross proceeds of $42.8 million, which resulted in gross realized gains of $1.3 million. The Company received gross proceeds of $2.5 million due to the maturity of one security. The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at December 31, 2016 and 2015:

GROSS UNREALIZED LOSSES BY INVESTMENT CATEGORY

	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
December 31, 2016
U.S. Government agency mortgage-backed securities	$108,070	$(1,683)	$54,643	$(891)	$162,713	$(2,574)
Other mortgage-backed securities	—	—	114	(1)	114	(1)
Trust preferred securities	—	—	9,851	(2,172)	9,851	(2,172)
Collateralized loan obligations	—	—	33,825	(160)	33,825	(160)
Other securities	975	(26)	—	—	975	(26)
Total	$109,045	$(1,709)	$98,433	$(3,224)	$207,478	$(4,933)
December 31, 2015
U.S. Treasury securities	$2,484	$(10)	$—	$—	$2,484	$(10)
U.S. Government agency securities	—	—	4,902	(74)	4,902	(74)
U.S. Government agency mortgage-backed securities	56,753	(254)	27,028	(902)	83,781	(1,156)
Other mortgage-backed securities	182	(1)	—	—	182	(1)
Trust preferred securities	—	—	10,175	(1,844)	10,175	(1,844)
Collateralized loan obligations	12,864	(135)	46,133	(825)	58,997	(960)
Total	$72,283	$(400)	$88,238	$(3,645)	$160,521	$(4,045)

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

As of December 31, 2016, the Company’s cumulative OTTI was $1.2 million. There were no OTTI charges recognized in earnings as a result of credit losses on investments in the years ended December 31, 2016, 2015 and 2014.

4. INVESTMENT SECURITIES (Continued)

U.S. Government Agency Mortgage-Backed Securities. At December 31, 2016, the gross unrealized loss in the category of less than 12 months of $1.7 million consisted of 16 mortgage-backed securities with an estimated fair value of $108.1 million issued and guaranteed by a U.S. Government sponsored agency. The gross unrealized loss in the category of 12 months or longer of $891 thousand consisted of 20 mortgage-backed securities with an estimated fair value of $54.6 million, issued and guaranteed by a U.S. Government sponsored agency. The Company monitors key credit metrics such as market rates and possible credit deterioration to determine if an OTTI exists. Upon evaluation, Management determined that interest rate changes and market conditions have driven the unrealized losses in these securities. As of December 31, 2016, management concluded that an OTTI did not exist on any of the aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

Collateralized Loan Obligations. At December 31, 2016, the gross unrealized loss in the category of 12 months or longer of $160 thousand consisted of three AAA and one AA-rated collateralized loan obligation security with an estimated fair value of $33.8 million. The Company monitors key credit metrics such as delinquencies, defaults, cumulative losses and credit support levels to determine if an OTTI exists. Upon evaluation, Management has determined that interest rate changes and market conditions have driven the unrealized losses in these securities. As of December 31, 2016, management concluded that an OTTI did not exist on any aforementioned securities based upon its assessment. Management also concluded that it does not intend to sell nor will it be required to sell the securities, before their recovery, which may be maturity, and management expects to recover the entire amortized cost basis of these securities.

 Other Securities. At December 31, 2016, the gross unrealized loss in the category of less than 12 months of $26 thousand consisted of one security with an estimated fair value of $975 thousand issued and guaranteed by a U.S. Government sponsored agency.  The Company monitors key credit metrics such as market rates and possible credit deterioration to determine if an OTTI exists. Upon evaluation, Management has determined that interest rate changes and market conditions have driven the unrealized loss in this security. As of December 31, 2016, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend nor will it be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

Trust Preferred Securities. At December 31, 2016, the gross unrealized loss in the category of 12 months or longer of $2.2 million consisted of two trust preferred securities. The trust preferred securities are comprised of one non-rated single issuer security with an amortized cost of $3.2 million and estimated fair value of $3.2 million and one investment grade rated pooled security with an amortized cost of $8.8 million and estimated fair value of $6.7 million at December 31, 2016.

For the pooled security, the Company monitors each issuer in the collateral pool with respect to financial performance using data from the issuer’s most recent regulatory reports as well as information on issuer deferrals and defaults. Also the security structure is monitored with respect to collateral coverage and current levels of subordination. Expected future cash flows are projected assuming additional defaults and deferrals based on the performance of the collateral pool. The investment grade pooled security is in a senior position in the capital structure. The security had a 3.67 times principal coverage. As of the most recent reporting date interest has been paid in accordance with the terms of the security. The Company reviews projected cash flow analysis for adverse changes in the present value of projected future cash flows that may result in an other-than-temporary credit impairment to be recognized through earnings. The most recent valuations assumed no recovery on any defaulted collateral, no recovery on any deferring collateral and an additional 3.6% of defaults or deferrals every three years with no recovery rate. As of December 31, 2016, management concluded that an OTTI did not exist on the aforementioned security based upon its assessment. Management also concluded that it does not intend to sell the security, and that it is not more likely than not it will be required to sell the security, before its recovery, which may be maturity, and management expects to recover the entire amortized cost basis of this security.

4. INVESTMENT SECURITIES (Continued)

The financial performance of the single issuer trust preferred security is monitored on a quarterly basis using data from the issuer’s most recent regulatory reports to assess the probability of cash flow impairment. Expected future cash flows are projected incorporating the contractual cash flow of the security adjusted, if necessary, for potential changes in the amount or timing of cash flows due to the underlying creditworthiness of the issuer and covenants in the security. During the year ended December 31, 2016, the Company did not record an OTTI credit-related charge related to this single issuer trust preferred security. Based on the Company’s most recent evaluation, the Company does not expect the issuer to default on the security based primarily on the issuer’s subsidiary bank reporting that it meets the minimum regulatory requirements to be considered a “well-capitalized” institution. The Company recognizes that the difficult economic environment and some weakened performance measures, while recently improving, increase the probability that a full recovery of principal may not be realized. The cumulative OTTI on this security as of December 31, 2016 was $1.2 million. Based upon the current capital position of the issuer, recent improvements in the financial performance of the issuer and the fact that the book value of the security approximates fair value, the Company concluded that an additional impairment charge is not warranted at December 31, 2016.

The amortized cost and estimated fair value of the Company’s investment securities at December 31, 2016, by contractual maturity, is shown below. Actual maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CONTRACTUAL MATURITIES OF INVESTMENT SECURITIES

	Available for Sale		Held to Maturity
December 31, 2016	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$2,635	$2,635	$250	$250
Due after one year through five years	248	248	—	—
Due after five years through ten years	37,471	37,319	—	—
Due after ten years	13,024	10,826	—	—
Total investment securities, excluding mortgage- backed securities	53,378	51,028	250	250
U.S. Government agency mortgage-backed securities	246,535	244,544	—	—
Other mortgage-backed securities	115	114	—	—
Total investment securities	$300,028	$295,686	$250	$250

At December 31, 2016, the Company had $13.8 million, amortized cost, and $13.9 million, estimated fair value, of investment securities pledged to secure public deposits. At December 31, 2016, the Company had $68.1 million, amortized cost, and $67.9 million, estimated fair value, of investment securities pledged as collateral on secured borrowings.

5. LOANS RECEIVABLE

The components of loans receivables, net at December 31, 2016 and 2015 were as follows:

Loans Receivable Components
December 31,	2016	2015
Commercial:
Commercial and industrial	$235,946	$230,681
CRE owner occupied	231,348	228,191
CRE non-owner occupied	742,662	625,700
Land and development	67,165	68,070
Consumer:
Home equity lines of credit	110,377	130,401
Home equity term loans	9,104	12,383
Residential real estate	210,874	249,975
Other	2,442	3,108
Total gross loans receivable	1,609,918	1,548,509
Allowance for loan losses	(15,541)	(18,008)
Loans receivable, net	$1,594,377	$1,530,501

Loans on Non-accrual Status
December 31,	2016	2015
Commercial:
Commercial	$—	$219
CRE owner occupied	213	381
CRE non-owner occupied	517	—
Consumer:
Home equity term loans	72	88
Residential real estate	810	1,417
Other	85	102
Total non-accrual loans	$1,697	$2,207
Troubled debt restructurings, non-accrual	$1,404	$910

Interest income not recognized as a result of non-accrual loans was $109 thousand, $95 thousand and $1.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. The amount of interest included in net income on these loans for the years ended December 31, 2016, 2015 and 2014 was $40 thousand, $59 thousand and $1.2 million, respectively.

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

As of December 31, 2016, the Company had $5.9 million outstanding on two commercial construction relationships for which the agreements included interest reserves. As of December 31, 2015, the Company had $8.8 million outstanding on one residential construction and one commercial construction relationship for which the agreements included interest reserves. The total amount available in those reserves to fund interest payments was $214 thousand and $571 thousand at December 31, 2016 and December 31, 2015, respectively. There were no relationships with interest reserves which were on non-accrual status as of December 31, 2016 and 2015. Construction projects are monitored throughout their lives by the Company through either internal resources or professional inspectors engaged by the Company. The budgets for loan advances and borrower equity injections are developed at the time of underwriting in conjunction with the review of the plans and specifications for the project being financed. Advances of the Company’s funds are based on the prepared budgets and will not be made unless the project has been inspected by the Company’s professional inspector who must certify that the work related to the advance is in place and properly complete. As it relates to construction project financing, the Company does not extend, renew or restructure terms unless its borrower posts cash collateral in an interest reserve.

5. LOANS RECEIVABLE (Continued)

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

Under approved lending decisions, the Company had commitments to lend additional funds totaling $343.2 million and $280.7 million at December 31, 2016 and 2015, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on an individual basis. The type and amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

Most of the Company’s business activity is with customers located within the State of New Jersey and New York. Generally, commercial real estate, residential real estate and other assets are used to secure loans. The ultimate repayment of loans is dependent, to a certain degree, on the local economy and real estate market. As of December 31, 2016, the Company had $217.2 million in loans pledged as collateral on secured borrowings.

6. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 2016, 2015 and 2014 were as follows:

Allowance for Loan Losses and Recorded Investment in Financing Receivables

	For the Year Ended December 31, 2016
	Commercial and Industrial	Commercial Real Estate	Land & Development	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:
Beginning balance	$2,761	$8,142	$1,058	$2,816	$3,029	$202	$18,008
Charge-offs	(256)	(425)	—	(454)	(1,025)	(265)	(2,425)
Recoveries	252	170	714	351	37	118	1,642
Net charge-offs	(4)	(255)	714	(103)	(988)	(147)	(783)
Provision for loan losses	(604)	(337)	(1,168)	(364)	607	182	(1,682)
Ending balance	$2,153	$7,550	$604	$2,349	$2,648	$237	$15,541
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$2,153	$7,550	$604	$2,349	$2,648	$237	$15,541
Financing Receivables:
Ending balance	$235,946	$974,010	$67,165	$119,481	$210,874	$2,442	$1,609,918
Ending balance: individually evaluated for impairment	$—	$860	$—	$72	$2,084	$85	$3,101
Ending balance: collectively evaluated for impairment	$235,946	$973,150	$67,165	$119,409	$208,790	$2,357	$1,606,817

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

6. ALLOWANCE FOR LOAN LOSSES (Continued)

	For the Year Ended December 31, 2015
	Commercial and Industrial	Commercial Real Estate	Land & Development	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:
Beginning balance	$5,134	$9,615	$958	$3,256	$3,515	$768	$23,246
Charge-offs	(375)	(836)	—	(2,735)	(2,810)	(757)	(7,513)
Recoveries	3,417	440	351	366	819	162	5,555
Net charge-offs	3,042	(396)	351	(2,369)	(1,991)	(595)	(1,958)
Provision for loan losses	(5,416)	(1,077)	(251)	1,929	1,505	30	(3,280)
Ending balance	$2,761	$8,142	$1,058	$2,816	$3,029	$202	$18,008
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$2,761	$8,142	$1,058	$2,816	$3,029	$202	$18,008
Financing Receivables:
Ending balance	$230,681	$853,892	$68,070	$142,784	$249,975	$3,107	$1,548,509
Ending balance: individually evaluated for impairment	$227	$731	$—	$88	$1,970	$101	$3,117
Ending balance: collectively evaluated for impairment	$230,454	$853,161	$68,070	$142,696	$248,005	$3,006	$1,545,392

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

	For the Year Ended December 31, 2014
	Commercial and Industrial	Commercial Real Estate	Land & Development	Home Equity(1)	Residential Real Estate	Other(2)	Total
Allowance for loan losses:
Beginning balance	$12,061	$14,518	$1,249	$3,441	$2,898	$1,370	$35,537
Charge-offs	(10,563)	(9,205)	(289)	(4,568)	(3,124)	(3,331)	(31,080)
Recoveries	1,235	1,343	467	401	198	342	3,986
Net charge-offs	(9,328)	(7,862)	178	(4,167)	(2,926)	(2,989)	(27,094)
Provision for loan losses	2,401	2,959	(469)	3,982	3,543	2,387	14,803
Ending balance	$5,134	$9,615	$958	$3,256	$3,515	$768	$23,246
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$5,134	$9,615	$958	$3,256	$3,513	$768	$23,246
Financing Receivables:
Ending balance	$242,494	$740,282	$70,156	$174,165	$276,993	$6,054	$1,510,144
Ending balance: individually evaluated for impairment	$149	$3,297	$138	$1,751	$4,759	$135	$10,229
Ending balance: collectively evaluated for impairment	$242,345	$736,985	$70,018	$172,414	$272,234	$5,919	$1,499,915

(1)	Amount includes both home equity lines of credit and term loans
(2)	Includes the unallocated portion of the allowance for loan losses.

6. ALLOWANCE FOR LOAN LOSSES (Continued)

Risk Characteristics

Commercial and Industrial Loans. Many of the Company’s commercial and industrial loans have a real estate component as part of the collateral securing the loan. Commercial and industrial loans are primarily secured by assets of the business, such as accounts receivable and inventory. Due to the nature of the collateral securing these loans, the liquidation of these assets may be problematic and costly.

Commercial Real Estate Loans. Commercial real estate owner occupied loans rely on the cash flow from the successful operation of the borrower’s business to make repayment. If the operating company experiences difficulties in terms of sales volume and/or profitability, the borrower’s ability to repay the loan may be impaired. Commercial real estate non-owner occupied loans rely on the payment of rent by third party tenants. The borrower’s ability to repay the loan or sell the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit. Commercial real estate owner occupied and non-owner occupied loans are secured by the underlying properties. The local economy and real estate market affect the appraised value of these properties which may impact the ultimate repayment of these loans.

Land and Development Loans. Land and development loans are primarily repaid by the sale of the developed properties or by conversion to a permanent term loan. These loans are dependent upon the completion of the project on time and within budget, which may be impacted by general economic conditions. The Company requires cash collateral in an interest reserve in order to extend credit on construction projects to mitigate the credit risk.

6. ALLOWANCE FOR LOAN LOSSES (Continued)

Home Equity Loans. This segment consists of both home equity lines of credit and home equity term loans on single family residences. These loans rely on the personal income of the borrower for repayment which may be impacted by economic conditions, such as unemployment levels, interest rates and the housing market. These loans are primarily secured by second liens on properties, which serve as the secondary source of repayment. The secondary source of repayment may be impaired by the real estate market and local regulations. The Company no longer originates home equity lines of credit or home equity term loans.

Residential Real Estate Loans. Included in this segment are residential mortgages on single family residences. These loans rely on the personal income of the borrower for repayment which may be impacted by economic conditions, such as unemployment levels, interest rates and the housing market. These loans are primarily secured by a lien on the underlying property, which serves as the secondary source of repayment. The secondary source of repayment may be impaired by the real estate market and local regulations. The Company no longer originates residential real estate loans on single family residences.

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

The allowance for loan losses was $15.5 million, $18.0 million and $23.2 million at December 31, 2016, 2015 and 2014, respectively. The ratio of allowance for loan losses to loans held-for-investment was 0.97%, 1.16% and 1.54% at December 31, 2016, 2015 and 2014, respectively.

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

6. ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present the Company’s components of impaired loans, segregated by class of loans at December 31, 2016, 2015 and 2014. Commercial and consumer loans that were collectively evaluated for impairment are not included in the data that follows:

Impaired Loans As of December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
CRE owner occupied	$343	$514	$—	$377	$—	$—
CRE non owner occupied	517	520	—	523	—	—
Consumer:
Residential real estate	2,084	2,422	—	2,193	—	—
Home Equity Term Loans	72	86	—	74	—	—
Other	85	89	—	85	—	—
With an allowance recorded:
Commercial:
Commercial and industrial	—	—	—	—	—	—
CRE owner occupied	—	—	—	—	—	—
Consumer:
Other	—	—	—	—	—	—
Total commercial	$860	$1,034	$—	$900	$—	$—
Total consumer	$2,241	$2,597	$—	$2,352	$—	$—

6. ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans As of December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial and industrial	$227	$721	$—	$231	$0	$—
CRE owner occupied	683	2,066	—	702	—	—
Consumer:
Residential real estate	1,970	2,100	—	1,999	—	—
Home Equity Term Loans	88	96	—	91	—	—
Other	101	101	—	101	—	—
With an allowance recorded:
Commercial:
Commercial and industrial	—	—	—	—	—	—
CRE owner occupied	—	—	—	—	—	—
Consumer:
Other	—	—	—	—	—	—
Total commercial	$910	$2,787	$—	$933	$0	$0
Total consumer	$2,159	$2,297	$—	$2,191	$—	$—

6. ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans As of December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Accrued Interest Income Recognized	Cash Interest Income Recognized
With no related allowance:
Commercial:
Commercial and industrial	$147	$149	$—	$161	$19	$—
Commercial and industrial, held-for-sale	28	50	—	52	—	—
CRE owner occupied	3,297	4,499	—	3,875	—	—
CRE owner occupied, held-for-sale	32	74	—	136	—	—
CRE non-owner occupied, held-for-sale	229	352	—	53	—	—
Land and development	140	223	—	181	—	—
Consumer:
Residential real estate	4,852	5,587	—	4,513	—	97
Residential real estate, held-for-sale	3,478	4,984	—	1,365	—	—
Home Equity Lines of Credit	405	456	—	420	—	—
Home Equity Lines of Credit, held-for-sale	619	903	—	1,282	—	—
Home Equity Term Loans	1,347	1,863	—	1,385	—	—
Home Equity Term Loans, held-for-sale	3,266	4,743	—	3,735	—	—
Other	150	348	—	138	—	—
With an allowance recorded:
Commercial:
Commercial and industrial	—	—	—	—	—	—
CRE owner occupied	—	—	—	—	—	—
Consumer:
Other	—	—	—	—	—	—
Total commercial	$3,873	$5,348	$—	$4,458	$19	$97
Total consumer	$14,118	$18,884	$—	$12,836	$—	$—

In accordance with FASB ASC 310, those impaired loans for which the collateral is sufficient to support the outstanding principal do not result in a specific allowance for loan losses. Included in impaired loans at December 31, 2016 were fourteen TDRs totaling $3.8 million for which the collateral is sufficient to support the outstanding principal, four of which were in accruing status. In addition, there were no TDRs at December 31, 2016 that included a commitment to lend additional funds at December 31, 2016.

There were eight TDR agreements entered into during the twelve months ended December 31, 2016.  There were eight TDR agreements entered into during the twelve months ended December 31, 2015. There were no TDR agreements entered into during the twelve months ended December 31, 2014.  The following table presents an analysis of the Company’s TDR agreements entered into during the twelve months ended December 31, 2016 and 2015:

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2016
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial and industrial	2	$2,468	$2,468
CRE owner occupied	1	22	22
Residential real estate	5	906	913

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2015
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial and industrial	1	$11	$11
CRE owner occupied	2	205	205
Residential real estate	5	739	670

6. ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present information regarding the types of concessions granted on loans that were restructured during the twelve months ended December 31, 2016 and 2015:

Troubled Debt Restructurings for the Twelve Months Ended December 31, 2016
	Number of Contracts	Concession Granted
Commercial and industrial	2	Rate reduction and principal repayment terms.
CRE owner occupied	1	Principal repayment terms.
Residential real estate	2	Principal repayment terms.
Residential real estate	1	Forgiveness of debt
Residential real estate	2	Rate reduction and principal repayment terms.
Troubled Debt Restructurings for the Twelve Months Ended December 31, 2015
	Number of Contracts	Concession Granted
Commercial and industrial	1	Modified principal repayment terms.
CRE owner occupied	2	Modified principal repayment terms.
Residential real estate	5	Rate reduction, modified principal repayment terms and debt forgiveness.

During the twelve months ended December 31, 2016, 2015 and 2014, the Company did not have any TDR agreements that had subsequently defaulted that were entered into within the respective preceding twelve months. There were four TDRs in accrual status as of December 31, 2016.

The following tables present the Company’s distribution of risk ratings loan portfolio, segregated by class, as of December 31, 2016, 2015 and 2014:

Credit Quality Indicators As of December 31, 2016
	Commercial				Consumer
	Commercial and industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other	Total
Grade:
Pass	$233,907	$229,635	$742,146	$67,165	$110,377	$9,032	$208,460	$2,357	$1,603,079
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	2,039	1,713	516	—	—	72	2,414	85	6,839
Doubtful	—	—	—	—	—	—	—	—	-
Total	$235,946	$231,348	$742,662	$67,165	$110,377	$9,104	$210,874	$2,442	$1,609,918

Credit Quality Indicators As of December 31, 2015
	Commercial				Consumer
	Commercial and industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other	Total
Grade:
Pass	$227,220	$223,695	$625,700	$68,070	$130,401	$12,294	$247,002	$3,007	$1,537,389
Special Mention	2,926	2,273	—	—	—	—	—	—	5,199
Substandard	535	2,223	—	—	—	89	2,973	101	5,921
Doubtful	—	—	—	—	—	—	—	—	—
Total	$230,681	$228,191	$625,700	$68,070	$130,401	$12,383	$249,975	$3,108	$1,548,509

6. ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Indicators As of December 31, 2014
	Commercial				Consumer
	Commercial and industrial	CRE owner occupied	CRE non- owner occupied	Land and development	Home equity lines of credit	Home equity term loans	Residential real estate	Other	Total
Grade:
Pass	$235,985	$267,018	$451,921	$70,018	$155,084	$16,819	$272,044	$5,902	$1,474,791
Special Mention	6,304	6,669	—	—	—	—	—	—	12,973
Substandard	205	4,964	9,710	138	1,842	420	4,949	152	22,380
Doubtful	—	—	—	—	—	—	—	—	—
Total	$242,494	$278,651	$461,631	$70,156	$156,926	$17,239	$276,993	$6,054	$1,510,144

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

6. ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present the Company’s analysis of past due loans, segregated by class of loans, as of December 31, 2016, 2015 and 2014:

	Aging of Receivables
	As of December 31, 2016
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial and industrial	$—	$—	$—	$—	$235,946	$235,946	$—
CRE owner occupied	—	—	269	269	231,079	231,348	—
CRE non-owner occupied	331	—	185	516	742,146	742,662	—
Land and development	—	—	—	—	67,165	67,165	—
Consumer:
Home equity lines of credit	367	—	—	367	110,010	110,377	—
Home equity term loans	121	—	—	121	8,983	9,104	—
Residential real estate	4,020	851	744	5,615	205,259	210,874	—
Other	59	7	85	151	2,291	2,442	—
Total	$4,898	$858	$1,283	$7,039	$1,602,879	$1,609,918	$—
	Aging of Receivables
	As of December 31, 2015
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial and industrial	$1	$1	$228	$230	$230,451	$230,681	$—
CRE owner occupied	736	35	622	1,393	226,798	228,191	—
CRE non-owner occupied	—	—	—	—	625,700	625,700	—
Land and development	—	—	—	—	68,070	68,070	—
Consumer:
Home equity lines of credit	136	31	—	167	130,234	130,401	—
Home equity term loans	14	—	—	14	12,369	12,383	—
Residential real estate	3,504	1,623	911	6,038	243,937	249,975	—
Other	15	3	101	119	2,989	3,108	—
Total	$4,406	$1,693	$1,862	$7,961	$1,540,548	$1,548,509	$—
	Aging of Receivables
	As of December 31, 2014
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Loans 90 Days Past Due and Accruing
Commercial:
Commercial and industrial	$4,212	$105	$151	$4,468	$238,026	$242,494	$—
CRE owner occupied	1,685	23	1,321	3,029	275,622	278,651	—
CRE non-owner occupied	2,786	166	—	2,952	458,679	461,631	—
Land and development	—	—	140	140	70,016	70,156	—
Consumer:
Home equity lines of credit	2,001	903	796	3,700	153,226	156,926	—
Home equity term loans	254	188	147	589	16,650	17,239	—
Residential real estate	4,183	670	3,719	8,572	268,421	276,993	—
Other	45	12	136	193	5,861	6,054	—
Total	$15,166	$2,069	$6,411	$23,643	$1,486,501	$1,510,144	$—

7. RESTRICTED EQUITY INVESTMENTS

The Company, through the Bank, is a member of the FRB, the FHLBNY and Atlantic Central Bankers Bank, and is required to maintain an investment in the capital stock of each. These investments are restricted in that they can only be redeemed by the issuer at par value. These securities are carried at cost and the Company did not identify any events or changes in circumstances that may have had an adverse effect on the value of the investments in accordance with FASB ASC 942, Financial Services – Depository and Lending. As of December 31, 2016, management does not believe that an impairment of these holdings exists and expects to recover the entire cost of these securities.

The Company’s restricted equity investments at December 31, 2016 and 2015 consisted of the following:

RESTRICTED EQUITY INVESTMENTS

December 31,	2016	2015
FRB stock	$9,568	$9,420
FHLBNY stock	6,075	6,165
Atlantic Central Bankers Bank stock	148	148
Total	$15,791	$15,733

8. BANK PROPERTIES AND EQUIPMENT

Bank properties and equipment at December 31, 2016 and 2015 consist of the following major classifications:

SUMMARY OF BANK PROPERTIES AND EQUIPMENT

December 31,	2016	2015
Land	$6,998	$7,011
Buildings	23,141	22,715
Capital lease	8,630	8,630
Leasehold improvements and equipment	36,127	36,044
Total bank properties and equipment	74,896	74,401
Accumulated depreciation	(44,748)	(42,805)
Bank properties and equipment, net	30,148	31,596

The Company recognized depreciation expense of $3.6 million, $5.6 million and $5.7 million for the years ended December 31, 2016, 2015 and 2014, respectively.

9. REAL ESTATE OWNED

Real estate owned at December 31, 2016 and 2015 consisted of the following:

SUMMARY OF REAL ESTATE OWNED

December 31,	2016	2015
Commercial properties	$—	$—
Residential properties	—	—
Bank properties	—	281
Total	$—	$281

9. REAL ESTATE OWNED (Continued)

SUMMARY OF REAL ESTATE OWNED ACTIVITY

	Underlying Property
At or for the year ended December 31, 2016	Commercial Properties	Residential Properties	Bank Properties	Total
Balance, beginning of year	$—	$—	$281	$281
Transfers into real estate owned	—	—	—	—
Sale of real estate owned	—	—	(266)	(266)
Loss on sale of real estate owned	—	—	(15)	(15)
Balance, end of year	$—	$—	$—	$—

During 2016, real estate owned decreased by $281 thousand to zero at December 31, 2016 from $281 thousand at December 31, 2015. During 2016, there was one Bank-owned property, with a carrying value of $281 thousand sold during the resulting in a net loss of $15 thousand, which is included in other expense in the consolidated statements of operations.

During 2015, the Company did not transfer any loans into real estate owned, and transferred in four bank properties for $909 thousand. In 2015, the Company recorded $56 thousand of write-downs of real estate owned on the carrying value of one bank property. There was one commercial property, one residential property and four bank properties with carrying amounts of $90 thousand, $54 thousand and $950 thousand, respectively, sold during the year ended December 31, 2015, which resulted in a net loss of $43 thousand, which is included in real estate owned expense, net in the consolidated statements of operations. At December 31, 2015, the Company maintained one bank property in the real estate owned portfolio.

10. GOODWILL AND INTANGIBLE ASSETS

In accordance with FASB ASC 350, the Company tests goodwill for impairment annually at year end and the current year analysis was performed at December 31, 2016. The Company has one reportable operating segment, “Community Banking,” and there are no components to this operating segment.

In performing step one of the impairment analysis as defined by FASB ASC 350, the market value assigned to the Company’s stock was based upon an acquisition value relative to recent acquisition transactions by companies in the Company’s geographic proximity and comparable size. The acquisition value is sensitive to both the fluctuation of the Company’s stock price and the stock price and equity of peer companies. The analysis resulted in an estimated Company fair value above its carrying value, and therefore the Company was deemed to have no goodwill impairment during 2016, 2015 and 2014. The total accumulated goodwill impairment as of December 31, 2016 was $89.7 million.

The Company had a core deposit premium intangible asset that resulted from previous acquisitions. The asset is fully amortized as of December 31, 2014. The Company incurred amortization expense of $805 thousand on its core deposit intangible during the years ended December 31, 2014.

11. DEPOSITS

Deposits at December 31, 2016 and 2015 consist of the following major classifications:

SUMMARY OF DEPOSITS

December 31,	2016	2015
Interest-bearing demand deposits	$697,701	$724,881
Non-interest-bearing demand deposits	397,311	461,467
Savings deposits	241,754	221,620
Time deposits $250,000 or less	338,615	282,584
Time deposits over $250,000	28,789	12,217
Brokered time deposits	37,193	43,333
Total	$1,741,363	$1,746,102

A summary of time deposits at December 31, 2016 by year of maturity is as follows:

MATURITIES OF TIME DEPOSITS(1)

Years Ended December 31,	Amount
2017	$279,634
2018	64,762
2019	48,254
2020	7,680
2021	964
Thereafter	3,303
Total	$404,597

(1)	Amounts include brokered time deposits.

A summary of interest expense on deposits for the year ended December 31, 2016, 2015 and 2014 is as follows:

SUMMARY OF INTEREST EXPENSE

Years Ended December 31,	2016	2015	2014
Savings deposits	$767	$467	$671
Time deposits	3,684	3,454	4,818
Interest-bearing demand deposits	1,507	1,416	2,869
Total	$5,958	$5,337	$8,358

12. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF NEW YORK

At December 31, 2016, the Company had fixed-rate advances from the FHLBNY of $85.4 million, with maturity dates through 2022 and interest rates ranging from 1.60% to 5.87%. These advances require quarterly interest payments and balloon principal payments at maturity. At December 31, 2015, the Company had fixed-rate advances from the FHLBNY of $85.6 million, with maturity dates through 2022 and interest rates ranging from 1.60% to 5.87%. The weighted average interest rate at December 31, 2016 and 2015 was 2.02% and 2.03%, respectively. Interest expense on advances from the FHLBNY was $1.7 million, $1.6 million and $1.3 million for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in interest on funds borrowed on the consolidated statements of operations.

12. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF NEW YORK (Continued)

The contractual maturities of the Company’s fixed-rate advances from the FHLBNY at December 31, 2016 were as follows:

CONTRACTUAL MATURITIES OF ADVANCES FROM THE FHLBNY

Years Ended December 31,	Amount
2016	—
2017	—
2018	416
2019	25,000
2020	15,000
Thereafter	45,000
Total	$85,416

13. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT

The Company has established Issuer Trusts that have issued guaranteed preferred beneficial interests in the Company’s junior subordinated debentures. These Issuer Trusts are variable interest entities under FASB ASC 810-10, Consolidation (“FASB ASC 810-10”).

In accordance with FASB ASC 810-10, all the Issuer Trusts outstanding at December 31, 2016 and 2015 are deconsolidated. The junior subordinated debentures issued by the Company to the Issuer Trusts at December 31, 2016 and 2015 of $92.8 million are reflected as junior subordinated debentures in the Company’s consolidated statements of financial condition. The Company records interest expense on the corresponding debentures in its consolidated statements of operations. The Company also recorded the common capital securities of $2.8 million issued by the Issuer Trusts in other assets in its consolidated statements of financial condition at December 31, 2016 and 2015.

The following is a summary of the outstanding capital securities issued by each Issuer Trust and the junior subordinated debentures issued by the Company to each Issuer Trust as of December 31, 2016.

SUMMARY OF CAPITAL SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

December 31, 2016	Capital Securities			Junior Subordinated Debentures
Issuer Trust	Issuance Date	Stated Value	Distribution Rate	Principal Amount	Maturity	Redeemable Beginning
Sun Capital Trust V	December 18, 2003	$15,000	3-mo LIBOR plus 2.80%	$15,464	December 30, 2033	December 30, 2008
Sun Capital Trust VI	December 19, 2003	25,000	3-mo LIBOR plus 2.80%	25,774	January 23, 2034	January 23, 2009
Sun Statutory Trust VII	January 17, 2006	30,000	3-mo LIBOR plus 1.35%	30,928	March 15, 2036	March 15, 2011
Sun Capital Trust VII	April 19, 2007	10,000	3-mo LIBOR plus 1.53%	10,310	June 30, 2037	June 30, 2012
Sun Capital Trust VIII	July 5, 2007	10,000	3-mo LIBOR plus 1.39%	10,310	October 1, 2037	October 1, 2012
		$90,000		$92,786

As of December 31, 2016, each of the capital securities is eligible for redemption. The Company maintains the right to call these securities in the future on the respective payment anniversary dates.

13. JUNIOR SUBORDINATED DEBENTURES HELD BY TRUSTS THAT ISSUED CAPITAL DEBT (Continued)

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the FRB. Under FRB rules, restricted core capital elements, which are qualifying trust preferred securities, qualifying cumulative perpetual preferred stock (and related surplus) and certain minority interests in consolidated subsidiaries, are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. However, under the Dodd-Frank Act, bank holding companies are prohibited from including in their Tier 1 capital hybrid debt and equity securities, including trust preferred securities, issued on or after May 19, 2010. Any such instruments issued before May 19, 2010 by a bank holding company, such as the Company, with total consolidated assets of less than $15 billion as of December 31, 2009, may continue to be included as Tier 1 capital (subject to the 25% limitation). The portion that exceeds the 25% capital limitation qualifies as Tier 2, or supplementary capital of the Company. See Note 20 for additional information on capital limitations.

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

The interest rates on the junior subordinated debentures reset on a quarterly basis and interest payments are made on a quarterly basis. The three-month LIBOR rate at December 31, 2016 was 1.00%. The Company maintains sufficient cash to fund junior subordinated debenture interest obligations. Cash balances at the Company totaled $27.0 million at December 31, 2016. Should a dividend from the Bank be necessary to fund the junior subordinated debenture interest obligations of the holding company, prior approval by the OCC would be required. See Note 20 for additional information on dividend limitations.

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

The 2015 Plan, which was approved by shareholders in May 2015, became effective in May 2015, at which time the Company ceased new grants under the 2014 Performance Plan, the 2010 Plan, and the 2004 Plan (each as defined below and collectively, the “Prior Plans”). Any awards outstanding under the Prior Plans remain in full force and effect under such plans according to their respective terms. The 2015 Plan authorizes the issuance of 1,400,000 shares of common stock pursuant to awards that may be granted in the form of Options and Stock Awards. Under the 2015 Plan, Options expire ten years after the date of grant, unless terminated earlier under the option terms. For both Options and Stock Awards, a Committee of non-employee directors has the authority to determine the conditions upon which the Options or Stock Awards granted will vest. At December 31, 2016, there were 123,739 Options and 182,831 Stock Awards granted under the 2015 Plan.

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

In September 2010, the Board of Directors of the Company adopted a Stock-Based Incentive Plan (the “2010 Plan”). The 2010 Plan authorized the issuance of 980,000 shares of common stock pursuant to awards that could be granted in the form of Options to purchase common stock and Stock Awards of common stock. The maximum number of Stock Awards could not exceed 280,000 shares. Under the 2010 Plan, Options expired 10 years after the date of grant, unless terminated earlier under the Option terms. For both Options and Stock Awards, a Committee of non-employee directors had the authority to determine the conditions upon which the Options granted will vest. At December 31, 2016, there were 346,225 Options and 94,537 Stock Awards outstanding under the 2010 Plan. At December 31, 2016, there were no shares of common stock available for issuance under the 2010 Plan as it was terminated in May 2015 with the adoption of the 2015 Plan.

14. STOCK-BASED INCENTIVE PLANS (Continued)

The 2004 Stock Plan, as amended in 2009, (the “2004 Plan”), authorized the issuance of 500,085 shares of common stock pursuant to awards that could have been granted in the form of Options to purchase common stock and Stock Awards of common stock. Options previously issued under the 2004 Stock Plan expired ten years after the date of grant, unless terminated earlier under the Option terms. For both Options and Stock Awards, a Committee of non-employee directors had the authority to determine the conditions upon which the Options granted would vest. There were no Stock Awards or Options issued from the 2004 Plan for the years ended December 31, 2016 and 2015. There are 104,750 Options and no Stock Awards outstanding under the 2004 Plan at December 31, 2016. At December 31, 2016, there were no shares of common stock available for issuance under the 2004 Plan as it was terminated in May 2015 with the adoption of the 2015 Plan.

There are no equity compensation plans providing for the issuance of shares of the Company which were not approved by the shareholders.

Options outstanding under the 2004 Plan, 2010 Plan and 2015 Plan are as follows:

SUMMARY OF STOCK OPTIONS GRANTED AND OUTSTANDING

	Incentive	Nonqualified	Total
Options granted and outstanding:
December 31, 2016 at prices ranging from $14.25 to $80.50 per share	169,838	402,045	571,883
December 31, 2015 at prices ranging from $14.25 to $87.45 per share	188,525	320,804	509,329
December 31, 2014 at prices ranging from $14.25 to $87.45 per share	111,605	207,296	318,901

Activity in the stock option plans for the years ended December 31, 2016, 2015 and 2014, respectively, was as follows:

SUMMARY OF STOCK OPTION ACTIVITY

Years Ended December 31,	2016		2015		2014
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of year	509,329	$23.82	318,901	$28.34	299,107	$36.75
Granted	123,739	21.08	222,059	18.92	144,296	19.33
Exercised	(3,879)	18.38	(811)	15.20	(802)	14.98
Forfeited	(54,349)	30.42	(20,454)	17.47	(24,324)	17.12
Expired	(2,957)	76.65	(10,366)	64.17	(98,579)	43.63
Options outstanding, end of year	571,883	$22.37	509,329	$23.82	318,901	$28.34
Options exercisable, end of year	234,564	$26.56	164,384	$33.93	161,984	$37.14
Options vested or expected to vest (1)	413,641	$19.65	480,995	$24.28	287,202	$29.34

(1)	Includes vested shares and nonvested shares after a forfeiture rate assumption, which is based upon historical data, is applied.

The weighted average grant date fair value per share of Options granted during the years ended December 31, 2016, 2015 and 2014 were $5.90, $6.16 and $8.70, respectively. The aggregate intrinsic value of Options outstanding at December 31, 2016, 2015 and 2014 was $3.1 million, $615 thousand and $118 thousand, respectively.

During 2016, 2015 and 2014, 3,879, 811 and 802 Options were exercised for total proceeds of $71 thousand, $15 thousand and $16 thousand, respectively. The aggregate intrinsic value of Options exercisable at December 31, 2016, 2015 and 2014 was $22 thousand, $107 thousand and $46 thousand, respectively.

14. STOCK-BASED INCENTIVE PLANS (Continued)

A summary of the Company’s nonvested Options at December 31, 2016, 2015 and 2014, respectively, is presented in the following table:

SUMMARY OF NONVESTED OPTION ACTIVITY

Years Ended December 31,	2016		2015		2014
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested Options outstanding, beginning of year	344,945	$7.24	156,917	$11.68	49,254	$17.75
Granted	123,739	5.90	222,059	6.16	144,296	8.70
Vested	(111,635)	9.20	(13,577)	7.96	(12,309)	8.44
Forfeited	(19,730)	6.38	(20,454)	7.30	(24,324)	7.91
Nonvested Options outstanding, end of year	337,319	$6.16	344,945	$7.24	156,917	$11.68

At December 31, 2016, there was $1.2 million of total unrecognized compensation cost related to Options granted under the stock option plans. That cost is expected to be recognized over a weighted average period of 3.2 years.

A summary of the Company’s nonvested Stock Awards at December 31, 2016, 2015 and 2014, respectively, is presented in the following table:

SUMMARY OF NONVESTED STOCK AWARD ACTIVITY (1)

Years Ended December 31,	2016		2015		2014
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested Stock Awards outstanding, beginning of year	279,964	$14.98	248,654	$14.22	86,366	$15.65
Issued	122,262	20.18	60,569	19.22	218,824	14.14
Vested	(135,236)	19.96	(24,959)	17.53	(21,930)	17.05
Forfeited	(12,014)	20.08	(4,300)	15.90	(34,606)	15.41
Nonvested Stock Awards outstanding, end of year	254,976	$20.18	279,964	$14.98	248,654	$14.22

During 2016, 2015 and 2014, the Company issued 122,262, 60,569, and 218,824 shares of Stock Awards, respectively, that were valued at $2.6 million, $1.2 million and $3.1 million, respectively, at the time these Stock Awards were granted. The value of these shares is based upon the closing price of the Company’s common stock on the date of grant. At December 31, 2016, there was $3.5 million of total unrecognized compensation cost related to these Stock Awards that is expected to be recognized over a weighted average period of 2.4 years. The total compensation expense recognized on Stock Awards which vested during 2016, 2015 and 2014 was $1.9 million, $1.2 million and $359 thousand, respectively.

15. BENEFITS

The Company has established a 401(k) Retirement Plan (the “401(k) Plan”) for all qualified employees. Employees are eligible to participate in the 401(k) Plan following completion of 90 days of service and attaining age 21. Pursuant to the 401(k) Plan, employees can contribute up to 75% of their compensation to the maximum allowed by law. The Company will match 100% of the first 3% and 50% of the next 2% of the base contribution that an employee contributes. The Company’s match is immediately vested and paid at the end of the year.  For the 2016 year, the Company processed the annual match on January 31, 2017 for a total of $679 thousand.

The Company has established the Directors’ Deferred Fee Plan, a deferred stock compensation plan for members of its Board of Directors (the “Directors’ Plan”). The Directors’ Plan provides Directors with the opportunity to defer, for tax planning purposes, receipt of all or a portion of any Sun Bancorp, Inc. stock earned as compensation. The Directors’ Plan balance as of December 31, 2016 and 2015 was $1.2 million and $1.1 million, respectively.

16. COMMITMENTS AND CONTINGENT LIABILITIES

The Company, from time to time, may be a defendant in legal proceedings related to the conduct of its business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements.

Letters of Credit. In the normal course of business, the Company has various commitments and contingent liabilities, such as customers’ letters of credit (including standby letters of credit of $10.1 million and $13.3 million at December 31, 2016 and 2015, respectively), which are not reflected in the accompanying consolidated financial statements. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Reserve for Unfunded Commitments. The Company maintains a reserve for unfunded loan commitments and letters of credit which is reported in other liabilities in the consolidated statements of financial condition consistent with FASB ASC 825, Financial Instruments. The Company records estimated losses inherent with unfunded loan commitments in accordance with FASB ASC 450, Contingencies, and estimated future obligations under letters of credit in accordance with FASB ASC 460, Guarantees. The methodology used to determine the adequacy of this reserve is integrated in the Company’s process for establishing the allowance for loan losses and considers the probability of future losses and obligations that may be incurred under these off-balance sheet agreements. The reserve for unfunded loan commitments and letters of credit as of December 31, 2016 and 2015 was $611 thousand and $628 thousand, respectively. Management believes this reserve level is sufficient to absorb estimated probable losses related to these commitments.

Reserves for loans sold. As of December 31, 2016, the Company maintains a reserve for estimated losses inherent with residential mortgage loans sold to third-party purchasers with recourse and potential repair requests for guaranteed loans sold to the Small Business Administration (the “SBA”) in accordance with FASB ASC 450, Contingencies. This reserve is determined based upon the probability of future losses which is calculated using historical Company and industry loss data. The recourse reserve for these loans as of December 31, 2016 and 2015 was $1.6 million and $1.4 million, respectively, and is reported in other liabilities in the consolidated statement of financial condition.  The Company did not repurchase any loans during the year ended 2016 and made no recourse payments. Management believes this reserve level is sufficient to address potential recourse exposure.

16. COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Leases.

The following is a schedule of the Company’s future minimum lease payments under capital leases as of December 31, 2016:

FUTURE MINIMUM LEASE PAYMENTS UNDER OBLIGATIONS UNDER CAPITAL LEASES

Years Ended December 31,	Amount
2017	$839
2018	839
2019	839
2020	863
2021	910
Thereafter	4,369
Total minimum lease payments	$8,659
Less: Amount representing interest	2,367
Present value of minimum lease payment, net	$6,292

The following table shows future minimum payments under noncancelable operating leases with initial terms of one year or more at December 31, 2016. Future minimum receipts under sub-lease agreements are deemed not material.

FUTURE MINIMUM PAYMENTS UNDER NONCANCELABLE OPERATING LEASES

Years Ended December 31,	Amount
2017	$3,687
2018	2,204
2019	1,625
2020	1,550
2021	1,457
Thereafter	3,565
Total minimum lease payments	$14,088

Rental expense, which is included in occupancy expense on the Company’s consolidated statements of operations for all leases was $2.9 million, $4.2 million and $7.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.

During 2016 and 2015, the Company identified three and seven leased facilities, respectively, which have been either fully or partially vacated as a part of the implementation of the Company’s comprehensive restructuring plan. As a result, during the years ended December 31, 2015 and 2014, the Company recognized net charges of $619 thousand and $2.7 million, respectively, for leased office vacancy costs. For each of these leased facilities, a discounted cash flow analysis was performed over the remaining life of the lease inclusive of a sub-lease assumption based on current market rates, if applicable. At December 31, 2016, the Company had a liability of $2.0 million associated with these lease vacancy costs included in other liabilities on the consolidated statements of financial condition.

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

17. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

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

The Company previously entered into interest rate swaps with a counterparty whereby the Company makes payments based on a fixed interest rate and receives payments from the counterparty based on a floating interest rate, both calculated based on the principal amount of the underlying subordinated note, without the exchange of the underlying principal. The Company no longer enters into these interest rate swap transactions, the last of which occurred in August 2007. The interest rate swaps are designated as fair value hedges under FASB ASC 815, Derivatives and Hedging (“FASB ASC 815”). The critical terms assessed by the Company for each hedge of subordinated notes include the notional amounts of the swap compared to the principal amount of the notes, expiration/maturity dates, benchmark interest rate, prepayment terms and cash payment dates. At December 31, 2016 and 2015, the total outstanding notional amount of these swaps was $1.5 million and $5.6 million, respectively. For each of these swap agreements, the floating rate is based on the one-month London Interbank Offered Rate (“LIBOR”) paid on the first day of the month which matches the interest payment date on each subordinated note. The expiration dates for these swap agreements range from November 1, 2019 to August 1, 2022 and are consistent with the underlying subordinated note maturities and the swaps had a fair value of $0 at inception. At hedge inception and on an ongoing basis, conditions supporting hedge effectiveness are evaluated. The Company believes that all conditions required in paragraph ASC 815-20-25-104 have been met, as all terms of the subordinated note and the interest rate swap match. Because the Company’s evaluations have concluded that the critical terms of the subordinated notes and the interest rate swaps meet the criteria outlined in ASC 815-20-25-104, the “short-cut” method of accounting is applied, which assumes there is no ineffectiveness of a hedging arrangement’s ability to hedge risk as changes in the interest rate component of the swaps’ fair value are expected to exactly offset the corresponding changes in the fair value of the underlying subordinated notes, as described above. Because the hedging arrangement is considered perfectly effective, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in a net impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820, Fair Value Measurements and Disclosures (“FASB ASC 820”). The fair value adjustments related to credit quality were not material as of December 31, 2016, 2015 and 2014.

The following tables provide information pertaining to interest rate swaps designated as fair value hedges under FASB ASC 815 at December 31, 2016 and 2015:

SUMMARY OF INTEREST RATE SWAPS DESIGNATED AS FAIR VALUE HEDGES

December 31,	2016		2015
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other liabilities	$1,468	$(165)	$5,572	$(351)

SUMMARY OF INTEREST RATE SWAPS COMPONENTS

December 31,	2016	2015
Weighted average pay rate	7.22%	7.28%
Weighted average receive rate	1.73%	1.98%
Weighted average maturity in years	2.92	1.53

17. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

Customer Derivatives – Interest Rate Swaps/Floors. The Company enters into interest rate swaps that allow our commercial loan customers to effectively convert a variable-rate commercial loan agreement to a fixed-rate commercial loan agreement. Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to an interest rate swap agreement, which serves to effectively swap the customer’s variable-rate into a fixed-rate. The Company then enters into a corresponding swap agreement with a third party in order to economically hedge its exposure through the customer agreement. The interest rate swaps with both the customers and third parties are not designated as hedges under FASB ASC 815 and are marked to market through earnings. As the interest rate swaps are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. The Company recognized $83 thousand, $88 thousand and $1.2 million in negative fair value adjustment charges during the years ended December 31, 2016, 2015 and 2014, respectively. These balances included swap termination fees of $117 thousand, $2 thousand and $1.4 million during the years ended December 31, 2016, 2015 and 2014, respectively. These amounts are included in the derivative credit valuation adjustment in the consolidated statements of operations as a reduction to other income.

SUMMARY OF INTEREST RATE SWAPS NOT DESIGNATED AS HEDGING INSTRUMENTS

December 31,	2016		2015
Balance Sheet Location	Notional	Fair Value	Notional	Fair Value
Other assets	$45,236	$2,077	$98,976	$5,611
Other liabilities	(45,236)	(2,087)	(98,976)	(5,649)

The Company has an International Swaps and Derivatives Association agreement with a third party that requires a minimum dollar transfer amount upon a margin call. This requirement is dependent on certain specified credit measures. The amount of collateral posted with the third party at December 31, 2016 and 2015 was $13.8 million and $19.2 million, respectively. The amount of collateral posted with the third party is deemed to be sufficient to collateralize both the fair market value change as well as any additional amounts that may be required as a result of a change in the specified credit measures. The aggregate fair value of all derivative financial instruments in a liability position with credit measure contingencies and entered into with the third party was $2.0 million and $6.0 million at December 31, 2016 and 2015, respectively.

18. INCOME TAXES

The income tax (benefit) expense for the years ended December 31, 2016, 2015 and 2014 consists of the following:

SUMMARY OF INCOME TAX (BENEFIT) EXPENSE

Years Ended December 31,	2016	2015	2014
Current	$138	$73	$4
Deferred	(52,533)	1,124	1,313
Income tax (benefit) expense	$(52,395)	$1,197	$1,317

18. INCOME TAXES (Continued)

Items that gave rise to significant portions of the deferred tax accounts at December 31, 2016 and 2015 are as follows:

DETAILS OF DEFERRED TAX ASSET, NET

December 31,	2016	2015
Deferred tax asset:
Allowance for loan losses	$6,598	$7,613
Impairments realized on investment securities	490	490
Fixed assets	2,502	3,002
Net operating loss carry forwards	110,271	111,335
Unrealized loss on investment securities	1,774	1,210
Alternative minimum tax credits	2,145	2,078
Other	6,315	6,270
Total deferred tax asset before valuation allowance	130,095	131,998
Less: valuation allowance	(73,186)	(128,793)
Deferred tax liability:
Goodwill amortization	3,854	2,734
Deferred loan costs	1,193	1,700
Other	289	295
Total deferred tax liability	5,336	4,729
Net deferred tax asset (liability)	$51,573	$(1,524)

Accounting for income taxes requires that companies assess whether a valuation allowance should be recorded against their deferred tax asset based on an assessment of the amount of the deferred tax asset that is “more likely than not” to be realized.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized.

Management assesses the valuation allowance recorded against deferred tax assets at each reporting date. The determination of whether a valuation allowance for deferred tax assets is appropriate is subject to considerable judgment and requires the evaluation of positive and negative evidence that can be objectively verified. Consideration must be given to all sources of taxable income available to realize the deferred tax asset, including, as applicable, the future reversal of existing temporary differences, future taxable income forecasts exclusive of the reversal of temporary differences and carryforwards, taxable income in carryback years and tax planning strategies. In estimating taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions taking into account statutory, judicial, and regulatory guidance.

In 2010, the Company established a valuation allowance for substantially all of the deferred tax assets of the Bank, primarily due to the realization of significant losses driven by charges to the provision for loan losses, a three-year cumulative loss position as of the end of year 2010, and uncertainty regarding the amount of future taxable income that the Bank could forecast. Prior to the fourth quarter of 2016, based on the assessment of all positive and negative evidence, management concluded that there was no sufficient evidence to conclude that it was more likely than not that the Bank would realize the benefits associated with deferred tax assets. Accordingly, the Company maintained a valuation allowance for substantially all of the Bank’s deferred tax assets.

The Company has performed a continuing evaluation of its deferred tax asset valuation allowance on a quarterly basis. The Company concluded that, as of December 31, 2016, it is more likely than not that the Company will generate sufficient taxable income within the applicable net operating loss carry-forward periods to realize a portion of its deferred tax assets. Accordingly, during the

18. INCOME TAXES (Continued)

fourth quarter of 2016, the Company reversed of a portion of the valuation allowance established against the deferred tax assets of the Company. This reversal resulted in the recognition of an income tax benefit of $53.7 million. This conclusion was reached after weighing all of the evidence and determining that the positive evidence outweighed the negative evidence. This conclusion, and the resulting partial reversal of the deferred tax asset valuation allowance, is based upon consideration of a number of factors, including the Company’s completion of eight consecutive quarters of profitability, its demonstrated ability to meet or exceed budgets, its forecast of future profitability under multiple scenarios that support the partial utilization of net operating loss carryforwards prior to their expiration between 2017 through 2035 and improvements in credit risk management and credit quality measures that have resulted in reduced credit risk and improve management’s ability to forecast future credit losses, among others. The Bank did not factor in any growth in earnings to forecast its future profitability given the stable results in previous quarters. The negative evidence considered by management includes the fact that the Bank remains in a three-year cumulative pre-tax loss position of $8.0 million at December 31, 2016 due to significant charges to the provision for loan losses from bulk sales of problem loans as well as other restructuring charges in 2014. However, this loss position has decreased significantly from the three-year cumulative pre-tax loss position of $26.7 million and $88.7 million as of December 31, 2015 and 2014, respectively.

The Company had $261.7 million of federal net operating loss carryforwards at December 31, 2016 of which $34.5 million will expire in 2030, $112.5 million will expire in 2031, $50.0 million will expire in 2032, $25.7 million will expire in 2033, $38.6 million will expire in 2034 and $420 thousand will expire in 2035. The Bank also has $319.1 million of state net operating loss carryforwards at December 31, 2016 of which $31.8 million expire in 2029, $74.7 million expire in 2030, $109.8 million expire in 2031, $45.2 million expire in 2032, $22.3 million expire in 2033 and $35.3 million expire in 2034. The Company’s alternative minimum tax credits of $2.1 million at December 31, 2016 have no expiration date.

At December 31, 2016, the Company expects to realize approximately $37.7 million of gross deferred tax assets associated with the Bank’s net operating loss carryforwards prior to their expiration periods. In addition, at December 31, 2016, the Company expects to realize approximately $15.9 million of the gross deferred tax assets attributable to temporary differences or tax credit carry-forwards that have no expiration date. As a result of the partial reversal, the Company’s net deferred tax assets amounted to $51.6 million as of December 31, 2016, net of a valuation allowance of $73.2 million.

Management’s conclusion that it more likely than not that $51.6 million of net deferred tax assets will be realized is based, among other things, on management’s estimate of future taxable income. Management’s estimate of future taxable income is based on objectively verifiable evidence of future profitability. If events are identified that affect the Company’s ability to utilize its deferred tax assets, the analysis will be updated to determine if any adjustments to the valuation allowance are required. If actual results differ significantly from the current estimates of future taxable income or if federal or state tax rates are reduced, the remaining valuation allowance may need to be increased. Such an increase could have a material adverse effect on the Company’s financial condition and results of operations. Better than expected results and continued positive results and trends could result in further releases to the deferred tax valuation allowance, any such decreases could have a material positive effect on the Company’s financial condition and results of operations. The ability to recognize the remaining deferred tax assets that continue to be subject to a valuation allowance will be evaluated on a quarterly basis to determine if there are any significant events that would affect the ability to utilize these deferred tax assets.

The 2015 tax expense primarily related to the deferred tax liability on the Company’s goodwill that is not available to offset existing deferred tax assets.

18. INCOME TAXES (Continued)

The provision for income taxes differs from that computed at the statutory rate as follows:

RECONCILIATION OF FEDERAL STATUTORY INCOME TAX

Years Ended December 31,	2016		2015		2014
	Amount	%	Amount	%	Amount	%
Income (loss) before income taxes	$9,022		$11,417		$(28,491)
Tax computed at statutory rate	3,067	34.0%	3,996	35.0%	(9,972)	35.0%
Increase (decrease) in charge resulting from:
State taxes, net of federal benefit	72	0.8	804	7.0	(1,606)	5.6
Tax exempt interest, net	(10)	(0.1)	(309)	(2.7)	(469)	1.7
BOLI	(657)	(7.3)	(715)	(6.3)	(664)	2.3
Valuation allowance	(55,003)	(609.6)	(3,853)	(33.7)	13,297	(46.7)
Other, net	136	1.5	1,274	11.2	731	(2.5)
Total income tax (benefit) expense	$(52,395)	(580.7)%	$1,197	10.5%	$1,317	(4.6)%

FASB ASC 740 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 was applied to all existing tax positions upon initial adoption. There was no liability for uncertain tax positions and no known unrecognized tax benefits at December 31, 2016 or 2015.
The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the results of operations. As of December 31, 2016, the 2012 through 2015 tax years were subject to examination by the Internal Revenue Service (the “IRS”) and to state examination.  There are currently no IRS examinations in process.

19. EARNINGS (LOSS) PER COMMON SHARE

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

Earnings (loss) per share for the years ended December 31, 2016, 2015 and 2014 were calculated as follows:

EARNINGS (LOSS) PER COMMON SHARE COMPUTATION

Years Ended December 31,	2016	2015	2014
Net income (loss) available to common shareholders	$61,417	$10,220	$(29,808)
Average common shares outstanding	18,843,077	18,648,339	17,830,018
Net effect of dilutive shares	90,253	61,820	—
Dilutive common shares outstanding	18,933,330	18,710,159	17,830,018
Earnings (loss) per share – basic	$3.26	$0.55	$(1.67)
Earnings (loss) per share – diluted[1]	$3.24	$0.55	$(1.67)

20. REGULATORY MATTERS

The Company is subject to risk-based capital guidelines adopted by the FRB for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. The federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Total Capital, Tier 1 Capital and Leverage (Tier 1 Capital

20. REGULATORY MATTERS (Continued)

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

Furthermore, the Final Capital Rules added a requirement for a minimum common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets (“the Conservation Buffer”) to be applied to the common equity Tier 1 capital ratio, the Tier 1 capital ratio and the total capital ratio. The required minimum Conservation Buffer began to be phased in incrementally, starting at 0.625% on January 1, 2016, increased to 1.25% on January 1, 2017, and will increase to 1.875% on January 1, 2018 and 2.5% on January 1, 2019.  If a bank’s or bank holding company’s Conservation Buffer is less than the required minimum and its net income for the four calendar quarters preceding the applicable calendar quarter, net of any capital distributions and associated tax effects not already reflected in net income (“Eligible Retained Income”) is negative, it would be prohibited from making capital distributions or certain discretionary cash bonus payments to executive officers. As a result, under the Final Capital Rules, should we fail to maintain the Conservation Buffer we would be subject to limits on, and in the event we have negative Eligible Retained Income for any four consecutive calendar quarters, we would be prohibited in, our ability to obtain capital distributions from the Bank.

20. REGULATORY MATTERS (Continued)

The following table provides both the Company’s and the Bank’s risk-based capital ratios as of December 31, 2016 and 2015.

REGULATORY CAPITAL LEVELS

	Actual		For Capital Adequacy Purposes		Minimum Capital Requirement with Conservation Buffer (1)		To Be Well Capitalized Under Prompt Corrective Action Provisions(2)
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2016
Total risk-based capital (to risk-weighted assets):
Sun Bancorp, Inc.	$354,078	21.63%	$130,929	8.00	$141,157	8.625%	N/A
Sun National Bank	324,196	19.85	130,664	8.00	140,872	8.625	$163,330	10.00%
Tier 1 common equity capital ratio (to risk-weighted assets):
Sun Bancorp, Inc.	262,386	16.03	73,647	4.50	83,876	5.125	N/A
Sun National Bank	308,043	18.86	73,498	4.50	83,707	5.125	106,164	6.50
Tier 1 capital (to risk-weighted assets):
Sun Bancorp, Inc.	309,910	18.94	98,196	6.00	108,425	6.625	N/A
Sun National Bank	308,043	18.86	97,998	6.00	108,206	6.625	130,664	8.00
Leverage capital:
Sun Bancorp, Inc.	309,910	14.57	85,092	4.00	N/A		N/A
Sun National Bank	308,043	14.50	84,959	4.00	N/A		106,199	5.00
December 31, 2015
Total risk-based capital (to risk-weighted assets):
Sun Bancorp, Inc.	$328,575	21.04%	$124,914	8.00%	N/A		N/A
Sun National Bank	297,735	19.11	124,649	8.00	N/A		$155,811	10.00%
Tier 1 common equity capital ratio (to risk-weighted assets):
Sun Bancorp, Inc.	219,939	14.09	70,264	4.50	N/A		N/A
Sun National Bank	279,100	17.91	70,115	4.50	N/A		101,277	6.50
Tier 1 capital (to risk-weighted assets):
Sun Bancorp, Inc.	274,928	17.61	93,685	6.00	N/A		N/A
Sun National Bank	279,100	17.91	93,487	6.00	N/A		124,648	8.00
Leverage capital:
Sun Bancorp, Inc.	274,928	12.19	90,203	4.00	N/A		N/A
Sun National Bank	279,100	12.39	90,069	4.00	N/A		112,587	5.00

(1)	Conservation Buffer of 0.625% became effective as of January 1, 2016.
(2)	Not applicable for bank holding companies.

At December 31, 2016 and 2015, the Company and the Bank exceeded the required ratios for classification as “well capitalized.”

At December 31, 2015 the Bank was also subject to individual minimum capital ratios established by the OCC requiring the Bank to continue to maintain a Leverage ratio at least equal to 8.50% of adjusted total assets, to continue to maintain a Tier 1 Capital ratio at least equal to 9.50% of risk-weighted assets and to maintain a Total Capital ratio at least equal to 11.50% of risk-weighted assets. At December 31, 2015, the Bank met all of the three capital ratios established by the OCC as its Leverage ratio was 12.39%, its Tier 1 Capital ratio was 17.91%, and its Total Capital ratio was 19.85%.

On April 15, 2010, the Bank entered into the OCC Agreement which contained requirements to develop and implement a profitability and capital plan that would provide for the maintenance of adequate capital to support the Bank’s risk profile.

20. REGULATORY MATTERS (Continued)

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

In addition, the Company had been required to seek the prior approval of the Federal Reserve Bank before paying interest, principal or other sums on trust preferred securities or any related subordinated debentures, declaring or paying cash dividends or receiving dividends from the Bank, repurchasing outstanding stock or incurring indebtedness. The Company also was required to submit, and periodically update, a capital plan, a profit plan and cash flow projections, as well as other progress reports to the Federal Reserve Bank. The foregoing requirements were terminated by the Federal Reserve Bank in October 2016.

The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to the Company. All national banks are limited in the payment of dividends without the approval of the OCC of a total amount not to exceed the net income for that year to date plus the retained net income for the preceding two years. Federal law also prohibits national banks from paying dividends that would be greater than the bank’s undivided profits after deducting statutory bad debt in excess of the bank’s allowance for loan losses. Due to the Bank’s history of losses and retained deficit as of December 31, 2016, the Bank may not pay dividends; however, federal law permits the Bank to distribute cash or other assets to the Company through a reduction of capital, subject to approval by the OCC.  At such time as the retained deficit is eliminated, any proposed dividends from the Bank to the Company are subject to regulatory approval until such time as net income for the current year combined with the prior two years is sufficient. Under FDICIA, an insured depository institution such as the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDICIA). Payment of dividends by the Bank also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe and unsound banking practice.

FDIC assessment expense of $1.0 million, $3.1 million and $3.8 million was recognized during the years ended December 31, 2016, 2015 and 2014, respectively.

The Company’s capital securities are deconsolidated in accordance with GAAP and qualify as Tier 1 capital under federal regulatory guidelines. These instruments are subject to a 25% capital limitation under risk-based capital guidelines developed by the FRB. Under FRB rules, restricted core capital elements, which are qualifying trust preferred securities, qualifying cumulative perpetual preferred stock (and related surplus) and certain minority interests in consolidated subsidiaries, are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. However, under the Dodd-Frank Act, bank holding companies are prohibited from including in their Tier 1 capital hybrid debt and equity securities, including trust preferred securities, issued on or after May 19, 2010. Any such instruments issued before May 19, 2010 by a bank holding company, such as the Company, with total consolidated assets of less than $15 billion as of December 31, 2009, may continue to be included as Tier 1 capital (subject to the 25% limitation). At December 31, 2016, $62.0 million in capital securities qualified as Tier 1 capital with $28.0 million qualifying as Tier 2.

21. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

FASB ASC 820 requires the Company to disclose the fair value of financial assets on both a recurring and non-recurring basis. Those assets and liabilities which will continue to be measured at fair value on a recurring basis are as follows:

SUMMARY OF RECURRING FAIR VALUE MEASUREMENTS

		Category Used for Fair Value Measurement
	Total	Level 1	Level 2	Level 3
December 31, 2016
Assets:
Investment securities available for sale:
U.S. Treasury securities	$2,498	$2,498	$—	$—
U.S. Government agency securities	—	—	—	—
U.S. Government agency mortgage-backed securities	244,544	—	244,544	—
Other mortgage-backed securities	114	—	114	—
Trust preferred securities	9,851	—	—	9,851
Collateralized loan obligations	37,319	—	37,319	—
Other securities	1,360	1,360	—	—
Hedged commercial loans	1,634	—	1,634	—
Interest rate swaps	2,077	—	2,077	—
Liabilities:
Fair value interest rate swaps	165	—	165	—
Interest rate swaps	2,087	—	2,087	—
December 31, 2015
Assets:
Investment securities available for sale:
U.S. Treasury securities	$2,484	$2,484	$—	$—
U.S. Government agency securities	4,902	—	4,902	—
U.S. Government agency mortgage-backed securities	205,512	—	205,512	—
Other mortgage-backed securities	182	—	182	—
Trust preferred securities	10,174	—	—	10,174
Collateralized loan obligations	58,996	—	58,996	—
Other securities	625	625	—	—
Hedged commercial loans	5,924	—	5,924	—
Interest rate swaps	5,611	—	5,611	—
Liabilities:
Fair value interest rate swaps	351	—	351	—
Interest rate swaps	5,649	—	5,649	—

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

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

The cash flow model for the pooled issue owned by the Company at December 31, 2016 assumes no recovery on defaulted collateral, no recovery on securities in deferral and an additional 3.6% future default rate assumption on the remaining performing collateral every three years with no recovery rate.

For trust preferred securities, projected cash flows are discounted at a rate based on a trading group of similar securities quoted on the New York Stock Exchange (“NYSE”) or over-the-counter markets which is reviewed for market data points such as credit rating, maturity, price and liquidity. The Company indexes the market securities to a comparable maturity interest rate swap to determine the market spread, which is then used as the discount rate in the cash flow models. As of the reporting date, the market spreads were 2.75% for the pooled security and 5.25% for the single issuer. An increase or decrease of 3% in the discount rate on the pooled issue would result in a decrease of $2.2 million or an increase of $3.1 million in the security fair value, respectively. An increase or decrease of 3% in the discount rate on the single issuer would result in a decrease of $910 thousand or an increase of $1.5 million in the security fair value, respectively.

The following provides details of the Level 3 fair value measurement activity for the years ended December 31, 2016 and 2015:

FAIR VALUE MEASUREMENTS USING SIGNIFICANT UNOBSERVABLE INPUTS – LEVEL 3

INVESTMENT SECURITIES

For the Years Ended December 31,	2016	2015
Balance, beginning of year	$10,175	$9,410
Total gains (losses), realized/unrealized:
Included in earnings	5	3
Included in accumulated other comprehensive income	(329)	762
Purchases	—	—
Maturities	—	—
Prepayments	—	—
Calls	—	—
Transfers out of Level 3	—	—
Balance, end of year	$9,851	$10,175

There were no transfers between the three levels for the years ended December 31, 2016 and 2015, respectively.

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Certain assets are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures impaired loans, loans held-for-sale, bank properties and equipment, bank properties transferred to other real estate owned and SBA servicing assets at fair value on a non-recurring basis. At December 31, 2016 and 2015, these assets were valued in accordance with GAAP, and except for impaired loans and real estate owned included in the following table, did not require fair value disclosure under the provisions of FASB ASC 820. The related changes in fair value for the years ended December 31, 2016 and 2015 are as follows:

SUMMARY OF NON-RECURRING FAIR VALUE MEASUREMENTS

		Category Used for Fair Value Measurement			Total (Losses) Gains Or Changes
	Total	Level 1	Level 2	Level 3	in Net Assets
December 31, 2016
Assets:
Impaired loans	$799	$—	$—	$799	$(65)
December 31, 2015
Assets:
Impaired loans	$1,161	$—	$—	$1,161	$(64)
Real estate owned	281	—	—	281	(56)

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

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

Impaired loan fair value measurements are based upon unobservable inputs, and therefore, are categorized as a Level 3 measurement.  No specific reserves were calculated for impaired loans with an aggregate carrying amount of $799 thousand and $1.2 million at December 31, 2016 and 2015, respectively, as the underlying collateral was not below the carrying amount; however, these loans did include charge-offs of $632 thousand, of which $567 thousand related to loans which were fully charged off at December 31, 2016, and $888 thousand, of which $823 thousand related to loans which were fully charged off at December 31, 2015.

Once a loan is determined to be uncollectible, the underlying collateral is repossessed and reclassified as other real estate owned. The balance of other real estate owned also includes bank properties transferred from operations. These assets are carried at lower of cost or fair value of the collateral, less cost to sell. In some cases, adjustments are made to the appraised values for various factors including age of the appraisal, age of comparable properties included in the appraisal, and known changes in the market and the collateral. During the year ended December 31, 2016, the Company did not transfer any loans or properties to other real estate owned.  During the year ended December 31, 2015, the Company recorded a decrease in fair value of $56 thousand on one bank property.   During the year end December 31, 2016, the Company sold one bank property with a carrying value of $281 thousand for a loss of $15 thousand.  The adjustments to the bank, commercial, and residential properties were based upon unobservable inputs, and therefore categorized as Level 3 measurements. Total real estate owned measured at fair value at December 31, 2016 and 2015 was zero  and $281 thousand, respectively.

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

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

December 31,	2016		2015
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and due from banks	$19,645	$19,645	$21,836	$21,836
Interest-earning bank balances	114,563	114,563	182,479	182,479
Restricted cash	5,000	5,000	5,000	5,000
Investment securities available for sale	295,686	295,686	282,875	282,875
Investment securities held to maturity	250	250	250	250
Loans receivable, net	1,592,743	1,575,818	1,524,577	1,460,080
Hedged commercial loans (1)	1,634	1,634	5,924	5,924
Restricted equity investments	15,791	15,791	15,733	15,733
Interest rate swaps	2,077	2,077	5,611	5,611
Liabilities:
Demand deposits	1,095,012	1,070,680	1,186,348	1,166,898
Savings deposits	241,754	235,216	221,620	213,498
Time deposits	404,597	412,903	338,134	339,294
Advances from FHLBNY	85,416	85,703	85,607	85,790
Junior subordinated debentures	92,786	64,282	92,786	63,520
Fair value interest rate swaps	165	165	351	351
Interest rate swaps	2,087	2,087	5,649	5,649

(1)

Includes positive market value adjustment of $165 thousand and $351 thousand at December 31, 2016 and December 31, 2015, respectively, which is equal to the change in value of related interest rate swaps designated as fair value hedges of these hedged loans in accordance with FASB ASC 815.

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

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2016 and 2015. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

22. RELATED PARTY TRANSACTIONS

Certain officers, directors and their associates (related parties) have loans and conduct other transactions with the Company. Such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other non-related party transactions.

Related party activity for the years ended December 31, 2016 and 2015 is summarized as follows:

SUMMARY OF LOANS TO RELATED PARTIES

At or for the Years Ended December 31,	2016	2015
Balance, beginning of year	$2,433	$38,490
Additions	—	—
Other reductions(1)	(236)	—
Repayments	(1,773)	(36,057)
Balance, end of year	$424	$2,433

(1)	Represents balances at the beginning of the period for related parties who left the Company during the course of the year.

22. RELATED PARTY TRANSACTIONS (Continued)

Interest income earned on related party loans was $21 thousand and $86 thousand for the years ended December 31, 2016 and 2015, respectively.

Certain office space of the Company is leased from companies affiliated with former Directors who remain affiliates of the Company under separate agreements with the Company.

Terms of these five agreements at December 31, 2016 are as follows:

SUMMARY OF LEASES WITH AFFILIATES

December 31, 2016	Annual Rental Payment	Renewal Option Remaining	Annual Rental Increases
Expiration date:
January 2017	$167	2 five-year terms	Fixed
October 2017	1,408	N/A	N/A
August 2025(1)	570	4 five-year terms	Fixed
January 2027	174	4 five-year terms	Fixed
June 2029(2)	269	N/A	CPI

(1)	This lease is recorded as a $3.9 million obligation under capital lease at December 31, 2016.
(2)	This lease is recorded as a $2.4 million obligation under capital lease at December 31, 2016.

At the time of each of the related party transactions described above, the Company determined that each transaction was on terms as fair to the Company as could have been obtained from unaffiliated third parties.

23. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

The condensed financial statements of Sun Bancorp, Inc. are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

December 31,	2016	2015
Assets:
Cash and due from banks	$27,041	$29,222
Investments in subsidiaries:
Bank subsidiaries	379,827	315,551
Non-bank subsidiaries	2,786	2,786
Accrued interest receivable and other assets	5,304	3,683
Total assets	$414,958	$351,242
Liabilities and Shareholders’ Equity:
Liabilities
Junior subordinated debentures	$92,786	$92,786
Other liabilities	2,463	2,068
Total liabilities	95,249	94,854
Shareholders’ equity	319,709	256,388
Total liabilities and shareholders’ equity	$414,958	$351,242

23. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF OPERATIONS

Years Ended December 31,	2016	2015	2014
Interest expense	$(2,574)	$(2,200)	$(2,150)
Other expenses	(4,638)	(3,791)	(4,037)
Management fee income	4,715	3,886	4,130
Loss before equity in undistributed loss of subsidiaries and income tax benefit	(2,497)	(2,105)	(2,057)
Equity in undistributed income (loss) of subsidiaries	62,911	11,639	(28,480)
Income tax benefit	1,003	686	729
Net income (loss) available to common shareholders	$61,417	$10,220	$(29,808)

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2016	2015	2014
Operating activities:
Net income (loss)	$61,417	$10,220	$(29,808)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Undistributed (income) loss of subsidiaries	(62,911)	(11,639)	28,480
Stock-based compensation	348	252	226
Change in assets and liabilities which provided (used) cash:
Accrued interest receivable and other assets	(1,646)	(28)	(730)
Accounts payable and other liabilities	242	27	(487)
Net cash used in operating activities	(2,550)	(1,168)	(2,319)
Investing activities:
Payments for investments in and advances to subsidiaries	—	—	(7,500)
Net cash used in investing activities	—	—	(7,500)
Financing activities:
Proceeds from exercise of stock options	71	15	16
Proceeds from issuance of common stock	674	600	22,141
Cash dividends paid to shareholders	(376)	—	—
Net cash provided by financing activities	369	615	22,157
Net (decrease) increase in cash	(2,181)	(553)	12,338
Cash, beginning of year	29,222	29,775	17,437
Cash, end of year	$27,041	$29,222	$29,775

* * * * * *

SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for 2016 and 2015 (amounts are in thousands, except per share amounts).

QUARTERLY DATA

Three Months Ended	December 31,	September 30,	June 30,	March 31,
2016
Interest income	$17,719	$17,459	$17,498	$16,934
Interest expense	2,885	2,747	2,626	2,448
Net interest income	14,834	14,712	14,872	14,486
Recovery of provision for loan losses	—	—	(1,682)	—
Non-interest income	3,309	3,142	3,774	3,164
Non-interest expense	15,426	15,937	17,066	16,524
Income before income taxes	2,717	1,917	3,262	1,126
Income tax (benefit) expense (1)	(53,281)	287	299	300
Net income available to common shareholders	55,998	1,630	2,963	826
Earnings per common share - basic	$2.96	$0.09	$0.16	$0.04
Earnings per common share - diluted	$2.94	$0.09	$0.16	$0.04

2015
Interest income	$17,167	$17,589	$17,793	$17,659
Interest expense	2,352	2,372	2,418	2,468
Net interest income	14,815	15,217	15,375	15,191
Recovery of provision for loan losses	(300)	(1,762)	(1,218)	—
Non-interest income	3,204	6,453	4,881	13,087
Non-interest expense	16,621	19,885	18,362	25,218
Income before income taxes	1,698	3,547	3,112	3,060
Income tax expense	246	383	284	284
Net income available to common shareholders	$1,452	3,164	2,828	2,776
Earnings per common share - basic	$0.08	$0.17	$0.15	$0.15
Earnings per common share - diluted	$0.08	$0.17	$0.15	$0.15
(1)	The December 31, 2016 quarter includes a $53.7 million tax benefit related to the reversal of a portion of the Company’s deferred tax asset valuation allowance.

COMMON STOCK PRICE RANGE AND DIVIDENDS (UNAUDITED)

Shares of the Company’s common stock are quoted on the NASDAQ Global Select Market under the symbol “SNBC”. The following table sets forth the high and low sale prices (adjusted for stock dividends) for the common stock for the calendar quarters indicated, as published by the NASDAQ Stock Market.

COMMON STOCK PRICE RANGE

	High	Low
2016
Fourth Quarter	$26.50	$22.58
Third Quarter	$23.15	$20.39
Second Quarter	$22.03	$20.37
First Quarter	$21.67	$19.88
2015
Fourth Quarter	$22.24	$18.90
Third Quarter	$21.00	$18.93
Second Quarter	$20.09	$18.26
First Quarter	$19.62	$16.88

There were 619 holders of record of the Company’s common stock as of March 7, 2017. This number does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms. At March 7, 2017, there were 18,966,481 shares of the Company’s common stock outstanding.

DIVIDENDS

The following schedule summarizes the cash dividends paid per common share for the periods indicated.

	2016	2015
Fourth Quarter	$0.01	N/A
Third Quarter	$0.01	N/A
Second Quarter	N/A	N/A
First Quarter	N/A	N/A

On January 30, 2017, the Board of Directors of the Company declared a cash dividend of $0.01 per share to holders of record of the common stock of the Company as of February 27, 2017, payable on March 13, 2017.  Future declarations of dividends by the Board of Directors would depend upon a number of factors, including the Company’s and the Bank’s financial condition and results of operations, investment opportunities available to the Company or the Bank, approval of the FRB, capital requirements, regulatory limitations, tax considerations, the amount of net proceeds retained by the Company and general economic conditions. In addition, the Company is subject to the laws of the State of New York which generally limit dividends on capital stock to an amount equal to surplus, so that the net assets of the Company remaining after a dividend declaration at least equals the Company’s stated capital, or, if there is no such surplus, to the Company’s net profits for the current and/or immediately preceding fiscal year.  No assurances can be given that any dividends will be paid or, if payment is made, will continue to be paid. For a description of the regulatory restrictions applicable to Bank’s ability to pay dividends to the Company, see Note 20.

STOCK PERFORMANCE (UNAUDITED)

The following table provides a stock performance graph comparing cumulative total shareholders return on the Common Stock with (a) the cumulative total shareholder return on stocks of all U.S. companies that trade on the NASDAQ Stock Market and (b) the cumulative total shareholder return on stocks included in the NASDAQ Bank index, as prepared for the NASDAQ by the Center for Research in Security Prices (“CRSP”) at the University of Chicago. All investment comparisons assume the investment of $100 at December 31, 2011. The cumulative returns for the NASDAQ Stock Market and the NASDAQ Bank index are computed assuming the reinvestment of dividends.

CUMULATIVE TOTAL RETURN

December 31,	2011	2012	2013	2014	2015	2016
Sun Bancorp, Inc.(1)	$100.00	$146.28	$145.45	$160.33	$170.58	$215.06
CRSP NASDAQ U.S. Companies	100.00	117.45	164.57	188.84	201.98	219.89
CRSP NASDAQ Bank Index	100.00	118.69	168.21	176.48	192.08	265.02
S&P 500 Banks	100.00	124.23	168.61	194.76	196.42	244.17

(1)

The cumulative return for Sun Bancorp, Inc. has been calculated based on the historical closing prices of $12.10, $17.70, $17.60, $19.40, $20.64 and $26.00 on December 31, 2011, 2012, 2013, 2014, 2015 and 2016, respectively. Prior period stock prices have been retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.

There can be no assurance that the Company’s future stock performance will be the same or similar to the historical stock performance shown in the table. The Company neither makes nor endorses any predictions as to the stock performance.

ADDITIONAL INFORMATION

The Company’s Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2016 is available without charge upon written request to Sun Bancorp, Inc. Shareholder Relations, 350 Fellowship Road, Suite 101, Mount Laurel, NJ 08054.